Filed Pursuant 424(b)(3)
Registration Statement No. 333-155634
LEXINGTON REALTY TRUST

SPECIAL MEETING OF LIMITED PARTNERS OF
THE LEXINGTON MASTER LIMITED PARTNERSHIP

To be held on December 29, 2008

This proxy statement/prospectus and the enclosed proxy card are being furnished in connection with the solicitation of proxies by The Lexington Master Limited Partnership, which we refer to as the Partnership, to be voted at a special meeting of limited partners to be held at the offices of Paul, Hastings, Janofsky & Walker LLP, 75 East 55th Street, New York, NY 10119-4015, on Monday, December 29, 2008, at 10:00 A.M., New York City Time, and at any adjournments for the purposes set forth in the accompanying Notice of Special Meeting of Limited Partners and in this proxy statement/prospectus.

A proxy, in the accompanying form, which is properly executed, duly returned to the Partnership and not revoked, will be voted in accordance with the instructions contained therein and, in the absence of specific instructions, will be voted FOR each of the proposals, including FOR the merger of the Partnership with and into Lexington Realty Trust, which we refer to as the MLP merger, pursuant to the Agreement and Plan of Merger by and between Lexington Realty Trust and the Partnership, dated as of November 24, 2008, which we refer to as the merger agreement. Each proxy granted may be revoked at any time thereafter by writing to the Partnership prior to the meeting, or by execution and delivery prior to the meeting of a subsequent proxy or by attendance and voting in person at the meeting.

Lex GP-1 Trust, a wholly-owned subsidiary of Lexington Realty Trust, which we refer to as the General Partner, in its capacity as general partner of the Partnership, has approved the MLP merger. The General Partner has determined in its business judgment that the MLP merger is in the best interest of the Partnership and its partners.

Under Delaware law and the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of December 31, 2006, which we refer to as the Partnership Agreement, the MLP merger may be approved by at least 50% of each class of units of limited partner interests in the Partnership, which we refer to as MLP Units, but the General Partner does not believe such approval is required for the MLP Merger. We have two classes of MLP Units outstanding: (1) Special Voting Partnership Units, which we refer to as Special Voting Units, and (2) Class A Partnership Common Units, which we refer to as Class A Units. Approval of a majority of each class is a condition to the consummation of the MLP merger under the merger agreement.

Holders of record of MLP Units at the close of business on November 24, 2008, which we refer to as the Record Date, are entitled to notice of, and to vote at, the special meeting or any adjournment. As of the record date, 72,027,245 MLP Units were issued and outstanding, including 15,535,535 Class A Units and 56,491,710 Special Voting Units.

As of the Record Date, Lex LP-1 Trust, a wholly-owned subsidiary of Lexington Realty Trust, holds 15,500,000 Class A Units, or 99.8% of the Class A Units outstanding, and 50,133,979 Special Voting Units, or 88.8% of the Special Voting Units outstanding. Lex LP-1 Trust currently intends to vote its 65,633,979 MLP Units in favor of the proposals. Accordingly, unless Lex GP-1 Trust, a wholly-owned subsidiary of Lexington Realty Trust and the General Partner withdraws its recommendation of, and votes against, the MLP merger, approval of the proposals is assured.

Approval of the shareholders of Lexington Realty Trust is not required for the approval of the MLP merger. The MLP merger is only subject to the approval of the limited partners, as discussed above.

In the MLP merger, you will be entitled to receive, for (1) each whole MLP Unit, one share of beneficial interest classified as common stock of Lexington Realty Trust, par value $0.0001 per share, which is referred to herein as “Common Shares,” and (2) any fractional MLP Unit, cash in an amount equal to the product of (i) such fractional part of an MLP Unit multiplied by (ii) the average closing price of Common Shares quoted on the New York Stock Exchange for the 20 trading day period immediately preceding the third trading day immediately prior to the closing date of the MLP merger.

If the closing of the MLP merger occurs on or prior to December 31, 2008, as expected, no distributions will be made on your existing MLP Units. However, you will be entitled to receive dividends on the Common Shares you receive in the MLP merger, when and if authorized by Lexington Realty Trust’s board of trustees.

In general, under applicable U.S. federal income tax laws and regulations, you will recognize gain or loss for federal income tax purposes when you receive Common Shares in exchange for your existing MLP Units. We urge you to consult your own tax advisor for a full understanding of the tax consequences of the MLP merger to you.

Questions may be directed to the Partnership at the address set forth above.

More information about Lexington Realty Trust, the Partnership and the MLP merger is contained in this proxy statement/prospectus. We urge you to read this proxy statement/prospectus carefully, including “Risk Factors” on page 8 of this proxy statement/prospectus for a discussion of the risks relating to the MLP merger.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated December 9, 2008, and will first be mailed to limited partners on or about December 12, 2008.

THE LEXINGTON MASTER LIMITED PARTNERSHIP
NOTICE OF SPECIAL MEETING OF LIMITED PARTNERS
TO BE HELD ON DECEMBER 29, 2008
     NOTICE IS HEREBY GIVEN that a special meeting of limited partners of The Lexington Master Limited Partnership, a Delaware limited partnership, will be held at the offices of Paul, Hastings, Janofsky & Walker LLP, 75 East 55th Street, New York, NY 10022, on Monday, December 29, 2008, at 10:00 A.M., New York City Time, to consider and act upon the following:
(1)	To consider and vote on the approval of the Agreement and Plan of Merger, dated as of November 24, 2008, by and among Lexington Realty Trust and The Lexington Master Limited Partnership, a copy of which is attached as Annex A to the accompanying proxy statement/prospectus and the transactions contemplated thereby, including the merger of The Lexington Master Limited Partnership with and into Lexington Realty Trust; and

(2)	To transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.
     Limited partners of record at the close of business on November 24, 2008 are entitled to receive notice of, and to vote at, the meeting and at any adjournments.
     All limited partners are cordially invited to attend the meeting. Whether or not you plan to attend the meeting, please complete, date and sign the enclosed proxy, which is solicited by our general partner, and mail it promptly in the enclosed envelope to make sure that the limited partner interests are represented at the meeting. In the event you decide to attend the meeting in person, you may, if you desire, revoke your proxy and vote your interests in person.
     Approval of the shareholders of Lexington Realty Trust is not required for the consummation of the merger of The Lexington Master Limited Partnership with and into Lexington Realty Trust.
     Lex GP-1 Trust, a wholly-owned subsidiary of Lexington Realty Trust and our general partner, has approved and recommends the merger. Lex LP-1 Trust, a wholly-owned subsidiary of Lexington Realty Trust and the holder of approximately 91.1% of the outstanding units of limited partner interest (including a majority of both classes of units limited partner interests) intends to vote its units of limited partner interest in favor of the proposals. Accordingly, unless Lex GP-1 Trust, as our general partner, withdraws its recommendation to approve, and votes against, the merger, approval of the proposals is assured.
Very truly yours,
THE LEXINGTON MASTER LIMITED PARTNERSHIP
By: Lex GP-1 Trust, General Partner
/s/ Joseph S. Bonventre
By: Joseph S. Bonventre
       Secretary
New York, NY
December 12, 2008
IMPORTANT: The prompt return of proxies will ensure that the limited partner interests will be voted. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed within the United
States.

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QUESTIONS AND ANSWERS ABOUT THE MLP MERGER AND THE SPECIAL MEETING
About the MLP Merger
Q: Why am I receiving this proxy statement/prospectus?
A: The General Partner and the board of trustees (including all of the independent trustees) of Lexington Realty Trust, which we refer to as Lexington Trust, have each approved an agreement and plan of merger, or merger agreement, between Lexington Trust and the Partnership. The merger agreement provides for the merger of the Partnership with and into Lexington Trust, or the MLP merger.
     The Lexington Trust shares of beneficial interest classified as common stock, or Common Shares, to be issued in the MLP merger can be issued without the approval of the shareholders of Lexington Trust pursuant to a registration statement, which this proxy statement/prospectus is a part of, on Form S-4 filed with the Securities and Exchange Commission, which we refer to as the SEC.
     This proxy statement/prospectus is being furnished to the limited partners of record as of November 24, 2008, or the Record Date, for the purpose of voting on the following proposals:
(1)	To consider and vote on the approval of the merger agreement and the transactions contemplated thereby, including the MLP merger; and

(2)	To transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.
     As of the Record Date, Lex LP-1 Trust holds 15,500,000 Class A Units, or 99.8% of the Class A Units outstanding, and 50,133,979 Special Voting Units, or 88.8% of the Special Voting Units outstanding. Lex LP-1 Trust currently intends to vote its 65,633,979 MLP Units in favor of the proposals. Accordingly, unless the General Partner withdraws its recommendation of, and votes against, the MLP merger, approval of the proposals is assured.
     This proxy statement/prospectus contains important information about the proposed MLP merger and the special meeting, and you should read it carefully.
Q: Why has the MLP merger been proposed?
A: The General Partner and Lexington Trust’s board of trustees, which we refer to as the LXP board, have each proposed the MLP merger and determined in their respective business judgment that the MLP merger is advisable and in the best interests of the Partnership, the holders of MLP Units, Lexington Trust and the holders of Common Shares. For a description of factors considered by the General Partner and the LXP board, please see “Proposal No. 1 — Reasons for the MLP Merger,” below.
Q: Are there any conflicts of interest related to the MLP merger?
A: Lexington Trust may have interests in the MLP merger that may be different from, or in addition to, the interests of other holders of MLP Units generally. These interests are discussed under “Interests of Lexington Trust,” below.
Q: What will I receive in the MLP merger?
A: In the MLP merger, you will be entitled to receive, for (1) each whole MLP Unit, one Common Share, and (2) any fractional MLP Unit, cash in an amount equal to the product of (i) such fractional part of an MLP Unit multiplied by (ii) the average closing price of Common Shares quoted on the New York Stock Exchange for the 20 trading day period immediately preceding the third trading day immediately prior to the closing date of the MLP merger. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, Lexington Trust will forward payments to such holders of fractional interests.

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Q: What will holders of Lexington Trust Common Shares receive in the MLP merger?
A: Holders of Lexington Trust Common Shares will not receive any additional shares or other consideration in connection with the MLP merger. Each Common Share will continue to represent one Common Share after the consummation of the MLP merger.
Q: Will I continue to receive distributions prior to the MLP merger?
A: If the MLP merger closes, as expected, on December 31, 2008, no distributions will be made on your existing MLP Units. However, you will be entitled to receive dividends made on the Common Shares you receive in exchange for your MLP Units beginning with the dividend expected to be paid on January 15, 2009 with a record date of December 31, 2008. If the MLP merger does not close prior to December 31, 2008, the Partnership expects to make a distribution on January 14, 2009 to holders of MLP Units as of December 31, 2008. The timing and amount of any dividend and/or distribution is subject to the approval of the LXP board and the General Partner, as applicable.
Q: What will happen to the Partnership if the MLP merger is not completed?
A: If Lexington Trust determines that it is no longer advisable to complete the MLP merger, the merger agreement will terminate and the MLP merger will not be completed. In such event, you will remain a holder of MLP Units entitled to the rights and benefits under the Partnership Agreement.
Q: Do I have appraisal rights in connection with the MLP merger?
A: No. The Partnership was formed under Delaware law. Under Delaware law, a partnership agreement or an agreement of merger or consolidation may provide that contractual appraisal rights with respect to a partnership interest or another interest in a limited partnership will be available for any class or group or series of partners or partnership interests in connection with any merger or consolidation in which the limited partnership is a party to the merger or consolidation. Neither the Partnership Agreement, nor the merger agreement, provides for contractual appraisal rights.
Q: Will I recognize taxable gain or loss for U.S. federal income tax purposes as a result of the MLP merger?
A: Yes. In general, applicable U.S. federal income tax laws and regulations, you will recognize a gain or loss for federal income tax purposes upon exchange of your MLP Units for Common Shares. We urge you to consult your own tax advisor for a full understanding of the tax consequences of the MLP merger to you.
About the Special Meeting
Q: Where and when is the special meeting?
A: The special meeting will take place at the New York offices of Paul, Hastings, Janofsky & Walker LLP, located at 75 East 55th Street, New York, New York 10022, on Monday, December 29, 2008, at 10:00 a.m. local time.
Q: Who is entitled to vote?
A: Holders of record of MLP Units at the close of business on November 24, 2008, the Record Date, are entitled to vote at the special meeting. As of the Record Date, there were 15,535,535 Class A Units outstanding and 56,491,710 Special Voting Units outstanding. Lex LP-1 Trust held a majority of both classes and intends to vote in favor of all proposals. Accordingly, unless the General Partner withdraws its recommendation of, and votes against, the MLP merger, approval of the proposals is assured.
Q: How do I cast my vote?

A: You may vote as follows:
Mail: Vote, sign, date your proxy card and mail it in the postage-paid envelope.
In Person: Vote at the Annual Meeting.
By Telephone: Call toll-free 1-866-540-5760 and follow the instructions. You will be prompted for certain information that can be found on your proxy card.
Via Internet: Log on to www.proxyvoting.com/lxp and follow the on-screen instructions. You will be prompted for certain information that can be found on your proxy card.
Q: What vote is required?
A: Under Delaware law, unless otherwise provided in the partnership agreement, a merger or consolidation must be approved (1) by all general partners and (2) by the limited partners or, if there is more than one class or group of limited partners, then by each class or group of limited partners, in either case, by limited partners who own more than 50 percent of the then current percentage or other interest in the profits of the limited partnership owned by all of the limited partners or by the limited partners in each class or group, as appropriate.
     The Partnership Agreement provides the General Partner with full power and authority to merge the Partnership into another entity, but the General Partner may not permit the Partnership to be a party to a merger pursuant to which the MLP Units are converted or changed into or exchanged for securities of another operating partnership in an UPREIT or similar structure without the affirmative vote of the holders of at least a majority-in-interest of the limited partners, unless upon consummation of such merger, the holders of MLP Units will receive shares of stock or beneficial interest or other equity securities of the parent REIT of such operating partnership with preferences, rights and privileges not materially inferior to the preferences, rights and privileges of Common Shares. In the MLP merger, the holders of MLP Units will receive Common Shares; therefore, we do not believe that approval by the limited partners is required under the Partnership Agreement or Delaware law.
     Nonetheless, the General Partner is soliciting your vote because the merger agreement requires that the General Partner obtain the approval of the holders of at least a majority of each class of the MLP Units.
     As of the Record Date, Lex LP-1 Trust holds 15,500,000 Class A Units, or 99.8% of the Class A Units outstanding, and 50,133,979 Special Voting Units, or 88.8% of the Special Voting Units outstanding. Lex LP-1 Trust currently intends to vote its 65,633,979 MLP Units in favor of the proposals. Accordingly, unless the General Partner publicly withdraws its recommendation of the MLP merger, approval of the proposals is assured.
Q: Can I change my vote after I have granted my proxy?
A: Yes. You may revoke your proxy and change your vote at any time before your proxy is voted at the special meeting. To revoke your proxy instructions, you must: (i) so advise the General Partner’s Secretary, Joseph S. Bonventre, c/o The Lexington Master Limited Partnership, One Penn Plaza, Suite 4015, New York, NY 10119-4015 in writing before your MLP Units have been voted by the proxy holders at the meeting; (ii) execute and deliver a subsequently dated proxy; or (iii) attend the meeting and vote your MLP Units in person.
Q: What happens if I hold MLP Units and I do not indicate how I want to vote, do not vote or abstain from voting on the proposals?
A: If you sign and send in your proxy but do not indicate how you want to vote on the proposals, your proxy will be voted in favor of all of the proposals on which a vote will take place at the special meeting. If you do not submit your proxy and do not attend the special meeting, your MLP Units will count as a vote against the proposals.
Q: Will anyone contact me regarding this vote?

A: In addition to the solicitation of proxies by use of the mails, the General Partner and officers and regular employees of Lexington Trust may solicit proxies by telephone, facsimile, e-mail, or personal interviews without additional compensation. We reserve the right to engage solicitors and pay compensation to them for the solicitation of proxies.
Q: Who has paid for this proxy solicitation?
A: The Partnership and Lexington Trust will share the cost of preparing, printing, assembling and mailing the proxy card, the proxy statement/prospectus and other materials that may be sent to limited partners in connection with this solicitation.
How to Get More Information
Q: Who can answer my questions?
A: If you have questions about the MLP merger or want additional copies of this proxy statement/prospectus or additional proxy cards should contact: Investor Relations, The Lexington Master Limited Partnership, One Penn Plaza, Suite 4015, New York, NY 10119-4015, Telephone (212) 692-7200.

SUMMARY
     This summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that may be important to you. You should carefully read this entire proxy statement/prospectus and the other documents to which this proxy statement/prospectus refers for a more complete understanding of the matters being considered at the special meeting. In addition, we incorporate important business and financial information about the Partnership and Lexington Trust set forth in Annexes B and C to this proxy statement/prospectus. For more information about the Partnership and Lexington Trust, including where you can find the incorporated information, see the section of this proxy statement/prospectus entitled “Where You Can Find More Information,” below.
Special Meeting
     This proxy statement/prospectus is being furnished to the limited partners of record as of November 24, 2008, or the Record Date, for the purpose of voting on the following proposals:
(1)	To consider and vote on the approval of the merger agreement and the transactions contemplated thereby, including the MLP merger; and

(2)	To transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.
     The special meeting will take place at the New York offices of Paul, Hastings, Janofsky & Walker LLP, located at 75 East 55th Street, New York, New York 10022, on Monday, December 29, 2008, at 10:00 a.m. local time.
Parties to the MLP Merger
     Lexington Realty Trust, or Lexington Trust, is a self-managed and self-administered real estate investment trust, or a REIT, formed under the laws of the State of Maryland. Lexington Trust’s primary business is the acquisition, ownership and management of a geographically diverse portfolio of net leased office and industrial properties. The principal executive offices of Lexington Trust are located at One Penn Plaza, Suite 4015, New York, New York 10119-4015, and its telephone number is (212) 692-7200.
     The Partnership was organized in October 2001 as a Delaware limited partnership to facilitate the January 2002 exchange transaction in which 90 limited partnerships were merged into the Partnership and the Partnership acquired various other assets related to its management and capital structure. The Partnership owns commercial properties, most of which are leased to investment grade corporate tenants, as well as other real estate assets. Lexington Trust is the parent of the General Partner and the holder of approximately 91.1% of the outstanding MLP Units. The Partnership’s principal executive offices are located at One Penn Plaza, Suite 4015, New York, New York 10119-4015, and its telephone number is (212) 692-7200.
MLP Merger
     The merger agreement provides for the merger of the Partnership with and into Lexington Trust, with Lexington Trust as the surviving entity.
MLP Merger Approval Requirement
     The merger agreement requires that the General Partner obtain the approval of the holders of at least a majority of each class of MLP Units. The approval of Lexington Trust shareholders is not required for the consummation of the MLP merger.

     As of the Record Date, Lex LP-1 Trust holds 15,500,000 Class A Units, or 99.8% of the Class A Units outstanding, and 50,133,979 Special Voting Units, or 88.8% of the Special Voting Units outstanding. Lex LP-1 Trust currently intends to vote its 65,633,979 MLP Units in favor of the proposals. Accordingly, unless the General Partner withdraws its recommendation of, and votes against, the MLP merger, approval of the proposals is assured.
Record Date
     The General Partner has set the close of business on November 24, 2008 as the Record Date for limited partners who are entitled to notice of the action to be taken at the special meeting.
MLP Merger Consideration
     In the MLP merger, holders of MLP Units will be entitled to receive, for (1) each whole MLP Unit, one Common Share and (2) any fractional MLP Unit, cash in an amount equal to the product of (i) such fractional MLP Unit multiplied by (ii) the average closing price of Common Shares quoted on the New York Stock Exchange for the 20 trading day period immediately preceding the third trading day immediately prior to the closing date of the MLP merger.
Distributions
     If the MLP merger closes, as expected, on December 31, 2008, no distributions will be made on your existing MLP Units. However, you will be entitled to receive dividends made on the Common Shares you receive in exchange for your MLP Units beginning with the dividend expected to be paid on January 15, 2009 with a record date of December 31, 2008. If the MLP merger does not close prior to December 31, 2008, the Partnership expects to make a distribution on January 14, 2009 to holders of MLP Units as of December 31, 2008. The timing and amount of any dividend and/or distribution is subject to the approval of the LXP board and the General Partner, as applicable.
Conflicts of Interest
     Lexington Trust may have interests in the MLP merger that may be different from, or in addition to, the interests of other holders of MLP Units generally. These interests are discussed under “Interests of Lexington Trust,” below.
Material Tax Consequences of the MLP Merger
     The MLP merger will have tax consequences for holders of MLP Units. The receipt of Common Shares in exchange for existing MLP Units and cash in exchange for fractional MLP Units generally will be taxable for federal income tax purposes. See “United States Federal Income Tax Considerations,” below. Your tax consequences will depend on your personal situation. You are urged to consult your own tax advisor for a full understanding of the tax consequences of the MLP merger to you.
Recommendation of the General Partner
     The General Partner and the LXP board (including all of the independent trustees) have each approved the merger agreement, the MLP merger and the related transactions. The General Partner has declared that the merger agreement, the MLP merger and the related transactions are advisable and fair to, and in the best interests of, the Partnership and its partners.
     The General Partner recommends that holders of MLP Units vote “FOR” the approval of the merger agreement, the MLP merger and the related transactions.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
     The following information is provided to assist you in your analysis of the financial aspects of the MLP merger. This information has been derived from the audited consolidated financial statements for the years ended December 31, 2003 through 2007 of each of Lexington Trust and the Partnership and from the unaudited condensed consolidated financial statements for the nine months ended September 30, 2007 and 2008 of each of Lexington Trust and the Partnership.
     This information is only a summary. You should read it along with, as applicable, Lexington Trust’s or the Partnership’s historical financial statements and related notes and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the periodic reports filed by Lexington Trust and the Partnership with the SEC. Please see “Where You Can Find More Information,” below. Historical operating results are not necessarily indicative of future results. For a discussion of certain factors that may materially affect the comparability of the selected historical financial information or cause the data reflected herein not be indicative of future financial condition or results of operations, please see “Risk Factors,” below.
For Lexington Trust:

	Years Ended December 31,					Nine Months Ended September 30,
	2007	2006	2005	2004	2003	2008	2007
	(in thousands, except per share data)					(in thousands, except per share data)
Total gross revenues	$431,747	$186,693	$162,383	$109,901	$73,999	$340,632	$304,099
Expenses applicable to revenues	(297,139)	(106,796)	(81,645)	(37,581)	(24,568)	(252,400)	(206,767)
Interest and amortization expense	(163,628)	(65,097)	(56,177)	(36,448)	(25,609)	(120,519)	(114,747)
Income (loss) from continuing operations	(10,783)	(7,909)	17,606	27,021	15,873	15,235	1,272
Total discontinued operations	87,634	15,662	15,089	17,786	17,776	4,585	44,345

Net income	76,851	7,753	32,695	44,807	33,649	19,820	45,617
Net income (loss) allocable to common shareholders	50,118	(8,682)	16,260	37,862	30,257	5,211	25,919
Income (loss) from continuing operations per common share — basic	(0.58)	(0.47)	0.03	0.43	0.37	0.01	(0.28)
Income (loss) from continuing operations per common share — diluted	(0.58)	(0.47)	0.03	0.41	0.36	(0.14)	(0.28)
Income from discontinued operations per common share — basic	1.35	0.30	0.30	0.38	0.52	0.07	0.67
Income from discontinued operations per common share — diluted	1.35	0.30	0.30	0.39	0.52	0.07	0.67
Net income (loss) per common share — basic	0.77	(0.17)	0.33	0.81	0.89	0.08	0.39
Net income (loss) per common share — diluted	0.77	(0.17)	0.33	0.80	0.88	(0.07)	0.39
(Continues)

	Years Ended December 31,					Nine Months Ended September 30,
	2007	2006	2005	2004	2003	2008	2007
	(in thousands, except per share data)					(in thousands, except per share data)
Cash dividends declared per common share	$3.60	$2.0575	$1.445	$1.41	$1.355	$0.99	$1.125
Net cash provided by operating activities	287,651	108,020	105,457	90,736	68,883	187,412	235,893
Net cash provided by (used in) investing activities	(31,490)	(154,080)	(643,777)	(202,425)	(295,621)	200,751	(316,419)
Net cash (used in) provided by financing activities	38,973	483	444,878	242,723	228,986	(692,230)	224,041

Real estate assets, net	3,729,266	3,475,073	1,651,200	1,240,479	1,001,772	3,396,790	4,257,884
Investments in non-consolidated entities	226,476	247,045	191,146	132,738	69,225	205,021	173,742

Total assets	5,265,163	4,624,857	2,160,232	1,697,086	1,207,441	4,294,332	5,667,491
Mortgages, notes payable and credit facility, including discontinued operations	3,047,550	2,132,661	1,170,560	765,909	551,385	2,481,575	3,320,264
Shareholders’ equity	939,071	1,122,444	891,310	847,290	579,848	924,002	1,110,607
Preferred share liquidation preference	389,000	234,000	234,000	214,000	79,000	363,915	389,000
For the Partnership:

	Years Ended December 31,					Nine Months Ended September 30,
	2007	2006	2005	2004	2003	2008	2007
	(in thousands, except per unit data)					(in thousands, except per unit data)
Operating Data

Total gross revenues	$207,804	$160,306	$144,879	$147,816	$161,492	$186,158	$143,879
Income from continuing operations	85,232	32,735	24,437	44,641	51,021	2,429	72,530
Net income	151,450	129,342	49,295	137,808	145,164	39,551	109,947
Net income per unit (1) (2)	2.71	2.51	1.23	3.60	3.78	0.56	2.01
Cash distributions per unit (1) (2)	3.60	2.06	1.33	1.20	0.91	0.99	1.13
Weighted average units outstanding (1) (2)	55,923	51,519	40,081	38,311	38,381	70,923	54,742
Balance Sheet Data
Real estate investments, at cost	1,829,478	1,452,851	1,457,603	1,578,182	1,655,430	1,790,167	1,859,791
Real estate investments, net of accumulated depreciation	1,409,819	977,625	913,518	1,032,797	1,129,237	1,363,809	1,377,390
Total assets	2,342,944	1,396,272	1,306,953	1,237,129	1,384,094	1,924,087	2,123,901
Total debt	1,446,622	838,734	770,786	907,339	1,104,231	1,250,103	1,407,322
Partners’ equity	564,401	491,474	461,184	203,785	98,864	562,352	616,348

(1)	Adjusted to reflect the 7.5801 to 1 unit split of the outstanding units on November 7, 2005.

(2)	Adjusted to reflect the 0.80 to 1 unit split of outstanding units on December 31, 2006.

SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL AND OTHER DATA
     The following table shows information about Lexington Trust’s financial condition and results of operations, including per share data, after giving effect to the consummation of the MLP merger. The table sets forth the information as if the MLP merger had become effective on September 30, 2008, with respect to the balance sheet information, and as of January 1, 2007, with respect to the income statement information. The pro forma financial data presented were prepared in accordance with Article 11 of SEC Regulation S-X. The MLP merger will be accounted for as a redemption of the minority interest’s MLP Units in the MLP merger using the carrying value of the MLP Units.
     The information is based on, and should be read together with, the historical financial statements, including the notes thereto, of each of Lexington Trust and the Partnership included in Annexes B and C, respectively, and the more detailed unaudited pro forma financial information, including the notes thereto, appearing elsewhere in this proxy statement/prospectus. See “Where You Can Find More Information” and “Unaudited Pro Forma Combined Condensed Consolidated Financial Statements.”
     We anticipate the MLP merger to provide the combined company with financial benefits that include cost savings opportunities. The unaudited pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect benefits of expected cost savings opportunities and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods.

	Pro Forma Combined
	(Unaudited, dollars in thousands)
	Year ended	Nine months ended
	December 31, 2007	September 30, 2008
Total gross revenues	$431,747	$340,632
Interest and amortization expense	(163,628)	(120,519)
Loss from continuing operations	(13,376)	(67)
Loss from continuing operations per common share — basic	(0.40)	(0.15)
Loss from continuing operations per common share — diluted	(0.40)	(0.15)
Real estate assets, net		3,396,790
Investments in non-consolidated entities		205,021
Total assets		4,294,332
Mortgages and notes payable		2,052,955
Shareholders’ equity		1,453,094

COMPARATIVE PER SHARE/UNIT DATA
     The following table presents, for the periods indicated, selected historical per share/unit data for Common Shares and MLP Units. You should read this information in conjunction with, and the information is qualified in its entirety by, the consolidated financial statements and accompanying notes of Lexington Trust and the Partnership contained in periodic reports filed by Lexington Trust and the Partnership. Please see “Where You Can Find More Information,” below.

	Nine Months Ended	Year Ended
	September 30, 2008	December 31, 2007
Lexington Trust — Historical
Income (loss) from continuing operations per common share — basic	$0.01	$(0.58)
Loss from continuing operations per common share — diluted	$(0.14)	$(0.58)
Book value per share at period end	$14.07	$15.38

The Partnership — Historical
Income per basic unit from continuing operations	$0.04	$1.53
Income per diluted unit from continuing operations	$0.04	$1.53
Book value per unit at period end	$7.81	$8.25

Unaudited Pro Forma Combined
Loss from continuing operations per common share — basic	$(0.15)	$(0.40)
Loss from continuing operations per common share — diluted	$(0.15)	$(0.40)
Book value per share at period end	$14.57	N/A
MARKET PRICES AND DIVIDEND INFORMATION
     Common Shares are traded on the New York Stock Exchange under the symbol “LXP”. MLP Units are not traded on any exchange. The following table shows, for the periods indicated: (i) the high and low sales prices per Common Share as reported on the New York Stock Exchange and (ii) the cash dividends paid per Common Share and the distributions paid per MLP Unit. There is no trading market for the MLP Units.

	Common Shares			MLP Units
	High	Low	Dividends	High	Low	Distributions
2007
First Quarter	$22.42	$20.02	$0.5975	—	—	$0.5625	(1)
Second Quarter	$21.65	$20.38	$0.375	—	—	$0.375
Third Quarter	$21.54	$18.78	$0.375	—	—	$0.375
Fourth Quarter	$20.90	$14.52	$0.375	—	—	$0.375
2008
First Quarter	$16.11	$12.40	$2.475	—	—	$2.475
Second Quarter	$15.77	$13.55	$0.33	—	—	$0.33
Third Quarter	$17.24	$11.82	$0.33	—	—	$0.33
Fourth Quarter	$16.85	$2.99	$0.33			$0.33
(through December 8, 2008)

(1)	Represents final distribution by the Partnership (then known as The Newkirk Master Limited Partnership) prior to Lexington Trust’s merger with Newkirk Realty Trust, Inc.
DIVIDEND POLICY
     The LXP board determines the time and amount of dividends to holders of Common Shares. Generally, distributions to holders of MLP Units are made at the same time and in the same amount as distributions to holders of Common Shares. Future Lexington Trust dividends will be authorized at the discretion of the LXP board and will depend on Lexington Trust’s actual cash flow, its financial condition, its capital requirements, the annual distribution requirements under the REIT provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, and such other factors as the LXP board may deem relevant.

     If the MLP merger closes, as expected, on December 31, 2008, no distributions will be made on your existing MLP Units. However, you will be entitled to receive dividends made on the Common Shares you receive in exchange for your MLP Units beginning with the dividend expected to be paid on January 15, 2009 with a record date of December 31, 2008. If the MLP merger does not close prior to December 31, 2008, the Partnership expects to make a distribution on January 14, 2009 to holders of MLP Units as of December 31, 2008. The timing and amount of any dividend and/or distribution is subject to the approval of the LXP board and the General Partner, as applicable.

RISK FACTORS
     The MLP merger involves certain risks and other adverse factors. You are urged to read this proxy statement/prospectus carefully in its entirety, including all annexes and supplements hereto and including the matters addressed in “Warning About Forward-Looking Statements,” and should carefully consider the following risk factors in evaluating the MLP merger.
     The risks below relate primarily to the MLP merger and the combined company resulting from the MLP merger. This section does not review risks relating to the existing businesses of Lexington Trust, which risks will also affect the combined entity, and which are set forth in Lexington Trust’s Current Report on Form 8-K filed with the SEC on June 25, 2008 and Quarterly Report on Form 10-Q filed with the SEC on November 10, 2008, both of which are included as part of Annex B to this proxy statement/prospectus.
After the MLP merger is completed, holders of MLP Units will become shareholders of Lexington Trust and will have different rights that may be less advantageous than their current rights.
     After the closing of the MLP merger, holders of MLP Units will become holders of Common Shares. Lexington Trust is a Maryland real estate investment trust and the Partnership is a Delaware limited partnership. Differences in Lexington Trust’s Amended and Restated Declaration of Trust, which we refer to as the LXP declaration, and Lexington Trust’s By-laws, which we refer to as the LXP bylaws, and the Partnership’s Partnership Agreement and Certificate of Limited Partnership will result in changes to the rights of holders of MLP Units when they become holders of Common Shares. A holder of MLP Units may conclude that its current rights under the Partnership’s Partnership Agreement and Certificate of Limited Partnership are more advantageous than the rights they may have under the LXP declaration and the LXP bylaws. See “Comparison of Ownership of MLP Units and Common Shares,” below.
You generally will recognize taxable gain or loss for U.S. federal income tax purposes as a result of the MLP merger.
     In general, under applicable U.S. federal income tax laws and regulations, you will recognize a gain or loss for federal income tax purposes upon exchange of your MLP Units for Common Shares. We urge you to consult your own tax advisor for a full understanding of the tax consequences of the MLP merger to you.
Lexington Trust has interests in the merger that may be different from, or in addition to, the interests of other holders of MLP Units generally.
     Lexington Trust may have interests in the MLP merger that may be different from, or in addition to, the interests of other holders of MLP Units generally. The General Partner and the LXP board were aware of these interests and considered them, among other matters, in approving the MLP merger. These interests are discussed under “Interests of Lexington Trust,” below.
     Lex LP-1 Trust, a wholly-owned subsidiary of Lexington Trust and the holder of approximately 91.1% of the outstanding MLP Units (including a majority of the Class A Units and the Special Voting Units) intends to vote its MLP Units in favor of the proposals.

BACKGROUND OF THE ACTIONS
Background of Lexington Trust’s Acquisition of MLP Units
     The Partnership was formed in October 2001 and commenced operations on January 1, 2002 following the completion of a transaction that we refer to as the exchange, involving the merger into the Partnership’s wholly-owned subsidiaries of 90 limited partnerships, each of which owned commercial properties, and the acquisition by the Partnership of various assets, including those related to the management or capital structure of those partnerships. In connection with the exchange, limited partners of the merged partnerships and equity owners of the entities that contributed other assets in the exchange received MLP Units in consideration of the merger and contributions. From January 1, 2002 to November 7, 2005, the General Partner was MLP GP LLC, an entity effectively controlled by affiliates of Apollo Real Estate Fund III, L.P., Winthrop Realty Partners L.P. (formerly known as Winthrop Financial Associates), executive officers, and affiliates of Vornado Realty Trust.
     In connection with the exchange and because there were existing “tax protection” agreements with respect to certain of the 90 limited partnerships, MLP GP LLC agreed not to sell any of the Partnership’s properties prior to January 15, 2004 (the latest expiration date of the existing “tax protection” agreements) or, if earlier, the expiration of the initial lease term, unless (1) the property was sold pursuant to an exercise of a purchase option, an economic discontinuance right by a tenant under an existing lease or a lease termination, or (2) MLP GP LLC determined that a sale is necessary in order to avoid the loss of the Partnership’s investment in a property. No “tax protection” agreements were entered into between the Partnership or the General Partner, on the one hand, and any limited partner on the other hand, that expired after January 15, 2004.
     Effective November 7, 2005, (1) Newkirk Realty Trust, Inc., or Newkirk, became the General Partner and, in connection with its initial public offering, or the Newkirk IPO, acquired MLP Units in exchange for a contribution to the Partnership of cash and certain exclusivity rights with respect to net-lease business opportunities and (2) NKT Advisors LLC was retained as the Partnership’s external advisor pursuant to an Advisory Agreement among Newkirk, the Partnership and NKT Advisors LLC. Upon completion of the Newkirk IPO and related transactions, Newkirk held 30.1% of the then total outstanding MLP Units.
     Effective December 31, 2006, Newkirk was merged into Lexington Corporate Properties Trust. In connection with this merger, (1) the Advisory Agreement was terminated, (2) Lexington Corporate Properties Trust changed its name to Lexington Realty Trust, or Lexington Trust, (3) Lex GP-1 Trust became the Partnership’s sole general partner and Lex LP-1 Trust acquired 31.0% of the then outstanding MLP Units, and (4) the Partnership effected a reverse MLP Unit split in which each MLP Unit then outstanding was converted into 0.8 MLP Units.
     In June 2007, the Partnership entered into purchase agreements with Lexington Trust and the Common Retirement Fund of the State of New York, which we refer to as NYCRF, Lexington Trust’s 66.67% partner in one of its co-investment programs, whereby, after certain assets were distributed to Lexington Trust and NYCRF, the Partnership acquired 100% of the interests in the co-investment program. Accordingly, the Partnership became the owner of ten primarily single tenant net leased real estate properties. The Partnership acquired the properties through (1) a cash payment of approximately $117.8 million, (2) an issuance of approximately 3.1 million MLP Units to Lexington Trust, and (3) the assumption of approximately $169.2 million in non-recourse mortgage debt.
     Also in June 2007, the Partnership entered into a transaction with Lexington Trust and affiliates of Clarion Lion Properties Fund, Lexington Trust’s 70% partner in another one of its co-investment programs, whereby the Partnership acquired a 100% interest in six primarily single tenant net leased real estate properties held by the co-investment program. The acquisition was effected through (1) a cash payment of $6.6 million, (2) an issuance of 4.1 million MLP Units to Lexington Trust, and (3) the assumption of approximately $94.2 million of non-recourse mortgage debt.

     On December 20, 2007, in connection with the formation of Net Lease Strategic Assets Fund L.P., one of the Partnership’s co-investment programs which we refer to as NLS, Lexington Trust contributed eight properties to the Partnership in exchange for approximately 5.1 million MLP Units and the assumption of approximately $77.3 million in non-recourse mortgage debt. Following this transaction, the eight properties were immediately contributed to NLS.
     On December 31, 2007, Lexington Trust also contributed two properties to the Partnership in exchange for approximately 4.6 million MLP Units and the assumption of $136.3 million in non-recourse mortgage debt.
     On March 25, 2008, Lexington Trust contributed four properties to the Partnership in exchange for approximately 3.6 million MLP Units and the assumption of $51.0 million in non-recourse mortgage debt. These properties were immediately contributed to NLS.
     During October 2008, the Partnership’s then three largest MLP Unitholders (other than Lexington Trust) redeemed a total of approximately 27.6 million MLP Units for Common Shares pursuant to the redemption right under the Partnership Agreement.
     As a result of these contributions and redemptions and the redemptions of MLP Units by other limited partners, Lexington Trust, through Lex LP-1 Trust, holds 65,633,979 MLP Units, representing 91.1% of the MLP Units outstanding as of the date of this proxy statement/prospectus.
Background of the MLP Merger
     At a meeting of the LXP board on May 20, 2008, the LXP board and Lexington Trust’s management discussed the costs associated with maintaining the Partnership, including the costs related to the Partnership’s status as a public reporting entity. The LXP board requested that Lexington Trust’s management explore ways to reduce the costs associated with maintaining the MLP.
     After reviewing alternatives, on October 14, 2008, Paul, Hastings, Janofsky & Walker LLP, as counsel for the Partnership and Lexington Trust, made an application on behalf of the Partnership and Lexington Trust with the SEC for (1) an exemption for the Partnership from certain reporting requirements or, in the alternative, (2) confirmation from the staff of the Division of Corporation Finance of the SEC that it will not recommend to the SEC any enforcement action if the Partnership does not comply with certain reporting requirements.
     After discussions with the staff of the Division of Corporation Finance of the SEC regarding the likelihood of receiving such exemption or confirmation, the Partnership and Lexington Trust withdrew the application.
     Following the redemptions during October 2008, Lexington Trust, through Lex LP-1 Trust, obtained approximately 91.1% of the MLP Units outstanding.
     At a meeting of the LXP board on November 11, 2008, management of Lexington Trust proposed the MLP merger to the LXP board and reported to the LXP board on the estimated cost savings. The LXP board authorized Lexington Trust’s management to explore the feasibility of the MLP merger.
     Over the next two weeks, Lexington Trust’s management explored the feasibility of the MLP merger and prepared the merger agreement and this proxy statement/prospectus. On November 24, 2008, the LXP Board and the General Partner approved the merger agreement, the MLP merger and the related transactions.

PROPOSAL NO. 1 MLP MERGER
Parties to the MLP Merger
     Lexington Realty Trust. Lexington Trust is a self-managed and self-administered real estate investment trust, or a REIT, formed under the laws of the State of Maryland. Lexington Trust’s primary business is the acquisition, ownership and management of a geographically diverse portfolio of net leased office and industrial properties. As of September 30, 2008, Lexington Trust owned or had interests in approximately 240 consolidated properties in 42 states and the Netherlands.
     In addition to its Common Shares, Lexington Trust has four outstanding series of shares of beneficial interest classified as preferred stock, which we refer to as its preferred shares: its 8.05% Series B Cumulative Redeemable Preferred Stock, or “Series B Preferred Shares,” its 6.50% Series C Cumulative Convertible Preferred Stock, or “Series C Preferred Shares,” its 7.55% Series D Cumulative Redeemable Preferred Stock, or “Series D Preferred Shares,” and its special voting preferred stock. Lexington Trust’s common shares, Series B Preferred Shares, Series C Preferred Shares and Series D Preferred Shares are traded on the New York Stock Exchange, which we refer to as the NYSE, under the symbols “LXP”, “LXP_pb”, “LXP_pc”, and “LXP_pd”, respectively. See Annex B for more information concerning Lexington Trust and its business and assets.
     For information with respect to Lexington Trust please see the pages of this proxy statement/prospectus or annex to this proxy statement/prospectus set forth opposite the applicable item in the table below for the relevant period.

Item	As of December 31, 2007	As of September 30, 2008
Description of Business	B-1 — B-89	B-131 (The Company); B-136 - B-137 (Investments in Real Estate and Intangibles); B-137 - B-140 (Investments in Non-Consolidated Entities); B-146 (Subsequent Events); and B-147 - B-152 (Management’s Discussion and Analysis of Financial Condition and Results of Operations)
Description of Property	B-21 — B-33	B-198 — B-208
Legal Proceedings	B-34	B-154
Market Price of and Dividends on Common Shares	6	6
Securities Authorized for Issuance Under Equity Compensation Plans	B-38	B-38
Financial Statements and Supplementary Financial Data	B-60 — B-111	B-127 — B-146
Selected Financial Data	3 — 4	3 — 4
Management’s Discussion and Analysis of Financial Condition and Results of Operations	B-40 — B-58	B-147 — B-152
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	N/A	N/A
Quantitative and Qualitative Disclosures about Market Risk	B-58	B-153
Executive Officers who are not Trustees	B-35	B-35
Trustees	B-254 - B-255	B-254 - B-255
Executive Compensation	B-263 - B-286	B-263 - B-286
Related Party Transactions	B-261	B-143
Corporate Governance	B-256 - B-261	B-256 - B-261

     The Lexington Master Limited Partnership. The Partnership was organized in October 2001 as a Delaware limited partnership to facilitate the January 2002 exchange transaction in which 90 limited partnerships were merged into the Partnership and the Partnership acquired various other assets related to its management and capital structure.
     Lex GP-1 Trust, a wholly-owned subsidiary of Lexington Trust, is the General Partner, and Lex LP-1 Trust, a wholly-owned subsidiary of Lexington Trust, owns 65,633,979 MLP Units, representing approximately 91.1% of the outstanding MLP Units as of the date of this proxy statement/prospectus.
     The Partnership owns commercial properties, most of which are leased to investment grade corporate tenants, as well as other real estate assets. As of September 30, 2008, the Partnership owned interests in approximately 130 consolidated properties located in 33 states. See Annex C for more information concerning the Partnership and its business and assets.
     For information with respect to the Partnership please see the pages of this proxy statement/prospectus or annex to this proxy statement/prospectus set forth opposite the applicable item in the table below for the relevant period.

Item	As of December 31, 2007	As of September 30, 2008
Description of Business	C-3 — C-9	C-103 (Organization and Business); C-106 - C-107 (Real Estate Investments and Lease Intangibles); C-108 - C-111 (Investments in Non-Consolidated Entities); C-116 (Subsequent Events); and C-117 - C-124 (Management’s Discussion and Analysis of Financial Condition and Results of Operations)
Description of Property	C-20 — C-24	C-179 — C-181
Legal Proceedings	C-24	C-127
Market Price of and Distributions on MLP Units	6	6
Financial Statements and Supplementary Financial Data	C-49 — C-84	C-99 — C-116
Selected Financial Data	4	4
Management’s Discussion and Analysis of Financial Condition and Results of Operations	C-26 — C-43	C-117 — C-124
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	C-44	N/A
Quantitative and Qualitative Disclosures about Market Risk	C-43 — C-44	C-124 — C-125
MLP Merger Approval Requirement
     The merger agreement requires that the Partnership obtain the approval of the holders of at least a majority of each class of MLP Units.
     As of the Record Date, Lex LP-1 Trust holds 15,500,000 Class A Units, or 99.8% of the Class A Units outstanding, and 50,133,979 Special Voting Units, or 88.8% of the Special Voting Units outstanding. Lex LP-1 Trust currently intends to vote its 65,633,979 MLP Units in favor of the proposals. Accordingly, unless the General Partner withdraws its recommendation of, or votes against, the MLP merger, approval of the proposals is assured.
Record Date
     The General Partner has set the close of business on November 24, 2008 as the Record Date for limited partners who are entitled to notice of the action to be taken at the special meeting.
MLP Merger Consideration
     In the MLP merger, you will be entitled to receive, for (1) each whole MLP Unit, one Common Share and (2) any fractional MLP Unit, cash in an amount equal to the product of (i) such fractional part of an MLP Unit multiplied by (ii) the average closing price of Common Shares quoted on the New York Stock Exchange for the 20 trading day period immediately preceding the third trading day immediately prior to the closing date of the MLP merger. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, Lexington Trust will forward payments to such holders of fractional interests.

11.1

Distributions
     If the MLP merger closes, as expected, on December 31, 2008, no distributions will be made on your existing MLP Units. However, you will be entitled to receive dividends made on the Common Shares you receive in exchange for your MLP Units beginning with the dividend expected to be paid on January 15, 2009 with a record date of December 31, 2008. If the MLP merger does not close prior to December 31, 2008, the Partnership expects to make a distribution on January 14, 2009 to holders of MLP Units as of December 31, 2008. The timing and amount of any dividend and/or distribution is subject to the approval of LXP’s board and the General Partner, as applicable.
Conditions to the MLP Merger
     The consummation of the MLP merger is subject to the approval of the limited partners as described in this proxy statement/prospectus. This condition is in favor of, and may be waived by, Lexington Trust.
Reasons for and Consequences of the MLP Merger
     In deciding to approve the MLP merger and the merger agreement, the General Partner and Lexington Trust considered a number of factors, both potentially positive and potentially negative, with respect to the MLP merger:
•	Administrative Cost Savings — The MLP merger is expected to result in administrative and operational economies of scale and cost savings for the benefit of both holders of MLP Units and holders of Common Shares. The Partnership is required to file periodic reports with the SEC because of the number of holders of MLP Units and the value of the Partnership’s assets. As a result, the Partnership has separate financial and tax accounting, reporting and disclosure requirements, which are estimated to cost in excess of $1.0 million annually. These requirements are different from and in addition to those required for Lexington Trust and its other subsidiaries, including its three other operating partnerships.

•	Tax Consequences — The MLP merger will be a taxable transaction for the holders of MLP Units. No “tax protection” agreements were entered into between the Partnership or the General Partner, on the one hand, and any limited partner on the other hand, that expired after January 15, 2004. Section 7.6.B of the Partnership Agreement provides that the General Partner is under no obligation to give priority to the separate interests of the limited partners (including, without limitation, the tax consequences to limited partners) in deciding whether to cause the Partnership to take (or decline to take) any actions. The General Partner believes that the tax consequences to the limited partners will be mitigated by Common Shares trading at historic lows. In addition, U.S. federal tax rates on capital gains are currently scheduled to increase for taxable years beginning after December 31, 2010. It is possible that Congress could increase such rates sooner.

•	Liquidity for Limited Partners — Except for certain transfers to family members and charitable organizations, holders of MLP Units may not transfer their MLP Units without the General Partner’s consent. However, holders of MLP Units have the right to tender their MLP Units for redemption by the MLP at certain times, as specified in the Partnership Agreement. Lexington Trust’s Common Shares issued in exchange for MLP Units upon a redemption or pursuant to the MLP merger will be freely transferable as registered securities under the Securities Act. Lexington Trust’s Common Shares are listed on the NYSE under the symbol “LXP”. Therefore, when a holder of MLP Units receives Common Shares upon a redemption or in the MLP merger he or she will have the same liquidity.

•	Avoidance of Conflicts of Interest — Lexington Trust and its other operating partnerships conduct businesses similar to that of the Partnership. The conduct of these businesses and the allocation of business opportunities and investments between the Partnership and Lexington Trust’s other subsidiaries, may give rise to conflicts of interests. In addition, there are complexities in allocating resources and costs for overhead, personnel and other matters between the Partnership and Lexington Trust and its other subsidiaries. These conflict situations will be eliminated through the MLP merger.

•	Greater Capital Resources — While the General Partner believes that cash flows from operations will continue to provide adequate capital to fund the Partnership’s operating and administrative expenses, regular debt service obligations and all distribution payments in accordance with Lexington Trust’s REIT requirements in both the short-term and long-term, Lexington Trust, as a publicly traded company, has access to greater capital resources.

•	Future Investment Opportunities — Lexington Trust’s greater capital resources will also enable it to take advantage of investment opportunities, which will further diversify the investment risk.

•	Elimination of dependency on Lexington Trust and its personnel — The Partnership is not self-administered or self-managed and is dependent upon Lexington Trust and its personnel whose continued service is not guaranteed. The Partnership’s inability to continue to retain the services of Lexington Trust and its personnel or the Partnership’s loss of any of their services could adversely impact the Partnership’s operations. The MLP merger would ensure the continued service of Lexington Trust and its personnel because Lexington Trust is a self-administered and self-managed real estate investment trust.
     In view of the wide variety of factors considered by the Partnership and Lexington Trust, neither the Partnership nor Lexington Trust found it practicable to quantify or otherwise attempt to assign relative weights to the specific factors considered.
Alternatives Considered
     Lexington Trust considered several alternatives to the MLP merger, including the contribution of its other operating partnerships to the Partnership and relief from certain reporting requirements. However, none of the alternatives considered would have resulted in the cost savings described above or been as efficient as the MLP merger.
Appraisal Rights
     The Partnership was formed under Delaware law. Under Delaware law, a partnership agreement or an agreement of merger or consolidation may provide that contractual appraisal rights with respect to a partnership interest or another interest in a limited partnership will be available for any class or group or series of partners or partnership interests in connection with any merger or consolidation in which the limited partnership is a constituent party to the merger or consolidation. Neither the Partnership Agreement nor the merger agreement provides for contractual appraisal rights.

Terms of the Merger Agreement
     Structure of the Merger. The merger agreement provides for the merger of the Partnership with and into Lexington Trust, with Lexington Trust as the surviving company.
     Merger Consideration. At the effective time of the MLP merger, each issued and outstanding MLP Unit (other than units held by Lex LP-1 Trust) shall be exchanged for one Common Share and each fractional MLP Unit will be exchanged for cash as described below.
     Closing and Effective Time of the Merger. The closing of the MLP merger is expected to occur on or about December 31, 2008 and the effective time of the MLP merger will be 11:59 p.m. on December 31, 2008.
     Exchange of Securities; No Fractional Shares; Withholding Rights.
     Exchange of Securities. Lexington Trust will deposit with BNY Mellon Shareowner Services, cash and certificates evidencing Common Shares to be paid or issued to the holders of MLP Units under and as contemplated by the merger agreement. Promptly after the MLP merger, each record holder of MLP Units will receive a certificate or certificates evidencing the number of full Common Shares for which the aggregate number of MLP Units owned by such holder have been exchanged pursuant to the merger agreement, plus any cash that such holder is entitled to in lieu of fractional MLP Units.
     No Fractional Shares. Each holder of a fractional MLP Unit exchanged in the merger will receive cash in an amount equal to the product of (i) such fractional part of an MLP Unit multiplied by (ii) the average closing price of Common Shares quoted on the NYSE for the 20 trading day period immediately preceding the third trading day immediately prior to the closing date of the MLP merger. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the exchange agent will so notify Lexington Trust, and Lexington Trust will cause the exchange agent to forward payments to such holders of fractional interests.
     Withholding Rights. Lexington Trust will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the merger agreement to any holder of MLP Units such amounts as they are required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law.
     Representations and Warranties. The merger agreement contains limited customary representations and warranties made by Lexington Trust to the Partnership and the Partnership to Lexington Trust. These representations and warranties relate to, among other things:
•	existence, good standing, authority and compliance with law;

•	authority to enter into the MLP merger agreement and related agreements and to consummate the MLP merger;

•	no conflicts, required filings or consents;

•	neither the merger agreement nor the consummation of the MLP merger will breach organizational documents or material agreements;

•	neither the merger agreement nor the consummation of the MLP merger requires any governmental consents;

•	no material undisclosed liabilities;

•	compliance with requirements of governmental authorities; and

•	tax matters, including qualification as a REIT and tax protection agreements.
     Certain of these representations and warranties are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, “material adverse effect” means any event, circumstance, change or effect that is materially adverse to the financial condition or results of operations of Lexington Trust and its subsidiaries, taken as a whole, or the Partnership and its subsidiaries, taken as a whole, as applicable.

     The representations and warranties in the merger agreement do not survive the effective time of the merger and if the agreement is validly terminated, neither party will have any liability or obligation for its representations and warranties, or otherwise under the merger agreement, unless the party has willfully breached any representation, warranty or covenant contained therein.
     Conditions to the Merger. The completion of the MLP merger is only subject to the approval of the holders of at least a majority of each class of MLP Units. Lex LP-1 Trust, holder of approximately 91.1% of the MLP Units has indicated its intention to approve the MLP merger.
     Termination of the Merger Agreement. The merger agreement may be terminated at any time prior to the effective time of the merger in writing by the mutual written consent of the Partnership and Lexington Trust.
     Effect of Termination. If the merger agreement is terminated, the merger agreement will be void and have no effect, and there will be no liability or obligation of the Partnership or Lexington Trust, or their respective officers, directors, trustees, subsidiaries or partners, as applicable, except for willful breaches of the merger agreement.
     Termination Fee and Expenses.
     Expenses. The merger agreement provides that each party will pay its own costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement, whether or not the transactions contemplated by the merger agreement are consummated.
     Termination Fee. There is no termination fee payable by any party if the merger agreement is terminated.
     The foregoing summary of the merger agreement is qualified in its entirety by the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus and incorporated into this proxy statement/prospectus.
Material Tax Consequences of the MLP Merger
     The MLP merger will have tax consequences for holders of MLP Units. The receipt of Common Shares in exchange for existing MLP Units and cash in exchange for fractional MLP Units generally will be taxable for federal income tax purposes. See “United States Federal Income Tax Considerations,” below. Your tax consequences will depend on your personal situation. You are urged to consult your own tax advisor for a full understanding of the tax consequences of the MLP merger to you.
Regulatory Approvals
     No material federal or state regulatory approvals are required to be obtained by Lexington Trust or the Partnership in connection with the MLP merger.
Conduct of Lexington Trust and the Partnership’s Businesses in the Event the MLP Merger is not Consummated
     In the event that the MLP merger is not consummated for any reason, the General Partner will continue to operate the Partnership’s business in accordance with Lexington Trust’s strategic business plan.
Accounting Treatment
     The MLP merger will be accounted for as a redemption of the minority interest’s MLP Units in the MLP merger using the carrying value of the MLP Units.

Restrictions on Resale of Lexington Common Shares Issued in the Merger
     Common Shares issued in the MLP merger will be freely transferable under the Securities Act of 1933, as amended, referred to herein as the Securities Act, except for shares issued to any person who may be deemed to be an “affiliate” of the Partnership within the meaning of Rule 145 under the Securities Act or who will become an “affiliate” of Lexington Trust within the meaning of Rule 144 under the Securities Act after the MLP merger. Common Shares received by persons who are deemed to be Partnership affiliates or who will become Lexington Trust affiliates may be resold by these persons only in transactions permitted by the limited resale provisions of Rule 145 or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of the Partnership generally include individuals or entities that, directly or indirectly through one or more intermediaries, control, are controlled by or are under common control with the Partnership and may include certain partnerships in which the Partnership controls the general partner.
Trustees and Executive Officers of the Combined Company
     The composition of Lexington Trust’s board will remain the same after the effective time of the MLP merger, until Lexington Trust’s next annual meeting of shareholders or a trustee’s earlier resignation or removal.
     Lexington Trust’s current executive officers are expected to continue to hold office after the effective time of the MLP merger in their current capacities, until their successors are duly elected and qualified or until their earlier resignations or removals.
Who Can Answer Other Questions
     If you have any questions about the MLP merger or would like additional copies of this proxy statement/prospectus, you should contact:
The Lexington Master Limited Partnership
One Penn Plaza, Suite 4015
New York, NY 10119-4015
212-692-7200
Attention: Investor Relations
THE GENERAL PARTNER RECOMMENDS A VOTE FOR THE APPROVAL OF THE MERGER
AGREEMENT, THE MLP MERGER AND THE RELATED TRANSACTIONS
     It is important that proxies be returned promptly. Limited partners are, therefore, urged to fill in, date, sign and return the enclosed proxy card immediately. No postage need be affixed if mailed in the enclosed envelope in the United States.
INTERESTS OF LEXINGTON TRUST
     Lexington Trust may have interests in the MLP merger that may be different from, or in addition to, the interests of other limited partners generally. The General Partner and the LXP board were aware of these interests and considered them, among other matters, in approving the MLP merger. These interests include:
•	Stepped up basis. Upon consummation of the MLP merger, Lexington Trust will receive a stepped-up tax basis on its additional investment in the Partnership’s assets to the extent of the MLP Units it acquires in the MLP merger.

•	Intercompany advances. The Partnership advanced $39.4 million, net, to Lexington Trust as of September 30, 2008. The advances are payable on demand and bear interest at the rate charged by KeyBank N.A. under the Partnership’s $225.0 million original principal amount secured term loan originated in June 2007. This inter-company advance will be extinguished upon the consummation of the MLP merger, but Lexington Trust will assume all of the Partnership’s indebtedness, including the KeyBank N.A. secured term loan.

•	Reimbursement to Lexington Trust. Lexington Trust pays for certain general, administrative and other costs on the Partnership’s behalf from time to time. These costs are reimbursable by the Partnership. These costs were approximately $8.7 million for the nine months ended September 30, 2008. The Partnership owed $3.1 million of these costs to Lexington Trust as of September 30, 2008. The reimbursement obligation will be extinguished upon consummation of the MLP merger.

•	Management fees. Lexington Realty Advisors, Inc., a taxable REIT subsidiary of Lexington Trust, earned management fees of approximately $0.2 million during the nine months ended September 30, 2008 for managing four consolidated properties. Lexington Realty Advisors, Inc. also earned a fee of $0.6 million during the nine months ended September 30, 2008 under the management agreement with NLS.
DESCRIPTION OF LEXINGTON TRUST’S COMMON SHARES
     The following summary of the material terms and provisions of Lexington Trust’s Common Shares does not purport to be complete and is subject to the detailed provisions of the LXP declaration and the LXP bylaws, each as supplemented, amended or restated, copies of which are attached to this proxy statement/prospectus as part of Annex B. You should carefully read each of these documents in order to fully understand the terms and provisions of Lexington Trust’s Common shares. For information on incorporation by reference, and how to obtain copies of these documents, see the section entitled “Where You Can Find More Information,” below.
General
     Under the LXP declaration, Lexington Trust has the authority to issue up to 1,000,000,000 shares of beneficial interest, par value $0.0001 per share, of which 400,000,000 shares are classified as Common Shares, 500,000,000 are classified as excess stock, or excess shares, and 100,000,000 shares are classified as preferred shares.
Terms
     Subject to the preferential rights of any other shares or series of equity securities and to the provisions of the LXP declaration regarding excess shares, holders of Common Shares are entitled to receive dividends on Common Shares if, as and when authorized by the LXP board and declared by Lexington Trust out of assets legally available therefor and to share ratably in those of Lexington Trust’s assets legally available for distribution to its shareholders in the event that it liquidates, dissolves or winds up, after payment of, or adequate provision for, all of its known debts and liabilities and the amount to which holders of any class of shares classified or reclassified or having a preference on distributions in liquidation, dissolution or winding up have a right.
     Subject to the provisions of the LXP declaration regarding excess shares, each outstanding Common Share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees and, except as otherwise required by law or except as otherwise provided in the LXP declaration with respect to any other class or series of shares, the holders of Common Shares will possess exclusive voting power. There is no cumulative voting in the election of trustees, which means that the holders of a majority of outstanding Common Shares can elect all of the trustees then standing for election, and the holders of the remaining Common Shares will not be able to elect any trustees.
     Holders of Common Shares have no conversion, sinking fund, redemption rights or preemptive rights to subscribe for any of Lexington Trust’s securities.
     Lexington Trust furnishes its shareholders with annual reports containing audited consolidated financial statements and an opinion thereon expressed by an independent public accounting firm.

     Subject to the provisions of the LXP declaration regarding excess shares, all Common Shares will have equal dividend, distribution, liquidation and other rights and will generally have no preference, appraisal or exchange rights.
     Pursuant to Maryland statutory law governing real estate investment trusts organized under Maryland law, a real estate investment trust generally cannot amend its declaration of trust or merge unless approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the LXP declaration. The LXP declaration provides that those actions, with the exception of certain amendments to the LXP declaration for which a higher vote requirement has been set, will be valid and effective if authorized by holders of a majority of the total number of shares of all classes outstanding and entitled to vote thereon.
Restrictions on Ownership
     For Lexington Trust to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist Lexington Trust in meeting this requirement, Lexington Trust may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of Lexington Trust’s outstanding equity securities. See “Certain Provisions of Maryland Law and of the LXP Declaration and Bylaws,” below.
Transfer Agent
     The transfer agent and registrar for the Partnership’s common shares is BNY Mellon Shareowner Services.
CERTAIN PROVISIONS OF MARYLAND LAW AND OF THE LXP DECLARATION AND BYLAWS
Restrictions Relating To REIT Status
     For Lexington Trust to qualify as a REIT under the Code, among other things, not more than 50% in value of Lexington Trust’s outstanding capital shares may be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year, and such capital shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (in each case, other than the first such year). The LXP declaration, subject to certain exceptions, provides that no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% of Lexington Trust’s equity shares, defined as Common Shares or preferred shares. We refer to this restriction as the Ownership Limit. The LXP board may exempt a person from the Ownership Limit if evidence satisfactory to the LXP board is presented that the changes in ownership will not then or in the future jeopardize Lexington Trust’s status as a REIT. The LXP board has granted waivers of the Ownership Limit to certain holders of the Partnership’s capital stock, including Vornado Realty, L.P. Any transfer of equity shares or any security convertible into equity shares that would create a direct or indirect ownership of equity shares in excess of the Ownership Limit or that would result in the Partnership’s disqualification as a REIT, including any transfer that results in the equity shares being owned by fewer than 100 persons or results in Lexington Trust being “closely held” within the meaning of Section 856(h) of the Code, will be null and void, and the intended transferee will acquire no rights to such equity shares. The foregoing restrictions on transferability and ownership will not apply if the LXP board determines that it is no longer in Lexington Trust’s best interests to attempt to qualify, or to continue to qualify, as a REIT.
     Equity shares owned, or deemed to be owned, or transferred to a shareholder in excess of the Ownership Limit, or that would result in Lexington Trust being “closely held” (within the meaning of Section 856(h) of the Code), will automatically be exchanged for an equal number of shares of beneficial interest classified as excess stock, which we refer to as excess shares, that will be transferred, by operation of law, to the Partnership as trustee of a trust for the exclusive benefit of the transferees to whom such capital shares may be ultimately transferred without violating the Ownership Limit. The excess shares are not entitled to be voted, be considered for purposes of any shareholder vote or the determination of a quorum for such vote and, except upon liquidation, entitled to participate in dividends or other distributions. Any dividend or distribution paid to a proposed transferee of excess shares prior to Lexington Trust’s discovery that equity shares have been transferred in violation of the provisions of the LXP declaration will be repaid to Lexington Trust upon demand. The excess shares are not treasury shares, but rather constitute a separate class of Lexington Trust’s issued and outstanding shares. The original transferee-shareholder may, at any time the excess shares are held by Lexington Trust in trust, transfer the interest in the trust representing the excess shares to any individual whose ownership of the equity shares exchanged into such excess shares would be permitted under the LXP declaration, at a price not in excess of the price paid by the original transferee-shareholder for the equity shares that were exchanged into excess shares, or, if the transferee-shareholder did not give value for such shares, a price not in excess of the market price (as determined in the manner set forth in the LXP declaration) on the date of the purported transfer. Immediately upon the transfer to the permitted transferee, the excess shares will automatically be exchanged for equity shares of the class from which they were converted. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any excess shares may be deemed, at Lexington Trust’s option, to have acted as an agent on Lexington Trust’s behalf in acquiring the excess shares and to hold the excess shares on Lexington Trust’s behalf.
     In addition to the foregoing transfer restrictions, Lexington Trust will have the right, for a period of 90 days, after the later of the day Lexington Trust receives written notice of a transfer or other event, or the LXP board determines in good faith that a transfer or other event has occurred, resulting in excess shares, to purchase all or any portion of the excess shares from the original transferee-shareholder for the lesser of the price paid for the equity shares by the original transferee-shareholder or the market price (as determined in the manner set forth in the LXP declaration) of the equity shares on the date Lexington Trust exercises its option to purchase. The 90-day period begins on the date on which we receive written notice of the transfer or other event resulting in the exchange of equity shares for excess shares.
     Each shareholder will be required, upon demand, to disclose to Lexington Trust in writing any information with respect to the direct, indirect and constructive ownership of capital shares as the LXP board deems necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.
     This Ownership Limit may have the effect of precluding an acquisition of control unless the LXP board determines that maintenance of REIT status is no longer in Lexington Trust’s best interest.
Maryland Law
     Business Combinations. Under Maryland law, “business combinations” between a Maryland real estate investment trust and an interested shareholder or an affiliate of an interested shareholder are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested shareholder is defined as:
•	any person who beneficially owns ten percent or more of the voting power of the trust’s shares; or

•	an affiliate or associate of the trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting shares of the trust.
     A person is not an interested shareholder under the statute if the board of trustees approved in advance the transaction by which he otherwise would have become an interested shareholder. However, in approving a transaction, the board of trustees may provide that its approval is subject to compliance, at or after the time of approval, with any terms or conditions determined by the board.
     After the five-year prohibition, any business combination between the Maryland real estate investment trust and an interested shareholder generally must be recommended by the board of trustees of the trust and approved by the affirmative vote of at least:
•	eighty percent of the votes entitled to be cast by holders of outstanding voting shares of the trust; and

•	two-thirds of the votes entitled to be cast by holders of voting shares of the trust other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested shareholder.

     These super-majority vote requirements do not apply if the trust’s common shareholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.
     The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of trustees prior to the time that the interested shareholder becomes an interested shareholder.
     In connection with its approval of the December 31, 2006 merger with Newkirk, the LXP board has exempted from these restrictions, to a limited extent, certain holders of Newkirk stock and MLP Units who received Common Shares in that merger.
     The business combination statute may discourage others from trying to acquire control of Lexington Trust and increase the difficulty of consummating any offer.
     Control Share Acquisitions. Maryland law provides that control shares of a Maryland real estate investment trust acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by employees who are trustees of the trust are excluded from shares entitled to vote on the matter. Control Shares are voting shares which, if aggregated with all other shares owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power:
•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.
Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.
     A person who has made or proposes to make a control share acquisition may compel the board of trustees of the trust to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the trust may itself present the question at any shareholders meeting.
     If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the trust may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the trust to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a shareholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.
     The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction or (b) to acquisitions approved or exempted by the declaration of trust or by-laws of the trust.
     The LXP bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of Lexington Trust’s shares. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

     Certain Elective Provisions of Maryland Law. Publicly-held Maryland statutory real estate investment trusts (“Maryland REITs”) may elect to be governed by all or any part of Maryland law provisions relating to extraordinary actions and unsolicited takeovers. The election to be governed by one or more of these provisions can be made by a Maryland REIT in its declaration of trust or bylaws (“charter documents”) or by resolution adopted by its board of trustees so long as the Maryland REIT has at least three trustees who, at the time of electing to be subject to the provisions, are not:
•	officers or employees of the Maryland REIT;

•	persons seeking to acquire control of the Maryland REIT;

•	trustees, officers, affiliates or associates of any person seeking to acquire control; or

•	nominated or designated as trustees by a person seeking to acquire control.
     Articles supplementary must be filed with the Maryland State Department of Assessments and Taxation if a Maryland REIT elects to be subject to any or all of the provisions by board resolution or bylaw amendment. Shareholder approval is not required for the filing of these articles supplementary.
     The Maryland law provides that a Maryland REIT can elect to be subject to all or any portion of the following provisions, notwithstanding any contrary provisions contained in that Maryland REIT’s existing charter documents:
     Classified Board: The Maryland REIT may divide its board into three classes which, to the extent possible, will have the same number of trustees, the terms of which will expire at the third annual meeting of shareholders after the election of each class;
     Two-thirds Shareholder Vote to Remove Trustees: The shareholders may remove any trustee only by the affirmative vote of at least two-thirds of all votes entitled to be cast by the shareholders generally in the election of trustees;
     Size of Board Fixed by Vote of Board: The number of trustees will be fixed only by resolution of the board;
     Board Vacancies Filled by the Board for the Remaining Term: Vacancies that result from an increase in the size of the board, or the death, resignation, or removal of a trustee, may be filled only by the affirmative vote of a majority of the remaining trustees even if they do not constitute a quorum. Trustees elected to fill vacancies will hold office for the remainder of the full term of the class of trustees in which the vacancy occurred, as opposed to until the next annual meeting of shareholders, and until a successor is elected and qualified; and
     Shareholder Calls of Special Meetings: Special meetings of shareholders may be called by the secretary of the Maryland REIT only upon the written request of shareholders entitled to cast at least a majority of all votes entitled to be cast at the meeting and only in accordance with procedures set out in the Maryland General Corporation Law.
     Lexington Trust has not elected to be governed by these specific provisions. However, the LXP declaration and/or the LXP bylaws, as applicable, already provide for an 80% shareholder vote to remove trustees and then only for cause, and that the number of trustees may be determined by a resolution of the LXP board, subject to a minimum number. In addition, Lexington Trust can elect to be governed by any or all of the provisions of the Maryland law at any time in the future.

THE PARTNERSHIP’S SECOND AMENDED AND RESTATED PARTNERSHIP AGREEMENT;
EXCHANGE OF MLP UNITS
     The following summary of the material terms and provisions of the Partnership Agreement does not purport to be complete and is subject to the detailed provisions of the Partnership Agreement, each as supplemented, amended or restated, a copy of which is attached to this proxy statement/prospectus as part of Annex C.
Management
     Pursuant to the Partnership Agreement, the General Partner generally has full, exclusive and complete responsibility and discretion in the management, operation and control of the Partnership, including the ability to cause the Partnership to enter into certain major transactions, including mergers and consolidations, acquisitions and dispositions of loans and other assets and refinancings of existing indebtedness. No limited partner may take part in the operation, management or control of the business of the Partnership by virtue of being a holder of MLP Units.
     Lex GP-1 Trust may not be removed as general partner of the Partnership, except that upon its bankruptcy or dissolution, the limited partners may elect a successor general partner to continue the partnership.
Transferability of Interests
     General Partner
     The Partnership Agreement provides that Lex GP-1 Trust may not sell, assign, transfer, pledge or otherwise dispose of its general partner interest without the consent of the holders of a majority of the MLP Units, except for transfers to a subsidiary of Lexington Trust.
     Limited Partners
     Except for certain transfers and assignments to family members of individual limited partners, the Partnership Agreement prohibits the sale, assignment, transfer, pledge or disposition of all or any portion of the limited partners’ MLP Units without the general partner’s consent, which consent may be withheld in the general partner’s sole and absolute discretion. The Partnership Agreement also contains restrictions on transfers of MLP Units if, among other things, the general partner determines that such transfer:
•	may require registration of the MLP Units under federal or state securities laws,

•	may cause Lexington Trust to fail to comply with the REIT rules under the Code, or

•	may cause the Partnership to be treated as a publicly traded partnership under the Code.
Capital Contributions and Borrowings
     The Partnership Agreement provides that the General Partner may determine that the Partnership requires additional funds and that the general partner may:
•	on the Partnership’s behalf, accept additional capital contributions from existing partners or other persons,

•	cause the Partnership to borrow funds from a financial institution or other person,

•	borrow such funds from a lending institution or other person and subsequently lend such funds to the Partnership, or

•	directly lend funds to the Partnership.

     While the limited partners have no preemptive right to make additional capital contributions, the Partnership Agreement provides that subject to certain limitations Lexington Trust, through the general partner, may make additional capital contributions to the Partnership, in exchange for additional MLP Units or additional assets, as the general partner determines in good faith to be desirable to further the Partnership’s purposes or business. If Lexington Trust contributes additional capital to the Partnership and receives additional MLP Units for such capital contribution, Lexington Trust’s percentage interests will be increased on a proportionate basis based on the amount of such additional capital contributions and the Partnership’s value at the time of such contributions. Conversely, the percentage interests of the other limited partners will be decreased on a proportionate basis. In addition, if Lexington Trust contributes additional capital to the Partnership and receives additional MLP Units for such capital contribution, the general partner may revalue the Partnership’s assets to their fair market value (as determined by the general partner) and the capital accounts of the partners will be adjusted to reflect the manner in which the unrealized gain or loss inherent in such assets (that has not been reflected in the capital accounts previously) would be allocated among the partners under the terms of the Partnership Agreement if there were a disposition of such assets for such fair market value on the date of the revaluation. The Partnership could also issue MLP Units to Lexington Trust’s affiliates or third parties, in exchange for assets contributed to or services provided for the Partnership. Such transactions may give rise to a revaluation of the Partnership’s assets and an adjustment to partners’ capital accounts.
     The Partnership could also issue preferred MLP Units in connection with acquisitions of assets or otherwise. Any such preferred MLP Units would have priority over common MLP Units with respect to distributions from the Partnership, including the MLP Units that Lexington Trust owns directly or through subsidiaries. As of the date of this proxy statement/prospectus, there are two classes of MLP Units outstanding: the Class A Units and the Special Voting Units.
Redemption Rights under the Partnership Agreement
     Each holder of MLP Units has the right under the Partnership Agreement to redeem its MLP Units. This right may be exercised at the election of holders of MLP Units by giving written notice, subject to some limitations. The purchase price for each of the MLP Units to be redeemed under the Partnership Agreement will equal the fair market value of a Common Share, calculated as the average of the daily closing prices on the New York Stock Exchange for the twenty consecutive business days immediately preceding the date of determination or, if no closing price is available, as provided in the Partnership Agreement. The purchase price for MLP Units may be paid in cash or, in the general partner’s discretion, by the issuance of a number of Common Shares equal to the number of MLP Units with respect to which the rights are being exercised, subject to adjustment based on share splits, mergers, consolidations or similar pro rata transactions.
     No holder of MLP Units may exercise its redemption rights under the Partnership Agreement if Lexington Trust could not issue Common Shares to the redeeming partner in satisfaction of the redemption (regardless of whether Lexington Trust would in fact do so instead of paying cash) because of the ownership limitations contained in the LXP declaration, or if the redemption would cause Lexington Trust to violate the REIT requirements. See “Certain Provisions of Maryland Law and of the LXP Declaration and Bylaws—Restrictions Relating to REIT Status” above. In addition, no holder of MLP Units may exercise the redemption right under the Partnership Agreement:
•	for fewer than 500 MLP Units or, if a limited partner holds fewer than 500 MLP Units, all of the MLP Units held by such limited partner; or

•	if the general partner determines that allowing such redemption may cause the Partnership to be treated as a publicly traded partnership.
     Lexington Trust guaranteed the performance of the redemption obligations of the Partnership under the Partnership Agreement.
Tax Treatment of Exchange of MLP Units in the MLP Merger
     See United States Federal Income Tax Considerations for a summary of certain federal income tax considerations that may be relevant to a holder who exchanges its MLP Units for Common Shares and its fractional MLP Units, if any, for cash in the MLP merger.

     Each holder of MLP Units should consult its own tax advisor regarding the tax consequences to you of the exchange of your units in the MLP merger, including the federal, state, local and foreign tax consequences of the exchange of units in the MLP merger in your particular circumstances and potential changes in applicable laws.
Operations of the MLP
     The Partnership Agreement allows Lexington Trust to operate the Partnership in a manner that permits Lexington Trust to qualify as a REIT at all times and to cause the Partnership not to take any action that would cause Lexington Trust to incur additional federal income or excise tax liability under the Code or that would cause the Partnership to be treated as a corporation for federal income tax purposes.
     The Partnership must reimburse Lexington Trust for all amounts Lexington Trust spends in connection with the Partnership’s business, including:
•	expenses relating to Lexington Trust’s ownership and management of the Partnership;

•	the management fees owing to any advisors, and the fees or compensation owing to directors, officers and employees; and

•	the expense of the Partnership’s being a public company.
For the nine months ended September 30, 2008, these expenses equaled approximately $8.7 million.
Allocations
     The Partnership’s profits and losses (including depreciation and amortization deductions) for each fiscal year generally are allocated to Lexington Trust and the other limited partners in accordance with the respective percentage interests of the Partnership’s partners. The number of MLP Units that Lexington Trust holds, together with the units that Lexington Trust holds in its three other operating partnerships, generally corresponds to the number of Common Shares outstanding. All of the foregoing allocations are subject to compliance with the provisions of Code sections 704(b) and 704(c) and the Treasury regulations promulgated thereunder, which may require allocations that are not in accordance with percentage interests in various circumstances.
Distributions
     The Partnership Agreement provides that the Partnership will make cash distributions in amounts determined by the general partner in its sole discretion, to Lexington Trust and other limited partners generally in accordance with the respective percentage interests of the Partnership’s partners.
     Upon the Partnership’s liquidation, after payment of, or adequate provisions for, the Partnership’s debts and obligations, including any partner loans, any of the Partnership’s remaining assets will be distributed to Lexington Trust and the other limited partners with positive capital accounts in accordance with the respective positive capital account balances of the partners.
Funding Agreement
     In connection with the Newkirk Merger, Lexington Trust and its four operating partnerships, including the Partnership, entered into a funding agreement. Pursuant to the funding agreement, the parties agreed, jointly and severally, that, if any of the four operating partnerships does not have sufficient cash available to make a quarterly distribution to its limited partners in an amount equal to whichever is applicable of (i) a specified distribution set forth in its partnership agreement or (ii) the cash dividend payable with respect to a whole or fractional Common Shares into which such partnership’s common units would be converted if they were redeemed for Common Shares in accordance with its partnership agreement, Lexington Trust and its four operating partnerships, including the Partnership, each a “funding partnership”, will fund their pro rata share of the shortfall. The pro rata share of each funding partnership and Lexington Trust’s pro rata share, respectively, will be determined based on the number of units in each funding partnership and, for Lexington Trust, by the amount by which its total outstanding Common Shares exceeds the number of units in each funding partnership not owned by Lexington Trust, with appropriate adjustments being made if units are not redeemable on a one-for-one basis. Payments under the agreement will be made in the form of loans to the partnership experiencing a shortfall and will bear interest at prevailing rates as determined by Lexington Trust in its discretion but no less than the applicable federal rate. The Partnership’s right to receive these loans will expire if Lexington Trust contributes to the Partnership all of its economic interests in the other operating partnerships, Lexington Trust’s other subsidiaries that are partnerships, joint ventures or limited liability companies. However, thereafter the Partnership will remain obligated to continue to make these loans until there are no remaining units outstanding in the other operating partnerships and all loans have been repaid.
Amendments
     Generally, the General Partner may not amend the Partnership Agreement without the consent of the holders of the majority of the MLP Units, except that without the consent of any limited partner the General Partner may amend the agreement to:
•	add to its obligations or surrender its rights, as general partner, under the Partnership Agreement for the benefit of the limited partners;

•	reflect the issuance of additional MLP Units or the admission, substitution, termination or withdrawal of partners in accordance with the Partnership Agreement;

•	reflect inconsequential changes, cure any ambiguity, correct or supplement any provision not inconsistent with law or another provision of the Partnership Agreement, or make other changes concerning matters under the Partnership Agreement not otherwise inconsistent with the law or the Partnership Agreement;

•	satisfy requirements or guidelines under federal or state law;

•	reflect changes that are reasonably necessary for Lexington Trust, as parent of the general partner, to satisfy the REIT requirements or reflect the transfer of partnership interests from it, as the parent of the general partner, to its subsidiary;

•	modify the manner in which capital accounts are computed but only to the extent set forth in the Partnership Agreement in order to comply with the requirements of the Code and the Treasury regulations promulgated thereunder; or

•	issue additional MLP Units.
     The General Partner may not, without the consent of each limited partner adversely affected, make any amendment to Partnership Agreement that would (1) convert a limited partner interest into a general partner interest or modify the limited liability of a limited partner, (2) alter the distribution rights or the allocations described in the Partnership Agreement or (3) modify the redemption rights.
Exculpation and Indemnification of the General Partner
     The Partnership Agreement provides that neither the General Partner nor any of its trustees or officers are liable to the Partnership or to any of the Partnership’s partners as a result of errors in judgment or mistakes of fact or law or of any act or omission, if the General Partner, its trustees or its officer acted in good faith.
     In addition, the Partnership Agreement requires the Partnership to indemnify and hold harmless the General Partner, its trustees, officers and any other persons it designates, from and against any and all claims arising from the Partnership’s operations in which any such indemnitee may be involved, or is threatened to be involved, as a party or otherwise, unless it is established that:
•	the act or omission of the indemnitee was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty,

•	the indemnitee actually received an improper personal benefit in money, property or services, or

•	in the case of any criminal proceeding, the indemnitee had reasonable cause to believe that the act or omission was unlawful.
     No indemnitee may subject any of the Partnership’s partners to personal liability with respect to this indemnification obligation.
Term
     The Partnership will continue until dissolved upon:
•	the General Partner’s bankruptcy or dissolution or withdrawal (unless the limited partners elect to continue the Partnership) or a decree of judicial dissolution under Delaware law;

•	the sale or other disposition of all or substantially all of the Partnership’s assets; or

•	the redemption of all MLP Units (other than those held by Lexington Trust or its subsidiaries).
Tax Matters Partner
     The General Partner is the Partnership’s tax matters partner, and it has the authority to make tax elections under the Code on the Partnership’s behalf.
COMPARISON OF OWNERSHIP OF MLP UNITS AND COMMON SHARES
     The information below highlights a number of the significant differences between the Partnership and Lexington Trust relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, investor rights and federal income taxation, and compares certain legal rights associated with the ownership of MLP Units and Common Shares, respectively. These comparisons are intended to assist unitholders in understanding how their investment will be changed in the MLP merger when their MLP Units are exchanged for Common Shares. This discussion is summary in nature and does not constitute a complete discussion of these matters, and unitholders should carefully review the balance of this proxy statement/prospectus, the Partnership Agreement, the LXP declaration and the LXP bylaws for additional important information about the Partnership and/or Lexington Trust.

THE PARTNERSHIP	LEXINGTON TRUST
FORM OF ORGANIZATION AND ASSETS OWNED

The Partnership is organized as a Delaware limited partnership. The Partnership owns interests (directly and indirectly through subsidiaries) in properties and assets.	Lexington Trust is a Maryland statutory real estate investment trust. Lexington Trust believes that it has operated so as to qualify as a REIT under the Code, commencing with the Partnership’s taxable year ended December 31, 1993, and intends to continue to so operate. Lexington Trust’s indirect interest in its operating partnerships, including the Partnership, gives Lexington Trust an indirect investment in the properties owned by its operating partnerships. In addition, Lexington Trust owns (either directly or indirectly through interests in subsidiaries other than its operating partnerships) interests in other properties and assets.

THE PARTNERSHIP	LEXINGTON TRUST
LENGTH OF INVESTMENT

The Partnership has a perpetual term, unless sooner dissolved and terminated.	Lexington Trust has a perpetual term and intends to continue its operations for an indefinite time period.

PURPOSE AND PERMITTED INVESTMENTS

The Partnership’s purpose is to conduct any business that may be lawfully conducted by a limited partnership organized pursuant to the Delaware Act, provided that such business is to be conducted in such a manner that permits Lexington Trust to be qualified as a REIT unless Lexington Trust ceases to qualify as a REIT for reasons other than the conduct of the Partnership’s business. The Partnership may not take, or refrain from taking, any action which, in the judgment of Lexington Trust, in its sole and absolute discretion, (i) could adversely affect Lexington Trust’s ability to continue to qualify as a REIT, (ii) could subject Lexington Trust to any additional taxes under any Section 857 or Section 4981, or any other section of the Code, or (iii) could violate any law or regulation of any governmental body (unless such action, or inaction, is specifically consented to by Lexington Trust in writing).
Lexington Trust’s purposes are to engage in the real estate business and lawful activities incidental thereto, and to engage in any lawful act or activity for which real estate investment trusts may be organized under the applicable laws of the State of Maryland. Lexington Trust is permitted by the Partnership Agreement to engage in activities not related to the Partnership’s business, including activities in direct or indirect competition with the Partnership, and may own assets other than its interests in the Partnership, and such other assets necessary to carry out the Partnership’s responsibilities under the Partnership Agreement, and the LXP declaration. In addition, Lexington Trust has no obligation to present opportunities to the Partnership and the holders of MLP Units have no rights by virtue of the Partnership Agreement in any of Lexington Trust’s outside business ventures.

ADDITIONAL EQUITY

The Partnership is authorized to issue MLP Units and other partnership interests (including partnership interests of different series or classes that may be senior to MLP Units) as determined by the General Partner in its sole discretion.
The LXP board may cause Lexington Trust to issue, in its discretion, additional equity securities consisting of Common Shares and/or preferred shares. However, the total number of shares issued may not exceed the authorized number of capital shares set forth in the LXP declaration. The proceeds of equity capital raised by Lexington Trust are not required to be contributed to the Partnership; provided, however, that if Lexington Trust desires to increase its ownership of MLP Units, it may only do so by contributing the proceeds of equity capital raised by it.

BORROWING POLICIES

The Partnership has no restrictions on borrowings, and the General Partner has full power and authority to borrow money on the Partnership’s behalf.	Neither the LXP declaration nor the LXP bylaws impose any restrictions on its ability to borrow money. Lexington Trust is not required to incur its indebtedness through the Partnership.

THE PARTNERSHIP	LEXINGTON TRUST
OTHER INVESTMENT RESTRICTIONS

Other than restrictions precluding investments by the Partnership that would adversely affect Lexington Trust’s qualification as a REIT, there are no restrictions upon the Partnership’s authority to enter into certain transactions, including among others, making investments, lending the Partnership’s funds, or reinvesting the Partnership’s cash flow and net sale or refinancing proceeds, except that, without the consent of the holders of a majority of the outstanding MLP Units (other than the MLP Units held by Lexington Trust), the General Partner may not utilize any of the Partnership’s asset except (i) to reimburse Lexington Trust under the Partnership Agreement, (ii) to make distributions under the Partnership Agreement, or (iii) to acquire assets or make loans for the Partnership’s exclusive benefit, with certain exceptions.
Neither the LXP declaration nor the LXP bylaws impose any restrictions upon the types of investments made by Lexington Trust. However, contractual obligations may inhibit Lexington Trust’s ability to invest in certain asset types.

MANAGEMENT CONTROL

All management powers over the Partnership’s business and affairs are vested in the General Partner, and no limited partner has any right to participate in or exercise control or management power over the Partnership’s business and affairs. See “—Voting Rights —Vote Required to Dissolve The Partnership or Lexington Trust” below. The General Partner may not be removed by the limited partners with or without cause.
The LXP board has exclusive control over Lexington Trust’s business and affairs subject only to the restrictions in the LXP declaration and the LXP bylaws. The LXP board consists of 10 trustees, which number may be increased or decreased by vote of at least a majority of the entire LXP board pursuant to the LXP bylaws. The trustees are elected at each annual meeting of Lexington Trust’s shareholders. The policies adopted by the LXP board may be altered or eliminated without a vote of the shareholders. Accordingly, except for their vote in the elections of trustees, shareholders have no control over Lexington Trust’s ordinary business policies.

DUTIES

Under Delaware law, except as provided in the Partnership Agreement, the General Partner is accountable to the Partnership as a fiduciary and, consequently, is required to exercise good faith and integrity in all of its dealings with respect to the Partnership’s affairs. The General Partner has agreed to use reasonable efforts to allocate “excess non-recourse liabilities” in a manner that will avoid or minimize any potential recapture tax liability of the partners.
Under Maryland law, Lexington Trust’s trustees must perform their duties in good faith, in a manner that they reasonably believe to be in Lexington Trust’s best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Trustees who act in such a manner generally will not be liable to Lexington Trust for monetary damages arising from their activities.

THE PARTNERSHIP	LEXINGTON TRUST
MANAGEMENT LIABILITY AND INDEMNIFICATION

Under Delaware law, the General Partner has liability for the payment of the Partnership’s obligations and debts unless limitations upon such liability are stated in the document or instrument evidencing the obligation. Under the Partnership Agreement, the Partnership agreed to indemnify the General Partner and Lexington Trust, and any director, trustee or officer of the Partnership, Lexington Trust or the majority limited partner, to the fullest extent permitted under the Delaware Act. The reasonable expenses incurred by an indemnitee may be reimbursed by the Partnership in advance of the final disposition of the proceeding upon receipt by the Partnership of a written affirmation by such indemnitee of his, her or its good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking by such indemnitee to repay the amount if it is ultimately determined that such standard was not met.
Under the LXP declaration, the liability of Lexington Trust’s trustees and officers to Lexington Trust and its shareholders for money damages is limited to the fullest extent permitted under Maryland law. Under the LXP declaration, Lexington Trust is required to indemnify its trustees and officers to the fullest extent permitted under Maryland law and to indemnify its other employees and agents to such extent as authorized by the LXP board or the LXP bylaws, but only to the extent permitted under applicable law.

ANTI-TAKEOVER PROVISIONS

Except in limited circumstances (see “—Voting Rights” below), the General Partner has exclusive management power over the Partnership’s business and affairs. The General Partner may not be removed by the limited partners. Without the consent of the General Partner, a transferee will not be (i) admitted to the Partnership as a substituted limited partner or (ii) entitled to the same rights as a substituted limited partner.
The LXP declaration and the LXP bylaws contain a number of provisions that may have the effect of delaying or discouraging an unsolicited proposal for the acquisition of Lexington Trust or the removal of incumbent management. These provisions include, among others: (1) authorized capital shares that may be issued as preferred shares in the discretion of the LXP board, with superior voting rights to the common shares; (2) a requirement that trustees may be removed only for cause and then only by the affirmative vote of the holders of at least 80% of the combined voting power of all classes of shares of beneficial interest entitled to vote in the election of trustees; and (3) provisions designed to, among other things, avoid concentration of share ownership in a manner that would jeopardize Lexington Trust’s status as a REIT under the Code.

Furthermore, under Maryland law, “business combinations” between a Maryland real estate investment trust and an interested shareholder or an affiliate of an interested shareholder are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. See “Certain Provisions of Maryland Law and the LXP Declaration and the LXP Bylaws – Maryland Law,” elsewhere in this proxy statement/prospectus.

THE PARTNERSHIP	LEXINGTON TRUST
VOTING RIGHTS

All decisions relating to the Partnership’s operation and management are made by the General Partner. See “Description of the MLP Units” elsewhere in this proxy statement/prospectus. As of the date of this proxy statement/prospectus, Lexington Trust held, through Lex GP-1 and Lex LP-1, the General Partner interest and 91.1% of the MLP Units. As MLP Units are redeemed under the Partnership Agreement or exchanged in the MLP merger, Lexington Trust’s percentage ownership in the Partnership will increase.
Lexington Trust is managed and controlled by a board of trustees presently consisting of 10 members. Each trustee is elected by the shareholders at annual meetings of Lexington Trust’s shareholders. Maryland law requires that certain major corporate transactions, including most amendments to the LXP declaration, may not be consummated without the approval of shareholders as set forth below. All Common Shares have one vote, and the LXP declaration permits the LXP board to classify and issue preferred shares in one or more series having voting power which may differ from that of the Common Shares. See “Description of Common Shares” elsewhere in this proxy statement/prospectus.
     The following is a comparison of the voting rights of the limited partners and Lexington Trust’s shareholders as they relate to certain major transactions:

A. AMENDMENT OF THE PARTNERSHIP AGREEMENT OR THE LXP DECLARATION.

Generally, the General Partner may not amend the Partnership Agreement without the consent of the holders of the majority of the MLP Units, except the General Partner may, without the consent of the limited partners, amend the Partnership Agreement as to certain ministerial matters and to cure ambiguities.
Amendments to the LXP declaration must be advised by the LXP board and approved generally by at least a majority of the votes entitled to be cast on that matter at a meeting of shareholders. Amendments to certain provisions on termination require the affirmative vote of two-thirds of the votes entitled to be cast and amendments to certain provisions in the LXP declaration relating to amendments to the LXP declaration or the LXP bylaws, relating to the LXP board or relating to obligations under written instruments, require the affirmative vote of 80% of the votes entitled to be cast. In addition, the LXP declaration may be amended by a two-thirds majority of its trustees, without shareholder approval, in order to preserve its qualification as a REIT under the Code.

B. VOTE REQUIRED TO DISSOLVE OR TERMINATE THE MLP OR THE PARTNERSHIP.

The Partnership may be dissolved upon the occurrence of certain events, none of which require the consent of the limited partners.	Lexington Trust may be terminated only upon the affirmative vote of the holders of two-thirds of the outstanding shares entitled to vote thereon.

THE PARTNERSHIP	LEXINGTON TRUST

C. VOTE REQUIRED TO SELL ASSETS OR MERGE.

Under the Partnership Agreement, the sale, exchange, transfer or other disposition of all or substantially all of the Partnership’s assets does not require the consent the limited partners. However, a merger or consolidation of the Partnership pursuant to which the MLP Units are converted or exchanged for securities of another entity requires the consent of a majority in interest of the limited partners, except under certain circumstances. These circumstances include the MLP merger where MLP Units are being exchanged for securities with preferences, rights and privileges not materially inferior to the preferences, rights and privileges of Common Shares.
Under Maryland law and the LXP declaration, the sale of all or substantially all of Lexington Trust’s assets, or a merger or consolidation of Lexington Trust, requires the approval of the LXP board and generally requires the approval of the holders of a majority of the outstanding shares entitled to vote thereon. No approval of the shareholders is required for the sale of less than all or substantially all of Lexington Trust’s assets.
COMPENSATION, FEES AND DISTRIBUTIONS

The General Partner does not receive any compensation for its services as the General Partner. As partners in the Partnership, however, Lex GP-1 and Lex LP-1 have the same right to allocations and distributions as the Partnership’s other partners. In addition, the Partnership will reimburse the General Partner (and Lexington Trust) for certain expenses incurred relating to the management of the Partnership.
Lexington Trust’s non-employee trustees and officers receive compensation for their services.
LIABILITY OF INVESTORS

Under the Partnership Agreement and applicable state law, the liability of limited partners for the Partnership’s debts and obligations is generally limited to the amount of their investment in the Partnership.
Under Maryland law, Lexington Trust’s shareholders are generally not personally liable for its debts or obligations.
NATURE OF INVESTMENT

The MLP Units constitute equity interests in the Partnership. Generally, unitholders are allocated and distributed amounts in accordance with their respective percentage interest in the Partnership, from time to time, but not less than semi-annually, as determined in the manner provided in the Partnership Agreement and subject to certain restrictions and exceptions for certain limited partners. The Partnership generally intends to retain and reinvest proceeds of the sale of property or excess refinancing proceeds in the Partnership’s business.
Common Shares constitute equity interests in Lexington Trust. Lexington Trust is entitled to receive its pro rata share of distributions made by the Partnership with respect to the MLP Units held by it, and by its other direct subsidiaries. Each holder of Common Shares will be entitled to its pro rata share of any dividends or distributions paid with respect to the Common Shares. The dividends payable to holders of Common Shares are not fixed in amount and are only paid if, when and as authorized by the LXP board and declared by Lexington Trust. In order to continue to qualify as a REIT, Lexington Trust generally must distribute at least 90% of its net taxable income (excluding capital gains), and any taxable income (including capital gains) not distributed will be subject to corporate income tax.

THE PARTNERSHIP	LEXINGTON TRUST

POTENTIAL DILUTION OF RIGHTS

The General Partner is authorized, in its sole discretion and without limited partner approval, to cause the Partnership to issue additional the MLP Units and other equity securities for any partnership purpose at any time to the limited partners or to other persons (including the General Partner or Lexington Trust under certain circumstances set forth in the Partnership Agreement).
The LXP board may authorize Lexington Trust to issue, in its discretion, additional shares, and has the authority to cause Lexington Trust to issue from authorized capital a variety of other equity securities with such powers, preferences and rights as it may designate at the time. The issuance of either additional Common Shares or other similar equity securities may result in the dilution of the interests of the shareholders.
LIQUIDITY

Holders of MLP Units may not transfer their MLP Units without the General Partner’s consent. Without the consent of the General Partner, a transferee will not be (i) admitted to the MLP as a substituted limited partner or (ii) entitled to the same rights as a substituted limited partner. Limited partners have the right to tender their MLP Units for redemption by the Partnership at certain times, as specified in the Partnership Agreement. See “The Partnership’s Second Amended and Restated Partnership Agreement; Redemption Rights Under the Partnership Agreement” elsewhere in this proxy statement/prospectus.
The Common Shares are generally freely transferable as registered securities under the Securities Act. Common Shares are listed on the New York Stock Exchange. The breadth and strength of this secondary market will depend, among other things, upon the number of shares outstanding, Lexington Trust’s financial results and prospects, the general interest in Lexington Trust and other real estate investments, and the Partnership’s dividend yield compared to that of other debt and equity securities.
FEDERAL INCOME TAXATION

The Partnership is not subject to federal income taxes. Instead, each unitholder includes its allocable share of the Partnership’s taxable income or loss in determining its individual federal income tax liability. The maximum federal income tax rate for individuals under current law is 35%.

A unitholder’s share of income and loss generated by the Partnership generally is subject to the “passive activity” limitations. Under the “passive activity” rules, income and loss from the Partnership that are considered “passive income” generally can be offset against income and loss from other investments that constitute “passive activities.” Cash distributions from the Partnership are not taxable to a unitholder except to the extent such distributions exceed such unitholder’s basis in its interest in the Partnership (which will include such holder’s allocable share of the Partnership’s taxable income and nonrecourse debt).

Each year, unitholders will receive a Schedule K-1 containing detailed tax information for inclusion in preparing their federal income tax returns.
Lexington Trust has elected to be taxed as a REIT. So long as Lexington Trust qualifies as a REIT, it will be permitted to deduct distributions paid to it shareholders, which effectively will reduce the “double taxation” that typically results when a corporation earns income and distributes that income to its shareholders in the form of dividends. A qualified REIT, however, is subject to federal income tax on income that is not distributed and also may be subject to federal income and excise taxes in certain circumstances. The maximum federal income tax rate for corporations under current law is 35%.

Dividends paid by Lexington Trust will be treated as “portfolio” income and cannot be offset with losses from “passive activities.” The maximum federal income tax rate for individuals under current law is 35%. Distributions made by Lexington Trust to its taxable domestic shareholders out of current or accumulated earnings and profits will be taken into account by them as ordinary income. Distributions that are designated as capital gain dividends generally will be taxed as long-term capital gain, subject to certain limitations, but generally would not be eligible for certain recently-enacted reduced rates. Distributions in excess of current or accumulated earnings and profits

THE PARTNERSHIP	LEXINGTON TRUST

Unitholders are required, in some cases, to file state income tax returns and/or pay state income taxes in the states in which the Partnership owns property, even if they are not residents of those states.
will be treated as a non-taxable return of basis to the extent of a shareholder’s adjusted basis in its common shares, with the excess taxed as capital gain.

Each year, shareholders will receive an IRS Form 1099 used by corporations to report dividends paid to their shareholders.

Shareholders who are individuals generally will not be required to file state income tax returns and/or pay state income taxes outside of their state of residence with respect to Lexington Trust’s operations and distributions. Lexington Trust may be required to pay state income taxes in certain states.

Please see “United States Federal Income Tax Consolidations,” below.
UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
     The information in this section is based on the Code, existing, temporary and proposed regulations under the Code, the legislative history of the Code, current administrative rulings and practices of the Internal Revenue Service, or IRS, and court decisions, all as of the date hereof. No assurance can be given that future legislation, regulations, administrative interpretations and court decisions will not significantly change current law or adversely affect existing interpretations of current law. Any such change could apply retroactively to transactions preceding the date of the change. In addition, neither Lexington Trust nor the Partnership have received, and neither plan to request, any rulings from the IRS. Thus no assurance can be provided that the statements set forth herein (which do not bind the IRS or the courts) will not be challenged by the IRS or that such statements will be sustained by a court if so challenged.
Tax Treatment of Exchange of MLP Units in the MLP Merger
     The following discussion summarizes certain federal income tax considerations that may be relevant to a holder whose MLP Units are exchanged with Common Shares and, if applicable, cash in connection with the MLP merger.
     As described above, in the MLP merger holders of MLP Units will be entitled to receive (1) for each whole MLP Unit, one Common Share and (2) for any fractional MLP Unit, cash in an amount equal to the product of (i) such fractional MLP Unit multiplied by (ii) the average closing prices of Common Shares quoted on the New York Stock Exchange for the 20 trading day period immediately preceding the third trading day immediately prior to the closing date of the MLP merger. Such exchange of MLP Units and fractional MLP Units, if any, will be treated as a sale of such MLP Units and fractional MLP Units by the exchanging holder to Lexington Trust at the time such MLP Units and fractional MLP Units are exchanged. This sale will be fully taxable to the exchanging holder. The determination of gain or loss from the sale will be based on the difference between the holder’s amount realized for tax purposes and its adjusted tax basis in such MLP Units and fractional MLP Units. The amount realized will be measured by the fair market value of property received (i.e., the Common Shares and cash, if any) plus the portion of the Partnership’s liabilities allocable to the MLP Units and fractional MLP Units sold. The amount of MLP liabilities considered in this calculation will include the Partnership’s share of the liabilities of some entities in which the Partnership owns an interest. In general, a holder’s tax basis is based on the cost of the MLP Units, adjusted for the holder’s allocable share of the Partnership’s income, loss, distributions and liabilities, as applicable. To the extent that the amount realized exceeds the holder’s basis for the MLP Units disposed of, such holder will recognize gain; to the extent that the holder’s basis for the MLP Units disposed of exceeds the amount realized, such holder will recognize loss. It is possible that the amount of gain recognized or even the tax liability resulting from such gain could exceed the fair market value of Common Shares received upon such disposition.

     Each holder of MLP Units should consult its own tax advisor regarding the tax consequences to you of the exchange of your units, including the federal, state, local and foreign tax consequences of the exchange of units in your particular circumstances and potential changes in applicable laws.
     Generally, any gain recognized upon a sale or other disposition of MLP Units will be treated as gain attributable to the sale or disposition of a capital asset. To the extent, however, that the amount realized upon the sale of MLP Units attributable to a unitholder’s share of the Partnership’s “unrealized receivables” (as defined in Section 751 of the Code) exceeds the basis attributable to those assets, such excess will be treated as ordinary income. Unrealized receivables include, to the extent not previously included in the Partnership’s income, any rights to payment for services rendered or to be rendered. Unrealized receivables also include amounts that would be subject to recapture as ordinary income if the Partnership had sold the its assets at their fair market value at the time of the transfer of MLP Units.
     Generally, any loss recognized upon a sale or other disposition of MLP Units will be treated as loss attributable to the sale or disposition of a capital asset. Capital losses in any year are generally deductible only to the extent of capital gains plus, in the case of a non-corporate taxpayer, $3,000 of ordinary income ($1,500 for married individuals filing separately).
     The passive activity loss rules of the Code limit the use of losses by individuals, estates, trusts and certain closely held corporations and personal service corporations derived from certain passive activities, which generally include investments in limited partnership interests such as the MLP Units. Previously-suspended and unused passive losses of a holder of MLP Units generally may be deducted in full in the taxable year when such holder completely disposes of its MLP Units. Each holder of MLP Units subject to the passive activity loss rules should consult its own tax advisor concerning whether, and the extent to which, it has available suspended passive activity losses that may be used to offset the gain, if any, resulting from the exchange of MLP Units in the MLP merger.
     For noncorporate holders, the maximum rate of tax on the net capital gain (i.e., long-term capital gain less short-term capital loss) from a sale or exchange of a long-term capital asset (i.e., a capital asset held for more than 12 months) is 15% (through 2010). The maximum rate for net capital gains attributable to the sale of depreciable real property held for more than 12 months is 25% to the extent of the prior depreciation deductions for “unrecaptured Section 1250 gain” (that is, depreciation deductions not otherwise recaptured as ordinary income under the existing depreciation recapture rules). Treasury Regulations provide that individuals, trusts and estates are subject to a 25% tax to the extent of their allocable share of unrecaptured Section 1250 gain immediately prior to their sale or disposition of the MLP units (the “25% Amount”). Provided that the MLP Units are held as a long-term capital asset, such holders would be subject to a maximum rate of tax of 15% on the difference, if any, between any gain on the sale or disposition of the MLP Units and the 25% Amount.
     It is possible that the exchange by the Partnership in the MLP merger of MLP Units issued in connection with a contribution of property to the Partnership could cause the original transfer of property to the Partnership to be treated as a “disguised sale” of property. Section 707 of the Code and the Treasury Regulations thereunder (the “Disguised Sale Regulations”) generally provide that, unless one of the prescribed exceptions is applicable, a partner’s contribution of property to a partnership and a simultaneous or subsequent transfer of money or other consideration (which may include the assumption of or taking subject to a liability) from the partnership to the partner will be presumed to be a sale, in whole or in part, of such property by the partner to the partnership. Further, the Disguised Sale Regulations provide generally that, in the absence of an applicable exception, if money or other consideration is transferred by a partnership to a partner within two years of the partner’s contribution of property, the transactions are presumed to be a sale of the contributed property unless the facts and circumstances clearly establish that the transfers do not constitute a sale. The Disguised Sale Regulations also provide that if two years have passed between the transfer of money or other consideration and the contribution of property, the transactions will be presumed not to be a sale unless the facts and circumstances clearly establish that the transfers constitute a sale. Given the amount of time that has passed since the original transfers of properties to the Partnership by current holders of MLP Units other than Lexington Trust, it is unlikely, though still possible, that the exchange of MLP Units in connection with the MLP merger would cause such original transfers to be treated as disguised sales of property under the Disguised Sale Regulations.
     Each holder of MLP Units should consult with its own tax advisor to determine whether the exchange of MLP Units could be subject to the Disguised Sale Regulations.
Federal Income Tax Considerations Relating to the REIT
     The following discussion summarizes the material United States federal income tax considerations to you as a prospective holder of Common Shares and assumes that you will hold such shares as capital assets (within the meaning of Section 1221 of the Code). The following discussion is for general information purposes only, is not exhaustive of all possible tax considerations and is not intended to be and should not be construed as tax advice. For example, this summary does not give a detailed discussion of any state, local or foreign tax considerations. In addition, this discussion is intended to address only those federal income tax considerations that are generally applicable to all of Lexington Trust’s shareholders. It does not discuss all of the aspects of federal income taxation that may be relevant to you in light of your particular circumstances or to certain types of shareholders who are subject to special treatment under the federal income tax laws including, without limitation, regulated investment companies, insurance companies, tax-exempt entities, financial institutions or broker-dealers, expatriates, persons subject to the alternative minimum tax and partnerships or other pass through entities.
     PROSPECTIVE HOLDERS OF COMMON SHARES ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF INVESTING IN COMMON SHARES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.
Taxation of the Company
     General. Lexington Trust elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with its taxable year ended December 31, 1993. Lexington Trust believes that it has been organized, and has operated, in such a manner so as to qualify for taxation as a REIT under the Code and intends to conduct its operations so as to continue to qualify for taxation as a REIT. No assurance, however, can be given that Lexington Trust has operated in a manner so as to qualify or will be able to operate in such a manner so as to remain qualified as a REIT. Qualification and taxation as a REIT depend upon Lexington Trust’s ability to meet on a continuing basis, through actual annual operating results, the required distribution levels, diversity of share ownership and the various qualification tests imposed under the Code discussed below, the results of which will not be reviewed by counsel. Given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in Lexington Trust’s circumstances, no assurance can be given that the actual results of Lexington Trust’s operations for any one taxable year have satisfied or will continue to satisfy such requirements.
     In the opinion of Paul, Hastings, Janofsky & Walker LLP, based on certain assumptions and factual representations that are described in this section and in officer’s certificates provided by Lexington Trust, Concord Debt Holdings LLC and Concord Debt Funding Trust (both subsidiaries in which we indirectly hold interests), commencing with Lexington Trust’s taxable year ended December 31, 1993, Lexington Trust has been organized and operated in conformity with the requirements for qualification as a REIT and its current and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT. It must be emphasized that this opinion is based on various assumptions and is conditioned upon certain representations made by Lexington Trust, Concord Debt Holdings LLC and Concord Debt Funding Trust as to factual matters including, but not limited to, those set forth herein, and those concerning Lexington Trust’s business and properties as set forth in this prospectus. An opinion of counsel is not binding on the IRS or the courts.
     The following is a general summary of the Code provisions that govern the federal income tax treatment of a REIT and its shareholders. These provisions of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations and administrative and judicial interpretations thereof, all of which are subject to change prospectively or retroactively.
     If Lexington Trust qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on its net income that is currently distributed to shareholders. This treatment substantially eliminates the “double taxation” (at the corporate and shareholder levels) that generally results from investment in a corporation. However, Lexington Trust will be subject to federal income tax as follows:
•	First, Lexington Trust will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

•	Second, under certain circumstances, Lexington Trust may be subject to the “alternative minimum tax” on its items of tax preference.

•	Third, if Lexington Trust has (a) net income from the sale or other disposition of “foreclosure property,” which is, in general, property acquired on foreclosure or otherwise on default on a loan secured by such real property or a lease of such property, which is held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income.

•	Fourth, if Lexington Trust has net income from prohibited transactions such income will be subject to a 100% tax. Prohibited transactions are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property.

•	Fifth, if Lexington Trust should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but nonetheless maintain its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which it fails the 75% gross income test or the amount by which 95% (90% for taxable years ending on or prior to December 31, 2004) of its gross income exceeds the amount of income qualifying under the 95% gross income test multiplied by (b) a fraction intended to reflect its profitability.

•	Sixth, if Lexington Trust should fail to satisfy the asset tests (as discussed below) but nonetheless maintain its qualification as a REIT because certain other requirements have been met and it does not qualify for a de minimis exception, it may be subject to a tax that would be the greater of (a) $50,000; or (b) an amount determined by multiplying the highest rate of tax for corporations by the net income generated by the assets for the period beginning on the first date of the failure and ending on the day it disposes of the nonqualifying assets (or otherwise satisfies the requirements for maintaining REIT qualification).

•	Seventh, if Lexington Trust should fail to satisfy one or more requirements for REIT qualification, other than the 95% and 75% gross income tests and other than the asset tests, but nonetheless maintains its qualification as a REIT because certain other requirements have been met, it may be subject to a $50,000 penalty for each failure.

•	Eighth, if Lexington Trust should fail to distribute during each calendar year at least the sum of (a) 85% of its REIT ordinary income for such year, (b) 95% of its REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, Lexington Trust would be subject to a nondeductible 4% excise tax on the excess of such required distribution over the amounts actually distributed.

•	Ninth, if Lexington Trust acquires any asset from a C corporation (i.e., a corporation generally subject to full corporate level tax) in a transaction in which the basis of the asset in its hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation and it does not elect to be taxed at the time of the acquisition, it would be subject to tax at the highest corporate rate if it disposes of such asset during the ten-year period beginning on the date that it acquired that asset, to the extent of such property’s “built-in gain” (the excess of the fair market value of such property at the time of its acquisition over the adjusted basis of such property at such time) (we refer to this tax as the “Built-in Gains Tax”).

•	Tenth, Lexington Trust will incur a 100% excise tax on transactions with a taxable REIT subsidiary that are not conducted on an arm’s-length basis.

•	Finally, if Lexington Trust owns a residual interest in a real estate mortgage investment conduit, or “REMIC,” it will be taxable at the highest corporate rate on the portion of any excess inclusion income that it derives from the REMIC residual interests equal to the percentage of its shares that is held in record name by “disqualified organizations.” Similar rules apply if Lexington Trust owns an equity interest in a taxable mortgage pool. A “disqualified organization” includes the United States, any state or political subdivision thereof, any foreign government or international organization, any agency or instrumentality of any of the foregoing, any rural electrical or telephone cooperative and any tax-exempt organization (other than a farmer’s cooperative described in Section 521 of the Code) that is exempt from income taxation and from the unrelated business taxable income provisions of the Code. However, to the extent that Lexington Trust owns a REMIC residual interest or a taxable mortgage pool through a taxable REIT subsidiary, it will not be subject to this tax. See the heading “Requirements for Qualification” below.

     Requirements for Qualification. A REIT is a corporation, trust or association (1) that is managed by one or more trustees or directors, (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest, (3) that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code, (4) that is neither a financial institution nor an insurance company subject to certain provisions of the Code, (5) that has the calendar year as its taxable year, (6) the beneficial ownership of which is held by 100 or more persons, (7) during the last half of each taxable year, not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities), and (8) that meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (1) through (5), inclusive, must be met during the entire taxable year and that condition (6) must be met during at least 335 days of a taxable year of twelve (12) months, or during a proportionate part of a taxable year of less than twelve (12) months.
     Lexington Trust may redeem, at its option, a sufficient number of shares or restrict the transfer thereof to bring or maintain the ownership of the shares in conformity with the requirements of the Code. In addition, the LXP declaration includes restrictions regarding the transfer of Lexington Trust’s shares that are intended to assist it in continuing to satisfy requirements (6) and (7). Moreover, if Lexington Trust complies with regulatory rules pursuant to which it is required to send annual letters to its shareholders requesting information regarding the actual ownership of its shares, and it does not know, or exercising reasonable diligence would not have known, whether it failed to meet requirement (7) above, it will be treated as having met the requirement.
     The Code allows a REIT to own wholly-owned corporate subsidiaries which are “qualified REIT subsidiaries.” The Code provides that a qualified REIT subsidiary is not treated as a separate corporation, and all of its assets, liabilities and items of income, deduction and credit are treated as assets, liabilities and items of income, deduction and credit of the REIT. Thus, in applying the requirements described herein, Lexington Trust’s qualified REIT subsidiaries will be ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiaries will be treated as Lexington Trust’s assets, liabilities and items of income, deduction and credit.
     For taxable years beginning on or after January 1, 2001, a REIT may also hold any direct or indirect interest in a corporation that qualifies as a “taxable REIT subsidiary,” as long as the REIT’s aggregate holdings of taxable REIT subsidiary securities do not exceed 20% of the value of the REIT’s total assets (for taxable years beginning after July 30, 2008, 25% of the value of the REIT’s total assets) at the close of each quarter. A taxable REIT subsidiary is a fully taxable corporation that generally is permitted to engage in businesses (other than certain activities relating to lodging and health care facilities), own assets, and earn income that, if engaged in, owned, or earned by the REIT, might jeopardize REIT status or result in the imposition of penalty taxes on the REIT. To qualify as a taxable REIT subsidiary, the subsidiary and the REIT must make a joint election to treat the subsidiary as a taxable REIT subsidiary. A taxable REIT subsidiary also includes any corporation (other than a REIT or a qualified REIT subsidiary) in which a taxable REIT subsidiary directly or indirectly owns more than 35% of the total voting power or value. See “Asset Tests” below. A taxable REIT subsidiary will pay tax at regular corporate income rates on any taxable income it earns. Moreover, the Code contains rules, including rules requiring the imposition of taxes on a REIT at the rate of 100% on certain reallocated income and expenses, to ensure that contractual arrangements between a taxable REIT subsidiary and its parent REIT are at arm’s-length.
     In the case of a REIT which is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of each of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share for purposes of satisfying the gross income and assets tests (as discussed below). In addition, the character of the assets and items of gross income of the partnership will retain the same character in the hands of the REIT. Thus, Lexington Trust’s proportionate share (based on equity capital) of the assets, liabilities, and items of gross income of the partnerships in which it owns an interest are treated as its assets, liabilities and items of gross income for purposes of applying the requirements described herein. The treatment described above also applies with respect to the ownership of interests in limited liability companies or other entities that are treated as partnerships for tax purposes.
     A significant number of Lexington Trust’s investments are held through partnerships. If any such partnerships were treated as an association, the entity would be taxable as a corporation and therefore would be subject to an entity level tax on its income. In such a situation, the character of Lexington Trust’s assets and items of gross income would change and might preclude it from qualifying as a REIT. Lexington Trust believes that each partnership in which it holds a material interest (either directly or indirectly) is properly treated as a partnership for tax purposes (and not as an association taxable as a corporation).

     Special rules apply to a REIT, a portion of a REIT, or a qualified REIT subsidiary that is a taxable mortgage pool. An entity or portion thereof may be classified as a taxable mortgage pool under the Code if:
o	substantially all of the assets consist of debt obligations or interests in debt obligations;

o	more than 50% of those debt obligations are real estate mortgage loans or interests in real estate mortgage loans as of specified testing dates;

o	the entity has issued debt obligations that have two or more maturities; and

o	the payments required to be made by the entity on its debt obligations “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.
     Under Treasury Regulations, if less than 80% of the assets of an entity (or the portion thereof) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a taxable mortgage pool.
     An entity or portion thereof that is classified as a taxable mortgage pool is generally treated as a taxable corporation for federal income tax purposes. However, the portion of the REIT’s assets, held directly or through a qualified REIT subsidiary, that qualifies as a taxable mortgage pool is treated as a qualified REIT subsidiary that is not subject to corporate income tax and therefore the taxable mortgage pool classification does not change that treatment. The classification of a REIT, qualified REIT subsidiary or portion thereof as a taxable mortgage pool could, however, result in taxation of a REIT and certain of its shareholders as described below.
     IRS guidance indicates that a portion of income from a taxable mortgage pool arrangement, if any, could be treated as “excess inclusion income.” Excess inclusion income is an amount, with respect to any calendar quarter, equal to the excess, if any, of (i) income allocable to the holder of a REMIC residual interest or taxable mortgage pool interest over (ii) the sum of an amount for each day in the calendar quarter equal to the product of (a) the adjusted issue price at the beginning of the quarter multiplied by (b) 120% of the long-term federal rate (determined on the basis of compounding at the close of each calendar quarter and properly adjusted for the length of such quarter). Under the recent guidance, such income would be allocated among Lexington Trust’s shareholders in proportion to dividends paid and, generally, may not be offset by net operating losses of the shareholder, would be taxable to tax exempt shareholders who are subject to the unrelated business income tax rules of the Code and would subject non-U.S. shareholders to a 30% withholding tax (without exemption or reduction of the withholding rate). To the extent that excess inclusion income is allocated from a taxable mortgage pool to any disqualified organizations that hold our shares, Lexington Trust may be taxable on this income at the highest applicable corporate tax rate (currently 35%). Because this tax would be imposed on the REIT, all of the REIT’s shareholders, including shareholders that are not disqualified organizations, would bear a portion of the tax cost associated with the classification of any portion of Lexington Trust’s assets as a taxable mortgage pool.
     If Lexington Trust owns less than 100% of the ownership interests in a subsidiary that is a taxable mortgage pool, the foregoing rules would not apply. Rather, the subsidiary would be treated as a corporation for federal income tax purposes and would potentially be subject to corporate income tax. In addition, this characterization would affect Lexington Trust’s REIT income and asset test calculations and could adversely affect its ability to qualify as a REIT.
     Lexington Trust has made and in the future intends to make investments or enter into financing and securitization transactions that may give rise to its being considered to own an interest, directly or indirectly, in one or more taxable mortgage pools. Prospective holders are urged to consult their own tax advisors regarding the tax consequences of the taxable mortgage pool rules to them in light of their particular circumstances.
     Income Tests. In order to maintain qualification as a REIT, Lexington Trust must satisfy annually certain gross income requirements. First, at least 75% of Lexington Trust’s gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including “rents from real property;” gain from the sale of real property other than property held for sale to customers in the ordinary course of business; dividends from, and gain from the sale of shares of, other qualifying REITs; certain interest described further below; and certain income derived from a REMIC) or from certain types of qualified temporary investments. Second, at least 95% of Lexington Trust’s gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from income that qualifies under the foregoing 75% gross income test, other types of dividends and interest, gain from the sale or disposition of stock or securities and certain other specified sources. Any income from a hedging transaction entered into after December 31, 2004 that is clearly and timely identified and hedges indebtedness incurred or to be incurred to acquire or carry real estate assets will not constitute gross income, rather than being treated as qualifying or nonqualifying income, for purposes of the 95% gross income test and, with respect to such hedging transactions entered into after July 30, 2008, for purposes of the 75% gross income test as well. For transactions entered into after July 30, 2008, a hedging transaction also includes a transaction entered into to manage foreign currency risks with respect to items of income and gain (or any property which generates such income or gain) that would be qualifying income under the 75% or 95% gross income tests, but only if such transaction is clearly identified before the close of the day it was acquired, originated or entered into. In addition, certain foreign currency gains recognized after July 30, 2008 will be excluded from gross income for purposes of one or both of the gross income tests.
     Rents received by Lexington Trust will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as “rents from real property” in satisfying the gross income tests if Lexington Trust, or an owner of 10% or more of its shares, actually or constructively owns 10% or more of such tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property (based on the ratio of fair market value of personal and real property) will not qualify as “rents from real property.” Finally, in order for rents received to qualify as “rents from real property,” Lexington Trust generally must not operate or manage the property (subject to a de minimis exception as described below) or furnish or render services to the tenants of such property, other than through an independent contractor from whom Lexington Trust derives no revenue or through a taxable REIT subsidiary. Lexington Trust may, however, directly perform certain services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property (“Permissible Services”).
     For Lexington Trust’s taxable years commencing on or after January 1, 1998, rents received generally will qualify as rents from real property notwithstanding the fact that it provides services that are not Permissible Services so long as the amount received for such services meets a de minimis standard. The amount received for “impermissible services” with respect to a property (or, if services are available only to certain tenants, possibly with respect to such tenants) cannot exceed one percent of all amounts received, directly or indirectly, by Lexington Trust with respect to such property (or, if services are available only to certain tenants, possibly with respect to such tenants). The amount that Lexington Trust will be deemed to have received for performing “impermissible services” will be the greater of the actual amounts so received or 150% of the direct cost to Lexington Trust of providing those services.
     Lexington Trust believes that substantially all of its rental income will be qualifying income under the gross income tests, and that its provision of services will not cause the rental income to fail to be qualifying income under those tests.
     Generally, interest on debt secured by a mortgage on real property or interests in real property qualifies for purposes of satisfying the 75% gross income test described above. However, if the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date the REIT agreed to originate or acquire the loan, a proportionate amount of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. In addition, any interest amount that is based in whole or in part on the income or profits of any person does not qualify for purposes of the foregoing 75% and 95% income tests except (a) amounts that are based on a fixed percentage or percentages of receipts or sales and (b) amounts that are based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by the REIT.
     If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which is generally qualifying income for purposes of both gross income tests.
     If Lexington Trust fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if such failure was due to reasonable cause and not willful neglect and it files a schedule describing each item of its gross income for such taxable year in accordance with Treasury Regulations (and for taxable years beginning on or before October 22, 2004, any incorrect information on the schedule was not due to fraud with intent to evade tax). It is not possible, however, to state whether in all circumstances Lexington Trust would be entitled to the benefit of this relief provision. Even if this relief provision applied, a 100% penalty tax would be imposed on the amount by which it failed the 75% gross income test or the amount by which 95% (90% for taxable years ending on or prior to December 31, 2004) of its gross income exceeds the amount of income qualifying under the 95% gross income test (whichever amount is greater), multiplied by a fraction intended to reflect its profitability.
     Subject to certain safe harbor exceptions, any gain (including certain foreign currency gain recognized after July 30, 2008) realized by Lexington Trust on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income may also have an adverse effect upon Lexington Trust’s ability to qualify as a REIT. In June 2007, Lexington Trust announced a restructuring of its investment strategy, focusing on core and core plus assets. While Lexington Trust believes that the dispositions of our assets pursuant to the restructuring of its investment strategy should not be treated as prohibited transactions, and although it intends to conduct its operations so that it will not be treated as holding its properties for sale, whether a particular sale will be treated as a prohibited transaction depends on all the facts and circumstances with respect to the particular transaction. Lexington Trust has not sought and does not intend to seek a ruling from the IRS regarding any dispositions. Accordingly, there can be no assurance that the IRS will not successfully assert a contrary position with respect to Lexington Trust’s dispositions. If all or a significant portion of Lexington Trust’s dispositions were treated as prohibited transactions, it would incur a significant U.S. federal tax liability, which could have a material adverse effect on its results of operations.
     Lexington Trust will be subject to tax at the maximum corporate rate on any income from foreclosure property (including certain foreign currency gains and related deductions recognized after July 30, 2008), other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property (1) that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured; (2) for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and (3) for which the REIT makes a proper election to treat the property as foreclosure property. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property.
     A REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, unless a longer extension is granted by the Secretary of the Treasury or the grace period terminates earlier due to certain nonqualifying income or activities generated with respect to the property.

     Asset Tests. At the close of each quarter of Lexington Trust’s taxable year, it must also satisfy the following tests relating to the nature of its assets. At least 75% of the value of Lexington Trust’s total assets, including its allocable share of assets held by partnerships in which it owns an interest, must be represented by real estate assets, stock or debt instruments held for not more than one year purchased with the proceeds of an offering of equity securities or a long-term (at least five years) public debt offering by it, cash, cash items (including certain receivables) and government securities. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs, and certain kinds of mortgage-backed securities (including regular or residual interests in a REMIC to the extent provided in the Code) and mortgage loans. In addition, not more than 25% of Lexington Trust’s total assets may be represented by securities other than those in the 75% asset class. Not more than 20% of the value of Lexington Trust’s total assets (for taxable years beginning after July 30, 2008, 25% of the value of our total assets) may be represented by securities of one or more taxable REIT subsidiaries (as defined above under “Requirements for Qualification”). Except for investments included in the 75% asset class, securities in a taxable REIT subsidiary or qualified REIT subsidiary and certain partnership interests and debt obligations, (1) not more than 5% of the value of Lexington Trust’s total assets may be represented by securities of any one issuer (the “5% asset test”), (2) Lexington Trust may not hold securities that possess more than 10% of the total voting power of the outstanding securities of a single issuer (the “10% voting securities test”) and (3) Lexington Trust may not hold securities that have a value of more than 10% of the total value of the outstanding securities of any one issuer (the “10% value test”).
     The following assets are not treated as “securities” held by Lexington Trust for purposes of the 10% value test (i) “straight debt” meeting certain requirements, unless Lexington Trust holds (either directly or through its “controlled” taxable REIT subsidiaries) certain other securities of the same corporate or partnership issuer that have an aggregate value greater than 1% of such issuer’s outstanding securities; (ii) loans to individuals or estates; (iii) certain rental agreements calling for deferred rents or increasing rents that are subject to Section 467 of the Code, other than with certain related persons; (iv) obligations to pay Lexington Trust amounts qualifying as “rents from real property” under the 75% and 95% gross income tests; (v) securities issued by a state or any political subdivision of a state, the District of Columbia, a foreign government, any political subdivision of a foreign government, or the Commonwealth of Puerto Rico, but only if the determination of any payment received or accrued under the security does not depend in whole or in part on the profits of any person not described in this category, or payments on any obligation issued by such an entity; (vi) securities issued by another qualifying REIT; and (vii) other arrangements identified in Treasury Regulations (which have not yet been issued or proposed). In addition, any debt instrument issued by a partnership will not be treated as a “security” under the 10% value test if at least 75% of the partnership’s gross income (excluding gross income from prohibited transactions) is derived from sources meeting the requirements of the 75% gross income test. If the partnership fails to meet the 75% gross income test, then the debt instrument issued by the partnership nevertheless will not be treated as a “security” to the extent of our interest as a partner in the partnership. Also, in looking through any partnership to determine Lexington Trust’s allocable share of any securities owned by the partnership, Lexington Trust’s share of the assets of the partnership, solely for purposes of applying the 10% value test in taxable years beginning on or after January 1, 2005, will correspond not only to its interest as a partner in the partnership but also to its proportionate interest in certain debt securities issued by the partnership.
     Through Lexington Trust’s investment in Concord Debt Holdings LLC, it may hold mezzanine loans that are secured by equity interests in a non-corporate entity that directly or indirectly owns real property. IRS Revenue Procedure 2003-65 provides a safe harbor pursuant to which a mezzanine loan to such a non-corporate entity, if it meets each of the requirements contained in the Revenue Procedure, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests, and interest derived from it will be treated as qualifying mortgage interest for purposes of the 75% gross income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. Moreover, not all of the mezzanine loans that Lexington Trust holds meet all of the requirements for reliance on this safe harbor. Lexington Trust has invested, and intends to continue to invest, in mezzanine loans in a manner that will enable it to continue to satisfy the gross income and asset tests.
     Lexington Trust may also hold through its investment in Concord Debt Holdings LLC certain participation interests, or “B-Notes,” in mortgage loans and mezzanine loans originated by other lenders. A B-Note is an interest created in an underlying loan by virtue of a participation or similar agreement, to which the originator of the loan is a party, along with one or more participants. The borrower on the underlying loan is typically not a party to the participation agreement. The performance of a participant’s investment depends upon the performance of the underlying loan, and if the underlying borrower defaults, the participant typically has no recourse against the originator of the loan. The originator often retains a senior position in the underlying loan, and grants junior participations, which will be a first loss position in the event of a default by the borrower. The appropriate treatment of participation interests for federal income tax purposes is not entirely certain. Lexington Trust believes that it has invested, and intends to continue to invest, in participation interests that qualify as real estate assets for purposes of the asset tests, and that generate interest that will be treated as qualifying mortgage interest for purposes of the 75% gross income test, but no assurance can be given that the IRS will not challenge our treatment of these participation interests.
     Lexington Trust believes that substantially all of its assets consist of (1) real properties, (2) stock or debt investments that earn qualified temporary investment income, (3) other qualified real estate assets, including qualifying REITs, and (4) cash, cash items and government securities. Lexington Trust also believes that the value of its securities in its taxable REIT subsidiaries will not exceed 20% of the value of its total assets (or, beginning with its 2009 taxable year, 25% of the value of its total assets). Lexington Trust may also invest in securities of other entities, provided that such investments will not prevent Lexington Trust from satisfying the asset and income tests for REIT qualification set forth above. If any interest Lexington Trust holds in any REIT (including Concord Debt Funding Trust) or other category of permissible investment described above does not qualify as such, Lexington Trust would be subject to the 5% asset test and the 10% voting securities and value tests with respect to such investment.
     After initially meeting the asset tests at the close of any quarter, Lexington Trust will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values (including, for taxable years beginning after July 30, 2008, discrepancies caused solely by a change in the foreign currency exchange rate used to value a foreign asset). If Lexington Trust inadvertently fails one or more of the asset tests at the end of a calendar quarter because it acquires securities or other property during the quarter, it can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of the calendar quarter in which it arose. If Lexington Trust were to fail any of the asset tests at the end of any quarter without curing such failure within 30 days after the end of such quarter, it would fail to qualify as a REIT, unless it were to qualify under certain relief provisions enacted in 2004. Under one of these relief provisions, if Lexington Trust were to fail the 5% asset test, the 10% voting securities test, or the 10% value test, it nevertheless would continue to qualify as a REIT if the failure was due to the ownership of assets having a total value not exceeding the lesser of 1% of its assets at the end of the relevant quarter or $10,000,000, and it were to dispose of such assets (or otherwise meet such asset tests) within six months after the end of the quarter in which the failure was identified. If Lexington Trust were to fail to meet any of the REIT asset tests for a particular quarter, but it did not qualify for the relief for de minimis failures that is described in the preceding sentence, then it would be deemed to have satisfied the relevant asset test if: (i) following its identification of the failure, it was to file a schedule with a description of each asset that caused the failure; (ii) the failure was due to reasonable cause and not due to willful neglect; (iii) it was to dispose of the non-qualifying asset (or otherwise meet the relevant asset test) within six months after the last day of the quarter in which the failure was identified, and (iv) it was to pay a penalty tax equal to the greater of $50,000, or the highest corporate tax rate multiplied by the net income generated by the non-qualifying asset during the period beginning on the first date of the failure and ending on the date it disposes of the asset (or otherwise cures the asset test failure). These relief provisions will be available to Lexington Trust in its taxable years beginning on or after January 1, 2005, although it is not possible to predict whether in all circumstances it would be entitled to the benefit of these relief provisions.
     Annual Distribution Requirement. With respect to each taxable year, Lexington Trust must distribute to its shareholders as dividends (other than capital gain dividends) at least 90% of its taxable income. Specifically, Lexington Trust must distribute an amount equal to (1) 90% of the sum of its “REIT taxable income” (determined without regard to the deduction for dividends paid and by excluding any net capital gain), and any after-tax net income from foreclosure property, minus (2) the sum of certain items of “excess noncash income” such as income attributable to leveled stepped rents, cancellation of indebtedness and original issue discount. REIT taxable income is generally computed in the same manner as taxable income of ordinary corporations, with several adjustments, such as a deduction allowed for dividends paid, but not for dividends received.

     Lexington Trust will be subject to tax on amounts not distributed at regular United States federal corporate income tax rates. In addition, a nondeductible 4% excise tax is imposed on the excess of (1) 85% of Lexington Trust’s ordinary income for the year plus 95% of capital gain net income for the year and the undistributed portion of the required distribution for the prior year over (2) the actual distribution to shareholders during the year (if any). Net operating losses generated by Lexington Trust may be carried forward but not carried back and used by it for 15 years (or 20 years in the case of net operating losses generated in its tax years commencing on or after January 1, 1998) to reduce REIT taxable income and the amount that it will be required to distribute in order to remain qualified as a REIT. As a REIT, Lexington Trust’s net capital losses may be carried forward for five years (but not carried back) and used to reduce capital gains.
     In general, a distribution must be made during the taxable year to which it relates to satisfy the distribution test and to be deducted in computing REIT taxable income. However, Lexington Trust may elect to treat a dividend declared and paid after the end of the year (a “subsequent declared dividend”) as paid during such year for purposes of complying with the distribution test and computing REIT taxable income, if the dividend is (1) declared before the regular or extended due date of Lexington Trust’s tax return for such year and (2) paid not later than the date of the first regular dividend payment made after the declaration, but in no case later than 12 months after the end of the year. For purposes of computing the nondeductible 4% excise tax, a subsequent declared dividend is considered paid when actually distributed. Furthermore, any dividend that is declared by Lexington Trust in October, November or December of a calendar year, and payable to shareholders of record as of a specified date in such quarter of such year will be deemed to have been paid by it (and received by shareholders) on December 31 of such calendar year, but only if such dividend is actually paid by it in January of the following calendar year.
     For purposes of complying with the distribution test for a taxable year as a result of an adjustment in certain of our items of income, gain or deduction by the IRS or Lexington Trust, Lexington Trust may be permitted to remedy such failure by paying a “deficiency dividend” in a later year together with interest. Such deficiency dividend may be included in Lexington Trust’s deduction of dividends paid for the earlier year for purposes of satisfying the distribution test. For purposes of the nondeductible 4% excise tax, the deficiency dividend is taken into account when paid, and any income giving rise to the deficiency adjustment is treated as arising when the deficiency dividend is paid.
     Lexington Trust believes that it has distributed and intends to continue to distribute to its shareholders in a timely manner such amounts sufficient to satisfy the annual distribution requirements. However, it is possible that timing differences between the accrual of income and its actual collection, and the need to make nondeductible expenditures (such as capital improvements or principal payments on debt) may cause Lexington Trust to recognize taxable income in excess of its net cash receipts, thus increasing the difficulty of compliance with the distribution requirement. In addition, excess inclusion income might be non-cash accrued income, or “phantom” taxable income, which could therefore adversely affect Lexington Trust’s ability to satisfy its distribution requirements. In order to meet the distribution requirement, Lexington Trust might find it necessary to arrange for short-term, or possibly long-term, borrowings.
     Failure to Qualify. Commencing with Lexington Trust’s taxable year beginning January 1, 2005, if it were to fail to satisfy one or more requirements for REIT qualification, other than an asset or income test violation of a type for which relief is otherwise available as described above, it would retain our REIT qualification if the failure was due to reasonable cause and not willful neglect, and if it were to pay a penalty of $50,000 for each such failure. It is not possible to predict whether in all circumstances Lexington Trust would be entitled to the benefit of this relief provision. If Lexington Trust fails to qualify as a REIT for any taxable year, and if certain relief provisions of the Code do not apply, Lexington Trust would be subject to federal income tax (including applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which Lexington Trust fails to qualify will not be deductible from its taxable income nor will they be required to be made. As a result, Lexington Trust’s failure to qualify as a REIT would reduce the cash available for distribution by it to its shareholders. In addition, if Lexington Trust fails to qualify as a REIT, all distributions to shareholders will be taxable as ordinary income, to the extent of Lexington Trust’s current and accumulated earnings and profits. Subject to certain limitations of the Code, corporate distributees may be eligible for the dividends-received deduction and shareholders taxed as individuals may be eligible for a reduced tax rate on “qualified dividend income” from regular C corporations.

     If Lexington Trust’s failure to qualify as a REIT is not due to reasonable cause but results from willful neglect, it would not be permitted to elect REIT status for the four taxable years after the taxable year for which such disqualification is effective. In the event Lexington Trust was to fail to qualify as a REIT in one year and subsequently requalify in a later year, it may elect to recognize taxable income based on the net appreciation in value of its assets as a condition to requalification. In the alternative, Lexington Trust may be taxed on the net appreciation in value of its assets if it sells properties within ten years of the date it requalifies as a REIT under federal income tax laws.
Taxation of Shareholders
     As used herein, the term “U.S. shareholder” means a beneficial owner of Common Shares who (for United States federal income tax purposes) (1) is a citizen or resident of the United States, (2) is a corporation or other entity treated as a corporation for federal income tax purposes created or organized in or under the laws of the United States or of any political subdivision thereof, (3) is an estate the income of which is subject to United States federal income taxation regardless of its source or (4) is a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or a trust that has a valid election to be treated as a U.S. person pursuant to applicable Treasury Regulations. As used herein, the term “non U.S. shareholder” means a beneficial owner of Common Shares who is not a U.S. shareholder or a partnership.
     If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) is a shareholder, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A shareholder that is a partnership and the partners in such partnership should consult their own tax advisors concerning the U.S. federal income tax consequences of acquiring, owning and disposing of our common shares.
Taxation of Taxable U.S. Shareholders.
     As long as Lexington Trust qualifies as a REIT, distributions made to its U.S. shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and corporate shareholders will not be eligible for the dividends-received deduction as to such amounts. For purposes of computing Lexington Trust’s earnings and profits, depreciation for depreciable real estate will be computed on a straight-line basis over a 40-year period. For purposes of determining whether distributions on the shares constitute dividends for tax purposes, Lexington Trust’s earnings and profits will be allocated first to distributions with respect to the Series B Preferred Shares, Series C Preferred Shares, Series D Preferred Shares and all other series of preferred shares that are equal in rank as to distributions and upon liquidation with the Series B Preferred Shares, Series C Preferred Shares and Series D Preferred Shares, and second to distributions with respect to Common Shares. There can be no assurance that Lexington Trust will have sufficient earnings and profits to cover distributions on any Common Shares. Certain “qualified dividend income” received by domestic non-corporate shareholders in taxable years prior to 2011 is subject to tax at the same tax rates as long-term capital gain (generally a maximum rate of 15% for such taxable years). Dividends paid by a REIT generally do not qualify as “qualified dividend income” because a REIT is not generally subject to federal income tax on the portion of its REIT taxable income distributed to its shareholders. Therefore, Lexington Trust’s dividends will continue to be subject to tax at ordinary income rates, subject to two narrow exceptions. Under the first exception, dividends received from a REIT may be treated as “qualified dividend income” eligible for the reduced tax rates to the extent that the REIT itself has received qualified dividend income from other corporations (such as taxable REIT subsidiaries) in which the REIT has invested. Under the second exception, dividends paid by a REIT in a taxable year may be treated as qualified dividend income in an amount equal to the sum of (i) the excess of the REIT’s “REIT taxable income” for the preceding taxable year over the corporate-level federal income tax payable by the REIT for such preceding taxable year and (ii) the excess of the REIT’s income that was subject to the Built-in Gains Tax (as described above) in the preceding taxable year over the tax payable by the REIT on such income for such preceding taxable year. Lexington Trust does not expect to distribute a material amount of qualified dividend income, if any.
     Distributions that are properly designated as capital gain dividends will be taxed as gains from the sale or exchange of a capital asset held for more than one year (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its shares. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income under the

Code. Capital gain dividends, if any, will be allocated among different classes of shares in proportion to the allocation of earnings and profits discussed above.
     Distributions in excess of Lexington Trust’s current and accumulated earnings and profits will constitute a non-taxable return of capital to a shareholder to the extent that such distributions do not exceed the adjusted basis of the shareholder’s shares, and will result in a corresponding reduction in the shareholder’s basis in the shares. Any reduction in a shareholder’s tax basis for its shares will increase the amount of taxable gain or decrease the deductible loss that will be realized upon the eventual disposition of the shares. Lexington Trust will notify shareholders at the end of each year as to the portions of the distributions which constitute ordinary income, capital gain or a return of capital. Any portion of such distributions that exceeds the adjusted basis of a U.S. shareholder’s shares will be taxed as capital gain from the disposition of shares, provided that the shares are held as capital assets in the hands of the U.S. shareholder.
     Aside from the different income tax rates applicable to ordinary income and capital gain dividends for noncorporate taxpayers, regular and capital gain dividends from Lexington Trust will be treated as dividend income for most other federal income tax purposes. In particular, such dividends will be treated as “portfolio” income for purposes of the passive activity loss limitation and shareholders generally will not be able to offset any “passive losses” against such dividends. Capital gain dividends and qualified dividend income may be treated as investment income for purposes of the investment interest limitation contained in Section 163(d) of the Code, which limits the deductibility of interest expense incurred by noncorporate taxpayers with respect to indebtedness attributable to certain investment assets.
     In general, dividends paid by Lexington Trust will be taxable to shareholders in the year in which they are received, except in the case of dividends declared at the end of the year, but paid in the following January, as discussed above.
     In general, a U.S. shareholder will realize capital gain or loss on the disposition of shares equal to the difference between (1) the amount of cash and the fair market value of any property received on such disposition and (2) the shareholder’s adjusted basis of such shares. Such gain or loss will generally be short-term capital gain or loss if the shareholder has not held such shares for more than one year and will be long-term capital gain or loss if such shares have been held for more than one year. Loss upon the sale or exchange of shares by a shareholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as long-term capital loss to the extent of distributions from us required to be treated by such shareholder as long-term capital gain.
     Lexington Trust may elect to retain and pay income tax on net long-term capital gains. If Lexington Trust makes such an election, you, as a holder of shares, will (1) include in your income as long-term capital gains your proportionate share of such undistributed capital gains (2) be deemed to have paid your proportionate share of the tax paid by Lexington Trust on such undistributed capital gains and thereby receive a credit or refund for such amount and (3) in the case of a U.S. shareholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be promulgated by the IRS. As a holder of shares you will increase the basis in your shares by the difference between the amount of capital gain included in your income and the amount of tax you are deemed to have paid. Lexington Trust’s earnings and profits will be adjusted appropriately.
Taxation of Non-U.S. Shareholders.
     The following discussion is only a summary of the rules governing United States federal income taxation of non-U.S. shareholders such as nonresident alien individuals and foreign corporations. Prospective non-U.S. shareholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment in shares, including any reporting requirements.
     Distributions. Distributions that are not attributable to gain from sales or exchanges by Lexington Trust of “United States real property interests” or otherwise effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business and that are not designated by Lexington Trust as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of Lexington Trust’s current or accumulated earnings and profits. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. Certain tax treaties limit the extent to which dividends paid by a REIT can qualify for a reduction of the withholding tax on dividends. Lexington Trust’s dividends that are attributable to excess inclusion income will be subject to 30% U.S. withholding tax without reduction under any otherwise applicable tax treaty. See “—Taxation of the Company—Requirements for Qualification” above. Distributions in excess of Lexington Trust’s current and accumulated earnings and profits will not be taxable to a non-U.S. shareholder to the extent that they do not exceed the adjusted basis of the shareholder’s shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a non-U.S. shareholder’s shares, they will give rise to tax liability if the non-U.S. shareholder would otherwise be subject to tax on any gain from the sale or disposition of his shares, as described below. If a distribution is treated as effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business, the non-U.S. shareholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such distribution, and a non-U.S. shareholder that is a corporation also may be subject to the 30% branch profits tax with respect to the distribution.
     For withholding tax purposes, Lexington Trust is generally required to treat all distributions as if made out of its current or accumulated earnings and profits and thus intend to withhold at the rate of 30% (or a reduced treaty rate if applicable) on the amount of any distribution (other than distributions designated as capital gain dividends) made to a non-U.S. shareholder. Lexington Trust would not be required to withhold at the 30% rate on distributions it reasonably estimates to be in excess of our current and accumulated earnings and profits. If it cannot be determined at the time a distribution is made whether such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to ordinary dividends. However, the non-U.S. shareholder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of Lexington Trust’s current or accumulated earnings and profits, and the amount withheld exceeded the non-U.S. shareholder’s United States tax liability, if any, with respect to the distribution.
     For any year in which Lexington Trust qualifies as a REIT, distributions to non-U.S. shareholders who own more than 5% of its shares and that are attributable to gain from sales or exchanges by us of United States real property interests will be taxed under the provisions of the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”). Under FIRPTA, a non-U.S. shareholder is taxed as if such gain were effectively connected with a United States business. Non-U.S. shareholders who own more than 5% of Lexington Trust’s shares would thus be taxed at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals). Also, distributions made to non-U.S. shareholders who own more than 5% of our shares may be subject to a 30% branch profits tax in the hands of a corporate non-U.S. shareholder not entitled to treaty relief or exemption. Lexington Trust is required by applicable regulations to withhold 35% of any distribution that could be designated by it as a capital gain dividend regardless of the amount actually designated as a capital gain dividend. This amount is creditable against the non-U.S. shareholder’s FIRPTA tax liability.
     Under the Tax Increase Prevention and Reconciliation Act of 2005 (“TIPRA”), enacted on May 17, 2006, distributions, made to REIT or regulated investment company (“RIC”) shareholders, that are attributable to gain from sales or exchanges of United States real property interests will retain their character as gain subject to the rules of FIRPTA discussed above when distributed by such REIT or RIC shareholders to their respective shareholders. This provision is effective for taxable years beginning after December 31, 2005.
     If a non-U.S. shareholder does not own more than 5% of Lexington Trust’s shares during the one-year period prior to a distribution attributable to gain from sales or exchanges by Lexington Trust of United States real property interests, such distribution will not be considered to be gain effectively connected with a U.S. business as long as the class of shares continues to be regularly traded on an established securities market in the United States. As such, a non-U.S. shareholder who does not own more than 5% of Lexington Trust’s shares would not be required to file a U.S. Federal income tax return by reason of receiving such a distribution. In this case, the distribution will be treated as a REIT dividend to that non-U.S. shareholder and taxed as a REIT dividend that is not a capital gain distribution as described above. In addition, the branch profits tax will not apply to such distributions. If Common Shares cease to be regularly traded on an established securities market in the United States, all non-U.S. shareholders of Common Shares would be subject to taxation under FIRPTA with respect to capital gain distributions attributable to gain from the sale or exchange of United States real property interests.

     Dispositions. Gain recognized by a non-U.S. shareholder upon a sale or disposition of Common Shares generally will not be taxed under FIRPTA if Lexington Trust is a “domestically controlled REIT,” defined generally as a REIT in which at all times during a specified testing period less than 50% in value of our shares was held directly or indirectly by non-U.S. persons. Lexington Trust believes, but cannot guarantee, that it has been a “domestically controlled REIT.” However, because Lexington Trust’s shares are publicly traded, no assurance can be given that it will continue to be a “domestically controlled REIT.”
     Notwithstanding the general FIRPTA exception for sales of domestically controlled REIT stock discussed above, a disposition of domestically controlled REIT stock will be taxable if the disposition occurs in a wash sale transaction relating to a distribution on such stock. In addition, FIRPTA taxation will apply to substitute dividend payments received in securities lending transactions or sale-repurchase transactions of domestically controlled REIT stock to the extent such payments are made to shareholders in lieu of distributions that would have otherwise been subject to FIRPTA taxation. The foregoing rules regarding wash sales and substitute dividend payments with respect to domestically controlled REIT stock will not apply to stock that is regularly traded on an established securities market within the United States and held by a non-U.S. shareholder that held five percent or less of such stock during the one-year period prior to the related distribution. These rules are effective for distributions on and after June 16, 2006. Prospective purchasers are urged to consult their own tax advisors regarding the applicability of the new rules enacted under TIPRA to their particular circumstances.
     In addition, a non-U.S. shareholder that owns, actually or constructively, 5% or less of a class of Lexington Trust’s shares through a specified testing period, whether or not Lexington Trust’s shares are domestically controlled, will not be subject to tax on the sale of its shares under FIRPTA if the shares are regularly traded on an established securities market. If the gain on the sale of shares were to be subject to taxation under FIRPTA, the non-U.S. shareholder would be subject to the same treatment as U.S. shareholders with respect to such gain (subject to applicable alternative minimum tax, special alternative minimum tax in the case of nonresident alien individuals and possible application of the 30% branch profits tax in the case of foreign corporations) and the purchaser would be required to withhold and remit to the IRS 10% of the purchase price.
     Gain not subject to FIRPTA will be taxable to a non-U.S. shareholder if (1) investment in the shares is effectively connected with the non-U.S. shareholder’s U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, or (2) the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and such nonresident alien individual has a “tax home” in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.
Taxation of Tax-Exempt Shareholders.
     Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts (“Exempt Organizations”), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income (“UBTI”). While investments in real estate may generate UBTI, the IRS has issued a published ruling to the effect that dividend distributions by a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on that ruling, amounts distributed by us to Exempt Organizations generally should not constitute UBTI. However, if an Exempt Organization finances its acquisition of Lexington Trust shares with debt, a portion of its income from Lexington Trust, if any, will constitute UBTI pursuant to the “debt-financed property” rules under the Code. In addition, our dividends that are attributable to excess inclusion income will constitute UBTI for most Exempt Organizations. See “—Taxation of the Company—Requirements for Qualification” above. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under specified provisions of the Code are subject to different UBTI rules, which generally will require them to characterize distributions from Lexington Trust as UBTI.
     In addition, a pension trust that owns more than 10% of Lexington Trust’s shares is required to treat a percentage of the dividends from us as UBTI (the “UBTI Percentage”) in certain circumstances. The UBTI Percentage is Lexington Trust’s gross income derived from an unrelated trade or business (determined as if Lexington Trust were a pension trust) divided by Lexington Trust’s total gross income for the year in which the dividends are paid. The UBTI rule applies only if (i) the UBTI Percentage is at least 5%, (ii) Lexington Trust qualifies as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding Lexington Trust’s shares in proportion to their actuarial interests in the pension trust, and (iii) either (A) one pension trust owns more than 25% of the value of Lexington Trust’s shares or (B) a group of pension trusts individually holding more than 10% of the value of Lexington Trust’s capital shares collectively owns more than 50% of the value of Lexington Trust’s capital shares.
Information Reporting and Backup Withholding
     U.S. Shareholders.
     Lexington Trust will report to U.S. shareholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a U.S. shareholder may be subject to backup withholding, currently at a rate of 28%, with respect to dividends paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A U.S. shareholder who does not provide Lexington Trust with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Amounts withheld as backup withholding will be creditable against the shareholder’s income tax liability if proper documentation is supplied. In addition, Lexington Trust may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to us.
     Non-U.S. Shareholders.
     Generally, Lexington Trust must report annually to the IRS the amount of dividends paid to a non-U.S. shareholder, such holder’s name and address, and the amount of tax withheld, if any. A similar report is sent to the non-U.S. shareholder. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the non-U.S. shareholder’s country of residence. Payments of dividends or of proceeds from the disposition of stock made to a non-U.S. shareholder may be subject to information reporting and backup withholding unless such holder establishes an exemption, for example, by properly certifying its non-United States status on an IRS Form W-8BEN or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either Lexington Trust has or its paying agent has actual knowledge, or reason to know, that a non-U.S. shareholder is a United States person.
     Backup withholding is not an additional tax. Rather, the United States income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may be obtained, provided that the required information is furnished to the IRS.
     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth the number of units held as of November 24, 2008 by each person that, to the Partnership’s knowledge, beneficially owns more than 5% of the total number of MLP Units. No officer or trustee of Lexington Trust or the General Partner owns any MLP Units.

		Percent of
Name and Address of Beneficial Owner	Number of Units	Total Units
Lexington Realty Trust (1)	65,633,979	91.1%

(1)	Beneficially owned through Lex LP-1 Trust, its wholly-owned subsidiary. The address for Lexington Trust is One Penn Plaza, Suite 4015, New York, NY 10119-4015.
     The following table indicates, as of November 24, 2008, (a) the number of Common Shares beneficially owned by each person known by Lexington Trust to own in excess of five percent of the outstanding Common Shares, and (b) the percentage such shares represent of the total outstanding Common Shares. All shares were owned directly on such date with sole voting and investment power unless otherwise indicated, calculated as set forth in footnotes 1 and 2 to the table.

	Beneficial Ownership of
Name of Beneficial Owner	Common Shares (1)		Percentage of Class (2)
Vornado Realty Trust (3)	16,149,592	(3)	17.19%
Barclays Global Investors (Deutschland) AG (4)	4,786,072	(3)	5.09%

(1)	For purposes of this table, a person is deemed to beneficially own any shares as of a given date which such person owns or has the right to acquire within 60 days after such date.

(2)	For purposes of computing the percentage of outstanding shares held by each beneficial owner named above on a given date, any security owned by such person or persons is included in the total number of outstanding Common Shares but is not included in the total number of outstanding Common Shares for the purpose of computing the percentage ownership of any other beneficial owner. The number of Common Shares outstanding as of November 24, 2008 was

(3)	Based on information contained in a Schedule 13D filed with the SEC on November 2, 2008. According to such Schedule 13D, Vornado Realty Trust and its subsidiaries, Vornado Realty L.P., Vornado Newkirk LLC, VNK L.L.C. and Vornado LXP LLC collectively own 16,149,592 Common Shares. Vornado Realty Trust is located at 888 Seventh Avenue, New York, New York 10119 and Vornado Realty L.P. is located at 210 Route 4 East, Paramus, New Jersey 07652. MLP Units are presently redeemable for cash or, at the Company’s option, common shares on a one-for-one basis. There is no expiration date on the redemption of MLP Units.

(4)	Based on information contained in a Schedule 13G filed with the SEC on February 5, 2008. According to such Schedule 13G, Barclays Global Investors (Deutschland) AG has sole dispositive power over 4,786,072 common shares, including 3,774,234 common shares over which it has sole voting power. The address of Barclays Global Investors (Deutschland) AG is Apianstrasse 6, D-85774, Uterfohring, Germany.

     The following table indicates, as of November 24, 2008, (a) the number of Common Shares beneficially owned by each trustee and each executive officer of Lexington Trust, and by all trustees and executive officers of Lexington Trust as a group, and (b) the percentage such shares represent of the total outstanding Common Shares. All shares were owned directly on such date with sole voting and investment power unless otherwise indicated, calculated as set forth in footnotes 1 and 2 to the table. The address for each trustee and executive officer listed below is c/o Lexington Realty Trust, One Penn Plaza, Suite 4015, New York, NY 10119-4015.

	Beneficial Ownership of
Name of Beneficial Owner	Shares (1)		Percentage of Class (2)
E. Robert Roskind	2,407,427	(3)	2.52%
Richard J. Rouse	512,753	(4)	*
T. Wilson Eglin	470,117	(5)	*
Patrick Carroll	294,676	(6)	*
Paul R. Wood	31,245	(7)	*
Clifford Broser	9,526		*
Geoffrey Dohrmann	32,544		*
Harold First	7,463		*
Richard Frary	18,762		*
Carl D. Glickman	202,410		*
James Grosfeld	25,924		*
Kevin W. Lynch	34,987		*
All trustees and executive officers as a group (12 persons)	4,047,834		4.24%

*	Represents beneficial ownership of less than 1.0%

(1)	For purposes of this table, a person is deemed to beneficially own any shares as of a given date which such person owns or has the right to acquire within 60 days after such date.

(2)	For purposes of computing the percentage of outstanding shares held by each beneficial owner named above on a given date, any security (including, without limitation, limited partnership units redeemable into Common Shares) owned by such person or persons is included in the total number of outstanding Common Shares but is not included in the total number of outstanding Common Shares for the purpose of computing the percentage ownership of any other beneficial owner (with the exception of all trustees and executive officers as a group).

(3)	Includes (i) 1,519,154 limited partnership units held directly by Mr. Roskind or indirectly by Mr. Roskind through his wife and entities controlled by Mr. Roskind, in Lepercq Corporate Income Fund L.P., Lepercq Corporate Income Fund II L.P. and Net 3 Acquisition L.P., each of which is an operating partnership subsidiary of Lexington Trust, which are currently exchangeable, on a one-for-one basis, for Common Shares, (ii) 359,710 Common Shares held directly by Mr. Roskind, (iii) 117,768 Common Shares held directly by Mr. Roskind which are subject to performance or time-based vesting requirements or a lockup/claw-back agreement, (iv) 167,843 Common Shares held in trust in which Mr. Roskind is beneficiary, (v) 33,620 Common Shares owned of record by The LCP Group, L.P., an entity controlled by Mr. Roskind, which Mr. Roskind disclaims beneficial ownership of to the extent of his pecuniary interest, and (vi) 209,332 Common Shares held by The Roskind Family Foundation, Inc., over which Mr. Roskind shares voting and investment power. 1,460,000 operating partnership units are pledged by Mr. Roskind as security for a loan.

(4)	Includes (i) 101,438 limited partnership units held by Mr. Rouse in Lepercq Corporate Income Fund L.P. and Lepercq Corporate Income Fund II L.P., which are currently exchangeable, on a one-for-one basis, for Common Shares, (ii) 141,925 Common Shares held directly by Mr. Rouse, (iii) 146,165 Common Shares held directly by Mr. Rouse which are subject to performance or time-based vesting requirements or a lockup/claw-back agreement, and (iv) 123,225 Common Shares held in trust in which Mr. Rouse is beneficiary. 101,905 Common Shares and 86,402 operating partnership units are pledged by Mr. Rouse as security for loans or are held in margin accounts.

(5)	Includes (i) 135,692 Common Shares held directly by Mr. Eglin, (ii) 203,562 Common Shares held directly by Mr. Eglin which are subject to performance or time-based vesting requirements or a lockup/claw-back agreement, and (iii) 130,863 Common Shares held in trust in which Mr. Eglin is beneficiary.

(6)	Includes (i) 39,926 Common Shares held directly by Mr. Carroll, (ii) 115,530 Common Shares held directly by Mr. Carroll which are subject to performance or time-based vesting requirements or a lockup/claw-back agreement, and (iii) 139,220 Common Shares owned of record by Mr. Carroll’s wife, which Mr. Carroll disclaims beneficial ownership of.

(7)	Includes (i) 23,091 Common Shares held directly by Mr. Wood, (ii) 2,554 Common Shares held directly by Mr. Wood which are subject to time-based vesting requirements, and (iii) 5,600 Common Shares held in trust in which Mr. Wood is a beneficiary.

SECTION 16 COMPLIANCE
     Based solely upon a review of the filings furnished to your Partnership pursuant to Rule 16a-3(e) promulgated under the Exchange Act and written representations from its executive officers, general partner and persons who own beneficially more than 10% of outstanding units, all filing requirements of Section 16(a) of the Exchange Act were timely complied with through the date hereof.
EXPENSES
     The Partnership and Lexington Trust will bear the cost of preparing, printing, assembling and mailing the proxy card, proxy statement/prospectus and other materials that may be sent to Shareholders in connection with this solicitation.
WHERE YOU CAN FIND MORE INFORMATION
     The Partnership and Lexington Trust file periodic reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. You may read and copy that information at the SEC’s public reference room at the following location:
Public Reference Room
100 F Street, N.E., Room 1580
Washington, D.C. 20549
1-800-732-0330
     You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-732-0330 for information on the operation of the public reference room.
     The SEC also maintains an Internet world wide website that contains periodic reports, proxy statements and other information about issuers, including the Partnership and Lexington Trust, which file electronically with the SEC. The address of that site is http://www.sec.gov.
     In addition, Lexington Trust’s and the Partnership’s SEC filings are available to the public on Lexington Trust’s website, www.lxp.com. Information contained on Lexington Trust’s website or the website of any other person is not incorporated by reference into this proxy statement/prospectus, and you should not consider information contained on those websites as part of this proxy statement/prospectus.
     The following documents were previously filed or furnished with the SEC and are annexed to, and included in this proxy statement/prospectus (except for certain furnished portions). These documents contain important information about the Partnership and the Partnership’s financial condition and Lexington Trust and its financial condition.

Description	Period	Annex Page Number
Lexington Trust Filings (File No. 1-12386):
Annual Report on Form 10-K	Year ended December 31, 2007,	B-1
Quarterly Reports on Form 10-Q	Quarter ended September 30, 2008	B-127
Current Reports on Form 8-K	June 25, 2008	B-166
	September 30, 2008	B-181
Definitive Proxy Statement on Schedule 14A	May 20, 2008	B-246
The LXP Declaration	—	B-293
The LXP Bylaws	—	B-344
Partnership Filings (File No. 0-50268):
Annual Report on Form 10-K	Year ended December 31, 2007,	C-1
Quarterly Reports on Form 10-Q	Quarter ended September 30, 2008	C-99
The Partnership Agreement	—	C-136
Description of Partnership Property	Quarter ended September 30, 2008	C-179

     The Partnership and Lexington Trust will provide you with copies of any filings with the SEC relating to the Partnership and Lexington Trust, without charge, if you request them in writing or by telephone from:
Lexington Realty Trust
One Penn Plaza, Suite 4015
New York, New York 10119-4015
Attention: Investor Relations
Telephone: (212) 692-7200
     If you would like to request documents, please do so by December 22, 2008, in order to receive them before the anticipated date for taking action with respect to the MLP merger.
     Lexington Trust has supplied all information contained in or incorporated by reference in this proxy statement/prospectus relating to Lexington Trust, and the Partnership has supplied all information contained in this proxy statement/prospectus relating to the Partnership.
LEGAL MATTERS
     The validity of the Common Shares to be issued in the MLP merger will be opined upon for Lexington Trust by Venable LLP. Paul, Hastings, Janofsky & Walker LLP will deliver its opinion to Lexington Trust as to certain federal income tax matters.
EXPERTS
     The consolidated financial statements and related financial statement schedule of Lexington Realty Trust and subsidiaries included in Lexington Trust’s Annual Report on Form 10-K as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, and Management’s Annual Report on Internal Controls over Financial Reporting as of December 31, 2007, have been included herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.
     The consolidated financial statements and related financial statement schedule of The Lexington Master Limited Partnership and subsidiaries included in the Partnership’s Annual Report on Form 10-K as of December 31, 2007 and for the year then ended, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.
     The consolidated financial statements of The Lexington Master Limited Partnership as of December 31, 2006 and for the years ended December 31, 2006 and 2005 and related financial statement schedule included in this proxy statement/prospectus as part of Annex C and in the registration statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such consolidated financial statements and financial statement schedule have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
SUBMISSION OF LIMITED PARTNER PROPOSALS
     The Partnership does not hold annual meetings of limited partners. Management is not aware of any other matters to be brought before the special meeting.
WARNING ABOUT FORWARD LOOKING STATEMENTS
     Lexington Trust and the Partnership have made forward-looking statements in this proxy statement/prospectus and in the documents annexed to this proxy statement/prospectus, which are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of Lexington Trust and the Partnership, as the case may be, and on the information currently available to them.

     When used or referred to in this proxy statement/prospectus or the documents annexed to this proxy statement/prospectus, these forward-looking statements may be preceded by, followed by or otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “projects” or similar expressions, or statements that certain events or conditions “will” or “may” occur. Forward-looking statements in this joint proxy statement/prospectus also include:
•	statements relating to the anticipated cost savings expected to result from the MLP merger;

•	statements regarding other perceived benefits expected to result from the MLP merger;

•	statements with respect to various actions to be taken or requirements to be met in connection with completing the MLP merger; and

•	statements relating to revenue, income and operations of the combined company after the MLP merger is completed.
     These forward-looking statements are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following factors, among others, including those discussed in the section of this joint proxy statement/prospectus entitled “Risk Factors,” could cause actual results to differ materially from those described in the forward-looking statements:
•	cost savings expected from the MLP merger may not be fully realized;

•	revenue of the combined company following the MLP merger may be lower than expected;

•	general economic conditions, either internationally or nationally or in the jurisdictions in which Lexington Trust or the Partnership are doing business, may be less favorable than expected;

•	legislative or regulatory changes, including changes in environmental regulation, may adversely affect the businesses in which Lexington Trust and the Partnership are engaged;

•	there may be environmental risks and liability under federal, state and foreign environmental laws and regulations; and

•	changes may occur in the securities or capital markets.
     Except for its ongoing obligations to disclose material information as required by the federal securities laws, neither Lexington Trust nor the Partnership has any intention or obligation to update these forward-looking statements after it distributes this proxy statement/prospectus.
WHAT INFORMATION YOU SHOULD RELY ON
     No person has been authorized to give any information or to make any representation that differs from, or adds to, the information discussed in this proxy statement/prospectus or in the annexes attached hereto which are specifically incorporated into this proxy statement/prospectus. Therefore, if anyone gives you different or additional information, you should not rely on it.
     This proxy statement/prospectus is dated December 9, 2008. The information contained in this proxy statement/prospectus speaks only as of its date unless the information specifically indicates that another date applies. This proxy statement/prospectus does not constitute an offer to exchange or sell, or a solicitation of an offer to exchange or purchase, Common Shares or to ask for proxies, to or from any person to whom it is unlawful to direct these activities.

LEXINGTON REALTY TRUST
INDEX TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
     The unaudited pro forma condensed consolidated financial statements were prepared in accordance with Article 11 of SEC Regulation S-X to reflect the MLP merger. The MLP merger will be accounted for as a redemption of the minority interest’s MLP Units in the MLP merger using the carrying value of the MLP Units. The Partnership is currently consolidated into Lexington Trust on Lexington Trust’s stepped-up basis from its acquisition of the Partnership in December 2006 in the merger of Newkirk Realty Trust, Inc. with and into Lexington Trust. The Partnership’s historical financial statements, while presented in Annex C for informational purposes, are on a different (historical) basis.
     The unaudited pro forma condensed consolidated balance sheet at September 30, 2008 has been prepared to reflect the MLP merger as if the MLP merger occurred on September 30, 2008. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2007 and the nine months ended September 30, 2008 have been prepared assuming the MLP merger occurred on January 1, 2007. The adjustments made in the pro forma condensed consolidated balance sheet have been made to reflect the MLP merger. The adjustments made to the pro forma condensed consolidated statements of operations have been made to reflect the effect of the MLP merger. The following unaudited pro forma condensed consolidated statements of operations do not purport to represent what Lexington Trust’s results of operations would actually have been if the MLP merger had in fact occurred as of January 1, 2007 or to project Lexington Trust’s results of operations for any future date or period.
     The pro forma adjustments are based on available information and on certain assumptions as set forth in the notes to the pro forma condensed consolidated financial statements that we believe are reasonable in the circumstances. The pro forma condensed consolidated financial statements and accompanying notes should be read in conjunction with the historical financial statements and related notes of Lexington Trust and the Partnership, which are each annexed to this joint proxy statement/prospectus, and other documents filed by Lexington and the Partnership with the SEC from time to time. See “Where You Can Find More Information.”
     In the opinion of Lexington Trust, all significant adjustments necessary to reflect the effects of the MLP merger that can be factually supported within the SEC regulations covering the preparation of unaudited pro forma financial statements have been made. The pro forma adjustments as presented are based on estimates and certain information that is currently available to management. No estimated overhead savings relating to the MLP merger are reflected in the unaudited pro forma condensed consolidated statements of operations.

Lexington Realty Trust
Unaudited Pro Forma Condensed Consolidated Balance Sheet
September 30, 2008
(dollars in thousands)

	Lexington	Pro Forma
	Trust	Merger	Pro Forma
	(historical)	Adjustments	Adjusted
Assets

Real estate at cost, net	$3,396,790	$—	$3,396,790

Properties held for sale – discontinued operations	8,408	—	8,408

Intangible assets, net	375,212	—	375,212

Cash and cash equivalents	108,039	—	108,039

Investment in non-consolidated entities	205,021	—	205,021

Deferred expenses, net	37,329	—	37,329

Notes receivable	68,631	—	68,631

Restricted cash	27,481	—	27,481

Rent receivable – current	16,630	—	16,630

Rent receivable – deferred	16,967	—	16,967

Other assets	33,824	—	33,824

Total assets	$4,294,332	$—	$4,294,332

See accompanying notes to unaudited pro forma condensed consolidated balance sheet.

Lexington Realty Trust
Unaudited Pro Forma Condensed Consolidated Balance Sheet (continued)
September 30, 2008
(dollars in thousands)

	Lexington	Pro Forma
	Trust	Merger		Pro Forma
	(historical)	Adjustments		Adjusted
Liabilities and Shareholders’ Equity

Mortgages and notes payable	$2,052,955	$—		$2,052,955

Exchangeable notes payable	299,500	—		299,500

Trust preferred securities	129,120	—		129,120

Contract rights payable	14,435	—		14,435

Dividends payable	28,297	—		28,297

Liabilities — discontinued operations	902	—		902

Accounts payable and other liabilities	33,974	—		33,974
Accrued interest payable	10,822	—		10,822

Deferred revenue – below market leases, net	155,134	—		155,134

Prepaid rent	20,352	—		20,352

Total liabilities	2,745,491	—		2,745,491

Minority interests	624,839	(529,092	) (B)	95,747

Shareholders’ equity (C)	924,002	529,092	(A)	1,453,094

Total liabilities and shareholders’ equity	$4,294,332	$—		$4,294,332

See accompanying notes to unaudited pro forma condensed consolidated balance sheet.

Lexington Realty Trust
Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet
September 30, 2008
(dollars in thousands, except share data)
In the proposed merger, each holder of a MLP Unit will receive a Common Share of Lexington Trust for each MLP Unit that the unitholder owns immediately prior to the effective date of the MLP merger. Lexington Trust will exchange cash in lieu of any partial shares resulting from the MLP merger. For purposes of the unaudited pro forma condensed consolidated balance sheet, it is assumed that no cash is paid for fractional shares and there are no issuance costs, as they are deemed immaterial.

(A)	Shareholders’ equity
	Minority interest related to MLP Units – book value	$529,092

(B)	Minority interests
	Minority interest related to MLP Units – book value	$(529,092)

(C)	Common Shares issued and outstanding

Lexington Trust	Pro Forma Merger	Pro Forma
(historical)	Adjustments	Adjusted
65,666,569	34,043,454	99,710,023
     The pro forma merger adjustment amount of 34,043,454 represents the Partnership’s minority interest units outstanding as of September 30, 2008. Subsequent to September 30, 2008, and prior to the date of this proxy statement/prospectus, 27,650,188 of those MLP Units were redeemed by the holders for Common Shares.

Lexington Realty Trust
Unaudited Pro Forma Condensed Consolidated Statement of Operations
Year ended December 31, 2007
(dollars in thousands, except share and per share data)

	Lexington	Pro Forma
	Trust	Merger		Pro Forma
	(historical)	Adjustments		Adjusted
Gross revenues:

Rental	$385,898	$—		$385,898

Advisory and incentive fees	13,567	—		13,567

Tenant reimbursements	32,282	—		32,282

Total gross revenues	431,747	—		431,747

Expenses applicable to revenues:

Depreciation and amortization	(236,044)	—		(236,044)

Property operating	(61,095)	—		(61,095)

General and administrative	(39,389)	—		(39,389)

Impairment charges	(15,500)	—		(15,500)

Non-operating income	10,726	—		10,726

Interest and amortization expense	(163,628)	—		(163,628)

Debt satisfaction charges, net	(1,209)	—		(1,209)

Loss before provision for income taxes, minority interests, equity in earnings of non-consolidated entities, gains on sale of properties-affiliates and discontinued operations	(74,392)	—		(74,392)

Provision for income taxes	(3,374)	—		(3,374)

Minority interests	2,652	(2,593	) (A)	59

Equity in earnings of non-consolidated entities	46,467	—		46,467

Gains on sale of properties-affiliates	17,864	—		17,864

Loss from continuing operations	$(10,783)	$(2,593)		$(13,376)

Loss from continuing operations per common share — basic	$(0.58)	$—		$(0.40)

Loss from continuing operations per common share — diluted	$(0.58)	$—		$(0.40)

Weighted average shares outstanding — basic	64,910,123	34,530,028	(B)	99,440,151

Weighted average shares outstanding — diluted	64,910,123	34,530,028	(B)	99,440,151
See accompanying notes to the unaudited pro forma condensed consolidated statement of operations.

Lexington Realty Trust
Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations
Year ended December 31, 2007
(dollars in thousands, except share data)

(A)	Minority Interests
	Adjustments for minority interest partners’ share of loss of the Partnership for the year ended December 31, 2007.	$(2,593)

(B)	Weighted Average Shares Outstanding – Basic and Diluted
	Minority interest’s weighted average MLP Units	34,530,028

For earnings per share calculations, all incremental shares are considered anti-dilutive for periods that have a loss from continuing operations applicable to common shareholders in accordance with Financial Accounting Standards Board Statement No. 128 “Earnings per Share,” which we refer to as SFAS No. 128.
Subsequent to September 30, 2008 and prior to the date of this proxy statement/prospectus, 27,650,188 MLP of those Units were redeemed by the holders for Common Shares.

Lexington Realty Trust
Unaudited Pro Forma Condensed Consolidated Statement of Operations
Nine months ended September 30, 2008
(dollars in thousands, except share and per share data)

	Lexington	Pro Forma
	Trust	Merger		Pro Forma
	(historical)	Adjustments		Adjusted
Gross revenues:

Rental	$308,382	$—		$308,382

Advisory and incentive fees	1,072	—		1,072

Tenant reimbursements	31,178	—		31,178

Total gross revenues	$340,632	—		$340,632

Expenses applicable to revenues:

Depreciation and amortization	(191,596)	—		(191,596)

Property operating	(60,804)	—		(60,804)

General and administrative	(25,468)	—		(25,468)

Non-operating income	22,599	—		22,599

Interest and amortization expense	(120,519)	—		(120,519)

Debt satisfaction gains, net	39,020	—		39,020

Gains on sale of properties-affiliates	31,806	—		31,806

Income before provision for income taxes, minority interests, equity in losses of non-consolidated entities and discontinued operations	35,670	—		35,670

Provision for income taxes	(2,636)	—		(2,636)

Minority interests	5,372	(15,302	) (A)	(9,930)

Equity in losses of non-consolidated entities	(23,171)	—		(23,171)

Income (loss) from continuing operations	$15,235	$(15,302)		$(67)

Income (loss) from continuing operations per common share — basic	$0.01	$—		$(0.15)

Loss from continuing operations per common share — diluted	$(0.14)	$—		$(0.15)

Weighted average shares outstanding — basic	61,485,277	34,138,662	(B)	95,623,939

Weighted average shares outstanding — diluted	101,789,804	(6,165,865	) (C)	95,623,939
See accompanying notes to unaudited pro forma condensed consolidated statement of operations.

Lexington Realty Trust
Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations
Nine months ended September 30, 2008
(dollars in thousands, except share data)

(A)	Minority interests
	Adjustments for minority interest partners’ share of loss of the Partnership for the nine months ended September 30, 2008.	$(15,302)

(B)	Weighted Average Shares Outstanding — Basic
	Minority interest’s weighted average MLP Units	34,138,662

(C)	Weighted Average Shares Outstanding — Diluted
	Adjustment to historical weighted average shares outstanding	(6,165,865)

For earnings per share calculations, all incremental shares are considered anti-dilutive for periods that have a loss from continuing operations applicable to common shareholders in accordance with SFAS No. 128.
In addition and as a result of the pro forma adjustments, there is a pro forma loss from continuing operations, and certain operating partnership units and preferred shares that were dilutive in the historical calculation are not considered dilutive in the pro forma calculation.

Annex A
AGREEMENT AND PLAN OF MERGER
by and among
LEXINGTON REALTY TRUST
and
THE LEXINGTON MASTER LIMITED PARTNERSHIP
Dated as of November 24, 2008

i

ii

AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 24, 2008, is made by and between Lexington Realty Trust, a Maryland real estate investment trust (the “Company”), and The Lexington Master Limited Partnership, a Delaware limited partnership (the “MLP”).
RECITALS
     WHEREAS, the parties wish to effect a business combination through a merger of the MLP with and into the Company (the “MLP Merger”) on the terms and subject to the conditions set forth in this Agreement and in accordance with Section 17-211 of the Delaware Revised Uniform Limited Partnership Act, as amended (the “DRULPA”) and Section 8-501.1 of the Corporations and Associations Articles of the Annotated Code of Maryland, as amended (the “Maryland REIT Law”);
     WHEREAS, each of the Board of Trustees of the Company (the “Company Board”) and the general partner of the MLP (the “General Partner”) has approved the MLP Merger on the terms and subject to the conditions set forth in this Agreement;
     WHEREAS, the General Partner is a wholly-owned subsidiary of the Company;
     WHEREAS, the Company Board (including all of the independent trustees) has determined that this Agreement, the MLP Merger and the other transactions contemplated by this Agreement are fair to, advisable and in the best interests of the Company and the holders of Common Shares, and has unanimously voted to approve this Agreement and the MLP Merger;
     WHEREAS, the General Partner has determined that this Agreement, the MLP Merger and the other transactions contemplated by this Agreement are fair to, advisable and in the best interests of the MLP and its partners, and has approved this Agreement, and recommended acceptance and approval by the limited partners of the MLP of this Agreement, the MLP Merger and the other transactions contemplated by this Agreement; and
     WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the MLP Merger, and also to prescribe various conditions to such transactions.
     NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS
     SECTION 1.01. Specific Definitions.
     For purposes of this Agreement:
     “Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, New York.
     “Common Shares” means the shares of beneficial interest classified as common stock, par value $0.0001 per share, of the Company.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Liens” means with respect to any asset (including any security), any mortgage, claim, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.
     “Limited Partner Approval” means the approval of limited partners of the MLP contemplated by Section 8.03(a).
     “Material Adverse Effect” means any event, circumstance, change or effect that is materially adverse to the financial condition or results of operations of the Company or the MLP, as applicable.
     “MLP Special Meeting” means the special meeting of limited partners of the MLP at which such holders vote to determine whether the Limited Partner Approval is granted.
     “MLP Units” means common units of limited partner interests in the MLP.
     “NYSE” means the New York Stock Exchange.
     “Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act, trust, association or entity or government, political subdivision, agency or instrumentality of a government.
     “SEC” means the United States Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority (defined herein) or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges.
     “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     SECTION 1.02. Other Definitions.
     The following terms are defined in the sections indicated below:
     “Articles of Merger” – Section 2.05
     “Blue Sky Laws” Section 4.03(b)
     “Certificate of Merger” – Section 2.05
     “Closing” – Section 2.06
     “Closing Date” – Section 2.06
     “Company Board” – Recitals
     “Company Declaration of Trust” – Section 4.01
     “Delaware Secretary of State” – Section 2.05
     “DRULPA” – Recitals
     “Effective Time” – Section 2.05
     “Exchange Agent” – Section 3.02
     “GAAP” – Section 4.05(b)
     “General Partner” – Recitals
     “Governmental Authority” –Section 4.03(b)
     “Interim Period” – Section 6.01
     “Law” – Section 4.03(a)
     “Maryland REIT Law” – Recitals
     “Merger Consideration” – Section 3.01(a)
     “MLP Certificate of Limited Partnership” – Section 5.01
     “MLP Merger” – Recitals
     “MLP Merger Proxy Statement” – Section 7.02(a)
     “Registration Statement” – Section 7.02(a)
     “SEC Reports” – Section 4.05(a)
     “SDAT” – Section 2.05
     “Surviving Entity” – Section 2.01
     “Termination Date” – Section 9.01
     “Transfer Taxes” – Section 7.04
ARTICLE II
THE MERGER
     SECTION 2.01. MLP Merger.

     Subject to the terms and conditions of this Agreement, and in accordance with the DRULPA and the Maryland REIT Law, at the Effective Time, the MLP and the Company shall consummate the MLP Merger pursuant to which (i) the MLP shall be merged with and into the Company and the separate existence of the MLP shall thereupon cease and (ii) the Company shall be the surviving entity in the MLP Merger (the “Surviving Entity”). The MLP Merger shall have the effects specified in the DRULPA and the Maryland REIT Law.
     SECTION 2.02. Declaration of Trust.
     As of the Effective Date, the Declaration of Trust of the Company immediately prior to the Effective Date shall be the Declaration of Trust of the Surviving Entity, until thereafter amended as provided by law or in such Declaration of Trust.
     SECTION 2.03. By-laws.
     The By-Laws of the Company as in effect at the Effective Date shall be the By-Laws of the Surviving Entity, until thereafter amended or repealed as provided by law.
     SECTION 2.04. Trustees and Officers of the Surviving Entity.
     The trustees of the Company at the Effective Date shall, from and after the Effective Date, be the trustees of the Surviving Entity and shall continue to hold office from the Effective Date until their respective successors are duly elected or appointed and qualified in the manner provided in the Declaration of Trust and By-Laws of the Surviving Entity, or as otherwise provided by applicable law. The officers of the Company at the Effective Date shall, from and after the Effective Date, be the officers of the Surviving Entity.
     SECTION 2.05. Effective Time.
     (a) At the Closing, the MLP and the Company shall duly execute and file (i) articles of merger (the “Articles of Merger”) with the State Department of Assessments and Taxation of Maryland (the “SDAT”) in accordance with the Maryland REIT Law and (ii) a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) in accordance with the DRULPA. The MLP Merger shall become effective at such time as the Articles of Merger have been accepted for record by the SDAT and the Certificate of Merger has been accepted for record by the Delaware Secretary of State, or such later time which the parties hereto shall have agreed upon and designated in the Articles of Merger in accordance with the Maryland REIT Law and the Certificate of Merger in accordance with the DRULPA as the effective time of the MLP Merger (the “Effective Time”).
     SECTION 2.06. Closing.
     The closing of the MLP Merger (the “Closing”) shall occur as promptly as practicable (but in no event later than the second Business Day) after all of the conditions set forth in Article VIII (other than conditions which are waived or by their terms are required to be satisfied at the Closing) shall have been satisfied or waived by the party entitled to the benefit of the same, and, subject to the foregoing, shall take place at such time and on a date to be specified by the parties (the “Closing Date”).  The Closing shall take place at the offices of the Company, One Penn Plaza, Suite 4015, New York, New York, or at such other place as agreed to by the parties hereto.
ARTICLE III
EFFECT OF THE MERGER
     SECTION 3.01. Conversion of MLP Units.
     As of the Effective Time, by virtue of the MLP Merger and without any action on the part of the holders of MLP Units:
     (a) Subject to Section 3.03, each issued and outstanding MLP Units, other than MLP Units owned by the Company, shall be exchanged for Common Shares on a one for one basis; provided, that fractional MLP Units shall be exchanged for cash in an amount equal to such fraction times the average of the closing price of a Common Share on the New York Stock Exchange, as reported in The Wall Street Journal, for the 20 consecutive trading days immediately preceding the Closing (collectively, the “Merger Consideration”). Notwithstanding the foregoing, if between the date hereof and the Effective Time the Common Shares or MLP Units are changed into a different number of shares/units or a different class, because of any share dividend/unit distribution, subdivision, reclassification, recapitalization, split, combination or exchange of shares/units, the Merger Consideration shall be correspondingly adjusted to reflect such share dividend/unit distribution, subdivision, reclassification, recapitalization, split, combination or exchange of shares/units.
     (b) Upon the Closing, all MLP Units shall be retired, shall cease to be outstanding and shall automatically be cancelled, and the holder of an MLP Unit shall cease to have any rights with respect thereto.
     (c) The MLP Merger shall not affect any of the Common Shares or any other share of beneficial interest of the Company issued and outstanding immediately prior to the Effective Time. All such beneficial interests shall remain issued and outstanding with no change thereto.
     SECTION 3.02. Surrender and Payment.
     The Company shall authorize one or more transfer agent(s) to act as Exchange Agent hereunder (the “Exchange Agent”) with respect to the MLP Merger. At or prior to the Effective Time, the Company shall deposit with the Exchange Agent for the benefit of the holders of MLP Units, for exchange in accordance with this Section 3.02 through the Exchange Agent, certificates representing the Common Shares issuable pursuant to Section 3.01. The Company agrees to make available directly or indirectly to the Exchange Agent, from time to time as needed, cash sufficient to pay cash in lieu of any fractional MLP Units pursuant to Section 3.01. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the applicable Merger Consideration in exchange for MLP Units pursuant to Section 3.01.
     SECTION 3.03. Withholding Rights.

     The Surviving Entity or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of MLP Units such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law.  To the extent that amounts are so withheld by the Surviving Entity or the Exchange Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of MLP Units in respect of which such deduction and withholding was made by the Surviving Entity or the Exchange Agent, as applicable.
     SECTION 3.04. Appraisal Rights.
     No objectors’ or appraisal rights shall be available with respect to the MLP Merger or the other transactions contemplated hereby.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE
COMPANY
     The Company hereby represents and warrants to the MLP as follows:
     SECTION 4.01. Existence; Good Standing; Authority; Compliance with Law.
     The Company is a real estate investment trust duly formed, validly existing and in good standing under the laws of the State of Maryland. The declaration of trust of the Company (the “Company Declaration of Trust”) is in effect and no dissolution, revocation or forfeiture proceedings regarding the Company have been commenced. The Company is duly qualified or licensed to do business as a foreign entity and is in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not have a Material Adverse Effect. The Company has all requisite trust power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and proposed by the Company to be conducted.
     SECTION 4.02. Authority Relative to this Agreement.
     (a) The Company has all necessary trust power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. No other trust proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby and thereby (other than to the extent required by Law, the acceptance for record by the SDAT of the Articles of Merger). This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the MLP, constitutes a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with and subject to its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.
     (b) The Company Board has duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the MLP Merger and the other transactions contemplated hereby and taken all real estate investment trust actions required to be taken by the Company Board for the consummation of the MLP Merger and the other transactions contemplated hereby (other than to the extent required by Law and the acceptance for record by the SDAT of the Articles of Merger).
     (d) The Company has taken all necessary action to permit it to issue the number of Common Shares required to be issued by it pursuant to this Agreement. Common Shares issued pursuant to this Agreement will, when issued, be validly issued, fully paid and nonassessable and no Person will have any preemptive right of subscription or purchase in respect thereof. Common Shares will, when issued, be registered under the Securities Act and the Exchange Act and registered or exempt from registration under any applicable state securities laws and will, when issued, be listed on the NYSE, subject to official notice of issuance.
     SECTION 4.03. No Conflict; Required Filings and Consents.
     (a) The execution and delivery by the Company of this Agreement do not, and the performance of its obligations hereunder will not, (i) conflict with or violate the organizational documents of the Company, (ii) assuming that all consents, approvals, authorizations and other actions described in subsection (b) have been obtained and all filings and obligations described in subsection (b) have been made, conflict with or violate any foreign or domestic statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to the Company or by which any property or asset of the Company is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any property or asset of the Company, or result in any increase in any cost or obligation of the Company or the loss of any benefit of the Company, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any of its properties or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not have a Material Adverse Effect.
     (b) The execution and delivery by the Company of this Agreement do not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or any foreign government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for (A) applicable requirements, if any, of the Securities Act, the Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover Laws, (B) the filing with the SEC of the MLP Merger Proxy Statement, (C) any filings required under the rules and regulations of the NYSE, and (D) the filing of the Articles of Merger with, and the acceptance for record thereof by, the SDAT, and the Certificate of Merger with, and the acceptance for record thereof by, the Delaware Secretary of State, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a Material Adverse Effect.
     SECTION 4.04. Compliance.
     The Company is not in conflict with, or in default, breach or violation of, (i) any Law applicable to the Company or by which any of its properties or assets is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any of its properties or assets is bound, except for any such conflicts, defaults, breaches or violations that would not have a Material Adverse Effect.
     SECTION 4.05. SEC Filings; Financial Statements.
     (a) The Company has filed all forms, reports and documents (including all exhibits) required to be filed by it with the SEC (the “SEC Reports”) since January 1, 2004. The SEC Reports filed by the Company, each as amended prior to the date hereof, (i) have been prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, except where the failure to comply with such requirements would not have a Material Adverse Effect, and (ii) did not, when filed as amended prior to the date hereof, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
     (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presented, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated subsidiaries, as at the respective dates thereof and for the respective periods indicated therein except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).
     SECTION 4.06. Absence of Certain Changes or Events.
     Except as set forth in the SEC Reports, the Company has conducted its business in the ordinary course and there has not occurred any changes, effects or circumstances constituting a Material Adverse Effect.
     SECTION 4.07. Taxes.
     (a) Commencing with its taxable year ended December 31, 1993, the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its proposed method of operation will enable the Company to continue to meet the requirements for qualification and taxation as a REIT under the Code. To the Company’s Knowledge, no challenge to the Company’s status as a REIT is pending or is or has been threatened.

     (b) The Company (1) has filed all federal, state, local and foreign Tax Returns required to be filed by them (after giving effect to any filing extensions properly obtained) and all such Tax Returns are correct and complete in all material respects, (2) has paid and discharged all Taxes shown as due on such Tax Returns or otherwise required to be paid, and (3) has complied in all material respects with all applicable Tax laws requiring the withholding or collection of Taxes, other than in each case, (i) such payments as are being contested in good faith by appropriate proceedings and (ii) such filings, payments or other occurrences that would not have a Material Adverse Effect. There are no currently effective or otherwise outstanding waivers or extensions of any applicable statute of limitations to assess any Taxes.
     SECTION 4.08. Brokers.
     No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company.
     SECTION 4.09. Compliance with Laws.
     The Company has not violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business, properties or operations, except in each case to the extent that such violation or failure would not reasonably be expected to have a Material Adverse Effect.
     SECTION 4.10. No Other Representations or Warranties.
     (a) Except for the representations and warranties contained in this Article IV of this Agreement, the MLP acknowledges that neither the Company nor any other Person on behalf of the Company has made, and the MLP has not relied upon any representation or warranty, whether express or implied, with respect to the Company or its business, affairs, assets, liabilities, financial condition, results of operations or prospects or with respect to the accuracy or completeness of any other information provided or made available to the MLP by or on behalf of the Company. Neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to the MLP or any other Person resulting from the distribution in written or verbal communications to the MLP, or use by the MLP of any such information, including any information, documents, projections, forecasts or other material made available to the MLP, confidential information memoranda or management interviews and presentations in expectation of the transactions contemplated by this Agreement.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE MLP
     The MLP hereby represents and warrants to the Company as follows:
     SECTION 5.01. Existence; Good Standing; Authority; Compliance with Law.
     The MLP is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware. The certificate of limited partnership of the

MLP (the “MLP Certificate of Limited Partnership”) is in effect and no dissolution, revocation or forfeiture proceedings regarding the MLP have been commenced. The MLP is duly qualified or licensed to do business as a foreign entity and is in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not have a Material Adverse Effect. The MLP has all requisite partnership power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and proposed by the MLP to be conducted.
     SECTION 5.02. Authority Relative to this Agreement.
     (a) The MLP has all necessary partnership power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. No other partnership proceedings on the part of the MLP are necessary to authorize this Agreement or to consummate the transactions contemplated hereby and thereby (other than to the extent required by Law, the acceptance for record by the Delaware Secretary of State of the Certificate of Merger). This Agreement has been duly and validly executed and delivered by the MLP and, assuming due authorization, execution and delivery hereof by the Company, constitutes a valid, legal and binding agreement of the MLP, enforceable against the MLP in accordance with and subject to its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.
     (b) The General Partner has duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the MLP Merger and the other transactions contemplated hereby and taken all real estate investment trust actions required to be taken by the General Partner for the consummation of the MLP Merger and the other transactions contemplated hereby.
     SECTION 5.03. No Conflict; Required Filings and Consents.
     (a) The execution and delivery by the MLP of this Agreement do not, and the performance of its obligations hereunder will not, (i) conflict with or violate the organizational documents of the MLP, (ii) assuming that all consents, approvals, authorizations and other actions described in subsection (b) have been obtained and all filings and obligations described in subsection (b) have been made, conflict with or violate any Law applicable to the MLP or by which any property or asset of the MLP is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any property or asset of the MLP, or result in any increase in any cost or obligation of the MLP or the loss of any benefit of the MLP, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the MLP is a party or by which the MLP or any of its properties or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not have a Material Adverse Effect.

     (b) The execution and delivery by the MLP of this Agreement do not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for (A) applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws and state takeover Laws, (B) the filing with the SEC of the MLP Merger Proxy Statement, (C) any filings required under the rules and regulations of the NYSE, and (D) the filing of the Articles of Merger with, and the acceptance for record thereof by, the SDAT, and the Certificate of Merger with, and the acceptance for record thereof by, the Delaware Secretary of State, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a Material Adverse Effect.
     SECTION 5.04. Compliance.
     The MLP is not in conflict with, or in default, breach or violation of, (i) any Law applicable to the MLP or by which any of its properties or assets is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the MLP is a party or by which the MLP or assets is bound, except for any such conflicts, defaults, breaches or violations that would not have a Material Adverse Effect.
     SECTION 5.05. SEC Filings; Financial Statements.
     (a) The MLP has filed all SEC Reports required to be filed by it with the SEC since January 1, 2004. The SEC Reports filed by the MLP, each as amended prior to the date hereof, (i) have been prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, except where the failure to comply with such requirements would not have a Material Adverse Effect, and (ii) did not, when filed as amended prior to the date hereof, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
     (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presented, in all material respects, the consolidated financial position, results of operations and cash flows of the MLP and its consolidated subsidiaries, as at the respective dates thereof and for the respective periods indicated therein except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).
     SECTION 5.06. Absence of Certain Changes or Events.
     Except as set forth in the SEC Reports, the MLP has conducted its business in the ordinary course and there has not occurred any changes, effects or circumstances constituting a Material Adverse Effect.
     SECTION 5.07. Taxes.

     (a) The MLP (1) has filed all federal, state, local and foreign Tax Returns required to be filed by them (after giving effect to any filing extensions properly obtained) and all such Tax Returns are correct and complete in all material respects, (2) has paid and discharged all Taxes shown as due on such Tax Returns or otherwise required to be paid, and (3) has complied in all material respects with all applicable Tax laws requiring the withholding or collection of Taxes, other than in each case, (i) such payments as are being contested in good faith by appropriate proceedings and (ii) such filings, payments or other occurrences that would not have a Material Adverse Effect. There are no currently effective or otherwise outstanding waivers or extensions of any applicable statute of limitations to assess any Taxes.
     (b) Neither the MLP nor the General Partner is subject, directly or indirectly, to any Tax Protection Agreements.
     SECTION 5.08. Brokers.
     No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the MLP.
     SECTION 5.09. Compliance with Laws.
     The MLP has not violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business, properties or operations, except in each case to the extent that such violation or failure would not reasonably be expected to have a Material Adverse Effect.
     SECTION 5.10. No Other Representations or Warranties.
     (a) Except for the representations and warranties contained in this Article V of this Agreement, the Company acknowledges that neither the MLP nor any other Person on behalf of the MLP has made, and the Company has not relied upon any representation or warranty, whether express or implied, with respect to the MLP or its business, affairs, assets, liabilities, financial condition, results of operations or prospects or with respect to the accuracy or completeness of any other information provided or made available to the Company by or on behalf of the MLP. Neither the MLP nor any other Person will have or be subject to any liability or indemnification obligation to the Company or any other Person resulting from the distribution in written or verbal communications to the Company, or use by the Company of any such information, including any information, documents, projections, forecasts or other material made available to the Company, confidential information memoranda or management interviews and presentations in expectation of the transactions contemplated by this Agreement.
ARTICLE VI
CONDUCT OF BUSINESS PENDING THE CLOSING
     SECTION 6.01. Conduct of Business by the Company.

     Except as otherwise contemplated by this Agreement, during the period commencing on the date hereof and terminating on the earlier to occur of the Effective Time and the termination of this Agreement pursuant to and in accordance with Article IX (the “Interim Period”), the Company shall (i) conduct the Company’s business in the ordinary course, and (ii) use commercially reasonable efforts to maintain the assets and properties of the Company in their current condition, normal wear and tear and damage caused by casualty or by any reason outside of the Company’s control excepted.
     SECTION 6.02. Conduct of Business by the MLP.
     Except as otherwise contemplated by this Agreement, during the Interim Period, the MLP shall (i) conduct the MLP’s business in the ordinary course, and (ii) use commercially reasonable efforts to maintain the assets and properties of the MLP in their current condition, normal wear and tear and damage caused by casualty or by any reason outside of the MLP’s control excepted.
ARTICLE VII
ADDITIONAL AGREEMENTS
     SECTION 7.01. MLP Special Meeting.
     (a) The MLP, acting through the General Partner, shall, in accordance with applicable Law and the Partnership Agreement, (a) duly call, give notice of, convene and hold the MLP Special Meeting as promptly as reasonably practicable after the date that the MLP Merger Proxy Statement is cleared by the SEC and (b) except as is reasonably likely to be required by the General Partner’s duties under applicable Law, (i) include in the MLP Merger Proxy Statement the recommendation of the General Partner that the holders of MLP Units approve the MLP Merger and (ii) use its reasonable efforts to obtain the Limited Partner Approval.
     SECTION 7.02. MLP Merger Proxy Statement.
     (a) As promptly as practicable following the date hereof, the Company and the MLP shall cooperate in preparing and shall cause to be filed with the SEC mutually acceptable proxy materials that shall constitute the proxy statement/prospectus relating to the matters to be submitted to holders of MLP Units at the MLP Special Meeting (such proxy statement/prospectus, and any amendments or supplements thereto, the “MLP Merger Proxy Statement”) and the Company shall prepare and file with the SEC a registration statement on Form S-4 (of which the MLP Merger Proxy Statement will be a part) (the “Registration Statement”). The MLP and the Company shall use their reasonable best efforts to cause the Registration Statement to become effective under the Securities Act as soon after such filing as practicable and to keep the Registration Statement effective as long as is necessary to consummate the MLP Merger. All correspondence and communications to the SEC made by the Company or the MLP with respect to the transactions contemplated by this Agreement, will be provided to the other party with an opportunity to review and comment thereon, prior to such communication or correspondence being made to the SEC, and all other correspondence or communication made to the SEC by the Company shall be provided to the MLP at the time of submission to the SEC. The Company and the MLP shall use their reasonable best efforts to cause the MLP Merger Proxy Statement to be mailed to the holders of MLP Units as promptly as practicable after filing the MLP Merger Proxy Statement with the SEC and receiving clearance from the SEC with respect to such MLP Merger Proxy Statement.
     (b) The MLP and the Company shall make all necessary filings with respect to the MLP Merger and the transactions contemplated thereby under the Securities Act and the Exchange Act and applicable Blue Sky Laws and the rules and regulations thereunder. No amendment or supplement to the MLP Merger Proxy Statement or the Registration Statement shall be filed without the approval of both parties hereto, which approval shall not be unreasonably withheld or delayed; provided that, with respect to documents filed by a party which are incorporated by reference in the MLP Merger Proxy Statement or the Registration Statement, this right of approval shall apply only with respect to information relating to the other party and its affiliates, their business, financial condition or results of operations or the transactions contemplated hereby.
     SECTION 7.03. Reasonable Best Efforts.
     Each of the parties hereto agrees to cooperate and use its reasonable best efforts to defend through litigation on the merits any action, including administrative or judicial action, asserted by any party in order to avoid the entry of, or to have vacated, lifted, reversed, terminated or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that in whole or in part restricts, delays, prevents or prohibits consummation of the MLP Merger, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal.
     SECTION 7.04. Transfer Taxes.
     The MLP and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to Tax, “Transfer Taxes”), and shall cooperate in attempting to minimize the amount of Transfer Taxes. From and after the Effective Time, the Surviving Entity shall pay or cause to be paid, without deduction or withholding from any consideration or amounts payable to the holders of MLP Units, all Transfer Taxes.
ARTICLE VIII
CONDITIONS
     SECTION 8.01. Conditions to the Obligations of Each Party.
     The obligations of each of the Company and the MLP to effect the MLP Merger shall be subject to the satisfaction, at or prior to the Closing, of the following conditions:

     (a) No Order. No Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the MLP Merger illegal or otherwise restricting, preventing or prohibiting consummation of the MLP Merger; and
     (b) Registration Statement. The Registration Statement shall be effective at the Effective Time, and no stop order suspending effectiveness of the Registration Statement shall have been issued; no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing; and all necessary approvals under Blue Sky Laws or the Securities Act or Exchange Act relating to the issuance or trading of the Common Shares to be issued in the MLP Merger shall have been received.
     SECTION 8.02. Conditions to the Obligations of the MLP.
     The obligations of the MLP to consummate the MLP Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:
     (a) Representations and Warranties. The representations and warranties of the Company in this Agreement that (i) are not made as of a specific date shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” set forth therein) as of the date of this Agreement and as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct (without giving effect to any limitation as to “materiality” set forth therein) as of such date, in each case except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) would not have a Material Adverse Effect;
     (b) Agreements and Covenants. The Company shall have performed, in all material respects, all obligations and complied with, in all material respects, all agreements and covenants to be performed and complied with by it under this Agreement on or prior to the Closing; and
     (c) No Material Adverse Effect. There shall not have occurred any event, circumstance, change or effect that individually or in the aggregate has had or is reasonably likely to have a Material Adverse Effect with respect to the Company.
     SECTION 8.03. Conditions to the Obligations of the Company.
     The obligations of the Company to consummate the MLP Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:
     (a) Limited Partner Approval. The MLP Merger shall have been approved and adopted by the affirmative vote of at least a majority of each class of MLP Units in accordance with the DRULPA and the Partnership Agreement;
     (b) Representations and Warranties. The representations and warranties of the MLP in this Agreement that (i) are not made as of a specific date shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” set forth therein) as of the date of this Agreement and as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct (without giving effect to any limitation as to “materiality” set forth therein) as of such date, in each case except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) would not have a Material Adverse Effect;
     (c) Agreements and Covenants. The MLP shall have performed, in all material respects, all obligations and complied with, in all material respects, all agreements and covenants to be performed and complied with by it under this Agreement on or prior to the Closing; and
     (d) No Material Adverse Effect.  There shall not have occurred any event, circumstance, change or effect that individually or in the aggregate has had or is reasonably likely to have a Material Adverse Effect with respect to the MLP.
ARTICLE IX
TERMINATION
     SECTION 9.01. Termination.
     This Agreement may be terminated at any time prior to the Effective Time in writing (the date of any such termination, the “Termination Date”):
     (a) by the mutual written consent of the MLP and the Company;
     (b) by either the Company or the MLP by written notice to the other party if any Governmental Authority with jurisdiction over such matters shall have issued a governmental order permanently restraining, enjoining or otherwise prohibiting the MLP Merger, and such governmental order shall have become final and unappealable; provided, however, that the terms of this Section 9.01(b) shall not be available to any party unless such party shall have used its reasonable best efforts to oppose any such governmental order or to have such governmental order vacated or made inapplicable to the MLP Merger; or
     (c) by the Company, if the Limited Partner Approval is not obtained at the MLP Special Meeting.
     SECTION 9.02. Effect of Termination.
     In the event of termination of this Agreement and abandonment of the MLP Merger and the other transactions contemplated by this Agreement pursuant to and in accordance with Section 9.01, this Agreement shall forthwith become void and of no further force or effect whatsoever and there shall be no liability on the part of any party, or their respective officers, directors, trustees, subsidiaries or partners, as applicable, to this Agreement; provided, however, that nothing contained in this Agreement shall relieve any party to this Agreement from any liability resulting from or arising out of any material breach of any agreement or covenant hereunder; provided, further, that notwithstanding the foregoing, the covenants and other obligations under this Agreement shall terminate upon the termination of this Agreement, except that the agreements set forth in Section 9.03, Section 10.07, Section 10.08 and Section 10.09 shall survive termination indefinitely. If this Agreement is terminated as provided herein, all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the agency or other person to which they were made.
     SECTION 9.03. Fees and Expenses.
     (a) All costs and expenses incurred in connection with this Agreement or the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the transactions contemplated by this Agreement are consummated.
ARTICLE X
GENERAL PROVISIONS
     SECTION 10.01. Non-Survival of Representations and Warranties.
     The representations and warranties in this Agreement shall terminate at the Closing or upon the earlier termination of this Agreement.
     SECTION 10.02. Notices.
     All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person or by a recognized overnight courier service to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):
     if to MLP:
The Lexington Master Limited Partnership
One Penn Plaza
Suite 4015
New York, NY 10119-4015
Fax No: (212) 594-6600
Attn: General Partner
     if to the Company:
Lexington Realty Trust
One Penn Plaza, Suite 4015
New York, New York 10119-4015
Fax: (212) 594-6600
Attention: General Counsel
     SECTION 10.03. Severability.
     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this

Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
     SECTION 10.04. Amendment.
     This Agreement may not be amended except by an instrument in writing signed by the parties hereto.
     SECTION 10.05. Entire Agreement; Assignment.
     This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned by operation of law or otherwise (except to the Surviving Entity).
     SECTION 10.06. Parties in Interest.
     This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
     SECTION 10.07. Specific Performance.
     The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.
     SECTION 10.08. Governing Law.
     This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York; provided, however, that to the extent required by the Laws of the State of Maryland or the Laws of the State of Delaware, the MLP Merger shall be governed by, and construed in accordance with such Laws, as applicable, regardless of the Laws that might otherwise govern under applicable principles of conflict of Laws thereof. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any New York, Maryland or Delaware (as applicable) state or federal court. The parties hereto hereby (a) submit to the exclusive jurisdiction of any New York, Maryland or Delaware (as applicable) state or federal court, for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.
     SECTION 10.09. Waiver of Jury Trial.
     Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby.
     SECTION 10.10. Headings.
     The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
     SECTION 10.11. Counterparts.
     This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
     SECTION 10.12. Mutual Drafting.
     Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

THE LEXINGTON MASTER LIMITED PARTNERSHIP

By: Lex GP-1 Trust, its sole general partner

By	/s/ Brendan P. Mullinix Name: Brendan P. Mullinix
Title: Executive Vice President

LEXINGTON REALTY TRUST

By	/s/ Natasha Roberts Name: Natasha Roberts
Title: Executive Vice President

ANNEX B
Information Concerning Lexington Trust

Annex B
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 10-K

(Mark One)

☑	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2007
or
☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from to

Commission File Number 1-12386
LEXINGTON REALTY TRUST
(Exact name of Registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization) One Penn Plaza, Suite 4015	13-3717318 (I.R.S. Employer Identification No.)
New York, NY (Address of principal executive offices)	10119-4015 (Zip Code)

Registrant’s telephone number, including area code (212) 692-7200

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on which Registered
Common Shares of beneficial interests, par value $0.0001	New York Stock Exchange
8.05% Series B Cumulative Redeemable Preferred Stock, par value $0.0001	New York Stock Exchange
6.50% Series C Cumulative Convertible Preferred Stock, par value $0.0001	New York Stock Exchange
7.55% Series D Cumulative Redeemable Preferred Stock, par value $0.0001	New York Stock Exchange

Securities registered pursuant to Section 12(g) of the Act: None

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.  Yes ☑  No ☐.

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.  Yes ☐  No ☑.

Indicate by check mark whether the Registrant:  (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.  Yes ☑  No ☐.

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (§ 229.405 of this chapter) is not contained herein, and will not be contained, to the best of Registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “accelerated filer”, “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑     Accelerated filer ☐     Non-accelerated filer ☐     Smaller reporting company ☐

(Do not check if a smaller reporting company)

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act).  Yes ☐  No ☑.

The aggregate market value of the voting shares held by non-affiliates of the Registrant as of June 30, 2007, which was the last business day of the Registrant’s most recently completed second fiscal quarter was $1,276,495,750 based on the closing price of common shares as of that date, which was $20.80 per share.

Number of common shares outstanding as of February 22, 2008 was 61,323,810.

Certain information contained in the Definitive Proxy Statement for Registrant’s 2008 Annual Meeting of Shareholders, to be held on May 20, 2008 is incorporated by reference in this Annual Report on Form 10-K in response to Part III, Item 10, 11, 12, 13 and 14.

PART I.

Introduction

When we use the terms “Lexington,” the “Company,” “we,” “us” and “our,” we mean Lexington Realty Trust and all entities owned by us, including non-consolidated entities, except where it is clear that the term means only the parent company. References herein to our Annual Report are to our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

All references to 2007, 2006 and 2005 refer to our fiscal years ended, or the dates, as the context requires, December 31, 2007, December 31, 2006, and December 31, 2005, respectively.

We merged with Newkirk Realty Trust, Inc., or Newkirk, on December 31, 2006, which we refer to as the Merger. Unless otherwise noted, (A) the information in this Annual Report regarding items in our Consolidated Statements of Operations as of December 31, 2006 and prior, does not include the business and operations of Newkirk, and (B) the information in this Annual Report regarding items in our Consolidated Balance Sheet as of December 31, 2005 and prior, does not include the assets, liabilities and minority interests of Newkirk.

Cautionary Statements Concerning Forward-Looking Statements

This Annual Report, together with other statements and information publicly disseminated by us contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “estimates,” “projects,” or similar expressions. Readers should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could materially affect actual results, performances or achievements. In particular, among the factors that could cause actual results to differ materially from current expectations include, among others, those risks discussed below and under “Risk Factors” in Part I, Item 1A of the Annual Report and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 of the Annual Report. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect occurrence of unanticipated events. Accordingly, there is no assurance that our expectations will be realized.

Item 1.	Business

General

We are a self-managed and self-administered real estate investment trust, or REIT, formed under the laws of the State of Maryland. Our primary business is the acquisition, ownership and management of a geographically diverse portfolio of net leased office and industrial properties. In addition, we acquire and hold investments in loan assets and debt securities related to real estate, which are primarily acquired through a 50% owned co-investment program. Substantially all of our properties are subject to triple net leases, which are generally characterized as leases in which the tenant bears all or substantially all of the costs and/or cost increases for real estate taxes, utilities, insurance and ordinary repairs.

Our predecessor was organized in October 1993 and merged into Lexington Corporate Properties Trust on December 31, 1997. On December 31, 2006, Lexington Corporate Properties Trust completed the Merger with Newkirk. Newkirk’s primary business was similar to our primary business. All of Newkirk’s operations were conducted and all of its assets were held through its master limited partnership, The Newkirk Master Limited Partnership, which we refer to as the MLP. Newkirk was the general partner and owned, at the time of completion of the Merger, a 31.0% general partner interest in the MLP. In connection with the Merger, Lexington Corporate Properties Trust changed its name to Lexington Realty Trust, the MLP was renamed The Lexington Master Limited

Partnership and one of our wholly-owned subsidiaries became the sole general partner of the MLP and another one of our wholly-owned subsidiaries became the holder of a 31.0% limited partner interest in the MLP.

In the Merger, Newkirk merged with and into us, with us as the surviving entity. Each holder of Newkirk’s common stock received 0.80 of our common shares in exchange for each share of Newkirk’s common stock, and the MLP effected a reverse unit-split pursuant to which each outstanding unit of limited partnership in the MLP, which we refer to as an MLP unit, was converted into 0.80 MLP units. Each MLP unit, other than the MLP units held directly or indirectly by us, is redeemable at the option of the holder for cash based on the value of one of our common shares or, if we elect, for our common shares on a one-for-one basis. As of December 31, 2007, we owned approximately 50.0% of the limited partner interest in the MLP.

In addition to our common shares, we have four outstanding classes of beneficial interests classified as preferred stock, which we refer to as preferred shares: (1) 8.05% Series B Cumulative Redeemable Preferred Stock, which we refer to as our Series B Preferred Shares, (2) 6.50% Series C Cumulative Convertible Preferred Stock, which we refer to as our Series C Preferred Shares, (3) 7.55% Series D Cumulative Redeemable Preferred Stock, which we refer to as our Series D Preferred Shares, and (4) special voting preferred stock. Our common shares, Series B Preferred Shares, Series C Preferred Shares and Series D Preferred Shares are traded on the New York Stock Exchange, or NYSE, under the symbols “LXP”, “LXP pb”, “LXP pc” and “LXP pd”, respectively.

We elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, commencing with our taxable year ended December 31, 1993. If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on our net income that is currently distributed to shareholders.

As of December 31, 2007, we had ownership interests in approximately 280 consolidated real estate assets, located in 42 states and the Netherlands and containing an aggregate of approximately 45.5 million net rentable square feet of space, approximately 95.6% of which is subject to a lease.

We have diversified our portfolio by geographical location, tenant industry segment, lease term expiration and property type with the intention of providing steady internal growth with low volatility. We believe that this diversification should help insulate us from regional recession, industry specific downturns and price fluctuations by property type. For the year ended December 31, 2007, our ten largest tenants/guarantors, which occupied 47 of our properties, represented 25.0% of our trailing 12 month base rental revenue, including our proportionate share of base rental revenue from non-consolidated entities, properties held for sale and properties sold through the respective date of sale. As of December 31, 2006 and 2005, our ten largest tenants/guarantors represented 30.1% and 30.4% of our trailing 12 month base rental revenue, respectively, including our proportionate share of base rental revenue from non-consolidated entities, properties held for sale and properties sold through date of sale. In 2007, 2006 and 2005, no tenant/guarantor represented greater than 10% of our annual base rental revenue.

Objectives and Strategy

In June 2007, we announced a strategic restructuring plan. The plan, when and if completed, will restructure us into a company consisting primarily of:

•	A wholly-owned portfolio of core office assets;

•	A wholly-owned portfolio of core warehouse/distribution assets;

•	A continuing 50% interest in a co-investment program that invests in senior and subordinated debt interests secured by both net leased and multi-tenanted real estate collateral;

•	A minority interest in a co-investment program that invests in specialty single tenant real estate assets; and

•	Equity securities in other net lease companies owned either individually or through an interest in one or more joint ventures or co-investment programs.

In connection with the strategic restructuring plan, we:

•	acquired all of the outstanding interests not otherwise owned by us in Triple Net Investment Company LLC, one of our co-investment programs, which resulted in us becoming the sole owner of the co-investment program’s 15 primarily single tenant net leased properties;

•	acquired all of the outstanding interests not otherwise owned by us in Lexington Acquiport Company, LLC and Lexington Acquiport Company II, LLC, two of our co-investment programs, which resulted in us becoming the sole owner of the co-investment program’s 26 primarily single tenant net leased properties;

•	terminated Lexington/Lion Venture L.P., one of our co-investment programs, and were distributed seven primarily single tenant net leased properties owned by the co-investment program;

•	announced a disposition program, whereby we began marketing non-core assets for sale; and

•	formed a co-investment program, Net Lease Strategic Assets Fund LP, which we refer to as NLS, with a subsidiary of Inland American Real Estate Trust, Inc., which has acquired 30 assets previously owned by us and which, in addition, is under contract to acquire an additional 13 assets currently owned by us and may invest in “core plus” net leased assets, such as manufacturing assets, call centers and other specialty assets.

We can provide no assurances that we will dispose of any remaining assets under our disposition program or complete the sale/contribution of the remaining 13 assets under contract for sale/contribution or acquire any additional assets through NLS.

As part of our ongoing business efforts, we expect to continue to (1) effect strategic transactions and portfolio and individual property acquisitions and dispositions; (2) explore new business lines and operating platforms; (3) expand existing properties; (4) execute new leases with tenants; (5) extend lease maturities in advance of expiration; and (6) refinance outstanding indebtedness when advisable. Additionally, we may continue to enter into joint ventures with third-party investors as a means of creating additional growth and expanding the revenue realized from advisory and asset management activities as situations warrant.

Acquisition Strategies

We seek to enhance our net lease property portfolio through acquisitions of “core” assets, which we believe are general purpose, efficient, well-located assets in growing markets. Prior to effecting any acquisitions, we analyze the (1) property’s design, construction quality, efficiency, functionality and location with respect to the immediate sub-market, city and region; (2) lease integrity with respect to term, rental rate increases, corporate guarantees and property maintenance provisions; (3) present and anticipated conditions in the local real estate market; and (4) prospects for selling or re-leasing the property on favorable terms in the event of a vacancy. We also evaluate each potential tenant’s financial strength, growth prospects, competitive position within its respective industry and a property’s strategic location and function within a tenant’s operations or distribution systems. We believe that our comprehensive underwriting process is critical to the assessment of long-term profitability of any investment by us.

Strategic Transactions with Other Real Estate Investment Companies.  We seek to capitalize on the unique investment experience of our executive management team as well as its network of relationships in the industry to achieve appropriate risk-adjusted yields through strategic transactions. Our strategic initiatives focus on the full spectrum of single-tenant investing through participation at various levels of the capital structure. Accordingly, we endeavor to pursue the acquisition of portfolios of assets, equity interests in companies with a significant number of single-tenant assets including through mergers and acquisitions activity, and participation in strategic partnerships and joint ventures.

Acquisitions of Portfolio and Individual Net Lease Properties.  We seek to acquire portfolio and individual properties from (1) creditworthy corporations and other entities in sale/leaseback transactions for properties that are integral to the sellers’/tenants’ ongoing operations; (2) developers of newly-constructed properties built to suit the needs of a corporate tenant generally after construction has been completed to avoid the risks associated with the construction phase of a project; (3) other real estate investment companies through strategic transactions; and (4) sellers of properties subject to an existing lease. We believe that our geographical diversification, acquisition experience and access to capital will allow us to compete effectively for the acquisition of such net leased properties.

Debt Investments.  Primarily through our 50% owned co-investment program Concord Debt Holdings LLC, which we refer to as Concord, we seek to acquire senior and subordinated debt interests secured by both net-leased and multi-tenanted real estate collateral. The MLP holds a 50.0% interest in this co-investment program. The MLP’s co-investment partner and holder of the other 50% interest in Concord is a subsidiary of Winthrop Realty Trust, which we refer to as Winthrop, a REIT listed on the NYSE. Our Executive Chairman and Director of Strategic Acquisitions, Michael L. Ashner, is the Chairman and Chief Executive Officer of Winthrop.

Competition

Through our predecessor entities we have been in the net lease business for over 30 years. Over this period, we have established a broad network of contacts, including major corporate tenants, developers, brokers and lenders. In addition, our management is associated with and/or participates in many industry organizations. Notwithstanding these relationships, there are numerous commercial developers, real estate companies, financial institutions and other investors with greater financial or other resources that compete with us in seeking properties for acquisition and tenants who will lease space in these properties. Our competitors include other REITs, pension funds, private companies and individuals.

Operating Partnership Structure

We are structured as an umbrella partnership REIT, or UPREIT, and a substantial portion of our business is conducted through our four operating partnership subsidiaries (1) the MLP; (2) Lepercq Corporate Income Fund L.P.; (3) Lepercq Corporate Income Fund II L.P.; and (4) Net 3 Acquisition L.P. We refer to these subsidiaries as our operating partnerships and to limited partner interests in these operating partnerships as OP units. The UPREIT structure enables us to acquire properties through our operating partnerships by issuing to a property owner, as a form of consideration in exchange for the property, OP units. The OP units are generally redeemable, after certain dates, for our common shares or cash in certain instances. We believe that this structure facilitates our ability to raise capital and to acquire portfolio and individual properties by enabling us to structure transactions which may defer tax gains for a contributor of property. As of December 31, 2007, there were approximately 39.8 million OP units outstanding, other than OP units held directly or indirectly by us.

Co-Investment Programs

Lexington Acquiport Company, LLC (“LAC”) and Lexington Acquiport Company II, LLC (“LAC II”).  Effective June 2007, we entered into purchase agreements with the Common Retirement Fund of the State of New York, our 66.67% partner in LAC and 75% partner in LAC II, and acquired the interests in LAC and LAC II we did not already own. Accordingly, we became the sole owner of the 26 primarily single tenant net leased real estate properties owned collectively by LAC and LAC II. We acquired the interest through a cash payment of approximately $277.4 million and the assumption of approximately $515.0 million in non-recourse mortgage debt. The debt assumed by us bears interest at stated rates ranging from 5.0% to 8.2% with a weighted — average stated rate of 6.2% and matures at various dates ranging from 2009 to 2021.

Lexington/Lion Venture L.P. (“LION”).  Effective June 2007, we and our 70% partner in LION agreed to terminate LION and distribute the 17 primarily net leased properties owned by LION. Accordingly, we were distributed seven of the properties, which were subject to non-recourse mortgage debt of approximately $112.5 million. The debt assumed by us bears interest at stated rates ranging from 4.8% to 6.2% with a weighted — average stated rate of 5.4% and matures at various dates ranging from 2012 to 2016. In addition, we paid approximately $6.6 million of additional consideration to our former partner in connection with the termination. In connection with this transaction, we recognized $8.5 million as an incentive fee in accordance with the LION partnership agreement and were allocated equity in earnings of $34.2 million related to our share of gains relating to the 10 properties transferred to the partner.

Triple Net Investment Company LLC (“TNI”).  Effective May 2007, we entered into a purchase agreement with the Utah State Retirement Investment Fund, our partner in TNI, and acquired the 70% of TNI we did not already own. Accordingly, we became the sole owner of the 15 primarily single tenant net leased real estate properties owned by TNI. We acquired the interest through a cash payment of approximately $82.6 million and the assumption of approximately $156.6 million in non-recourse mortgage debt. The debt assumed by us bears stated interest at rates ranging from 4.9% to 9.4% with a weighted-average stated rate of 5.9% and matures at various dates ranging from 2010 to 2021. In connection with this transaction, we recognized $2.1 million as an incentive fee in accordance with the TNI partnership agreement.

Concord Debt Holdings LLC (“Concord”).  We acquired a 50% interest in Concord in connection with the Merger. Our Executive Chairman and Director of Strategic Acquisitions is the Chairman and Chief Executive Officer of Winthrop, our 50% co-investment partner. Concord creates and manages portfolios of loan assets and debt securities. As of December 31, 2007 and 2006, we had $155.8 million and $93.1 million, respectively, as our investment in Concord. Our remaining capital commitment to Concord is $5.1 million as of December 31, 2007. See Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Off Balance Sheet Arrangements” for a complete description of Concord’s business, assets and liabilities.

Net Lease Strategic Assets Fund L.P. (“NLS”).  In August 2007, through the MLP, we entered into a limited partnership agreement with Inland American (Net Lease) Sub, LLC, which we refer to as Inland, a wholly-owned subsidiary of Inland American Real Estate Trust, Inc. NLS was formed to invest in specialty single tenant net leased assets in the United States. In connection with the formation, we agreed to contribute/sell 53 single tenant net leased assets to NLS, which was later reduced to 43 assets, 30 of which were contributed/sold in December 2007 and 13 of which remain under contract. We can provide no assurance that the contribution/sale of the remaining 13 assets under contract will be consummated.

In December 2007, we sold 18 real estate assets (including a 40% interest in one) and contributed 12 real estate assets to NLS. The properties had an agreed upon value of $408.5 million and are subject to $186.3 million of non-recourse mortgage debt that have stated interest rates ranging from 5.2% to 8.5% with a weighted average stated rate of 5.9% and maturity dates ranging from 2009 to 2025. We recognized a gain on the sale of the real estate assets of $17.9 million, plus a $1.6 million gain which is reflected in the income statement in equity in earnings of non-consolidated entities relating to these sales.

The acquisitions of these 30 real estate assets by NLS was financed by (1) assuming the mortgage debt; (2) a common equity contribution by Inland and the MLP of $121.9 million and $21.5 million, respectively; and (3) a preferred equity contribution of $87.6 million by the MLP. The MLP’s equity contribution was made primarily through the contribution of the 12 real estate assets.

The MLP’s common and preferred equity positions are subordinated to Inland’s common equity position with respect to operating cash flows and in certain other situations.

In addition, to the initial capital contributions, the MLP and Inland may invest an additional $22.5 million and $127.5 million, respectively, in NLS to acquire additional specialty single-tenant net leased assets. Lexington Realty Advisors, which we refer to as LRA, has entered into a management agreement with NLS whereby LRA will receive (1) a management fee of 0.375% of the equity capital, as defined; (2) a property management fee of up to 3.0% of actual gross revenues from certain assets for which the landlord is obligated to provide property management services (contingent upon the recoverability under the applicable lease); and (3) an acquisition fee of 0.5% of the gross purchase price of each acquired asset by the NLS.

In addition, NLS is under contract to acquire an additional 13 properties from us, a reduction of 10 from the initial agreement in August 2007. The acquisition of each of the 13 assets by NLS is subject to satisfaction of conditions precedent to closing, including the assumption of existing financing, obtaining certain consents and waivers, the continuing financial solvency of the tenants, and certain other customary conditions. Accordingly, neither we nor NLS can provide any assurance that the acquisition by NLS will be completed. In the event that NLS does not acquire 11 of the assets by March 31, 2008 and the remaining two by June 30, 2008, NLS will no longer have the right to acquire such assets.

Lex-Win Acquisition LLC (“Lex-Win”).  In May 2007, an entity in which we hold a 28% ownership interest, commenced a tender offer to acquire up to 45,000,000 shares of common stock in Wells Real Estate Investment Trust, Inc., which we refer to as Wells, at a price per share of $9.30. The tender offer expired on July 20, 2007, at which time Lex-Win received tenders based on the letters of transmittal it received for approximately

4,800,000 shares representing approximately 1% of the outstanding shares in Wells. After submission of the letters to Wells, the actual number of shares acquired in Wells was approximately 3,900,000. During the third quarter of 2007, we funded $12.5 million relating to this tender offer. In the fourth quarter of 2007, we received a return of $1.9 million in cash relating to the reduction in shares tendered of approximately 900,000. WRT Realty, L.P., a subsidiary of Winthrop, also holds a 28% interest in Lex-Win. Our Executive Chairman and Director of Strategic Acquisitions is Chairman and Chief Executive Officer of Winthrop.

Other Investments.  As of December 31, 2007, we had interests ranging from 26% to 40% in 8 partnerships which own real estate assets. The real estate assets are encumbered by approximately $100.9 million (of which our proportionate share is approximately $33.0 million) in non-recourse mortgage debt with stated interest rates ranging from 5.2% to 15.0% with a weighted-average stated rate of 8.6% and maturity dates ranging from 2008 to 2018.

Internal Growth; Effectively Managing Assets

Tenant Relations and Lease Compliance.  We maintain close contact with our tenants in order to understand their future real estate needs. We monitor the financial, property maintenance and other lease obligations of our tenants through a variety of means, including periodic reviews of financial statements and physical inspections of the properties. We perform annual inspections of those properties where we have an ongoing obligation with respect to the maintenance of the property. Biannual physical inspections are generally undertaken for all other properties.

Extending Lease Maturities.  We seek to extend our leases in advance of their expiration in order to maintain a balanced lease rollover schedule and high occupancy levels. During 2007, we entered into 108 lease extensions and new leases.

Revenue Enhancing Property Expansions.  We undertake expansions of our properties based on tenant requirements or marketing opportunities. We believe that selective property expansions can provide us with attractive rates of return and actively seek such opportunities.

Property Sales.  Subject to regulatory requirements, we sell properties (1) when we believe that the return realized from selling a property will exceed the expected return from continuing to hold such property and (2) in accordance with our strategic restructuring plan. During 2007, as part of our strategic restructuring plan, we sold 63 properties, including 10 held in LION, and 30 properties were sold/contributed to NLS.

Access to Capital and Refinancing Existing Indebtedness

During 2007, we completed an offering of 6.2 million Series D Preferred Shares, at $25 per share and an annual dividend rate of 7.55%, raising net proceeds of $149.8 million.

During 2007, we, through a wholly-owned subsidiary, issued $200.0 million in Trust Preferred Securities. These Trust Preferred Securities, which (1) are classified as debt and referred to in this Annual Report as Trust Preferred Notes; (2) are due in 2037; (3) are redeemable by us commencing April 2012; and (4) bear interest at a fixed rate of 6.804% through April 2017 and thereafter, at a variable rate of three month LIBOR plus 170 basis points through maturity.

We obtained a $225.0 million secured term loan from KeyBank N.A. The interest only secured term loan matures June 2009 and bears interest at LIBOR plus 60 basis points. The loan contains customary covenants which we were in compliance with as of December 31, 2007. The proceeds of the secured term loan were used to purchase the interests in our former co-investment programs. As of December 31, 2007, $213.6 million was outstanding under this secured term loan.

During 2007, we obtained $247.0 million in non-recourse mortgage financings which have a fixed weighted average interest rate of 6.1%. The proceeds of the financings were used to partially fund acquisitions.

During 2007, the MLP issued $450.0 million in 5.45% guaranteed exchangeable notes due in 2027, which we refer to as the MLP Notes, and can be put by the holder every five years commencing 2012 and upon certain events. The MLP Notes are currently exchangeable at certain times by the holders into our common shares at a price of $21.99 per share; however, the principal balance must be satisfied in cash. The net proceeds of the issuance of the

MLP Notes were used to repay indebtedness under the MLP’s former secured loan which bore interest at the election of the MLP at a rate equal to either (1) LIBOR plus 175 basis points or (2) the prime rate.

On December 31, 2006, we completed the Merger and issued approximately 16.0 million common shares valued at $332.1 million and assumed $2.0 billion in liabilities and minority interests.

During 2006, we including through non-consolidated entities, in addition to the Merger, obtained $215.3 million in non-recourse mortgage financings which had a fixed weighted average interest rate of 6.0%. The proceeds of the financings were used to partially fund acquisitions.

During 2005, we replaced our $100.0 million unsecured revolving credit facility with a new $200.0 million unsecured revolving credit facility, which bears interest at a rate of LIBOR plus 120-170 basis points depending on our leverage (as defined in the credit facility) and matures in June 2008. The credit facility contains customary financial covenants, including restrictions on the level of indebtedness, amount of variable rate debt to be borrowed and net worth maintenance provisions. As of December 31, 2007, (1) we were in compliance with all covenants; (2) no borrowings were outstanding; (3) $198.5 million was available to be borrowed; and (4) $1.5 million in letters of credit were outstanding under the credit facility.

Common Share Repurchases.  In March 2007, our Board of Trustees approved the repurchase of up to 10.0 million common shares/OP units under a share repurchase program. During 2007, approximately 9.8 million common shares/OP units were repurchased under this program at an average cost of $19.83 per share/unit, in the open market and through private transactions with our employees and OP unitholders. In December 2007, the authorization was increased by 5.0 million common share/ OP units. As of December 31, 2007, 5.8 million common shares/OP units remain eligible for repurchase under the authorization.

Advisory Contracts

In 2001, LRA entered into an advisory and asset management agreement to invest and manage an equity commitment of up to $50.0 million on behalf of a private third party investment fund. The investment fund could, depending on leverage utilized, acquire up to $140.0 million in single tenant, net leased office, industrial and retail properties in the United States. LRA earns acquisition fees (90 basis points of total acquisition costs), annual asset management fees (30 basis points of gross asset value) and an incentive fee of 16% of the return in excess of an internal rate of return of 10% earned by the investment fund. During 2007, the investment fund sold a property and LRA recognized an incentive fee of $1.1 million (in addition $0.4 million was held back by the investment fund pursuant to the agreement). The investment fund made no purchases in 2007 or 2006.

The MLP entered into an agreement with a third party pursuant to which the MLP will pay the third party for properties acquired by the MLP and identified by the third party (1) 1.5% of the gross purchase price and (2) 25% of the net proceeds and net cash flow (as defined) after the MLP receives all its invested capital plus a 12% internal rate of return. As of December 31, 2007, only one property has been acquired subject to these terms.

Other

Environmental Matters.  Under various federal, state and local environmental laws, statutes, ordinances, rules and regulations, an owner of real property may be liable for the costs of removal or remediation of certain hazardous or toxic substances at, on, in or under such property as well as certain other potential costs relating to hazardous or toxic substances. These liabilities may include government fines and penalties and damages for injuries to persons and adjacent property. Such laws often impose liability without regard to whether the owner knew of, or was responsible for, the presence or disposal of such substances. Although generally our tenants are primarily responsible for any environmental damage and claims related to the leased premises, in the event of the bankruptcy or inability of a tenant of such premises to satisfy any obligations with respect to such environmental liability, we may be required to satisfy such obligations. In addition, as the owner of such properties, we may be held directly liable for any such damages or claims irrespective of the provisions of any lease.

From time to time, in connection with the conduct of our business and generally upon acquisition of a property, we authorize the preparation of Phase I and, when necessary, Phase II environmental reports with respect to our properties. Based upon such environmental reports and our ongoing review of our properties, as of the date of this

Annual Report, we are not aware of any environmental condition with respect to any of our properties which we believe would be reasonably likely to have a material adverse effect on our financial condition and/or results of operations. There can be no assurance, however, that (1) the discovery of environmental conditions, the existence or severity of which were previously unknown; (2) changes in law; (3) the conduct of tenants; or (4) activities relating to properties in the vicinity of our properties, will not expose us to material liability in the future. Changes in laws increasing the potential liability for environmental conditions existing on properties or increasing the restrictions on discharges or other conditions may result in significant unanticipated expenditures or may otherwise adversely affect the operations of our tenants, which would adversely affect our financial condition and/or results of operations.

Employees.  As of December 31, 2007, we had 65 full-time employees.

Industry Segments.  We operate in primarily one industry segment, investment in net leased real estate assets.

Web Site.  Our Internet address is www.lxp.com and the investor relations section of our web site is located at http://www.snl.com/irweblinkx/corporateprofile.aspx?iid=103128. We make available, free of charge, on or through the investor relations section of our web site or by contacting our Investor Relations Department, annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as well as proxy statements, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the U.S. Securities and Exchange Commission, which we refer to as the SEC. Also posted on our web site, and available in print upon request of any shareholder to our Investor Relations Department, are our amended and restated declaration of trust and amended and restated by-laws, charters for our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, our Corporate Governance Guidelines, our Code of Business Conduct and Ethics governing our trustees, officers and employees, and our Complaint Procedures Regarding Accounting and Auditing Matters. Within the time period required by the SEC and the NYSE, we will post on our web site any amendment to the Code of Business Conduct and Ethics and any waiver applicable to any of our trustees or executive officers. In addition, our web site includes information concerning purchases and sales of our equity securities by our executive officers and trustees, as well as disclosure relating to certain non-GAAP financial measures (as defined in the SEC’s Regulation G) that we may make public orally, telephonically, by webcast, by broadcast or by similar means from time to time.

Our Investor Relations Department can be contacted at Lexington Realty Trust, One Penn Plaza, Suite 4015, New York, New York 10119-4015, Attn: Investor Relations, telephone: 212-692-7200, e-mail: ir@lxp.com.

Principal Executive Offices.  Our principal executive offices are located at One Penn Plaza, Suite 4015, New York, New York 10119-4015; our telephone number is (212) 692-7200. We also maintain regional offices in Chicago, Illinois, and Dallas, Texas.

NYSE CEO Certification.  Our Chief Executive Officer made an unqualified certification to the NYSE with respect to our compliance with the NYSE corporate governance listing standards in June 2007.

Item 1A.	Risk Factors

Set forth below are material factors that may adversely affect our business and operations.

We are subject to risks involved in single tenant leases.

We focus our acquisition activities on real properties that are net leased to single tenants. Therefore, the financial failure of, or other default by, a single tenant under its lease is likely to cause a significant reduction in the operating cash flow generated by the property leased to that tenant and might decrease the value of that property.

We rely on revenues derived from major tenants.

Revenues from several of our tenants and/or their guarantors constitute a significant percentage of our base rental revenues. As of December 31, 2007, our 10 largest tenants/guarantors, which occupied 47 properties, represented approximately 25.0% of our base rental revenue for the year ended December 31, 2007, including our proportionate share of base rental revenue from non-consolidated entities and base rental revenue recognized from properties sold through the respective date of sale. The default, financial distress or bankruptcy of any of the tenants of these properties could cause interruptions in the receipt of lease revenues from these tenants and/or result in vacancies, which would reduce our revenues and increase operating costs until the affected property is re-let, and could decrease the ultimate sales value of that property. Upon the expiration or other termination of the leases that are currently in place with respect to these properties, we may not be able to re-lease the vacant property at a comparable lease rate or without incurring additional expenditures in connection with the re-leasing.

We could become more highly leveraged, resulting in increased risk of default on our obligations and in an increase in debt service requirements which could adversely affect our financial condition and results of operations and our ability to pay distributions.

We have incurred, and expect to continue to incur, indebtedness in furtherance of our activities. Neither our amended and restated declaration of trust nor any policy statement formally adopted by our Board of Trustees limits either the total amount of indebtedness or the specified percentage of indebtedness that we may incur. Accordingly, we could become more highly leveraged, resulting in an increased risk of default on our obligations and in an increase in debt service requirements which could adversely affect our financial condition and results of operations and our ability to pay distributions.

Market interest rates could have an adverse effect on our borrowing costs and profitability and can adversely affect our share price.

We have exposure to market risks relating to increases in interest rates due to our variable-rate debt. An increase in interest rates may increase our costs of borrowing on existing variable-rate indebtedness, leading to a reduction in our net income. As of December 31, 2007, we had outstanding $213.6 million in consolidated variable-rate indebtedness. The level of our variable-rate indebtedness, along with the interest rate associated with such variable-rate indebtedness, may change in the future and materially affect our interest costs and net income. In addition, our interest costs on our fixed-rate indebtedness can increase if we are required to refinance our fixed-rate indebtedness at maturity at higher interest rates. We currently have an agreement with a third party for a notional amount of $290.0 million which caps our interest rate at 6.0%.

Furthermore, the public valuation of our common shares is related primarily to the earnings that we derive from rental income with respect to our properties and not from the underlying appraised value of the properties themselves. As a result, interest rate fluctuations and capital market conditions can affect the market value of our common shares. For instance, if interest rates rise, the market price of our common shares may decrease because potential investors seeking a higher dividend yield than they would receive from our common shares may sell our common shares in favor of higher rate interest-bearing securities.

Recent disruptions in the financial markets could affect our ability to obtain debt financing on reasonable terms and have other adverse effects on us.

The United States credit markets have recently experienced significant dislocations and liquidity disruptions which have caused the spreads on prospective debt financings to widen considerably. These circumstances have materially impacted liquidity in the debt markets, making financing terms for borrowers less attractive, and in certain cases have resulted in the unavailability of certain types of debt financing. Continued uncertainty in the credit markets may negatively impact our ability to access additional debt financing at reasonable terms, which may negatively affect our ability to make acquisitions. A prolonged downturn in the credit markets may cause us to seek alternative sources of potentially less attractive financing, and may require us to adjust our business plan accordingly. In addition, these factors may make it more difficult for us to sell properties or may adversely affect the price we receive for properties that we do sell, as prospective buyers may experience increased costs of debt financing or difficulties in obtaining debt financing. These events in the credit markets have also had an adverse effect on other financial markets in the United States, which may make it more difficult or costly for us to raise capital through the issuance of our common shares or preferred shares. These disruptions in the financial markets may have other adverse effects on us or the economy generally.

We face risks associated with refinancings.

A significant number of our properties, as well as corporate level borrowings, are subject to mortgage or other secured notes with balloon payments due at maturity. As of December 31, 2007, the consolidated scheduled balloon payments for the next five calendar years, are as follows:

Year	Balloon Payments

2008	$31.8 million
2009	$282.4 million
2010	$118.2 million
2011	$140.6 million
2012	$633.8 million

Our ability to make the scheduled balloon payments will depend upon our cash balances, the amount available under our credit facility and our ability either to refinance the related mortgage debt or to sell the related property.

As of December 31, 2007, the scheduled balloon payments for our non-consolidated entities for the next five calendar years are as follows:

Balloon Payments - our
Proportionate
Year	Balloon Payments		Share

2008	$ 87	.8 million	$ 43	.9 million
2009	$357	.7 million	$176	.3 million
2010	$ —		$ —
2011	$ 2	.1 million	$ 1	.0 million
2012	$ 81	.8 million	$ 40	.3 million

Our ability to accomplish these goals will be affected by various factors existing at the relevant time, such as the state of the national and regional economies, local real estate conditions, the state of the capital markets, available mortgage rates, the lease terms or market rates of the mortgaged properties, our equity in the mortgaged properties, our financial condition, the operating history of the mortgaged properties and tax laws. If we are unable to obtain sufficient financing to fund the scheduled balloon payments or to sell the related property at a price that generates sufficient proceeds to pay the scheduled balloon payments, we would lose our entire investment in the related property.

We face uncertainties relating to lease renewals and re-letting of space.

Upon the expiration of current leases for space located in our properties, we may not be able to re-let all or a portion of that space, or the terms of re-letting (including the cost of concessions to tenants) may be less favorable to us than current lease terms or market rates. If we are unable to re-let promptly all or a substantial portion of the space located in our properties or if the rental rates we receive upon re-letting are significantly lower than current rates, our net income and ability to make expected distributions to our shareholders will be adversely affected due to the resulting reduction in rent receipts and increase in our property operating costs. There can be no assurance that we will be able to retain tenants in any of our properties upon the expiration of their leases.

Certain of our properties are cross-collateralized.

As of December 31, 2007, the mortgages on three sets of two properties, one set of four properties and one set of three properties are cross-collateralized. In addition, the MLP’s $225.0 million loan (of which $213.6 million is outstanding at December 31, 2007) is secured by a borrowing base of 41 properties. To the extent that any of our properties are cross-collateralized, any default by us under the mortgage note relating to one property will result in a default under the financing arrangements relating to any other property that also provides security for that mortgage note or is cross-collateralized with such mortgage note.

We face possible liability relating to environmental matters.

Under various federal, state and local environmental laws, statutes, ordinances, rules and regulations, as an owner of real property, we may be liable for the costs of removal or remediation of certain hazardous or toxic substances at, on, in or under our properties, as well as certain other potential costs relating to hazardous or toxic substances. These liabilities may include government fines and penalties and damages for injuries to persons and adjacent property. These laws may impose liability without regard to whether we knew of, or were responsible for, the presence or disposal of those substances. This liability may be imposed on us in connection with the activities of an operator of, or tenant at, the property. The cost of any required remediation, removal, fines or personal or property damages and our liability therefore could exceed the value of the property and/or our aggregate assets. In addition, the presence of those substances, or the failure to properly dispose of or remove those substances, may adversely affect our ability to sell or rent that property or to borrow using that property as collateral, which, in turn, would reduce our revenues and ability to make distributions.

A property can also be adversely affected either through physical contamination or by virtue of an adverse effect upon value attributable to the migration of hazardous or toxic substances, or other contaminants that have or may have emanated from other properties. Although our tenants are primarily responsible for any environmental damages and claims related to the leased premises, in the event of the bankruptcy or inability of any of our tenants to satisfy any obligations with respect to the property leased to that tenant, we may be required to satisfy such obligations. In addition, we may be held directly liable for any such damages or claims irrespective of the provisions of any lease.

From time to time, in connection with the conduct of our business, we authorize the preparation of Phase I environmental reports and, when necessary, Phase II environmental reports, with respect to our properties. Based upon these environmental reports and our ongoing review of our properties, as of the date of this Annual Report, we are not aware of any environmental condition with respect to any of our properties that we believe would be reasonably likely to have a material adverse effect on us.

There can be no assurance, however, that the environmental reports will reveal all environmental conditions at our properties or that the following will not expose us to material liability in the future:

•	the discovery of previously unknown environmental conditions;

•	changes in law;

•	activities of tenants; or

•	activities relating to properties in the vicinity of our properties.

Changes in laws increasing the potential liability for environmental conditions existing on properties or increasing the restrictions on discharges or other conditions may result in significant unanticipated expenditures or may otherwise adversely affect the operations of our tenants, which could adversely affect our financial condition or results of operations.

Uninsured losses or a loss in excess of insured limits could adversely affect our financial condition.

We carry comprehensive liability, fire, extended coverage and rent loss insurance on most of our properties, with policy specifications and insured limits that we believe are customary for similar properties. However, with respect to those properties where the leases do not provide for abatement of rent under any circumstances, we generally do not maintain rent loss insurance. In addition, there are certain types of losses, such as losses resulting from wars, terrorism or certain acts of God that generally are not insured because they are either uninsurable or not economically insurable. Should an uninsured loss or a loss in excess of insured limits occur, we could lose capital invested in a property, as well as the anticipated future revenues from a property, while remaining obligated for any mortgage indebtedness or other financial obligations related to the property. Any loss of these types would adversely affect our financial condition.

Future terrorist attacks such as the attacks which occurred in New York City, Pennsylvania and Washington, D.C. on September 11, 2001, and the military conflicts such as the military actions taken by the

United States and its allies in Afghanistan and Iraq, could have a material adverse effect on general economic conditions, consumer confidence and market liquidity.

Among other things, it is possible that interest rates may be affected by these events. An increase in interest rates may increase our costs of borrowing, leading to a reduction in our net income. These types of terrorist acts could also result in significant damages to, or loss of, our properties.

We and our tenants may be unable to obtain adequate insurance coverage on acceptable economic terms for losses resulting from acts of terrorism. Our lenders may require that we carry terrorism insurance even if we do not believe this insurance is necessary or cost effective. We may also be prohibited under the applicable lease from passing all or a portion of the cost of such insurance through to the tenant. Should an act of terrorism result in an uninsured loss or a loss in excess of insured limits, we could lose capital invested in a property, as well as the anticipated future revenues from a property, while remaining obligated for any mortgage indebtedness or other financial obligations related to the property. Any loss of these types would adversely affect our financial condition.

Competition may adversely affect our ability to purchase properties.

There are numerous commercial developers, real estate companies, financial institutions and other investors with greater financial resources than we have that compete with us in seeking properties for acquisition and tenants who will lease space in our properties. Due to our focus on net lease properties located throughout the United States, and because most competitors are locally and/or regionally focused, we do not encounter the same competitors in each market. Our competitors include other REITs, financial institutions, insurance companies, pension funds, private companies and individuals. This competition may result in a higher cost for properties that we wish to purchase.

Our failure to maintain effective internal controls could have a material adverse effect on our business, operating results and share price.

Section 404 of the Sarbanes-Oxley Act of 2002 requires annual management assessments of the effectiveness of our internal controls over financial reporting. If we fail to maintain the adequacy of our internal controls, as such standards may be modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. Moreover, effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and to maintain our qualification as a REIT and are important to helping prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, our REIT qualification could be jeopardized, investors could lose confidence in our reported financial information, and the trading price of our shares could drop significantly.

We may have limited control over our co-investment programs and joint venture investments.

Our co-investment programs and joint venture investments may involve risks not otherwise present for investments made solely by us, including the possibility that our partner might, at any time, become bankrupt, have different interests or goals than we do, or take action contrary to our instructions, requests, policies or objectives, including our policy with respect to maintaining our qualification as a REIT. Other risks of co-investment programs and joint venture investments include impasse on decisions, such as a sale, because neither we nor our partner have full control over the co-investment programs or joint venture. Also, there is no limitation under our organizational documents as to the amount of funds that may be invested in co-investment programs and joint ventures.

One of co-investment programs, Concord, is owned equally by the MLP and a subsidiary of Winthrop. This co-investment program, is managed by an investment committee which consists of seven members, three members appointed by each of the MLP and Winthrop (with one appointee from each of the MLP and Winthrop qualifying as “independent”) and the seventh member appointed by FUR Holdings LLC, the administrative manager of Concord and primary owner of the former external advisor of the MLP and the current external advisor of Winthrop. Each investment in excess of $20.0 million to be made by this joint venture, as well as additional material matters, requires the consent of the investment committee appointed by the MLP and Winthrop. Accordingly, Concord may not take certain actions or invest in certain assets even if the MLP believes it to be in its best interest. Michael L. Ashner, our Executive Chairman and Director of Strategic Acquisitions is also the Chairman and Chief Executive Officer of Winthrop, the managing member of FUR Holdings LLC and the seventh member of Concord’s investment committee.

Another co-investment program, NLS, is managed by an Executive Committee comprised of three persons appointed by us and two persons appointed by our partner. With few exceptions, the vote of four members of the Executive Committee is required to conduct business. Accordingly, we do not control the business decisions of this co-investment.

Investments by our co-investment programs may conflict with our ability to make attractive investments.

Under the terms of the limited partnership agreement governing NLS, we are required to first offer to NLS all opportunities to acquire real estate assets which, among other criteria, are specialty in nature and net leased. Only if NLS elects not to approve the acquisition opportunity or the applicable exclusivity conditions have expired, may we pursue the opportunity directly. As a result, we may not be able to make attractive acquisitions directly and may only receive an interest in such acquisitions through our interest in NLS.

Certain of our trustees and officers may face conflicts of interest with respect to sales and refinancings.

Michael L. Ashner, E. Robert Roskind and Richard J. Rouse, our Executive Chairman and Director of Strategic Acquisitions, Co-Vice Chairman, and Co-Vice Chairman and Chief Investment Officer, respectively, each own limited partnership interests in certain of our operating partnerships, and as a result, may face different and more adverse tax consequences than our other shareholders will if we sell certain properties or reduce mortgage indebtedness on certain properties. Those individuals may, therefore, have different objectives than our other shareholders regarding the appropriate pricing and timing of any sale of such properties or reduction of mortgage debt.

Accordingly, there may be instances in which we may not sell a property or pay down the debt on a property even though doing so would be advantageous to our other shareholders. In the event of an appearance of a conflict of interest, the conflicted trustee or officer must recuse himself or herself from any decision making or seek a waiver of our Code of Business Conduct and Ethics.

Our ability to change our portfolio is limited because real estate investments are illiquid.

Equity investments in real estate are relatively illiquid and, therefore, our ability to change our portfolio promptly in response to changed conditions will be limited. Our Board of Trustees may establish investment criteria or limitations as it deems appropriate, but currently does not limit the number of properties in which we may seek to invest or on the concentration of investments in any one geographic region. We could change our investment, disposition and financing policies without a vote of our shareholders.

There can be no assurance that we will remain qualified as a REIT for federal income tax purposes.

We believe that we have met the requirements for qualification as a REIT for federal income tax purposes beginning with our taxable year ended December 31, 1993, and we intend to continue to meet these requirements in the future. However, qualification as a REIT involves the application of highly technical and complex provisions of the Code, for which there are only limited judicial or administrative interpretations. No assurance can be given that we have qualified or will remain qualified as a REIT. The Code provisions and income tax regulations applicable to REITs are more complex than those applicable to corporations. The determination of various factual matters and circumstances not entirely within our control may affect our ability to continue to qualify as a REIT. In addition, no assurance can be given that legislation, regulations, administrative interpretations or court decisions will not significantly change the requirements for qualification as a REIT or the federal income tax consequences of such qualification. If we do not qualify as a REIT, we would not be allowed a deduction for distributions to shareholders in computing our net taxable income. In addition, our income would be subject to tax at the regular corporate rates. We also could be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. Cash available for distribution to our shareholders would be significantly reduced for each year in which we do not qualify as a REIT. In that event, we would not be required to continue to make distributions. Although we currently intend to continue to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause us, without the consent of the shareholders, to revoke the REIT election or to otherwise take action that would result in disqualification.

Distribution requirements imposed by law limit our flexibility.

To maintain our status as a REIT for federal income tax purposes, we are generally required to distribute to our shareholders at least 90% of our taxable income for that calendar year. Our taxable income is determined without regard to any deduction for dividends paid and by excluding net capital gains. To the extent that we satisfy the distribution requirement, but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed income. In addition, we will incur a 4% nondeductible excise tax on the amount, if any, by which our distributions in any year are less than the sum of (i) 85% of our ordinary income for that year, (ii) 95% of our capital gain net income for that year and (iii) 100% of our undistributed taxable income from prior years. We intend to continue to make distributions to our shareholders to comply with the distribution requirements of the Code and to reduce exposure to federal income and nondeductible excise taxes. Differences in timing between the receipt of income and the payment of expenses in determining our income and the effect of required debt amortization payments could require us to borrow funds on a short-term basis in order to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT.

Certain limitations limit a third party’s ability to acquire us or effectuate a change in our control.

Limitations imposed to protect our REIT status.  In order to protect us against the loss of our REIT status, our declaration of trust limits any shareholder from owning more than 9.8% in value of any class of our outstanding shares, subject to certain exceptions. The ownership limit may have the effect of precluding acquisition of control of us.

Severance payments under employment agreements.  Substantial termination payments may be required to be paid under the provisions of employment agreements with certain of our executives upon a change of control. We have entered into employment agreements with five of our executive officers which provide that, upon the occurrence of a change in control of us (including a change in ownership of more than 50% of the total combined voting power of our outstanding securities, the sale of all or substantially all of our assets, dissolution, the acquisition, except from us, of 20% or more of our voting shares or a change in the majority of our Board of Trustees), four of those executive officers would be entitled to severance benefits based on their current annual base salaries, recent annual cash bonuses and the average of the value of the two most recent long-term incentive awards and one of those executive would be entitled to severance benefits based on his current annual base salary and recent annual cash bonus, as defined in the employment agreements. Accordingly, these payments may discourage a third party from acquiring us.

Limitation due to our ability to issue preferred shares.  Our amended and restated declaration of trust authorizes our Board of Trustees to issue preferred shares, without shareholder approval. The Board of Trustees is able to establish the preferences and rights of any preferred shares issued which could have the effect of delaying or preventing someone from taking control of us, even if a change in control were in shareholders’ best interests. As of the date of this Annual Report, we had outstanding 3,160,000 Series B Preferred Shares that we issued in June 2003, 3,100,000 Series C Preferred Shares that we issued in December 2004 and January 2005, 6,200,000 Series D Preferred Shares that we issued in February 2007, and one share of our special voting preferred stock that we issued in December 2006 in connection with the Merger. Our Series B, Series C and Series D Preferred Shares include provisions that may deter a change of control. The establishment and issuance of shares of our existing series of preferred shares or a future series of preferred shares could make a change of control of us more difficult.

Limitation imposed by the Maryland Business Combination Act.  The Maryland General Corporation Law, as applicable to Maryland REITs, establishes special restrictions against “business combinations” between a Maryland REIT and “interested shareholders” or their affiliates unless an exemption is applicable. An interested shareholder includes a person who beneficially owns, and an affiliate or associate of the trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then-outstanding voting shares, but a person is not an interested shareholder if the Board of Trustees approved in advance the transaction by which he otherwise would have been an interested shareholder. Among other things, Maryland law prohibits (for a period of five years) a merger and certain other transactions between a Maryland REIT and an interested shareholder. The five-year period runs from the most recent date on which the interested shareholder became an interested shareholder. Thereafter, any such business combination must be recommended by the Board of Trustees and approved by two super-majority shareholder votes unless, among other conditions, the common shareholders receive a minimum price for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its shares. The statute permits various exemptions from its provisions, including business combinations that are exempted by the Board of Trustees prior to the time that the interested shareholder becomes an interested shareholder. The business combination statute could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if such acquisition would be in shareholders’ best interests. In connection with our merger with Newkirk, Vornado Realty Trust, which we refer to as Vornado, and Apollo Real Estate Investment Fund III, L.P., which we refer to as Apollo, were granted a limited exemption from the definition of “interested shareholder.”

Maryland Control Share Acquisition Act.  Maryland law provides that “control shares” of a Maryland REIT acquired in a “control share acquisition” shall have no voting rights except to the extent approved by a vote of two-thirds of the vote entitled to be cast on the matter under the Maryland Control Share Acquisition Act. Shares owned by the acquiror, by our officers or by employees who are our trustees are excluded from shares entitled to vote on the matter. “Control Shares” means shares that, if aggregated with all other shares previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power: one-tenth or more but less than one-third, one-third or more but less than a majority or a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions. If voting rights of control shares acquired in a control share acquisition are not approved at a shareholders’ meeting, then subject to certain conditions and limitations the issuer may redeem any or all of the control shares for fair value. If voting rights of such control shares are approved at a shareholders’ meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. Any control shares acquired in a control share acquisition which are not exempt under our by-laws will be subject to the Maryland Control Share Acquisition Act. Our amended and restated by-laws contain a provision exempting from the Maryland Control Share Acquisition Act any and all acquisitions by any person of our shares. We cannot assure you that this provision will not be amended or eliminated at any time in the future.

Limits on ownership of our capital shares may have the effect of delaying, deferring or preventing someone from taking control of us.

For us to qualify as a REIT for federal income tax purposes, among other requirements, not more than 50% of the value of our outstanding capital shares may be owned, directly or indirectly, by five or fewer individuals (as defined for federal income tax purposes to include certain entities) during the last half of each taxable year, and these capital shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (in each case, other than the first such year for which a REIT election is made). Our amended and restated declaration of trust includes certain restrictions regarding transfers of our capital shares and ownership limits.

Actual or constructive ownership of our capital shares in excess of the share ownership limits contained in its declaration of trust would cause the violative transfer or ownership to be void or cause the shares to be transferred to a charitable trust and then sold to a person or entity who can own the shares without violating these limits. As a result, if a violative transfer were made, the recipient of the shares would not acquire any economic or voting rights attributable to the transferred shares. Additionally, the constructive ownership rules for these limits are complex and groups of related individuals or entities may be deemed a single owner and consequently in violation of the share ownership limits.

These restrictions and limits may not be adequate in all cases, however, to prevent the transfer of our capital shares in violation of the ownership limitations. The ownership limits discussed above may have the effect of delaying, deferring or preventing someone from taking control of us, even though a change of control could involve a premium price for the common shares or otherwise be in shareholders’ best interests.

Legislative or regulatory tax changes could have an adverse effect on us.

At any time, the federal income tax laws governing REITs or the administrative interpretations of those laws may be amended. Any of those new laws or interpretations may take effect retroactively and could adversely affect us or you as a shareholder. REIT dividends generally are not eligible for the reduced rates currently applicable to certain corporate dividends (unless attributable to dividends from taxable REIT subsidiaries and otherwise eligible for such rates). As a result, investment in non-REIT corporations may be relatively more attractive than investment in REITs. This could adversely affect the market price of our shares.

Our Board of Trustees may change our investment policy without shareholders’ approval.

Subject to our fundamental investment policy to maintain our qualification as a REIT, our Board of Trustees will determine its investment and financing policies, growth strategy and its debt, capitalization, distribution, acquisition, disposition and operating policies.

Our Board of Trustees may revise or amend these strategies and policies at any time without a vote by shareholders. Accordingly, shareholders’ control over changes in our strategies and policies is limited to the election of trustees, and changes made by our Board of Trustees may not serve the interests of shareholders and could adversely affect our financial condition or results of operations, including our ability to distribute cash to shareholders or qualify as a REIT.

The intended benefits of the Merger may not be realized.

The Merger presented and continues to present challenges to management, including the integration of our operations and properties with those of Newkirk. The Merger also poses other risks commonly associated with similar transactions, including unanticipated liabilities, unexpected costs and the diversion of management’s attention to the integration of the operations of the two entities. Any difficulties that we encounter in the transition and integration processes, and any level of integration that is not successfully achieved, could have an adverse effect on our revenues, level of expenses and operating results. We may also experience operational interruptions or the loss of key employees, tenants and customers. As a result, notwithstanding our expectations, we may not realize any of the anticipated benefits or cost savings of the Merger.

We may not be able to successfully implement and complete the strategic restructuring plan.

We can provide no assurance that we will be able to implement and complete the strategic restructuring plan as disclosed in our Current Report on Form 8-K filed with the SEC on June 7, 2007. As a result, we may not realize any of the anticipated benefits of the strategic restructuring plan. We may also incur significant expenses and experience operational interruptions while implementing the strategic restructuring plan.

Our inability to carry out our growth strategy could adversely affect our financial condition and results of operations.

Our growth strategy is based on the acquisition and development of additional properties and related assets, including acquisitions of large portfolios and real estate companies and acquisitions through co-investment programs such as joint ventures. In the context of our business plan, “development” generally means an expansion or renovation of an existing property or the acquisition of a newly constructed property. We may provide a developer with a commitment to acquire a property upon completion of construction of a property and commencement of rent from the tenant. Our plan to grow through the acquisition and development of new properties could be adversely affected by trends in the real estate and financing businesses. The consummation of any future acquisitions will be subject to satisfactory completion of an extensive valuation analysis and due diligence review and to the negotiation of definitive documentation. Our ability to implement our strategy may be impeded because we may have difficulty finding new properties and investments at attractive prices that meet our investment criteria, negotiating with new or existing tenants or securing acceptable financing. If we are unable to carry out our strategy, our financial condition and results of operations could be adversely affected.

Acquisitions of additional properties entail the risk that investments will fail to perform in accordance with expectations, including operating and leasing expectations. Redevelopment and new project development are subject to numerous risks, including risks of construction delays, cost overruns or force majeure events that may increase project costs, new project commencement risks such as the receipt of zoning, occupancy and other required governmental approvals and permits, and the incurrence of development costs in connection with projects that are not pursued to completion.

Some of our acquisitions and developments may be financed using the proceeds of periodic equity or debt offerings, lines of credit or other forms of secured or unsecured financing that may result in a risk that permanent financing for newly acquired projects might not be available or would be available only on disadvantageous terms. If permanent debt or equity financing is not available on acceptable terms to refinance acquisitions undertaken without permanent financing, further acquisitions may be curtailed or cash available for distribution to shareholders may be adversely affected.

The concentration of ownership by certain investors may limit other shareholders from influencing significant corporate decisions.

As of December 31, 2007, Michael L. Ashner, our Executive Chairman and Director of Strategic Acquisitions, and Winthrop collectively owned 3.8 million of our outstanding common shares and Mr. Ashner, Vornado and Apollo, collectively owned 27.7 million voting MLP units which are redeemable by the holder thereof for, at our election, cash or our common shares. Accordingly, on a fully-diluted basis, Mr. Ashner, Apollo, Vornado and Winthrop collectively held a 31.2% ownership interest in us, as of December 31, 2007. As holders of voting MLP units, Mr. Ashner, Vornado and Apollo, as well as other holders of voting MLP units, have the right to direct the voting of our special voting preferred stock. Holders of interests in our other operating partnerships do not have voting rights. In addition, Mr. Ashner controls NKT Advisors, LLC, which holds the one share of our special voting preferred stock pursuant to a voting trustee agreement. To the extent that an affiliate of Vornado is a member of our Board of Trustees, NKT Advisors, LLC has the right to direct the vote of the voting MLP units held by Vornado with respect to the election of members of our Board of Trustees. Clifford Broser, a member of our Board of Trustees, is a Senior Vice President of Vornado.

E. Robert Roskind, our Co-Vice Chairman, owned, as of December 31, 2007, 0.9 million of our common shares and 1.5 million units of limited partner interest in our other operating partnerships, which are redeemable for our common shares on a one for one basis, or with respect to a portion of the units, at our election, cash. On a fully diluted basis, Mr. Roskind held a 2.4% ownership interest in us as of December 31, 2007.

Securities eligible for future sale may have adverse effects on our share price.

An aggregate of approximately 39.7 million of our common shares are issuable upon the exchange of units of limited partnership interests in our operating partnership subsidiaries. Depending upon the number of such securities exchanged or exercised at one time, an exchange or exercise of such securities could be dilutive to or otherwise adversely affect the interests of holders of our common shares.

We are dependent upon our key personnel and the terms of Mr. Ashner’s employment agreement affects our ability to make certain investments.

We are dependent upon key personnel whose continued service is not guaranteed. We are dependent on our executive officers for business direction. We have entered into employment agreements with certain employees, including Michael L. Ashner, our Executive Chairman and our Director of Strategic Acquisitions, E. Robert Roskind, our Co-Vice-Chairman, Richard J. Rouse, our Co-Vice Chairman and Chief Investment Officer, T. Wilson Eglin, our Chief Executive Officer, President and Chief Operating Officer, and Patrick Carroll, our Executive Vice President, Chief Financial Officer and Treasurer. Pursuant to Mr. Ashner’s employment agreement, Mr. Ashner may voluntarily terminate his employment with us and become entitled to receive a substantial severance payment if we acquire or make an investment in a non-net lease business opportunity during the term of Mr. Ashner’s employment. This provision in Mr. Ashner’s agreement may cause us not to avail ourselves of those other business opportunities due to the potential consequences of acquiring such non-net lease business opportunities.

Our inability to retain the services of any of our key personnel or our loss of any of their services could adversely impact our operations. We do not have key man life insurance coverage on our executive officers.

Risks Specific to Our Investment in Concord

In addition to the risks described above, our investment in Concord is subject to the following additional risks:

Concord invests in subordinate mortgage-backed securities which are subject to a greater risk of loss than senior securities. Concord may hold the most junior class of mortgage-backed securities which are subject to the first risk of loss if any losses are realized on the underlying mortgage loans.

Concord invests in a variety of subordinate loan securities, and sometimes holds a “first loss” subordinate holder position. The ability of a borrower to make payments on the loan underlying these securities is dependent primarily upon the successful operation of the property rather than upon the existence of independent income or assets of the borrower since the underlying loans are generally non-recourse in nature. In the event of default and the exhaustion of any equity support, reserve funds, letters of credit and any classes of securities junior to those in which Concord invests, Concord will not be able to recover all of its investment in the securities purchased.

Expenses of enforcing the underlying mortgage loans (including litigation expenses), expenses of protecting the properties securing the mortgage loans and the liens on the mortgaged properties, and, if such expenses are advanced by the servicer of the mortgage loans, interest on such advances will also be allocated to such “first loss” securities prior to allocation to more senior classes of securities issued in the securitization. Prior to the reduction of distributions to more senior securities, distributions to the “ first loss” securities may also be reduced by payment of compensation to any servicer engaged to enforce a defaulted mortgage loan. Such expenses and servicing compensation may be substantial and consequently, in the event of a default or loss on one or more mortgage loans contained in a securitization, Concord may not recover its investment.

Concord’s warehouse facilities and its CDO financing agreements may limit its ability to make investments.

In order for Concord to borrow money to make investments under its repurchase facilities, its repurchase counterparty has the right to review the potential investment for which Concord is seeking financing. Concord may be unable to obtain the consent of its repurchase counterparty to make certain investments. Concord may be unable to obtain alternate financing for that investment. Concord’s repurchase counterparty consent rights with respect to its warehouse facility may limit Concord’s ability to execute its business strategy.

The repurchase agreements that Concord uses to finance its investments may require it to provide additional collateral.

If the market value of the loan assets and loan securities pledged or sold by Concord to a repurchase counterparty decline in value, which decline is determined, in most cases, by the repurchase counterparty, Concord may be required by the repurchase counterparty to provide additional collateral or pay down a portion of the funds advanced. Concord may not have the funds available to pay down its debt, which could result in defaults. Posting additional collateral to support its repurchase facilities will reduce Concord’s liquidity and limit its ability to leverage its assets. Because Concord’s obligations under its repurchase facilities are recourse to Concord, if Concord does not have sufficient liquidity to meet such requirements, it would likely result in a rapid deterioration of Concord’s financial condition and solvency.

Concord’s future investment grade CDOs, if any, will be collateralized with loan assets and debt securities that are similar to those collateralizing its existing investment grade CDO, and any adverse market trends are likely to adversely affect the issuance of future CDOs as well as Concord’s CDOs in general.

Concord’s existing investment grade CDO is collateralized by fixed and floating rate loan assets and debt securities, and we expect that future issuances, if any, will be backed by similar loan assets and debt securities. Any adverse market trends that affect the value of these types of loan assets and debt securities will adversely affect the value of Concord’s interests in the CDOs and, accordingly, our interest in Concord. Such trends could include declines in real estate values in certain geographic markets or sectors, underperformance of loan assets and debt securities, or changes in federal income tax laws that could affect the performance of debt issued by REITs.

Credit ratings assigned to Concord’s investments are subject to ongoing evaluations and we cannot assure you that the ratings currently assigned to Concord’s investments will not be downgraded.

Some of Concord’s investments are rated by Moody’s Investors Service, Fitch Ratings or Standard & Poor’s, Inc. The credit ratings on these investments are subject to ongoing evaluation by credit rating agencies, and we cannot assure you that any such ratings will not be changed or withdrawn by a rating agency in the future if, in its judgment, circumstances warrant. If rating agencies assign a lower-than-expected rating or reduce, or indicate that they may reduce, their ratings of Concord’s investments the market value of those investments could significantly decline, which may have an adverse affect on Concord’s financial condition.

The use of CDO financings with coverage tests may have a negative impact on Concord’s operating results and cash flows.

Concord’s current CDO contains, and it is likely that future CDOs, if any, will contain coverage tests, including over-collateralization tests, which are used primarily to determine whether and to what extent principal and interest proceeds on the underlying collateral debt securities and other assets may be used to pay principal of and interest on the subordinate classes of bonds in the CDO. In the event the coverage tests are not met, distributions otherwise payable to Concord may be re-directed to pay principal on the bond classes senior to Concord’s. Therefore, Concord’s failure to satisfy the coverage tests could adversely affect Concord’s operating results and cash flows.

Certain coverage tests which may be applicable to Concord’s interest in its CDOs (based on delinquency levels or other criteria) may also restrict Concord’s ability to receive net income from assets pledged to secure the CDOs. If Concord’s assets fail to perform as anticipated, Concord’s over-collateralization or other credit enhancement expenses associated with its CDO will increase. There can be no assurance of completing negotiations with the rating agencies or other key transaction parties on any future CDOs, as to what will be the actual terms of the delinquency tests, over-collateralization, cash flow release mechanisms or other significant factors regarding the calculation of net income to Concord. Failure to obtain favorable terms with regard to these matters may materially reduce net income to Concord.

If credit spreads widen, the value of Concord’s assets may suffer.

The value of Concord’s loan securities is dependent upon the yield demand on these loan securities by the market based on the underlying credit. A large supply of these loan securities combined with reduced demand will generally cause the market to require a higher yield on these loan securities, resulting in a higher, or “wider’, spread over the benchmark rate of such loan securities. Under such conditions, the value of loan securities in Concord’s portfolio would tend to decline. Such changes in the market value of Concord’s portfolio may adversely affect its net equity through their impact on unrealized gains or losses on available-for-sale loan securities, and therefore Concord’s cash flow, since Concord would be unable to realize gains through sale of such loan securities. Also, they could adversely affect Concord’s ability to borrow and access capital.

The value of Concord’s investments in mortgage loans, mezzanine loans and participation interests in mortgage and mezzanine loans is also subject to changes in credit spreads. The majority of the loans Concord invests in are floating rate loans whose value is based on a market credit spread to LIBOR. The value of the loans is dependent upon the yield demanded by the market based on their credit. The value of Concord’s portfolio would tend to decline should the market require a higher yield on such loans, resulting in the use of a higher spread over the benchmark rate. Any credit or spread losses incurred with respect to Concord’s loan portfolio would affect Concord in the same way as similar losses on Concord’s loan securities portfolio as described above.

Concord prices its assets based on its assumptions about future credit spreads for financing of those assets. Concord has obtained, and may obtain in the future, longer term financing for its assets using structured financing techniques such as CDOs. Such issuances entail interest rates set at a spread over a certain benchmark, such as the yield on United States Treasury obligations, swaps or LIBOR. If the spread that investors are paying on structured finance vehicles over the benchmark widens and the rates Concord charges on its securitized assets are not increased accordingly, this may reduce Concord’s income or cause losses.

Prepayments can increase, adversely affecting yields on Concord’s investments.

The value of Concord’s assets may be affected by an increase in the rate of prepayments on the loans underlying its loan assets and loan securities. The rate of prepayment on loans is influenced by changes in current interest rates and a variety of economic, geographic and other factors beyond Concord’s control and consequently such prepayment rates cannot be predicted with certainty. In periods of declining real estate loan interest rates, prepayments of real estate loans generally increase. If general interest rates decline as well, the proceeds of such prepayments received during such periods are likely to be reinvested by us in assets yielding less than the yields on the loans that were prepaid. Under certain interest rate and prepayment scenarios Concord may fail to recoup fully its cost of acquisition of certain investment.

Concord may not be able to issue CDO securities, which may require Concord to seek more costly financing for its real estate loan assets or to liquidate assets.

Concord has and may continue to seek to finance its loan assets on a long-term basis through the issuance of CDOs. Prior to any new investment grade CDO issuance, there is a period during which real estate loan assets are identified and acquired for inclusion in a CDO, known as the repurchase facility accumulation period. During this period, Concord authorizes the acquisition of loan assets and debt securities under one or more repurchase facilities from repurchase counterparties. The repurchase counterparties then purchase the loan assets and debt securities and hold them for later repurchase by Concord. Concord contributes cash and other collateral to be held in escrow by the repurchase counterparty to back Concord’s commitment to purchase equity in the CDO, and to cover its share of losses should loan assets or debt securities need to be liquidated. As a result, Concord is subject to the risk that it will not be able to acquire, during the period that its warehouse facilities are available, a sufficient amount of loan assets and debt securities to support the execution of an investment grade CDO issuance. In addition, conditions in the capital markets may make it difficult, if not impossible, for Concord to pursue a CDO when it does have a sufficient pool of collateral. If Concord is unable to issue a CDO to finance these assets or if doing so is not economical, Concord may be required to seek other forms of potentially less attractive financing or to liquidate the assets at a price that could result in a loss of all or a portion of the cash and other collateral backing its purchase commitment.

The recent capital market crisis has made financings through CDOs difficult.

The recent events in the subprime mortgage market have impacted Concord’s ability to consummate a second CDO. Although Concord holds only one bond of $11.5 million which has minimal exposure to subprime residential mortgages, conditions in the financial capital markets have made issuances of CDOs at this time less attractive to investors. As of December 31, 2007, Concord has recorded an other- than — temporary impairment charge relating to this asset of $4.9 million. If Concord is unable to issue future CDOs to finance its assets, Concord will be required to hold its loan assets under its existing warehouse facilities longer than originally anticipated or seek other forms of potentially less attractive financing. The inability to issue future CDOs at accretive rates will have a negative impact on Concord’s cash flow and anticipated return.

The lack of a CDO market may require us to make a larger equity investment in Concord.

As of December 31, 2007, we had committed to invest up to $162.5 million in Concord, of which $5.1 million remains to be invested. In view of the difficulties in the CDO market, we may continue to invest additional amounts in Concord only upon approval of our Board of Trustees.

Concord may not be able to access financing sources on favorable terms, or at all, which could adversely affect its ability to execute its business plan and its ability to make distributions.

Concord finances its assets through a variety of means, including repurchase agreements, credit facilities, CDOs and other structured financings. Concord may also seek to finance its investments through the issuance of common or preferred equity interests. Concord’s ability to execute this strategy depends on various conditions in the capital markets, which are beyond its control. If these markets are not an efficient source of long-term financing for Concord’s assets, Concord will have to find alternative forms of long-term financing for its assets. This could subject Concord to more expensive debt and financing arrangements which would require a larger portion of its cash flows, thereby reducing cash available for distribution to its members and funds available for operations as well as for future business opportunities.

Concord may make investments in assets with lower credit quality, which will increase our risk of losses.

Concord may invest in unrated loan securities or participate in unrated or distressed mortgage loans. The anticipation of an economic downturn, for example, could cause a decline in the price of lower credit quality investments and securities because the ability of obligors of mortgages, including mortgages underlying mortgage-backed securities, to make principal and interest payments may be impaired. If this were to occur, existing credit support in the warehouse structure may be insufficient to protect Concord against loss of its principal on these investments and securities.

Item 1B.	Unresolved Staff Comments

There are no unresolved written comments that were received from the SEC staff 180 days or more before the end of our fiscal year relating to our periodic or current reports under the Securities Exchange Act of 1934.

Item 2.	Properties

Real Estate Portfolio

General.  As of December 31, 2007, we owned or had interests in approximately 45.5 million square feet of rentable space in approximately 280 consolidated office, industrial and retail properties. As of December 31, 2007, our properties were 95.6% leased based upon net rentable square feet.

Our properties are generally subject to net leases; however, in certain leases we are responsible for roof and structural repairs. In such situations, we perform annual inspections of the properties. In addition, certain of our properties (including those held through non-consolidated entities) are subject to leases in which the landlord is responsible for a portion of the real estate taxes, utilities and general maintenance. We are responsible for all operating expenses of any vacant properties and we may be responsible for a significant amount of operating expenses of multi-tenant properties.

Ground Leases.  Certain of our properties are subject to long-term ground leases where a third party owns and leases the underlying land to us. Certain of these properties are economically owned through the holding of industrial revenue bonds and as such neither ground lease payments nor bond interest payments are made or received, respectively. For certain of the properties held under a ground lease, we have a purchase option. At the end of these long-term ground leases, unless extended or the purchase option exercised, the land together with all improvements thereon reverts to the landowner. In addition, we have one property in which a portion of the land, on which a portion of the parking lot is located, is subject to a ground lease. At expiration of the ground lease, only that portion of the parking lot reverts to the landowner.

Leverage.  As of December 31, 2007, we had outstanding mortgages and notes payable, including mortgages classified as discontinued operations, of $3.0 billion with a weighted average interest rate of 5.9%.

Table Regarding Real Estate Holdings

LEXINGTON CONSOLIDATED PORTFOLIO
PROPERTY CHART
OFFICE

			Primary	Net
			Tenant	Rentable	Current Term	Percent
Property Location	City	State	(Guarantor)	Square Feet	Leases Expiration	Leased

12209 W. Markham St.	Little Rock	AR	Entergy Arkansas, Inc.	36,311	10/31/2010	100%
19019 N. 59th Ave	Glendale	AZ	Honeywell, Inc.	252,300	7/15/2011	100%
2211 S. 47th St.	Phoenix	AZ	Avnet, Inc.	176,402	11/14/2012	100%
13430 N. Black Canyon Freeway	Phoenix	AZ	Bull HN Information Systems, Inc.	138,940	10/31/2010	80%
8555 S. River Pwy	Tempe	AZ	ASM Lithography, Inc. (ASM Lithography Holding N.V.)	95,133	6/30/2013	100%
2005 E. Technology Circle	Tempe	AZ	(i) Structure, LLC (Infocrossing, Inc.)	60,000	12/31/2025	100%
275 S. Valencia Ave	Brea	CA	Bank of America NT & SA	637,503	6/30/2012	100%
2230 E. Imperial Hwy. 1	El Segundo	CA	Raytheon Company/Direct TV, Inc.	184,636	12/31/2013	100%
2200 & 2222 E. Imperial Hwy. 3	El Segundo	CA	Raytheon Company	184,636	12/31/2018	100%
2200 & 2222 E. Imperial Hwy. 2	El Segundo	CA	Raytheon Company	959,000	12/31/2008	100%
17770 Cartwright Rd	Irvine	CA	Associates First Capital Corporation	136,180	8/31/2008	100%
26210 & 26220 Enterprise Court	Lake Forest	CA	Apria Healthcare, Inc. (Apria Healthcare Group, Inc.)	100,012	1/31/2012	100%
1500 Hughes Way	Long Beach	CA	Raytheon Company	490,054	12/31/2008	100%
27016 Media Center Dr.	Los Angeles	CA	Playboy Enterprises, Inc.	83,252	11/7/2012	100%
5724 W. Las Positas Blvd.	Pleasanton	CA	NK Leasehold	40,914	11/30/2009	100%
255 California St.	San Francisco	CA	Multi-tenanted	169,846	Various	92%
599 Ygnacio Valley Rd	Walnut Creek	CA	Vacant	54,528	None	0%
5550 Tech Center Dr.	Colorado Springs	CO	Federal Express Corporation	61,690	4/30/2009	100%
1110 Bayfield Dr.	Colorado Springs	CO	Honeywell International, Inc.	166,575	11/30/2013	100%
9201 E. Dry Creek Rd	Centennial	CO	The Shaw Group, Inc.	128,500	9/30/2017	100%
3940 S. Teller St.	Lakewood	CO	Travelers Express, Inc	68,165	3/31/2012	100%
10 John St.	Clinton	CT	Unilever Supply Chain, Inc. (Unilever United States, Inc.)	41,188	12/19/2008	100%
200 Executive Blvd. S	Southington	CT	Hartford Fire Insurance Company	153,364	12/31/2012	100%
100 Barnes Rd	Wallingford	CT	3M Company	44,400	12/31/2010	100%
5600 Broken Sound Blvd.	Boca Raton	FL	Océ Printing Systems USA, Inc. (Oce-USA Holding, Inc.)	136,789	2/14/2020	100%
12600 Gateway Blvd.	Fort Meyers	FL	Gartner, Inc.	62,400	1/31/2013	100%
600 Business Center Dr.	Lake Mary	FL	JP Morgan Chase Bank	125,155	9/30/2009	100%
550 Business Center Dr.	Lake Mary	FL	JP Morgan Chase Bank	125,920	9/30/2009	100%
6277 Sea Harbor Dr.	Orlando	FL	Harcourt Brace & Company (Reed Elsevier, Inc.)	355,840	3/31/2009	100%
Sandlake Rd./Kirkman Rd	Orlando	FL	Honeywell, Inc.	184,000	4/30/2013	100%
9200 S. Park Center Loop	Orlando	FL	Corinthian Colleges, Inc.	59,927	9/30/2013	100%
4200 RCA Blvd.	Palm Beach Gardens	FL	The Wackenhut Corporation	114,518	2/28/2011	100%
10419 N. 30th St.	Tampa	FL	Time Customer Service, Inc. (Time, Inc.)	132,981	6/30/2020	100%

			Primary	Net
			Tenant	Rentable	Current Term	Percent
Property Location	City	State	(Guarantor)	Square Feet	Leases Expiration	Leased

6303 Barfield Rd	Atlanta	GA	International Business Machines Corporation (Internet Security Systems, Inc.)	238,600	5/31/2013	100%
859 Mount Vernon Hwy	Atlanta	GA	International Business Machines Corporation (Internet Security Systems, Inc.)	50,400	5/31/2013	100%
4000 Johns Creek Pwy	Suwanee	GA	Kraft Foods N.A., Inc.	87,219	1/31/2012	100%
160 Clairemont Ave	Decatur	GA	Multi-tenanted	121,686	12/31/2007	24%
King St.	Honolulu	HI	Multi-tenanted	236,545	Various	93%
1275 N.W. 128th St.	Clive	IA	Principal Life Insurance Company	61,180	1/31/2012	100%
101 E. Erie St.	Chicago	IL	FCB Worldwide, Inc. (Interpublic Group of Companies, Inc.)	227,569	3/15/2014	100%
850 & 950 Warrenville Rd	Lisle	IL	National Louis University	99,329	12/31/2019	100%
500 Jackson St.	Columbus	IN	Cummins Engine Company, Inc.	390,100	7/31/2019	100%
10300 Kincaid Dr.	Fishers	IN	Bank One Indiana, N.A.	193,000	10/31/2009	100%
5757 Decatur Blvd.	Indianapolis	IN	Allstate Insurance Company	89,956	8/31/2012	100%
10475 Crosspoint Blvd.	Fishers	IN	John Wiley & Sons, Inc.	141,047	10/31/2019	100%
2300 Litton Lane	Hebron	KY	AGC Automotive Americas Company (AFG Industries, Inc.)	80,441	8/31/2012	58%
5200 Metcalf Ave	Overland Park	KS	Employers Reinsurance Corporation	291,168	12/22/2018	100%
4455 American Way	Baton Rouge	LA	Bell South Mobility, Inc.	70,100	10/31/2012	100%
147 Milk St.	Boston	MA	Harvard Vanguard Medical Association	52,337	5/31/2012	100%
33 Commercial St.	Foxboro	MA	Invensys Systems, Inc. (Siebe, Inc.)	164,689	7/1/2015	100%
70 Mechanic St.	Foxboro	MA	Invensys Systems, Inc. (Siebe, Inc.)	251,914	6/30/2014	100%
100 Light St.	Baltimore	MD	St. Paul Fire and Marine Insurance Company	530,000	9/30/2009	100%
27404 Drake Rd	Farmington Hills	MI	Vacant	108,499	None	0%
3701 Corporate Dr.	Farmington Hills	MI	Temic Automotive of North America, Inc.	119,829	12/31/2016	100%
26555 Northwestern Hwy	Southfield	MI	Federal-Mogul Corporation	187,163	1/31/2015	100%
3165 McKelvey Rd	Bridgeton	MO	BJC Health System	52,994	3/31/2013	100%
9201 Stateline Rd	Kansas City	MO	Employers Reinsurance Corporation	155,925	4/1/2019	100%
200 Lucent Lane	Cary	NC	Lucent Technologies, Inc.	124,944	9/30/2011	100%
11707 Miracle Hills Dr.	Omaha	NE	(i) Structure, LLC (Infocrossing, Inc.)	85,200	11/30/2025	100%
700 US Hwy. Route 202-206	Bridgewater	NJ	Biovail Pharmaceuticals, Inc. (Biovail Corporation)	115,558	10/31/2014	100%
200 Milik St.	Carteret	NJ	Pathmark Stores, Inc.	149,100	12/31/2011	100%
288 N. BRd. St.	Elizabeth	NJ	Bank of America	30,000	8/31/2013	100%
389 & 399 Interpace Hwy	Parsippany	NJ	Sanofi-aventis U.S., Inc. (Aventis, Inc. & Aventis Pharma Holding GmbH)	340,240	1/31/2010	100%
656 Plainsboro Rd	Plainsboro	NJ	Bank of America	4,060	8/31/2013	100%
333 Mount Hope Ave	Rockaway	NJ	BASF Corporation	95,500	9/30/2014	100%

			Primary	Net
			Tenant	Rentable	Current Term	Percent
Property Location	City	State	(Guarantor)	Square Feet	Leases Expiration	Leased

1415 Wyckoff Rd	Wall	NJ	New Jersey Natural Gas Company	157,511	6/30/2021	100%
29 S. Jefferson Rd	Whippany	NJ	CAE SimuFlite, Inc.	76,383	11/30/2021	100%
6226 W. Sahara Ave	Las Vegas	NV	Nevada Power Company	282,000	1/31/2014	100%
180 S. Clinton St.	Rochester	NY	Frontier Corporation	226,000	12/31/2014	100%
5550 Britton Pwy	Hilliard	OH	BMW Financial Services NA, LLC	220,966	2/28/2021	100%
2000 Eastman Dr.	Milford	OH	Siemens Product Lifestyle Management Software, Inc.	221,215	4/30/2011	100%
500 Olde Worthington Rd	Westerville	OH	InVentiv Communications, Inc.	97,000	9/30/2015	100%
4848 129th E. Ave	Tulsa	OK	Metris Direct, Inc. (Metris Companies, Inc.)	101,100	1/31/2010	100%
180 Rittenhouse Circle	Bristol	PA	Jones Apparel Group, Inc.	96,000	7/31/2013	100%
250 Rittenhouse Circle	Bristol	PA	Jones Apparel Group, Inc.	255,019	3/25/2008	100%
275 Technology Dr.	Canonsburg	PA	ANSYS, Inc.	107,872	12/31/2014	100%
2550 Interstate Dr.	Harrisburg	PA	New Cingular Wireless PCS, LLC	81,859	12/13/2013	100%
1701 Market St.	Philadelphia	PA	Morgan, Lewis & Bockius, LLC	307,775	1/31/2014	100%
1460 Tobias Gadsen Blvd.	Charleston	SC	Hagemeyer North America, Inc.	50,076	7/8/2020	100%
2210 Enterprise Dr.	Florence	SC	Washington Mutual Home Loans, Inc.	177,747	6/30/2013	100%
3476 Stateview Blvd.	Fort Mill	SC	Wells Fargo Home Mortgage, Inc.	169,083	1/30/2013	100%
2480 Stateview Blvd.	Fort Mill	SC	Wells Fargo Bank, N.A.	169,218	5/31/2014	100%
Nijborg 15	3927 DA Renswoude	The Netherlands	AS Watson (Health & Beauty Continental Europe)	17,610	12/20/2011	100%
Nijborg 17	3927 DA Renswoude	The Netherlands	AS Watson (Health & Beauty Continental Europe)	114,195	6/14/2018	100%
207 Mockingbird Lane	Johnson City	TN	Sun Trust Bank	63,800	11/30/2011	100%
1409 Centerpoint Blvd.	Knoxville	TN	Alstom Power, Inc.	84,404	10/31/2014	100%
104 & 110 S. Front St.	Memphis	TN	Hnedak Bobo Group, Inc.	37,229	10/31/2016	100%
3965 Airways Blvd.	Memphis	TN	Federal Express Corporation	521,286	6/19/2019	100%
800 Ridgelake Blvd.	Memphis	TN	The Kroger Company	75,000	7/1/2013	100%
601 & 701 Experian Pwy	Allen	TX	Experian Information Solutions, Inc. (TRW, Inc.)	292,700	10/15/2010	100%
1401 & 1501 Nolan Ryan Pwy	Arlington	TX	Siemens Dematic Postal Automation, LP	236,547	1/31/2014	100%
3535 Calder Ave	Beaumont	TX	Texas State Bank	49,689	12/31/2012	100%
350 Pine St.	Beaumont	TX	Multi-tenanted	425,198	Various	58%
1900 L. Don Dodson Dr.	Bedford	TX	Transamerica Life Insurance Company	202,493	4/30/2019	29%
4201 Marsh Lane	Carrollton	TX	Carlson Restaurants Worldwide, Inc. (Carlson Companies, Inc.)	130,000	11/30/2018	100%
4001 International Pwy	Carrollton	TX	Motel 6 Operating, LP (Accor S.A.)	138,443	7/31/2015	100%
555 Dividend Dr.	Coppell	TX	Brinks, Inc.	101,844	4/30/2017	100%
1600 Viceroy Dr.	Dallas	TX	TFC Services, Inc. (Freeman Decorating Company)	249,452	1/31/2019	63%
6301 Gaston Ave	Dallas	TX	Multi-tenanted	173,855	Various	62%
11511 Luna Rd	Farmers Branch	TX	Haggar Clothing Company (Texas Holding Clothing Corp. & Haggar Corp.)	180,507	4/30/2016	100%

			Primary	Net
			Tenant	Rentable	Current Term	Percent
Property Location	City	State	(Guarantor)	Square Feet	Leases Expiration	Leased

1200 Jupiter Rd	Garland	TX	Raytheon Company	278,759	5/31/2011	100%
10001 Richmond Ave	Houston	TX	Baker Hughes, Inc.	554,385	9/27/2015	100%
15375 Memorial Dr.	Houston	TX	BP America Production Company	327,325	9/15/2009	100%
810 & 820 Gears Rd	Houston	TX	IKON Office Solutions, Inc.	157,790	1/31/2013	100%
2529 W. Thorn Dr.	Houston	TX	Baker Hughes, Inc.	65,500	9/27/2015	100%
16676 Northchase Dr.	Houston	TX	Anadarko Petroleum Corporation	101,111	7/31/2014	100%
1311 BRd.field Blvd.	Houston	TX	Transocean Offshore Deepwater Drilling, Inc. (Transocean Sedco Forex, Inc.)	155,991	3/31/2011	100%
6555 Sierra Dr.	Irving	TX	TXU Energy Retail Company, LLC (Texas Competitive Electric Holdings Company, LLC)	247,254	3/31/2023	100%
8900 Freeport Pwy	Irving	TX	Nissan Motor Acceptance Corporation (Nissan North America, Inc.)	268,445	3/31/2013	100%
6200 Northwest Pwy	San Antonio	TX	PacifiCare Health Systems, Inc.	142,500	11/30/2010	100%
12645 W. Airport Rd	Sugar Land	TX	Baker Hughes, Inc.	165,836	9/27/2015	100%
11555 University Blvd.	Sugar Land	TX	KS Management Services, LLP (St. Luke’s Episcopal Health System Corporation)	72,683	11/30/2020	100%
2050 Roanoke Rd	Westlake	TX	DaimlerChrysler Financial Services Americas, LLC	130,290	12/31/2011	100%
100 E. Shore Dr.	Glen Allen	VA	Multi-tenanted	67,508	Various	94%
120 E. Shore Dr.	Glen Allen	VA	Capital One Services, Inc.	77,045	3/31/2010	100%
130 E. Shore Dr.	Glen Allen	VA	Capital One Services, Inc.	79,675	2/10/2010	100%
400 Butler Farm Rd	Hampton	VA	Nextel Communications of the Mid-Atlantic, Inc. (Nextel Finance Company)	100,632	12/31/2009	100%
421 Butler Farm Rd	Hampton	VA	Nextel Communications of the Mid-Atlantic, Inc. (Nextel Finance Company)	56,515	1/14/2010	100%
13651 McLearen Rd	Herndon	VA	Boeing Service Company (The Boeing Company)	159,664	5/30/2008	100%
13775 McLearen Rd	Herndon	VA	Equant, Inc. (Equant N.V.)	125,293	4/30/2015	100%
2800 Waterford Lake Dr.	Richmond	VA	Alstom Power, Inc.	99,057	10/31/2014	100%
9950 Mayland Dr.	Richmond	VA	Circuit City Stores, Inc.	288,000	2/28/2010	100%
5150 220th Ave	Issaquah	WA	OSI Systems, Inc. (Instrumentarium Corporation)	106,944	12/14/2014	100%
22011 S.E. 51st St.	Issaquah	WA	OSI Systems, Inc. (Instrumentarium Corporation)	95,600	12/14/2014	100%
848 Main St. & 849 Front St.	Evanston	WY	Multi-tenanted	29,500	Various	74%
295 Chipeta Way	Salt Lake City	UT	Northwest Pipeline Corporation	295,000	9/30/2009	100%

			Office Total	20,846,729

LEXINGTON CONSOLIDATED PORTFOLIO
PROPERTY CHART
INDUSTRIAL

				Net
			Primary Tenant	Rentable	Current Term	Percent
Property Location	City	State	(Guarantor)	Square Feet	Lease Expiration	Leased

Moody Commuter & Tech Park	Moody	AL	CEVA Logistics U.S., Inc. (TNT Holdings B.V.)	595,346	1/2/2014	100%
1665 Hughes Way	Long Beach	CA	Raytheon Company	200,541	12/31/2008	100%
3333 Coyote Hill Road	Palo Alto	CA	Xerox Corporation	202,000	12/13/2013	100%
2455 Premier Drive	Orlando	FL	Walgreen Company	205,016	3/31/2011	100%
3102 Queen Palm Drive	Tampa	FL	Time Customer Service, Inc. (Time, Inc.)	229,605	6/30/2020	100%
1420 Greenwood Road	McDonough	GA	Atlas Cold Storage America, LLC	296,972	10/31/2017	100%
7500 Chavenelle Road	Dubuque	IA	The McGraw-Hill Companies, Inc.	330,988	6/30/2017	100%
3600 Southgate Drive	Danville	IL	Sygma Network, Inc. (Sysco Corporation)	149,500	10/31/2015	100%
749 Southrock Drive	Rockford	IL	Jacobson Warehouse Company, Inc. (Jacobson Transportation Company, Inc.)	150,000	12/31/2015	100%
3686 S. Central Avenue	Rockford	IL	Jacobson Warehouse Company, Inc. (Jacobson Transportation Company, Inc.)	90,000	12/31/2014	100%
10000 Business Boulevard	Dry Ridge	KY	Dana Corporation	336,350	6/30/2025	100%
730 N. Black Branch Road	Elizabethtown	KY	Dana Corporation	167,770	6/30/2025	100%
750 N. Black Branch Road	Elizabethtown	KY	Dana Corporation	539,592	6/30/2025	100%
301 Bill Bryan Road	Hopkinsville	KY	Dana Corporation	424,904	6/30/2025	100%
4010 Airpark Drive	Owensboro	KY	Dana Corporation	211,598	6/30/2025	100%
1901 Ragu Drive	Owensboro	KY	Unilever Supply Chain, Inc. (Unilever United States, Inc.)	443,380	12/19/2020	100%
7150 Exchequer Drive	Baton Rouge	LA	Corporate Express Office Products, Inc. (Buhrmann NV)	79,086	10/31/2013	100%
5001 Greenwood Road	Shreveport	LA	Libbey Glass, Inc.	646,000	10/30/2026	100%
N. Wells Road	North Berwick	ME	United Technologies Corporation	820,868	12/31/2010	100%
4425 Purks Road	Auburn Hills	MI	Vacant	183,717	None	0%
6938 Elm Valley Drive	Kalamazoo	MI	Dana Corporation	150,945	10/25/2021	100%
904 Industrial Road	Marshall	MI	Tenneco Automotive Operating Company, Inc. (Tenneco, Inc.)	195,640	8/17/2010	100%
1601 Pratt Avenue	Marshall	MI	Joseph Campbell Company	53,600	9/30/2011	100%
43955 Plymouth Oaks Boulevard	Plymouth	MI	Tower Automotive Operations USA I, LLC (Tower (Tower Automotive Holdings I, LLC)	290,133	10/31/2012	100%
46600 Port Street	Plymouth	MI	Vacant	134,160	None	0%
7111 Crabb Road	Temperance	MI	CEVA Logistics U.S., Inc. (TNT Holdings B.V.)	752,000	8/4/2012	100%
7670 Hacks Cross Road	Olive Branch	MS	MAHLE Clevite, Inc. (MAHLE Industries, Inc,)	268,104	2/28/2016	100%
1133 Poplar Creek Road	Henderson	NC	Corporate Express Office Products, Inc. (Buhrmann NV)	196,946	1/31/2014	100%
250 Swathmore Avenue	High Point	NC	Steelcase, Inc.	244,851	9/30/2017	100%
2880 Kenny Biggs Road	Lumberton	NC	Quickie Manufacturing Corporation	423,280	11/30/2021	100%
2203 Sherrill Drive	Statesville	NC	LA-Z-Boy Greensboro, Inc. (LA-Z-Boy, Inc.)	639,600	4/30/2010	100%
121 Technology Drive	Durham	NH	Heidelberg Web Systems, Inc.	500,500	3/30/2021	100%
1109 Commerce Boulevard	Swedesboro	NJ	Linens’n Things, Inc.	262,644	12/31/2008	100%

				Net
			Primary Tenant	Rentable	Current Term	Percent
Property Location	City	State	(Guarantor)	Square Feet	Lease Expiration	Leased

75 North Street	Saugerties	NY	Rotron, Inc. (EG&G)	52,000	12/31/2009	100%
10590 Hamilton Avenue	Cincinnati	OH	The Hillman Group, Inc.	247,088	8/31/2016	100%
1650 & 1654 Williams Road	Columbus	OH	ODW Logistics, Inc.	772,450	6/30/2018	100%
191 Arrowhead Drive	Hebron	OH	Owens Corning Insulating Systems, LLC	250,450	4/13/2008	41%
200 Arrowhead Drive	Hebron	OH	Owens Corning Insulating Systems, LLC	401,260	5/31/2009	100%
7005 Cochran Road	Glenwillow	OH	Royal Appliance Manufacturing Company	458,000	7/31/2015	100%
10345 Philipp Parkway	Streetsboro	OH	L’Oreal USA, Inc.	649,250	10/17/2019	100%
245 Salem Church Road	Mechanicsburg	PA	Exel Logistics, Inc. (NFC plc)	252,000	12/31/2012	100%
6 Doughten Road	New Kingston	PA	Carolina Logistics Services	330,000	Month to month	51%
34 East Main Street	New Kingston	PA	Quaker Sales and Distribution, Inc.	179,200	2/29/2008	100%
159 Farley Drive	Dillon	SC	Harbor Freight Tools USA, Inc. (Central Purchasing, Inc.)	1,010,859	12/31/2021	100%
50 Tyger River Drive	Duncan	SC	Plastic Omnium Exteriors, LLC	218,382	5/31/2017	100%
101 Michelin Drive	Laurens	SC	CEVA Logistics U.S., Inc. (TNT Holdings B.V.)	1,164,000	8/4/2012	100%
6050 Dana Way	Antioch	TN	W.M. Wright Company	677,400	3/31/2021	50%
477 Distribution Parkway	Collierville	TN	Federal Express Corporation	120,000	5/31/2021	100%
900 Industrial Boulevard	Crossville	TN	Dana Corporation	222,200	9/30/2016	100%
120 S.E. Parkway Drive	Franklin	TN	Essex Group, Inc. (United Technologies Corporation)	289,330	12/31/2013	100%
187 Spicer Drive	Gordonsville	TN	Dana Corporation	148,000	8/31/2012	100%
3350 Miac Cove Road	Memphis	TN	Mimeo.com, Inc.	141,359	9/30/2020	84%
3456 Meyers Avenue	Memphis	TN	Sears, Roebuck & Company	780,000	2/28/2017	100%
3820 Micro Drive	Millington	TN	Ingram Micro, LP (Ingram Micro, Inc.)	701,819	9/25/2011	100%
9110 Grogans Mill Road	Houston	TX	Baker Hughes, Inc.	275,750	9/27/2015	100%
19500 Bulverde Road	San Antonio	TX	Harcourt Brace & Company (Reed Elsevier, Inc.)	559,258	3/31/2016	100%
2425 Highway 77 N	Waxahachie	TX	James Hardie Building Products, Inc. (James Hardie N.V.)	425,816	3/31/2020	100%
291 Park Center Drive	Winchester	VA	Kraft Foods North America, Inc.	344,700	5/31/2011	100%

			Industrial Total	21,086,207

LEXINGTON CONSOLIDATED PORTFOLIO
PROPERTY CHART
RETAIL/OTHER

				Net
			Primary Tenant	Rentable	Current Term	Percent
Property Location	City	State	(Guarantor)	Square Feet	Lease Expiration	Leased

302 Coxcreek Parkway	Florence	AL	The Kroger Company	42,130	7/1/2013	100%
5544 Atlanta Highway	Montgomery	AL	Vacant	60,698	None	0%
Bisbee Naco Highway & Highway 92	Bisbee	AZ	Safeway Stores, Inc.	30,181	3/31/2009	100%
10415 Grande Avenue	Sun City	AZ	Cafeteria Operators, LP (Furrs Restaurant Group, Inc.)	10,000	4/30/2012	100%
Grant Road & Craycroft Road	Tucson	AZ	Safeway Stores, Inc.	37,268	3/31/2009	100%
Old Mamoth Road & Meridian Boulevard	Mammoth Lakes	CA	Safeway Stores, Inc.	44,425	5/31/2012	100%
255 Northgate Drive	Manteca	CA	Kmart Corporation	107,489	12/31/2018	100%
12080 Carmel Mountain Road	San Diego	CA	Kmart Corporation	107,210	12/31/2018	100%
12000 East Mississippi Ave	Aurora	CO	Safeway Stores, Inc.	24,000	5/31/2012	100%
Kipling Street & Bowles Avenue	Littleton	CO	Vacant	29,360	None	0%
10340 U.S. 19	Port Richey	FL	Kingswere Furniture	53,820	11/30/2017	100%
2010 Apalachee Parkway	Tallahassee	FL	Kohl’s Department Stores, Inc.	102,381	1/31/2028	100%
2223 N. Druid Hills Road	Atlanta	GA	Bank South, N.A. (Bank of America Corporation)	6,260	12/31/2009	100%
956 Ponce de Leon Avenue	Atlanta	GA	Bank South, N.A. (Bank of America Corporation)	3,900	12/31/2009	100%
4545 Chamblee-Dunwoody Road	Chamblee	GA	Bank South, N.A. (Bank of America Corporation)	4,565	12/31/2009	100%
201 W. Main Street	Cumming	GA	Bank South, N.A. (Bank of America Corporation)	14,208	12/31/2009	100%
3468 Georgia Highway 120	Duluth	GA	Bank South, N.A. (Bank of America Corporation)	9,300	12/31/2009	100%
1066 Main Street	Forest Park	GA	Bank South, N.A. (Bank of America Corporation)	14,859	12/31/2009	100%
825 Southway Drive Boulevard	Jonesboro	GA	Bank South, N.A. (Bank of America Corporation)	4,894	12/31/2009	100%
1698 Mountain Industrial	Stone Mountain	GA	Bank South, N.A. (Bank of America Corporation)	5,704	12/31/2009	100%
Fort Street Mall, King Street	Honolulu	HI	Macy’s Department Stores, Inc.	85,610	9/30/2009	100%
1150 W. Carl Sandburg Drive	Galesburg	IL	Kmart Corporation	94,970	12/31/2018	100%
928 First Avenue	Rock Falls	IL	Rock Falls Country Market, LLC (Rock Island Country Market, LLC)	27,650	9/30/2011	100%
502 E. Carmel Drive	Carmel	IN	Marsh Supermarkets, Inc.	38,567	10/31/2013	100%
5104 N. Franklin Road	Lawrence	IN	Marsh Supermarkets, Inc.	28,721	10/31/2013	100%
205 Homer Road	Minden	LA	Safeway Stores, Inc.	35,000	11/30/2012	100%
7200 Cradle Rock Way	Columbia	MD	GFS Realty, Inc.	57,209	12/31/2008	100%
9580 Livingston Road	Oxon Hill	MD	GFS Realty, Inc. (Giant Food, Inc.)	107,337	2/28/2014	100%
2401 Wooton Parkway	Rockville	MD	GFS Realty, Inc. (Giant Food, Inc.)	51,682	4/30/2017	100%
24th Street W. & St. John’s Avenue	Billings	MT	Safeway Stores, Inc.	40,800	5/31/2010	100%
35400 Cowan Road	Westland	MI	Sam’s Real Estate Business Trust	101,402	1/31/2009	100%
Little Rock Road &
Tuckaseegee Road	Charlotte	NC	Food Lion, Inc.	33,640	10/31/2013	100%
Brown Mill Road & US 601	Concord	NC	Food Lion, Inc.	32,259	10/31/2013	100%

				Net
			Primary Tenant	Rentable	Current Term	Percent
Property Location	City	State	(Guarantor)	Square Feet	Lease Expiration	Leased

104 Branchwood Shopping Center	Jacksonville	NC	Food Lion, Inc.	23,000	2/28/2013	100%
US 221 & Hospital Road	Jefferson	NC	Food Lion, Inc.	23,000	2/28/2013	100%
291 Talbert Boulevard	Lexington	NC	Food Lion, Inc.	23,000	2/28/2013	100%
835 Julian Avenue	Thomasville	NC	Food Lion, Inc.	21,000	10/31/2008	100%
10 South Avenue	Garwood	NJ	Pathmark Stores, Inc.	52,000	5/31/2011	100%
900 S. Canal Street	Carlsbad	NM	Cafeteria Operators, LP (Furrs Restaurant Group, Inc.)	10,000	4/30/2012	100%
130 Midland Avenue	Portchester	NY	Pathmark Stores, Inc.	59,000	10/31/2013	100%
21082 Pioneer Plaza Drive	Watertown	NY	Kmart Corporation	120,727	12/31/2018	100%
4733 Hills and Dales Road	Canton	OH	Bally’s Total Fitness of the Midwest (Bally’s Health & Tennis Corporation)	37,214	12/31/2009	100%
4831 Whipple Avenue N.W	Canton	OH	Best Buy Company, Inc.	46,350	2/26/2018	100%
1084 E. Second Street	Franklin	OH	Marsh Supermarkets, Inc.	29,119	10/31/2013	100%
5350 Leavitt Road	Lorain	OH	Kmart Corporation	193,193	12/31/2018	100%
N.E.C. 45th Street & Lee Boulevard	Lawton	OK	Safeway Stores, Inc.	30,757	3/31/2009	100%
6910 S. Memorial Highway	Tulsa	OK	Toys “R” Us, Inc.	43,123	5/31/2011	100%
12535 S.E. 82nd Avenue	Clackamas	OR	Toys “R” Us, Inc.	42,842	5/31/2011	100%
1642 Williams Avenue	Grants Pass	OR	Safeway Stores, Inc.	33,770	3/31/2009	100%
559 N. Main Street	Doylestown	PA	Citizens Bank of Pennsylvania	3,800	8/31/2018	100%
25 E. Main Street	Lansdale	PA	Citizens Bank of Pennsylvania	3,800	8/31/2018	100%
1055 W. Baltimore Pike	Lima	PA	Citizens Bank of Pennsylvania	3,800	8/31/2018	100%
4947 N. Broad Street	Philadelphia	PA	Citizens Bank of Pennsylvania	3,800	8/31/2018	100%
2001-03 Broad Street	Philadelphia	PA	Citizens Bank of Pennsylvania	3,800	8/31/2018	100%
6201 N. 5th Street	Philadelphia	PA	Citizens Bank of Pennsylvania	3,800	8/31/2018	100%
7323-29 Frankford Avenue	Philadelphia	PA	Citizens Bank of Pennsylvania	3,800	8/31/2018	100%
15 S. 52nd Street	Philadelphia	PA	Citizens Bank of Pennsylvania	3,800	8/31/2018	100%
10650 Bustleton Avenue	Philadelphia	PA	Citizens Bank of Pennsylvania	3,800	8/31/2018	100%
1025 W. Lehigh Avenue	Philadelphia	PA	Citizens Bank of Pennsylvania	3,800	8/31/2018	100%
2014 Cottman Avenue	Philadelphia	PA	Citizens Bank of Pennsylvania	3,800	8/31/2018	100%
4160 Monument Road	Philadelphia	PA	Pathmark Stores, Inc.	50,000	11/30/2010	100%
15 Newton — Richboro Road	Richboro	PA	Citizens Bank of Pennsylvania	3,800	8/31/2018	100%
363 W. Lancaster Avenue	Wayne	PA	Citizens Bank of Pennsylvania	3,800	8/31/2018	100%
South Carolina 52/52 Bypass	Moncks Corner	SC	Food Lion, Inc.	23,000	2/28/2013	100%
1000 U.S. Highway 17	North Myrtle Beach	SC	Food Lion, Inc.	43,021	10/31/2008	100%
399 Peach Wood Centre Drive	Spartanburg	SC	Best Buy Company, Inc.	45,800	2/26/2018	100%
1600 E. 23rd Street	Chattanooga	TN	The Kroger Company	42,130	7/1/2008	100%
1053 Mineral Springs Road	Paris	TN	The Kroger Company	31,170	7/1/2013	100%
3040 Josey Lane	Carrollton	TX	Ong’s Family, Inc.	61,000	1/31/2021	100%
4121 S. Port Avenue	Corpus Christi	TX	Cafeteria Operators, LP (Furr’s Restaurant Group, Inc.)	10,000	4/30/2012	100%
1610 S. Westmoreland Avenue	Dallas	TX	Malone’s Food Stores	68,024	3/31/2017	100%
119 N. Balboa Road	El Paso	TX	Cafeteria Operators, LP (Furrs Restaurant Group, Inc.)	10,000	4/30/2012	100%
3451 Alta Mesa Boulevard	Fort Worth	TX	Safeway Stores, Inc.	44,000	5/31/2012	100%
101 W. Buckingham Road	Garland	TX	Minyard Foods	40,000	11/30/2012	100%
1415 Highway 377 E.	Granbury	TX	Safeway Stores, Inc.	35,000	11/30/2012	100%
2500 E. Carrier Parkway	Grand Prairie	TX	Safeway Stores, Inc.	49,349	3/31/2009	100%
4811 Wesley Street	Greenville	TX	Safeway Stores, Inc.	48,427	5/31/2011	100%

				Net
			Primary Tenant	Rentable	Current Term	Percent
Property Location	City	State	(Guarantor)	Square Feet	Lease Expiration	Leased

120 S. Waco Street	Hillsboro	TX	Safeway Stores, Inc.	35,000	11/30/2012	100%
13133 Steubner Avenue	Houston	TX	The Kroger Company	52,200	12/29/2011	100%
5402 4th Street	Lubbock	TX	Vacant	53,820	None	0%
901 W. Expressway 83	McAllen	TX	Cafeteria Operators, LP (Furrs Restaurant Group, Inc.)	10,000	4/30/2012	100%
402 E. Crestwood Drive	Victoria	TX	Cafeteria Operators, LP (Furrs Restaurant Group, Inc.)	10,000	4/30/2012	100%
9400 South 755 E	Sandy	UT	Vacant	41,612	None	0%
3211 W. Beverly Street	Staunton	VA	Food Lion, Inc.	23,000	2/28/2013	100%
9803 Edmonds Way	Edmonds	WA	PCC Natural Markets	34,459	8/31/2028	100%
224th Street & Meridian Avenue	Graham	WA	Safeway Stores, Inc.	44,718	3/31/2009	100%
18601 Alderwood Mall Boulevard	Lynnwood	WA	Toys “R” Us, Inc.	43,105	5/31/2011	100%
400 E. Meridian Avenue	Milton	WA	Safeway Stores, Inc.	44,718	3/31/2009	100%
1700 State Route 160	Port Orchard	WA	Save-A-Lot, Ltd.	27,968	1/31/2015	57%
228th Avenue N.E.	Redmond	WA	Safeway Stores, Inc.	44,718	3/31/2009	100%
4512 N. Market Street	Spokane	WA	Safeway Stores, Inc	38,905	3/31/2009	100%
3711 Gateway Drive	Eau Claire	WI	Kohl’s Deptartment Stores, Inc.	76,164	1/25/2015	100%
97 Seneca Trail	Fairlea	WV	Kmart Corporation	90,933	12/31/2018	100%
3621 E. Lincoln Way	Cheyenne	WY	Vacant	31,420	None	0%

			Retail/Other Subtotal	3,588,655

			Grand Total	45,521,591

LEXINGTON
NON-CONSOLIDATED PROPERTY
CHART

				Net
			Primary Tenant	Rentable	Current Term	Percent
Property Location	City	State	(Guarantor)	Square Feet	Lease Expiration	Leased

OFFICE
5201 W. Barraque Street	Pine Bluff	AR	Entergy Services, Inc.	27,189	10/31/2010	100%
Route 64 W. & Junction 333	Russellville	AR	Entergy Gulf States	191,950	5/9/2008	100%
1440 E. 15th Street	Tucson	AZ	Cox Communications, Inc.	28,591	9/30/2016	100%
3500 N. Coop Court	McDonough	GA	Litton Loan Servicing, LP & Credit - Based Asset and Securitzation, LLC	62,000	8/31/2018	100%
2500 Patrick Henry Parkway	McDonough	GA	Georgia Power Company	111,911	6/30/2015	100%
3265 E. Goldstone Drive	Meridian	ID	Voicestream PCS II Corporation (T-Mobile USA, Inc.)	77,484	6/28/2019	100%
101 E. Washington Boulevard	Fort Wayne	IN	American Electric Power	348,452	10/31/2016	100%
9601 Renner Boulevard	Lenexa	KS	Voicestream PCS II Corporation (T-Mobile USA, Inc.)	77,484	10/31/2019	100%
First Park Drive	Oakland	ME	Omnipoint Holdings, Inc. (T-Mobile USA, Inc.)	78,610	8/31/2020	100%
12000 &12025 Tech Center Drive	Livonia	MI	Kelsey-Hayes Company (TRW Automotive, Inc.)	180,230	4/30/2014	100%
3943 Denny Avenue	Pascagoula	MS	Northrop Grumman Systems Corporation	94,841	10/14/2008	100%
3201 Quail Springs Parkway	Oklahoma City	OK	AT& T Wireless Services, Inc.	128,500	11/30/2010	100%
2999 SW 6th Street	Redmond	OR	Voice Stream PCS I LLC (T-Mobile USA, Inc.)	77,484	1/31/2019	100%
265 Lehigh Street	Allentown	PA	Wachovia Bank N.A.	71,230	10/31/2010	100%
17 Technology Circle	Columbia	SC	Blue Cross Blue Shield of South Carolina, Inc.	456,304	9/30/2009	100%
420 Riverport Road	Kingport	TN	American Electric Power	42,770	6/30/2013	100%
1600 Eberhardt Road	Temple	TX	Nextel of Texas	108,800	1/31/2016	100%
26410 McDonald Road	Houston	TX	Montgomery County Management Company, LLC	41,000	10/31/2019	100%
3711 San Gabriel	Mission	TX	Voice Stream PCS II Corporation (T-Mobile USA, Inc.)	75,016	6/30/2015	100%
6455 State Hwy 303 N.E	Bremerton	WA	Nextel West Corporation	60,200	5/14/2016	100%

			Office Total	2,340,046

LEXINGTON
NON-CONSOLIDATED PROPERTY
CHART

				Net
			Primary Tenant	Rentable	Current Term	Percent
Property Location	City	State	(Guarantor)	Square Feet	Lease Expiration	Leased

INDUSTRIAL
109 Stevens Street	Jacksonville	FL	Unisource Worldwide, Inc.	168,800	9/30/2009	100%
359 Gateway Drive	Livonia	GA	TI Group Automotive Systems, LLC	133,221	5/31/2020	100%
3600 Army Post Road	Des Moines	IA	EDS Information Services, LLC (Electronic Data Systems Corporation)	405,000	4/30/2012	100%
2935 Van Vactor Way	Plymouth	IN	Bay Valley Foods, LLC	300,500	6/30/2015	100%
1901 49th Avenue	Minneapolis	MN	Owens Corning Roofing and Asphalt, LLC	18,620	6/30/2015	100%
324 Industrial Park Road	Franklin	NC	SKF USA, Inc.	72,868	12/31/2014	100%
736 Addison Road	Erwin	NY	Corning, Inc.	408,000	11/30/2016	100%
590 Ecology Lane	Chester	SC	Owens Corning	420,597	7/14/2025	100%
2401 Cherahala Boulevard	Knoxville	TN	Advance PCS, Inc.	59,748	5/31/2013	100%
2424 Alpine Road	Eau Claire	WI	Silver Spring Gardens, Inc. (Huntsinger Farms, Inc.)	159,000	2/28/2027	100%

			Industrial Total	2,146,354

LEXINGTON
NON-CONSOLIDATED PROPERTY
CHART

				Net
			Primary Tenant	Rentable	Current Term	Percent
Property Location	City	State	(Guarantor)	Square Feet	Lease Expiration	Leased

RETAIL/OTHER
101 Creger Drive	Ft. Collins	CO	Lithia Motors	10,000	5/31/2012	100%
11411 N. Kelly Avenue	Oklahoma City	OK	American Golf Corporation	13,924	12/31/2017	100%
25500 State Highway 249	Tomball	TX	Parkway Chevrolet, Inc.	77,076	8/31/2026	100%
1321 Commerce Street	Dallas	TX	Adolphus Associates (Met Life)	498,122	6/15/2009	100%

			Retail/Other Total	599,122

			Grand Total	5,085,522

Item 3.	Legal Proceedings

From time to time we are involved in legal proceedings arising in the ordinary course of our business. In our management’s opinion, after consultation with legal counsel, the outcome of such matters, including the matters set forth below, are not expected to have a material adverse effect on our ownership, financial condition, management or operation of our properties or business.

Lexington Streetsboro LLC v. Alfred Geis, et al.

Beginning in January 2005, on behalf of one of our co-investment programs, we received notices from the tenant in our Streetsboro, Ohio facility regarding certain alleged deficiencies in the construction of the facility as compared to the original building specifications. Upon acquisition of the facility from the developer, the then owner of the facility obtained an indemnity from the principals of the developer covering a breach of construction warranties, the construction and/or the condition of the premises. After two years of correspondence among the owner of the facility, the developer and the tenant, we (after our acquisition of the facility from our co-investment program) entered into an amendment to the lease with the tenant providing for the repair of a portion of the alleged deficiencies and commenced such repairs beginning in the summer of 2007.

Following a demand for reimbursement under the indemnity agreement, we filed suit against the developer and the principals of the developer in the Federal District Court for the Northern District of Ohio on August 10, 2007 to enforce our rights (Lexington Streestboro LLC v. Alfred Geis, et al., Case No. 5:07CV2450). On November 1, 2007, the developer filed (1) counter-claims against us for unjust enrichment regarding the repair work performed and for a declaration of its obligations under the indemnity agreement and (2) multiple cross-claims against its sub-contractors asking to be reimbursed for any deficiencies in the building specifications for which they are held liable. The developer was also permitted by the Court to file a claim against the tenant. The suit is on-going.

As of December 31, 2007, we have incurred $3.7 million of expenses in connection with the work covered by the lease amendment and the enforcement of our rights under the indemnity agreement. We may seek an additional $2.5 million for future costs that may be incurred in connection with other potential deficiencies. We intend to vigorously pursue our claims and reimbursement under the indemnity agreement.

Deutsche Bank Securities, Inc.

On June 30, 2006, we, including a co-investment program as it relates to the Antioch claim, sold to Deutsche Bank Securities, Inc., which we refer to as Deutsche Bank, (1) a $7.7 million bankruptcy damage claim against Dana Corporation for $5.4 million, which we refer to as the Farmington Hills claim, and (2) a $7.7 million bankruptcy damage claim against Dana Corporation for $5.7 million, which we refer to as the Antioch claim. Under the terms of the agreements covering the sale of the claims, we are obligated to reimburse Deutsche Bank should the claim ever be disallowed, subordinated or otherwise impaired, to the extent of such disallowance, subordination or impairment, plus interest at the rate of 10% per annum from the date of payment of the purchase price by Deutsche Bank to us. On October 12, 2007, Dana Corporation filed an objection to both claims. We assisted Deutsche Bank and the then holders of the claims in the preparation and filing of a response to the objection. Despite a belief by us that the objections were without merit, the holders of the claims, without our consent, settled the allowed amount of the claims at $6.5 million for the Farmington Hills claim and $7.2 million for the Antioch claim. Deutsche Bank has made a formal demand with respect to the Farmington Hills claim in the amount of $0.8 million plus interest, but has not made a formal demand with respect to the Antioch claim, which we estimate would be $0.4 million plus interest. We informed Deutsche Bank that we do not intend to honor any demand for a variety of reasons, including that (1) the holders of the claims arbitrarily settled the claims for reasons based on factors other than the merits and (2) the holders of the claims voluntarily reduced the claims to participate in certain settlement pools. We intend to vigorously defend any further claims or demands by Deutsche Bank or the holders of the claims.

Item 4.	Submission of Matters to a Vote of Security Holders

None.

Executive Officers of the Registrant

The following sets forth certain information relating to our executive officers:

Name	Business Experience

Michael L. Ashner Age 55	Mr. Ashner served as Chairman and the Chief Executive Officer of Newkirk until consummation of the Merger, a position he held since June 2005. On December 31, 2006, Mr. Ashner was appointed as our Executive Chairman and Director of Strategic Acquisitions. Mr. Ashner also serves as a trustee and the Chairman and Chief Executive Officer of Winthrop Realty Trust, positions he has held since January 2004. Mr. Ashner is a member of the Investment Committee of Concord appointed by the administrative manager of Concord. Since 1996 he has also served as the Chief Executive Officer of Winthrop Realty Partners, L.P., which we refer to as Winthrop, a real estate investment and management company. Mr. Ashner devotes the business time to us as is reasonably required to perform his duties. Mr. Ashner served as a director and Chief Executive Officer of Shelbourne Properties I, Inc., Shelbourne Properties II, Inc. and Shelbourne Properties III, Inc., three real estate investment trusts, from August 2002 until their liquidation in April 2004. Mr. Ashner also serves on the board of directors of NBTY, Inc., a manufacturer and distributor of nutritional supplements.
E. Robert Roskind Age 62	Mr. Roskind became Co-Vice Chairman on December 31, 2006, and served as our Chairman from October 1993 to December 31, 2006 and our Co-Chief Executive Officer from October 1993 to January 2003. Mr. Roskind is a member of the Investment Committee of Concord appointed by us. He founded The LCP Group, L.P., a real estate advisory firm, in 1973 and has been its Chairman since 1976. Mr. Roskind also serves as Chairman of Crescent Hotels and Resorts, as a member of the Board of Directors of LCP Investment Corporation, a Japanese real estate investment trust listed on the Tokyo Stock Exchange, and as a member of the Board of Directors of LCP Reit Advisors, the external advisor to LCP Investment Corporation, each of which is an affiliate of the LCP Group L.P. Mr. Roskind spends approximately 25% of his business time on the affairs of The LCP Group L.P. and its affiliates; however, Mr. Roskind prioritizes his business time to address our needs ahead of The LCP Group L.P.
Richard J. Rouse Age 62	Mr. Rouse became Co-Vice Chairman on December 31, 2006, served, and continues to serve as our Chief Investment Officer since January 2003 and as one of our trustees since October 1993. He served as our President from October 1993 to April 1996, was our Co-Chief Executive Officer from October 1993 until January 2003, and since April 1996 served as our Vice Chairman.
T. Wilson Eglin Age 43	Mr. Eglin has served as our Chief Executive Officer since January 2003, our Chief Operating Officer since October 1993, our President since April 1996 and as a trustee since May 1994. He served as one of our Executive Vice Presidents from October 1993 to April 1996. Mr. Eglin is a member of the Investment Committee of Concord appointed by us.
Patrick Carroll Age 44	Mr. Carroll has served as our Chief Financial Officer since May 1998, our Treasurer since January 1999 and one of our Executive Vice Presidents since January 2003. Prior to joining us, Mr. Carroll was, from 1986 to 1998, in the real estate practice of Coopers & Lybrand L.L.P., a public accounting firm that was one of the predecessors of Pricewaterhouse Coopers LLP.
Paul R. Wood Age 47	Mr. Wood has served as one of our Vice Presidents, and our Chief Accounting Officer and Secretary since October 1993.

PART II.

Item 5.	Market For The Registrant’s Common Equity, Related Shareholder Matters And Issuer Purchases of Equity Securities

Market Information.  Our common shares are listed for trading on the NYSE under the symbol “LXP”. The following table sets forth the high and low sales prices as reported by the NYSE for our common shares for each of the periods indicated below:

For the Quarters Ended:	High	Low

December 31, 2007	$20.90	$14.52
September 30, 2007	21.54	18.78
June 30, 2007	21.65	20.38
March 31, 2007	22.42	20.02
December 31, 2006	22.73	20.40
September 30, 2006	21.90	19.53
June 30, 2006	22.15	19.87
March 31, 2006	22.90	19.64

The per share closing price of our common shares was $15.18 on February 22, 2008.

Holders.  As of February 22, 2008, we had approximately 2,428 common shareholders of record.

Dividends.  We have made quarterly distributions since October 1986 without interruption.

The common share dividends paid in each quarter for the last five years are as follows:

Quarters Ended	2007	2006	2005	2004	2003

March 31,	$0.5975	$0.365	$0.360	$0.350	$0.335
June 30,	$0.375	$0.365	$0.360	$0.350	$0.335
September 30,	$0.375	$0.365	$0.360	$0.350	$0.335
December 31,	$0.375	$0.365	$0.360	$0.350	$0.335

During the fourth quarter of 2007, we declared a special dividend of $2.10 per common share which was paid in January 2008. During the fourth quarter 2006, we declared a special dividend of $0.2325 per common share which was paid in January 2007.

On February 20, 2008, we declared a common share dividend of $0.33 per common share, which is equal to $1.32 per common share on an annualized basis.

The following is a summary of the average taxable nature of our normal common share dividends paid for the three years ended December 31:

	2007	2006	2005

Total dividends per share	$2.93342(1)	$1.46	$1.44

Ordinary income	42.36%	68.89%	87.29%
15% rate — qualifying dividend	2.50	0.77	1.04
15% rate gain	35.62	7.97	8.72
25% rate gain	19.52	5.13	2.95
Return of capital	—	17.24	—

	100.00%	100.00%	100.00%

(1)	Includes the special dividend of $0.2325 paid in January 2007 and a portion of the special dividend of $2.10 paid in January 2008. Of the total dividend paid in January 2008, $1.21092 is allocated to 2007 and $1.26408 is allocated to 2008.

The per share dividend on our Series B Preferred Shares is $2.0125 per annum.

The following is a summary of the average taxable nature of the dividend on our Series B Cumulative Redeemable Preferred Stock for the three years ended December 31:

	2007	2006	2005

Ordinary income	42.36%	83.24%	87.29%
15% rate — qualifying dividend	2.50	0.93	1.04
15% rate gain	35.62	9.63	8.72
25% rate gain	19.52	6.20	2.95

	100.00%	100.00%	100.00%

The per share dividend on our Series C Preferred Share is $3.25 per annum.

The following is a summary of the average taxable nature of the dividend on our Series C Cumulative Convertible Preferred Stock for the three years ended December 31:

	2007	2006	2005

Ordinary income	42.36%	83.24%	87.29%
15% rate — qualifying dividend	2.50	0.93	1.04
15% rate gain	35.62	9.63	8.72
25% rate gain	19.52	6.20	2.95

	100.00%	100.00%	100.00%

During 2007, we issued $155.0 million in liquidation amount of Series D Preferred Shares, which pays a per share dividend of $1.8875 per annum.

The following is a summary of the average taxable nature of the dividend on our Series D Preferred Shares for the year ended December 31, 2007.

2007

Ordinary income	42.36%
15% rate — qualifying dividend	2.50
15% rate gain	35.62
25% rate gain	19.52

100.00%

While we intend to continue paying regular quarterly dividends to holders of our common shares, future dividend declarations will be at the discretion of the Board of Trustees and will depend on our actual cash flow, our financial condition, capital requirements, the annual distribution requirements under the REIT provisions of the Code and such other factors as our Board of Trustees deems relevant. Due to the sale of properties during 2007 and the distribution of such proceeds via the special dividend, the recurring quarterly common dividend to be paid in 2008 has been reduced from $0.375 per share to $0.33 per share. The actual cash flow available to pay dividends will be affected by a number of factors, including, among others, the risks discussed under “Risk Factors” in Part I, Item 1A and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 of this Annual Report.

We do not believe that the financial covenants contained in our indebtedness will have any adverse impact on our ability to pay dividends in the normal course of business to our common and preferred shareholders or to distribute amounts necessary to maintain our qualification as a REIT.

We maintain a dividend reinvestment program pursuant to which our common shareholders and holders of OP units may elect to automatically reinvest their dividends and distributions to purchase our common shares free of commissions and other charges. We may, from time to time, either repurchase common shares in the open market, or issue new common shares, for the purpose of fulfilling our obligations under the dividend reinvestment program. Currently all of the common shares issued under this program are to be purchased on the open market.

Equity Compensation Plan Information.  The following table sets forth certain information, as of December 31, 2007, with respect to the compensation plan under which our equity securities are authorized for issuance.

			Number of Securities
			Remaining Available for
	Number of Securities		Future Issuance Under
	to be Issued Upon	Weighted-Average	Equity Compensation
	Exercise of	Exercise Price of	Plans (Excluding
	Outstanding Options,	Outstanding Options,	Securities Reflected in
Plan Category	Warrants and Rights	Warrants and Rights	Column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders	0	$0	4,999,422
Equity compensation plans not approved by security holders	0	0	—

Total	0	$0	4,999,422

Recent Sales of Unregistered Securities.

Information regarding the recent sales of unregistered securities has been included in our periodic reports with the SEC.

Share Repurchase Program.

Our Board of Trustees authorized the repurchase of up to 10.0 million common shares/OP units in the first quarter of 2007 and during the fourth quarter of 2007 increased the authorization by 5.0 million. The following table summarizes repurchases of our common shares/units during the fourth quarter of 2007:

			Total Number of	Maximum Number of
			Shares/Units	Shares That May Yet
	Total Number of	Average Price	Purchased as Part of	Be Purchased Under
	Shares/Units	Paid per	Publicly Announced	the Plans or
Period	Purchased	Share/Unit ($)	Plans or Programs	Programs

October 1 — 31, 2007	32,392	20.05	32,392	3,374,440
November 1 — 30, 2007	1,277,810	18.02	1,277,810	2,096,630
December 1 — 31, 2007	1,326,648	17.39	1,326,648	5,769,982

Fourth Quarter 2007	2,636,850	17.72	2,636,850	5,769,982

Item 6.	Selected Financial Data

The following sets forth our selected consolidated financial data as of and for each of the years in the five-year period ended December 31, 2007. The selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements and the related notes appearing elsewhere in this Annual Report on Form 10-K. ($000’s, except per share data)

	2007	2006	2005	2004	2003

Total gross revenues	$431,747	$186,693	$162,383	$109,901	$73,999
Expenses applicable to revenues	(297,139)	(106,796)	(81,645)	(37,581)	(24,568)
Interest and amortization expense	(163,628)	(65,097)	(56,177)	(36,448)	(25,609)
Income (loss) from continuing operations	(10,783)	(7,909)	17,606	27,021	15,873
Total discontinued operations	87,634	15,662	15,089	17,786	17,776
Net income	76,851	7,753	32,695	44,807	33,649
Net income (loss) allocable to common shareholders	50,118	(8,682)	16,260	37,862	30,257
Income (loss) from continuing operations per common share — basic	(0.58)	(0.47)	0.03	0.43	0.37
Income from continuing operations per common share — diluted	(0.58)	(0.47)	0.03	0.41	0.36
Income from discontinued operations — basic	1.35	0.30	0.30	0.38	0.52
Income from discontinued operations — diluted	1.35	0.30	0.30	0.39	0.52
Net income (loss) per common share — basic	0.77	(0.17)	0.33	0.81	0.89
Net income (loss) per common share — diluted	0.77	(0.17)	0.33	0.80	0.88
Cash dividends declared per common share	3.60	2.0575	1.445	1.410	1.355
Net cash provided by operating activities	287,651	108,020	105,457	90,736	68,883
Net cash used in investing activities	(31,490)	(154,080)	(643,777)	(202,425)	(295,621)
Net cash provided by financing activities	38,973	483	444,878	242,723	228,986
Ratio of earnings to combined fixed charges and preferred dividends	N/A	N/A	1.15	1.47	1.52
Real estate assets, net	3,715,447	3,471,027	1,641,927	1,227,262	1,001,772
Investments in non-consolidated entities	226,476	247,045	191,146	132,738	69,225
Total assets	5,265,163	4,624,857	2,160,232	1,697,086	1,207,411
Mortgages, notes payable and credit facility, including discontinued operations	3,047,550	2,132,661	1,170,560	765,909	551,385
Shareholders’ equity	939,071	1,122,444	891,310	847,290	579,848
Preferred share liquidation preference	389,000	234,000	234,000	214,000	79,000

N/A — Ratio is below 1.0, deficit of $84,014 and $6,503 exists at December 31, 2007 and 2006, respectively.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

In this discussion, we have included statements that may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts but instead represent only our beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside our control. These statements may relate to our future plans and objectives, among other things. By identifying these statements for you in this manner, we are alerting you to the possibility that our actual results may differ, possibly materially, from the anticipated results indicated in these forward-looking statements. Important factors that could cause our results to differ, possibly materially, from those indicated in the forward-looking statements include, among others, those discussed below under “Risk Factors” in Part I, Item 1A of this Annual Report and “Cautionary Statements Concerning Forward Looking Statements” in Part I, of this Annual Report.

General

We are a self-managed and self-administered real estate investment trust formed under the laws of the State of Maryland. We operate primarily in one segment and our primary business is the investment in and the acquisition, ownership and management of a geographically diverse portfolio of net leased office, industrial and retail properties. Substantially all of our properties are subject to triple net leases, which are generally characterized as leases in which the tenant bears all or substantially all of the costs and/or cost increases for real estate taxes, utilities, insurance and ordinary repairs.

We elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ended December 31, 1993. If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on our net income that is currently distributed to shareholders.

As of December 31, 2007, we had ownership interests in approximately 280 consolidated real estate assets, located in 42 states and the Netherlands and encompassing 45.5 million rentable square feet. During 2007, we purchased eight properties from unrelated parties, for an aggregate capitalized cost of $131.5 million. In addition, we acquired our partners’ interests in four co-investment programs for $366.6 million in cash.

As of December 31, 2007, we leased properties to numerous tenants in a variety of industries. Our revenues and cash flows are generated predominantly from property rent receipts. Growth in revenue and cash flows is directly correlated to our ability to (1) acquire income producing properties and (2) to re-lease properties that are vacant, or may become vacant at favorable rental rates. The challenge we face is finding investments that will provide an attractive return without compromising our real estate underwriting criteria. We believe we have access to acquisition opportunities due to our relationship with developers, brokers, corporate users and sellers.

Re-leasing properties as leases expire and properties currently vacant at favorable effective rates is one of our primary focuses. The primary risks associated with re-tenanting properties are (1) the period of time required to find a new tenant, (2) whether rental rates will be lower than previously received, (3) the significant leasing costs such as commissions and tenant improvement allowances and (4) the payment of operating costs such as real estate taxes and insurance while there is no offsetting revenue. We address these risks by contacting tenants well in advance of lease maturity to get an understanding of their occupancy needs, contacting local brokers to determine the depth of the rental market and retaining local expertise to assist in the re-tenanting of a property. Pursuant to our strategic restructuring plan we focus on buying general purpose office and industrial real estate assets which have one or more of the following characteristics (1) an investment grade tenant; (2) adaptability to a variety of users, including multi-tenant use, and (3) an attractive geographic location. No assurance can be given that once a property becomes vacant it will subsequently be re-let.

During 2007, we sold 53 consolidated properties for $423.6 million and contributed/sold 30 properties to NLS for $121.7 million in cash and an equity position of $109.1 million. During 2006, we sold eight properties, including one property through foreclosure, to unrelated third parties for a net sales price of $94.0 million. During 2005, we sold eight properties, including one sold through a non-consolidated entity, to unrelated parties for a net sales price of $74.7 million. In addition in 2005, we contributed seven properties to various non-consolidated entity programs for $124.7 million, which approximated carrying costs.

We believe that the restructuring plan will allow us to (1) improve the quality of our portfolio; (2) enhance shareholder value by increasing cash flows; (3) simplify factors relating to our valuation; and (4) operate more efficiently.

Inflation

Certain of the long-term leases on our properties contain provisions that may mitigate the adverse impact of inflation on our operating results. Such provisions include clauses entitling us to receive (1) scheduled fixed base rent increases and (2) base rent increases based upon the consumer price index. In addition, a majority of the leases on our properties require tenants to pay operating expenses, including maintenance, real estate taxes, insurance and utilities, thereby reducing our exposure to increases in costs and operating expenses. In addition, the leases on our properties are generally structured in a way that minimizes our responsibility for capital improvements.

Critical Accounting Policies

Our accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States, which require our management to make estimates that affect the amounts of revenues, expenses, assets and liabilities reported. The following are critical accounting policies which are important to the portrayal of our financial condition and results of operations and which require some of management’s most difficult, subjective and complex judgments. The accounting for these matters involves the making of estimates based on current facts, circumstances and assumptions which could change in a manner that would materially affect management’s future estimates with respect to such matters. Accordingly, future reported financial conditions and results could differ materially from financial conditions and results reported based on management’s current estimates.

Business Combinations.  We follow the provisions of Statement of Financial Accounting Standards No. 141, Business Combinations, which we refer to as SFAS 141, and record all assets acquired and liabilities assumed at fair value. On December 31, 2006, we acquired Newkirk through the Merger, which was a variable interest entity (VIE). We follow the provisions of Financial Accounting Standards Board Interpretation No. 46 (Revised) Consolidation of Variable Interest Entities, which we refer to as FIN 46R, and, as a result, we have recorded the minority interest in Newkirk at estimated fair value on the date of acquisition. The value of the consideration issued in common shares was based upon a reasonable period before and after the date that the terms of the acquisition were agreed to and announced.

Purchase Accounting for Acquisition of Real Estate.  We allocate the purchase price of real estate acquired in accordance with SFAS 141. SFAS 141 requires that the fair value of the real estate acquired, which includes the impact of mark-to-market adjustments for assumed mortgage debt relating to property acquisitions, is allocated to the acquired tangible assets, consisting of land, building and improvements, and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases, other value of in-place leases and value of tenant relationships, based in each case on their fair values.

The fair value of the tangible assets, which includes land, building and improvements, and fixtures and equipment, of an acquired property is determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated to the tangible assets based on management’s determination of relative fair values of these assets. Factors considered by management in performing these analyses include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases. In estimating carrying costs, management includes real estate taxes, insurance and other operating expenses and estimates of lost rental revenue during the expected lease-up periods based on current market demand. Management also estimates costs to execute similar leases including leasing commissions.

In allocating the fair value of the identified intangible assets and liabilities of an acquired property, above-market and below-market in-place lease values are recorded based on the difference between the current in-place lease rent and a management estimate of current market rents. Below-market lease intangibles are recorded as part of deferred revenue and amortized into rental revenue over the non-cancelable periods and any bargain renewal periods of the respective leases. Above-market leases are recorded as part of intangible assets and amortized as a direct charge against rental revenue over the non-cancelable portion of the respective leases.

The aggregate value of other acquired intangible assets, consisting of in-place leases and customer relationships, is measured by the excess of (1) the purchase price paid for a property over (2) the estimated fair value of the property as if vacant, determined as set forth above. This aggregate value is allocated between in-place lease values and customer relationships based on management’s evaluation of the specific characteristics of each tenant’s lease. The value of in-place leases are amortized to expense over the remaining non-cancelable periods and any bargain renewal periods of the respective leases. The value of customer relationships are amortized to expense over the applicable lease term plus expected renewal periods.

Revenue Recognition.  We recognize revenue in accordance with Statement of Financial Accounting Standards No. 13 Accounting for Leases, as amended, which we refer to as SFAS 13. SFAS 13 requires that revenue be recognized on a straight-line basis over the term of the lease unless another systematic and rational basis is more representative of the time pattern in which the use benefit is derived from the leased property. Renewal options in leases with rental terms that are lower than those in the primary term are excluded from the calculation of straight line rent, if they do not meet the criteria of a bargain renewal option. In those instances in which we fund tenant improvements and the improvements are deemed to be owned by us, revenue recognition will commence when the improvements are substantially completed and possession or control of the space is turned over to the tenant. When we determine that the tenant allowances are lease incentives, we commence revenue recognition when possession or control of the space is turned over to the tenant for tenant work to begin. The lease incentive is recorded as a deferred expense and amortized as a reduction of revenue on a straight-line basis over the respective lease term.

Gains on sales of real estate are recognized in accordance with Statement of Financial Accounting Standards No. 66 Accounting for Sales of Real Estate, as amended, which we refer to as SFAS 66. The specific timing of the sale is measured against various criteria in SFAS 66 related to the terms of the transactions and any continuing involvement in the form of management or financial assistance associated with the properties. If the sales criteria are not met, the gain is deferred and the finance, installment or cost recovery method, as appropriate, is applied until the sales criteria are met. To the extent we sell a property and retain a partial ownership interest in the property, we recognize gain to the extent of the third party ownership interest in accordance with SFAS 66.

Accounts Receivable.  We continuously monitor collections from our tenants and would make a provision for estimated losses based upon historical experience and any specific tenant collection issues that we have identified. As of December 31, 2007 and 2006, the allowance for doubtful accounts is insignificant.

Impairment of Real Estate and Investment in Non-consolidated Entities.  We evaluate the carrying value of all real estate and investments in non-consolidated entities held when a triggering event under Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, as amended, which we refer to as SFAS 144, has occurred to determine if an impairment has occurred which would require the recognition of a loss. The evaluation includes reviewing anticipated cash flows of the property, based on current leases in place, and an estimate of what lease rents will be if the property is vacant coupled with an estimate of proceeds to be realized upon sale. However, estimating market lease rents and future sale proceeds is highly subjective and such estimates could differ materially from actual results.

Tax Status.  We have made an election to qualify, and believe we are operating so as to qualify, as a REIT for federal income tax purposes. Accordingly, we generally will not be subject to federal income tax, provided that distributions to our shareholders equal at least the amount of our REIT taxable income as defined under Sections 856 through 860 of the Code.

We are now permitted to participate in certain activities from which we were previously precluded in order to maintain our qualification as a REIT, so long as these activities are conducted in entities which elect to be treated as taxable subsidiaries under the Code. LRA and Lexington Contributions Inc., which we refer to as LCI, are, and LSAC was a, taxable REIT subsidiaries. As such, we are subject to federal and state income taxes on the income we receive from these activities.

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

Properties Held For Sale.  We account for properties held for sale in accordance with SFAS 144. SFAS 144 requires that the assets and liabilities of properties that meet various criteria be presented separately in the statement of financial position, with assets and liabilities being separately stated. The operating results of these properties are reflected as discontinued operations in the statement of operations. Properties that do not meet the held for sale criteria of SFAS 144 are accounted for as operating properties.

Basis of Consolidation.  We determine whether an entity for which we hold an interest should be consolidated pursuant to FIN 46R. If the entity is not a variable interest entity, and we control the entity’s voting shares or similar rights, the entity is consolidated. FIN 46R requires us to evaluate whether we have a controlling financial interest in an entity through means other than voting rights.

Liquidity and Capital Resources

General.  Since becoming a public company, our principal sources of capital for growth have been the public and private equity and debt markets, property specific debt, our credit facility, issuance of OP units and undistributed cash flows. We expect to continue to have access to and use these sources in the future; however, there are factors that may have a material adverse effect on our access to capital sources. Our ability to incur additional debt to fund acquisitions is dependent upon our existing leverage, the value of the assets we are attempting to leverage and general economic and credit market conditions, which may be outside of management’s control or influence.

As of December 31, 2007, we held interests in approximately 280 consolidated properties, which were located in 42 states and the Netherlands. The real estate assets are primarily subject to triple net leases, which are generally characterized as leases in which the tenant pays all or substantially all of the cost and cost increases for real estate taxes, capital expenditures, insurance, utilities and ordinary maintenance of the property.

During the year ended December 31, 2007, in addition to the acquisition of our four co-investment programs, we purchased eight properties from third parties for a capitalized cost of $131.5 million and sold 53 consolidated properties to third parties for aggregate proceeds of $423.6 million, which resulted in a gain of $92.9 million.

Our principal sources of liquidity are revenues generated from the properties, interest on cash balances, amounts available under our unsecured credit facility, the MLP’s secured loan, co-investment programs and amounts that may be raised through the sale of securities in private or public offerings. For the years ended December 31, 2007 and 2006, the leases on our consolidated properties generated $385.9 million and $165.3 million, respectively, in rental revenue. The significant increase is due to the number of assets acquired in the Merger, the acquisition of the co-investment programs and the consolidation of LSAC effective in the fourth quarter of 2006.

In February 2007, we completed an offering of 6.2 million Series D Preferred Shares, having a liquidation amount of $25 per share and an annual dividend rate of 7.55% raising net proceeds of $149.8 million.

The MLP has a secured loan with Key Bank, N.A., which bears interest at LIBOR plus 60 basis points. As of December 31, 2007, $213.6 million was outstanding under the secured loan. The secured loan is scheduled to mature in June 2009. The secured loan requires monthly payments of interest only. The MLP is also required to make principal payments from the proceeds of certain property sales and certain refinancings if proceeds are not reinvested into net leased properties. The required principal payments are based on a minimum release price set forth in the secured loan agreement. The secured loan has customary covenants, which the MLP was in compliance with at December 31, 2007.

During 2007, we obtained $247.0 million in non-recourse mortgage financings, which have a fixed weighted-average interest rate of 6.1%. The proceeds of the financing were used to partially fund acquisitions.

During 2007, we issued, through a wholly-owned subsidiary, $200.0 million in Trust Preferred Notes. These Trust Preferred Notes, which are classified as debt, (1) are due in 2037, (2) are redeemable by us commencing April 2012 and (3) bear interest at a fixed rate of 6.804% through April 2017 and thereafter at a variable rate of three month LIBOR plus 170 basis points through maturity.

In 2007, the MLP issued $450.0 million in 5.45% guaranteed exchangeable notes due in 2027, which can be put by the holder every five years commencing 2012 and upon certain events. The net proceeds of the issuance were used to repay indebtedness under the MLP’s former secured loan. The notes are currently exchangeable at certain times by the holders into our common shares at a price of $21.99 per share; however, the principal balance must be satisfied in cash.

During 2006, in addition to the Merger, we including non-consolidated entities, obtained $215.3 million in non-recourse mortgage financings which have a fixed weighted average interest rate of 6.0%. The proceeds of the financings were used to partially fund acquisitions.

During 2005, we completed a common share offering of 2.5 million shares raising aggregate net proceeds of $60.7 million. During 2005, we issued 400,000 Series C Preferred Shares, at $50 per share and a dividend rate of 6.50%, raising net proceeds of $19.5 million.

Dividends.  In connection with our intention to continue to qualify as a REIT for federal income tax purposes, we expect to continue paying regular dividends to our shareholders. These dividends are expected to be paid from operating cash flows and/or from other sources. Since cash used to pay dividends reduces amounts available for capital investments, we generally intend to maintain a conservative dividend payout ratio, reserving such amounts as we consider necessary for the maintenance or expansion of properties in our portfolio, debt reduction, the acquisition of interests in new properties as suitable opportunities arise, and such other factors as our Board of Trustees considers appropriate.

Dividends paid to our common and preferred shareholders increased to $137.3 million in 2007, compared to $93.7 million in 2006 and $87.1 million in 2005. The increase is attributable to the increase in our outstanding common and preferred shares and the special dividend paid in January 2007 relating to the Merger.

Although we receive the majority of our base rental payments on a monthly basis, we intend to continue paying dividends quarterly. Amounts accumulated in advance of each quarterly distribution are invested by us in short-term money market or other suitable instruments.

We believe that cash flows from operations will continue to provide adequate capital to fund our operating and administrative expenses, regular debt service obligations and all dividend payments in accordance with REIT requirements in both the short-term and long-term. In addition, we anticipate that cash on hand, borrowings under our credit facility, issuance of equity and debt and co-investment programs as well as other alternatives, will provide the necessary capital required by us. Cash flows from operations as reported in the Consolidated Statements of Cash Flows increased to $287.7 million for 2007 from $108.0 million for 2006 and $105.5 million for 2005. The underlying drivers that impact working capital and therefore cash flows from operations are the timing of collection of rents, including reimbursements from tenants, the collection of advisory fees, payment of interest on mortgage debt and payment of operating and general and administrative costs. We believe the net lease structure of the majority of our tenants’ leases enhances cash flows from operations since the payment and timing of operating costs related to the properties are generally borne directly by the tenant. Collection and timing of tenant rents is closely monitored by management as part of our cash management program.

Net cash used in investing activities totaled $31.5 million in 2007, $154.1 million in 2006 and $643.8 million in 2005. Cash used in investing activities related primarily to investments in real estate properties, joint ventures and notes receivable. Cash provided by investing activities related primarily to collection of notes receivable, distributions from non-consolidated entities in excess of accumulated earnings and proceeds from the sale of properties. Therefore, the fluctuation in investing activities relates primarily to the timing of investments and dispositions.

Net cash provided by financing activities totaled $39.0 million in 2007, $0.5 million in 2006 and $444.9 million in 2005. Cash provided by financing activities during each year was primarily attributable to proceeds from equity offerings, non-recourse mortgages and borrowings under our credit facility offset by dividend and distribution payments and debt payments.

UPREIT Structure.  Our UPREIT structure permits us to effect acquisitions by issuing to a property owner, as a form of consideration in exchange for the property, OP units in our operating partnerships. Substantially all outstanding OP units are redeemable by the holder at certain times for common shares on a one-for-one basis or, at our election, with respect to certain OP units, cash. Substantially all outstanding OP units require us to pay quarterly distributions to the holders of such OP units equal to the dividends paid to our common shareholders and the remaining OP units have stated distributions in accordance with their respective partnership agreement. To the extent that our dividend per share is less than a stated distribution per unit per the applicable partnership agreement, the stated distributions per unit are reduced by the percentage reduction in our dividend. No OP units have a liquidation preference. We account for outstanding OP units in a manner similar to a minority interest holder. The number of common shares that will be outstanding in the future should be expected to increase, and minority interest expense should be expected to decrease, as such OP units are redeemed for our common shares.

In connection with the Merger, the MLP effected a reverse unit-split pursuant to which each outstanding MLP unit was converted into 0.80 MLP units totaling 35.5 million MLP units, other than MLP units held directly or indirectly by us.

During 2006, one of our operating partnerships issued 34 thousand units (or $0.8 million) in connection with an acquisition.

During 2005, one of our operating partnerships issued 0.4 million OP units for approximately $7.7 million in cash.

As of December 31, 2007, there were 39.7 million OP units outstanding. Of the total OP units outstanding, approximately 29.2 million are held by related parties. As of December 31, 2006, there were 41.2 million OP units outstanding, other than OP units held directly or indirectly by us.

Financing

Revolving Credit Facility.  Our $200.0 million revolving credit facility with Wachovia Bank N.A. and a consortium of other banks, (1) expires June 2008 and (2) bears interest at 120-170 basis points over LIBOR depending on our leverage (as defined) in the credit facility. Our credit facility contains customary financial covenants including restrictions on the level of indebtedness, amount of variable debt to be borrowed and net worth maintenance provisions. As of December 31, 2007, we were in compliance with all covenants, no borrowings were outstanding, $198.5 million was available to be borrowed, and $1.5 million letters of credit were outstanding under the credit facility. We have the ability to extend the maturity date of the facility to June 2009 by requesting such extension from the lenders between February 28, 2008 and March 28, 2008 and paying $0.4 million. We anticipate that we will extend the maturity date.

The MLP has a secured loan with Key Bank, N.A., which bears interest at LIBOR plus 60 basis points. As of December 31, 2007, $213.6 million was outstanding under the secured loan. The secured loan is scheduled to mature in June 2009. The secured loan requires monthly payments of interest only. The MLP is also required to make principal payments from the proceeds of certain property sales and certain refinancings if such proceeds are not reinvested into net leased properties. The required principal payments are based on a minimum release price set forth in the secured loan agreement. The secured loan has customary covenants, which the MLP was in compliance with at December 31, 2007.

In 2007, the MLP issued $450 million in 5.45% guaranteed exchangeable notes due in 2027, which can be put by the holder every five years commencing 2012 and upon certain events. The net proceeds were used to repay indebtedness.

During 2007, we issued $200 million in Trust Preferred Notes. These Trust Preferred Notes, which are classified as debt, (1) are due in 2037, (2) are redeemable by us commencing April 2012 and (3) bear interest at a fixed rate of 6.804% through April 2017 and thereafter at a variable rate of three month LIBOR plus 170 basis points through maturity.

Debt Service Requirements.  Our principal liquidity needs are the payment of interest and principal on outstanding indebtedness. As of December 31, 2007, there were $3.0 billion of mortgages and notes payable outstanding, including discontinued operations. As of December 31, 2007, the weighted average interest rate on our outstanding debt was approximately 5.9%. Our ability to make debt service payments will depend upon our rental revenues and our ability to refinance the mortgage related thereto, sell the related property, have available amounts under our credit facility or access other capital. Our ability to accomplish such goals will be affected by numerous economic factors affecting the real estate industry, including the availability and cost of mortgage debt at the time, our equity in the mortgaged properties, the financial condition and the operating history of the mortgaged properties, the then current tax laws and the general national, regional and local economic conditions.

We expect to continue to use property specific, non-recourse mortgages as we believe that by properly matching a debt obligation, including the balloon maturity risk, with a lease expiration, our cash-on-cash returns increase and the exposure to residual valuation risk is reduced. In December 2005, we informed the lender for our Milpitas, California property that we would no longer make debt service payments and our intention to convey the property to the lender to satisfy the mortgage. We recorded a $12.1 million impairment charge in 2005 relating to this property and a gain on debt satisfaction of $6.3 million upon foreclosure on the property by the lender in 2006. During 2006, we satisfied a $20.4 million mortgage note by making a $7.5 million cash payment plus assigning a $5.4 million escrow to the lender, which resulted in a gain of $7.5 million.

Other

Lease Obligations.  Since our tenants generally bear all or substantially all of the cost of property operations, maintenance and repairs, we do not anticipate significant needs for cash for these costs; however, for certain properties, we have a level of property operating expense responsibility. We generally fund property expansions with additional secured borrowings, the repayment of which is funded out of rental increases under the leases covering the expanded properties. To the extent there is a vacancy in a property, we would be obligated for all operating expenses, including real estate taxes and insurance. In addition certain leases require us to fund tenant expansions.

Our tenants generally pay the rental obligations on ground leases either directly to the fee holder or to us as increased rent.

Contractual Obligations.  The following summarizes the Company’s principal contractual obligations as of December 31, 2007 ($000’s):

						2013 and
	2008	2009	2010	2011	2012	Thereafter	Total

Notes payable(2)(3)	$100,083	$339,552	$164,550	$184,059	$677,991	$1,581,315	$3,047,550
Contract rights payable	—	229	491	540	593	11,591	13,444
Purchase obligations	—	—	—	—	—	—	—
Tenant incentives	8,445	10,000	—	—	—	—	18,445
Operating lease obligations(1)	4,431	3,858	3,631	3,235	2,830	16,720	34,705

	$112,959	$353,639	$168,672	$187,834	$681,414	$1,609,626	$3,114,144

(1)	Includes ground lease payments and office rent. Amounts disclosed through 2008 include rent for our principal executive office which is fixed through 2008 and adjusted to fair market value as determined at January 2009. Therefore, the amounts for 2009 and thereafter do not include principal executive office rent. In addition certain ground lease payments due under bond leases allow for a right of offset between the lease obligation and the debt service and accordingly are not included.

(2)	We have $1.5 million in outstanding letters of credit.

(3)	Includes balloon payments.

Capital Expenditures.  Due to the net lease structure, we do not incur significant expenditures in the ordinary course of business to maintain our properties. However, as leases expire, we expect to incur costs in extending the existing tenant leases or re-tenanting the properties. The amounts of these expenditures can vary significantly depending on tenant negotiations, market conditions and rental rates. These expenditures are expected to be funded from operating cash flows or borrowings on our credit facility.

Share Repurchases.  In September 1998, our Board of Trustees approved a funding limit for the repurchase of 1.0 million common shares/OP units, and authorized any repurchase transactions within that limit. In November 1998, our Board of Trustees approved an additional 1.0 million common shares/OP units for repurchase, thereby increasing the funding limit to 2.0 million common shares/OP units available for repurchase. From September 1998 to March 2005, we repurchased approximately 1.4 million common shares/OP units at an average price of $10.62 per common share/OP unit. In November 2005, our Board of Trustees increased the remaining amount of common shares/OP units eligible for repurchase, so that an aggregate of 2.0 million common shares/OP units were then available for repurchase under the share repurchase program. In March 2007, the Board of Trustees increased the remaining amount of common shares/OP Units eligible for repurchase up to 10.0 million. In December 2007, the Board of Trustees increased the remaining amount of common share/op units eligible for repurchase up to 5.0 million. As of December 31, 2007, 5.8 million common shares/ OP units were eligible for repurchase under the authorization. In 2007, approximately 9.8 million common shares/OP units were repurchased in the open market and through private transactions with our employees and OP unitholders at an average price of $19.83 per share.

Results of Operations

Year ended December 31, 2007 compared with December 31, 2006.  Changes in our results of operations are primarily due to the Merger, which was effective December 31, 2006, and the acquisition of the outstanding interests in our co-investment programs during the second quarter of 2007. Of the increase in total gross revenues in 2007 of $245.1 million, $220.6 million is attributable to rental revenue. The remaining $24.5 million increase in gross revenues in 2007 was primarily attributable to an increase in tenant reimbursements of $15.5 million and an increase in advisory and incentive fees of $9.0 million. The primary increase in advisory and incentive fees relates to promoted interests ($11.7 million) earned with respect to two co-investment programs and one advisory agreement.

The increase in interest and amortization expense of $98.5 million is due to the increase in long-term debt due to the growth of our portfolio resulting from the Merger and the acquisition of the outstanding interests in our co-investment programs.

The increase in property operating expense of $30.1 million is primarily due to an increase in properties for which we have operating expense responsibility, including an increase in vacancy.

The increase in depreciation and amortization of $160.2 million is due primarily to the growth in real estate and intangibles through the acquisition of properties in the Merger and the acquisition of the outstanding interests in our co-investment programs. Intangible assets are amortized over a shorter period of time (generally the lease term) than real estate assets.

The increase in general and administrative expenses of $3.9 million is due primarily to (1) costs associated with the Merger ($3.2 million); (2) the costs associated with LSAC ($0.9 million); (3) costs incurred in the formation of NLS ($2.3 million); and (4) professional fees ($1.2 million) all of which is offset by a reduction in other costs including personnel costs ($5.1 million), which relates primarily to the accelerated amortization of non-vested common shares in 2006 of $10.8 million and an increase in severance costs in 2007 of $4.5 million.

Non-operating income increased $1.8 million due primarily to increased interest and dividends from investments, offset by a gain in 2006 relating to the sale of a Dana bankruptcy claim.

Impairment charges increased $8.3 million due to the impairment charge on two properties in 2007,which are currently vacant and management changed its strategy from a long-term hold to hold for disposal. We will commence marketing these properties in 2008, however, we are unsure if the properties will be sold within 12 months.

Debt satisfaction charges changed $8.4 million due to mortgages being satisfied at a loss of $1.2 million in 2007 due to sales of properties to affiliates, compared to mortgages being repaid in 2006 at a gain of $7.2 million.

Provision for income taxes increased $3.6 million due to the write-off deferred tax assets of LSAC, the gain realized due to the sale of properties to NLS and earnings of the taxable REIT subsidiaries.

Minority interest changed $3.3 million due to a reduction in earnings at the operating partnership level, primarily due to the impairment charges recorded on properties.

The equity in earnings of non-consolidated entities increase of $42.2 million is primarily due to the gains on sale realized relating to the dissolution of one co-investment program ($34.2 million) and gain recognized relating to the sale of an investment to NLS ($1.6 million).

The increase in gains on sale of properties — affiliates relates to the sale of properties to NLS.

Net income increased by $69.1 million primarily due to the net impact of items discussed above coupled with an increase of $72.0 million in income from discontinued operations.

In 2007, 56 properties were sold and classified as held for sale. In 2006, 17 properties were sold and classified as held for sale. Discontinued operations represents properties sold or held for sale. The total discontinued operations increased $72.0 million due to an increase in income from discontinued operations of $15.1 million coupled with a change in debt satisfaction charges of $12.4 million, an increase in gains on sale of $70.0 million, a change in minority interests share of income of $24.0 million, a reduction in impairment charges of $26.5 million and an increase in the provision for income taxes of $3.2 million.

Net income applicable to common shareholders in 2007 increased to $50.1 million compared to a net loss applicable to common shareholders in 2006 of $8.7 million. The increase is due to the items discussed above offset by an increase in preferred dividends of $10.3 million resulting from the issuance of Series D Preferred Shares. The increase in net income in future periods will be closely tied to the level of acquisitions made by us. Without acquisitions, the sources of growth in net income are limited to index adjusted rents (such as the consumer price index), percentage rents, reduced interest expense on amortizing mortgages and by controlling other variable overhead costs. However, there are many factors beyond management’s control that could offset these items including, without limitation, increased interest rates and tenant monetary defaults and the other risks described in this Annual Report.

Year ended December 31, 2006 compared with December 31, 2005.  Changes in our results of operations are primarily due to the growth of our portfolio and costs associated with such growth. Of the increase in total gross revenues in 2006 of $24.3 million, $18.4 million is attributable to rental revenue. The remaining $5.9 million increase in gross revenues in 2006 was primarily attributable to a decrease in advisory and incentive fees of $0.8 million and a $6.7 million increase in tenant reimbursements.

The increase in interest and amortization expense of $8.9 million is due to the growth of our portfolio and partially financing such growth with debt.

The increase in property operating expense of $10.3 million is primarily due to an increase in properties for which we have operating expense responsibility and an increase in vacancy.

The increase in depreciation and amortization of $14.8 million is due primarily to the growth in real estate and intangibles through the acquisition of properties. Intangible assets are amortized over a shorter period of time (generally the lease term) than real estate assets.

The increase in general and administrative expenses of $18.0 million is due primarily to increases in personnel costs, including the accelerated amortization of time-based non-vested shares of $10.8 million.

Impairment loss increased $7.2 million due to an impairment charge for a property in 2006.

Non-operating income increased $7.4 million primarily due to a sale of a tenant bankruptcy claim in 2006.

Debt satisfaction gains increased $2.8 million due to the timing of mortgage payoffs.

The minority interest share of income decrease of $1.1 million is due to a decrease in earnings at the partnership level.

The equity in earnings of non-consolidated entities decrease of $2.0 million is primarily due to a decrease in earnings of non-consolidated entities, primarily related to depreciation and amortization.

Net income decreased by $24.9 million primarily due to the net impact of items discussed above coupled with an increase of $0.6 million in income from discontinued operations.

Discontinued operations represents properties sold or held for sale. Total discontinued operations increased $0.6 million due to a decrease in income from discontinued operations of $3.1 million coupled with a change in debt satisfaction gains of $5.2 million, an increase in gains on sale of $10.6 million, a change in minority interests share of loss of $3.1 million and an increase in impairment charges of $15.2 million. There was a net loss applicable to common shareholders in 2006 of $8.7 million compared to net income applicable to common shareholders in 2005 of $16.3 million. The decrease is due to the items discussed above.

Environmental Matters

Based upon management’s ongoing review of our properties, management is not aware of any environmental condition with respect to any of our properties, which would be reasonably likely to have a material adverse effect on us. There can be no assurance, however, that (1) the discovery of environmental conditions, which were previously unknown; (2) changes in law; (3) the conduct of tenants; or (4) activities relating to properties in the vicinity of our properties, will not expose us to material liability in the future. Changes in laws increasing the potential liability for environmental conditions existing on properties or increasing the restrictions on discharges or other conditions may result in significant unanticipated expenditures or may otherwise adversely affect the operations of our tenants, which would adversely affect our financial condition and results of operations.

Recently Issued Accounting Standards

Recently Issued Accounting Standards.  In December 2004, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 123, (revised 2004) Share-Based Payment (“SFAS 123R”), which supersedes Accounting Principals Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. SFAS 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also address transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. SFAS 123R focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123R requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. The cost will be recognized over the period in which an employee is required to provide services in exchange for the award. SFAS 123R was effective for the fiscal year beginning on January 1, 2006. The impact of adopting this statement resulted in the elimination of $11,401 of deferred compensation and additional paid-in-capital from the consolidated statements of changes in shareholders’ equity as of January 1, 2006 and the adoption did not have a material impact on our results of operations or cash flows.

In March 2005, the FASB issued Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations — an Interpretation of SFAS Statement No. 143 (“FIN 47”). FIN 47 clarifies the timing of liability recognition for legal obligations associated with the retirement of a tangible long-lived asset when the timing and /or method of settlement are conditional on a future event. FIN 47 is effective for fiscal years ending after December 15, 2005. The application of FIN 47 did not have a material impact on our consolidated financial position or results of operations.

In June 2005, the FASB ratified the Emerging Issues Task Force’s (“EITF”) consensus on EITF 04-05, Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights (“EITF 04-05”). EITF 04-05 provides a framework for determining whether a general partner controls, and should consolidate, a limited partnership or a similar entity. It was effective after June 29, 2005 for all newly formed limited partnerships and for any pre-existing limited partnerships that modify their partnership agreements after that date. General partners of all other limited partnerships were required to apply the consensus no later than the beginning of the first reporting period in fiscal years beginning after December 15, 2005. The impact of the adoption of EITF 04-05 did not have a material impact on our financial position, results of operations or cash flows.

In 2005, the EITF released Issue No. 05-06, Determining the Amortization Period for Leasehold Improvements (“EITF 05-06”), which clarifies the period over which leasehold improvements should be amortized. EITF 05-06 requires all leasehold improvements to be amortized over the shorter of the useful life of the assets, or the applicable lease term, as defined. The applicable lease term is determined on the date the leasehold improvements are acquired and includes renewal periods for which exercise is reasonably assured. EITF 05-06 was effective for leasehold improvements acquired in reporting periods beginning after June 29, 2005. The impact of the adoption of EITF 05-06 did not have a material impact on our financial position or results of operations.

In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in accordance with SFAS 109. FIN 48 prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 was effective for fiscal years beginning after December 15, 2006. The adoption of FIN 48, as of January 1, 2007, did not have a material impact on our financial position, results of operations or cash flows.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years, except for non-financial assets and liabilities, which is deferred for one additional year. The adoption of this statement is not expected to have a material impact on our financial position, results of operations or cash flows.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115 (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial assets and liabilities and certain other items at fair value. An enterprise will report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. The fair value option may be applied on an instrument-by-instrument basis, with several exceptions, such as investments accounted for by the equity method, and once elected, the option is irrevocable unless a new election date occurs. The fair value option can be applied only to entire instruments and not to portions thereof. SFAS 159 is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007. Management has determined that we will not adopt the fair value provisions of this pronouncement so it will have no impact on our financial position, results of operations or cash flows.

In September 2006, the Securities and Exchange Commission released Staff Accounting Bulletin No. 108 (“SAB 108”). SAB 108 provides guidance on how the effects of the carryover or reversal of prior year financial statements misstatements should be considered in quantifying a current period misstatement. In addition, upon adoption, SAB 108 permits us to adjust the cumulative effect of immaterial errors relating to prior years in the carrying amount of assets and liabilities as of the beginning of the current fiscal year, with an offsetting adjustment to the opening balance of retained earnings. SAB 108 also requires the adjustment of any prior quarterly financial statement within the fiscal year of adoption for the effects of such errors on the quarters when the information is next presented. We adopted SAB 108 effective December 31, 2006, and its adoption had no impact on our financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS No. 141R, Business Combinations (“SFAS 141R”). SFAS 141R requires most identifiable assets, liabilities, noncontrolling interests, and goodwill acquired in a business combination to be recorded at “full fair value”. SFAS 141R is effective for acquisitions in periods beginning on or after December 15, 2008.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interest in Consolidated Financial Statements (“SFAS No. 160”). SFAS No. 160 will require noncontrolling interests (previously referred to as minority interests) to be treated as a separate component of equity, not as a liability or other item outside of permanent equity. SFAS No. 160 is effective for periods beginning on or after December 15, 2008. The adoption of this statement will result in the minority interest currently classified in the “mezzanine” section of the balance sheet to be reclassified as a component of shareholders’ equity, and minority interest expense will no longer be recorded in the income statement.

In December 2007, the FASB ratified EITF consensus on EITF 07-06, Accounting for the Sale of Real Estate Subject to the Requirements of FASB Statement No. 66, Accounting for Sales of Real Estate, When the Agreement Includes a Buy-Sell Clause (EITF 07-06). EITF 07-06 clarifies that a buy-sell clause in a sale of real estate that otherwise qualifies for partial sale accounting does not by itself constitute a form of continuing involvement that would preclude partial sale accounting under SFAS No. 66. EITF 07-06 is effective for fiscal years beginning after December 15, 2007. The adoption of EITF 07-06 is not expected to have a material impact on our financial position, results of operations or cash flows.

In June 2007, the Securities and Exchange staff announced revisions to EITF Topic D-98 related to the release of SFAS 159. The Securities and Exchange Commission announced that it will no longer accept liability classification for financial instruments that meet the conditions for temporary equity classification under ASR 268, Presentation in Financial Statements of “Redeemable Preferred Stocks” and EITF Topic No. D-98. As a consequence, the fair value option under SFAS 159 may not be applied to any financial instrument (or host contract) that qualifies as temporary equity. This is effective for all instruments that are entered into, modified, or otherwise subject to a remeasurement event in the first fiscal quarter beginning after September 15, 2007. The adoption of this announcement is not expected to have a material impact on our financial position, results of operations or cash flows.

Off-Balance Sheet Arrangements

Non-Consolidated Real Estate Entities.  As of December 31, 2007, we had investments in various real estate entities with varying structures. The real estate investments owned by the entities are financed with non-recourse debt. Non-recourse debt is generally defined as debt whereby the lenders’ sole recourse with respect to borrower defaults is limited to the value of the property collateralized by the mortgage. The lender generally does not have recourse against any other assets owned by the borrower or any of the members of the borrower, except for certain specified exceptions listed in the particular loan documents. These exceptions generally relate to limited circumstances including breaches of material representations.

In addition, the Company has $1.5 million in outstanding letters of credit.

Net Lease Strategic Assets Fund L.P. (NLS)

Net Lease Strategic Assets Fund L.P. is a co-investment program with Inland American (Net Lease) Sub, LLC ( Inland). NLS was established to acquire specialty real estate in the United States.

In addition to the properties already owned by NLS, NLS has a right to acquire an additional 13 properties from us. The acquisition of each of the 13 assets by NLS is subject to satisfaction of conditions precedent to closing, including the assumption of existing financing, obtaining certain consents and waivers, the continuing financial solvency of the tenants, and certain other customary conditions. Accordingly, neither the Company nor NLS can provide any assurance that the acquisition by NLS will be completed. In the event that NLS does not acquire 11 of the assets by March 31, 2008 and two of the assets by June 30, 2008, NLS will no longer have the right to acquire the assets.

Concord Debt Holdings LLC

Through the MLP, we have a 50% interest in a co-investment program, Concord Debt Holdings LLC, which we refer to as Concord, that invests in real estate loan assets and debt securities. Our co-investment partner and the holder of the other 50% interest in Concord is WRT Realty L.P., which we refer to as WRT. WRT is the operating partnership subsidiary of Winthrop Realty Trust, and Michael L. Ashner, our Executive Chairman and Director of Strategic Acquisitions, is the Chairman and Chief Executive Officer of Winthrop Realty Trust.

Concord acquires, originates and manages loan assets and debt securities collateralized by real estate assets, including mortgage loans (commonly referred to as whole loans), subordinate interests in whole loans (either through the acquisition of a B-Note or a participation interest), mezzanine loans, and preferred equity and commercial real estate securities, including collateralized mortgage-backed securities, which we refer to as CMBS, and real estate collateral debt obligations, which we refer to as a CDO.

To date, each of the MLP and WRT has committed to invest $162.5 million in Concord, $5.1 million of which remained committed and unfunded by each of the MLP and WRT at December 31, 2007. In addition to capital contributions, Concord currently seeks to finance its loan assets and debt securities, and expects to finance the acquisition of additional loan assets and debt securities, through the use of various structures including repurchase facilities, credit facilities, credit lines, term loans, securitizations and issuances of common and preferred equity to institutional or other investors.

Concord is managed, and all its investments are sourced, by WRP Management LLC, a joint venture 50% owned by each of the MLP and WRT. WRP Management LLC subcontracts its management obligations with WRP Sub-Management LLC, which we refer to as the Concord Advisor, a subsidiary of Winthrop Realty Partners, L.P., which we refer to as WRP. Michael L. Ashner, our Executive Chairman and Director of Strategic Acquisitions, holds an equity interest in and controls WRP. The Concord Advisor has substantially the same executive officers as Winthrop Realty Trust and WRP. Certain investments and other material decisions with respect to Concord’s business require the consent of both us and WRT or our and WRT’s representatives on Concord’s investment committee.

Concord’s objective is to produce a stable income stream from investments in loan assets and debt securities by carefully managing credit risk and interest rate risk. Concord derives earnings from interest income rather than trading gains and intends to hold its loan assets and debt securities to maturity. Accordingly, the loan assets and debt securities in which Concord invests are selected based on their long-term earnings potential and credit quality.

Concord seeks to achieve its objective by acquiring and originating loan assets and debt securities collateralized by the core real estate groups of existing income producing office, retail, multi-family, warehouse and hospitality assets. Concord does not generally invest in industrial, R&D, special use or healthcare assets and Concord does not invest in any development projects, single family projects, condominium or condo conversion projects, raw land, synthetic loans or loans originated on assets located outside of the United States but may have interest in such assets if the underlying asset experiences a change in use. Further, Concord does not directly invest in single family home mortgages nor does it acquire loan assets or debt securities where the underlying obligor is either Winthrop Realty Trust or us or our respective affiliates. Concord only invests in assets in which the pool of potential buyers is broad and seeks to avoid assets which lack existing cash flow and/or were developed on a “for sale” basis. Moreover, depending on the size of the loan class, Concord generally seeks to acquire between 51% and 100% of the ownership position in the loan assets or debt securities in which it invests so as to control any decision making which might occur with respect to such instrument in the future.

Concord’s sole exposure to the single family residential market is with respect to an $11.5 million investment in a $1.0 billion bond, 18.5% of which is subordinate to Concord’s position. Collateral for this bond can consist of up to 10% of residential loans, with the balance of the collateral consisting of commercial loans. At December 31, 2007, the collateral for this bond consisted of only 7% of residential loans, some of which are considered “sub-prime.” As of December 31, 2007, Concord recorded an other than temporary impairment charge on this investment of $4.9 million.

Simultaneous with or following the acquisition of a loan asset or debt security, Concord seeks to enhance the return on its investment by obtaining financing. Concord’s original business model was to refinance its loan assets with long-term debt through the issuance of CDOs. To this end, Concord formed its first CDO, Concord Real Estate CDO 2006-1, Ltd., which we refer to as CDO-1, pursuant to which it refinanced approximately $464.6 million of its loan assets and debt securities.

The debt capital markets generally have experienced an increase in volatility and reduction in liquidity since the second quarter of 2007, which was initially triggered by credit concerns emanating from the single family residential market, particularly those loans commonly referred to as sub-prime loans. As a result of the increased volatility and reduction in liquidity in the debt capital markets, securitizations have become difficult if not impossible to execute. As a result, Concord has continued to finance its loan assets and debt securities through repurchase facilities that are either similar to (1) revolving loans where Concord has the ability to repurchase current assets on such facility (pay back the loan with respect to such asset) and finance other loan assets through such facility or (2) to term loans in that only specific loan assets secure such facility and once satisfied, Concord cannot use the facility for additional loan assets. See “Credit Facilities,” below. Concord expects to issue additional CDOs or other types of securitizations at such time, if at all, as such issuances will generate attractive risk-adjusted equity returns.

CDOs are a securitization structure whereby multiple classes of debt are issued to finance a portfolio of income producing assets, such as loan assets and debt securities. Cash flow from the portfolio of income producing assets is used to repay the CDO liabilities sequentially, in order of seniority. The most senior classes of debt typically have credit ratings of “AAA” through “BBB-” and therefore can be issued at yields that are lower than the average yield of the assets backing the CDO. That is, the gross interest payments on the senior classes of CDO securities are less than the average of the interest payment received by the CDO from its assets. On its existing CDO, Concord retained, and Concord expects that it will retain on any future CDOs, the equity and the junior CDO debt securities. As a result, assuming the CDO’s assets are paid in accordance with their terms, Concord’s return will be enhanced as Concord will retain the benefit of the spread between the yield on the CDO’s assets and the yield on the CDO’s debt. The equity and the junior CDO debt securities that Concord retained and intends to retain are the most junior securities in the CDO’s capital structure and are usually unrated or rated below investment grade. Concord also earns ongoing management fees for its management of the CDO collateral. A portion of these management fees is senior to the “AAA” rated debt securities of each CDO. In CDO-1, the level of leverage on the underlying assets was approximately 80%. The leverage level of Concord’s future CDOs may vary depending on the composition of the portfolio and market conditions at the time of the issuance of each CDO. Concord may increase or decrease leverage on its investment grade CDOs, at securitization, upward or downward to improve returns or to manage credit risk. In addition to CDO’s, Concord may also use other capital markets vehicles and structures to finance its real estate debt portfolio.

The Concord Advisor provides accounting, collateral management and loan brokerage services to Concord and its subsidiaries, including CDO-1. For providing these services, in 2007 Concord paid to the Concord Advisor a management fee of $1.9 million, which fees were based on the gross amount of loan assets acquired, and $0.7 million as reimbursement for certain direct costs incurred by the Concord Advisor solely for the benefit of Concord.

CDO-1

Concord holds loan assets and loan securities.  On December 21, 2006, Concord formed its first CDO, Concord Real Estate CDO 2006-1, Ltd., which we refer to as CDO-1, pursuant to which it financed approximately $464.6 million of its loan assets by issuing an aggregate of approximately $376.7 million of investment grade debt. Concord retained an equity and junior debt interest in the portfolio with a notional amount of $88.4 million. That is, if CDO-1 does not ultimately have sufficient funds to satisfy all of its obligations to its noteholders, Concord will bear the first $88.4 million in loss, one half of which would be attributable to our interest in Concord.

The financing through CDO-1 enhanced Concord’s return on the loan assets and loan securities held in CDO-1 as the weighted average interest rate on the loan assets and loan securities held in CDO-1 at December 31, 2007 was 6.7% and the weighted average interest rate on the amount payable by Concord on its notes at December 31, 2007 was 5.4%. Accordingly, assuming the loan assets and loan securities are paid in accordance with their terms, Concord retains an average spread of the difference between the interest received on the loan assets and loan securities and the interest paid on the loan assets and loan securities. The following table summarizes the loan assets and loan securities and the note obligations for CDO-1 at December 31, 2007 are set forth below (amounts in thousands).

CDO Loan Assets and Loan Securities — December 31, 2007				CDO Notes — December 31, 2007
		Weighted	Weighted		Weighted
	Par Value of	Average	Averaged	Outstanding	Average
Date	CDO	Interest	Life	CDO	Interest	Stated	Retained
Closed	Collateral(3)	Rate	(Years)	Notes(1)	Rate	Maturity	Interest(2)

12/21/2006	$464,601	6.70%	4.29	$376,650	5.37%	12/2016	$88,350

(1)	Includes only notes held by third parties.

(2)	Concord’s potential economic loss is limited to the retained interest of its investment in CDO-1, of which the MLP would bear 50% of such loss.

(3)	Consists of loan assets with a par value of $338,681 and loan securities with a par value of $125,920.

CDO-1’s loan assets were diversified by industry as follows at December 31, 2007:

Industry	% of Face Amount

Office	44.22%
Hospitality	30.54%
Multi-family	8.62%
Industrial	7.09%
Mixed Use	5.10%
Retail	4.43%

100%

The following table sets forth the aggregate carrying values, allocation by loan type and weighted average coupons of the loan assets and loan securities held in CDO-1 as of December 31, 2007:

				Fixed Rate:	Floating Rate:
	Carrying		Allocation by	Average	Average Spread
	Value(1)	Par Value	Investment Type	Yield	over LIBOR(2)
	(In thousands)

Whole loans, floating rate	$20,000	$20,000	4.31%	—	195 bps
Whole loans, fixed rate	20,900	20,900	4.50%	6.56%	—
Subordinate interests in whole loans, floating rate	108,766	108,864	23.43%	—	244 bps
Subordinate interests in whole loans, fixed rate	24,567	27,619	5.95%	7.46%	—
Mezzanine loans, floating rate	81,419	81,410	17.52%	—	270 bps
Mezzanine loans, fixed rate	77,669	79,888	17.19%	5.92%	—
Loan securities, floating rate	100,955	103,428	22.26%	—	189 bps
Loan securities, floating rate	18,448	22,492	4.84%	5.97%	—

Total/Average	$452,724	$464,601	100%	6.30%	230 bps

(1)	Net of scheduled amortization payments and prepayments, unamortized fees and discounts.

(2)	Spreads over an index other than LIBOR have been adjusted to a LIBOR based equivalent.

The following table sets forth the maturity dates for the loan assets held in CDO-1 at December 31, 2007:

	Number of Loan
Year of Maturity	Assets Maturing	Carrying Value	% of Total
		(In thousands)

2008	7	$140,183	42.06%
2009	2	34,584	10.38%
2010	4	46,465	13.94%
2011	1	20,900	6.27%
2012	1	5,017	1.50%
Thereafter	7	86,172	25.85%

Total	22	$333,321	100%

Weighted average maturity is 3.45 years(1)

(1)	The calculation of weighted average maturity is based upon the remaining initial term and does not take into account any maturity extension periods or the ability to prepay the investment after a negotiated lock-out period, which may be available to the borrower.

The following table sets forth a summary of the loan securities held in CDO-1 at December 31, 2007 (in thousands):

		Gross Unrealized	Impairment	Carrying
Description	Par Value	Loss	Loss	Value

Floating rate	$22,492	$(321)	$(1,601)	$18,448
Fixed rate	103,428	(2,355)	—	100,955

Total	$125,920	$(2,676)	$(1,601)	$119,403

The following table sets forth a summary of the underlying Standard & Poor’s credit rating of the loan securities held in CDO-1 at December 31, 2007:

Rating	Par Value	Percentage
	(In thousands)

BBB+	$9,000	7.15%
BBB	2,151	1.71%
BBB-	44,384	35.25%
BB+	33,392	26.52%
BB	18,500	14.69%
B+	7,000	5.56%
Not rated	11,493	9.12%

Total	$125,920	100%

Concord’s Loan Assets and Loan Securities

The following table sets forth the aggregate carrying values, allocation by loan type and weighted average coupons of Concord’s loan assets and loan securities in addition to its equity and debt interest in CDO-1 as of December 31, 2007:

				Fixed Rate:	Floating Rate:
			Allocation by	Average	Average Spread
	Carrying Value(1)	Par Value	Investment Type	Yield	over LIBOR(2)
	(In thousands)

Whole loans, floating rate	$136,260	$136,260	19%	—	218 bps
Whole loans, fixed rate	6,300	6,300	1%	6.40%	—
Subordinate interests in whole loans, floating rate	163,077	163,908	23%	—	223 bps
Subordinate interests in whole loans, fixed rate	14,196	15,750	2%	8.63%	—
Mezzanine loans, floating rate	230,852	236,436	33%	—	222 bps
Mezzanine loans, fixed rate	68,028	71,718	10%	7.45%	—
Loan securities, floating rate	43,260	56,400	8%	—	143 bps
Loan securities, fixed rate	25,411	27,084	4%	6.68%	—

Total/Average	$687,384	$713,856	100%	7.38%	214 bps

(1)	Net of scheduled amortization payments and prepayments, unamortized fees and discounts.

(2)	Spreads over an index other than LIBOR have been adjusted to a LIBOR based equivalent.

The following table sets forth the maturity dates for Concord’s loan assets:

	Number of Loan
Year of Maturity	Assets Maturing	Carrying Value	% of Total
	(In thousands)

2008	9	$185,500	30.0%
2009	9	134,052	21.7%
2010	3	81,903	13.2%
2011	1	6,300	1.0%
2012	3	72,968	11.8%
Thereafter	8	137,990	22.3%

Total	33	$618,713	100%

Weighted average maturity is 2.72 years(1)

(1)	The calculation of weighted average maturity is based upon the remaining initial term and does not take into account any maturity extension periods or the ability to prepay the investment after a negotiated lock-out period, which may be available to the borrower.

The following table sets forth a summary of Concord’s loan securities at December 31, 2007:

		Gross Unrealized	Impairment	Carrying
Description	Par Value	Loss	Loss	Value

Floating rate	$56,400	$(3,487)	$(9,427)	$43,260
Fixed rate	27,084	(1,673)	—	25,411

Total	$83,484	$(5,160)	$(9,427)	$68,671

The following table sets forth a summary of the underlying Standard & Poor’s credit rating of Concord’s loan securities at December 31, 2007:

Rating	Par Value	Percentage

AA-	$1,381	1.65%
A-	1,966	2.36%
BBB+	25,094	30.06%
BBB	15,833	18.97%
BBB-	30,392	36.40%
BB+	5,000	5.99%
Not rated	3,818	4.57%

Total	$83,484	100%

Concord’s loan assets were diversified by industry as follows at December 31, 2007:

Industry	% of Par Value

Office	46.4%
Hospitality	41.7%
Multi-family	6.4%
Mixed Use	5.3%
Industrial	0.2%

100%

Credit Facilities

As described above, Concord has financed certain of its loan assets and loan securities through credit facilities in the form of repurchase agreements. In the repurchase agreements entered into by Concord to date, the lender, referred to as the repurchase counterparty, purchases the loan asset or loan security from or on behalf of Concord and holds it on its balance sheet. Concord then repurchases the loan asset or loan security in cash on a specific repurchase date or, at the election of Concord, an earlier date. While the loan asset is held by the repurchase counterparty, the repurchase counterparty retains a portion of each interest payment made on such loan asset or loan security equal to the “price differential”, which is effectively the interest rate on the purchase price paid the repurchase counterparty to Concord for the loan asset or loan security, with the balance of such payments being paid to Concord. Pursuant to the terms of the repurchase agreements, if the market value of the loan assets or loan securities pledged or sold by Concord decline, which decline is determined, in most cases, by the repurchase counterparty, Concord may be required by the repurchase counterparty to provide additional collateral or pay down a portion of the funds advanced. During 2007, Concord was required to pay down an aggregate of $24.0 million against $472.3 million of outstanding repurchase obligations.

Concord currently has five repurchase facilities, two of which are not loan asset/loan security specific and three of which are loan asset/loan security specific. That is, under the non-loan asset/loan security specific repurchase facilities, Concord has the ability to pay back the loan with respect to such asset/loan security and finance other loan assets or loan securities through such facility. With respect to the loan asset/loan security specific repurchase facilities, once the loan assets or loan securities securing such facility satisfied, Concord cannot use the facility for additional loan assets or loan securities.

The following table summarizes the terms of Concord’s current repurchase facilities at December 31, 2007 (in thousands):

	Maximum					Carrying Value of
	Outstanding	Outstanding	Interest Rate —	Maturity		Assets
Counterparty	Balance	Balance	LIBOR Plus(5)	Date		Securing Facility

Greenwich(1)	$39,079	$39,079	100 bps	12/08		$55,827
Greenwich(1)	59,613	59,613	100 bps	12/12		70,146
Column(1)	16,414	16,414	100 bps	3/09	(3)	25,270
Column(2)	350,000	308,508	85-135 bps(4)	3/09		412,561
Bear Stearns(2)	150,000	48,710	85-115 bps(4)	11/08		82,258

(1)	Repurchase facilities cover specific loan assets and may not be used for any other loan assets.

(2)	Repurchase facilities may be used for multiple loan assets and loan securities subject to the repurchase counterparty’s consent. Repurchase counterparties have advised that no additional advance will be made except, if at all, in connection with loans assets or debt securities acquired for the repurchase counterparty.

(3)	May be extended for up to three one-year extensions.

(4)	Interest rate is based on type of loan asset or loan security for which financing is provided. Weighted average at December 31, 2007 on the Column repurchase facility was 5.8% and on the Bear Stearns repurchase facility was 5.5%

(5)	Concord has entered into interest rate swaps with a total national amount of $203.3 million as of December 31, 2007 to manage exposure to interest rate movements affecting interest payments on certain variable-rate obligations.

Item 7A.	Quantitative and Qualitative Disclosure about Market Risk

Our exposure to market risk relates primarily to our debt. As of December 31, 2007, and 2006, our variable rate indebtedness represented 7.0% and 28.8%, respectively, of total mortgages and notes payable. During 2007 and 2006, this variable rate indebtedness had a weighted average interest rate of 7.0% and 6.8%, respectively. Had the weighted average interest rate been 100 basis points higher our interest expense would have been increased by $1.5 million and $0.1 million in 2007 and 2006, respectively. As of December 31, 2007 and 2006, our fixed rate debt, including discontinued operations, was $2,833.9 million and $1,516.6 million, respectively, which represented 93.0% and 71.2%, respectively, of total long-term indebtedness. The weighted average interest rate as of December 31, 2007 of fixed rate debt was 5.9%, which approximates the weighted average fixed rate for debt obtained by us during 2007. The weighted average interest rate as of December 31, 2006 of fixed rate debt was 6.0%. With only $31.8 million in consolidated debt maturing in 2008, we believe we have limited market risk exposure to rising interest rates as it relates to our fixed rate debt obligations. However, had the fixed interest rate been higher by 100 basis points, our interest expense would have been increased by $25.9 million and $11.9 million for years ended December 31, 2007 and 2006, respectively.

MANAGEMENT’S ANNUAL REPORT ON INTERNAL CONTROLS
OVER FINANCIAL REPORTING

Management is responsible for establishing and maintaining adequate internal controls over financial reporting. Our internal control system was designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation and fair presentation of published financial statements in accordance with U.S. generally accepted accounting principles.

All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

In assessing the effectiveness of our internal controls over financial reporting, management used as guidance the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based upon the assessment performed, management believes that our internal controls over financial reporting are effective as of December 31, 2007.

Our internal control over financial reporting includes policies and procedures that pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect transactions and dispositions of assets; provide reasonable assurances that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. generally accepted accounting principles, and that receipts and expenditures are being made only in accordance with authorizations of our management and the members of our Board of Trustees; and provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on our financial statements.

Our independent registered public accounting firm, KPMG LLP, independently assessed the effectiveness of our internal controls over financial reporting. KPMG LLP has issued a report which is included on page 61 of this Annual Report.

Item 8.	Financial Statements and Supplementary Data

LEXINGTON REALTY TRUST
AND CONSOLIDATED SUBSIDIARIES
INDEX

Page

Reports of Independent Registered Public Accounting Firm	61
Consolidated Balance Sheets as of December 31, 2007 and 2006	63
Consolidated Statements of Operations for the years ended December 31, 2007, 2006 and 2005	64
Consolidated Statements of Comprehensive Income for the years ended December 31, 2007, 2006 and 2005	65
Consolidated Statements of Changes in Shareholders’ Equity for the years ended December 31, 2007, 2006 and 2005	66
Consolidated Statements of Cash Flows for the years ended December 31, 2007, 2006 and 2005	67
Notes to Consolidated Financial Statements	68-101
Financial Statement Schedule
Schedule III — Real Estate and Accumulated Depreciation	102-111

Report of Independent Registered Public Accounting Firm

The Trustees and Shareholders
Lexington Realty Trust:

We have audited Lexington Realty Trust’s (the “Company”) internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying management’s annual report on internal controls over financial reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and trustees of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as listed in the accompanying index, and our report dated February 28, 2008 expressed an unqualified opinion on those consolidated financial statements.

New York, New York
February 28, 2008

Report of Independent Registered Public Accounting Firm

The Trustees and Shareholders
Lexington Realty Trust:

We have audited the accompanying consolidated financial statements of Lexington Realty Trust and subsidiaries (the “Company”), as listed in the accompanying index. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule as listed in the accompanying index. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lexington Realty Trust and subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 28, 2008 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

New York, New York
February 28, 2008

LEXINGTON REALTY TRUST
AND CONSOLIDATED SUBSIDIARIES

Consolidated Balance Sheets
($000 except per share amounts)
Years ended December 31,

	2007	2006

ASSETS
Real estate, at cost:
Buildings and building improvements	$3,388,421	$3,107,234
Land and land estates	694,020	625,717
Land improvements	893	2,044
Fixtures and equipment	11,944	12,161

	4,095,278	3,747,156
Less: accumulated depreciation	379,831	276,129

	3,715,447	3,471,027
Properties held for sale — discontinued operations	150,907	69,612
Intangible assets (net of accumulated amortization of $181,190 in 2007 and $33,724 in 2006)	516,698	468,244
Investment in and advances to non-consolidated entities	226,476	247,045
Cash and cash equivalents	412,106	97,547
Investment in marketable equity securities (cost of $2,647 in 2007 and $31,247 in 2006)	2,609	32,036
Deferred expenses (net of accumulated amortization of $12,154 in 2007 and $6,834 in 2006)	42,040	16,084
Rent receivable — current	25,289	43,283
Rent receivable — deferred	15,303	29,410
Notes receivable	69,775	50,534
Other assets, net	88,513	100,035

	$5,265,163	$4,624,857

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Mortgages and notes payable	$2,312,422	$2,126,810
Exchangable notes payable	450,000	—
Trust notes payable	200,000	—
Contract rights payable	13,444	12,231
Liabilities — discontinued operations	119,093	6,064
Accounts payable and other liabilities	49,442	25,877
Accrued interest payable	23,507	10,818
Dividends payable	158,168	44,948
Prepaid rent	16,764	10,109
Deferred revenue (net of accretion of $14,076 in 2007 and $1,029 in 2006)	217,389	362,815

	3,560,229	2,599,672
Minority interests	765,863	902,741

	4,326,092	3,502,413

Commitments and contingencies (Notes 8, 9, 11, 12, 14, & 16)
Shareholders’ equity:
Preferred shares, par value $0.0001 per share; authorized 100,000,000 shares;
Series B Cumulative Redeemable Preferred, liquidation preference, $79,000, 3,160,000 shares issued and outstanding	76,315	76,315
Series C Cumulative Convertible Preferred, liquidation preference $155,000; 3,100,000 shares issued and outstanding	150,589	150,589
Series D Cumulative Convertible Preferred, liquidation preference $155,000; 6,200,000 shares issued and outstanding in 2007	149,774	—
Special Voting Preferred Share, par value $0.0001 per share; authorized and issued 1 share in 2007 and 2006	—	—
Common shares, par value $0.0001 per share, authorized 400,000,000 shares, 61,064,334 and 69,051,781 shares issued and outstanding in 2007 and 2006, respectively	6	7
Additional paid-in-capital	1,033,332	1,188,900
Accumulated distributions in excess of net income	(468,167)	(294,640)
Accumulated other comprehensive income (loss)	(2,778)	1,273

Total shareholders’ equity	939,071	1,122,444

	$5,265,163	$4,624,857

The accompanying notes are an integral part of these consolidated financial statements.

LEXINGTON REALTY TRUST
AND CONSOLIDATED SUBSIDIARIES

Consolidated Statements of Operations
($000 except per share amounts)
Years ended December 31,

	2007	2006	2005

Gross revenues:
Rental	$385,898	$165,275	$146,848
Advisory and incentive fees	13,567	4,555	5,365
Tenant reimbursements	32,282	16,863	10,170

Total gross revenues	431,747	186,693	162,383
Expense applicable to revenues:
Depreciation and amortization	(236,044)	(75,849)	(61,004)
Property operating	(61,095)	(30,947)	(20,641)
General and administrative	(39,389)	(35,514)	(17,554)
Impairment charges	(15,500)	(7,221)	—
Non-operating income	10,726	8,913	1,502
Interest and amortization expense	(163,628)	(65,097)	(56,177)
Debt satisfaction gains (charges), net	(1,209)	7,228	4,409

Income (loss) before benefit (provision) for income taxes, minority interests, equity in earnings of non-consolidated entities, gains on sale of properties-affiliates and discontinued operations	(74,392)	(11,794)	12,918
Benefit (provision) for income taxes	(3,374)	238	150
Minority interests	2,652	(601)	(1,694)
Equity in earnings of non-consolidated entities	46,467	4,248	6,232
Gains on sale of properties-affiliates	17,864	—	—

Income (loss) from continuing operations	(10,783)	(7,909)	17,606

Discontinued operations
Income from discontinued operations	29,561	14,459	17,593
Provision for income taxes	(3,327)	(73)	—
Debt satisfaction (charges) gains	(7,950)	4,492	(731)
Gains on sales of properties	92,878	22,866	12,291
Impairment charges	(1,670)	(28,209)	(13,006)
Minority interests share of (income) loss	(21,858)	2,127	(1,058)

Total discontinued operations	87,634	15,662	15,089

Net income	76,851	7,753	32,695
Dividends attributable to preferred shares — Series B	(6,360)	(6,360)	(6,360)
Dividends attributable to preferred shares — Series C	(10,075)	(10,075)	(10,075)
Dividends attributable to preferred shares — Series D	(10,298)	—	—

Net income (loss) allocable to common shareholders	$50,118	$(8,682)	$16,260

Income (loss) per common share — basic:
Income (loss) from continuing operations	$(0.58)	$(0.47)	$0.03
Income from discontinued operations	1.35	0.30	0.30

Net income (loss)	$0.77	$(0.17)	$0.33

Weighted average common shares outstanding — basic	64,910,123	52,163,569	49,835,773

Income (loss) per common share — diluted:
Income (loss) from continuing operations	$(0.58)	$(0.47)	$0.03
Income from discontinued operations	1.35	0.30	0.30

Net income (loss)	$0.77	$(0.17)	$0.33

Weighted average common shares outstanding — diluted	64,910,123	52,163,569	49,902,649

The accompanying notes are an integral part of these consolidated financial statements.

LEXINGTON REALTY TRUST
AND CONSOLIDATED SUBSIDIARIES

Consolidated Statements of Comprehensive Income
($000)
Years ended December 31,

	2007	2006	2005

Net income	$76,851	$7,753	$32,695

Change in other comprehensive income:
Unrealized gain (loss) in marketable equity securities	(896)	789	—
Unrealized gain in foreign currency translation	371	484	—
Unrealized loss on investments in non-consolidated entities	(3,526)	—	—

Other comprehensive income (loss)	(4,051)	1,273	—

Comprehensive income	$72,800	$9,026	$32,695

The accompanying notes are an integral part of these consolidated financial statements.

LEXINGTON REALTY TRUST
AND CONSOLIDATED SUBSIDIARIES

Consolidated Statements of Changes in Shareholders’ Equity
($000 except per share amounts)
Years ended December 31,

							Accumulated	Accumulated
	Number of		Number of		Additional	Deferred	Distributions	Other	Total
	Preferred		Common		Paid-in	Compensation,	In Excess of	Comprehensive	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Net	Net Income	Income (Loss)	Equity

Balance at December 31, 2004	5,860,000	$207,441	48,621,273	$5	$766,882	$(8,692)	$(118,346)	$—	$847,290
Net income	—	—	—	—	—	—	32,695	—	32,695
Dividends — common shareholders	—	—	—	—	—	—	(72,617)	—	(72,617)
Dividends — preferred shareholders	—	—	—	—	—	—	(14,494)	—	(14,494)
Issuance of common shares, net	—	—	3,534,582	—	81,682	(5,575)	—	—	76,107
Issuance of preferred shares, net	400,000	19,463	—	—	—	—	—	—	19,463
Amortization of deferred compensation	—	—	—	—	—	2,866	—	—	2,866

Balance at December 31, 2005	6,260,000	226,904	52,155,855	5	848,564	(11,401)	(172,762)	—	891,310
Net income	—	—	—	—	—	—	7,753	—	7,753
Adoption of new accounting principle (Note 2)	—	—	—	—	(11,401)	11,401	—	—	—
Dividends — common shareholders	—	—	—	—	—	—	(109,088)	—	(109,088)
Dividends — preferred shareholders	—	—	—	—	—	—	(20,543)	—	(20,543)
Issuance of common shares, net	—	—	16,895,926	2	351,737	—	—	—	351,739
Issuance of special voting preferred	1	—	—	—	—	—	—	—	—
Other comprehensive income	—	—	—	—	—	—	—	1,273	1,273

Balance at December 31, 2006	6,260,001	226,904	69,051,781	7	1,188,900	—	(294,640)	1,273	1,122,444
Net income	—	—	—	—	—	—	76,851	—	76,851
Dividends — common shareholders	—	—	—	—	—	—	(223,746)	—	(223,746)
Dividends — preferred shareholders	—	—	—	—	—	—	(26,733)	—	(26,733)
Issuance of common shares, net	—	—	1,608,369	—	34,554	—	101	—	34,655
Repurchase of common shares	—	—	(9,595,816)	(1)	(190,122)	—	—	—	(190,123)
Issuance of preferred shares, net	6,200,000	149,774	—	—	—	—	—	—	149,774
Other comprehensive loss	—	—	—	—	—	—	—	(4,051)	(4,051)

Balance at December 31, 2007	12,460,001	$376,678	61,064,334	$6	$1,033,332	$—	$(468,167)	$(2,778)	$939,071

The accompanying notes are an integral part of these consolidated financial statements.

LEXINGTON REALTY TRUST
AND CONSOLIDATED SUBSIDIARIES

Consolidated Statements of Cash Flows
($000 except per share amounts)
Years ended December 31,

	2007	2006	2005

Cash flows from operating activities:
Net income	$76,851	$7,753	$32,695
Adjustments to reconcile net income to net cash provided by operating activities, net of effects from acquisitions:
Depreciation and amortization	253,535	84,734	73,034
Minority interests	19,206	(2,842)	2,165
Gains on sales of properties	(110,742)	(21,549)	(11,578)
Debt satisfaction charges (gains), net	2,250	(14,761)	(4,536)
Impairment charges	17,170	35,430	12,879
Straight-line rents	16,151	(4,923)	(3,447)
Other non-cash charges	16,774	17,233	4,196
Equity in earnings of non-consolidated entities	(46,474)	(4,186)	(6,220)
Distributions of accumulated earnings from non-consolidated entities	7,930	8,058	7,561
Deferred tax assets	2,358	(738)	(466)
Increase (decrease) in accounts payable and other liabilities	4,999	1,999	(788)
Change in rent receivable and prepaid rent, net	12,378	(3,521)	2,790
Increase in accrued interest payable	15,193	1,383	235
Other adjustments, net	72	3,950	(3,063)

Net cash provided by operating activities	287,651	108,020	105,457

Cash flows from investing activities:
Net proceeds from sales/transfers of properties	423,634	76,627	96,685
Net proceeds from sales of properties-affiliates	126,628	—	—
Cash paid relating to Merger	—	(12,395)	—
Investments in real estate properties and intangible assets	(163,746)	(173,661)	(759,656)
Investments in and advances to non-consolidated entities	(97,942)	(9,865)	(41,943)
Acquisition of interest in certain non-consolidated entities	(366,614)	—	—
Acquisition of additional interest in LSAC	(24,199)	(42,619)	—
Collection of notes from affiliate	—	8,300	45,800
Issuance of notes receivable to affiliate	—	(8,300)	—
Principal payments received on loans receivable	8,499	—	—
Collection of notes	—	—	3,488
Real estate deposits	1,756	359	1,579
Investment in notes receivable	—	(11,144)	—
Proceeds from the sale of marketable equity securities	29,462	—	—
Investment in marketable equity securities	(723)	(5,019)	—
Distribution from non-consolidated entities in excess of accumulated earnings	9,457	19,640	17,202
Increase in deferred leasing costs	(5,713)	(1,737)	(2,919)
Change in escrow deposits and restricted cash	28,011	5,734	(4,013)

Net cash used in investing activities	(31,490)	(154,080)	(643,777)

Cash flows from financing activities:
Proceeds of mortgages and notes payable	246,965	147,045	516,520
Change in credit facility borrowing, net	(65,194)	65,194	—
Dividends to common and preferred shareholders	(137,259)	(93,681)	(87,111)
Dividend reinvestment plan proceeds	5,652	12,525	13,815
Principal payments on debt, excluding normal amortization	(665,124)	(82,010)	(50,936)
Principal amortization payments	(73,351)	(28,966)	(25,313)
Debt deposits	—	291	1,334
Proceeds from term loan	225,000	—	—
Proceeds from trust preferred notes	200,000	—	—
Proceeds from exchangeable notes	450,000	—	—
Issuance of common/preferred shares	149,898	272	80,671
Repurchase of common shares	(190,123)	(11,159)	—
Contributions from minority partners	—	810	9,412
Cash distributions to minority partners	(84,858)	(8,554)	(7,028)
Increase in deferred financing costs	(18,707)	(1,169)	(6,403)
Purchases of partnership units	(3,926)	(115)	(83)

Net cash provided by financing activities	38,973	483	444,878

Cash acquired in co-investment program acquisition	20,867	—	—

Cash associated with sale of interest in entity	(1,442)	—	—

Cash attributable to newly consolidated entity	—	31,985	—

Cash attributable to Merger	—	57,624	—

Change in cash and cash equivalents	314,559	44,032	(93,442)

Cash and cash equivalents, beginning of year	97,547	53,515	146,957

Cash and cash equivalents, end of year	$412,106	$97,547	$53,515

The accompanying notes are an integral part of these consolidated financial statements.

LEXINGTON REALTY TRUST
AND CONSOLIDATED SUBSIDIARIES
Notes to Consolidated Financial Statements
($000 except per share/unit amounts)
December 31, 2007 and 2006

(1)	The Company

Lexington Realty Trust, formerly Lexington Corporate Properties Trust (the “Company”), is a self-managed and self-administered Maryland statutory real estate investment trust (“REIT”) that acquires, owns, and manages a geographically diversified portfolio of net leased office, industrial and retail properties and provides investment advisory and asset management services to institutional investors in the net lease area. As of December 31, 2007, the Company owned or had interests in approximately 280 consolidated properties located in 42 states and the Netherlands. The real properties owned by the Company are generally subject to net leases to corporate tenants, however certain leases provide for the Company to be responsible for certain operating expenses. As of December 31, 2006, the Company owned or had interests in approximately 365 consolidated properties in 44 states and the Netherlands.

On December 31, 2006, the Company completed its merger (the “Merger”) with Newkirk Realty Trust, Inc., (“Newkirk”). Newkirk’s primary business was similar to the primary business of the Company. All of Newkirk’s operations were conducted and all of its assets were held through its master limited partnership, The Newkirk Master Limited Partnership which we refer to as the MLP. Newkirk was the general partner and owned 31.0% of the units of limited partnership in the MLP (the “MLP units”). In connection with the Merger, the Company changed its name to Lexington Realty Trust, the MLP was renamed The Lexington Master Limited Partnership and an affiliate of the Company became the general partner of the MLP and another affiliate of the Company became the holder of a 31.0% ownership interest in the MLP. As of December 31, 2007, the Company owns 50.0% of the MLP.

In the Merger, Newkirk merged with and into the Company, with the Company as the surviving entity. Each holder of Newkirk’s common stock received 0.80 common shares of the Company in exchange for each share of Newkirk’s common stock, and the MLP effected a reverse unit-split pursuant to which each outstanding MLP unit was converted into 0.80 units, resulting in 35.5 million MLP units applicable to the minority interest being outstanding after the Merger. Each MLP unit is currently redeemable at the option of the holder for cash based on the value of a common share of the Company or, if the Company elects, on a one-for-one basis for Lexington common shares.

The Company believes it has qualified as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”). Accordingly, the Company will not be subject to federal income tax, provided that distributions to its shareholders equal at least the amount of its REIT taxable income as defined under the Code. The Company is permitted to participate in certain activities from which it was previously precluded in order to maintain its qualification as a REIT, so long as these activities are conducted in entities which elect to be treated as taxable REIT subsidiaries (“TRS”) under the Code. As such, the TRS will be subject to federal income taxes on the income from these activities.

During the first quarter of 2007, the Company’s Board of Trustees authorized the Company to repurchase, from time to time, up to 10.0 million common shares and/or operating partnership units in the Company’s operating partnership subsidiaries (“OP units”) depending on market conditions and other factors. During the fourth quarter of 2007, with the majority of the authorized repurchases made, the Board of Trustees increased the authorization by 5.0 million common shares/OP units. During the year ended December 31, 2007, the Company repurchased and retired approximately 9.8 million common shares/OP units at an average price of approximately $19.83 per common share/OP unit, in the open market and through private transactions with employees and third parties.

During 2007, the Company announced a strategic restructuring plan. The plan, when and if completed, will restructure the Company into a company consisting primarily of:

•	a wholly-owned portfolio of core office assets;

•	a wholly-owned portfolio of core warehouse/distribution assets;

LEXINGTON REALTY TRUST
AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
($000 except per share/unit amounts)

•	a continuing 50% interest in a co-investment program that invests in senior and subordinated debt interests secured by both net leased and multi-tenanted real estate collateral;

•	a minority interest in a co-investment program that invests in specialty single tenant real estate assets; and

•	equity securities in other net lease companies owned either individually or through an interest in one or more joint ventures or co-investment program.

In connection with the strategic restructuring plan, the Company:

•	acquired all of the outstanding interests not otherwise owned by the Company in Triple Net Investment Company LLC, one of the Company’s co-investment programs, which resulted in the Company becoming the sole owner of the co-investment program’s 15 primarily single tenant net leased properties;

•	acquired all of the outstanding interests not otherwise owned by the Company in Lexington Acquiport Company, LLC and Lexington Acquiport Company II, LLC, two of the Company’s co-investment programs, which resulted in the Company becoming the sole owner of the co-investment program’s 26 primarily single tenant net leased properties;

•	terminated Lexington/Lion Venture L.P., one of its co-investment programs, and was distributed seven primarily single tenant net leased properties owned by the co-investment program;

•	announced a disposition program, whereby the Company began marketing non-core assets for sale; and

•	formed a co-investment program with a subsidiary of Inland American Real Estate Trust, Inc., which acquired 30 assets previously owned by the Company, and which, in addition is under contract to acquire an additional 13 assets currently owned by the Company and may invest in “core plus” net leased assets, such as manufacturing assets, call centers and other specialty assets.

The Company can provide no assurances that it will dispose of any remaining assets under its disposition program or complete the sale/contribution of the remaining 13 assets under contract for sale/contribution, or acquire any additional assets through its newly formed co-investment program.

(2)	Summary of Significant Accounting Policies

Basis of Presentation and Consolidation.  The Company’s consolidated financial statements are prepared on the accrual basis of accounting. The financial statements reflect the accounts of the Company and its consolidated subsidiaries, including Lepercq Corporate Income Fund L.P. (“LCIF”), Lepercq Corporate Income Fund II L.P. (“LCIF II”), Net 3 Acquisition L.P. (“Net 3”), the MLP, Lexington Realty Advisors, Inc. (“LRA”), Lexington Contributions, Inc. (“LCI”), and Six Penn Center L.P. LRA and LCI are wholly owned taxable REIT subsidiaries, and the Company is the sole unitholder of the general partner, and the sole unitholder of a significant limited partner, of each of LCIF, LCIF II, Net 3, the MLP and Six Penn Center L.P. Lexington Strategic Asset Corp. (“LSAC”), formerly a majority owned taxable REIT subsidiary, was merged with and into the Company as of June 30, 2007. The Company determines whether an entity for which it holds an interest should be consolidated pursuant to Financial Accounting Standards Board (“FASB”) Interpretation No. 46, Consolidation of Variable Interest Entities (“FIN 46R”). FIN 46R requires the Company to evaluate whether it has a controlling financial interest in an entity through means other than voting rights. If the entity is not a variable interest entity, and the Company controls the entity’s voting shares or similar rights, the entity is consolidated.

Earnings Per Share.  Basic net income (loss) per share is computed by dividing net income reduced by preferred dividends, if applicable, by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share amounts are similarly computed but include the effect, when dilutive, of

LEXINGTON REALTY TRUST
AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
($000 except per share/unit amounts)

in-the-money common share options, OP units, put options of certain partners’ interests in non-consolidated entities and convertible preferred shares.

Recently Issued Accounting Standards.  In December 2004, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 123, (revised 2004) Share-Based Payment (“SFAS 123R”), which supersedes Accounting Principals Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. SFAS 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. SFAS 123R focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123R requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. The cost will be recognized over the period in which an employee is required to provide services in exchange for the award. SFAS 123R was effective for the fiscal year beginning on January 1, 2006. The impact of adopting this statement resulted in the elimination of $11,401 of deferred compensation and additional paid-in-capital from the Consolidated Statements of Changes in Shareholders’ Equity and the adoption did not have a material impact on the Company’s results of operations or cash flow.

In March 2005, the FASB issued Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations — an Interpretation of SFAS Statement No. 143 (“FIN 47”). FIN 47 clarifies the timing of liability recognition for legal obligations associated with the retirement of a tangible long-lived asset when the timing and/or method of settlement are conditional on a future event. FIN 47 was effective for fiscal years ending after December 15, 2005. The application of FIN 47 did not have a material impact on the Company’s consolidated financial position or results of operations.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections (“SFAS 154”) which replaces APB Opinions No. 20 Accounting Changes and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements — An Amendment of APB Opinion No. 28. SFAS 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes retrospective application as the required method for reporting a change in accounting principle and the reporting of a correction of an error. SFAS 154 was effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The impact of adopting this statement did not have a material impact on the Company’s financial position or results of operations.

In June 2005, the FASB ratified the Emerging Issues Task Force’s (“EITF”) consensus on EITF 04-05, Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights (“EITF 04-05”). EITF 04-05 provides a framework for determining whether a general partner controls, and should consolidate, a limited partnership or a similar entity. It was effective after June 29, 2005, for all newly formed limited partnerships and for any pre-existing limited partnerships that modify their partnership agreements after that date. General partners of all other limited partnerships were required to apply the consensus no later than the beginning of the first reporting period in fiscal years beginning after December 15, 2005. The impact of the adoption of EITF 04-05 did not have a material impact on the Company’s financial position or results of operations.

In 2005, the EITF released Issue No. 05-06, Determining the Amortization Period for Leasehold Improvements (“EITF 05-06”), which clarifies the period over which leasehold improvements should be amortized. EITF 05-06 requires all leasehold improvements to be amortized over the shorter of the useful life of the assets, or the applicable lease term, as defined. The applicable lease term is determined on the date the leasehold improvements are acquired and includes renewal periods for which exercise is reasonably assured. EITF 05-06 was effective for leasehold improvements acquired in reporting periods beginning after June 29, 2005. The impact

LEXINGTON REALTY TRUST
AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
($000 except per share/unit amounts)

of the adoption of EITF 05-06 did not have a material impact on the Company’s financial position or results of operations.

In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in accordance with SFAS 109. FIN 48 prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of FIN 48 did not have an impact on the Company’s consolidated financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years, except for non-financial assets and liabilities, which is deferred for one additional year. The adoption of this statement is not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

In September 2006, the Securities and Exchange Commission released Staff Accounting Bulletin No. 108 (“SAB 108”). SAB 108 provides guidance on how the effects of the carryover or reversal of prior year financial statements misstatements should be considered in quantifying a current period misstatement. In addition, upon adoption, SAB 108 permits the Company to adjust the cumulative effect of immaterial errors relating to prior years in the carrying amount of assets and liabilities as of the beginning of the current fiscal year, with an offsetting adjustment to the opening balance of retained earnings. SAB 108 also requires the adjustment of any prior quarterly financial statement within the fiscal year of adoption for the effects of such errors on the quarters when the information is next presented. The Company adopted SAB 108 effective December 31, 2006, and its adoption had no impact on the Company’s financial position, results of operations or cash flows.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115 (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial assets and liabilities and certain other items at fair value. An enterprise will report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. The fair value option may be applied on an instrument-by-instrument basis, with several exceptions, such as investments accounted for by the equity method, and once elected, the option is irrevocable unless a new election date occurs. The fair value option can be applied only to entire instruments and not to portions thereof. SFAS 159 is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007. Management has determined that the Company will not adopt the fair value provisions of this pronouncement so it will have no impact on the Company’s financial statements.

In December 2007, the FASB issued SFAS No. 141R, Business Combinations (“SFAS 141R”). SFAS 141R requires most identifiable assets, liabilities, noncontrolling interests, and goodwill acquired in a business combination to be recorded at “full fair value”. SFAS 141R is effective for acquisitions in periods beginning on or after December 15, 2008.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interest in Consolidated Financial Statements (“SFAS No. 160”). SFAS No. 160 will require noncontrolling interests (previously referred to as minority interests) to be treated as a separate component of equity, not as a liability or other item outside of permanent equity. SFAS No. 160 is effective for periods beginning on or after December 15, 2008. The adoption of this statement will result in the minority interest currently classified in the “mezzanine” section of the balance sheet to be reclassified as a component of shareholders’ equity, and minority interest expense will no longer be recorded in the income statement.

LEXINGTON REALTY TRUST
AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
($000 except per share/unit amounts)

In December 2007, the FASB ratified EITF consensus on EITF 07-06, Accounting for the Sale of Real Estate Subject to the Requirements of FASB Statement No. 66, Accounting for Sales of Real Estate, When the Agreement Includes a Buy-Sell Clause (EITF 07-06). EITF 07-06 clarifies that a buy-sell clause in a sale of real estate that otherwise qualifies for partial sale accounting does not by itself constitute a form of continuing involvement that would preclude partial sale accounting under SFAS No. 66. EITF 07-06 is effective for fiscal years beginning after December 15, 2007. The adoption of EITF 07-06 is not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

In June 2007, the Securities and Exchange staff announced revisions to EITF Topic D-98 related to the release of SFAS 159. The Securities and Exchange Commission announced that it will no longer accept liability classification for financial instruments that meet the conditions for temporary equity classification under ASR 268, Presentation in Financial Statements of “Redeemable Preferred Stocks” and EITF Topic No. D-98. As a consequence, the fair value option under SFAS 159 may not be applied to any financial instrument (or host contract) that qualifies as temporary equity. This is effective for all instruments that are entered into, modified, or otherwise subject to a remeasurement event in the first fiscal quarter beginning after September 15, 2007. The adoption of this announcement is not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

Use of Estimates.  Management has made a number of estimates and assumptions relating to the reporting of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses to prepare these consolidated financial statements in conformity with generally accepted accounting principles. The most significant estimates made include the recoverability of accounts and notes receivable, allocation of property purchase price to tangible and intangible assets, the determination of impairment of long-lived assets and investment in and advances to non-consolidated entities and the useful lives of long-lived assets. Actual results could differ from those estimates.

Business Combinations.  The Company follows the provisions of Statement of Financial Accounting Standards No. 141, Business Combinations (“SFAS 141”) and records all assets acquired and liabilities assumed at fair value. On December 31, 2006, the Company acquired Newkirk which was a variable interest entity (VIE). The Company follows the provisions of Financial Accounting Standards Board Interpretation No. 46, Consolidation of Variable Interest Entities (“FIN 46R”), and as a result has recorded the minority interest in Newkirk at estimated fair value on the date of acquisition. The value of the consideration issued in common shares is based upon a reasonable period before and after the date that the terms of the Merger were agreed to and announced.

Purchase Accounting for Acquisition of Real Estate.  The fair value of the real estate acquired, which includes the impact of mark-to-market adjustments for assumed mortgage debt related to property acquisitions, is allocated to the acquired tangible assets, consisting of land, building and improvements, and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases, other value of in-place leases and value of tenant relationships, based in each case on their fair values.

The fair value of the tangible assets of an acquired property (which includes land, building and improvements and fixtures and equipment) is determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated to land, building and improvements based on management’s determination of relative fair values of these assets. Factors considered by management in performing these analyses include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases. In estimating carrying costs, management includes real estate taxes, insurance and other operating expenses and estimates of lost rental revenue during the expected lease-up periods based on current market demand. Management also estimates costs to execute similar leases including leasing commissions.

LEXINGTON REALTY TRUST
AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
($000 except per share/unit amounts)

In allocating the fair value of the identified intangible assets and liabilities of an acquired property, above-market and below-market in-place lease values are recorded based on the difference between the current in-place lease rent and a management estimate of current market rents. Below-market lease intangibles are recorded as part of deferred revenue and amortized into rental revenue over the non-cancelable periods and bargain renewal periods of the respective leases. Above-market leases are recorded as part of intangible assets and amortized as a direct charge against rental revenue over the non-cancelable portion of the respective leases.

The aggregate value of other acquired intangible assets, consisting of in-place leases and customer relationships, is measured by the excess of (1) the purchase price paid for a property over (2) the estimated fair value of the property as if vacant, determined as set forth above. This aggregate value is allocated between in-place lease values and customer relationships based on management’s evaluation of the specific characteristics of each tenant’s lease. The value of in-place leases are amortized to expense over the remaining non-cancelable periods and any bargain renewal periods of the respective leases. Customer relationships are amortized to expense over the applicable lease term plus expected renewal periods.

Revenue Recognition.  The Company recognizes revenue in accordance with Statement of Financial Accounting Standards No. 13 Accounting for Leases, as amended (“SFAS 13”). SFAS 13 requires that revenue be recognized on a straight-line basis over the term of the lease unless another systematic and rational basis is more representative of the time pattern in which the use benefit is derived from the leased property. Renewal options in leases with rental terms that are lower than those in the primary term are excluded from the calculation of straight line rent if they do not meet the criteria of a bargain renewal option. In those instances in which the Company funds tenant improvements and the improvements are deemed to be owned by the Company, revenue recognition will commence when the improvements are substantially completed and possession or control of the space is turned over to the tenant. When the Company determines that the tenant allowances are lease incentives, the Company commences revenue recognition when possession or control of the space is turned over to the tenant for tenant work to begin. The lease incentive is recorded as a deferred expense and amortized as a reduction of revenue on a straight-line basis over the respective lease term.

Gains on sales of real estate are recognized pursuant to the provisions of Statement of Financial Accounting Standards No. 66 Accounting for Sales of Real Estate, as amended (“SFAS 66”). The specific timing of the sale is measured against various criteria in SFAS 66 related to the terms of the transactions and any continuing involvement in the form of management or financial assistance associated with the properties. If the sales criteria are not met, the gain is deferred and the finance, installment or cost recovery method, as appropriate, is applied until the sales criteria are met. To the extent we sell a property and retain a partial ownership interest in the property, we recognize gain to the extent of the third party ownership interest in accordance with SFAS 66.

Accounts Receivable.  The Company continuously monitors collections from its tenants and would make a provision for estimated losses based upon historical experience and any specific tenant collection issues that the Company has identified. As of December 31, 2007 and 2006, the Company’s allowance for doubtful accounts was insignificant.

Impairment of Real Estate and Investments in Non-consolidated Entities.  The Company evaluates the carrying value of all real estate and investments in non-consolidated entities and intangible assets held when a triggering event under Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, as amended (“SFAS 144”) has occurred to determine if an impairment has occurred which would require the recognition of a loss. The evaluation includes reviewing anticipated cash flows of the property, based on current leases in place, coupled with an estimate of proceeds to be realized upon sale. However, estimating future sale proceeds is highly subjective and such estimates could differ materially from actual results.

LEXINGTON REALTY TRUST
AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
($000 except per share/unit amounts)

Depreciation is determined by the straight-line method over the remaining estimated economic useful lives of the properties. The Company generally depreciates buildings and building improvements over periods ranging from 8 to 40 years, land improvements from 15 to 20 years, and fixtures and equipment from 2 to 16 years.

Only costs incurred to third parties in acquiring properties are capitalized. No internal costs (rents, salaries, overhead) are capitalized. Expenditures for maintenance and repairs are charged to operations as incurred. Significant renovations which extend the useful life of the properties are capitalized.

Properties Held For Sale.  The Company accounts for properties held for sale in accordance with SFAS 144. SFAS 144 requires that the assets and liabilities of properties that meet various criteria in SFAS 144 be presented separately in the Consolidated Balance Sheets, with assets and liabilities being separately stated. The operating results of these properties are reflected as discontinued operations in the Consolidated Statements of Operations. Properties that do not meet the held for sale criteria of SFAS 144 are accounted for as operating properties.

Investments in Non-consolidated Entities.  The Company accounts for its investments in 50% or less owned entities under the equity method, unless pursuant to FIN 46R consolidation is required or if its investment in the entity is less than 3% and it has no influence over the control of the entity and then the entity is accounted for under the cost method.

Marketable Equity Securities.  The Company classifies its existing marketable equity securities as available-for-sale in accordance with the provisions of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. These securities are carried at fair market value, with unrealized gains and losses, including the Company’s proportionate share of the unrealized gains or losses from non-consolidated entities, reported in shareholders’ equity as a component of accumulated other comprehensive income. Gains or losses on securities sold and other than temporary impairments are included in the Consolidated Statement of Operations. Sales of securities are recorded on the trade date and gains and losses are generally determined by the specific identification method.

Investments in Debt Securities.  Investments in debt securities are classified as held-to-maturity, reported at amortized cost and are included with other assets in the accompanying Consolidated Balance Sheet and amounted to $15,926 and $16,372 at December 31, 2007 and 2006, respectively. A decline in the market value of any held-to-maturity security below cost that is deemed to be other-than-temporary results in an impairment and would reduce the carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security is established. To determine whether an impairment is other-than-temporary, the Company considers whether it has the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and duration of the impairment, changes in value subsequent to year-end, forecasted performance of the investee, and the general market condition in the geographic area or industry the investee operates in.

Notes Receivable.  The Company evaluates the collectability of both interest and principal of each of its notes, if circumstances warrant, to determine whether it is impaired. A note is considered to be impaired, when based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the existing contractual terms. When a note is considered to be impaired, the amount of the loss accrual is calculated by comparing the recorded investment to the value determined by discounting the expected future cash flows at the note’s effective interest rate. Interest on impaired notes is recognized on a cash basis.

Deferred Expenses.  Deferred expenses consist primarily of debt and leasing costs. Debt costs are amortized using the straight-line method, which approximates the interest method, over the terms of the debt instruments and leasing costs are amortized over the term of the related lease.

LEXINGTON REALTY TRUST
AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
($000 except per share/unit amounts)

Derivative Financial Instruments.  The Company accounts for its interest rate cap agreement and its interest rate swap agreement in accordance with FAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended and interpreted (“SFAS 133”). In accordance with SFAS 133, interest rate cap agreements are carried on the balance sheet at their fair value, as an asset, if their fair value is positive, or as a liability, if their fair value is negative. The interest rate swap is designated as a cash flow hedge and the interest rate cap agreement is not designated as a hedge instrument and is measured at fair value with the resulting gain or loss recognized in interest expense in the period of change. Any ineffective amount of the interest rate swap is to be recognized in earnings each quarter. The fair value of these derivatives is included in other assets in the Consolidated Balance Sheet. As of December 31, 2007, only the interest rate cap agreement remains outstanding.

Upon entering into hedging transactions, the Company documents the relationship between the interest rate swap and cap agreements and the hedged liability. The Company also documents its risk-management policies, including objectives and strategies, as they relate to its hedging activities. The Company assesses, both at inception of a hedge and on an on-going basis, whether or not the hedge is highly effective, as defined by SFAS 133. The Company will discontinue hedge accounting on a prospective basis with changes in the estimated fair value reflected in earnings when: (1) it is determined that the derivative is no longer effective in offsetting cash flows of a hedge item (including forecasted transactions); (2) it is no longer probable that the forecasted transaction will occur; or (3) it is determined that designating the derivative as an interest rate swap is no longer appropriate. The Company may utilize interest rate swap and cap agreements to manage interest rate risk and does not anticipate entering into derivative transactions for speculative trading purposes.

Tax Status.  The Company has made an election to qualify, and believes it is operating so as to qualify, as a REIT for federal income tax purposes. Accordingly, the Company generally will not be subject to federal income tax, provided that distributions to its shareholders equal at least the amount of its REIT taxable income as defined under Sections 856 through 860 of the Code.

The Company is permitted to participate in certain activities from which it was previously precluded in order to maintain its qualification as a REIT, so long as these activities are conducted in entities which elect to be treated as taxable REIT subsidiaries under the Code. LRA and LCI are, and LSAC was, a taxable REIT subsidiaries. As such, the Company is subject to federal and state income taxes on the income from these activities.

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

During the fourth quarter of 2007, the Board of Trustees declared a special common share dividend of $2.10 per common share, which was paid in January 2008. During the fourth quarter of 2006, the Board of Trustees declared a special common share dividend of $0.2325 per common share, which was paid in January 2007.

LEXINGTON REALTY TRUST
AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
($000 except per share/unit amounts)

A summary of the average taxable nature of the Company’s common dividends for each of the years in the three year period ended December 31, 2007, is as follows:

	2007	2006	2005

Total dividends per share	$2.93342 (i)	$1.46	$1.44

Ordinary income	42.36%	68.89%	87.29%
15% rate — qualifying dividend	2.50	0.77	1.04
15% rate gain	35.62	7.97	8.72
25% rate gain	19.52	5.13	2.95
Return of capital	—	17.24	—

	100.00%	100.00%	100.00%

(i)	Includes the special dividend of $0.2325 paid in January 2007 and a portion of the special dividend of $2.10 paid in January 2008. Of the total dividend paid in January 2008, $1.21092 is allocated to 2007 and $1.26408 is allocated to 2008.

A summary of the average taxable nature of the Company’s dividend on Series B Cumulative Redeemable Preferred Shares for each of the years in the three year period ended December 31, 2007, is as follows:

	2007	2006	2005

Total dividends per share	$2.0125	$2.0125	$2.0125

Ordinary income	42.36%	83.24%	87.29%
15% rate — qualifying dividend	2.50	0.93	1.04
15% rate gain	35.62	9.63	8.72
25% rate gain	19.52	6.20	2.95

	100.00%	100.00%	100.00%

A summary of the average taxable nature of the Company’s dividend on Series C Cumulative Convertible Preferred Shares for each of the years in the three year period ended December 31, 2007, is as follows:

	2007	2006	2005

Total dividends per share	$3.25	$3.25	$2.624

Ordinary income	42.36%	83.24%	87.29%
15% rate — qualifying dividend	2.50	0.93	1.04
15% rate gain	35.62	9.63	8.72
25% rate gain	19.52	6.20	2.95

	100.00%	100.00%	100.00%

LEXINGTON REALTY TRUST
AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
($000 except per share/unit amounts)

A summary of the average taxable nature of the Company’s dividend on Series D Cumulative Redeemable Preferred shares for the year ended December 31, 2007, is as follows:

2007

Total dividends per share	$1.662

Ordinary income	42.36%
15% rate — qualifying dividend	2.50
15% rate gain	35.62
25% rate gain	19.52

100.00%

Cash and Cash Equivalents.  The Company considers all highly liquid instruments with maturities of three months or less from the date of purchase to be cash equivalents.

Restricted Cash.  Restricted cash, which is included in other assets in the consolidated balance sheet, is comprised primarily of cash balances held by lenders for construction and tenant improvement reserves and amounts deposited to complete tax-free exchanges.

Foreign Currency.  The Company has determined that the functional currency of its foreign operations is the respective local currency. As such, assets and liabilities of the Company’s foreign operations are translated using period-end exchange rates, and revenues and expenses are translated using exchange rates as determined throughout the period. Unrealized gains or losses resulting from translation are included in accumulated other comprehensive income (loss) and as a separate component of the Company’s shareholders’ equity.

LEXINGTON REALTY TRUST
AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
($000 except per share/unit amounts)

Common Share Options.  All common share options outstanding were fully vested as of December 31, 2005. Common share options granted generally vested ratably over a four-year term and expired five years from the date of grant. The following table illustrates the effect on net income and net income per share if the fair value based method had been applied historically to all outstanding share option awards in each period:

2005

Net income allocable to common shareholders, as reported — basic	$16,260
Add: Stock based employee compensation expense included in reported net income	—
Deduct: Total stock based employee compensation expense determined under fair value based method for all awards	6

Pro forma net income — basic	$16,254

Net income per share — basic
Basic — as reported	$0.33

Basic — pro forma	$0.33

Net income allocable to common shareholders, as reported — diluted	$16,260
Add: Stock based employee compensation expense included in reported net income	—
Deduct: Total stock based employee compensation expense determined under fair value based method for all awards	6

Pro forma net income — diluted	$16,254

Net income per share — diluted
Diluted — as reported	$0.33

Diluted — pro forma	$0.33

There were no common share options issued in 2007, 2006 and 2005.

Environmental Matters.  Under various federal, state and local environmental laws, statutes, ordinances, rules and regulations, an owner of real property may be liable for the costs of removal or remediation of certain hazardous or toxic substances at, on, in or under such property as well as certain other potential costs relating to hazardous or toxic substances. These liabilities may include government fines and penalties and damages for injuries to persons and adjacent property. Such laws often impose liability without regard to whether the owner knew of, or was responsible for, the presence or disposal of such substances. Although the Company’s tenants are primarily responsible for any environmental damage and claims related to the leased premises, in the event of the bankruptcy or inability of the tenant of such premises to satisfy any obligations with respect to such environmental liability, the Company may be required to satisfy any obligations. In addition, the Company as the owner of such properties may be held directly liable for any such damages or claims irrespective of the provisions of any lease. As of December 31, 2007 and 2006, the Company is not aware of any environmental matter that could have a material impact on the financial statements.

Segment Reporting.  The Company operates generally in one industry segment, investment in net-leased real properties.

Reclassifications.  Certain amounts included in prior years’ financial statements have been reclassified to conform with the current year presentation, including reclassifying certain income statement captions for properties held for sale as of December 31, 2007 and properties sold during 2007, which are presented as discontinued operations.

LEXINGTON REALTY TRUST
AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
($000 except per share/unit amounts)

(3)	Earnings Per Share

The following is a reconciliation of numerators and denominators of the basic and diluted earnings per share computations for each of the years in the three year period ended December 31, 2007:

	2007	2006	2005

BASIC
Income (loss) from continuing operations	$(10,783)	$(7,909)	$17,606
Less — dividends attributable to preferred shares	(26,733)	(16,435)	(16,435)

Income (loss) attributable to common shareholders from continuing operations	(37,516)	(24,344)	1,171
Total discontinued operations	87,634	15,662	15,089

Net income (loss) attributable to common shareholders	$50,118	$(8,682)	$16,260

Weighted average number of common shares outstanding	64,910,123	52,163,569	49,835,773

Income (loss) per common share — basic:
Income (loss) from continuing operations	$(0.58)	$(0.47)	$0.03
Income from discontinued operations	1.35	0.30	0.30

Net income (loss)	$0.77	$(0.17)	$0.33

DILUTED
Income (loss) attributable to common shareholders from continuing operations — basic	$(37,516)	$(24,344)	$1,171
Add — incremental income attributable to assumed conversion of dilutive interests	—	—	—

Income (loss) attributable to common shareholders from continuing operations	(37,516)	(24,344)	1,171
Income from discontinued operations	87,634	15,662	15,089

Net income (loss) attributable to common shareholders	$50,118	$(8,682)	$16,260

Weighted average number of shares used in calculation of basic earnings per share	64,910,123	52,163,569	49,835,773
Add — incremental shares representing:
Shares issuable upon exercise of employee share options	—	—	66,876

Weighted average number of shares used in calculation of diluted earnings per common share	64,910,123	52,163,569	49,902,649

Income (loss) per common share — diluted:
Income (loss) from continuing operations	$(0.58)	$(0.47)	$0.03
Income from discontinued operations	1.35	0.30	0.30

Net income (loss)	$0.77	$(0.17)	$0.33

LEXINGTON REALTY TRUST
AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
($000 except per share/unit amounts)

(4)	Investments in Real Estate and Intangible Assets

During 2007 and 2006, the Company made acquisitions, excluding (1) properties acquired in the Merger, (2) acquired from the acquisition of the four co-investment programs, and (3) acquisitions made directly by non-consolidated entities (including LSAC), totaling $131,532 and $124,910, respectively.

In 2007 the Company acquired additional shares in LSAC for $16,781 and LSAC paid $7,418 to repurchase its common stock in a tender offer. On June 30, 2007, LSAC was merged with and into the Company and ceased to exist.

During the second quarter of 2007, the Company, including through its consolidated subsidiaries, completed transactions with its joint venture partners as summarized as follows:

Triple Net Investment Company LLC (“TNI”)

The Company entered into a purchase agreement with the Utah State Retirement Investment Fund, its partner in one of its co-investment programs, TNI, and acquired the 70% of TNI it did not already own. Accordingly, the Company became the sole owner of the 15 primarily single tenant net leased real estate properties owned by TNI. The Company acquired the interest through a cash payment of approximately $82,600 and the assumption of approximately $156,600 in non-recourse mortgage debt. The debt assumed by the Company bears stated interest at rates ranging from 4.9% to 9.4% with a weighted-average stated rate of 5.9% and matures at various dates ranging from 2010 to 2021. In connection with this transaction, the Company recognized $2,064 as an incentive fee in accordance with the TNI partnership agreement.

Lexington Acquiport Company LLC (“LAC”) and Lexington Acquiport Company II LLC (“LAC II”)

The Company entered into purchase agreements with the Common Retirement Fund of the State of New York, its 66.67% partner in one of its co-investment programs, LAC and 75% partner in another of its co-investment programs, LAC II, and acquired the interests in LAC and LAC II it did not already own. Accordingly, the Company became the sole owner of the 26 primarily single tenant net leased real estate properties owned collectively by LAC and LAC II. The Company acquired the interest through a cash payment of approximately $277,400 and the assumption of approximately $515,000 in non-recourse mortgage debt. The debt assumed by the Company bears interest at stated rates ranging from 5.0% to 8.2% with a weighted — average stated rate of 6.2% and matures at various dates ranging from 2009 to 2021.

Lexington/Lion Venture L.P. (“LION”)

The Company and its 70% partner in LION agreed to terminate LION and distribute the 17 primarily net leased properties owned by LION. Accordingly, the Company was distributed seven of the properties, which are subject to non-recourse mortgage debt of approximately $112,500. The debt assumed by the Company bears interest at stated rates ranging from 4.8% to 6.2% with a weighted — average stated rate of 5.4% and matures at various dates ranging from 2012 to 2016. In addition, the Company paid approximately $6,600 of additional consideration to its former partner in connection with the termination. In connection with this transaction, the Company recognized $8,530 as an incentive fee in accordance with the LION partnership agreement and was allocated equity in earnings of $34,164 related to its share of earnings relating to the 10 properties transferred to the partner.

In accordance with U.S. generally accepted accounting principles, the Company recorded the assets and liabilities at fair value to the extent of the interests acquired, with a carryover basis for all assets and liabilities to the extent of the Company’s ownership. The allocation of the purchase price is based upon estimates and assumptions. The Company engaged a third party valuation expert to assist with the fair value assessment of the real estate. The current allocations are substantially complete; however, there may be certain items that the Company will finalize

LEXINGTON REALTY TRUST
AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
($000 except per share/unit amounts)

once it receives additional information. Accordingly, the allocations are subject to revision when final information is available, although the Company does not expect future revisions to have a significant impact on its financial position or results of operations.

Other

The Company sold to unrelated parties, 53 properties in 2007, seven properties in 2006 and seven properties in 2005, for aggregate net proceeds of $423,634, $76,627 and $41,151, respectively, which resulted in gains in 2007, 2006 and 2005 of $92,878, $22,866 and $12,291 respectively, which are included in discontinued operations.

During 2007, the Company formed a new co-investment program. See note 8 for a discussion of this transaction.

During 2007, the Company recorded an impairment charge of $15,500 on two properties in the Detroit, Michigan area, which are currently vacant. Management changed its strategy from a long-term hold to held for disposal. The Company will commence marketing these properties in 2008, however, management is unsure if the properties will be sold within 12 months.

During the second quarter of 2006, the Company recorded an impairment charge of $1,121 and accelerated amortization of an above market lease of $2,349 relating to the write-off of lease intangibles and the above-market lease for the disaffirmed lease of a property whose lease was rejected by the previous tenant in bankruptcy. The Company sold to an unrelated third party its bankruptcy claim to the disaffirmed lease for $5,376, which resulted in a gain of $5,242, which is included in non-operating income. In the fourth quarter of 2006, the Company recorded an additional impairment charge of $6,100 relating to this property.

For properties acquired during 2007, including those acquired from our four co-investment programs, the components of intangible assets and their respective weighted average lives are as follows:

		Weighted
		Average
	Costs	Life (yrs)

Lease origination costs	$165,885	8.9
Customer relationships	117,636	7.0
Above — market leases	22,560	7.0

	$306,081

As of December 31, 2007 and 2006, the components of intangible assets, are as follows:

	2007	2006

Lease origination costs	$404,820	$301,449
Customer relationships	178,716	93,323
Above-market leases	114,352	107,196

	$697,888	$501,968

The estimated amortization of the above intangibles for the next five years is $125,462 in 2008, $90,330 in 2009, $58,715 in 2010, $52,257 in 2011 and $44,434 in 2012.

Below-market leases, net of amortization, which are included in deferred revenue, are $216,923 and $360,227, respectively in 2007 and 2006. The estimated amortization for the next five years is $13,234 in 2008, $13,139 in 2009, $12,151 in 2010, $11,883 in 2011 and $11,440 in 2012.

LEXINGTON REALTY TRUST
AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
($000 except per share/unit amounts)

(5)	Newkirk Merger

On December 31, 2006 Newkirk merged with and into the Company pursuant to an Agreement and Plan of Merger dated as of July 23, 2006. The Company believes this strategic combination of two real estate companies achieved key elements of its then strategic business plan. The Company believed that the Merger enhanced its property portfolio in key markets, reduced its exposure to any one property or tenant credit, enabled the Company to gain immediate access to a debt platform and will allow it to build on its existing customer relationships. At the time of the Merger, Newkirk owned or held an ownership interest in approximately 170 industrial, office and retail properties.

Under the terms of the Merger Agreement, Newkirk stockholders received common shares of the Company for their Newkirk common stock. The Merger Agreement provided that each Newkirk stockholder received 0.8 of a common share of the Company, for each share of Newkirk common stock that the stockholder owned. Fractional shares, which were not material, were paid in cash. In connection with the Merger, the Company issued approximately 16.0 million common shares of the Company to former Newkirk stockholders.

The calculation of the purchase price was as follows:

Fair value of common shares issued	$332,050
Merger costs	13,537

Purchase price, net of assumed liabilities and minority interests	345,587
Fair value of liabilities assumed, including debt and minority interest	2,049,801

Purchase price	$2,395,388

The allocation of the purchase price is based upon estimates and assumptions. The Company engaged a third party valuation expert to assist with the fair value assessment of the real estate. During 2007, certain estimates were revised and these revisions did not have a significant impact on its financial position or results of operations. The reallocation to real estate was $8,235 during 2007.

The assets acquired and liabilities assumed were recorded at their estimated fair value at the date of acquisition, as summarized below:

LEXINGTON REALTY TRUST
AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
($000 except per share/unit amounts)

Allocation of purchase price:

Total real estate assets, including intangibles	$2,081,704
Investment in and advances to non-consolidated entities	99,396
Cash and cash equivalents	57,624
Accounts receivable	46,905
Restricted cash	39,640
Marketable equity securities	25,760
Other assets	44,359

Total assets acquired	2,395,388
Less:
Debt assumed	838,735
Minority interest	833,608
Below market leases	356,788
Accounts payable, accrued expenses and other liabilities assumed	20,670

Purchase price, net of assumed liabilities and minority interest	$345,587

In connection with the Merger, the Company allocated the purchase price to the following intangibles, included in total real estate assets above:

		Weighted Average
	Cost	Useful Life (yrs)

Lease origination costs	$175,658	13.1
Customer relationships	57,543	7.2
Above-market leases	85,511	3.2

	$318,712

The following unaudited pro forma financial information for the year ended December 31, 2006, gives effect to the Merger as if it had occurred on January 1, 2005. The pro forma results are based on historical data and are not intended to be indicative of the results of future operations.

	Year Ending
	December 31,
	2006	2005

Total gross revenues	$376,659	$346,080
Income (loss) from continuing operations	586	(3,163)
Net income	34,967	15,338
Net income (loss) per common share — basic	0.27	(0.02)
Net income (loss) per common share — diluted	0.27	(0.02)

Certain non-recurring charges recognized historically by Newkirk have been eliminated for purposes of the unaudited pro forma consolidated information.

(6)	Discontinued Operations and Assets Held For Sale

At December 31, 2007, the Company had three properties held for sale with aggregate assets of $150,907 and liabilities, principally mortgage notes payable and below-market lease obligations, aggregating $119,093. As of

LEXINGTON REALTY TRUST
AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
($000 except per share/unit amounts)

December 31, 2006, the Company had nine properties held for sale, with aggregate assets of $69,612 and liabilities of $6,064. In 2007, 2006 and 2005, the Company recorded impairment charges, of $1,670, $28,209 and $13,006, respectively, related to discontinued operations.

The following presents the operating results for the properties sold and held for sale during the years ended December 31, 2007, 2006 and 2005:

	Year Ending December 31,
	2007	2006	2005

Total gross revenues	$53,613	$32,599	$42,057
Pre-tax income, including gains on sales	$90,961	$15,735	$15,089

The provision for income taxes included in discontinued operations in 2007 of $3,327 relates primarily to taxes incurred on the sale of properties by taxable REIT subsidiaries, including C-Corp built in gain taxes. The federal and state portion of the $3,327 is $2,731 and $596, respectively.

Scheduled principal and balloon payments for mortgage and notes payable included in discontinued operations for the next five years and thereafter are as follows:

Year Ended
December 31,	Total

2008	$759
2009	987
2010	1,230
2011	1,299
2012	1,371
Thereafter	79,482

$85,128

During 2007, the Company sold one property for a sale price of $35,700 and provided $27,700 in secured financing to the buyer at a rate of 6.45%. The note matures in 2015 when a balloon payment of 25,731 is due.

During 2006, the Company conveyed a property to a lender for full satisfaction of a loan and satisfied the related mortgages on properties sold, which resulted in a net debt satisfaction gain of $4,492. In addition, the Company sold one property for a sale price of $6,400 and provided $3,200 in interest only secured financing to the buyer at a rate of 6.0%, which matures in 2017.

During 2006, the tenant in a property in Warren, Ohio exercised its option to purchase the property at fair market value, as defined in the lease. Based on the appraisals received and the procedure set forth in the lease, the Company estimated that the fair market value, as defined in the lease, would not exceed approximately $15,800. Accordingly, the Company recorded an impairment charge of $28,209 in the third quarter of 2006. The Company sold the property in 2007 for $15,800.

During 2005, the Company sold one property for an aggregate sales price of $14,500 and provided $11,050 in secured financing to the buyer at a rate of 5.46% which matures on August 1, 2015. The note is interest only through August 2007 and requires annual debt service payments of $750 thereafter and a balloon payment of $9,688 at maturity. In addition, annual real estate tax and insurance escrows are required.

The Company has not treated properties sold to Net Lease Strategic Assets Fund LP as discontinued operations as it has continuing involvement with such assets through its partnership interest. In addition, management will not

LEXINGTON REALTY TRUST
AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
($000 except per share/unit amounts)

consider “non-core” assets being marketed for sale as discontinued operations until all criteria of SFAS 144 have been met, including that it is probable that a sale will take place within 12 months.

(7)	Notes Receivable

As of December 31, 2007 and 2006, the Company’s notes receivable, including accrued interest, are comprised of first and second mortgage loans on real estate aggregating $69,775 and $50,534, respectively, bearing interest, including imputed interest, at rates ranging from 5.46% to 8.33% and maturing at various dates between 2011 and 2022

(8)	Investment in Non-Consolidated Entities

In 2007 the Company acquired additional shares in LSAC for $16,781 and LSAC paid $7,418 to repurchase its common stock in a tender offer. On June 30, 2007, LSAC was merged with and into Company and ceased to exist.

During 2007, the Company acquired all the interests it did not already own in TNI, LAC, LACII and LION. See note 4.

The Company received a waiver from the Securities and Exchange Commission to not provide audited financial statements of LION, which was dissolved in June 2007, for the period January 1, 2007 through May 31, 2007 as long as summarized financial data of LION for such period is provided.

The following is a summary income statement data for LION for the period January 1, 2007 through May 31, 2007 and the years ended December 31, 2006 and 2005:

	2007	2006	2005

Gross rental revenues	$21,883	$51,425	$42,362
Depreciation and amortization	(9,349)	(21,895)	(18,508)
Interest expense	(6,669)	(15,657)	(13,619)
Property operating and other	(5,272)	(12,461)	(8,227)

Income before gain on sale	$593	$1,412	$2,008

Concord Debt Holdings LLC (“Concord”)

The MLP and WRT Realty L.P. (“Winthrop”) have a co-investment program to acquire and originate loans secured, directly and indirectly, by real estate assets through Concord. The Company’s Executive Chairman and Director of Strategic Acquisitions is also the Chief Executive Officer of the parent of Winthrop. The co-investment program is equally owned and controlled by the MLP and Winthrop. The MLP and Winthrop have committed to invest up to $162,500 each in Concord. As of December 31, 2007 and 2006, $155,830 and $93,051, respectively, was the Company’s investment in Concord. All profits, losses and cash flows are distributed in accordance with the respective membership interests.

Concord is governed by an investment committee which consists of three members appointed by each of Winthrop and the MLP with one additional member being appointed by an affiliate of Winthrop. All decisions requiring the consent of the investment committee require the affirmative vote of the members appointed by Winthrop and the MLP. Pursuant to the terms of the limited liability company agreement of Concord, all material actions to be taken by Concord, including investments in excess of $20,000, require the consent of the investment committee; provided, however, the consent of both Winthrop and the MLP is required for the merger or consolidation of Concord, the admission of additional members, the taking of any action that, if taken directly

LEXINGTON REALTY TRUST
AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
($000 except per share/unit amounts)

by Winthrop or the MLP would require consent of Winthrop’s Conflicts Committee or the Company’s independent trustees.

Concord has various repurchase agreements. As of December 31, 2007 and 2006, these facilities have an aggregate of $472,324 and $43,893, respectively, outstanding. In 2006, Concord completed its first collateralized debt obligation offering by issuing $376,650 of debt and retaining a notional equity investment of $88,350. As the securitization did not satisfy the conditions to be accounted for as a sale under generally accepted accounting principles, the assets and related debt have been retained on Concord’s balance sheet.

The following is summary balance sheet data as of December 31, 2007 and 2006 and income statement data for the year ended December 31, 2007 for Concord:

	As of 12/31/07	As of 12/31/06

Investments	$1,140,108	$450,870
Cash, including restricted cash	19,094	148,261
Warehouse debt facilities obligations	472,324	43,893
Collateralized debt obligations	376,650	376,650
Members’ equity	310,922	186,515

For the Year
Ended 12/31/07

Interest and other income	$68,453
Interest expense	(41,675)
Impairment charge	(11,028)
Other expenses and minority interests	(5,554)

Net income	10,196
Other comprehensive loss (unrealized loss on investments and swaps)	(16,780)

Comprehensive loss	$(6,584)

Concord’s loan assets are intended to be held to maturity and, accordingly, are carried at cost, net of unamortized loan origination costs and fees, repayments and unfunded commitments unless such loan is deemed to be impaired. Concord’s bonds are treated as available for sale securities and, accordingly, are marked-to-market on a quarterly basis based on valuations performed by Concord’s management. The unrealized loss on Concord’s bonds is the result of a decrease in the value compared to the acquisition cost of the securities. The MLP’s share of Concord’s net income and other comprehensive loss were $5,098 and $(8,390), respectively.

Net Lease Strategic Assets Fund L.P. (“NLS”)

Net Lease Strategic Assets Fund L.P. is a co-investment program with Inland American (Net Lease) Sub, LLC (“Inland”). NLS was established to acquire specialty real estate in the United States. In connection with the formation of NLS and on December 20, 2007, the Company contributed 12 properties to NLS along with $6,721 in cash and Inland contributed $121,676 in cash. In addition, the Company sold for cash 18 properties, or interest therein, to NLS and recorded an aggregate gain of $19,422, which was limited by the Company’s aggregate ownership interest in NLS’s common and preferred equity of 47.23%. The properties, including interests therein, were subject to $186,302 in mortgage debt. After such formation transaction Inland and the Company owned 85% and 15%, respectively, of NLS’s common equity and the Company owns 100% of NLS’s $87,615 preferred equity.

Inland and the Company are entitled to a return on/of their respective investments as follows: (1) Inland −9% on its common equity, (2) the Company −6.5% on its preferred equity, (3) the Company −9% on its common equity, (4) return of the Company preferred equity, (5) return of Inland common equity (6) return of the Company

LEXINGTON REALTY TRUST
AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
($000 except per share/unit amounts)

common equity and (7) any remaining cash flow is allocated 65% to Inland and 35% to the Company as long as the Company is the general partner, if not, allocations are 85% to Inland and 15% to the Company.

In addition to the initial capital contributions, the Company and Inland may invest an additional $22,500 and $127,500, respectively, in NLS to acquire additional specialty single-tenant net leased assets. LRA has entered into a management agreement with NLS whereby LRA will receive (1) a management fee of 0.375% of the equity capital, (2) a property management fee of up to 3.0% of actual gross revenues from certain assets for which the landlord is obligated to provide property management services (contingent upon the recoverability under the applicable lease), and (3) an acquisition fee of 0.5% of the gross purchase price of each acquired asset by the NLS.

In addition, NLS has a right to acquire an additional 13 properties from the Company. The acquisition of each of the 13 assets by NLS is subject to satisfaction of conditions precedent to closing, including the assumption of existing financing, obtaining certain consents and waivers, the continuing financial solvency of the tenants, and certain other customary conditions. Accordingly, neither the Company nor NLS can provide any assurance that the acquisition by NLS will be completed. In the event that NLS does not acquire 11 of the assets by March 31, 2008 and two of the assets by June 30, 2008, NLS will no longer have the right to acquire such assets.

The mortgage debt assumed by NLS has stated rates ranging from 5.2% to 8.5%, with a weighted average rate of 5.9% and maturity dates ranging from 2009 to 2025.

The following is summary historical cost basis selected balance sheet data as of December 31, 2007 and income statement data for the period from December 20, 2007 (date of sale/contribution) to December 31, 2007.

As of 12/31/07

Real estate, including intangibles	$405,834
Cash	1,884
Mortgages payable	171,556

For the Period
12/20/07 to 12/31/07

Gross rental revenues	$951
Expenses	(352)

Net income	$599

The Company incurred transaction costs relating to the formation of NLS of $2,316 which are included in general and administrative expenses in the consolidated statements of operations.

LEX-Win Acquisition LLC (“Lex-Win”)

During 2007, Lex-Win, an entity in which the Company holds a 28% ownership interest, commenced a tender offer to acquire up to 45,000,000 shares of common stock in Wells Real Estate Investment Trust, Inc., (“Wells”), a non-exchange traded entity, at a price per share of $9.30. The tender offer expired in 2007 at which time Lex-Win received tenders based on the letters of transmittal it received for approximately 4,800,000 shares representing approximately 1% of the outstanding shares in Wells. After submission of the letters to Wells, the actual number of shares acquired in Wells was approximately 3,900,000. During 2007, the Company funded $12,542 relating to this tender and received $1,890 relating to the adjustment of the tendered shares. WRT Realty, L.P. also holds a 28% interest in Lex-Win. The Executive Chairman and Director of Strategic Acquisitions of the Company is an affiliate of WRT Realty, L.P. Profits, losses and cash flows are allocated in accordance with the membership interests.

LEXINGTON REALTY TRUST
AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
($000 except per share/unit amounts)

Other Equity Method Investment Limited Partnerships

The Company is a partner in eight partnerships with ownership percentages ranging between 26% and 40%, which own net leased properties. All profits, losses and cash flows are distributed in accordance with the respective partnership agreements. The partnerships are encumbered by $100,944 in mortgage debt (the Company’s proportionate share is $32,987) with interest rates ranging from 5.2% to 15.0% with a weighted average rate of 8.6% and maturity dates ranging from 2008 to 2018.

The Company, through LRA, earns advisory fees from certain of these non-consolidated entities for services related to acquisitions, asset management and debt placement. Advisory fees earned from these non-consolidated investments were $1,226, $3,815, and $4,742 in 2007, 2006 and 2005, respectively. In addition, the Company earned incentive fees in 2007 of $11,685.

(9)	Mortgages and Notes Payable and Contract Rights Payable

The Company had outstanding mortgages and notes payable of $2,312,422 and $2,126,810 as of December 31, 2007 and 2006, respectively, excluding discontinued operations. Interest rates, including imputed rates on mortgages and notes payable, ranged from 3.89% to 10.5% at December 31, 2007 and the mortgages and notes payable mature between 2008 and 2022. Interest rates, including imputed rates, ranged from 3.89% to 10.5% at December 31, 2006. The weighted average interest rate at December 31, 2007 and 2006 was approximately 5.9% and 6.1%, respectively.

During 2007 and 2006, the Company obtained $246,965 and $187,447 in non-recourse mortgages that bear interest at a weighted average fixed rate of 6.1% and 6.0% respectively and have maturity dates ranging from 2014 to 2021.

The MLP had a secured loan, which bore interest, at the election of the MLP, at a rate equal to either (1) LIBOR plus 175 basis points or (2) the prime rate. This loan was fully repaid during 2007. As of December 31, 2006, $547,199 was outstanding.

The Company has a $200,000 revolving credit facility, which expires June 2008, bears interest at 120-170 basis points over LIBOR, depending on the amount of the Company’s leverage level and has an interest rate period of one, three or six months, at the option of the Company. The credit facility contains various leverage, debt service coverage, net worth maintenance and other customary covenants, which the Company was in compliance with as of December 31, 2007 and 2006. As of December 31, 2007, there were no outstanding borrowings under the credit facility, approximately $198,500 was available to be borrowed and the Company has outstanding letters of credit aggregating $1,500. The Company pays an unused facility fee equal to 25 basis points if 50% or less of the credit facility is utilized and 15 basis points if greater than 50% of the credit facility is utilized. As of December 31, 2006 approximately $65,194 was outstanding under this line of credit and is included in the $2,126,810 above.

The Company obtained a $225,000 secured term loan from KeyBank N.A. The interest only secured term loan matures June 2009 and bears interest at LIBOR plus 60 basis points. The loan contains customary covenants which the Company was in compliance with as of December 31, 2007. The loan requires the Company to make principal payments from the proceeds of certain property sales, unless the proceeds are used to complete a tax-free exchange, and financing of certain properties. As of December 31, 2007, there was $213,635 outstanding relating to this note, which is included in the $2,312,422 above. The proceeds of the secured term loan were used to purchase the interests in the co-investment programs.

As of December 31, 2007, the MLP has a LIBOR rate cap agreement at 6% with SMBC Derivative Products Limited until August 2008 for a notional amount of $290,000. During 2007, the Company settled an interest rate swap agreement for $1,870 in cash and recognized a loss of $649.

LEXINGTON REALTY TRUST
AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
($000 except per share/unit amounts)

Included in the Consolidated Statements of Operations, the Company recognized debt satisfaction gains (losses), excluding discontinued operations, of $(1,209), $7,228 and $4,409 for the years ended December 31, 2007, 2006 and 2005, respectively.

Contract rights payable is a promissory note with a fixed interest rate of 9.68%, which provides for the following amortization payments:

Year ending
December 31,	Total

2008	$—
2009	229
2010	491
2011	540
2012	593
Thereafter	11,591

$13,444

Mortgages payable and secured loans are generally collateralized by real estate and the related leases. Certain mortgages payable have yield maintenance or defeasance requirements relating to any repayments. In addition, certain mortgages are cross-collateralized and cross-defaulted.

Scheduled principal and balloon payments for mortgages and notes payable, excluding mortgages payable relating to discontinued operations, for the next five years and thereafter are as follows:

Years ending
December 31,	Total

2008	$99,324
2009	338,565
2010	163,319
2011	182,760
2012	226,621
Thereafter	1,301,833

$2,312,422

(10)	Exchangeable Notes and Trust Notes Payable

The Company issued an aggregate $450,000 of 5.45% Exchangeable Guaranteed Notes due in 2027. These notes can be put to the Company commencing in 2012 and every five years thereafter through maturity and upon certain events. The notes are convertible by the holders into common shares at a price of $25.25 per share, subject to adjustment upon certain events. The initial exchange rate is subject to adjustment under certain events including increases in the Company’s rate of dividends. Due to the special dividend declared by the Board of Trustees in 2007, the exchange price per share is currently $21.99. Upon exchange the holders of the notes would receive (1) cash equal to the principal amount of the note and (2) to the extent the conversion value exceeds the principal amount of the note, either cash or common shares at the Company’s option.

The Company, through a wholly-owned subsidiary, issued $200,000 in Trust Preferred Securities. The Trust Preferred Securities, which are classified as debt, are due in 2037, are redeemable by the Company

LEXINGTON REALTY TRUST
AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
($000 except per share/unit amounts)

commencing April 2012 and bear interest at a fixed rate of 6.804% through April 2017 and thereafter, at a variable rate of three month LIBOR plus 170 basis points through maturity.

Scheduled principal payments for these debt instrument for the next five years and thereafter are as follows:

Year ending
December 31,	Total

2008	$—
2009	—
2010	—
2011	—
2012	450,000	(1)
Thereafter	200,000

$650,000

(1)	Although the exchangeable guaranteed notes mature in 2037, the notes can be put to the Company in 2012.

The estimated fair value of these debt instruments is $593,750. In addition, the Company is in compliance with its obligations under the documents governing these debt instruments.

(11)	Leases

Lessor:

Minimum future rental receipts under the non-cancellable portion of tenant leases, excluding leases on properties held for sale, assuming no new or re-negotiated leases, for the next five years and thereafter are as follows:

Years ending
December 31,	Total

2008	$422,579
2009	359,495
2010	308,388
2011	286,200
2012	254,431
Thereafter	983,308

$2,614,401

The above minimum lease payments do not include reimbursements to be received from tenants for certain operating expenses and real estate taxes and do not include early termination payments provided for in certain leases.

Certain leases allow for the tenant to terminate the lease if the property is deemed obsolete, as defined, but must make a termination payment to the Company, as stipulated in the lease. In addition, certain leases provide the tenant with the right to purchase the leased property at fair market value or a stipulated price.

LEXINGTON REALTY TRUST
AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
($000 except per share/unit amounts)

Lessee:

The Company holds leasehold interests in various properties. Generally, the ground rents on these properties are either paid directly by the tenants to the fee holder or reimbursed to the Company as additional rent. Certain properties are economically owned through the holding of industrial revenue bonds and as such neither ground lease payments nor bond debt service payments are made or received, respectively. For certain of the properties, the Company has an option to purchase the land.

Minimum future rental payments under non-cancellable leasehold interests, excluding leases held through industrial revenue bonds and lease payments in the future that are based upon fair market value for the next five years and thereafter are as follows:

Years ending
December 31,	Total

2008	$3,744
2009	3,768
2010	3,538
2011	3,140
2012	2,806
Thereafter	16,720

$33,716

Rent expense for the leasehold interests was $3,255, $604 and $528 in 2007, 2006 and 2005, respectively.

The Company leases its corporate headquarters. The lease expires December 2015, with rent fixed at $599 per annum through December 2008 and will be adjusted to fair market value, as defined, thereafter. The Company is also responsible for its proportionate share of operating expenses and real estate taxes. As an incentive to enter the lease, the Company received a payment of $845 which it is amortizing as a reduction of rent expense. The Company also leases an office in San Francisco until March 2012. The minimum lease payments for these offices are $686 for 2008, $90 for 2009, $92 for 2010, $95 for 2011 and $24 for 2012. Rent expense for these offices for 2007, 2006 and 2005 was $975, $877 and $861, respectively, and is included in general and administrative expenses.

(12)	Minority Interests

In conjunction with several of the Company’s acquisitions, property owners were issued OP units as a form of consideration in exchange for the property. In connection with the Merger, the MLP effected a reverse unit-split pursuant to which each outstanding MLP unit was converted into 0.80 MLP units totaling 35.5 million, excluding MLP units held directly or indirectly by the Company. Holders of certain MLP units have voting rights equivalent to common shareholders of the Company through the Special Voting Preferred Share. Pursuant to a voting trustee agreement, NKT Advisors, LLC, an affiliate of Michael L. Ashner, the Company’s Executive Chairman, holds the one share of the Company’s special voting preferred stock and is required to cast the votes attached to the special voting preferred stock in proportion to the votes it receives from holders of voting MLP units, other than the general partner of the MLP or any other Lexington affiliate, provided that Vornado Realty Trust (“Vornado”) will not have the right to vote for board members of the Company at any time when an affiliate of Vornado is serving or standing for election as a board member of the Company. NKT Advisors, LLC will be entitled to vote Vornado’s voting MLP units in its sole discretion to the extent the voting rights of Vornado’s affiliates are so limited. Substantially all of OP units, other than the OP units held directly or indirectly by the Company, are redeemable at certain times, only at the option of the holders, for common shares or, on a one-for-one basis, at the Company’s option, cash at various dates and are not otherwise mandatorily redeemable by the Company. During 2006, one of the Company’s operating

LEXINGTON REALTY TRUST
AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
($000 except per share/unit amounts)

partnerships issued 33,954 OP units ($750) in connection with an acquisition. During 2005, one of the Company’s operating partnerships issued 352,244 OP units for $7,714 in cash. As of December 31, 2007, there were 39.7 million OP units outstanding. Of the total OP units outstanding, 29.2 million are held by related parties. Generally, holders of OP units are entitled to receive distributions equal to the dividends paid to our common shareholders, except that certain OP units have stated distributions in accordance with their respective partnership agreement. To the extent that the Company’s dividend per share is less than the stated distribution per unit per the applicable partnership agreement, the stated distributions per unit are reduced by the percentage reduction in the Company’s dividend. No OP units have a liquidation preference. As of December 31, 2006, there were 41.2 million OP units outstanding. As of December 31, 2007, the Company’s common shares had a closing price of $14.54 per share. Assuming all outstanding OP units not held by the Company were redeemed on such date the estimated fair value of the OP units is $577,517. The Company has the ability and intent to settle such redemptions in common shares.

(13)	Preferred and Common Shares

During 2007, the Company issued 6,200,000 of its Series D Cumulative Redeemable Preferred Stock (“Series D Preferred”) with a liquidation amount of $155,000, which pays dividends at an annual rate of 7.55%, raising net proceeds of $149,774. The Series D Preferred has no maturity date and the Company is not required to redeem the Series D Preferred at any time. Accordingly, the Series D Preferred will remain outstanding indefinitely, unless the Company decides at its option on or after February 14, 2012, to exercise its redemption right. If at any time following a change of control, the Series D Preferred are not listed on any of the national stock exchanges, the Company will have the option to redeem the Series D Preferred, in whole but not in part, within 90 days after the first date on which both the change of control has occurred and the Series D Preferred are not so listed, for cash at a redemption price of $25.00 per share, plus accrued and unpaid dividends (whether or not declared) up to but excluding the redemption date. If the Company does not redeem the Series D Preferred and the Series D Preferred are not so listed, the Series D Preferred will pay dividends at an annual rate of 8.55%.

During 2006, the Company issued 15,994,702 common shares relating to the Merger. During 2005, the Company issued 2,500,000 common shares in public offerings raising $60,722 in proceeds, which was used to retire mortgage debt and fund acquisitions.

Pursuant to a voting trustee agreement, NKT Advisors, LLC, an affiliate of Michael L. Ashner, the Company’s Executive Chairman, holds the one share of the Company’s special voting preferred stock and is required to cast the votes attached to the special voting preferred stock in proportion to the votes it receives from holders of voting MLP units, other than the general partner of the MLP or any other Lexington affiliate, provided that Vornado will not have the right to vote for board members of the Company at any time when an affiliate of Vornado is serving or standing for election as a board member of the Company. NKT Advisors, LLC will be entitled to vote Vornado’s voting MLP units in its sole discretion to the extent the voting rights of Vornado’s affiliates are so limited.

During 2005, the Company issued 400,000 shares (which were issued pursuant to an underwriters over allotment option) of Series C Cumulative Convertible Preferred Stock, raising net proceeds of $19,463. The shares have a dividend of $3.25 per share per annum, have a liquidation preference of $20,000, and the Company commencing November 2009, if certain common share prices are achieved, can force conversion into common shares. At issuance each share was convertible into 1.8643 common shares. This conversion ratio may increase over time if the Company’s common share dividend exceeds certain quarterly thresholds. Due to the special dividend declared by the Company’s Board of Trustees, each share is convertible into 2.1683 common shares as of December 31, 2007.

If certain fundamental changes occur, holders may require the Company, in certain circumstances, to repurchase all or part of their Series C Cumulative Convertible Preferred Stock. In addition, upon the occurrence

LEXINGTON REALTY TRUST
AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
($000 except per share/unit amounts)

of certain fundamental changes, the Company will under certain circumstances increase the conversion rate by a number of additional common shares or, in lieu thereof, may in certain circumstances elect to adjust the conversion rate upon the Series C Cumulative Convertible Preferred Stock becoming convertible into shares of the public acquiring or surviving company.

On or after November 16, 2009, the Company may, at the Company’s option, cause the Series C Cumulative Convertible Preferred Stock to be automatically converted into that number of common shares that are issuable at the then prevailing conversion rate. The Company may exercise its conversion right only if, at certain times, the closing price of the Company’s common shares equals or exceeds 125% of the then prevailing conversion price of the Series C Cumulative Convertible Preferred Stock.

Investors in the Series C Cumulative Convertible Preferred Stock generally have no voting rights, but will have limited voting rights if the Company fails to pay dividends for six or more quarters and under certain other circumstances. Upon conversion the Company may choose to deliver the conversion value to investors in cash, common shares, or a combination of cash and common shares.

During 2007 and 2006, holders of an aggregate of 1,283,629 and 96,205 OP Units redeemed such OP Units for common shares of the Company. These redemptions resulted in an increase in shareholders’ equity and corresponding decrease in minority interest of $25,223 and $1,099, respectively.

During 2007 and 2006, the Company issued 0 and 639,353 common shares, respectively, to certain employees. These common shares generally vest ratably, primarily over a 5 year period, however in certain situations the vesting is cliff-based after 5 years and in other cases vesting only occurs if certain performance criteria are met (see Note 14).

During 2007 and 2006, the Company issued 282,051 and 627,497 common shares, respectively, under its dividend reinvestment plan which allows shareholders to reinvest dividends to purchase common shares.

(14)	Benefit Plans

The Company maintains a common share option plan pursuant to which qualified and non-qualified options may be issued. Options granted under the plan generally vest over a period of one to four years and expire five years from date of grant. No compensation cost is reflected in net income as all options granted under the plan had an exercise price equal to the market value of the underlying common shares on the date of grant.

LEXINGTON REALTY TRUST
AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
($000 except per share/unit amounts)

Share option activity during the years indicated is as follows:

		Weighted-Average
	Number of	Exercise Price
	Shares	Per Share

Balance at December 31, 2004	$176,330	$14.70
Granted	—	—
Exercised	(133,830)	14.71
Forfeited	(2,000)	13.66
Expired	—	—

Balance at December 31, 2005	40,500	14.71
Granted	—	—
Exercised	(20,500)	14.15
Forfeited	(2,000)	15.50
Expired	(1,500)	11.82

Balance at December 31, 2006	16,500	15.56
Granted	—	—
Exercised	(15,500)	15.56
Forfeited	—	—
Expired	(1,000)	15.50

Balance at December 31, 2007	$—	$—

The Company has a 401(k) retirement savings plan covering all eligible employees. The Company will match 100% of the first 2.5% of employee contributions. In addition, based on its profitability, the Company may make a discretionary contribution at each fiscal year end to all eligible employees. The matching and discretionary contributions are subject to vesting under a schedule providing for 25% annual vesting starting with the first year of employment and 100% vesting after four years of employment. Approximately $382, $229 and $179 of contributions are applicable to 2007, 2006 and 2005, respectively.

Non-vested share activity for the year ended December 31, 2007, is as follows:

	Number of	Weighted-Average
	Shares	Value Per Share

Balance at December 31, 2006	654,761	$21.52
Granted	—	—
Forfeited	(8,430)	21.99
Vested	(224,608)	20.48

Balance at December 31, 2007	421,723	$22.06

As of December 31, 2007, of the remaining 421,723 non-vested shares, 140,424 are subject to time vesting and 281,299 are subject to performance vesting. There are 4,999,422 awards available for grant at December 31, 2007 and the Company has $6,394 in unrecognized compensation costs that will be charged to compensation expense over an average of approximately 3.5 years.

In 2006, the Board of Trustees approved the accelerated vesting of certain time based non-vested shares, which resulted in a charge to earnings of $10,758, which is included in general and administrative expenses.

LEXINGTON REALTY TRUST
AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
($000 except per share/unit amounts)

During 2007, 2006 and 2005, the Company recognized $3,645, $16,950 (including the $10,758 in accelerated amortization of non-vested shares), and $3,595, respectively, in compensation relating to share grants to trustees and employees.

The Company has established a trust for certain officers in which non-vested common shares, which generally vest ratably over five years, granted for the benefit of the officers are deposited. The officers exert no control over the common shares in the trust and the common shares are available to the general creditors of the Company. As of December 31, 2007 and 2006, there were 427,531 common shares in the trust.

On February 6, 2007, the Board of Trustees established the Lexington Realty Trust 2007 Outperformance Program, a long-term incentive compensation program. Under this program, participating officers will share in an “outperformance pool” if the Company’s total shareholder return for the three-year performance period beginning on the effective date of the Program, January 1, 2007, exceeds the greater of an absolute compounded annual total shareholder return of 10% or 110% of the compounded annual return of the MSCI US REIT INDEX during the same period measured against a baseline value equal to the average of the ten consecutive trading days immediately prior to April 1, 2007. The size of the outperformance pool for this program will be 10% of the Company’s total shareholder return in excess of the performance hurdle, subject to a maximum amount of $40,000. On April 2, 2007, the Compensation Committee modified the effective date of the program from January 1, 2007 to April 1, 2007. On December 20, 2007, the program was modified to clarify the definition of annual shareholder return.

The awards are considered liability awards because the number of shares issued to the participants are not fixed and determinable as of the grant date. These awards contain both a service condition and a market condition. As these awards are liability based awards, the measurement date for liability instruments is the date of settlement. Accordingly, liabilities incurred under share-based payment arrangements were initially measured on the grant date of February 6, 2007 and are required to be measured at the end of each reporting period until settlement.

A third party was engaged to value the awards and the Monte Carlo simulation approach was used to estimate the compensation expense of the outperformance pool. As of grant date, it was determined that the value of the awards was $1,901. As of December 31, 2007, the value of the awards was $715. The Company recognized $111 in compensation expenses relating to the award during the year ended December 31, 2007.

Each participating officer’s award under this program will be designated as a specified participation percentage of the aggregate outperformance pool. On February 6, 2007, the Compensation Committee allocated 83% of the outperformance pool to certain of the Company’s officers. During the second quarter of 2007, one officer separated from the Company and the rights relating to his allocated 8% were forfeited. The remaining unallocated balance of 25% may be allocated by the Compensation Committee in its discretion.

If the performance hurdle is met, the Company will grant each participating officer non-vested common shares as of the end of the performance period with a value equal to such participating officer’s share of the outperformance pool. The non-vested common shares would vest in two equal installments on the first two anniversaries of the date the performance period ends provided the executive continues employment. Once issued, the non-vested common shares would be entitled to dividends and voting rights.

In the event of a change in control (as determined for purposes of the program) during the performance period, the performance period will be shortened to end on the date of the change in control and participating officers’ awards will be based on performance relative to the hurdle through the date of the change in control and participating officers’ awards will be based on performance relative to the hurdle through the date of the change in control. Any common shares earned upon a change in control will be fully vested. In addition, the performance period will be shortened to each for an executive officer if he or she is terminated by the Company without “cause” or he or she resigns for “good reason,” as such terms are defined in the executive officer’s employment agreement.

LEXINGTON REALTY TRUST
AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
($000 except per share/unit amounts)

All determinations, interpretations, and assumptions relating to the vesting and the calculation of the awards under this program will be made by the Compensation Committee.

During the second quarter of 2007, the Company and an executive officer entered into an employment separation agreement. In addition to a cash payment of $3,600, non-vested common shares were accelerated and immediately vested which resulted in a charge of $933.

(15)	Income Taxes

The benefit (provision) for income taxes relates primarily to the taxable income of the Company’s taxable REIT subsidiaries. The earnings, other than in taxable REIT subsidiaries, of the Company are not generally subject to Federal income taxes at the Company level due to the REIT election made by the Company.

Income taxes have been provided for on the asset and liability method as required by Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Under the asset and liability method, deferred income taxes are recognized for the temporary differences between the financial reporting basis and the tax basis of assets and liabilities.

The Company’s benefit (provision) for income taxes for the years ended December 31, 2007, 2006 and 2005 is summarized as follows:

	2007	2006	2005

Current:
Federal	$(928)	$(139)	$(222)
State and local	(2,679)	(331)	(93)
NOL utilized	799	—	—
Deferred:
Federal	(407)	561	358
State and local	(159)	147	107

	$(3,374)	$238	$150

Deferred tax assets of $872 and $3,230 are included in other assets on the accompanying Consolidated Balance Sheets at December 31, 2007 and 2006, respectively. These deferred tax assets relate primarily to differences in the timing of the recognition of income/(loss) between GAAP and tax, basis of real estate investments and net operating loss carry forwards.

The income tax benefit (provision) differs from the amount computed by applying the statutory federal income tax rate to pre-tax operating income as follows:

	2007	2006	2005

Federal benefit at statutory tax rate (34)%	$488	$548	$96
State and local taxes, net of Federal benefit	4	86	24
Other	(3,866)	(396)	30

	$(3,374)	$238	$150

The “other” amount of $3,866 is comprised primarily of state taxes of $2,396 and the write-off of deferred tax assets of $1,605 relating to the dissolution of LSAC and the acquisition of our co-investment programs.

LEXINGTON REALTY TRUST
AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
($000 except per share/unit amounts)

As of December 31, 2007 and 2006, the Company has estimated net operating loss carry forwards for federal income tax reporting purposes of $5,126 and $11,781, respectively, which would begin to expire in tax year 2025. No valuation allowances have been recorded against deferred tax assets as the Company believes they are fully realizable, based upon projected future taxable income.

(16)	Commitments and Contingencies

From time to time the Company is involved in legal proceedings arising in the ordinary course of business. In management’s opinion, after consultation with legal counsel, the outcome of such matters, including the matters set forth below, are not expected to have a material adverse effect on the Company’s financial position, result of operations or cash flows.

Lexington Streetsboro LLC v. Alfred Geis, et al.

Beginning in January 2005, on behalf of one of the Company’s co-investment programs, the Company received notices from the tenant in the Streetsboro, Ohio facility regarding certain alleged deficiencies in the construction of the facility as compared to the original building specifications. Upon acquisition of the facility from the developer, the then owner of the facility obtained an indemnity from the principals of the developer covering a breach of construction warranties, the construction and/or the condition of the premises. After two years of correspondence among the owner of the facility, the developer and the tenant, the Company (after the acquisition of the facility from our co-investment program) entered into an amendment to the lease with the tenant providing for the repair of a portion of the alleged deficiencies and commenced such repairs beginning in the summer of 2007.

Following a demand for reimbursement under the indemnity agreement, the Company filed suit against the developer and the principals of the developer in the Federal District Court for the Northern District of Ohio on August 10, 2007 to enforce our rights (Lexington Streestboro LLC v. Alfred Geis, et al., Case No. 5:07CV2450). On November 1, 2007, the developer filed (1) counter-claims against the Company for unjust enrichment regarding the repair work performed and for a declaration of its obligations under the indemnity agreement and (2) multiple cross-claims against its sub-contractors asking to be reimbursed for any deficiencies in the building specifications for which they are held liable. The developer was also permitted by the Court to file a claim against the tenant. The suit is on-going.

As of December 31, 2007, the Company has incurred $3.7 million of expenses in connection with the work covered by the lease amendment and the enforcement of the Company’s rights under the indemnity agreement. The Company may seek an additional $2.5 million for future costs that may be incurred in connection with other potential deficiencies. The Company intends to vigorously pursue its claims and reimbursement under the indemnity agreement, and believes that the receivable recorded is collectable.

Deutsche Bank Securities, Inc.

On June 30, 2006, the Company, including a non-consolidated entity, sold to Deutsche Bank Securities, Inc., (“Deutsche Bank”), (1) a $7,680 bankruptcy damage claim against Dana Corporation for $5,376, (“ Farmington Hills claim”), and (2) a $7,727 bankruptcy damage claim against Dana Corporation for $5,680, (“ Antioch claim”). Under the terms of the agreements covering the sale of the claims, the Company is obligated to reimburse Deutsche Bank should the claim ever be disallowed, subordinated or otherwise impaired, to the extent of such disallowance, subordination or impairment, plus interest at the rate of 10% per annum from the date of payment of the purchase price by Deutsche Bank. On October 12, 2007, Dana Corporation filed an objection to both claims. The Company assisted Deutsche Bank and the then holders of the claims in the preparation and filing of a response to the objection. Despite a belief by the Company that the objections were without merit, the holders of the claims, without the Company’s consent, settled the allowed amount of the claims at $6,500 for the Farmington Hills claim and $7,200

LEXINGTON REALTY TRUST
AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
($000 except per share/unit amounts)

for the Antioch claim. Deutsche Bank has made a formal demand with respect to the Farmington Hills claim in the amount of $826 plus interest, but has not made a formal demand with respect to the Antioch claim, which the estimate is $388 plus interest. The Company informed Deutsche Bank that it does not intend to honor any demand for a variety of reasons, including that (1) the holders of the claims arbitrarily settled the claims for reasons based on factors other than the merits and (2) the holders of the claims voluntarily reduced the claims to participate in certain settlement pools. The Company intends to vigorously defend any further claims or demands by Deutsche Bank or the holders of the claims. The Company believes that no material amount will be paid to Deutsche Bank relating to this item.

Certain employees have employment contracts and are entitled to severance benefits in the case of a change of control, as defined in the employment contract.

The Company, including its non-consolidated entities, are obligated under certain tenant leases to fund the expansion of the underlying leased properties.

The Company has agreed with Vornado Realty Trust (“Vornado”), a significant OP unitholder in the MLP, to operate the MLP as a real estate investment trust and to indemnify Vornado for any actual damages incurred by Vornado if the MLP is not operated as a REIT. Clifford Broser, a member of the Company’s Board of Trustees, is a Senior Vice President of Vornado.

During 2007, the Company wrote off approximately $431 relating to costs incurred for the LSAC initial public offering. The costs were written off when LSAC decided not to pursue an initial public offering of its shares.

(17)	Related Party Transactions

Certain officers of the Company own OP units or other interests in entities consolidated or accounted for under the equity method.

All related party acquisitions, sales and loans were approved by the independent members of the Board of Trustees or the Audit Committee.

As of December 31, 2007 and 2006, the Company, through the MLP, has an ownership interest in a securitized pool of first mortgages which includes two mortgage loans encumbering MLP properties. As of December 31, 2007 and 2006, the value of the ownership interests was $15,926 and $16,371, respectively.

An affiliate of our Executive Chairman and Director of Strategic Acquisitions provides certain asset management, investor and administrative services to certain partnerships in which the Company owns an equity interest. The total fees earned by and overhead reimbursed to this affiliate in 2007 was $2,606.

In addition, an affiliate of the Executive Chairman and Director of Strategic Acquisitions provides management services on certain of the Company’s properties. The total fees earned by this affiliate in 2007 was $901.

As of December 31, 2007 and 2006, $21,378 and $20,886, respectively, in mortgage notes payable are due to entities owned by significant OP unitholders and the Executive Chairman and Director of Strategic Acquisitions. The mortgages were assumed in connection with the Merger. In addition, the Company leases four properties to these entities. During 2007, the Company recognized $1,575 in rental revenue from these properties. The Company leases its corporate office in New York City from Vornado, a significant OP unitholder. Rent expense for this property was $829 in 2007.

During 2007, the Company repurchased common shares from two of its officers for an aggregate of $405 and purchased LSAC shares from several of its officers for $2,200.

LEXINGTON REALTY TRUST
AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
($000 except per share/unit amounts)

During 2007, the MLP and Winthrop Realty L.P., an entity affiliated with the Company’s Executive Chairman, entered into a joint venture with other unrelated partners, to acquire shares of Wells Real Estate Investment Trust (see note 8).

The Company has agreed with Vornado to operate the MLP as a real estate investment trust and to indemnify Vornado for any actual damages incurred by Vornado if the MLP is not operated as a REIT. Clifford Broser, a member of the Company’s Board of Trustees, is a Senior Vice President of Vornado.

Winthrop Realty L.P., an affiliate of the Company’s Executive Chairman and Director of Strategic Acquisitions, is the 50% partner in Concord Debt Holdings LLC (see note 8).

In addition, the Company earns fees from certain of its non-consolidated investments (see note 8).

(18)	Fair Market Value of Financial Instruments

Cash Equivalents, Restricted Cash, Accounts Receivable and Accounts Payable.  The Company estimates that the fair value approximates carrying value due to the relatively short maturity of the instruments.

Notes Receivable.  The Company has determined that the fair value of these instruments approximates carrying costs as their interest rates approximate market.

Mortgages, Notes Payable and Contract Rights Payable.  The Company determines the fair value of these instruments based on a discounted cash flow analysis using a discount rate that approximates the current borrowing rates for instruments of similar maturities. Based on this, the Company has determined that the fair value of these instruments approximates the carrying value as of December 31, 2007 and 2006.

(19)	Concentration of Risk

The Company seeks to reduce its operating and leasing risks through diversification achieved by the geographic distribution of its properties, avoiding dependency on a single property and the creditworthiness of its tenants.

For the years ended December 31, 2007, 2006 and 2005, no tenant represented 10% or more of gross revenues.

Cash and cash equivalent balances may exceed insurable amounts. The Company believes it mitigates risk by investing in or through major financial institutions.

(20)	Supplemental Disclosure of Statement of Cash Flow Information

During 2007, 2006 and 2005, the Company paid $154,917, $70,256 and $65,635, respectively, for interest and $3,452, $273, and $1,703, respectively, for income taxes.

During 2007 and 2006, the Company had a change in the unrealized gain (loss) on marketable equity securities of $(896) and $789 and an unrealized gain in foreign currency translation of $371 and $484, respectively. In addition, the Company had an unrealized loss from investments held by non-consolidated entities of $3,526 in 2007. As of December 31, 2007 the Company had a cumulative (1) unrealized loss on marketable securities of $107, (2) unrealized gain on foreign currency translation of $855 and (3) unrealized loss on investment from non-consolidated entities of $3,526.

During 2007, 2006 and 2005, the Company recognized $3,645, $16,950 (including the $10,758 in accelerated amortization of non-vested shares), $3,595, respectively, in compensation relating to share grants to trustees and employees.

LEXINGTON REALTY TRUST
AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
($000 except per share/unit amounts)

During 2007, the Company sold one property for a sale price of $35,700 and provided $27,700 in secured financing to the buyer.

During 2006, the Company sold a property in which the purchaser assumed a mortgage note encumbering the property in the amount of $14,170. In addition, the Company provided a $3,200, 6.00% interest only mortgage due in 2017 relating to the sale of another property.

During 2005, the Company provided $11,050 in secured financing related to the sale of a property.

During 2005, in connection with certain mortgage financings the lender withheld $5,600 in proceeds which was disbursed upon expansion of the mortgaged properties in 2006.

During 2007 and 2006, the Company recorded a derivative asset of $0 and $2,745 and a derivative liability of $0 and $512, respectively.

During 2007, 2006 and 2005, holders of an aggregate of 1,283,629, 96,205 and 37,200 OP Units, respectively, redeemed such units for common shares of the Company. These redemptions resulted in increases in shareholders’ equity and corresponding decreases in minority interests of $25,223, $1,099 and $441, respectively.

In connection with the acquisition of the co-investment programs, the Company paid approximately $366,600 in cash and acquired approximately $1,071,000 in real estate, $264,000 in intangibles, $21,000 in cash, assumed $785,000 in mortgages payable, $40,000 in below-market leases and $14,000 in all other assets and liabilities (see note 8).

In connection with the formation of NLS in 2007, the Company contributed real estate and intangibles, net of accumulated depreciation and amortization, of $129,427, to NLS and consolidated mortgage notes payable in the amount of $171,502 were assumed by NLS.

During 2006, the Company issued 33,954 OP Units valued at $750 to acquire a single net leased property.

Effective November 1, 2006, LSAC became a consolidated subsidiary of the Company. The assets and liabilities of LSAC are treated as non-cash activities for the Statement of Cash Flows, were as follows:

Real estate	$106,112
Cash	$31,985
Other assets	$23,476
Mortgage payable	$72,057
Other liabilities	$1,341

In 2005, the Company contributed properties (along with non-recourse mortgage notes of $36,041) to joint venture entities for capital contributions of $32,170. In addition, during 2004 the Company issued mortgage notes receivable of $45,800 relating to these contributions, which were repaid in 2005.

See footnote 5 for discussion of the Merger.

LEXINGTON REALTY TRUST
AND CONSOLIDATED SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
($000 except per share/unit amounts)

(21)	Unaudited Quarterly Financial Data

	2007
	3/31/2007	6/30/2007	9/30/2007	12/31/2007

Total gross revenues(1)	$81,943	$109,510	$118,032	$122,262
Net income	$2,215	$28,939	$14,463	$31,234
Net income (loss) allocable to common shareholders — basic	$(3,416)	$21,906	$7,429	$24,199
Net income (loss) allocable to common shareholders — per share:
Basic	$(0.05)	$0.34	$0.12	$0.39
Diluted	$(0.05)	$0.34	$0.12	$0.39

	2006
	3/31/2006	6/30/2006	9/30/2006	12/31/2006

Total gross revenues(1)	$46,367	$44,209	$46,216	$49,901
Net income (loss)	$6,078	$25,520	$(17,596)	$(6,249)
Net income (loss) allocable to common shareholders — basic	$1,969	$21,411	$(21,704)	$(10,358)
Net income (loss) allocable to common shareholders — per share:
Basic	$0.04	$0.41	$(0.42)	$(0.20)
Diluted	$0.04	$0.41	$(0.42)	$(0.20)

(1)	All periods have been adjusted to reflect the impact of properties sold during the years ended December 31, 2007 and 2006, and properties classified as held for sale, which are reflected in discontinued operations in the Consolidated Statements of Income.

The sum of the quarterly income (loss) per common share amounts may not equal the full year amounts primarily because the computations of the weighted average number of common shares outstanding for each quarter and the full year are made independently.

(22)	Subsequent Events

Subsequent to December 31, 2007, the Company:

•	Sold two properties, which are classified as held for sale at December 31, 2007, for an aggregate sales price of $6,060;

•	Repurchased approximately 963,000 common shares for $13,998 or $14.53 per share; and

•	Repurchased $89,500 face amount of the 5.45% exchangeable guaranteed notes for $78,503, including accrued interest.

LEXINGTON REALTY TRUST AND CONSOLIDATED SUBSIDIARIES

Real Estate and Accumulated Depreciation and Amortization
Schedule III ($000)

Initial cost to Company and Gross Amount at which carried at End of Year(A)

						Accumulated
				Buildings		Depreciation			Useful life computing
			Land, Improvements	and		and	Date	Date	depreciation in latest
Description	Location	Encumbrances	and Land Estates	Improvements	Total	Amortization	Acquired	Constructed	income statements (years)

R&D	Glendale, AZ	$14,084	$4,996	$24,392	$29,388	$14,557	Nov-86	1985	12 & 40
Industrial	Marshall, MI	0	40	900	940	526	Aug-87	1979	12, 20 & 40
Industrial	Marshall, MI	0	129	3,836	3,965	1,992	Aug-87	1968/1972	12, 20, 22 & 40
Office/Warehouse	Tampa, FL	7,941	1,900	9,854	11,754	4,758	Nov-87	1986	28, 30 & 40
Office/Warehouse	Memphis, TN	***	1,053	11,538	12,591	9,566	Feb-88	1987	8 &15
Office	Tampa, FL	5,741	2,160	7,127	9,287	4,234	Jul-88	1986	10, 24, 26, 31, & 40
Retail	Oxon Hill, MD	0	403	2,765	3,168	1,616	Aug-95	1976	18.21 & 24
Retail	Rockville, MD	0	0	1,784	1,784	1,041	Aug-95	1977	20 & 22
Retail/Health Club	Canton, OH	427	602	3,819	4,421	1,145	Dec-95	1987	40
Office	Salt Lake City, UT	4,712	0	55,404	55,404	24,821	May-96	1982	26
Retail	Honolulu, HI	***	0	11,147	11,147	9,458	Dec-96	1980	5
Retail	Tulsa, OK	0	447	2,432	2,879	1,492	Dec-96	1981	14 & 24
Retail	Clackamas, OR	0	523	2,847	3,370	1,747	Dec-96	1981	14 & 24
Retail	Lynwood, WA	0	488	2,658	3,146	1,631	Dec-96	1981	14 & 24
Warehouse	New Kingston, PA	3,230	674	5,360	6,034	1,446	Mar-97	1981	40
Warehouse	Mechanicsburg, PA	5,005	1,012	8,039	9,051	2,169	Mar-97	1985	40
Warehouse	New Kingston, PA	6,780	1,380	10,963	12,343	2,958	Mar-97	1989	40
Office	Dallas, TX	0	3,582	37,246	40,828	8,563	Sep-97	1981	40
Office	Decatur, GA	6,106	975	14,252	15,227	3,438	Dec-97	1983	40
Office	Richmond, VA	15,745	0	27,282	27,282	8,460	Dec-97	1990	32.25
Office	Hebron, OH	***	1,063	4,271	5,334	645	Dec-97	2000	40
Office/Warehouse	Bristol, PA	9,262	2,508	10,915	13,423	2,446	Mar-98	1982	40
Office	Hebron, KY	0	1,615	7,958	9,573	1,830	Mar-98	1987	6, 12 & 40
Office	Palm Beach Gardens, FL	10,536	3,578	14,848	18,426	3,435	May-98	1996	40
Industrial	Auburn Hills, MI	6,590	2,788	6,648	9,436	2,638	Jul-98	1989/1998	40
Warehouse/Distribution	Baton Rouge, LA	1,581	685	3,316	4,001	764	Oct-98	1998	9 & 40
Office	Herndon, VA	18,041	5,127	20,730	25,857	4,135	Dec-99	1987	40
Office	Bristol, PA	5,442	1,073	7,709	8,782	1,550	Dec-99	1998	40
Office	Hampton, VA	6,984	2,333	9,352	11,685	1,431	Mar-00	1999	40
Office	Phoenix, AZ	18,807	4,666	19,966	24,632	3,689	May-00	1997	6 & 40
Industrial	Danville, IL	6,161	1,796	7,182	8,978	1,266	Dec-00	2000	40
Retail	Eau Claire, WI	1,583	860	3,441	4,301	527	Nov-01	1994	40
Retail	Canton, OH	2,993	884	3,534	4,418	541	Nov-01	1995	40
Industrial	Plymouth, MI	4,442	1,533	6,130	7,663	939	Nov-01	1996	40
Retail	Spartanburg, SC	2,486	834	3,334	4,168	510	Nov-01	1996	40
Industrial	Henderson, NC	4,007	1,488	5,953	7,441	912	Nov-01	1998	40
Office	Hampton, VA	4,283	1,353	5,441	6,794	1,060	Nov-01	2000	40
Retail	Westland, MI	1,087	1,444	5,777	7,221	884	Nov-01	1987/1997	40
Office	Phoenix, AZ	***	2,287	20,584	22,871	2,009	Nov-01	1995/1994	20 & 40
Industrial	Hebron, OH	***	1,681	6,779	8,460	1,038	Dec-01	1999	5 & 40
Industrial	Dillon, SC	22,950	3,223	26,054	29,277	3,254	Dec-01	2001/2005	22 & 40
Office	Lake Forest, CA	10,352	3,442	13,769	17,211	1,994	Mar-02	2001	40
Office	Fort Mill, SC	10,903	3,601	14,404	18,005	1,815	Dec-02	2002	40
Office	Boca Raton, FL	20,400	4,290	17,160	21,450	2,091	Feb-03	1983/2002	40

LEXINGTON REALTY TRUST AND CONSOLIDATED SUBSIDIARIES

Real Estate and Accumulated Depreciation and Amortization
Schedule III ($000) — (continued)

						Accumulated
				Buildings		Depreciation			Useful life computing
			Land, Improvements	and		and	Date	Date	depreciation in latest
Description	Location	Encumbrances	and Land Estates	Improvements	Total	Amortization	Acquired	Constructed	income statements (years)

Industrial	Dubuque, IA	10,597	2,052	8,443	10,495	955	Jul-03	2002	12 & 40
Office	Wallingford, CT	3,371	1,049	4,198	5,247	424	Dec-03	1978/1985	40
Industrial	Waxahachie, TX	0	652	13,045	13,697	3,709	Dec-03	1996/1997	10, 16 & 40
Office	Wall Township, NJ	29,430	8,985	26,961	35,946	4,160	Jan-04	1983	22 & 40
Industrial	Moody, AL	7,241	654	9,943	10,597	2,024	Feb-04	2004	10, 15 & 40
Industrial	Houston, TX	24,498	13,894	14,488	28,382	1,358	Mar-04	1992	40
Office	Sugar Land, TX	15,670	1,834	16,536	18,370	1,550	Mar-04	1997	40
Office	Houston, TX	6,948	644	7,424	8,068	696	Mar-04	1981/1999	40
Office	Florence, SC	8,678	3,235	12,941	16,176	1,920	May-04	1998	40
Office	Clive, IA	5,784	2,761	7,453	10,214	1,590	Jun-04	2003	12, 13 & 40
Office	Carrollton, TX	13,921	2,487	18,157	20,644	2,379	Jun-04	2003	19 & 40
Industrial	High Point, NC	8,146	1,330	11,183	12,513	1,718	Jul-04	2002	18 & 40
Office	Southfield, MI	***	0	12,124	12,124	2,707	Jul-04	1963/1965	7, 16 & 40
Industrial	San Antonio, TX	28,671	2,482	38,535	41,017	6,416	Jul-04	2001	17 & 40
Office	Fort Mill, SC	20,238	1,798	25,192	26,990	4,497	Nov-04	2004	15 & 40
Office/R&D	Foxboro, MA	14,091	1,586	18,245	19,831	2,971	Nov-04	1965/1988	15 & 40

LEXINGTON REALTY TRUST AND CONSOLIDATED SUBSIDIARIES

Real Estate and Accumulated Depreciation and Amortization
Schedule III ($000) — (continued)

						Accumulated
				Buildings		Depreciation			Useful life computing
			Land, Improvements	and		and	Date	Date	depreciation in latest
Description	Location	Encumbrances	and Land Estates	Improvements	Total	Amortization	Acquired	Constructed	income statements (years)

Office	Foxboro, MA	18,351	2,231	25,653	27,884	3,952	Dec-04	1982	16 & 40
Industrial	Olive Branch, MS	0	198	10,276	10,474	2,234	Dec-04	1989	8, 15 & 40
Office	Los Angeles, CA	11,235	5,110	10,911	16,021	1,952	Dec-04	2000	13 & 40
Industrial	Knoxville, TN	7,628	1,079	10,762	11,841	1,598	Mar-05	2001	14 & 40
Office	Tempe, AZ	13,336	0	14,564	14,564	2,285	Apr-05	1998	13 & 40
Office	Farmington Hills, MI	0	3,400	6,040	9,440	2,333	Apr-05	1999	22 & 40
Industrial	Kalamazoo, MI	17,243	960	17,714	18,674	1,867	Apr-05	1999	22 & 40
Industrial	Millington, TN	17,427	723	19,119	19,842	2,549	Apr-05	1997	16 & 40
Office	Fort Meyers, FL	8,912	1,820	10,198	12,018	1,644	Apr-05	1997	13 & 40
Office	Harrisburg, PA	8,968	900	10,526	11,426	2,406	Apr-05	1998	9 & 40
Office	Indianapolis, IN	12,881	1,700	16,448	18,148	3,422	Apr-05	1999	10 & 40
Office	Tulsa, OK	7,509	2,126	8,493	10,619	1,727	Apr-05	2000	11 & 40
Office	Houston, TX	17,261	3,750	21,149	24,899	3,410	Apr-05	2000	13 & 40
Office	Houston, TX	16,589	800	22,538	23,338	4,152	Apr-05	2000	11 & 40
Office	San Antonio, TX	12,784	2,800	14,587	17,387	2,761	Apr-05	2000	11 & 40
Office	Richmond, VA	10,373	1,100	11,919	13,019	1,725	Apr-05	2000	15 & 40
Office	Suwannee, GA	11,325	3,200	10,903	14,103	1,885	Apr-05	2001	12 & 40
Office	Indianapolis, IN	9,419	1,360	13,067	14,427	2,160	Apr-05	2002	12 & 40
Office	Lakewood, CO	8,493	1,400	8,653	10,053	1,478	Apr-05	2002	12 & 40
Office	Atlanta, GA	44,228	4,600	55,333	59,933	8,715	Apr-05	2003	13 & 40
Office	Houston, TX	12,955	1,500	14,581	16,081	2,146	Apr-05	2003	14 & 40
Office	Allen, TX	30,582	7,600	35,343	42,943	6,759	Apr-05	1981/1983	11 & 40
Office	Philadelphia, PA	48,727	13,209	50,744	63,953	7,284	Jun-05	1957	10, 14, 15 & 40
Industrial	Dry Ridge, KY	7,112	560	12,553	13,113	1,091	Jun-05	1988	25 & 40
Industrial	Elizabethtown, KY	2,994	352	4,862	5,214	422	Jun-05	2001	25 & 40
Industrial	Elizabethtown, KY	15,874	890	26,868	27,758	2,334	Jun-05	1995/2001	25 & 40
Industrial	Owensboro, KY	6,346	393	11,956	12,349	1,011	Jun-05	1998/2000	25 & 40
Industrial	Hopkinsville, KY	9,304	631	16,154	16,785	1,355	Jun-05	Various	25 & 40
Office	Southington, CT	13,456	3,240	25,339	28,579	11,828	Nov-05	1983	12, 28 & 40
Office	Omaha, NE	8,802	2,566	8,324	10,890	538	Nov-05	1995	20 & 40

LEXINGTON REALTY TRUST AND CONSOLIDATED SUBSIDIARIES

Real Estate and Accumulated Depreciation and Amortization
Schedule III ($000) — (continued)

						Accumulated
				Buildings		Depreciation			Useful life computing
			Land, Improvements	and		and	Date	Date	depreciation in latest
Description	Location	Encumbrances	and Land Estates	Improvements	Total	Amortization	Acquired	Constructed	income statements (years)

Office	Sugarland, TX	9,742	2,725	10,027	12,752	878	Nov-05	2004	20 & 40
Office	Tempe, AZ	8,313	0	9,443	9,443	586	Dec-05	1998	30 & 40
Industrial	Collierville, TN	***	714	2,455	3,169	204	Dec-05	2005	20 & 40
Industrial	Crossville, TN	0	545	6,999	7,544	692	Jan-06	1989/2006	17 & 40
Office	Renswoude, Netherlands	39,178	2,913	26,403	29,316	2,386	Jan-06	1994/2003	17 & 40
Office	Memphis, TN	3,951	464	4,467	4,931	207	Nov-06	1888	20 & 40
Office	Charleston, SC	7,350	1,189	8,724	9,913	427	Nov-06	2006	40
Office	Hanover, NJ	16,627	4,063	19,711	23,774	913	Nov-06	2006	20 & 40
Office	Hilliard, OH	28,960	3,214	29,028	32,242	1,405	Dec-06	2006	40
Retail, Office, Garage	Honolulu, HI	***	21,094	13,163	34,257	326	Dec-06	1917/1980	40
Industrial	Long Beach, CA	5,902	6,230	7,802	14,032	386	Dec-06	1981	40
Industrial	Palo Alto, CA	***	12,398	16,977	29,375	2,224	Dec-06	1974	40
Industrial	Orlando, FL	***	1,030	10,869	11,899	306	Dec-06	1981	40
Industrial	McDonough, GA	23,000	2,463	24,291	26,754	585	Dec-06	2000	40
Industrial	Rockford, IL	4,278	509	5,289	5,798	145	Dec-06	1992	40
Industrial	Rockford Central, IL	2,622	371	2,573	2,944	76	Dec-06	1998	40
Industrial	Owensboro, KY	4,666	819	2,439	3,258	159	Dec-06	1975	40
Industrial	North Berwick, ME	***	1,383	31,817	33,200	820	Dec-06	1965	40
Industrial	Lumberton, NC	***	405	12,049	12,454	387	Dec-06	1998	40
Industrial	Statesville, NC	14,100	891	16,494	17,385	638	Dec-06	1999	40
Industrial	Saugerties, NY	0	508	2,837	3,345	73	Dec-06	1979	40
Industrial	Cincinnati, OH	***	1,009	7,007	8,016	212	Dec-06	1991	40
Industrial	Columbus, OH	***	1,990	10,580	12,570	348	Dec-06	1973	40
Industrial	N. Myrtle Beach, SC	***	1,481	2,078	3,559	91	Dec-06	1983	40
Industrial	Franklin, TN	0	964	8,783	9,747	449	Dec-06	1970	40
Industrial	Memphis, TN	0	1,553	12,326	13,879	379	Dec-06	1973	40
Industrial	Garland, TX	0	2,606	20,452	23,058	434	Dec-06	1980	40
Land	Baltimore, MD	0	4,571	0	4,571	0	Dec-06	N/A	N/A
Office	Little Rock, AR	***	1,353	2,260	3,613	68	Dec-06	1980	40
Office	Irvine, CA	4,079	4,758	36,262	41,020	930	Dec-06	1983	40

LEXINGTON REALTY TRUST AND CONSOLIDATED SUBSIDIARIES

Real Estate and Accumulated Depreciation and Amortization
Schedule III ($000) — (continued)

						Accumulated
				Buildings		Depreciation			Useful life computing
			Land, Improvements	and		and	Date	Date	depreciation in latest
Description	Location	Encumbrances	and Land Estates	Improvements	Total	Amortization	Acquired	Constructed	income statements (years)

Office	Long Beach, CA	15,923	19,672	67,478	87,150	2,501	Dec-06	1981	40
Office	Pleasanton, CA	4,414	2,671	2,839	5,510	276	Dec-06	1984	40
Office	San Francisco, CA	22,455	14,539	36,505	51,044	932	Dec-06	1959	40
Office	Walnut Creek,, CA	***	4,214	13,803	18,017	374	Dec-06	1983	40
Office	Colorado Springs, CO	***	1,018	2,459	3,477	109	Dec-06	1982	40
Office	Clinton, CT	721	285	4,044	4,329	112	Dec-06	1971	40
Office	Orlando, FL	***	586	35,012	35,598	908	Dec-06	1982	40
Office	Orlando, FL	***	11,498	33,671	45,169	1,874	Dec-06	1984	40
Office	Lisle, IL	10,450	3,236	13,667	16,903	451	Dec-06	1985	40
Office	Columbus, IN	42,800	235	45,729	45,964	941	Dec-06	1983	40
Office	Baltimore, MD	***	16,959	78,959	95,918	2,572	Dec-06	1973	40
Office	Bridgeton, MO	***	1,016	4,469	5,485	151	Dec-06	1980	40
Office	Bridgewater, NJ	14,805	4,738	27,331	32,069	724	Dec-06	1986	40
Office	Carteret, NJ	0	3,834	16,653	20,487	621	Dec-06	1980	40
Office	Elizabeth, NJ	***	1,324	6,484	7,808	164	Dec-06	1984	40
Office	Plainsboro, NJ	0	383	176	559	25	Dec-06	1980	40
Office	Rockaway, NJ	14,900	4,646	20,428	25,074	648	Dec-06	2002	40
Office	Las Vegas, NV	52,782	8,824	53,164	61,988	1,359	Dec-06	1982	40
Office	Rochester, NY	18,800	645	25,892	26,537	702	Dec-06	1988	40
Office	Glenwillow, OH	17,000	2,228	24,530	26,758	668	Dec-06	1996	40
Office	Johnson City, TN	***	1,214	7,568	8,782	212	Dec-06	1983	40
Office	Memphis, TN	***	1,353	8,124	9,477	241	Dec-06	1982	40
Office	Memphis, TN	76,800	5,291	97,032	102,323	2,527	Dec-06	1985	40
Office	Beaumont, TX	0	456	3,454	3,910	106	Dec-06	1978	40
Office	Beaumont, TX	***	0	22,988	22,988	1,900	Dec-06	1983	40
Office	Bedford, TX	***	1,983	6,486	8,469	124	Dec-06	1983	40
Office	Dallas, TX	***	4,042	18,104	22,146	522	Dec-06	1981	40
Other	Sun City, AZ	0	2,154	2,775	4,929	71	Dec-06	1982	40
Other	Carlsbad, NM	0	918	775	1,693	25	Dec-06	1980	40

LEXINGTON REALTY TRUST AND CONSOLIDATED SUBSIDIARIES

Real Estate and Accumulated Depreciation and Amortization
Schedule III ($000) — (continued)

						Accumulated
				Buildings		Depreciation			Useful life computing
			Land, Improvements	and		and	Date	Date	depreciation in latest
Description	Location	Encumbrances	and Land Estates	Improvements	Total	Amortization	Acquired	Constructed	income statements (years)

Other	Corpus Christi, TX	0	987	974	1,961	26	Dec-06	1983	40
Other	El Paso, TX	0	220	1,749	1,969	45	Dec-06	1982	40
Other	McAllen, TX	0	606	1,257	1,863	33	Dec-06	2004	40
Other	Victoria, TX	0	300	1,149	1,449	30	Dec-06	1981	40
Retail	Florence, AL	***	796	3,747	4,543	114	Dec-06	1983	40
Retail	Montgomery, AL	0	730	3,255	3,985	148	Dec-06	1980	40
Retail	Bisbee, AZ	0	478	2,426	2,904	73	Dec-06	1984	40
Retail	Tucson, AZ	0	1,459	3,596	5,055	128	Dec-06	1984	40
Retail	Mammoth Lakes, CA	0	6,279	2,761	9,040	228	Dec-06	1982	40
Retail	Aurora, CO	0	1,224	1,431	2,655	77	Dec-06	1981	40
Retail	Port Richey, FL	0	2,214	2,656	4,870	101	Dec-06	1980	40
Retail	Tallahassee, FL	0	0	3,700	3,700	92	Dec-06	1980	40
Retail	Atlanta, GA	0	1,014	269	1,283	36	Dec-06	1972	40
Retail	Atlanta, GA	0	870	187	1,057	28	Dec-06	1975	40
Retail	Chamblee, GA	0	770	186	956	32	Dec-06	1972	40
Retail	Cumming, GA	0	1,558	1,368	2,926	76	Dec-06	1968	40
Retail	Duluth, GA	0	660	1,014	1,674	45	Dec-06	1971	40
Retail	Forest Park, GA	0	668	1,242	1,910	54	Dec-06	1969	40
Retail	Jonesboro, GA	0	778	146	924	25	Dec-06	1971	40
Retail	Stone Mountain, GA	0	672	276	948	26	Dec-06	1973	40
Retail	Rock Falls, IL	***	135	702	837	41	Dec-06	1991	40
Retail	Lawrence, IN	0	404	1,737	2,141	49	Dec-06	1983	40
Retail	Minden, LA	0	334	4,888	5,222	123	Dec-06	1982	40
Retail	Columbia, MD	942	4,297	3,664	7,961	99	Dec-06	1979	40
Retail	Billings, MT	0	506	3,062	3,568	110	Dec-06	1981	40
Retail	Charlotte, NC	***	606	2,561	3,167	64	Dec-06	1982	40
Retail	Concord, NC	***	685	943	1,628	48	Dec-06	1983	40
Retail	Jacksonville, NC	0	1,151	221	1,372	35	Dec-06	1982	40
Retail	Jefferson, NC	0	71	884	955	23	Dec-06	1979	40
Retail	Lexington, NC	0	832	1,429	2,261	37	Dec-06	1983	40

LEXINGTON REALTY TRUST AND CONSOLIDATED SUBSIDIARIES

Real Estate and Accumulated Depreciation and Amortization
Schedule III ($000) — (continued)

						Accumulated
				Buildings		Depreciation			Useful life computing
			Land, Improvements	and		and	Date	Date	depreciation in latest
Description	Location	Encumbrances	and Land Estates	Improvements	Total	Amortization	Acquired	Constructed	income statements (years)

Retail	Thomasville, NC	***	610	1,854	2,464	47	Dec-06	1998	40
Retail	Garwood, NJ	95	3,920	8,052	11,972	259	Dec-06	1980	40
Retail	Portchester, NY	0	7,086	9,313	16,399	468	Dec-06	1982	40
Retail	Cincinnati, OH	0	0	0	0	0	Dec-06	1980	40
Retail	Franklin, OH	0	1,089	1,699	2,788	43	Dec-06	1961	40
Retail	Lawton, OK	0	663	1,288	1,951	50	Dec-06	1984	40
Retail	Grants Pass, OR	0	1,894	1,470	3,364	84	Dec-06	1984	40
Retail	Doylestown, PA	0	980	589	1,569	22	Dec-06	1976	40
Retail	Lansdale, PA	0	488	85	573	10	Dec-06	1966	40
Retail	Lima, PA	0	1,011	656	1,667	23	Dec-06	1983	40
Retail	Philadelphia, PA	0	92	771	863	28	Dec-06	1920	40
Retail	Philadelphia, PA	0	122	973	1,095	36	Dec-06	1920	40
Retail	Philadelphia, PA	0	106	485	591	14	Dec-06	1975	40
Retail	Philadelphia, PA	0	165	1,362	1,527	50	Dec-06	1960	40
Retail	Philadelphia, PA	0	92	791	883	36	Dec-06	1921	40
Retail	Philadelphia, PA	0	629	459	1,088	29	Dec-06	1970	40
Retail	Philadelphia, PA	0	114	551	665	24	Dec-06	1922	40
Retail	Philadelphia, PA	0	267	963	1,230	38	Dec-06	1980	40
Retail	Philadelphia, PA	0	2,548	8,370	10,918	319	Dec-06	1980	40
Retail	Richboro, PA	0	686	649	1,335	23	Dec-06	1976	40
Retail	Wayne, PA	0	1,877	503	2,380	25	Dec-06	1983	40
Retail	Moncks Corner, SC	0	13	1,510	1,523	41	Dec-06	1982	40
Retail	Chattanooga, TN	***	550	1,241	1,791	53	Dec-06	1982	40
Retail	Paris, TN	***	247	547	794	21	Dec-06	1982	40
Retail	Carrollton, TX	0	2,262	1,085	3,347	73	Dec-06	1984	40
Retail	Dallas, TX	0	1,637	5,381	7,018	209	Dec-06	1960	40
Retail	Fort Worth, TX	0	1,003	3,304	4,307	128	Dec-06	1985	40
Retail	Garland, TX	***	763	3,448	4,211	586	Dec-06	1983	40
Retail	Granbury, TX	0	1,131	3,986	5,117	129	Dec-06	1982	40

LEXINGTON REALTY TRUST AND CONSOLIDATED SUBSIDIARIES

Real Estate and Accumulated Depreciation and Amortization
Schedule III ($000) — (continued)

						Accumulated
				Buildings		Depreciation			Useful life computing
			Land, Improvements	and		and	Date	Date	depreciation in latest
Description	Location	Encumbrances	and Land Estates	Improvements	Total	Amortization	Acquired	Constructed	income statements (years)

Retail	Grand Prairie, TX	0	1,132	4,754	5,886	150	Dec-06	1984	40
Retail	Greenville, TX	0	562	2,743	3,305	84	Dec-06	1985	40
Retail	Hillsboro, TX	0	139	1,581	1,720	44	Dec-06	1982	40
Retail	Houston, TX	0	1,336	5,183	6,519	167	Dec-06	1982	40
Retail	Lubbock, TX	***	417	1,783	2,200	55	Dec-06	1978	40
Retail	Sandy, UT	***	1,505	3,375	4,880	145	Dec-06	1981	40
Retail	Staunton, VA	0	1,028	325	1,353	37	Dec-06	1971	40
Retail	Edmonds, WA	0	0	2,600	2,600	65	Dec-06	1981	40
Retail	Graham, WA	0	2,195	4,478	6,673	168	Dec-06	1984	40
Retail	Milton, WA	0	1,941	5,310	7,251	183	Dec-06	1989	40
Retail	Port Orchard, WA	0	2,167	1,293	3,460	96	Dec-06	1983	40
Retail	Redmond, WA	0	4,654	5,355	10,009	252	Dec-06	1985	40
Retail	Spokane, WA	0	449	3,070	3,519	89	Dec-06	1984	40
Retail	Cheyenne, WY	***	956	1,974	2,930	49	Dec-06	1981	40
Office	Evanston, WY	***	362	2,554	2,916	73	Dec-06	1975	40
Office	Orlando, FL	9,975	3,538	9,019	12,557	557	Jan-07	2003	12 & 40
Office	Boston, MA	***	3,814	14,728	18,542	291	Mar-07	1910	40
Office	Coppell, TX	14,400	2,470	12,793	15,263	253	Mar-07	2002	40
Industrial	Shreveport, LA	19,000	860	21,840	22,700	432	Mar-07	2006	40
Office	Westlake, TX	18,981	2,361	22,396	24,757	1,547	May-07	2007	40
Industrial	Antioch, TN	14,781	5,568	16,609	22,177	1,097	May-07	1983	14-40
Office	Canonsburg, PA	9,070	1,055	10,910	11,965	756	May-07	1997	8-40
Retail	Galesburg, IL	1,307	560	2,366	2,926	123	May-07	1992	12-40
Retail	Lewisburg, WV	1,538	501	1,985	2,486	54	May-07	1993	12-40
Retail	Lorain, OH	3,297	1,893	7,025	8,918	254	May-07	1993	23-40
Retail	Manteca, CA	2,329	2,082	6,464	8,546	232	May-07	1993	23-40
Retail	San Diego, CA	1,484	0	13,310	13,310	258	May-07	1993	23-40
Retail	Watertown, NY	2,190	386	5,162	5,548	217	May-07	1993	23-40
Office	Irving, TX	39,580	7,476	42,692	50,168	2,964	May-07	1999	6-40

LEXINGTON REALTY TRUST AND CONSOLIDATED SUBSIDIARIES

Real Estate and Accumulated Depreciation and Amortization
Schedule III ($000) — (continued)

						Accumulated
				Buildings		Depreciation			Useful life computing
			Land, Improvements	and		and	Date	Date	depreciation in latest
Description	Location	Encumbrances	and Land Estates	Improvements	Total	Amortization	Acquired	Constructed	income statements (years)

Office	Baton Rouge, LA	6,461	1,252	10,244	11,496	644	May-07	1997	6 & 40
Office	Centenial, CO	15,322	4,851	15,187	20,038	1,107	May-07	2001	10-40
Office	Westerville, OH	0	2,085	9,265	11,350	210	May-07	2000	40
Office	Overland Park, KS	37,465	4,769	41,956	46,725	1,815	Jun-07	1980	12 & 40
Office	Carrollton, TX	20,246	3,427	22,050	25,477	1,020	Jun-07	2003	8 & 40
Industrial	Durham, NH	19,273	3,464	18,094	21,558	833	Jun-07	1986	40
Office	Dallas, TX	18,563	3,984	27,308	31,292	1,084	Jun-07	2002	40
Office	Farmington Hills, MI	19,616	4,876	21,115	25,991	1,811	Jun-07	1999	10-40
Office	Arlington, TX	20,860	4,424	22,826	27,250	1,637	Jun-07	2003	7-40
Office	Kansas City, MO	17,876	2,433	20,154	22,587	864	Jun-07	1980	12-40
Industrial	Streetsboro, OH	19,462	2,441	22,171	24,612	1,064	Jun-07	2004	12-40
Office	Issaquah, WA	31,588	5,126	13,554	18,680	917	Jun-07	1987	8-40
Office	Issaquah, WA	0	6,268	16,058	22,326	1,043	Jun-07	1987	8-40
Office	Houston, TX	19,663	12,835	26,690	39,525	2,395	Jun-07	2000	2-40
Industrial	Plymouth, MI	11,847	2,296	13,398	15,694	1,202	Jun-07	1996	40
Industrial	Temperance, MI	10,909	3,040	14,738	17,778	828	Jun-07	1980	40
Industrial	Logan, NJ	7,318	1,825	10,776	12,601	416	Jun-07	1998	40
Industrial	Laurens, SC	16,240	5,552	20,886	26,438	1,220	Jun-07	1991	40
Industrial	Winchester, VA	10,606	3,823	12,226	16,049	848	Jun-07	2001	40
Office	Colorado Springs, CO	11,381	2,748	12,554	15,302	652	Jun-07	1980	40
Office	Lake Mary, FL	13,079	4,535	13,950	18,485	1,248	Jun-07	1997	40
Office	Lake Mary, FL	13,040	4,438	13,716	18,154	1,220	Jun-07	1999	40
Office	Chicago, IL	28,975	5,155	45,904	51,059	3,013	Jun-07	1986	40
Office	Fishers, IN	14,283	2,808	18,661	21,469	1,570	Jun-07	1999	40
Office	Cary, NC	12,589	5,342	14,866	20,208	1,034	Jun-07	1999	40
Office	Parisppany, NJ	40,151	7,478	84,051	91,529	5,272	Jun-07	2000	40
Office	Milford, OH	16,220	3,124	15,396	18,520	1,637	Jun-07	1991	40
Office	Irving , TX	26,408	4,889	22,806	27,695	2,536	Jun-07	1999	40
Office	Glen Allen, VA	19,485	2,361	28,504	30,865	2,222	Jun-07	1998	40
Office	Herndon, VA	11,930	9,409	12,853	22,262	1,034	Jun-07	1987	40
Industrial	Duncan, SC	0	884	7,944	8,828	124	Jun-07	2005	40
Office	Brea, CA	78,092	37,270	45,691	82,961	3,074	Dec-07	1983	40
Office	Houston, TX	60,193	16,613	52,682	69,295	4,939	Dec-07	1976/1984	40

	subtotal	2,098,787	694,913	3,400,365	4,095,278	379,831
	*** (see note below)	213,635	—	—	—	—

	Total	$2,312,422	$694,913	$3,400,365	$4,095,278	$379,831

***	Property is collateral for a $213,635 secured loan.

LEXINGTON REALTY TRUST AND CONSOLIDATED SUBSIDIARIES

Real Estate and Accumulated Depreciation and Amortization
Schedule III ($000) — (continued)

(A) The initial cost includes the purchase price paid by the Company and acquisition fees and expenses. The total cost basis of the Company’s properties at December 31, 2007 for Federal income tax purposes was approximately $4.1 billion.

	2007	2006	2005

Reconciliation of real estate owned:
Balance at the beginning of year	$3,747,156	$1,883,115	$1,407,872
Merger basis reallocation	8,235	—	—
Additions during year	146,252	1,918,700	671,955
Properties sold during year	(634,560)	(53,696)	(34,120)
Property contributed to joint venture during year	(132,054)	—	(117,411)
Properties consolidated during the year	1,109,064	110,728	—
Reclassified held for sale properties	(138,163)	(113,033)	(32,339)
Properties impaired during the year	(15,500)	(6,100)	(12,842)
Properties held for sale placed back in service	1,830	7,442	—
Translation adjustment on foreign currency	3,018	—	—

Balance at end of year	$4,095,278	$3,747,156	$1,883,115

Balance of beginning of year	$276,129	$241,188	$180,610
Depreciation and amortization expense	137,525	67,456	60,096
Accumulated depreciation and amortization of properties sold and held for sale during year	(54,737)	(37,178)	1,506
Accumulated depreciation of property contributed to joint venture	(16,887)	—	(1,024)
Accumulated depreciation of properties consolidated during the year	37,597	4,616	—
Translation adjustment on foreign currency	204	47	—

Balance at end of year	$379,831	$276,129	$241,188

Item 9.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Not applicable.

Item 9A.	Controls and Procedures

Evaluation of Disclosure Controls and Procedures

An evaluation of the effectiveness of the design and operation of our “disclosure controls and procedures” (as defined in rule 13a-15(e) or 15d-15(e) under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act), as of the end of the period covered by this Annual Report was made under the supervision and with the participation of our management, including our Chief Executive Officer and our Chief Financial Officer. Based upon this evaluation, our Chief Executive Officer and our Chief Financial Officer have concluded that our disclosure controls and procedures (a) are effective to ensure that information required to be disclosed by us in reports filed or submitted under the Exchange Act is timely recorded, processed, summarized and reported and (b) include, without limitation, controls and procedures designed to ensure that information required to be disclosed by us in reports filed or submitted under the Exchange Act is accumulated and communicated to our management, including our Chief Executive Officer and our Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.

Management’s Report on Internal Control Over Financial Reporting

Management’s Report on Internal Control Over Financial Reporting, which appears on page 59, is incorporated herein by reference.

Changes in Internal Control Over Financial Reporting

There were no changes to our internal controls over financial reporting during the fourth quarter ended December 31, 2007 that have materially affected, or are reasonably likely to materially affect, our internal controls over financial reporting.

Item 9B.	Other Information

Not applicable.

PART III.

Item 10.	Trustees and Executive Officers of the Registrant

The information regarding our trustees and executive officers required to be furnished pursuant to this item is set forth in Part I, Item 4A of this Annual Report. Information relating to our Code of Business Conduct and Ethics, is included in Part I, Item 1 of this Annual Report. The information relating to our trustees, including the audit committee of our Board of Trustees and our audit committee financial expert, and our executive officers will be in our Definitive Proxy Statement for our 2008 Annual Meeting of Shareholders, which we refer to as our Proxy Statement and is incorporated herein by reference.

Item 11.	Executive Compensation

The information required to be furnished pursuant to this item will be set forth under the appropriate captions in the Proxy Statement, and is incorporated herein by reference.

Item 12.  Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The information required to be furnished pursuant to this item will be set forth under the appropriate captions in the Proxy Statement, and is incorporated herein by reference.

Item 13.	Certain Relationships and Related Transactions

The information required to be furnished pursuant to this item will be set forth under the appropriate captions in the Proxy Statement, and is incorporated herein by reference.

Item 14.	Principal Accounting Fees and Services

The information required to be furnished pursuant to this item will be set forth under the appropriate captions in the Proxy Statement, and is incorporated herein by reference.

PART IV.

Item 15.	Exhibits, Financial Statement Schedules

Page

(a)(1) Financial Statements	60-101
(2) Financial Statement Schedule	102-111
(3) Exhibits

Exhibit No.		Description

2.1	—	Agreement and Plan of Merger, dated July 23, 2006, by and between Newkirk Realty Trust, Inc. (“Newkirk”) and Lexington Realty Trust (formerly known as Lexington Corporate Properties Trust, the “Company”) (filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed July 24, 2006 (the “07/24/06 8-K”))(1)
2.2	—	Amendment No. 1 to Agreement and Plan of Merger, dated as of September 11, 2006, by and between Newkirk and the Company (filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed September 13, 2006 (the “09/13/06 8-K”))(1)
2.3	—	Amendment No. 2 to Agreement and Plan of Merger, dated as of October 13, 2006, by and between Newkirk and the Company (filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed October 13, 2006)(1)
3.1	—	Articles of Merger and Amended and Restated Declaration of Trust of the Company, dated December 31, 2006 (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed January 8, 2007 (the “01/08/07 8-K”))(1)
3.2	—	Articles Supplementary Relating to the 7.55% Series D Cumulative Redeemable Preferred Stock, par value $.0001 per share (filed as Exhibit 3.3 to the Company’s Registration Statement on Form 8A filed February 14, 2007 (the “02/14/07 Registration Statement”))(1)
3.3	—	Amended and Restated By-laws of the Company (filed as Exhibit 3.2 to the 01/08/07 8-K)(1)
3.4	—	Fifth Amended and Restated Agreement of Limited Partnership of Lepercq Corporate Income Fund L.P. (“LCIF”), dated as of December 31, 1996, as supplemented (the “LCIF Partnership Agreement”) (filed as Exhibit 3.3 to the Company’s Registration Statement of Form S-3/A filed September 10, 1999 (the “09/10/99 Registration Statement”))(1)
3.5	—	Amendment No. 1 to the LCIF Partnership Agreement dated as of December 31, 2000 (filed as Exhibit 3.11 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, filed February 26, 2004 (the “2003 10-K”))(1)
3.6	—	First Amendment to the LCIF Partnership Agreement effective as of June 19, 2003 (filed as Exhibit 3.12 to the 2003 10-K)(1)
3.7	—	Second Amendment to the LCIF Partnership Agreement effective as of June 30, 2003 (filed as Exhibit 3.13 to the 2003 10-K)(1)
3.8	—	Third Amendment to the LCIF Partnership Agreement effective as of December 31, 2003 (filed as Exhibit 3.13 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, filed on March 16, 2005 (the “2004 10-K”))(1)
3.9	—	Fourth Amendment to the LCIF Partnership Agreement effective as of October 28, 2004 (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed November 4, 2004)(1)

Exhibit No.		Description

3.10	—	Fifth Amendment to the LCIF Partnership Agreement effective as of December 8, 2004 (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed December 14, 2004 (the “12/14/04 8-K”))(1)
3.11	—	Sixth Amendment to the LCIF Partnership Agreement effective as of June 30, 2003 (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed January 3, 2005 (the “01/03/05 8-K”))(1)
3.12	—	Seventh Amendment to the LCIF Partnership Agreement (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed November 3, 2005)(1)
3.13	—	Second Amended and Restated Agreement of Limited Partnership of Lepercq Corporate Income Fund II L.P. (“LCIF II”), dated as of August 27, 1998 the (“LCIF II Partnership Agreement”) (filed as Exhibit 3.4 to the 9/10/99 Registration Statement)(1)
3.14	—	First Amendment to the LCIF II Partnership Agreement effective as of June 19, 2003 (filed as Exhibit 3.14 to the 2003 10-K)(1)
3.15	—	Second Amendment to the LCIF II Partnership Agreement effective as of June 30, 2003 (filed as Exhibit 3.15 to the 2003 10-K)(1)
3.16	—	Third Amendment to the LCIF II Partnership Agreement effective as of December 8, 2004 (filed as Exhibit 10.2 to 12/14/04 8-K)(1)
3.17	—	Fourth Amendment to the LCIF II Partnership Agreement effective as of January 3, 2005 (filed as Exhibit 10.2 to 01/03/05 8-K)(1)
3.18	—	Fifth Amendment to the LCIF II Partnership Agreement effective as of July 23, 2006 (filed as Exhibit 99.5 to the 07/24/06 8-K)(1)
3.19	—	Sixth Amendment to the LCIF II Partnership Agreement effective as of December 20, 2006 (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed December 22, 2006)(1)
3.20	—	Amended and Restated Agreement of Limited Partnership of Net 3 Acquisition L.P. (the “Net 3 Partnership Agreement”) (filed as Exhibit 3.16 to the Company’s Registration Statement of Form S-3 filed November 16, 2006)(1)
3.21	—	First Amendment to the Net 3 Partnership Agreement effective as of November 29, 2001 (filed as Exhibit 3.17 to the 2003 10-K)(1)
3.22	—	Second Amendment to the Net 3 Partnership Agreement effective as of June 19, 2003 (filed as Exhibit 3.18 to the 2003 10-K)(1)
3.23	—	Third Amendment to the Net 3 Partnership Agreement effective as of June 30, 2003 (filed as Exhibit 3.19 to the 2003 10-K)(1)
3.24	—	Fourth Amendment to the Net 3 Partnership Agreement effective as of December 8, 2004 (filed as Exhibit 10.3 to 12/14/04 8-K)(1)
3.25	—	Fifth Amendment to the Net 3 Partnership Agreement effective as of January 3, 2005 (filed as Exhibit 10.3 to 01/03/05 8-K)(1)
3.26	—	Second Amended and Restated Agreement of Limited Partnership of The Lexington Master Limited Partnership (formerly known as The Newkirk Master Limited Partnership, the “MLP”), dated as of December 31, 2006, between Lex GP-1 Trust and Lex LP-1 Trust (filed as Exhibit 10.4 to the 01/08/07 8-K)(1)
4.1	—	Specimen of Common Shares Certificate of the Company (filed as Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 (the “2006 10-K”))(1)
4.2	—	Form of 8.05% Series B Cumulative Redeemable Preferred Stock certificate (filed as Exhibit 4.1 to the Company’s Registration Statement on Form 8A filed June 17, 2003)(1)
4.3	—	Form of 6.50% Series C Cumulative Convertible Preferred Stock certificate (filed as Exhibit 4.1 to the Company’s Registration Statement on Form 8A filed December 8, 2004)(1)
4.4	—	Form of 7.55% Series D Cumulative Redeemable Preferred Stock certificate (filed as Exhibit 4.1 to the 02/14/07 Registration Statement)(1)
4.5	—	Form of Special Voting Preferred Stock certificate (filed as Exhibit 4.5 to the 2006 10-K)(1)

Exhibit No.		Description

4.6	—	Indenture, dated as of January 29, 2007, among The Lexington Master Limited Partnership, the Company, the other guarantors named therein and U.S. Bank National Association, as trustee (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed January 29, 2007 (the “01/29/07 8-K”))(1)
4.7	—	First Supplemental Indenture, dated as of January 29, 2007, among The Lexington Master Limited Partnership, the Company, the other guarantors named therein and U.S. Bank National Association, as trustee, including the Form of 5.45% Exchangeable Guaranteed Notes due 2027 (filed as Exhibit 4.2 to the 01/29/07 8-K)(1)
4.8	—	Second Supplemental Indenture, dated as of March 9, 2007, among The Lexington Master Limited Partnership, the Company, the other guarantors named therein and U.S. Bank National Association, as trustee, including the Form of 5.45% Exchangeable Guaranteed Notes due 2027 (filed as Exhibit 4.3 to the Company’s Current Report on form 8-k filed on March 9, 2007 (the “03/09/07 8-K”))(1)
4.9	—	Amended and Restated Trust Agreement, dated March 21, 2007, among Lexington Realty Trust, The Bank of New York Trust Company, National Association, The Bank of New York (Delaware), the Administrative Trustees (as named therein) and the several holders of the Preferred Securities from time to time (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on March 27, 2007 (the “03/27/2007 8-K”))(1)
4.10	—	Third Supplemental Indenture, dated as of June 19, 207, among the MLP, the Company, the other guarantors named therein and U.S. bank National Association, as trustee, including the form of 5.45% Exchangeable Guaranteed Notes due 2027 (filed as Exhibit 4.1 to the Company’s Report on form 8-k filed on June 22, 2007(1)
4.11	—	Junior Subordinated Indenture, dated as of March 21, 2007, between Lexington Realty Trust and The Bank of New York Trust Company, National Association (filed as Exhibit 4.2 to the 03/27/07 8-K)(1)
9.1	—	Voting Trustee Agreement, dated as of December 31, 2006, among the Company, The Lexington Master Limited Partnership and NKT Advisors LLC (filed as Exhibit 10.6 to the 01/08/07 8-K)(1)
10.1	—	Form of 1994 Outside Director Shares Plan of the Company (filed as Exhibit 10.8 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1993) (1, 4)
10.2	—	Amended and Restated 2002 Equity-Based Award Plan of the Company (filed as Exhibit 10.54 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, filed on March 24, 2003 (the “2002 10-K”))(1)
10.3	—	1994 Employee Stock Purchase Plan (filed as Exhibit D to the Company’s Definitive Proxy Statement dated April 12, 1994) (1, 4)
10.4	—	1998 Share Option Plan (filed as Exhibit A to the Company’s Definitive Proxy Statement filed on April 22, 1998) (1, 4)
10.5	—	Amendment to 1998 Share Option Plan (filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on February 6, 2006 (the “02/06/06 8-K”)) (1, 4)
10.6	—	Amendment to 1998 Share Option Plan (filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on January 3, 2007 (the “01/03/07 8-K”)) (1, 4)
10.7	—	2007 Outperformance Program (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 5, 2007) (1,4)
10.8	—	Amendment to 2007 Outperformance Program (filed as Exhibit 10.6 to the Company’s Current Report on form 8-K filed on December 20,2007 (the 12/26/07 8-K)) (1,4)
10.9	—	Form of Compensation Agreement (Long-Term Compensation) between the Company and each of the following officers: Richard J. Rouse and Patrick Carroll (filed as Exhibit 10.15 to the 2004 10-K) (1, 4)
10.10	—	Form of Compensation Agreement (Bonus and Long-Term Compensation) between the Company and each of the following officers: E. Robert Roskind and T. Wilson Eglin (filed as Exhibit 10.16 to the 2004 10-K) (1, 4)

Exhibit No.		Description

10.11	—	Form of Nonvested Share Agreement (Performance Bonus Award) between the Company and each of the following officers: E. Robert Roskind, T. Wilson Eglin, Richard J. Rouse and Patrick Carroll (filed as Exhibit 10.1 to the 02/06/06 8-K) (1, 4)
10.12	—	Form of Nonvested Share Agreement (Long-Term Incentive Award) between the Company and each of the following officers: E. Robert Roskind, T. Wilson Eglin, Richard J. Rouse and Patrick Carroll and (filed as Exhibit 10.2 to the 02/06/06 8-K) (1, 4)
10.13	—	Form of the Company’s Nonvested Share Agreement, dated as of December 28, 2006 (filed as Exhibit 10.2 to the 01/03/07 8-K) (1,4)
10.14	—	Form of Lock-Up and Claw-Back Agreement, dated as of December 28, 2006 (filed as Exhibit 10.4 to the 01/03/07 8-K)(1)
10.15	—	Form of 2007 Annual Long-Term Incentive Award Agreement (filed as Exhibit 10.1 to the Company’s current Report on Form 8-k filed on January 11, 2008 (1,4)
10.16	—	Employment Agreement between the Company and E. Robert Roskind, dated May 4, 2006 (filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed May 5, 2006 (the “05/05/06 8-K”)) (1, 4)
10.17	—	Employment Agreement between the Company and T. Wilson Eglin, dated May 4, 2006 (filed as Exhibit 99.2 to the 05/05/06 8-K) (1, 4)
10.18	—	Employment Agreement between the Company and Richard J. Rouse, dated May 4, 2006 (filed as Exhibit 99.3 to the 05/05/06 8-K) (1, 4)
10.19	—	Employment Agreement between the Company and Patrick Carroll, dated May 4, 2006 (filed as Exhibit 99.4 to the 05/05/06 8-K) (1, 4)
10.20	—	Employment Agreement, effective as of December 31, 2006, between the Company and Michael L. Ashner (filed as Exhibit 10.16 to the 01/08/07 8-K) (1,4)
10.21	—	Waiver Letters, dated as of July 23, 2006 and delivered by each of E. Robert Roskind, Richard J. Rouse, T. Wilson Eglin and Patrick Carroll (filed as Exhibit 10.17 to the 01/08/07 8-K)(1)
10.22	—	2007 Trustee Fees Term Sheet (detailed on the Company’s Current Report on Form 8-K filed February 12, 2007) (1, 4)
10.23	—	Form of Indemnification Agreement between the Company and certain officers and trustees (filed as Exhibit 10.3 to the 2002 10-K)(1)
10.24	—	Credit Agreement, dated as of June 2, 2005 (“Credit Facility”) among the Company, LCIF, LCIF II, Net 3 Acquisition L.P., jointly and severally as borrowers, certain subsidiaries of the Company, as guarantors, Wachovia Capital Markets, LLC, as lead arranger, Wachovia Bank, National Association, as agent, Key Bank, N.A., as Syndication agent, each of Sovereign Bank and PNC Bank, National Association, as co-documentation agent, and each of the financial institutions initially a signatory thereto together with their assignees pursuant to Section 12.5(d) therein (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed June 30, 2005)(1)
10.25	—	First Amendment to Credit facility, dated as of June 1, 2006 (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed June 2, 2006)(1)
10.26	—	Second Amendment to Credit facility, dated as of December 27, 2006 (filed as Exhibit 10.1 to the 01/03/07 8-K)(1)
10.27	—	Third Amendment to Credit Agreement, dated as of December 20, 2007(filed as Exhibit 10.1 to the 12/26/07 8-K)(1)
10.28	—	Credit Agreement, dated as of June 1, 2007, among the Company, the MLP, LCIF, LCIF II and Net 3, jointly and severally as borrowers, KeyBanc Capital Markets, as lead arranger and book running manager, KeyBank National Association, as agent, and each of the financial institutions initially a signatory thereto together with their assignees pursuant to Section 12.5.(d) therein (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 7, 2007 (the “06/07/2007 8-K”))(1)

Exhibit No.		Description

10.29	—	Master Repurchase Agreement, dated May 24, 2006, between Bear, Stearns International Limited and 111 Debt Acquisition-Two LLC (filed as Exhibit 10.1 to Newkirk’s Current Report on Form 8-K filed May 30, 2006)(1)
10.30	—	Master Repurchase Agreement, dated March 30, 2006, among Column Financial Inc., 111 Debt Acquisition LLC, 111 Debt Acquisition Mezz LLC and Newkirk (filed as Exhibit 10.2 to Newkirk’s Current Report on Form 8-K filed April 5, 2006 (the “NKT 04/05/06 8-K”))(1)
10.31	—	Amended and Restated Limited Liability Company Agreement of Concord Debt Holdings LLC, dated as of September 21, 2007, among the MLP, WRT Realty, L.P. and FUR Holdings LLC (filed as Exhibit 10.1 to the Company’s current Report on Form 8-K filed on September 24, 2007)
10.32	—	Amendment No. 1 to Amended and Restated Limited Liability Company Agreement of Concord Debt Holdings LLC, dated as of January 7, 2008(filed as Exhibit 10.1 to the Company’s Current Report on form 8-K filed January 11, 2008)(1)
10.33	—	Funding Agreement, dated as of July 23, 2006, by and among LCIF, LCIF II and Net 3 Acquisition L.P. (“Net 3”) and the Company (filed as Exhibit 99.4 to the 07/24/06 8-K)(1)
10.34	—	Funding Agreement, dated as of December 31, 2006, by and among LCIF, LCIF II, Net 3, the MLP and the Company (filed as Exhibit 10.2 to the 01/08/07 8-K)(1)
10.35	—	Guaranty Agreement, effective as of December 31, 2006, between the Company and the MLP (filed as Exhibit 10.5 to the 01/08/07 8-K)(1)
10.36	—	Amended and Restated Exclusivity Services Agreement, dated as of December 31, 2006, between the Company and Michael L. Ashner (filed as Exhibit 10.1 to the 01/08/07 8-K)(1)
10.37	—	Transition Services Agreement, dated as of December 31, 2006, between the Company and First Winthrop Corporation (filed as Exhibit 10.3 to the 01/08/07 8-K)(1)
10.38	—	Acquisition Agreement, dated as of November 7, 2005, between Newkirk and First Union Real Estate Equity and Mortgage Investments (“First Union”) (filed as Exhibit 10.4 to First Union’s Current Report on Form 8-K filed on November 10, 2005)(1)
10.39	—	Amendment to Acquisition Agreement and Assignment and Assumption, dated as of December 31, 2006, among NKT, Winthrop Realty Trust and the Company (filed as Exhibit 10.7 to the 01/08/07 8-K)(1)
10.40	—	Letter Agreement among Newkirk, Apollo Real Estate Investment Fund III, L.P., the MLP, NKT Advisors LLC, Vornado Realty Trust, VNK Corp., Vornado Newkirk LLC, Vornado MLP GP LLC and WEM Bryn Mawr Associates LLC (filed as Exhibit 10.15 to Amendment No. 5 to Newkirk Registration Statement on Form S-11/A filed October 28, 2005 (“Amendment No. 5 to NKT’s S-11”))(1)
10.41	—	Amendment to the Letter Agreement among Newkirk, Apollo Real Estate Investment Fund III, L.P., the MLP, NKT Advisors LLC, Vornado Realty Trust, Vornado Realty L.P., VNK Corp., Vornado Newkirk LLC, Vornado MLP GP LLC, and WEM-Brynmawr Associates LLC (filed as Exhibit 10.25 to Amendment No. 5 to Newkirk’s S-11)(1)
10.42	—	Ownership Limit Waiver Agreement, dated as of December 31, 2006, between the Company and Vornado Realty, L.P. (filed as Exhibit 10.8 to the 01/08/07 8-K)(1)
10.43	—	Ownership Limit Waiver Agreement, dated as of December 31, 2006, between the Company and Apollo Real Estate Investment Fund III, L.P. (filed as Exhibit 10.9 to the 01/08/07 8-K)(1)
10.44	—	Registration Rights Agreement, dated as of December 31, 2006, between the Company and Michael L. Ashner (filed as Exhibit 10.10 to the 01/08/07 8-K)(1)
10.45	—	Registration Rights Agreement, dated as of December 31, 2006, between the Company and WEM-Brynmawr Associates LLC (filed as Exhibit 10.11 to the 01/08/07 8-K)(1)
10.46	—	Registration Rights Agreement, dated as of November 7, 2005, between Newkirk and Vornado Realty Trust (filed as Exhibit 10.4 to Newkirk’s Current Report on Form 8-K filed November 15, 2005 (“NKT’s 11/15/05 8-K”))(1)

Exhibit No.		Description

10.47	—	Registration Rights Agreement, dated as of November 7, 2005, between Newkirk and Apollo Real Estate Investment Fund III, L.P. (“Apollo”) (filed as Exhibit 10.5 to NKT’s 11/15/05 8-K)(1)
10.48	—	Registration Rights Agreement, dated as of November 7, 2005, between the Company and First Union (filed as Exhibit 10.6 to NKT’s 11/15/05 8-K)(1)
10.49	—	Assignment and Assumption Agreement, effective as of December 31, 2006, among Newkirk, the Company, and Vornado Realty L.P. (filed as Exhibit 10.12 to the 01/08/07 8-K)(1)
10.50	—	Assignment and Assumption Agreement, effective as of December 31, 2006 among Newkirk, the Company, and Apollo Real Estate Investment Fund III, L.P. (filed as Exhibit 10.13 to the 01/08/07 8-K)(1)
10.51	—	Assignment and Assumption Agreement, effective as of December 31, 2006, among Newkirk, the Company, and Winthrop Realty Trust filed as Exhibit 10.14 to the 01/08/07 8-K)(1)
10.52	—	Registration Rights Agreement, dated as of January 29, 2007, among the MLP, the Company, LCIF, LCIF II, Net 3, Lehman Brothers Inc. and Bear, Stearns & Co. Inc., for themselves and on behalf of the initial purchasers named therein (filed as Exhibit 4.3 to the 01/29/07 8-K)(1)
10.53	—	Common Share Delivery Agreement, made as of January 29, 2007, between the MLP and the Company (filed as Exhibit 10.77 to the 2006 10-K)(1)
10.54	—	Registration Rights Agreement, dated as of March 9, 2007, among the MLP, the Company, LCIF, LCIF II, Net 3, Lehman Brothers Inc. and Bear, Stearns & Co. Inc., for themselves and on behalf of the initial purchasers named therein (filed as Exhibit 4.4 to the 03/09/07 8-K)(1)
10.55	—	Common Share Delivery Agreement, made as of January 29, 2007 between the MLP and the Company (filed as Exhibit 4.5 to the 03/09/2007 8-K)(1)
10.56	—	Property Management Agreement, made as of December 31, 2006, among the Company (Filed as Exhibit 10.15 to the 01/08/07 8-K)(1)
10.57	—	Second Amendment and Restated Limited Partnership Agreement, dated as of February 20, 2008, among LMLP GP LLC, The Lexington Master Limited Partnership and Inland American (Net Lease) Sub, LLC (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on February 21, 2008 (the “2/21/08 8-K”))(1)
10.58	—	Contribution Agreement, dated as of August 10, 2007, between The Lexington Master Limited Partnership and Net Lease Strategic Assets Fund L.P. (filed as Exhibit 10.2 to the Company’s Current Report on form 8-K filed on August 16, 2007 ( the 08/16/2007 8-K”))(1)
10.59	—	Amendment No. 1 to Contribution Agreement, dated as of December 20, 2007(filed as Exhibit 10.3 to the 12/26/07 8-K)(1)
10.60	—	Amendment No. 2 to Contribution Agreement, dated as of February 20, 2008 (filed as Exhibit 10.2 to the 02/21/08 8-K)(1)
10.61	—	Purchase and Sale Agreement, dated as of August 10, 2007, between The Lexington Master Limited Partnership and Net Lease Strategic Assets Fund L.P. (filed as Exhibit 10.3 to the 08/16/2007 8-K)(1)
10.62	—	Amendment No. 1 to Purchase and Sale Agreement, dated as of December 20, 2007 (filed as Exhibit 10.4 to the 12/26/07 8-K)(1)
10.63	—	Amendment No. 2 to Purchase and Sale Agreement, dated as of February 20, 2008 (filed as Exhibit 10.3 to the 02/20/08 8-K)(1)
10.64	—	Management Agreement, dated as of August 10, 2007, between Net Lease Strategic Assets Fund L.P. and Lexington Realty Advisors, Inc. (filed as Exhibit 10.4 to the 08/16/2007 8-K)(1)
10.65	—	Purchase Agreement, dated as of June 1, 2007, between the Company and the Common Retirement Fund of the State of New York for interests in Lexington Acquiport Company II, LLC (filed as Exhibit 10.4 to the 06/07/2007 8-K)(1)
10.66	—	Partial Redemption Agreement, dated as of June 5, 2007, between Lexington/Lion Venture L.P., CLPF-LXP/LV, L.P. and the Company (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 28, 2007 (the “06/28/2007 8-K”)(1)

Exhibit No.		Description

10.67	—	Contribution Agreement, dated as of June 5, 2007, between the Company and the MLP (filed as Exhibit 10.2 to the 06/28/2007 8-K)(1)
10.68	—	Redemption Agreement, dated as of June 5, 2007, between Lexington/Lion Venture L.P., CLPF-LXP/LV, L.P. and CLPF-LXP/Lion Venture GP, LLC (filed as Exhibit 10.3 to the 06/28/2007 8-K)(1)
10.69	—	Form of Contribution Agreement dated as of December 20, 2007 (filed as Exhibit 10.5 to the 12/26/07 8-K)(1)
12	—	Statement of Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Dividends(2)
14.1	—	Amended and Restated Code of Business Conduct and Ethics(2)
21	—	List of Subsidiaries(2)
23	—	Consent of KPMG LLP(2)
31.1	—	Certification of Chief Executive Officer pursuant to rule 13a-14(a)/15d-14(a) of the Securities Exchange Act of 1934, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002(3)
31.2	—	Certification of Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002(3)
32.1	—	Certification of Chief Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002(3)
32.2	—	Certification of Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002(3)

(1)	Incorporated by reference.

(2)	Filed herewith.

(3)	Furnished herewith.

(4)	Management Contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Lexington Realty Trust

By:	/s/ T. Wilson Eglin
T. Wilson Eglin
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael L. Ashner and T. Wilson Eglin, and each of them severally, his true and lawful attorney-in-fact with power of substitution and resubstitution to sign in his name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that such attorney may deem necessary or advisable under the Securities Exchange Act of 1934 and any rules, regulations and requirements of the U.S. Securities and Exchange Commission in connection with this Annual Report on Form 10-K and any and all amendments hereto, as fully for all intents and purposes as he might or could do in person, and hereby ratifies and confirms all said attorneys-in-fact and agents, each acting alone, and his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Company and in the capacities and on the date indicated.

Signature	Title

/s/ Michael L. Ashner Michael L. Ashner	Chairman of the Board of Trustees And Director of Strategic Acquisitions

/s/ E. Robert Roskind E. Robert Roskind	Co-Vice Chairman of the Board of Trustees

/s/ Richard J. Rouse Richard J. Rouse	Co-Vice Chairman of the Board of Trustees and Chief Investment Officer

/s/ T. Wilson Eglin T. Wilson Eglin	Chief Executive Officer, President, Chief Operating Officer and Trustee

/s/ Patrick Carroll Patrick Carroll	Chief Financial Officer, Treasurer and Executive Vice President

/s/ Paul R. Wood Paul R. Wood	Vice President, Chief Accounting Officer and Secretary

/s/ Clifford Broser Clifford Broser	Trustee

/s/ Geoffrey Dohrmann Geoffrey Dohrmann	Trustee

Signature	Title

/s/ Carl D. Glickman Carl D. Glickman	Trustee

/s/ James Grosfeld James Grosfeld	Trustee

/s/ Harold First Harold First	Trustee

/s/ Richard Frary Richard Frary	Trustee

/s/ Kevin W. Lynch Kevin W. Lynch	Trustee

DATE: February 29, 2008

Exhibit 31.1

CERTIFICATION

I, T. Wilson Eglin, certify that:

1. I have reviewed this report on Form 10-K of Lexington Realty Trust (“the Company”);

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the Company as of, and for, the periods presented in this report;

4. The Company’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a — 15(e) and 15d — 15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a — 15(f) and 15(d) — 15(f)) for the Company and have:

a) designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b) designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c) evaluated the effectiveness of the Company’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d) disclosed in this report any change in the Company’s internal control over financial reporting that occurred during the Company’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting and

5. The Company’s other certifying officers and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the Company’s auditors and the Audit Committee of the Company’s board of trustees (or persons performing the equivalent functions):

a) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; and

b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

/s/  T. Wilson Eglin
T. Wilson Eglin
Chief Executive Officer

February 29, 2008

Exhibit 31.2

CERTIFICATION

I, Patrick Carroll, certify that:

1. I have reviewed this report on Form 10-K of Lexington Realty Trust (the “Company”);

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the Company as of, and for, the periods presented in this report;

4. The Company’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a — 15(e) and 15d — 15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a — 15(f) and 15(d) — 15(f)) for the Company and have:

a) designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b) designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c) evaluated the effectiveness of the Company’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d) disclosed in this report any change in the Company’s internal control over financial reporting that occurred during the Company’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting and

5. The Company’s other certifying officers and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the Company’s auditors and the Audit Committee of the Company’s board of trustees (or persons performing the equivalent functions):

a) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; and

b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

/s/  Patrick Carroll
Patrick Carroll
Chief Financial Officer

February 29, 2008

Exhibit 32.1

CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Annual Report of Lexington Realty Trust (the “Company”) on Form 10-K for the period ending December 31, 2007 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, T. Wilson Eglin, certify, pursuant to 18 U.S.C. § 1350, as adopted pursuant to § 906 of the Sarbanes-Oxley Act of 2002, that:

(1) The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2) The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

/s/  T. Wilson Eglin
T. Wilson Eglin
Chief Executive Officer
February 29, 2008

Exhibit 32.2

CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Annual Report of Lexington Realty Trust (the “Company”) on Form 10-K for the period ending December 31, 2007 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Patrick Carroll certify, pursuant to 18 U.S.C. § 1350, as adopted pursuant to § 906 of the Sarbanes-Oxley Act of 2002, that:

(1) The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2) The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.

/s/  Patrick Carroll
Patrick Carroll
Chief Financial Officer

February 29, 2008

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 10-Q
(Mark One)

☑	Quarterly Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
For the quarterly period ended September 30, 2008.

☐	Transition Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
For the Transition period from                      to
Commission File Number 1-12386
LEXINGTON REALTY TRUST

(Exact name of registrant as specified in its charter)

Maryland	13-3717318

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Penn Plaza — Suite 4015 New York, NY	10119

(Address of principal executive offices)	(Zip code)
(212) 692-7200

(Registrant’s telephone number, including area code)
Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☑ No ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).
Yes ☐ No ☑
Indicate the number of shares outstanding of each of the registrant’s classes of common shares, as of the latest practicable date: 93,922,557 common shares, par value $0.0001 per share on November 3, 2008.

PART 1. — FINANCIAL INFORMATION
ITEM 1. FINANCIAL STATEMENTS
LEXINGTON REALTY TRUST AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
September 30, 2008 and December 31, 2007
(Unaudited and in thousands, except share and per share data)

	September 30,	December 31,
	2008	2007
Assets:
Real estate, at cost	$3,836,321	$4,109,097
Less: accumulated depreciation and amortization	439,531	379,831

	3,396,790	3,729,266
Properties held for sale — discontinued operations	8,408	150,907
Intangible assets, net	375,212	516,698
Cash and cash equivalents	108,039	412,106
Restricted cash	27,481	41,026
Investment in and advances to non-consolidated entities	205,021	226,476
Deferred expenses, net	37,329	42,040
Notes receivable	68,631	69,775
Rent receivable — current	16,630	25,289
Rent receivable — deferred	16,967	15,303
Other assets	33,824	36,277

	$4,294,332	$5,265,163

Liabilities and Shareholders’ Equity:
Liabilities:
Mortgages and notes payable	$2,052,955	$2,312,422
Exchangeable notes payable	299,500	450,000
Trust preferred securities	129,120	200,000
Contract rights payable	14,435	13,444
Dividends payable	28,297	158,168
Liabilities — discontinued operations	902	119,093
Accounts payable and other liabilities	33,974	49,442
Accrued interest payable	10,822	23,507
Deferred revenue — below market leases, net	155,134	217,389
Prepaid rent	20,352	16,764

	2,745,491	3,560,229
Minority interests	624,839	765,863

	3,370,330	4,326,092

Commitments and contingencies (notes 6, 7, 12, 13 and 15)

Shareholders’ equity:
Preferred shares, par value $0.0001 per share; authorized 100,000,000 shares,
Series B Cumulative Redeemable Preferred, liquidation preference $79,000; 3,160,000 shares issued and outstanding	76,315	76,315
Series C Cumulative Convertible Preferred, liquidation preference $129,915 and $155,000, respectively; 2,598,300 and 3,100,000 shares issued and outstanding in 2008 and 2007, respectively	126,217	150,589
Series D Cumulative Redeemable Preferred, liquidation preference $155,000; 6,200,000 shares issued and outstanding	149,774	149,774
Special Voting Preferred Share, par value $0.0001 per share; 1 share authorized, issued and outstanding	—	—
Common shares, par value $0.0001 per share; authorized 400,000,000 shares, 65,666,569 and 61,064,334 shares issued and outstanding in 2008 and 2007, respectively	6	6
Additional paid-in-capital	1,097,176	1,033,332
Accumulated distributions in excess of net income	(525,788)	(468,167)
Accumulated other comprehensive income (loss)	302	(2,778)

Total shareholders’ equity	924,002	939,071

	$4,294,332	$5,265,163

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

LEXINGTON REALTY TRUST AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Three and nine months ended September 30, 2008 and 2007
(Unaudited and in thousands, except share and per share data)

	Three Months ended		Nine Months ended
	September 30,		September 30,
	2008	2007	2008	2007
Gross revenues:
Rental	$94,146	$105,974	$308,382	$269,803
Advisory and incentive fees	396	239	1,072	12,182
Tenant reimbursements	10,927	10,057	31,178	22,114

Total gross revenues	105,469	116,270	340,632	304,099
Expense applicable to revenues:
Depreciation and amortization	(51,197)	(63,843)	(191,596)	(164,785)
Property operating	(21,733)	(17,921)	(60,804)	(41,982)
General and administrative	(7,117)	(7,530)	(25,468)	(28,673)
Non-operating income	1,802	2,633	22,599	7,502
Interest and amortization expense	(37,279)	(48,129)	(120,519)	(114,747)
Debt satisfaction gains, net	2,309	—	39,020	—
Gains on sale-affiliates	—	—	31,806	—

Income (loss) before provision for income taxes, minority interests, equity in earnings (losses) of non-consolidated entities and discontinued operations	(7,746)	(18,520)	35,670	(38,586)
Provision for income taxes	(662)	(369)	(2,636)	(2,547)
Minority interests share of (income) losses	2,823	3,336	5,372	(3,546)
Equity in earnings (losses) of non-consolidated entities	(1,525)	4,054	(23,171)	45,951

Income (loss) from continuing operations	(7,110)	(11,499)	15,235	1,272

Discontinued operations:
Income from discontinued operations	26	8,441	1,628	25,720
Provision for income taxes	(181)	(44)	(330)	(2,721)
Debt satisfaction charges	(120)	(3,596)	(433)	(3,685)
Gains on sales of properties	7,374	26,980	11,986	39,808
Impairment charges	(1,063)	—	(3,757)	—
Minority interests share of income	(2,643)	(5,819)	(4,509)	(14,777)

Total discontinued operations	3,393	25,962	4,585	44,345

Net income (loss)	(3,717)	14,463	19,820	45,617
Dividends attributable to preferred shares — Series B	(1,590)	(1,590)	(4,770)	(4,770)
Dividends attributable to preferred shares — Series C	(2,110)	(2,519)	(6,740)	(7,556)
Dividends attributable to preferred shares — Series D	(2,926)	(2,925)	(8,777)	(7,372)
Redemption discount — Series C	—	—	5,678	—

Net income (loss) allocable to common shareholders	$(10,343)	$7,429	$5,211	$25,919

Income (loss) per common share—basic:
Income (loss) from continuing operations, after preferred dividends	$(0.21)	$(0.29)	$0.01	$(0.28)
Income from discontinued operations	0.05	0.41	0.07	0.67

Net income (loss) allocable to common shareholders	$(0.16)	$0.12	$0.08	$0.39

Weighted average common shares outstanding—basic	64,433,457	63,458,167	61,485,277	65,735,321

Income (loss) per common share—diluted:
Income (loss) from continuing operations, after preferred dividends	$(0.21)	$(0.29)	$(0.14)	$(0.28)
Income from discontinued operations	0.05	0.41	0.07	0.67

Net income (loss) allocable to common shareholders	$(0.16)	$0.12	$(0.07)	$0.39

Weighted average common shares outstanding—diluted	64,433,457	63,458,167	101,789,804	65,735,321

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

LEXINGTON REALTY TRUST AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
Three and nine months ended September 30, 2008 and 2007
(Unaudited and in thousands)

	Three Months ended		Nine Months ended
	September 30,		September 30,
	2008	2007	2008	2007
Net income (loss)	$(3,717)	$14,463	$19,820	$45,617

Other comprehensive income (loss):
Change in unrealized gain (loss) in marketable equity securities	—	(1,140)	107	(1,661)
Change in unrealized gain (loss) on foreign currency translation	(299)	249	3	290
Change in unrealized gain (loss) on interest rate swap, net of minority interest share	(395)	—	900	(357)
Change in unrealized loss from non-consolidated entities, net of minority interest share	(431)	(2,443)	(3,424)	(2,443)
Less reclassification adjustment from losses included in net income (loss)	—	—	5,494	357

Other comprehensive income (loss)	(1,125)	(3,334)	3,080	(3,814)

Comprehensive income (loss)	$(4,842)	$11,129	$22,900	$41,803

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

LEXINGTON REALTY TRUST AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Nine months ended September 30, 2008 and 2007
(Unaudited and in thousands)

	2008	2007

Net cash provided by operating activities:	$187,412	$235,893

Cash flows from investing activities:
Acquisition of interest in certain non-consolidated entities	—	(366,614)
Investment in real estate, including intangibles	(83,345)	(140,559)
Acquisitions of additional interests in LSAC	—	(24,199)
Net proceeds from sale of properties — affiliates	95,576	—
Purchase of minority interests	(5,311)	—
Net proceeds from sale/transfer of properties	189,476	225,915
Proceeds from the sale of marketable equity securities	2,506	27,698
Real estate deposits	223	(722)
Principal payments received on loans receivable	1,480	8,429
Issuance of loans receivable	(1,000)	—
Distributions from non-consolidated entities in excess of accumulated earnings	25,090	5,032
Investment in and advances to/from non-consolidated entities	(12,953)	(71,308)
Investment in marketable equity securities	—	(723)
Increase in deferred leasing costs	(10,142)	(3,823)
(Increase) decrease in escrow deposits	(849)	24,455

Net cash provided by (used in) investing activities	200,751	(316,419)

Cash flows from financing activities:
Dividends to common and preferred shareholders	(213,010)	(106,374)
Repurchase of exchangeable notes	(117,758)	—
Repurchase of trust preferred securities	(44,561)	—
Principal payments on debt, excluding normal amortization	(205,215)	(650,202)
Dividend reinvestment plan proceeds	—	5,652
Principal amortization payments	(56,298)	(63,553)
Proceeds of mortgages and notes payable	—	246,965
Proceeds from term loans	70,000	225,000
Proceeds from trust preferred notes	—	200,000
Proceeds from exchangeable notes	—	450,000
Increase in deferred financing costs	(2,851)	(18,591)
Swap termination costs	(205)	—
Contributions from minority partners	—	79
Cash distributions to minority partners	(145,185)	(67,522)
Proceeds from the sale of common and preferred shares, net	47,120	149,898
Repurchase of common and preferred shares	(23,792)	(143,709)
Partnership units repurchased	(475)	(3,602)

Net cash (used in) provided by financing activities	(692,230)	224,041

Cash acquired in co-investment program acquisition	—	20,867
Cash associated with sale of interest in entity	—	(1,442)

Change in cash and cash equivalents	(304,067)	162,940
Cash and cash equivalents, at beginning of period	412,106	97,547

Cash and cash equivalents, at end of period	$108,039	$260,487

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

LEXINGTON REALTY TRUST AND CONSOLIDATED SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008 and 2007
(Unaudited and dollars in thousands, except per share/unit data)
(1)	The Company

Lexington Realty Trust (the “Company”) is a self-managed and self-administered Maryland statutory real estate investment trust (“REIT”) that acquires, owns, and manages a geographically diversified portfolio of predominately net leased office, industrial and retail properties and provides investment advisory and asset management services to investors in the net lease area. As of September 30, 2008, the Company owned or had interests in approximately 240 consolidated properties in 42 states and the Netherlands. The real properties owned by the Company are generally subject to net leases to tenants, which are generally characterized as leases in which the tenant pays all or substantially all of the cost and cost increases for real estate taxes, capital expenditures, insurance, utilities and ordinary maintenance of the property. However, certain leases provide that the Company is responsible for certain operating expenses.

The Company believes it has qualified as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”). Accordingly, the Company will not be subject to federal income tax, provided that distributions to its shareholders equal at least the amount of its REIT taxable income as defined under the Code. The Company is permitted to participate in certain activities from which it was previously precluded in order to maintain its qualification as a REIT, so long as these activities are conducted in entities which elect to be treated as taxable REIT subsidiaries (“TRS”) under the Code. As such, the TRS will be subject to federal income taxes on the income from these activities.

The Company conducts its operations either directly or through (1) one of four operating partnerships in which the Company is the sole unit holder of the general partner and the sole unit holder of a limited partner that holds a majority of the limited partnership interests (“OP Units”): The Lexington Master Limited Partnership (“MLP”), Lepercq Corporate Income Fund L.P. (“LCIF”), Lepercq Corporate Income Fund II L.P. (“LCIF II”), and Net 3 Acquisition L.P. (“Net 3”), and (2) Lexington Realty Advisors, Inc. (“LRA”), a wholly-owned TRS.

During the nine months ended September 30, 2008, the Company repurchased approximately 1.2 million common shares/OP Units at an average price of approximately $14.51 per common share/OP Unit aggregating $16.7 million, in the open market and through private transactions with third parties. As of September 30, 2008, approximately 4.6 million common shares/OP Units were eligible for repurchase under the current authorization adopted by the Company’s Board of Trustees.

The unaudited condensed consolidated financial statements reflect all adjustments, which are, in the opinion of management, necessary to present fairly the financial condition and results of operations for the interim periods. For a more complete understanding of the Company’s operations and financial position, reference is made to the consolidated financial statements (including the notes thereto) previously filed with the Securities and Exchange Commission on February 29, 2008 with the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

(2)	Summary of Significant Accounting Policies

Basis of Presentation and Consolidation. The Company’s unaudited condensed consolidated financial statements are prepared on the accrual basis of accounting. The financial statements reflect the accounts of the Company and its consolidated subsidiaries, including LCIF, LCIF II, Net 3, MLP, LRA and Six Penn Center L.P. Lexington Contributions, Inc. (“LCI”) and Lexington Strategic Asset Corp. (“LSAC”), each a formerly majority owned TRS, were merged with and into the Company as of March 25, 2008 and June 30, 2007, respectively.

Recently Issued Accounting Standards. In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, as amended (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. The provisions of SFAS 157 were effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years, except for those relating to non-financial assets and liabilities, which are deferred for one additional year, and a scope exception for purposes of fair value measurements affecting lease classification or measurement under SFAS 13 and related standards. The adoption of the effective portions of this statement did not have a material impact on the Company’s financial position, results of operations or cash flows. The Company is evaluating the effect of implementing this statement as it relates to non-financial assets and liabilities, although the statement does not require any new fair value measurements or remeasurements of previously reported fair values.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115 (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial assets and liabilities and certain other items at fair value. An enterprise will report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. The fair value option may be applied on an instrument-by-instrument basis, with several exceptions, such as investments accounted for by the equity method, and once elected, the option is irrevocable unless a new election date occurs. The fair value option can be applied only to entire instruments and not to portions thereof. SFAS 159 was effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007. The Company did not elect to adopt the optional fair value provisions of this pronouncement and thus it did not have an impact on the Company’s consolidated financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS No. 141R (Revised 2007), Business Combinations (“SFAS 141R”). SFAS 141R requires most identifiable assets, liabilities, noncontrolling interests, and goodwill acquired in a business combination to be recorded at “full fair value”. SFAS 141R is effective for acquisitions in periods beginning on or after December 15, 2008.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements- an amendment of ARB 51 (“SFAS 160”). SFAS 160 will require noncontrolling interests (previously referred to as minority interests) to be treated as a separate component of equity, not as a liability or other item outside of permanent equity. SFAS 160 is effective for periods beginning on or after December 15, 2008. The adoption of this statement will result in the minority interest currently classified in the “mezzanine” section of the balance sheet to be reclassified as a component of shareholders’ equity, and minority interests’ share of income or loss will no longer be recorded in the statement of operations.

In December 2007, the FASB ratified EITF consensus on EITF 07-06, Accounting for the Sale of Real Estate Subject to the Requirements of FASB Statement No. 66, Accounting for Sales of Real Estate, When the Agreement Includes a Buy-Sell Clause (“EITF 07-06”). EITF 07-06 clarifies that a buy-sell clause in a sale of real estate that otherwise qualifies for partial sale accounting does not by itself constitute a form of continuing involvement that would preclude partial sale accounting under SFAS No. 66. EITF 07-06 was effective for fiscal years beginning after December 15, 2007. The adoption of EITF 07-06 did not have a material impact on the Company’s financial position, results of operations or cash flows.

In June 2008, the FASB issued FSP EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (“FSP 03-6-1”). FSP 03-6-1 requires unvested share based payment awards that contain nonforfeitable rights to dividends or dividend equivalents to be treated as participating securities as defined in EITF Issue No. 03-6, “Participating Securities and the Two-Class Method under FASB Statement No. 128,” and, therefore, included in the earnings allocation in computing earnings per share under the two-class method described in FASB Statement No. 128, Earnings per Share. FSP 03-06-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those years. Management is currently determining the impact the adoption of FSP 03-6-1 will have on the Company’s financial statements.

In June 2007, the Securities and Exchange staff announced revisions to EITF Topic D-98 related to the release of SFAS 159. The Securities and Exchange Commission announced that it will no longer accept liability classification for financial instruments that meet the conditions for temporary equity classification under ASR 268, Presentation in Financial Statements of “Redeemable Preferred Stocks” and EITF Topic No. D-98. As a consequence, the fair value option under SFAS 159 may not be applied to any financial instrument (or host contract) that qualifies as temporary equity. This is effective for all instruments that are entered into, modified, or otherwise subject to a remeasurement event in the first fiscal quarter beginning after September 15, 2007. As the Company did not adopt the fair value provisions of SFAS 159, the adoption of this announcement did not have a material impact on the Company’s financial position, results of operations or cash flows.
In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities- an amendment of SFAS No.133 (“SFAS 161”). SFAS 161, which amends SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, requires companies with derivative instruments to disclose information about how and why a company uses derivative instruments, how derivative instruments and related hedged items are accounted for under SFAS No. 133, and how derivative instruments and related hedged items affect a company’s financial position, financial performance and cash flows. The required disclosures include the fair value of derivative instruments and their gains or losses in tabular format, information about credit-risk-related contingent features in derivative agreements, counterparty, credit risk, and the company’s strategies and objectives for using derivative instruments. SFAS 161 is effective prospectively for periods beginning on or after November 15, 2008. The adoption of this statement is not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

In May 2008, the FASB issued FSP APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement) (“FSP 14-1”). FSP 14-1 requires issuers of convertible debt that may be settled wholly or partly in cash to account for the debt and equity components separately. FSP 14-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008 and interim periods. Management is currently determining the impact the adoption of FSP 14-1 will have on the Company’s financial statements.

Use of Estimates. Management has made a number of estimates and assumptions relating to the reporting of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses to prepare these unaudited condensed consolidated financial statements in conformity with U.S. generally accepted accounting principles. The most significant estimates made include the recoverability of accounts receivable, allocation of property purchase price to tangible and intangible assets acquired and liabilities assumed, the determination of impairment of long-lived assets and equity method investments, valuation and impairment of assets held by equity method investees, valuation of derivative financial instruments, and the useful lives of long-lived assets. Actual results could differ from those estimates.

Revenue Recognition. The Company recognizes revenue in accordance with Statement of Financial Accounting Standards No. 13, Accounting for Leases, as amended (“SFAS 13”). SFAS 13 requires that revenue be recognized on a straight-line basis over the term of the lease unless another systematic and rational basis is more representative of the time pattern in which the use benefit is derived from the leased property. Renewal options in leases with rental terms that are lower than those in the primary term are excluded from the calculation of straight-line rent if the renewals are not reasonably assured. In those instances in which the Company funds tenant improvements and the improvements are deemed to be owned by the Company, revenue recognition will commence when the improvements are substantially completed and possession or control of the space is turned over to the tenant. When the Company determines that the tenant allowances are lease incentives, the Company commences revenue recognition when possession or control of the space is turned over to the tenant for tenant work to begin. The lease incentive is recorded as a deferred expense and amortized as a reduction of revenue on a straight-line basis over the respective lease term. The Company recognizes lease termination payments as a component of rental revenue in the period received, provided that there are no further obligations under the lease. All above market lease assets, below market lease liabilities and deferred rent assets or liabilities for terminated leases are charged against or credited to rental revenue in the period the lease is terminated. All other capitalized lease costs and lease intangibles are accelerated via amortization expense to the date of termination.

Impairment of Real Estate, Loans Receivable and Equity-Method Investments. The Company evaluates the carrying value of all tangible and intangible assets held, including its loans receivable and its investments in non-consolidated entities (such as Lex-Win Concord, LLC), when a triggering event under Statement of Financial Accounting

Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, as amended (“SFAS 144”) has occurred to determine if an impairment has occurred which would require the recognition of a loss. The evaluation includes estimating and reviewing anticipated future cash flows to be derived from the asset. However, estimating future cash flows is highly subjective and such estimates could differ materially from actual results.
Derivative Financial Instruments. The Company accounts for its interest rate swap agreements in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended (“SFAS 133”). In accordance with SFAS 133, these agreements are carried on the balance sheet at their respective fair values, as an asset, if fair value is positive, or as a liability, if fair value is negative. The interest rate swap is designated as a cash flow hedge whereby the effective portion of the swap’s change in fair value is reported as a component of other comprehensive income (loss); the ineffective portion, if any, is recognized in earnings as an increase or decrease to interest expense.

Cash and Cash Equivalents. The Company considers all highly liquid instruments with maturities of three months or less from the date of purchase to be cash equivalents.

Restricted Cash. Restricted cash is comprised primarily of cash balances held in escrow with lenders and amounts deposited with qualified intermediaries to complete potential tax-free exchanges.

Environmental Matters. Under various federal, state and local environmental laws, statutes, ordinances, rules and regulations, an owner of real property may be liable for the costs of removal or remediation of certain hazardous or toxic substances at, on, in or under such property as well as certain other potential costs relating to hazardous or toxic substances. These liabilities may include government fines and penalties and damages for injuries to persons and adjacent property. Such laws often impose liability without regard to whether the owner knew of, or was responsible for, the presence or disposal of such substances. Although the Company’s tenants are primarily responsible for any environmental damage and claims related to the leased premises, in the event of the bankruptcy or inability of the tenant of such premises to satisfy any obligations with respect to such environmental liability, the Company may be required to satisfy any such obligations. In addition, the Company as the owner of such properties may be held directly liable for any such damages or claims irrespective of the provisions of any lease. As of September 30, 2008, the Company was not aware of any environmental matter relating to any of its assets that could have a material impact on the financial statements.

Reclassifications. Certain amounts included in the 2007 financial statements have been reclassified to conform to the 2008 presentation.

(3)	Earnings per Share

The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations for the three and nine months ended September 30, 2008 and 2007:

	Three Months ended		Nine Months ended
	September 30,		September 30,
	2008	2007	2008	2007
BASIC

Income (loss) from continuing operations	$(7,110)	$(11,499)	$15,235	$1,272
Less preferred dividends	(6,626)	(7,034)	(14,609)	(19,698)

Income (loss) allocable to common shareholders from continuing operations	(13,736)	(18,533)	626	(18,426)
Total income from discontinued operations	3,393	25,962	4,585	44,345

Net income (loss) allocable to common shareholders	$(10,343)	$7,429	$5,211	$25,919

Weighted average number of common shares outstanding -basic	64,433,457	63,458,167	61,485,277	65,735,321

Income (loss) per common share — basic:
Income (loss) from continuing operations	$(0.21)	$(0.29)	$0.01	$(0.28)
Income from discontinued operations	0.05	0.41	0.07	0.67

Net income (loss)	$(0.16)	$0.12	$0.08	$0.39

DILUTED
Income (loss) allocable to common shareholders from continuing operations — basic	$(13,736)	$(18,533)	$626	$(18,426)
Incremental loss attributed to assumed conversion of dilutive securities	—	—	(14,728)	—

Income (loss) allocable to common shareholders from continuing operations	(13,736)	(18,533)	(14,102)	(18,426)
Total income from discontinued operations	3,393	25,962	7,002	44,345

Net income (loss) allocable to common shareholders	$(10,343)	$7,429	$(7,100)	$25,919

Weighted average number of common shares used in calculation of basic earnings per share	64,433,457	63,458,167	61,485,277	65,735,321
Add incremental shares representing:
Shares issuable upon exercise of employee share options/non-vested shares	—	—	—	—
Shares issuable upon conversion of dilutive securities	—	—	40,304,527	—

Weighted average number of common shares outstanding — diluted	64,433,457	63,458,167	101,789,804	65,735,321

Income (loss) per common share — diluted:
Income (loss) from continuing operations	$(0.21)	$(0.29)	$(0.14)	$(0.28)
Income from discontinued operations	0.05	0.41	0.07	0.67

Net income (loss)	$(0.16)	$0.12	$(0.07)	$0.39

During the second quarter of 2008, the Company redeemed 501,700 Series C Preferred shares at a $5,678 discount to their historical cost basis. In accordance with EITF D-42, The Effect on the Calculation of Earnings Per Share for the Redemption or Induced Conversion of Preferred Stock, this discount constitutes a deemed negative dividend, offsetting other dividends, and is accretive to the common shareholders and, accordingly, it has been added to net income to arrive at net income allocable to common shareholders for the nine month period ended September 30, 2008.

In accordance with EITF D-53, Computation of Earnings Per Share for a Period That Includes a Redemption or an Induced Conversion of a Portion of a Class of Preferred Stock, for purposes of computing diluted earnings per share for the nine month period ended September 30, 2008, the discount on redemption has been subtracted from net income allocable to common shareholders in the incremental loss attributed to assumed conversion of dilutive securities, and the shares have been assumed redeemed for common shares at the beginning of the period. The Company determined that the Series C Preferred shares that were not redeemed were not dilutive to basic earnings per share.

All incremental shares are considered anti-dilutive for periods that have a loss from continuing operations applicable to common shareholders. In addition, other common share equivalents may be anti-dilutive in certain periods.

(4)	Investments in Real Estate and Intangibles

During the nine months ended September 30, 2008, the Company acquired two properties for an aggregate capitalized cost of $56,131 and allocated $6,991 of the purchase price to intangible assets. During the nine months ended September 30, 2007, the Company acquired seven properties from unrelated third parties for an aggregate capitalized cost of $117,760 and allocated $19,083 of the purchase price to intangible assets.

During the nine months ended September 30, 2007, the Company acquired additional shares in LSAC for $16,781. Also during the nine months ended September 30, 2007, LSAC paid $7,418 to repurchase its common stock in a tender offer. On June 30, 2007, LSAC was merged with and into the Company and ceased to exist.

During the nine months ended September 30, 2007, the Company, including through its consolidated subsidiaries, completed transactions with its then joint venture partners as summarized as follows:

Triple Net Investment Company LLC (“TNI”)

On May 1, 2007, the Company entered into a purchase agreement with the Utah State Retirement Investment Fund, its partner in one of its co-investment programs, TNI, and acquired the 70% of TNI it did not already own through a cash payment of approximately $82,600 and the assumption of approximately $156,600 in non-recourse mortgage debt. Accordingly, the Company became the sole owner of the 15 primarily single tenant net leased real estate properties owned by TNI. The debt assumed by the Company bears stated interest at rates ranging from 4.9% to 9.4% with a weighted-average stated rate of 5.9% and matures at various dates ranging from 2010 to 2021. In connection with this transaction, the Company recognized income of $2,064 from incentive fees in accordance with the TNI partnership agreement.

Lexington Acquiport Company LLC (“LAC”) and Lexington Acquiport Company II LLC (“LAC II”)

On June 1, 2007, the Company entered into purchase agreements with the Common Retirement Fund of the State of New York, its 66.7% partner in one of its co-investment programs, LAC, and 75% partner in another of its co-investment programs, LAC II, and acquired the interests in LAC and LAC II it did not already own through a cash payment of approximately $277,400 and the assumption of approximately $515,000 in non-recourse mortgage debt. Accordingly, the Company became the sole owner of the 26 primarily single tenant net leased real estate properties owned collectively by LAC and LAC II. The debt assumed by the Company bears interest at stated rates ranging from 5.0% to 8.2% with a weighted-average stated rate of 6.2% and matures at various dates ranging from 2009 to 2021.

Lexington/Lion Venture L.P. (“LION”)

Effective June 1, 2007, the Company and its 70% partner in LION agreed to terminate LION and distribute the 17 primarily net lease properties owned by LION. Accordingly, the Company was distributed seven of the properties, which are subject to non-recourse mortgage debt of approximately $112,500. The debt assumed by the Company bears interest at stated rates ranging from 4.8% to 6.2% with a weighted-average stated rate of 5.4% and matures at various dates ranging from 2012 to 2016. In addition, the Company paid approximately $6,600 of additional consideration to its former partner in connection with the termination. In connection with this transaction, the Company recognized income of $8,530 from incentive fees in accordance with the LION partnership agreement and was allocated equity in earnings of $34,164 related to its share of gains relating to the 10 properties transferred to the partner.

(5)	Discontinued Operations

During the nine months ended September 30, 2008, the Company sold 23 properties to unrelated third parties for aggregate sales proceeds of $189,476 which resulted in an aggregate gain of $11,986. During the nine months ended September 30, 2007, the Company sold 33 properties to unrelated third parties for aggregate sales proceeds of $225,915 which resulted in a gain of $39,808. As of September 30, 2008, the Company had three properties held for sale.

The following presents the operating results for the properties sold and properties held for sale for the applicable periods:

	Three Months ended		Nine Months ended
	September 30,		September 30,
	2008	2007	2008	2007

Rental revenues	$269	$14,810	$5,028	$51,480
Pre-tax income, including gains on sale	$3,574	$26,006	$4,915	$47,066
(6)	Investment in Non-Consolidated Entities

Concord Debt Holdings LLC (“Concord”)

The MLP and WRT Realty L.P. (“Winthrop”) have a co-investment program to acquire and originate loans secured, directly and indirectly, by real estate assets through Concord. The Company’s former Executive Chairman and Director of Strategic Acquisitions is also the Chief Executive Officer of the parent of Winthrop. The co-investment program was equally owned and controlled by the MLP and Winthrop. The MLP and Winthrop have invested $162,500 each in Concord. All profits, losses and cash flows of Concord were distributed in accordance with the respective membership interests.

During the third quarter of 2008, the MLP and Winthrop formed a jointly-owned subsidiary, Lex-Win Concord LLC (“Lex-Win Concord”), and the MLP and Winthrop each contributed to Lex-Win Concord all of their right, title, interest and obligations in Concord and WRP Management LLC, the entity that provides collateral management and asset management services to Concord and its existing CDO. Immediately following the contribution, a subsidiary of Inland American Real Estate Trust Inc. (“Inland Concord”) entered into an agreement to contribute up to $100,000 in redeemable preferred membership interest over the next 18 months to Concord, with an initial investment of $20,000. Lex-Win Concord, as managing member, and Inland Concord, as a preferred member, entered into the Second Amended and Restated Limited Liability Company Agreement of Concord. Under the terms of the agreement, additional contributions by Inland Concord are to be used primarily for the origination and acquisition of additional debt instruments including whole loans, B notes and mezzanine loans. In addition, provided that certain terms and conditions are satisfied, including payment to Inland Concord of a 10% priority return, both the MLP and Winthrop may elect to reduce their aggregate capital investment in Concord to $200,000 through distributions of principal payments from the retirement of existing loans and bonds in Concord’s current portfolio. In addition, Lex-Win Concord is obligated to make additional capital contributions to Concord of up to $75,000 only if such capital contributions are necessary under certain circumstances.
The following is summary balance sheet data as of September 30, 2008 and December 31, 2007 and income statement data for the three and nine months ended September 30, 2008 and 2007 for Concord:

	As of	As of
	9/30/08	12/31/07
Investments	$1,017,989	$1,140,108
Cash, including restricted cash	18,690	19,094
Warehouse debt facilities obligations	393,541	472,324
Collateralized debt obligations	351,525	376,650
Preferred equity	20,000	—
Members’ equity	270,920	310,922

	Nine Months ended September 30,
	2008	2007
Interest and other income	$55,396	$48,141
Interest expense	(27,062)	(29,510)
Impairment charges	(65,221)	—
Gain on debt repayment	12,698	—
Other expenses and minority interests	(3,716)	(3,564)

Net income (loss)	$(27,905)	$15,067
Other comprehensive income (loss)	6,929	(11,666)

Comprehensive income (loss)	$(20,976)	$3,401

	Three Months ended September 30,
	2008	2007
Interest and other income	$18,187	$19,937
Interest expense	(8,176)	(12,901)
Impairment charges	(7,205)	—
Gain on debt repayment	4,996	—
Other expenses and minority interests	(1,949)	(879)

Net income	$5,853	$6,157
Other comprehensive loss	(1,640)	(11,666)

Comprehensive income (loss)	$4,213	$(5,509)

Concord’s loan assets are classified as held to maturity and, accordingly, are carried at cost, net of unamortized loan origination costs and fees, repayments and unfunded commitments unless such loan is deemed to be other-than-temporarily impaired. Concord’s bonds are classified as available for sale securities and, accordingly, are marked-to-

estimated fair value on a quarterly basis based on valuations performed by Concord’s management. During the three and nine months ended September 30, 2008, the management of Concord did a complete evaluation of its bond and loan portfolio, including an analysis of any underlying collateral supporting these investments. This resulted in a charge to earnings at Concord of $7,205 and $65,221 for the three and nine months ended September 30, 2008, respectively.
Net Lease Strategic Assets Fund L.P. (“NLS”)
NLS is a co-investment program with a subsidiary of Inland American Real Estate Trust, Inc. (“Inland”). NLS was established to acquire single-tenant net lease specialty real estate in the United States. In connection with the formation of NLS and on December 20, 2007, the MLP contributed interests in 12 properties and $6,721 in cash to NLS and Inland contributed $121,676 in cash to NLS. In addition, the Company sold for cash interests in 18 properties to NLS and recorded an aggregate gain of $19,422, which was limited by the Company’s aggregate ownership interest in NLS’s common and preferred equity of 47.2%. The properties were subject to $186,302 in mortgage debt, which was assumed by NLS. After such formation transaction, Inland and the MLP owned 85% and 15%, respectively, of NLS’s common equity and the MLP owned 100% of NLS’s $87,615 preferred equity.
On March 25, 2008, the MLP contributed interests in five properties and $4,354 in cash to NLS and Inland contributed $72,545 in cash to NLS. In addition, the Company sold for cash interests in six properties to NLS and recorded an aggregate gain of $23,169, which was limited by the Company’s aggregate ownership interest in NLS’s common and preferred equity of 47.2%. The properties were subject to $131,603 in mortgage debt, which was assumed by NLS. The mortgage debt assumed by NLS has stated interest rates ranging from 5.1% to 8.0%, with a weighted average interest rate of 6.0% and maturity dates ranging from 2010 to 2021. After this transaction, Inland and the MLP owned 85% and 15%, respectively, of NLS’s common equity and the MLP owned 100% of NLS’s $141,329 preferred equity.
On May 30, 2008, the MLP contributed interests in one property and $3,458 in cash to NLS and Inland contributed $19,011 in cash to NLS. In addition, the Company sold for cash an interest in one property to NLS and recorded a gain of $8,637, which was limited by the Company’s ownership interest in NLS’s common and preferred equity of 48.1%. One property was subject to $21,545 in mortgage debt, which was assumed by NLS. The mortgage debt assumed by NLS has a stated interest rate of 8.0% and matures in 2015. After this transaction, Inland and the MLP owned 85% and 15%, respectively, of NLS’s common equity and the MLP owned 100% of NLS’s $162,487 preferred equity.
Inland and the MLP are currently entitled to a return on/of their respective investments as follows: (1) Inland, 9% on its common equity, (2) the MLP, 6.5% on its preferred equity, (3) the MLP, 9% on its common equity, (4) return of the MLP preferred equity, (5) return of Inland common equity (6) return of the MLP common equity and (7) any remaining cash flow is allocated 65% to Inland and 35% to the MLP as long as the MLP is the general partner, if not, allocations are 85% to Inland and 15% to the MLP.
In addition to the capital contributions described above, the MLP and Inland committed to invest up to an additional $22,500 and $127,500, respectively, in NLS to acquire additional specialty single-tenant net leased assets. LRA has entered into a management agreement with NLS whereby LRA will receive (1) a management fee of 0.375% of the equity capital, (2) a property management fee of up to 3.0% of actual gross revenues from certain assets for which the landlord is obligated to provide property management services (contingent upon the recoverability of such fees from the tenant under the applicable lease), and (3) an acquisition fee of 0.5% of the gross purchase price of each acquired asset by NLS.
The following is summary historical cost basis selected balance sheet data as of September 30, 2008 and December 31, 2007 and income statement data for the nine months ended September 30, 2008 for NLS:

	As of	As of
	9/30/08	12/31/07
Real estate, including intangibles	$729,271	$405,834
Cash, including restricted cash	6,491	2,230
Mortgages payable	321,842	171,556

For the Nine Months
ended 9/30/08
Total gross revenues	$35,364
Depreciation and amortization	(22,747)
Interest expense	(12,598)
Other expenses, net	(1,852)

Net loss	$(1,833)

During the nine months ended September 30, 2008, the Company recognized ($11,861) equity in losses relating to NLS based upon the hypothetical liquidation method. The difference between the assets contributed to NLS and the fair value of the MLP’s equity investment in NLS is $94,723 and is accreted into income. During the nine months ended September 30, 2008, the Company recorded earnings of $2,304 related to this difference, which is included in equity in earnings (losses) of non-consolidated entities on the accompanying statement of operations.

During the nine months ended September 30, 2008, the MLP incurred transaction costs relating to the formation of NLS of $1,138 which are included in general and administrative expenses in the consolidated statements of operations.

LEX-Win Acquisition LLC (“Lex-Win”)

During 2007, Lex-Win, an entity in which the MLP holds a 28% ownership interest, acquired 3.9 million shares of common stock in Piedmont Office Realty Trust, Inc. (formerly known as Wells Real Estate Investment Trust, Inc.), (“Wells”), a non-exchange traded entity, at a price per share of $9.30 in a tender offer. During 2007, the MLP funded $12,542 relating to this tender and received $1,890 relating to an adjustment of the number of shares tendered. Winthrop also holds a 28% interest in Lex-Win. The Company’s former Executive Chairman and Director of Strategic Acquisitions is the Chief Executive Officer of the parent of Winthrop. Profits, losses and cash flows of Lex-Win are allocated in accordance with the membership interests. During the three and nine months ended September 30, 2008, Lex-Win incurred losses of $247 and $3,847, respectively relating to its investment in Wells and sold its entire interest in Wells for $32,289.

Other Equity Method Investment Limited Partnerships

The Company is a partner in eight partnerships with ownership percentages ranging between 26% and 40%, which own net leased properties. All profits, losses and cash flows are distributed in accordance with the respective partnership agreements. As of September 30, 2008, the partnerships have $93,431 in mortgage debt (the Company’s proportionate share is $29,557) with interest rates ranging from 5.2% to 15.0% with a weighted average rate of 9.4% and maturity dates ranging from 2009 to 2018.

(7)	Mortgages and Notes Payable

During the nine months ended September 30, 2008, the MLP obtained $25,000 and $45,000 secured term loans from KeyBank N.A. The loans are interest only at LIBOR plus 60 basis points and mature in 2013. The net proceeds of the loans of $68,000 were used to partially repay indebtedness on three cross-collateralized mortgages. After such repayment, the amount owed on the three mortgages was $103,511, the three mortgages were combined into one mortgage, which is interest only instead of having a portion as self-amortizing and matures in September 2014. The MLP recognized a non-cash charge of $611 relating to the write-off of certain deferred financing charges. These loans contain customary covenants which the Company was in compliance with as of September 30, 2008.

Pursuant to the new loan agreements, the MLP simultaneously entered into an interest-rate swap agreement with KeyBank N.A to swap the LIBOR rate on the loans for a fixed rate of 4.9196% through March 18, 2013, and the Company assumed a liability for the fair value of the swap at inception of approximately $5,696 ($2,990 at September 30, 2008). The new debt is presented net of a discount of $4,795. Amortization of the discount as interest expense will occur over the term of the loans.

The following table presents the Company’s liability for the swap measured at fair value as of September 30, 2008, aggregated by the level within the SFAS 157 fair value hierarchy within which those measurements fall:

Fair Value Measurements using
Quoted Prices in	Significant	Significant
Active Markets for	Other	Unobservable
Identical Liabilities	Observable Inputs	Inputs
(Level 1)	(Level 2)	(Level 3)	Balance
$ —	$2,990	$ —	$2,990
Although the Company has determined that the majority of the inputs used to value its swap obligation fall within Level 2 of the fair value hierarchy, the credit valuation associated with the swap obligation utilizes Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by itself and its counterparties. However, as of September 30, 2008, the Company has determined that the credit valuation adjustment relative to the overall swap obligation is not significant. As a result, the entire swap obligation has been classified in Level 2 of the fair value hierarchy.

Also at inception, in accordance with SFAS No. 133, as amended, the Company designated the swap as a cash flow hedge of the risk of variability attributable to changes in the LIBOR swap rate on $45,000 and $25,000 of LIBOR-indexed variable-rate debt. Accordingly, changes in the fair value of the swap will be recorded in other comprehensive income and reclassified to earnings as interest becomes receivable or payable. Because the fair value of the swap at inception of the hedge was not zero, the Company cannot assume that there will be no ineffectiveness in the hedging relationship. However, the Company expects the hedging relationship to be highly effective and will measure and report any ineffectiveness in earnings. During the nine months ended September 30, 2008, the Company terminated a portion of the swap for a notional amount of $3,926 due to a payment of the same amount on the $45,000 term loan. The Company recognized $764 as a reduction of interest expense during the nine months ended September 30, 2008 due to the swap’s ineffectiveness and forecasted transactions no longer being probable.

During the nine months ended September 30, 2008, the Company obtained one non-recourse mortgage for $7,545, with a stated interest rate of 5.8% and a maturity date in 2012.

During the nine months ended September 30, 2007, the Company obtained ten non-recourse mortgages aggregating $246,965 with stated interest rates ranging from 5.7% to 6.2% and maturity dates ranging from 2014 to 2021.

During the first quarter of 2007, the Company repaid $547,199 of borrowings under the MLP’s then secured borrowing facility with KeyBank N.A. In connection with the repayment, the Company incurred approximately $650 to terminate an interest rate swap agreement, which is included in interest expense.

During the nine months ended September 30, 2007, the Company issued, through the MLP, an aggregate $450,000 of 5.45% Exchangeable Guaranteed Notes due in 2027. These notes can be put to the Company commencing in 2012 and every five years thereafter through maturity. The notes are convertible by the holders into common shares at a current price of $21.99 per share, subject to adjustment upon certain events. The current exchange rate is subject to adjustment under certain events including increases in the Company’s rate of dividends above a certain threshold. Upon exchange the holders of the notes would receive (i) cash equal to the principal amount of the note and (ii) to the extent the conversion value exceeds the principal amount of the note, either cash or common shares at the Company’s option. During the nine months ended September 30, 2008, the MLP repurchased $150,500 face value of the 5.45% Exchangeable Notes for cash payments and issuances of common shares of $132,464, which resulted in gains on debt extinguishment of $15,351, including write-offs of $2,685 in deferred financing costs.

During the nine months ended June 30, 2007, the Company, through a wholly-owned subsidiary, issued $200,000 in Trust Preferred Securities. These securities, which are classified as debt, are due in 2037, are redeemable by the Company commencing April 2012 and bear interest at a fixed rate of 6.804% through April 2017 and thereafter at a variable rate of three month LIBOR plus 170 basis points through maturity. During the nine months ended September 30, 2008, the Company repurchased $70,880 of the Trust Preferred Securities for a cash payment of $44,561, which resulted in a gain on debt extinguishment of $24,742 including a write off of $1,577 in deferred financing costs.

The Company has a $200,000 unsecured revolving credit facility, which expires in June 2009, bears interest at 120-170 basis points over LIBOR depending on the amount of the Company’s leverage level, and has interest rate periods of one, three or six months, at the option of the Company. The credit facility contains various leverage, debt service coverage, net worth maintenance and other customary covenants, which the Company was in compliance with as of September 30, 2008. As of September 30, 2008, there were no outstanding borrowings under the credit facility, $198,022 was available to be borrowed and the Company had outstanding letters of credit aggregating $1,978.

In June 2007, the MLP obtained a $225,000 secured term loan from KeyBank N.A. The interest only secured term loan matures June 2009, with an MLP option to extend the maturity date to December 1, 2009, and bears interest at LIBOR plus 60 basis points. The loan contains customary covenants which the MLP was in compliance with as of September 30, 2008. The proceeds of the secured term loan were used to purchase the interests in our four co-investment programs during the nine months ended September 30, 2007. As of September 30, 2008, $197,931 is outstanding under the loan. See note 4 for a discussion of the acquisition of co-investment programs and assumption of mortgages related to the acquisitions.

During the nine months ended September 30, 2008 and 2007, in connection with sales of certain properties, the Company satisfied the corresponding mortgages and notes payable which resulted in debt satisfaction charges of $895 and $3,685, respectively.

(8)	Concentration of Risk

The Company seeks to reduce its operating and leasing risks through the geographic diversification of its properties, tenant industry diversification, avoidance of dependency on a single asset and the creditworthiness of its tenants. For the nine months ended September 30, 2008 and 2007, no single tenant represented greater than 10% of rental revenues.

Cash and cash equivalent balances exceed insurable amounts. The Company believes it mitigates this risk by investing in or through major financial institutions.

(9)	Minority Interests

In conjunction with several of the Company’s acquisitions in prior years, sellers were given OP Units as a form of consideration. All OP Units, other than OP Units owned by the Company, are redeemable at certain times, only at the option of the holders, for the Company’s common shares on a one-for-one basis and are generally not otherwise mandatorily redeemable by the Company.

During the nine months ended September 30, 2008 and 2007, 319,387 and 1,363,149 OP Units, respectively, were redeemed by the Company for an aggregate value of $4,357 and $27,231, respectively.

As of September 30, 2008, there were approximately 39.4 million OP Units outstanding other than OP Units owned by the Company. All OP Units receive distributions in accordance with their respective partnership agreements. To the extent that the Company’s dividend per common share is less than the stated distribution per OP Unit per the applicable partnership agreement, the distributions per OP Unit are reduced by the percentage reduction in the Company’s dividend per common share. No OP Units have a liquidation preference. As of September 30, 2008, the Company’s common shares had a closing price of $17.22 per share. Assuming all outstanding OP Units not held by the Company were redeemed on such date the estimated fair value of the OP Units was $678,464.

See Note 15 for redemptions of OP Units subsequent to the quarter ended September 30, 2008.

(10)	Related Party Transactions

The Company, through the MLP, has an ownership interest in a securitized pool of first mortgages which includes two first mortgage loans encumbering MLP properties. As of September 30, 2008 and December 31, 2007, the value of the ownership interest was $15,570 and $15,926, respectively.

Entities partially owned and controlled by the Company’s former Executive Chairman and Director of Strategic Acquisitions provide property management services at certain properties and co-investments owned by the Company. These entities earned, including reimbursed expenses, $3,587 and $2,540, respectively, for these services for the nine months ended September 30, 2008 and 2007.

On March 20, 2008, the Company entered into a Services and Non-Compete Agreement with its former Executive Chairman and Director of Strategic Acquisitions and his affiliate, which provides that the Company’s former Executive Chairman and Director of Strategic Acquisitions and his affiliate will provide the Company with certain asset management services in exchange for $1,500. The $1,500 is included in general and administrative expenses in the statement of operations for the nine months ended September 30, 2008.

As of September 30, 2008 and December 31, 2007, $4,176 and $21,378 in mortgage notes payable are due to entities owned by two of the Company’s significant OP Unitholders and the Company’s former Executive Chairman and Director of Strategic Acquisitions.

During the nine months ended September 30, 2007, the Company repurchased (1) common shares from two of its officers for an aggregate of $405 and (2) LSAC shares for $2,200.

During the nine months ended September 30, 2007, the MLP and Winthrop, an entity affiliated with the Company’s former Executive Chairman and Director of Strategic Acquisitions, entered into a joint venture with other unrelated partners, to acquire shares of Wells (see note 6).

Winthrop, an affiliate of the Company’s former Executive Chairman and Director of Strategic Acquisitions, is the 50% partner in Lex-Win Concord, LLC (see note 6).

(11)	Shareholders’ Equity

During the nine months ended September 30, 2008, the Company repurchased and retired 501,700 of its Series C Cumulative Convertible Preferred Shares (“Series C Preferred”) by issuing 727,759 common shares and paying $7,522 in cash. The difference between the cost to retire these Series C Preferred and their historical cost was $5,678 and is treated as an increase to shareholders equity and as a reduction in preferred dividends paid for calculating earnings per share.

On June 30, 2008, the Company issued 3,450,000 common shares raising net proceeds of approximately $47,237. The proceeds, along with cash held, were used to retire $25,000 principal amount of the 5.45% Exchangeable Guaranteed Notes at a price plus accrued interest of $22,937, and $67,755 principal amount of the Trust Preferred Securities at a price plus accrued interest of $43,454.

During the nine months ended September 30, 2007, the Company issued $155,000 liquidation amount of its Series D Cumulative Redeemable Preferred Stock (“Series D Preferred”), which pays dividends at an annual rate of 7.55%, raising net proceeds of $149,774. The Series D Preferred has no maturity date and the Company is not required to redeem the Series D Preferred at any time. Accordingly, the Series D Preferred will remain outstanding indefinitely, unless the Company decides at its option on or after February 14, 2012, to exercise its redemption right. If at any time following a change of control, the Series D Preferred are not listed on any of the national stock exchanges, the Company will have the option to redeem the Series D Preferred, in whole but not in part, within 90 days after the first date on which both the change of control has occurred and the Series D Preferred are not so listed, for cash at a redemption price of $25.00 per share, plus accrued and unpaid dividends (whether or not declared) up to but excluding the redemption date. If the Company does not redeem the Series D Preferred and the Series D Preferred are not so listed, the Series D Preferred will pay dividends at an annual rate of 8.55%.

(12)	Commitments and Contingencies

The Company is obligated under certain tenant leases, including leases for non-consolidated entities, to fund the expansion of the underlying leased properties.

The Company has agreed with Vornado Realty Trust (“Vornado”), a significant OP Unitholder in the MLP, to operate the MLP as a REIT and to indemnify Vornado for any actual damages incurred by Vornado if the MLP is not operated as a REIT. Clifford Broser, a member of the Company’s Board of Trustees, is a Senior Vice President of Vornado.

From time to time, the Company is involved in legal proceedings arising in the ordinary course of business. Management believes, based on currently available information, that the results of such proceedings, in the aggregate, will not have a material adverse effect on the Company’s financial condition, but may be material to the Company’s operating results for any particular period, depending, in part, upon the operating results for such period. Given the inherent difficulty of predicting the outcome of these matters, the Company cannot estimate losses or ranges of losses for proceedings where there is only a reasonable possibility that a loss may be incurred.

(13)	Share—Based Compensation

On February 6, 2007, the Board of Trustees established the Lexington Realty Trust 2007 Outperformance Program, a long-term incentive compensation program. Under this program, participating officers will share in an “outperformance pool” if the Company’s total shareholder return for the three-year performance period beginning on the effective date of the program, January 1, 2007, exceeds the greater of an absolute compounded annual total shareholder return of 10% or 110% of the compounded annual return of the MSCI US REIT INDEX during the same period measured against a baseline value equal to the average of the ten consecutive trading days immediately prior to April 1, 2007. The size of the outperformance pool for this program will be 10% of the Company’s total shareholder return in excess of the performance hurdle, subject to a maximum amount of $40,000. On April 2, 2007, the Compensation Committee modified the effective date of the program from January 1, 2007 to April 1, 2007.

The awards are considered liability-settled awards because the numbers of shares issued to the participants are not fixed and determinable as of the grant date. These awards contain both a service condition and a market condition. As these awards are liability based awards, the measurement date for liability instruments is the date of settlement. Accordingly, liabilities incurred under share-based payment arrangements were initially measured on the grant date of February 6, 2007 and are required to be re-measured at the end of each reporting period until settlement.

A third party consultant was engaged to value the awards and the Monte Carlo simulation approach was used to estimate the compensation expense of the outperformance pool. As of the grant date, it was determined that the value of the awards was $1,901. As of September 30, 2008, the value of the awards was $5,822. The Company recognized $1,303 and $267 in compensation expense relating to the awards during the nine months ended September 30, 2008 and 2007, respectively.

Each participating officer’s award under this program will be designated as a specified participation percentage of the aggregate outperformance pool. On February 6, 2007, the Compensation Committee allocated 83% of the outperformance pool to certain of the Company’s officers. Subsequently, two officers separated from the Company and the rights relating to their allocated 19% were forfeited. The remaining unallocated balance of 36% may be allocated by the Compensation Committee at its discretion.

If the performance hurdle is met, the Company will grant each participating officer non-vested common shares as of the end of the performance period with a value equal to such participating officer’s share of the outperformance pool. The non-vested common shares would vest in two equal installments on the first two anniversaries of the date the performance period ends provided the executive continues employment. Once issued, the non-vested common shares would be entitled to dividends and voting rights.

In the event of a change in control (as determined for purposes of the program) during the performance period, the performance period will be shortened to end on the date of the change in control and participating officers’ awards will be based on performance relative to the hurdle through the date of the change in control. Any common shares earned upon a change in control will be fully vested. In addition, the performance period will be shortened to end for an executive officer if he or she is terminated by the Company without “cause” or he or she resigns for “good reason,” as such terms are defined in the executive officer’s employment agreement. All determinations, interpretations, and assumptions relating to the vesting and the calculation of the awards under this program will be made by the Compensation Committee.

During the nine months ended September 30, 2008, the Company and a former executive officer and his affiliate entered into a Services and Non-Compete Agreement and a Separation and General Release. In addition to an aggregate cash payment of $1,500 to be paid over nine months, non-vested common shares previously issued to the officer were accelerated and immediately vested which resulted in a charge of $265 (see note 10).

During the nine months ended September 30, 2007, the Company and an executive officer entered into an employment separation agreement. In addition to a cash payment of $3,600, non-vested common shares were accelerated and immediately vested which resulted in a charge of $933.

During the nine months ended September 30, 2008 and 2007, the Company recognized $3,370 and $3,194, respectively, in compensation expense relating to scheduled vesting of share grants, including the amounts discussed above.

(14)	Supplemental Disclosure of Statement of Cash Flow Information

During the nine months ended September 30, 2008 and 2007, the Company paid $130,070 and $115,565, respectively, for interest and $1,654 and $2,827, respectively, for income taxes.

During the nine months ended September 30, 2008 and 2007, holders of an aggregate of 285,936 and 1,193,091 OP Units, respectively, redeemed such OP Units for common shares of the Company. The redemptions resulted in an increase in shareholders’ equity and corresponding decrease in minority interest of $3,882 and $23,630, respectively.

During the nine months ended September 30, 2008, the Company assumed a $7,545 mortgage note payable in connection with a property acquisition.

During the nine months ended September 30, 2008, the MLP entered into a swap obligation with an initial value of $5,696, which was reflected as a reduction of mortgages payable and included in accounts payable and other liabilities.

During the nine months ended September 30, 2008, the MLP contributed six properties to NLS with $90,200 in real estate and intangibles and $51,497 in mortgage notes payable assumed.

During the nine months ended September 30, 2008, the Company issued 1,023,053 common shares ($14,706) and cash of $5,432 to repurchase $22,500 of Exchangeable Guaranteed Notes.

During the nine months ended September 30, 2007, in connection with the acquisition of the co-investment programs, the Company paid approximately $366,600 in cash and acquired approximately $1,071,000 in real estate, $264,000 in intangibles, $21,000 in cash, assumed $785,000 in mortgages payable, $40,000 in below market leases and $14,000 in all other assets and liabilities (see note 4).

(15)	Subsequent Events

Subsequent to September 30, 2008:
•	The Company repurchased $32,000 of the 5.45% Exchangeable Guaranteed Notes due in 2012 for $23,740, including the issuance of 597,826 common shares at a $14.72 per share price;

•	The MLP’s three largest OP unitholders, including the Company’s former Executive Chairman and Director of Strategic Acquisitions, converted their interests in the MLP for common shares of the Company. Accordingly, the Company issued 27.6 million common shares to these partners for their OP Units and currently the Company owns 91.1% of the MLP;

•	The Company entered into a forward equity commitment with a financial institution to purchase 3,500,000 common shares of the Company at $5.60 per share. At inception the Company paid $9,800 with the remainder to be paid in October 2011 through (i) physical settlement or (ii) cash settlement, net share settlement or a combination of both, at the Company’s option; and

•	Inland Concord invested $43,500 in Concord and this, along with cash available, was used to repay $46,583 of indebtedness under a warehouse facility. In connection with the repayment, Concord exercised an extension option on the warehouse facility to extend the maturity date from March 2009 to March 2011. In addition, Concord repaid $4,000 on a term loan and extended the maturity date of the new balance of $21,516 from December 2008 to December 2009.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
Introduction
When we use the terms “Lexington,” the “Company,” “we,” “us” and “our,” we mean Lexington Realty Trust and all entities owned by us, including non-consolidated entities, except where it is clear that the term means only the parent company. References herein to our Quarterly Report are to our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2008.
Forward-Looking Statements
The following is a discussion and analysis of our unaudited condensed consolidated financial condition and results of operations for the three and nine month periods ended September 30, 2008 and 2007, and significant factors that could affect our prospective financial condition and results of operations. This discussion should be read together with the accompanying unaudited condensed consolidated financial statements and notes thereto and with our consolidated financial statements and notes thereto included in our most recent Annual Report on Form 10-K, or Annual Report, filed with the Securities and Exchange Commission, or SEC, on February 29, 2008. Historical results may not be indicative of future performance.
This Quarterly Report, together with other statements and information publicly disseminated by us contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “estimates,” “projects” or similar expressions. Readers should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could materially affect actual results, performances or achievements and include, but are not limited to, those discussed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report and other periodic reports filed with the SEC, including risks related to: (i) changes in general business and economic conditions, (ii) competition, (iii) increases in real estate construction costs, (iv) changes in interest rates, or (v) changes in accessibility of debt and equity capital markets. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Accordingly, there is no assurance that our expectations will be realized.
Critical Accounting Policies
A summary of our critical accounting policies is included in our 2007 Annual Report.
New Accounting Pronouncements
     A summary of new accounting pronouncements is included in our 2007 Annual Report and the notes to the unaudited condensed consolidated financial statements contained in this Quarterly Report.
Liquidity and Capital Resources
     General. Since becoming a public company, our principal sources of liquidity are revenues generated from real estate investments, interest on cash balances, amounts available under our unsecured credit facility, the MLP’s secured term loans, equity commitments from co-investment partners, undistributed cash flows and amounts that may be raised through the sale of equity and debt securities in private or public offerings. We expect to continue to have access to and use these sources in the future; however, there are factors that may have a material adverse effect on our access to capital sources. Our ability to incur additional debt to fund acquisitions is dependent upon our existing leverage, the value of the assets we are attempting to leverage, general economic and credit market conditions, and the other factors described in our periodic reports filed with the SEC, which may be outside of management’s control or influence.
     As of September 30, 2008, we held interests in approximately 240 consolidated properties, which were located in 42 states and the Netherlands. Our real estate assets are primarily subject to triple net leases, which are generally characterized as leases in which the tenant pays all or substantially all of the cost and cost increases for real estate taxes, capital expenditures, insurance, utilities and ordinary maintenance of the property. However, certain leases provide that we are responsible for certain operating expenses.
     During the nine months ended September 30, 2008, we purchased two properties for a capitalized cost of $56.1 million and sold 23 properties to unrelated third parties for aggregate sales proceeds of $189.5 million, which resulted in a gain of $12.0 million. During the nine months ended September 30, 2007, in addition to the acquisition of the co-investment programs, we purchased seven properties from third parties for a capitalized cost of $117.8 million and sold 33 properties to unrelated third parties for aggregate sales proceeds of $225.9 million, which resulted in a gain of $39.8 million.
     During the nine months ended September 30, 2007, we acquired the remaining interests we did not already own in three co-investment programs and liquidated another co-investment program. We paid $366.6 million in cash and assumed approximately $785.0 million in non-recourse mortgage debt to acquire full interests in 48 real estate properties.
     For the nine months ended September 30, 2008 and 2007, the leases on our consolidated properties generated $308.4 million and $269.8 million, respectively, in rental revenue. In June 2008, we completed an offering of 3.45 million common shares, raising net proceeds of $47.2 million. In February 2007, we completed an offering of 6.2 million Series D Preferred Shares, having a liquidation amount of $25 per share and an annual dividend rate of 7.55%, raising net proceeds of $149.8 million.
     As previously disclosed, we intend to reduce our existing leverage by repurchasing existing debt at a discount to face value and issuing common shares when appropriate.
     Dividends. In connection with our intention to continue to qualify as a REIT for federal income tax purposes, we expect to continue paying regular dividends to our shareholders. These dividends are expected to be paid from operating cash flows and/or from other sources. Since cash used to pay dividends reduces amounts available for capital investments, we generally intend to maintain a conservative dividend payout ratio, reserving such amounts as we consider necessary for the maintenance or expansion of properties in our portfolio, debt reduction, the acquisition of interests in new properties as suitable opportunities arise, and such other factors as our Board of Trustees considers appropriate.
     Dividends paid to our common and preferred shareholders increased to $213.0 million in the nine months ended September 30, 2008, compared to $106.4 million in the nine months ended September 30, 2007. The increase is primarily attributable to the $2.10 per share/unit special dividend paid in January 2008.
     Although we receive the majority of our base rental payments on a monthly basis, we intend to continue paying dividends quarterly. Amounts accumulated in advance of each quarterly distribution are invested by us in short-term money market or other suitable instruments.
     Cash Flows. We believe that cash flows from operations will continue to provide adequate capital to fund our operating and administrative expenses, regular debt service obligations and all dividend payments in accordance with REIT requirements in both the short-term and long-term. In addition, we anticipate that cash on hand, borrowings under our credit facility, issuance of equity and debt and co-investment programs as well as other alternatives, will provide the necessary capital required by us. Cash flows from operations as reported in the Consolidated Statements of Cash Flows decreased to $187.4 million for 2008 from $235.9 million for 2007. The underlying drivers that impact working capital and therefore cash flows from operations are the timing of collection of rents, including reimbursements from tenants, the collection of advisory fees, payment of interest on mortgage debt and payment of operating and general and administrative costs. We believe the net lease structure of the majority of our tenants’ leases enhances cash flows from operations since the payment and timing of operating costs related to the properties are generally borne directly by the tenant. Collection and timing of tenant rents is closely monitored by management as part of our cash management program.

     Net cash provided by (used in) investing activities totaled $200.8 million in 2008 and $(316.4) million in 2007. Cash used in investing activities related primarily to investments in real estate properties, joint ventures and an increase in leasing costs. Cash provided by investing activities related primarily to proceeds from the sale of marketable securities, distributions from non-consolidated entities in excess of accumulated earnings, principal payments on loan receivable and proceeds from the sale of properties. Therefore, the fluctuation in investing activities relates primarily to the timing of investments and dispositions.
     Net cash (used in) provided by financing activities totaled $(692.2) million in 2008 and $224.0 million in 2007. Cash provided by (used in) financing activities during each year was primarily attributable to proceeds from equity and debt offerings offset by dividend and distribution payments, repurchases of debt instruments, repurchases of common and preferred shares and debt amortization payments.
     UPREIT Structure. Our UPREIT structure permits us to effect acquisitions by issuing to a property owner, as a form of consideration in exchange for the property, OP Units in our operating partnerships. Substantially all outstanding OP Units are redeemable by the holder at certain times for common shares on a one-for-one basis or, at our election, with respect to certain OP Units, cash. Substantially all outstanding OP Units require us to pay quarterly distributions to the holders of such OP Units an amount equal to the dividends paid to our common shareholders and the remaining OP Units have stated distributions in accordance with their respective partnership agreement. To the extent that our dividend per share is less than a stated distribution per unit per the applicable partnership agreement, the stated distributions per unit are reduced by the percentage reduction in our dividend. No OP Units have a liquidation preference. We account for outstanding OP Units in a manner similar to a minority interest holder. The number of common shares that will be outstanding in the future should be expected to increase, and minority interest expense should be expected to decrease, as such OP Units are redeemed for our common shares. As of September 30, 2008, there were 39.4 million OP Units outstanding. As of September 30, 2008, the Company’s common shares had a closing price of $17.22 per share. Assuming all outstanding OP Units not held by us were redeemed on such date, the estimated fair value of the OP Units was $678.5 million.
Financing
     Revolving Credit Facility. Our $200.0 million revolving credit facility with Wachovia Bank N.A. and a consortium of other banks, (1) expires June 2009 and (2) bears interest at 120-170 basis points over LIBOR depending on our leverage (as defined) in the credit facility. Our credit facility contains customary financial covenants including restrictions on the level of indebtedness, amount of variable debt to be borrowed and net worth maintenance provisions. As of September 30, 2008, we were in compliance with all covenants, no borrowings were outstanding, $198.0 million was available to be borrowed, and $2.0 million in letters of credit were outstanding under the credit facility.
     During the nine months ended September 30, 2008, the MLP obtained $25.0 million and $45.0 million secured term loans from KeyBank N.A. The loans are interest only at LIBOR plus 60 basis points and mature in 2013. The net proceeds of the loans ($68.0 million) were used to partially repay indebtedness on three cross-collateralized mortgages. After such repayment, the amount owed on the three mortgages was $103.5 million, the three loans were combined into one loan, which is interest only instead of having a portion as self-amortizing and matures in September 2014.
     Pursuant to the new secured term loan agreements, the MLP simultaneously entered into an interest-rate swap agreement with KeyBank N.A to swap the LIBOR rate on the loans for a fixed rate of 4.9196% through March 18, 2013, and the MLP assumed a liability for the fair value of the swap at inception of approximately $5.7 million ($3.0 million at September 30, 2008).
     The MLP has another secured loan with Key Bank, N.A., which bears interest at LIBOR plus 60 basis points. As of September 30, 2008, $197.9 million was outstanding under the secured loan. The secured loan is scheduled to mature in June 2009 however the MLP has an option to extend the maturity date to December 1, 2009. The secured loan requires monthly payments of interest only. The MLP is also required to make principal payments from the proceeds of certain property sales and certain refinancings if such proceeds are not reinvested into net leased properties. The required principal payments are based on a minimum release price set forth in the secured loan agreement. The secured loan has customary covenants, which the MLP was in compliance with at September 30, 2008.
     During the nine months ended September 30, 2007, the MLP issued $450.0 million in 5.45% Exchangeable Guaranteed Notes due in 2027, which can be put by the holder to us every five years commencing 2012 and upon certain events. The net proceeds of the issuance were used to repay indebtedness. During the nine months ended September 30, 2008, the MLP repurchased $150.5 million of these notes for $132.5 million, which resulted in a gain of $15.4 million, including the write-off of $2.7 million in deferred financing costs. As of September 30, 2008, $299.5 million is outstanding.

     During the nine months ended September 30, 2007, we issued $200.0 million in Trust Preferred Securities. These Trust Preferred Securities, which are classified as debt, (1) are due in 2037, (2) are redeemable by us commencing April 2012 and (3) bear interest at a fixed rate of 6.804% through April 2017 and thereafter at a variable rate of three month LIBOR plus 170 basis points through maturity. During the nine months ended September 30, 2008, we repurchased $70.9 million of these Trust Preferred Securities for $44.6 million, which resulted in a gain of $24.7 million, including the write-off of $1.6 million in deferred financing costs. As of September 30, 2008, $129.1 million is outstanding.
Other
     Lease Obligations. Since our tenants generally bear all or substantially all of the cost of property operations, maintenance and repairs, we do not anticipate significant needs for cash for these costs; however, for certain properties, we have a level of property operating expense responsibility. We generally fund property expansions with additional secured borrowings, the repayment of which is funded out of rental increases under the leases covering the expanded properties. To the extent there is a vacancy in a property, we would be obligated for all operating expenses, including real estate taxes and insurance. In addition certain leases require us to fund tenant expansions.
     Our tenants generally pay the rental obligations on ground leases either directly to the fee holder or to us as increased rent.
Capital Expenditures. As leases expire, we expect to incur costs in extending the existing tenant leases or re-tenanting the properties. The amounts of these expenditures can vary significantly depending on tenant negotiations, market conditions and rental rates. These expenditures are expected to be funded from operating cash flows, cash on hand or borrowings on our credit facility.
Current Operating Environment. The global credit and financial crisis has gained momentum in the past few weeks and there is considerable uncertainty as to how severe the current downturn may be and how long it may continue. It is difficult to predict the impact on our business but we expect that the economy will continue to strain the resources of our tenants and their customers. We saw relatively little impact of the current financial crisis on our core operating results in the current quarter. However, there is no guarantee that this will continue. Leased space was 93.8% at September 30, 2008, down 2.0% from last year. We expect leased space to remain relatively constant over the remainder of 2008. We lease our properties to tenants in various industries, including finance/insurance, food, energy, technology and automotive. Tenant defaults at our properties could negatively impact our operating results. In addition, we have a $200.0 million credit facility which expires in June 2009, of which no borrowings are outstanding and a $197.9 million term loan which is scheduled to mature June 2009, with our option to extend the maturity to December 2009. Refinancing these agreements, including a reduction of the credit facility to $100.0 million, are of significant importance to us and we are currently working with our lenders and prospective lenders in an effort to extend these maturities. The spreads to LIBOR have increased since we entered into our current agreements and we do not expect our current spreads to remain in place after the refinancings, if completed, are done.
We have interest rate swap agreements directly and through our investment in Lex-Win Concord. Also subsequent to September 30, 2008, we entered into a forward equity commitment. The counterparties of these arrangements are major financial institutions, however we are exposed to credit risk in the event of non-performance by the counterparties.
     Three months ended September 30, 2008 compared with September 30, 2007. Of the decrease in total gross revenues in 2008 of $10.8 million, $11.8 million is attributable to a decrease in rental revenue which was offset by an increase of $1.0 million attributable to tenant reimbursements and advisory and incentive fees. The decrease in rental revenue is primarily attributable to the sale/contribution of properties to a newly formed joint venture in the fourth quarter of 2007 and first two quarters of 2008 coupled with lease terminations in the second quarter of 2008.
     The decrease in interest and amortization expense of $10.9 million is due to the satisfaction of long-term debt and the sale/contribution of properties to a newly formed joint venture which are encumbered by debt.

     The increase in property operating expense of $3.8 million is primarily due to an increase in properties for which we have operating expense responsibility and an increase in vacancy.
     The decrease in depreciation and amortization of $12.6 million is due primarily to the acceleration of amortization of certain intangible assets relating to lease terminations in the second quarter of 2008 and the sale/contribution of properties to a newly formed co-investment program. Intangible assets are amortized over a shorter period of time (generally the lease term) than real estate assets.
     The decrease in non-operating income of $0.8 million is primarily attributable to a reduction in interest and dividends earned.
     Debt satisfaction gains, net increased $2.3 million due to the timing of debt being satisfied at a discount.
     Equity in earnings (losses) of non-consolidated entities was a loss of $(1.5) million in 2008 compared with earnings of $4.1 million in 2007. The primary reason for the fluctuation between periods is the losses incurred attributable to us on our newly formed co-investment program.
     Net income (loss) was $(3.7) million in 2008 and $14.5 million in 2007 primarily due to the net impact of the items discussed above plus a decrease of $22.6 million in income from discontinued operations.
     Discontinued operations represent properties sold or held for sale. The total discontinued operations decreased $22.6 million primarily due to a decrease in income from discontinued operations of $8.4 million, a decrease in gains on sale of properties of $19.6 million and an increase in impairment charges of $1.1 million offset by a decrease in minority interests’ share of income of $3.2 million and a decrease in debt satisfaction charges of $3.5 million.
     Net income (loss) allocable to common shareholders in 2008 was $(10.3) million compared to $7.4 million in 2007. The decrease of $17.7 million is due to the items discussed above offset by a decrease in preferred dividends of $0.4 million resulting from the repurchase of our Series C Preferred during 2008. The increase in net income in future periods will be closely tied to the level of acquisitions made by us. Without acquisitions, the sources of growth in net income are limited to index adjusted rents (such as the consumer price index), and reduced interest expense on amortizing mortgages and by controlling other variable overhead costs. However, there are many factors beyond management’s control that could offset these items including, without limitation, increased interest rates and tenant monetary defaults and the other risks described in our periodic reports filed with the SEC.
     Nine months ended September 30, 2008 compared with September 30, 2007. Changes in our results of operations are primarily due to the acquisition of the outstanding interests in our four co-investment programs during the second quarter of 2007. Of the increase in total gross revenues in 2008 of $36.5 million, $38.6 million is attributable to rental revenue and $9.1 million in tenant reimbursements which are together offset by a decrease of $11.1 million in advisory and incentive fees. In addition to the acquisition of our co-investment programs in 2007, the increase in rental revenue is primarily attributable to the receipt of payments of $28.7 million from two tenant lease terminations offset by the accelerated amortization of above and below market leases of $4.1 million in 2008. The reduction in advisory and incentive fees relate to incentive fees earned in 2007 in connection with the termination of two co-investment programs.
     The increase in interest and amortization expense of $5.8 million is due to the increase in long-term debt due to the growth of our portfolio via the acquisition of the outstanding interests in four of our co-investment programs during 2007.
     The increase in property operating expense of $18.8 million is primarily due to an increase in properties for which we have operating expense responsibility and an increase in vacancy.
     The increase in depreciation and amortization of $26.8 million is due primarily to the growth in real estate and intangibles through the acquisition of properties from our co-investment programs and the acceleration of amortization of certain intangible assets relating to lease terminations in 2008. Intangible assets are amortized over a shorter period of time (generally the lease term) than real estate assets.
     The decrease in general and administrative expenses of $3.2 million is due primarily to a reduction in the costs of severance agreements with our former officers.

     The increase in non-operating income of $15.1 million is primarily attributable to land received in connection with a lease termination in the second quarter of 2008.
     Debt satisfaction gains, net increased $39.0 million due to the timing of debt being satisfied at a discount.
     The increase in gains on sale — affiliates of $31.8 million relates to the sale of properties to a newly formed co-investment program.
     Minority interests’ share of (income) loss fluctuated to a share of losses of $5.4 million in 2008 from a share of income of $(3.5) million in 2007. The primary reason for the fluctuation is the impairment losses incurred by Concord Debt Holdings, LLC, an equity method investee of the MLP.
     Equity in earnings (losses) of non-consolidated entities was a loss of $(23.2) million in 2008 compared with earnings of $46.0 million in 2007. The primary reason for the fluctuation between periods is that in 2007 we recognized our proportionate share of the gain on sale of properties in our co-investment programs, while in 2008 Concord recognized impairment charges of $65.2 million, of which our share was $32.6 million.
     Net income decreased by $25.8 million primarily due to the net impact of the items discussed above plus a decrease of $39.8 million in income from discontinued operations.
     Discontinued operations represent properties sold or held for sale. The total discontinued operations decreased $39.8 million due to a decrease in income from discontinued operations of $24.1 million, an increase in impairment charges of $3.8 million, and a decrease in gains on sale of $27.8 million, offset by a reduction in minority interests’ share of income of $10.3 million, debt satisfaction charges of $3.2 million and provision for income taxes of $2.4 million.
     Net income allocable to common shareholders in 2008 was $5.2 million compared to $25.9 million in 2007. The change is due to the items discussed above offset by a net decrease in preferred dividends of $5.1 million resulting from the issuance of the Series D Preferred in 2007, which resulted in an increase in dividends of $1.4 million and the repurchase of Series C Preferred in 2008 which resulted in a redemption discount of $5.7 million and a decrease in dividends of $0.8 million. Since the Series C Preferred were redeemed by us at a discount to the original historical cost basis, the discount is treated as an accretion to net income allocable to common shareholders.
Environmental Matters
     Based upon management’s ongoing review of our properties, management is not aware of any environmental condition with respect to any of our properties, which would be reasonably likely to have a material adverse effect on us. There can be no assurance, however, that (1) the discovery of environmental conditions, which were previously unknown; (2) changes in law; (3) the conduct of tenants; or (4) activities relating to properties in the vicinity of our properties, will not expose us to material liability in the future. Changes in laws increasing the potential liability for environmental conditions existing on properties or increasing the restrictions on discharges or other conditions may result in significant unanticipated expenditures or may otherwise adversely affect the operations of our tenants, which would adversely affect our financial condition and results of operations.
Off-Balance Sheet Arrangements
     Non-Consolidated Real Estate Entities. As of September 30, 2008, we had investments in various non-consolidated real estate entities with varying structures. The non-consolidated real estate investments owned by the entities are financed with non-recourse debt. Non-recourse debt is generally defined as debt whereby the lenders’ sole recourse with respect to borrower defaults is limited to the value of the asset collateralized by the debt. The lender generally does not have recourse against any other assets owned by the borrower or any of the members of the borrower, except for certain specified exceptions listed in the particular loan documents. These exceptions generally relate to limited circumstances including breaches of material representations.
     In addition, we had $2.0 million in outstanding letters of credit.

ITEM 3. QUANTITATIVE AND QUALITATIVE
DISCLOSURES ABOUT MARKET RISK
Our exposure to market risk relates primarily to our variable rate and fixed rate debt. As of September 30, 2008 and 2007, our consolidated variable rate indebtedness was approximately $198 million and $225 million, respectively, which represented 8.0% and 6.8% of total long-term indebtedness, respectively. During the three months ended September 30, 2008 and 2007, our variable rate indebtedness had a weighted average interest rate of 3.1% and 6.5%, respectively. Had the weighted average interest rate been 100 basis points higher, our interest expense for the three months ended September 30, 2008 and 2007 would have been increased by approximately $0.5 million and $0.6 million, respectively. During the nine months ended September 30, 2008 and 2007, our variable rate indebtedness had a weighted average interest rate of 3.7% and 6.3%, respectively. Had the weighted average interest rate been 100 basis points higher, our interest expense for the nine months ended September 30, 2008 and 2007 would have been increased by approximately $1.5 million and $1.0 million, respectively. As of September 30, 2008 and 2007, our consolidated fixed rate debt was approximately $2.3 billion and $3.1 billion respectively, which represented 92.0% and 93.2%, respectively, of total long-term indebtedness.
For certain of our financial instruments, fair values are not readily available since there are no active trading markets as characterized by current exchanges between willing parties. Accordingly, we derive or estimate fair values using various valuation techniques, such as computing the present value of estimated future cash flows using discount rates commensurate with the risks involved. However, the determination of estimated cash flows may be subjective and imprecise. Changes in assumptions or estimation methodologies can have a material effect on these estimated fair values. The following fair values were determined using the interest rates that we believe our outstanding fixed rate debt would warrant as of September 30, 2008 and are indicative of the interest rate environment as of September 30, 2008, and do not take into consideration the effects of subsequent interest rate fluctuations. Accordingly, we estimate that the fair value of our fixed rate debt is $2.1 billion as of September 30, 2008.
Our interest rate risk objectives are to limit the impact of interest rate fluctuations on earnings and cash flows and to lower our overall borrowing costs. To achieve these objectives, we manage our exposure to fluctuations in market interest rates through the use of fixed rate debt instruments to the extent that reasonably favorable rates are obtainable with such arrangements. We may enter into derivative financial instruments such as interest rate swaps or caps to mitigate our interest rate risk on a related financial instrument or to effectively lock the interest rate on a portion of our variable rate debt. Currently, we have one interest rate swap agreement.

ITEM 4. CONTROLS AND PROCEDURES
Evaluation of Disclosure Controls and Procedures. Our management, with the participation of our Chief Executive Officer and Chief Financial Officer, has evaluated the effectiveness of our disclosure controls and procedures (as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) as of the end of the period covered by this report. Based on such evaluation, our Chief Executive Officer and Chief Financial Officer have concluded that, as of the end of such period, our disclosure controls and procedures are effective.
Internal Control Over Financial Reporting. There have been no significant changes in our internal control over financial reporting (as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) during the fiscal quarter to which this report relates that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.
Limitations on the Effectiveness of Controls. Internal control over financial reporting cannot provide absolute assurance of achieving financial reporting objectives because of its inherent limitations. Internal control over financial reporting is a process that involves human diligence and compliance and is subject to lapses in judgment and breakdowns resulting from human failures. Internal control over financial reporting also can be circumvented by collusion or improper management override. Because of such limitations, there is a risk that material misstatements may not be prevented or detected on a timely basis by internal control over financial reporting. However, these inherent limitations are known features of the financial reporting process. Therefore, it is possible to design into the process safeguards to reduce, though not eliminate, this risk.
PART II — OTHER INFORMATION
ITEM 1. Legal Proceedings.
There have been no material legal proceedings beyond those previously disclosed in our Annual Report on Form 10-K filed on February 29, 2008.
ITEM 1A. Risk Factors.
There have been no material changes in our risk factors from those disclosed in our Current Report on Form 8-K filed on June 25, 2008, other than:
Current Operating Environment. The global credit and financial crisis has gained momentum in the past few weeks and there is considerable uncertainty as to how severe the current downturn may be and how long it may continue. It is difficult to predict the impact on our business but we expect that the economy will continue to strain the resources of our tenants and their customers. We saw relatively little impact of the current financial crisis on our core operating results in the current quarter. However, there is no guarantee that this will continue. Leased space was 93.8% at September 30, 2008, down 2.0% from last year. We expect leased space to remain relatively constant over the remainder of 2008. We lease our properties to tenants in various industries, including finance/insurance, food, energy, technology and automotive. Tenant defaults at our properties could negatively impact our operating results. In addition, we have a $200.0 million credit facility which expires in June 2009, of which no borrowings are outstanding and a $197.9 million term loan which is scheduled to mature June 2009, with our option to extend the maturity to December 2009. Refinancing these agreements, including a reduction of the credit facility to $100.0 million, are of significant importance to us and we are currently working with our lenders and prospective lenders in an effort to extend these maturities. The spreads to LIBOR have increased since we entered into our current agreements and we do not expect our current spreads to remain in place after the refinancings, if completed, are done.
We have interest rate swap agreements directly and through our investment in Lex-Win Concord. Also subsequent to September 30, 2008, we entered into a forward equity commitment. The counterparties of these arrangements are major financial institutions, however we are exposed to credit risk in the event of non-performance by the counterparties.
ITEM 2. Unregistered Sales of Equity Securities and Use of Proceeds.
Repurchase of Exchangeable Notes
During the third quarter of 2008, in connection with repurchases of an aggregate of $25.5 million original principal amount of the 5.45% Exchangeable Guaranteed Notes issued by The Lexington Master Limited Partnership, we issued an aggregate of 1,023,053 of our common shares (at an average price of approximately $14.37 per share) and $8.1 million in cash representing a total value of approximately $22.8 million.
See Note 15 for repurchase of Exchangeable Notes and related issuances of our common shares subsequent to the end of the third quarter of 2008.
Share Repurchase Program
The following table summarizes repurchases of our common shares/operating partnership units during the three months ended September 30, 2008 under our 5.9 million common share/operating partnership unit repurchase authorization approved by our Board of Trustees on December 17, 2007.

	Issuer Purchases of Equity Securities
			(c)
			Total Number of	(d)
			Shares/Units	Maximum Number of
	(a)		Purchased as Part	Shares That May Yet
	Total number of	(b)	of Publicly	Be Purchased Under
	Shares/ Units	Average Price Paid	Announced Plans	the Plans or
Period	Purchased	Per Share/ Units	Programs	Programs

July 1 - 31, 2008	—	$—	—	4,615,631
August 1 - 31, 2008	—	$—	—	4,615,631
September 1 - 30, 2008	—	$—	—	4,615,631

Third quarter 2008	—	$—	—	4,615,631

ITEM 3. Defaults Upon Senior Securities — not applicable.
ITEM 4. Submission of Matters to a Vote of Security Holders — none.
ITEM 5. Other Information — not applicable.
ITEM 6. Exhibits

Exhibit No.		Description

3.1	—	Articles of Merger and Amended and Restated Declaration of Trust of the Company, dated December 31, 2006 (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed January 8, 2007 (the “01/08/07 8-K”))(1)
3.2	—	Articles Supplementary Relating to the 7.55% Series D Cumulative Redeemable Preferred Stock, par value $.0001 per share (filed as Exhibit 3.3 to the Company’s Registration Statement on Form 8A filed February 14, 2007 (the “02/14/07 Registration Statement”))(1)
3.3	—	Amended and Restated By-laws of the Company (filed as Exhibit 3.2 to the 01/08/07 8-K)(1)
3.4	—	Fifth Amended and Restated Agreement of Limited Partnership of Lepercq Corporate Income Fund L.P. (“LCIF”), dated as of December 31, 1996, as supplemented (the “LCIF Partnership Agreement”) (filed as Exhibit 3.3 to the Company’s Registration Statement of Form S-3/A filed September 10, 1999 (the “09/10/99 Registration Statement”))(1)
3.5	—	Amendment No. 1 to the LCIF Partnership Agreement dated as of December 31, 2000 (filed as Exhibit 3.11 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, filed February 26, 2004 (the “2003 10-K”))(1)
3.6	—	First Amendment to the LCIF Partnership Agreement effective as of June 19, 2003 (filed as Exhibit 3.12 to the 2003 10-K)(1)
3.7	—	Second Amendment to the LCIF Partnership Agreement effective as of June 30, 2003 (filed as Exhibit 3.13 to the 2003 10-K)(1)
3.8	—	Third Amendment to the LCIF Partnership Agreement effective as of December 31, 2003 (filed as Exhibit 3.13 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, filed on March 16, 2005 (the “2004 10-K”))(1)
3.9	—	Fourth Amendment to the LCIF Partnership Agreement effective as of October 28, 2004 (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed November 4, 2004)(1)
3.10	—	Fifth Amendment to the LCIF Partnership Agreement effective as of December 8, 2004 (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed December 14, 2004 (the “12/14/04 8-K”))(1)
3.11	—	Sixth Amendment to the LCIF Partnership Agreement effective as of June 30, 2003 (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed January 3, 2005 (the “01/03/05 8-K”))(1)

Exhibit No.		Description

3.12	—	Seventh Amendment to the LCIF Partnership Agreement (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed November 3, 2005)(1)
3.13	—	Second Amended and Restated Agreement of Limited Partnership of Lepercq Corporate Income Fund II L.P. (“LCIF II”), dated as of August 27, 1998 the (“LCIF II Partnership Agreement”) (filed as Exhibit 3.4 to the 9/10/99 Registration Statement)(1)
3.14	—	First Amendment to the LCIF II Partnership Agreement effective as of June 19, 2003 (filed as Exhibit 3.14 to the 2003 10-K)(1)
3.15	—	Second Amendment to the LCIF II Partnership Agreement effective as of June 30, 2003 (filed as Exhibit 3.15 to the 2003 10-K)(1)
3.16	—	Third Amendment to the LCIF II Partnership Agreement effective as of December 8, 2004 (filed as Exhibit 10.2 to 12/14/04 8-K)(1)
3.17	—	Fourth Amendment to the LCIF II Partnership Agreement effective as of January 3, 2005 (filed as Exhibit 10.2 to 01/03/05 8-K)(1)
3.18	—	Fifth Amendment to the LCIF II Partnership Agreement effective as of July 23, 2006 (filed as Exhibit 99.5 to the Company’s Current Report on Form 8-K filed July 24, 2006 (the “07/24/06 8-K”))(1)
3.19	—	Sixth Amendment to the LCIF II Partnership Agreement effective as of December 20, 2006 (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed December 22, 2006)(1)
3.20	—	Amended and Restated Agreement of Limited Partnership of Net 3 Acquisition L.P. (the “Net 3 Partnership Agreement”) (filed as Exhibit 3.16 to the Company’s Registration Statement of Form S-3 filed November 16, 2006)(1)
3.21	—	First Amendment to the Net 3 Partnership Agreement effective as of November 29, 2001 (filed as Exhibit 3.17 to the 2003 10-K)(1)
3.22	—	Second Amendment to the Net 3 Partnership Agreement effective as of June 19, 2003 (filed as Exhibit 3.18 to the 2003 10-K)(1)
3.23	—	Third Amendment to the Net 3 Partnership Agreement effective as of June 30, 2003 (filed as Exhibit 3.19 to the 2003 10-K)(1)
3.24	—	Fourth Amendment to the Net 3 Partnership Agreement effective as of December 8, 2004 (filed as Exhibit 10.3 to 12/14/04 8-K)(1)
3.25	—	Fifth Amendment to the Net 3 Partnership Agreement effective as of January 3, 2005 (filed as Exhibit 10.3 to 01/03/05 8-K)(1)
3.26	—	Second Amended and Restated Agreement of Limited Partnership of The Lexington Master Limited Partnership (formerly known as The Newkirk Master Limited Partnership, the “MLP”), dated as of December 31, 2006, between Lex GP-1 Trust and Lex LP-1 Trust (filed as Exhibit 10.4 to the 01/08/07 8-K)(1)
4.1	—	Specimen of Common Shares Certificate of the Company (filed as Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 (the “2006 10-K”))(1)
4.2	—	Form of 8.05% Series B Cumulative Redeemable Preferred Stock certificate (filed as Exhibit 4.1 to the Company’s Registration Statement on Form 8A filed June 17, 2003)(1)
4.3	—	Form of 6.50% Series C Cumulative Convertible Preferred Stock certificate (filed as Exhibit 4.1 to the Company’s Registration Statement on Form 8A filed December 8, 2004)(1)
4.4	—	Form of 7.55% Series D Cumulative Redeemable Preferred Stock certificate (filed as Exhibit 4.1 to the 02/14/07 Registration Statement)(1)
4.5	—	Form of Special Voting Preferred Stock certificate (filed as Exhibit 4.5 to the 2006 10-K)(1)
4.6	—	Indenture, dated as of January 29, 2007, among The Lexington Master Limited Partnership, the Company, the other guarantors named therein and U.S. Bank National Association, as trustee (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed January 29, 2007 (the “01/29/07 8-K”))(1)
4.7	—	First Supplemental Indenture, dated as of January 29, 2007, among The Lexington Master Limited Partnership, the Company, the other guarantors named therein and U.S. Bank National Association, as trustee, including the Form of 5.45% Exchangeable Guaranteed Notes due 2027 (filed as Exhibit 4.2 to the 01/29/07 8-K)(1)
4.8	—	Second Supplemental Indenture, dated as of March 9, 2007, among The Lexington Master Limited Partnership, the Company, the other guarantors named therein and U.S. Bank National Association, as trustee, including the Form of 5.45% Exchangeable Guaranteed Notes due 2027 (filed as Exhibit 4.3 to the Company’s Current Report on Form 8-K filed on March 9, 2007 (the “03/09/07 8-K”))(1)
4.9	—	Amended and Restated Trust Agreement, dated March 21, 2007, among Lexington Realty Trust, The Bank of New York

Exhibit No.		Description

Trust Company, National Association, The Bank of New York (Delaware), the Administrative Trustees (as named therein) and the several holders of the Preferred Securities from time to time (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on March 27, 2007 (the “03/27/2007 8-K”))(1)
4.10	—	Third Supplemental Indenture, dated as of June 19, 2007, among the MLP, the Company, the other guarantors named therein and U.S. bank National Association, as trustee, including the form of 5.45% Exchangeable Guaranteed Notes due 2027 (filed as Exhibit 4.1 to the Company’s Report on form 8-k filed on June 22, 2007(1)
4.11	—	Junior Subordinated Indenture, dated as of March 21, 2007, between Lexington Realty Trust and The Bank of New York Trust Company, National Association (filed as Exhibit 4.2 to the 03/27/07 8-K)(1)
9.1	—	Voting Trustee Agreement, dated as of December 31, 2006, among the Company, The Lexington Master Limited Partnership and NKT Advisors LLC (filed as Exhibit 10.6 to the 01/08/07 8-K)(1)
9.2	—	Amendment No. 1 to Voting Trustee Agreement, dated as of March 20, 2008, among the Company, The Lexington Master Limited Partnership and NKT Advisors LLC (filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed March 24, 2008 (the “03/24/08 8-K”))(1)
10.1	—	Form of 1994 Outside Director Shares Plan of the Company (filed as Exhibit 10.8 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1993) (1, 4)
10.2	—	1994 Employee Stock Purchase Plan (filed as Exhibit D to the Company’s Definitive Proxy Statement dated April 12, 1994) (1, 4)
10.3	—	Amendment to 1998 Share Option Plan (filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on January 3, 2007 (the “01/03/07 8-K”)) (1, 4)
10.4	—	2007 Equity Award Plan (filed as Annex A to the Company’s Definitive Proxy Statement dated April 19, 2007) (1,4)
10.5	—	2007 Outperformance Program (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 5, 2007) (1,4)
10.6	—	Amendment to 2007 Outperformance Program (filed as Exhibit 10.6 to the Company’s Current Report on form 8-K filed on December 20,2007 (the 12/26/07 8-K)) (1,4)
10.7	—	Form of Compensation Agreement (Long-Term Compensation) between the Company and each of the following officers: Richard J. Rouse and Patrick Carroll (filed as Exhibit 10.15 to the 2004 10-K) (1, 4)
10.8	—	Form of Compensation Agreement (Bonus and Long-Term Compensation) between the Company and each of the following officers: E. Robert Roskind and T. Wilson Eglin (filed as Exhibit 10.16 to the 2004 10-K) (1, 4)
10.9	—	Form of Nonvested Share Agreement (Performance Bonus Award) between the Company and each of the following officers: E. Robert Roskind, T. Wilson Eglin, Richard J. Rouse and Patrick Carroll (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on February 6, 2006 (the “02/06/06 8-K”)) (1, 4)
10.10	—	Form of Nonvested Share Agreement (Long-Term Incentive Award) between the Company and each of the following officers: E. Robert Roskind, T. Wilson Eglin, Richard J. Rouse and Patrick Carroll and (filed as Exhibit 10.2 to the 02/06/06 8-K) (1, 4)
10.11	—	Form of the Company’s Nonvested Share Agreement, dated as of December 28, 2006 (filed as Exhibit 10.2 to the 01/03/07 8-K) (1,4)
10.12	—	Form of Lock-Up and Claw-Back Agreement, dated as of December 28, 2006 (filed as Exhibit 10.4 to the 01/03/07 8-K)(1)
10.13	—	Form of 2007 Annual Long-Term Incentive Award Agreement (filed as Exhibit 10.1 to the Company’s current Report on Form 8-K filed on January 11, 2008 (1,4)
10.14	—	Employment Agreement between the Company and E. Robert Roskind, dated May 4, 2006 (filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed May 5, 2006 (the “05/05/06 8-K”)) (1, 4)
10.15	—	Employment Agreement between the Company and T. Wilson Eglin, dated May 4, 2006 (filed as Exhibit 99.2 to the 05/05/06 8-K) (1, 4)
10.16	—	Employment Agreement between the Company and Richard J. Rouse, dated May 4, 2006 (filed as Exhibit 99.3 to the 05/05/06 8-K) (1, 4)
10.17	—	Employment Agreement between the Company and Patrick Carroll, dated May 4, 2006 (filed as Exhibit 99.4 to the 05/05/06 8-K) (1, 4)
10.18	—	Waiver Letters, dated as of July 23, 2006 and delivered by each of E. Robert Roskind, Richard J. Rouse, T. Wilson Eglin and Patrick Carroll (filed as Exhibit 10.17 to the 01/08/07 8-K)(1)
10.19	—	2008 Trustee Fees Term Sheet (detailed on the Company’s Current Report on Form 8-K filed April 18, 2008) (1, 4)

Exhibit No.		Description

10.20	—	Form of Indemnification Agreement between the Company and certain officers and trustees (1, 2)
10.21	—	Credit Agreement, dated as of June 2, 2005 (“Credit Facility”) among the Company, LCIF, LCIF II, Net 3 Acquisition L.P., jointly and severally as borrowers, certain subsidiaries of the Company, as guarantors, Wachovia Capital Markets, LLC, as lead arranger, Wachovia Bank, National Association, as agent, Key Bank, N.A., as Syndication agent, each of Sovereign Bank and PNC Bank, National Association, as co-documentation agent, and each of the financial institutions initially a signatory thereto together with their assignees pursuant to Section 12.5(d) therein (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed June 30, 2005)(1)
10.22	—	First Amendment to Credit facility, dated as of June 1, 2006 (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed June 2, 2006)(1)
10.23	—	Second Amendment to Credit facility, dated as of December 27, 2006 (filed as Exhibit 10.1 to the 01/03/07 8-K)(1)
10.24	—	Third Amendment to Credit Agreement, dated as of December 20, 2007(filed as Exhibit 10.1 to the 12/26/07 8-K)(1)
10.25	—	Credit Agreement, dated as of June 1, 2007, among the Company, the MLP, LCIF, LCIF II and Net 3, jointly and severally as borrowers, KeyBanc Capital Markets, as lead arranger and book running manager, KeyBank National Association, as agent, and each of the financial institutions initially a signatory thereto together with their assignees pursuant to Section 12.5.(d) therein (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 7, 2007 (the “06/07/2007 8-K”))(1)
10.26	—	Master Repurchase Agreement, dated March 30, 2006, among Column Financial Inc., 111 Debt Acquisition LLC, 111 Debt Acquisition Mezz LLC and Newkirk (filed as Exhibit 10.2 to Newkirk’s Current Report on Form 8-K filed April 5, 2006 (the “NKT 04/05/06 8-K”))(1)
10.27	—	Second Amended and Restated Limited Liability Company Agreement of Concord Debt Holdings LLC, dated as of August 2, 2008, between Lex-Win Concord LLC and Inland American (Concord) Sub, LLC (filed as Exhibit 10.1 to the Company’s current Report on Form 8-K filed on August 4, 2008 (the “08/04/08 8-K”)(1))
10.28	—	Limited Liability Company Agreement of Lex-Win LLC, dated as of August 2, 2008 (filed as Exhibit 10.2 to 08/04/08 8-K)(1)
10.29	—	Administration and Advisory Agreement, dated as of August 2, 2008, among Lex-Win Concord, WRP Management LLC and WRP Sub-Management LLC (filed as Exhibit 10.3 to the Company’s 08/04/08 8-K)(1)
10.30	—	Funding Agreement, dated as of July 23, 2006, by and among LCIF, LCIF II and Net 3 Acquisition L.P. (“Net 3”) and the Company (filed as Exhibit 99.4 to the 07/24/06 8-K)(1)
10.31	—	Funding Agreement, dated as of December 31, 2006, by and among LCIF, LCIF II, Net 3, the MLP and the Company (filed as Exhibit 10.2 to the 01/08/07 8-K)(1)
10.32	—	Guaranty Agreement, effective as of December 31, 2006, between the Company and the MLP (filed as Exhibit 10.5 to the 01/08/07 8-K)(1)
10.33	—	Letter Agreement among Newkirk, Apollo Real Estate Investment Fund III, L.P., the MLP, NKT Advisors LLC, Vornado Realty Trust, VNK Corp., Vornado Newkirk LLC, Vornado MLP GP LLC and WEM Bryn Mawr Associates LLC (filed as Exhibit 10.15 to Amendment No. 5 to Newkirk Registration Statement on Form S-11/A filed October 28, 2005 (“Amendment No. 5 to NKT’s S-11”))(1)
10.34	—	Amendment to the Letter Agreement among Newkirk, Apollo Real Estate Investment Fund III, L.P., the MLP, NKT Advisors LLC, Vornado Realty Trust, Vornado Realty L.P., VNK Corp., Vornado Newkirk LLC, Vornado MLP GP LLC, and WEM-Brynmawr Associates LLC (filed as Exhibit 10.25 to Amendment No. 5 to Newkirk’s S-11)(1)
10.35	—	Ownership Limit Waiver Agreement, dated as of December 31, 2006, between the Company and Vornado Realty, L.P. (filed as Exhibit 10.8 to the 01/08/07 8-K)(1)
10.36	—	Ownership Limit Waiver Agreement, dated as of December 31, 2006, between the Company and Apollo Real Estate Investment Fund III, L.P. (filed as Exhibit 10.9 to the 01/08/07 8-K)(1)
10.37	—	Registration Rights Agreement, dated as of December 31, 2006, between the Company and Michael L. Ashner (filed as Exhibit 10.10 to the 01/08/07 8-K)(1)
10.38	—	Registration Rights Agreement, dated as of November 7, 2005, between Newkirk and Vornado Realty Trust (filed as Exhibit 10.4 to Newkirk’s Current Report on Form 8-K filed November 15, 2005 (“NKT’s 11/15/05 8-K”))(1)
10.39	—	Registration Rights Agreement, dated as of November 7, 2005, between Newkirk and Apollo Real Estate

Exhibit No.		Description

Investment Fund III, L.P. (“Apollo”) (filed as Exhibit 10.5 to NKT’s 11/15/05 8-K)(1)
10.40	—	Assignment and Assumption Agreement, effective as of December 31, 2006, among Newkirk, the Company, and Vornado Realty L.P. (filed as Exhibit 10.12 to the 01/08/07 8-K)(1)
10.41	—	Assignment and Assumption Agreement, effective as of December 31, 2006 among Newkirk, the Company, and Apollo Real Estate Investment Fund III, L.P. (filed as Exhibit 10.13 to the 01/08/07 8-K)(1)
10.42	—	Registration Rights Agreement, dated as of January 29, 2007, among the MLP, the Company, LCIF, LCIF II, Net 3, Lehman Brothers Inc. and Bear, Stearns & Co. Inc., for themselves and on behalf of the initial purchasers named therein (filed as Exhibit 4.3 to the 01/29/07 8-K)(1)
10.43	—	Common Share Delivery Agreement, made as of January 29, 2007, between the MLP and the Company (filed as Exhibit 10.77 to the 2006 10-K)(1)
10.44	—	Registration Rights Agreement, dated as of March 9, 2007, among the MLP, the Company, LCIF, LCIF II, Net 3, Lehman Brothers Inc. and Bear, Stearns & Co. Inc., for themselves and on behalf of the initial purchasers named therein (filed as Exhibit 4.4 to the 03/09/07 8-K)(1)
10.45	—	Common Share Delivery Agreement, made as of January 29, 2007 between the MLP and the Company (filed as Exhibit 4.5 to the 03/09/2007 8-K)(1)
10.46	—	Second Amendment and Restated Limited Partnership Agreement, dated as of February 20, 2008, among LMLP GP LLC, The Lexington Master Limited Partnership and Inland American (Net Lease) Sub, LLC (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on February 21, 2008 (the “2/21/08 8-K”))(1)
10.47	—	Management Agreement, dated as of August 10, 2007, between Net Lease Strategic Assets Fund L.P. and Lexington Realty Advisors, Inc. (filed as Exhibit 10.4 to the 08/16/2007 8-K)(1)
10.48	—	Services and Non-Compete Agreement, dated as of March 20, 2008, among the Company, FUR Advisors LLC and Michael L. Ashner (filed as Exhibit 10.1 to the 03/24/2008 8-K)(1)
10.49	—	Separation and General Release, dated as of March 20, 2008, between the Company and Michael L. Ashner (filed as Exhibit 99.1 to the 03/24/2008 8-K)(1, 4)
10.50	—	Form of Contribution Agreement dated as of December 20, 2007 (filed as Exhibit 10.5 to the 12/26/07 8-K)(1)
31.1	—	Certification of Chief Executive Officer pursuant to rule 13a-14(a)/15d-14(a) of the Securities Exchange Act of 1934, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002(3)
31.2	—	Certification of Chief Financial Officer pursuant to rule 13a-14(a)/15d-14(a) of the Securities Exchange Act of 1934, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002(3)
32.1	—	Certification of Chief Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002(3)
32.2	—	Certification of Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002(3)

(1)   Incorporated by reference.
(2)   Filed herewith.
(3)   Furnished herewith.
(4)   Management contract or compensatory plan or arrangement.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Lexington Realty Trust
Date: November 7, 2008	By:	/s/ T. Wilson Eglin
T. Wilson Eglin
Chief Executive Officer, President and Chief Operating Officer

Date: November 7, 2008	By:	/s/ Patrick Carroll
Patrick Carroll
Chief Financial Officer, Executive Vice President and Treasurer

Exhibit 31.1
CERTIFICATION
I, T. Wilson Eglin, certify that:
1.	I have reviewed this report on Form 10-Q of Lexington Realty Trust;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a—15(e) and 15d—15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a—15(f) and 15(d)—15(f)) for the registrant and have:
a)	designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)	designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)	evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)	disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and
5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):
a)	all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.
November 7, 2008

/s/ T. Wilson Eglin
T. Wilson Eglin
Chief Executive Officer

Exhibit 31.2
CERTIFICATION
I, Patrick Carroll, certify that:
1.	I have reviewed this report on Form 10-Q of Lexington Realty Trust;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a—15(e) and 15d—15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a—15(f) and 15(d)—15(f)) for the registrant and have:
a)	designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)	designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)	evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)	disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and
5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):
a)	all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.
November 7, 2008

/s/ Patrick Carroll
Patrick Carroll
Chief Financial Officer

Exhibit 32.1
CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002
In connection with the Quarterly Report of Lexington Realty Trust on Form 10-Q for the period ended September 30, 2008 as filed with the Securities and Exchange Commission on the date hereof, I, T. Wilson Eglin, Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. § 1350, as adopted pursuant to § 906 of the Sarbanes-Oxley Act of 2002, that:
     (1) The Quarterly Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and
     (2) The information contained in the Quarterly Report fairly presents, in all material respects, the financial condition and result of operations of the issuer.

/s/ T. Wilson Eglin
T. Wilson Eglin
Chief Executive Officer
November 7, 2008

Exhibit 32.2
CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002
In connection with the Quarterly Report of Lexington Realty Trust on Form 10-Q for the period ended September 30, 2008 as filed with the Securities and Exchange Commission on the date hereof, I, Patrick Carroll, Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. § 1350, as adopted pursuant to § 906 of the Sarbanes-Oxley Act of 2002, that:
     (1) The Quarterly Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and
     (2) The information contained in the Quarterly Report fairly presents, in all material respects, the financial condition and result of operations of the issuer.

/s/ Patrick Carroll
Patrick Carroll
Chief Financial Officer
November 7, 2008

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): June 25, 2008
LEXINGTON REALTY TRUST
(Exact Name of Registrant as Specified in Its Charter)
Maryland
(State or Other Jurisdiction of Incorporation)

1-12386	13-371318

(Commission File Number)	(I.R.S. Employer
Identification No.)

One Penn Plaza, Suite 4015, New York, New York	10119-4015

(Address of Principal Executive Offices)	(Zip Code)
(212) 692-7200
(Registrant’s Telephone Number, Including Area Code)
n/a
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
Set forth below is an updated list of material factors that may adversely affect our business and operations. This list updates and supersedes the information set forth in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2007.
We are subject to risks involved in single tenant leases.
We focus our acquisition activities on real properties that are net leased to single tenants. Therefore, the financial failure of, or other default by, a single tenant under its lease is likely to cause a significant reduction in the operating cash flow generated by the property leased to that tenant and might decrease the value of that property.
We rely on revenues derived from major tenants.
Revenues from several of our tenants and/or their guarantors constitute a significant percentage of our base rental revenues. As of March 31, 2008, our 10 largest tenants/guarantors, which occupied 35 properties, represented approximately 25.5% of our annualized base rental revenue for the three months ended March 31, 2008. The default, financial distress or bankruptcy of any of the tenants of these properties could cause interruptions in the receipt of lease revenues from these tenants and/or result in vacancies, which would reduce our revenues and increase operating costs until the affected property is re-let, and could decrease the ultimate sales value of that property. Upon the expiration or other termination of the leases that are currently in place with respect to these properties, we may not be able to re-lease the vacant property at a comparable lease rate or without incurring additional expenditures in connection with the re-leasing.
We could become more highly leveraged, resulting in increased risk of default on our obligations and in an increase in debt service requirements which could adversely affect our financial condition and results of operations and our ability to pay distributions.
We have incurred, and expect to continue to incur, indebtedness in furtherance of our activities. Neither our amended and restated declaration of trust nor any policy statement formally adopted by our Board of Trustees limits either the total amount of indebtedness or the specified percentage of indebtedness that we may incur. Accordingly, we could become more highly leveraged, resulting in an increased risk of default on our obligations and in an increase in debt service requirements which could adversely affect our financial condition and results of operations and our ability to pay distributions.
Market interest rates could have an adverse effect on our borrowing costs and profitability and can adversely affect our share price.
We have exposure to market risks relating to increases in interest rates due to our variable-rate debt. An increase in interest rates may increase our costs of borrowing on existing variable-rate indebtedness, leading to a reduction in our net income. As of March 31, 2008, we had outstanding $213.6 million in consolidated variable-rate indebtedness, not subject to an interest-rate swap agreement. The level of our variable-rate indebtedness, along with the interest rate associated with such variable-rate indebtedness, may change in the future and materially affect our interest costs and net income. In addition, our interest costs on our fixed-rate indebtedness can increase if we are required to refinance our fixed-rate indebtedness at maturity at higher interest rates.
Furthermore, the public valuation of our common shares is related primarily to the earnings that we derive from rental income with respect to our properties and not from the underlying appraised value of the properties themselves. As a result, interest rate fluctuations and capital market conditions can affect the market value of our common shares. For instance, if interest rates rise, the market price of our common shares may decrease because potential investors seeking a higher dividend yield than they would receive from our common shares may sell our common shares in favor of higher rate interest-bearing securities.

Recent disruptions in the financial markets could affect our ability to obtain debt financing on reasonable terms and have other adverse effects on us.
The United States credit markets have recently experienced significant dislocations and liquidity disruptions which have caused the spreads on prospective debt financings to widen considerably. These circumstances have materially impacted liquidity in the debt markets, making financing terms for borrowers less attractive, and in certain cases have resulted in the unavailability of certain types of debt financing. Continued uncertainty in the credit markets may negatively impact our ability to access additional debt financing at reasonable terms, which may negatively affect our ability to make acquisitions. A prolonged downturn in the credit markets may cause us to seek alternative sources of potentially less attractive financing, and may require us to adjust our business plan accordingly. In addition, these factors may make it more difficult for us to sell properties or may adversely affect the price we receive for properties that we do sell, as prospective buyers may experience increased costs of debt financing or difficulties in obtaining debt financing. These events in the credit markets have also had an adverse effect on other financial markets in the United States, which may make it more difficult or costly for us to raise capital through the issuance of our common shares or preferred shares. These disruptions in the financial markets may have other adverse effects on us or the economy generally.
We face risks associated with refinancings.
A significant number of our properties, as well as corporate level borrowings, are subject to mortgage or other secured notes with balloon payments due at maturity. As of March 31, 2008, the consolidated scheduled balloon payments for the next five calendar years, are as follows:

Year	Balloon Payments
2008 — remaining	$22.6	million
2009	$282.4	million
2010	$110.6	million
2011	$99.5	million
2012	$533.8	million
Our ability to make the scheduled balloon payments will depend upon our cash balances, the amount available under our credit facility and our ability either to refinance the related mortgage debt or to sell the related property.
As of March 31, 2008, the scheduled balloon payments for our non-consolidated entities for the next five calendar years are as follows:

			Balloon Payments — our
Year	Balloon Payments		Proportionate Share
2008 — remaining	$77.2	million	$38.6	million
2009	$317.7	million	$156.3	million
2010	$7.6	million	$3.6	million
2011	$46.0	million	$21.7	million
2012	$81.8	million	$40.3	million
Our ability to accomplish these goals will be affected by various factors existing at the relevant time, such as the state of the national and regional economies, local real estate conditions, the state of the capital markets, available mortgage rates, the lease terms or market rates of the mortgaged properties, our equity in the mortgaged properties, our financial condition, the operating history of the mortgaged properties and tax laws. If we are unable to obtain sufficient financing to fund the scheduled balloon payments or to sell the related property at a price that generates sufficient proceeds to pay the scheduled balloon payments, we would lose our entire investment in the related property.
We face uncertainties relating to lease renewals and re-letting of space.
Upon the expiration of current leases for space located in our properties, we may not be able to re-let all or a portion of that space, or the terms of re-letting (including the cost of concessions to tenants) may be less favorable to us than current lease terms or market rates. If we are unable to re-let promptly all or a substantial portion of the space located in our properties or if the rental rates we receive upon re-letting are significantly lower than current rates, our net income and ability to make expected distributions to our shareholders will be adversely affected due to the resulting reduction in rent receipts and increase in our property operating costs. There can be no assurance that we will be able to retain tenants in any of our properties upon the expiration of their leases.
Certain of our properties are cross-collateralized.
As of March 31, 2008, the mortgages on three sets of two properties, one set of four properties and one set of three properties are cross-collateralized. In addition, The Lexington Master Limited Partnership, or the MLP’s $225.0 million loan (of which $213.6 million is outstanding at March 31, 2008) is secured by a borrowing base of 41 properties. To the extent that any of our properties are cross-collateralized, any default by us under the mortgage note relating to one property will result in a default under the financing arrangements relating to any other property that also provides security for that mortgage note or is cross-collateralized with such mortgage note.
We face possible liability relating to environmental matters.
Under various federal, state and local environmental laws, statutes, ordinances, rules and regulations, as an owner of real property, we may be liable for the costs of removal or remediation of certain hazardous or toxic substances at, on, in or under our properties, as well as certain other potential costs relating to hazardous or toxic substances. These liabilities may include government fines and penalties and damages for injuries to persons and adjacent property. These laws may impose liability without regard to whether we knew of, or were responsible for, the presence or disposal of those substances. This liability may be imposed on us in connection with the activities of an operator of, or tenant at, the property. The cost of any required remediation, removal, fines or personal or property damages and our liability therefore could exceed the value of the property and/or our aggregate assets. In addition, the presence of those substances, or the failure to properly dispose of or remove those substances, may adversely affect our ability to sell or rent that property or to borrow using that property as collateral, which, in turn, would reduce our revenues and ability to make distributions.
A property can also be adversely affected either through physical contamination or by virtue of an adverse effect upon value attributable to the migration of hazardous or toxic substances, or other contaminants that have or may have emanated from other properties. Although our tenants are primarily responsible for any environmental damages and claims related to the leased premises, in the event of the bankruptcy or inability of any of our tenants to satisfy any obligations with respect to the property leased to that tenant, we may be required to satisfy such obligations. In addition, we may be held directly liable for any such damages or claims irrespective of the provisions of any lease.
From time to time, in connection with the conduct of our business, we authorize the preparation of Phase I environmental reports and, when necessary, Phase II environmental reports, with respect to our properties. Based upon these environmental reports and our ongoing review of our properties, as of the date of this Annual Report, we are not aware of any environmental condition with respect to any of our properties that we believe would be reasonably likely to have a material adverse effect on us.
There can be no assurance, however, that the environmental reports will reveal all environmental conditions at our properties or that the following will not expose us to material liability in the future:
•	the discovery of previously unknown environmental conditions;

•	changes in law;

•	activities of tenants; or

•	activities relating to properties in the vicinity of our properties.

Changes in laws increasing the potential liability for environmental conditions existing on properties or increasing the restrictions on discharges or other conditions may result in significant unanticipated expenditures or may otherwise adversely affect the operations of our tenants, which could adversely affect our financial condition or results of operations.
Uninsured losses or a loss in excess of insured limits could adversely affect our financial condition.
We carry comprehensive liability, fire, extended coverage and rent loss insurance on most of our properties, with policy specifications and insured limits that we believe are customary for similar properties. However, with respect to those properties where the leases do not provide for abatement of rent under any circumstances, we generally do not maintain rent loss insurance. In addition, there are certain types of losses, such as losses resulting from wars, terrorism or certain acts of God that generally are not insured because they are either uninsurable or not economically insurable. Should an uninsured loss or a loss in excess of insured limits occur, we could lose capital invested in a property, as well as the anticipated future revenues from a property, while remaining obligated for any mortgage indebtedness or other financial obligations related to the property. Any loss of these types would adversely affect our financial condition.
Future terrorist attacks such as the attacks which occurred in New York City, Pennsylvania and Washington, D.C. on September 11, 2001, and the military conflicts such as the military actions taken by the United States and its allies in Afghanistan and Iraq, could have a material adverse effect on general economic conditions, consumer confidence and market liquidity.
Among other things, it is possible that interest rates may be affected by these events. An increase in interest rates may increase our costs of borrowing, leading to a reduction in our net income. These types of terrorist acts could also result in significant damages to, or loss of, our properties.
We and our tenants may be unable to obtain adequate insurance coverage on acceptable economic terms for losses resulting from acts of terrorism. Our lenders may require that we carry terrorism insurance even if we do not believe this insurance is necessary or cost effective. We may also be prohibited under the applicable lease from passing all or a portion of the cost of such insurance through to the tenant. Should an act of terrorism result in an uninsured loss or a loss in excess of insured limits, we could lose capital invested in a property, as well as the anticipated future revenues from a property, while remaining obligated for any mortgage indebtedness or other financial obligations related to the property. Any loss of these types would adversely affect our financial condition.
Competition may adversely affect our ability to purchase properties.
There are numerous commercial developers, real estate companies, financial institutions and other investors with greater financial resources than we have that compete with us in seeking properties for acquisition and tenants who will lease space in our properties. Due to our focus on net lease properties located throughout the United States, and because most competitors are locally and/or regionally focused, we do not encounter the same competitors in each market. Our competitors include other real estate investment trusts, or REITs, financial institutions, insurance companies, pension funds, private companies and individuals. This competition may result in a higher cost for properties that we wish to purchase.
Our failure to maintain effective internal controls could have a material adverse effect on our business, operating results and share price.
Section 404 of the Sarbanes-Oxley Act of 2002 requires annual management assessments of the effectiveness of our internal controls over financial reporting. If we fail to maintain the adequacy of our internal controls, as such standards may be modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. Moreover, effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and to maintain our qualification as a REIT and are important to helping prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, our REIT qualification could be jeopardized, investors could lose confidence in our reported financial information, and the trading price of our shares could drop significantly.

We may have limited control over our co-investment programs and joint venture investments.
Our co-investment programs and joint venture investments may involve risks not otherwise present for investments made solely by us, including the possibility that our partner might, at any time, become bankrupt, have different interests or goals than we do, or take action contrary to our instructions, requests, policies or objectives, including our policy with respect to maintaining our qualification as a REIT. Other risks of co-investment programs and joint venture investments include impasse on decisions, such as a sale, because neither we nor our partner have full control over the co-investment programs or joint venture. Also, there is no limitation under our organizational documents as to the amount of funds that may be invested in co-investment programs and joint ventures.
One of co-investment programs, Concord, is owned equally by the MLP and a subsidiary of Winthrop Realty Trust, or Winthrop. This co-investment program, is managed by an investment committee which consists of seven members, three members appointed by each of the MLP and Winthrop (with one appointee from each of the MLP and Winthrop qualifying as “independent”) and the seventh member appointed by FUR Holdings LLC, the administrative manager of Concord and primary owner of the former external advisor of the MLP and the current external advisor of Winthrop. Each investment in excess of $20.0 million to be made by this joint venture, as well as additional material matters, requires the consent of the investment committee appointed by the MLP and Winthrop. Accordingly, Concord may not take certain actions or invest in certain assets even if the MLP believes it to be in its best interest. Michael L. Ashner, our former Executive Chairman and Director of Strategic Acquisitions is also the Chairman and Chief Executive Officer of Winthrop, the managing member of FUR Holdings LLC and the seventh member of Concord’s investment committee.
Another co-investment program, Net Lease Strategic Assets Fund LP, or NLS, is managed by an Executive Committee comprised of three persons appointed by us and two persons appointed by our partner. With few exceptions, the vote of four members of the Executive Committee is required to conduct business. Accordingly, we do not control the business decisions of this co-investment.
Investments by our co-investment programs may conflict with our ability to make attractive investments.
Under the terms of the limited partnership agreement governing NLS, we are required to first offer to NLS all opportunities to acquire real estate assets which, among other criteria, are specialty in nature and net leased. Only if NLS elects not to approve the acquisition opportunity or the applicable exclusivity conditions have expired, may we pursue the opportunity directly. As a result, we may not be able to make attractive acquisitions directly and may only receive an interest in such acquisitions through our interest in NLS.
Certain of our trustees and officers may face conflicts of interest with respect to sales and refinancings.
E. Robert Roskind and Richard J. Rouse, our Chairman, and Vice Chairman and Chief Investment Officer, respectively, each own limited partnership interests in certain of our operating partnerships, and as a result, may face different and more adverse tax consequences than our other shareholders will if we sell certain properties or reduce mortgage indebtedness on certain properties. Those individuals may, therefore, have different objectives than our other shareholders regarding the appropriate pricing and timing of any sale of such properties or reduction of mortgage debt.
Accordingly, there may be instances in which we may not sell a property or pay down the debt on a property even though doing so would be advantageous to our other shareholders. In the event of an appearance of a conflict of interest, the conflicted trustee or officer must recuse himself or herself from any decision making or seek a waiver of our Code of Business Conduct and Ethics.
Our ability to change our portfolio is limited because real estate investments are illiquid.
Equity investments in real estate are relatively illiquid and, therefore, our ability to change our portfolio promptly in response to changed conditions will be limited. Our Board of Trustees may establish investment criteria or limitations as it deems appropriate, but currently does not limit the number of properties in which we may seek to invest or on the concentration of investments in any one geographic region. We could change our investment, disposition and financing policies without a vote of our shareholders.

There can be no assurance that we will remain qualified as a REIT for federal income tax purposes.
We believe that we have met the requirements for qualification as a REIT for federal income tax purposes beginning with our taxable year ended December 31, 1993, and we intend to continue to meet these requirements in the future. However, qualification as a REIT involves the application of highly technical and complex provisions of the Code, for which there are only limited judicial or administrative interpretations. No assurance can be given that we have qualified or will remain qualified as a REIT. The Code provisions and income tax regulations applicable to REITs are more complex than those applicable to corporations. The determination of various factual matters and circumstances not entirely within our control may affect our ability to continue to qualify as a REIT. In addition, no assurance can be given that legislation, regulations, administrative interpretations or court decisions will not significantly change the requirements for qualification as a REIT or the federal income tax consequences of such qualification. If we do not qualify as a REIT, we would not be allowed a deduction for distributions to shareholders in computing our net taxable income. In addition, our income would be subject to tax at the regular corporate rates. We also could be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. Cash available for distribution to our shareholders would be significantly reduced for each year in which we do not qualify as a REIT. In that event, we would not be required to continue to make distributions. Although we currently intend to continue to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause us, without the consent of the shareholders, to revoke the REIT election or to otherwise take action that would result in disqualification.
We may be subject to the REIT prohibited transactions tax, which could result in significant U.S. federal income tax liability to us.
We announced a restructuring of our investment strategy, focusing on core and core plus assets. A real estate investment trust will incur a 100% tax on the net income from a prohibited transaction. Generally, a prohibited transaction includes a sale or disposition of property held primarily for sale to customers in the ordinary course of a trade or business. While we believe that the dispositions of our assets pursuant to the restructuring of our investment strategy should not be treated as prohibited transactions, whether a particular sale will be treated as a prohibited transaction depends on the underlying facts and circumstances. We have not sought and do not intend to seek a ruling from the Internal Revenue Service regarding any dispositions. Accordingly, there can be no assurance that our dispositions of such assets will not be subject to the prohibited transactions tax. If all or a significant portion of those dispositions were treated as prohibited transactions, we would incur a significant U.S. federal income tax liability, which could have a material adverse effect on our results of operations.
Distribution requirements imposed by law limit our flexibility.
To maintain our status as a REIT for federal income tax purposes, we are generally required to distribute to our shareholders at least 90% of our taxable income for that calendar year. Our taxable income is determined without regard to any deduction for dividends paid and by excluding net capital gains. To the extent that we satisfy the distribution requirement, but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed income. In addition, we will incur a 4% nondeductible excise tax on the amount, if any, by which our distributions in any year are less than the sum of (i) 85% of our ordinary income for that year, (ii) 95% of our capital gain net income for that year and (iii) 100% of our undistributed taxable income from prior years. We intend to continue to make distributions to our shareholders to comply with the distribution requirements of the Code and to reduce exposure to federal income and nondeductible excise taxes. Differences in timing between the receipt of income and the payment of expenses in determining our income and the effect of required debt amortization payments could require us to borrow funds on a short-term basis in order to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT.
Certain limitations limit a third party’s ability to acquire us or effectuate a change in our control.
     Limitations imposed to protect our REIT status. In order to protect us against the loss of our REIT status, our declaration of trust limits any shareholder from owning more than 9.8% in value of any class of our outstanding shares, subject to certain exceptions. The ownership limit may have the effect of precluding acquisition of control of us.

     Severance payments under employment agreements. Substantial termination payments may be required to be paid under the provisions of employment agreements with certain of our executives upon a change of control. We have entered into employment agreements with four of our executive officers which provide that, upon the occurrence of a change in control of us (including a change in ownership of more than 50% of the total combined voting power of our outstanding securities, the sale of all or substantially all of our assets, dissolution, the acquisition, except from us, of 20% or more of our voting shares or a change in the majority of our Board of Trustees), those executive officers would be entitled to severance benefits based on their current annual base salaries, recent annual cash bonuses and the average of the value of the two most recent long-term incentive awards as defined in the employment agreements. Accordingly, these payments may discourage a third party from acquiring us.
     Limitation due to our ability to issue preferred shares. Our amended and restated declaration of trust authorizes our Board of Trustees to issue preferred shares, without shareholder approval. The Board of Trustees is able to establish the preferences and rights of any preferred shares issued which could have the effect of delaying or preventing someone from taking control of us, even if a change in control were in shareholders’ best interests. As of March 31, 2008, we had outstanding 3,160,000 8.05% Series B Cumulative Redeemable Preferred Stock, or Series B Preferred Shares, that we issued in June 2003, 3,100,000 6.50% Series C Cumulative Convertible Preferred Stock, or Series C Preferred Shares, that we issued in December 2004 and January 2005, 6,200,000 7.55% Series D Cumulative Redeemable Preferred Stock, or Series D Preferred Shares, that we issued in February 2007, and one share of our special voting preferred stock that we issued in December 2006 in connection with the merger with Newkirk Realty Trust, Inc., which we refer to as the Merger. Our Series B, Series C and Series D Preferred Shares include provisions that may deter a change of control. The establishment and issuance of shares of our existing series of preferred shares or a future series of preferred shares could make a change of control of us more difficult.
     Limitation imposed by the Maryland Business Combination Act. The Maryland General Corporation Law, as applicable to Maryland REITs, establishes special restrictions against “business combinations” between a Maryland REIT and “interested shareholders” or their affiliates unless an exemption is applicable. An interested shareholder includes a person who beneficially owns, and an affiliate or associate of the trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then-outstanding voting shares, but a person is not an interested shareholder if the Board of Trustees approved in advance the transaction by which he otherwise would have been an interested shareholder. Among other things, Maryland law prohibits (for a period of five years) a merger and certain other transactions between a Maryland REIT and an interested shareholder. The five-year period runs from the most recent date on which the interested shareholder became an interested shareholder. Thereafter, any such business combination must be recommended by the Board of Trustees and approved by two super-majority shareholder votes unless, among other conditions, the common shareholders receive a minimum price for their             shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its shares. The statute permits various exemptions from its provisions, including business combinations that are exempted by the Board of Trustees prior to the time that the interested shareholder becomes an interested shareholder. The business combination statute could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if such acquisition would be in shareholders’ best interests. In connection with our merger with Newkirk, Vornado Realty Trust, which we refer to as Vornado, and Apollo Real Estate Investment Fund III, L.P., which we refer to as Apollo, were granted a limited exemption from the definition of “interested shareholder.”
     Maryland Control Share Acquisition Act. Maryland law provides that “control shares” of a Maryland REIT acquired in a “control share acquisition” shall have no voting rights except to the extent approved by a vote of two-thirds of the vote entitled to be cast on the matter under the Maryland Control Share Acquisition Act. Shares owned by the acquiror, by our officers or by employees who are our trustees are excluded from shares entitled to vote on the matter. “Control Shares” means shares that, if aggregated with all other shares previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power: one-tenth or more but less than one-third, one-third or more but less than a majority or a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions. If voting rights of control shares acquired in a control share acquisition are not approved at a shareholders’ meeting, then subject to certain conditions and limitations the issuer may redeem any or all of the control shares for fair value. If voting rights of such control shares are approved at a shareholders’ meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. Any control shares acquired in a control share acquisition which are not exempt under our by-laws will be subject to the Maryland Control Share Acquisition Act. Our amended and restated by-laws contain a provision exempting from the Maryland Control Share Acquisition Act any and all acquisitions by any person of our shares. We cannot assure you that this provision will not be amended or eliminated at any time in the future.
Limits on ownership of our capital shares may have the effect of delaying, deferring or preventing someone from taking control of us.
For us to qualify as a REIT for federal income tax purposes, among other requirements, not more than 50% of the value of our outstanding capital shares may be owned, directly or indirectly, by five or fewer individuals (as defined for federal income tax purposes to include certain entities) during the last half of each taxable year, and these capital shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (in each case, other than the first such year for which a REIT election is made). Our amended and restated declaration of trust includes certain restrictions regarding transfers of our capital shares and ownership limits.
Actual or constructive ownership of our capital shares in excess of the share ownership limits contained in its declaration of trust would cause the violative transfer or ownership to be void or cause the shares to be transferred to a charitable trust and then sold to a person or entity who can own the shares without violating these limits. As a result, if a violative transfer were made, the recipient of the shares would not acquire any economic or voting rights attributable to the transferred shares. Additionally, the constructive ownership rules for these limits are complex and groups of related individuals or entities may be deemed a single owner and consequently in violation of the share ownership limits.
These restrictions and limits may not be adequate in all cases, however, to prevent the transfer of our capital shares in violation of the ownership limitations. The ownership limits discussed above may have the effect of delaying, deferring or preventing someone from taking control of us, even though a change of control could involve a premium price for the common shares or otherwise be in shareholders’ best interests.
Legislative or regulatory tax changes could have an adverse effect on us.
At any time, the federal income tax laws governing REITs or the administrative interpretations of those laws may be amended. Any of those new laws or interpretations may take effect retroactively and could adversely affect us or you as a shareholder. REIT dividends generally are not eligible for the reduced rates currently applicable to certain corporate dividends (unless attributable to dividends from taxable REIT subsidiaries and otherwise eligible for such rates). As a result, investment in non-REIT corporations may be relatively more attractive than investment in REITs. This could adversely affect the market price of our             shares.
Our Board of Trustees may change our investment policy without shareholders’ approval.
Subject to our fundamental investment policy to maintain our qualification as a REIT, our Board of Trustees will determine its investment and financing policies, growth strategy and its debt, capitalization, distribution, acquisition, disposition and operating policies.
Our Board of Trustees may revise or amend these strategies and policies at any time without a vote by shareholders. Accordingly, shareholders’ control over changes in our strategies and policies is limited to the election of trustees, and changes made by our Board of Trustees may not serve the interests of shareholders and could adversely affect our financial condition or results of operations, including our ability to distribute cash to shareholders or qualify as a REIT.

The intended benefits of the Merger may not be realized.
The Merger presented and continues to present challenges to management, including the integration of our operations and properties with those of Newkirk. The Merger also poses other risks commonly associated with similar transactions, including unanticipated liabilities, unexpected costs and the diversion of management’s attention to the integration of the operations of the two entities. Any difficulties that we encounter in the transition and integration processes, and any level of integration that is not successfully achieved, could have an adverse effect on our revenues, level of expenses and operating results. We may also experience operational interruptions or the loss of key employees, tenants and customers. As a result, notwithstanding our expectations, we may not realize any of the anticipated benefits or cost savings of the Merger.
Our inability to carry out our growth strategy could adversely affect our financial condition and results of operations.
Our growth strategy is based on the acquisition and development of additional properties and related assets, including acquisitions of large portfolios and real estate companies and acquisitions through co-investment programs such as joint ventures. In the context of our business plan, “development” generally means an expansion or renovation of an existing property or the acquisition of a newly constructed property. We may provide a developer with a commitment to acquire a property upon completion of construction of a property and commencement of rent from the tenant. Our plan to grow through the acquisition and development of new properties could be adversely affected by trends in the real estate and financing businesses. The consummation of any future acquisitions will be subject to satisfactory completion of an extensive valuation analysis and due diligence review and to the negotiation of definitive documentation. Our ability to implement our strategy may be impeded because we may have difficulty finding new properties and investments at attractive prices that meet our investment criteria, negotiating with new or existing tenants or securing acceptable financing. If we are unable to carry out our strategy, our financial condition and results of operations could be adversely affected.
Acquisitions of additional properties entail the risk that investments will fail to perform in accordance with expectations, including operating and leasing expectations. Redevelopment and new project development are subject to numerous risks, including risks of construction delays, cost overruns or force majeure events that may increase project costs, new project commencement risks such as the receipt of zoning, occupancy and other required governmental approvals and permits, and the incurrence of development costs in connection with projects that are not pursued to completion.
Some of our acquisitions and developments may be financed using the proceeds of periodic equity or debt offerings, lines of credit or other forms of secured or unsecured financing that may result in a risk that permanent financing for newly acquired projects might not be available or would be available only on disadvantageous terms. If permanent debt or equity financing is not available on acceptable terms to refinance acquisitions undertaken without permanent financing, further acquisitions may be curtailed or cash available for distribution to shareholders may be adversely affected.
The concentration of ownership by certain investors may limit other shareholders from influencing significant corporate decisions.
As of March 31, 2008, Vornado and Apollo, collectively owned 26,836,830 million voting MLP units which are redeemable by the holder thereof for, at our election, cash or our common shares. Accordingly Apollo and Vornado collectively held a 28.4% voting interest in us, as of March 31, 2008. As holders of voting MLP units, Vornado and Apollo, as well as other holders of voting MLP units, have the right to direct the voting of our special voting preferred stock. Holders of interests in our other operating partnerships do not have voting rights. NKT Advisors, LLC holds the one share of our special voting preferred stock pursuant to a voting trustee agreement. To the extent that an affiliate of Vornado is a member of our Board of Trustees, NKT Advisors, LLC has the right to direct the vote of the voting MLP units held by Vornado with respect to the election of members of our Board of Trustees. Clifford Broser, a member of our Board of Trustees, is a Senior Vice President of Vornado.
E. Robert Roskind, our Chairman, owned, as of March 31, 2008, 0.9 million of our common shares and 1.5 million units of limited partner interest in our other operating partnerships, which are redeemable for our common shares on a one for one basis, or with respect to a portion of the units, at our election, cash. Mr. Roskind held a 2.6% voting interest in us as of March 31, 2008.

Securities eligible for future sale may have adverse effects on our share price.
An aggregate of approximately 39.6 million of our common shares are issuable upon the exchange of units of limited partnership interests in our operating partnership subsidiaries. Depending upon the number of such securities exchanged or exercised at one time, an exchange or exercise of such securities could be dilutive to or otherwise adversely affect the interests of holders of our common shares.
We are dependent upon our key personnel.
We are dependent upon key personnel whose continued service is not guaranteed. We are dependent on our executive officers for business direction. We have entered into employment agreements with certain employees, including E. Robert Roskind, our Chairman, Richard J. Rouse, our Vice Chairman and Chief Investment Officer, T. Wilson Eglin, our Chief Executive Officer, President and Chief Operating Officer, and Patrick Carroll, our Executive Vice President, Chief Financial Officer and Treasurer.
Our inability to retain the services of any of our key personnel or our loss of any of their services could adversely impact our operations. We do not have key man life insurance coverage on our executive officers.
Risks Specific to Our Investment in Concord
In addition to the risks described above, our investment in Concord is subject to the following additional risks:
Concord invests in subordinate mortgage-backed securities which are subject to a greater risk of loss than senior securities. Concord may hold the most junior class of mortgage-backed securities which are subject to the first risk of loss if any losses are realized on the underlying mortgage loans.
Concord invests in a variety of subordinate loan securities, and sometimes holds a “first loss” subordinate holder position. The ability of a borrower to make payments on the loan underlying these securities is dependent primarily upon the successful operation of the property rather than upon the existence of independent income or assets of the borrower since the underlying loans are generally non-recourse in nature. In the event of default and the exhaustion of any equity support, reserve funds, letters of credit and any classes of securities junior to those in which Concord invests, Concord will not be able to recover all of its investment in the securities purchased.
Expenses of enforcing the underlying mortgage loans (including litigation expenses), expenses of protecting the properties securing the mortgage loans and the liens on the mortgaged properties, and, if such expenses are advanced by the servicer of the mortgage loans, interest on such advances will also be allocated to such “first loss” securities prior to allocation to more senior classes of securities issued in the securitization. Prior to the reduction of distributions to more senior securities, distributions to the “ first loss” securities may also be reduced by payment of compensation to any servicer engaged to enforce a defaulted mortgage loan. Such expenses and servicing compensation may be substantial and consequently, in the event of a default or loss on one or more mortgage loans contained in a securitization, Concord may not recover its investment.
Concord’s warehouse facilities and its CDO financing agreements may limit its ability to make investments.
In order for Concord to borrow money to make investments under its repurchase facilities, its repurchase counterparty has the right to review the potential investment for which Concord is seeking financing. Concord may be unable to obtain the consent of its repurchase counterparty to make certain investments. Concord may be unable to obtain alternate financing for that investment. Concord’s repurchase counterparty consent rights with respect to its warehouse facility may limit Concord’s ability to execute its business strategy.
The repurchase agreements that Concord uses to finance its investments may require it to provide additional collateral.

If the market value of the loan assets and loan securities pledged or sold by Concord to a repurchase counterparty decline in value, which decline is determined, in most cases, by the repurchase counterparty, Concord may be required by the repurchase counterparty to provide additional collateral or pay down a portion of the funds advanced. Concord may not have the funds available to pay down its debt, which could result in defaults. Posting additional collateral to support its repurchase facilities will reduce Concord’s liquidity and limit its ability to leverage its assets. Because Concord’s obligations under its repurchase facilities are recourse to Concord, if Concord does not have sufficient liquidity to meet such requirements, it would likely result in a rapid deterioration of Concord’s financial condition and solvency.
Concord’s future investment grade CDOs, if any, will be collateralized with loan assets and debt securities that are similar to those collateralizing its existing investment grade CDO, and any adverse market trends are likely to adversely affect the issuance of future CDOs as well as Concord’s CDOs in general.
Concord’s existing investment grade CDO is collateralized by fixed and floating rate loan assets and debt securities, and we expect that future issuances, if any, will be backed by similar loan assets and debt securities. Any adverse market trends that affect the value of these types of loan assets and debt securities will adversely affect the value of Concord’s interests in the CDOs and, accordingly, our interest in Concord. Such trends could include declines in real estate values in certain geographic markets or sectors, underperformance of loan assets and debt securities, or changes in federal income tax laws that could affect the performance of debt issued by REITs.
Credit ratings assigned to Concord’s investments are subject to ongoing evaluations and we cannot assure you that the ratings currently assigned to Concord’s investments will not be downgraded.
Some of Concord’s investments are rated by Moody’s Investors Service, Fitch Ratings or Standard & Poor’s, Inc. The credit ratings on these investments are subject to ongoing evaluation by credit rating agencies, and we cannot assure you that any such ratings will not be changed or withdrawn by a rating agency in the future if, in its judgment, circumstances warrant. If rating agencies assign a lower-than-expected rating or reduce, or indicate that they may reduce, their ratings of Concord’s investments the market value of those investments could significantly decline, which may have an adverse affect on Concord’s financial condition.
The use of CDO financings with coverage tests may have a negative impact on Concord’s operating results and cash flows.
Concord’s current CDO contains, and it is likely that future CDOs, if any, will contain coverage tests, including over-collateralization tests, which are used primarily to determine whether and to what extent principal and interest proceeds on the underlying collateral debt securities and other assets may be used to pay principal of and interest on the subordinate classes of bonds in the CDO. In the event the coverage tests are not met, distributions otherwise payable to Concord may be re-directed to pay principal on the bond classes senior to Concord’s. Therefore, Concord’s failure to satisfy the coverage tests could adversely affect Concord’s operating results and cash flows.
Certain coverage tests which may be applicable to Concord’s interest in its CDOs (based on delinquency levels or other criteria) may also restrict Concord’s ability to receive net income from assets pledged to secure the CDOs. If Concord’s assets fail to perform as anticipated, Concord’s over-collateralization or other credit enhancement expenses associated with its CDO will increase. There can be no assurance of completing negotiations with the rating agencies or other key transaction parties on any future CDOs, as to what will be the actual terms of the delinquency tests, over-collateralization, cash flow release mechanisms or other significant factors regarding the calculation of net income to Concord. Failure to obtain favorable terms with regard to these matters may materially reduce net income to Concord.
If credit spreads widen, the value of Concord’s assets may suffer.
The value of Concord’s loan securities is dependent upon the yield demand on these loan securities by the market based on the underlying credit. A large supply of these loan securities combined with reduced demand will generally cause the market to require a higher yield on these loan securities, resulting in a higher, or “wider’, spread over the benchmark rate of such loan securities. Under such conditions, the value of loan securities in Concord’s portfolio would tend to decline. Such changes in the market value of Concord’s portfolio may adversely affect its net equity through their impact on unrealized gains or losses on available-for-sale loan securities, and therefore Concord’s cash flow, since Concord would be unable to realize gains through sale of such loan securities. Also, they could adversely affect Concord’s ability to borrow and access capital.

The value of Concord’s investments in mortgage loans, mezzanine loans and participation interests in mortgage and mezzanine loans is also subject to changes in credit spreads. The majority of the loans Concord invests in are floating rate loans whose value is based on a market credit spread to LIBOR. The value of the loans is dependent upon the yield demanded by the market based on their credit. The value of Concord’s portfolio would tend to decline should the market require a higher yield on such loans, resulting in the use of a higher spread over the benchmark rate. Any credit or spread losses incurred with respect to Concord’s loan portfolio would affect Concord in the same way as similar losses on Concord’s loan securities portfolio as described above.
Concord prices its assets based on its assumptions about future credit spreads for financing of those assets. Concord has obtained, and may obtain in the future, longer term financing for its assets using structured financing techniques such as CDOs. Such issuances entail interest rates set at a spread over a certain benchmark, such as the yield on United States Treasury obligations, swaps or LIBOR. If the spread that investors are paying on structured finance vehicles over the benchmark widens and the rates Concord charges on its securitized assets are not increased accordingly, this may reduce Concord’s income or cause losses.
Prepayments can increase, adversely affecting yields on Concord’s investments.
The value of Concord’s assets may be affected by an increase in the rate of prepayments on the loans underlying its loan assets and loan securities. The rate of prepayment on loans is influenced by changes in current interest rates and a variety of economic, geographic and other factors beyond Concord’s control and consequently such prepayment rates cannot be predicted with certainty. In periods of declining real estate loan interest rates, prepayments of real estate loans generally increase. If general interest rates decline as well, the proceeds of such prepayments received during such periods are likely to be reinvested by us in assets yielding less than the yields on the loans that were prepaid. Under certain interest rate and prepayment scenarios Concord may fail to recoup fully its cost of acquisition of certain investment.
Concord may not be able to issue CDO securities, which may require Concord to seek more costly financing for its real estate loan assets or to liquidate assets.
Concord has and may continue to seek to finance its loan assets on a long-term basis through the issuance of CDOs. Prior to any new investment grade CDO issuance, there is a period during which real estate loan assets are identified and acquired for inclusion in a CDO, known as the repurchase facility accumulation period. During this period, Concord authorizes the acquisition of loan assets and debt securities under one or more repurchase facilities from repurchase counterparties. The repurchase counterparties then purchase the loan assets and debt securities and hold them for later repurchase by Concord. Concord contributes cash and other collateral to be held in escrow by the repurchase counterparty to back Concord’s commitment to purchase equity in the CDO, and to cover its share of losses should loan assets or debt securities need to be liquidated. As a result, Concord is subject to the risk that it will not be able to acquire, during the period that its warehouse facilities are available, a sufficient amount of loan assets and debt securities to support the execution of an investment grade CDO issuance. In addition, conditions in the capital markets may make it difficult, if not impossible, for Concord to pursue a CDO when it does have a sufficient pool of collateral. If Concord is unable to issue a CDO to finance these assets or if doing so is not economical, Concord may be required to seek other forms of potentially less attractive financing or to liquidate the assets at a price that could result in a loss of all or a portion of the cash and other collateral backing its purchase commitment.
The recent capital market crisis has made financings through CDOs difficult.
The recent events in the subprime mortgage market have impacted Concord’s ability to consummate a second CDO. Although Concord holds only one bond of $11.5 million which has minimal exposure to subprime residential mortgages, conditions in the financial capital markets have made issuances of CDOs at this time less attractive to investors. As of March 31, 2008, Concord has recorded an other- than temporary impairment charge relating to this asset of $6.9 million. If Concord is unable to issue future CDOs to finance its assets, Concord will be required to hold its loan assets under its existing warehouse facilities longer than originally anticipated or seek other forms of potentially less attractive financing. The inability to issue future CDOs at accretive rates will have a negative impact on Concord’s cash flow and anticipated return.

The lack of a CDO market may require us to make a larger equity investment in Concord.
As of March 31, 2008, we had committed to invest up to $162.5 million in Concord, all of which has been invested. In view of the difficulties in the CDO market, we may continue to invest additional amounts in Concord only upon approval of our Board of Trustees.
Concord may not be able to access financing sources on favorable terms, or at all, which could adversely affect its ability to execute its business plan and its ability to make distributions.
Concord finances its assets through a variety of means, including repurchase agreements, credit facilities, CDOs and other structured financings. Concord may also seek to finance its investments through the issuance of common or preferred equity interests. Concord’s ability to execute this strategy depends on various conditions in the capital markets, which are beyond its control. If these markets are not an efficient source of long-term financing for Concord’s assets, Concord will have to find alternative forms of long-term financing for its assets. This could subject Concord to more expensive debt and financing arrangements which would require a larger portion of its cash flows, thereby reducing cash available for distribution to its members and funds available for operations as well as for future business opportunities.
Concord may make investments in assets with lower credit quality, which will increase our risk of losses.
Concord may invest in unrated loan securities or participate in unrated or distressed mortgage loans. The anticipation of an economic downturn, for example, could cause a decline in the price of lower credit quality investments and securities because the ability of obligors of mortgages, including mortgages underlying mortgage-backed securities, to make principal and interest payments may be impaired. If this were to occur, existing credit support in the warehouse structure may be insufficient to protect Concord against loss of its principal on these investments and securities.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lexington Realty Trust
Date: June 25, 2008	By:	/s/ Patrick Carroll
Patrick Carroll
Chief Financial Officer

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): November 6, 2008
LEXINGTON REALTY TRUST
(Exact Name of Registrant as Specified in Its Charter)

Maryland	1-12386	13-3717318

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Penn Plaza, Suite 4015, New York, New York	10119-4015

(Address of Principal Executive Offices)	(Zip Code)
(212) 692-7200
(Registrant’s Telephone Number, Including Area Code)
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFT|R 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.
On November 6, 2008, we issued a press release announcing our financial results for the quarter and nine months ended September 30, 2008. A copy of the press release is furnished herewith as part of Exhibit 99.1.
The information furnished pursuant to this “Item 2.02 Results of Operations and Financial Condition,” including Exhibit 99.1, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, or otherwise subject to the liabilities under that section and shall not be deemed to be incorporated by reference into any of our filings under the Securities Act of 1933, as amended, which we refer to as the Act, or the Exchange Act, regardless of any general incorporation language in such filing.

Item 7.01.	Regulation FD Disclosure.
On November 6, 2008, we made available supplemental information, which we refer to as the Supplemental Reporting Package, concerning our operations and portfolio for the quarter and nine months ended September 30, 2008. A copy of the Supplemental Reporting Package is furnished herewith as Exhibit 99.1 and has been posted to our web site.
Also on November 6, 2008, our management discussed our financial results and certain aspects of our business plan on a conference call with analysts and investors. A transcript of the conference call is furnished herewith as Exhibit 99.2.
The information furnished pursuant to this “Item 7.01 Regulation FD Disclosure,” including Exhibit 99.1 and Exhibit 99.2, shall not be deemed to be “filed” for the purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities under that section and shall not be deemed to be incorporated by reference into any of our filings under the Act or the Exchange Act, regardless of any general incorporation language in such filing.

Item 9.01.	Financial Statements and Exhibits.
(a)	Not applicable

(b)	Not applicable

(c)	Not applicable

(d)	Exhibits
99.1	Supplemental Reporting Package for the quarter and nine months ended September 30, 2008.

99.2	Conference Call Transcript.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lexington Realty Trust
Date: November 7, 2008	By:	/s/ Patrick Carroll
Patrick Carroll
Chief Financial Officer

Exhibit Index
99.1	Supplemental Reporting Package for the quarter and nine months ended September 30, 2008.

99.2	Conference Call Transcript.

Quarterly Earnings and
Supplemental Operating and Financial Data
For the Three and Nine Months Ended September 30, 2008

LEXINGTON REALTY TRUST
SUPPLEMENTAL REPORTING PACKAGE
For the Three and Nine Months Ended September 30, 2008
This Quarterly Earnings and Supplemental Operating and Financial Data contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the control of Lexington Realty Trust (“Lexington”) which may cause actual results, performance or achievements of Lexington to be materially different from the results, performance, or other expectations implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in Lexington’s periodic reports filed with the Securities and Exchange Commission (the “SEC”) filed with the SEC, including risks related to, (i) the failure to continue to qualify as a real estate investment trust, (ii) changes in general business and economic conditions, (iii) competition, (iv) increases in real estate construction costs, (v) changes in interest rates, or (vi) changes in accessibility of debt and equity capital markets. Copies of periodic reports Lexington files with the SEC are available on Lexington’s website at www.lxp.com and may be obtained free of charge by calling Lexington at 212-692-7200. Forward-looking statements, which are based on certain assumptions and describe the Lexington’s future plans, strategies and expectations, are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “estimates,” “projects” or similar expressions. Lexington undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the occurrence of unanticipated events. Accordingly, there is no assurance that Lexington’s expectations will be realized.

Lexington Realty Trust
TRADED: NYSE: LXP
One Penn Plaza, Suite 4015
New York NY 10119-4015
Contact:
Investor or Media Inquiries, T. Wilson Eglin, CEO
Lexington Realty Trust
Phone: (212) 692-7200 E-mail: tweglin@lxp.com
FOR IMMEDIATE RELEASE
Thursday November 6, 2008
LEXINGTON REALTY TRUST REPORTS THIRD QUARTER 2008 RESULTS
New York, NY – November 6, 2008 – Lexington Realty Trust (“Lexington”) (NYSE:LXP), a real estate investment trust focused on single-tenant real estate investments, today announced results for the third quarter ended September 30, 2008.
Third Quarter 2008 Highlights
•	Generated Company Funds From Operations (“Company FFO”) of $43.3 million or $0.40 per diluted share/unit.(1)

•	Executed 18 new and renewal leases, totaling approximately 777,000 square feet.

•	Sold 15 properties for $22.6 million at a 6.6% cap rate.

•	Acquired 2 properties for $56.1 million at an 8.5% cap rate.

•	Repurchased $25.5 million original principal amount of senior securities at a 10.7% discount.

(1)	See the last page of this press release for a reconciliation of GAAP net income (loss) to Company FFO.
T. Wilson Eglin, President and Chief Executive Officer of Lexington stated, “During the third quarter, we continued to reduce our financial leverage by repurchasing $25.5 million of our senior securities. Since beginning to reduce our leverage in the first quarter and including transactions completed in the current quarter, we have retired $278.5 million of senior securities for $219.5 million, a discount of 21.2%. The opportunity to reduce our leverage on such favorable terms represents a compelling use for our capital and is likely to remain so for the foreseeable future. While transaction activity in all property types has slowed substantially, we believe that creditworthy net lease investments will continue to attract interest due to predictable revenue streams and generally defensive characteristics. Accordingly, we plan to continue marketing assets for sale and will use the proceeds to further reduce our indebtedness on terms that we believe are highly advantageous for our shareholders, as we have throughout the year.”
FINANCIAL RESULTS
Revenues
For the quarter ended September 30, 2008, total gross revenues were $105.5 million, compared with total gross revenues of $116.3 million for the quarter ended September 30, 2007. The decrease is primarily due to the sale of certain assets to a co-investment program in 2007 and 2008 and the early lease termination in the second quarter of 2008 for the property located at 100 Light Street in Baltimore, MD.

Net Income (Loss) Allocable to Common Shareholders
For the quarter ended September 30, 2008, net loss allocable to common shareholders was ($10.3) million, or a loss of ($0.16) per diluted share, compared with net income allocable to common shareholders for the quarter ended September 30, 2007 of $7.4 million, or income of $0.12 per diluted share.
Company FFO Applicable to Common Shareholders/Unitholders
For the quarter ended September 30, 2008, Company FFO was $43.3 million, or $0.40 per diluted share/unit, compared with Company FFO for the quarter ended September 30, 2007 of $50.4 million, or $0.46 per diluted share/unit. Company FFO for the quarter ended September 30, 2008 was impacted by debt satisfaction gains ($4.7 million), including Lexington’s proportionate share through joint ventures, offset by impairment charges ($4.7 million), including Lexington’s proportionate share through joint ventures. For the quarter ended September 30, 2007, Company FFO was impacted by debt satisfaction charges ($3.6 million). Other factors that impacted year over year FFO per diluted share/unit include the aforementioned early lease termination at the property located at 100 Light Street, Baltimore, MD, the $2.10 special distribution paid to shareholder/unitholders in January, 2008 and a decline in portfolio occupancy from 95.8% to 93.8%.
2009 Debt Maturities
Lexington has $266.7 million of consolidated debt maturing in 2009. On pages 26 — 31 of the Supplemental Disclosure Package, Lexington has provided information with respect to its unleveraged properties, properties securing its term loan maturing in December, 2009 (following exercise of an extension option), and properties with mortgages maturing in 2009. Together, these properties have an original gross book value of approximately $1.4 billion and currently generate annualized cash revenue of approximately $120.9 million. Management is currently working on extending the maturity date of the term loan beyond December, 2009.
Balance Sheet
At September 30, 2008, Lexington had total assets of $4.3 billion, including approximately $135.5 million of cash and restricted cash, and $2.5 billion in debt outstanding. As of September 30, 2008, the weighted-average interest rate on Lexington’s debt was 5.65%, with a weighted-average maturity of 6.3 years. Approximately 92% of Lexington’s debt is subject to fixed interest rates.
Common Share Dividend/Distribution
On September 15, 2008, Lexington declared a regular quarterly cash dividend/distribution of $0.33 per common share/unit, which was paid on October 15, 2008, to common shareholders/unitholders of record as of September 30, 2008, and which equated to an annualized dividend/distribution of $1.32 per share.

OPERATING ACTIVITIES
Leasing Activity
At September 30, 2008, Lexington’s consolidated portfolio was approximately 93.8% leased. For the quarter ended September 30, 2008, Lexington executed 18 leases (new and renewal) for approximately 777,000 square feet.
Dispositions
During the quarter ended September 30, 2008, Lexington sold its interest in 15 properties to unrelated parties for an aggregate sales price of $22.6 million equating to a cap rate of 6.6% and generating gains on sale of $7.4 million.
Acquisitions
During the quarter ended September 30, 2008, Lexington purchased two properties for $56.1 million, at an initial current cap rate of 8.5%.
2008 EARNINGS GUIDANCE
Lexington reaffirmed its previously disclosed Company FFO guidance range of $1.56 to $1.64 per diluted share/unit for the year ended December 31, 2008. This guidance excludes the impact of the 100 Light Street lease termination transaction and other non-recurring items including gains on the discharge of indebtedness. This guidance is based on current expectations and is forward-looking.
3RD QUARTER 2008 CONFERENCE CALL
Lexington will host a conference call today, Thursday, November 6, 2008, at 11:00 a.m. Eastern Time, to discuss its results for the quarter ended September 30, 2008. Interested parties may participate in this conference call by dialing (877) 407-0778 or (201) 689-8565. A replay of the call will be available through December 7, 2008, at (877) 660-6853 or (201) 612-7415, Account #: 286, Conference ID #: 296757.
A live web cast of the conference call will be available at www.lxp.com within the Investor Relations section. An online replay will also be available through November 6, 2009.
ABOUT LEXINGTON REALTY TRUST
Lexington Realty Trust is a real estate investment trust that owns, invests in, and manages office, industrial and retail properties net-leased to major corporations throughout the United States and provides investment advisory and asset management services to investors in the net lease area. Lexington shares are traded on the New York Stock Exchange under the symbol “LXP”. Additional information about Lexington is available on-line at www.lxp.com or by contacting Lexington Realty Trust, One Penn Plaza, Suite 4015, New York, New York 10119-4015, Attention: Investor Relations.

This release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under Lexington’s control which may cause actual results, performance or achievements of Lexington to be materially different from the results, performance, or other expectations implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in Lexington’s current annual report on Form 8-K filed with the Securities and Exchange Commission (“ SEC”) on June 25, 2008 and other periodic reports filed with the SEC, including risks related to: (1) the failure to continue to qualify as a real estate investment trust, (2) changes in general business and economic conditions, (3) competition, (4) increases in real estate construction costs, (5) changes in interest rates, or (6) changes in accessibility of debt and equity capital markets. Copies of the periodic reports Lexington files with the SEC are available on Lexington’s website at www.lxp.com. Forward-looking statements, which are based on certain assumptions and describe the Lexington’s future plans, strategies and expectations, are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “estimates,” “projects”, “is optimistic” or similar expressions. Lexington undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the occurrence of unanticipated events. Accordingly, there is no assurance that Lexington’s expectations will be realized.

LEXINGTON REALTY TRUST AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Three and Nine Months ended September 30, 2008 and 2007
(Unaudited and in thousands, except share and per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007
Gross Revenues:
Rental	$94,146	$105,974	$308,382	$269,803
Advisory and incentive fees	396	239	1,072	12,182
Tenant reimbursements	10,927	10,057	31,178	22,114

Total gross revenues	105,469	116,270	340,632	304,099

Expense applicable to revenues:
Depreciation and amortization	(51,197)	(63,843)	(191,596)	(164,785)
Property operating	(21,733)	(17,921)	(60,804)	(41,982)
General and administrative	(7,117)	(7,530)	(25,468)	(28,673)
Non-operating income	1,802	2,633	22,599	7,502
Interest and amortization expense	(37,279)	(48,129)	(120,519)	(114,747)
Debt satisfaction gains, net	2,309	—	39,020	—
Gains on sale-affiliates	—	—	31,806	—

Income (loss) before provision for income taxes, minority interests, equity in earnings (losses) of non-consolidated entities and discontinued operations	(7,746)	(18,520)	35,670	(38,586)
Provision for income taxes	(662)	(369)	(2,636)	(2,547)
Minority interests share of (income) loss	2,823	3,336	5,372	(3,546)
Equity in earnings (losses) of non-consolidated entities	(1,525)	4,054	(23,171)	45,951

Income (loss) from continuing operations	(7,110)	(11,499)	15,235	1,272

Discontinued operations:
Income from discontinued operations	26	8,441	1,628	25,720
Provision for income taxes	(181)	(44)	(330)	(2,721)
Debt satisfaction charges	(120)	(3,596)	(433)	(3,685)
Gains on sales of properties	7,374	26,980	11,986	39,808
Impairment charges	(1,063)	—	(3,757)	—
Minority interests share of income	(2,643)	(5,819)	(4,509)	(14,777)

Total discontinued operations	3,393	25,962	4,585	44,345

Net income (loss)	(3,717)	14,463	19,820	45,617
Dividends attributable to preferred shares- Series B	(1,590)	(1,590)	(4,770)	(4,770)
Dividends attributable to preferred shares- Series C	(2,110)	(2,519)	(6,740)	(7,556)
Dividends attributable to preferred shares- Series D	(2,926)	(2,925)	(8,777)	(7,372)
Redemption discount – Series C	—	—	5,678	—

Net income (loss) allocable to common shareholders	$(10,343)	$7,429	$5,211	$25,919

Income per common share-basic:
Income (loss) from continuing operations, after preferred dividends	$(0.21)	$(0.29)	$0.01	$(0.28)
Income from discontinued operations	0.05	0.41	0.07	0.67

Net income (loss) allocable to common shareholders	$(0.16)	$0.12	$0.08	$0.39

Weighted average common shares outstanding – basic	64,433,457	63,458,167	61,485,277	65,735,321

Income (loss) per common share-diluted:
Income (loss) from continuing operations, after preferred dividends	$(0.21)	$(0.29)	$(0.14)	$(0.28)
Income from discontinued operations	0.05	0.41	0.07	0.67

Net income (loss) allocable to common shareholders	$(0.16)	$0.12	$(0.07)	$0.39

Weighted average common shares outstanding-diluted	64,433,457	63,458,167	101,789,804	65,735,321

LEXINGTON REALTY TRUST AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
September 30, 2008 and December 31, 2007
(Unaudited and in thousands, except share and per share data)

	September 30,	December 31,
	2008	2007
Assets:
Real estate, at cost	$3,836,321	$4,109,097
Less: accumulated depreciation and amortization	439,531	379,831

	3,396,790	3,729,266
Properties held for sale-discontinued operations	8,408	150,907
Intangible assets, net	375,212	516,698
Cash and cash equivalents	108,039	412,106
Restricted cash	27,481	41,026
Investment in and advances to non-consolidated entities	205,021	226,476
Deferred expenses, net	37,329	42,040
Notes receivable	68,631	69,775
Rent receivable-current	16,630	25,289
Rent receivable- deferred	16,967	15,303
Other assets	33,824	36,277

	$4,294,332	$5,265,163

Liabilities and Shareholders’ Equity:
Liabilities:
Mortgage and notes payable	$2,052,955	$2,312,422
Exchangeable notes payable	299,500	450,000
Trust preferred securities	129,120	200,000
Contract rights payable	14,435	13,444
Dividends payable	28,297	158,168
Liabilities-discontinued operations	902	119,093
Accounts payable and other liabilities	33,974	49,442
Accrued interest payable	10,822	23,507
Deferred revenue-below market leases, net	155,134	217,389
Prepaid rent	20,352	16,764

	2,745,491	3,560,229
Minority interests	624,839	765,863

	3,370,330	4,326,092

Commitments and contingencies

Shareholders’ equity
Preferred shares, par value $0.0001 per share; authorized 100,000,000 shares,
Series B Cumulative Redeemable Preferred, liquidation preference $79,000, 3,160,000 shares issued and outstanding	76,315	76,315
Series C Cumulative Convertible Preferred, liquidation preference $129,915 and $155,000, respectively, and 2,598,300 and 3,100,000 shares issued and outstanding in 2008 and 2007, respectively	126,217	150,589
Series D Cumulative Redeemable Preferred, liquidation preference $155,000, 6,200,000 shares issued and outstanding	149,774	149,774
Special Voting Preferred Share, par value $0.0001 per share; 1 share authorized, issued and outstanding	—	—
Common shares, par value $0.0001 per share; authorized 400,000,000 shares, 65,666,569 and 61,064,334 shares issued and outstanding in 2008 and 2007, respectively	6	6
Additional paid-in-capital	1,097,176	1,033,332
Accumulated distributions in excess of net income	(525,788)	(468,167)
Accumulated other comprehensive income (loss)	302	(2,778)

Total shareholders’ equity	924,002	939,071

	$4,294,332	$5,265,163

LEXINGTON REALTY TRUST AND CONSOLIDATED SUBSIDIARIES
EARNINGS PER SHARE AND COMPANY FUNDS FROM OPERATIONS PER SHARE
(Unaudited and in thousands, except share and per share data)

	Three Months ended		Nine Months ended
	September 30,		September 30,
	2008	2007	2008	2007
EARNINGS PER SHARE:
Basic:
Income (loss) from continuing operations	$(7,110)	$(11,499)	$15,235	$1,272
Less preferred dividends	(6,626)	(7,034)	(14,609)	(19,698)

Income (loss) allocable to common shareholders from continuing operations	(13,736)	(18,533)	626	(18,426)
Total income from discontinued operations	3,393	25,962	4,585	44,345

Net income (loss) allocable to common shareholders	$(10,343)	$7,429	$5,211	$25,919

Weighted average number of common shares outstanding	64,433,457	63,458,167	61,485,277	65,735,321

Income (loss) per common share-basic:
Income (loss) from continuing operations	$(0.21)	$(0.29)	$0.01	$(0.28)
Income from discontinued operations	0.05	0.41	0.07	0.67

Net income (loss)	$(0.16)	$0.12	$0.08	$0.39

Diluted:
Income allocable to common shareholders from continuing operations- basic	$(13,736)	$(18,533)	$626	$(18,426)
Incremental loss attributed to assumed conversion of dilutive securities	—	—	(14,728)	—

Income (loss) allocable to common shareholders from continuing operations	(13,736)	(18,533)	(14,102)	(18,426)
Total income from discontinued operations	3,393	25,962	7,002	44,345

Net income (loss) allocable to common shareholders	$(10,343)	$7,429	$(7,100)	$25,919

Weighted average number of common shares used in calculation of basic earnings per share	64,433,457	63,458,167	61,485,277	65,735,321
Add incremental shares representing:
Shares issuable upon exercise of employee share options/non-vested shares	—	—	—	—
Shares issuable upon conversion of dilutive securities	—	—	40,304,527	—

Weighted average number of shares used in calculation of diluted earnings per share	64,433,457	63,458,167	101,789,804	65,735,321

Income (loss) per common share-diluted:
Income (loss) from continuing operations	$(0.21)	$(0.29)	$(0.14)	$(0.28)
Income from discontinued operations	0.05	0.41	0.07	0.67

Net income (loss)	$(0.16)	$0.12	$(0.07)	$0.39

LEXINGTON REALTY TRUST AND CONSOLIDATED SUBSIDIARIES
EARNINGS PER SHARE AND COMPANY FUNDS FROM OPERATIONS PER SHARE (Continued)
(Unaudited and in thousands, except share and per share data)

	Three Months ended		Nine Months ended
	September 30,		September 30,
	2008	2007	2008	2007
COMPANY FUNDS FROM OPERATIONS: (1)
Basic and Diluted:
Net income (loss) allocable to common shareholders-basic	$(10,343)	$7,429	$5,211	$25,919
Adjustments:
Depreciation and amortization	50,895	67,439	191,636	180,224
Minority interests- OP units	(1,664)	952	(7,043)	14,867
Amortization of leasing commissions	481	346	1,493	882
Joint venture and minority interest adjustment-depreciation	7,874	(1,348)	15,312	1,698
Preferred dividends- Series C	2,110	2,519	1,062	7,556
Gains on sale of properties	(7,374)	(26,980)	(43,792)	(39,808)
Taxes and minority interest on sale of property	1,303	—	1,387	1,749
Gains on sale of joint venture properties	—	—	—	(34,164)

Company FFO	$43,282	$50,357	$165,266	$158,923

Basic:
Weighted average shares outstanding-basic EPS	64,433,457	63,458,167	61,485,277	65,735,321
Operating partnership units	39,435,581	39,636,305	39,532,762	40,192,868
Preferred Shares- Series C	5,633,894	5,779,330	6,249,276	5,779,330

Weighted average shares outstanding-basic Company FFO	109,502,932	108,873,802	107,267,315	111,707,519

Company FFO per share	$0.40	$0.46	$1.54	$1.42

Diluted:
Weighted average shares outstanding – diluted EPS	64,433,457	63,458,167	101,789,804	65,735,321
Employee share option/non-vested shares	5,973	403	8,820	544
Operating partnership units	39,435,581	39,636,305	—	40,192,868
Preferred Shares- Series C	5,633,894	5,779,330	5,477,511	5,779,330

Weighted average shares outstanding – diluted Company FFO	109,508,905	108,874,205	107,276,135	111,708,063

Company FFO per share	$0.40	$0.46	$1.54	$1.42

[1]	Lexington believes that Funds from Operations (“FFO”) is a widely recognized and appropriate measure of the performance of an equity REIT. Lexington presents FFO because it considers FFO an important supplemental measure of Lexington’s operating performance. Lexington believes FFO is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude generally accepted accounting principles (“GAAP”), historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. As a result, FFO provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities, interest costs and other matters without the inclusion of depreciation and amortization, providing perspective that may not necessarily be apparent from net income.
Lexington computes FFO in accordance with standards established by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”). FFO is defined by NAREIT as “net income (or loss) computed in accordance with GAAP, excluding gains (or losses) from sales of property, plus real estate depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.” FFO does not represent cash generated from operating activities in accordance with GAAP and is not indicative of cash available to fund cash needs. FFO should not be considered as an alternative to net income as an indicator of our operating performance or as an alternative to cash flow as a measure of liquidity.
Lexington includes in its calculation of FFO, which Lexington refers to as the “Company’s funds from operations” or “Company FFO,” Lexington’s operating partnership units and Lexington’s Series C Cumulative Convertible Preferred Shares because these securities are convertible, at the holder’s option, into Lexington’s common shares. Management believes this is appropriate and relevant to securities analysts, investors and other interested parties because Lexington presents Company FFO on a company-wide basis as if all securities that are convertible, at the holder’s option, into Lexington’s common shares, are converted. Since others do not calculate FFO in a similar fashion, Company FFO may not be comparable to similarly titled measures as reported by others.
# # #

LEXINGTON REALTY TRUST
Major Markets
9/30/2008

		% of Annualized
		GAAP Base Rent at
	Core Based Statistical Area(2)	9/30/2008(1)

1	Dallas-Fort Worth-Arlington, TX	9.3%
2	Los Angeles-Long Beach-Santa Ana, CA	7.1%
3	New York-Northern New Jersey-Long Island, NY-NJ-PA	5.6%
4	Houston-Sugar Land-Baytown, TX	5.5%
5	Memphis, TN-MS-AR	3.5%
6	Baltimore-Towson, MD	3.3%
7	Atlanta-Sandy Springs-Marietta, GA	3.1%
8	Orlando-Kissimmee, FL	2.9%
9	Philadelphia-Camden-Wilmington, PA-NJ-DE-MD	2.6%
10	Kansas City, MO-KS	2.6%
11	Detroit-Warren-Livonia, MI	2.3%
12	Richmond, VA	2.2%
13	Boston-Cambridge-Quincy, MA-NH	1.9%
14	Charlotte-Gastonia-Concord, NC-SC	1.8%
15	Indianapolis-Carmel, IN	1.8%
16	Chicago-Naperville-Joliet, IL-IN-WI	1.8%
17	Columbus, OH	1.7%
18	Salt Lake City, UT	1.7%
19	Seattle-Tacoma-Bellevue, WA	1.6%
20	Hartford-West Hartford-East Hartford, CT	1.5%
21	Washington-Arlington-Alexandria, DC-VA-MD-WV	1.5%
22	Phoenix-Mesa-Scottsdale, AZ	1.4%
23	San Francisco-Oakland-Fremont, CA	1.4%
24	Beaumont-Port Arthur, TX	1.3%
25	San Antonio, TX	1.3%
26	Cincinnati-Middletown, OH-KY-IN	1.2%
27	Columbus, IN	1.2%
28	Miami-Fort Lauderdale-Pompano Beach, FL	1.2%
29	Las Vegas-Paradise, NV	1.1%
30	Denver-Aurora, CO	1.0%
31	Myrtle Beach-Conway-North Myrtle Beach, SC	1.0%

	Areas which account for 1% or greater of total GAAP base rent (3)	77.5%

Footnotes
(1) Calculated by annualizing the three months ended 9/30/2008 GAAP base rent recognized for consolidated properties owned as of 9/30/2008.
(2) A Core Based Statistical Area is the official term for a functional region based around an urban center of at least 10,000 people, based on standards published by the Office of Management and Budget (OMB) in 2000. These standards are used to replace the definitions of metropolitan areas that were defined in 1990.
(3) Total shown may differ from detailed amounts due to rounding.

LEXINGTON REALTY TRUST
Tenant Industry Diversification
9/30/2008

% of Annualized
GAAP Base Rent at
Industry Category	9/30/2008(1)

Finance/Insurance	15.0%
Food	9.9%
Energy	9.8%
Technology	9.0%
Automotive	8.7%
Aerospace/Defense	6.4%
Consumer Products/Other	5.6%
Media/Advertising	5.3%
Transportation/Logistics	4.7%
Healthcare	4.7%
Service	4.4%
Construction Materials	2.4%
Retail Department & Discount	2.2%
Printing/Production	2.1%
Telecommunications	1.9%
Other	1.6%
Real Estate	1.4%
Apparel	1.4%
Retail — Specialty	1.3%
Security	1.0%
Retail — Electronics	1.0%
Health/Fitness	0.1%

Total (2)	100.0%

Footnotes
(1) Calculated by annualizing the three months ended 9/30/2008 GAAP base rent recognized for consolidated properties owned as of 9/30/2008.
(2) Total shown may differ from detailed amounts due to rounding.

LEXINGTON REALTY TRUST
Other Revenue Data
9/30/2008

	Annualized GAAP
	Base Rent at 9/30/08
	($000)(1)	Percentage

Asset Class
Office	$279,140	74.2%
Industrial	$68,772	18.3%
Retail	$28,184	7.5%

	$376,096	100.0%

Credit Rating
Investment Grade	$197,712	52.6%
Non-Investment Grade	$55,528	14.8%
Unrated	$122,856	32.6%

	$376,096	100.0%

Footnotes
(1) Calculated by annualizing the three months ended 9/30/2008 GAAP base rent recognized for consolidated properties owned as of 9/30/2008.

LEXINGTON REALTY TRUST
Top 10 Tenants or Guarantors
9/30/2008

			Sq. Ft. Leased as a	Annualized	Percentage of
			Percent of	GAAP Base	Annualized GAAP
	Number of		Consolidated	Rent at	Base Rent at
Tenant or Guarantor	Leases	Sq. Ft. Leased	Portfolio(2)	9/30/08 ($000)(1)	9/30/2008(1) (2)
Raytheon Company	2	690,595	1.7%	$11,720	3.1%
Bank of America	11	735,253	1.8%	10,408	2.8%
Baker Hughes, Inc.	2	720,221	1.7%	9,320	2.5%
Sanofi-aventis U.S., Inc. (Aventis Inc. and Aventis Pharma Holding GmbH)	1	206,593	0.5%	8,840	2.4%
Dana Corporation	6	1,902,414	4.6%	8,300	2.2%
Federal Express Corporation	3	702,976	1.7%	8,164	2.2%
Safeway Stores, Inc.	12	481,344	1.2%	8,000	2.1%
Safeway Stores, Inc.	1	371,392	0.9%	7,968	2.1%
Harcourt, Inc.	2	915,098	2.2%	7,164	1.9%
Morgan, Lewis & Bockius, LLC (3)	1	293,170	0.7%	6,840	1.8%

	41	7,019,056	17.1%	$86,724	23.1%

Footnotes
(1) Calculated by annualizing the three months ended 9/30/2008 GAAP base rent recognized for consolidated properties owned as of 9/30/2008.
(2) Total shown may differ from detailed amounts due to rounding.
(3) Includes parking garage operations.

LEXINGTON REALTY TRUST
Property Leases and Vacancies — Consolidated Portfolio — 9/30/08

Year of	Date of						Year		Annualized	Annualized	Fixed Rent at
Lease	Lease						Built/Renovated/	Sq.Ft. Leased	Cash Rent	GAAP Rent	Next Option
Expiration	Expiration	Property Location	City	State	Note	Primary Tenant (Guarantor)	Expanded	or Available (1)	($000) (2)	($000) (3)	($000) (4)
OFFICE PROPERTIES
2008	12/19/2008	10 John St.	Clinton	CT	—	Unilever Supply Chain, Inc. (Unilever United States, Inc.)	1972	41,188	812	4,080	0
	12/31/2008	1500 Hughes Way	Long Beach	CA	—	Raytheon Company	1981	490,054	16,988	10,040	9,291
2009	3/31/2009	5757 Decatur Blvd.	Indianapolis	IN	—	Damar Services, Inc.	2002	5,756	40	40	10
		6277 Sea Harbor Dr.	Orlando	FL	—	Harcourt Brace Jovanovich, Inc.	1984	355,840	4,644	3,736	3,735
	4/30/2009	5550 Tech Center Dr.	Colorado Springs	CO	—	Federal Express Corporation	2006	61,690	840	748	0
	8/31/2009	1311 Broadfield Blvd.	Houston	TX	—	Newpark Drilling Fluids, Inc. (Newpark Resources, Inc.)	2000	52,731	1,128	1,136	0
		2706 Media Center Dr.	Los Angeles	CA	—	Sony Electronics, Inc.	2000	20,203	280	272	0
	9/15/2009	15375 Memorial Dr.	Houston	TX	—	BP America Production Company	1985	327,325	3,600	4,252	0
	9/30/2009	100 Light St.	Baltimore	MD	—	Legg Mason Tower, Inc.	1973	371,392	7,968	7,968	0
	10/31/2009	10300 Kincaid Dr.	Fishers	IN	—	Bank One Indiana, N.A.	1999	193,000	3,380	2,776	0
	11/30/2009	5724 West Las Positas Blvd.	Pleasanton	CA	—	NK Leasehold	1984	40,914	828	680	0
	12/31/2009	1701 Market St.	Philadelphia	PA	(6)	Sun National Bank	1957/1997	5,315	212	212	0
		400 Butler Farm Rd.	Hampton	VA	—	Nextel Communications of the Mid-Atlantic, Inc. (Nextel Finance Company)	1999	100,632	1,368	1,304	0
2010	1/14/2010	421 Butler Farm Rd.	Hampton	VA	—	Nextel Communications of the Mid-Atlantic, Inc. (Nextel Finance Company)	2000	56,515	768	720	0
	1/31/2010	4848 129th East Ave.	Tulsa	OK	—	Metris Direct (Metris Companies, Inc.)	2000	101,100	1,308	1,308	0
		389-399 Interpace Hwy.	Parsippany	NJ	—	Sanofi-aventis U.S., Inc. (Aventis Inc. and Aventis Pharma Holding GmbH)	1999	206,593	9,016	8,840	0
	2/10/2010	130 East Shore Dr.	Glen Allen	VA	—	Capital One Services, Inc.	2000	79,675	1,028	1,072	1,070
	2/28/2010	9950 Mayland Dr.	Richmond	VA	—	Circuit City Stores, Inc.	1990	288,000	2,860	2,792	4,079
	3/31/2010	120 East Shore Dr.	Glen Allen	VA	—	Capital One Services, Inc.	2000	77,045	1,000	1,008	1,042
	7/31/2010	350 Pine St.	Beaumont	TX	—	Honeywell International, Inc.	1981	7,045	108	108	0
	10/31/2010	12209 West Markham St.	Little Rock	AR	—	Entergy Arkansas, Inc.	1980	36,311	236	236	237
		13430 North Black Canyon Fwy.	Phoenix	AZ	—	Bull HN Information Systems, Inc.	1981/1982	42,320	724	700	0
	11/30/2010	6200 Northwest Pkwy.	San Antonio	TX	—	United Healthcare Services, Inc.	2000	142,500	1,640	1,620	1,968
	12/31/2010	100 Barnes Rd.	Wallingford	CT	—	3M Company	1978/1985/1990/1993	44,400	628	604	475
2011	2/28/2011	4200 RCA Blvd.	Palm Beach Gardens	FL	—	The Wackenhut Corporation	1996	96,118	1,812	1,812	2,402
	3/31/2011	1311 Broadfield Blvd.	Houston	TX	—	Transocean Offshore Deepwater Drilling, Inc. (Transocean Sedco Forex, Inc.)	2000	103,260	2,284	2,276	0
	9/30/2011	200 Lucent Ln.	Cary	NC	—	Lucent Technologies, Inc.	1999	124,944	2,148	2,056	0
	11/30/2011	207 Mockingbird Ln.	Johnson City	TN	—	Sun Trust Bank	1979	63,800	676	756	675
	12/20/2011	15 Nijborg	3927 DA Renswoude	The Netherlands	—	AS Watson (Health and Beauty Continental Europe) BV	1993/1994	17,610	376	376	0
	12/31/2011	2050 Roanoke Rd.	Westlake	TX	—	Daimler Chrysler Services North America, LLC	2001	130,290	3,660	3,456	0
2012	1/31/2012	26210 and 26220 Enterprise Court	Lake Forest	CA	—	Apria Healthcare, Inc. (Apria Healthcare Group, Inc.)	2001	100,012	1,864	1,792	0
		4000 Johns Creek Pkwy.	Suwanee	GA	—	Kraft Foods North America, Inc.	2001	73,264	1,384	1,384	0
		1275 Northwest 128th St.	Clive	IA	—	Principal Life Insurance Company	2004	61,180	800	800	935
	3/31/2012	1701 Market St.	Philadelphia	PA	(6)	Car-Tel Communications, Inc.	1957/1997	1,220	48	48	0
		2300 Litton Ln.	Hebron	KY	—	Zwicker & Associates, P.C.	1986/1996	49,590	152	188	0
		3940 South Teller St.	Lakewood	CO	—	Travelers Express Company, Inc.	2002	68,165	1,168	864	1,295
	6/30/2012	275 South Valencia Ave.	Brea	CA	—	Bank of America NT & SA	1983	637,503	8,712	8,796	0
	8/31/2012	2300 Litton Ln.	Hebron	KY	—	AGC Automotive Americas Company (AFG Industries, Inc.)	1986/1996	21,542	204	204	0
		5757 Decatur Blvd.	Indianapolis	IN	—	Allstate Insurance Company	2002	84,200	1,372	1,548	0
	10/31/2012	4455 American Way	Baton Rouge	LA	—	Bell South Mobility, Inc.	1997	70,100	1,080	1,112	1,207
	11/7/2012	2706 Media Center Dr.	Los Angeles	CA	—	Playboy Enterprises, Inc.	2000	63,049	1,444	1,256	0

LEXINGTON REALTY TRUST
Property Leases and Vacancies — Consolidated Portfolio — 9/30/08

Year of	Date of						Year		Annualized	Annualized	Fixed Rent at
Lease	Lease						Built/Renovated/	Sq.Ft. Leased	Cash Rent	GAAP Rent	Next Option
Expiration	Expiration	Property Location	City	State	Note	Primary Tenant (Guarantor)	Expanded	or Available (1)	($000) (2)	($000) (3)	($000) (4)
	11/14/2012	2211 South 47th St.	Phoenix	AZ	—	Avnet, Inc.	1997	176,402	2,204	2,260	0
	12/31/2012	200 Executive Blvd. S	Southington	CT	—	Hartford Fire Insurance Company	1984	153,364	1,680	1,624	0
2013	1/31/2013	12600 Gateway Blvd.	Fort Meyers	FL	—	Gartner, Inc.	1998	62,400	1,080	1,092	0
		2300 Litton Ln.	Hebron	KY	—	FTJ FundChoice, LLC	1986/1996	9,164	52	48	0
		3476 Stateview Blvd.	Fort Mill	SC	—	Wells Fargo Home Mortgage, Inc.	2004	169,083	3,016	3,072	0
		810 & 820 Gears Rd.	Houston	TX	—	IKON Office Solutions, Inc.	2000	157,790	2,228	2,252	0
	3/31/2013	3165 McKelvey Rd.	Bridgeton	MO	—	BJC Health System	1981	52,994	384	528	0
		8900 Freeport Pkwy.	Irving	TX	—	Nissan Motor Acceptance Corporation (Nissan North America, Inc.)	2003	268,445	4,748	4,888	0
	4/30/2013	1900 L. Don Dodson Dr.	Bedford	TX	—	Transamerica Life Insurance Company	1984	59,285	0	928	0
		Sandlake Rd./Kirkman Rd.	Orlando	FL	—	Lockheed Martin Corporation	1982	184,000	960	1,868	960
	5/31/2013	6303 Barfield Rd.	Atlanta	GA	—	International Business Machines Corporation (Internet Security Systems, Inc.)	2000/2001	238,600	4,628	4,880	0
		859 Mount Vernon Hwy.	Atlanta	GA	—	International Business Machines Corporation (Internet Security Systems, Inc.)	2004	50,400	1,192	1,020	0
	6/30/2013	2210 Enterprise Dr.	Florence	SC	(6)	Washington Mutual Home Loans, Inc.	1998	177,747	1,748	1,748	0
	8/31/2013	288 North Broad St.	Elizabeth	NJ	—	Bank of America	1982	30,000	636	480	367
		656 Plainsboro Rd.	Plainsboro	NJ	—	Bank of America (Bank of America Corporation)	1983	4,060	128	92	70
	9/30/2013	9200 South Park Center Loop	Orlando	FL	(6)	Corinthian Colleges, Inc.	2003	59,927	1,208	1,160	0
	11/30/2013	1110 Bayfield Dr.	Colorado Springs	CO	—	Honeywell International, Inc.	1980/1990/2002	166,575	1,636	1,600	1,713
	12/13/2013	3333 Coyote Hill Rd.	Palo Alto	CA	—	Xerox Corporation	1973/1975/1982	202,000	3,500	3,392	0
	12/31/2013	2550 Interstate Dr.	Harrisburg	PA	—	New Cingular Wireless PCS, LLC	1998	81,859	1,780	1,868	0
2014	1/31/2014	1701 Market St.	Philadelphia	PA	—	Morgan, Lewis & Bockius, LLC	1957/1997	293,170	4,464	4,464	5,149
		6226 West Sahara Ave.	Las Vegas	NV	—	Nevada Power Company	1982	282,000	7,736	4,008	2,754
	3/15/2014	101 East Erie St.	Chicago	IL	—	Draftfcb, Inc. (Interpublic Group of Companies, Inc.)	1986	230,684	4,260	5,132	0
	5/31/2014	3480 Stateview Blvd.	Fort Mill	SC	—	Wells Fargo Bank N.A.	2004	169,218	3,408	3,460	0
	7/31/2014	16676 Northchase Dr.	Houston	TX	—	Anadarko Petroleum Corporation	2003	101,111	1,608	1,628	0
		350 Pine St.	Beaumont	TX	—	Entergy Gulf States, Inc.	1981	125,406	1,064	1,264	0
	9/30/2014	333 Mt. Hope Ave.	Rockway	NJ	—	BASF Corporation	1981/2002/2004	95,500	2,244	2,124	0
	10/31/2014	1409 Centerpoint Blvd.	Knoxville	TN	—	Alstom Power, Inc.	1997	84,404	1,568	1,620	0
		2800 Waterford Lake Dr.	Midlothian	VA	—	Alstom Power, Inc.	2000	99,057	1,952	2,016	0
		700 US Hwy Route 202-206	Bridgewater	NJ	—	Biovail Pharmaceuticals, Inc. (Biovail Corporation)	1985/2003/2004	115,558	2,024	2,848	0
	12/14/2014	5150 220th Ave.	Issaquah	WA	—	OSI Systems, Inc. (Instrumentarium Corporation)	1992	106,944	2,056	2,148	0
		22011 Southeast 51st St.	Issaquah	WA	—	OSI Systems, Inc. (Instrumentarium Corporation)	1987	95,600	1,888	1,936	0
	12/31/2014	180 South Clinton St.	Rochester	NY	(6)	Frontier Corporation	1988/2000	226,000	2,964	2,956	0
		275 Technology Dr.	Canonsburg	PA	—	ANSYS, Inc.	1996	107,872	1,240	1,376	0
		3535 Calder Ave.	Beaumont	TX	—	Compass Bank	1977	49,639	684	684	0
2015	1/31/2015	26555 Northwestern Hwy.	Southfield	MI	—	Federal-Mogul Corporation	1963/1965/1988/1989	187,163	1,160	1,420	0
	4/30/2015	13775 McLearen Rd.	Herndon	VA	—	Equant, Inc. (Equant N.V.)	1984/1988/1992	125,293	2,012	2,132	0
	6/30/2015	389-399 Interpace Hwy.	Parsippany	NJ	—	Cadbury Schweppes Holdings	1999	133,647	212	212	0
	7/1/2015	33 Commercial St.	Foxboro	MA	—	Invensys Systems, Inc. (Siebe, Inc.)	1982/1987	164,689	3,436	3,436	3,024
	7/31/2015	4001 International Pkwy.	Carrollton	TX	—	Motel 6 Operating L.P. (Accor S.A.)	2003	138,443	3,160	3,268	3,612
	9/27/2015	10001 Richmond Ave.	Houston	TX	—	Baker Hughes, Inc.	1976/1984	554,385	13,632	7,376	6,596
		12645 West Airport Rd.	Sugar Land	TX	—	Baker Hughes, Inc.	1997	165,836	3,776	1,944	1,976
	9/30/2015	500 Olde Worthington Rd.	Westerville	OH	(5)	InVentiv Communications, Inc.	2000	97,000	1,112	1,256	0

LEXINGTON REALTY TRUST
Property Leases and Vacancies — Consolidated Portfolio — 9/30/08

Year of	Date of						Year		Annualized	Annualized	Fixed Rent at
Lease	Lease						Built/Renovated/	Sq.Ft. Leased	Cash Rent	GAAP Rent	Next Option
Expiration	Expiration	Property Location	City	State	Note	Primary Tenant (Guarantor)	Expanded	or Available (1)	($000) (2)	($000) (3)	($000) (4)
		550 Business Center Dr.	Lake Mary	FL	—	JP Morgan Chase Bank, NA	1999	125,920	2,992	1,744	3,103
		600 Business Center Dr.	Lake Mary	FL	—	JP Morgan Chase Bank, NA	1996	125,155	3,092	1,660	3,203
2016	3/31/2016	13430 North Black Canyon Fwy.	Phoenix	AZ	—	Money Management International	1981/1982	28,710	600	624	0
	4/30/2016	11511 Luna Rd.	Farmers Branch	TX	—	Haggar Clothing Company (Texas Holding Clothing Corporation and Haggar Corporation)	2000	180,507	2,160	3,188	2,531
		2000 Eastman Dr.	Milford	OH	—	Siemens Product Lifecycle Management Software, Inc.	1991	221,215	2,488	1,824	2,426
	7/31/2016	1600 Viceroy Dr.	Dallas	TX	—	Visiting Nurse Association	1986	48,027	720	688	0
		13430 North Black Canyon Fwy.	Phoenix	AZ	—	Associated Billing Services, LLC	1981/1982	17,767	300	308	0
	10/31/2016	104 & 110 South Front St.	Memphis	TN	—	Hnedak Bobo Group, Inc.	1871/1988/1999	37,229	484	500	0
	11/30/2016	4000 Johns Creek Pkwy.	Suwanee	GA	—	Perkin Elmer Instruments, LLC	2001	13,955	220	232	0
	12/31/2016	37101 Corporate Dr.	Farmington Hills	MI	—	TEMIC Automotive of North America, Inc.	2001	119,829	3,072	2,440	0
2017	1/31/2017	6301 Gaston Ave.	Dallas	TX	—	Wells Fargo	1970/1981	16,431	224	224	0
	2/28/2017	4200 RCA Blvd.	Palm Beach Gardens	FL	—	Office Suites Plus Properties, Inc.	1996	18,400	420	448	0
	4/30/2017	555 Dividend Dr.	Coppell	TX	—	Brinks, Inc.	2002	101,844	1,860	1,916	0
		1315 W. Century Dr.	Louisville	CO	—	Global Healthcare Exchange	1987	106,877	168	212	0
	9/30/2017	9201 East Dry Creek Rd.	Centennial	CO	—	The Shaw Group, Inc.	2001/2002	128,500	2,152	2,356	0
2018	5/30/2018	13651 McLearen Rd.	Herndon	VA	—	US Government	1987	159,664	2,952	3,384	0
	5/31/2018	2300 Litton Ln.	Hebron	KY	—	Great American Insurance Company	1986/1996	3,145	16	16	99
	6/14/2018	17 Nijborg	3927 DA Renswoude	The Netherlands	—	AS Watson (Health and Beauty Continental Europe) BV	1993/1994	114,195	3,356	2,672	0
	7/31/2018	180 Rittenhouse Cir.	Bristol	PA	—	Jones Management Service Company	1981/1998	96,000	1,032	1,100	0
	9/15/2018	295 Chipeta Way	Salt Lake City	UT	—	Northwest Pipeline Corporation	1982	295,000	6,320	6,320	3,463
	9/30/2018	1701 Market St.	Philadelphia	PA	(6)	Brinker Corner Bakery II, LLC	1957/1997	8,070	192	212	0
	11/30/2018	4201 Marsh Ln.	Carrollton	TX	—	Carlson Restaurants Worldwide, Inc. (Carlson Companies, Inc.)	2003	130,000	1,888	1,976	0
	12/22/2018	5200 Metcalf Ave.	Overland Park	KS	—	Swiss Re American Holding Corporation	1980/1990/2004/2005	320,198	4,200	4,232	0
2019	1/31/2019	1600 Viceroy Dr.	Dallas	TX	—	TFC Services (Freeman Decorating Co.)	1986	110,080	1,100	1,488	0
	4/1/2019	9201 Stateline Rd.	Kansas City	MO	—	Swiss Re American Holding Corporation	1963/1973/1985/2003	155,925	2,100	2,100	0
	6/19/2019	3965 Airways Blvd.	Memphis	TN	—	Federal Express Corporation	1982/1983/1985	521,286	7,356	7,012	5,375
	7/31/2019	500 Jackson St.	Columbus	IN	—	Cummins, Inc.	1984	390,100	4,272	4,540	4,925
	10/31/2019	10475 Crosspoint Blvd.	Fishers	IN	—	John Wiley & Sons, Inc.	1999	141,047	2,396	2,268	0
	12/31/2019	850-950 Warrenville Rd.	Lisle	IL	(5)	National Louis University	1985	99,329	1,276	1,676	0
2020	2/14/2020	5600 Broken Sound Blvd.	Boca Raton	FL	(6)	Océ Printing Systems USA, Inc. (Oce-USA Holding, Inc.)	1983/2002	136,789	2,164	2,244	0
	7/8/2020	1460 Tobias Gadsen Blvd.	Charleston	SC	(6)	Hagemeyer North America, Inc.	2005	50,076	764	840	0
2021	2/28/2021	5550 Britton Pkwy.	Hilliard	OH	(5)	BMW Financial Services NA, LLC	2006	220,966	2,304	2,624	0
	6/30/2021	1415 Wyckoff Rd.	Wall	NJ	—	New Jersey Natural Gas Company	1983	157,511	2,924	2,924	4,224
	11/30/2021	29 South Jefferson Rd.	Whippany	NJ	—	CAE SimuFlite, Inc.	2006	76,383	2,264	2,328	2,069
2022	12/31/2022	147 Milk St.	Boston	MA	—	Harvard Vanguard Medical Assoc.	1910	52,337	1,532	1,680	0
2023	3/31/2023	6555 Sierra Dr.	Irving	TX	—	TXU Energy Retail Company, LLC (Texas Competitive Electric Holdings Company, LLC)	1999	247,254	2,072	3,232	0
	7/31/2023	11201 Renner Blvd.	Lenexa	KS	(6)	Applebee's Services, Inc. (DineEquity, Inc.)	2007	178,000	2,944	3,272	0
2025	11/30/2025	11707 Miracle Hills Dr.	Omaha	NE	—	Infocrossing, LLC (Infocrossing, Inc.)	1988/1995	85,200	1,168	1,168	0
	12/31/2025	2005 EastTechnology Cir.	Tempe	AZ	—	(i) Structure, LLC (Infocrossing, Inc.)	1998	60,000	1,128	1,128	0

LEXINGTON REALTY TRUST
Property Leases and Vacancies — Consolidated Portfolio — 9/30/08

Year of	Date of						Year		Annualized	Annualized	Fixed Rent at
Lease	Lease						Built/Renovated/	Sq.Ft. Leased	Cash Rent	GAAP Rent	Next Option
Expiration	Expiration	Property Location	City	State	Note	Primary Tenant (Guarantor)	Expanded	or Available (1)	($000) (2)	($000) (3)	($000) (4)
NA	NA	100 Light St.	Baltimore	MD	—	(Available for Lease)	1973	12,648	0	0	0
		160 Clairemont Ave.	Decatur	GA	—	(Available for Lease)	1983	86,917	0	0	0
		1600 Viceroy Dr.	Dallas	TX	—	(Available for Lease)	1986	54,642	0	0	0
		1701 Market St.	Philadelphia	PA	—	Parking Operators	1957/1997	—	2,376	2,376	0
		1900 L. Don Dodson Dr.	Bedford	TX	—	(Available for Lease)	1984	143,208	0	0	0
		255 California St.	San Francisco	CA	—	(Available for Lease)	1959	12,435	0	0	0
		27404 Drake Rd.	Farmington Hills	MI	—	(Available for Lease)	1999	108,499	0	0	0
		350 Pine St.	Beaumont	TX	—	(Available for Lease)	1981	112,408	0	0	0
		6301 Gaston Ave.	Dallas	TX	—	(Available for Lease)	1970/1981	67,520	0	0	0
		848 Main St. & 849 Front St.	Evanston	WY	—	(Available for Lease)	1983	7,608	0	0	0
		13430 North Black Canyon Fwy.	Phoenix	AZ	—	(Available for Lease)	1981/1982	50,143	0	0	0
		100 East Shore Dr.	Glen Allen	VA	—	(Available for Lease)	1999	3,263	0	0	0
		1770 Cartwright Rd.	Irvine	CA	—	(Available for Lease)	1982	44,531	0	0	0
		King St.	Honolulu	HI	—	(Available for Lease)	1979/2002	6,165	0	0	0
Various	Various	100 Light St.	Baltimore	MD	—	Multi-Tenant	1973	139,200	4,552	4,552	0
		160 Clairemont Ave.	Decatur	GA	—	Multi-Tenant	1983	34,769	648	648	0
		255 California St.	San Francisco	CA	—	Multi-Tenant	1959	157,492	4,204	4,576	0
		350 Pine St.	Beaumont	TX	—	Multi-Tenant	1981	180,339	2,932	3,004	0
		6301 Gaston Ave.	Dallas	TX	—	Multi-Tenant	1970/1981	89,904	1,172	1,172	0
		848 Main St. & 849 Front St.	Evanston	WY	—	Multi-Tenant	1983	21,892	116	168	0
		100 East Shore Dr.	Glen Allen	VA	—	Multi-Tenant	1999	64,245	1,196	1,248	0
		1770 Cartwright Rd.	Irvine	CA	—	Multi-Tenant	1982	104,663	2,616	2,732	0
		King St.	Honolulu	HI	—	Multi-Tenant	1979/2002	223,898	1,444	1,380	990

OFFICE TOTAL/WEIGHTED AVERAGE						96.0% Leased		17,791,415	$290,984	$279,140

LEXINGTON REALTY TRUST
Property Leases and Vacancies — Consolidated Portfolio — 9/30/08

Year of	Date of						Year		Annualized	Annualized	Fixed Rent at
Lease	Lease						Built/Renovated/	Sq.Ft. Leased	Cash Rent	GAAP Rent	Next Option
Expiration	Expiration	Property Location	City	State	Note	Primary Tenant (Guarantor)	Expanded	or Available (1)	($000) (2)	($000) (3)	($000) (4)
INDUSTRIAL PROPERTIES
2008	9/30/2008	191 Arrowhead Dr.	Hebron	OH	—	Owens Corning Insulating Systems, LLC	1999	102,960	276	276	0
	12/31/2008	1665 Hughes Way	Long Beach	CA	—	Raytheon Company	1981	200,541	2,984	1,680	1,677
2009	5/31/2009	200 Arrowhead Dr.	Hebron	OH	—	Owens Corning Insulating Systems, LLC	2000	401,260	1,028	984	0
	12/31/2009	75 North St.	Saugerties	NY	—	Rotron, Inc. (EG&G)	1979	52,000	124	232	122
2010	4/30/2010	2203 Sherrill Dr.	Statesville	NC	—	LA-Z-Boy Greensboro, Inc. (LA-Z-Boy Inc.)	1999/2002	639,600	1,648	1,904	1,813
	12/31/2010	1109 Commerce Blvd.	Swedesboro	NJ	—	Linens-n-Things, Inc.	1998	262,644	1,260	1,260	1,300
		113 Wells St.	North Berwick	ME	—	United Technologies Corporation	1965/1980	820,868	2,344	2,344	1,811
2011	3/31/2011	2455 Premier Dr.	Orlando	FL	—	Walgreen Company	1980	205,016	508	784	508
	5/31/2011	291 Park Center Dr.	Winchester	VA	(5)	Kraft Foods North America, Inc.	2001	344,700	1,608	1,576	0
	9/25/2011	3820 Micro Dr.	Millington	TN	(6)	Ingram Micro, L.P (Ingram Micro, Inc.)	1997	701,819	2,440	2,372	0
	9/30/2011	1601 Pratt Ave.	Marshall	MI	—	Joseph Campbell Company	1979	58,300	120	120	0
2012	8/4/2012	101 Michelin Dr.	Laurens	SC	—	CEVA Logistics US, Inc. (TNT Holdings BV)	1991/1993	1,164,000	3,296	3,304	2,619
		7111 Crabb Rd.	Temperance	MI	—	CEVA Logistics US, Inc. (TNT Holdings BV)	1978/1993	744,570	2,208	2,212	1,756
	10/31/2012	43955 Plymouth Oaks Blvd.	Plymouth	MI	—	Tower Automotive Operations USA I, LLC (Tower Automotive Holdings I, LLC)	1996/1998	290,133	1,884	1,836	2,083
	12/31/2012	245 Salem Church Rd.	Mechanicsburg	PA	—	Exel Logistics, Inc. (NFC plc)	1985	252,000	868	864	0
2013	10/31/2013	7150 Exchequer Dr.	Baton Rouge	LA	—	Corporate Express Office Products, Inc. (CEX Holding, Inc.)	1998/2005	79,086	460	440	0
2014	1/2/2014	Moody Commuter & Tech Park	Moody	AL	—	CEVA Logistics US, Inc. (TNT Holdings BV)	2004	595,346	1,052	1,052	1,054
	1/31/2014	1133 Poplar Creek Rd.	Henderson	NC	—	Corporate Express Office Products, Inc. (Buhrmann, N.V.)	1998/2006	196,946	824	808	0
	12/31/2014	3686 South Central Ave.	Rockford	IL	—	Jacobson Warehouse Company, Inc. (Jacobson Distribution Company, Inc. and Jacobson Transportation Company, Inc.)	1992	90,000	332	316	446
2015	12/31/2015	749 Southrock Dr.	Rockford	IL	—	Jacobson Warehouse Company, Inc. (Jacobson Distribution Company, Inc. and Jacobson Transportation Company, Inc.)	1992	150,000	452	488	525
2016	2/28/2016	7670 Hacks Cross Rd.	Olive Branch	MS	—	MAHLE Clevite, Inc. (MAHLE Industries, Inc.)	1989	268,104	956	916	0
	3/31/2016	19500 Bulverde Rd.	San Antonio	TX	—	Harcourt, Inc. (Harcourt General, Inc.)	2001	559,258	3,332	3,428	0
	8/31/2016	10590 Hamilton Ave.	Cincinnati	OH	—	The Hillman Group, Inc.	1991/1994/1995/2005	247,088	792	792	0
	9/30/2016	900 Industrial Blvd.	Crossville	TN	—	Dana Commercial Vehicle Products, LLC (Dana Limited)	1989/2006	222,200	684	684	0
2017	2/28/2017	3456 Meyers Ave.	Memphis	TN	—	Sears, Roebuck & Company	1973	780,000	1,592	1,696	1,592
	6/30/2017	7500 Chavenelle Rd.	Dubuque	IA	—	The McGraw-Hill Companies, Inc.	2002	330,988	1,152	1,164	0
	9/30/2017	250 Swathmore Ave.	High Point	NC	—	Steelcase, Inc.	2002	244,851	1,056	1,088	1,165
	10/31/2017	1420 Greenwood Rd.	McDonough	GA	—	Atlas Cold Storage America, LLC	2000	296,972	2,544	2,596	0
2018	5/31/2018	50 Tyger River Dr.	Duncan	SC	(6)	Plastic Omnium Exteriors, LLC	2005/2007/2008	221,833	900	900	0
	6/30/2018	1650-1654 Williams Rd.	Columbus	OH	—	ODW Logistics, Inc.	1973	772,450	1,348	1,344	1,347
2019	10/17/2019	10345 Philipp Pkwy	Streetsboro	OH	—	L'Oreal USA S/D, Inc. (L'Oreal USA, Inc.)	2004	649,250	2,292	2,612	3,149
2020	3/31/2020	2425 Hwy. 77 North	Waxahachie	TX	—	James Hardie Building Products, Inc. (James Hardie NV)	1996/2001	425,816	3,400	3,400	0
	6/30/2020	3102 Queen Palm Dr.	Tampa	FL	—	Time Customer Service, Inc. (Time, Inc.)	1986	229,605	1,112	1,276	0
	9/30/2020	3350 Miac Cove Rd.	Memphis	TN	—	Mimeo.com, Inc.	1987	107,405	376	372	0
	12/19/2020	1901 Ragu Dr.	Owensboro	KY	—	Unilever Supply Chain, Inc. (Unilever United States, Inc.)	1975/1979/1995	443,380	5,252	0	1,802
2021	3/30/2021	121 Technology Dr.	Durham	NH	—	Heidelberg Web Systems, Inc.	1986/2002/2003	500,500	2,076	1,996	0
	3/31/2021	6050 Dana Way	Antioch	TN	—	W.M Wright Company	1999	338,700	1,016	1,016	0
	5/31/2021	477 Distribution Pkwy.	Collierville	TN	—	Federal Express Corporation	1984/1987/2005	120,000	480	404	0
	11/30/2021	2880 Kenny Biggs Rd.	Lumberton	NC	—	Quickie Manufacturing Corporation	1998/2001/2006	423,280	1,236	1,360	0
	12/31/2021	224 Harbor Freight Rd.	Dillon	SC	(6)	Harbor Freight Tools USA, Inc. (Central Purchasing, Inc.)	2001/2005	1,010,859	2,980	3,092	0

LEXINGTON REALTY TRUST
Property Leases and Vacancies — Consolidated Portfolio — 9/30/08

Year of	Date of						Year		Annualized	Annualized	Fixed Rent at
Lease	Lease						Built/Renovated/	Sq.Ft. Leased	Cash Rent	GAAP Rent	Next Option
Expiration	Expiration	Property Location	City	State	Note	Primary Tenant (Guarantor)	Expanded	or Available (1)	($000) (2)	($000) (3)	($000) (4)
2023	4/30/2023	3600 Southgate Dr.	Danville	IL	—	The Sygma Network, Inc. (Sysco Corporation)	2000/2008	201,369	1,696	1,696	1,027
2025	6/30/2025	10000 Business Blvd.	Dry Ridge	KY	—	Dana Light Axle Products, LLC (Dana Limited)	1988/1999	336,350	1,344	1,344	1,402
		4010 Airpark Dr.	Owensboro	KY	—	Dana Structural Products, LLC (Dana Limited)	1998/2006	211,598	1,208	1,208	829
		301 Bill Bryan Rd.	Hopkinsville	KY	—	Dana Structural Products, LLC (Dana Limited)	1989/1999/2000/2005	424,904	1,688	1,688	1,512
		730 North Black Branch Rd.	Elizabethtown	KY	—	Dana Structural Products, LLC (Dana Limited)	2001	167,770	536	536	558
		750 North Black Branch Rd.	Elizabethtown	KY	—	Dana Structural Products, LLC (Dana Limited)	1995/2000/2001	539,592	2,840	2,840	2,960
	7/31/2025	7005 Cochran Rd.	Glenwillow	OH	—	Royal Appliance Manufacturing Company	1997	458,000	1,944	2,252	2,164
2026	10/30/2026	5001 Greenwood Rd.	Shreveport	LA	—	Libbey Glass, Inc. (Libbey Inc.)	2006	646,000	1,940	2,164	0
NA	NA	191 Arrowhead Dr.	Hebron	OH	—	(Available for Lease)	1999	147,040	0	0	0
		250 Rittenhouse Cir.	Bristol	PA	—	(Available for Lease)	1983/1997	255,019	0	0	0
		3350 Miac Cove Rd.	Memphis	TN	—	(Available for Lease)	1987	33,954	0	0	0
		34 East Main St.	New Kingstown	PA	—	(Available for Lease)	1981	179,200	0	0	0
		4425 Purks Rd.	Auburn Hills	MI	—	(Available for Lease)	1987/1988/1998	183,717	0	0	0
		46600 Port St.	Plymouth	MI	—	(Available for Lease)	1996	134,160	0	0	0
		6 Doughten Rd.	New Kingstown	PA	(7)	(Available for Lease)(Prior tenant Carolina Logistics Services)	1989	330,000	56	56	0
		6050 Dana Way	Antioch	TN	—	(Available for Lease)	1999	338,700	0	0	0

INDUSTRIAL TOTAL/WEIGHTED AVERAGE						92.0% Leased		20,131,701	$73,544	$68,772

LEXINGTON REALTY TRUST
Property Leases and Vacancies — Consolidated Portfolio — 9/30/08

Year of	Date of						Year		Annualized	Annualized	Fixed Rent at
Lease	Lease						Built/Renovated/	Sq.Ft. Leased or	Cash Rent	GAAP Rent	Next Option
Expiration	Expiration	Property Location	City	State	Note	Primary Tenant (Guarantor)	Expanded	Available (1)	($000) (2)	($000) (3)	($000) (4)
RETAIL PROPERTIES
2008	10/31/2008	1000 US Hwy. 17	North Myrtle Beach	SC	—	Food Lion, Inc.	1981	43,021	144	3,668	0
		835 Julian Ave.	Thomasville	NC	—	Food Lion, Inc.	1983	23,767	108	108	0
2009	1/31/2009	35400 Cowan Rd.	Westland	MI	—	Sam's Real Estate Business Trust	1987/1997	101,402	752	752	0
	3/31/2009	2500 E. Carrier Pkwy.	Grand Prairie	TX	—	Safeway Stores, Inc.	1984	49,349	496	4,280	274
	9/30/2009	1032 Fort St. Mall	Honolulu	HI	—	Macy's Department Stores, Inc.	1979/2002	85,610	988	972	990
	12/31/2009	1066 Main St.	Forest Park	GA	—	Bank South, N.A. (Bank of America Corporation)	1969	14,859	216	188	199
		201 West Main St.	Cumming	GA	—	Bank South, N.A. (Bank of America Corporation)	1968/1982	14,208	216	288	198
		2223 North Druid Hills Rd.	Atlanta	GA	—	Bank South, N.A. (Bank of America Corporation)	1972	6,260	120	96	112
		3468 Georgia Hwy. 120	Duluth	GA	—	Bank South, N.A. (Bank of America Corporation)	1971	9,300	144	152	133
		4545 Chamblee — Dunwoody Rd.	Chamblee	GA	—	Bank South, N.A. (Bank of America Corporation)	1972	4,565	96	76	88
		4733 Hills & Dales Rd.	Canton	OH	—	Bally's Total Fitness of the Midwest (Bally's Health & Tennis Corporation)	1987	37,214	448	396	0
		825 Southway Dr.	Jonesboro	GA	—	Bank South, N.A. (Bank of America Corporation)	1971	4,894	84	64	77
		956 Ponce de Leon Ave.	Atlanta	GA	—	Bank South, N.A. (Bank of America Corporation)	1975	3,900	84	88	78
		1698 Mountain Industrial Blvd.	Stone Mountain	GA	—	Bank South, N.A. (Bank of America Corporation)	1973	5,704	104	88	95
2010	5/31/2010	24th St. West & St. John’s Ave.	Billings	MT	—	Safeway Stores, Inc.	1981	40,800	188	332	186
	7/1/2010	1600 East 23rd St.	Chattanooga	TN	—	BI-LO, LLC (Prior tenant The Kroger Company)	1983	42,130	128	128	134
2011	5/31/2011	18601 Alderwood Mall Blvd.	Lynnwood	WA	—	Toys "R" Us, Inc.	1981/1993	43,105	280	300	279
		4811 Wesley St.	Greenville	TX	—	Safeway Stores, Inc.	1985	48,492	172	240	171
		12535 Southeast 82nd Ave.	Clackamas	OR	—	Toys "R" Us, Inc.	1981	42,842	304	324	298
		6910 South Memorial Hwy.	Tulsa	OK	—	Toys "R" Us, Inc.	1981	43,123	256	272	255
	9/30/2011	928 First Ave.	Rock Falls	IL	—	Rock Falls Country Market, LLC (Rock Island Country Market, LLC)	1982	27,650	76	96	140
	12/29/2011	13133 Steubner Ave.	Houston	TX	—	The Kroger Company	1980	52,200	280	404	281
2012	4/30/2012	10415 Grande Ave.	Sun City	AZ	—	Cafeteria Operators, LP (Furrs Restaurant Group, Inc.)	1982	10,000	164	264	0
		119 North Balboa Rd.	El Paso	TX	—	Cafeteria Operators, LP (Furrs Restaurant Group, Inc.)	1982	10,000	164	136	0
		402 East Crestwood Dr.	Victoria	TX	—	Cafeteria Operators, LP (Furrs Restaurant Group, Inc.)	1982	10,000	164	116	0
		4121 South Port Ave.	Corpus Christi	TX	—	Cafeteria Operators, LP (Furrs Restaurant Group, Inc.)	1980	10,000	164	136	0
		900 South Canal St.	Carlsbad	NM	—	Cafeteria Operators, LP (Furrs Restaurant Group, Inc.)	1980	10,000	164	104	0
		901 West Expwy.	McAllen	TX	—	Cafeteria Operators, LP (Furrs Restaurant Group, Inc.)	1980	10,000	164	164	0
	5/31/2012	12000 East Mississippi Ave.	Aurora	CO	—	Safeway Stores, Inc.	1981/1996	24,000	256	276	257
		3451 Alta Mesa Blvd.	Fort Worth	TX	—	Minyard Food Stores, Inc.	1985	44,000	304	360	304
		Old Mammoth Rd./Meridian Blvd.	Mammoth Lakes	CA	—	Safeway Stores, Inc.	1982	44,425	412	576	410
	11/30/2012	101 West Buckingham Rd.	Garland	TX	—	Minyard Food Stores, Inc.	1982	40,000	324	324	326
		120 South Waco St.	Hillsboro	TX	—	Brookshire Grocery	1985	35,000	160	188	161
		1415 Hwy. 377 East	Granbury	TX	—	The Kroger Company	1982	35,000	204	316	203
		205 Homer Rd.	Minden	LA	—	Brookshire Grocery	1985	35,000	192	284	193

LEXINGTON REALTY TRUST
Property Leases and Vacancies — Consolidated Portfolio — 9/30/08

Year of	Date of						Year		Annualized	Annualized	Fixed Rent at
Lease	Lease						Built/Renovated/	Sq.Ft. Leased or	Cash Rent	GAAP Rent	Next Option
Expiration	Expiration	Property Location	City	State	Note	Primary Tenant (Guarantor)	Expanded	Available (1)	($000) (2)	($000) (3)	($000) (4)
2013	2/28/2013	US 221 & Hospital Rd.	Jefferson	NC	—	Food Lion, Inc.	1981	23,000	72	72	73
		104 Branchwood Shopping Center	Jacksonville	NC	—	Food Lion, Inc.	1982/1995	23,000	84	112	84
		291 Talbert Blvd.	Lexington	NC	—	Food Lion, Inc.	1981	23,000	140	140	138
		S. Carolina 52/52 Bypass	Moncks Corner	SC	—	Food Lion, Inc.	1982	23,000	60	124	62
		3211 West Beverly St.	Staunton	VA	—	Food Lion, Inc.	1971	23,000	164	164	166
	7/1/2013	1053 Mineral Springs Rd.	Paris	TN	—	The Kroger Company	1982	31,170	160	212	159
		302 Coxcreek Pkwy.	Florence	AL	—	The Kroger Company	1983	42,130	224	312	223
	10/31/2013	1084 East Second St.	Franklin	OH	—	Marsh Supermarkets, Inc.	1961/1978	29,119	112	156	111
		130 Midland Ave.	Port Chester	NY	—	Pathmark Stores, Inc.	1982	59,000	1,116	1,196	458
		5104 North Franklin Rd.	Lawrence	IN	—	Marsh Supermarkets, Inc.	1958	28,721	192	192	193
		Brown Mill Rd./US 601	Concord	NC	—	Food Lion, Inc.	1983	32,259	196	164	197
		Little Rock Rd./Tuckaseegee Rd.	Charlotte	NC	—	Food Lion, Inc.	1982/1997	33,640	96	152	98
2014	3/31/2014	1642 Williams Ave.	Grants Pass	OR	—	Safeway Stores, Inc.	1984	33,770	292	216	162
		Bisbee Naco Hwy. & Hwy. 92	Bisbee	AZ	—	Safeway Stores, Inc.	1984	30,181	272	204	152
		N.E.C. 45th St./Lee Blvd.	Lawton	OK	—	Associated Wholesale Grocers Inc.	1984	30,757	332	76	185
		Grant Rd. & Craycroft Road	Tucson	AZ	—	Safeway Stores, Inc.	1983	37,268	364	304	202
		224th St. & Meridan Ave.	Graham	WA	—	Safeway Stores, Inc.	1984	44,718	412	384	229
		400 East Meridian Ave.	Milton	WA	—	Safeway Stores, Inc.	1984	44,718	476	416	264
		228th Ave., Northeast	Redmond	WA	—	Safeway Stores, Inc.	1984	44,718	504	508	279
		4512 North Market St.	Spokane	WA	—	Safeway Stores, Inc.	1984	38,905	376	264	208
2015	1/25/2015	3711 Gateway Dr.	Eau Claire	WI	—	Kohl's Department Stores, Inc.	1994	76,164	468	464	487
	1/31/2015	1700 State Route 160	Port Orchard	WA	—	Save-A-Lot, Ltd.	1983	16,037	80	80	97
2017	3/31/2017	1610 South Westmoreland Ave.	Dallas	TX	—	Malone's Food Stores	1960	68,024	360	480	376
	4/30/2017	2401 Wooton Pkwy.	Rockville	MD	—	GFS Realty, Inc. (Giant Food, Inc.)	1977	51,682	116	152	92
	11/30/2017	10340 U.S. 19	Port Richey	FL	—	Kingswere Furniture	1980	53,820	0	0	400
2018	2/26/2018	4831 Whipple Ave., Northwest	Canton	OH	—	Best Buy Company, Inc.	1995	46,350	464	468	465
		399 Peachwood Centre Dr.	Spartanburg	SC	—	Best Buy Company, Inc.	1996	45,800	396	396	395
	12/31/2018	1150 West Carl Sandburg Dr.	Galesburg	IL	—	Kmart Corporation	1992	94,970	696	328	0
		12080 Carmel Mountain Rd.	San Diego	CA	—	Sears Holding Corporation	1993	107,210	788	752	0
		21082 Pioneer Plaza Dr.	Watertown	NY	—	Kmart Corporation	1993	120,727	1,164	480	0
		255 Northgate Dr.	Manteca	CA	—	Kmart Corporation	1993	107,489	1,236	556	0
		5350 Leavitt Rd.	Lorain	OH	—	Kmart Corporation	1993	193,193	1,752	732	0
		97 Seneca Trail	Fairlea	WV	—	Kmart Corporation	1993/1999	90,933	816	348	0
2021	1/31/2021	3040 Josey Ln.	Carrollton	TX	—	Ong's Family Inc.	1984	61,000	240	404	0
2028	1/31/2028	2010 Apalachee Pkwy.	Tallahassee	FL	—	Kohl's Department Stores, Inc.	2007	102,381	400	420	484
	8/31/2028	9803 Edmonds Way	Edmonds	WA	—	PCC Natural Markets	1981	34,459	200	200	0

LEXINGTON REALTY TRUST
Property Leases and Vacancies — Consolidated Portfolio — 9/30/08

Year of	Date of						Year		Annualized	Annualized	Fixed Rent at
Lease	Lease						Built/Renovated/	Sq.Ft. Leased or	Cash Rent	GAAP Rent	Next Option
Expiration	Expiration	Property Location	City	State	Note	Primary Tenant (Guarantor)	Expanded	Available (1)	($000) (2)	($000) (3)	($000) (4)
NA	NA	1700 State Route 160	Port Orchard	WA	—	(Available for Lease)	1983	11,931	0	0	0
		3621 E Lincoln Way	Cheyenne	WY	—	(Available for Lease)	1981	31,420	0	0	0
		5402 4th St.	Lubbock	TX	—	(Available for Lease)	1978	53,820	0	0	0
		5544 Atlanta Hwy.	Montgomery	AL	—	(Available for Lease)	1980/2007	60,698	0	0	0
		9400 South 755 East	Sandy	UT	—	(Available for Lease)	1981	41,612	0	0	0
		Kipling St. & Bowles Ave.	Littleton	CO	—	(Available for Lease)	1981	29,360	0	0	0
	RETAIL TOTAL/WEIGHTED AVERAGE					92.9% Leased		3,236,974	23,340	28,184

	TOTAL CONSOLIDATED PORTFOLIO/WEIGHTED AVERAGE					93.82% Leased		41,160,090	387,868	376,096

Footnote

(1)	Square foot leased or vacant includes those tenants with month-to-month leases.

(2)	Calculated by annualizing the three months ended 9/30/08 cash rent.

(3)	Calculated by annualizing the three months ended 9/30/08 GAAP base rent.

(4)	Rent at option rate listed for those lease contracts where a set rent in dollars is specified, as it relates to Fixed Rent at Next Option.

(5)	Lesser of the noted rent or a function of fair market value such as 100%, 95%, or 90%.

(6)	Greater of the noted rent or a function of fair market value such as 100%, 95%, or 90%.

(7)	Rents from tenants prior to expiration of lease, prior tenant has vacated.

LEXINGTON REALTY TRUST
Property Leases and Vacancies — Net Lease Strategic Asset Fund Portfolio — 9/30/08

Year of	Date of						Year		Annualized	Annualized	Fixed Rent at
Lease	Lease						Built/Renovated/	Sq.Ft. Leased or	Cash Rent	GAAP Rent	Next Option
Expiration	Expiration	Property Location	City	State	Note	Primary Tenant (Guarantor)	Expanded	Available (1)	($000) (2)	($000) (3)	($000) (4)
NET LEASE STRATEGIC ASSET FUND PROPERTIES
2009	9/30/2009	109 Stevens St.	Jacksonville	FL	(5)	Unisource Worldwide, Inc.	1959/1967	168,800	620	568	0
2010	8/17/2010	904 Industrial Rd.	Marshall	MI	—	Tenneco Automotive Operating Company, Inc. (Tenneco, Inc.)	1968/1972	195,640	624	624	0
	10/31/2010	265 Lehigh St.	Allentown	PA	—	Wachovia Bank N.A.	1980	71,230	248	572	261
		5201 West Barraque St.	Pine Bluff	AR	—	Entergy Services, Inc.	1964/1973	27,189	192	192	192
2011	5/31/2011	1200 Jupiter Rd.	Garland	TX	—	Raytheon Company	1980	278,759	1,508	2,052	1,588
	7/15/2011	19019 North 59th Ave.	Glendale	AZ	—	Honeywell International, Inc.	1986/1997/2000	252,300	2,452	3,100	0
2012	4/30/2012	3600 Army Post Rd.	Des Moines	IA	(6)	Electronic Data Systems LLC	2002	405,000	2,852	2,968	0
	5/31/2012	101 Creger Dr.	Ft. Collins	CO	—	Lithia Motors	1982	10,000	276	236	0
2013	5/31/2013	2401 Cherahala Blvd.	Knoxville	TN	—	Advance PCS, Inc.	2002	59,748	900	900	0
	6/30/2013	420 Riverport Rd.	Kingsport	TN	—	American Electric Power	1981	42,770	312	308	310
		8555 South River Pkwy.	Tempe	AZ	(6)	ASM Lithography, Inc. (ASM Lithography Holding NV)	1998	95,133	2,356	2,124	0
	10/31/2013	3943 Denny Ave.	Pascagoula	MS	—	Northrop Grumman Systems Corporation	1995	94,841	680	680	0
	12/31/2013	120 Southeast Parkway Dr.	Franklin	TN	—	Essex Group, Inc. (United Technologies Corporation)	1970/1983	289,330	1,476	652	735
2014	1/31/2014	1401 & 1501 Nolan Ryan Parkway	Arlington	TX	—	Siemens Dematic Postal Automation, L.P.	2003	236,547	2,460	2,724	0
	4/30/2014	12000 & 12025 Tech Center Dr.	Livonia	MI	(6)	Kelsey-Hayes Company (TRW Automotive Inc.)	1987/1988/1990	180,230	1,988	2,072	0
	6/30/2014	70 Mechanic St.	Foxboro	MA	—	Invensys Systems, Inc. (Siebe, Inc.)	1965/1967/1971	251,914	0	(412)	2,817
	12/31/2014	324 Industrial Park Rd.	Franklin	NC	(5)	SKF USA, Inc.	1996	72,868	396	396	0
2015	6/30/2015	1901 49th Ave.	Minneapolis	MN	(5)	Owens Corning Roofing and Asphalt, LLC	2003	18,620	588	588	0
		2500 Patrick Henry Pkwy	McDonough	GA	—	Georgia Power Company	1999	111,911	1,476	1,136	0
		2935 Van Vactor Dr.	Plymouth	IN	—	Bay Valley Foods, LLC	2000/2003	300,500	780	808	853
		3711 San Gabriel	Mission	TX	—	Voicestream PCS II Corporation (T-Mobile USA, Inc.)	2003	75,016	900	1,020	0
	9/27/2015	9110 Grogans Mill Rd.	Houston	TX	—	Baker Hughes, Inc.	1992	275,750	1,680	3,148	0
		2529 West Thorne Dr.	Houston	TX	—	Baker Hughes, Inc.	1982/1999	65,500	1,532	836	0
2016	1/31/2016	1600 Eberhardt Rd.	Temple	TX	—	Nextel of Texas	2001	108,800	1,524	1,616	0
	5/14/2016	6455 State Hwy 303 Northeast	Bremerton	WA	—	Nextel West Corporation	2002	60,200	1,084	1,164	0
	9/30/2016	1440 East 15th St.	Tucson	AZ	—	Cox Communications, Inc.	1988	28,591	480	548	0
	11/30/2016	736 Addison Rd.	Erwin	NY	(6)	Corning, Inc.	2006	408,000	1,112	1,272	0
2017	12/31/2017	11411 North Kelly Avenue	Oklahoma City	OK	—	American Golf Corporation	1991/1996	13,924	476	480	0
2018	3/15/2018	601 & 701 Experian Pkwy.	Allen	TX	—	Experian Information Solutions, Inc. (Experian North America)	1981/1983	292,700	516	3,836	0
	8/31/2018	3500 North Loop Rd.	McDonough	GA	—	Litton Loan Servicing, L.P.	2007	62,218	1,100	1,100	0
2019	1/31/2019	2999 Southwest 6th St.	Redmond	OR	—	Voice Stream PCS I, LLC (T-Mobile USA, Inc.)	2004	77,484	1,436	1,572	0
	6/28/2019	3265 East Goldstone Dr.	Meridian	ID	(6)	Voicestream PCS II Corporation (T-Mobile USA, Inc.)	2004	77,484	1,240	1,364	0
	10/31/2019	17191 St. Luke’s Way	The Woodlands	TX	—	Montgomery County Management Company, LLC	2004	41,000	716	964	0
		9601 Renner Blvd.	Lenexa	KS	(6)	Voicestream PCS II Corporation (T-Mobile USA, Inc.)	2004	77,484	1,244	1,392	0

LEXINGTON REALTY TRUST
Property Leases and Vacancies — Net Lease Strategic Asset Fund Portfolio — 9/30/08

Year of	Date of						Year		Annualized	Annualized	Fixed Rent at
Lease	Lease						Built/Renovated/	Sq.Ft. Leased or	Cash Rent	GAAP Rent	Next Option
Expiration	Expiration	Property Location	City	State	Note	Primary Tenant (Guarantor)	Expanded	Available (1)	($000) (2)	($000) (3)	($000) (4)
2020	5/31/2020	359 Gateway Dr.	Lavonia	GA	—	TI Group Automotive Systems, LLC (TI Automotive Ltd.)	2005	133,221	1,200	1,200	0
	6/30/2020	10419 North 30th St.	Tampa	FL	—	Time Customer Service, Inc.	1986	132,981	1,256	1,448	0
	8/31/2020	First Park Dr.	Oakland	ME	(6)	Omnipoint Holdings, Inc. (T-Mobile USA, Inc.)	2005	78,610	1,240	1,148	0
	11/30/2020	11555 University Blvd.	Sugar Land	TX	—	KS Management Services, LLP (St. Luke's Episcopal Health System Corporation)	2005	72,683	1,116	1,252	0
2021	10/25/2021	6938 Elm Valley Dr.	Kalamazoo	MI	—	Dana Commercial Vehicle Products, LLC (Dana Limited)	1999/2004	150,945	1,844	1,932	0
2025	7/14/2025	590 Ecology Ln.	Chester	SC	—	Owens Corning, Inc.	2001/2005	420,597	2,184	2,168	1,678
2026	8/31/2026	25500 State Hwy 249	Tomball	TX	—	Parkway Chevrolet, Inc. (R. Durdin, J. Durdin)	2005	77,076	1,260	1,508	0
2027	4/30/2027	2424 Alpine Rd.	Eau Claire	WI	(6)	Silver Spring Gardens, Inc. (Huntsinger Farms, Inc.)	1993/2004	159,000	932	1,172	0

	NET LEASE STRATEGIC ASSET FUND TOTAL/WEIGHTED AVERAGE					100.0% Leased		6,052,594	48,256	54,428

Footnotes

(1)	Square foot leased or vacant includes those tenants with month-to-month leases.

(2)	Calculated by annualizing the three months ended 9/30/08 cash rent.

(3)	Calculated by annualizing the three months ended 9/30/08 GAAP base rent.

(4)	Rent at option rate listed for those lease contracts where a set rent in dollars is specified, as it relates to Fixed Rent at Next Option.

(5)	Lesser of the noted rent or a function of fair market value such as 100%, 95%, or 90%.

(6)	Greater of the noted rent or a function of fair market value such as 100%, 95%, or 90%.

LEXINGTON REALTY TRUST
Unleveraged Properties by Property Type
9/30/2008

						Annualized	Annualized
					Original Gross Book	Cash Rent	GAAP Rent
	Property Location	City	State	Net Rentable Area	Value ($000) (3)	($000) (1)	($000) (2)

Office	11201 Renner Blvd.	Lenexa	KS	178,000	$39,261	$2,944	$3,272
	160 Clairemont Ave.	Decatur	GA	121,686	$15,928	$648	$648
	1600 Viceroy Dr.	Dallas	TX	212,749	$41,672	$1,820	$2,176
	1770 Cartwright Rd.	Irvine	CA	149,194	$34,046	$2,616	$2,732
	2300 Litton Ln.	Hebron	KY	83,441	$9,581	$424	$456
	3535 Calder Ave.	Beaumont	TX	49,639	$3,909	$684	$684
	4200 RCA Blvd.	Palm Beach Gardens	FL	114,518	$19,151	$2,232	$2,260
	500 Olde Worthington Rd.	Westerville	OH	97,000	$13,839	$1,112	$1,256
	656 Plainsboro Rd.	Plainsboro	NJ	4,060	$808	$128	$92
	848 Main St. & 849 Front St.	Evanston	WY	29,500	$3,339	$116	$168

Industrial	1601 Pratt Ave.	Marshall	MI	58,300	$939	$120	$120
	2425 Hwy. 77 North	Waxahachie	TX	425,816	$32,612	$3,400	$3,400
	250 Rittenhouse Cir.	Bristol	PA	255,019	$14,041	$—	$—
	3456 Meyers Ave.	Memphis	TN	780,000	$14,910	$1,592	$1,696
	50 Tyger River Dr.	Duncan	SC	221,833	$13,017	$900	$900
	75 North St.	Saugerties	NY	52,000	$1,330	$124	$232
	7670 Hacks Cross Rd.	Olive Branch	MS	268,104	$10,954	$956	$916
	900 Industrial Blvd.	Crossville	TN	222,200	$7,690	$684	$684

Retail	10340 U.S. 19	Port Richey	FL	53,820	$3,040	$—	$—
	104 Branchwood Shopping Center	Jacksonville	NC	23,000	$709	$84	$112
	10415 Grande Ave.	Sun City	AZ	10,000	$4,650	$164	$264
	1066 Main St.	Forest Park	GA	14,859	$2,400	$216	$188
	1084 East Second St.	Franklin	OH	29,119	$1,840	$112	$156
	119 North Balboa Rd.	El Paso	TX	10,000	$2,280	$164	$136
	120 South Waco St.	Hillsboro	TX	35,000	$2,280	$160	$188
	12000 East Mississippi Ave.	Aurora	CO	24,000	$3,060	$256	$276
	12535 Southeast 82nd Ave.	Clackamas	OR	42,842	$3,371	$304	$324
	130 Midland Ave.	Port Chester	NY	59,000	$6,760	$1,116	$1,196
	13133 Steubner Ave.	Houston	TX	52,200	$3,490	$280	$404
	1415 Hwy. 377 East	Granbury	TX	35,000	$2,700	$204	$316
	1610 South Westmoreland Ave.	Dallas	TX	68,024	$5,925	$360	$480
	1642 Williams Ave.	Grants Pass	OR	33,770	$2,270	$292	$216
	1698 Mountain Industrial Blvd.	Stone Mountain	GA	5,704	$1,170	$104	$88
	1700 State Route 160	Port Orchard	WA	27,968	$3,566	$80	$80

LEXINGTON REALTY TRUST
Unleveraged Properties by Property Type
9/30/2008

					Annualized	Annualized
				Original Gross Book	Cash Rent	GAAP Rent
Property Location	City	State	Net Rentable Area	Value ($000) (3)	($000) (1)	($000) (2)

18601 Alderwood Mall Blvd.	Lynnwood	WA	43,105	$3,147	$280	$300
201 West Main St.	Cumming	GA	14,208	$3,390	$216	$288
2010 Apalachee Pkwy.	Tallahassee	FL	102,381	$3,700	$400	$420
205 Homer Rd.	Minden	LA	35,000	$3,360	$192	$284
2223 North Druid Hills Rd.	Atlanta	GA	6,260	$1,450	$120	$96
224th St. & Meridan Ave.	Graham	WA	44,718	$3,200	$412	$384
228th Ave., Northeast	Redmond	WA	44,718	$3,910	$504	$508
24th St. West & St. John’s Ave.	Billings	MT	40,800	$3,500	$188	$332
2500 E. Carrier Pkwy.	Grand Prairie	TX	49,349	$3,840	$496	$4,280
291 Talbert Blvd.	Lexington	NC	23,000	$2,460	$140	$140
3040 Josey Ln.	Carrollton	TX	61,000	$3,055	$240	$404
3211 West Beverly St.	Staunton	VA	23,000	$1,958	$164	$164
3451 Alta Mesa Blvd.	Fort Worth	TX	44,000	$4,830	$304	$360
3468 Georgia Hwy. 120	Duluth	GA	9,300	$1,950	$144	$152
399 Peachwood Centre Dr.	Spartanburg	SC	45,800	$4,167	$396	$396
400 East Meridian Ave.	Milton	WA	44,718	$3,690	$476	$416
402 East Crestwood Dr.	Victoria	TX	10,000	$1,870	$164	$116
4121 South Port Ave.	Corpus Christi	TX	10,000	$2,280	$164	$136
4512 North Market St.	Spokane	WA	38,905	$2,910	$376	$264
4545 Chamblee — Dunwoody Rd.	Chamblee	GA	4,565	$1,170	$96	$76
4811 Wesley St.	Greenville	TX	48,492	$2,120	$172	$240
4831 Whipple Ave., Northwest	Canton	OH	46,350	$4,417	$464	$468
5104 North Franklin Rd.	Lawrence	IN	28,721	$2,870	$192	$192
5544 Atlanta Hwy.	Montgomery	AL	60,698	$3,940	$—	$—
6910 South Memorial Hwy.	Tulsa	OK	43,123	$2,879	$256	$272
825 Southway Dr.	Jonesboro	GA	4,894	$1,120	$84	$64
900 South Canal St.	Carlsbad	NM	10,000	$2,160	$164	$104
901 West Expwy.	McAllen	TX	10,000	$2,110	$164	$164
956 Ponce de Leon Ave.	Atlanta	GA	3,900	$1,160	$84	$88
Bisbee Naco Hwy. & Hwy. 92	Bisbee	AZ	30,181	$2,120	$272	$204
Grant Rd. & Craycroft Road	Tucson	AZ	37,268	$2,830	$364	$304
N.E.C. 45th St./Lee Blvd.	Lawton	OK	30,757	$2,560	$332	$76
Old Mammoth Rd./Meridian Blvd.	Mammoth Lakes	CA	44,425	$5,240	$412	$576
S. Carolina 52/52 Bypass	Moncks Corner	SC	23,000	$1,310	$60	$124

LEXINGTON REALTY TRUST
Unleveraged Properties by Property Type
9/30/2008

					Annualized	Annualized
				Original Gross Book	Cash Rent	GAAP Rent
Property Location	City	State	Net Rentable Area	Value ($000) (3)	($000) (1)	($000) (2)

US 221 & Hospital Rd.	Jefferson	NC	23,000	$1,070	$72	$72

Total Unleveraged Properties			4,987,001	$424,281	$32,960	$38,580

Footnotes

(1)	Calculated by annualizing the three months ended 9/30/2008 cash rent.

(2)	Calculated by annualizing the three months ended 9/30/2008 GAAP rent.

(3)	Represents original GAAP capitalized costs.

LEXINGTON REALTY TRUST
Term Loan Collateral by Property Type
9/30/2008

					Term Loan
					Outstanding	Original Gross Book	Annualized Cash	Annualized GAAP
	Property Location	City	State	Net Rentable Area	($000) (4)	Value($000) (3)	Rent 000) (1)	Rent ($000) (2)

Office	100 Light St.	Baltimore	MD	523,240		$167,860	$12,520	$12,520
	12209 West Markham St.	Little Rock	AR	36,311		$4,010	$236	$236
	13430 North Black Canyon Fwy.	Phoenix	AZ	138,940		$23,053	$1,624	$1,632
	147 Milk St.	Boston	MA	52,337		$20,074	$1,532	$1,680
	1900 L. Don Dodson Dr.	Bedford	TX	202,493		$9,154	$—	$928
	207 Mockingbird Ln.	Johnson City	TN	63,800		$10,120	$676	$756
	26555 Northwestern Hwy.	Southfield	MI	187,163		$12,853	$1,160	$1,420
	288 North Broad St.	Elizabeth	NJ	30,000		$5,610	$636	$480
	3165 McKelvey Rd.	Bridgeton	MO	52,994		$5,850	$384	$528
	3333 Coyote Hill Rd.	Palo Alto	CA	202,000		$33,400	$3,500	$3,392
	350 Pine St.	Beaumont	TX	425,198		$25,337	$4,104	$4,376
	5550 Tech Center Dr.	Colorado Springs	CO	61,690		$6,790	$840	$748
	6277 Sea Harbor Dr.	Orlando	FL	355,840		$51,421	$4,644	$3,736
	6301 Gaston Ave.	Dallas	TX	173,855		$22,047	$1,396	$1,396
	King St.	Honolulu	HI	230,063		$35,931	$1,444	$1,380
	Sandlake Rd./Kirkman Rd.	Orlando	FL	184,000		$11,900	$960	$1,868

Industrial	10590 Hamilton Ave.	Cincinnati	OH	247,088		$9,708	$792	$792
	113 Wells St.	North Berwick	ME	820,868		$36,640	$2,344	$2,344
	1650-1654 Williams Rd.	Columbus	OH	772,450		$16,459	$1,348	$1,344
	191 Arrowhead Dr.	Hebron	OH	250,000		$5,334	$276	$276
	200 Arrowhead Dr.	Hebron	OH	401,260		$8,461	$1,028	$984
	2455 Premier Dr.	Orlando	FL	205,016		$6,290	$508	$784
	2880 Kenny Biggs Rd.	Lumberton	NC	423,280		$15,416	$1,236	$1,360
	3350 Miac Cove Rd.	Memphis	TN	141,359		$12,591	$376	$372
	477 Distribution Pkwy.	Collierville	TN	120,000		$3,797	$480	$404

Retail	1000 US Hwy. 17	North Myrtle Beach	SC	43,021		$1,770	$144	$3,668
	101 West Buckingham Rd.	Garland	TX	40,000		$5,380	$324	$324
	1032 Fort St. Mall	Honolulu	HI	85,610		$11,147	$988	$972
	1053 Mineral Springs Rd.	Paris	TN	31,170		$1,450	$160	$212
	1600 East 23rd St.	Chattanooga	TN	42,130		$2,770	$128	$128
	302 Coxcreek Pkwy.	Florence	AL	42,130		$3,360	$224	$312
	3621 E Lincoln Way	Cheyenne	WY	31,420		$2,930	$—	$—
	5402 4th St.	Lubbock	TX	53,820		$2,110	$—	$—

LEXINGTON REALTY TRUST
Term Loan Collateral by Property Type
9/30/2008

				Term Loan
				Outstanding	Original Gross Book	Annualized Cash	Annualized GAAP
Property Location	City	State	Net Rentable Area	($000) (4)	Value($000) (3)	Rent 000) (1)	Rent ($000) (2)

835 Julian Ave.	Thomasville	NC	23,767		$2,620	$108	$108
928 First Ave.	Rock Falls	IL	27,650		$1,140	$76	$96
9400 South 755 East	Sandy	UT	41,612		$4,880	$—	$—
9803 Edmonds Way	Edmonds	WA	34,459		$3,813	$200	$200
Brown Mill Rd./US 601	Concord	NC	32,259		$1,932	$196	$164
Little Rock Rd./Tuckaseegee Rd.	Charlotte	NC	33,640		$1,610	$96	$152

Total Term Loan Collateral			6,863,933	$197,931	$607,018	$46,688	$52,072

Footnotes

(1)	Calculated by annualizing the three months ended 9/30/2008 cash rent.

(2)	Calculated by annualizing the three months ended 9/30/2008 GAAP rent.

(3)	Represents original GAAP capitalized costs.

(4)	Aggregate amount of $197,931 is secured by all properties in the collateral pool.

LEXINGTON REALTY TRUST
2009 Mortgage Maturities by Property Type
9/30/2008

					Mortgage		Original Gross	Annualized	Annualized
				Net Rentable	Balance at	Maturity	Book Value	Cash Rent	GAAP Rent
	Property Location	City	State	Area	Maturity ($000)	Date	($000) (3)	($000) (1)	($000) (2)

Office	1500 Hughes Way	Long Beach	CA	490,054	$—	01/2009	$112,383	$16,988	$10,040
	15375 Memorial Dr.	Houston	TX	327,325	$18,229	10/2009	$45,792	$3,600	$4,252
	180 Rittenhouse Cir.	Bristol	PA	96,000	$5,228	04/2009	$8,782	$1,032	$1,100
	2210 Enterprise Dr.	Florence	SC	177,747	$8,445	02/2009	$16,176	$1,748	$1,748
	255 California St.	San Francisco	CA	169,927	$20,000	12/2009	$53,772	$4,204	$4,576
	295 Chipeta Way	Salt Lake City	UT	295,000	$—	10/2009	$55,404	$6,320	$6,320
	5724 West Las Positas Blvd.	Pleasanton	CA	40,914	$3,808	12/2009	$6,544	$828	$680

Industrial	1133 Poplar Creek Rd.	Henderson	NC	196,946	$3,854	05/2009	$7,442	$824	$808
	1665 Hughes Way	Long Beach	CA	200,541	$—	01/2009	$18,419	$2,984	$1,680
	250 Swathmore Ave.	High Point	NC	244,851	$7,741	10/2009	$13,248	$1,056	$1,088
	7150 Exchequer Dr.	Baton Rouge	LA	79,086	$1,478	03/2009	$4,001	$460	$440

Retail	35400 Cowan Rd.	Westland	MI	101,402	$—	09/2009	$7,221	$752	$752
	4733 Hills & Dales Rd.	Canton	OH	37,214	$—	02/2009	$4,422	$448	$396

	Total 2009 Mortgage Maturities			2,457,007	$68,783	—	$353,606	$41,244	$33,880

	GRAND TOTAL			14,307,941	$266,714	—	$1,384,905	$120,892	$124,532

Footnotes

(1)	Calculated by annualizing the three months ended 9/30/2008 cash rent.

(2)	Calculated by annualizing the three months ended 9/30/2008 GAAP rent.

(3)	Represents original GAAP capitalized costs.

LEXINGTON REALTY TRUST
2008 Third Quarter Disposition Summary
DISPOSITIONS

			Property	Gross Sale Price	Gain Recognized		Month of
Tenants/Guarantors	Location		Type	($000)	($000)	Cash Cap Rate	Disposition
1 GFS Realty, Inc. (Giant Food, Inc.)	Columbia	MD	Retail	$5,000	$3,023	6.0%	July
2 GFS Realty, Inc. (Giant Food, Inc.)	Oxon Hill	MD	Retail	$4,000	$2,650	5.1%	July
3 Citizens Bank of Pennsylvania -13 Properties	Various	PA	Retail	$13,600	$1,701	7.3%	Sept

15 TOTAL DISPOSITIONS				$22,600	$7,374	6.6%

LEXINGTON REALTY TRUST
2008 Third Quarter Acquisition Summary
ACQUISITIONS

							Estimated
					Estimated		Current
					Average Annual		Annual Cash
			Property	Basis	GAAP Rent, Net	Average	Rent, Net	Current Cash
Tenants/Guarantors	Location		Type	($000)	($000)	GAAP Yield	($000)	Yield	Lease Due
1 Applebee’s Services, Inc. (DineEquity, Inc.)	Lenexa	KS	Office	$39,261	$3,902	9.9%	$3,510	8.9%	07/2023
2 Global Healthcare Exchange	Louisville	CO	Office	$16,870	$1,600	9.5%	$1,251	7.4%	04/2017

2 TOTAL ACQUISITIONS				$56,131	$5,502	9.8%	$4,761	8.5%

LEXINGTON REALTY TRUST
2008 Third Quarter Leasing Summary
NEW LEASES

						New Cash	New GAAP
				Lease		Rent Per	Rent Per
			Property	Expiration		Annum	Annum
Tenants/Guarantors	Location		Type	Date	Sq. Ft.	($000)	($000)
1 Advanstar Communication, Inc.	Irvine	CA	Office	02/2016	34,418	$630	$630
2 Corona Resources, LTD	Dallas	TX	Office	10/2013	690	$10	$10
3 Fluor Enterprises, Inc. (1)	Long Beach	CA	Office	02/2014	86,610	$1,871	$1,992
4 Office Suites Plus Properties, Inc.	Decatur	GA	Office	07/2019	18,838	$405	$432
5 Rubber Duck Creative, LLC	Dallas	TX	Office	08/2009	1,220	$15	$15
6 Spears & Spears P.C.	Decatur	GA	Office	12/2013	1,937	$43	$44

6 TOTAL NEW LEASES					143,713	$2,974	$3,123

LEASE EXTENSIONS

						New Cash	Prior Cash	New GAAP	Prior GAAP
				Lease		Rent Per	Rent Per	Rent Per	Rent Per
			Property	Expiration		Annum	Annum	Annum	Annum
Tenants/Guarantors	Location		Type	Date	Sq. Ft.	($000)	($000)	($000)	($000)
1 Aminex Corp.	Dallas	TX	Office	10/2011	874	$14	$13	$14	$13
2 CDI Corporation	Beaumont	TX	Office	06/2009	8,726	$144	$105	$105	$144
3 Damar Services Inc.	Indianapolis	IN	Office	03/2009	5,756	$40	$40	$40	$40
4 East Dallas Lakewood People, Inc.	Dallas	TX	Office	12/2016	10,222	$158	$64	$158	$64
5 Jones Management Service Company	Bristol	PA	Office	07/2018	96,000	$1,032	$1,032	$1,102	$970
6 Northwest Pipeline Corporation (2)	Salt Lake City	UT	Office	09/2018	295,000	$3,701	$6,202	$3,499	$6,202
7 SMS Research & Marketing Services, Inc.	Honolulu	HI	Office	03/2014	5,399	$62	$84	$62	$84
8 The Elder and Disability Law Firm of Victoria Collier	Decatur	GA	Office	09/2014	2,419	$34	$34	$54	$36
9 The Sygma Network, Inc.	Danville	IL	Industrial	04/2023	201,369	$1,719	$933	$1,719	$933
10 Transfair North America International Freight Services, Inc.	Evanston	WY	Office	07/2009	731	$5	$5	$5	$5
11 Willis Henry Moore dba Pacific and Asian Heritage	Honolulu	HI	Office	08/2013	360	$5	$5	$5	$5
12 Windell Investments, Inc.	Irvine	CA	Office	12/2008	6,348	$117	$117	$117	$117

12 TOTAL LEASE EXTENSIONS					633,204	$7,031	$8,634	$6,880	$8,613

18 TOTAL NEW AND RENEWED LEASES					776,917	$10,005	$8,634	$10,003	$8,613

Footnotes
(1)	Direct lease with current sub- tenant at property, effective 1/1/09.

(2)	Option exercised by tenant effective 10/1/09, debt service during option period reduced from $2,901 to $0.

LEXINGTON REALTY TRUST
2008 Third Quarter Debt Summary
NEW FINANCING

			Property	Amount
Tenants/Guarantors	Location		Type	($000)	Rate	Maturity
1 Global Healthcare Exchange	Louisville	CO	Office	$7,545	5.83%	01/2012

1 TOTAL FINANCING				$7,545	5.83%

DEBT RETIRED

	Face	Payoff
Debt	($000)	($000)	Rate	Due Date
1 Exchangeable Guaranteed Notes	$25,500	$22,778	5.45%	01/2012
2 Term Loan	$4,489	$4,489	3.05%	06/2009
3 Term Loan	$1,122	$1,122	5.52%	03/2013
4 Canton, OH Mortgage	$2,936	$2,936	7.15%	Matured
5 Spartanburg, SC Mortgage	$2,438	$2,438	7.15%	Matured
6 Irvine, CA Mortgage	$1,391	$1,391	9.34%	Matured
7 Columbia, MD Mortgage	$777	$777	8.63%	Property Sale

7 TOTAL RETIRED	$38,653	$35,931

LEXINGTON REALTY TRUST
Lease Rollover Schedule by Property Type — Cash Basis
9/30/2008

	Office			Industrial			Retail
	Net Rentable	Cash Rental	Net Rent	Net Rentable	Cash Rental	Net Rent	Net Rentable	Cash Rental	Net Rent
Year	Area	Revenue ($000)	PSF	Area	Revenue ($000)	PSF	Area	Revenue ($000)	PSF
2008	531,242	$17,800	$33.51	303,501	$3,260	$10.74	66,788	$252	$3.77
2009	1,534,798	$24,288	$15.82	453,260	$1,152	$2.54	337,265	$3,748	$11.11
2010	1,081,504	$19,316	$17.86	1,723,112	$5,252	$3.05	82,930	$316	$3.81
2011	536,022	$10,956	$20.44	1,309,835	$4,676	$3.57	257,412	$1,368	$5.31
2012	1,559,591	$22,112	$14.18	2,450,703	$8,256	$3.37	317,425	$2,836	$8.93
2013	1,974,329	$28,924	$14.65	79,086	$460	$5.82	371,039	$2,616	$7.05
2014	2,182,163	$39,160	$17.95	882,292	$2,208	$2.50	305,035	$3,028	$9.93
2015	1,817,531	$34,584	$19.03	150,000	$452	$3.01	92,201	$548	$5.94
2016	667,239	$10,044	$15.05	1,296,650	$5,764	$4.45	—	$—	$—
2017	372,052	$4,824	$12.97	1,652,811	$6,344	$3.84	176,412	$476	$2.70
2018	1,126,272	$19,956	$17.72	994,283	$2,248	$2.26	806,672	$7,312	$9.06
2019	1,417,767	$18,500	$13.05	649,250	$2,292	$3.53	—	$—	$—
2020	186,865	$2,928	$15.67	1,206,206	$10,140	$8.41	—	$—	$—
2021	454,860	$7,492	$16.47	2,393,339	$7,788	$3.25	61,000	$240	$3.93
2022	52,337	$1,532	$29.27	—	$—	$—	—	$—	$—
2023	425,254	$5,016	$11.80	201,369	$1,696	$8.42	—	$—	$—
2024	—	$—	$—	—	$—	$—	—	$—	$—
2025	145,200	$2,296	$15.81	2,138,214	$9,560	$4.47	—	$—	$—
2026	—	$—	$—	646,000	$1,940	$3.00	—	$—	$—
2027	—	$—	$—	—	$—	$—	—	$—	$—
2028	—	$—	$—	—	$—	$—	136,840	$600	$4.38

Total/Weighted Average (1)	16,065,026	$269,728	$16.79	18,529,911	$73,488	$3.97	3,011,019	$23,340	$7.75

Footnotes
(1)	Total shown may differ from detailed amounts due to rounding, and does not include multi-tenant leases.

LEXINGTON REALTY TRUST
Lease Rollover Schedule — GAAP Basis
9/30/2008

		Total
	Number of	Annualized	Percentage of
	Leases	GAAP Base	Total Annualized
Year	Expiring	Rent ($000)	GAAP Base Rent

2008	6	$19,852	5.6%
2009	25	$31,780	9.0%
2010	16	$24,976	7.1%
2011	16	$17,220	4.9%
2012	30	$33,336	9.4%
2013	30	$34,352	9.7%
2014	26	$42,212	11.9%
2015	13	$25,480	7.2%
2016	12	$15,624	4.4%
2017	12	$12,332	3.5%
2018	18	$26,216	7.4%
2019	7	$21,696	6.1%
2020	6	$8,132	2.3%
2021	9	$16,148	4.6%
2022	1	$1,680	0.5%
2023	3	$8,200	2.3%
2024	—	$—	0.0%
2025	8	$12,164	3.4%
2026	1	$2,164	0.6%
2027	—	$—	0.0%
2028	2	$620	0.2%

Total (1)	241	$354,184	100.0%

Footnotes
(1)	Total shown may differ from detailed amounts due to rounding, and does not include multi-tenant leases.

LEXINGTON REALTY TRUST
Joint Venture Investments — Proportionate Share
Three and Nine Months Ended September 30, 2008
($000)

Joint Venture Operations- Real Estate	3 months	9 months
EBITDA	$8,942	$23,744

Interest expense	$3,142	$8,042

Joint Venture Operations- Debt Platform	3 months	9 months
Interest and other income	$9,094	$27,698
Interest expense	(4,088)	(13,531)
Other expenses, net	(975)	(1,858)
Gain on debt repayment	2,498	6,349
Impairment charges	(3,603)	(32,611)

Net income (loss)	$2,926	$(13,953)

LEXINGTON REALTY TRUST
Concord Debt Holdings — Investment Summary
9/30/2008
Investment Diversification:

	Face
	Amount	Wtg. Avg.	Wtg. Avg.
Interest Type(1)	($000)	Rate (%)	Life(2)

Fixed	$228,533	7.26%	6.3
Variable	675,460	6.29	1.0

	903,993	6.54%	2.3

	Face
	Amount
Property Type(1)	($000)	Percentage

Office	$402,684	44.5%
Lodging	340,644	37.7
Multi — family	69,400	7.7
Mixed — use	50,765	5.6
Industrial	25,500	2.8
Retail	15,000	1.7

	$903,993	100.0%

	Face
	Amount
Loan Type(1)	($000)	Percentage

Whole	$198,344	21.9%
B-Notes	299,816	33.2
Mezzanine	405,833	44.9

	$903,993	100.0%

Footnotes

(1)	Excludes CUSIP Bonds of $204,301.

(2)	Assumes initial maturity.
Source: Concord Debt Holdings LLC

LEXINGTON REALTY TRUST
Selected Balance Sheet Account Detail
As of September 30, 2008
($000)

Investments in and advances to non-consolidated entities	$205,021

Lexington’s “Investments in and advances to non-consolidated entities” line item includes investments in entities which invest in real estate debt securities and net leased properties. A summary is as follows:

Investment in debt platform	$135,460
Investment in net lease partnerships	69,561

Other assets	$33,824

The components of other assets are:

Deposits	$697
Investments	15,583
Equipment	431
Prepaids	6,393
Other receivables	6,043
Other	4,677

Accounts payable and other liabilities	$33,974

The components of accounts payable and other liabilities are:

Accounts payable and accrued expenses	$12,847
CIP accruals and other	3,446
Taxes	3,899
Deferred lease costs	1,525
Subordinated notes	3,074
Deposits	1,675
Escrows	1,635
Transaction costs	2,883
Derivative liability	2,990

LEXINGTON REALTY TRUST
Consolidated Properties: Mortgages and Notes Payable
9/30/2008

						Current
						Estimated
						Annual Debt	Balloon
			Debt Balance	Interest		Service	Payment
Property	Footnotes		($000)	Rate (%)	Maturity(a)	($000) (d)	($000)

Owensboro, KY			$1,616	7.940%	12/2008	1,680	—
Clinton, CT			250	7.940%	12/2008	260	—
Long Beach, CA			5,472	6.250%	01/2009	5,643	—
Long Beach, CA			2,027	6.160%	01/2009	2,090	—
Florence, SC			8,519	7.500%	02/2009	362	8,445
Canton, OH			157	9.490%	02/2009	162	—
Baton Rouge, LA			1,511	7.375%	03/2009	87	1,478
Bristol, PA			5,306	7.250%	04/2009	285	5,228
Henderson, NC			3,917	7.390%	05/2009	208	3,854
Westland, MI			645	10.500%	09/2009	569	—
Houston, TX	(b	)	19,065	5.810%	10/2009	2,032	18,229
High Point, NC			7,969	5.750%	10/2009	695	7,741
Salt Lake City, UT			2,768	7.610%	10/2009	2,901	—
San Francisco, CA			21,516	3.893%	12/2009	2,110	20,000
Pleasanton, CA			4,176	10.250%	12/2009	727	3,808
Richmond, VA			15,581	8.100%	02/2010	1,511	15,257
Fishers, IN	(b	)	13,895	5.880%	04/2010	1,499	12,960
Hampton, VA			6,916	8.270%	04/2010	677	6,758
Hampton, VA			4,241	8.260%	04/2010	415	4,144
Lorain, OH	(b	)	1,222	5.540%	07/2010	908	—
Manteca, CA	(b	)	863	5.540%	07/2010	642	—
Watertown, NY	(b	)	812	5.540%	07/2010	603	—
Lewisburg, WV	(b	)	570	5.540%	07/2010	424	—
San Diego, CA	(b	)	550	5.540%	07/2010	409	—
Galesburg, IL	(b	)	485	5.540%	07/2010	360	—
Tampa, FL			5,678	6.880%	08/2010	485	5,495
Irving, TX	(b	)	25,891	5.880%	10/2010	2,432	24,454
Lake Mary, FL	(b	)	12,835	5.880%	10/2010	1,181	12,118
Lake Mary, FL	(b	)	12,797	5.880%	10/2010	1,178	12,082
Herndon, VA			17,871	8.180%	12/2010	1,723	17,301
Parsippany, NJ	(b	)	39,476	5.860%	03/2011	3,472	37,047
Renswoude, NA			37,779	5.305%	04/2011	2,763	35,612
Wallingford, CT			3,331	4.926%	05/2011	221	3,187
Auburn Hills, MI			6,516	7.010%	06/2011	637	5,918
Plymouth, MI			4,384	7.960%	07/2011	421	4,171
Winchester, VA	(b	)	10,435	5.860%	08/2011	908	9,675
Louisville, CO			7,537	5.830%	01/2012	544	7,195
New Kingston, PA			6,673	7.790%	01/2012	678	6,101
Mechanicsburg, PA			4,925	7.780%	01/2012	500	4,503
New Kingston, PA			3,179	7.780%	01/2012	323	2,906
Milford, OH	(b	)	15,575	5.860%	02/2012	1,822	12,686
Lake Forest, CA			10,246	7.260%	02/2012	901	9,708
Fort Worth, TX	(b	)	18,819	5.510%	05/2012	1,280	17,823
Memphis, TN			17,234	5.247%	05/2012	1,181	16,222
Raleigh, NC	(b	)	12,639	5.860%	05/2012	647	12,543
Lakewood, CO			8,396	5.097%	05/2012	566	7,890
Farmington Hills, MI	(b	)	19,340	5.860%	09/2012	1,500	17,724
Laurens, SC	(b	)	15,955	5.870%	09/2012	1,396	14,022

LEXINGTON REALTY TRUST
Consolidated Properties: Mortgages and Notes Payable
9/30/2008

						Current
						Estimated
						Annual Debt	Balloon
			Debt Balance	Interest		Service	Payment
Property	Footnotes		($000)	Rate (%)	Maturity(a)	($000) (d)	($000)

Temperance, MI	(b	)	10,696	5.870%	09/2012	936	9,400
Baton Rouge, LA	(b	)	6,391	5.520%	10/2012	443	5,948
San Antonio, TX			28,340	6.080%	10/2012	2,260	26,025
Plymouth, MI	(b	)	11,603	5.860%	12/2012	1,026	10,026
Colorado Springs, CO	(b	)	11,234	5.870%	12/2012	887	10,272
Fort Mill, SC			10,770	6.000%	01/2013	839	9,904
Centennial, CO	(b	)	15,092	5.550%	02/2013	1,177	13,555
Los Angeles, CA	(b	)	77,468	5.860%	05/2013	5,361	73,071
Atlanta, GA			43,740	5.268%	05/2013	3,004	40,356
Dallas, TX	(b	)	39,189	5.550%	05/2013	2,702	36,455
Houston, TX			17,092	5.218%	05/2013	1,166	15,737
Southington, CT			13,300	5.018%	05/2013	890	12,228
Indianapolis, IN			9,313	5.168%	05/2013	633	8,580
Fort Meyers, FL			8,912	5.268%	05/2013	477	8,550
Phoenix, AZ			18,540	6.270%	09/2013	1,527	16,490
Foxboro, MA	(b	)	16,120	6.000%	01/2014	3,270	—
Moody, AL			7,145	4.978%	01/2014	493	6,350
Logan Township, NJ	(b	)	7,265	5.870%	04/2014	482	6,784
Clive, IA			5,719	5.139%	05/2014	387	5,151
Fort Mill, SC			20,039	5.373%	05/2014	1,364	18,311
Philadelphia, PA			48,218	5.060%	07/2014	3,178	43,547
Eau Claire, WI			1,440	8.000%	07/2014	313	—
3 Properties	(i	)	103,511	6.150%	09/2014	6,366	103,511
Issaquah, WA	(b	)	31,702	5.890%	12/2014	1,663	30,388
Canonsburg, PA	(b	)	9,072	5.550%	12/2014	489	9,095
Chicago, IL	(b	)	29,057	5.870%	01/2015	1,548	29,900
Carrollton, TX			13,751	5.530%	01/2015	993	12,022
Herndon, VA	(b	)	11,796	5.870%	04/2015	888	10,359
Richmond, VA	(b	)	19,512	5.510%	05/2015	1,026	18,292
Houston, TX			16,402	5.160%	05/2015	1,114	14,408
Rockaway, NJ			14,900	5.292%	05/2015	799	14,900
Houston, TX			12,810	5.210%	05/2015	874	11,265
Fishers, IN			12,736	5.160%	05/2015	865	11,188
San Antonio, TX			12,644	5.340%	05/2015	875	11,149
Atlanta, GA			11,325	5.260%	05/2015	604	10,502
Los Angeles, CA			11,107	5.110%	05/2015	750	9,760
Richmond, VA			10,260	5.310%	05/2015	708	9,055
Harrisburg, PA			8,866	5.110%	05/2015	599	7,780
Knoxville, TN			7,554	5.310%	05/2015	520	6,658
Tulsa, OK			7,423	5.060%	05/2015	499	6,517
Carrollton, TX	(b	)	20,295	5.870%	07/2015	1,338	18,677
Elizabethtown, KY			15,564	4.990%	07/2015	1,052	13,502
Hopkinsville, KY			9,123	4.990%	07/2015	617	7,916
Dry Ridge, KY			6,759	4.990%	07/2015	457	5,863
Owensboro, KY			6,021	4.990%	07/2015	407	5,223
Elizabethtown, KY			2,936	4.990%	07/2015	198	2,547
Houston, TX	(b	)	56,740	6.250%	09/2015	8,159	18,318
Sugar Land, TX	(b	)	14,677	6.250%	09/2015	2,083	6,286
Danville, IL			6,055	9.000%	01/2016	692	4,578

LEXINGTON REALTY TRUST
Consolidated Properties: Mortgages and Notes Payable
9/30/2008

						Current
						Estimated
						Annual Debt	Balloon
			Debt Balance	Interest		Service	Payment
Property	Footnotes		($000)	Rate (%)	Maturity(a)	($000) (d)	($000)

Bridgewater, NJ			14,805	5.732%	03/2016	860	13,825
Omaha, NE			8,711	5.610%	04/2016	621	7,560
Tempe, AZ			8,227	5.610%	04/2016	586	7,140
Lisle, IL			10,416	6.500%	06/2016	793	9,377
Dallas, TX	(b	)	18,549	5.870%	07/2016	1,136	18,365
Rochester, NY			18,785	6.210%	08/2016	1,383	16,602
Statesville, NC			14,089	6.210%	08/2016	1,037	12,451
Rockford, IL			6,895	6.210%	08/2016	508	6,093
Glenwillow, OH			16,983	6.130%	09/2016	1,240	14,987
Memphis, TN			3,951	5.710%	01/2017	264	3,484
Orlando, FL			9,975	5.722%	02/2017	579	9,309
Coppell, TX			14,400	5.710%	06/2017	834	14,400
Dubuque, IA			10,482	5.402%	06/2017	733	8,725
Shreveport, LA			19,000	5.690%	07/2017	1,096	19,000
McDonough, GA			23,000	6.110%	11/2017	1,425	21,651
Lorain, OH	(b	)	1,271	7.750%	07/2018	108	—
Manteca, CA	(b	)	898	7.750%	07/2018	77	—
Watertown, NY	(b	)	844	7.750%	07/2018	72	—
Lewisburg, WV	(b	)	593	7.750%	07/2018	51	—
San Diego, CA	(b	)	572	7.750%	07/2018	49	—
Galesburg, IL	(b	)	504	7.750%	07/2018	43	—
Overland Park, KS	(b	)	37,475	5.911%	05/2019	2,399	31,819
Kansas City, MO	(b	)	17,879	5.900%	05/2019	1,145	15,182
Streetsboro, OH	(b	)	19,478	5.900%	09/2019	1,344	16,338
Boca Raton, FL			20,400	6.470%	02/2020	1,338	18,383
Wall Township, NJ	(b	)	28,891	6.250%	01/2021	2,588	—
Hilliard, OH			28,960	5.907%	02/2021	1,734	27,483
Charleston, SC			7,350	5.850%	02/2021	436	6,632
Durham, NH	(b	)	19,261	6.750%	03/2021	1,683	—
Antioch, TN	(b	)	14,291	5.630%	10/2021	1,580	774
Whippany, NJ			16,414	6.298%	11/2021	1,344	10,400
Dillon, SC			22,612	5.974%	02/2022	1,832	13,269

Subtotal/Wtg. Avg./Years Remaining (k)			1,793,745	5.885%	5.9	153,934	1,513,933

LEXINGTON REALTY TRUST
Consolidated Properties: Mortgages and Notes Payable
9/30/2008

						Current
						Estimated
						Annual Debt	Balloon
			Debt Balance	Interest Rate		Service	Payment
Property	Footnotes		($000)	(%)	Maturity (a)	($000) (d)	($000)

Corporate
Credit Facility	(c	)	—	—	06/2009	—	—
Term Loan	(f	)	197,931	3.090%	06/2009	4,134	197,931
Exchangeable Notes	(e	)	299,500	5.450%	01/2012	16,323	299,500
Term Loan	(h	)(j)	41,074	5.520%	03/2013	2,299	41,074
Term Loan	(h	)(j)	25,000	5.520%	03/2013	1,399	25,000
Trust Preferred Notes	(g	)	129,120	6.804%	04/2037	8,785	129,120

Subtotal/Wtg. Avg./Years Remaining (k)			692,625	5.035%	7.3	32,940	692,625

Total/Wtg. Avg./Years Remaining (k)			$2,486,370	5.648%	6.3	$186,874	$2,206,558

Footnotes

(a)	Subtotal and total based on weighted average term to maturity shown in years based on debt balance.

(b)	Debt balances based upon imputed interest rates.

(c)	Floating rate debt 30/60/90 day LIBOR plus 120 to 170 bps.

(d)	Remaining payments for debt with less than 12 months to maturity, all others are debt service for next 12 months.

(e)	Holders have the right to put notes to the Company commencing 2012 and every five years thereafter. Notes mature in 2027.

(f)	Floating rate debt 30 day LIBOR plus 60 bps; maturity can be extended by Company to December 2009.

(g)	Rate fixed through April 2017, thereafter LIBOR plus 170 bps.

(h)	Rate is swapped to fixed rate through maturity.

(i)	Debt on three cross-collateralized properties located in Nevada, Indiana, and Tennessee.

(j)	Represents full payable of loans, discount of $4,795 excluded from balance.

(k)	Total shown may differ from detailed amounts due to rounding.

LEXINGTON REALTY TRUST
Non- Consolidated Investments: Mortgages & Notes Payable
9/30/2008

						Current
			LXP			Estimated		Proportionate
		Debt	Proportionate			Annual Debt	Balloon	Share Balloon
		Balance	Share	Interest		Service	Payment	Payment
Joint Venture	Footnotes	($000)	($000)(15)	Rate (%)	Maturity	($000)(10)	($000)	($000)

Net Lease Strategic		$10,329	$4,966	7.800%	04/2009	$496	$10,239	$4,921
Dallas Commerce		9,153	2,371	6.680%	06/2009	9,614	—	—
BCBS LLC		22,968	9,187	7.850%	10/2009	2,196	22,586	9,034
Net Lease Strategic		7,853	3,776	6.930%	08/2010	674	7,603	3,656
Harpard		1,181	321	9.875%	01/2011	569	—	—
Net Lease Strategic		2,212	1,064	7.500%	01/2011	226	2,076	998
Net Lease Strategic		13,930	6,698	7.400%	04/2011	1,258	13,365	6,426
Net Lease Strategic		30,582	14,704	5.126%	05/2011	1,589	30,582	14,704
Taber		748	203	10.125%	06/2011	313	—	—
Jayal		1,068	317	11.500%	03/2012	365	—	—
Net Lease Strategic		22,761	10,943	5.147%	05/2012	1,188	22,153	10,651
Net Lease Strategic		11,605	5,580	7.670%	01/2013	2,817	—	—
Net Lease Strategic		13,185	6,339	5.148%	05/2013	894	12,144	5,839
Net Lease Strategic		4,957	2,383	5.950%	09/2013	381	4,496	2,162
Net Lease Strategic		20,666	9,936	5.810%	02/2014	1,551	18,588	8,937
Net Lease Strategic		9,493	4,564	5.616%	04/2014	697	8,484	4,079
Net Lease Strategic		1,348	648	8.500%	04/2015	271	—	—
Net Lease Strategic		17,058	8,201	5.411%	05/2015	1,189	15,087	7,254
Net Lease Strategic — Oklahoma TIC		14,749	2,836	5.240%	05/2015	784	13,673	2,629
Net Lease Strategic		12,675	6,094	5.212%	06/2015	836	11,349	5,457
Net Lease Strategic		6,180	2,971	5.783%	06/2015	462	5,371	2,582
Net Lease Strategic		21,545	10,359	8.036%	09/2015	3,352	6,925	3,330
Net Lease Strategic		6,121	2,943	8.036%	09/2015	925	2,203	1,059
Net Lease Strategic		8,662	4,165	6.090%	01/2016	668	7,446	3,580
Net Lease Strategic		6,402	3,078	6.090%	04/2016	494	5,465	2,628
Net Lease Strategic		6,522	3,136	6.315%	09/2016	497	5,723	2,752
One Summit		18,860	5,658	9.375%	10/2016	3,344	—	—
Net Lease Strategic		9,216	4,431	6.063%	11/2016	683	8,023	3,857
One Summit		12,191	3,657	10.625%	11/2016	2,239	—	—

LEXINGTON REALTY TRUST
Non- Consolidated Investments: Mortgages & Notes Payable
9/30/2008

						Current
			LXP			Estimated		Proportionate
		Debt	Proportionate			Annual Debt	Balloon	Share Balloon
		Balance	Share	Interest		Service	Payment	Payment
Joint Venture	Footnotes	($000)	($000)(15)	Rate (%)	Maturity	($000)(10)	($000)	($000)

Net Lease Strategic		9,147	4,398	5.910%	10/2018	728	6,624	3,185
Dallas Commerce		12,512	3,241	15.000%	12/2018	2,166	—	—
Net Lease Strategic		9,913	4,766	6.010%	08/2019	753	7,658	3,682
Net Lease Strategic		7,500	3,606	6.507%	11/2019	495	6,692	3,218
Net Lease Strategic		10,000	4,808	6.270%	12/2019	774	7,755	3,729
Net Lease Strategic		10,113	4,862	5.930%	10/2020	750	7,660	3,683
Net Lease Strategic		9,543	4,588	5.460%	12/2020	741	5,895	2,834
Net Lease Strategic		9,633	4,632	5.640%	01/2021	692	7,018	3,374
Net Lease Strategic		12,690	6,101	5.380%	08/2025	1,144	362	174

Subtotal/Wtg. Avg.(5) /Years Remaining(6)		$415,271	$182,533	6.557%	6.4	$48,815	$283,245	$130,414

LEXINGTON REALTY TRUST
Non- Consolidated Investments: Mortgages & Notes Payable
9/30/2008

							Current
				LXP			Estimated		Proportionate
			Debt	Proportionate			Annual Debt	Balloon	Share Balloon
			Balance	Share	Interest		Service	Payment	Payment
Joint Venture	Footnotes		($000)	($000)(15)	Rate (%)	Maturity	($000)(10)	($000)	($000)

Corporate
Concord	(1	)(13)	22,893	11,447	4.788%	11/2008	1,111	22,893	11,447
Concord	(4	)(12)	25,516	12,758	4.188%	12/2008	1,083	25,516	12,758
Concord	(4	)(8)	15,981	7,991	3.461%	03/2009	561	15,981	7,991
Concord	(2	)(11)	196,538	98,269	4.214%	03/2009	8,397	196,538	98,269
Concord	(7	)(9)	73,000	36,500	5.820%	03/2010	4,308	73,000	36,500
Concord	(4)		59,613	29,807	3.488%	12/2012	2,108	59,613	29,807
Concord	(3	)(14)	351,525	175,763	3.700%	12/2016	13,187	351,525	175,763

Subtotal/Wtg. Avg. (5) /Years Remaining (6)			$745,066	$372,535	4.071%	4.5	$30,755	$745,066	$372,535

Total/Wtg. Avg. (5) /Years Remaining (6)			$1,160,337	$555,068	4.889%	5.1	$79,570	$1,028,311	$502,949

Footnotes

(1)	Represents amount outstanding on $150.0 million repurchase agreement, variable rate.

(2)	Represents amount outstanding on $350.0 million repurchase agreement, variable rate. Subsequent to September 30, 2008, the repurchase agreement was reduced to $150.0 million.

(3)	Collateralized debt obligation of investment grade-rated debt secured directly or indirectly by real estate assets.

(4)	Represents amount outstanding on term loans.

(5)	Weighted average interest rate based on proportionate share.

(6)	Weighted average years remaining on maturities based on proportionate debt balance.

(7)	Maturity date can be extended to 03/2011 if certain criteria are met.

(8)	Maturity date can be extended to 03/2012 if certain criteria are met.

(9)	Represents amount outstanding on $100.0 million repurchase agreement, variable rate.

(10)	Amounts represent estimated 12 months debt service regardless of maturity date.

(11)	Subsequent to September 30, 2008, $46,583 was repaid and the maturity date was extended to 3/2011.

(12)	Subsequent to September 30, 2008, $4,000 was repaid and the maturity date was extended to 12/2009.

(13)	Subsequent to September 30, 2008, $3,093 was repaid.

(14)	Subsequent to September 30, 2008, $4,000 was repaid via a payment of $1,040.

(15)	Total balance shown may differ from detailed amounts due to rounding.

LEXINGTON REALTY TRUST
Mortgage Maturity Schedule
As of September 30, 2008
($000)

Consolidated Properties
				Balloon Weighted
	Scheduled			Average Interest
Year	Amortization	Balloon Payments		Rate (%)
2008-remaining	$7,007	$—		—%
2009	47,244	68,783	(1)	5.93
2010	34,639	110,569		6.83
2011	31,062	95,610		5.78
2012	30,991	190,994	(2)	5.97

	$150,943	$465,956		6.13%

Joint Venture Investments - LXP Proportionate Share
				Balloon Weighted
	Scheduled			Average Interest
Year	Amortization	Balloon Payments		Rate (%)
2008-remaining	$1,830	$24,205	(3)	4.47%
2009	6,433	120,215	(4)	4.58
2010	5,593	40,156		5.92
2011	5,780	22,128		5.89
2012	5,980	40,458		3.92

	$25,616	$247,162		4.80%

Footnotes

(1)	Excludes corporate level debt of $197,931, variable rate 3.09% at 9/30/08.

(2)	Excludes corporate level debt of $299,500, fixed rate 5.45% at 9/30/08.

(3)	Subsequent to September 30, 2008, $12,758 of these maturities were extended to 2009. (See note 12 on page 47)

(4)	Subsequent to September 30, 2008, $98,269 of these maturities were extended to 2011. (See note 11 on page 47)

LEXINGTON REALTY TRUST
Base Rent Estimates for Current Assets
9/30/2008
($000)

Year	Cash	GAAP
2008-remaining	$91,505	$92,416
2009	342,951	347,821
2010	307,789	310,991
2011	294,000	297,636
2012	267,796	268,824
Amounts assume all below market leases are renewed by the tenants at the option rate and no new or renegotiated leases are entered into for any other property.

Investor Information

Transfer Agent	Investor Relations
BNY Mellon Shareowner Services	Patrick Carroll
480 Washington Blvd.	Executive Vice President and Chief Financial Officer
Jersey City NJ 07310-1900	Telephone (direct)	(212) 692-7215
(800) 850-3948	Facsimile (main)	(212) 594-6600
www.bnymellon.com/shareowner/isd	E-mail	pcarroll@lxp.com

Research Coverage

Cantor Fitzgerald
Philip Martin	(312) 469-7485
Matthew Thorp	(312) 469-7484

Friedman, Billings, Ramsey
Gabe Poggi	(703) 469-1141
Merrill Ross	(703) 312-9769

J.P. Morgan Chase
Joseph Dazio, CFA	(212) 622-6416
Michael W. Mueller, CFA	(212) 622-6689
Anthony Paolone, CFA	(212) 622-6682
Gregory P. Stuart	(212) 622-5390

Keefe, Bruyette & Woods
Sheila K. McGrath	(212) 887-7793

Barclays Capital
Ross L. Smotrich	(212)526-2306

Raymond James & Assoc.
Paul Puryear	(727) 567-2253

Stifel Nicolaus
John W. Guinee	(443) 224-1307

Exhibit 99.2
Transcript of
Lexington Realty Trust (LXP)
Third Quarter Earnings Conference Call
November 6, 2008
Participants
Executives
Lisa Soares — Lexington Realty Trust — Assistant to CEO
Will Eglin — Lexington Realty Trust — CEO and President
Pat Carroll — Lexington Realty Trust — Chief Financial Officer
Natasha Roberts — Lexington Realty Trust — EVP & Director, Real Estate Operations
Analysts
Sheila McGrath — KBW
Sierra King — JP Morgan Chase
Claude Pahowski — Private Investor
John Guinee — Stifel Nicolaus
Presentation
Operator
Greetings, and welcome to the Lexington Realty Trust Third Quarter Earnings Conference Call. At this time, all participants are in a listen-only mode. A brief question and answer session will follow the formal presentation. If anyone should require operator assistance during the conference please press “*0” on your telephone keypad. As a reminder this conference is being recorded. It is now my pleasure to introduce your host Ms. Lisa Soares, Investor Relations for Lexington Realty Trust. Thank you Ms. Soares, you may begin.
Lisa Soares — Lexington Realty Trust — Assistant to CEO
Thanks Letania. Hello and welcome to the Lexington Realty Trust Third Quarter Conference Call. The earnings press release was distributed over the wire this morning and the release and supplemental disclosure package will be furnished on our Form-8K. In the press release and supplemental disclosure package Lexington has reconciled all historical non-GAAP financial measures, to the most directly comparable GAAP measure in accordance with Regulation-G requirement. If you do not receive a copy, these documents are available on Lexington’s website at www.lxp.com in the Investor Relations section. Additionally, we are hosting a live webcast of today’s call, which you can access in the same section. At this time, management would like me to inform you that certain statements made during this conference call, which are not historical may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Lexington believes expectations reflected in any forward-looking statements are based on reasonable assumptions, Lexington can give no assurance that its expectations will be attained. Factors and risks that could cause actual results to

Transcript:
Lexington Realty Trust (LXP)
Third Quarter Earnings Conference Call
November 06, 2008
differ materially from those expressed or implied by forward-looking statements are detailed in today’s press release and from time to time in Lexington’s filings with the SEC. Lexington does not undertake a duty to update any forward-looking statement. With us today from management are Will Eglin, CEO and President, Robert Roskind, Chairman, Pat Carroll, Chief Financial Officer, Natasha Roberts, Executive Vice President and Director of Real Estate Operations, and other members of management. I would like to turn the call over to Will for his opening remarks
Will Eglin — Lexington Realty Trust — CEO and President
Thanks Lisa and welcome to all of you and thank you for listening into our third quarter conference call. We are pleased to report what we believe are strong results in our real estate portfolio for the third quarter of 2008, as we continue to execute well on our opportunities to do leverage our balance sheet. For the quarter, our reported funds from operations were $0.40 per share, which was in line with our expectations. From an investment standpoint it was a quiet quarter with activity limited to acquiring two properties and further capitalizing on tumultuous conditions in the debt markets by repurchasing 25.5 million face value of our 5.45% MLP exchangeable notes at a 10.7% discount. We continue to see tremendous opportunities to repurchase our own debt and subsequent to quarter end we repurchased 32 million of our exchangeable notes at a 25.8% discount and a yield to maturity of about 16.3%. We plan to continue to take advantage of these opportunities, which offer extremely high-risk adjusted returns with the added positive of reducing our leverage. We continue to improve the company’s financial flexibility as we reduced our overall leverage by 54 million during the quarter and ended the quarter with about a 135 million of cash.
We also believe that as part of our strategy to maximize value and reduce leverage, pursuing and executing well on property dispositions and related capital recycling is very important. To that end, during the third quarter we completed 15 asset sales for 22.6 million at a cap rate of 6.6%. Over the next few months we will be marketing for sale about 400 million of properties in order to create liquidity to repurchase our debt at a discount. Given the returns available under current market conditions we can earn substantially more by repurchasing our own debt than we can by holding on to these real estate assets. On the leasing front, we had a highly successful quarter with 18 leases executed for 770,000 square feet and are presently working on about 700,000 square feet of leases and have already extended leases on 1.3 million square feet in the fourth quarter.
In terms of what’s going on in the markets over the last five weeks and before turning the call over to Pat, I would like to comment specifically about these market conditions, the under performance of our common share price and the steps we are taking to address shareholder concerns. First, we are very focused on refinancing our 2009 debt maturities. These debt maturities total 266.7 million and consist of 68.8 million of mortgage debt and a 197.9 million in a term loan scheduled to mature in June 2009 but which can be extended to December 2009 at the company’s option.
Of our 2009 maturities 247.7 million are due in the fourth quarter assuming that we extent the term loan maturity. We have provided in our supplemental disclosure package, summary property information on our properties which have mortgages maturing in 2009, our properties that support the borrowing base for the term loan and

Transcript:
Lexington Realty Trust (LXP)
Third Quarter Earnings Conference Call
November 06, 2008
our properties that are un-leveraged. These assets have a total gross book value of about 1.4 billion and currently generate annual rental revenue of a 120.9 million. We believe that we have sufficient collateral to support our near term financing needs and we are working on a refinancing of both our term loan and revolving credit facility prior to the stated maturities. With respect to our overall leverage we anticipated a tightening credit environment early in the year, well in advance of the recent turmoil in financial markets and broad sell off in REIT shares. And to that end we have been de-leveraging our balance sheet throughout the year. Most recently we bought back 22 million of our exchangeable notes for 14.9 million, a 32% discount and a yield to maturity in January 2012 of 19.3%. We view these types of transactions as great opportunities to create value for shareholders in view of their high risk adjusted returns and de-leveraging effects and we will continue to use our financial resources to retire debt at attractive discounts going forward.
Regarding our investment in Concord Debt Holdings, which generated 2.9 million of funds from operations during the third quarter after 1.1 million of non-recurring items, we are taking steps to manage down Concord’s leverage and extend debt maturities. As disclosed by Concord earlier this week in a press release in the fourth quarter Concord utilized 43.5 million of the Inland Capital commitment to retire 46.6 million of CDO bonds and credit lines. Concord also extended the maturity date on a 150 million of debt from March 2009 to March 2011 and extended the maturity date on an additional 25.5 million of debt from December 2008 to December 2009. After receiving a $10 million capital distribution in the third quarter our overall investment in Concord is roughly 135 million or about 3.2% of our 4.2 billion in assets. So far this year Concord has reduced its debt from 849 million to 689 million. In addition, we have been focused on shareholder concerns with respect to the overhang created by our former largest shareholder’s 18.6 million share ownership position. These shares have been privately marketed for sale in October creating uncertain conditions for our common share price. We are pleased to announce last week that all of these shares have been placed with parties who we expect will be long term investors in Lexington including, Vornado and Winthrop, our partner in Concord debt holdings. Our own investments in 3.5 million shares reflects our conviction that our current share price is not at all reflective of the company’s value. From an execution standpoint, we remain highly focused on improving the efficiency of all our operations and during the third quarter we ran the company with the lowest level of general and administrative costs since the third quarter of 2006, and we expect to be able to further reduce overhead next year.
Now I will turn the call over to Pat who will take you through our results in more detail.
Pat Carroll — Lexington Realty Trust — Chief Financial Officer
Thanks Will. Results of operations in the third quarter of ’08 include the impact of the acquisition of our four co-investment programs in the second quarter of 2007 and a formation of our co-investment program with Inland in the fourth quarter of ’07. These are the significant drivers of the fluctuations between comparable periods. During the quarter, Lexington had gross revenues of a 105.5 million comprised primarily of lease rents and tenant reimbursement. The decrease in rental revenue in the third quarter of ’08 compared to the third quarter of ’07 relates primarily to the sale of properties to

Transcript:
Lexington Realty Trust (LXP)
Third Quarter Earnings Conference Call
November 06, 2008
the Inland joint venture in the fourth quarter of 2007 and the first six months of 2008, and a two-lease termination that we talked about on the last conference call.
Reduction in interest expense of 10.9 million relates to the de-leveraging of the balance sheet, and particularly the repurchase of a 150.5 million of the exchangeable notes and 70.9 million of the trust referred securities during 2008. Debt satisfaction gains of 2.3 million relates to the satisfying a portion of our 5.45 exchangeable notes at a discount to the original principal. Equity and earnings or losses of non-consolidated entities with a loss of 1.5 million in the third quarter of ‘08, which relates primarily to our share of the impairment charges reported by Concord.
During the third quarter, Concord reported reserves on its loan portfolio at $6 million and on its bond portfolio of $1.2 million, and also reported a gain on CDO debt extinguishments of five million. The loan reserves in the third quarter related to three loans. One was for property in Palm Beach Florida, with a face amount of $19 million, and the reserve in the third quarter was $1 million bringing the cumulative reserve on this investment to 3 million. One of the loans was for a property in Fort Lee, New Jersey. The face amount was $28 million, the reserve in the quarter was $2 million, and that is also the cumulative year-to-date reserve amount. And finally the last loan was for a six apartment building complex in Columbus, Ohio. The face amount of the loan is $20.9 million. The reserve in the third quarter and cumulative year-to-date was $3 million.
Under GAAP we are required to recognize revenue on a straight-line basis over the non-canceled lease term, with any periods covered by a bargain renewal option. In addition, the amortization of above or below market leases are included directly in rental revenue. In the quarter cash rents were in excess of GAAP rents by approximately of 3.4 million, including the effective above and below market leases. We have also included in the supplement on page 49 our estimates of both cash and GAAP rents for the reminder of 2008 through 2012. Quarterly G&A decrease approximately $400,000 compared to the same quarter last year due to personnel reductions.
Now, turning to the balance sheet, we had a $135.5 million of cash at quarter end, including cash classified as restricted. Restricted cash balances relate primarily to money held in escrow by our mortgage lenders. At quarter end we had about $2.5 billion debt outstanding, which had a weighted average interest rate of about 5.65%, the maturity of 6.3 years. Intangibles are the allocations of the purchase price of properties related to in place and above market leases and customer relationships in accordance with FAS 141. In addition, we also have about a 155 million in below market lease liabilities. Included in properties held for sale are three properties that meet the accounting definition of held for sale, two of which are currently vacant. The significant components of other assets and liabilities are included on page 40 of the supplement.
During the quarter ended September 30th ‘08 the company capitalized about 2.2 million in lease cost, mainly relating to commission and about $10.9 million in CapEx cost related primarily to the build out of states in our properties in La Quintas, Texas and Beaumont, Texas. The new tenants we have signed at the end of 2007 and in the

Transcript:
Lexington Realty Trust (LXP)
Third Quarter Earnings Conference Call
November 06, 2008
first nine months of 2008. Also as of September 30th 2008, we have no mortgages maturing during reminder at this year. In 2009 we have mortgages maturing of $68.8 million at a weighted average interest rate of 5.9% and $197.9 million term loan that are supported by 39 properties at a current annualized EBITDA of $34.7 million.
In addition, we have an unencumbered asset-base that generates $33 million of revenue that we can use to facilitate refinancing. Overall, we have assets with an original book value of $1.4 billion and current rent of a $120.9 million to support 2009 refinancing needs of the $266.7 million that Will mentioned earlier. We are currently working in our refinancing the term loan and establishing a new $100 million revolving credit facility. Both term loan and revolver would have $75 million of cordian features that would allow us to add properties to the borrowing base over time and create additional capacity that we could use to pay off maturing mortgages in 2009 and 2010.
Now, I would like for Natasha to discuss our leasing and expansion activities, Natasha?
Natasha Roberts — Lexington Realty Trust — EVP & Director, Real Estate Operations
Thanks Pat. As of September 30th, 2008 after selling 15 properties for $22.6 million during the third quarter, and including the 47 properties that are held in joint ventures our portfolio totaled approximately $49 million proceeds. 18 leases were either executed or extended during the quarter.
We have maintained our previous occupancy level of approximately 95% at quarter end, and expect to remain at or above our current occupancy level through year end. Out of the 18 leases signed, six were new and accounted for about 144.000 square feet and 12 were renewals or extensions which accounted for about 633,000 square feet. We lost approximately 228,000 square feet of occupancy due to lease expirations that were not renewed during the quarter.
Subsequent to the close of the quarter on September 30, we executed seven leases totaling approximately 1.3 million square feet including an 84,000 square foot lease at our office property in Long Beach, California. And we are currently negotiating four new leases and four lease extensions totaling approximately 700,000 square feet. Two expansions totaling approximately a 100,000 square feet are underway at two locations and we have four other potential expansion projects in discussion estimated at 300,000 square feet.
In the fourth quarter, our leases with Raision on a 480,000 square foot office building and a 200,000 square foot industrial building in Long Beach, California will expire. We have a 55% ownership interest in these properties. The office building was largely sub leased and as has previously been announced we have been able to negotiate lease extensions with some of the sub tenants. As of today, the office building is approximately 70% leased and we hope to be fully leased over the next 12 to 18 months.
In the efforts to retain tenants and compete with the market we have seen a slight increase in TI’s for renewing tenants. Office TI’s have ranged from zero to $20 per

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Lexington Realty Trust (LXP)
Third Quarter Earnings Conference Call
November 06, 2008
square foot for a renewing tenant, and $25 to $40 per square foot for a new tenant. These numbers are up approximately $5 per square foot from previous quarters. Industrial TI have ranged from zero to $2 per square foot for a renewing tenant and a $1.50 to $3.50 per square foot for a new tenant. These numbers are up approximately $0.50 per square foot from previous quarters. Leasing commissions have remained largely unchanged, however, on some properties we are seeing broker incentives in the form of additional commissions, cash bonuses and trips being offered to increase interest.
Leasing commissions have ranged from zero to 4.5% for renewing lease, and from 4.5% to 6.75% for a new lease. We have budgeted three million in tenant improvements and leasing cost for the balance of 2008, $30 million for 2009 and $31 million for 2010.
With regard to 100 Light Street, we have commenced our renovation and redesign project. A $22 million project includes improvements to the buildings for facade, roof, plaza and HVAC systems including new chillers and a new cooling tower. In addition we have planned an upgraded at the building’s lobby, new perimeter lighting, new elevator cabs and the addition of landscaping to the plaza. The new 10 storied parking garage is expected to be completed by the end of January. Construction is approximately 30 days behind schedule due to unexpected soil and rock issues encountered during ground expedition. We have yet to complete any new leases though interest remains strong. Assuming no additional leasing prior to the Legg Mason lease expiration in September of 2009, the property will be 23% leased. We anticipate leasing an additional 25% over the next 12 months bringing occupancy to 50%. Our lease with Harcourt on a 356,000 square foot office building in Orlando, Florida expires on March 31 2009. They had given us notice that they intend to move. Their new building is under construction and it is our expectation that they will need approximately three months of hold over. We recently engaged a broker to market the property for either sale or lease and there is strong interest. The building is located next to Sea World and near the Orlando Convention Center, with visibility from I-4 and the Beachline expressway. We anticipate leasing the eight-storied building to multiple tenants with an anchor tenant taking the top two or three floors with vanage rights. Market rents are $22 growth and market TIs are about $30 per square foot. We expect it to take us approximately 12 to 18 months to lease, and we will spend approximately $3.5 million on the upgrades to the building including new bathrooms, a new chiller and a new lobby. While overall leasing activity has slowed from the prior quarter, we are still on track to reach our leasing objectives for the year, and leases continue to be signed.
Tenants are looking for greater flexibility as it relates to lease term and contraction provisions, so we have not seen a decrease in market rents. Many of our other tenants are consolidating operations into our properties and we have recently commenced discussions the tenants regarding building expansions at two of our office building and two of our industrial buildings.
Credit underwriting is key for new leases and the monitoring of the credit of the tenants in our portfolio is of great importance. Linens-N-Things, our tenant in a 260,000 square foot warehouse which generates about $1.3 million of NOI is

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Lexington Realty Trust (LXP)
Third Quarter Earnings Conference Call
November 06, 2008
liquidating, and are expected to vacate our property in December. Our watch list includes Circuit City stores, Valley Total Fitness and our automotive tenants Daimler Chrysler, Tower Automotive, Dana and Tenneco.
And now I will turn the call back over to Pat.
Patrick Carroll — Lexington Realty Trust — EVP, CFO & Treasurer
Thanks Natasha. Overall, we believe Lexington is well positioned to capitalize on opportunities to lower leverage and this continues to be our highest priority. We continue to do well in our leasing efforts and our portfolio’s performance is in line with our expectations. Over the balance of the year and in to next year we expect to continue implementing our strategy to de-leverage the balance sheet and create additional liquidity in the form of asset sales. Our current expectation on guidance is for funds from operations per share to be in the range of $1.56 to $1.64 this year, and this is unchanged from last quarter and from the beginning of the year when we gave guidance. This range does not include items that should be considered non-recurring such as lease termination revenue and gains on discharge of indebtedness as detailed in today’s press release.
Given our third quarter results we believe we will reach our full year guidance and we will give 2009 guidance on our next conference call. That concludes our opening remarks. Operator, we will turn it back over to you to conduct the question and answer session.
Operator
Thank you, we will now be conducting a question and answer session. If you would like to ask a question, please press “*1” on your telephone keypad. A confirmation tone will indicate your line is in the question queue, you may press “*2” if you would like to remove your question from the queue. For participants using speaker equipment it may be necessary to pick up your handset before pressing the “*” keys. Once again to ask a question please press “*1” on your telephone keypad at this time. One moment while we pull for questions. Our first question comes from Tony Paolone with JP Morgan, please proceed with your question.
Sierra King — JP Morgan Chase
Hi, it’s Sierra King here for Tony, I just have a few follow up questions for Natasha and then I have some general questions. I apologize if I missed the beginning of the call, so I apologize that if some of this is already said. Anyways regarding Harcourt you touched on, Natasha but what about BP America and the Bank One lease expirations, do you know how they will play out in 2009?
Natasha Roberts — Lexington Realty Trust — EVP & Director, Real Estate Operations
The Bank One lease expiration we are currently negotiating at least with a sub tenant in that building.
Sierra King — JP Morgan Chase
I’m sorry.

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Lexington Realty Trust (LXP)
Third Quarter Earnings Conference Call
November 06, 2008
Natasha Roberts — Lexington Realty Trust — EVP & Director, Real Estate Operations
So, expect occupancy to remain in that building.
Sierra King — JP Morgan Chase
Okay.
Natasha Roberts — Lexington Realty Trust — EVP & Director, Real Estate Operations
And that the BP building, they are leaving, and we are currently marketing that building for rent or for sale.
Sierra King — JP Morgan Chase
Okay, and then what about for the leases that you executed during the quarter, what was the cash on the cash yield on the renewals?
Patrick Carroll — Lexington Realty Trust — EVP, CFO & Treasurer
The cash, we don’t have the figure available in relation the book value. The one place where we had a step down was in our Northwest pipeline facility in Salt Lake City, Utah but other than that we had net, you know, a pretty nice net increase in revenue compared to prior rents, and that’s detailed in page 34 of the supplemental.
Sierra King — JP Morgan Chase
Okay, thank you and then just in general regarding your financing roadmap, can you just kind of lay out your financing roadmap over for the next couple of years as it relates things like your line of credit in terms of that place.
Patrick Carroll — Lexington Realty Trust — EVP, CFO & Treasurer
Well, we are in current negotiations with our lenders on both the term loan and the credit facility and the credit facility which is nothing up there matures in June of next year, and the term loan also is in June of next year, where we have the six months extension to push it back to December of ‘09. And like I said we are in discussions currently with the lending group of both facilities to get those extended.
Sierra King — JP Morgan Chase
Okay, and then just one last question is regarding the mortgage debt for your assets, how would you say that you are finding the availability for the mortgage debt and what are the terms look like today?
Patrick Carroll — Lexington Realty Trust — EVP, CFO & Treasurer
It extremely scarce right now, it’s end of the year and there is really very little capital available in the mortgage market. We expect in first quarter that might change a little bit when, you know, live companies now with their allocations are for next year, but, you know generally if you were in a position where you really needed a mortgage right now, you could expect to pay quite a wide spreads, so we are not in the mortgage market presently although we did fixed rate on a borrowing earlier at about 6.1% that we hope to close prior to yearend.

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Lexington Realty Trust (LXP)
Third Quarter Earnings Conference Call
November 06, 2008
Sierra King — JP Morgan Chase
Okay, thank you that’s all.
Operator
Once again ladies and gentlemen to ask a question, please press “*1” on your telephone keypad, that’s “*1” on your telephone keypad. Our next question comes from Claude Pahowski, a private investor, please proceed with your question.
Claude Pahowski — Private Investor
Do you intend to maintain your current dividend and for how long?
Patrick Carroll — Lexington Realty Trust — EVP, CFO & Treasurer
Well, the dividend is, to clarify, the Board of Trustees on a quarterly basis and would be scheduled to be declared in December. And we’ve declared, you know, 60 dividends in our life as a public company, the Board is well aware of the environment we are in and we will declare dividend as the board determines to be appropriate for the company moving forward, after a thought deliberation as it always has, you know. Our focus right now is getting our term in revolver in place so that we have sufficient recording capacity to deal with all of our mortgages that mature over the next couple of years and secondarily trying to create some more liquidity in the property market to use to repurchase debt at big discounts. There have been a wave of reach that have reduced their paths recently to retain liquidity and the market has certainly responded favorably to that, but you know, it’s only been in the wake of the last five weeks of trading where stocks have traded off significantly that you have seen companies taking that step. And I think that, you know, the right course of action is to prudently look at the company’s needs going forward and be very, you know, deliberate in our views about the appropriate dividend level and what our strategies should be with respect to that.
Claude Pahowski — Private Investor
Thank you.
Operator
Our next question comes from Sheila McGrath with KBW. Please proceed with your question.
Sheila McGrath — KBW
Good morning, Will. On the asset sales that you mentioned in the quarter, the Cap rate was pretty attractive, I was wondering if you could give us some more details on those sales and also some more details on sales volumes that you expect going forward.
Patrick Carroll — Lexington Realty Trust — EVP, CFO & Treasurer
Sure, we think we did really well on sales, the big portion of that was the sale of bank branches back to Citizens Bank. And you know, when you have a chance to sell a building back that you know, sometimes that’s a really good execution. So we are very pleased with that. In terms of overall disposition volume we have fairly good visibility on about 38 million of sales in the next 60 to 90 days and those are properties that aren’t encumbered by debt. And we want to be in the market with about 400

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Lexington Realty Trust (LXP)
Third Quarter Earnings Conference Call
November 06, 2008
million of other property to sale and those properties are encumbered by about 250 million of mortgage debt. One of the things that we think is very attractive that we have to offer our potential buyers, or that you know, recall that our financing strategy is to put mortgage debt in place at the asset level, that’s assumable by other investors. So, you know, we think that that will be, you know, sort of a key element of being able to execute well on a disposition strategy. And even though cap rates are going up to the extent we are selling properties at 8 to 9% cap rates if we can turn around and buy in our own debt with mid to upper teen yields, you know, we think that that’s a trade and arbitrates that we should aggressively take advantage of.
Sheila McGrath — KBW
Okay, great. And then the question on 100 Lake Street, and is there are a chance that they would need to stay beyond their these expiration dates?
Natasha Roberts — Lexington Realty Trust — EVP & Director, Real Estate Operations
At this point there is not, they are telling us that they will be leaving at lease expiration.
Sheila McGrath — KBW
Okay. Okay, thank you.
Operator
Once again ladies and gentleman to ask a question please press “*1” on your telephone keypad at this time, press “*1” on your telephone keypad. There are no further questions in queue at this time. I would like to turn back over to Mitch, we did have one question just come into queue, from Mr. John Guinee from Stifel Nicolaus. Please proceed with your question.
John Guinee — Stifel Nicolaus
Hi, John Guinee here thank you. First question, Pat, when you did the Newkirk merger did you ever think you would end up with a 50 page supplemental.
Pat Carroll — Lexington Realty Trust — Chief Financial Officer
Actually John I knew I would.
John Guinee — Stifel Nicolaus
And I have to ask it, are the numbers correct this time on the GAAP and cash.
Pat Carroll — Lexington Realty Trust — Chief Financial Officer
Yes they are, John.
John Guinee — Stifel Nicolaus
All right. Hold on guys, zillion questions I just got, I think... Rekion is about a $20 million NOI number for a 2008, what do we expect that to be in 2009 and 2010 through your projections?
Pat Carroll — Lexington Realty Trust — Chief Financial Officer
Well, in the office building where we are 70% occupied, we are going to rank that building out of the net run of about $15 compared to $34 of rate down was planning,

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Lexington Realty Trust (LXP)
Third Quarter Earnings Conference Call
November 06, 2008
you know, we expected a big roll down there. And the industrial building is going to be vacant now with 2000 feet. So, I am not looking at, you know, a 20 million of comparison to what it will be going forward, but that’s mathematically where we are with respect to these two buildings.
John Guinee — Stifel Nicolaus
Is that a consolidated or unconsolidated JV?
Pat Carroll — Lexington Realty Trust — Chief Financial Officer
It’s consolidated. Because our ownership interest is 55%.
John Guinee — Stifel Nicolaus
Got you. Any reason you... did you do the acquisitions that you did this third quarter with or without Inland?
Pat Carroll — Lexington Realty Trust — Chief Financial Officer
No, without. One was to complete a 1031 exchange and one was to be warehouse for another joint venture that we have been working on.
John Guinee — Stifel Nicolaus
Erin do you have a question or...
Unidentified Speaker
Did you have any prospects for the industrial building REIT down industrial building?
Pat Carroll — Lexington Realty Trust — Chief Financial Officer
We do not, not currently.
Unidentified Speaker
No, okay. Do you think that’s a 12 or 18 month lease up or...
Pat Carroll — Lexington Realty Trust — Chief Financial Officer
It would be very challenging.
Unidentified Speaker
Okay. Thank you.
Natasha Roberts — Lexington Realty Trust — EVP & Director, Real Estate Operations
We are also looking to sell it.
Unidentified Speaker
Once again.
Natasha Roberts — Lexington Realty Trust — EVP & Director, Real Estate Operations
We are also looking to sell it.
Unidentified Speaker

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Lexington Realty Trust (LXP)
Third Quarter Earnings Conference Call
November 06, 2008
Oh, okay.
Will Eglin — Lexington Realty Trust — CEO and President
That’s one of the 400 million for sale.
Natasha Roberts — Lexington Realty Trust — EVP & Director, Real Estate Operations
Correct.
Will Eglin — Lexington Realty Trust — CEO and President
Yup.
Unidentified Speaker
I got you. Okay. How should we look, you’ve got a Concord on your books at about a $135 million?
Will Eglin — Lexington Realty Trust — CEO and President
Right.
John Guinee — Stifel Nicolaus
How should we look at that going forward?
Will Eglin — Lexington Realty Trust — CEO and President
Well, I mean, I am not really sure I understand the question, I mean, we are not looking to put any more money into Concord and the... it should remain relatively flat, you know, they have slight earnings which will increase the GAAP investment and we definitely do take cash out from, you know, the maturities of the assets, you know, it will go down but it will be relatively flat investment for us.
John Guinee — Stifel Nicolaus
Okay. Thank you very much.
Operator
There are no further questions in queue at this time. I would like to turn the call back over to management for closing comments.
Will Eglin — Lexington Realty Trust — CEO and President
Thanks again to all of you for joining us this morning we continue to be very excited about our prospects for the balance of the year, and 2009, and as always we appreciate your participation and support. If you would like to receive our quarterly supplemental package please contact Lisa Soares or you can find additional information on the company on our website at www.lxp.com and in addition as always you may contact me or the other members of our senior management team with any questions. Thank you and have a great day everyone.
Operator
This concludes today’s teleconference, you may disconnect your lines at this time. Thank you for your participation.

LEXINGTON REALTY TRUST
One Penn Plaza, Suite 4015
New York, New York 10119-4015
(212) 692-7200

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 20, 2008

To the Shareholders of
Lexington Realty Trust:

The 2008 Annual Meeting of Shareholders of Lexington Realty Trust will be held at the New York offices of Paul, Hastings, Janofsky & Walker LLP, 75 East 55th Street, New York, New York 10022 on Tuesday, May 20, 2008, at 10:00 a.m., Eastern time, for the following purposes:

(1) to elect 10 trustees to serve until the 2009 Annual Meeting of Shareholders or their earlier removal or resignation and until their respective successors are elected and qualified;

(2) to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008; and

(3) to transact such other business as may properly come before the 2008 Annual Meeting of Shareholders or any adjournment or postponement thereof.

Only holders (“Shareholders”) of record at the close of business on March 24, 2008 are entitled to notice of and to vote at the 2008 Annual Meeting of Shareholders or any adjournment or postponement thereof.

By Order of the Board of Trustees,

/s/  Paul R. Wood

PAUL R. WOOD
Vice President, Chief Accounting Officer and
Secretary

New York, New York
April 18, 2008

PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED WHETHER OR NOT YOU PLAN TO ATTEND THE 2008 ANNUAL MEETING. The proxy may be revoked by you at any time by written notice to the Company prior to its exercise. Giving your proxy will not affect your right to vote in person if you attend the meeting and affirmatively indicate your intention to vote at such meeting.

LEXINGTON REALTY TRUST
One Penn Plaza, Suite 4015
New York, New York 10119-4015
(212) 692-7200

PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 20, 2008

QUESTIONS AND ANSWERS

Why did I receive this proxy?

The Board of Trustees of Lexington Realty Trust is soliciting proxies to be voted at the 2008 Annual Meeting of Shareholders, which we refer to herein as the Annual Meeting. The Annual Meeting will be held Tuesday, May 20, 2008, at 10:00 a.m. Eastern time at the New York offices of Paul, Hastings, Janofsky & Walker LLP, 75 East 55th Street, New York, New York 10022. This proxy statement summarizes the information you need to know to vote by proxy or in person at the Annual Meeting. You do not need to attend our Annual Meeting in person in order to vote.

All references to the “Company,” “we,” “our” and “us” in this proxy statement mean Lexington Realty Trust. All references to “Shareholder” and “you” refer to a holder of the beneficial interests designated as common shares, par value $0.0001 per share, of the Company, which we refer to as common shares or shares, as of the close of business on Monday, March 24, 2008, which we refer to as the Record Date.

When was this proxy statement mailed?

This proxy statement, the enclosed proxy card, the Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2007, that contains financial statements audited by KPMG LLP, our independent registered public accounting firm, and their reports thereon dated February 28, 2008, were mailed to Shareholders beginning on or about April 18, 2008. Except as specifically incorporated herein by reference, the Annual Report is not part of the proxy solicitation material.

Who is entitled to vote?

All Shareholders as of the close of business on the Record Date (Monday, March 24, 2008) are entitled to vote at the Annual Meeting.

In addition to Shareholders, NKT Advisors, LLC, which we refer to as NKT Advisors, as the holder of the only outstanding share of our special voting preferred stock, par value $0.0001 per share, which we refer to as the Special Voting Preferred Stock, will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponements thereof.

In connection with our merger with Newkirk Realty Trust, Inc., which we refer to as Newkirk, we issued to NKT Advisors, the former external adviser to Newkirk, one share of Special Voting Preferred Stock entitling NKT Advisors to vote on all matters for which Shareholders are entitled to vote. NKT Advisors is an affiliate of Michael L. Ashner, our former Executive Chairman and Director of Strategic Acquisitions. The number of votes that NKT Advisors is entitled to cast with respect to the Special Voting Preferred Stock is equal to the number of units of limited partnership interest, or MLP Units, in The Lexington Master Limited Partnership, which we refer to as the MLP, one of our operating partnerships, outstanding immediately following Newkirk’s initial public offering (on a post 0.80 reverse unit split in connection with the merger), less the number of such MLP Units redeemed or held by us, which we refer to as the Voting MLP Units. At March 24, 2008, the number of votes that NKT Advisors is entitled to cast on account of the Special Voting Preferred Stock is 34,176,824.

NKT Advisors has agreed to cast its votes in respect of the Special Voting Preferred Stock in proportion to the votes it receives from holders of the Voting MLP Units, subject to the following limitations. First, Vornado Realty Trust (NYSE: VNO) and its affiliates, which we refer to as Vornado, do not have the right to vote for board members at all times when any affiliate of Vornado is serving or standing for election as a board member, which is the case at the Annual Meeting due to the fact that trustee-nominee Clifford Broser is an affiliate of Vornado. In addition, at all other times, Vornado’s right to vote in the election of trustees will be limited to the number of Voting MLP Units that it owns not to exceed 9.9% of our outstanding common shares on a fully diluted basis (as of March 24, 2008, 9,457,923 Voting MLP Units). NKT Advisors will be entitled to vote in its sole discretion to the extent the voting rights of Vornado’s affiliates are so limited. Accordingly, NKT Advisors will be able to vote 8,149,594 Voting MLP Units, the number of Voting MLP Units held by Vornado and its affiliates, for Proposal No. 1 (Election of Trustees), in its sole discretion. Simultaneous with the mailing of this proxy statement to Shareholders, NKT Advisors is mailing a copy of this proxy statement to holders of Voting MLP Units, together with a form on which holders of Voting MLP Units can indicate their preference on the matters set forth in this proxy statement. We have agreed to pay for the costs associated with the mailing.

There was no other class of voting securities outstanding at the Record Date other than common shares and Special Voting Preferred Stock.

What is the quorum for the Annual Meeting?

In order for any business to be conducted, the holders of a majority of the votes entitled to be cast at the Annual Meeting must be present, either in person or represented by proxy. For the purpose of determining the presence of a quorum, abstentions and broker non-votes (which occur when a broker or nominee has not received voting instructions from the beneficial owner on a “non-routine” matter, as defined by the New York Stock Exchange) will be counted as present. As there are no “non-routine” matters to be presented at the Annual Meeting, there will not be any broker non-votes. As of the Record Date, 61,357,749 common shares and 34,176,824 Voting MLP Units were issued and outstanding for a total of 95,534,573 votes entitled to be cast.

How many votes do I have?

Each common share outstanding on the Record Date is entitled to one vote on each item submitted for consideration. If a Shareholder is a participant in our Dividend Reinvestment Plan with BNY Mellon Shareowner Services, the proxy card enclosed herewith represents shares in the participant’s account, as well as shares held of record in the participant’s name as part of such plan.

How do I vote?

By Mail:	Vote, sign, date your proxy card and mail it in the postage-paid envelope.
In Person:	Vote at the Annual Meeting.
By Telephone:	Call toll-free 1-866-540-5760 and follow the instructions. You will be prompted for certain information that can be found on your proxy card.
Via Internet:	Log on to www.proxyvoting.com/lxp and follow the on-screen instructions. You will be prompted for certain information that can be found on your proxy card.

How do I vote my shares that are held by my broker?

If you have shares held by a broker, you may instruct your broker to vote your shares by following the instructions that the broker provides to you. Most brokers offer voting by mail, telephone and on the Internet.

What am I voting on?

You will be voting on the following proposals:

(1) to elect 10 trustees to serve until the 2009 Annual Meeting or their earlier resignation or removal and until their respective successors are elected and qualified;

(2) to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008; and

(3) to transact such other business as may properly come before the 2008 Annual Meeting or any adjournment or postponement thereof.

Will there be any other items of business on the agenda?

The Board of Trustees is not presently aware of any other items of business to be presented for a vote at the Annual Meeting other than the proposals noted above. Nonetheless, in case there is an unforeseen need, your proxy gives discretionary authority to Patrick Carroll and Paul R. Wood with respect to any other matters that might be brought before the meeting.

How many votes are required to act on the proposals?

Assuming a quorum is present at the Annual Meeting, (i) the affirmative vote of the holders of a plurality of the common shares cast at the Annual Meeting will be sufficient to elect each candidate for election as a trustee, and (ii) the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting will be sufficient to ratify the appointment of KPMG LLP as our independent registered public accounting firm. Therefore, withholding votes as to the election of trustees will not affect the election of the candidates receiving a plurality of the votes cast. If you abstain or withhold votes or your shares are treated as broker non-votes, your abstention, withheld vote or broker non-votes will not be counted as votes cast and will have no effect on the result of the vote on the election of trustees or the ratification of the appointment of KPMG LLP as our independent registered public accounting firm.

What happens if I authorize my proxy without voting on all proposals?

When you return a properly executed proxy card or authorize your proxy telephonically or by Internet, we will vote the shares that the proxy card or authorization represents in accordance with your directions. If you return the signed proxy card with no direction on a proposal, we will vote your proxy in favor of (FOR) Proposals No. 1 and/or No. 2, as the case may be.

What if I want to change my vote after I return my proxy?

You may revoke your proxy at any time before its exercise by:

(i) delivering written notice of revocation to our Secretary, Paul R. Wood, at c/o Lexington Realty Trust, One Penn Plaza, Suite 4015, New York, New York 10119-4015;

(ii) submitting to us a duly executed proxy card bearing a later date;

(iii) authorizing a proxy via the Internet or by telephone at a later date; or

(iv) appearing at the Annual Meeting and voting in person;

provided, however, that no such revocation under clause (i) or (ii) shall be effective until written notice of revocation or a later dated proxy card is received by Paul R. Wood, our Secretary, at or before the Annual Meeting, and no such revocation under clause (iii) shall be effective unless received on or before 11:59 p.m., Eastern time, on May 19, 2008.

Attendance at our Annual Meeting will not constitute a revocation of a proxy unless you affirmatively indicate at our Annual Meeting that you intend to vote your shares in person by completing and delivering a written ballot.

Will anyone contact me regarding this vote?

It is contemplated that brokerage houses will forward the proxy materials to Shareholders at our request. In addition to the solicitation of proxies by use of the mails, our trustees, officers and regular employees may solicit proxies by telephone, facsimile, e-mail, or personal interviews without additional compensation. We have retained BNY Mellon Shareowner Services, an outside proxy solicitation firm, in connection with the Annual Meeting. We reserve the right to engage additional solicitors and pay compensation to them for the solicitation of proxies.

Who has paid for this proxy solicitation?

We will bear the cost of preparing, printing, assembling and mailing the proxy card, proxy statement and other materials that may be sent to Shareholders in connection with this solicitation. We will pay $7,000 for the services of BNY Mellon Shareowner Services. We may also reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses incurred in forwarding solicitation materials to the beneficial owners of shares held of record by such persons.

How do I submit a proposal for the 2009 Annual Meeting of Shareholders?

In order to be eligible for inclusion in our proxy materials for the 2009 Annual Meeting of Shareholders, any shareholder proposal to take action at such meeting must be received at our principal executive office located at One Penn Plaza, Suite 4015, New York, New York 10119-4015, Attention: Paul R. Wood, Secretary, no later than December 21, 2008. Any such proposals shall be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

In addition, if you desire to bring business (including trustee nominations) before the 2009 Annual Meeting of Shareholders, you must comply with our bylaws, which currently require that you provide written notice of such business to our Secretary no later than December 21, 2008. For additional requirements, Shareholders should refer to our bylaws, a current copy of which may be obtained from our Secretary.

Our Board of Trustees will review any shareholder proposals that are timely submitted and will determine whether such proposals meet the criteria for inclusion in the proxy solicitation materials or for consideration at the 2009 Annual Meeting of Shareholders. In addition, the persons named in the proxies retain the discretion to vote proxies on matters of which we are not properly notified at our principal executive offices on or before 60 days prior to the 2009 Annual Meeting of Shareholders, and also retain such authority under certain other circumstances.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts at the transfer agent and/or with brokers. Please complete and return all proxy cards to ensure that all your shares are voted.

How do I receive future proxy materials electronically?

If you are a Shareholder of record, you may, if you wish, receive future proxy statements and annual reports online. To do so, please log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment. You will need to refer to your account number on the proxy card. If you later wish to receive the statements and reports by regular mail, this e-mail enrollment may be cancelled.

If you are not a Shareholder of record, please contact your broker.

Can I find additional information on the Company’s website?

Yes. Our website is located at www.lxp.com. Although the information contained on our website is not part of this proxy statement, you can view additional information on the website, such as our code of business conduct and ethics, corporate governance guidelines, charters of board committees and reports that we file and furnish with the Securities and Exchange Commission, which we refer to as the SEC. Copies of our code of business conduct and ethics, corporate governance guidelines and charters of board committees also may be obtained by written request addressed to Lexington Realty Trust, One Penn Plaza, Suite 4015, New York, New York 10119-4015, Attention: Investor Relations.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 20, 2008 — This proxy statement and the Annual Report to Shareholders are available at http://www.snl.com/IRWebLinkX/GenPage.aspx?IID=103128&GKP=202728.

SHARE OWNERSHIP OF PRINCIPAL SECURITY HOLDERS, TRUSTEES
AND EXECUTIVE OFFICERS

The following table indicates, as of March 24, 2008, (a) the number of common shares beneficially owned by each person known by us to own in excess of five percent of the outstanding common shares, and (b) the percentage such shares represent of the total outstanding common shares. All shares were owned directly on such date with sole voting and investment power unless otherwise indicated, calculated as set forth in footnotes 1 and 2 to the table.

	Beneficial Ownership of	Percentage of
Name of Beneficial Owner	Shares(1)	Class(2)

Apollo Real Estate Advisors III, L.P.(3)	18,687,236	23.3%
Vornado Realty Trust(4)	8,149,594	11.7%
Barclays Global Investors (Deutschland) AG(5)	4,786,072	7.2%
The Vanguard Group, Inc.(6)	3,877,757	6.2%

(1)	For purposes of this table, a person is deemed to beneficially own any shares as of a given date which such person owns or has the right to acquire within 60 days after such date.

(2)	For purposes of computing the percentage of outstanding shares held by each beneficial owner named above on a given date, any security (including, without limitation, MLP Units) owned by such person or persons is included in the total number of outstanding common shares but is not included in the total number of outstanding common shares for the purpose of computing the percentage ownership of any other beneficial owner.

(3)	Based on information contained in a Form 4 filed with the SEC on March 13, 2007. According to such Form 4, AP LXP Holdings LLC owns 18,687,236 MLP Units. AP LXP Holdings LLC is wholly owned by Apollo Real Estate Investment Fund III, L.P., the general partner of which is Apollo Real Estate Advisors III, L.P., the general partner of which is Apollo Real Estate Capital Advisors III, Inc. (all located at Two Manhattanville Road, Suite 203, Purchase, New York 10577). MLP Units are presently redeemable for cash or, at the Company’s option, common shares on a one-for-one basis. There is no expiration date on the redemption of MLP Units.

(4)	Based on information contained in a Form 3 filed with the SEC on January 10, 2007. According to such Form 3, Vornado Realty Trust’s wholly-owned subsidiaries, Vornado Realty L.P., Vornado Newkirk LLC and VNK L.L.C. own 6,129,580.9, 1,188,932.1 and 831,080.9 MLP Units, respectively. Vornado Realty Trust is located at 888 Seventh Avenue, New York, New York 10119 and Vornado Realty L.P. is located at 210 Route 4 East, Paramus, New Jersey 07652. MLP Units are presently redeemable for cash or, at the Company’s option, common shares on a one-for-one basis. There is no expiration date on the redemption of MLP Units.

(5)	Based on information contained in a Schedule 13G filed with the SEC on February 5, 2008. According to such Schedule 13G, Barclays Global Investors (Deutschland) AG has sole dispositive power over 4,786,072 common shares, including 3,774,234 common shares over which it has sole voting power. The address of Barclays Global Investors (Deutschland) AG is Apianstrasse 6, D-85774, Uterfohring, Germany.

(6)	Based on information contained in a Schedule 13G/A filed with the SEC on February 12, 2008. According to such Schedule 13G/A, The Vanguard Group, Inc. has sole dispositive power over 3,877,757 common shares, including 84,201 common shares over which it has sole voting power. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

The following table indicates, as of March 24, 2008, (a) the number of common shares beneficially owned by each trustee and each executive officer, and by all trustees and executive officers as a group, and (b) the percentage such shares represent of the total outstanding common shares. All shares were owned directly on such date with sole voting and investment power unless otherwise indicated, calculated as set forth in footnotes 1 and 2 to the table. The address for each trustee and executive officer listed below is c/o Lexington Realty Trust, One Penn Plaza, Suite 4015, New York, NY 10119-4015.

	Beneficial Ownership of		Percentage of
Name of Beneficial Owner	Shares(1)		Class(2)

E. Robert Roskind	2,432,427	(3)	3.9%
Richard J. Rouse	537,753	(4)	*
T. Wilson Eglin	495,117	(5)	*
Patrick Carroll	294,676	(6)	*
Paul R. Wood	31,245	(7)	*
Clifford Broser	4,368		*
Geoffrey Dohrmann	33,632	(8)	*
Carl D. Glickman	195,876		*
James Grosfeld	20,766		*
Harold First	1,280		*
Richard Frary	12,916		*
Kevin W. Lynch	29,141	(9)	*
All trustees and executive officers as a group (12 persons)	4,089,197		6.5%

*	Represents beneficial ownership of less than 1.0%

(1)	For purposes of this table, a person is deemed to beneficially own any shares as of a given date which such person owns or has the right to acquire within 60 days after such date.

(2)	For purposes of computing the percentage of outstanding shares held by each beneficial owner named above on a given date, any security (including, without limitation, limited partnership units redeemable into common shares) owned by such person or persons is included in the total number of outstanding common shares but is not included in the total number of outstanding common shares for the purpose of computing the percentage ownership of any other beneficial owner (with the exception of all trustees and executive officers as a group).

(3)	Includes (i) 1,519,154 limited partnership units held directly by Mr. Roskind or indirectly by Mr. Roskind through his wife and entities controlled by Mr. Roskind, in Lepercq Corporate Income Fund L.P., Lepercq Corporate Income Fund II L.P. and Net 3 Acquisition L.P., each of which is one of our operating partnership subsidiaries, which are currently exchangeable, on a one-for-one basis, for common shares, (ii) 384,710 common shares held directly by Mr. Roskind, (iii) 117,768 common shares held directly by Mr. Roskind which are subject to performance or time-based vesting requirements or a lockup/claw-back agreement, (iv) 167,843 common shares held in trust in which Mr. Roskind is beneficiary, (v) 33,620 common shares owned of record by The LCP Group, L.P., an entity controlled by Mr. Roskind, which Mr. Roskind disclaims beneficial ownership of to the extent of his pecuniary interest, and (vi) 209,332 common shares held by The Roskind Family Foundation, Inc., over which Mr. Roskind shares voting and investment power. 123,102 common shares and 620,000 operating partnership units are pledged by Mr. Roskind as security for loans or are held in margin accounts.

(4)	Includes (i) 101,438 limited partnership units held by Mr. Rouse in Lepercq Corporate Income Fund L.P. and Lepercq Corporate Income Fund II L.P., which are currently exchangeable, on a one-for-one basis, for common shares, (ii) 166,925 common shares held directly by Mr. Rouse, (iii) 146,165 common shares held directly by Mr. Rouse which are subject to performance or time-based vesting requirements or a lockup/claw-back agreement, and (iv) 123,225 common shares held in trust in which Mr. Rouse is beneficiary. 101,905 common shares and 86,402 operating partnership units are pledged by Mr. Rouse as security for loans or are held in margin accounts.

(5)	Includes (i) 160,692 common shares held directly by Mr. Eglin, (ii) 203,562 common shares held directly by Mr. Eglin which are subject to performance or time-based vesting requirements or a lockup/claw-back agreement, and (iii) 130,863 common shares held in trust in which Mr. Eglin is beneficiary.

(6)	Includes (i) 39,926 common shares held directly by Mr. Carroll, (ii) 115,530 common shares held directly by Mr. Carroll which are subject to performance or time-based vesting requirements or a lockup/claw-back agreement, and (iii) 139,220 common shares owned of record by Mr. Carroll’s wife, which Mr. Carroll disclaims beneficial ownership of.

(7)	Includes (i) 23,091 common shares held directly by Mr. Wood, (ii) 2,554 common shares held directly by Mr. Wood which are subject to time-based vesting requirements, and (iii) 5,600 common shares held in trust in which Mr. Wood is a beneficiary.

(8)	Held in a margin account.

(9)	Includes common shares acquired pursuant to a dividend reinvestment plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our trustees, executive officers and beneficial owners of more than 10 percent of the total outstanding common shares to file initial reports of ownership and reports of changes in ownership of common shares and other equity securities with the SEC and the New York Stock Exchange. Trustees, executive officers and beneficial owners of more than 10 percent of the total outstanding common shares are required to furnish us with copies of all Section 16(a) forms they file. Based on a review of the copies of such reports furnished to us and written representations from our trustees and executive officers, we believe that during the 2007 fiscal year our trustees, executive officers and beneficial owners of more than 10 percent of the total outstanding common shares complied with all Section 16(a) filing requirements applicable to them, except that Richard J. Rouse filed a Form 4/A on April 11, 2007 to amend a Form 4 filed on March 14, 2007. The purpose of the amendment was to correct a mathematical error in the amount of securities beneficially owned following the reported transaction.

PROPOSAL NO. 1

ELECTION OF TRUSTEES

Board of Trustees

Our Board of Trustees currently consists of 10 trustees and each of our current trustees is nominated to be elected at the Annual Meeting with respect to which this proxy statement is being distributed. Election of our trustees requires the affirmative vote of a plurality of the votes at the Annual Meeting.

Due to the departure from our Board of Trustees of Michael L. Ashner, our former Executive Chairman and Director of Strategic Acquisitions, our Board of Trustees determined to reduce its overall size from 11 members to 10 members.

The 10 nominees for trustee are E. Robert Roskind, Richard J. Rouse, T. Wilson Eglin, Clifford Broser, Geoffrey Dohrmann, Carl D. Glickman, James Grosfeld, Harold First, Richard Frary and Kevin W. Lynch. Each nominee has consented to being named in this proxy statement and to serve if elected. Background information relating to the nominees for election appears below.

The enclosed proxy, if properly completed, signed, dated and returned, and any proxy properly authorized via Internet or telephone, unless withheld or a contrary vote is indicated, will be voted FOR the election of these 10 nominees. In the event any such nominee becomes unavailable for election, votes will be cast, pursuant to authority granted by the proxy, for such substitute nominee as may be designated by our Board of Trustees. All trustees serve for a term of one year (or until our 2009 Annual Meeting of Shareholders or their earlier resignation or removal) and until their respective successors are elected and qualified or their earlier resignation or removal.

The following information relates to the nominees for election as our trustees:

Name	Business Experience

E. ROBERT ROSKIND Age 63	Mr. Roskind was reappointed our Chairman on March 20, 2008, after serving as our Co-Vice Chairman since December 31, 2006. Mr. Roskind previously served as our Chairman from October 1993 to December 31, 2006 and our Co-Chief Executive Officer from October 1993 to January 2003. He founded The LCP Group, L.P., a real estate advisory firm, in 1973 and has been its chairman since 1976. Mr. Roskind also serves as chairman of Crescent Hotels and Resorts, as a member of the board of directors of LCP Investment Corporation, a Japanese real estate investment trust listed on the Tokyo Stock Exchange, and as a member of the board of directors of LCP Reit Advisors, the external advisor to LCP Investment Corporation, each of which is an affiliate of the LCP Group L.P. Mr. Roskind spends approximately one third of his business time on the affairs of The LCP Group L.P. and its affiliates; however, Mr. Roskind prioritizes his business time to address our needs ahead of The LCP Group L.P.
RICHARD J. ROUSE Age 62	Mr. Rouse has served as our Vice Chairman and Chief Investment Officer since January 2003 and as one of our trustees since October 1993. He served as our President from October 1993 to April 1996, and was our Co-Chief Executive Officer from October 1993 until January 2003.
T. WILSON EGLIN Age 43	Mr. Eglin has served as our Chief Executive Officer since January 2003, our Chief Operating Officer since October 1993, our President since April 1996 and as a trustee since May 1994. He served as one of our Executive Vice Presidents from October 1993 to April 1996.
CLIFFORD BROSER Age 47	Mr. Broser has served as a trustee since December 31, 2006. Mr. Broser has been associated with Vornado, a diversified REIT, since 1989. Since 1997 Mr. Broser has been a senior vice president in Vornado’s acquisitions group where he has been responsible for real estate acquisitions and financings. Through subsidiaries, Vornado beneficially owns 11.7% of our common shares.
GEOFFREY DOHRMANN Age 57	Mr. Dohrmann has served as a trustee since August 2000. Mr. Dohrmann co-founded Institutional Real Estate, Inc., a real estate-oriented publishing and consulting company in 1987 and is currently its president and chief executive officer and a director. Mr. Dohrmann also belongs to the advisory boards for the National Real Estate Index, The Journal of Real Estate Portfolio Management and Center for Real Estate Enterprise Management. Mr. Dohrmann is also a fellow of the Homer Hoyt Institute and holds the Counselors of Real Estate (CRE) designation.

Name	Business Experience

CARL D. GLICKMAN Age 81	Mr. Glickman has served as a trustee since May 1994. Mr. Glickman has been President of The Glickman Organization, a real estate development and management firm, since 1953. Mr. Glickman is a director and a member of the audit committee and compensation committee of the board of directors of Bear Stearns Companies, Inc. and a member of the board of trustees of Cleveland State University.
JAMES GROSFELD Age 70	Mr. Grosfeld has served as a trustee since November 2003. He also serves as a director of BlackRock, Inc. He has served on the advisory board of the Federal National Mortgage Association and as director of Interstate Bakeries Corporation, Addington Resources, Ramco-Gershenson Properties Trust and BlackRock Investors. He was chairman and chief executive officer of Pulte Home Corporation from 1974 to 1990.
HAROLD FIRST Age 71	Mr. First has served as a trustee since November 26, 2007. Mr. First has been a financial consultant since 1993. From December 1990 through January 1993, Mr. First served as Chief Financial Officer of Icahn Holding Corp., a privately held holding company. Mr. First has served as a director of numerous public companies and is currently a director and chairman of the audit committee of American Railcar Industries, Inc. (NASDAQ: ARII). Mr. First is also a director of WestPoint International Inc. Mr. First is a certified public accountant.
RICHARD FRARY Age 60	Mr. Frary has served as a trustee since December 31, 2006. Mr. Frary is the founding partner and majority shareholder of Tallwood Associates, Inc., a private real estate merchant banking firm. He also serves on the board of directors of Tarragon Corporation, a publicly traded real estate investment trust, and the board of trustees of Johns Hopkins University.
KEVIN W. LYNCH Age 55	Mr. Lynch has served as a trustee from May 2003 to the present and from May 1996 to May 2000. Mr. Lynch co-founded and has been a principal of The Townsend Group, a real estate consulting firm, since 1983. United States. Mr. Lynch is a member of the Pension Real Estate Association and the National Council of Real Estate Investment Fiduciaries. Since 1994, Mr. Lynch has been a director and a member of the audit committee and chairman of the corporate governance and nominating committee of the board of directors of First Industrial Realty Trust (NYSE: FR). Mr. Lynch is also currently on the advisory board for the European Institutional Real Estate Letter.

MANAGEMENT AND CORPORATE GOVERNANCE

Our Board of Trustees

Our Board of Trustees held 14 meetings during the fiscal year ended December 31, 2007. Each trustee attended at least 75% of the aggregate of the total number of meetings of our Board of Trustees and all committees of the Board of Trustees on which he served.

Our Board of Trustees has determined that a majority of our trustees are “independent” as defined by the applicable listing standards of the New York Stock Exchange.

We expect all trustees to attend each annual general meeting of shareholders, but from time to time other commitments prevent all trustees from attending each meeting. All trustees that were trustees at such time attended the most recent annual meeting of shareholders, which was held on May 22, 2007.

Trustee Independence

Our Board of Trustees has adopted the following categorical standards for independence:

•	A trustee who is, or has been within the last three years, an employee of the Company, or whose immediate family member is, or has been within the last three years an executive officer, of the Company may not be deemed independent. Employment as an interim Chairman, Chief Executive Officer or other executive officer will not disqualify a trustee from being considered independent following that employment.

•	A trustee who has received, or who has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than trustee and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), may not be deemed independent. Compensation received by a trustee for former service as an interim Chairman, Chief Executive Officer or other executive officer and compensation received by an immediate family member for service as a non-executive employee of the Company will not be considered in determining independence under this test.

•	(A) A trustee who is, or whose immediate family member is, a current partner of a firm that is the Company’s internal or external auditor; (B) a trustee who is a current employee of such a firm; (C) a trustee who has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) a trustee who was, or whose immediate family member was, within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time may not be deemed independent.

•	A trustee who is, or whose immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the time serves or served on that company’s compensation committee may not be deemed independent.

•	A trustee who is a current employee or general partner, or whose immediate family member is a current executive officer, general partner or significant equity holder (i.e., in excess of 10%) of an entity that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000 or 2% of such other entity’s consolidated gross revenues, may not be deemed independent.

•	A trustee who is, or whose immediate family member is, affiliated with or employed by a tax-exempt entity that received significant contributions (i.e., more than 2% of such entity’s consolidated gross revenues or more than $1,000,000 in a single fiscal year, whichever amount is lower) from the Company, any of its affiliates, any executive officer or any affiliate of an executive officer within the preceding twelve-month period may not be deemed independent, unless the contribution was approved in advance by the Board of Trustees.

For purposes of these categorical standards:

•	“affiliate” means any consolidated subsidiary of the Company and any other entity that controls, is controlled by or is under common control with the Company, as evidenced by the power to elect a majority of the board of directors or comparable governing body of such entity;

•	“executive officer” means an “officer” within the meaning of Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended; and

•	“immediate family” means spouse, parents, children, siblings, mothers-and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone (other than employees) sharing a person’s home, but excluding any person who is no longer an immediate family member as a result of legal separation or divorce, or death or incapacitation.

Pursuant to our Corporate Governance Guidelines, our Board of Trustees, acting through the Nominating and Corporate Governance Committee, undertook its annual review of trustee independence in the first quarter of 2008. During this review, our Board of Trustees, in light of the categorical standards set forth above (which are also documented in our Corporate Governance Guidelines, which is available on our website at www.lxp.com), considered transactions and relationships between each trustee or any member of his or her immediate family and us and our subsidiaries and affiliates, including those under “Certain Relationships and Related Transactions,” below. Our Board of Trustees also considered whether there were any transactions or relationships between trustees or any member of his immediate family (or any entity of which a trustee or an immediate family member is an executive officer, general partner or significant equity holder) and members of our senior management or their affiliates. The purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with the determination that a trustee is independent.

As a result of this review, our Board of Trustees affirmatively determined that all of the trustees nominated for election at the Annual Meeting are independent of us and our management under applicable regulations and the standards set forth in our Corporate Governance Guidelines, with the exception of Messrs. Broser, Roskind, Rouse and Eglin. Messrs. Roskind, Rouse and Eglin are not considered independent because of, among other things, their employment as executive officers of the Company. Mr. Broser is not considered independent because he is a Senior Vice President of Vornado, a party to a Letter Agreement, among us and others, which, among other things, provides for indemnification of Vornado in certain situations. See “Certain Relationships and Related Party Transactions,” below, for a description of the Letter Agreement.

Committees of our Board of Trustees

Our Board of Trustees has four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Executive Committee.

Audit Committee.  The Audit Committee of our Board of Trustees was established in accordance with Section 10A-3 of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. The principal functions of the Audit Committee are described below under the heading “Report of the Audit Committee of our Board of Trustees” and are contained in a written charter, which we refer to as the Audit Committee Charter and is available on our website at www.lxp.com. The Audit Committee members are Messrs. First (Chairperson), Dohrmann and Lynch, each of whom were determined by our Board of Trustees to be “independent” as that term is used in applicable listing standards of the New York Stock Exchange. Our Board of Trustees has determined that Mr. First qualifies as an “Audit Committee Financial Expert” in accordance with Item 407(d)(5) of Regulation S-K.

On November 26, 2007, William J. Borruso resigned from our Board of Trustees and Mr. First was appointed as a member of our Board of Trustees and the Chairperson of our Audit Committee.

None of the current Audit Committee members serves on the audit committees of more than three publicly registered companies. During the fiscal year ended December 31, 2007, the Audit Committee met 13 times, including quarterly telephonic meetings with management, an internal audit consulting firm and our independent registered public accounting firm, to discuss matters concerning, among other matters, financial accounting matters, the audit of our consolidated financial statements for the year ended December 31, 2007, and the adequacy of our internal controls over financial reporting.

Management is responsible for our internal controls and financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States of America, auditing our internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States), and issuing reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee charter is designed to assist the Audit Committee in complying with applicable provisions of the Securities Exchange Act of 1934, as amended, and the New York Stock Exchange’s listing rules, all of which relate to corporate governance and many of which directly or indirectly affect the duties, powers and responsibilities of the Audit Committee. Among the duties, powers and responsibilities of the Audit Committee as provided in the Audit Committee Charter, the Audit Committee:

•	has sole power and authority concerning the engagement and fees of independent registered public accounting firms,

•	reviews with the independent registered public accounting firm the scope of the annual audit and the audit procedures to be utilized,

•	pre-approves audit and permitted non-audit services provided by the independent registered public accounting firm,

•	reviews the independence of the independent registered public accounting firm,

•	reviews the adequacy of the Company’s internal accounting controls, and

•	reviews accounting, auditing and financial reporting matters with the Company’s independent registered public accounting firm and management.

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.

During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm.

Pursuant to the Audit Committee Charter, the Audit Committee is responsible for the pre-approval of all auditing services and, to the extent permitted under applicable law, non-audit services to be provided to the Company by the independent registered public accounting firm engaged by the Company. The Chairperson of the Audit Committee is delegated the authority to grant such pre-approvals. The decisions of the Chairperson to pre-approve any such activity are presented to the Audit Committee at its next scheduled meeting. In accordance with the foregoing, the retention by management of the independent registered accounting firm engaged by the Company for tax consulting services for specific projects is pre-approved, provided, that the cost of any such retention does not exceed $20,000 and the annual cost of all such retentions does not exceed $50,000.

Report of the Audit Committee of our Board of Trustees(1)

The Audit Committee met with management and the independent registered public accounting firm to review and discuss the December 31, 2007 audited consolidated financial statements. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement of Auditing Standards No. 61. The Audit Committee also received written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence.

Based upon the Audit Committee’s discussions with management and the independent registered public accounting firm referred to above, and the Audit Committee’s review of the representations of management, the Audit Committee recommended that our Board of Trustees include the December 31, 2007 audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission on February 29, 2008.

Compensation Committee.  The principal functions of the Compensation Committee are to determine the compensation for our executive officers and non-employee trustees and to administer and review our incentive compensation plans and are set forth in a written charter, which we refer to as the Compensation Committee Charter, which is available on our website at www.lxp.com. The Compensation Committee members are Messrs. Lynch (Chairperson), Frary and Grosfeld, each of whom were determined by our Board of Trustees to be “independent” as defined by the applicable listing standards of the New York Stock Exchange. During the fiscal year ended December 31, 2007, the Compensation Committee met 4 times.

The Compensation Committee Charter reflects various responsibilities, and the Compensation Committee periodically reviews and revises its charter. To assist in carrying out its responsibilities, the Compensation Committee regularly receives reports and recommendations from our executive officers, including our Chief Executive Officer, and from an outside compensation consultant it selects and retains and, as appropriate, consults with its own legal or other advisors, all in accordance with the authority granted to the Compensation Committee Charter.

The Compensation Committee has the authority to determine and approve the individual elements of total compensation paid to our executive officers and certain other senior officers. The Compensation Committee reviews the performance and compensation of our executive officers, including the executive officers named in this proxy statement. Our Chief Executive Officer annually assists in the review of the compensation of our other executive officers and certain other senior officers. Our Chief Executive Officer makes recommendations with respect to salary adjustments and annual cash incentive opportunities, annual long-term incentive opportunities and any other long-term incentive awards to the Compensation Committee based on his review and on market data compiled by the compensation consultant or industry associations.

Audit Committee of the Board of Trustees

Harold First, Chairperson
Geoffrey Dohrmann
Kevin W. Lynch

(1) Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate by reference this proxy statement or future filings made by us under those statutes, the Report of the Audit Committee is not deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by us under those statutes.

Report of the Compensation Committee of our Board of Trustees1

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on the review and discussions, the Compensation Committee recommended to our Board of Trustees that the Compensation Discussion and Analysis be included in this proxy statement for the Annual Meeting.

Compensation Committee of the Board of Trustees

Kevin W. Lynch, Chairperson
Richard Frary
James Grosfeld

Nominating and Corporate Governance Committee.  The principal functions of the Nominating and Corporate Governance Committee are to identify individuals qualified to become trustees and/or executive officers, monitor corporate governance guidelines, lead the annual review of our Board of Trustees and make recommendations for service on all other committees and are set forth in a written charter, which we refer to as the Nominating and Corporate Governance Committee Charter, which is available on our website at www.lxp.com. The Nominating and Corporate Governance Committee members are Messrs. Frary (Chairperson), Dohrmann and Grosfeld, each of whom were determined by our Board of Trustees to be “independent” as defined by the applicable listing standards of the New York Stock Exchange. During the fiscal year ended December 31, 2007, the Nominating and Corporate Governance Committee met 4 times. The Nominating and Corporate Governance Committee does not currently intend to consider trustee nominations by shareholders.

Our Board of Trustees believes that the Nominating and Corporate Governance Committee is qualified and in the best position to identify, review, evaluate and select qualified candidates for membership on our Board of Trustees based on the criteria described in the next paragraph.

In recommending candidates for membership on our Board of Trustees, the Nominating and Corporate Governance Committee’s assessment includes consideration of issues of judgment, diversity, age, expertise and experience. The Nominating and Corporate Governance Committee also considers other relevant factors as it deems appropriate. Generally, qualified candidates for board membership should (i) demonstrate personal integrity and moral character, (ii) be willing to apply sound and independent business judgment for the long-term interests of shareholders, (iii) possess relevant business or professional experience, technical expertise or specialized skills, (iv) possess personality traits and background that appear to fit with those of the other trustees to produce a collegial and cooperative environment, (v) be responsive to our needs, and (vi) have the ability to commit sufficient time to effectively carry out the substantial duties of a trustee. After completing this evaluation and review, the Nominating and Corporate Governance Committee makes a recommendation to our Board of Trustees as to the persons who should be nominated by our Board of Trustees, and our Board of Trustees determines the nominees after considering the recommendation and report of the Nominating and Corporate Governance Committee.

To the extent there is a vacancy on our Board of Trustees, the Nominating and Corporate Governance Committee will either identify individuals qualified to become trustees through relationships with our trustees or executive officers or by engaging a third party. We have not paid a third party to identify or evaluate or assist in identifying or evaluating potential nominees.

Executive Committee.  The principal function of the Executive Committee is to exercise the authority of our Board of Trustees regarding routine matters performed in the ordinary course of business. As of December 31, 2007, the Executive Committee was comprised of Messrs. Glickman (Chairperson), Eglin and Roskind. During the fiscal year ended December 31, 2007, the Executive Committee did not meet.

1 Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate by reference this proxy statement or future filings made by us under those statutes, the Compensation Committee Report is not deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by us under those statutes.

Lead Trustee and Shareholder Communications

The Lead Trustee of our Board of Trustees presides at all regularly-scheduled executive sessions of the non-management members or independent members of our Board of Trustees. Mr. Glickman is currently the Lead Trustee of our Board of Trustees.

Parties wishing to communicate directly with our Board of Trustees, an individual trustee, the Lead Trustee or the non-management members of our Board of Trustees as a group should address their inquires to our General Counsel by mail sent to our principal executive office located at One Penn Plaza, Suite 4015, New York, New York 10119-4015. The mailing envelope should contain a clear notification indicating that the enclosed letter is an “Interested Party/Shareholder-Board Communication,” “Interested Party/Shareholder-Trustee Communication,” “Interested Party/Shareholder-Lead Trustee Communication” or “Interested Party/Shareholder-Non-Management Trustee Communication,” as the case may be.

Periodic Reports, Code of Ethics, Committee Charters and Corporate Governance Guidelines

Our Internet address is www.lxp.com. We make available free of charge through our web site our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to these reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after we electronically file such materials with the Securities and Exchange Commission. We also have made available on our web site copies of our current Audit Committee Charter, Compensation Committee Charter, Nominating and Corporate Governance Committee Charter, Code of Business Conduct and Ethics, and Corporate Governance Guidelines. In the event of any changes to these charters or the code or the guidelines, changed copies will also be made available on our website.

You may request a copy of any of the documents referred to above, at no cost, by contacting us at the following address or telephone number:

Lexington Realty Trust
Attention: Investor Relations
One Penn Plaza, Suite 4015
New York, NY 10119-4015
(212) 692-7200

Certain Relationships and Related Transactions

We have adopted a written policy regarding the review, approval and ratification of any related party transaction. Under this policy, the Audit Committee or the Board of Trustees (consisting of all of the non-conflicted members) reviews the relevant facts and circumstances of each related party transaction, including whether the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related party’s interest in the transaction, take into account the conflicts of interest and corporate opportunity provisions of our Code of Business Conduct and Ethics, and the Audit Committee or the Board of Trustees (consisting of all of the non-conflicted members) either approves or disapproves the related party transaction. Any related party transaction will be consummated and continue only if the Audit Committee or the Board of Trustees (consisting of all of the non-conflicted members) has approved or ratified such transaction in accordance with the guidelines set forth in the policy. For purposes of our policy, a “Related Party” is: (1) any person who is, or at any time since the beginning of our last fiscal year was, one of our trustees or executive officers or a nominee to become one of our trustees; (2) any person who is known to be the beneficial owner of more than 5% of any class of our voting securities; (3) any immediate family member of any of the foregoing persons, which means any spouse, child, stepchild, parent, stepparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law; and (4) any firm, corporation or other entity in which any of the foregoing persons is employed, is a general partner, principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest.

Certain of our trustees and executive officers have entered into an indemnification agreement with us. Pursuant to these agreements, we agree to indemnify the trustee or executive officer who is a party to such an agreement against any and all judgments, penalties, fines, settlements and reasonable expenses (including attorneys’ fees) actually incurred by the trustee or executive officer or in a similar capacity for any other entity at our request. These agreements include certain limitations on our obligations in certain circumstances, particularly in situations in which such indemnification is prohibited or limited by applicable law.

On March 27, 2007, Lexington Strategic Asset Corp., then one of our subsidiaries, which we refer to as LSAC, commenced an offer to purchase shares of LSAC common stock not currently owned by us. Certain of our executive officers tendered shares of LSAC common stock in connection with such offer to purchase. On June 30, 2007, LSAC was merged with and into us, and each LSAC stockholder was entitled to $10.00 per share of LSAC common stock. As a result of the offer to purchase and the merger, certain of our executive officers received the following amounts in exchange for shares of LSAC common stock purchased in LSAC’s initial private offering and shares of LSAC common stock granted in 2005 pursuant to LSAC’s equity award plan:

Merger and Offer to
Purchase
Executive Officer	Consideration

T. Wilson Eglin	$710,000
Patrick Carroll	$480,000
E. Robert Roskind	$790,000
Richard J. Rouse	$576,000

On March 12, 2007, we purchased 10,000 of our common shares from Mr. Rouse for $20.84 per common share, or a total of $208,400.00. The per common share price was based on the most recent closing price of our common shares on the New York Stock Exchange prior to the purchase.

Mr. Broser is a Senior Vice President of Vornado. Vornado is a party to a Letter Agreement, among us and others, which, among other things, restricts our activities and investments and those of the MLP in a manner intended to facilitate and maintain our qualification as a REIT and to prevent our direct and indirect activities and asset holdings, and those of the MLP, from having adverse tax consequences to Vornado Realty Trust and its affiliates. Among other things, these restrictions require that neither we nor the MLP, without Vornado’s consent, hold, directly or indirectly:

•	securities in excess of specified thresholds other than:

•	equity interests in entities that are treated as partnerships or disregarded entities for federal income tax purposes;

•	stock of corporations for which an election to be a taxable REIT subsidiary will be made, or of entities qualifying as real estate investment trusts for federal income tax purposes;

•	securities that are treated as qualifying assets for purposes of the REIT 75% asset test; or

•	certain debt securities;

•	assets that are treated as inventory for federal income tax purposes; or

•	REMIC residual interests.

In addition, these restrictions require that neither we nor the MLP, without Vornado’s consent, directly or indirectly:

•	provide services other than specified services to tenants of our properties other than through an independent contractor or through a taxable REIT subsidiary;

•	allow a taxable REIT subsidiary to operate or manage a health care facility or a hotel or similar facility; or

•	lease our properties to certain specified tenants.

If we breach these restrictions and, as a result, Vornado fails to qualify as a REIT or otherwise incurs liability for taxes, penalties or similar charges, we and the MLP will be required to indemnify Vornado for all losses, liabilities, costs and expenses attributable to the breach, which may be substantial.

We have also agreed that we will not permit transfers of the MLP units that do not satisfy certain safe harbors for avoiding treatment of our operating partnership as a publicly traded partnership.

These restrictions will generally expire sixty business days following the date on which we notify Vornado that its aggregate ownership in the MLP represents less than a 2% interest in us, on a fully-diluted basis, assuming the redemption of all redeemable MLP Units for our common shares.

In connection with our merger with Newkirk, we entered into a Voting Trustee Agreement, dated as of December 31, 2006, with the MLP and NKT Advisors, whereby NKT Advisors holds the sole outstanding share of our Special Voting Preferred Stock and will cast the votes attached to such share in proportion to the votes it receives from holders of the Voting MLP Units, subject to the following limitations. First, Vornado, a holder of 8,149,594 Voting MLP Units, will not have the right to vote for members of our Board of Trustees at any time when an affiliate of Vornado is serving or standing for election as a member of our Board of Trustees. In addition, at all other times, Vornado’s right to vote in the election of trustees will be limited to the number of Voting MLP Units (provided this amount does not exceed 9.9% of our common shares outstanding on a fully diluted basis). NKT Advisors (through its managing member) will be entitled to vote in its sole discretion to the extent the voting rights of Vornado and its affiliates are so limited.

In addition, we lease our corporate headquarters from Vornado. The lease was entered into prior to our merger with Newkirk and expires December 2015, with rent fixed at approximately $0.6 million per annum through December 2008 and will be adjusted to fair market value, as defined, thereafter. We are also responsible for our proportionate share of operating expenses and real estate taxes.

Charitable Contributions

We did not make any charitable contribution to any tax exempt organization in which any independent trustee serves as an executive officer.

Compensation Committee Interlocks and Insider Participation

As of December 31, 2007, the Compensation Committee consisted of Messrs. Lynch (Chairperson), Grosfeld and Frary. None of Messrs. Lynch, Grosfeld or Frary is or has been one of our executive officers. Further, none of our executive officers has ever served as a member of the compensation committee or as a director of another entity whose executive officers served on our Compensation Committee or as a member of our Board of Trustees.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

This Compensation Discussion and Analysis section discusses the compensation policies and programs for our executive officers, including each executive officer named in the Summary Compensation Table below. The Compensation Committee administers the compensation policies and programs for our executive officers and regularly reviews and approves our executive compensation strategy and principles to ensure that they are aligned with our business strategy and objectives, encourage high performance, promote accountability and assure that management’s interests are aligned with the interests of our shareholders.

Overview of Executive Compensation Philosophy and Objectives.  In connection with the Compensation Committee’s responsibility of determining the compensation for our executive officers, it believes that the executive compensation program should further both short-term and long-term business goals and strategies while enhancing shareholder value. In keeping with this philosophy, the executive compensation program’s objectives are to:

•	further align the interests of our executive officers with those of our shareholders;

•	strengthen the relationship between pay and performance by providing that almost all compensation other than base salary is entirely contingent upon the level of success in meeting specified company performance goals so that there is a “pay for performance” compensation structure;

•	retain key members of management by providing non-vested compensation for past performance; and

•	retain and attract key members of management by implementing an out-performance program which provides for long-term incentives if we meet certain specified performance goals.

Elements of Executive Compensation Program for 2008.  For the year ending December 31, 2008, the Compensation Committee implemented the 2008 executive compensation program, which consists of (1) a base salary, (2) an annual cash incentive opportunity, and (3) an annual long-term incentive opportunity. In 2007, the Compensation Committee adopted an out-performance program with a measurement period that expires on December 31, 2009. The Compensation Committee retained FPL, as its independent compensation consultant, to perform an analysis of our compensation practices with those of our peers, and to make recommendations with respect to the 2008 executive compensation program.

Base Salary.  We are required to pay our executive officers base salaries pursuant to their employment agreements, each of which provides for a minimum base salary. The Compensation Committee believes that base salaries provide our executive officers with a degree of financial certainty and stability and are essential in attracting and retaining highly qualified individuals. In establishing an initial base salary and in determining any increases to a base salary, the Compensation Committee considers (1) the scope of the individual’s responsibilities, (2) the individual’s past performance or experience, (3) competitive salaries (using the peer data provided by the independent compensation consultant), (4) our historical financial results, and (5) our anticipated financial performance. Base salaries under the 2008 executive compensation program (1) were determined on January 8, 2008, (2) with the exception of Mr. Carroll’s base salary, which was increased by 4.2%, are unchanged from 2007 and (3) are as follows:

Executive Officer	2008 Base Salary

T. Wilson Eglin, Chief Executive Officer, President and Chief Operating Officer	$550,000
Patrick Carroll, Executive Vice President, Chief Financial Officer and Treasurer	$375,000
E. Robert Roskind, Chairman	$450,000
Richard J. Rouse, Vice Chairman and Chief Investment Officer	$475,000
Michael L. Ashner, Executive Chairman and Director of Strategic Acquisitions(1)	$450,000

(1)	Mr. Ashner separated from service with us on March 20, 2008 and received only a portion of his 2008 salary based on the duration of his services this year.

Annual Cash Incentive Opportunity.  The annual cash incentive opportunity is designed to supplement the cash compensation of our executive officers so that it is competitive within our industry and properly rewards our executive officers for their performance and their efforts in assisting us meet specified objectives. Our executive officers may be eligible for two annual cash incentives that, in the aggregate, provide an incentive opportunity equal to 50%, 100% or 150% of base salary.

The first portion of the annual cash incentive is equal to 50% of the aggregate opportunity and is measured in accordance with the following performance criteria and weighted according to the following percentages: (1) 25% on company funds from operations for 2008, which we refer to as Company FFO and is defined in Exhibit 99.1 to our Current Report on Form 8-K filed on February 29, 2008; (2) 12.5% on absolute total shareholder return for 2008; and (3) 12.5% on relative total shareholder return for 2008 based on the MSCI US REIT INDEX. For each performance criteria, the Compensation Committee has established threshold, target and high performance metrics, which are (1) $1.55 per share, $1.60 per share and $1.64 per share for 2008 Company FFO, respectively; (2) 10%, 12.5% and 15% of 2008 absolute total shareholder return, respectively; and (3) 2008 relative total shareholder return equal to the MSCI US REIT INDEX average, 100% of the MSCI US REIT INDEX and 120% the MSCI US REIT INDEX, respectively. The Compensation Committee has retained the right to (1) modify the Company FFO bandwidth to take into account unusual and non-recurring items and (2) reduce, but not increase, the amounts an executive may be entitled to under this first portion of the annual cash incentive opportunity.

This is a modification from the 2007 executive compensation program, which provided that 75% of the aggregate opportunity would be measured by growth in cash available for distribution. The Compensation Committee believes that the modification is appropriate to further align management interests with the goal of enhancing shareholder value in the near-term and long-term.

The second portion of the annual cash incentive is equal to 50% of the aggregate opportunity and is discretionary and based on individual/subjective criteria, which includes the following:

Executive Officer	Subjective Measures

T. Wilson Eglin, Chief Executive Officer, President and Chief Operating Officer	• generating FFO in our guidance range of $1.56-$1.64 per share • long-term strategic planning
• capital allocation
• leasing activity
• lowering financing costs
• head count management and retention

Patrick Carroll, Chief Financial Officer, Executive Vice President and Treasurer	• lowering financing costs • financial reporting compliance • headcount management and retention within department
• management of third party auditors
• REIT compliance
• management of information technology

E. Robert Roskind, Chairman	• long-term strategic planning • acquisitions volume or yield on acquisitions
• strategic transaction activity, including development of new joint ventures
• the amount of time spent on our business affairs

Richard J. Rouse, Vice Chairman, Chief Investment Officer and Executive Vice President	• acquisitions volume or yield on acquisitions • mortgage debt placement • headcount management and retention within department

In the event that none of the performance thresholds are met and if, in the Compensation Committee’s discretion, the individual/subjective criteria were not met, an executive may not receive any cash incentive for 2008.

Annual Long-Term Incentive Opportunity.  The Compensation Committee grants non-vested share awards to our executive officers, which are designed to increase an executive officer’s ownership in us, motivate long-term dividend performance, encourage long-term dedication to us and to operate as an executive officer retention mechanism for key members of our management. Our executive officers may be eligible for two annual long-term incentives that, in the aggregate, provide an incentive opportunity equal to 62.5%, 125% or 187.5% of base salary.

The first portion of the annual long-term incentive is equal to 50% of the aggregate opportunity and is measured in accordance with the following performance criteria and weighted according to the following percentages: (1) 25% on Company FFO for 2008; (2) 12.5% on absolute total shareholder return for 2008; and (3) 12.5% on relative total shareholder return for 2008 based on the MSCI US REIT INDEX. For each performance criteria, the Compensation Committee has established threshold, target and high performance metrics, which are (1) $1.55 per share, $1.60 per share and $1.64 per share for 2008 Company FFO, respectively; (2) 10%, 12.5% and 15% of 2008 absolute total shareholder return, respectively; and (3) 2008 relative total shareholder return equal to the MSCI US REIT INDEX average, 100% of the MSCI US REIT INDEX and 120% the MSCI US REIT INDEX, respectively. The Compensation Committee has retained the right to (1) modify the Company FFO bandwidth to take into account unusual and non-recurring items and (2) reduce, but not increase, the amounts an executive may be entitled to under this first portion of the annual long-term incentive opportunity.

This is a modification from the 2007 executive compensation program, which provided that 75% of the aggregate opportunity would be measured by performance criteria including growth in cash available for distribution, absolute total shareholder return and relative total shareholder return. The Compensation Committee believes that the modification is appropriate to further align management interests with the goal of enhancing shareholder value in the near-term and long-term.

The second portion of the annual long-term incentive is equal to 50% of the aggregate opportunity and is discretionary and based on individual/subjective criteria, which includes the criteria set forth above. In the event the performance or individual/subjective criteria are met, following the end of the year, an executive officer will receive a non-vested share award equivalent in value, measured as of the grant date, of the long-term incentive earned by the executive. The unvested share award will vest ratably over four years with this first 25% vesting on the first anniversary of the grant date, subject to the executive’s continuous employment.

In the event that none of the performance thresholds are met and if, in the Compensation Committee’s discretion, the individual/subjective criteria are not met, an executive may not receive any long-term incentive for that year.

Outperformance Program.  During 2007, the Compensation Committee established the Lexington Realty Trust 2007 Outperformance Program, a long-term incentive compensation program that provides our executive officers with a significant stake in our success in outperforming other companies in the real estate industry. This program was implemented to further align the interests of our shareholders and management by encouraging the participants to create shareholder value in our “pay for performance” compensation structure. Under this program, participating officers will share in an “outperformance pool” if our total shareholder return for the three-year performance period beginning on the effective date of the Program, April 1, 2007, exceeds the greater of an absolute compound annual total shareholder return of 10% or 110% of the compound annual return of the MSCI US REIT INDEX during the same period measured against a baseline value equal to the average of the first ten consecutive trading days after April 1, 2007. The size of the outperformance pool for this program will be 10% of our total shareholder return in excess of the performance hurdle, subject to a maximum amount of $40.0 million.

Each participating officer’s award under this program will be designated as a specified participation percentage of the aggregate outperformance pool. The Compensation Committee previously approved the following allocations of the outperformance pool to the following executive officers: T. Wilson Eglin (16%); Patrick Carroll (8%); E. Robert Roskind (11%); and Richard J. Rouse (11%); with an additional 18% being allocated to certain of our non-executive officers. Michael L. Ashner forfeited the 11% allocation he was previously granted when he separated his service from us on March 20, 2008. The unallocated balance of 36% may be allocated by the Compensation Committee in its discretion.

If the performance hurdle is met, we will grant each participating officer non-vested common shares as of the end of the performance period with a value equal to such participating officer’s share of the outperformance pool. The non-vested common shares would vest in two equal installments on the first two anniversaries of the date the performance period ends provided the executive continues employment. Once issued, the non-vested common shares would be entitled to dividend and voting rights.

In the event of a change in control (as determined for purposes of the program) during the performance period, the performance period will be shortened to end on the date of the change in control and participating officers’ awards will be based on performance relative to the hurdle through the date of the change in control. Any common shares earned upon a change in control will be fully vested. In addition, the performance period will be shortened to end for an executive officer if he or she is terminated by us without “cause” or he or she resigns for “good reason,” as such terms are defined in the executive officer’s employment agreement. All determinations, interpretations, and assumptions relating to the vesting and the calculation of the awards under this program will be made by the Compensation Committee.

Recap of Executive Compensation Program for 2007.  For the year ended December 31, 2007, the executive compensation program consisted of (1) base salary, (2) annual cash incentive opportunity, (3) annual long-term incentive opportunity, and (4) an out-performance program.

Base Salary.  The annual base salaries for our executive officers for 2007 were:

Executive Officer	2007

T. Wilson Eglin, Chief Executive Officer, President and Chief Operating Officer	$550,000
Patrick Carroll, Chief Financial Officer, Executive Vice President and Treasurer	$360,000
E. Robert Roskind,	$450,000
Chairman
Richard J. Rouse, Vice Chairman, Chief Investment Officer and Executive Vice President	$475,000
Michael L. Ashner, Executive Chairman and Director of Strategic Acquisitions(1)	$450,000
John B. Vander Zwaag, Executive Vice President(2)	$340,000

(1)	Mr. Ashner separated from service with us on March 20, 2008.

(2)	Mr. Vander Zwaag separated from service with us on May 31, 2007 and received only a portion of his 2007 salary based on the duration of his services in that year.

Annual Cash Incentive Opportunity.  The total annual cash incentive opportunity for each executive officer was equal to 50%, 100% or 150% of base salary. There were two annual cash incentives within the total annual cash incentive opportunity.

The first annual cash incentive was equal to 75% of the aggregate opportunity and was measured by growth in cash available for distribution, which we refer to as “CAD.” The threshold, target and high performance metrics were 5%, 7% and 9% of 2007 CAD growth, respectively. In accordance with the 2007 executive compensation program, our executive officers were entitled to the following incentive amounts for exceeding the high performance metric of CAD growth; however, the Compensation Committee reduced this portion of the annual cash incentive for certain of our executive officers because of such executive officers’ individual effort related to the attainment of the objective measure:

	CAD Growth
	Component
Executive Officer	Entitlement	Reduction	Amount Paid

T. Wilson Eglin, Chief Executive Officer, President and Chief Operating Officer	$618,750	—	$618,750
Patrick Carroll, Chief Financial Officer, Executive Vice President and Treasurer	$405,000	—	$405,000
E. Robert Roskind, Chairman	$506,250	$(113,250)	$393,000
Richard J. Rouse, Vice Chairman, Chief Investment Officer and Executive Vice President	$534,380	$(29,380)	$505,000
Michael L. Ashner, Executive Chairman and Director of Strategic Acquisitions(1)	$506,250	$(113,250)	$393,000

(1)	Mr. Ashner separated from service with us on March 20, 2008.

The second annual cash incentive was equal to 25% of the aggregate opportunity and was discretionary and based on individual/subjective criteria. The Compensation Committee granted the following incentive amounts based on the individual/subjective criteria, which was similar to the criteria set forth above, but for Messrs. Eglin and Carroll included efforts related to the integration of our Company and Newkirk:

Subjective
Executive Officer	Component

T. Wilson Eglin, Chief Executive Officer, President and Chief Operating Officer	$206,250
Patrick Carroll, Chief Financial Officer, Executive Vice President and Treasurer	$135,000
E. Robert Roskind, Chairman	—
Richard J. Rouse, Vice Chairman, Chief Investment Officer and Executive Vice President	—
Michael L. Ashner, Executive Chairman and Director of Strategic Acquisitions(1)	—

(1)	Mr. Ashner separated from service with us on March 20, 2008.

The following summarizes the total 2007 annual cash incentive awards:

		Maximum
		Annual Cash
	Total Annual Cash	Incentive
Executive Officer	Incentive Paid	Opportunity

T. Wilson Eglin, Chief Executive Officer, President and Chief Operating Officer	$825,000	$825,000
Patrick Carroll, Chief Financial Officer, Executive Vice President and Treasurer	$540,000	$540,000
E. Robert Roskind, Chairman	$393,000	$675,000
Richard J. Rouse, Vice Chairman, Chief Investment Officer and Executive Vice President	$505,000	$712,500
Michael L. Ashner, Executive Chairman and Director of Strategic Acquisitions(1)	$393,000	$675,000

(1)	Mr. Ashner separated from service with us on March 20, 2008.

Annual Long-Term Incentive Opportunity.  Our executive officers were eligible for two annual long-term incentives that, in the aggregate, could have provided an incentive opportunity equal to 62.5%, 125% or 187.5% of base salary.

The first annual long-term incentive was equal to 75% of the aggregate opportunity and was measured in accordance with the following performance criteria and weighted according to the following percentages: (1) 50% on CAD growth for 2007; (2) 12.5% on absolute total shareholder return; and (3) 12.5% on relative total shareholder return based on the MSCI US REIT INDEX (the “RMS”). For each performance criteria, the Compensation Committee established threshold, target and high performance metrics, which are (1) 5%, 7% and 9% of 2007 CAD growth, respectively, (2) 10%, 12.5% and 15% of 2007 absolute total shareholder return, respectively, and (3) 2007 relative total shareholder return equal to the RMS average, 110% of the RMS and 120% the RMS, respectively. As a result of our performance, our executive officers were entitled to an award for meeting the high CAD growth metric, but were not entitled to an award based on the total shareholder return metrics; however, the Compensation Committee reduced this portion of the annual long-term incentive for certain of our executive officers because of such executive officers’ individual effort related to the attainment of the objective measure.

	CAD Growth
Executive Officer	Component	Reduction	Amount Paid

T. Wilson Eglin, Chief Executive Officer, President and Chief Operating Officer	$515,630	—	$515,630
Patrick Carroll, Chief Financial Officer, Executive Vice President and Treasurer	$337,500	—	$337,500
E. Robert Roskind, Chairman	$421,880	$(94,880)	$327,000
Richard J. Rouse, Vice Chairman, Chief Investment Officer and Executive Vice President	$445,310	$(25,310)	$420,000
Michael L. Ashner, Executive Chairman and Director of Strategic Acquisitions(1)	$421,880	$(94,880)	$327,000

(1)	Mr. Ashner separated from service with us on March 20, 2008.

The second annual long-term incentive was equal to 25% of the aggregate opportunity and was discretionary and based on individual/subjective criteria. The Compensation Committee granted the following incentive amounts based on the individual/subjective criteria, which was similar to the criteria set forth above, but for Messrs. Eglin and Carroll included efforts related to the integration of our Company and Newkirk:

Subjective
Officer	Component

T. Wilson Eglin, Chief Executive Officer, President and Chief Operating Officer	$59,370
Patrick Carroll, Chief Financial Officer, Executive Vice President and Treasurer	$168,750
E. Robert Roskind, Chairman	—
Richard J. Rouse, Vice Chairman, Chief Investment Officer and Executive Vice President	—
Michael L. Ashner, Executive Chairman and Director of Strategic Acquisitions(1)	—

(1)	Mr. Ashner separated from service with us on March 20, 2008.

In addition, the Compensation Committee granted an additional long-term incentive award to Mr. Carroll in the amount of $43,750 related to his specific efforts during the integration of our Company and Newkirk. The following summarizes the total 2007 annual long-term incentive awards:

		Maximum Annual
	Total Annual	Long-Term Incentive
Officer	Long-Term Incentive	Opportunity

T. Wilson Eglin, Chief Executive Officer, President and Chief Operating Officer	$575,000	$1,031,250
Patrick Carroll, Chief Financial Officer, Executive Vice President and Treasurer	$550,000	$675,000
E. Robert Roskind, Chairman	$327,000	$843,750
Richard J. Rouse, Vice Chairman, Chief Investment Officer and Executive Vice President	$420,000	$890,625
Michael L. Ashner, Executive Chairman and Director of Strategic Acquisitions(1)	$327,000	$843,750

(1)	Mr. Ashner separated from service with us on March 20, 2008.

The number of shares issued was determined by dividing the total amount of the annual long-term incentive by $14.54, the closing per common share price on December 31, 2007. The unvested share award vests ratably over four years with 25% vested on the grant date, subject to the executive’s continuous employment. The vesting of Mr. Ashner’s non-vested shares was accelerated on March 20, 2008 in connection with his separation of service from us.

Outperformance Program.  The 2007 Outperformance Program, which is discussed above, was implemented during 2007, but no awards were granted under the program during 2007.

Determining the Amount of Each Element of Compensation.  The Compensation Committee reviews the performance of each of our executive officers, including our Chief Executive Officer, on an annual basis. The Compensation Committee considers, among other things, the individual’s performance and contribution to our performance and the scope of the individual’s responsibilities. In addition, the Compensation Committee assesses our performance against annual objectives set forth in management’s business plan. The Compensation Committee also considers the results of a compensation study prepared for us by an independent compensation consulting firm.

Our Compensation Committee seeks to pay our executive officers competitive levels of compensation that best reflect their individual responsibilities and contributions to the Company, while providing incentives to achieve our business and financial goals. While our Compensation Committee does not perform a formal internal pay equity study, our Compensation Committee exercised its discretion to reduce certain payouts to certain of our executive officers under the 2007 executive compensation plan, so that the payouts were aligned with individual responsibilities and contributions to the Company.

To assist in its efforts to meet the objectives outlined above, the Compensation Committee has retained FPL Associates Compensation, a division of FPL Associates, LP, a nationally known executive compensation and benefits consulting firm, to advise it on a regular basis on the amount and form of our executive compensation and benefit programs. The Compensation Committee engaged the consultant to provide general executive compensation consulting services and to respond to any Compensation Committee member’s questions and to management’s need for advice and counsel. In addition, the consultant performs special executive compensation projects and consulting services from time to time as directed by the Compensation Committee. In 2007, such services included:

•	providing data regarding market practices and making recommendations for changes to our plan designs and policies consistent with our compensation philosophies and objectives;

•	advising on executive base salaries, bonuses and long-term incentive compensation;

•	assisting the Compensation Committee in designing and reviewing summary information regarding total compensation of our executive officers; and

•	providing studies and recommendations regarding our peer group.

The consultant reports to the Chairperson of the Compensation Committee.

FPL, together with the Chairperson of our Compensation Committee and our Chief Executive Officer, established three peer groups in 2007: (1) a REIT competitor-based peer group; (2) a size-based peer group and (3) a private equity-based peer group.

•	Competitor Peer Group. This group consists of nine public REITS that are either (1) our competitors for property acquisitions and tenants in the single-tenant net lease space, (2) located in the New York City area, or (3) owners of a portfolio of diversified assets. The total capitalization (market value of outstanding common stock, convertible operating partnership units, preferred equity and balance sheet long-term debt) of this peer group ranges from approximately $1.4 billion to $16.0 billion, with a median of $2.7 billion, as of September 30, 2007. Our total capitalization as of September 30, 2007 was $5.8 billion. The companies included in this peer group are: CapLease, Inc.; Cousins Properties Incorporated; Duke Realty Corporation; Entertainment Properties Trust; iStar Financial Inc.; Kimco Realty Corporation; National Retail Properties, Inc.; Realty Income Corporation; and W.P. Carey & Co. LLC.

•	Size Peer Group. This group consists of 10 public REITS, which operate across multiple asset classes and are similar in size to our total capitalization. As of September 30, 2007, the total capitalization of this peer group ranges from approximately $3.6 billion to $7.1 billion, with a median of $5.4 billion. The companies included in this peer group are: Alexandria Real Estate Equities, Inc.; BRE Properties, Inc.; Camden Property Trust; Federal Realty Investment Trust; First Industrial Realty Trust, Inc.; Home Properties, Inc.; Mack-Cali Realty Corporation; Maguire Properties, Inc.; Pennsylvania Real Estate Investment Trust; and Weingarten Realty Investors.

FPL analyzes each element of compensation and the total remuneration for each comparable position to that of our executive officers. The objective benchmark data provides average and median compensation levels for the peer groups. Our Compensation Committee uses the objective benchmark data as a point of reference for measurement and not as a determinative factor for our executives’ compensation. In addition, the private equity-based peer group data was requested because we experienced increased competition for employees from private equity companies. After reviewing the private equity-based peer group data, however, the Compensation Committee took such amounts under advisement, but did not give any weight to such data.

Our Chief Executive Officer annually assists in the review of the compensation of our other executive officers by making recommendations to the Compensation Committee based on his review of individual performance and market data compiled by the compensation consultant or industry associations. Our Chief Executive Officer prepared a comprehensive memorandum outlining each element of the 2007 executive compensation program and each proposed element of the 2008 executive compensation program. The memorandum contained annual compensation amounts for our executive officers, as well as potential payments assuming performance measures were met. The memorandum also discussed potential payments under termination of employment and change in control scenarios.

The overall purpose of the memorandum was to bring together, in one place, all of the elements of actual and potential future compensation of our executive officers, so that the Compensation Committee was able to analyze both the individual elements of compensation as well as the aggregate total amount of actual and projected compensation.

Our Compensation Committee, after taking into account our Chief Executive Officer’s recommendations, attempts to compensate our executive officers within the average or median compensation levels of the peer groups, subject external and internal equity factors.

Companywide Retirement and Health and Welfare Benefits.  In addition to the executive compensation program outlined above, our executive officers participate in retirement and health and welfare benefits that are available to all employees with no distinction made among any groups of employees other than as required by applicable tax rules. A summary of these benefits follows:

•	Medical Insurance. All full-time employees are covered under our group health insurance policy. We currently pay 100% of the premiums, but have the ability to change the percentage of premiums that we pay in our sole discretion.

•	Dental Insurance. All full-time employees are covered under our group dental insurance policy. We currently pay 100% of the premiums, but have the ability to change the percentage of premiums that we pay in our sole discretion.

•	Life and Accidental Death and Dismemberment. All full-time employees are covered by our group life and accidental death and dismemberment policy. The benefit is equal to two times base salary (excluding incentive compensation) to a maximum of $500,000. We pay all premiums for this insurance.

•	Long-Term Disability Insurance. All full-time employees are covered by our group long-term disability insurance policy. The benefit is equal to 60% of pre-disability base salary (excluding incentive compensation), after a 90 day waiting period. We pay all premiums for this insurance.

•	Short-Term Disability Insurance. All full-time employees are covered by our group short-term disability insurance policy. The benefit for the employees in our New York location (which include all of our executive officers) is equal to $170 per week, after a 7 day waiting period.

•	401(k) Plan. All full-time employees 21 years of age and older are eligible to participate in our 401(k) Plan, which has a Roth 401(k) option. Subject to vesting requirements, we match 100% of the first 2.5% of an employee’s base salary that is contributed to the 401(k) Plan through salary deferral. In addition, at management’s discretion, a pro-rata contribution may be made at year end to each active member of the 401(k) Plan. Vesting of our contribution is based on years of service as follows: 1 year 25%, 2 years 50%, 3 years 75%, and 4 years 100%.

•	Transit Benefit. We provide each full-time employee using public transit or paid parking to commute to work with a public transit benefit of $115.00 per month or paid parking benefit of $220.00 per month.

•	Employee Stock Purchase Plan. We maintain an employee stock purchase plan where full-time employees can invest in our common shares through payroll deductions on a quarterly basis at a 5% discount. None of our executive officers were enrolled in this plan during the year ended December 31, 2007. Patrick Carroll enrolled in the program on April 9, 2008.

•	Business Travel Insurance. All exempt full-time employees are covered under our business travel insurance policy when traveling on company business. The benefit is 10 times annual base salary (excluding incentive compensation) up to $1.0 million. All premiums are paid by us.

Executive Life Insurance Policies.  In 2001, our Board of Trustees approved individual/portable term life insurance policies for E. Robert Roskind, T. Wilson Eglin, Richard J. Rouse and Patrick Carroll, which are in addition to the benefits set forth above. We pay the premiums under these policies each year that the insured is one of our employees. The premiums for 2007 were: $1,314 for T. Wilson Eglin; $712 for Patrick Carroll; $2,112 for E. Robert Roskind; and $2,727 for Richard J. Rouse. Each policy provides for a maximum benefit of $700,000, with the exception of Mr. Rouse’s policy, which provides for a maximum benefit of $1.0 million.

Perquisites.  Our executives do not receive perquisites, other than nominal perquisites that are less than $10,000 in the aggregate for each executive officer, including the executive life insurance policies disclosed above.

Equity Grant Practices.  Non-vested share awards are granted to our executive officers on the date that the Compensation Committee approves such grant. In 2008, the Compensation Committee adopted a policy that awards made as part of an annual compensation program would use a grant price of the then most recently completed year-end share price. Non-vested share awards, other than for new hires, if any, are generally made only once annually or once with respect to a particular year in connection with the Compensation Committee’s annual review of our executive officers for that year. Scheduling of the Compensation Committee meetings and the timing of non-vested share awards are made without regard to anticipated earnings or other major announcements by us. The Compensation Committee does not currently have a policy relating to the recoupment of share awards and their proceeds if an executive officer’s fraud or misconduct triggers a material financial restatement.

Non-Qualified Deferred Compensation.  We established a trust for the benefit of certain of our executive officers in which in previous years such persons had the option to place non-vested common share awards. The assets of the trust remain available to our general creditors. Participant accounts only hold our common shares. Dividends on these shares are paid by us to the trust, which makes a corresponding distribution to the participant. The common shares are distributed by the trust at specified dates, which are generally ten years from the initial placement of the common shares in the trust. Distribution from the trust may be accelerated upon certain events in accordance with the trust agreements and each executive officer’s employment agreement.

Separation Agreement with John Vander Zwaag.  On May 17, 2007, we entered into a Separation and Release with John Vander Zwaag, one of our former Executive Vice Presidents, whereby Mr. Vander Zwaag stepped down as an Executive Vice President and Head of Portfolio Management and received a payment of approximately $3.6 million. In addition, we accelerated the vesting on non-vested common shares previously granted to Mr. Vander Zwaag, and terminated a lockup and clawback agreement with respect to certain vested common shares, for which we incurred an expense of approximately $1.2 million.

Separation Agreement with Michael L. Ashner.  On March 20, 2008, we entered into a Separation and Release with Michael L. Ashner, our former Executive Chairman and Director of Strategic Acquisitions, whereby Mr. Ashner stepped down as Executive Chairman and Director of Strategic Acquisitions. We accelerated the vesting of 16,867 non-vested common shares previously granted to Mr. Ashner, for which we incurred an expense of approximately $265,000.

Employment Agreements.  In 2006, we amended and restated our prior employment agreements with T. Wilson Eglin, Patrick Carroll, E. Robert Roskind and Richard J. Rouse. These agreements are for a three year term ending on May 5, 2009, but may be renewed by us for additional one year terms.

We believe that it is in our best interest and the best interest of our shareholders to assure that we will have the continued dedication of our executive officers and to provide our executive officers with compensation and benefits arrangements which are competitive with those of other real estate investment trusts. In addition, we believe it is imperative to diminish the inevitable distraction of our executive officers by virtue of the personal uncertainties and risks created by a pending or threatened change in control and to encourage each executive officer’s full attention and dedication to us currently and in the event of any threatened or pending change in control.

Each such agreement sets forth the terms of each of our executive officer’s employment with us including compensation and benefits. In addition, pursuant to each agreement, upon the occurrence of termination without cause or with good reason or a “change in control” of us (including a change in ownership of more than fifty percent of the total combined voting power of our outstanding securities, the sale of all or substantially all of our assets, dissolution of us, the acquisition, except from us, of 20% or more of the common shares or voting shares of us or a change in the majority of our Board of Trustees), T. Wilson Elgin, Patrick Carroll, E. Robert Roskind and Richard J. Rouse would be entitled to severance benefits equal to three times their base salary, target bonus and fair market value of any long term incentive awards that we granted or promised to grant to the executive officer during the year the executive’s termination or the change in control occurs and the year preceding the termination or the change in control, or if no award was granted or promised during the year of termination or change in control, then the average of the fair market value of any long term incentive awards that we granted to the executive officer during the two years preceding the termination. In addition, each executive officer would be entitled to full acceleration of any long-term incentive awards.

In addition, we will, at our expense, provide continued health care coverage under our health and welfare plans to our executive officers and eligible dependents for three years.

The change in control provisions under the employment agreements operate using a “single trigger.” This means that any change in control will permit the acceleration of all vesting requirements of long-term incentive awards, even if the executive officer’s employment is unaffected as a result of the change in control. “Single-trigger” vesting is provided for under our 1998 Share Option Plan and our Amended and Restated 2002 Equity-Based Award Plan, which were approved by our shareholders.

We currently believe that a “single trigger” in the event of a change in control reduces distractions associated with the uncertainty surrounding change in control transactions and lessens potential conflicts that might otherwise arise when an executive officer must rely on the decisions of the acquiring company for either continued employment or severance.

In addition to the payments described above, in the event that an executive officer is subject to any excise taxes imposed under Section 4999 of the Code in connection with a payment under his employment agreement, we will make a tax gross-up payment to make the executive officer whole, on an after-tax basis on these payments and the tax gross-up.

Executive Officer Holding Guidelines.  As stated above, we believe that it is important for each executive officer to have a financial stake in us to help align interests with those of our shareholders. To meet this objective, it is our policy that by the conclusion of the three-year period beginning on the date of appointment as an executive officer, (i) if one of the four most highly compensated executive officers, such executive officer must own the number of common shares having a value equal to at least three times the amount of such executive officer’s annual base salary, and (ii) if the fifth most highly compensated executive officer, such executive officer must own such number of common shares having a value equal to at least two times the amount of such executive officer’s annual base salary. Each of our executive officers is in compliance with these guidelines.

Section 162(m) of the Internal Revenue Code of 1986, as Amended.  Section 162(m) of the Internal Revenue Code of 1982, as amended, which we refer to as the Code, limits the deductibility of compensation paid to our chief executive officer and our four other most highly compensated executive officers. To qualify for deductibility under Section 162(m), compensation (including base salary, annual bonus, stock option exercises, compensation attributable to vesting of stock grants and nonqualified benefits) in excess of $1,000,000 per year paid to each of these executive officers generally must be “performance based” compensation as determined under Section 162(m). While the Compensation Committee’s intention is, to the greatest extent reasonable, to structure compensation so that it satisfies the “performance based” compensation requirements under Section 162(m), the Compensation Committee will balance the costs and burdens involved in doing so against the value to us and our stockholders of the tax benefits to be obtained by us. Accordingly, the Compensation Committee reserves the right to design programs that recognize a full range of compensation criteria important to our success, even where the compensation paid under such programs may not be fully deductible as a result of Section 162(m). During the year ended December 31, 2007, we incurred approximately $7.7 million of compensation which was not deductible due to Section 162(m).

Sections 280G and 4999 of the Code.  Sections 280G and 4999 of the Code impose certain adverse tax consequences on compensation treated as excess parachute payments. An executive is treated as having received excess parachute payments for purposes of Sections 280G and 4999 of the Code if his or her compensation is contingent on a change in the ownership or control of a corporation, and the aggregate amount of such contingent compensatory payments and benefits equal or exceeds three times the executive’s base amount. If the executive’s aggregate contingent compensatory payments and benefits equal or exceeds three times the base amount, the portion of the payments and benefits in excess of the base amount are treated as excess parachute payments. Treasury Regulations define the events that constitute a change in ownership or control of a corporation for purposes of Sections 280G and 4999 of the Code and the executives subject to Sections 280G and 4999 of the Code.

An executive’s base amount generally is determined by averaging the executive’s Form W-2 taxable compensation from the corporation and its subsidiaries for the five calendar years preceding the calendar year in which the change in ownership or control occurs. An executive’s excess parachute payments are subject to a 20% excise tax under Section 4999 of the Code, in addition to any applicable federal income and employment taxes. Also, the compensation deduction with respect to the executive’s excess parachute payments is disallowed under Section 280G of the Code. If we were to be subject to a change in control, certain amounts received by our executives (for example, amounts attributable to the accelerated vesting of non-vested share awards) could be excess parachute payments under Sections 280G and 4999 of the Code.

Summary Compensation Table.

The following table sets forth summary information concerning the compensation earned by our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers, which we collectively refer to as our named executive officers, for the fiscal years ended December 31, 2007 and 2006.

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Share	Option	Incentive Plan	Compensation	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Fiscal Year	($)(1)	($)(1)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)(7)	($)

T. Wilson Eglin	2007	550,000	206,250	613,068	—	618,750	—	244,059	2,232,127
Chief Executive Officer,	2006	475,000	684,000	4,601,243	—	—	—	413,762	6,174,005
President and Chief Operating Officer
Patrick Carroll	2007	360,000	135,000	301,733	—	405,000	—	123,897	1,325,630
Chief Financial Officer,	2006	325,000	468,000	2,859,011	—	—	—	246,008	3,898,019
Treasurer and Executive Vice President
E. Robert Roskind	2007	450,000	—	269,600	—	393,000	—	108,606	1,221,206
Chairman	2006	450,000	648,000	4,239,301	—	—	—	304,636	5,641,937
Richard J. Rouse	2007	475,000	—	465,867	—	505,000	—	188,580	1,634,447
Vice Chairman and	2006	450,000	648,000	3,644,008	—	—	—	329,791	5,071,799
Chief Investment Officer
Michael L. Ashner(8)	2007	450,000	—	—	—	393,000	—	11,250	854,250
Executive Chairman and Director of Strategic Acquisitions
John B. Vander Zwaag(9)	2007	141,667	—	—	—	—	—	3,701,561	3,843,228
Executive Vice President	2006	315,000	453,600	1,298,501	—	—	—	113,051	2,180,152
and Head of Portfolio Management

(1)	The amounts shown include amounts earned but a portion of which may be deferred at the election of the officer under our 401(k) Plan.

(2)	The bonuses shown for 2006 and 2007 were paid in full in January 2007 and January 2008, respectively.

(3)	The amounts in this column equal the applicable year’s amortization of the outstanding non-vested share awards. Each share award is multiplied by the fair market value of our common shares on that award’s grant date and the sum of these products is amortized over the vesting period for each award. The amortization of stock compensation incorporated in our 2007 consolidated financial statements is calculated in the same manner, in accordance with Statement of Financial Accounting Standard No. 123R, Share Based Payments (“SFAS 123R”). On December 28, 2006, the Compensation Committee approved the acceleration of vesting of all time-based non-vested shares, which resulted in an expense of approximately $10.8 million. Non-vested shares are entitled to dividends and voting rights.

(4)	No common share options were granted during the fiscal years ended December 31, 2006 and 2007 to any of the named executive officers and no named executive officer holds unexercised common share options.

(5)	Bonuses and share awards for the fiscal year ended December 31, 2006 were not made pursuant to our non-equity incentive plans. See “Compensation Discussion and Analysis,” above for a description of our non-equity incentive plan for the year ending December 31, 2007.

(6)	Non-qualified deferred compensation consists solely of a trust established for the benefit of certain of our executive officers in which in previous years such persons had the option to place non-vested common share awards. Participant accounts only hold our common shares. Dividends on these shares are paid by us to the trust, which makes a corresponding distribution to the participant. Earnings on the participant accounts consist of dividends and increase in market value of the common shares in the trust. None of the earnings were above the market.

(7)	Amount represents: (1) dividends paid on non-vested common shares, (2) the dollar value of life insurance premiums paid by us during the applicable fiscal year with respect to portable life insurance policies for the life of the executive officer (excluding John B. Vander Zwaag), (3) contributions by us to the executive officer’s account under our 401(k) Plan, and (4) cash severance benefits paid to Mr. Vander Zwaag. The premiums paid by us under company sponsored health care insurance, dental insurance, long-term disability insurance and life insurance available to all employees, are excluded. The following table details the 2007 other compensation amounts for each executive officer:

	Dividends Paid on
	Non-Vested Common	Company-Paid Life	401(k) Company
Executive	Shares	Insurance Premiums	Contributions	Cash Severance	Total

T. Wilson Eglin	$231,495	$1,314	$11,250	—	$244,059
Patrick Carroll	$111,935	$712	$11,250	—	$123,897
E. Robert Roskind	$95,244	$2,112	$11,250	—	$108,606
Richard J. Rouse	$174,603	$2,727	$11,250	—	$188,580
Michael L. Ashner	—	—	$11,250	—	$11,250
John B. Vander Zwaag	$46,547	—	$6,729	$3,648,285	$3,701,561

(8)	On March 20, 2008, Michael L. Ashner stepped down from his position as our Executive Chairman and Director of Strategic Acquisitions. We entered into a Separation and General Release with Mr. Ashner pursuant to which the vesting of unvested shares was accelerated.

(9)	On May 31, 2007, John B. Vander Zwaag stepped down from his position as our Executive Vice President and Head of Portfolio Management. We entered into a Separation and General Release with Mr. Vander Zwaag pursuant to which he received a cash severance payment, the vesting of unvested shares was accelerated and a lockup and clawback agreement was terminated.

Grants of Plan-Based Awards

The following table sets forth summary information concerning all grants of plan-based awards made to the named executive officers during the fiscal year ended December 31, 2007.

								All Other
								Share
								Awards;	Grant Date
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)			Estimated Future Payouts Under Equity Incentive Plan Awards ($)			Number of	Fair Value of
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Shares	Share Award ($)

T. Wilson Eglin	02/06/07(3)	206,250	412,500	618,750	257,813	515,626	773,437	—	—
	02/06/07(4)	—	—	—	—	—	6,400,000	—	—
Patrick Carroll	02/06/07(3)	135,000	270,000	405,000	168,750	337,500	506,250	—	—
	02/06/07(4)	—	—	—	—	—	3,200,000	—	—
E. Robert Roskind	02/06/07(1)	168,750	337,500	506,250	210,937	421,876	632,813	—	—
	02/06/07(4)	—	—	—	—	—	4,400,000	—	—
Richard J. Rouse	02/06/07(3)	178,125	356,250	534,375	222,656	445,313	667,969	—	—
	02/06/07(4)	—	—	—	—	—	4,400,000	—	—
Michael L. Ashner(1)	02/06/07(3)	168,750	337,500	506,250	210,937	421,876	632,813	—	—
	02/06/07(4)	—	—	—	—	—	4,400,000	—	—
John B. Vander Zwaag(2)	02/06/07(4)	—	—	—	—	—	3,200,000	—	—

(1)	Pursuant to the Separation and General Release, Mr. Ashner is not entitled to any future payouts under our executive compensation programs, including the awards described in this table.

(2)	Pursuant to the Separation and General Release, Mr. Vander Zwaag is not entitled to any future payouts under our executive compensation programs, including the awards described in this table.

(3)	On February 6, 2007, the Compensation Committee approved pre-established performance metrics for annual cash incentive opportunities and annual long-term incentive opportunities under our 2007 executive compensation program. The actual amounts paid out under the plan awards during 2007, which were determined on January 8, 2008, and a description of the performance metrics are set forth above under “Recap of Executive Compensation Program for 2007.”

(4)	On February 6, 2007, the Compensation Committee approved allocations under the Outperformance Program, a description of which is set forth above under “Recap of Executive Compensation Program for 2007 — Outperformance Program.” No payouts were made under the Outperformance Program during 2007.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth summary information concerning outstanding equity awards held by each of the named executive officers as of December 31, 2007. These equity awards include grants from January 1, 2003 through December 31, 2007. No common share options were granted during the fiscal year ended December 31, 2007 to any of the named executive officers and no named executive officer held unexercised common share options during the fiscal year ended December 31, 2007.

	Option Awards					Share Awards
			Equity						Equity		Equity
			Incentive						Incentive Plan		Incentive Plan
			Plan						Awards:		Awards:
			Awards:						Number of		Market or
	Number of	Number of	Number of						Unearned		Payout Value of
	Securities	Securities	Securities			Number of			Shares, Units		Unearned
	underlying	underlying	Underlying			Shares or		Market Value of	or Other		Shares, Units
	Unexercised	Unexercised	Unexercised	Option	Option	Units That		Shares or Units	Rights That		or Other Rights
	Options (#)	Options (#)	Unearned	Exercise	Exercise	Have Not		That Have Not	Have Not		That Have Not
Name	Exercisable	Unexercisable	Options (#)	Price	Date	Vested (#)		Vested ($)(1)	Vested (#)		Vested ($)(1)

T. Wilson Eglin	—	—	—	—	—	24,884	(2)	361,813	109,511	(6)	1,592,290
Patrick Carroll	—	—	—	—	—	17,027	(3)	247,573	47,957	(7)	697,295
E. Robert Roskind	—	—	—	—	—	23,575	(4)	342,781	31,719	(8)	461,194
Richard J. Rouse	—	—	—	—	—	23,575	(5)	342,781	77,791	(9)	1,131,081
Michael L. Ashner	—	—	—	—	—	—		—	—		—
John B. Vander Zwaag	—	—	—	—	—	—		—	—		—

(1)	Market value has been calculated as the closing price of our common shares on the New York Stock Exchange on December 31, 2007, which was $14.54 per share.

(2)	Granted on December 28, 2006. 6,221 non-vested common shares vest on each of December 28, 2008, 2009, 2010 and 2011.

(3)	Granted on December 28, 2006. 4,257 non-vested common shares vest on each of December 28, 2008, 2009 and 2010 and 4,256 non-vested common shares vest on December 28, 2011.

(4)	Granted on December 28, 2006. 5,894 non-vested common shares vest on each of December 28, 2008, 2009 and 2010 and 5,893 non-vested common shares vest on December 28 2011.

(5)	Granted on December 28, 2006. 5,894 non-vested common shares vest on each of December 28, 2008, 2009 and 2010 and 5,893 non-vested common shares vest on December 28 2011.

(6)	Consists of (i) 18,190 non-vested common shares granted on December 28, 2006, which vest in full on December 28, 2011, provided certain performance targets are met; (ii) 45,249 non-vested common shares granted on January 31, 2006 vest in full on January 31, 2011, provided certain performance targets are met; and (iii) 46,072 non-vested common shares granted on January 31, 2003, which vest in full when certain performance targets are met.

(7)	Consists of (i) 6,821 non-vested common shares granted on December 28, 2006, which vest in full on December 28, 2011, provided certain performance targets are met; (ii) 18,100 non-vested common shares granted on January 31, 2006 vest in full on January 31, 2011, provided certain performance targets are met; and (iii) 23,036 non-vested common shares granted on January 31, 2003, which vest in full when certain performance targets are met.

(8)	Consists of (i) 9,095 non-vested common shares granted on December 28, 2006, which vest in full on December 28, 2011, provided certain performance targets are met and (ii) 22,624 non-vested common shares granted on January 31, 2006 vest in full on January 31, 2011, provided certain performance targets are met.

(9)	Consists of (i) 9,095 non-vested common shares granted on December 28, 2006, which vest in full on December 28, 2011, provided certain performance targets are met; (ii) 22,624 non-vested common shares granted on January 31, 2006 vest in full on January 31, 2011, provided certain performance targets are met; and (iii) 46,072 non-vested common shares granted on January 31, 2003, which vest in full when certain performance targets are met.

Option Exercises and Stock Vested

The following table sets forth summary information concerning option exercises and vesting of stock awards for each of the named executive officers during the year ended December 31, 2007. These equity awards include grants from January 1, 2001 through December 31, 2007. No common share options or non-vested common shares were granted during the fiscal year ended December 31, 2007 to any of the named executive officers and no named executive officer held unexercised common share options during the fiscal year ended December 31, 2007.

	Option Awards		Share Awards
	Number of		Number of
	Securities		Shares
	Acquired on	Value Realized on	Acquired on	Value Realized
Name	Exercise (#)	Exercise ($)	Vesting (#)	on Vesting ($)

T. Wilson Eglin	—	—	45,934(1)	981,441	(1)
Patrick Carroll	—	—	33,816(2)	725,043	(2)
E. Robert Roskind	—	—	51,357(3)	1,105,576	(3)
Richard J. Rouse	—	—	41,875(4)	892,990	(4)
Michael L. Ashner	—	—	—	—
John B. Vander Zwaag	—	—	57,297(5)	1,197,967	(5)

(1)	Represents (i) 39,713 non-vested common shares which vested on January 3, 2007 at a price of $22.42 per share and (ii) 6,221 common shares which vested on December 27, 2007 at a price of $14.64 per share.

(2)	Represents (i) 29,560 non-vested common shares which vested on January 3, 2007 at a price of $22.42 per share and (ii) 4,256 common shares which vested on December 27, 2007 at a price of $14.64 per share.

(3)	Represents (i) 45,464 non-vested common shares which vested on January 3, 2007 at a price of $22.42 per share and (ii) 5,893 common shares which vested on December 27, 2007 at a price of $14.64 per share.

(4)	Represents (i) 35,982 non-vested common shares which vested on January 3, 2007 at a price of $22.42 per share and (ii) 5,893 common shares which vested on December 27, 2007 at a price of $14.64 per share.

(5)	Represents (i) 9,434 non-vested common shares which vested on January 3, 2007 at a price of $22.42 per share and (ii) 47,863 common shares which vested on May 18, 2007 at a price of $20.61 per share.

Non-Qualified Deferred Compensation

The following table sets forth summary information concerning non-qualified deferred compensation for each of the named executive officers during the year ended December 31, 2007. Non-qualified deferred compensation consists solely of a trust established for the benefit of certain of our executive officers in which in previous years such persons had the option to place non-vested common share awards. Participant accounts only hold our common shares. Dividends on these shares are paid by us to the trust, which makes a corresponding distribution to the participant. Earnings on the participant accounts consist of dividends paid and increase (decrease) in market value of the common shares in the trust. None of the earnings were above market.

				Aggregate	Aggregate
	Executive	Registrants		Withdrawals/	Balance at
	Contributions	Contributions in	Aggregate Earnings	Distributions in	December 31,
Name	in 2007	2007 ($)	in 2007 ($)	2007 ($)	2007 ($)(1)

T. Wilson Eglin	—	—	(805,789)	225,412	1,902,748
Patrick Carroll	—	—	—	—	—
E. Robert Roskind	—	—	(1,033,493)	289,110	2,440,437
Richard J. Rouse	—	—	(758,758)	212,255	1,791,692
Michael L. Ashner	—	—	—	—	—
John B. Vander Zwaag	—	—	—	—	—

(1)	In accordance with the trust agreements, distributions/withdrawals by T. Wilson Eglin of 83,402 common shares, by E. Robert Roskind of 108,559 common shares and by Richard J. Rouse of 79,466 common shares will occur on January 1, 2011 and complete distribution/withdrawal of each participant’s account will be made in the event of a change in control or termination of the named executive officer’s employment.

Potential Payments upon Termination or Change in Control

Each of the named executive officers has the right to receive severance compensation upon the occurrence of certain events as specified in his employment agreement. The employment agreements provide that the executive officer will be entitled to receive severance payments upon termination by us without “cause,” termination by the executive officer with “good reason” or termination resulting from a “change in control” of us.

Definitions of “Cause,” “Good Reason,“Change in Control and “Disability.”  “Cause” is defined as (A) the executive officer’s conviction of, plea of nolo contendere to, or written admission of the commission of, a felony (but not a traffic infraction or similar offense); (B) any breach by the executive officer of any material provision of the employment agreement; (C) any act by the executive officer involving moral turpitude, fraud or misrepresentation with respect to his duties for us or our affiliates; or (D) gross negligence or willful misconduct on the part of the executive officer in the performance of his duties as an employee, officer or member of us or our affiliates (that in only the case of gross negligence results in a material economic harm to us); subject to notice requirements.

“Good Reason” is defined as the occurrence of the following events without the executive officer’s written consent, subject to notice requirements: (A) a material reduction of the executive officer’s authority, duties and responsibilities, or the assignment to the executive officer of duties materially inconsistent with the executive officer’s position or positions with us; (B) a reduction in the executive officer’s rate of base salary; (C) a breach by us of any material provision of the employment agreement; or (D) our requiring the executive officer to be based at any office or location located more than fifty (50) miles from the New York metropolitan area.

“Change in control” is defined as:

(A) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) (“Beneficial Ownership”) of 20% or more of either (i) our then outstanding common shares (the “Outstanding Company Common Stock”) or (ii) the combined voting power of our then outstanding voting securities entitled to vote generally in the election of trustees (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (A), the following acquisitions shall not constitute a “change in control”: (1) any acquisition directly from us, (2) any acquisition by us, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by us or any entity controlled by us or (4) any acquisition by any entity pursuant to a transaction which complies with subclauses (1), (2) and (3) of clause (C) below; or

(B) individuals who, as of the date the employment agreement, constitute our Board of Trustees (the “Incumbent Board”) cease for any reason to constitute at least a majority of our Board of Trustees; provided, however, that any individual becoming a trustee subsequent to the date hereof whose election, or nomination for election by our shareholders, was approved by a vote of at least a majority of the trustees then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of trustees or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than our Board of Trustees;

(C) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of our assets (a “Business Combination”), in each case, unless, following such Business Combination, (1) all or substantially all of the Persons who had Beneficial Ownership, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination, have Beneficial Ownership, of more than 50%, respectively, of our then outstanding common shares and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of trustees, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of our assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or any of our employee benefit plans (or related trusts) or such entity resulting from such Business Combination) acquires Beneficial Ownership of 20% or more of, respectively, the then outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership existed prior to the Business Combination and (3) at least a majority of the members of the board of directors or board of trustees, as the case may be, of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement with the successor or purchasing entity in respect of such Business Combination, or of the action of our Board of Trustees, providing for such Business Combination; or

(D) approval by our shareholders of a complete liquidation or dissolution of us.

“Disability” is defined as the mental or physical incapacity of the executive officer such that (A) he qualifies for long-term disability benefits under a Company-sponsored long-term disability policy or (B) the executive officer has been incapable as a result of illness, disease, mental or physical disability, disorder, infirmity, or impairment or similar cause of performing his essential duties and responsibilities for any period of one hundred eighty (180) days (whether or not consecutive) in any consecutive three hundred sixty-five (365) day period. Disability shall be determined by an approved medical doctor selected by us and the executive officer. If we cannot agree on a medical doctor, each party shall select a medical doctor and the two doctors shall select a third who shall be the approved medical doctor for this purpose.

Severance Terms for the Named Executive Officers.  If one of the named executive officers is terminated (1) by the executive officer for “good reason,” (2) by us without cause, (3) by the named executive officer or us for any reason within two years following a “change in control,” or (4) at the request of a third party who has taken steps reasonably calculated to effect a “change in control” or otherwise arose in connection with or anticipation of a “change in control,” which we refer to as a “pre-change in control termination,” then, in each case, the named executive officer shall be entitled to receive the following:

•	any earned but unpaid base salary for the period prior to termination and any earned but unpaid bonuses, for prior periods which have ended at the time of such termination;

•	any rights to which he is entitled in accordance with any applicable plan or program provisions under any employee benefit plan, program or arrangement, fringe benefit or incentive plan;

•	a severance payment equal to three times the sum of: (x) the named executive officer’s base salary at termination, (y) his regular target bonus, assuming achievement of 100% of all targets under our executive bonus plan in effect for the fiscal year in which termination occurs, and (z) either (A) the average of the fair market value, measured as of the grant date, of the long-term incentive awards we have granted to or agreed to grant to (if such grant has not yet been made) the named executive officer during the fiscal year during which the termination occurs and the fiscal year immediately preceding the year during which the termination occurs, or (B) if we have not agreed to grant a long-term incentive award to the executive officer during the fiscal year during which the termination occurs, then the average fair market value, measured as of the grant date of the long-term incentive awards we have granted to the named executive officer during the two fiscal years immediately preceding the year during which the termination occurs; and

•	continuation of medical, dental, disability, life insurance and other employee welfare benefits then provided to our senior executives for a period of three years following the date of termination, or if the named executive officer is ineligible for such benefits, then a lump sum payment of the cash equivalent of the premiums or other contributions that we would otherwise pay to continue coverage.

Additionally, all non-vested and/or unearned bonus and long-term incentive awards previously granted to the executive officer, including but not limited to restricted shares, deferred share awards, and share options shall earn and fully vest and become non-forfeitable.

In the event that any amount or benefit paid under an employment agreement for one of the named executive officers, as a result of any change in ownership of us is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, we will be required to “gross-up” the severance payment to cover the excise taxes on the benefits, thereby providing such benefits to the employee on a net basis, after payment of excise tax.

If the named executive officer’s employment is terminated on account of death or “disability,” the named executive officer or his estate or designated beneficiaries shall be entitled to receive the following:

•	any earned but unpaid base salary for the period prior to termination and any earned but unpaid bonuses, for prior periods which have ended at the time of such termination;

•	any rights to which he is entitled in accordance with any applicable plan or program provisions under any employee benefit plan, program or arrangement, fringe benefit or incentive plan;

•	a severance payment equal to one times the named executive officer’s base salary at termination;

•	all non-vested bonus and long-term incentive awards previously granted to the named executive officer, including but not limited to restricted shares, deferred share awards and share options, shall earn and fully vest and become non-forfeitable;

•	a pro rata portion of the bonuses he would have received under our executive bonus plan in effect at the time of his termination has he remained employed by us for the full fiscal year in which his termination occurs;

•	a pro rata portion of any payment he would have received or award that would have vested under any performance-based long-term incentive award or program has he remained employed by us for the full performance period or periods in which his termination occurs; and

•	continuation of group health plan then provided to senior executives for a period of two years following the date of termination, or if the named executive officer is ineligible for such group health plan, then a lump sum payment of the cash equivalent of the premiums or other contributions that we would otherwise pay to continue coverage .

If the named executive officer’s employment is terminated by us for “cause” or by the named executive officer without “good reason,” the named executive officer shall be entitled to receive the following:

•	any earned but unpaid base salary for the period prior to termination and any earned but unpaid bonuses, for prior periods which have ended at the time of such termination; and

•	any rights to which he is entitled in accordance with any applicable plan or program provisions under any employee benefit plan, program or arrangement, fringe benefit or incentive plan.

With the exception of E. Robert Roskind’s employment agreement, the employment agreements with the named executive officers provide that the named executive officer will serve us faithfully and to the best of his ability and will devote substantially all of his business time, energy, experience and talents to our business and the business of our affiliates. This restriction does not prevent the named executive officer from managing his personal or family investments, or serving on civic or charitable boards or committees, so long as any such activities do not interfere with the performance of the named executive officer’s responsibilities as one of our employees. Mr. Roskind’s employment agreement permits Mr. Roskind to spend approximately one third of his business time on the affairs of The LCP Group L.P. and its affiliates; however, Mr. Roskind must prioritize his business time to address our needs ahead of The LCP Group L.P.

Review and Analysis of the Need for Termination and Change-in-Control Arrangements.  The initial three year term of each of our executive officer’s employment agreement expires on May 4, 2009. Each employment agreement is automatically renewed for successive one year periods unless notice of non-renewal is given at least 180 days prior to the expiration of the then term. Prior to the date that notice of non-renewal must be given, our Compensation Committee intends to analyze and reassess all of the termination and change-in-control arrangements to determine whether they are necessary and appropriate at such time and considering each executive officer’s circumstances.

Termination Scenario Tables

The tables below estimate the payments and benefits to each of the named executive officers assuming they were terminated on December 31, 2007 under each of the circumstances listed above and on the assumptions listed in the footnotes below. As of December 31, 2007, the performance thresholds under the 2007 Outperformance Program would not have been met and none of the executive officers would have been entitled to any benefits under such program. Continuation of benefits, which may be paid monthly if the named executive officer is eligible for continued coverage under such plans, are assumed to be paid by a lump-sum payment at termination.

	Without Cause or	Upon a Change in		W/Cause or w/o Good
T. Wilson Eglin	with Good Reason	Control	Death or Disability	Reason

Base salary portion of severance payment(1)	$1,650,000	$1,650,000	$550,000	—
Bonus portion of severance payment(2)	1,650,000	1,650,000	—	—
Long-term incentive portion of severance payment(3)	1,461,132	1,461,132	—	—
Welfare benefits	57,624	57,624	—	—
Group health care benefits	—	—	26,460	—
Value of accelerated equity awards(4)	2,152,487	2,152,487	2,152,487	—
Excise Tax Gross Up	—	2,917,394	—	—

Total Payments and Benefits	$6,971,243	$9,888,637	$2,728,947	—

(1)	Base salary portion of severance payment equals 3 times the base salary, which is currently, and at December 31, 2007 was, $550,000.

(2)	Bonus portion of severance payment equals 3 times the target bonus under the then bonus plan, which is currently, and at December 31, 2007 was, 100% of base salary. Excludes any pro rata bonus.

(3)	Long-term incentive portion of severance payment equals 3 times the average of the long-term awards for 2007 and 2006, which were granted on January 8, 2008 and December 28, 2006, respectively, with grant date values of $574,999 and $399,089.

(4)	Based on the closing price of our common shares on the New York Stock Exchange on December 31, 2007, of $14.54 per share. Consists of (i) 29,660 non-vested common shares granted on January 8, 2008, which vest in full on January 8, 2011 and which are not included in the Outstanding Equity Awards at Fiscal Year End table above, (ii) 24,884 non-vested common shares granted on December 28, 2006, which vest in full on December 28, 2011; (iii) 18,190 non-vested common shares granted on December 28, 2006, which vest in full on December 28, 2011, provided certain performance targets are met; (iv) 45,249 non-vested common shares granted on January 31, 2006, which vest in full on January 31, 2011, provided certain performance targets are met; and (v) 30,056 non-vested common shares granted on January 31, 2003, which vest in full when certain performance targets are met. Excludes 16,016 common shares granted on January 31, 2003, which vested on January 1, 2008 and which are included in the Outstanding Equity Awards at Fiscal Year End table above.

				W/Cause or w/o
	Without Cause or	Upon a Change in		Good
Patrick Carroll	with Good Reason	Control	Death or Disability	Reason

Base salary portion of severance payment(1)	$1,125,000	$1,125,000	$375,000	—
Bonus portion of severance payment(2)	1,125,000	1,125,000	—	—
Long-term incentive portion of severance payment(3)	1,049,465	1,049,465	—	—
Welfare benefits	55,818	55,818	—	—
Group health care benefits	—	—	26,460	—
Value of accelerated equity awards(4)	1,240,931	1,240,931	1,240,931	—
Excise Tax Gross Up	—	1,832,520	—	—

Total Payments and Benefits	$4,596,214	$6,428,734	$1,642,391	—

(1)	Base salary portion of severance payment equals 3 times the base salary, which was increased to $375,000 on January 8, 2008, effective as of January 1, 2008. The base salary and bonus portions reflect this increase.

(2)	Bonus portion of severance payment equals 3 times the target bonus under the then bonus plan, which is currently, and at December 31, 2007 was, 100% of base salary. Excludes any pro rata bonus.

(3)	Long-term incentive portion of severance payment equals 3 times the average of the long-term awards for 2007 and 2006, which were granted on January 8, 2008 and December 28, 2006, respectively, with grant date values of $549,990 and $149,653.

(4)	Based on the closing price of our common shares on the New York Stock Exchange on December 31, 2007, of $14.54 per share. Consists of (i) 28,370 non-vested common shares granted on January 8, 2008, which vest in full on January 8, 2011 and which are not included in the Outstanding Equity Awards at Fiscal Year End table above, (ii) 17,027 non-vested common shares granted on December 28, 2006, which vest in full on December 28, 2011; (iii) 6,821 non-vested common shares granted on December 28, 2006, which vest in full on December 28, 2011, provided certain performance targets are met; (iv) 18,100 non-vested common shares granted on January 31, 2006, which vest in full on January 31, 2011, provided certain performance targets are met; and (v) 15,028 non-vested common shares granted on January 31, 2003, which vest in full when certain performance targets are met. Excludes 8,008 common shares granted on January 31, 2003, which vested on January 1, 2008 and which are included in the Outstanding Equity Awards at Fiscal Year End table above.

	With Cause or	Upon a Change in		W/ Cause or w/o
E. Robert Roskind	with Good Reason	Control	Death or Disability	Good Reason

Base salary portion of severance payment(1)	$1,350,000	$1,350,000	$450,000	—
Bonus portion of severance payment(2)	1,350,000	1,350,000	—	—
Long-term incentive portion of severance payment(3)	789,801	789,801	—	—
Welfare benefits	47,655	47,655	—	—
Group health care benefits	—	—	18,218	—
Value of accelerated equity awards(4)	1,049,221	1,049,221	1,049,221	—
Excise Tax Gross Up	—	2,177,788	—	—

Total Payments and Benefits	$4,586,677	$6,764,465	$1,517,439	—

(1)	Base salary portion of severance payment equals 3 times the base salary, which is currently, and at December 31, 2007 was, $450,000.

(2)	Bonus portion of severance payment equals 3 times the target bonus under the then bonus plan, which is currently, and at December 31, 2007 was, 100% of base salary. Excludes any pro rata bonus.

(3)	Long-term incentive portion of severance payment equals 3 times the average of the long-term awards for 2007 and 2006, which were granted on January 8, 2008 and December 28, 2006, respectively, with grant date values of $326,990 and $199,544.

(4)	Based on the closing price of our common shares on the New York Stock Exchange on December 31, 2007, of $14.54 per share. Consists of (i) 16,867 non-vested common shares granted on January 8, 2008, which vest in full on January 8, 2011 and which are not included in the Outstanding Equity Awards at Fiscal Year End table above, (ii) 23,575 non-vested common shares granted on December 28, 2006, which vest in full on December 28, 2011; (iii) 9,095 non-vested common shares granted on December 28, 2006, which vest in full on December 28, 2011, provided certain performance targets are met; and (iv) 22,624 non-vested common shares granted on January 31, 2006, which vest in full on January 31, 2011, provided certain performance targets are met.

	With Cause or with	Upon a Change in	Death or	W/ Cause or w/o
Richard J. Rouse	Good Reason	Control	Disability	Good Reason

Base salary portion of severance payment(1)	$1,425,000	$1,425,000	$475,000	—
Bonus portion of severance payment(2)	1,425,000	1,425,000	—	—
Long-term incentive portion of severance payment(3)	929,298	929,298	—	—
Welfare benefits	49,500	49,500	—	—
Group health care benefits	—	—	18,218	—
Value of accelerated equity awards(4)	1,555,984	1,555,984	1,555,984	—
Excise Tax Gross Up	—	2,607,085	—	—

Total Payments and Benefits	$5,384,782	$7,991,867	$2,049,202	—

(1)	Base salary portion of severance payment equals 3 times the base salary, which is currently, and at December 31, 2007 was, $475,000.

(2)	Bonus portion of severance payment equals 3 times the target bonus under the then bonus plan, which is currently, and at December 31, 2007 was, 100% of base salary. Excludes any pro rata bonus.

(3)	Long-term incentive portion of severance payment equals 3 times the average of the long-term awards for 2007 and 2006, which were granted on January 8, 2008 and December 28, 2006, respectively, with grant date values of $419,988 and $199,544.

(4)	Based on the closing price of our common shares on the New York Stock Exchange on December 31, 2007, of $14.54 per share. Consists of (i) 21,664 non-vested common shares granted on January 8, 2008, which vest in full on January 8, 2011 and which are not included in the Outstanding Equity Awards at Fiscal Year End table above, (ii) 23,575 non-vested common shares granted on December 28, 2006, which vest in full on December 28, 2011; (iii) 9,095 non-vested common shares granted on December 28, 2006, which vest in full on December 28, 2011, provided certain performance targets are met; (iv) 22,624 non-vested common shares granted on January 31, 2006, which vest in full on January 31, 2011, provided certain performance targets are met; and (v) 30,056 non-vested common shares granted on January 31, 2003, which vest in full when certain performance targets are met. Excludes 16,016 common shares granted on January 31, 2003, which vested on January 1, 2008 and which are included in the Outstanding Equity Awards at Fiscal Year End table above.

Director Compensation

None of our officers receive or will receive any compensation for serving as a member of our Board of Trustees or any of its committees. Our trustees received the following aggregate amounts of compensation for the year ended December 31, 2007.

					Change in
					Pension Value
	Fees				and
	Earned or			Non-Equity	Nonqualified
	paid in	Share	Option	Incentive Plan	Deferred	All Other
Name and	cash ($)	Awards	Awards	Compensation	Compensation	Compensation	Total
Principal Position	(1)	($)(2)	($)	($)	Earnings ($)	($)	($)

Clifford Broser	7,500	92,075	—	—	—	—	99,575
Geoffrey Dohrmann	23,000	108,990	—	—	—	—	131,990
Carl D. Glickman	12,000	122,990	—	—	—	—	134,990
James Grosfeld	12,500	104,990	—	—	—	—	117,490
Harold First(2)	4,500	—	—	—	—	—	4,500
Richard Frary	13,000	103,075	—	—	—	—	116,075
Kevin W. Lynch	24,000	116,490	—	—	—	—	140,490

(1)	Prior to April 2007, all of our trustees had elected to receive 100% of their fees in common shares pursuant to our 1994 Director Share Plan, which provides for a 5% discount. Due to the elimination of the 5% discount from our dividend reinvestment plan, all of our trustees elected to receive future fees in cash.

(2)	Trustees are granted 2,500 shares upon joining our Board of Trustees and receive annual share grants of 3,000 shares which are paid in arrears. These share grants are fully-vested and are eligible to receive dividends from the date of grant. The initial share grant for Harold First was awarded in 2008.

The Compensation Committee retained FPL, an independent compensation consultant, to perform an analysis of our Board compensation practices and those of our “peers” and make recommendations with respect to our Board compensation practices.

After reviewing the analysis and recommendations of FPL and receiving input from our Chief Executive Officer, the Compensation Committee adopted a compensation arrangement for our trustees, which was effective as of January 1, 2008 and supersedes the compensation arrangement with respect to the Board that was in effect immediately prior to this date. Compensation for the Board is composed of retainer fees, meeting fees, and equity awards, as follows.

Compensation Component	2008 Compensation

RETAINERS
Lead Independent Trustee	$20,000
Annual Member Retainer	$30,000
Audit Chairperson Retainer	$17,500
Compensation Chairperson Retainer	$10,000
Nominating & Corp. Gov. Committee Chairperson Retainer	$10,000
MEETING FEES:
In-Person Board Meeting Fees	$1,500
Telephonic Board Meeting Fees	$1,500
In Person Committee Meeting Fees	$1,000
Telephonic Committee Meeting Fees	$1,000
EQUITY AWARD:
Initial Equity Award	$45,000
Annual Equity Award	$45,000 (pro rated for partial years	)

The 2008 compensation arrangement is substantially similar to the 2007 compensation arrangement, with the exception of the equity awards, which were previously a pre-determined number of common shares. The initial equity award will be based on the closing price of our common shares on the date the trustee is appointed to our Board. The annual equity award will be based on the most recently completed year-end closing price of our common shares.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Trustees will make a decision with respect to the engagement of an independent registered public accounting firm for the year ending December 31, 2008 at a meeting of the full Board of Trustees, which is expected to take place during our second fiscal quarter. KPMG LLP and its predecessors have been our independent registered public accounting firm since 1993.

Although shareholder ratification of the appointment of our independent registered public accounting firm is not required by our bylaws or otherwise, we are submitting the selection of KPMG LLP for ratification as a matter of good corporate governance practice. Even if the selection is ratified, the Audit Committee in its discretion may appoint an alternative independent registered public accounting firm if it deems such action appropriate. If the Audit Committee’s selection is not ratified, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of an independent registered public accounting firm.

KPMG LLP was engaged to perform the annual audit of our consolidated financial statements for the calendar year ended December 31, 2007. There are no affiliations between us and KPMG LLP’s partners, associates or employees, other than as pertaining to KPMG LLP’s engagement as our independent registered public accounting firm. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement if they so desire and to respond to appropriate questions.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of our annual financial statements for each of 2007 and 2006, and fees billed for other services rendered by KPMG LLP.

	2007		2006

Audit fees	$2,028,308		$1,430,000
Audit — related fees	905,896	(1)	662,913	(2)

Total audit and audit related fees	2,934,204		2,092,913
Tax fees(3)	161,650		345,600
All other fees	25,721	(4)	96,626	(5)

Total fees	$3,121,575		$2,535,139

(1)	2007 audit — related fees include services rendered relating to review of registration statements, issuance of consents and comfort letters, audits of the MLP and joint ventures and work related to LSAC’s initial public offering.

(2)	2006 audit — related fees include services rendered relating to review of registration statements, issuance of consents and comfort letters and audits of joint ventures.

(3)	Tax fees consisted of fees for tax compliance and preparation services for us and LSAC.

(4)	Relates to tax due diligence fees on earnings and profit treatment and built-in gains, a licensing fee paid by the Company to KPMG for accounting research software and a CPE seminar.

(5)	Relates to tax due diligence fees on merger with Newkirk and a licensing fee paid by the Company to KPMG for accounting research software.

The Audit Committee has determined that the non-audit services provided by the independent registered public accounting firm are compatible with maintaining the accounting firm’s independence. The percentage of services set forth above in the categories “Audit-related fees,” “Tax fees” and “All other fees” that were approved by the Audit Committee pursuant to Rule 2-01(c)(7)(i)(C) of the Exchange Act (relating to the approval of non-audit services after the fact but before completion of the audit) was 0%.

The Audit Committee of the Board of Trustees must pre-approve the audit and non-audit services performed by our independent registered public accounting firm, and has adopted appropriate policies in this regard. With regard to fees, annually, the independent registered public accounting firm provides the Audit Committee with an engagement letter outlining the scope of the audit services proposed to be performed during the fiscal year. Upon the Audit Committee’s acceptance of and agreement to the engagement letter, the services within the scope of the proposed audit services are deemed pre-approved pursuant to this policy. The Audit Committee must pre-approve any change in the scope of the audit services to be performed by the independent registered public accounting firm and any change in fees relating to any such change. Specific audit-related services and tax services are pre-approved by the Audit Committee, subject to limitation on the dollar amount of such fees, which dollar amount is established annually by the Audit Committee. Services not specifically identified and described within the categories of audit services, audit-related services and tax services must be expressly pre-approved by the Audit Committee prior to us engaging any such services, regardless of the amount of the fees involved. The Chairperson of the Audit Committee is delegated the authority to grant such pre-approvals. The decisions of the Chairperson to pre-approve any such activity shall be presented to the Audit Committee at its next scheduled meeting. In accordance with the foregoing, the retention by management of our independent registered public accounting firm for tax consulting services for specific projects is pre-approved, provided, that the cost of any such retention does not exceed $20,000 and the annual cost of all such retentions does not exceed $50,000. The Audit Committee does not delegate to management its responsibilities to pre-approve services to be performed by our independent registered public accounting firm.

Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008 requires the affirmative vote of a majority of the votes cast at the Annual Meeting.

The Board of Trustees recommends that Shareholders vote FOR Proposal No. 2.

OTHER MATTERS

The Board of Trustees is not aware of any business to come before the Annual Meeting other than the election of trustees and the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008. However, if any other matters should properly come before the Annual Meeting, including matters relating to the conduct of the Annual Meeting, it is intended that proxies in the accompanying form or as authorized via the Internet or telephone will be voted in respect thereof in accordance with the discretion of the person or persons voting the proxies.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE PROPOSALS.	Please	☐
Mark Here for Address
Change or Comments

SEE REVERSE SIDE
ITEM 1. ELECTION OF TRUSTEES

Nominees:		WITHHOLD
	FOR ALL	FOR ALL
(except as indicated
to the contrary below)
01 E. Robert Roskind 02 Richard J. Rouse	☐	☐
03 T. Wilson Eglin
04 Clifford Broser
05 Geoffrey Dohrmann
06 Harold First
07 Richard Frary
08 Carl D. Glickman
09 James Grosfeld
10 Kevin W. Lynch

For all, except for the nominees you list below: (write that nominee’s name in the space provided below.)

ITEM 2. TO RATIFY THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2008.

	FOR	AGAINST	ABSTAIN

	☐	☐	☐

ITEM 3. TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE 2008 ANNUAL MEETING, INCLUDING ANY ADJOURNMENT OR POSTPONEMENT THEROF.

	FOR	AGAINST	ABSTAIN

	☐	☐	☐

Signature:	Signature:	Date:

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

FOLD AND DETACH HERE
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH
ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone proxy authorization is available through 11:59 PM Eastern Time the day prior to annual meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/Ixp		TELEPHONE 1-866-540-5760
OR
Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.		Use any touch-tone telephone to vote your proxy. Have our proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To authorize your proxy to vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-
paid envelope.
Choose MLinksm for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/sharehowner/isd where step-by step instructions will prompt you through enrollment.
You can view the Annual Report and Proxy Statement on the Internet at:
http://www.snl.com/IRWebLinkX/GenPage.aspx?IID=103128&GKP=202728.

PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES OF
LEXINGTON REALTY TRUST
     The undersigned shareholder of Lexington Realty Trust hereby appoints Patrick Carroll and Paul R. Wood, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Lexington Realty Trust which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2008 Annual Meeting of Shareholders of the Trust to be held at the New York offices of Paul, Hastings, Janofsky & Walker LLP, 75 East 55th Street, New York, New York 10022 at 10:00 a.m. Eastern time on Tuesday, May 20, 2008, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting.
     The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders and of the accompanying Proxy Statement, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to such meeting.
(Continued and to be marked, dated and signed, on the other side)
     Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 20, 2008 — The proxy statement and the Annual Report to Shareholders are available at http://www.snl.com/IRWebLinkX/GenPage.aspx?IID=103128&GKP=202728.

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE
You can now access your Lexington Realty Trust account online.
Access your Lexington Realty Trust shareholder/stockholder account online via Investor ServiceDirect® (ISD).
The Transfer Agent for Lexington Realty Trust now makes it easy and convenient to get current information on your shareholder account.

o	View account status	o	View payment history for dividends
o	View certificate history	o	Make address changes
o	View book-entry information	o	Obtain a duplicate 1099 tax form
		o	Establish/change your PIN
Visit us on the web at http://www.bnymellon.com/shareowner/isd
Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time

AMENDED AND RESTATED DECLARATION OF TRUST
     FIRST: The Trust shall be a real estate investment trust within the meaning of Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland (the “Maryland REIT Law”). The Trust is not intended to be, shall not be deemed to be, and shall not be treated as a general partnership, limited partnership, joint venture, corporation or joint stock company (but nothing herein shall preclude the Trust from being treated for tax purposes as an association under the Internal Revenue Code); nor shall the Trustees or shareholders or any of them for any purpose be, nor be deemed to be, nor be treated in any way whatsoever as, liable or responsible hereunder as partners or joint venturers. The relationship of the shareholders to the Trustees shall be solely that of beneficiaries of the Trust in accordance with the rights conferred upon them by this Declaration.
     SECOND: The name of the trust is “Lexington Realty Trust” and, so far as may be practicable, the Trustees shall conduct the Trust’s activities, execute all documents and sue or be sued under that name, which name (and the word “Trust” where used in this Declaration of Trust), except where the context otherwise requires, shall refer to the Trustees collectively but not individually or personally nor to the officers, agents, employees or shareholders of the Trust or of such Trustees. Under circumstances in which the Trustees determine the use of such name is not practicable or under circumstances in which the Trustees are contractually bound to change that name, they may use such other designation or they may adopt another name under which the Trust may hold property or conduct its activities.
     THIRD: (a) The purposes for which the Trust is formed and the business and objects of the Trust are:
     To engage in the real estate business (including, without limitation, the ownership, operation and management of properties), and any lawful activities incidental thereto. To engage in any lawful act or activity for which real estate investment trusts may be organized under the applicable laws of the State of Maryland.
     (b) The foregoing purposes and objects shall be in no way limited or restricted by reference to, or inference from, the terms of any other clause of this or any other Article of this Declaration, and each shall be regarded as independent; and they are intended to be and shall be construed as powers as well as purposes and objects of the Trust and shall be in addition to and not in limitation of the general powers of real estate investment trusts under the laws of the State of Maryland.
     FOURTH: The Trust may have offices, including a principal executive office, at such places as the Board of Trustees may from time to time determine or the business of the Trust may require.
     FIFTH: The name and address of the resident agent of the Trust in this State is National Registered Agents, Inc. of MD, 836 Park Avenue, Second Floor, Baltimore, Maryland 21201. Said resident agent is a Maryland corporation.
     SIXTH: (a) The total number of shares of beneficial interest of all classes which the Trust has the authority to issue is 1,000,000,000 shares of beneficial interest (par value $.0001 per share), of which 400,000,000 shares are classified as “Common Stock,” 500,000,000 shares are classified as “Excess Stock” and 100,000,000 shares are classified as “Preferred Stock” (of which 3,160,000 shares are classified as “8.05% Series B Cumulative Redeemable Preferred Stock” (“Series B Preferred Stock”), 3,100,000 shares are classified as “6.50% Series C Cumulative Convertible Preferred Stock” (“Series C Preferred Shares”) and 1 share is classified as “Special Voting Preferred Stock” (the “Special Voting Preferred Stock”)). The Board of Trustees may classify and reclassify any unissued shares of beneficial interest by setting or changing, in any one or more respects, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of beneficial interest.

     (b) The following is a description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the Common Stock of the Trust:
     (1) Each share of Common Stock shall have one vote; and, except as otherwise provided in respect of any other class of shares hereunder classified or reclassified, the exclusive voting power for all purposes shall be vested in the holders of the Common Stock. Shares of Common Stock shall not have cumulative voting rights.
     (2) Subject to the provisions of law and any preferences of any class of shares hereafter classified or reclassified, dividends or other distributions, including dividends or other distributions payable in shares of another class of the Trust’s shares, may be paid on the Common Stock of the Trust at such time and in such amounts as the Board of Trustees may deem advisable.
     (3) In the event of any liquidation, dissolution or winding up of the Trust, whether voluntary or involuntary, the holders of the Common Stock shall be entitled, after payment or provision for payment of the debts and other liabilities of the Trust and the amount to which the holders of any class of shares hereafter classified or reclassified having a preference on distributions in the liquidation, dissolution or winding up of the Trust shall be entitled, together with the holders of Excess Stock and any other class of shares hereafter classified or reclassified not having a preference on distributions in the liquidation, dissolution or winding up of the Trust, to share ratably in the remaining net assets of the Trust.
     (4) Each share of Common Stock is convertible into Excess Stock as provided in Article NINTH hereof.
     (c) The following is a description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the Series B Preferred Stock of the Trust:
     (1) Number of Shares and Designation. The Series B Preferred Stock shall be a series of Preferred Stock designated as “8.05% Series 13 Cumulative Redeemable
Preferred Stock, par value $.0001 per share”, and the number of shares constituting such series shall be 3,160,000.
     (2) Definitions. For the purposes of this Section (c), the following terms shall have the following meanings:
     “Board of Trustees” shall mean the Board of Trustees of the Trust or any committee authorized by such Board of Trustees to perform any of its responsibilities with respect to the Series B Preferred Stock.
     “Business Day” shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.
     “Capital Gains Amount” shall have the meaning set forth in Section (c)(3) of this Article SIXTH.
     “Capital Stock” shall have the meaning set forth in Article NINTH hereof.
     “Code” shall mean the Internal Revenue Code of 1986, as amended.
     “Dividend Payment Date” shall mean, with respect to each Dividend Period, the fifteenth day of February, May, August and November of each year, commencing on August 15, 2003.

     “Dividend Period” shall mean the respective periods commencing on and including January 1, April 1, July 1 and October 1 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period, which shall commence on the Original Issue Date and end on and include June 30, 2003).
     “Dividend Record Date” shall mean the date designated by the Board of Trustees for the payment of dividends that is not more than 30 nor less than 10 days prior to the applicable Dividend Payment Date.
     “Equity Stock” shall have the meaning set forth in Article NINTH hereof.
     “Event” shall have the meaning set forth in Section (c)(6) of this Article SIXTH.
     “Market Price” on any date shall mean, with respect to the Series B Preferred Stock, the average of the daily market price for ten consecutive trading days immediately preceding the date. The market price for each such trading day shall be determined as follows: (A) if the Series B Preferred Stock is listed or admitted to trading on any securities exchange or included for quotation on the NASDAQ-National Market System, the closing price, regular way, on such day, or if no such sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reliable quotation source designated by the Trust; (B) if the Series B Preferred Stock is not listed or admitted to trading on any securities exchange or included for quotation on the
NASDAQ-National Market System, the last reported sale price on such day or, if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reliable quotation source designated by the Trust; or (C) if the Series B Preferred Stock is not listed or admitted to trading on any securities exchange or included for quotation on the NASDAQ-National Market System and no such last reported sale price or closing bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as responded by a reliable quotation source designated by the Trust, or if there shall be no bid and asked prices on such day, the average of the high bid and low asked prices, as so reported, on the most recent day (not more than ten days prior to the date in question) for which prices have been so reported; provided that if there are no bids and asked prices reported during the ten days prior to the date in question, the market price of the Series B Preferred Stock shall be determined by the Trust acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate.
     “Original Issue Date” shall mean June 19, 2003.
     “Ownership Limit” shall have the meaning set forth in Article NINTH hereof.
     “Parity Preferred” shall have the meaning set forth in Section (c)(6) of this Article SIXTH.
     “Preferred Dividend Default” shall have the meaning set forth in Section (c)(6) of this Article SIXTH.
     “Preferred Trustees” shall have the meaning set forth in Section (c)(6) of this Article SIXTH.
     “Total Dividends” shall have the meaning set forth in Section (c)(3) of this Article SIXTH.
     (3) Dividends and Distributions.
          (a) Subject to the preferential rights of the holders of any class or series of Capital Stock of the Trust ranking senior to the Series B Preferred Stock as to dividends, the holders of the Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Trustees, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 8.05% per annum of the $25.00 liquidation preference per share of the Series B Preferred Stock (equivalent to the annual rate of $2.0125 per share of the Series B Preferred Stock). Such dividends shall accrue and be cumulative from and including the Original Issue Date and shall be payable quarterly in arrears on each Dividend Payment Date, commencing August 15, 2003; provided, however, that if any Dividend Payment Date is not a Business Day, then the dividend which would otherwise have been payable on such Dividend Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Dividend Payment Date, and no interest or additional dividends or other sums shall accrue on the amount so payable from such Dividend Payment Date to such next succeeding Business Day. The initial partial dividend payable on the Series B Preferred Stock will be $0.0671 per share. The amount of any dividend payable on the Series B Preferred Stock for each full Dividend Period shall be computed by dividing the annual dividend by four (4). The amount of any dividend payable on the Series B Preferred Stock for any partial Dividend Period other than the initial Dividend Period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stockholder records of the Trust at the close of business on the applicable Dividend Record Date.
          (b) No dividends on the Series B Preferred Stock shall be declared by the Board of Trustees or paid or set apart for payment by the Trust at such time as the terms and provisions of any agreement of the Trust, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, or payment or setting apart for payment shall be restricted or prohibited by law.
          (c) Notwithstanding anything contained herein to the contrary, dividends on the Series B Preferred Stock shall accrue whether or not the Trust has earnings, whether or not there are funds legally available for the payment of such dividends, and whether or not such dividends are declared.
          (d) Except as provided in Section (c)(3)(e) below, no dividends shall be declared or paid or set apart for payment and no other distribution of cash or other property may be declared or made, directly or indirectly, on or with respect to any shares of Common Stock or shares of any other class or series of Capital Stock of the Trust ranking, as to dividends, on a parity with or junior to the Series B Preferred Stock (other than pro rata dividends paid in shares of Common Stock or in shares of any other class or series of Capital Stock ranking on parity with the Series B Preferred Stock as to dividends and upon liquidation) for any period, nor shall any shares of Common Stock or any other shares of any other class or series of Capital Stock of the Trust ranking, as to dividends or upon liquidation, on a parity with or junior to the Series B Preferred Stock be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Trust (except by conversion into or exchange for other shares of any class or series of Capital Stock of the Trust ranking junior to the Series B Preferred Stock as to dividends and upon liquidation and except for the acquisition of shares made pursuant to the provisions of Article NINTH hereof), unless full cumulative dividends on the Series B Preferred Stock for all past dividend periods and the then current dividend period shall have been or contemporaneously are (i) declared and paid in cash or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for such payment.
          (e) When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series B Preferred Stock and the shares of any other class or series of Capital Stock ranking, as to dividends, on a parity with the Series B Preferred Stock, all dividends declared upon the Series B Preferred Stock and each such other class or series of Capital Stock ranking, as to dividends, on a parity with the Series B Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series B Preferred Stock and such other class or series of Capital Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series B Preferred Stock and such other class or series of Capital Stock (which shall not include any accrual in respect of unpaid dividends on such other class or series of Capital Stock for prior dividend periods if such other class or series of Capital Stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series B Preferred Stock which may be in arrears.

          (f) Holders of shares of Series B Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or shares of Capital Stock, in excess of full cumulative dividends on the Series B Preferred Stock as provided herein. Any dividend payment made on the Series B Preferred Stock shall first be credited against the earliest accrued but unpaid dividends due with respect to such shares which remains payable. Accrued but unpaid distributions on the Series B Preferred Stock will accumulate as of the Dividend Payment Date on which they first become payable.
          (g) If, for any taxable year, the Trust elects to designate as “capital gain dividends” (as defined in Section 857 of the Code or any successor revenue code or section) any portion (the “Capital Gains Amount”) of the total dividends (as determined for United States federal income tax purposes) paid or made available for such taxable year to holders of all classes and series of Capital Stock (the “Total Dividends”), then the portion of the Capital Gains Amount that shall be allocable to holders of Series B Preferred Stock shall be in the same proportion that the Total Dividends paid or made available to the holders of Series B Preferred Stock for such taxable year bears to the Total Dividends for such taxable year made with respect to all classes or series of Capital Stock outstanding.
     (4) Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Trust, before any distribution or payment shall be made to holders of shares of Common Stock or any other class or series of Capital Stock of the Trust ranking, as to liquidation rights, junior to the Series B Preferred Stock, the holders of shares of Series B Preferred Stock (and of the Excess Stock converted from Series B Preferred Stock, if any) shall be entitled to be paid out of the assets of the Trust legally available for distribution to its stockholders a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid dividends to the date of payment (whether or not declared). In the event that, upon such voluntary or involuntary liquidation, dissolution or winding-up, the available assets of the Trust are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series B Preferred Stock (and the Excess Stock converted from Series B Preferred Stock, if any) and the corresponding amounts payable on all shares of other classes or series of Capital Stock of the Trust ranking, as to liquidation rights, on a parity with the Series B Preferred Stock in the distribution of assets, then the holders of the Series B Preferred Stock (and the Excess Stock converted from Series B Preferred Stock, if any) and each such other class or series of shares of Capital Stock ranking, as to liquidation rights, on a parity with the Series B Preferred Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. Written notice of any such liquidation, dissolution or winding up of the Trust, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of shares of Series B Preferred Stock (and the Excess Stock converted from Series B Preferred Stock, if any) at the respective addresses of such holders as the same shall appear on the stock transfer records of the Trust. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series B Preferred Stock (and the Excess Stock converted from Series B Preferred Stock, if any) will have no right or claim to any of the remaining assets of the Trust. The consolidation or merger of the Trust with or into any other trust, corporation or entity, or the sale, lease, transfer or conveyance of all or substantially all of the property or business of the Trust, shall not be deemed to constitute a liquidation, dissolution or winding-up of the affairs of the Trust.
     (5) Redemption.
          (a) Subject to Section (c)(9), shares of Series B Preferred Stock shall not be redeemable prior to June 19, 2008.
          (b) Subject to Section (c)(9), on or after June 19, 2008, the Trust, at its option upon not less than 30 nor more than 60 days’ written notice, may redeem the Series B Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends (whether or not declared) thereon to and including the date fixed for redemption, without interest. If fewer than all of the outstanding shares of Series B Preferred Stock are to be redeemed, the shares of Series B Preferred Stock to be redeemed shall be redeemed pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by the Trust that will not result in a violation of the Ownership Limit. Holders of Series B Preferred Stock to be redeemed shall surrender such Series B Preferred Stock at the place designated in such notice and shall be entitled to the redemption price of $25.00 per share and any accrued and unpaid dividends payable upon such redemption following such surrender. If (i) notice of redemption of any shares of Series B Preferred Stock has been given, (ii) the funds necessary for such redemption have been irrevocably set aside by the Trust in trust for the benefit of the holders of any shares of Series B Preferred Stock so called for redemption and (iii) irrevocable instructions have been given to pay the redemption price and all accrued and unpaid dividends, then from and after the redemption date dividends shall cease to accrue on such shares of Series B Preferred Stock, such shares of Series B Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price plus any accrued and unpaid dividends payable upon such redemption, without interest. Nothing herein shall prevent or restrict the Trust’s right or ability to purchase, from time to time either at a public or a private sale, all or any part of the Series B Preferred Stock at such price or prices as the Trust may determine, subject to the provisions of applicable law.
          (c) Unless full cumulative dividends on all Series B Preferred Stock shall have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof in cash set apart for payment for all past dividend periods and the then current dividend period, no Series B Preferred Stock shall be redeemed unless all outstanding shares of Series B Preferred Stock are simultaneously redeemed and the Trust shall not purchase or otherwise acquire directly or indirectly any shares of Series B Preferred Stock or any class or series of Capital Stock of the Trust ranking, as to dividends or upon liquidation, on a parity with or junior to the Series B Preferred Stock (except by exchange for shares of Capital Stock of the Trust ranking, as to dividends and upon liquidation, junior to the Series B Preferred Stock); except that the Trust may purchase shares of Series B Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series B Preferred Stock or, subject to certain provisions of this Declaration, the Trust may, under certain circumstances, purchase shares of Series B Preferred Stock owned by a shareholder in excess of the Ownership Limit.
          (d) Notice of redemption shall be mailed by the Trust, postage prepaid, as of a date set by the Trust not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the shares of Series B Preferred Stock to be redeemed at their respective addresses as they appear on the share transfer records of the Trust. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the sufficiency of notice or validity of the proceedings for the redemption of any Series B Preferred Stock except as to a holder to whom notice was defective or not given. A redemption notice which has been mailed in the manner provided herein shall be conclusively presumed to have been duly given on the date mailed whether or not the holder received the redemption notice. Each notice shall state (i) the redemption date; (ii) the redemption price and accrued and unpaid dividends payable on the redemption date; (iii) the number of shares of Series B Preferred Stock to be redeemed; (iv) the place or places where the certificates for shares of Series B Preferred Stock are to be surrendered for payment of the redemption price and accrued and unpaid dividends payable on the redemption date; and (v) that dividends on the Series B Preferred Stock to be redeemed shall cease to accrue on such redemption date. If fewer than all of the shares of Series B Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series B Preferred Stock held by such holder to be redeemed.
          (e) Immediately prior to any redemption of the Series B Preferred Stock, the Trust shall pay, in cash, any accumulated and unpaid dividends through the redemption date, whether or not declared, unless a redemption date falls after a Dividend Record Date and on or prior to the corresponding Dividend Payment Date, in which event, notwithstanding the redemption of the Series B Preferred Stock prior to such Dividend Payment date, (i) each holder of Series B Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date; and (ii) each holder of Series B Preferred Stock at the close of business on such redemption date shall be entitled to the dividend payable on such shares alter the end of the Dividend Period to which such Dividend Record Date relates through and including the Redemption Date on the corresponding Dividend Payment Date.
          (f) The Series B Preferred Stock shall have no stated maturity and shall not be subject to any sinking fund or mandatory redemption.
          (g) All shares of the Series B Preferred Stock redeemed or repurchased pursuant to this Section (c)(5) or otherwise shall be authorized but unissued shares of Series B Preferred Stock until reclassified into another class or series of Capital Stock.
     (6) Voting Rights.
          (a) Holders of the Series B Preferred Stock shall not have any voting rights, except as provided by applicable law and as set forth in this Section (c)(6).
          (b) Whenever dividends on any shares of Series B Preferred Stock shall be in arrears for six or more consecutive or non-consecutive quarterly periods (a “Preferred Dividend Default”), the holders of such Series B Preferred Stock (voting as a single class with all other classes or series of parity preferred stock of the Trust upon which like voting rights have been conferred and are exercisable (“Parity Preferred”)) shall be entitled to vote for the election of a total of two additional trustees of the Trust (the “Preferred Trustees”) at the next annual meeting of stockholders and at each subsequent meeting until all dividends accumulated on such Series B Preferred Stock and Parity Preferred for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, the entire Board of Trustees will be increased by two trustees. If and when all accumulated dividends shall have been paid on such Series B Preferred Stock and all classes or series of Parity Preferred, the right of the holders of Series B Preferred Stock and the Parity Preferred to elect the Preferred Trustees shall immediately cease (subject to revesting in the event of each and every Preferred Dividend Default), and the term of office of each Preferred Trustee so elected shall terminate and the entire Board of Trustees shall be reduced accordingly. So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Trustee may be filled by written consent of the Preferred Trustee remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding Series B Preferred Stock when they have the voting rights described above (voting as a single class with all other classes or series of Parity Preferred). Each of the Preferred Trustees shall be entitled to one vote on any matter.
          (c) So long as any shares of Series B Preferred Stock remain outstanding, the affirmative vote or consent of the holders of two-thirds of the shares of Series B Preferred Stock and each other class or series of Parity Preferred, outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting as a single class) will be required to: (i) authorize or create, or increase the authorized or issued amount of, any class or series of Capital Stock ranking senior to the Series B Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding-up of’ the affairs of the Trust or reclassify any authorized shares of Capital Stock of the Trust into such Capital Stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such Capital Stock; or (ii) amend, alter or repeal the provisions of this Declaration, whether by merger, consolidation, transfer or conveyance of all or substantially all of its assets or otherwise (an “Event”), so as to materially and adversely affect any right, preference, privilege or voting power of the Series B Preferred Stock or the holders thereof; provided however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Series B Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that, upon the occurrence of an Event, the Trust may not be the surviving entity, the occurrence of such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Series B Preferred Stock, and in such case such holders shall not have any voting rights with respect to the occurrence of any of the Events set forth in (ii) above. Holders of shares of Series B Preferred Stock shall not be entitled to vote with respect to (A) any increase, decrease or issuance from time to time of any class or series of Capital Stock of the Trust (including the Series B Preferred Stock), or (B) the creation or issuance from time to time of any additional classes or series of Capital Stock, in each case referred to in clause (A) or (B) above ranking on a parity with or junior to the Series B Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up.
          (d) The foregoing voting provisions of this Section (c)(6) shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series B Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds, in cash, shall have been deposited in trust to effect such redemption.
          (e) In any matter in which the Series B Preferred Stock may vote (as expressly provided herein or as may be required by law), each share of Series B Preferred Stock shall be entitled to one vote per $25.00 of liquidation preference.
     (7) Conversion. The shares of Series B Preferred Stock shall not be convertible into or exchangeable for any other property or securities of the Trust or any other entity except as provided in Article NINTH hereof.
     (8) Ranking. In respect of rights to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the affairs of the Trust, the Series B Preferred Stock shall rank (i) senior to the Common Stock and to any other class or series of Capital Stock of the Trust other than any class or series referred to in clauses (ii) and (iii) of this sentence, (ii) on a parity with any class or series of Capital Stock of the Trust the terms of which specifically provide that such class or series of Capital Stock ranks on a parity with the Series B Preferred Stock as to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Trust, and (iii) junior to any class or series of Capital Stock of the Trust ranking senior to the Series B Preferred Stock as to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Trust. For avoidance of doubt, debt securities of the Trust which are convertible into or exchangeable for shares of Capital Stock of the Trust shall not constitute a class or series of Capital Stock of the Trust.
     (9) Restrictions on Transfer, Acquisition and Redemption of Shares. The Series B Preferred Stock, being Equity Stock, is governed by and issued subject to all of the limitations, terms and conditions of this Declaration applicable to Equity Stock generally, including, but not limited to, the terms and conditions (including exceptions and exemptions) of Article NINTH hereof applicable to Equity Stock; provided, however, that (i) the terms and conditions (including exceptions and exemptions) of Article NINTH hereof applicable to Equity Stock shall also be applied to the Series B Preferred Stock separately and without regard to any other series or class, (ii) the reference to the “General Corporation Law of the State of Maryland” under subparagraph (b)(4) of Article NINTH hereof shall be to the “Maryland REIT Law,” (iii) the Equity Stock into which the Excess Stock is converted in subparagraph (b)(5)(A) of Article NINTH hereof shall be shares of Series B Preferred Stock, and (iv) the Market Price of the Series B Preferred Stock for purposes of subparagraphs (b)(5) and (b)(6) of Article NINTH hereof shall be determined by the definition under Section (c)(1) of this Article SIXTH. The foregoing sentence shall not be construed to limit to the Series B Preferred Stock the applicability of any other term or provision of this Declaration. In addition to the legend contemplated by subparagraph (a)(l0) of Article NINTH hereof, each certificate for Series B Preferred Stock shall bear substantially the following legend:
     THE TRUST WILL FURNISH TO ANY SHAREHOLDER ON REQUEST AND WITHOUT CHARGE A FULL STATEMENT OF THE DESIGNATIONS AND ANY PREFERENCES, CONVERSION AND OTHER RIGHTS, VOTING POWERS, RESTRICTIONS, LIMITATIONS AS TO DIVIDENDS OR DISTRIBUTIONS, QUALIFICATIONS, AND TERMS AND CONDITIONS OF REDEMPTION OF THE SHARES OF EACH CLASS WHICH THE TRUST IS AUTHORIZED TO ISSUE, OF THE DIFFERENCES IN THE RELATIVE RIGHTS AND PREFERENCES BETWEEN THE SHARES OF EACH SERIES OF A PREFERRED OR SPECIAL CLASS IN SERIES WHICH THE TRUST IS AUTHORIZED TO ISSUE, TO THE EXTENT THEY HAVE BEEN SET,

AND OF THE AUTHORITY OF THE BOARD OF TRUSTEES TO SET THE RELATIVE RIGHTS AND PREFERENCES OF SUBSEQUENT SERIES OF A PREFERRED OR SPECIAL CLASS OF SHARES. SUCH REQUEST MAY BE MADE TO THE SECRETARY OF THE TRUST OR TO ITS TRANSFER AGENT.
     (10) Exclusion of Other Rights. The Series B Preferred Stock shall not have any preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption other than expressly set forth in this Declaration.
     (11) Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.
     (12) Severability of Provisions. If any preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of the Series B Preferred Stock set forth in this Section (c) are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of Series B Preferred Stock set forth herein which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect and no preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series B Preferred Stock herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.
     (13) No Preemptive Rights. No holder of Series B Preferred Stock shall be entitled to any preemptive rights to subscribe for or acquire any unissued shares of Capital Stock of the Trust (whether now or hereafter authorized) or securities of the Trust convertible into or carrying a right to subscribe to or acquire shares of Capital Stock of the Trust.
     (d) The following is a description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the Series C Preferred Shares of the Trust:
     (1) Number of Shares and Designation. The Series C Preferred Shares shall be a series of Preferred Stock designated as “6.50% Series C Cumulative Convertible Preferred Stock, par value $.0001 per share”, and the number of shares constituting such series shall be 3,100,000.
     (2) Definitions. For the purposes of this Section (d), the following terms shall have the following meanings:
“105% Trading Price Exception” shall have the meaning set forth in Section (d)(12)(k) of this Article SIXTH.
“Board of Trustees” shall mean the Board of Trustees of the Trust or any committee authorized by such Board of Trustees to perform any of its responsibilities with respect to the Series C Preferred Shares.
“Business Day” shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.
“Capital Gains Amount” shall have the meaning set forth in Section (d)(3)(g) of this Article SIXTH.
“Capital Stock” shall have the meaning set forth in Article NINTH hereof.
“Cash Amount” shall have the meaning set forth in Section (d)(6)(d)(5) of this Article SIXTH.

“Cash Settlement Average Period” shall have the meaning set forth in Section (6)(d) of this Article SIXTH.
“Closing Sale Price” shall mean with regard to shares of the Common Stock, on any date, the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the principal United States national or regional securities exchange on which shares of the Common Stock are traded or, if shares of the Common Stock are not listed on a United States national or regional securities exchange, as reported by Nasdaq or by the National Quotation Bureau Incorporated, or in the absence of such a quotation, the Trust shall determine the closing sale price, in good faith, on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Conversion Date” shall have the meaning set forth in Section (d)(6)(c) of this Article SIXTH.
“Conversion Notice” shall have the meaning set forth in Section (d)(6)(c) of this Article SIXTH.
“Conversion Price” shall mean, as of any day, a per share amount equal to the quotient of the liquidation preference amount of a share of Series C Preferred Shares on that day divided by the Conversion Rate on such day.
“Conversion Rate” shall have the meaning set forth in Section (d)(6)(a) of this Article SIXTH.
“Conversion Retraction Period” shall have the meaning set forth in Section (d)(6)(d) of this Article SIXTH.
“Conversion Right” shall have the meaning set forth in Section (d)(6)(a) of this Article SIXTH.
“Conversion Value” shall mean an amount equal to the product of the applicable Conversion Rate (as adjusted) multiplied by the arithmetic average of the Closing Sale Prices of the Common Stock during the Cash Settlement Averaging Period.
“Current Market Price” shall have the meaning set forth in Section (d)(7)(g) of this Article SIXTH.
“Distributed Assets” shall have the meaning set forth in Section (d)(7)(d) of this Article SIXTH.
“Dividend Payment Date” shall mean, with respect to each Dividend Period, the fifteenth day of February, May, August and November of each year, commencing on February 15, 2005.
“Dividend Period” shall mean the respective periods commencing on and including January 1, April 1, July 1 and October 1 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period, which shall commence on the Original Issue Date and end on and include December 31, 2004).
“Dividend Record Date” shall mean the date designated by the Board of Trustees for the payment of dividends that is not more than 30 nor less than 10 days prior to the applicable Dividend Payment Date.
“Dividend Threshold Amounts” shall mean the amounts set forth in the table below; provided, however that the Dividend Threshold Amounts are subject to adjustment under the same circumstances and by the same mechanisms under which the Conversion Rate is subject to adjustment pursuant to Sections (d)(7)(a), (d)(7)(b), (d)(7)(c) and (d)(7)(d) of this Article SIXTH.
$0.36 per common share through and including November 15, 2005
$0.37 per common share from November 16, 2005 thru and including November 15, 2006
$0.38 per common share thereafter

“DTC” shall have the meaning set forth in Section (d)(6)(c) of this Article SIXTH.
“Equity Stock” shall have the meaning set forth in Article NINTH hereof.
“Event” shall have the meaning set forth in Section (d)(5) of this Article SIXTH.
“Expiration Time” shall have the meaning set forth in Section (d)(7)(f) of this Article SIXTH.
“Fair Market Value” shall have the meaning set forth in Section (d)(7)(g) of this Article SIXTH.
“Fundamental Change” shall have the meaning set forth in Section (d)(12)(j) of this Article SIXTH.
“Fundamental Change Repurchase Date” shall have the meaning set forth in Section (d)(12)(a) of this Article SIXTH.
“Fundamental Change Repurchase Price” shall have the meaning set forth in Section (d)(12)(a) of this Article SIXTH.
“Liquidation Preference Conversion Settlement Election” shall have the meaning set forth in Section (d)(6)(d) of this Article SIXTH.
“Nasdaq” shall mean National Association of Securities Dealers Automated Quotation System.
“Non-electing Share” shall have the meaning set forth in Section (d)(8)(c) of this Article SIXTH.
“Notice” shall have the meaning set forth in Section (d)(6)(b) of this Article SIXTH.
“OP Units” shall mean operating partnership units of Lepercq Corporate Income Fund L.P., Lepercq Corporate Income Fund II L.P. and Net 3 Acquisition L.P. not owned by the Trust or any of its consolidated subsidiaries and which by their terms of issuance are exchangeable for shares of Common Stock on a one-to-one basis.
“Original Issue Date” shall mean December 8, 2004.
“Ownership Limit” shall have the meaning set forth in Article NINTH hereof.
“Parity Preferred” shall have the meaning set forth in Section (d)(5) of this Article SIXTH.
“Preferred Dividend Default” shall have the meaning set forth in Section (d)(5) of this Article SIXTH.
“Preferred Trustees” shall have the meaning set forth in Section (d)(5) of this Article SIXTH.
“Public Acquirer Change of Control” shall have the meaning set forth in Section (d)(11)(f) of this Article SIXTH.
“Public Acquirer Common Stock” shall have the meaning set forth in Section (d)(12)(g) of this Article SIXTH.
“Record Date” shall have the meaning set forth in Section (d)(7)(g) of this Article SIXTH.
“Reference Period” shall have the meaning set forth in Section (d)(7)(d) of this Article SIXTH.
“Repurchase Right” shall have the meaning set forth in Section (d)(12)(a) of this Article SIXTH.
“Series B Preferred Shares” shall mean the Series B Preferred Stock.

“Settlement Notice Period” shall have the meaning set forth in Section (d)(6)(d) of this Article SIXTH.
“Spin-Off” shall have the meaning set forth in Section (d)(7)(d) of this Article SIXTH.
“Total Dividends” shall have the meaning set forth in Section (d)(3) of this Article SIXTH.
“Trading Day” shall mean a day during which trading in securities generally occurs on the New York Stock Exchange or, if the Common Stock is not listed on the New York Stock Exchange, on the principal other United States national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not listed on a United States national or regional securities exchange, on Nasdaq or, if the Common Stock is not quoted on Nasdaq, on the principal other market on which the Common Stock is then traded.
“Trust Conversion Option” shall have the meaning set forth in Section (d)(6)(b) of this Article SIXTH.
“Trust Conversion Option Date” shall have the meaning set forth in Section (d)(6)(b) of this Article SIXTH.
“Undisrupted Trading Day” shall mean a Trading Day on which trading of shares of Common Stock does not experience any of the following during the one hour period ending at the conclusion of the regular Trading Day:
     (a) any suspension of or limitation imposed on the trading of shares of Common Stock on any United States national or regional securities exchange or association or over-the-counter market;
     (b) any event (other than an event listed in clause (3) below) that disrupts or impairs the ability of market participants in general to (i) effect transactions in or obtain market values for shares of Common Stock on any relevant United States national or regional securities exchange or association or over-the-counter market or (ii) effect transactions in or obtain market values for futures or options contracts relating to shares of Common Stock on any relevant United States national or regional securities exchange or association or over-the-counter market; or
     (c) any relevant United States national or regional securities exchange or association or over-the-counter market on which shares of Common Stock trade closes on any Trading Day prior to its scheduled closing time unless such earlier closing time is announced by the exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such exchange or (ii) the submission deadline for orders to be entered into the exchange for execution on such Trading Day.
     (3) Dividends and Distributions.
          (a) Subject to the preferential rights of the holders of any class or series of Capital Stock of the Trust ranking senior to the Series C Preferred Shares as to dividends, the holders of the Series C Preferred Shares shall be entitled to receive, when, as and if declared by the Board of Trustees, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 6.50% per annum of the $50.00 liquidation preference per share of the Series C Preferred Shares (equivalent to the annual rate of $3.25 per share of the Series C Preferred Shares). Such dividends shall accrue and be cumulative from and including the Original Issue Date and shall be payable quarterly in arrears on each Dividend Payment Date, commencing February 15, 2004 in respect of the quarterly distribution periods ending on December 31, March 31, June 30, and September 30, respectively; provided, however, that if any Dividend Payment Date is not a Business Day, then the dividend which would otherwise have been payable on such Dividend Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Dividend Payment Date, and no interest or additional dividends or other sums shall accrue on the amount so payable from such Dividend Payment Date to such next succeeding Business Day. The dividend payable on the Series C Preferred Shares on February 15, 2005 shall be a pro rata dividend from the Original Issue Date to December 31, 2004 in the amount of $0.2167 per share. The amount of any dividend payable on the Series C Preferred Shares for each full Dividend Period shall be computed by dividing the annual dividend by four (4). The amount of any dividend payable on the Series C Preferred Shares for any partial Dividend Period other than the initial Dividend Period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stockholder records of the Trust at the close of business on the applicable Dividend Record Date, which shall be a date determined by the Board of Trustees that is not more than thirty (30) days nor less than ten (10) days before the Dividend Payment Date.
          (b) No dividends on the Series C Preferred Shares shall be declared by the Board of Trustees or paid or set apart for payment by the Trust at such time as the terms and provisions of any agreement of the Trust, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, or payment or setting apart for payment shall be restricted or prohibited by law.
          (c) Notwithstanding anything contained herein to the contrary, dividends on the Series C Preferred Shares shall accrue whether or not the Trust has earnings, whether or not there are funds legally available for the payment of such dividends, and whether or not such dividends are declared.
          (d) Except as provided in Section (d)(3)(e) below, unless full cumulative dividends on the Series C Preferred Shares for all past dividend periods and the then current dividend period shall have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof in cash is set apart for such payment, (i) no dividends, other than distributions in kind on the Common Stock or other capital shares ranking junior to the Series C Preferred Shares as to distributions and upon liquidation, shall be declared or paid or set apart for payment and no other dividend or distribution of cash or other property may be declared or made, directly or indirectly, on or with respect to any shares of Common Stock, Series B Preferred Shares or shares of any other class or series of Capital Stock of the Trust ranking, as to dividends, on a parity with or junior to the Series C Preferred Shares (other than pro rata dividends on Series B Preferred Shares or other preferred shares ranking on parity as to distributions with the Series C Preferred Shares) for any period, nor (ii) shall any shares of Common Stock or any other shares of any other class or series of Capital Stock of the Trust ranking, as to dividends or upon liquidation, on a parity with or junior to the Series C Preferred Shares, including without limitation the Series B Preferred Shares, be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Trust (except by conversion into or exchange for other shares of any class or series of Capital Stock of the Trust ranking junior to the Series C Preferred Shares as to dividends and upon liquidation and except for the acquisition of shares made pursuant to the provisions of Article NINTH hereof).
          (e) When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series C Preferred Shares and the shares of any other class or series of Capital Stock ranking, as to dividends, on a parity with the Series C Preferred Shares, including, without limitation the Series B Preferred Shares, all dividends declared upon the Series C Preferred Shares and each such other class or series of Capital Stock ranking, as to dividends, on a parity with the Series C Preferred Shares including, without limitation the Series B Preferred Shares, shall be declared pro rata so that the amount of dividends declared per share of Series C Preferred Shares and such other class or series of Capital Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series C Preferred Shares and such other class or series of Capital Stock (which shall not include any accrual in respect of unpaid dividends on such other class or series of Capital Stock for prior dividend periods if such other class or series of Capital Stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series C Preferred Shares which may be in arrears.
          (f) Holders of shares of Series C Preferred Shares shall not be entitled to any dividend, whether payable in cash, property or shares of Capital Stock, in excess of full cumulative dividends on the Series C Preferred Shares as provided herein. Any dividend payment made on the Series C Preferred Shares shall first be credited against the earliest accrued but unpaid dividends due with respect to such shares which remains payable. Accrued but unpaid distributions on the Series C Preferred Shares will accumulate as of the Dividend Payment Date on which they first become payable.
          (g) If, for any taxable year, the Trust elects to designate as “capital gain dividends” (as defined in Section 857 of the Code or any successor revenue code or section) any portion (the “Capital Gains Amount”) of the total dividends (as determined for United States federal income tax purposes) paid or made available for such taxable year to holders of all classes and series of Capital Stock (the “Total Dividends”), then the portion of the Capital Gains Amount that shall be allocable to holders of Series C Preferred Shares shall be in the same proportion that the Total Dividends paid or made available to the holders of Series C Preferred Shares for such taxable year bears to the Total Dividends for such taxable year made with respect to all classes or series of Capital Stock outstanding.
     (4) Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Trust, before any distribution or payment shall be made to holders of shares of Common Stock or any other class or series of Capital Stock of the Trust ranking, as to liquidation rights, junior to the Series C Preferred Shares, the holders of shares of Series C Preferred Shares (and of the Excess Stock converted from Series C Preferred Shares, if any) shall be entitled to be paid out of the assets of the Trust legally available for distribution to its stockholders a liquidation preference of $50.00 per share, plus an amount equal to any accrued and unpaid dividends to the date of payment (whether or not declared). In the event that, upon such voluntary or involuntary liquidation, dissolution or winding-up, the available assets of the Trust are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series C Preferred Shares (and the Excess Stock converted from Series C Preferred Shares, if any) and the corresponding amounts payable on all shares of other classes or series of Capital Stock of the Trust ranking, as to liquidation rights, on a parity with the Series C Preferred Shares, including without limitation the Series B Preferred Shares, in the distribution of assets, then the holders of the Series C Preferred Shares (and the Excess Stock converted from Series C Preferred Shares, if any) and each such other class or series of shares of Capital Stock ranking, as to liquidation rights, on a parity with the Series C Preferred Shares, including without limitation the Series B Preferred Shares, shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. Written notice of any such liquidation, dissolution or winding up of the Trust, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of shares of Series C Preferred Shares (and the Excess Stock converted from Series C Preferred Shares, if any) at the respective addresses of such holders as the same shall appear on the stock transfer records of the Trust. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series C Preferred Shares (and the Excess Stock converted from Series C Preferred Shares, if any) will have no right or claim to any of the remaining assets of the Trust. The consolidation or merger of the Trust with or into any other trust, corporation or entity, or the sale, lease, transfer or conveyance of all or substantially all of the property or business of the Trust, shall not be deemed to constitute a liquidation, dissolution or winding-up of the affairs of the Trust.
     (5) Voting Rights.
          (a) Holders of the Series C Preferred Shares shall not have any voting rights, except as provided by applicable law and as set forth in this Section (d)(5).
          (b) Whenever dividends on any shares of Series C Preferred Shares shall be in arrears for six or more consecutive or non-consecutive quarterly periods (a “Preferred Dividend Default”), the holders of such Series C Preferred Shares (voting as a single class with all other classes or series of parity preferred stock of the Trust upon which like voting rights have been conferred and are exercisable (“Parity Preferred”)) shall be entitled to vote for the election of a total of two additional trustees of the Trust (the “Preferred Trustees”) at the next annual meeting of stockholders and at each subsequent meeting until all dividends accumulated on such Series C Preferred Shares and Parity Preferred for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, the entire Board of Trustees will be increased by two trustees. Notwithstanding the foregoing, if, prior to the election of any additional trustees in the manner set forth herein, all accumulated dividends are paid on the Series C Preferred Shares, the Series B Preferred Shares and all other Parity Preferred, no such additional trustees shall be so elected. If and when all accumulated dividends shall have been paid on such Series C Preferred Shares and all classes or series of Parity Preferred, the right of the holders of Series C Preferred Shares and the Parity Preferred to elect the Preferred Trustees shall immediately cease (subject to revesting in the event of each and every Preferred Dividend Default), and the term of office of each Preferred Trustee so elected shall immediately terminate and the entire Board of Trustees shall be reduced accordingly. So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Trustee may be filled by written consent of the Preferred Trustee remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding Series C Preferred Shares and Parity Preferred when they have the voting rights described above (voting as a single class with all other classes or series of Parity Preferred). Each of the Preferred Trustees shall be entitled to one vote on any matter.
          (c) So long as any shares of Series C Preferred Shares remain outstanding, the affirmative vote or consent of the holders of two-thirds of the shares of Series C Preferred Shares and each other class or series of Parity Preferred, outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting as a single class) will be required to: (i) authorize or create, or increase the authorized or issued amount of, any class or series of Capital Stock ranking senior to the Series C Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding-up of the affairs of the Trust or reclassify any authorized shares of Capital Stock of the Trust into such Capital Stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such Capital Stock; or (ii) amend, alter or repeal the provisions of this Declaration, whether by merger, consolidation, transfer or conveyance of all or substantially all of its assets or otherwise (an “Event”), so as to materially and adversely affect any right, preference, privilege or voting power of the Series C Preferred Shares or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Series C Preferred Shares remains outstanding with the terms thereof materially unchanged, taking into account that, upon the occurrence of an Event, the Trust may not be the surviving entity, the occurrence of such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Series C Preferred Shares, and in such case such holders shall not have any voting rights with respect to the occurrence of any of the Events set forth in (ii) above. Holders of shares of Series C Preferred Shares shall not be entitled to vote with respect to (A) any increase, decrease or issuance from time to time of any class or series of Capital Stock of the Trust (including the Series C Preferred Shares), or (B) the creation or issuance from time to time of any additional classes or series of Capital Stock, in each case referred to in clause (A) or (B) above ranking on a parity with or junior to the Series C Preferred Shares with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up.
          (d) The foregoing voting provisions of this Section (d)(5) shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series C Preferred Shares are subject to the Company Conversion Option upon proper notice and sufficient Common Stock (or if the Trust has elected to make the settlement in cash, sufficient funds) shall have been deposited in trust to effect such Company Conversion Option.
          (e) In any matter in which the Series C Preferred Shares may vote (as expressly provided herein or as may be required by law), each share of Series C Preferred Shares shall be entitled to one vote per $25.00 of liquidation preference (or two (2) votes per $50.00 of liquidation preference).
     (6) Conversion.
          (a) Conversion Rights.

               (1) Subject to and upon compliance with the provisions of this Section (d)(6), a holder of any share or shares of Series C Preferred Shares shall have the right, at its option, to convert all or any portion of such holder’s outstanding Series C Preferred Shares (the “Conversion Right”), subject to the conditions described below, into the number of fully paid and non-assessable shares of Common Stock initially at a conversion rate of 1.8643 shares of Common Stock per $50.00 liquidation preference (the “Conversion Rate”), which is equivalent to an initial Conversion Price of approximately $26.82 per common share (subject to adjustment in accordance with the provisions of Section (d)(7) of this Article SIXTH); provided, however, that the Trust shall have the right to elect to deliver cash or a combination of cash and shares of Common Stock in lieu of shares of Common Stock in accordance with the provisions of this Section (d)(6). Such holder shall surrender to the Trust such Series C Preferred Shares to be converted in accordance with the provisions in subparagraphs (b) and (c) of this Section (d)(6), as applicable.
               (2) In connection with the conversion of any Series C Preferred Shares, no fractional shares of Common Stock will be issued, but the Trust shall pay a cash adjustment in respect of any fractional interest in an amount equal to the fractional interest multiplied by the Closing Sale Price on the Trading Day immediately prior to the Conversion Date or the Company Conversion Option Date. If more than one Series C Preferred Share will be surrendered for conversion by the same holder at the same time, the number of full shares of Common Stock issuable on conversion of those Series C Preferred Shares will be computed on the basis of the total number of Series C Preferred Shares so surrendered.
               (3) A holder of Series C Preferred Shares is not entitled to any rights of a holder of shares of Common Stock until that holder has converted its Series C Preferred Shares, and only to the extent the Series C Preferred Shares are deemed to have been converted to shares of Common Stock in accordance with the provisions of this Section (d)(6).
               (4) The Trust shall, prior to issuance of any Series C Preferred Shares hereunder, and from time to time as may be necessary, reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, for the purpose of effecting the conversion of the Series C Preferred Shares, such number of its duly authorized Common Stock as shall from time to time be sufficient to effect the conversion of all Series C Preferred Shares then outstanding into such Common Stock at any time (assuming that, at the time of the computation of such number of Common Stock, all such Series C Preferred Shares would be held by a single holder). The Trust covenants that all Common Stock which may be issued upon conversion of Series C Preferred Shares shall upon issue be fully paid and nonassessable and free from all liens and charges and, except as provided in Section (d)(6)(c) of this Article SIXTH, taxes with respect to the issue thereof. The Trust further covenants that, if at any time the Common Stock shall be listed on the New York Stock Exchange or any other national securities exchange or quoted on the Nasdaq National Market or Nasdaq SmallCap Market or any other automated quotation system, the Trust will, if permitted by the rules of such exchange or automated quotation system, list and keep listed or quoted, so long as the Common Stock shall be so listed or quoted on such exchange or automated quotation system, all Common Stock issuable upon conversion of the Series C Preferred Shares. Before the delivery of any securities that the Trust shall be obligated to deliver upon conversion of the Series C Preferred Shares, the Trust shall comply with all applicable federal and state laws and regulations that require action to be taken by the Trust.
          (b) Company Conversion Option.
               (1) On or after November 16, 2009, the Trust shall have the option to cause all of the outstanding shares of Series C Preferred Shares to be automatically convened into that number of shares of Common Stock that are issuable at the Conversion Rate (as adjusted) (“Company Conversion Option”). The Trust may exercise the Company Conversion Option only if the Closing Sale Price equals or exceeds 125% of the Conversion Price of the Series C Preferred Shares for at least twenty (20) Trading Days in a period of thirty (30) consecutive Trading Days (including the last Trading Day of such period), ending on the Trading Day prior to the Trust’s issuance of a press release announcing the Company Conversion Option in accordance with this Section (d).

               (2) To exercise the Company Conversion Option right set forth in this Section (d)(6)(b), the Trust must issue a press release for publication on the Dow Jones & Company, Inc. Business Wire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public) prior to the opening of business on the first Trading Day following any date on which the conditions set forth in Section (d)(6)(b)(1) of this Article SIXTH shall have been satisfied, announcing such a Company Conversion Option. The Trust shall also give notice by mail or by publication (with subsequent prompt notice by mail) to the holders of the Series C Preferred Shares (“Notice”) (not more than four (4) Trading Days after the date of the press release) of the Company Conversion Option announcing the Trust’s intention to exercise the Company Conversion Option. The Trust shall select a conversion date (the “Company Conversion Option Date”), which date shall be no more than five (5) days after the date on which the Trust issues such press release. In addition to any information required by applicable law or regulation, the press release and Notice of a Company Conversion Option shall state, as appropriate: (i) the Company Conversion Option Date; (ii) the number of shares of Common Stock to be issued upon conversion of each Series C Preferred Share; (iii) the number of Series C Preferred Shares to be converted; and (iv) that dividends on the Series C Preferred Shares to be converted will cease to accrue on the Company Conversion Option Date.
               (3) In addition to the Company Conversion Option Right set forth in this Section (d)(6)(b), if there are fewer than 25,000 shares of Series C Preferred Shares outstanding, the Trust shall have the option, at any time on or after November 16, 2009, to cause all of the outstanding shares of the Series C Preferred Shares to be automatically converted into that number of shares of Common Stock equal to $50.00 (the liquidation preference per share of Series C Preferred Shares) divided by the lesser of (i) the then prevailing Conversion Price and (ii) the Current Market Price for the five Trading Day period ending on the second Trading Day immediately prior to the Company Conversion Option Date. The provisions of Section (d)(6)(b) shall apply to the Company Conversion Option Right set forth in this Section (d)(6)(b)(3), provided, however, that (1) the Company Conversion Option Date shall not be less than 15 days nor more than 30 days after the date on which the Trust issues a press release announcing such Company Conversion Option and (2) the press release and notice of Company Conversion Option shall not state the number of shares of Common Stock to be issued upon conversion of each share of Series C Preferred Shares.
               (4) Subject to the terms of Section (d)(6)(b)(8) of this Article SIXTH, upon exercise of the Company Conversion Option and surrender of the Series C Preferred Shares by a holder thereof, the Trust shall issue and shall deliver or cause to be issued and delivered to such holder, or to such other person on such holder’s written order (a) certificates representing the number of validly issued, fully paid and non-assessable full shares of Common Stock to which a holder of the Series C Preferred Shares being converted, or a holder’s transferee, will be entitled and (b) any fractional interest in respect of a share of Common Stock arising upon such conversion shall be settled as provided in Section (d)(6)(a)(2).
               (5) Each conversion shall be deemed to have been made at the close of business on the Company Conversion Option Date so that the rights of the holder thereof as to the Series C Preferred Shares being converted will cease except for the right to receive the Conversion Value, and, if applicable, the person entitled to receive shares of Common Stock will be treated for all purposes as having become the record holder of those shares of Common Stock at that time.
               (6) In lieu of the foregoing procedures, if the Series C Preferred Shares are held in global form, each holder of beneficial interest in Series C Preferred Shares must comply with the procedures of The Depository Trust Company (“DTC”) to convert such holder’s beneficial interest in respect of the Series C Preferred Shares evidenced by a global share of the Series C Preferred Shares.
               (7) In case any Series C Preferred Shares are to be converted pursuant to this Section (d)(6)(b), such holder’s right to voluntarily convert its Series C Preferred Shares shall terminate at 5:00 p.m., New York City time, on the Trading Day immediately preceding the

Company Conversion Option Date.
               (8) Notwithstanding any other provision contained herein, in connection with the Trust’s election to exercise the Company Conversion Option under this Section (d)(6)(b), the Trust shall have the right to elect to deliver to holders of shares of Series C Preferred Shares in lieu of shares of Common Stock, an equivalent amount of’ cash or a combination of cash and shares of Common Stock generally in accordance with Section (d)(6)(d) of this Article SIXTH without reference to those provisions applicable solely to a Conversion Right, including, without limitation, Sections (d)(6)(d)(4)(ii) and (d)(6)(d)(4)(iii), which are only applicable to a Conversion Right.
          (c) Conversion Right Procedures.
               (1) In order to exercise a Conversion Right, a holder of the Series C Preferred Shares may convert any or all of such shares by surrendering to the Trust at its principal office or at the office of the transfer agent of the Trust, as may be designated by the Board of Trustees, the certificate or certificates for the Series C Preferred Shares to be converted accompanied by a written notice stating that the holder of Series C Preferred Shares elects to convert all or a specified whole number of those shares in accordance with this Section (d)(6)(c) and specifying the name or names in which the holder wishes the certificate or certificates for the shares of Common Stock to be issued (“Conversion Notice”). In case the notice specifies that the shares of Common Stock are to be issued in a name or names other than that of the holder of Series C Preferred Shares, the notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in that name or names. Other than those taxes, the Trust shall pay any documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of the Series C Preferred Shares.
               (2) As promptly as practicable after the surrender of the certificate or certificates for the Series C Preferred Shares as aforesaid, the receipt of the Conversion Notice and payment of all required transfer taxes, if any, or the demonstration to the Trust’s satisfaction that those taxes have been paid, subject to the terms of Section (d)(6)(d) of this Article SIXTH, the Trust shall issue and shall deliver or cause to he issued and delivered to such holder, or to such other person on such holder’s written order (a) certificates representing the number of validly issued, fully paid and non-assessable full shares of Common Stock to which the holder of the Series C Preferred Shares being converted, or the holder’s transferee, will be entitled, (b) if less than the full number of Series C Preferred Shares evidenced by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares of Series C Preferred Shares evidenced by the surrendered certificate or certificates, less the number of shares being converted and (c) any fractional interest in respect of a share of Common Stock arising upon such conversion shall be settled as provided in Section (d)(6)(a)(2) of this Article SIXTH.
               (3) Each conversion shall be deemed to have been made at the close of business on the date of giving the notice and of surrendering the certificate or certificates representing the shares of the Series C Preferred Shares to be converted (the “Conversion Date”) so that the rights of the holder thereof as to the Series C Preferred Shares being converted will cease except for the right to receive the Conversion Value, and, if applicable, the person entitled to receive shares of Common Stock will be treated for all purposes as having become the record holder of those shares of Common Stock at that time.
               (4) In lieu of the foregoing procedures, if the Series C Preferred Shares are held in global form, each holder of beneficial interest in Series C Preferred Shares must comply with the procedures of The Depository Trust Company (“DTC”) to convert such holder’s beneficial interest in respect of the Series C Preferred Shares evidenced by a global share of the Series C Preferred Shares.
               (5) If a holder of Series C Preferred Shares has exercised its right to require the Trust to repurchase shares of Series C Preferred Shares in accordance with Section (d)(12) of this Article SIXTH, such holder’s Conversion Rights with respect to the Series C Preferred

Shares so subject to repurchase shall expire at 5:00PM, New York City time, on the Trading Day immediately preceding the repurchase date, unless the Trust defaults on the payment of the purchase price. If a holder of Series C Preferred Shares has submitted any such share for repurchase, such share may be converted only if such holder submits a notice of withdrawal or complies with applicable DTC procedures.
          (d) Settlement Upon Conversion.
               (1) Pursuant to the procedures set forth in this Section (d)(6)(d), upon a conversion, the Trust shall have the right to deliver the Conversion Value, in lieu of shares of Common Stock, in cash or a combination of cash and shares of Common Stock.
               (2) The Trust can elect at any time to obligate itself to satisfy solely in cash the portion of the Conversion Value that is equal to 100% of the liquidation preference amount of shares of Series C Preferred Shares, with any remaining amount of the Conversion Value to be satisfied in cash, shares of Common Stock or a combination of cash and shares of Common Stock, at the Trust’s election. If the Trust elects to do so, the Trust shall notify holders of the Series C Preferred Shares at any time that the Trust intends to settle in cash the portion of the Conversion Value that is equal to the liquidation preference amount of shares of Series C Preferred Shares (the “Liquidation Preference Conversion Settlement Election”). This notification, once provided to holders of Series C Preferred Shares, shall be irrevocable and shall apply to future conversions of shares of Series C Preferred Shares even if such shares cease to be convertible but subsequently become convertible again.
               (3) Except to the extent the Trust makes a Liquidation Preference Conversion Settlement Election, the Trust shall not be required to notify holders of shares of Series C Preferred Shares of the method for settling the Trust’s conversion obligation relating to the Conversion Value or, if the Trust shall have made a Liquidation Preference Conversion Settlement Election, the excess of the Trust’s conversion obligation relating to the portion of the Conversion Value above the liquidation preference amount, if any, until the shares of Series C Preferred Shares are submitted for conversion.
               (4) If the Trust receives a Conversion Notice from a holder of Series C Preferred Shares, the following procedures shall apply:
               (i) Settlement of the Trust’s conversion obligation that is equal to 100% of the liquidation preference amount of Series C Preferred Shares shall be according to the Liquidation Preference Conversion Settlement Election, if any, already made.
               (ii) The Trust shall provide Notice to any holders of Series C Preferred Shares exercising a Conversion Right, at any time on the date that is three Trading Days following receipt of such holder’s Conversion Notice (the “Settlement Notice Period”), if the Trust elects to settle its conversion obligation in any method other than the issuance solely of shares of Common Stock, and such notice shall set forth the method the Trust chooses to settle its conversion obligation or, if the Trust has made a Liquidation Preference Conversion Settlement Election, the method the Trust chooses to settle the excess of its conversion obligation. In addition, the Trust shall indicate whether settlement of any excess conversion obligation will be solely in shares of Common Stock, solely in cash or a combination of cash and shares of Common Stock. If the Trust elects to settle the conversion obligation in a combination of cash and shares of Common Stock, the Trust shall specify the percentage of the conversion obligation relating to the shares of Series C Preferred Shares surrendered for conversion that the Trust shall pay in cash. Any portion of the Trust’s conversion obligation which the Trust has not decided to settle in cash shall be settled in shares of Common Stock (except that the Trust shall pay cash in lieu of issuing any fractional shares). The Trust shall treat all holders of Series C Preferred Shares converting on the same Trading Day in the same manner. The Trust shall not, however, have any obligation to settle its conversion obligation, except to the extent the Trust has made a Liquidation Preference Conversion

Settlement Election, arising on different Trading Days in the same manner.
               No Notice shall be required if the Trust is settling its conversion obligation solely in Common Stock (other than cash in lieu of issuing fractional shares).
               (iii) If the Trust timely elects to pay cash for any portion of the conversion obligation, the holder of Series C Preferred Shares may retract its Conversion Notice at any time during the two Trading Day period beginning on the Trading Day after the final day of the Settlement Notice Period (the “Conversion Retraction Period”); no such retraction can be made (and a Conversion Notice shall be irrevocable) if the Trust does not elect to deliver cash in lieu of shares of Common Stock (other than cash in lieu of fractional shares) or if the Trust has previously made a Liquidation Preference Conversion Settlement Election.
               (iv) Settlement that is solely in shares of Common Stock of the Trust’s conversion obligation shall occur as soon as practicable, but in any event not more than three Trading Days after the Conversion Date.
               (v) Settlement of any portion of the Trust’s conversion obligation, including the portion of the Conversion Value that is equal to 100% of the liquidation preference amount or the excess conversion obligation, in cash or in a combination of cash and shares of Common Stock shall occur on the third Trading Day following the final day of the 20-Trading Day period beginning on the Trading Day following the final Trading Day of the Conversion Retraction Period (the “Cash Settlement Averaging Period”).
          (5) Settlement amounts shall be computed as follows:
               (i) If the Trust elects to satisfy the entire conversion obligation, including the Conversion Value that is equal to 100% of the liquidation preference amount and the excess conversion obligation, solely in shares of Common Stock (other than with respect to fractional shares), the Trust shall deliver to the holder of Series C Preferred Shares, for each Series C Preferred Share, a number of shares of Common Stock equal to the applicable Conversion Rate (as adjusted).
               (ii) If the Trust elects to satisfy the entire conversion obligation, including the Conversion Value that is equal to 100% of the liquidation preference amount and the excess conversion obligation, solely in cash, the Trust shall deliver to the holder of Series C Preferred Shares, for each Series C Preferred Share, cash in an amount equal to the Conversion Value.
               (iii) If the Trust elects to satisfy the conversion obligation, including the Conversion Value that is equal to 100% of the liquidation preference amount and the excess conversion obligation, in a combination of cash and shares of Common Stock, the Trust shall deliver to the holder of Series C Preferred Shares, for Series C Preferred Share:
               (A) a cash amount (the “Cash Amount”) (excluding any cash paid for fractional shares) equal to the sum of: (I) the product of $50.00 multiplied by the percentage of the liquidation preference amount to be satisfied in cash, plus (II) if greater than zero, the product of (i) the amount of cash that would be paid pursuant to Section (d)(6)(d)(5)(ii) above minus $50.00 and (ii) the percentage of the excess conversion obligation above the liquidation preference amount to be satisfied in cash; and
               (B) a number of shares of Common Stock equal to the difference between: (1) the number of shares that would be issued pursuant to Section (d)(6)(d)(5)(i) above, minus (II) the number of shares equal to the quotient of (i) the cash amount pursuant to

Section (d)(6)(d)(5)(iii)(A) above divided by (ii) the arithmetic average of the Closing Sale Prices of shares of Common Stock during the Cash Settlement Averaging Period.
                    (6) If any Trading Day during a Cash Settlement Averaging Period is not an Undisrupted Trading Day, then determination of the Closing Sales Price for that day shall be delayed until the next Undisrupted Trading Day on which a pricing is not otherwise observed (that is, such day shall not count as one of the 20 Trading Days that constitute the Cash Settlement Averaging Period). If this would result in a price being observed later than the eighth Trading Day after the last of the original 20 Trading Days in the Cash Settlement Averaging Period, then the Board of Trustees shall determine all prices for all delayed and undetermined prices on that eighth Trading Day based on its good faith estimate of the Common Stock’s value on that date.
          (e) Payment of Dividends.
                    (1) Optional Conversion
                    (i) If a holder of Series C Preferred Shares exercises a Conversion Right, upon delivery of the Series C Preferred Shares for conversion, those Series C Preferred Shares shall cease to cumulate dividends as of the end of the day immediately preceding the Conversion Date and the holder will not receive any cash payment representing accrued and unpaid dividends of the Series C Preferred Shares, except in those limited circumstances discussed in this Section (d)(6)(e). Except as provided herein, the Trust shall make no payment for accrued and unpaid dividends, whether or not in arrears, on Series C Preferred Shares converted at a holder’s election pursuant to a Conversion Right, or for dividends on shares of Common Stock issued upon such conversion.
                    (ii) If the Trust receives a Conversion Notice before the close of business on a Dividend Record Date, the holder shall not be entitled to receive any portion of the dividend payable on such converted Series C Preferred Shares on the corresponding Dividend Payment Date.
                    (iii) If the Trust receives a Conversion Notice after the Dividend Record Date but prior to the corresponding Dividend Payment Date, the holder on the Dividend Record Date shall receive on that Dividend Payment Date accrued dividends on those Series C Preferred Shares, notwithstanding the conversion of those Series C Preferred Shares prior to that Dividend Payment Date, because that holder shall have been the holder of record on the corresponding Divided Record Date. However, at the time that such holder surrenders the Series C Preferred Shares for conversion, the holder shall pay to the Trust an amount equal to the dividend that has accrued and that will be paid on the related Dividend Payment Date.
                    (iv) A holder of Series C Preferred Shares on a Dividend Record Date who exercises its Conversion Right and converts such Series C Preferred Shares into Common Stock on or after the corresponding Dividend Payment Date shall be entitled to receive the dividend payable on such Series C Preferred Shares on such Dividend Payment Date, and the converting holder need not include payment of the amount of such dividend upon surrender for conversion of Series C Preferred Shares.
                    (v) If the Trust receives a Conversion Notice on or before the close of business on a Dividend Record Date or follow such Dividend Record Date but before the Dividend Payment Date therefore, and the settlement date for any shares of Common Stock to be issued upon such conversion is after the close of business on the record date for the payment of dividends for the corresponding period on such Common Stock, such holder shall be entitled to receive such Common Stock dividends upon the next payment date of dividends on the Common Stock as if it were the holder of such Common Stock on such record date.
                    (2) Company Conversion Option
                    (i) If the Trust exercises the Company Conversion Option, whether the Company Conversion Option Date is prior to, on or after the Dividend Record Date for the current period, all unpaid dividend which are in arrears as of the Company Conversion Option Date shall be payable to the holder of the converted shares.
                    (ii) If the Trust exercises the Company Conversion Option and the Company Conversion Option Date is a date that is prior to the close of business on any Dividend Record Date, the holder shall not be entitled to receive any portion of the dividend payable for such period on such converted shares on the corresponding Dividend Payment Date.
                    (iii) If the Trust exercises the Company Conversion Option and the Company Conversion Option Date is a date that is on, or after the close of business on, any Dividend Record Date and prior to the close of business on the corresponding Dividend Payment Date, all dividends, including accrued and unpaid dividends, whether or not in arrears, with respect to the Series C Preferred Shares called for conversion on such date, shall be payable on such Dividend Payment Date to the record holder of such shares on such record date.
     (7) Adjustment of Conversion Rate.
               (a) In case the Trust shall, at any time or from time to time after the Original Issue Date while any of the Series C Preferred Shares are outstanding, issue Common Stock as a dividend or distributions to all or substantially all holders of Common Stock, then the Conversion Rate in effect immediately prior to the close of business on the Record Date fixed for the determination of shareholders entitled to receive such dividend or other distribution shall be increased by multiplying such Conversion Rate by a fraction:
                    (1) the numerator of which shall be the sum of the total number of shares of Common Stock and OP Units outstanding at the close of business on such Record Date and the total number of shares of Common Stock constituting such dividend or other distribution; and
                    (2) the denominator of which shall be the number of shares of Common Stock and OP Units outstanding at the close of business on such Record Date.
               Such increase shall become effective immediately prior to the opening of business on the day following the Record Date fixed for such determination. If any dividend or distribution of the type described in this Section (d)(7)(a) is declared but not so paid or made, the Conversion Rate shall again be adjusted to the Conversion Rate which would then be in effect if such dividend or distribution had not been declared.
               (b) In case the Trust shall, at any time or from time to time after the Original Issue Date while any of the Series C Preferred Shares are outstanding, subdivide, reclassify or split its outstanding shares of Common Stock into a greater number of shares of Common Stock, the Conversion Rate in effect immediately prior to the opening of business on the day following the day upon which such subdivision, reclassification or split becomes effective shall be proportionately increased, and, conversely, in case the Trust shall, at any time or from time to time after the Original Issue Date while any of the Series C Preferred Shares are outstanding, combine or reclassify its outstanding shares of Common Stock into a smaller number of shares of Common Stock, the Conversion Rate in effect immediately prior to the opening of business on the day following the day upon which such combination or reclassification becomes effective shall be proportionately reduced, such increase or reduction, as the case may be, to become effective immediately prior to the opening of business on the day following the day upon which such subdivision, reclassification, split or combination becomes effective, so that the holder of any Series C Preferred Share thereafter surrendered for conversion shall be entitled to receive that number of shares of Common Stock which it would have received had such Series C Preferred Share been converted immediately prior to the happening of such event adjusted as a result of such event.
               (c) In case the Trust shall, at any time or from time to time after the Original Issue Date while any of the Series C Preferred Shares are outstanding, issue rights or warrants for a period expiring within 60 days to all or substantially all holders of its outstanding Common Stock entitling them to subscribe for or purchase Common Stock (or securities convertible into or exchangeable or exercisable for Common Stock), at a price per share of Common Stock (or having a conversion, exchange or exercise price per share of Common Stock) less than the Closing Sale Price of the Common Stock on the Trading Day immediately preceding the date of the announcement by public notice of such issuance or distribution (treating the conversion, exchange or exercise price per share of Common Stock of the securities convertible, exchangeable or exercisable into Common Stock as equal to (x) the sum of (i) the price for a unit of the security convertible into or exchangeable or exercisable for Common Stock and (ii) any additional consideration initially payable upon the conversion of or exchange or exercise for such security into Common Stock divided by (y) the number of shares of Common Stock initially underlying such convertible, exchangeable or exercisable security), then the Conversion Rate shall be increased by multiplying the Conversion Rate in effect at the opening of business on the date after such date of announcement by a fraction:
                    (1) the numerator of which shall be the number of shares of Common Stock and OP Units outstanding at the close of business on the date of announcement, plus the total number of additional shares of Common Stock so offered for subscription or purchase (or into which the convertible, exchangeable or exercisable securities so offered are convertible, exchangeable or exercisable); and
                    (2) the denominator of which shall be the number of shares of Common Stock and OP Units outstanding on the close of business on the date of announcement, plus the number of shares of Common Stock (or convertible, exchangeable or exercisable securities) which the aggregate offering price of the total number of shares of Common Stock (or convertible, exchangeable or exercisable securities) so offered for subscription or purchase (or the aggregate conversion, exchange or exercise price of the convertible, exchangeable or exercisable securities so offered) would purchase at such Closing Sale Price of the Common Stock.
               Such increase shall become effective immediately prior to the opening of business on the day following the Record Date for such determination. To the extent that shares of Common Stock (or securities convertible, exchangeable or exercisable into shares of Common Stock) are not delivered pursuant to such rights or warrants, upon the expiration or termination of such rights or warrants, the Conversion Rate shall be readjusted to the Conversion Rate which would then be in effect had the adjustments made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of Common Stock (or securities convertible, exchangeable or exercisable into shares of Common Stock) actually delivered. In the event that such rights or warrants are not so issued, the Conversion Rate shall again be adjusted to be the Conversion Rate which would then be in effect if the Record Date fixed for the determination of stockholders entitled to receive such rights or warrants had not been fixed. In determining whether any rights or warrants entitle the holders to subscribe for or purchase shares of Common Stock at less than such Closing Sale Price, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received for such rights or warrants, the value of such consideration if other than cash, to be determined by the Board of Trustees.
               (d) (A) In case the Trust shall, at any time or from time to time after the Original Issue Date while any of the Series C Preferred Shares are outstanding, by dividend or otherwise, distribute to all or substantially all holders of its outstanding shares of Common Stock (including any such distribution made in connection with a consolidation or merger in which the Trust is the continuing corporation and the shares of Common Stock are not changed or exchanged), shares of its capital stock, evidences of its indebtedness or other assets, including securities, (including capital stock of any subsidiary of the Trust) but excluding (i) dividends or distributions of Common Stock referred to in Section (d)(7)(a) of this Article SIXTH, (ii) any rights or warrants referred to in Section (d)(7)(c), (iii) dividends and distributions paid exclusively in cash referred to in Section (d)(7)(e) and (iv) dividends and distributions of stock, securities or other property or assets (including cash) in connection with the reclassification, change, merger, consolidation, combination, sale or conveyance to which Section (d)(8) applies, (such capital stock, evidence of its indebtedness, other assets or securities being distributed hereinafter in this Section (d)(7)(d) called the “Distributed Assets”), then, in each such case, subject to subparagraphs (D) and (E) of this Section (d)(7)(d), the Conversion Rate shall be increased by multiplying the Conversion Rate in effect immediately prior to the close of business on the Record Date with respect to such distribution by a fraction:
                         (1) the numerator of which shall be the Current Market Price; and
                         (2) the denominator of which shall be such Current Market Price, less the Fair Market Value on such date of the portion of the Distributed Assets so distributed applicable to one share of Common Stock (determined on the basis of the number of shares of Common Stock outstanding on such Record Date) on such date.
               Such increase shall become effective immediately prior to the opening of business on the day following the Record Date for such distribution. In the event that such dividend or distribution is not so paid or made, the Conversion Rate shall again be adjusted to be the Conversion Rate which would then be in effect if such dividend or distribution had not been declared.
               (B) If the Board of Trustees determines the Fair Market Value of any distribution for purposes of this Section (d)(7)(d) by reference to the actual or when issued trading market for any Distributed Assets comprising all or part of such distribution, it must in doing so consider the prices in such market over the same period (the “Reference Period”) used in computing the Current Market Price pursuant to this Section (d)(7)(d) to the extent possible, unless the Board of Trustees determines in good faith that determining the Fair Market Value during the Reference Period would not be in the best interest of the holders of the Series C Preferred Shares.
               (C) In the event any such distribution consists of shares of capital stock of, or similar equity interests in, one or more of the Trust’s subsidiaries (a “Spin Off”), the Fair Market Value of the securities to be distributed shall equal the average of the Closing Sale Prices of such securities for the five consecutive Trading Days commencing on and including the sixth Trading Day of those securities after the effectiveness of the Spin Off, and the Current Market Price shall be measured for the same period. In the event, however, that an underwritten initial public offering of the securities in the Spin Off occurs simultaneously with the Spin Oft Fair Market Value of the securities distributed in the Spin Off shall mean the initial public offering price of such securities and the Current Market Price shall mean the Closing Sale Price for the Common Stock on the same Trading Day.
               (D) Rights or warrants distributed by the Trust to all holders of the outstanding shares of Common Stock entitling them to subscribe for or purchase equity securities of the Trust (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events (“Trigger Event”), (x) are deemed to be transferred with such shares of Common Stock, (y) are not exercisable and (z) are also issued in respect of future issuances of shares of Common Stock shall be deemed not to have been distributed for purposes of this Section (d)(7)(d) (and no adjustment to the Conversion Rate under this Section (d)(7)(d) shall be required) until the occurrence of the earliest Trigger Event. If such right or warrant is subject to subsequent events, upon the occurrence of which such right or warrant shall become exercisable to purchase different Distributed Assets, or entitle the holder to purchase a different number or amount of the foregoing Distributed Assets or to purchase any of the foregoing Distributed Assets at a different purchase price, then the occurrence of each such event shall be deemed to be the date of issuance and Record Date with respect to a new right or warrant (and a termination or expiration of the existing right or warrant without exercise by the holder thereof). In addition, in the event of any distribution (or deemed distribution) of rights or warrants, or any Trigger Event or other event (of the type described in the preceding sentence) with respect thereto, that resulted in an adjustment to the Conversion Rate under this Section (d)(7)(d):
                    (1) in the case of any such rights or warrants which shall all have been repurchased without exercise by any holders thereof, the Conversion Rate shall be readjusted upon such final repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share repurchase price received by a holder of shares Common Stock with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all holders of Common Stock as of the date of such repurchase; and
                    (2) in the case of such rights or warrants which shall have expired or been terminated without exercise, the Conversion Rate shall be readjusted as if such rights and warrants had never been issued.
          (E) For purposes of this Section (d)(7)(d) and Section (d)(7)(a), Section (d)(7)(b) and Section (d)(7)(c), any dividend or distribution to which this Section (d)(7)(d) is applicable that also includes (x) shares of Common Stock, (y) a subdivision, split or combination of shares of Common Stock to which Section (d)(7)(b) applies or (z) rights or warrants to subscribe for or purchase shares of Common Stock to which Section (d)(7)(c) applies (or any combination thereof), shall be deemed instead to be:
               (1) a dividend or distribution of the evidences of indebtedness, assets, shares of capital stock, rights or warrants, other than such shares of Common Stock, such subdivision, split or combination or such rights or warrants to which Section (d)(7)(a), Section (d)(7)(b) and Section (d)(7)(c) apply, respectively (and any Conversion Rate adjustment required by this Section (d)(7)(d) with respect to such dividend or distribution. shall then be made), immediately followed by
               (2) a dividend or distribution of such shares of Common Stock, such subdivision, split or combination or such rights or warrants (and any further Conversion Rate increase required by Section (d)(7)(a), Section (d)(7)(b) and Section (d)(7)(c) with respect to such dividend or distribution shall then be made), except:
               (i) the Record Date of such dividend or distribution shall be substituted as (i) “the date fixed for the determination of stockholders entitled to receive such dividend or other distribution,” “Record Date fixed for such determinations” and “Record Date” within the meaning of Section (d)(7)(a), (ii) “the day upon which such subdivision or split becomes effective” or “the day upon which such combination becomes effective” (as applicable) within the meaning of Section (d)(7)(b), and (iii) as “the Record Date fixed for the determination of the stockholders entitled to receive such rights or warrants” and such “Record Date” within the meaning of Section (d)(7)(c); and
               (ii) any reduction or increase in the number of shares of Common Stock resulting from such subdivision, split or combination (as applicable) shall be disregarded in connection with such dividend or distribution.
          (e) In case the Trust shall, at any time or from time to time after the Original Issue Date while any of the Series C Preferred Shares are outstanding, by dividend or otherwise, distribute to all or substantially all holders of its outstanding shares of Common Stock during any quarterly fiscal period, cash (including any quarterly cash dividends, but excluding any cash that is distributed upon a reclassification, change, merger, consolidation, statutory share exchange, combination, sale or conveyance to which Section (d)(8) of this Article SIXTH applies or as part of a distribution referred to in Section (d)(7)(d)) in excess of the “Dividend Threshold Amounts”, then, and in each case, immediately after the close of business on such date, the Conversion Rate shall be adjusted based on the following formula:
                    (1) CR1 = CRo x (SP/(SP-DI)) where,
               (i) CRo = the Conversion Rate in effect immediately prior to the Record Date for such distribution;
               (ii) CR1 = the Conversion Rate in effect immediately after the Record Date for such distribution;
               (iii) SP = the average of the Closing Sale price per share of Common Stock over the ten (10) consecutive Trading Day period prior to the Trading Day immediately preceding the earlier of the Record Date or the ex-dividend date of such cash excess dividend or cash excess distribution; and
               (iv) DI = the amount in cash per share the Trust distributes to holders of shares of Common Stock that exceeds the Dividend Threshold Amounts (with such Dividend Threshold Amounts appropriately adjusted from time to time as provided in this Section (d)(7)).
          Such increase shall become effective immediately prior to the opening of business on the day following the Record Date for such distribution. In the event that such distribution is not so made, the Conversion Rate shall again be adjusted to be the Conversion Rate which would then be in effect if such distribution had not been declared.
          (f) In case the Trust or any of its subsidiaries purchase shares of Common Stock pursuant to a tender offer or exchange offer that involves an aggregate consideration that exceeds 10%. of the aggregate market value of the Common Stock on the expiration of such tender offer or exchange offer (the “Expiration Time”), the Conversion Rate shall be increased so that the same shall equal the rate determined by multiplying the Conversion Rate in effect immediately prior to the close of business on the date of the Expiration Time by a fraction:
               (1) the numerator of which shall be the sum of (x) the product of (i) the number of shares of Common Stock and OP Units outstanding (excluding any tendered or exchanged shares) at the Expiration Time and (ii) the Current Market Price of the Common Stock at the Expiration Time, and (y) the Fair Market Value of the aggregate consideration payable to stockholders based on acceptance (up to any maximum specified in the terms of the tender offer or exchange offer) of all shares validly tendered and not withdrawn as of the Expiration Time; and
               (2) the denominator of which shall be the product of the number of shares of Common Stock and OP Units outstanding (including any tendered or exchanged shares) at the Expiration Time and the Current Market Price of the Common Stock at the Expiration Time.
          Such increase (if any) shall become effective immediately prior to the opening of business on the day following the Expiration Time. In the event that the Trust is obligated to purchase shares pursuant to any such tender offer or exchange offer, but the Trust does not effect any such purchases or all or a portion of such purchases are rescinded, the Conversion Rate shall again be adjusted to be the Conversion Rate which would then be in effect if such (or such portion of the) tender offer or exchange offer had not been made. If the application of this Section (d)(7)(f) to any tender offer or exchange offer would result in a decrease in the Conversion Rate, no adjustment shall be made for such tender offer or exchange offer under this Section (d)(7)(f).

          (g) For purposes of Section (d)(7) of this Article SIXTH, the following terms shall have the meanings indicated:
     “Current Market Price” on any date means the average of the daily Closing Sale Prices per share of Common Stock for the ten consecutive Trading Days immediately prior to such date; provided, however, that if:
               (1) the “ex” date (as hereinafter defined) for any event (other than the issuance or distribution requiring such computation of Current Market Price) that requires an adjustment to the Conversion Rate pursuant to Section (d)(7)(a), Section (d)(7)(b), Section (d)(7)(c), Section (d)(7)(d), Section (d)(7)(e) or Section (d)(7)(f) occurs during such ten consecutive Trading Days, the Closing Sale Price for each Trading Day prior to the “ex” date for such other event shall be adjusted by multiplying such Closing Sale Price by the same fraction by which the Conversion Rate is so required to be adjusted as a result of such other event;
               (2) the “ex” date for any event (other than the issuance or distribution requiring such computation of Current Market Price) that requires an adjustment to the Conversion Rate pursuant to Section (d)(7)(a), Section (d)(7)(b), Section (d)(7)(c), Section (d)(7)(d), Section (d)(7)(e) or Section (d)(7)(f) occurs on or after the “ex” date for the issuance or distribution requiring such computation and prior to the day in question, the Closing Sale Price for each Trading Day on and after the “ex” date for such other event shall be adjusted by multiplying such Closing Sale Price by the reciprocal of the fraction by which the Conversion Rate is so required to be adjusted as a result of such other event; and
               (3) the “ex” date for the issuance or distribution requiring such computation is prior to the day in question, after taking into account any adjustment required pursuant to clause (i) or (ii) of this proviso, the Closing Sale Price for each Trading Day on or after such “ex” date shall be adjusted by adding thereto the amount of any cash and the Fair Market Value (as determined by the Board of Trustees in a manner consistent with any determination of such value for purposes of Section (d)(7)(d), Section (d)(7)(e) or Section (d)(7)(f) of the evidences of indebtedness, shares of capital stock or assets being distributed applicable to one share of Common Stock as of the close of business on the day before such “ex” date.
         For purposes of any computation under Section (d)(7), if the “ex” date for any event (other than the tender offer requiring such computation) that requires an adjustment to the Conversion Rate pursuant to Section (d)(7)(a), Section (d)(7)(b), Section (d)(7)(c), Section (d)(7)(d), Section (d)(7)(e) or Section (d)(7)(f) occurs on or after the Expiration Time for the tender or exchange offer requiring such computation and prior to the day in question, the Closing Sale Price for each Trading Day on and after the “ex” date for such other event shall be adjusted by multiplying such Closing Sale Price by the reciprocal of the fraction by which the Conversion Rate is so required to be adjusted as a result of such other event. For purposes of this paragraph, the term “ex” date, when used:
               (i) with respect to any issuance or distribution, means the first date on which the Common Stock trade regular way on the relevant exchange or in the relevant market from which the Closing Sale Price was obtained without the right to receive such issuance or distribution;
               (ii) with respect to any subdivision, split or combination of Common Stock, means the first date on which the Common Stock trade regular way on such exchange or in such market after the time at which such subdivision, split or combination becomes effective; and
               (iii) with respect to any tender offer or exchange offer, means the first date on which the Common Stock trade regular way on such exchange or in such market after the Expiration Time of such offer.

               Notwithstanding the foregoing, whenever successive adjustments to the Conversion Rate are called for pursuant to this Section (d)(7), such adjustments shall be made to the Current Market Price as may be necessary or appropriate to effectuate the intent of this Section (d)(7) and to avoid unjust or inequitable results as determined in good faith by the Board of Trustees.
               “Fair Market Value” means the amount which a willing buyer would pay a willing seller in an arm’s length transaction (as determined by the Board of Trustees, whose determination shall be made in good faith and, absent manifest error, shall be final and binding on holders of the Series C Preferred Shares).
               “Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of stockholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Trustees or by statute, contract or otherwise).
               (h) The Trust shall be entitled to make such additional increases in the Conversion Rate, in addition to those required by Section (d)(7)(a), Section (d)(7)(b), Section (d)(7)(c), Section (d)(7)(d), Section (d)(7)(e) or Section (d)(7)(f), if the Board of Trustees determines that it is advisable, in order that any dividend or distribution of Common Stock, any subdivision, reclassification or combination of Common Stock or any issuance of rights or warrants referred to above, or any event treated as such for United States federal income tax purposes, shall not be taxable to the holders of Common Stock for United States federal income tax purposes or to diminish any such tax.
               (i) To the extent permitted by law, the Trust may, from time to time, increase the Conversion Rate for a period of at least twenty (20) Trading Days if the Board of Trustees determines that such an increase would be in the Trust’s best interests. Any such determination by Board of Trustees shall be conclusive. The Trust shall give holders of Series C Preferred Shares at least fifteen (15) Trading Days’ notice of any increase in the Conversion Rate.
               (j) The Trust will not adjust the Conversion Rate pursuant to this Section (d)(7) to the extent that the adjustments would reduce the Conversion Price below $0.0001. The Trust shall not be required to make an adjustment in the Conversion Rate unless the adjustment would require a change of at least one percent in the Conversion Rate. However, any adjustments that are not required to be made because they would have required an increase or decrease of less than one percent shall be carried forward and taken into account in any subsequent adjustment of the Conversion Rate. Except as described in this Section (d)(7), the Trust shall not adjust the Conversion Rate for any issuance of our shares of Common Stock or any securities convertible into or exchangeable or exercisable for its shares of Common Stock or rights to purchase its shares of Common Stock or such convertible, exchangeable or exercisable securities.
               (k) In the event that at any time, as a result of an adjustment made pursuant to this Section (d)(7), the holder of any Series C Preferred Shares thereafter surrendered for conversion shall become entitled to receive any shares of capital stock of the Trust other than Common Stock into which the Series C Preferred Shares originally were convertible, the Conversion Rate of such other shares so receivable upon conversion of any such Series C Preferred Share shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Common Stock contained in subparagraphs (a) through (m) of this Section (d)(7), and any other applicable provisions of Section (d) this Article SIXTH with respect to the Common Stock shall apply on like or similar terms to any such other shares.
               (l) To the extent the Trust has a rights plan in effect upon conversion of the Series C Preferred Shares into shares of Common Stock, the holder will receive (except to the extent the Trust settles its conversion obligations in cash), in addition to the shares of Common Stock, the rights under the rights plan unless the rights have separated from the shares of Common Stock prior to the time of conversion, in which case the Conversion Rate will be adjusted at the time of separation as if the Trust made a distribution referred to in Section (d)(7)(d) above (without regard to any of the exceptions there).
     (8) Consolidation or Merger of the Trust. If any of the following events occurs, namely:
               (a) any reclassification or change of the outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination);
               (b) any merger, consolidation, statutory share exchange or combination of the Trust with another Person as a result of which holders of Common Stock shall be entitled to receive stock, securities or other property or assets (including cash) with respect to or in exchange for such Common Stock; or
               (c) any sale or conveyance of all or substantially all of the properties and assets of the Trust to any other person as a result of which holders of Common Stock shall be entitled to receive stock, securities or other property or assets (including cash) with respect to or in exchange for such Common Stock;
the Trust or the successor or purchasing person, as the case may be, shall execute Articles Supplementary, a Certificate of Designation and such other necessary documentation providing that such Series C Preferred Shares shall be convertible into the kind and amount of shares of stock and other securities or property or assets (including cash) which such holder of Series C Preferred Shares would have been entitled to receive upon such reclassification, change, merger, consolidation, statutory share exchange, combination, sale or conveyance had such Series C Preferred Shares been converted into Common Stock immediately prior to such reclassification, change, merger, consolidation, statutory share exchange, combination, sale or conveyance assuming such holder of Common Stock did not exercise its rights of election, if any, as to the kind or amount of securities, cash or other property receivable upon such merger, consolidation, statutory share exchange, sale or conveyance (provided, that if the kind or amount of securities, cash or other property receivable upon such merger, consolidation, statutory share exchange, sale or conveyance is not the same for each share of Common Stock in respect of which such rights of election shall not have been exercised (“Non Electing Share”), then for the purposes of this Section (d)(8), the kind and amount of securities, cash or other property receivable upon such merger, consolidation, statutory share exchange, sale or conveyance for each Non Electing Share shall be deemed to be the kind and amount so receivable per share by a plurality of the Non Electing Shares). Such Articles Supplementary, a Certificate of Designation or other necessary documentation shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in Section (d) of this Article SIXTH and, to the extent applicable, reflect the other types of adjustments provided for in Section (d)(7). If, in the case of any such reclassification, change, merger, consolidation, statutory share exchange, combination, sale or conveyance, the stock or other securities and assets receivable thereupon by a holder of Common Stock includes shares of stock or other securities and assets of a Person other than the successor or purchasing person, as the case may be, in such reclassification, change, merger, consolidation, statutory share exchange, combination, sale or conveyance, then such Articles Supplementary, Certificate of Designation or other necessary documentation shall also be executed by such other person and shall contain such additional provisions to protect the interests of the holders of the Series C Preferred Shares as the Board of Trustees shall reasonably consider necessary by reason of the foregoing. The Trust shall cause Notice of the execution of such Articles Supplementary, Certificate of Designation or other necessary documentation to be mailed to each holder, at the address of such holder as it appears on the register of the Series C Preferred Shares maintained by the transfer agent, within 20 days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of such Articles Supplementary, Certificate of Designation or other necessary documentation. The above provisions of this Section (d)(8) shall similarly apply to successive reclassifications, mergers, consolidations, statutory share exchanges, combinations, sales and conveyances. If this Section (d)(8) applies to any event or occurrence, Section (d)(7) shall not apply.

     (9) Notice of Adjustment. Whenever an adjustment in the Conversion Rate with respect to the Series C Preferred Shares is required:
          (a) the Trust shall forthwith place on file with the transfer agent for the Series C Preferred Shares a certificate of the Chief Financial Officer (or such person having similar responsibilities of the Trust, stating the adjusted Conversion Rate determined as provided herein and setting forth in reasonable detail such facts as shall be necessary to show the reason for and the manner of computing such adjustment; and
          (b) a Notice stating that the Conversion Rate has been adjusted and setting forth the adjusted Conversion Rate shall forthwith be given by the Trust to each holder of Series C Preferred Shares. Any Notice so given shall be conclusively presumed to have been duly given, whether or not the holder receives such Notice.
     (10) Notice in Certain Events. In case of:
          (a) a consolidation or merger to which the Trust is a party and for which approval of any holders of Common Stock of the Trust is required, or of the sale or conveyance to another person or entity or group of persons or entities acting in concert as a partnership, limited partnership, syndicate or other group (within the meaning of Rule 13d-3 under the Exchange Act of 1934, as amended) of all or substantially all of the property and assets of the Trust; or
          (b) the voluntary or involuntary dissolution, liquidation or winding up of the Trust; or
          (c) any action triggering an adjustment of the Conversion Rate referred to in clauses (x) or (y) below;
          then, in each case, the Trust shall cause to be given, to the holders of the Series C Preferred Shares, at least 15 days prior to the applicable date hereinafter specified, a Notice stating:
          (x) the date on which a record is to be taken for the purpose of any distribution or grant of rights or warrants triggering an adjustment to the Conversion Rate pursuant to Section (d)(7) of this Article SIXTH, or, if a record is not to be taken, the date as of which the holders of record of Common Stock entitled to such distribution, rights or warrants are to be determined; or
          (y) the date on which any reclassification, consolidation, merger, sale, conveyance, dissolution, liquidation or winding up triggering an adjustment to the Conversion Rate pursuant to this Section (d)(7) of this Article SIXTH is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, conveyance, dissolution, liquidation or winding up.
          Failure to give such Notice or any defect therein shall not affect the legality or validity of the proceedings described in Section (d)(10)(a), Section (d)(10)(b) or Section (d)(10)(c).
     (11) Adjustment to Conversion Rate Upon Certain Fundamental Changes.
               (a) If and only to the extent a holder of Series C Preferred Shares elects to convert its Series C Preferred Shares in connection with a transaction described in clause (1) of the definition of Fundamental Change (or in connection with a transaction that would have been a fundamental change under such clause (1) but for the application of the 105% Trading Price Exception) that occurs on or prior to November 15, 2014 pursuant to which 10% or more of the consideration for shares of Common Stock (other than cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) in such Fundamental Change transaction consists of cash (or other property) or securities that are not traded or scheduled to be traded immediately following such transaction on a United States national or regional securities exchange or the Nasdaq National Market, the Trust shall increase the Conversion Rate for the Series C Preferred Share surrendered for conversion by a number of additional shares (the “Additional Shares”) as set forth in this Section (d)(11); provided, however, in lieu of the foregoing, the Trust shall have the option to elect to adjust the Conversion Rate so that the shares of Series C Preferred Shares become convertible into shares of Public Acquirer Common Stock in accordance with the provisions of Section (d)(11)(e).
          (b) The number of Additional Shares shall be determined by reference to the table below, based on the date on which such Fundamental Change transaction becomes effective (the “Effective Date”) and the price paid per share for shares of Common Stock in such Fundamental Change transaction (the “Share Price”). If holders of shares of Common Stock receive only cash in such Fundamental Change transaction, the Share Price shall be the cash amount paid per share. If holders of shares of Common Stock receive consideration other than only cash in such Fundamental Change transaction, the Share Price shall be the average of the Closing Sale Prices of shares of Common Stock on the five Trading Days prior to but not including the Effective Date of such Fundamental Change transaction.
          (c) The Share Prices set forth in the first row of the table below (i.e., the column headers) shall be adjusted as of any date on which the Conversion Rate is adjusted pursuant to Section (d)(7) of this Article SIXTH. The adjusted Share Prices shall equal the product of the Share Prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to the adjustment giving rise to the Share Price adjustment and the denominator of which is the Conversion Rate as so adjusted. The number of Additional Shares shall be adjusted in the same manner as the Conversion Rate as set forth under the provisions of Section (d)(7). The following table sets forth the hypothetical Share Price and number of Additional Shares to be issuable per $50.00 liquidation preference of Series C Preferred Shares:
Shares Price (in dollars)

Effective Date	22.35	25.00	27.50	30.00	32.50	35.00	37.50	40.00	45.00	50.00	55.00	60.00	65.00	70.00	75.00

December 2, 2004	0.373	0.289	0.222	0.171	0.133	0.102	0.081	0.064	0.044	0.032	0.025	0.020	0.017	0.014	0.012

November 15, 2005	0.373	0.289	0.211	0.157	0.117	0.087	0.066	0.053	0.033	0.024	0.018	0.015	0.012	0.010	0.008

November 15, 2006	0.342	0.258	0.191	0.143	0.107	0.081	0.063	0.050	0.035	0.027	0.022	0.019	0.017	0.015	0.013

November 15, 2007	0.362	0.261	0.184	0.130	0.093	0.066	0.049	0.038	0.026	0.021	0.018	0.016	0.014	0.012	0.011

November 15, 2008	0.347	0.245	0.162	0.103	0.062	0.034	0.019	0.010	0.005	0.003	0.002	0.002	0.001	0.001	0.001

November 15, 2009	0.340	0.237	0.153	0.085	0.030	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000

November 15, 2010	0.310	0.222	0.145	0.082	0.029	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000

November 15, 2011	0.332	0.230	0.147	0.082	0.028	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000

November 15, 2012	0.326	0.225	0.143	0.079	0.027	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000

November 15, 2013	0.325	0.223	0.141	0.078	0.026	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000

November 15, 2014	0.304	0.214	0.138	0.077	0.026	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000

          (d) The Share Prices and Additional Share amounts set forth above are based upon a per share Common Stock price of $22.35 on December 2, 2004 and an initial Conversion Price of $26.82. The exact Share Prices and Effective Dates may not be set forth in the table above, in which case:
               (1) If the Share Price is between two Share Price amounts in the table or the Effective Date is between two Effective Dates in the table, the number of Additional Shares will be determined by a straight-line interpolation between the number of Additional Shares set forth for the higher and lower Share Price amounts and the two dates, as applicable, based on a 365-day year;
               (2) If the Share Price is in excess of $75.00 per share (subject to adjustment), no Additional Shares will be issuable upon conversion; or
               (3) If the Share Price is less than $22.35 per share (subject to adjustment), no Additional Shares will be issuable upon conversion.
          (e) Notwithstanding anything contained in Section (d)(11)(d) of this Article SIXTH, in the event of a Public Acquirer Change of Control, in lieu of issuing Additional Shares, the Trust may elect to adjust the Conversion Rate such that, from and after the effective time of such Public Acquirer Change of Control, holders of Series C Preferred Shares shall be entitled to convert their Series C Preferred Shares into a number of shares of Public Acquirer Common Stock by multiplying the Conversion Rate in effect immediately before effective time of the Public Acquirer Change of Control by a fraction:
               (1) the numerator of which shall be (i) in the case of a consolidation, merger or statutory share exchange, pursuant to which shares of Common Stock are converted into cash, securities or other property, the value of all cash, securities and other property (as determined by the Board of Trustees) paid or payable per share of Common Stock or (ii) in the case of any other Public Acquirer Change of Control, the average of the Closing Sale Prices of shares of Common Stock for the five consecutive Trading Days prior to but excluding the effective date of such Public Acquirer Change of Control; and
               (2) the denominator of which shall be the average of the Closing Sale Prices of the Public Acquirer Common Stock for the five consecutive Trading Days commencing on the Trading Day next succeeding the effective date of such Public Acquirer Change of Control.
          (f) A “Public Acquirer Change of Control” means any event constituting a Fundamental Change (or that would otherwise constitute a fundamental change but for the application of the 105% Trading Price Exception) that would otherwise obligate the Trust to increase the Conversion Rate and the acquirer (or any entity that is a directly or indirectly wholly-owned subsidiary of the acquirer) has a class of common stock traded on a United States national or regional securities exchange or quoted on the Nasdaq National Market or which will be so traded or quoted when issued or exchanged in connection with such Fundamental Change (the “Public Acquirer Common Stock”).
          (g) Upon a Fundamental Change which is a Public Acquirer Change of Control, if the Trust so elects, holders may convert their Series C Preferred Shares at the adjusted Conversion Rate described in Section (d)(11)(e) of this Article SIXTH but will not be entitled to the increased Conversion Rate described in Sections (d)(11)(a), (d)(11)(b), (d)(11)(c) and (d)(11)(d) of this Article SIXTH. Upon a Fundamental Change which is a Public Acquirer Change of Control, if the Trust elects to adjust the Conversion Rate and conversion obligation in accordance with the provisions set forth in Section (d)(11)(e), the Trust shall notify holders of Series C Preferred Shares of the Trust’s election in the notice to such holders of such transaction. As set forth in Section (d)(6), and subject to the Trust’s election right under the first paragraph of Section (d)(11)(e), holders may convert their Series C Preferred Shares upon a Public Acquirer Change of Control during the period specified therein. In addition, a holder can also, subject to certain conditions, require the Trust to repurchase all or a portion of our Series C Preferred Shares in accordance with the provisions set forth in Section (d)(12) of this Article SIXTH.

     (12) Purchase of Series C Preferred Shares Upon a Fundamental Change.
          (a) In the event of a Fundamental Change, a holder of Series C Preferred Shares shall have the right to require the Trust to purchase (the “Repurchase Right”) for cash all or any part of such holder’s Series C Preferred Shares at a purchase price equal to 100% of the liquidation preference of the Series C Preferred Shares to be purchased plus accrued and unpaid dividends (including additional dividends, if any) to, but not including, the Fundamental Change Purchase Date (the “Fundamental Change Purchase Price”). Series C Preferred Shares submitted for purchase must be $50.00 liquidation preference or an integral multiple thereof.
          (b) On or before the tenth Trading Day after the occurrence of a Fundamental Change, the Trust shall provide to all holders of Series C Preferred Shares and the transfer agent a Notice of the occurrence of the Fundamental Change and of the resulting Repurchase Right. Such Notice shall state:
          (i) the events constituting the Fundamental Change;
          (ii) the date of the Fundamental Change;
          (iii) the last date on which a holder may exercise the Repurchase Right;
          (iv) the Fundamental Change Repurchase Price;
          (v) the Fundamental Change Repurchase Date;
          (vi) the name and address of the transfer agent;
          (vii) the Conversion Rate and any adjustment to the Conversion Rate that will result from the Fundamental Change, as applicable, pursuant to either (A) Sections (d)(11)(a), (b), (c) and (c) or (B) Section (d)(11)(e);
          (viii) that Series C Preferred Shares with respect to which a repurchase notice is given by the holder may be converted, if otherwise convertible, only if the repurchase notice has been properly withdrawn; and
          (ix) the procedures that a holder must follow to exercise the Repurchase Right.
          (c) Simultaneously with providing such Notice, the Trust shall publish a notice containing this information in a newspaper of general circulation in the City of New York or through such other public medium as the Trust may use at that time and publish such information on its corporate website.
          (d) To exercise the Repurchase Right, subject to Section (d)(12)(e) of this Article SIXTH, a holder of the Series C Preferred Shares must deliver, on or before the twentieth Trading Day after the date of the Trust’s delivery of Notice of a Fundamental Change (subject to extension to comply with applicable law), the Series C Preferred Shares to be purchased, duly endorsed for transfer, together with a written repurchase notice and the form entitled “Form of Fundamental Change Repurchase Notice” duly completed to the transfer agent. The repurchase notice must state:
     (i) the applicable Fundamental Change Repurchase Date;

          (ii) the portion of the liquidation preference of Series C Preferred Shares to be purchased, in integral multiples of $50.00; and
          (iii) that the Series C Preferred Shares are to be purchased by the Trust pursuant to this Section (d)(12).
          (e) If the Series C Preferred Shares are not in certificated form, a holder’s repurchase notice must comply with applicable Depository Trust Company procedures.
          (f) A holder of Series C Preferred Shares may withdraw any repurchase notice (in whole or in part) by a written notice of withdrawal delivered to the Trust prior to the close of business on the Trading Day prior to the Fundamental Change Repurchase Date. The notice of withdrawal shall state:
          (i) the liquidation preference of the withdrawn Series C Preferred Shares, in integral multiples of $50.00;
          (ii) if certificated Series C Preferred Shares have been issued, the certificate numbers of the withdrawn Series C Preferred Shares; and
          (iii) the liquidation preference, if any, which remains subject to the repurchase notice.
          (g) If the Series C Preferred Shares are not in certificated form, a holder’s notice of withdrawal must comply with applicable Depository Trust Company procedures.
          (h) The Trust shall be required to purchase the Series C Preferred Shares no later than 35 Trading Days after the date of the Trust’s delivery of Notice of the Fundamental Change, subject to extension to comply with applicable law (as set forth in the Notice of Fundamental Change, the “Fundamental Change Repurchase Date”). A holder of Series C Preferred Shares shall receive payment of the Fundamental Change Purchase Price promptly following the later of the Fundamental Change Repurchase Date or the time of book-entry transfer or delivery of the Series C Preferred Shares.
          (i) If the transfer agent holds cash sufficient to pay the Fundamental Change Repurchase Price of the Series C Preferred Shares on the Trading Day following the Fundamental Change Repurchase Date, then:
               (1) the Series C Preferred Shares will cease to be outstanding and dividends (including additional dividends, if any) will cease to accrue (whether or not book-entry transfer of the Series C Preferred Shares is made or whether or not the Series C Preferred Share certificate, if applicable, is delivered to the transfer agent); and
               (2) all other rights of the holder will terminate (other than the right to receive the Fundamental Change Repurchase Price upon delivery or transfer of the Series C Preferred Shares).
          (j) A “Fundamental Change” will be deemed to have occurred if any of the following occurs:
               (1) The Trust consolidates with or merges with or into any person or convey, transfer, sell or otherwise dispose of or lease all or substantially all of its assets to any person, or any corporation consolidates with or merges into or with the Trust, in any such event pursuant to a transaction in which the Trust’s outstanding voting shares are changed into or exchanged for cash, securities or other property, other than (a) any such transaction where the Trust’s outstanding voting shares are not changed or exchanged at all (except to the extent necessary to reflect a change in the Trust’s jurisdiction of formation), or (b) where (i) the Trust’s outstanding voting shares are changed into or exchanged for cash, securities and other property (other than equity interests of the surviving corporation) and (ii) the Trust’s shareholders immediately before such transaction own, directly or indirectly, immediately following such transaction, more than 50% of the total outstanding voting stock of the surviving corporation; or
               (2) The Trust is liquidated or dissolved or adopt a plan of liquidation or dissolution.
          (k) However, notwithstanding the foregoing, a Fundamental Change will not be deemed to have occurred if either:
               (1) the Closing Sale Price of the Common Stock for each of at least five (5) Trading Days within (A) the period of ten (10) consecutive Trading Days immediately after the later of the Fundamental Change or the public announcement of the Fundamental Change, in the case of a Fundamental Change described in 1 above; or (B) the period of ten (10) consecutive Trading Days immediately preceding the Fundamental Change, in the case of a Fundamental Change described in 2 above, in either case, is at least equal to 105% of the quotient of the liquidation preference of the Series C Preferred Shares divided by the Conversion Rate in effect on each of those five (5) Trading Days (the “105% Trading Price Exception”); or
               (2) in the case of a merger or consolidation described in 1 above, at least 90% of the consideration, excluding cash payments for fractional shares and cash payments pursuant to dissenters’ appraisal rights, in the merger or consolidation constituting the Fundamental Change consists of voting shares traded on a U.S. national securities exchange or quoted on the Nasdaq National Market (or which will be so traded or quoted when issued or exchanged in connection with such Fundamental Change) and as a result of such transaction or transactions the Series C Preferred Shares become convertible solely into such shares of common stock, excluding cash payments for fractional shares. For purposes of the foregoing, “voting shares” means shares of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of trustees of a corporation (irrespective of whether or not at the time shares of any other class or classes shall have or might have voting power by reason of the happening of any contingency).
          (l) In connection with a Fundamental Change repurchase, the Trust shall comply with all U.S. federal and state securities laws in connection with any offer by the Trust to purchase the Series C Preferred Shares upon a Fundamental Change.
          (m) The Trust shall not be required to repurchase the Series C Preferred Shares upon a Fundamental Change if a third party (1) makes an offer to purchase the Series C Preferred Shares in the manner, at the times and otherwise in compliance with the requirements applicable to the Trust to repurchase Series C Preferred Shares upon a Fundamental Change and (2) purchases all of the Series C Preferred Shares validly delivered and not withdrawn under such offer to purchase Series C Preferred Shares.
     (13) Ranking. In respect of rights to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the affairs of the Trust, the Series C Preferred Shares shall rank (i) senior to the Common Stock and to any other class or series of Capital Stock of the Trust other than any class or series referred to in clauses (ii) and (iii) of this sentence, (ii) on a parity with any class or series of Capital Stock of the Trust the terms of which specifically provide that such class or series of Capital Stock ranks on a parity with the Series C Preferred Shares as to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Trust, including without limitation the Series B Preferred Shares, and (iii) junior to any class or series of Capital Stock of the Trust ranking senior to the Series C Preferred Shares as to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Trust. For avoidance of doubt, debt securities of the Trust which are convertible into or exchangeable for shares of Capital Stock of the Trust shall not constitute a class or series of Capital Stock of the Trust.
     (14) Restrictions on Transfer, Acquisition and Redemption of Shares. The Series C Preferred Shares, being Equity Stock, are governed by and issued subject to all of the limitations, terms and conditions of this Declaration applicable to Equity Stock generally, including, but not limited to, the terms and conditions (including exceptions and exemptions) of Article NINTH hereof applicable to Equity Stock; provided, however, that (i) the terms and conditions (including exceptions and exemptions) of Article NINTH hereof applicable to Equity Stock shall also be applied to the Series C Preferred Shares separately and without regard to any other series or class, (ii) the reference to the “General Corporation Law of the State of Maryland” under subparagraph (b)(4) of Article NINTH hereof shall be to the “Maryland REIT Law,” (iii) the Equity Stock into which the Excess Stock is converted in subparagraph (b)(5)(A) of Article NINTH hereof shall be shares of Series C Preferred Shares, and (iv) the Current Market Price of the Series C Preferred Shares for purposes of subparagraphs (b)(5) and (b)(6) of Article NINTH hereof shall be determined by the definition under Section (d)(1) of this Article SIXTH. The foregoing sentence shall not be construed to limit to the Series C Preferred Shares the applicability of any other term or provision of this Declaration. In addition to the legend contemplated by subparagraph (a)(l0) of Article NINTH hereof, each certificate for Series C Preferred Shares shall bear substantially the following legend:
     THE TRUST WILL FURNISH TO ANY SHAREHOLDER ON REQUEST AND WITHOUT CHARGE A FULL STATEMENT OF THE DESIGNATIONS AND ANY PREFERENCES, CONVERSION AND OTHER RIGHTS, VOTING POWERS, RESTRICTIONS, LIMITATIONS AS TO DIVIDENDS OR DISTRIBUTIONS, QUALIFICATIONS, AND TERMS AND CONDITIONS OF REDEMPTION OP THE SHARES OF EACH CLASS WHICH THE TRUST IS AUTHORIZED TO ISSUE, OF THE DIFFERENCES IN THE RELATIVE RIGHTS AND PREFERENCES BETWEEN THE SHARES OF EACH SERIES OF A PREFERRED OR SPECIAL CLASS IN SERIES WHICH THE TRUST IS AUTHORIZED TO ISSUE, TO THE EXTENT THEY HAVE BEEN SET, AND OF THE AUTHORITY OF THE BOARD OF TRUSTEES TO SET THE RELATIVE RIGHTS AND PREFERENCES OF SUBSEQUENT SERIES OF A PREFERRED OR SPECIAL CLASS OF SHARES. SUCH REQUEST MAY BE MADE TO THE SECRETARY OF THE TRUST OR TO ITS TRANSFER AGENT.
     (15) Exclusion of Other Rights. The Series C Preferred Shares shall not have any preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption other than expressly set forth in this Declaration.
     (16) Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.
     (17) Severability of Provisions. If any preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of the Series C Preferred Shares set forth in this Declaration are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of Series C Preferred Shares set forth in this Declaration which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect and no preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series C Preferred Shares herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

     (18) No Preemptive Rights. No holder of Series C Preferred Shares shall be entitled to any preemptive rights to subscribe for or acquire any unissued shares of Capital Stock of the Trust (whether now or hereafter authorized) or securities of the Trust convertible into or carrying a right to subscribe to or acquire shares of Capital Stock of the Trust.
     (e) The following is a description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the Special Voting Preferred Stock of the Trust:
     (1) Designation and Number. A class of Preferred Stock designated as “Special Voting Preferred Stock” is hereby established. The number of shares constituting such class shall be one (1). Such number of shares may be increased only by resolution of the Board of Trustees which is approved by the affirmative vote of all of the Independent Trustees.
     (2) Definitions: For purposes of this Section (e), the following terms shall have the following meanings:
“Board of Trustees” shall mean the Board of Trustees of the Trust or any committee authorized by such Board of Trustees, subject to applicable law, to perform any of its responsibilities with respect to the Special Voting Preferred Stock.
“Capital Stock” shall have the meaning set forth in Article NINTH hereof.
” Effective Date” shall mean the date the merger between Newkirk Realty Trust, Inc., a Maryland corporation, and the Trust becomes effective.
“Independent Trustees” shall mean those trustees of the Trust who meet the requirement of “independent” under the rules of the New York Stock Exchange, NASDAQ or other exchange on which the shares of Common Stock (as defined herein) are then listed.
“Operating Partnership” shall mean the Newkirk Master Limited Partnership, a Delaware limited partnership of which a subsidiary of the Trust is the sole general partner, and any successor thereof.
“Partnership Agreement” shall mean the Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of the Effective Date as the same may be amended from time to time.
“Redemption Date” shall mean the date upon which a Redemption Event occurs.
“Redemption Event” shall mean either of the following: (i) the consummation of a consolidation, merger, combination or other transaction involving the Operating Partnership pursuant to which the outstanding Special Voting Partnership Units are converted or changed into or exchanged for stock and/or other securities of any other entity and/or cash or any other property; or (ii) the Voting Amount is reduced to zero.
“Special Voting Partnership Units” shall have the meaning set forth in the Partnership Agreement.
“ Voting Amount” shall mean 36,000,000, subject to automatic reduction (but not increase) from time to time to the extent Special Voting Partnership Units are redeemed by the Operating Partnership pursuant to Section 8.4A or 8.4B of the Partnership Agreement or are acquired by the Trust pursuant to Section 8.4C of the Partnership Agreement, and subject to further appropriate adjustment as set forth in Section (e)(4)(ii) of this Article SIXTH. As permitted by Article FOURTH hereof and the Maryland REIT Law, the Voting Amount, and therefore the voting power of the Special Voting Preferred Stock, as described in Section (e)(4), are dependent upon the number of outstanding Special Voting Partnership Units from time to time which constitute “facts ascertainable outside of the declaration of trust” of the Trust.

     (3) Dividends and Distributions. Except as set forth in Section (e)(7) of this Article SIXTH, the holders of shares of Special Voting Preferred Stock shall not be entitled to any regular or special dividend payments. Without limiting the foregoing, the holders of shares of Special Voting Preferred Stock shall not be entitled to any dividends or other distributions declared or paid with respect to the shares of Common Stock or any other class or series of stock of the Corporation.
     (4) Voting Rights.
          (i) With respect to all matters submitted to a vote of the holders of Common Stock, each share of Special Voting Preferred Stock shall entitle the holder thereof to an aggregate number of votes equal to the Voting Amount in effect on the record date for determining the holders of shares of beneficial interest of the Trust entitled to vote on such matter. The holders of shares of Special Voting Preferred Stock shall vote together with the holders of shares of Common Stock as one class on all matters submitted to a vote of shareholders of the Trust, and, except as expressly set forth in this Section (e)(4), the holders of shares of Special Voting Preferred Stock shall have no other voting rights, as a separate class or other otherwise, including any rights to vote as a class with respect to any extraordinary trust action such as a merger, consolidation, dissolution, liquidation or the like.
          (ii) If the Trust or the Operating Partnership shall at any time after the Effective Date subdivide or combine its outstanding shares of Common Stock or Special Voting Partnership Units, as the case may be, declare a dividend payable in Common Stock or Special Voting Partnership Units, as the case may be, or effect any similar change in its capitalization structure, the Voting Amount shall be adjusted appropriately to allow the holders of the Special Voting Preferred Stock, as nearly as reasonably possible, to maintain the pro rata voting rights in the Trust that such holders possessed immediately prior to any such subdivision, combination, stock dividend, reorganization, reclassification or similar event.
          (iii) Anything herein to the contrary notwithstanding, if the number of shares of Special Voting Preferred Stock is increased and additional shares of
Special Voting Preferred Stock are issued, then at any time during which more than one share of Special Voting Preferred Stock is issued and outstanding, each share of Special Voting Preferred Stock shall entitle the holder thereof to a number of votes equal to the Voting Amount in effect on the record date for determining the holders of shares of Common Stock entitled to vote on any matter, divided by the number of shares of Special Voting Preferred Stock which are issued and outstanding on such date.
(5) Restrictions on Transfer.
          (i) No share of Special Voting Preferred Stock shall be transferable, and no such share shall be transferred on the share transfer books of the Trust, without the prior approval of the Trust. A legend shall be placed on the face of each certificate representing ownership of shares of Special Voting Preferred Stock referring to the restriction on transfer set forth herein.
          (ii) Notwithstanding any terms or provisions to the contrary contained herein, the Special Voting Preferred Stock shall constitute Capital Stock and shall be subject to the provisions of Article NINTH hereof.
     (6) Reacquired Shares. Any shares of Special Voting Preferred Stock redeemed, purchased or otherwise acquired by the Trust in any manner whatsoever shall cease to be outstanding and shall become authorized but unissued shares of Preferred Stock, without designation as to class or series until such shares are once more classified and designated as part of a particular class or series by action of the Board of Trustees, and the former holder or holders thereof shall have no further rights (hereunder or otherwise) with respect to such shares.

     (7) Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the affairs of the Trust, whether voluntary or involuntary, before any assets of the Trust shall be distributed, paid or set aside for the holders of any equity securities ranking junior to the Special Voting Preferred Stock as to the distribution of assets upon liquidation, dissolution or winding up of the Trust, the Trust shall pay to the holders of shares of Special Voting Preferred Stock, out of assets of the Trust legally available for distribution to its shareholders, the sum of $25.00 per share for each share of Special Voting Preferred Stock held by each such holder. After payment in full to the holders of the Special Voting Preferred Stock of the above-described $25.00 per share liquidation amount, the holders of the Special Voting Preferred Stock will have no right or claim to any of the remaining assets of the Trust.
     If, upon any liquidation, dissolution or winding up of the Trust, the assets of the Trust, or the proceeds thereof, distributable among the holders of Special Voting Preferred Stock and the holders of Common Stock shall be insufficient to pay in full the above-described liquidation amount per share to the holders of the Special Voting Preferred Stock and a like amount per share to the holders of the Common Stock, then such assets, or the proceeds therefrom, shall be distributed among the holders of the Special Voting Preferred Stock and the Common Stock in equal amounts per share.
     For the purposes of this Section (e)(7), (i) a consolidation or merger of the Trust with one or more entities, (ii) a sale or transfer of all or substantially all of the Trust’s assets, or (iii) a statutory share exchange shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Trust.
     (8) Redemption. Upon the occurrence of a Redemption Event, then, concurrent with the Redemption Event, the outstanding shares of Special Voting Preferred Stock shall be redeemed by the Trust out of assets legally available therefor, at a redemption price, payable in cash, equal to $25.00 per share of Special Voting Preferred Stock. From and after the Redemption Date, the outstanding shares of Special Voting Preferred Stock shall no longer be deemed outstanding and all rights of holders of such shares will terminate, except the rights to receive the cash payable upon such redemption, without interest thereon, upon surrender and endorsement of the certificates evidencing the shares of Special Voting Preferred Stock, if so required).
(9) Rank.
          (i) The Special Voting Preferred Stock will, with respect to rights upon liquidation, dissolution or winding up of the Trust, rank (a) senior to all equity securities issued by the Trust, the terms of which provide that such equity securities rank junior to the Special Voting Preferred Stock with respect to rights upon liquidation, dissolution or winding up of the Trust; (b) junior to all equity securities issued by the Trust, the terms of which provide that such equity securities rank senior to the Special Voting Preferred Stock with respect to rights upon liquidation, dissolution or winding up of the Trust, including but not limited to the 8.05% Series B Cumulative Redeemable Preferred Stock, par value $0.0001 per share, of the Trust and the 6.50% Series C Cumulative Convertible Preferred Stock, par value $0.0001 per share of the Trust; and (c) on a parity with the Common Stock of the Trust and with all other equity securities issued by the Trust, other than those equity securities referred to in clauses (a) and (b) hereof; provided, however, that after payment in full to the holders of the Special Voting Preferred Stock of the $25.00 per share liquidation amount described in Section (e)(7) of this Article SIXTH, the holders of the Special Voting Preferred Stock will have no right or claim to any of the remaining assets of the Trust, and such remaining assets of the Trust shall be distributed among the holders of Common Stock and any other classes or series of shares of beneficial interest ranking on a parity with or junior to the Special Voting Preferred Stock as to rights upon liquidation, dissolution or winding up of the Trust, according to their respective rights and preferences and in each case according to their respective number of shares, and the holders of the Special Voting Preferred Stock shall not be entitled to share therein.
          (ii) The Special Voting Preferred Stock will, with respect to dividend rights, rank junior to the Common Stock and to all other equity securities issued by the Trust.

          (iii) The term “equity securities” does not include convertible debt securities or other debt securities of the Trust which will rank senior to the Special Voting Preferred Stock prior to conversion.
     (10) Maturity. The Special Voting Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption, except as provided in Section (e)(8) of this Article SIXTH.
     (11) Conversion. The Special Voting Preferred Stock is not convertible into or exchangeable for any other property or securities of the Trust.
     (12) No Preemptive Rights. No holder of shares of Special Voting Preferred Stock shall have any pre-emptive or preferential right to subscribe for, or to purchase, any additional shares of Capital Stock of the Trust of any class or series, or any other security of the Corporation which the Corporation may issue or sell.
     (f) A description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the Excess Stock of the Trust is set forth in Article NINTH hereof.
     (g) Subject to the foregoing, the power of the Board of Trustees to classify and reclassify any of the shares of beneficial interest shall include, without limitation, subject to the provisions of this Declaration, the authority to classify or reclassify any unissued shares of such shares of beneficial interest into a class or classes of preferred shares, preference shares, special shares or other shares, and to divide and classify shares of any class into one or more series of such class, by determining, fixing, or altering one of more of the following:
     (1) The distinctive designation of such class or series and the number of shares to constitute such class or series; provided that, unless otherwise prohibited by the terms of such or any other class or series, the number of shares of any class or series may be decreased by the Board of Trustees in connection with any classification or reclassification of unissued shares and the number of shares of such class or series may be increased by the Board of Trustees in connection with any such classification or reclassification, and any shares of any class or series which have been redeemed, purchased, otherwise acquired or converted into shares of Common Stock or any other class or series shall become part of the authorized beneficial interest and be subject to classification and reclassification as provided in this subparagraph.
     (2) Whether or not shares of such class or series shall have dividend rights and, if so, the rates, amounts and times at which, and the conditions under which, dividends shall be payable on shares of such class or series, whether any such dividends shall rank senior or junior to or on a parity with the dividends payable on any other class or series of shares, and the status of any such dividends as cumulative, cumulative to a limited extent or non-cumulative and as participating or non-participating.
     (3) Whether or not shares of such class or series shall have voting rights, in addition to any voting rights provided by law and, if so, the terms of such voting rights.
     (4) Whether or not shares of such class or series shall have conversion or exchange privileges and, if so, the terms and conditions thereof, including provision for adjustment of the conversion or exchange rate in such events or at such times as the Board of Trustees shall determine.
     (5) Whether or not shares of such class or series shall be subject to redemption and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; and whether or not there shall be any sinking fund or purchase account in respect thereof, and if so, the terms thereof.
     (6) The rights of the holders of shares of such class or series upon the liquidation, dissolution or winding up of the affairs of, or upon any distribution of the assets of, the Trust, which rights may vary depending upon whether such liquidation, dissolution or winding up is voluntary or involuntary and, if voluntary, may vary at different dates, and whether such rights shall rank senior or junior to or on a parity with such rights of any other class or series of shares.
     (7) Whether or not there shall be any limitations applicable, while shares of such class or series are outstanding, upon payment of dividends or making of distributions on, or the acquisition of, or the use of moneys for purchase or redemption of, any shares of the Trust, or upon any other action of the Trust, including action under this subparagraph, and, if so, the terms and conditions thereof.
     (8) Any other preferences, rights, restrictions, including restrictions on transferability, and qualifications of shares of such class or series, not inconsistent with law and this Declaration.
     (h) For the purposes hereof and of any amendment hereto providing for the classification or reclassification of any shares of beneficial interest or of any other charter document of the Trust (unless otherwise provided in any such articles or document), any class or series of shares of the Trust shall be deemed to rank:
     (1) prior to another class or series either as to dividends or upon liquidation, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable on liquidation, dissolution or winding up, as the case may be, in preference or priority to holders of such other class or series;
     (2) on a parity with another class or series either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates or redemption or liquidation price per share thereof be different from those of such others, if the holders of such class or series of shares shall be entitled to receipt of dividends or amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates or redemption or liquidation prices, without preference or priority over the holders of such other class or series; and
     (3) junior to another class or series either as to dividends or upon liquidation, if the rights of the holders of such class or series shall be subject or subordinate to the rights of the holders of such other class or series in respect of the receipt of dividends or the amounts distributable upon liquidation, dissolution or winding up, as the case may be.
     (i) The legal ownership of the Trust estate and the right to conduct the business of the Trust are vested exclusively in the Trustees and the shareholders shall have no interest therein (other than beneficial interests in the Trust conferred by their shares issued hereunder) and they shall have no right to compel any partition, division, dividend or distribution of the Trust or any of the Trust estate.
     (j) The shares shall be personal property and shall confer upon the holders thereof only the interest and rights specifically set forth or provided for in this Declaration. The death, insolvency or incapacity of a shareholder shall not dissolve or terminate the Trust or affect its continuity nor give such shareholder’s legal representative any rights whatsoever, whether against or in respect of other shareholders, the Trustees or the trust estate or otherwise, except the sole right to demand and, subject to the provisions of this Declaration, the By-Laws and any requirements of law, to receive a new certificate for shares registered in the name of such legal representative, in exchange for the certificate held by such shareholder.
     SEVENTH: (a) The business and affairs of the Trust shall be managed under the direction of the Board of Trustees. The number of trustees of the Trust shall be eleven, which number may be increased or decreased by vote of at least a majority of the entire Board of Trustees pursuant to the By-Laws of the Trust, but shall never be fewer than the minimum number permitted by the Maryland REIT Law now or hereafter in force.
     (b) Subject to the rights of the holders of any class of Preferred Stock, if any, then outstanding, vacancies on the Board of Trustees resulting from any increase in the authorized number of trustees, or death, resignation, retirement or other cause shall be filed by a vote of the shareholders or a majority of the trustees then in office. A vacancy on the Board of Trustees resulting from removal of a trustee by the shareholders in accordance with subparagraph (d) of Article SEVENTH shall be filled by a vote of the shareholders. A trustee so chosen by the shareholders shall hold office for the balance of the term then remaining. A trustee so chosen by the remaining trustees shall hold office until the next annual meeting of shareholders, at which time the shareholders shall elect a trustee to hold office for the balance of the term then remaining. No decrease in the number of trustees constituting the Board of Trustees shall affect the tenure of office of any trustee.
     (c) Whenever the holders of any one or more series of Preferred Stock of the Trust shall have the right, voting separately as a class, to elect one or more trustees of the Trust, the Board of Trustees shall consist of said trustees so elected in addition to the number of trustees of fixed as provided above in this Article. Notwithstanding the foregoing, and except as otherwise may be required by law, whenever the holders of any one or more series of Preferred Stock of the Trust shall have the right, voting separately as a class, to elect one or more trustees of the Trust, the terms of the trustee or trustees elected by such holders shall expire at the next succeeding annual meeting of shareholders.
     (d) Subject to the rights of the holders of any class separately entitled to elect one or more trustees, any trustee, or the entire Board of Trustees, may be removed from office at any time, but only for cause and then only by the affirmative vote of the holders of at least 80% of the combined voting power of all classes of shares of beneficial interest entitled to vote in the election for trustees.
     (e) The names of the Trustees who will serve until their successors are elected and qualify are as follows:
Michael L. Ashner
Clifford Broser
William J. Borruso
Geoffrey Dohrmann
T. Wilson Eglin
Richard Frary
Carl D. Glickman
James Grosfeld
Kevin W. Lynch
E. Robert Roskind
Richard J. Rouse
     EIGHTH: (a) The following provisions are hereby adopted for the purpose of defining, limiting, and regulating the powers of the Trust and of the trustees and the shareholders:
     (1) The Board of Trustees is hereby empowered to authorize the issuance from time to time of its shares of any class, whether now or hereafter authorized, or securities convertible into shares of its shares of any class or classes, whether now or hereafter authorized, for such consideration as may be deemed advisable by the Board of Trustees and without any action by the shareholders.
     (2) No holder of any shares or any other securities of the Trust, whether now or hereafter authorized, shall have any preemptive right to subscribe for or purchase any shares or any other securities of the Trust other than such, if any, as the Board of Trustees, in its sole discretion, may determine and at such price or prices and upon such other terms as the Board of Trustees, in its sole discretion, may fix; and any shares or other securities which the Board of Trustees may determine to offer for subscription may, as the Board of Trustees in its sole discretion shall determine, be offered to the holders of any class, series or type of shares or other securities at the time outstanding to the exclusion of the holders of any or all other classes, series or types of shares or other securities at the time outstanding.
     (3) The Board of Trustees of the Trust shall, consistent with applicable law, have the power, in its sole discretion, to determine from time to time in accordance with sound accounting practice or other reasonable valuation methods, what constitutes annual or other net profits, earnings, surplus, or net assets in excess of capital; to fix and vary from time to time the amount to be reserved as working capital, or determine that retained earnings or surplus shall remain in the hands of the Trust; to set apart out of any funds of the Trust such reserve or reserves in such amount or amounts and for such proper purpose or purposes as it shall determine and to abolish any such reserve or any part thereof; to distribute and pay distributions or dividends in shares, cash or other securities or property, out of surplus or any other funds or amounts legally available therefor, at such times and to the shareholders of record on such dates as it may from time to time determine; and to determine whether and to what extent and at what times and places and under what conditions and regulations the books, accounts and documents of the Trust, or any of them, shall be open to the inspection of shareholders, except as otherwise provided by statute or by the By-Laws, and, except as so provided, no shareholder shall have any right to inspect any book, account or document of the Trust unless authorized so to do by resolution of the Board of Trustees.
     (4) Notwithstanding any provision of law requiring the authorization of any action by a greater proportion than a majority of the total number of shares of all classes of beneficial interest or of the total number of shares of any class of beneficial interest, such action shall be valid and effective if authorized by the affirmative vote of the holders of a majority of the total number of shares of all classes outstanding and entitled to vote thereon, except as otherwise provided in this Declaration.
     (5) The Trust shall provide any indemnification permitted by the laws of Maryland and shall indemnify trustees, officers, agents and employees as follows: (A) the Trust shall indemnify its trustees and officers, whether serving the Trust or at its request any other entity, to the full extent required or permitted by the General Laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures and to the full extent permitted by law and (B) the Trust shall indemnify other employees and agents, whether serving the Trust or at its request any other entity, to such extent as shall be authorized by the Board of Trustees or the Trust’s By-Laws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The Board of Trustees may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such By-Laws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of this Declaration shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.
     (6) To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no trustee or officer of the Trust shall be personally liable to the Trust or its shareholders for money damages. No amendment of this Declaration or repeal of any of its provisions shall limit or eliminate the benefits provided to trustees and officers under this provision with respect to any act or omission which occurred prior to such amendment or repeal.
     (7) Any written instrument creating an obligation of the Trust shall, to the extent practicable, include a reference to this Declaration and provide that neither the shareholders nor the Trustees nor any officers, employees or agents of the Trust shall be liable thereunder and that all persons shall look solely to the Trust estate for the payment of any claim thereunder or for the performance thereof; however, the omission of such provision from any such instrument shall not render the shareholders, any Trustee, or any officer, employee or agent of the Trust liable nor shall the shareholders, any Trustee or any officer, employee or agent of the Trust be liable to any one for such omission.

     (8) Any Trustee or officer, employee or agent of the Trust may acquire, own, hold and dispose of shares in the Trust, for such individual’s account, and may exercise all rights of a shareholder to the same extent and in the same manner as if such individual were not a Trustee or officer, employee or agent of the Trust. Any Trustee or officer, employee or agent of the Trust may, in such individual’s personal capacity or in the capacity of trustee, officer, director, shareholder, partner, member, advisor or employee of any person or otherwise, have business interests and engage in business activities similar to or in addition to those relating to the Trust, which interests and activities may be similar to and competitive with those of the Trust and may include the acquisition, syndication, holding, management, development, operation or disposition, for such individual’s own account, or for the account of such person or others, of interests in mortgages, interests in real property, or interests in persons engaged in the real estate business. Each Trustee, officer, employee and agent of the Trust shall be free of any obligation to present to the Trust any investment opportunity which comes to such person in any capacity other than solely as Trustee, officer, employee or agent of the Trust even if such opportunity is of a character which, if presented to the Trust, could be taken by the Trust. Subject to the provisions of Section (a)(10) below, any Trustee or officer, employee or agent of the Trust may be interested as trustee, officer, director, shareholder, partner, member, advisor or employee of, or otherwise have a direct or indirect interest in, any person who may be engaged to render advice or services to the Trust, and may receive compensation from such person as well as compensation as Trustee, officer, employee or agent or otherwise hereunder. None of these activities shall be deemed to conflict with such person’s duties and powers as Trustee or officer, employee or agent of the Trust.
     (9) Except as otherwise provided by this Declaration, and in the absence of fraud, a contract, act or other transaction between the Trust and any other person in which the Trust is interested, shall be valid, and no Trustee or officer, employee or agent of the Trust shall have any liability as a result of entering into any such contract, act or transaction, even though (a) one or more of the Trustees, or officers, employee or agents of the Trust are directly or indirectly interested in or connected with, or are trustees, partners, directors, employees, officers or agents of, such other person, or (b) one or more of the Trustees or officers, employees or agents of the Trust, individually or jointly with others, is a party or are parties to, or are directly or indirectly interested in or connected with, such contract, act or transaction; provided that in each such case (i) such interest or connection is disclosed or known to the Trustees and thereafter the Trustees authorize or ratify such contract, act or other transaction by affirmative vote of a majority of the Trustees who are not so interested or (ii) such interest or connection is disclosed or known to the shareholders, and thereafter such contract, act or transaction is approved by shareholders holding a majority of the shares then outstanding and entitled to vote thereon.
     Notwithstanding any other provision of this Declaration, the Trust may engage in a transaction with (a) any Trustee, officer, employee or agent of the Trust (acting in such person’s individual capacity), (b) any director, trustee, partner, officer, employee or agent (acting in such person’s individual capacity) of any investment advisor of the Trust, (c) any investment advisor of the Trust or (d) an Affiliate of any of the foregoing, provided that such transaction has, after disclosure of such affiliation, been approved or ratified by the affirmative vote of a majority of the Trustees not having any interest in such transaction after a determination by them that such transaction is fair to the Trust and the shareholders.
     (10) Any act of the Trustees or of the officers, employees or agents of the Trust purporting to be done in their capacity as such, shall, as to any persons dealing with such Trustees, officers, employees or agents, be conclusively deemed to be within the purposes of this Trust and within the powers of such Trustees or officers, employees or agents. No person dealing with the Trustees or any of them or with the officers, employees or agents of the Trust shall be bound to see to the application of any funds or property passing into their hands or control.
     (11) The Trustees and the officers, employees and agents of the Trust may consult with counsel (which may be a firm in which one or more of the Trustees or the officers, employees or agents of the Trust is or are members) and the advice or opinion of such counsel shall be full and complete personal protection to all the Trustees and the officers, employees and agents of the Trust in respect of any action taken or suffered by them in good faith and in reliance on or in accordance with such advice or opinion. In discharging their duties, Trustees or officers, employees or agents of the Trust, when acting in good faith, may rely upon financial statements of the Trust represented to them to fairly present the financial position or results of operations of the Trust by the chief financial officer of the Trust or the officer of the Trust having charge of its books of account, or stated in a written report by an independent certified public accountant fairly to present the financial position or results of operations of the Trust. The Trustees and the officers, employees and agents of the Trust may rely, and shall be personally protected in acting, upon any instrument or other document believed by them to be genuine.
     (12) For any shareholder proposal to be presented in connection with an annual meeting of shareholders of the Trust, including any proposal relating to the nomination of a trustee to be elected to the Board of Trustees of the Trust, the shareholders must have given timely notice thereof in writing to the Secretary of the Trust in the manner, and containing the information, required by the By-Laws. Shareholder proposals to be presented in connection with a special meeting of shareholders will be presented by the Trust only to the extent required by Section 2-502 of the Corporations and Associations Article of the Annotated Code of Maryland.
     (b) The Trust reserves the right to amend, alter, change or repeal any provision contained in this Declaration, including any amendments changing the terms or contract rights, as expressly set forth herein, of any of its outstanding shares by classification, reclassification or otherwise, by a majority of the trustees adopting a resolution setting forth the proposed change, declaring its advisability, and either calling a special meeting of the shareholders certified to vote on the proposed change, or directing the proposed change to be considered at the next annual shareholders meeting. Unless otherwise provided herein, the proposed change will be effective only if it is adopted upon the affirmative vote of the holders of not less than a majority of the aggregate votes entitled to be cast thereon (considered for this purpose as a single class); provided, however, that any amendment to, repeal of or adoption of any provision inconsistent with Article SEVENTH or subparagraph (a)(7), this subparagraph (b) or subparagraph (c) of Article EIGHTH will be effective only if it is adopted upon the affirmative vote of not less than 80% of the aggregate votes entitled to be cast thereon (considered for this purpose as a single class).
     (c) In furtherance and not in limitation of the powers conferred by statute, the Board of Trustees is expressly authorized to make, alter or repeal the By-Laws of the Trust; provided that any such alteration or repeal by the Board of Trustees shall require the vote of a majority of the Board of Trustees at a meeting held in accordance with the provisions of the By-Laws.
     (d) The Trustees shall be entitled to receive such reasonable compensation for their services as Trustees as the Board of Trustees may determine from time to time. The Trustees and Trust officers shall be entitled to receive remuneration for services rendered to the Trust in any other capacity. Subject to Sections (a)(8) and (a)(9) of Article EIGHTH, such services may include, without limitation, services as an officer of the Trust, legal, accounting or other professional services, or services as a broker, transfer agent or underwriter, whether performed by a Trustee or any person affiliated with a Trustee.
     (f) The Trustees, subject only to the specific limitations contained in this Declaration, shall have, without further or other authorization, and free from any power or control on the part of the shareholders, full, absolute and exclusive power, control and authority over the Trust estate and over the business and affairs of the Trust to the same extent as if the Trustees were the sole owners thereof in their own right, and may do all such acts and things as in their sole judgment and discretion are necessary for or incidental to or desirable for carrying out or conducting the business of the Trust. Any construction of this Declaration or any determination made in good faith by the Trustees as to the purposes of the Trust or the existence of any power or authority hereunder shall be conclusive. In construing the provisions of this Declaration, the presumption shall be in favor of the grant of powers and authority to the Trustees.
     (g) The enumeration and definition of particular powers of the Board of Trustees included in the foregoing shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other Article of this Declaration, or construed as or deemed by inference or otherwise in any manner to exclude or limit any powers conferred upon the Board of Trustees under the laws of the

State of Maryland now or hereafter in force.
     NINTH: (a) (1) For the purposes of this Article NINTH, the following terms shall have the following meanings:
“Beneficial Ownership” shall mean ownership of Capital Stock by a Person who would be treated as an owner of such shares of Capital Stock either directly or indirectly through the application of Section 544 of the Code as modified by Section 856(h)(1)(B) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have correlative meanings.
“Beneficiary” shall mean a beneficiary of the Charitable Trust as determined pursuant to subparagraph (b)(5) of this Article NINTH.
“Board of Trustees” shall mean the Board of Trustees of the Trust.
“By-Laws” shall mean the By-Laws of the Trust.
“Capital Stock” shall mean shares of beneficial interest in the Trust which are classified as Common Stock, Excess Stock or Preferred Stock, if any.
“Charitable Trust” shall mean the trust created pursuant to subparagraph (b)(1) of this Article NINTH.
“Charitable Trustee” shall mean the Trust, acting as trustee for the Charitable Trust, or any successor trustee appointed by the Trust.
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
“Constructive Ownership” shall mean ownership of Capital Stock by a Person who would be treated as an owner of such shares of Capital Stock either directly or indirectly through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have correlative meanings.
“Equity Stock” shall mean shares of beneficial interest in the Trust which are classified as Common Stock or Preferred Stock.
“Market Price” on any date shall mean, with respect to the Common Stock, the average of the daily market price for ten consecutive trading days immediately preceding the date. The market price for each such trading day shall be determined as follows: (A) if the Common Stock is listed or admitted to trading on any securities exchange or included for quotation on the NASDAQ-National Market System, the closing price, regular way, on such day, or if no such sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reliable quotation source designated by the Trust; (B) if the Common Stock is not listed or admitted to trading on any securities exchange or included for quotation on the NASDAQ-National Market System, the last reported sale price on such day or, if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reliable quotation source designated by the Trust; or (C) if the Common Stock is not listed or admitted to trading on any securities exchange or included for quotation on the NASDAQ-National Market System and no such last reported sale price or closing bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as reported by a reliable quotation source designated by the Trust, or if there shall be no bid and asked prices on such day, the average of the high bid and low asked prices, as so reported, on the most recent day (not more than ten days prior to the date in question) for which prices have been so reported; provided that if there are no bid and asked prices reported during the ten days prior to the date in question, the Market Price of the Common Stock shall be determined by the Trust acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate.

“Ownership Limit” shall mean 9.8% of the value of the outstanding Equity Stock of the Trust.
“Person” shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.
“Purported Beneficial Transferee” shall mean, with respect to any purported Transfer that results in Excess Stock, the purported beneficial transferee for whom the Purported Record Transferee would have acquired shares of Equity Stock if such transfer had been valid under subparagraph (a)(2) of this Article NINTH.
“REIT” shall mean a Real Estate Investment Trust under Section 856 of the Code.
“Restriction Termination Date” shall mean the first day after the date hereof on which the Board of Trustees of the Trust determines that it is no longer in the best interests of the Trust to attempt to, or continue to, qualify as a REIT.
“Transfer” shall mean any sale, transfer, gift, hypothecation, pledge, assignment, devise or other disposition of Capital Stock (including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Equity Stock or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Capital Stock), whether voluntary or involuntary, whether of record, constructively or beneficially and whether by operation of law or otherwise.
     (2) (A) Except as provided in subparagraph (a)(9) of this Article NINTH, from the date hereof and prior to the Restriction Termination Date, no Person shall Beneficially Own or Constructively Own shares of the outstanding Equity Stock in excess of the Ownership Limit; (B) except as provided in subparagraph (a)(9) of this Article NINTH, from the date hereof and prior to the Restriction Termination Date, any Transfer that, if effective, would result in any Person Beneficially Owning or Constructively Owning Equity Stock in excess of the Ownership Limit shall be void ab initio as to the Transfer of that number of shares of Equity Stock which would be otherwise Beneficially or Constructively Owned by such Person in excess of the Ownership Limit; and the intended transferee shall acquire no rights in such excess shares of Equity Stock; (C) except as provided in subparagraph (a)(9) of this Article NINTH, from the date hereof and prior to the Restriction Termination Date, any Transfer that, if effective, would result in the Equity Stock’s being Beneficially Owned by fewer than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio as to the Transfer of that number of shares which would be otherwise Beneficially or Constructively Owned by the transferee; and the intended transferee shall acquire no rights in such excess shares of Equity Stock; and (D) from the date hereof and prior to the Restriction Termination Date, any Transfer of shares of Equity Stock that, if effective, would result in the Trust’s being “closely held” within the meaning of Section 856(h) of the Code shall be void ab initio as to the Transfer of that number of shares of Equity Stock which would cause the Trust to be “closely held” within the meaning of Section 856(h) of the Code; and the intended transferee shall acquire no rights in such shares of Equity Stock.
     (3) (A) If, notwithstanding the other provisions contained in this Article NINTH, at any time after the date hereof and prior to the Restriction Termination Date, there is a purported Transfer or other change in the capital structure of the Trust such that any Person would either Beneficially Own or Constructively Own Equity Stock in excess of the Ownership Limit, then, except as otherwise provided in subparagraph (a)(9), such shares of Equity Stock in excess of the Ownership Limit (rounded up to the nearest whole share) shall be automatically converted into an equal number of shares of Excess Stock (such conversion shall be effective as of the close of business on the business day prior to the date of the Transfer or change in capital structure); and (B) if, notwithstanding the other provisions contained in this Article NINTH, at any time after the date hereof and prior to the Restriction Termination Date, there is a purported Transfer or other change in the capital structure of the Trust which, if effective, would cause the Trust to become “closely held” within the meaning of Section 856(h) of the Code, then the shares of Equity Stock being Transferred or which are otherwise affected by the change in capital structure and which, in either case, would cause the Trust to be “closely held” within the meaning of Section 856(h) of the Code (rounded up to the nearest whole share) shall be automatically converted into an equal number of shares of Excess Stock. Such conversion shall be effective as of the close of business on the business day prior to the date of the transfer or change in capital structure.
     (4) If the Board of Trustees or its designees at any time determine in good faith that a transfer has taken place in violation of subparagraph (a)(2) of this Article NINTH or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Equity Stock in violation of subparagraph (a)(2) of this Article NINTH, the Board of Trustees or its designees shall take such action as it or they deem advisable to refuse to give effect to or to prevent such Transfer, including, but not limited to, refusing to give effect to such transfer on the books of the Trust or instituting proceedings to enjoin such Transfer; provided, however, that any Transfers or attempted Transfers in violation of subparagraph (a)(2) of this Article NINTH shall be void ab initio and automatically result in the conversion described in subparagraph (a)(3), irrespective of any action (or non-action) by the Board of Trustees or its designees.
     (5) Any Person who acquires or attempts to acquire shares of Equity Stock in violation of subparagraph (a)(2) of this Article NINTH, or any Person who is a transferee such that Excess Stock results under subparagraph (a)(3) of this Article NINTH, shall immediately give written notice to the Trust of such event and shall provide to the Trust such other information as the Trust may request in order to determine the effect, if any, of such transfer or attempted transfer on the Trust’s status as a REIT.
     (6) From the date hereof and prior to the Restriction Termination Date: (A) every Beneficial Owner or Constructive Owner of 5.0% or more (during any periods in which the number of such Beneficial Owners or Constructive Owners exceeds 1,999) or of more than 1% (during any periods in which the number of such Beneficial Owners or Constructive Owners is fewer than 2,000), or such lower percentages as required pursuant to regulations under the Code, of the outstanding Equity Stock of the Trust shall, within 30 days after January 1 of each year, give written notice to the Trust stating the name and address of such Beneficial Owner or Constructive Owner, the number of shares of Equity Stock Beneficially Owned or Constructively Owned, and a description of how such shares are held. Each such Beneficial Owner or Constructive Owner shall provide to the Trust such additional information as the Trust may request in order to determine the effect, if any, of such Beneficial Ownership on the Trust’s status as a REIT and to ensure compliance with the Ownership Limit; and (B) each Person who is a Beneficial Owner or Constructive Owner of Equity Stock and each Person (including the stockholder of record) who is holding Equity Stock for a Beneficial Owner or Constructive Owner shall provide to the Trust such information as the Trust may request in order to determine the Trust’s status as a REIT and to ensure compliance with the Ownership Limit.
     (7) Nothing contained in this Article NINTH shall limit the authority of the Board of Trustees to take such other action as it deems necessary or advisable to protect the Trust and the interests of its shareholders by preservation of the Trust’s status as a REIT and to ensure compliance with the Ownership Limit.
     (8) In the case of an ambiguity in the application of any of the provisions of paragraph (a) of this Article NINTH, including any definition contained in subparagraph (a)(1), the Board of Trustees shall have the power to determine the application of the provisions of this paragraph (a) with respect to any situation based on the facts known to it.
     (9) The Board of Trustees, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence satisfactory to the Board of Trustees and upon such other conditions as the Board of Trustees may direct, in each case provided that the restrictions contained in subparagraph (a)(2)(C) and/or subparagraph (a)(2)(D) of this Article NINTH will not be violated, may exempt a Person from the Ownership Limit.

     (10) Legend. Each certificate for Equity Stock shall bear the following legend:
     The shares represented by this certificate are subject to restrictions on transfer for the purpose of the Trust’s maintenance of its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the “Code”). Subject to certain exceptions, no Person may (1) Beneficially Own or Constructively Own shares of Equity Stock in excess of 9.8% of the value of the outstanding Equity Stock of the Trust; or (2) Beneficially Own Equity Stock that would result in the Trust’s being “closely held” under Section 856(h) of the Code. Any Person who attempts to Beneficially Own or Constructively Own shares of Equity Stock in excess of the above limitations must immediately notify the Trust. All capitalized terms in this legend have the meanings defined in the Declaration, as the same may be further amended from time to time, a copy of which including the restrictions on transfer, will be sent without charge to each shareholder who so requests. If the restrictions on transfer are violated, the shares of Equity Stock represented hereby will be automatically converted for shares of Excess Stock which will be held in trust by the Trust.
          (b) (1) Upon any purported Transfer that results in Excess Stock pursuant to subparagraph (a)(3) of this Article NINTH, such Excess Stock shall be deemed to have been transferred to the Trust, as Charitable Trustee of a Charitable Trust for the exclusive benefit of such Beneficiary or Beneficiaries to whom an interest in such Excess Stock may later be transferred pursuant to subparagraph (b)(5) of this Article NINTH. Shares of Excess Stock so held in trust shall be issued and outstanding shares of the Trust. The Purported Record Transferee shall have no rights in such Excess Stock except the right to designate a transferee of such Excess Stock upon the terms specified in subparagraph (b)(5) of this Article NINTH. The Purported Beneficial Transferee shall have no rights in such Excess Stock except as provided in subparagraph (b)(5) of this Article NINTH.
     (2) Excess Stock shall not be entitled to any dividends. Any dividend or distribution paid prior to the discovery by the Trust that the shares of Equity Stock have been converted for Excess Stock shall be repaid to the Trust upon demand, and any dividend or distribution declared but unpaid shall be rescinded as void ab initio with respect to such shares of Equity Stock.
     (3) Subject to the preferential rights of the Preferred Stock, if any, as may be determined by the Board of Trustees of the Trust pursuant to Article SIXTH of this Declaration, in the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Trust, each holder of shares of Excess Stock shall be entitled to receive, ratably with each other holder of Common Stock and Excess Stock, that portion of the assets of the Trust available for distribution to its shareholders as the number of shares of the Excess Stock held by such holder bears to the total number of shares of Common Stock and Excess Stock then outstanding. The Trust, as holder of the Excess Stock in trust or, if the Trust has been dissolved, any trustee appointed by the Trust prior to its dissolution, shall distribute ratably to the Beneficiaries of the Charitable Trust, when determined, any such assets received in respect of the Excess Stock in any liquidation, dissolution or winding up of, or any distribution of the assets of, the Trust.
     (4) The holders of shares of Excess Stock shall not be entitled to vote on any matters (except as required by the General Corporation Laws of the State of Maryland).
     (5) (A) Excess Stock shall not be transferable. The Purported Record Transferee may freely designate a Beneficiary of its interest in the Charitable Trust (representing the number of shares of Excess Stock held by the Charitable Trust attributable to a purported transfer that resulted in the Excess Stock), if (i) the shares of Excess Stock held in the Charitable Trust would not be Excess Stock in the hands of such Beneficiary and (ii) the Purported Beneficial Transferee does not receive a price for designating such Beneficiary that reflects a price per share for such Excess Stock that exceeds (x) the price per share such Purported Beneficial Transferee paid for the Equity Stock in the purported Transfer that resulted in the Excess Stock, or (y) if the Purported Beneficial Transferee did not give value for such shares of Excess Stock (such as through a gift, devise or other transaction), a price per share equal to the Market Price on the date of the purported Transfer that resulted in the Excess Stock. Upon such transfer of an interest in the Charitable Trust, the corresponding shares of Excess

Stock in the Charitable Trust shall be automatically converted for an equal number of shares of Equity Stock, and such shares of Equity Stock shall be transferred of record to the Beneficiary of the interest in the Charitable Trust designated by the Purported Record Transferee as described above if such Equity Stock would not be Excess Stock in the hands of such Beneficiary. Prior to any transfer of any interest in the Charitable Trust, the Purported Record Transferee must give advance notice to the Trust of the intended transfer, and the Trust must have waived in writing its purchase rights under subparagraph (b)(6) of this Article NINTH; (B) notwithstanding the foregoing, if a Purported Beneficial Transferee receives a price for designating a Beneficiary of an interest in the Charitable Trust that exceeds the amounts allowable under subparagraph (b)(5)(A) of this Article NINTH, such Purported Beneficial Transferee shall pay, or cause the Beneficiary of the interest in the Charitable Trust to pay, such excess to the Trust.
     (6) Shares of Excess Stock shall be deemed to have been offered for sale to the Trust, or its designee at a price per share equal to the lesser of (i) the price per share in the transaction that created such Excess Stock (or, in the case of devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Trust, or its designee, accepts such offer. Subject to the satisfaction of any applicable requirements of the Maryland REIT Law, the Trust shall have the right to accept such offer for a period of 90 days after the later of (i) the date of the transfer that resulted in such Excess Stock and (ii) the date the Board of Trustees determines in good faith that a Transfer resulting in Excess Stock has occurred, if the Trust does not receive a notice of such Transfer pursuant to subparagraph (a)(5) of this Article NINTH.
     (c) Nothing contained in this Article NINTH or in any other provision of this Declaration shall limit the authority of the Board of Trustees to take such other action as it, in its sole discretion, deems necessary or advisable to protect the Trust and the interests of the shareholders by maintaining the Trust’s eligibility to be, and preserving the Trust’s status as, a qualified REIT under the Code.
     (d) If any of the foregoing restrictions on transfer of Excess Stock is determined to be void, invalid or unenforceable by any court of competent jurisdiction, the Purported Beneficial Transferee may be deemed, at the option of the Board of Trustees, to have acted as an agent of the Trust in acquiring such Excess Stock and to hold such Excess Stock on behalf of the Trust.
     (e) Nothing in this Article NINTH precludes the settlement of transactions entered into through the facilities of the New York Stock Exchange.
     TENTH: (a) The duration of the Trust shall be perpetual. The Trust shall be subject to termination at any time by the vote of the holders of two-thirds of the outstanding shares of Common Stock.
     (b) Upon the termination of the Trust:
     (1) the Trust shall carry on no business except for the purpose of winding up its affairs;
     (2) the Trustees shall proceed to wind up the affairs of the Trust and all the powers of the Trustees under this Declaration shall continue until the affairs of the Trust shall have been wound up, including the power to fulfill or discharge the contracts of the Trust, collect its assets, sell, convey, assign, exchange, transfer or otherwise dispose of all or any part of the remaining trust estate to one or more persons at public or private sale (for consideration which may consist in whole or in part of cash, securities or other property of any kind), discharge or pay its liabilities, and do all other acts appropriate to liquidate its business; and
     (3) after paying or adequately providing for the payment of all liabilities, and upon receipt of such releases, indemnities and refunding agreements, as they deem necessary for their protection, the Trustees may distribute the remaining trust estate (in case or in kind or partly each) among the shareholders according to their respective rights.

     ELEVENTH: (a) There shall be an annual meeting of the shareholders, to be held on proper notice at such time (after the delivery of the annual report) and convenient location as shall be determined by or in the manner prescribed in the Bylaws, for the election of the Trustees, if required, and for the transaction of any other business within the powers of the Trust. Special meetings of the shareholders may only be called by a majority of the trustees. Except as otherwise provided in the Declaration of Trust, special meetings of shareholders may be called in the manner provided in the Bylaws. If there shall be no trustees, the officers of the Trust shall promptly call a special meeting of the shareholders entitled to vote for the election of successor trustees. Any meeting may be adjourned and reconvened as the Trustees determine or as provided in the Bylaws.
               No business shall be transacted by the shareholders at a special meeting other than business that is either (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the trustees (or any duly authorized committee thereof) or (ii) otherwise properly brought before the shareholders by or at the direction of the trustees.
     (b) Any notice of meeting or other notice, communication or report to any shareholder shall be deemed duly delivered to such shareholder when such notice, communication or report is deposited, with postage thereon prepaid, in the United States mail, addressed to such shareholder at his address as it appears on the records of the Trust or is delivered in person to such shareholder.
     (c) After termination of the Trust and distribution of the trust estate to the shareholders as herein provided, a majority of the Trustees shall execute and lodge among the records of the Trust an instrument in writing setting forth the fact of such termination and such distribution, a copy of which instrument shall be filed with the State Department of Assessments and Taxation of Maryland, and the Trustees shall thereupon be discharged from all further liabilities and duties hereunder and the rights and interests of all shareholders shall thereupon cease.
     (d) This Declaration may be amended (except that the provisions governing the personal liability of the shareholders, Trustees and of the officers, employees and agents of the Trust and the prohibition of assessments upon shareholders may not be amended in any respect that could increase the personal liability of such shareholders, Trustees or officers, employees and agents of the Trust) at a meeting of shareholders by holders of shares representing a majority of the total number of votes authorized to be cast in respect of shares then outstanding and entitled to vote thereon; provided that any amendment of Article TENTH shall require the approval of holders of shares representing two-thirds (2/3) of the total number of votes authorized to be cast in respect of shares then outstanding and entitled to vote thereon. A two-thirds (2/3) majority of the Trustees may, after fifteen (15) days’ written notice to the shareholders, also amend this Declaration without the vote or consent of shareholders if in good faith they deem it necessary to conform this Declaration to the requirements of the REIT Provisions of the Internal Revenue Code, but the Trustees shall not be liable for failing to do so.
     (e) This Declaration is executed and acknowledged by the Trustees with reference to the statutes and laws of the State of Maryland, and the rights of all parties and the construction and effect of every provision hereof shall be subject and construed according to the statutes and laws of such State. In defining or interpreting the powers and duties of the Trust and its Trustees and officers, reference may be made by the Trustees or officers, to the extent appropriate and not inconsistent with this Declaration, the Bylaws or the Maryland REIT Law, to the provisions of the Maryland General Corporation Law.
     TWELFTH: In the event any term, provision, sentence or paragraph of this Declaration of Trust is declared by a court of competent jurisdiction to be invalid or unenforceable, such term, provision, sentence or paragraph shall be deemed severed from the remainder of the Declaration, and the balance of the Declaration shall remain in effect and be enforced to the fullest extent permitted by law and shall be construed to preserve the intent and purposes of the Declaration. Any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such term, provision, sentence or paragraph of this Declaration in any other jurisdiction.

LEXINGTON CORPORATE PROPERTIES TRUST
AMENDED AND RESTATED BY-LAWS

ARTICLE I.

SHAREHOLDERS
     SECTION 1.01. Annual Meeting. The Company shall hold an annual meeting of its shareholders to elect trustees and transact any other business within its powers, either at 10:00 a.m. on the first day of May in each year if not a legal holiday, or at such other time on such other day falling on or before the 30th day thereafter as shall be set by the Board of Trustees. Except as the Declaration of Trust or statute provides otherwise, any business may be considered at an annual meeting without the purpose of the meeting having been specified in the notice. Failure to hold an annual meeting does not invalidate the Company’s existence or affect any otherwise valid corporate acts.
     SECTION 1.02. Special Meeting. At any time in the interval between annual meetings, a special meeting of the shareholders may be called by the Chairman of the Board of Trustees or the President or by a majority of the Board of Trustees by vote at a meeting or in writing (addressed to the Secretary of the Company) with or without a meeting. Special meetings of the shareholders shall be called as may be required by law.
     SECTION 1.03. Place of Meetings. Meetings of shareholders shall be held at such place in the United States as is set from time to time by the Board of Trustees.
     SECTION 1.04. Notice of Meetings; Waiver of Notice. Not less than ten nor more than 90 days before each shareholders’ meeting, the Secretary shall give written notice of the meeting to each shareholder entitled to vote at the meeting and each other shareholder entitled to notice of the meeting. The notice shall state the time and place of the meeting and, if the meeting is a special meeting or notice of the purpose is required by statute, the purpose of the meeting. Notice is given to a shareholder when it is personally delivered to him, left at his residence or usual place of business, or mailed to him at his address as it appears on the records of the Company. Notwithstanding the foregoing provisions, each person who is entitled to notice waives notice if he before or after the meeting signs a waiver of the notice which is filed with the records of shareholders’ meetings, or is present at the meeting in person or by proxy.
     SECTION 1.05. Quorum Voting. Unless statute or the Declaration of Trust provides otherwise, at a meeting of shareholders the presence in person or by proxy of shareholders entitled to cast a majority of all the votes entitled to be cast at the meeting constitutes a quorum, and a majority of all the votes cast at a meeting at which a quorum is present is sufficient to approve any matter which properly comes before the meeting, except that a plurality of all the votes cast at a meeting at which a quorum is present is sufficient to elect a trustee.
     SECTION 1.06. Adjournments. Whether or not a quorum is present, a meeting of shareholders convened on the date for which it was called may be adjourned from time to time without further notice to a date not more than 120 days after the original record date. Any business which might have been transacted at the meeting as originally notified may be deferred and transacted at any such adjourned meeting at which a quorum shall be present.
     SECTION 1.07. General Right to Vote; Proxies. Unless the Declaration of Trust provides for a greater or lesser number of votes per share or limits or denies voting rights, each outstanding share of beneficial interest, regardless of class, is entitled to one vote on each matter submitted to a vote at a meeting of shareholders. In all elections for trustees, each share of beneficial interest may be voted for as many individuals as there are trustees to be elected and for whose election the share is entitled to be voted. A shareholder may vote the beneficial interest he owns of record either in person or by written proxy signed by the shareholder or by his duly authorized attorney in fact. Unless a proxy provides otherwise, it is not valid more than 11 months after its date.

     SECTION 1.08. List of Shareholders. At each meeting of shareholders, a full, true and complete list of all shareholders entitled to vote at such meeting, showing the number and class of shares held by each and certified by the transfer agent for such class or by the Secretary, shall be furnished by the Secretary.
     SECTION 1.09. Conduct of Business and Voting. At all meetings of shareholders, unless the voting is conducted by an inspector, the proxies and ballots shall be received, and all questions touching the qualification of voters and the validity of proxies, the acceptance or rejection of votes and procedures for the conduct of business not otherwise specified by these By-Laws, the Declaration of Trust or law, shall be decided or determined by the chairman of the meeting. If demanded by shareholders, present in person or by proxy, entitled to cast 10% in number of votes entitled to be cast, or if ordered by the chairman of the meeting, the vote upon any election or question shall be taken by ballot and, upon like demand or order, the voting shall be conducted by an inspector, in which event the proxies and ballots shall be received, and all questions touching the qualification of voters and the validity of proxies and the acceptance or rejection of votes shall be decided, by such inspector. Unless so demanded or ordered, no vote need be by ballot and voting need not be conducted by an inspector. The shareholders at any meeting may choose an inspector to act at such meeting, and in default of such election, the chairman of the meeting may appoint an inspector. No candidate for election as trustee at a meeting shall serve as an inspector thereat.
     SECTION 1.10. Informal Action by Shareholders. Except as provided below, any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if there is filed with the records of shareholder’s meetings a unanimous written consent which sets forth the action and is signed by each shareholder entitled to vote on the matter and a written waiver of any right to dissent signed by each shareholder entitled to notice of the meeting but not entitled to vote at it. Unless the Declaration of Trust provides otherwise, the holders of any class of shares, other than the common stock of the Company entitled to vote generally in the election of trustees, may take action or consent to any action by delivering a written consent of the shareholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take any such action at a shareholders meeting, provided that the Company gives notice of the action to each shareholder not later than 10 days after the effective time of the action.
     SECTION 1.11. Shareholder Proposals. For any shareholder proposal to be presented in connection with an annual meeting of shareholders of the Company, including any proposal relating to the nomination of a trustee to be elected to the Board of Trustees of the Company, the shareholders must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a shareholder’s proposal shall be delivered to the Secretary at the principal executive offices of the Company not less than 120 days in advance of the release date of the Company’s proxy statement to shareholders in connection with the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. Such shareholders’ notice shall set forth (a) as to each person whom the shareholder proposes to nominate for election or re-election as a trustee all information relating to such person that is required to be disclosed in solicitations of proxies for election of trustees, or is otherwise required, in each case, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a trustee if elected); (b) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and of the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (i) the name and address of such shareholder, as they appear on the Company’s books, and of such beneficial owner and (ii) the class and number of shares of beneficial interest of the Company which are owned beneficially and of record by such shareholders and such beneficial owner. For the 1995 annual meeting the previous year’s meeting shall be deemed to have taken place on May 12, 1994; provided that this sentence shall cease to be a part of these By-Laws after the holding of the 1995 annual meeting and any adjournments thereof.

     SECTION 1.12. Control Share Acquisition Act. Notwithstanding any other provision of the Declaration of Trust of the Trust or these Bylaws, Title 3, Subtitle 7 of the Maryland General Corporation Law (the “MGCL”) (or any successor statute) shall not apply to any acquisition by any person of shares of beneficial interest of the Trust. This section may be repealed, in whole or in part, at any time, whether before or after an acquisition of control shares and, upon such repeal, may, to the extent provided by any successor bylaw, apply to any prior or subsequent control share acquisition.
ARTICLE II.
BOARD OF TRUSTEES
     SECTION 2.01. Function of Trustees. The business and affairs of the Company shall be managed under the direction of its Board of Trustees. All powers of the Company may be exercised by or under authority of the Board of Trustees, except as conferred on or reserved to the shareholders by statute or by the Declaration of Trust or By-Laws.
     SECTION 2.02. Number of Trustees. At any regular meeting or at any special meeting called for that purpose, a majority of the entire Board of Trustees may establish, increase or decrease the number of Trustees, provided that the number thereof shall never be less than the minimum number required by the Maryland REIT Law and further provided that the tenure of office of a Trustee shall not be affected by any decrease in the number of Trustees.
     SECTION 2.03. Election and Tenure of Trustees. At each annual meeting the shareholders shall elect trustees to hold office until the next annual meeting and until their successors are elected and qualify.
     SECTION 2.04. Removal of Trustee. Any trustee or the entire Board of Trustees may be removed only in accordance with the provisions of the Declaration of Trust.
     SECTION 2.05 Vacancy on Board of Trustees. The shareholders shall elect a successor to fill a vacancy on the Board of Trustees which results from the removal of a trustee. A trustee elected by the shareholders to fill a vacancy which results from the removal of a trustee serves for the balance of the term of the removed trustee. A majority of the remaining Trustees, whether or not sufficient to constitute a quorum, may fill a vacancy on the Board of Trustees which results from any increase in the authorized number of Trustees, or death, resignation, retirement or other cause. A trustee elected by the Board of Trustees to fill a vacancy serves until the next annual meeting of shareholders and until his successor is elected and qualifies.
     SECTION 2.06. Regular Meetings. After each meeting of shareholders at which trustees shall have been elected, the Board of Trustees shall meet as soon as practicable for the purpose of organization and the transaction of other business. In the event that no other time and place are specified by resolution of the Board of Trustees, the President or the Chairman of the Board of Trustees, with notice in accordance with Section 2.08, the Board of Trustees shall meet immediately following the close of, and at the place of, such shareholders’ meeting. Any other regular meeting of the Board of Trustees shall be held on such date and at any place as may be designated from time to time by the Board of Trustees.
     SECTION 2.07. Special Meetings. Special meetings of the Board of Trustees may be called at any time by the Chairman of the Board of Trustees or the President or by a majority of the Board of Trustees by vote at a meeting or in writing with or without a meeting. A special meeting of the Board of Trustees shall be held on such date and at any place as may be designated from time to time by the Board of Trustees. In the absence of designation such meeting shall be held at such place as may be designated in the call.
     SECTION 2.08. Notice of Meeting. Except as provided in Section 2.06, the Secretary shall give notice to each trustee of each regular and special meeting of the Board of Trustees. The notice shall state the time and place of the meeting. Notice is given to a trustee when it is delivered personally to him, left at his residence or usual place of business, or sent by telegraph, facsimile transmission or telephone, at least 24 hours before the time of the meeting or, in the alternative by mail to his address as it shall appear on the records of the Company, at least 72 hours before the time of the meeting. Unless these By-Laws or a resolution of the Board of Trustees provides otherwise, the notice need not state the business to be transacted at or the purposes of any regular or special meeting of the Board of Trustees. No notice of any meeting of the Board of Trustees need be given to any trustee who attends except where a trustee attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened, or to any trustee who, in writing executed and filed with the records of the meeting either before or after the holding thereof, waives such notice. Any meeting of the Board of Trustees, regular or special, may adjourn from time to time to reconvene at the same or some other place, and no notice need be given of any such adjourned meeting other than by announcement.
     SECTION 2.09. Action by Trustees. Unless statute, the Declaration of Trust or these By-Laws requires a greater proportion, the action of a majority of the trustees present at a meeting at which a quorum is present is action of the Board of Trustees. A majority of the entire Board of Trustees shall constitute a quorum for the transaction of business. In the absence of a quorum, the trustees present by majority vote and without notice other than by announcement may adjourn the meeting from time to time until a quorum shall attend. At any such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the Meeting as originally notified. Any action required or permitted to be taken at a meeting of the Board of Trustees may be taken without a meeting, if a unanimous written or electronic consent which sets forth the action is signed or authorized by each member of the Board of Trustees and filed with the minutes of proceeding of the Board of Trustees. Notwithstanding the foregoing, in the event any of Lepercq Corporate Income Fund, L.P., Lepercq Corporate Income Fund II, L.P., Net 3 Acquisition L.P. or any other similar “UPREIT” partnership in which the Company or its affiliates is the general partner (each, an “Operating Partnership”), determines to distribute, on a per unit basis, to its limited partners an amount which is in excess of the largest corresponding distribution to be made by any other Operating Partnership, on a per unit basis (an “Excess Distribution”), such Excess Distribution shall require the approval of a majority of the Independent Trustees. For purposes of this Section 2.09, “Independent Trustees” means those members of the Board of Trustees who (i) have been designated by the Board of Trustees as “independent” under the applicable rules of the New York Stock Exchange (or other exchange on which the Company is then listed) and (ii) are not a limited partner of the Operating Partnership which is making the Excess Distribution. The prior two sentences of this Section 2.09 and any provision relating to the making of distributions in the organizational documents of the general partner of an Operating Partnership may only be amended by the vote of a majority of the Independent Trustees.
     SECTION 2.10. Meeting by Conference Telephone. Members of the Board of Trustees may participate in a meeting by means of a conference telephone or similar communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means constitutes presence in person at a meeting.
     SECTION 2.11. Compensation. By resolution of the Board of Trustees a fixed sum and expenses, if any, for attendance at each regular or special meeting of the Board of Trustees or of committees thereof, and other compensation for their services as such or on committees of the Board of Trustees, may be paid to trustees. Trustees who are full-time employees of the Company need not be paid for attendance at meetings of the Board of Trustees or committees thereof for which fees are paid to other trustees. A trustee who serves the Company in any other capacity also may receive compensation for such other services, pursuant to a resolution of the Board of Trustees.
     SECTION 2.12. Advisory Trustees. The Board of Trustees may by resolution appoint advisory trustees to the Board of Trustees, who may also serve as trustees emeriti, and shall have such authority and receive such compensation and reimbursement as the Board of Trustees shall provide. Advisory trustees or trustees emeriti shall not have the authority to participate by vote in the transaction of business.
ARTICLE III.
COMMITTEES
     SECTION 3.01. Committees. The Board of Trustees may appoint from among its members an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and other committees composed of one or more trustees and delegate to these committees any of the powers of the Board of Trustees, except (i) the power to authorize dividends on stock (other than as provided below), (ii) elect directors, (iii) issue stock (other than as provided below), (iv) recommend to the shareholders any action which requires shareholder approval, (v) amend these By-Laws, or (vi) approve any merger or share exchange which does not require shareholder approval. The entire Audit Committee and the entire Nominating and Corporate Governance Committee shall be trustees who are independent of management. The entire Compensation Committee shall be trustees who are “disinterested persons” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended. If the Board of Trustees has given general authorization for a distribution and provides for or establishes a method or procedure for determining the maximum amount of the distribution, a committee of the Board of Trustees or an officer of the Company, in accordance with that general authorization, may fix the amount and other terms of the distribution. If the Board of Trustees has given general authorization for the issuance of beneficial interest, a committee of the Board of Trustees, in accordance with a general formula or method specified by the Board of Trustees by resolution or adoption of a beneficial interest option or other plan, may fix the terms of beneficial interest subject to classification or reclassification and the terms on which any beneficial interest may be issued, including all terms and conditions required or permitted to be established or authorized by the Board of Trustees.
     SECTION 3.02. Committee Procedure. Each committee may fix rules of procedure for its business. A majority of the members of a committee shall constitute a quorum for the transaction of business and the act of a majority of those present at a meeting at which a quorum is present shall be the act of the committee. The members of a committee present at any meeting, whether or not they constitute a quorum, may appoint a trustee to act in the place of an absent member. Any action required or permitted to be taken at a meeting of a committee may be taken without a meeting, if a unanimous written or electronic consent which sets forth the action is signed or authorized by each member of the committee and filed with the minutes of the committee. The members of a committee may conduct any meeting thereof by conference telephone in accordance with the provisions of Section 2.10.
     SECTION 3.03. Emergency. In the event of a state of disaster of sufficient severity to prevent the conduct and management of the affairs and business of the Company by its trustees and officers as contemplated by the Declaration of Trust and these By-Laws, the available trustees shall elect a Special Executive Committee consisting of any two members of the Board of Trustees, whether or not they be officers of the Company, which two members shall constitute the Special Executive Committee for the full conduct and management of the affairs of the Company in accordance with the foregoing provisions of this Section. This Section shall be subject to implementation by resolution of the Board of Trustees passed from time to time for that purpose, and any provisions of these By-Laws (other than this Section) and any resolutions which are contrary to the provisions of this Section or to the provisions of any such implementary resolutions shall be suspended until it shall be determined by any Special Executive Committee acting under this Section that it shall be to the advantage of the Company to resume the conduct and management of its affairs and business under all the other provisions of these By-Laws.
ARTICLE IV.
OFFICERS
     SECTION 4.01. Executive and Other Officers. The Company shall have a President, a Secretary, and a Treasurer. It may also have a Chairman of the Board of Trustees, a Vice Chairman of the Board, a Chief Executive Officer, a Chief Operating Officer, a Chief Information Officer, a Chief Financial Officer, and a Chief Accounting Officer. In addition, the Board of Trustees may from time to time elect such other officers with such powers and duties as they shall deem necessary or desirable. The Company may also have one or more Vice-Presidents, assistant officers, and subordinate officers as may be established by the Board of Trustees. A person may hold more than one office in the Company except that no person may serve concurrently as both President and a Vice-President of the Company. The Chairman of the Board of Trustees shall be a trustee; the other officers may be trustees.
     SECTION 4.02. Chief Executive Officer. The Chief Executive Officer, if one be designated by the Board of Trustees, shall have general supervision of the business and affairs of the Company. He or she may execute any deed, mortgage, bond, contract or other instrument, except in cases where the execution thereof shall be expressly delegated by the Board of Trustees or by these Bylaws to some other officer or agent of the Company or shall be required by law to be otherwise executed; and in general shall perform all duties incident to the office of Chief Executive Officer and such other duties as may be prescribed by the Board of Trustees from time to time. In the absence of any designation by the Board of Trustees, the Chairman of the Board of Trustees, if there be one, shall serve as Chief Executive Officer. In the absence of the

Chairman of the Board of Trustees, or if there be none, the President shall be the Chief Executive Officer. The same person may hold both offices of President and Chief Executive Officer.
     SECTION 4.03. Chief Operating Officer. The Chief Operating Officer, if one be designated by the Board of Trustees, shall have supervision of the operations of the Company and the responsibilities and duties set forth by the Board of Trustees or the Chief Executive Officer. In the absence of any designation by the Board of Trustees, the President shall serve as Chief Operating Officer.
     SECTION 4.04. Chief Financial Officer. The Board of Trustees may designate a Chief Financial Officer. The Chief Financial Officer shall have the responsibilities and duties as set forth by the Board of Trustees or the Chief Executive Officer.
     SECTION 4.05. Chief Information Officer. The Board of Trustees may designate a Chief Information Officer. The Chief Information Officer shall have the responsibilities and duties as set forth by the Board of Trustees or the Chief Executive Officer.
     SECTION 4.06. Chief Accounting Officer. The Board of Trustees may designate a Chief Accounting Officer. The Chief Accounting Officer shall have the responsibilities and duties as set forth by the Board of Trustees or the Chief Executive Officer.
     SECTION 4.07. Chairman of the Board of Trustees. The Chairman of the Board of Trustees, if one be elected, shall preside at all meetings of the Board of Trustees and of the shareholders at which he shall be present. Unless otherwise specified by the Board of Trustees, he shall be the chief executive officer of the Company and perform the duties customarily performed by chief executive officers, and may perform any duties of the President. In general, he shall perform all such duties as are from time to time assigned to him by the Board of Trustees.
     SECTION 4.08. President. Unless otherwise provided by resolution of the Board of Trustees, the President, in the absence of the Chairman of the Board of Trustees, shall preside at all meetings of the Board of Trustees and of the shareholders at which he shall be present. Unless otherwise specified by the Board of Trustees, the President shall be the chief operating officer of the Company and perform the duties customarily performed by chief operating officers. He may sign and execute, in the name of the Company, all authorized deeds, mortgages, bonds, contracts or other instruments, except in cases in which the signing and execution thereof shall have been expressly delegated to some other officer or agent of the Company. In general, he shall perform such other duties usually performed by a president of a Company and such other duties as are from time to time assigned to him by the Board of Trustees or the chief executive officer of the Company.
     SECTION 4.09. Vice-Presidents. The Vice-President or Vice-Presidents, at the request of the chief executive officer or the President, or in the President’s absence or during his inability to act, shall perform the duties and exercise the functions of the President, and when so acting shall have the powers of the President. If there be more than one Vice-President, the Board of Trustees may determine which one or more of the Vice-Presidents shall perform any of such duties or exercise any of such functions, or if such determination is not made by the Board of Trustees, the chief executive officer, or the President may make such determination; otherwise any of the Vice-Presidents may perform any of such duties or exercise any of such functions. The Vice-President or Vice-Presidents shall have such other powers and perform such other duties, and have such additional descriptive designations in their titles (if any), as are from time to time assigned to them by the Board of Trustees, the chief executive officer, or the President.
     SECTION 4.10. Secretary. The Secretary shall keep the minutes of the meetings of the shareholders, of the Board of Trustees and of any committees, in books provided for the purpose; he shall see that all notices are duly given in accordance with the provisions of these By-Laws or as required by law; he shall be custodian of the records of the Company; he may witness any document on behalf of the Company, the execution of which is duly authorized, see that the corporate seal is affixed where such document is required or desired to be under its seal, and, when so affixed, may attest the same; and, in general, he shall perform all duties incident to the office of a secretary of a Company, and such other duties as are from time to time assigned to him by the Board of Trustees, the chief executive officer or the President.
     SECTION 4.11. Treasurer. The Treasurer shall have charge of and be responsible for all funds, securities, receipts and disbursements of the Company, and shall deposit, or cause to be deposited, in the name of the Company, all moneys or other valuable effects in such banks, trust companies or other depositories as shall, from time to time, be selected by the Board of Trustees; he shall render to the President and to the Board of Trustees, whenever requested, an account of the financial condition of the Company; and, in general, he shall perform all the duties incident to the office of a treasurer of a Company, and such other duties as are from time to time assigned to him by the Board of Trustees, the chief executive officer, or the President. The Treasurer shall also be the Chief Financial Officer of the Company.
     SECTION 4.12. Assistant and Subordinate Officers. The assistant and subordinate officers of the Company are all officer below the office of Vice-President, Secretary or Treasurer. The assistant or subordinate officers shall have such duties as are from time to time assigned to them by the Board of Trustees, the chief executive officer, or the President.
     SECTION 4.13. Election; Tenure and Removal of Officers. The Board of Trustees shall elect the officers. The Board of Trustees may from time to time authorize any committee or officer to appoint assistant and subordinate officers. Election or appointment of an officer, employee or agent shall not of itself create contract rights. All officers shall be appointed to hold their offices, respectively, at the pleasure of the Board of Trustees. The Board of Trustees (or, as to any assistant or subordinate officer, any committee or officer authorized by the Board of Trustees) may remove an officer at any time. The removal of an officer does not prejudice any of his contract rights. The Board of Trustees (or, as to any assistant or subordinate officer, any committee or officer authorized by the Board of Trustees) may fill a vacancy which occurs in any office for the unexpired portion of the term.
     SECTION 4.14. Compensation. The Board of Trustees shall have power to fix the salaries and other compensation and remuneration, of whatever kind, of all officers of the Company. No officer shall be prevented from receiving such salary by reason of the fact that he is also a trustee of the Company. The Board of Trustees may authorize any committee or officer, upon whom the power of appointing assistant and subordinate officers may have been conferred, to fix the salaries, compensation and remuneration of such assistant and subordinate officers.
ARTICLE V.
DIVISIONAL TITLES
     SECTION 5.01. Conferring Divisional Titles. The Board of Trustees may from time to time confer upon any employee of a division of the Company the title of President, Vice President, Treasurer or Secretary of such division or any other title or titles deemed appropriate, or may authorize the Chairman of the Board of Trustees or the President to do so. Any such titles so conferred may be discontinued and withdrawn at any time by the Board of Trustees, or by the Chairman of the Board of Trustees or the President if so authorized by the Board of Trustees. Any employee of a division designated by such a divisional title shall have the powers and duties with respect to such division as shall be prescribed by the Board of Trustees, the Chairman of the Board of Trustees or the President.
     SECTION 5.02. Effect of Divisional Titles. The conferring of divisional titles shall not create an office of the Company under Article IV unless specifically designated as such by the Board of Trustees; but any person who is an officer of the Company may also have a divisional title.
ARTICLE VI .
BENEFICIAL INTEREST
     SECTION 6.01. Certificates for Beneficial Interest. The Board of Trustees may determine to issue certificated or uncertificated shares of beneficial interest and other securities of the Company. For certificated shares of beneficial interest, each shareholder is entitled to certificates which represent and certify the shares of beneficial interest the shareholder holds in the Company. Each certificate (a) shall be in such form, not inconsistent with law or with the Declaration of Trust, as shall be approved by the Board of Trustees or any officer or officers designated for such purpose by resolution of the Board of Trustees, (b) shall include on its face the name of the Company, the name of the shareholder or other person to whom it is issued, and the class of shares of beneficial interest and number of shares of beneficial interest it represents, (c) shall be signed by the Chairman of the Board of Trustees, the President, or a Vice-President, and countersigned by the Secretary, an Assistant Secretary, the Treasurer, or an Assistant Treasurer, (d) may be sealed with the actual seal of the Company or a facsimile of it or in any other form and signatures may be either manual or facsimile signatures. Each certificate shall also include on its face or back (a) a statement of any restrictions on transferability and a statement of the designations and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the shares of beneficial interest of each class which the Company is authorized to issue, of the differences in the relative rights and preferences between the shares of beneficial interest of each series of a preferred or special class in a series which the Company is authorized to issue, to the extent they have been set, and of the authority of the Board of Trustees to set the relative rights and preferences of subsequent series of a preferred or special class of shares of beneficial interest or (b) a statement which provides in substance that the Company will furnish a full statement of such information to any shareholder on request and without charge.
     Such request may be made to the Secretary or to the transfer agent for the shares of beneficial interest. Except as provided in the Maryland Uniform Commercial Code — Investment Securities, the fact that a certificate does not contain or refer to a restriction on transferability that is adopted after the date of issuance does not mean that the restriction is invalid or unenforceable. A certificate is valid and may be issued whether or not an officer who signed it is still an officer when it is issued. A certificate may not be issued until the shares of beneficial interest represented by it are fully paid. Upon the issuance of uncertificated shares of beneficial interest, the Company shall send the shareholder a written statement of the same information required above on the certificate and by the Maryland Uniform Commercial Code - Investment Securities.
     SECTION 6.02. Transfers. The Board of Trustees shall have power and authority to make such rules and regulations as it may deem expedient concerning the issue, transfer and registration of certificates of beneficial interest; and may appoint transfer agents and registrars thereof. The duties of transfer agent and registrar may be combined.
     SECTION 6.03. Record Dates and Closing of Transfer Books. The Board of Trustees may set a record date or direct that the beneficial interest transfer books be closed for a stated period for the purpose of making any proper determination with respect to shareholders, including which shareholders are entitled to notice of a meeting, vote at a meeting, receive a dividend or be allotted other rights. The record date may not be prior to the close of business on the day the record date is fixed nor, subject to Section 1.06, more than 90 days before the date on which the action requiring the determination will be taken; the transfer books may not be closed for a period longer than 20 days; and, in the case of a meeting of shareholders, the record date or the closing of the transfer books shall be at least ten days before the date of the meeting.
     SECTION 6.04. Beneficial Interest Ledger. The Company shall maintain a beneficial interest ledger which contains the name and address of each shareholder and the number of shares of beneficial interest of each class which the shareholder holds. The beneficial interest ledger may be in written form or in any other form which can be converted within a reasonable time into written form for visual inspection. The original or a duplicate of the beneficial interest ledger shall be kept at the offices of a transfer agent for the particular class of beneficial interest, or, if none, at the principal office in the State of Maryland or the principal executive offices of the Company.
     SECTION 6.05. Certification of Beneficial Owners. The Board of Trustees may adopt by resolution a procedure by which a shareholder of the Company may certify in writing to the Company that any shares of beneficial interest registered in the name of the shareholder are held for the account of a specified person other than the shareholder. The resolution shall set forth the class of shareholders who may certify; the purpose for which the certification may be made; the form of certification and the information to be contained in it; if the certification is with respect to a record date or closing of the beneficial interest transfer books, the time after the record date or closing of the beneficial interest transfer books within which the certification must be received by the Company; and any other provisions with respect to the procedure which the Board of Trustees considers necessary or desirable. On receipt of a certification which complies with the procedure adopted by the Board of Trustees in accordance with this Section, the person specified in the certification is, for the purpose set forth in the certification, the holder of record of the specified beneficial interest in place of the shareholder who makes the certification.
     SECTION 6.06. Lost Beneficial Interest Certificates. The Board of Trustees of the Company may determine the conditions for issuing a new beneficial interest certificate in place of one which is alleged to have been lost, stolen, or destroyed, or the Board of Trustees may delegate such power to any officer or officers of the Company. In their discretion, the Board of Trustees or such officer or officers may refuse to issue such new certificate save upon order of some court having jurisdiction in the premises.
ARTICLE VII.
FINANCE
     SECTION 7.01. Checks, Drafts, Etc. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Company shall be signed by such officer or agent of the Company in such manner as shall from time to time be determined by the Board of Trustees.
     SECTION 7.02. Annual Statement of Affairs. The President or chief accounting officer shall prepare annually a full and correct statement of the affairs of the Company, to include a balance sheet and a financial statement of operations for the preceding fiscal year. The statement of affairs shall be submitted at the annual meeting of the shareholders and, within 20 days after the meeting, placed on file at the Company’s principal.
     SECTION 7.03. Fiscal Year. The fiscal year of the Company shall be the twelve calendar months ending December 31 in each year, unless otherwise provided by the Board of Trustees.
     SECTION 7.04. Dividends. If declared by the Board of Trustees at any meeting thereof, the Company may pay dividends on its shares in cash, property, or in shares of the capital beneficial interest of the Company, unless such dividend is contrary to law or to a restriction contained in the Declaration of Trust.
     SECTION 7.05. Contracts. To the extent permitted by applicable law, and except as otherwise prescribed by the Declaration of Trust or these By-Laws with respect to certificates for shares, the Board of Trustees may authorize any officer, employee, or agent of the Company to enter into any contract or execute and deliver any instrument in the name of and on behalf of the Company. Such authority may be general or confined to specific instances.
ARTICLE VIII.
INDEMNIFICATION
     SECTION 8.01. Procedure. Any indemnification, or payment of expenses in advance of the final disposition of any proceeding, shall be made promptly, and in any event within 60 days, upon the written request of the trustee or officer entitled to seek indemnification (the “Indemnified Party”). The right to indemnification and advances hereunder shall be enforceable by the Indemnified Party in any court of competent jurisdiction, if (i) the Company denies such request, in whole or in part, or (ii) no disposition thereof is made within 60 days. The Indemnified Party’s costs and expenses incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such action shall also be reimbursed by the Company. It shall be a defense to any action for advance of expenses that (a) a determination has been made that the facts then known to those making the determination would preclude indemnification or (b) the Company has not received either (i) an undertaking as required by law to repay such advances in the event it shall ultimately be determined that the standard of conduct has not been met or (ii) a written affirmation by the Indemnified Party of such Indemnified Party’s good faith belief that the standard of conduct necessary for indemnification by the Company has been met.
     SECTION 8.02. Exclusivity; Etc. The indemnification and advance of expenses provided by the Declaration of Trust and these By-Laws shall not be deemed exclusive of any other rights to which a person seeking indemnification or advance of expenses may be entitled under any law (common or statutory), or any agreement, vote of shareholders or disinterested trustees or other provision that is consistent with law, both as to action in his official capacity and as to action in another capacity while holding office or while employed by or acting as agent for the Company, shall continue in respect of all events occurring while a person was a trustee or officer after such person has ceased to be a trustee or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of such person. All rights to indemnification and advance of expenses under the Declaration of Trust of the Company and hereunder shall be deemed to be a contract between the Company and each trustee or officer of the Company who serves or served in such capacity at any time while this By-Law is in effect. Nothing herein shall prevent the amendment of this By-Law, provided that no such amendment shall diminish the rights’ of any person hereunder with respect to events occurring or claims made before its adoption or as to claims made after its adoption in respect of events occurring before its adoption. Any repeal or modification of this By-Law shall not in any way diminish any rights to indemnification or advance of expenses of such trustee or officer or the obligations of the Company arising hereunder with respect to events occurring, or claims made, while this By-Law or any provision hereof is in force.
     SECTION 8.03. Severability: Definitions. The invalidity or unenforceability of any provision of this Article VIII shall not affect the validity or enforceability of any other provision hereof. The phrase “this By-Law” in this Article VIII means this Article VIII in its entirety.
ARTICLE IX.
SUNDRY PROVISIONS
     SECTION 9.01. Books and Records. The Company shall keep correct and complete books and records of its accounts and transactions and minutes of the proceedings of its shareholders and Board of Trustees and of any committee when exercising any of the powers of the Board of Trustees. The books and records of a Company may be in written form or in any other form which can be converted within a reasonable time into written form for visual inspection. Minutes shall be recorded in written form but may be maintained in the form of a reproduction. The original or a certified copy of these By-Laws shall be kept at the principal office of the Company.
     SECTION 9.02. Corporate Seal. The Board of Trustees shall provide a suitable seal, bearing the name of the Company, which shall be in the charge of the Secretary. The Board of Trustees may authorize one or more duplicate seals and provide for the custody thereof. If the Company is required to place its corporate seal to a document, it is sufficient to meet the requirement of any law, rule, or regulation relating to a corporate seal to place the word “Seal” adjacent to the signature of the person authorized to sign the document on behalf of the Company.
     SECTION 9.03. Bonds. The Board of Trustees may require any officer, agent or employee of the Company to give a bond to the Company, conditioned upon the faithful discharge of his duties, with one or more sureties and in such amount as may be satisfactory to the Board of Trustees.
     SECTION 9.04. Voting Upon Shares in Other Companies. Beneficial interest of other Companies or associations, registered in the name of the Company, may be voted by the President, a Vice-President, or a proxy appointed by either of them. The Board of Trustees, however, may by resolution appoint some other person to vote such shares, in which case such person shall be entitled to vote such shares upon the production of a certified copy of such resolution.
     SECTION 9.05. Mail. Any notice or other document which is required by these By-Laws to be mailed shall be deposited in the United States mails, postage prepaid.
     SECTION 9.06. Execution of Documents. A person who holds more than one office in the Company may not act in more than one capacity to execute, acknowledge, or verify an instrument required by law to be executed, acknowledged, or verified by more than one officer.

     SECTION 9.07. Amendments. Subject to the special provisions of Section 2.02, in accordance with the Declaration of Trust, these By-Laws may be repealed, altered, amended or rescinded (a) by the shareholders of the Company only by vote of not less than 80% of the outstanding shares of beneficial interest of the Company entitled to vote generally in the election of trustees (considered for this purpose as one class) cast at any meeting of the shareholders called for that purpose (provided that notice of such proposed repeal, alteration, amendment or rescission is included in the notice of such meeting) or (b) by vote of two-thirds of the Board of Trustees at a meeting held in accordance with the provisions of these By-Laws.

ANNEX C
Information Concerning the Partnership

Annex C

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 10-K
FOR ANNUAL AND TRANSITION REPORTS PURSUANT TO SECTIONS 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
(Mark One)

☑	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2007
or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from            to
Commission File Number 0-50268
THE LEXINGTON MASTER LIMITED PARTNERSHIP
(Exact name of Registrant as specified in its charter)

Delaware	11-3636084
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
One Penn Plaza, Suite 4015,
New York, New York	10119
(Address of principal executive offices)	(Zip Code)
(Registrant’s telephone number, including area code) (212) 692-7200
Securities registered pursuant to Section 12(b) of the Act: None
Securities registered pursuant to Section 12(g) of the Act: Units of Limited Partnership Interest
     Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. Yes ☐ No ☑
     Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act. Yes ☐ No ☑
     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☑ No ☐
     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer or a non-accelerated filer or smaller reporting company. See definition of “accelerated filer” , “large accelerated filer” and “smaller reporting company” in rule 12B-2 of the Exchange Act. (check one):
Large Accelerated Filer ☐     Accelerated Filer ☐     Non-Accelerated Filer ☑     Smaller Reporting Company ☐
     Indicate by check mark whether the registrant is a shell company (as defined in Exchange Act Rule 12b-2). Yes ☐ No ☑
     There is no public market for the units of Limited Partnership Interest. Accordingly, information with respect to the aggregate market value of units of Limited Partnership Interest has not been supplied.
DOCUMENTS INCORPORATED BY REFERENCE
     Portions of Lexington Realty Trust’s definitive Proxy Statement, to be filed with the Securities and Exchange Commission within 120 days after the end of the fiscal year covered by this Form 10-K, with respect to the 2008 Annual Meeting of Beneficial Holders, are incorporated by reference into Part III of this Annual Report on Form 10-K.

PART I
Introduction
          When we use the terms, the “Partnership,” “we,” “us” and “our,” we mean The Lexington Master Limited Partnership and all entities owned by us, including non-consolidated entities, except where it is clear that the term means only the parent company. References herein to our Annual Report are to our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.
     All references to 2007, 2006 and 2005 refer to our fiscal years ended, or the dates, as the context requires, December 31, 2007, December 31, 2006, and December 31, 2005, respectively.
Cautionary Statements Concerning Forward-Looking Statements
          This Annual Report, together with other statements and information publicly disseminated by us contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “estimates,” “projects,” or similar expressions. Readers should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could materially affect actual results, performances or achievements. In particular, among the factors that could cause actual results to differ materially from current expectations include, among others, those risks discussed below and under “Risk Factors” in Part I, Item 1A of the Annual Report and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 of the Annual Report. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect occurrence of unanticipated events. Accordingly, there is no assurance that our expectations will be realized.
Item 1. Business
Overview
     The Lexington Master Limited Partnership (formerly known as The Newkirk Master Limited Partnership) is a Delaware limited partnership that owns commercial properties, most of which are net-leased to investment grade corporate tenants, as well as other real estate assets. Effective November 7, 2005, Newkirk Realty Trust, Inc., or Newkirk, a Maryland corporation which elected to qualify as a real estate investment trust, or REIT, under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, or the Code, became our general partner and acquired 30.1% of our limited partnership interests. Effective December 31, 2006, Newkirk was merged into Lexington Corporate Properties Trust, a Maryland real estate investment trust, which we refer to as the Merger. In connection with the Merger, Lexington Corporate Properties Trust changed its name to Lexington Realty Trust, which we refer to as Lexington, and Lex GP-1 Trust, a Delaware statutory business trust, which we refer to as Lex GP, became our sole general partner and Lex LP-1 Trust, which we refer to as Lex LP, acquired 31.0% of our limited partnership interests. Lex GP and Lex LP are wholly-owned subsidiaries of Lexington.
     Our capital structure consists of units of limited partnership interest, which we refer to as units. The issuances of the units were not registered under the Securities Act of 1933, which we refer to as the Securities Act, in reliance on an exemption from registration under the Securities Act. There is no public market for the units, and there are restrictions on the transfer of units. During 2007, we issued an additional 16,892,974 units to Lexington in exchange for real estate assets and investments in co-investment programs contributed to us. Pursuant to our second amended and restated agreement of limited partnership, which we refer to as the Partnership Agreement, the units issued and outstanding are currently redeemable subject to certain conditions and limitations for cash, or at Lex GP’s election, common shares of beneficial interest in Lexington. As of December 31, 2007, there were 68,426,429 units outstanding, including 34,184,356 units held by Lexington.
Our History
     We were formed in October 2001 and commenced operations on January 1, 2002 following the completion of a transaction, which we refer to as the Exchange, involving the merger into our wholly-owned subsidiaries of 90 limited partnerships, each of which owned commercial properties, and the acquisition by us of various assets, including those related to the management or capital structure of those partnerships. In connection with the exchange, limited partners of the merged partnerships and equity owners of the entities that contributed other assets in the exchange received units in consideration of the merger and contributions. From January 1, 2002 to November 7, 2005, our general partner was MLP GP LLC, an entity effectively controlled by affiliates of Apollo Real Estate Fund III, L.P. which we refer to as Apollo, Winthrop Realty Partners L.P., which we refer to as WRP (formerly known as Winthrop Financial Associates), executive officers of WRP, which we refer to as WEM, and affiliates of Vornado Realty Trust, which we refer to as Vornado.
     Effective November 7, 2005, (1) Newkirk became our general partner and, in connection with its initial public offering, which we refer to as the Newkirk IPO, acquired 13.5 million units in exchange for a contribution to us of (2) $235.8 million and (3) certain exclusivity rights with respect to net-lease business opportunities offered to or generated by Michael L. Ashner, the Chairman and Chief Executive Officer of Newkirk; and (4) NKT Advisors LLC, which we refer to as NKT Advisors, was retained as our external advisor pursuant to an Advisory Agreement among Newkirk, the Operating Partnership and NKT Advisors, which we refer to as the Advisory Agreement. Newkirk acquired an additional 1.9 million units from Apollo and 100,000 units from WEM. Upon completion of the Newkirk IPO and related transactions, Newkirk held a total of 15.5 million units, representing 30.1% of the then total outstanding units.
     Pursuant to the Advisory Agreement, NKT Advisors was required to administer our affairs (as well as those of Newkirk) including seeking, servicing and managing our investments. For providing these and the other services contemplated by the Advisory Agreement, NKT Advisors received a base management fee and incentive compensation. The executive officers of NKT Advisors were also the executive officers of Newkirk. As indicated above, on December 31, 2006, the Merger was consummated. In connection with the Merger, the Advisory Agreement was terminated, and effective January 1, 2007, our affairs are administered by Lex GP. Simultaneous with the consummation of the Merger, Lexington contributed (1) its general partner interest in us, which was previously held by Newkirk, to Lex GP and (2) all of the units previously held by Newkirk to Lex LP. At December 31, 2007, Lex LP held approximately 50.0% of our outstanding units.
Our Objectives and Strategies
     From November 2005 to December 31, 2006, we served as the operating partnership for Newkirk in connection with its umbrella partnership real estate investment trust, or “UPREIT”, structure. Effective December 31, 2006, we serve as an operating partnership for Lexington in connection with its UPREIT structure. Our investments are primarily limited to “net lease assets” although, as leases expire with respect to net-lease assets we may hold non-net lease assets. Further, subject to the approval of Lexington’s board of trustees and certain contractual restrictions, we may hold interests in non-net lease assets.
In June 2007, Lexington announced a strategic restructuring plan. The plan, when and if completed, will restructure Lexington into a company consisting primarily of:
•	a wholly-owned portfolio of core office assets;

•	a wholly-owned portfolio of core warehouse/distribution assets;

•	a continuing 50% interest in a co-investment program that invests in senior and subordinated debt interests secured by both net leased and multi-tenanted real estate collateral;

•	a minority interest in a co-investment program that invests in specialty single tenant real estate assets; and

•	equity securities in other net lease companies owned either individually or through an interest in one or more joint ventures or co-investment programs.
In connection with Lexington’s strategic restructuring plan, we:
•	acquired substantially all of the outstanding interests in Lexington Acquiport Company, LLC, one of Lexington’s co-investment programs, which resulted in us becoming the sole owner of the co-investment program’s ten primarily single-tenant net leased properties;

•	acquired substantially all of the remaining interests in Lexington/Lion Venture L.P., one of Lexington’s co-investment programs, and thus acquired six primarily single-tenant net leased properties owned by the co-investment program;

•	formed a co-investment program, Net Lease Strategic Assets Fund L.P., which we refer to as NLS, with a subsidiary of Inland American Real Estate Trust, Inc., which acquired 12 assets previously owned by us and 18 properties formerly owned by Lexington and which is under contract to acquire an additional two properties from us and 11 properties from Lexington and may invest in additional “core plus” net leased assets, such as manufacturing assets, call centers and other specialty assets; and

•	sold non-core properties.

     We and Lexington can provide no assurances that we will dispose of any remaining assets under Lexington’s disposition program or complete the sale/contribution of the remaining 13 assets currently under contract for sale/contribution or acquire any additional assets through NLS.
     As part of our ongoing business efforts, we expect to continue to (1) effect strategic transactions and portfolio and individual property acquisitions and dispositions; (2) explore new business lines and operating platforms; (3) expand existing properties; (4) execute new leases with tenants; (5) extend lease maturities in advance of expiration; and (6) refinance outstanding indebtedness when advisable. Additionally, we may continue to enter into joint ventures with third-party investors as a means of creating additional growth and expanding the revenue realized from advisory and asset management activities as situations warrant.
Acquisition Strategies
     We seek to enhance our net lease property portfolio through acquisitions of “core” assets which we believe are general purpose, efficient, well-located properties in growing markets. Prior to effecting any acquisitions, we analyze the (1) property’s design, construction quality, efficiency, functionality and location with respect to the immediate sub-market, city and region; (2) lease integrity with respect to term, rental rate increases, corporate guarantees and property maintenance provisions; (3) present and anticipated conditions in the local real estate market; and (4) prospects for selling or re-leasing the property on favorable terms in the event of a vacancy. We also evaluate each potential tenant’s financial strength, growth prospects, competitive position within its respective industry and a property’s strategic location and function within a tenant’s operations or distribution systems. We believe that our comprehensive underwriting process is critical to the assessment of long-term profitability of any investment by us.
     Strategic Transactions with Other Real Estate Investment Companies. We seek to capitalize on the unique investment experience of our executive management team as well as its network of relationships in the industry to achieve appropriate risk-adjusted yields through strategic transactions. Our strategic initiatives involve the acquisitions of assets across the full spectrum of single-tenant investing through participation at various levels of the capital structure. Accordingly, we endeavor to pursue the acquisition of portfolios of assets, equity interests in other single-tenant companies including through mergers and acquisitions activity, and participation in strategic partnerships and joint ventures.
     Acquisitions of Portfolio and Individual Net Lease Properties. We seek to acquire portfolio and individual properties from: (1) creditworthy corporations and other entities in sale/leaseback transactions for properties that are integral to the sellers’/tenants’ ongoing operations; (2) developers of newly-constructed properties built to suit the needs of a corporate tenant generally after construction has been completed to avoid the risks associated with the construction phase of a project; (3) other real estate investment companies through strategic transactions; and (4) sellers of properties subject to an existing lease. We believe that our geographical diversification, acquisition experience and access to capital will allow us to compete effectively for the acquisition of such net leased properties.
     Debt Investments. Primarily through our 50.0% owned co-investment program Concord Debt Holdings LLC, which we refer to as Concord, we seek to acquire senior and subordinated debt interests secured by both net-leased and multi-tenanted real estate collateral. Our co-investment program partner and holder of the other 50.0% interest is a subsidiary of Winthrop Realty Trust, which we refer to as Winthrop, a REIT listed on the NYSE. Lexington’s Executive Chairman and Director of Strategic Acquisitions, Michael L. Ashner, is the Chairman and Chief Executive Officer of Winthrop.
Our Assets
General
     As of December 31, 2007, our primary assets consisted of interests in approximately 150 consolidated properties containing an aggregate of approximately 22.2 million square feet of space located in 34 states. See “Item 2. Properties” below for additional information with respect to our properties.
     Below is a listing of tenants which accounted for 10% or more of 2007 rental revenues (including discontinued operations) from our consolidated properties as of December 31, 2007:

			2007 Rental
	Number of	Square Footage	Revenues	Percentage of 2007
Tenant(1)	Properties	(in thousands)	(in thousands)	Rental Revenue
Raytheon Company(2)	6	2,298	$32,891	15.56%
St. Paul Fire and Marine Insurance Co.(3)	1	530	$25,532	12.08%

As of December 31, 2007, no lessee leased property from us representing more than 10% of our total assets.

(1)	The listed company is either the tenant, the obligor or guarantor with respect to the lease or the successor-in-interest to the initial tenant.

(2)	Three of these properties were sold on March 13, 2008 representing 1,328 square feet and $12,518 of our 2007 rental revenues.

(3)	The tenant has publicly announced that they will vacate the building at the end of the current lease term in 2009.
     In addition to our properties, we also own:
•	interests in first and second mortgage loans and unsecured debt;

•	a 50.0% ownership interest in Concord, an entity formed to acquire and originate loans secured directly or indirectly by real property;

•	equity interests in various entities (including REITs) that own net leased assets; and

•	majority ownership of a management company that provides asset management services to our subsidiaries.
Loan Receivables
T-Two Loans
     We hold first and second non-recourse mortgages with an outstanding balance of $16.5 million at December 31, 2007, the obligors for which are affiliated entities. We have valued these notes at zero for financial reporting purposes. These mortgages are secured solely by the applicable obligor’s property and have interest rates ranging from 9.0% to 13.0% and mature on dates from 2014 to 2022.
El Segundo Mortgage Loan
     We also own a second mortgage loan on a property in El Segundo, California in which we hold a 53.0% interest. The mortgage loan was acquired for $6.25 million which represented its principal balance and accrued interest. The mortgage loan bears interest at 8.0% per annum and matures in December 2023. This note eliminates in consolidation for financial reporting purposes and was repaid in 2008.
     Lexington Loan
     We advanced $26.6 million, net to Lexington during 2007. The advances are payable on demand and bear interest at the rate charged by our KeyBank secured term loan. We have advanced Lexington an additional $47.5 million subsequent to December 31, 2007.
Investment in Debt Securities
     We also own the three most junior classes of interests in a securitized pool of first mortgages which previously included first mortgage loans encumbering a number of our properties and other properties owned by a partnership controlled by our former affiliate. In connection with the KeyBank loan obtained in 2005, the risk of loss on account of these classes of interest has effectively been eliminated as we were required to “defease” the securitized pool of first mortgages. By defeasing the pool of mortgages, we acquired United States government securities with maturities sufficient to make the required payments on the various mortgage loans constituting the pool. As a result, the securitized pool is collateralized by the United States government securities, two of our properties and one other property owned by a partnership controlled by our former affiliate. In general, the classes of interests in the pool represent priorities of payments. When a payment is made by us on one of these loans, the first amounts are used to make the required payments to the holders of senior interests.
     The interests we hold are summarized as follows (in thousands):

	Class E	Class F	Class G
	Certificate	Certificate	Certificate
Contractual Principal Amount at December 31, 2007	$4,824	$3,859	$5,794
Interest Rate	8.25%	8.25%	8.25%

     Concord Debt Holdings LLC (“Concord”). On March 31, 2006 we entered into a co-investment program with WRT Realty L.P., the operating partnership for Winthrop, to acquire and originate loans secured, directly and indirectly, by real estate assets through Concord. Lexington’s Executive Chairman and Director of Strategic Acquisitions is the Chairman and Chief Executive Officer of Winthrop, our 50.0% co-investment partner. Concord creates and manages portfolios of loan assets and debt securities. As of December 31, 2007 and 2006, we had $155.8 million and $93.1 million, respectively, as our investment in Concord. Our remaining capital commitment to Concord was $5.1 million as of December 31, 2007. We fulfilled this commitment on March 10, 2008. See Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Off Balance Sheet Arrangements” for a complete description of Concord’s business, assets and liabilities.
     Net Lease Strategic Assets Fund L.P. (“NLS”). In August 2007, we entered into a limited partnership agreement with Inland American (Net Lease) Sub, LLC, which we refer to as Inland, a wholly-owned subsidiary of Inland American Real Estate Trust, Inc. NLS was formed to invest in specialty single-tenant net leased assets in the United States. In connection with the formation, we and Lexington agreed to contribute/sell 53 single tenant net leased assets to NLS, which was later reduced to 43 assets, 30 of which were contributed/sold in December 2007 and 13 of which remain under contract.
     In December 2007, Lexington contributed eight properties to us in exchange for 5,078,080 limited partnership units and the assumption of approximately $77.3 million of non-recourse mortgage debt. We then contributed these eight real estate assets as well as four other real estate assets to NLS. Lexington also sold 18 real estate assets (including a 40.0% interest in one) to NLS. The properties had an agreed upon value of $408.5 million and are subject to $186.3 million of non-recourse mortgage debt that have stated rates ranging from 5.2% to 8.5% with a weighted average rate of 5.9% and maturity dates ranging from 2009 to 2025.
     The acquisitions of these real estate assets by NLS was financed by (1) assuming related mortgage debt; (2) a common equity contribution by Inland and us of $121.9 million and $21.5 million, respectively; and (3) a preferred equity contribution of $87.6 million by us. Our equity contributions were made primarily through the contribution of 12 real estate assets.
     Our common and preferred equity positions are subordinated to Inland’s common equity position with respect to operating cash flows and in certain other situations.
     In addition to the initial capital contributions, we and Inland may invest an additional $22.5 million and $127.5 million, respectively, in NLS to acquire additional specialty single-tenant net leased assets. A Lexington affiliate, Lexington Realty Advisors Inc., which we refer to as LRA, has entered into a management agreement with NLS whereby LRA will receive (1) a management fee of 0.375% of the equity capital; (2) a property management fee of up to 3.0% of actual gross revenues from certain assets for which the landlord is obligated to provide property management services (contingent upon the recoverability under the applicable lease); and (3) an acquisition fee of 0.5% of the gross purchase price of each acquired asset by NLS.
     In addition, NLS is under contract to acquire two additional properties from us and 11 properties from Lexington. The acquisition of each of the 13 assets by NLS is subject to satisfaction of conditions precedent to closing, including the assumption of existing financing, obtaining certain consents and waivers, the continuing financial solvency of the tenants, and certain other customary conditions. Accordingly, neither we, Lexington nor NLS can provide any assurance that the acquisition of these 13 assets by NLS will be completed. In the event that NLS does not acquire 11 of the assets by March 31, 2008 and the remaining two by June 30, 2008, NLS will no longer have the right to acquire such assets.
     Lex-Win Acquisition LLC (“Lex-Win”) In May 2007, an entity in which we hold a 28.0% ownership interest, commenced a tender offer to acquire up to 45,000,000 shares of common stock in Wells Real Estate Investment Trust, Inc., which we refer to as Wells, at a price per share of $9.30. The tender offer expired on July 20, 2007 at which time Lex-Win received tenders based on the letters of transmittal it received for approximately 4,800,000 shares representing approximately 1.0% of the outstanding shares in Wells. After submission of the letters to Wells, the actual number of shares acquired in Wells was approximately 3,900,000 shares. During the third quarter of 2007, we funded $12.5 million relating to this tender offer. In the fourth quarter of 2007, we received a return of $1.9 million in cash relating to the reduction in shares tendered of approximately 900,000. WRT Realty, L.P., a subsidiary of Winthrop also holds a 28.0% interest in Lex-Win. Lexington’s Executive Chairman and Director of Strategic Acquisitions is the Chairman and Chief Executive Officer of Winthrop.
     The Management Company
     We own a 50.01% interest in Newkirk Capital LLC. Newkirk Capital LLC’s wholly-owned subsidiary, Newkirk Asset Management LLC, provides asset management services to some of our property owning subsidiaries and prior to 2007 provided asset management services to other properties as well. In 2007 and 2006, approximately $3.7 million and $5.2 million, respectively, of asset management fees were paid, or accrued for payment, to Newkirk Asset Management LLC. For financial statement purposes, management fees of approximately

$3.7 million and $5.0 million in 2007 and 2006, respectively, were eliminated in consolidation as such fees were paid by entities in which we own all or a portion of the equity interests.
     The 49.99% minority interest in Newkirk Capital LLC is owned by Administrator LLC, an unaffiliated third party. Administrator LLC is entitled to receive 100% of the distributions paid by Newkirk Capital LLC until Administrator LLC receives $2.7 million annually and thereafter the balance of the distributions are paid to us. Income is allocated to Administrator LLC based on the distributions it receives. The allocation of income and payments to Administrator LLC are treated as minority interest expense and distributions to minority interest partners, respectively, in the financial statements. Administrator LLC acquired its minority interest in 1997 in connection with the sale by the principals of Administrator LLC of various assets that were eventually acquired by us in the Exchange.
Internal Growth; Effectively Managing Assets
     Tenant Relations and Lease Compliance. We maintain close contact with our tenants in order to understand their future real estate needs. We monitor the financial, property maintenance and other lease obligations of our tenants through a variety of means, including periodic reviews of financial statements and physical inspections of the properties. We perform annual inspections of those properties where we have an ongoing obligation with respect to the maintenance of the property. Biannual physical inspections are generally undertaken for all other properties.
     Extending Lease Maturities. We seek to extend our leases in advance of their expiration in order to maintain a balanced lease rollover schedule and high occupancy levels. During 2007, we entered into 80 lease extensions and new leases.
     Revenue Enhancing Property Expansions. We undertake expansions of our properties based on tenant requirements or marketing opportunities. We believe that selective property expansions can provide us with attractive rates of return and actively seek such opportunities.
     Property Sales. Subject to regulatory requirements, we sell properties when we believe that the return realized from selling a property will exceed the expected return from continuing to hold such property. During 2007, we sold 34 properties and an interest in a limited partnership and 12 properties were contributed to NLS.
Access to Capital and Refinancing Existing Indebtedness
     We obtained a $225.0 million secured term loan from KeyBank N.A. in June 2007. The interest only secured term loan matures June 2009 and bears interest at LIBOR plus 60 basis points. The loan contains customary covenants which we were in compliance with as of December 31, 2007. The proceeds of the secured term loan were used to purchase the interests in two of Lexington’s co-investment programs. As of December 31, 2007, $213.6 million was outstanding under this secured term loan.
     During 2007, we obtained $229.6 million in non-recourse mortgage financings on properties at a fixed weighted average interest rate of 6.1%. The proceeds of the financings were used to partially fund acquisitions.
     During 2007, we issued $450.0 million in 5.45% guaranteed exchangeable notes due in 2027, which we refer to as the Exchangeable Notes. The Exchangeable Notes can be put by the holder every five years commencing 2012 and upon certain events. The Exchangeable Notes are currently exchangeable at certain times by the holders into Lexington common shares at a price of $21.99 per share; however, the principal balance must be satisfied in cash The net proceeds of the issuance were used to repay indebtedness under our former secured loan with KeyBank N.A., which bore interest at our election at a rate equal to either (1) LIBOR plus 175 basis points or (2) the prime rate.
Advisory Contracts
     We entered into an agreement with a third party in which we will pay the third party for properties acquired in which the third party serves as the identifying party (1) 1.5% of the gross purchase price and (2) 25% of the net proceeds and net cash flow (as defined) after we receive all our invested capital plus a 12.0% internal rate of return. As of December 31, 2007, only one property has been acquired subject to these terms.
Employees
     At December 31, 2007, we had no employees.
     Lexington, through our general partner, administers our affairs, including servicing and managing our investments subject to the approval of Lexington’s Board of Trustees, or, to the extent permitted, its officers. At December 31, 2007, Lexington had 65 full-time employees.

Competition
     Through Lexington’s predecessor entities we have been in the net lease business for over 30 years. Over this period, we have established a broad network of contacts, including major corporate tenants, developers, brokers and lenders. In addition, our management is associated with and/or participates in many industry organizations. Notwithstanding these relationships, there are numerous commercial developers, real estate companies, financial institutions and other investors with greater financial or other resources that compete with us in seeking properties for acquisition and tenants who will lease space in these properties. Our competitors include REITs, pension funds, private companies and individuals.
Environmental Regulations
     Under various federal, state and local environmental laws, statutes, ordinances, rules and regulations, an owner of real property may be liable for the costs of removal or remediation of certain hazardous or toxic substances at, on, in or under such property as well as certain other potential costs relating to hazardous or toxic substances. These liabilities may include government fines and penalties and damages for injuries to persons and adjacent property. Such laws often impose liability without regard to whether the owner knew of, or was responsible for, the presence or disposal of such substances. Although generally our tenants are primarily responsible for any environmental damage and claims related to the leased premises, in the event of the bankruptcy or inability of a tenant of such premises to satisfy any obligations with respect to such environmental liability, we may be required to satisfy such obligations. In addition, as the owner of such properties, we may be held directly liable for any such damages or claims irrespective of the provisions of any lease.
     From time to time, in connection with the conduct of our business and generally upon acquisition of a property, we authorize the preparation of Phase I and, when necessary, Phase II environmental reports with respect to our properties. Based upon such environmental reports and our ongoing review of our properties, as of the date of this Annual Report, we are not aware of any environmental condition with respect to any of our properties which we believe would be reasonably likely to have a material adverse effect on our financial condition and/or results of operations. There can be no assurance, however, that (1) the discovery of environmental conditions, the existence or severity of which were previously unknown, (2) changes in law, (3) the conduct of tenants or (4) activities relating to properties in the vicinity of our properties, will not expose us to material liability in the future. Changes in laws increasing the potential liability for environmental conditions existing on properties or increasing the restrictions on discharges or other conditions may result in significant unanticipated expenditures or may otherwise adversely affect the operations of our tenants, which would adversely affect our financial condition and/or results of operations.
Segment Data
     We operate in primarily one business segment — real estate assets.
Additional Information About Us
     Lexington makes the following materials available free of charge through its website at www.lxp.com as soon as reasonably practicable after such materials are electronically filed with or furnished to the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”):
•	Lexington’s and our annual reports on Form 10-K and all amendments thereto;

•	Lexington’s and our quarterly reports on Form 10-Q and all amendments thereto;

•	Lexington’s and our current reports on Form 8-K and all amendments thereto; and

•	various other filings that we or Lexington make with the SEC.
     We will provide a copy of the foregoing materials without charge to anyone who makes a written request to our Investor Relations Department, One Penn Plaza, Suite 4015, New York, New York 10119.
     We also intend to promptly disclose on Lexington’s website any amendments that are made to, or waivers for Lexington’s trustees or executive officers that are granted from, the Code of Business Conduct and Ethics.
Item 1A. Risk Factors
     Set forth below are material factors that may adversely affect our business and operations.

We are subject to risks involved in single tenant leases.
     We focus our acquisition activities on real properties that are net leased to single tenants. Therefore, the financial failure of, or other default by, a single tenant under its lease is likely to cause a significant reduction in the operating cash flow generated by the property leased to that tenant and might decrease the value of that property.
We rely on revenues derived from major tenants.
     Revenues from several of our tenants and/or their guarantors constitute a significant percentage of our rental revenues. As of December 31, 2007, our two largest tenants/guarantors, which occupied seven properties, represented approximately 27.6% of our rental revenue for the year ended December 31, 2007, including rental revenue recognized from properties sold through the respective date of sale or held for sale at December 31, 2007. The default, financial distress or bankruptcy of any of the tenants of these properties could cause interruptions in the receipt of lease revenues from these tenants and/or result in vacancies, which would reduce our revenues and increase operating costs until the affected property is re-let, and could decrease the ultimate sales value of that property. Upon the expiration or other termination of the leases that are currently in place with respect to our properties, we may not be able to re-lease the vacant property at a comparable lease rate or without incurring additional expenditures in connection with the re-leasing.
We could become more highly leveraged, resulting in increased risk of default on our obligations and in an increase in debt service requirements which could adversely affect our financial condition and results of operations and our ability to pay distributions.
     We have incurred, and expect to continue to incur, indebtedness in furtherance of our activities. Our partnership agreement does not limit either the total amount of indebtedness or the specified percentage of indebtedness that we may incur. Accordingly, we could become more highly leveraged, resulting in increased risk of default on our obligations and in an increase in debt service requirements which could adversely affect our financial condition and results of operations and our ability to pay distributions.
Market interest rates could have an adverse effect on our borrowing costs and net income.
     We have exposure to market risks relating to increases in interest rates due to our variable-rate debt. An increase in interest rates may increase our costs of borrowing on existing variable-rate indebtedness, leading to a reduction in our net income. As of December 31, 2007, we had outstanding $213.6 million in variable-rate indebtedness. The level of our variable-rate indebtedness, along with the interest rate associated with such variable-rate indebtedness, may change in the future and materially affect our interest costs and net income. In addition, our interest costs on our fixed-rate indebtedness can increase if we are required to refinance our fixed-rate indebtedness at maturity at higher interest rates. We currently have an agreement with a third party for a notional amount of $290.0 million which caps our interest rate at 6.0%.
Recent disruptions in the financial markets could affect our ability to obtain debt financing on reasonable terms and have other adverse effects on us.
     The United States credit markets have recently experienced significant dislocations and liquidity disruptions which have caused the spreads on prospective debt financings to widen considerably. These circumstances have materially impacted liquidity in the debt markets, making financing terms for borrowers less attractive, and in certain cases have resulted in the unavailability of certain types of debt financing. Continued uncertainty in the credit markets may negatively impact our ability to access additional debt financing at reasonable terms, which may negatively affect our ability to make acquisitions. A prolonged downturn in the credit markets may cause us to seek alternative sources of potentially less attractive financing, and may require us to adjust our business plan accordingly. In addition, these factors may make it more difficult for us to sell properties or may adversely affect the price we receive for properties that we do sell, as prospective buyers may experience increased costs of debt financing or difficulties in obtaining debt financing. These events in the credit markets have also had an adverse effect on other financial markets in the United States, which may make it more difficult or costly for us to raise capital through the issuance of our common shares or preferred shares. These disruptions in the financial markets may have other adverse effects on us or the economy generally.
We face risks associated with refinancing.
     Some of our properties are subject to mortgage notes with balloon payments due at maturity. As of December 31, 2007, the scheduled balloon payments, including amounts due under the KeyBank secured term loan and our Exchangeable Notes, for our consolidated properties for the next five calendar years are as follows:

Year	Balloon Payments
2008	$ 0.7 million;
2009	$237.4 million;
2010	$ 61.6 million;
2011	$ 46.7 million;
2012	$518.9 million
     Our ability to make the scheduled balloon payments will depend upon our cash balances and our ability either to refinance the related mortgage debt or sell the related property.
     Our ability to accomplish these goals will be affected by various factors existing at the relevant time, such as the state of the national and regional economies, local real estate conditions, available mortgage rates, the lease terms of the mortgage properties, our equity in the mortgage properties, our financial condition, the operating history of the mortgaged properties and tax laws. If we are unable to obtain sufficient financing to fund the scheduled balloon payments or to sell the related property at a price that generates sufficient proceeds to pay the scheduled balloon payments, we would lose our entire investment in the related property.
We face uncertainties relating to lease renewals and re-letting of space.
     Upon the expiration of current leases for space located in our properties, we may not be able to re-let all or a portion of that space, or the terms of re-letting (including the cost of concessions to tenants) may be less favorable to us than current lease terms. If we are unable to re-let promptly all or a substantial portion of the space located in our properties or if the rental rates we receive upon re-letting are significantly lower than current rates, our net income and ability to make expected distributions to our unitholders will be adversely affected due to the resulting reduction in rent receipts and increase in our property operating costs. There can be no assurance that we will be able to retain tenants in any of our properties upon the expiration of their leases. The current terms of many of our leases for our properties will expire over the next two years and the renewal rates are substantially lower than the current rates.
Certain of our properties are cross-collateralized.
     As of December 31, 2007, the mortgages on a set of four properties and a set of three properties are cross-collateralized. In addition, our $213.6 million loan with KeyBank N.A. is secured by pledges of equity interests in property owners that collectively own a borrowing base of 33 of our properties and eight Lexington properties. To the extent that any of our properties are cross-collateralized, any default by us under the mortgage note relating to one property will result in a default under the financing arrangements relating to any other property that also provides security for that mortgage note or is cross-collateralized with such mortgage note.
We face possible liability relating to environmental matters.
     Under various federal, state and local environmental laws, statutes, ordinances, rules and regulations, as an owner of real property, we may be liable for the costs of removal or remediation of certain hazardous or toxic substances at, on, in or under our properties, as well as certain other potential costs relating to hazardous or toxic substances. These liabilities may include government fines and penalties and damages for injuries to persons and adjacent property. These laws may impose liability without regard to whether we knew of, or were responsible for, the presence or disposal of those substances. This liability may be imposed on us in connection with the activities of an operator of, or tenant at, the property. The cost of any required remediation, removal, fines or personal or property damages and our liability therefore could exceed the value of the property and/or our aggregate assets. In addition, the presence of those substances, or the failure to properly dispose of or remove those substances, may adversely affect our ability to sell or rent that property or to borrow using that property as collateral, which, in turn, would reduce our revenues and ability to make distributions.
     A property can also be adversely affected either through physical contamination or by virtue of an adverse effect upon value attributable to the migration of hazardous or toxic substances, or other contaminants that have or may have emanated from other properties. Although our tenants are primarily responsible for any environmental damages and claims related to the leased premises, in the event of the bankruptcy or inability of any of our tenants to satisfy any obligations with respect to the property leased to that tenant, we may be required to satisfy such obligations. In addition, we may be held directly liable for any such damages or claims irrespective of the provisions of any lease.
     From time to time, in connection with the conduct of our business, and prior to the acquisition of any property from a third party or as required by our financing sources, we authorize the preparation of Phase I environmental reports and, when necessary, Phase II environmental reports, with respect to our properties. Based upon these environmental reports and our ongoing review of our properties, as of the date of this Annual Report, we are not aware of any environmental condition with respect to any of our properties that we believe would be reasonably likely to have a material adverse effect on us.
     There can be no assurance, however, that the environmental reports will reveal all environmental conditions at our properties or that the following will not expose us to material liability in the future:
•	the discovery of previously unknown environmental conditions;

•	changes in law;

•	activities of tenants; or

•	activities relating to properties in the vicinity of our properties.
     Changes in laws increasing the potential liability for environmental conditions existing on properties or increasing the restrictions on discharges or other conditions may result in significant unanticipated expenditures or may otherwise adversely affect the operations of our tenants, which could adversely affect our financial condition or results of operations.
Uninsured losses or a loss in excess of insured limits could adversely affect our financial condition.
     We carry comprehensive liability, fire, extended coverage and rent loss insurance on most of our properties, with policy specifications and insured limits that we believe are customary for similar properties. However, with respect to those properties where the leases do not provide for abatement of rent under any circumstances, we generally do not maintain rent loss insurance. In addition, there are certain types of losses, such as losses resulting from wars, terrorism or certain acts of God that generally are not insured because they are either uninsurable or not economically insurable. Should an uninsured loss or a loss in excess of insured limits occur, we could lose capital invested in a property, as well as the anticipated future revenues from a property, while remaining obligated for any mortgage indebtedness or other financial obligations related to the property. Any loss of these types would adversely affect our financial condition.
     Future terrorist attacks such as the attacks which occurred in New York City, Pennsylvania and Washington, D.C. on September 11, 2001, and the military conflicts such as the military actions taken by the United States and its allies in Afghanistan and Iraq, could have a material adverse effect on general economic conditions, consumer confidence and market liquidity.
     Among other things, it is possible that interest rates may be affected by these events. An increase in interest rates may increase our costs of borrowing on existing variable-rate indebtedness, leading to a reduction in our net income. These types of terrorist acts could also result in significant damages to, or loss of, our properties.
     We and our tenants may be unable to obtain adequate insurance coverage on acceptable economic terms for losses resulting from acts of terrorism. Our lenders may require that we carry terrorism insurance even if we do not believe this insurance is necessary or cost effective. We may also be prohibited under the applicable lease from passing all or a portion of the cost of such insurance through to the tenant. Should an act of terrorism result in an uninsured loss or a loss in excess of insured limits, we could lose capital invested in a property, as well as the anticipated future revenues from a property, while remaining obligated for any mortgage indebtedness or other financial obligations related to the property. Any loss of these types would adversely affect our financial condition.
Competition may adversely affect our ability to purchase properties.
     There are numerous commercial developers, real estate companies, financial institutions and other investors with greater financial resources than we have that compete with us in seeking properties for acquisition and tenants who will lease space in our properties. Due to our focus on net lease properties located throughout the United States, and because most competitors are locally and/or regionally focused, we do not encounter the same competitors in each market. Our competitors include REITs, financial institutions, insurance companies, pension funds, private companies and individuals. This competition may result in a higher cost for properties that we wish to purchase.
Our failure to maintain effective internal controls could have a material adverse effect on our business and operating results.
     Section 404 of the Sarbanes-Oxley Act of 2002 requires annual management assessments of the effectiveness of our internal controls over financial reporting. If we fail to maintain the adequacy of our internal controls, as such standards may be modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over

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financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. Moreover, effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and to maintain Lexington’s qualification as a REIT and are important to helping prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, Lexington’s REIT qualification could be jeopardized, and investors could lose confidence in our reported financial information.
     We may have limited control over our co-investment programs and joint venture investments.
     Our co-investment programs and joint venture investments may involve risks not otherwise present for investments made solely by us, including the possibility that our partner might, at any time, become bankrupt, have different interests or goals than we do, or take action contrary to our instructions, requests, policies or objectives. Other risks of co-investment and joint venture investments include impasse on decisions, such as a sale, because neither we nor a partner have full control over the co-investment program or the joint venture. Also, there is no limitation under our organizational documents as to the amount of funds that may be invested in co-investment programs and joint ventures.
     One of the co-investment programs, Concord, is owned equally by us and a subsidiary of Winthrop. This co-investment program is managed by an investment committee which consists of seven members, three members appointed by each of us and Winthrop (with one appointee from each of us and Winthrop qualifying as “independent”) and the seventh member appointed by FUR Holdings LLC, the administrative manager of Concord and the primary owner of our former external advisor and the current external advisor of Winthrop. Each investment in excess of $20.0 million to be made by this co-investment program, as well as additional material matters, requires the consent of three members of the investment committee appointed by us and Winthrop. Accordingly, Concord may not take certain actions or invest in certain assets even if we believe it to be in our best interest. Michael L. Ashner, Lexington’s Executive Chairman and Director of Strategic Acquisitions is also the Chairman and Chief Executive Officer of Winthrop, the managing member of FUR Holdings LLC and seventh member of Concord’s investment committee.
     Another co-investment program, NLS, is managed by an Executive Committee comprised of three persons appointed by us and two persons appointed by our partner. With few exceptions, the vote of four members of the Executive Committee is required to conduct business. Accordingly, we do not control the business decisions of this co-investment program.
     Investments by our co-investment programs may conflict with our ability to make attractive investments.
     Under the terms of the limited partnership agreement governing NLS, we are required to first offer to NLS all opportunities to acquire real estate assets which, among other criteria, are specialty in nature and net leased. Only if NLS elects not to approve the acquisition opportunity or the applicable exclusivity conditions have expired, may we pursue the opportunity directly. As a result, we may not be able to make attractive acquisitions directly and may only receive an interest in such acquisitions through our interest in NLS.
     Certain of Lexington’s trustees and officers may face conflicts of interest with respect to sales and refinancings.
     Michael L. Ashner, Lexington’s Executive Chairman and Director of Strategic Acquisitions, owns units, and Clifford Broser, a member of Lexington’s board of trustees, is a Senior Vice President of Vornado, a significant unitholder, and as a result, they or their organization may face different and more adverse tax consequences than other limited partners will if we sell certain properties or reduce mortgage indebtedness on certain properties. Mr. Ashner or Mr. Broser may, therefore, have different objectives than our other limited partners regarding the appropriate pricing and timing of any sale of such properties or reduction of mortgage debt. Accordingly, there may be instances in which we may not sell a property or pay down the debt on a property even though doing so would be advantageous to our other limited partners. In the event of an appearance of a conflict of interest, the conflicted trustee or officer must recuse himself or herself from any decision making or seek a waiver of Lexington’s Code of Business Conduct and Ethics.
     Our ability to change our portfolio is limited because real estate investments are illiquid.
     Equity investments in real estate are relatively illiquid and, therefore, our ability to change our portfolio promptly in response to changed conditions will be limited. Our general partner may establish investment criteria or limitations as it deems appropriate, but currently does not limit the number of properties in which we may seek to invest or on the concentration of investments in any one geographic region. We could change our investment, disposition and financing policies without a vote of our limited partners.
     Lexington may not be able to successfully implement and complete the strategic restructuring plan.
     We can provide no assurance that Lexington will be able to implement and complete the strategic restructuring plan as disclosed in Lexington’s Current Report on Form 8-K filed with the SEC on June 7, 2007. As a result, we may not realize any of the anticipated benefits of the strategic restructuring plan. We may also incur significant expenses and experience operational interruptions while implementing the strategic restructuring plan.
     Our inability to carry out our growth strategy could adversely affect our financial condition and results of operations.
     Our growth strategy is based on the acquisition and development of additional properties, including acquisitions through co-investment programs. In the context of our business plan, “development” generally means an expansion or renovation of an existing property or the acquisition of a newly constructed property. We typically provide a developer with a commitment to acquire a property upon completion of construction of a property and commencement of rent from the tenant. Our plan to grow through the acquisition and development of new properties could be adversely affected by trends in the real estate and financing businesses. The consummation of any future acquisitions will be subject to satisfactory completion of our extensive valuation analysis and due diligence review and to the negotiation of definitive documentation. We cannot be sure that we will be able to implement our strategy because we may have difficulty finding new properties at attractive prices that meet our investment criteria, negotiating with new or existing tenants or securing acceptable financing. If we are unable to carry out our strategy, our financial condition and results of operations could be adversely affected.
     Acquisitions of additional properties entail the risk that investments will fail to perform in accordance with expectations, including operating and leasing expectations. Redevelopment and new project development are subject to numerous risks, including risks of construction delays, cost overruns or force majure events that may increase project costs, new project commencement risks such as the receipt of zoning, occupancy and other required governmental approvals and permits, and the incurrence of development costs in connection with projects that are not pursued to completion.
     Some of our acquisitions and developments may be financed using the proceeds of periodic equity or debt offerings, lines of credit or other forms of secured or unsecured financing that will result in a risk that permanent financing for newly acquired projects might not be available or would be available only on disadvantageous terms. If permanent debt or equity financing is not available on acceptable terms to refinance acquisitions undertaken without permanent financing, further acquisitions may be curtailed or cash available for distribution may be adversely affected.
     Concentration of ownership by certain investors.
     As of December 31, 2007, Michael L. Ashner, Lexington’s Executive Chairman and Director of Strategic Acquisitions, Vornado and Apollo, collectively own 27.7 million of our outstanding voting units.
We are dependent upon Lexington and its personnel and the terms of Mr. Ashner’s employment agreement with Lexington affects our ability to make certain investments.
     We are dependent upon Lexington and its personnel whose continued service is not guaranteed. We will be dependent on Lexington and its executive officers for strategic business direction and real estate experience.
     Lexington is party to an employment agreement with Michael L. Ashner, Newkirk’s former Chairman and Chief Executive Officer and Lexington’s current Executive Chairman and Director of Strategic Acquisitions. Pursuant to Mr. Ashner’s employment agreement, Mr. Ashner may voluntarily terminate his employment with Lexington and become entitled to receive a substantial severance payment if we acquire or make an investment in a non-net lease business opportunity during the term of Mr. Ashner’s employment. This provision in Mr. Ashner’s agreement may cause us not to avail ourselves of those other business opportunities due to the potential consequences of acquiring such non-net lease business opportunities.
     Our inability to retain the services of Lexington and its personnel or our loss of any of their services could adversely impact our operations. We do not have key man life insurance coverage on Lexington’s executive officers.
     Distribution requirements imposed by law limit our flexibility.
     To maintain Lexington’s status as a REIT for federal income tax purposes, we are generally expected to distribute to our unitholders at least 90% of our taxable income for that calendar year. To the extent that Lexington satisfies the distribution requirement, but distributes less than 100% of our taxable income, Lexington will be subject to federal corporate income tax on our undistributed income. In addition, Lexington will incur a 4% nondeductible excise tax on the amount, if any, by which our distributions in any year are less than the sum of (i) 85% of our ordinary income for that year, (ii) 95% of our capital gain net income for that year and (iii) 100% of our undistributed taxable income from prior years. We intend to continue to make distributions to our unitholders to comply with the distribution requirements of Lexington. Differences in timing between the receipt of income and the payment of expenses in determining our income and the effect of required debt amortization payments could require us to borrow funds on a short-term basis in order to meet the distribution requirements that are necessary to achieve the tax benefits associated with Lexington qualifying as a REIT.
Lexington’s Declaration of Trust and applicable law may hinder any attempt to acquire it and, because it is the sole owner of our general partner, us.
     Limitations imposed to protect Lexington’s REIT status. For Lexington to qualify as a REIT for federal income tax purposes, among other requirements, not more than 50% of the value of Lexington’s outstanding capital shares may be owned, directly or indirectly, by five or fewer individuals (as defined for federal income tax purposes to include certain entities) during the last half of each taxable year, and these capital shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (in each case, other than the first such year for which a REIT election is made).
     In order to protect Lexington against the loss of its REIT status, Lexington’s declaration of trust limits any shareholder from owning more than 9.8% in value of its outstanding shares, subject to certain exceptions.
     Actual or constructive ownership of Lexington’s capital shares in excess of the share ownership limits contained in its declaration of trust would cause the violative transfer or ownership to be void or cause the shares to be transferred to a charitable trust and then sold to a person or entity who can own the shares without violating these limits. As a result, if a violative transfer were made, the recipient of the shares would not acquire any economic or voting rights attributable to the transferred shares. Additionally, the constructive ownership rules for these limits are complex and groups of related individuals or entities may be deemed a single owner and consequently in violation of the share ownership limits.
     These restrictions and limits may not be adequate in all cases, however, to prevent the transfer of Lexington capital shares in violation of the ownership limitations. The ownership limits discussed above may have the effect of delaying, deferring or preventing someone from taking control of Lexington, even though a change of control could involve a premium price for the common shares or otherwise be in shareholders’ best interests.
     Severance payments under employment agreements. Substantial termination payments may be required to be paid under the provisions of employment agreements with certain of Lexington’s executives upon a change of control. Lexington has entered into employment agreements with five of its executive officers which provide that, upon the occurrence of a change in control of us (including a change in ownership of more than 50.0% of the total combined voting power of Lexington’s outstanding securities, the sale of all or substantially all of Lexington’s assets, dissolution, the acquisition, except from us, of 20.0% or more of Lexington’s voting shares or a change in the majority of Lexington’s board of trustees), those executive officers would be entitled to severance benefits based on their current annual base salaries and recent annual bonuses, as defined in the employment agreements. The provisions of these agreements could deter a change of control of Lexington. Accordingly, these payments may discourage a third party from acquiring us.
     Limitation due to Lexington’s ability to issue preferred shares. Lexington’s declaration of trust authorizes the board of trustees to issue preferred shares, without shareholder approval. The board of trustees is able to establish the preferences and rights of any preferred shares issued which could have the effect of delaying or preventing someone from taking control of Lexington, even if a change in control were in shareholders’ best interests. As of the date of this Annual Report, Lexington had outstanding 3,160,000 Series B Preferred Shares that it issued in June 2003, 3,100,000 Series C Preferred Shares that it issued in December 2004 and January 2005; 6,200,000 Series D Preferred Shares that it issued in February 2007 and one share of special voting preferred stock issued in December 2006 in connection with the Merger. These shares include provisions that may deter a change of control. The establishment and issuance of shares of Lexington’s existing series of preferred shares or a future series of preferred shares could make a change of control of Lexington more difficult.
     Limitation imposed by the Maryland Business Combination Act. The Maryland General Corporation Law, as applicable to Maryland REITs, establishes special restrictions against “business combinations” between a Maryland REIT and “interested shareholders” or their affiliates unless an exemption is applicable. An interested shareholder includes a person who beneficially owns, and an affiliate or associate of the trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of, 10.0% or more of the voting power of Lexington’s then-outstanding voting shares, but a person is not an interested shareholder if the board of trustees approved in advance the transaction by which he otherwise would have been an interested shareholder.

     Among other things, Maryland law prohibits (for a period of five years) a merger and certain other transactions between a Maryland REIT and an interested shareholder. The five-year period runs from the most recent date on which the interested shareholder became an interested shareholder. Thereafter, any such business combination must be recommended by the board of trustees and approved by two super-majority shareholder votes unless, among other conditions, the common shareholders receive a minimum price for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its shares. The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of trustees prior to the time that the interested shareholder becomes an interested shareholder. The business combination statute could have the effect of discouraging offers to acquire Lexington and of increasing the difficulty of consummating any such offers, even if such acquisition would be in shareholders’ best interests. In connection with Lexington’s merger with Newkirk, Vornado and Apollo were granted a limited exemption from the definition of “interested shareholder.”
     Maryland Control Share Acquisition Act. Maryland law provides that “control shares” of a Maryland REIT acquired in a “control share acquisition” shall have no voting rights except to the extent approved by a vote of two-thirds of the vote entitled to be cast on the matter under the Maryland Control Share Acquisition Act. Shares owned by the acquiror, by Lexington’s officers or by employees who are Lexington trustees are excluded from shares entitled to vote on the matter. “Control Shares” means shares that, if aggregated with all other shares previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power: one-tenth or more but less than one-third, one-third or more but less than a majority or a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions. If voting rights of control shares acquired in a control share acquisition are not approved at a shareholders’ meeting, then subject to certain conditions and limitations the issuer may redeem any or all of the control shares for fair value. If voting rights of such control shares are approved at a shareholders’ meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. Any control shares acquired in a control share acquisition which are not exempt under Lexington’s bylaws will be subject to the Maryland Control Share Acquisition Act. Lexington’s bylaws contain a provision exempting from the Maryland Control Share Acquisition Act any and all acquisitions by any person of its shares. Lexington cannot assure you that this provision will not be amended or eliminated at any time in the future.
Risks Specific to Our Investment in Concord
     In addition to the risks described above, our investment in Concord is subject to the following additional risks:
Concord invests in subordinate mortgage-backed securities which are subject to a greater risk of loss than senior securities. Concord may hold the most junior class of mortgage-backed securities which are subject to the first risk of loss if any losses are realized on the underlying mortgage loans.
     Concord invests in a variety of subordinate loan securities, and sometimes holds a “first loss” subordinate holder position. The ability of a borrower to make payments on the loan underlying these securities is dependent primarily upon the successful operation of the property rather than upon the existence of independent income or assets of the borrower since the underlying loans are generally non-recourse in nature. In the event of default and the exhaustion of any equity support, reserve funds, letters of credit and any classes of securities junior to those in which Concord invests, Concord will not be able to recover all of its investment in the securities purchased.
     Expenses of enforcing the underlying mortgage loans (including litigation expenses), expenses of protecting the properties securing the mortgage loans and the liens on the mortgaged properties, and, if such expenses are advanced by the servicer of the mortgage loans, interest on such advances will also be allocated to such “first loss” securities prior to allocation to more senior classes of securities issued in the securitization. Prior to the reduction of distributions to more senior securities, distributions to the “ first loss” securities may also be reduced by payment of compensation to any servicer engaged to enforce a defaulted mortgage loan. Such expenses and servicing compensation may be substantial and consequently, in the event of a default or loss on one or more mortgage loans contained in a securitization, Concord may not recover its investment.
     Concord’s warehouse facilities and its CDO financing agreements may limit its ability to make investments.
     In order for Concord to borrow money to make investments under its repurchase facilities, its repurchase counterparty has the right to review the potential investment for which Concord is seeking financing. Concord may be unable to obtain the consent of its repurchase counterparty to make certain investments. Concord may be unable to obtain alternate financing for that investment. Concord’s repurchase counterparty consent rights with respect to its warehouse facility may limit Concord’s ability to execute its business strategy.

     The repurchase agreements that Concord uses to finance its investments may require it to provide additional collateral.
     If the market value of the loan assets and loan securities pledged or sold by Concord to a repurchase counterparty decline in value, which decline is determined, in most cases, by the repurchase counterparty, Concord may be required by the repurchase counterparty to provide additional collateral or pay down a portion of the funds advanced. Concord may not have the funds available to pay down its debt, which could result in defaults. Posting additional collateral to support its repurchase facilities will reduce Concord’s liquidity and limit its ability to leverage its assets. Because Concord’s obligations under its repurchase facilities are recourse to Concord, if Concord does not have sufficient liquidity to meet such requirements, it would likely result in a rapid deterioration of Concord’s financial condition and solvency.
Concord’s future investment grade CDOs, if any, will be collateralized with loan assets and debt securities that are similar to those collateralizing its existing investment grade CDO, and any adverse market trends are likely to adversely affect the issuance of future CDOs as well as Concord’s CDOs in general.
     Concord’s existing investment grade CDO is collateralized by fixed and floating rate loan assets and debt securities, and we expect that future issuances, if any, will be backed by similar loan assets and debt securities. Any adverse market trends that affect the value of these types of loan assets and debt securities will adversely affect the value of Concord’s interests in the CDOs and, accordingly, our interest in Concord. Such trends could include declines in real estate values in certain geographic markets or sectors, underperformance of loan assets and debt securities, or changes in federal income tax laws that could affect the performance of debt issued by REITs.
Credit ratings assigned to Concord’s investments are subject to ongoing evaluations and we cannot assure you that the ratings currently assigned to Concord’s investments will not be downgraded.
     Some of Concord’s investments are rated by Moody’s Investors Service, Fitch Ratings or Standard & Poor’s, Inc. The credit ratings on these investments are subject to ongoing evaluation by credit rating agencies, and we cannot assure you that any such ratings will not be changed or withdrawn by a rating agency in the future if, in its judgment, circumstances warrant. If rating agencies assign a lower-than-expected rating or reduce, or indicate that they may reduce, their ratings of Concord’s investments the market value of those investments could significantly decline, which may have an adverse affect on Concord’s financial condition.
The use of CDO financings with coverage tests may have a negative impact on Concord’s operating results and cash flows.
     Concord’s current CDO contains, and it is likely that future CDOs, if any, will contain coverage tests, including over-collateralization tests, which are used primarily to determine whether and to what extent principal and interest proceeds on the underlying collateral debt securities and other assets may be used to pay principal of and interest on the subordinate classes of bonds in the CDO. In the event the coverage tests are not met, distributions otherwise payable to Concord may be re-directed to pay principal on the bond classes senior to Concord’s. Therefore, Concord’s failure to satisfy the coverage tests could adversely affect Concord’s operating results and cash flows.
     Certain coverage tests which may be applicable to Concord’s interest in its CDOs (based on delinquency levels or other criteria) may also restrict Concord’s ability to receive net income from assets pledged to secure the CDOs. If Concord’s assets fail to perform as anticipated, Concord’s over-collateralization or other credit enhancement expenses associated with its CDO will increase. There can be no assurance of completing negotiations with the rating agencies or other key transaction parties on any future CDOs, as to what will be the actual terms of the delinquency tests, over-collateralization, cash flow release mechanisms or other significant factors regarding the calculation of net income to Concord. Failure to obtain favorable terms with regard to these matters may materially reduce net income to Concord.
     If credit spreads widen, the value of Concord’s assets may suffer.
     The value of Concord’s loan securities is dependent upon the yield demand on these loan securities by the market based on the underlying credit. A large supply of these loan securities combined with reduced demand will generally cause the market to require a higher yield on these loan securities, resulting in a higher, or “wider’, spread over the benchmark rate of such loan securities. Under such conditions, the value of loan securities in Concord’s portfolio would tend to decline. Such changes in the market value of Concord’s portfolio may adversely affect its net equity through their impact on unrealized gains or losses on available-for-sale loan securities, and therefore Concord’s cash flow, since Concord would be unable to realize gains through sale of such loan securities. Also, they could adversely affect Concord’s ability to borrow and access capital.
     The value of Concord’s investments in mortgage loans, mezzanine loans and participation interests in mortgage and mezzanine loans is also subject to changes in credit spreads. The majority of the loans Concord invests in are floating rate loans whose value is based on a market credit spread to LIBOR. The value of the loans is dependent upon the yield demanded by the market based on their credit. The value of Concord’s portfolio would tend to decline should the market require a higher yield on such loans, resulting in the use of a higher spread over the benchmark rate. Any credit or spread losses incurred with respect to Concord’s loan portfolio would affect Concord in the same way as similar losses on Concord’s loan securities portfolio as described above.
     Concord prices its assets based on its assumptions about future credit spreads for financing of those assets. Concord has obtained, and may obtain in the future, longer term financing for its assets using structured financing techniques such as CDOs. Such issuances entail interest rates set at a spread over a certain benchmark, such as the yield on United States Treasury obligations, swaps or LIBOR. If the spread that investors are paying on structured finance vehicles over the benchmark widens and the rates Concord charges on its securitized assets are not increased accordingly, this may reduce Concord’s income or cause losses.
     Prepayments can increase, adversely affecting yields on Concord’s investments.
     The value of Concord’s assets may be affected by an increase in the rate of prepayments on the loans underlying its loan assets and loan securities. The rate of prepayment on loans is influenced by changes in current interest rates and a variety of economic, geographic and other factors beyond Concord’s control and consequently such prepayment rates cannot be predicted with certainty. In periods of declining real estate loan interest rates, prepayments of real estate loans generally increase. If general interest rates decline as well, the proceeds of such prepayments received during such periods are likely to be reinvested by us in assets yielding less than the yields on the loans that were prepaid. Under certain interest rate and prepayment scenarios Concord may fail to recoup fully its cost of acquisition of certain investment.
Concord may not be able to issue CDO securities, which may require Concord to seek more costly financing for its real estate loan assets or to liquidate assets.
     Concord has and may continue to seek to finance its loan assets on a long-term basis through the issuance of CDOs. Prior to any new investment grade CDO issuance, there is a period during which real estate loan assets are identified and acquired for inclusion in a CDO, known as the repurchase facility accumulation period. During this period, Concord authorizes the acquisition of loan assets and debt securities under one or more repurchase facilities from repurchase counterparties. The repurchase counterparties then purchase the loan assets and debt securities and hold them for later repurchase by Concord. Concord contributes cash and other collateral to be held in escrow by the repurchase counterparty to back Concord’s commitment to purchase equity in the CDO, and to cover its share of losses should loan assets or debt securities need to be liquidated. As a result, Concord is subject to the risk that it will not be able to acquire, during the period that its warehouse facilities are available, a sufficient amount of loan assets and debt securities to support the execution of an investment grade CDO issuance. In addition, conditions in the capital markets may make it difficult, if not impossible, for Concord to pursue a CDO when it does have a sufficient pool of collateral. If Concord is unable to issue a CDO to finance these assets or if doing so is not economical, Concord may be required to seek other forms of potentially less attractive financing or to liquidate the assets at a price that could result in a loss of all or a portion of the cash and other collateral backing its purchase commitment.
     The recent capital market crisis has made financings through CDOs difficult.
     The recent events in the subprime mortgage market have impacted Concord’s ability to consummate a second CDO. Although Concord holds only one bond of $11.5 million which has minimal exposure to subprime residential mortgages, conditions in the financial capital markets have made issuances of CDOs at this time less attractive to investors. As of December 31, 2007, Concord has recorded an other-than-temporary impairment charge relating to this asset of $4.9 million. If Concord is unable to issue future CDOs to finance its assets, Concord will be required to hold its loan assets under its existing warehouse facilities longer than originally anticipated or seek other forms of potentially less attractive financing. The inability to issue future CDOs at accretive rates will have a negative impact on Concord’s cash flow and anticipated return.
     The lack of a CDO market may require us to make a larger equity investment in Concord.
     Currently we have invested $162.5 million in Concord. In view of the difficulties in the CDO market, we may continue to invest additional amounts in Concord only upon approval of Lexington’s Board of Trustees.
Concord may not be able to access financing sources on favorable terms, or at all, which could adversely affect its ability to execute its business plan and its ability to make distributions.
     Concord finances its assets through a variety of means, including repurchase agreements, credit facilities, CDOs and other structured financings. Concord may also seek to finance its investments through the issuance of common or preferred equity interests. Concord’s ability to execute this strategy depends on various conditions in the capital markets, which are beyond its control. If these markets are not an efficient source of long-term financing for Concord’s assets, Concord will have to find alternative forms of long-term financing for its assets. This could subject Concord to more expensive debt and financing arrangements which would require a larger portion of its cash flows, thereby reducing cash available for distribution to its members and funds available for operations as well as for future business opportunities.
     Concord may make investments in assets with lower credit quality, which will increase our risk of losses.
     Concord may invest in unrated loan securities or participate in unrated or distressed mortgage loans. The anticipation of an economic downturn, for example, could cause a decline in the price of lower credit quality investments and securities because the ability of obligors of mortgages, including mortgages underlying mortgage-backed securities, to make principal and interest payments may be impaired. If this were to occur, existing credit support in the warehouse structure may be insufficient to protect Concord against loss of its principal on these investments and securities.
Item 1B. Unresolved Staff Comments
     There are no unresolved written comments that were received from the SEC staff 180 days or more before the end of our fiscal year relating to our periodic or current reports under the Exchange Act.
Item 2. Properties
     As of December 31, 2007, our primary assets consisted of interests in approximately 150 consolidated properties comprising approximately 22.2 million square feet in 34 states.
     Many of our properties are net-leased to investment grade corporate tenants. Our properties are mostly net leased to various tenants. The leases are similar in many respects and generally (1) provide for fixed rent payments and obligate the tenant to pay all capital and operating expenses for a property; (2) obligate the tenant to perform all responsibilities (other than the payment of debt service) relating to the property; (3) require the tenant to maintain insurance against casualty and liability losses; (4) permit the tenant to sublet the property; and (5) afford the tenant in many instances the right to terminate the lease at certain points during the primary term if it determines that continued use and occupancy of the property would be uneconomic or unsuitable. Many of the leases grant the tenant an option to purchase the property upon the expiration of the primary term of the lease and at the end of one or more renewal terms for a purchase price equal to the fair market value of such property. We maintain insurance on properties that are not leased and the general partner believes that our properties are adequately covered by insurance.
     The following table sets forth certain information on our consolidated properties as of December 31, 2007 including discontinued operations. Except as otherwise indicated in the table, we own 100% of the improvements and land constituting the property.

The Lexington Master Limited Partnership
Property Charts

		Approximate
		Leaseable		Current
		Building		Term Lease	Precent
State	City	Sq. Ft.	Principal Tenant(14)	Expiration*	Leased
OFFICE:
AR	Little Rock	36,311	Entergy Arkansas, Inc.	10/31/2010	100%
CA	El Segundo(3)(12)	184,636	Raytheon Company	12/31/2018	100%
CA	El Segundo(3)(12)	184,636	Raytheon Company/Direct TV, Inc.	12/31/2013	100%
CA	El Segundo(3)(12)	959,000	Raytheon Company	12/31/2018	100%
CA	Irvine(4)	136,180	Assoc. First Capital Corp.	9/8/2008	100%
CA	Long Beach(1)(2)	490,054	Raytheon Company	12/31/2008	100%
CA	Brea	637,503	Bank of America NT &SA	6/30/2012	100%
CA	Pleasanton(1)(9)	40,914	NK Leasehold(10)	11/30/2009	100%
CA	San Francisco (9)	169,846	Multi-tenant	Various	92%
CA	Walnut Creek(1)	54,528	Vacant	None	0%
CO	Colorado Springs	61,690	Federal Express Corporation	4/30/2009	100%
CO	Colorado Springs	166,575	Honeywell International Inc.	11/30/2013	100%
CT	Clinton(1)(5)	41,188	Unilever Supply Chain Inc.	12/19/2008	100%
			(Unilever United States, Inc.)
FL	Orlando	355,840	Harcourt Brace & Company	3/31/2009	100%
			(Reed Elsevier, Inc.)
FL	Orlando(1)	184,000	Honeywell, Inc.	5/1/2013	100%
FL	Lake Mary	125,155	JP Morgan Chase Bank	9/30/2009	100%
FL	Lake Mary	125,920	JP Morgan Chase Bank	9/30/2009	100%
IL	Lisle	99,329	National Louis University	12/31/2019	100%
IL	Chicago	227,569	FCB Worldwide (Interpublic Group of Companies)	3/15/2014	100%
IN	Columbus(1)	390,100	Cummins Engine Company Inc.	7/31/2019	100%
IN	Fishers	193,000	Bank One Indiana N.A.	10/31/2009	100%
MD	Baltimore(1)	530,000	St. Paul Fire and Marine Insurance Co.	9/30/2009	100%
MA	Boston	52,337	Harvard VanGuard Medical Associates	5/31/2012	100%
MO	Bridgeton(1)	52,994	BJC Health System	3/31/2013	100%
NC	Cary	124,944	Lucent Technologies, Inc.	9/30/2011	100%
NJ	Bridgewater	115,558	Biovail Pharmaceutical, Inc.	10/31/2014	100%
NJ	Carteret	149,100	Pathmark Stores, Inc.	12/31/2011	100%
NJ	Elizabeth	30,000	Bank of America	8/31/2013	100%
NJ	Parsippany	340,240	Sanofi-aventis U.S., Inc.	1/31/2010	100%
			(Aventis, Inc. & Aventis Pharma Holding GmbH)
NJ	Plainsboro	4,060	Bank of America	8/31/2013	100%
NJ	Rockaway	95,500	BASF Corp.	9/30/2014	100%
NV	Las Vegas	282,000	Nevada Power Company	1/31/2014	100%
NY	Rochester	226,000	Frontier Corporation	12/31/2014	100%
OH	Milford	221,215	Siemens Product Lifestyle	4/30/2011	100%
			Management Software, Inc.
OH	Westerville	97,000	InVentiv Communications Inc.	9/30/2015	100%
TN	Johnson City	63,800	Sun Trust Bank	11/30/2011	100%
TN	Memphis	521,286	Federal Express Corporation	6/19/2019	100%
TN	Memphis(1)	75,000	The Kroger Co.	7/1/2013	100%
TX	Beaumont	49,689	Texas State Bank	12/31/2012	100%
TX	Beaumont(1)	425,198	Multi-tenant	Various	58%
TX	Bedford	202,493	Transamerica Life Insurance Co/Vacant	4/30/2019	29%
TX	Coppell	101,844	Brinks, Inc.	4/30/2017	100%
TX	Dallas	173,855	Multi-tenant	Various	62%
TX	Garland(7)	278,759	Raytheon Company	5/31/2011	100%
TX	Houston	554,385	Baker Hughes, Inc.	9/27/2015	100%
TX	Irving	247,254	TXU Energy Retail Company LLC	3/31/2023	100%
			(Texas Compentitive Electric Holdings Company, LLC)
VA	Glenn Allen	67,508	Multi-Tenanted	Various	94%
VA	Glenn Allen	77,045	Capital One Services, Inc	3/31/2010	100%
VA	Glenn Allen	79,675	Capital One Services, Inc	2/10/2010	100%
VA	Herndon	125,293	Equant, Inc. (Equant N.V.)	4/30/2015	100%
WY	Evanston	29,500	Multi-tenanted	Various	74%

TOTAL OFFICE		10,257,506

The Lexington Master Limited Partnership
Property Charts

		Approximate
		Leaseable		Current
		Building		Term Lease	Precent
State	City	Sq. Ft.	Principal Tenant(14)	Expiration*	Leased
RETAIL:
AL	Florence(1)	42,130	The Kroger Co.	7/1/2013	100%
AL	Montgomery(1)	60,698	Vacant	None	0%
AZ	Bisbee(1)	30,181	Safeway Stores, Inc.	3/31/2009	100%
AZ	Tucson(1)	37,268	Safeway Stores, Inc.	3/31/2009	100%
CA	Mammoth Lakes(1)	44,425	Safeway Stores, Inc.	5/31/2012	100%
CO	Aurora(1)	24,000	Safeway Stores, Inc.	5/31/2012	100%
CO	Littleton	29,360	Vacant	None	0%
FL	Port Richey(1)	53,820	Kingswere Furniture	11/30/2017	100%
FL	Tallahassee(1)	102,381	Kohl’s Department Stores, Inc.	1/31/2028	100%
GA	Atlanta(1)	6,260	Bank of America	12/31/2009	100%
GA	Atlanta(1)	3,900	Bank of America	12/31/2009	100%
GA	Chamblee(1)	4,565	Bank of America	12/31/2009	100%
GA	Cumming(1)	14,208	Bank of America	12/31/2009	100%
GA	Duluth(1)	9,300	Bank of America	12/31/2009	100%
GA	Forest Park(1)	14,859	Bank of America	12/31/2009	100%
GA	Jonesboro(1)	4,894	Bank of America	12/31/2009	100%
GA	Stone Mountain(1)	5,704	Bank of America	12/31/2009	100%
IL	Rock Falls	27,650	Rock Falls Country Market	9/30/2011	100%
IN	Carmel(11)	38,567	Marsh Supermarkets, Inc.	10/31/2013	100%
IN	Lawrence	28,721	Marsh Supermarkets, Inc.	10/31/2013	100%
LA	Minden	35,000	Safeway Stores, Inc.	11/30/2012	100%
MD	Columbia(8)	57,209	GFS Realty, Inc.	12/31/2008	100%
MT	Billings(1)	40,800	Safeway Stores, Inc.	5/31/2010	100%
NC	Charlotte	33,640	Food Lion, Inc.	10/31/2013	100%
NC	Concord	32,259	Food Lion, Inc.	10/31/2013	100%
NC	Jacksonville	23,000	Food Lion, Inc.	2/28/2013	100%
NC	Jefferson(1)	23,000	Food Lion, Inc.	2/28/2013	100%
NC	Lexington	23,000	Food Lion, Inc.	2/28/2013	100%
NC	Thomasville	21,000	Food Lion, Inc.	10/31/2008	100%
NJ	Garwood	52,000	Pathmark Stores, Inc.	5/31/2011	100%
NY	Portchester(1)	59,000	Pathmark Stores, Inc.	10/31/2013	100%
OH	Franklin	29,119	Marsh Supermarkets, Inc.	10/31/2013	100%
OK	Lawton(1)	30,757	Safeway Stores, Inc.	3/31/2009	100%
OR	Grants Pass(1)	33,770	Safeway Stores, Inc.	3/31/2009	100%
PA	Doylestown(13)	3,800	Meritor Savings Bank	8/31/2018	100%
			(Mellon Bank/Citizens Bank)
PA	Lansdale(13)	3,800	Meritor Savings Bank	8/31/2018	100%
			(Mellon Bank/Citizens Bank)
PA	Lima(13)	3,800	Meritor Savings Bank	8/31/2018	100%
			(Mellon Bank/Citizens Bank)
PA	Philadelphia(13)	3,800	Meritor Savings Bank	8/31/2018	100%
			(Mellon Bank/Citizens Bank)
PA	Philadelphia(13)	3,800	Meritor Savings Bank	8/31/2018	100%
			(Mellon Bank/Citizens Bank)
PA	Philadelphia(13)	3,800	Meritor Savings Bank	8/31/2018	100%
			(Mellon Bank/Citizens Bank)
PA	Philadelphia(13)	3,800	Meritor Savings Bank	8/31/2018	100%
			(Mellon Bank/Citizens Bank)
PA	Philadelphia(13)	3,800	Meritor Savings Bank	8/31/2018	100%
			(Mellon Bank/Citizens Bank)
PA	Philadelphia(13)	3,800	Meritor Savings Bank	8/31/2018	100%
			(Mellon Bank/Citizens Bank)
PA	Philadelphia(13)	3,800	Meritor Savings Bank	8/31/2018	100%
			(Mellon Bank/Citizens Bank)

The Lexington Master Limited Partnership
Property Charts

		Approximate
		Leaseable		Current
		Building		Term Lease	Precent
State	City	Sq. Ft.	Principal Tenant(14)	Expiration*	Leased
RETAIL Continued:

PA	Philadelphia(13)	3,800	Meritor Savings Bank	8/31/2018	100%
			(Mellon Bank/Citizens Bank)
PA	Philadelphia	50,000	Pathmark Stores, Inc.	11/30/2010	100%
PA	Richboro(13)	3,800	Meritor Savings Bank	8/31/2018	100%
			(Mellon Bank/Citizens Bank)
PA	Wayne(13)	3,800	Meritor Savings Bank	8/31/2018	100%
			(Mellon Bank/Citizens Bank)
SC	Moncks Corner(1)	23,000	Food Lion, Inc.	2/28/2013	100%
SC	N.Myrtle Beach(1)	43,021	Food Lion, Inc.	10/31/2008	100%
TN	Chattanooga(1)	42,130	The Kroger Co.	7/1/2008	100%
TN	Paris(1)	31,170	The Kroger Co.	7/1/2013	100%
TX	Carrolton	61,000	Ong’s Family Inc.	1/31/2021	100%
TX	Dallas	68,024	Malone's Food Stores	3/31/2017	100%
TX	Fort Worth(1)	44,000	Safeway Stores, Inc.	5/31/2012	100%
TX	Garland(1)	40,000	Minyard Food Stores	11/30/2012	100%
TX	Granbury(1)	35,000	Safeway Stores, Inc.	11/30/2012	100%
TX	Grand Prairie(1)	49,349	Safeway Stores, Inc.	3/31/2009	100%
TX	Greenville(1)	48,427	Safeway Stores, Inc.	5/31/2011	100%
TX	Hillsboro(1)	35,000	Safeway Stores, Inc.	11/30/2012	100%
TX	Houston(1)	52,200	The Kroger Co.	12/29/2011	100%
TX	Lubbock(1)	53,820	Vacant	None	0%
UT	Sandy(1)	41,612	Vacant	None	0%
VA	Staunton	23,000	Food Lion, Inc.	2/28/2013	100%
WA	Edmonds(1)	35,459	PCC Natural Markets	8/31/2028	100%
WA	Graham(1)	44,718	Safeway Stores, Inc.	3/31/2009	100%
WA	Milton(1)	44,718	Safeway Stores, Inc.	3/31/2009	100%
WA	Port Orchard(1)	27,968	Save -A -Lot, Ltd.	1/31/2015	57%
WA	Redmond(1)	44,718	Safeway Stores, Inc.	3/31/2009	100%
WA	Spokane(1)	38,905	Safeway Stores, Inc.	3/31/2009	100%
WY	Cheyenne	31,420	Vacant	None	0%

TOTAL RETAIL		2,134,504

The Lexington Master Limited Partnership
Property Charts

		Approximate
		Leaseable		Current
		Building		Term Lease	Prsent
State	City	Sq. Ft.	Principal Tenant(14)	Expiration*	Leased
INDUSTRIAL:
CA	Long Beach(1)(2)	200,541	Raytheon Company	12/31/2008	100%
CA	Palo Alto(1)	202,000	Xerox Corporation	12/13/2013	100%
FL	Orlando	205,016	Walgreen Company	3/31/2011	100%
GA	McDonough	296,972	Atlas Cold Storage America, LLC	10/31/2017	100%
IL	Rockford	150,000	Jacobson Warehouse Co., Inc.	12/31/2015	100%
IL	Rockford	90,000	Jacobson Warehouse Co., Inc.	12/31/2014	100%
KY	Owensboro(1)(5)	443,380	Unilever Supply Chain, Inc.	12/19/2020	100%
			(Unilever United States, Inc.)
LA	Shreveport	646,000	Libbey Glass Inc.	10/31/2026	100%
ME	North Berwick	820,868	United Technologies Corp.	12/31/2010	100%
MI	Plymouth	290,133	Tower Automotive Products Co.	10/31/2012	100%
MI	Temperance	752,000	CEVA Logistics U.S., Inc.	8/4/2012	100%
			(TNT Holdings B.V.)
NC	Statesville	639,600	La-Z-Boy Inc.	4/30/2010	100%
NC	Lumberton	423,280	Quickie Manfacturing Corp.	11/30/2021	100%
NJ	Swedesboro	262,644	Linens-n-Things, Inc.	12/31/2008	100%
NY	Saugerties(6)	52,000	Rotron Inc (EG&G)	12/31/2009	100%
OH	Columbus	744,800	ODW Logistics, Inc.	6/30/2018	100%
OH	Cincinnati	247,000	The Hillman Group, Inc.	8/31/2016	100%
OH	Glenwillow	458,000	Royal Appliance Manufacturing Co.	7/31/2015	100%
SC	Duncan	218,382	Plastic Omnium Exterior, LLC	5/30/2017	100%
SC	Laurens	1,164,000	CEVA Logistics U.S., Inc.	8/4/2012	100%
			(TNT Holdings B.V.)
TN	Franklin(1)	289,330	Essex Group, Inc.	12/31/2013	100%
			(United Technologies Corp.)
TN	Memphis(1)	780,000	Sears, Roebuck & Company	2/28/2017	100%
VA	Winchester	344,700	Kraft Foods North America, Inc.	12/31/2012	100%

TOTAL INDUSTRIAL		9,720,646

OTHER:
AZ	Sun City	10,000	Cafeteria Operators, LP	4/30/2012	100%
			(Furr Restaurant Group, Inc.)
NM	Carlsbad	10,000	Cafeteria Operators, LP	4/30/2012	100%
			(Furr Restaurant Group, Inc.)
TX	Corpus Christi	10,000	Cafeteria Operators, LP	4/30/2012	100%
			(Furr Restaurant Group, Inc.)
TX	El Paso	10,000	Cafeteria Operators, LP	4/30/2012	100%
			(Furr Restaurant Group, Inc.)
TX	McAllen	10,000	Cafeteria Operators, LP	4/30/2012	100%
			(Furr Restaurant Group, Inc.)
TX	Victoria	10,000	Cafeteria Operators, LP	4/30/2012	100%
			(Furr Restaurant Group, Inc.)

TOTAL OTHER		60,000

GRAND TOTAL		22,172,656

*	Represents the later of the current lease term or any exercised renewal term options.

(1)	Land held in land estate or pursuant to ground lease.

(2)	55.0% interest owned by us.

(3)	53.0% interest owned by us.

(4)	64.4% interest owned by us.

(5)	71.1% interest owned by us.

(6)	57.8% interest owned by us.

(7)	60.4% interest owned by us.

(8)	56.3% interest owned by us.

(9)	Variable interest entity.

(10)	NK Leasehold is an affiliated party.

(11)	Property was sold on January 16, 2008.

(12)	Property was sold on March 13, 2008.

(13)	Tenant has exercised the purchase option within the lease to purchase the property for fair market value. However we can make no assurance that fair market value will be agreed upon and that the sale will be consummated.

(14)	The listed company is either the tenant, the obligor or guarantor with respect to the lease or the successor-in-interest to the initial tenant.
Item 3.  Legal Proceedings
     From time to time, we are involved in legal proceedings arising in the ordinary course of business. After consultation with legal counsel, we are of the opinion that the outcome of such matters is not expected to have a material adverse effect on our ownership, financial condition, management or operation of our properties or business.
Item 4.  Submission of Matters to a Vote of Security Holders
     None.

PART II
Item 5.  Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities
General
     There is no established public trading market for the units. As of December 31, 2007, there were 1,323 holders of record of units.
Distributions
     Since January 1, 2006, we have made the following distributions:

Year Ended December 31, 2006 (1)
1/06	$0.34
4/06	$0.50
7/06	$0.50
10/06	$0.50

Year Ended December 31, 2007
1/07	$0.5625
4/07	$0.375
7/07	$0.375
10/07	$0.375
     During December 2007, we accrued a distribution of $2.475 per unit, which includes a special distribution of $2.10 per unit, which was paid in January 2008.

(1)	Per unit amounts give effect to the December 31, 2006 reverse split.
     While we intend to continue paying regular quarterly distributions to our unitholders, future distribution declarations will be at the discretion of Lexington’s Board of Trustees and will depend on our actual cash flow, our financial condition, capital requirements, Lexington’s annual distribution requirements under the REIT provisions of the Code and such other factors as Lexington’s Board of Trustees deems relevant. Due to the sale of properties during 2007 and the distribution of such proceeds via the special distribution the recurring quarterly distribution to be paid in 2008 has been reduced from $0.375 per unit to $0.33 per unit.
Recent Sales of Unregistered Securities
     During 2007, we issued 16,892,974 units with a value of $252.9 million to Lexington in exchange for real estate assets and investments in co-investment programs contributed to us. The value of the units was determined in accordance with the Partnership Agreement.
Repurchases of Units
     During 2007, we repurchased 49 units upon redemption of fractional units in accordance with the Partnership Agreement.
Item 6.  Selected Financial Data
     The following financial data are derived from our audited consolidated financial statements as of December 31, 2007, 2006, 2005, 2004 and 2003. The financial data set forth below should be read in conjunction with “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” below and “Item 8. The Consolidated Financial Statements” and the notes thereto appearing elsewhere in this Annual Report.

	Year Ended December 31,
	2007	2006	2005	2004	2003
	(In thousands, except per unit data)
Operating Data
Total gross revenues	$207,804	$160,306	$144,879	$147,816	$161,492
Income from continuing operations	85,232	32,735	24,437	44,641	51,021
Net income	151,450	129,342	49,295	137,808	145,164
Net income per unit(1)(2)	2.71	2.51	1.23	3.60	3.78
Cash distribution declared per unit (1)(2)	3.60	2.06	1.33	1.20	0.91
Weighted average units outstanding(1)(2)	55,923	51,519	40,081	38,311	38,381
Balance Sheet Data
Real estate investments, at cost	1,827,078	1,451,950	1,457,603	1,578,182	1,655,430
Real estate investments, net of accumulated depreciation	1,407,419	976,724	913,518	1,032,797	1,129,237
Total assets	2,342,944	1,396,272	1,306,953	1,237,129	1,384,094
Total debt	1,446,622	838,734	770,786	907,339	1,104,231
Partners’ equity	564,401	491,474	461,184	203,785	98,864

(1)	Adjusted to reflect the 7.5801 to 1 unit split of the outstanding units on November 7, 2005.

(2)	Adjusted to reflect the .80 to 1 unit split of outstanding units on December 31, 2006.
Item 7.  Management’s Discussion and Analysis Of Financial Condition and Results of Operations
     In this discussion, we have included statements that may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts but instead represent only our beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside our control. These statements may relate to our future plans and objectives, among other things. By identifying these statements for you in this manner, we are alerting you to the possibility that our actual results may differ, possibly materially, from the anticipated results indicated in these forward-looking statements. Important factors that could cause our results to differ, possibly materially, from those indicated in the forward-looking statements include, among others, those discussed below under “Risk Factors” in Part I, Item 1A of this Annual Report and “Cautionary Statements Concerning Forward Looking Statements” in Part I, of this Annual Report.
Overview
     We are a Delaware limited partnership that serves as an operating partnership for Lexington. Our investments are primarily limited to “net lease assets” although, as leases expire with respect to net-lease assets, we may hold non-net lease assets. Further, subject to the approval of Lexington’s board of trustees and certain contractual restrictions, we may hold interests in non-net lease assets.
     At December 31, 2007, our primary assets were our interests in approximately 150 consolidated real properties containing an aggregate of approximately 22.2 million square feet of space located in 34 states. Almost all of the properties are leased to one or more tenants pursuant to net leases. We also held (1) a 50.0% interest in an entity formed to acquire and originate loans secured directly and indirectly by real property, (2) a minority interest in a co-investment program that invests in specialty single tenant real estate assets, (3) subordinated interests in a securitized pool of notes evidencing first mortgage indebtedness secured by certain of our properties as well as other properties, (4) limited partnership interests in various partnerships that own commercial net-leased properties, (5) an interest in a management company that provides services to real estate partnerships, (6) ground leases, remainder interests or the right to acquire remainder interests in various properties and (7) miscellaneous other assets.
     Our primary long-term business objectives are to increase cash flow available for distribution to our unitholders and net asset value per unit. Our revenues and cash flows are generated predominantly from property rent receipts. Growth in revenue and cash flows is directly correlated to our ability to (1) acquire income producing properties; (2) enter into strategic co-investment programs; and (3) to release properties that are vacant or may become vacant, at favorable rental rates. The challenge we face in purchasing properties is finding investments that will provide an attractive return without compromising our real estate underwriting criteria. We believe we have access to acquisition opportunities due to our relationship with developers, brokers, corporate users and sellers. Because many of our existing properties currently have contractual primary term rental rates that are significantly above market, we anticipate that in the short term, over the next two years, as the primary terms of these existing leases expire, cash flow attributable to the existing properties will decline. Consequently, for the short term, we will measure our performance by our success in replacing the built-in step down in cash flow with new rents derived from our acquisition program, co-investment program and management of the existing property lease rollover.
     Our strategy for our existing properties will be to manage our properties through lease renewals and extensions with existing tenants, new leases and/or, sales in connection with Lexington’s strategic restructuring plan. Upon expiration of a property’s lease, we intend to extend the lease or promptly re-lease the property to a new tenant. If we are unable to extend a lease or re-lease the property on a net lease basis, we will either sell that property or re-lease the property on a non-net leased basis and then sell it. However, depending on existing market conditions we may elect to retain non-net leased properties so as to maximize returns.
     The primary risks associated with re-tenanting properties are (1) the period of time required to find a new tenant; (2) whether renewal rental rates will be lower than in-place rental rates; (3) significant leasing costs such as commissions and tenant improvement allowances; and (4) the payment of operating costs such as real estate taxes and insurance while there is no offsetting revenue. We address these risks by contacting tenants well in advance of their lease expirations to ascertain their occupancy needs, visiting the properties to determine the physical condition of the property and meeting with local brokers to determine the depth of the rental market.
2007 Events
•	We purchased five properties for an aggregate gross purchase price of $90.7 million from unrelated parties.

•	We purchased 26 properties from Lexington and/or Lexington’s co-investment partners in exchange for cash of $124.4 million; and the assumption of $477.0 million non-recourse mortgage debt and Lexington received 16,892,974 units of limited partnership interest with a value of $252.9 million.

•	We sold 34 properties and an interest in a limited partnership for a gross sales price of approximately $177.0 million, and contributed 12 properties to NLS with a value of $102.7 million.

•	We obtained first mortgage financing on six properties with an aggregate original principal amount of approximately $229.6 million, three of which are cross-collateralized.

•	We increased our investment in Concord, by making an additional capital contribution of approximately $66.1 million, net during 2007.

•	We issued $450.0 million in 5.45% Guaranteed Exchangeable Notes due in 2027.

•	We fully repaid our original KeyBank secured loan in March and obtained a new $225.0 million secured term loan with KeyBank in June.
Trends
     Competition
     We expect to face significant competition for our targeted investments. We intend to capitalize on the acquisition and investment opportunities that Lexington’s senior management may bring to us as a result of its acquisition experience. Through its broad experience, Lexington’s senior management team has established a network of contacts and relationships in the net leased property industry, including relationships with operators, financiers, commercial real estate brokers, potential tenants and other key industry participants.
     We also compete with a large number of real estate property owners and developers for tenants. Principal factors of competition are rent charged, attractiveness of location and property condition. Our success will depend upon, among other factors, trends of the national and local economies, financial condition and operating results of current and prospective tenants, availability and cost of capital, construction and renovation costs, taxes, governmental regulations, legislation and population trends.

     Interest rate environment
     The effect of future interest rate increases on future acquisitions is not possible to predict but with respect to the effect on our floating rate debt, we may utilize a variety of financial instruments, including interest rate swaps, caps, options, floors and other interest rate exchange contracts, in order to limit the negative effects of fluctuations in interest rates on operations. As of December 31, 2007, we have entered into an interest rate cap agreement with SMBC Derivative Products Limited capping the LIBOR Rate at 6.0% through August 2008 for a notional amount of $290.0 million. We do not intend to utilize derivatives for speculative or other purposes other than interest rate risk management.
     Inflation
     Certain of the long-term leases on our properties contain provisions that may mitigate the adverse impact of inflation on our operating results. Such provisions include clauses entitling us to receive (1) scheduled fixed base rent increases and (2) base rent increases based upon the consumer price index. In addition, a majority of the leases on our properties require tenants to pay operating expenses, including maintenance, real estate taxes, insurance and utilities, thereby reducing our exposure to increases in costs and operating expenses. In addition, the leases on our properties are generally structured in a way that minimizes our responsibility for capital improvements.
Critical Accounting Policies
     Our accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States, which require our management to make estimates that affect the amounts of revenues, expenses, assets and liabilities reported. The following are critical accounting policies which are important to the portrayal of our financial condition and results of operations and which require some of management’s most difficult, subjective and complex judgments. The accounting for these matters involves the making of estimates based on current facts, circumstances and assumptions which could change in a manner that would materially affect management’s future estimates with respect to such matters. Accordingly, future reported financial conditions and results could differ materially from financial conditions and results reported based on management’s current estimates.
     Purchase Accounting for Acquisition of Real Estate.  We allocate the purchase price of real estate acquired in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations, which we refer to as SFAS 141. SFAS 141 requires that the fair value of the real estate acquired, which includes the impact of mark-to-market adjustments for assumed mortgage debt relating to property acquisitions, is allocated to the acquired tangible assets, consisting of land, building and improvements, and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases, other value of in-place leases and value of tenant relationships, based in each case on their fair values.
     The fair value of the tangible assets, which includes land, building and improvements, and fixtures and equipment, of an acquired property is determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated to the tangible assets based on management’s determination of relative fair values of these assets. Factors considered by management in performing these analyses include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases. In estimating carrying costs, management includes real estate taxes, insurance and other operating expenses and estimates of lost rental revenue during the expected lease-up periods based on current market demand. Management also estimates costs to execute similar leases including leasing commissions.
     In allocating the fair value of the identified intangible assets and liabilities of an acquired property, above-market and below-market in-place lease values are recorded based on the difference between the current in-place lease rent and a management estimate of current market rents. Below-market lease intangibles are recorded as part of deferred revenue and amortized into rental revenue over the non-cancelable periods and any bargain renewal periods of the respective leases. Above-market leases are recorded as part of intangible assets and amortized as a direct charge against rental revenue over the non-cancelable portion of the respective leases.
     The aggregate value of other acquired intangible assets, consisting of in-place leases and tenant relationships, is measured by the excess of (1) the purchase price paid for a property over (2) the estimated fair value of the property as if vacant, determined as set forth above. This aggregate value is allocated between in-place lease values and customer relationships based on management’s evaluation of the specific characteristics of each tenant’s lease. The value of in-place leases are amortized to expense over the remaining non-cancelable periods and any bargain renewal periods of the respective leases. The value of customer relationships are amortized to expense over the applicable lease term plus expected renewal periods.
     Revenue Recognition.  We recognize revenue in accordance with Statement of Financial Accounting Standards No. 13, Accounting for Leases, as amended, which we refer to as SFAS 13. SFAS 13 requires that revenue be recognized on a straight-line basis over the term of the lease unless another systematic and rational basis is more representative of the time pattern in which the use benefit is derived from the leased property. Renewal options in leases with rental terms that are lower than those in the primary term are excluded from the calculation of straight line rent, if they do not meet the criteria of a bargain renewal option. In those instances in which we fund tenant improvements and the improvements are deemed to be owned by us, revenue recognition will commence when the improvements are substantially completed and possession or control of the space is turned over to the tenant. When we determine that the tenant allowances are lease incentives, we commence revenue recognition when possession or control of the space is turned over to the tenant for tenant work to begin. The lease incentive is recorded as a deferred expense and amortized as a reduction of revenue on a straight-line basis over the respective lease term.
     Gains on sales of real estate are recognized in accordance with Statement of Financial Accounting Standards No. 66 Accounting for Sales of Real Estate, as amended, which we refer to as SFAS 66. The specific timing of the sale is measured against various criteria in SFAS 66 related to the terms of the transactions and any continuing involvement in the form of management or financial assistance associated with the properties. If the sales criteria are not met, the gain is deferred and the finance, installment or cost recovery method, as appropriate, is applied until the sales criteria are met.
     Accounts Receivable.  We continuously monitor collections from our tenants and would make a provision for estimated losses based upon historical experience and any specific tenant collection issues that we have identified. As of December 31, 2007 and 2006, our allowance for doubtful accounts was insignificant.
     Impairment of Real Estate and Investment in Non-consolidated Entities.  We evaluate the carrying value of all real estate and investments in non-consolidated entities held when a triggering event under Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, as amended, which we refer to as SFAS 144, has occurred to determine if an impairment has occurred which would require the recognition of a loss. The evaluation includes reviewing anticipated cash flows of the property, based on current leases in place, and an estimate of what lease rents will be if the property is vacant coupled with an estimate of proceeds to be realized upon sale. However, estimating market lease rents and future sale proceeds is highly subjective and such estimates could differ materially from actual results.
     Properties Held For Sale.  We account for properties held for sale in accordance with SFAS 144. SFAS 144 requires that the assets and liabilities of properties that meet various criteria be presented separately in the statement of financial position, with assets and liabilities being separately stated. The operating results of these properties are reflected as discontinued operations in the statement of operations. Properties that do not meet the held for sale criteria of SFAS 144 are accounted for as operating properties.
     Basis of Consolidation.  We determine whether an entity for which we hold an interest should be consolidated pursuant to Financial Accounting Standards Board Interpretation No. 46 (Revised) Consolidation of Variable Interest Entities, which we refer to as FIN 46R. If the entity is not a variable interest entity, and we control the entity’s voting shares or similar rights, the entity is consolidated. FIN 46R requires us to evaluate whether we have a controlling financial interest in an entity through means other than voting rights.
Liquidity and Capital Resources
     General
     Liquidity is a measurement of our ability to meet potential cash requirements, including ongoing commitments to repay borrowings, fund and maintain investments and other general business needs. Our principal sources of liquidity are revenues generated by operating cash flows, property sales, co-investment programs and borrowings. Operating cash flows have been, and are expected to continue to be, derived primarily from rental income received by us from our properties. Pursuant to the terms of the leases, the tenants are responsible for substantially all of the operating expenses with respect to the properties, including maintenance, capital improvements, insurance and taxes. Accordingly, we do not anticipate significant needs for cash for these costs. To the extent there is a vacancy in a property, we would be obligated for all operating expenses, including real estate taxes and insurance. As of December 31, 2007, 13 properties or portions thereof were not subject to leases, representing approximately 3.2% of our square footage. We believe that cash flows from operations will continue to provide adequate capital to fund our operating and administrative expenses, regular debt service obligations and all dividend payments in accordance with Lexington’s requirements in both the short-term and long-term. Lexington and its operating partnerships, including us, have entered into a funding agreement, pursuant to which we agreed that if any of the operating partnerships does not have sufficient cash available to make a quarterly distribution to its limited partners, Lexington and the other operating partnerships will fund their pro rata share of the shortfall in the form of loans. In addition, we anticipate that cash on hand and issuance of equity and debt, as well as other alternatives, will provide the necessary capital required for our investment activities.
     We have a secured term loan with KeyBank N.A., which bears interest at LIBOR plus 60 basis points. As of December 31, 2007, $213.6 million was outstanding under the secured term loan. The secured term loan is scheduled to mature in June 2009. The secured term loan requires monthly payments of interest only. We are also required to make principal payments from the proceeds of certain property sales and certain refinancing if proceeds are not reinvested into net leased properties. The required principal payments are based on a minimum release price set forth in the secured agreement. The secured term loan has customary covenants which we were in compliance with at December 31, 2007.
     In 2007, we issued $450.0 million aggregate principal amount of 5.45% Guaranteed Exchangeable Notes due in 2027, which can be put by the holder every five years commencing in 2012 and upon certain events. The net proceeds were used to repay indebtedness. The notes are exchangeable at certain times by the holders into Lexington’s common shares at a price of $21.99 per share, however, the principal balance must be satisfied in cash.
     Future Cash Requirements:
     The following table sets forth the timing of our principal payment obligations under our contractual obligations, including all fixed and variable rate debt obligations, balloon payments and liabilities of held for sale properties, as of December 31, 2007, (in thousands):

	Payments Due by Period
Contractual Obligations	Total	Less than 1 Year	2-3 Years	4-5 Years	After 5 Years
Mortgage Loan Payable	$873,555	$40,638	$129,547	$148,802	$554,568
Note Payable (1)	213,635	—	213,635	—	—
Exhangeable Notes Payable (2)	450,000	—	—	450,000	—
Contract Right Mortgage Loan (3)	13,444	—	720	1,133	11,591
Ground Lease Obligation	12,083	2,148	4,283	3,224	2,428
Tenant Incentives (4)	18,445	8,445	10,000	—	—
Commitments(5)	—	—	—	—	—

	$1,581,162	$51,231	$358,185	$603,159	$568,587

(1)	Interest only payments for our secured term loan. Principal payments required from the proceeds of certain property sales or refinancing if proceeds are not reinvested in net leased properties.

(2)	Guaranteed Exchangeable Notes are due in 2027, however the notes can be put to us commencing in 2012.

(3)	No payments until 2009.

(4)	Relating to lease incentives owed on our El Segundo, California and Irving, Texas properties.

(5)	We have committed to invest $162.5 million in Concord. As of December 31, 2007, we have invested $157.4 million.
     We carry comprehensive liability and all risk property insurance covering (1) fire; (2) flood; (3) extended coverage; (4) ”acts of terrorism,” as defined in the Terrorism Risk Insurance Act of 2002; and (5) rental loss with respect to our assets. In addition, under the terms of our triple-net tenant leases, the tenant is obligated to maintain adequate insurance coverage.
     Certain of our debt instruments, consisting of mortgage loans secured by our properties (which are generally non-recourse to us) and our secured term loan contain customary covenants requiring us to maintain insurance. Although we believe that we have adequate insurance coverage under these agreements, we may not be able to obtain an equivalent amount of coverage at reasonable costs in the future. Further, if lenders insist on greater coverage than we are able to obtain, it could adversely affect our ability to finance and/or refinance our properties and expand our portfolio.
     Cash Flows
     We believe that cash flows from operations will continue to provide adequate capital to fund our operating and administrative expenses, regular debt service obligations and all distribution payments in accordance with Lexington’s REIT requirements in both the short-term and long-term. In addition, we anticipate that cash on hand, issuance of equity and debt, and co-investment programs, as well as other alternatives, will provide the necessary capital required by us. Cash flows from operations as reported in the Consolidated Statements of Cash Flows increased to $176.3 million for 2007 from $135.4 million for 2006 and $142.6 million for 2005. The underlying drivers that impact working capital and therefore cash flows from operations are the timing of collection of rents, including reimbursements from tenants, payment of interest on mortgage debt and payment of operating and general and administrative costs. We believe the net lease structure of the majority of our tenants’ leases enhances cash flows from operations since the payment and timing of operating costs related to the properties are generally borne directly by the tenant. Collection and timing of tenant rents is closely monitored by management as part of our cash management program.
     Net cash used in investing activities totaled $99.8 million in 2007 and $180.9 million in 2006. Net cash provided by investing activities totaled $58.5 million in 2005. Cash used in investing activities related primarily to investments in real estate properties, limited partnerships and joint ventures, debt and marketable equity securities, advances to a related party, and an increase in restricted cash. Cash provided by investing activities related primarily to collection of notes receivable, distributions from non-consolidated entities in excess of accumulated earnings, a change in restricted cash primarily relating to the release of funds held by a 1031 exchange intermediary, proceeds from the disposal of marketable equity securities and proceeds from the sale of properties. Therefore, the fluctuation in investing activities relates primarily to the timing of investments and dispositions.
     Net cash provided by financing activities totaled $187.4 million in 2007 and net cash used in financing activities totaled $71.7 million in 2006 and $47.5 million in 2005. Cash provided by financing activities during 2007 was primarily attributable to proceeds from our exchangeable notes offering, non-recourse mortgages and borrowings under our secured term loan with KeyBank N.A. offset by distribution payments and debt service payments. Net cash used in financing activities in 2006 and 2005 was primarily attributable to debt service payments and distributions.
     Distributions
     During 2007, 2006 and 2005 we paid distributions of $92.3 million, $94.7 million and $37.7 million, respectively.
     In December 2007, we declared a distribution of $169.4 million ($2.475 per unit) which was paid on January 14, 2008 to the holders of record as of December 31, 2007. This distribution included a special distribution of $2.10 per unit due to the sales of property during 2007.
     Capital Expenditures
     Due to the net lease nature of our leases, we do not incur significant expenditures in the ordinary course of business to maintain our properties. However, as leases expire, we expect to incur costs in extending the existing tenant lease or re-tenanting the properties. The amounts of future expenditures can vary significantly depending on tenant negotiations, market conditions and rental rates. Future expenditures are expected to be funded from operating cash flows or borrowings.
Results of Operations
     Comparison of the year ended December 31, 2007 to the year ended December 31, 2006
     Income from Continuing Operations
     Income from continuing operations increased by $52.5 million to $85.2 million for the year ended December 31, 2007 from $32.7 million for the year ended December 31, 2006. The reasons for this increase are more fully described below.
     Rental Income
     Rental income increased by $30.7 million to $189.5 million for the year ended December 31, 2007 from $158.8 million for the year ended December 31, 2006. The increase was primarily due to rental income from new acquisitions and a lease termination payment of $5.7 million recognized in 2007 on our property located in Irving, Texas.
     Advisory and Incentive fees
     Advisory and incentive fee income increased by $8.3 million to $8.5 million for the year ended December 31, 2007 from $0.2 million for the year ended December 31, 2006. The increase is attributable to the $8.5 million incentive fee earned in connection with the purchase of the remaining interests in and dissolution of Lexington/Lion Venture L.P.
     Tenant Reimbursements
     Tenant reimbursements increased by $8.4 million to $9.7 million for the year ended December 31, 2007 from $1.3 million for the year ended December 31, 2006. The increase is due to more tenants being under gross or modified gross leases.

     Depreciation and Amortization
     Depreciation and amortization expense increased by $37.6 million to $67.4 million for the year ended December 31, 2007 compared to $29.8 million for the year ended December 31, 2006. The increase was primarily due to the growth in real estate and intangibles due to property acquisitions. Intangible assets are amortized over a shorter period (generally the lease term) than real estate assets.
     Property Operating
     Property operating expense increased by $12.6 million to $22.8 million for the year ended December 31, 2007 compared to $10.2 million for the year ended December 31, 2006. The increase results from properties recently acquired which we are required to bear certain operating costs, as well as operating costs related to vacant properties.
     General and Administrative
     General and administrative expense decreased by $27.5 million to $12.9 million for the year ended December 31, 2007 compared to $40.4 million for the year ended December 31, 2006. The decrease was primarily due to a $12.5 million payment to NKT Advisors on December 31, 2006 to terminate their management contract. In addition, we recorded merger costs of $8.2 million for the year ended December 31, 2006 which represented investment banker and other professional costs incurred as a result of the Merger. Also included in general and administrative expense in 2006 is the compensation expense for exclusivity rights of $9.5 million which represents the portion of units issued by us in exchange for certain exclusivity rights relating to net leased business opportunities offered to or generated by Michael L. Ashner, Newkirk’s former Chief Executive Officer and Lexington’s current Executive Chairman and Director of Strategic Acqusitions, that are no longer subject to forfeiture restrictions. Due to the Merger, the forfeiture restrictions related to these units terminated and we recognized compensation expense for the balance of the units.
     Impairment Charge
     We recorded a $1.4 million impairment charge in our continuing operations for the year ended December 31, 2006 on a property formerly leased to Kroger in Cincinnati, Ohio.
     Non-Operating Income
     Non-operating income increased by $0.7 million to $14.5 million for the year ended December 31, 2007 from $13.8 million for the year ended December 31, 2006. The increase was a result of interest earned on advances to Lexington net of a decrease in interest income earned on contract rights and interest earned on cash balances.
     Interest and Amortization
     Interest and amortization expense increased by $19.2 million to $69.0 million for the year ended December 31, 2007 compared to $49.8 million for the year ended December 31, 2006. The increase was primarily due to interest expenses on mortgage financings of recent property acquisitions and interest and amortization on the exchangeable notes.
     Debt Satisfaction Charge
     Debt satisfaction charge increased to $2.4 million for the year ended December 31, 2007 from $0.4 million for the year ended December 31, 2006. The increase relates to the write-off of unamortized deferred financing costs related to the satisfaction of the original secured term loan with KeyBank N.A.
     Decline in Fair Value of Embedded Derivative Liability
     During 2007, we recognized income of $21.2 million due to a decrease in the estimated fair value of the liability for the embedded derivative related to the exchangeable notes. The value of the embedded derivative is determined based upon many variables, including Lexington’s common share price, its volatility and interest rates spreads.
     State and Local Taxes
     State and local tax expense decreased by $1.2 million to $1.0 million for the year ended December 31, 2007 compared to $2.2 million for the year ended December 31, 2006. The decrease is primarily the result of additional taxes for Newkirk in 2006 and taxes paid in 2006 to the state of Kentucky.

     Equity in Earnings of Non-Consolidated Entities
     Equity in earnings of non-consolidated entities increased by $24.4 million to $27.9 million for the year ended December 31, 2007 compared to $3.5 million for the year ended December 31, 2006. The increase is due primarily to $21.1 million of income recognized on the sale of properties to Lexington’s former partner in the LION joint venture and income on our investment in Concord.
     Discontinued Operations
     Income from discontinued operations decreased by $30.4 million to $66.2 million for the year ended December 31, 2007 compared to $96.6 million for the year ended December 31, 2006. This decrease was primarily due to a decrease in income from discontinued operations of $20.1 million, a decrease in gains on sale of $7.5 million, and an increase in minority interests share of income of $3.7 million.
     Comparison of the year ended December 31, 2006 to the year ended December 31, 2005
     Income from Continuing Operations
     Income from continuing operations increased by $8.3 million to $32.7 million for the year ended December 31, 2006 from $24.4 million for the year ended December 31, 2005. The reason for the increase are more fully described below.
     Rental Income
     Rental income increased by $14.2 million to $158.8 million for the year ended December 31, 2006 compared to $144.6 million for the year ended December 31, 2005. The increase was primarily due to rental income from new acquisitions and approximately $10.1 million of rental income from previously unconsolidated entities recognized in 2006.
     Tenant Reimbursements
     Tenant reimbursements increased by $1.3 million as more tenants were under gross or modified gross leases.
     Depreciation and Amortization
     Depreciation and amortization increased by $7.1 million to $29.8 million the year ended December 31, 2006 compared to $22.7 million for the year ended December 31, 2005. The increase was due to the growth in real estate and intangibles. Intangible assets are amortized over a short period (generally the lease term) than real estate assets.
     Property Operating
     Property operating expense increased by $7.0 million to $10.2 million for the year ended December 31, 2006 compared to $3.2 million for the year ended December 31, 2005. The increase was primarily the result of the consolidation of a previously unconsolidated non-net leased property and the acquisition of new properties under which we are required to bear certain operating costs, as well as operating costs related to vacant properties.
     General and Administrative
     General and administrative expense increased by $25.3 million to $40.4 million for the year ended December 31, 2006 compared to $15.1 million for the year ended December 31, 2005. The increase was primarily due to a $12.5 million payment in 2006 to NKT Advisors on December 31, 2006 to terminate their management contract. In addition, we recorded merger costs of $8.2 million for the year ended December 31, 2006 which represented investment banker and other professional costs incurred as a result of the Merger. Also included in general and administrative expense in 2006 is the compensation expense for exclusivity rights of $9.5 million which represents the portion of units issued by us in exchange for certain exclusivity rights relating to net leased business opportunities offered to or generated by Michael L. Ashner, Newkirk’s former Chief Executive Officer and Lexington’s current Executive Chairman and Director of Strategic Acquisitions, that are no longer subject to forfeiture restrictions. Due to the Merger the forfeiture restrictions related to these units terminated and we recognized compensation expense for the balance of the units.
     Impairment Charge
     We recorded in our continuing operations $1.4 million and $2.8 million in impairment charges for the years ended December 31, 2006 and 2005, respectively. An impairment of $1.4 million was taken in 2006 on a property formerly leased to Kroger in Cincinnati, Ohio. The 2005 impairment charge is the result of $2.2 million recorded on a property located in Evanston, Wyoming and $0.6 million related to a property in Rock Falls, Illinois.
     Non-Operating Income
     Non-operating income increased by $9.7 million to $13.8 million for the year ended December 31, 2006 from $4.1 million for the year ended December 31, 2005. The increase was a result of interest income on higher cash balances and approximately $3.7 million of interest from loans receivable.
     Interest and Amortization
     Interest and amortization expense decreased slightly by $0.4 million to $49.8 million for the year ended December 31, 2006 compared to $50.2 million for the year ended December 31, 2005. The decrease was primarily due to scheduled principal payments.
     Debt Satisfaction Charge
     Debt satisfaction charge decreased by $21.9 million to $0.4 million for the year ended December 31, 2006 from $22.3 million for the year ended December 31, 2005. On August 11, 2005, we refinanced partnership debt and incurred prepayment penalties, and deferred mortgage costs were written off as a result of the refinancing.
     State and Local Taxes
     State and local tax expense increased by $0.6 million to $2.2 million for the year ended December 31, 2006 compared to $1.6 million for the year ended December 31, 2005. The increase is primarily the result of additional taxes for Newkirk in 2006 and taxes paid in 2006 to the state of Kentucky.
     Equity in Earnings of Non-Consolidated Entities
     Equity in earnings of non-consolidated entities increased by $0.4 million to $3.5 million for the year ended December 31, 2006 compared to $3.1 million for the year ended December 31, 2005. The increase is primarily the result of our investment in Concord and lower interest expense at the limited partnerships due to scheduled debt amortization and additional purchases of equity positions in limited partnerships, which was partially offset by the consolidation of two limited partnerships in 2006.
     Gain on Sale of Marketable Equity Securities, Net
     The gain on sale of marketable equity securities, net, increased by $1.7 million for the year ended December 31, 2006 as securities in potential investment targets were sold as the investments were determined to be not to our advantage.
     Minority Interest Expense
     Minority interest expense increased by $2.4 million to $12.2 million for the year ended December 31, 2006 compared to $9.8 million for the year ended December 31, 2005. The increase was the result of increased profitability at the non-wholly owned partnerships.
     Discontinued Operations
     Income from discounted operations increased by $71.7 million to $96.6 million for the year ended December 31, 2006 compared to $24.9 million for the year ended December 31, 2005. The increase was primarily due to an increase in gain on the sale of $50.9 million and a reduction in impairment charges of $27.0 million.
Environmental Matters
     Based upon management’s ongoing review of our properties, management is not aware of any environmental condition with respect to any of our properties, which would be reasonably likely to have a material adverse effect on us. There can be no assurance, however, that (1) the discovery of environmental conditions, which were previously unknown; (2) changes in law; (3) the conduct of tenants; or (4) activities relating to properties in the vicinity of our properties, will not expose us to material liability in the future. Changes in laws increasing the potential liability for environmental conditions existing on properties or increasing the restrictions on discharges or other conditions may result in significant unanticipated expenditures or may otherwise adversely affect the operations of our tenants, which would adversely affect our financial condition and results of operations.

     Recently Issued Accounting Standards
     In March 2005, the FASB issued Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations — an Interpretation of SFAS Statement No. 143, which we refer to as FIN 47. FIN 47 clarifies the timing of liability recognition for legal obligations associated with the retirement of a tangible long-lived asset when the timing and /or method of settlement are conditional on a future event. FIN 47 is effective for fiscal years ending after December 15, 2005. The application of FIN 47 did not have a material impact on our consolidated financial position or results of operations.
     In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections, which we refer to as SFAS 154, which replaces APB Opinions No. 20 Accounting Changes and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements — An Amendment of APB Opinion No. 28. SFAS 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes retrospective application as the required method for reporting a change in accounting principle and the reporting of a correction of an error. SFAS 154 was effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The impact of adopting this statement did not have a material impact on our financial position or results of operations.
     In June 2005, the FASB ratified the Emerging Issues Task Force’s or EITF consensus on EITF 04-05, Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights, which we refer to as EITF 04-05. EITF 04-05 provides a framework for determining whether a general partner controls, and should consolidate, a limited partnership or a similar entity. It was effective after June 29, 2005 for all newly formed limited partnerships and for any pre-existing limited partnerships that modify their partnership agreements after that date. General partners of all other limited partnerships were required to apply the consensus no later than the beginning of the first reporting period in fiscal years beginning after December 15, 2005. The adoption of EITF 04-05 resulted in the consolidation of one previously unconsolidated partnership.
     The impact of the adoption on the January 1, 2006 balance sheet was as follows (in thousands):

	Pre-Consolidation	Consolidated
Assets:
Cash	$—	$177
Land	—	1,028
Building, net	—	18,663
Equity investment in limited partnership	6,538	—
Deferred costs, net	—	334

	$6,538	$20,202

Liabilities:
Mortgage loan	$—	$13,664

	$—	$13,664

     In 2005, the EITF released Issue No. 05-06, Determining the Amortization Period for Leasehold Improvements, which we refer to as EITF 05-06, which clarifies the period over which leasehold improvements should be amortized. EITF 05-06 requires all leasehold improvements to be amortized over the shorter of the useful life of the assets, or the applicable lease term, as defined. The applicable lease term is determined on the date the leasehold improvements are acquired and includes renewal periods for which exercise is reasonably assured. EITF 05-06 was effective for leasehold improvements acquired in reporting periods beginning after June 29, 2005. The impact of the adoption of EITF 05-06 did not have a material impact on our financial position or results of operations.
     In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, which we refer to as FIN 48. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in accordance with SFAS 109. FIN 48 prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 was effective for fiscal years beginning after December 15, 2006. The adoption of FIN 48, as of January 1, 2007, did not have a material impact on our financial position, results of operations or cash flows.
     In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which we refer to as SFAS 157. SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years, except for non-financial assets and liabilities, which is deferred for one additional year. The adoption of this statement is not expected to have a material impact on our financial position, results of operations or cash flows.

     In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115, which we refer to as SFAS 159. SFAS 159 permits entities to choose to measure many financial assets and liabilities and certain other items at fair value. An enterprise will report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. The fair value option may be applied on an instrument-by-instrument basis, with several exceptions, such as investments accounted for by the equity method, and once elected, the option is irrevocable unless a new election date occurs. The fair value option can be applied only to entire instruments and not to portions thereof. SFAS 159 is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007. Management has determined that we will not adopt the fair value provisions of this pronouncement so it will have no impact on our financial position, results of operations or cash flows.
     In September 2006, the Securities and Exchange Commission released Staff Accounting Bulletin No. 108, which we refer to as SAB 108. SAB 108 provides guidance on how the effects of the carryover or reversal of prior year financial statements misstatements should be considered in quantifying a current period misstatement. In addition, upon adoption, SAB 108 permits us to adjust the cumulative effect of immaterial errors relating to prior years in the carrying amount of assets and liabilities as of the beginning of the current fiscal year, with an offsetting adjustment to the opening balance of retained earnings. SAB 108 also requires the adjustment of any prior quarterly financial statement within the fiscal year of adoption for the effects of such errors on the quarters when the information is next presented. We adopted SAB 108 effective December 31, 2006, and its adoption had no impact on our financial position, results of operations or cash flows.
     In December 2007, the FASB issued SFAS No. 141R, Business Combinations, which we refer to as SFAS 141R. SFAS 141R requires most identifiable assets, liabilities, noncontrolling interests, and goodwill acquired in a business combination to be recorded at “full fair value”. SFAS 141R is effective for acquisitions in periods beginning on or after December 15, 2008.
     In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interest in Consolidated Financial Statements, which we refer to as SFAS No. 160. SFAS No. 160 will require noncontrolling interests (previously referred to as minority interests) to be treated as a separate component of equity, not as a liability or other item outside of permanent equity. SFAS No. 160 is effective for periods beginning on or after December 15, 2008. The adoption of this statement will result in the minority interest currently classified in the “mezzanine” section of the balance sheet to be reclassified as a component of partners’ equity, and minority interest expense will no longer be recorded in the income statement.
     In December 2007, the FASB ratified EITF consensus on EITF 07-06, Accounting for the Sale of Real Estate Subject to the Requirements of FASB Statement No. 66, Accounting for Sales of Real Estate, When the Agreement Includes a Buy-Sell Clause, which we refer to as EITF 07-06. EITF 07-06 clarifies that a buy-sell clause in a sale of real estate that otherwise qualifies for partial sale accounting does not by itself constitute a form of continuing involvement that would preclude partial sale accounting under SFAS No. 66. EITF 07-06 is effective for fiscal years beginning after December 15, 2007. The adoption of EITF 07-06 is not expected to have a material impact on our financial position, results of operations or cash flows.
     In June 2007, the Securities and Exchange staff announced revisions to EITF Topic D-98 related to the release of SFAS 159. The Securities and Exchange Commission announced that it will no longer accept liability classification for financial instruments that meet the conditions for temporary equity classification under ASR 268, Presentation in Financial Statements of “Redeemable Preferred Stocks” and EITF Topic No. D-98. As a consequence, the fair value option under SFAS 159 may not be applied to any financial instrument (or host contract) that qualifies as temporary equity. This is effective for all instruments that are entered into, modified, or otherwise subject to a remeasurement event in the first fiscal quarter beginning after September 15, 2007. The adoption of this announcement is not expected to have a material impact on our financial position, results of operations or cash flows.
Off-Balance Sheet Arrangements
     General
     On December 31, 2006, Lexington, Lexington’s other operating partnerships, Lepercq Corporate Income Fund LP or LCIF, Lepercq Corporate Income Fund II LP or LCIF II and Net 3 Acquisition LP or Net 3 and us, entered into a funding agreement. All references to Operating Partnerships in this paragraph refer to us, LCIF, LCIF II and Net 3. Pursuant to the funding agreement, the parties agreed, jointly and severally, that, if any of the Operating Partnerships does not have sufficient cash available to make a quarterly distribution to its limited partners in an amount equal to whichever is applicable of (1) a specified distribution set forth in its partnership agreement or (2) the cash dividend payable with respect to a whole or fractional Lexington common shares into which such partnership’s common units would be converted if they were redeemed for Lexington common shares in accordance with its partnership agreement, Lexington and the other Operating Partnerships, each a “funding partnership,” will fund their pro rata share of the shortfall. The pro rata share of each funding partnership and Lexington, respectively, will be determined based on the number of units in each funding partnership and, for Lexington, by the amount by which its total outstanding common shares exceeds the number of units in each funding partnership not owned by Lexington, with appropriate adjustments being made if units are not redeemable on a one-for-one basis. Payments under the agreement will be made in the form of loans to the partnership experiencing a shortfall and will bear interest at prevailing rates as determined by Lexington in its discretion but no less than the applicable federal rate. Our right to receive these loans will expire if Lexington contributes to us all of its economic interests in the other operating partnerships, and all of its other subsidiaries that are partnerships, joint ventures or limited liability companies. However, thereafter we will remain obligated to continue to make these loans until there are no remaining units outstanding in the other Operating Partnerships and all loans have been repaid.
     Non-Consolidated Real Estate Entities.
     As of December 31, 2007, we had investments in various real estate entities with varying structures. The real estate investments owned by the entities are financed with non-recourse debt. Non-recourse debt is generally defined as debt whereby the lenders’ sole recourse with respect to borrower defaults is limited to the value of the property collateralized by the mortgage. The lender generally does not have recourse against any other assets owned by the borrower or any of the members of the borrower, except for certain specified exceptions listed in the particular loan documents. These exceptions generally relate to limited circumstances including breaches of material representations.
     Net Lease Strategic Assets Fund L.P. (“NLS”) Net Lease Strategic Assets Fund L.P. is a co-investment program with Inland American (Net Lease) Sub, LLC, a wholly owned subsidiary of Inland American Real Estate Trust, Inc. NLS was established to acquire specialty real estate in the United States.
     In addition to the properties already owned by NLS, NLS has a right to acquire an additional two properties from us and 11 properties from Lexington. The acquisition of each of the two assets by NLS is subject to satisfaction of conditions precedent to closing, including the assumption of existing financing, obtaining certain consents and waivers, the continuing financial solvency of the tenants, and certain other customary conditions.  Accordingly, neither we, Lexington nor NLS can provide any assurance that the acquisition by NLS will be completed. In the event that NLS does not acquire 11 of the assets by March 31, 2008 and two of the assets by June 30, 2008, NLS will no longer have the right to acquire the assets.
Concord Debt Holdings LLC
     We have a 50% interest in a co-investment program, Concord, that invests in real estate loan assets and debt securities. Our co-investment partner and the holder of the other 50% interest in Concord is WRT Realty L.P., which we refer to as WRT. WRT is the operating partnership subsidiary of Winthrop Realty Trust, and Michael L. Ashner, Lexington’s Executive Chairman and Director of Strategic Acquisitions, is the Chairman and Chief Executive Officer of Winthrop Realty Trust.
     Concord acquires, originates and manages loan assets and debt securities collateralized by real estate assets, including mortgage loans (commonly referred to as whole loans), subordinate interests in whole loans (either through the acquisition of a B-Note or a participation interest), mezzanine loans, and preferred equity and commercial real estate securities, including collateralized mortgage-backed securities, which we refer to as CMBS, and real estate collateral debt obligations, which we refer to as a CDO.
     To date, we and WRT have invested $162.5 million in Concord. In addition to capital contributions, Concord currently seeks to finance its loan assets and debt securities, and expects to finance the acquisition of additional loan assets and debt securities, through the use of various structures including repurchase facilities, credit facilities, credit lines, term loans, securitizations and issuances of common and preferred equity to institutional or other investors.
     Concord is managed, and all its investments are sourced, by WRP Management LLC, a joint venture 50% owned by us and WRT. WRP Management LLC subcontracts its management obligations with WRP Sub-Management LLC, which we refer to as the Concord Advisor, a subsidiary of Winthrop Realty Partners, L.P., which we refer to as WRP. Michael L. Ashner, our Executive Chairman and Director of Strategic Acquisitions, holds an equity interest in and controls WRP. The Concord Advisor has substantially the same executive officers as Winthrop Realty Trust and WRP. Certain investments and other material decisions with respect to Concord’s business require the consent of both us and WRT or our and WRT’s representatives on Concord’s investment committee.
     Concord’s objective is to produce a stable income stream from investments in loan assets and debt securities by carefully managing credit risk and interest rate risk. Concord derives earnings from interest income rather than trading gains and intends to hold its loan assets and debt securities to maturity. Accordingly, the loan assets and debt securities in which Concord invests are selected based on their long-term earnings potential and credit quality.
     Concord seeks to achieve its objective by acquiring and originating loan assets and debt securities collateralized by the core real estate groups of existing income producing office, retail, multi-family, warehouse and hospitality assets. Concord does not generally invest in industrial, R&D, special use or healthcare assets and Concord does not invest in any development projects, single family projects, condominium or condo conversion projects, raw land, synthetic loans or loans originated on assets located outside of the United States but may have interest in such assets if the underlying asset experiences a change in use. Further, Concord does not directly invest in single family home mortgages nor does it acquire loan assets or debt securities where the underlying obligor is either Winthrop Realty Trust or us or our respective affiliates. Concord only invests in assets in which the pool of potential buyers is broad and seeks to avoid assets which lack existing cash flow and/or were developed on a “for sale” basis. Moreover, depending on the size of the loan class, Concord generally seeks to acquire between 51% and 100% of the ownership position in the loan assets or debt securities in which it invests so as to control any decision making which might occur with respect to such instrument in the future.
     Concord’s sole exposure to the single family residential market is with respect to an $11.5 million investment in a $1.0 billion bond, 18.5% of which is subordinate to Concord’s position. Collateral for this bond can consist of up to 10% of residential loans, with the balance of the collateral consisting of commercial loans. At December 31, 2007, the collateral for this bond consisted of only 7% of residential loans, some of which are considered “sub-prime.” As of December 31, 2007, Concord recorded an other than temporary impairment charge on this investment of $4.9 million.
     Simultaneous with or following the acquisition of a loan asset or debt security, Concord seeks to enhance the return on its investment by obtaining financing. Concord’s original business model was to refinance its loan assets with long-term debt through the issuance of CDOs. To this end, Concord formed its first CDO, Concord Real Estate CDO 2006-1, Ltd., which we refer to as CDO-1, pursuant to which it refinanced approximately $464.6 million of its loan assets and debt securities.
     The debt capital markets generally have experienced an increase in volatility and reduction in liquidity since the second quarter of 2007, which was initially triggered by credit concerns emanating from the single family residential market, particularly those loans commonly referred to as sub-prime loans. As a result of the increased volatility and reduction in liquidity in the debt capital markets, securitizations have become difficult if not impossible to execute. As a result, Concord has continued to finance its loan assets and debt securities through repurchase facilities that are either similar to (1) revolving loans where Concord has the ability to repurchase current assets on such facility (pay back the loan with respect to such asset) and finance other loan assets through such facility or (2) to term loans in that only specific loan assets secure such facility and once satisfied, Concord cannot use the facility for additional loan assets. See “Credit Facilities,” below. Concord expects to issue additional CDOs or other types of securitizations at such time, if at all, as such issuances will generate attractive risk-adjusted equity returns.
     CDOs are a securitization structure whereby multiple classes of debt are issued to finance a portfolio of income producing assets, such as loan assets and debt securities. Cash flow from the portfolio of income producing assets is used to repay the CDO liabilities sequentially, in order of seniority. The most senior classes of debt typically have credit ratings of “AAA” through “BBB-” and therefore can be issued at yields that are lower than the average yield of the assets backing the CDO. That is, the gross interest payments on the senior classes of CDO securities are less than the average of the interest payment received by the CDO from its assets. On its existing CDO, Concord retained, and Concord expects that it will retain on any future CDOs, the equity and the junior CDO debt securities. As a result, assuming the CDO’s assets are paid in accordance with their terms, Concord’s return will be enhanced as Concord will retain the benefit of the spread between the yield on the CDO’s assets and the yield on the CDO’s debt. The equity and the junior CDO debt securities that Concord retained and intends to retain are the most junior securities in the CDO’s capital structure and are usually unrated or rated below investment grade. Concord also earns ongoing management fees for its management of the CDO collateral. A portion of these management fees is senior to the “AAA” rated debt securities of each CDO. In CDO-1, the level of leverage on the underlying assets was approximately 80%. The leverage level of Concord’s future CDOs may vary depending on the composition of the portfolio and market conditions at the time of the issuance of each CDO. Concord may increase or decrease leverage on its investment grade CDOs, at securitization, upward or downward to improve returns or to manage credit risk. In addition to CDO’s, Concord may also use other capital markets vehicles and structures to finance its real estate debt portfolio.
     The Concord Advisor provides accounting, collateral management and loan brokerage services to Concord and its subsidiaries, including CDO-1. For providing these services, in 2007 Concord paid to the Concord Advisor a management fee of $1.9 million, which fees were based on the gross amount of loan assets acquired, and $0.7 million as reimbursement for certain direct costs incurred by the Concord Advisor solely for the benefit of Concord.
     CDO-1 On December 21, 2006, Concord formed its first CDO, Concord Real Estate CDO 2006-1, Ltd., which we refer to as CDO-1, pursuant to which it financed approximately $464.6 million of its loan assets by issuing an aggregate of approximately $376.7 million of investment grade debt. Concord retained an equity and junior debt interest in the portfolio with a notional amount of $88.4 million. That is, if CDO-1 does not ultimately have sufficient funds to satisfy all of its obligations to its noteholders, Concord will bear the first $88.4 million in loss, one half of which would be attributable to our interest in Concord.

     The financing through CDO-1 enhanced Concord’s return on the loan assets and loan securities held in CDO-1 as the weighted average interest rate on the loan assets and loan securities held in CDO-1 at December 31, 2007 was 6.7% and the weighted average interest rate on the amount payable by Concord on its notes at December 31, 2007 was 5.4%. Accordingly, assuming the loan assets and loan securities are paid in accordance with their terms, Concord retains an average spread of the difference between the interest received on the loan assets and loan securities and the interest paid on the loan assets and loan securities. The following table summarizes the loan assets and loan securities and the note obligations for CDO-1 at December 31, 2007 are set forth below (amounts in thousands).

CDO Loan Assets and Loan Securities – December 31, 2007				CDO Notes – December 31, 2007
		Weighted	Weighted		Weighted
	Par Value of	Average	Averaged	Outstanding	Average
Date	CDO	Interest	Life	CDO	Interest	Stated	Retained
Closed	Collateral (3)	Rate	(Years)	Notes (1)	Rate	Maturity	Interest (2)
12/21/2006	$464,601	6.70%	4.29	$376,650	5.37%	12/2016	$88,350

(1)	Includes only notes held by third parties.

(2)	Concord’s potential economic loss is limited to the retained interest of its investment in CDO-1, of which the Partnership would bear 50% of such loss.

(3)	Consists of loan assets with a par value of $338,681 and loan securities with a par value of $125,920.
CDO-1’s loan assets were diversified by industry as follows at December 31, 2007:

Industry	% of Face Amount
Office	44.22%
Hospitality	30.54%
Multi-family	8.62%
Industrial	7.09%
Mixed Use	5.10%
Retail	4.43%

100%

The following table sets forth the aggregate carrying values, allocation by loan type and weighted average coupons of the loan assets and loan securities held in CDO-1 as of December 31, 2007:

			Allocation by	Fixed Rate:	Floating Rate:
	Carrying		Investment	Average	Average Spread
	Value(1)	Par Value	Type	Yield	over LIBOR(2)
	(In thousands)
Whole loans, floating rate	$20,000	$20,000	4.31	—	1.95 bps
Whole loans, fixed rate	20,900	20,900	4.50	6.56%	—
Subordinate interests in whole loans, floating rate	108,766	108,864	23.43	—	244 bps
Subordinate interests in whole loans, fixed rate	24,567	27,619	5.95	7.46%	—
Mezzanine loans, floating rate	81,419	81,410	17.52	—	270 bps
Mezzanine loans, fixed rate	77,669	79,888	17.19	5.92%	—
Loan Securities, floating rate	100,955	103,428	22.26	—	189 bps
Loan Securities, floating rate	18,448	22,492	4.84	5.97%	—

Total/Average	$452,724	$464,601	100.00%	6.30	230 bps

(1)	Net of scheduled amortization payments and prepayments, unamortized fees and discounts.

(2)	Spreads over an index other than LIBOR have been adjusted to a LIBOR based equivalent.

The following table sets forth the maturity dates for the loan assets held in CDO-1 at December 31, 2007:

	Number of Loan
Year of Maturity	Assets Maturating	Carrying Value	% of Total
	(In thousands)
2008	7	$140,183	42.06%
2009	2	34,584	10.38%
2010	4	46,465	13.94%
2011	1	20,900	6.27%
2012	1	5,017	1.50%
Thereafter	7	86,172	25.85%

Total	22	$333,321	100%

Weighted average maturity is 3.45 years (1)

(1)	The calculation of weighted average maturity is based upon the remaining initial term and does not take into account any maturity extension periods or the ability to prepay the investment after a negotiated lock-out period, which may be available to the borrower.
     The following table sets forth a summary of the loan securities held in CDO-1 at December 31, 2007 (in thousands):

		Gross Unrealized	Impairment	Carrying
Description	Par Value	Loss	Loss	Value
Floating rate	$22,492	$(321)	$(1,601)	$18,448
Fixed rate	103,428	(2,355)	—	100,955

Total	$125,920	$(2,676)	$(1,601)	$119,403

          The following table sets forth a summary of the underlying Standard & Poor’s credit rating of the loan securities held in CDO-1 at December 31, 2007:

Rating	Par Value	Percentage
	(In thousands)
BBB+	$9,000	7.15%
BBB	2,151	1.71%
BBB-	44,384	35.25%
BB+	33,392	26.52%
BB	18,500	14.69%
B+	7,000	5.56%
Not Rated	11,493	9.12%

Total	$125,920	100%

Concord’s Loan Assets and Loan Securities The following table sets forth the aggregate carrying values, allocation by loan type and weighted average coupons of Concord’s loan assets and loan securities in addition to its equity and debt interest in CDO-1 as of December 31, 2007:

				Fixed Rate:	Floating Rate:
			Allocation by	Average	Average Spread
	Carrying Value(1)	Par Value	Investment Type	Yield	over LIBOR(2)
	(In thousands)
Whole loans, floating rate	$136,260	$136,260	19%	—	218 bps
Whole loans, fixed rate	6,300	6,300	1%	6.40%	—
Subordinate interests in whole loans, floating rate	163,077	163,908	23%	—	223 bps
Subordinate interests in whole loans, fixed rate	14,196	15,750	2%	8.63%	—
Mezzanine loans, floating rate	230,852	236,436	33%	—	222 bps
Mezzanine loans, fixed rate	68,028	71,718	10%	7.45%	—
Loan securities, floating rate	43,260	56,400	8%	—	143 bps
Loan securities, fixed rate	25,411	27,084	4%	6.68%	—

Total/Average	$687,384	$713,856	100%	7.38%	214 bps

(1)	Net of scheduled amortization payments and prepayments, unamortized fees and discounts.

(2)	Spreads over an index other than LIBOR have been adjusted to a LIBOR based equivalent.
The following table sets forth the maturity dates for Concord’s loan assets:

	Number of Loan
Year of Maturity	Assets Maturting	Carrying Value	% of Total
	(In thousands)
2008	9	$185,500	30.0%
2009	9	134,052	21.7%
2010	3	81,903	13.2%
2011	1	6,300	1.0%
2012	3	72,968	11.8%
Thereafter	8	137,990	22.3%

Total	33	$618,713	100%

Weighted average maturity is 2.72 years (1)

(1)	The calculation of weighted average maturity is based upon the remaining initial term and does not take into account any maturity extension periods or the ability to prepay the investment after a negotiated lock-out period, which may be available to the borrower.
The following table sets forth a summary of Concord’s loan securities at December 31, 2007:

		Gross Unrealized	Impairment	Carrying
Description	Par Value	Loss	Loss	Value
Floating rate	$56,400	$(3,487)	$(9,427)	$43,260
Fixed rate	27,084	(1,673)	—	25,411

Total	$83,484	$(5,160)	$(9,427)	$68,671

     The following table sets forth a summary of the underlying Standard & Poor’s credit rating of Concord’s loan securities at
December 31, 2007:

Rating	Par Value	Percentage
AA-	$1,381	1.65%
A-	1,966	2.36%
BBB+	25,094	30.06%
BBB	15,833	18.97%
BBB-	30,392	36.40%
BB+	5,000	5.99%
Not Rated	3,818	4.57%

Total	$83,484	100%

     Concord’s loan assets were diversified by industry as follows at December 31, 2007:

Industry	% of Par Value
Office	46.4%
Hospitality	41.7%
Multi-family	6.4%
Mixed Use	5.3%
Industrial	0.2%

100%

Credit Facilities As described above, Concord has financed certain of its loan assets and loan securities through credit facilities in the form of repurchase agreements. In the repurchase agreements entered into by Concord to date, the lender, referred to as the repurchase counterparty, purchases the loan asset or loan security from or on behalf of Concord and holds it on its balance sheet. Concord then repurchases the loan asset or loan security in cash on a specific repurchase date or, at the election of Concord, an earlier date. While the loan asset is held by the repurchase counterparty, the repurchase counterparty retains a portion of each interest payment made on such loan asset or loan security equal to the “price differential”, which is effectively the interest rate on the purchase price paid the repurchase counterparty to Concord for the loan asset or loan security, with the balance of such payments being paid to Concord. Pursuant to the terms of the repurchase agreements, if the market value of the loan assets or loan securities pledged or sold by Concord decline, which decline is determined, in most cases, by the repurchase counterparty, Concord may be required by the repurchase counterparty to provide additional collateral or pay down a portion of the funds advanced. During 2007, Concord was required to pay down an aggregate of $24.0 million against $472.3 million of outstanding repurchase obligations.

     Concord currently has five repurchase facilities, two of which are not loan asset/loan security specific and three of which are loan asset/loan security specific. That is, under the non-loan asset/loan security specific repurchase facilities, Concord has the ability to pay back the loan with respect to such asset/loan security and finance other loan assets or loan securities through such facility. With respect to the loan asset/loan security specific repurchase facilities, once the loan assets or loan securities securing such facility satisfied, Concord cannot use the facility for additional loan assets or loan securities.

     The following table summarizes the terms of Concord’s current repurchase facilities at December 31, 2007 (in thousands):

	Maximum					Carrying Value
	Outstanding	Outstanding	Interest Rate –	Maturity		of Assets
Counterparty	Balance	Balance	LIBOR Plus (5)	Date		Securing Facility
Greenwich(1)	$39,079	$39,079	100 bps	12/08		$55,827
Greenwich(1)	59,613	59,613	100 bps	12/12		70,146
Column(1)	16,414	16,414	100 bps	3/09	(3)	25,270
Column(2)	350,000	308,508	95-135 bps(4)	3/09	(6)	412,561
Bear Stearns(2)	150,000	48,710	85-115 bps(4)	11/08		82,258

(1)	Repurchase facilities cover specific loan assets and may not be used for any other loan assets.

(2)	Repurchase facilities may be used for multiple loan assets and loan securities subject to the repurchase counterparty’s consent. Repurchase counterparties have advised that no additional advance will be made except, if at all, in connection with loans assets or debt securities acquired for the repurchase counterparty.

(3)	May be extended for up to three one-year extensions.

(4)	Interest rate is based on type of loan asset or loan security for which financing is provided. Weighted average at December 31, 2007 on the Column repurchase facility was 5.8% and on the Bear Stearns repurchase facility was 5.5%

(5)	Concord has entered into interest rate swaps with a total national amount of $203.3 million as of December 31, 2007 to manage exposure to interest rate movements affecting interest payments on certain variable-rate obligations.

(6)	Maturity date is March 30, 2011 under certain circumstances.
     In addition to its repurchase facilities, on March 7, 2008, Concord entered into a $100 million secured revolving credit facility with KeyBank National Association. The credit facility enables Concord to finance existing unlevered assets as well as new assets acquired by Concord. The initial maximum borrowings under the loan are $100 million, expandable to $350 million, upon compliance with certain conditions. Borrowings under the facility will bear interest at spreads over LIBOR ranging from 1.75% to 2.25%, depending on the underlying loan asset or debt security for which such borrowing is made. The facility, inclusive of extension rights, will mature in March 2011.
     Item 7A.  Quantitative and Qualitative Disclosures About Market Risk
     Among our liabilities are both fixed and variable rate debt. To mitigate the effects of fluctuations in interest rates on the variable rate portion of this debt, we own an interest rate cap agreement and our non-consolidated entity owns interest rate swap agreements on a portion of its debt. All financial instruments were entered into for purposes other than trading. For the fixed rate portion of our debt, changes in interest rates have no impact on interest incurred or cash flows. For our variable rate debt, changes in interest rates do impact the interest incurred and cash flows.
     At December 31, 2007, we had one consolidated loan which had a variable interest rate. The loan, which had an outstanding balance of $213.6 million at December 31, 2007, was obtained in June 2007 and has a two-year term. Interest on the outstanding balance accrues at a rate equal to the LIBOR rate (as defined) plus 60 basis points. As a result of the acquisition of a cap agreement, LIBOR on up to $290.0 million will be capped at 6.0% through August 2008.
     The following table shows what the annual effect of a change in the LIBOR rate (4.6% at December 31, 2007) would have on interest expense based upon the balance of the variable rate loans which do not have swap or cap agreements in place at December 31, 2007:
Interest expense effect (in thousands) of LIBOR increase (decrease)

	(3)%	(2)%	(1)%	1%	2%	3%
Change in consolidated interest expense	$(6,409)	$(4,273)	$(2,136)	$2,136	$2,991	$2,991
Pro-rata share of change in interest expense of debt on non-consolidated entities	(9,686)	(6,457)	(3,229)	3,229	6,457	9,686

Proforma (increase) decrease in net income	$(16,095)	$(10,730)	$(5,365)	$5,365	$9,448	$12,677

     We may utilize various financial instruments to mitigate the impact of interest rate fluctuations on our cash flows and earnings, including hedging strategies, depending on our analysis of the interest rate environment and the costs and risks of such strategies. In addition, we have a pro-rata share of notes and mortgage loans receivable aggregating $453.4 million as of December 31, 2007, which are based on variable rates and partially mitigate our exposure to change in interest rates.
Item 8.  Financial Statements and Supplementary Data
     See “Index to Financial Statements” under “Item 15. Exhibits and Financial Statement Schedules”
Item 9.  Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
     On April 10, 2007, we elected to replace Deloitte & Touche LLP, which we refer to as Deloitte, as our independent registered public accounting firm and to engage KPMG LLP, which we refer to as KPMG, as our independent registered public accounting firm for the year ending December 31, 2007. The decision to change our independent registered public accounting firm was made by the Audit Committee of the Board of Trustees of Lexington. KPMG is the independent registered public accounting firm of Lexington.
     During our two most recent fiscal years ended December 31, 2006, and through April 10, 2007, the date on which we elected to replace Deloitte as our independent registered public accounting firm, there were no disagreements between us and Deloitte on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure that, if not resolved to Deloitte’s satisfaction, would have caused it to make reference to the matter in conjunction with its report on our consolidated financial statements for the relevant year; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K. Deloitte’s audit reports on our consolidated financial statements for the two most recent fiscal years ended December 31, 2006 and on the effectiveness of our internal control over financial reporting and management’s assessment thereof for the most recent fiscal year ended December 31, 2006, did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.
Item 9A(T).  Controls and Procedures
     In accordance with Exchange Act Rules 13a-15 and 15d-15, we carried out an evaluation, under the supervision and with the participation of Lexington’s Chief Executive Officer and Chief Financial Officer, of the effectiveness of our disclosure controls and procedures as of the end of the period covered by this Annual Report on Form 10-K. Based on such evaluation, Lexington’s Chief Executive Officer and Chief Financial Officer have concluded that, as of the end of such period, our disclosure controls and procedures are effective.
     Changes in Internal Control Over Financial Reporting
     There were no changes to our internal controls over financial reporting during the fourth quarter ended December 31, 2007 that have materially affected, or are reasonably likely to materially affect our internal controls over financial reporting.
     Management’s Report on Internal Control Over Financial Reporting
     Management of our general partner was responsible for establishing and maintaining adequate internal control over financial reporting for the year ended December 31, 2007. Our internal control over financial reporting is a process designed under the supervision of Lexington’s principal executive and principal financial officers to provide reasonable assurance regarding the reliability of financial reporting and the preparation of our financial statements for external reporting purposes in accordance with U.S. generally accepted accounting principles.
     As of December 31, 2007, management conducted an assessment of the effectiveness of our internal control over financial reporting based on the framework established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on this assessment, management has determined that our internal control over financial reporting as of December 31, 2007 is effective.
     Our internal control over financial reporting includes policies and procedures that pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect transactions and dispositions of assets; provide reasonable assurances that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. generally accepted accounting principles, and that receipts and expenditures are being made only in accordance with authorizations of management and Lexington trustees; and provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on our financial statements.
     This Annual Report does not include an attestation report of our registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by our registered public accounting firm pursuant to temporary rules of the Securities and Exchange Commission that permit us to provide only management’s report in this Annual Report.

Pursuant to item 308(T)(a) of Regulation S-K, management’s report shall not be deemed to be filed for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section or incorporated by reference into a filing under the Securities Act or the Exchange Act.
Item 9B.  Other Information
     Not applicable.
PART III
Item 10.  Director, Executive Officers and Corporate Governance
     The information regarding directors and executive officers of the Partnership required to be furnished pursuant to this item will be set forth under the appropriate captions in Lexington’s Proxy Statement for its 2008 Annual Meeting of Shareholders, (the “Proxy Statement”) to be held on May 20, 2008 and is incorporated herein by reference.
Item 11.  Executive Compensation
     The information required to be furnished pursuant to this item will be set forth under the appropriate captions in the Proxy Statement, and is incorporated herein by reference.
Item 12.  Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters
     The information required to be furnished pursuant to this item will be set forth under the appropriate captions in the Proxy Statement, and is incorporated herein by reference.
Item 13.  Certain Relationships and Related Transactions, and Director Independence
     The information required to be furnished pursuant to this item will be set forth under the appropriate captions in the Proxy Statements, and is incorporated herein by reference.
Item 14.  Principal Accounting Fees and Services
     The information required to be furnished pursuant to this item will be set forth under the appropriate captions in the Proxy Statements, and is incorporated herein by reference.
PART IV
Item 15.  Exhibits, Financial Statement Schedules
     (a)  Financial Statements and Financial Statement Schedules.
     (1) Financial Statements:
Reports of Independent Registered Public Accounting Firms on pages 50-51 of Item 8.

Consolidated Balance Sheets — December 31, 2007 and 2006 on page 52 of Item 8.

Consolidated Statements of Operations and Comprehensive Income — For the Years Ended December 31, 2007, 2006 and 2005 on page 53 of Item 8.

Consolidated Statements of Changes in Partners’ Equity — For the Years Ended December 31, 2007, 2006 and 2005 on page 54 of Item 8.

Consolidated Statements of Cash Flows — For the Years Ended December 31, 2007, 2006 and 2005 on pages 55 of Item 8.

Notes to Consolidated Financial Statements on pages 56 through 78 of Item 8.
     (2)  Financial Statement Schedules:
Schedule III — Real Estate and Accumulated Depreciation.

All Schedules, other than III, are omitted, as the information is not required or is otherwise furnished.

     (b)  Exhibits.
     The exhibits listed on the Exhibit Index beginning on page 85 of this report are filed as a part of this Report or incorporated by reference.

SIGNATURES
     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

The Lexington Master Limited Partnership

By:	LEX-GP-1 Trust, its General Partner

By:	/s/ T. Wilson Eglin
T. Wilson Eglin
Chief Executive Officer
DATED: March 17, 2008

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the date indicated:

Signature		Title	Date

By:	/s/ T. Wilson Eglin T. Wilson Eglin	Chief Executive Officer of the General Partner of the Registrant	March 17, 2008

By:	/s/ Patrick Carroll Patrick Carroll	Chief Financial Officer of the General Partner of the Registrant	March 17, 2008

Item 8. Financial Statements and Supplemental Data
THE LEXINGTON MASTER LIMITED PARTNERSHIP
INDEX TO FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm
The Partners
The Lexington Master Limited Partnership:
     We have audited the accompanying consolidated balance sheet of The Lexington Master Limited Partnership and subsidiaries (the Partnership) as of December 31, 2007, and the related consolidated statements of operations and comprehensive income, changes in partners’ equity, and cash flows for the year then ended. In connection with our audit of the consolidated financial statements, we also have audited the financial statement schedule as listed in the accompanying index. These consolidated financial statements and financial statement schedule are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audit.
     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Partnership as of December 31, 2007, and the results of its operations and its cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.
/s/ KPMG LLP

Boston, Massachusetts
March 17, 2008

Report of Independent Registered Public Accounting Firm
To the Partners of The Lexington Master Limited Partnership
     We have audited the accompanying consolidated balance sheet of The Lexington Master Limited Partnership (the “Partnership”) as of December 31, 2006, and the related consolidated statements of operations and comprehensive income, changes in partners’ equity, and cash flows for the years ended December 31, 2006 and 2005. Our audit also included the 2006 and 2005 information included in the financial statement schedule listed in the Index at Item 15. These financial statements and financial statement schedule are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, an audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of The Lexington Master Limited Partnership as of December 31, 2006, the results of their operations and their cash flows for the years ended December 31, 2006 and 2005, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the 2006 and 2005 information included in the financial statement schedule, when considered in relation to the basic 2006 and 2005 consolidated financial statements taken as a whole, presents fairly, in all material aspects, the information set forth therein.
/s/ DELOITTE & TOUCHE LLP
Boston, Massachusetts
March 29, 2007
(March 12, 2008 as to the discontinued operations discussed in Note 11)

THE LEXINGTON MASTER LIMITED PARTNERSHIP
CONSOLIDATED BALANCE SHEETS
As of December 31, 2007 and 2006
(In thousands, except unit data)

	December 31,
	2007	2006
ASSETS:
Real estate, at cost
Buildings and improvements	$1,599,541	$1,342,998
Land and land estates	227,537	108,952

Total real estate investments	1,827,078	1,451,950

Less accumulated depreciation and amortization	(419,659)	(475,226)

Real estate investments, net	1,407,419	976,724

Properties held for sale — discontinued operations	92,357	49,935
Cash and cash equivalents	321,570	57,624
Investment in marketable equity securities, at fair value	200	25,760
Rent receivable -current	18,663	34,093
Rent receivable -deferred	29,150	28,019
Loans and interest receivable (including $26,612 and $0 from a related party)	26,612	6,469
Investment in non-consolidated entities	227,077	102,632
Deferred costs, net	25,883	11,291
Lease intangibles, net	155,375	33,782
Other assets (including $1,250 and $963 from related parties)	38,638	69,943

	$2,342,944	$1,396,272

LIABILITIES, MINORITY INTERESTS AND EQUITY

Liabilities:
Mortgage notes payable (including $21,378 and $20,886 to related parties)	$788,428	$279,304
Note payable	213,635	547,199
Exchangeable notes payable, net of unamortized discount	431,115	—
Embedded derivative financial instrument, at fair value	1,800	—
Contract right mortage note payable	13,444	12,231
Accrued interest payable (including $487 and $434 to related parties)	15,512	4,093
Accounts payable and other liabilities (including $733 and $0 to a related party)	16,208	5,644
Deferred revenue-below market leases	19,924	12,192
Prepaid rent	5,094	1,801
Distributions payable	169,355	28,988
Liabilities of discontinued operations	86,726	110

Total Liabilities	1,761,241	891,562

Commitments and contingencies (note 3 and 10)

Minority interests	17,302	13,236
Partners’ equity (68,426,429 and 51,533,504 limited partnership units outstanding at December 31, 2007 and December 31, 2006, respectively)	564,401	491,474

	$2,342,944	$1,396,272

See accompanying notes to consolidated financial statements.

THE LEXINGTON MASTER LIMITED PARTNERSHIP
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(In thousands, except unit and per unit data)

	Years Ended
	2007	2006	2005
Gross revenues:
Rental	$189,539	$158,776	$144,565
Advisory and incentive fees	8,530	248	287
Tenant reimbursements	9,735	1,282	27

Total gross revenues	207,804	160,306	144,879

Expense applicable to revenues:
Depreciation and amortization	(67,401)	(29,774)	(22,728)
Property operating	(22,773)	(10,244)	(3,230)
General and administrative	(12,931)	(40,445)	(15,068)
Impariment charges	—	(1,440)	(2,750)
Non-operating income	14,458	13,826	4,081
Interest and amortization	(69,037)	(49,792)	(50,245)
Debt satisfaction charge	(2,434)	(382)	(22,282)
Decline in fair value of embedded derivative liability	21,225	—	—

Income before state and local taxes, equity in earnings of non- consolidated entities,gain on sale of marketable equity securities, net, minority interests and discontinued operations	68,911	42,055	32,657
State and local taxes	(1,007)	(2,235)	(1,585)
Equity in earnings of non-consolidated entities	27,895	3,451	3,128
Gain on sale of marketable equity securities, net	1,948	1,650	2
Minority interests	(12,515)	(12,186)	(9,765)

Income from continuing operations	85,232	32,735	24,437

Discontinued operations:
Income from discontinued operations	13,171	33,296	51,315
Debt satisfaction charges	(63)	(933)	(8,178)
Gains from disposal of real estate	61,131	68,582	17,707
Impairment charges	—	—	(26,965)
Minority interests	(8,021)	(4,338)	(9,021)

Total income from discontinued operations	66,218	96,607	24,858

Net income	$151,450	$129,342	$49,295

Comprehensive income:
Net income	$151,450	$129,342	$49,295
Change in unrealized net gain on investment in marketable equity securities	801	1,058	164
Change in unrealized (loss) gain on interest rate derivatives	(649)	1,004	1,000
Change in unrealized loss from non-consolidated entities	(8,390)	—	—
Less reclassification adjustment from gains included in net income	(3,312)	(77)	—

Other comprehensive (loss) income	(11,550)	1,985	1,164

Comprehensive income	$139,900	$131,327	$50,459

Per limited partnership unit data:
Income from continuing operations	$1.53	$0.64	$0.61
Income from discontinued operations	1.18	1.87	0.62

Net income per limited partnership unit	$2.71	$2.51	$1.23

Distributions per limited partnership unit	$3.60	$2.06	$1.33

Weighted average limited partnership units outstanding	55,923,235	51,519,435	40,081,386

See accompanying notes to consolidated financial statements.

THE LEXINGTON MASTER LIMITED PARTNERSHIP
Consolidated Statements of Changes in Partners’ Equity
For the Years Ended December 31, 2007, 2006 and 2005
(In thousands, except unit data)

			Accumulated
	Limited		Other	Total
	Partnership	Partners’	Comprehensive	Partners’
	Units	Capital	Income (Loss)	Equity
Balance at December 31, 2004	38,291,354	$203,785	$—	$203,785
Net income	—	49,295	—	49,295
Issuance of units	12,500,000	231,138	—	231,138
Issuance of units — exclusivity rights	1,000,000	20,000	—	20,000
Minority interest charge	—	12,917	—	12,917
Distributions	—	(55,073)	—	(55,073)
Limited partner buyouts	(291,354)	(2,042)	—	(2,042)
Change in unrealized gain on investment in marketable equity securities	—	—	164	164
Change in unrealized gain on interest rate derivatives	—	—	1,000	1,000

Balance at December 31, 2005	51,500,000	460,020	1,164	461,184
Net income	—	129,342	—	129,342
Issuance of units	33,535	724	—	724
Minority interest charge	—	4,510	—	4,510
Distributions	—	(106,270)	—	(106,270)
Limited partner buyouts	(31)	(1)	—	(1)
Change in unrealized gain on investment in marketable equity securities, net of reclassification of $85 included in net income	—	—	972	972
Change in unrealized gain on interest rate derivatives, net of reclassification of $(8) included in net income	—	—	1,013	1,013

Balance at December 31, 2006	51,533,504	488,325	3,149	491,474
Net income	—	151,450	—	151,450
Issuance of units	16,892,974	167,690	—	167,690
Minority interest charge	—	(1,946)	—	(1,946)
Distributions	—	(232,716)	—	(232,716)
Limited partner buyouts	(49)	(1)	—	(1)
Change in unrealized gain on investment in marketable equity securities net of reclassification adjustment of $1,948 included in net income	—	—	(1,147)	(1,147)
Change in unrealized gain on interest rate derivatives, net of reclassification of $1,364 included in net income	—	—	(2,013)	(2,013)
Change in net unrealized loss from non-consolidated entity	—	—	(8,390)	(8,390)

Balance at December 31, 2007	68,426,429	$572,802	$(8,401)	$564,401

See accompanying notes to consolidated financial statements.

THE LEXINGTON MASTER LIMITED PARTNERSHIP
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2007, 2006 and 2005
(In thousands)

	For the Years Ended December 31,
	2007	2006	2005
Cash Flows from Operating Activities:
Net income	$151,450	$129,342	$49,295
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of deferred costs, land estates, loan discounts and lease intangibles	37,175	8,571	6,633
Depreciation expense	42,526	42,764	46,845
Change in fair value of embedded derivative	(21,225)	—	—
Gain from disposal of marketable equity securites	(1,948)	(1,650)	(2)
Gain from disposal of real estate	(61,131)	(68,582)	(17,707)
Debt satisfaction charges, net	2,497	1,315	30,460
Other non-cash items	(8,530)	9,500	10,500
Impairment charges	—	1,440	29,715
Bad debt expenses	205	853	—
Minority interest expense	20,536	16,523	18,786
Straight-lining of rental income	17,485	11,787	5,741
Interest earned on restricted cash	(502)	(1,926)	(239)
Equity in earnings of non-consolidated entities	(27,895)	(3,451)	(3,128)
Distributions of accumulated earnings from non-consolidated entities	5,670	412	399
Changes in operating assets and liabilities:
Receivables and other assets	2,045	(12,045)	(2,164)
Accounts payable and other liabilities	17,980	555	(32,551)

Net cash provided by operating activities	176,338	135,408	142,583

Cash Flows from Investing Activities:
Investments in real estate properties and intangible assets	(232,736)	(196,574)	(286)
Change in restricted cash	39,078	(12,482)	(16,777)
Net deposits for future real estate acquisitions/sales	252	(5,290)	(2,126)
Refund of deposits for real estate acquisitions	—	7,416	—
Investment in debt securities	—	(53,616)	—
Loan origination costs	—	(21)	—
Loans receivable to related party, net	(26,612)	—	—
Collection of loan receivable	6,428	72	—
Construction in progress	(1,428)	(901)	—
Distributions from non-consolidated entities in excess of accumulated earnings	6,801	10,883	—
Proceeds from disposal of marketable equity securities	27,286	15,647	143
Purchase of marketable equity securities	(723)	(33,334)	(5,171)
Issuance of loan receivable	—	—	(6,500)
Net proceeds from disposal of real estate and investments in limited partnerships	174,335	172,307	44,911
Leasing costs incurred	(3,588)	(3,635)	(65)
Cash related to previously non-consolidated entities	9,111	419	44,405
Investments in partnerships and joint ventures	(97,987)	(81,750)	(80)

Net cash (used in) provided by investing activities	(99,783)	(180,859)	58,454

Cash Flows from Financing Activities:
Principal payments of mortgage notes	(33,259)	(95,244)	(277,685)
Principal payments of note payable	(558,565)	(46,263)	(319,035)
Principal payments of contract right mortgage notes	—	—	(85,481)
Proceeds from note payable	225,000	—	477,759
Proceeds from mortgage notes	229,640	140,555	—
Proceeds from exchangeable notes	450,000	—	—
Proceeds from line of credit	—	32,025	—
Mortgage prepayment penalities	—	(508)	(23,548)
Proceeds from issuance of LP units	—	—	231,139
Distributions to partners	(92,348)	(94,663)	(37,692)
Limited partner buyouts	(1)	(1)	(2,042)
Distributions to minority interests	(19,255)	(5,903)	(5,622)
Contributions from minority interests	—	—	1,666
Financing costs	(13,821)	(1,739)	(6,997)

Net cash provided by (used in) financing activities	187,391	(71,741)	(47,538)

Net increase (decrease) in cash and cash equivalents	263,946	(117,192)	153,499
Cash and Cash Equivalents at Beginning of Year	57,624	174,816	21,317

Cash and Cash Equivalents at End of Year	$321,570	$57,624	$174,816

See accompanying notes to consolidated financial statements.

THE LEXINGTON MASTER LIMITED PARTNERSHIP
Notes to Consolidated Financial Statements
(In thousands except per share/unit amounts)
December 31, 2007 and 2006
Note 1 — Organization and Business
     The Lexington Master Limited Partnership (formerly known as The Newkirk Master Limited Partnership) (the “Partnership”) was organized in October 2001 as a limited partnership under the Delaware Revised Uniform Limited Partnership Act. The Partnership owns commercial properties, most of which are net leased to investment grade corporate tenants as well as other real estate assets. The Partnership commenced operations on January 1, 2002 following the completion of a transaction (the “Exchange”) involving the merger into wholly-owned subsidiaries of the Partnership of 90 limited partnerships, each of which owned commercial properties (the “Newkirk Partnerships”), and the acquisition by the Partnership of various assets, including those related to the management or capital structure of the Newkirk Partnerships. In connection with the Exchange, limited partners of the merged partnerships and equity owners of the entities that contributed other assets in exchange received units in consideration of the merger and contributions. From January 1, 2002 to November 6, 2005, the Partnership’s general partner was MLP GP LLC, an entity effectively controlled by affiliates of Apollo Real Estate Fund III, LP (“Apollo”), executive officers of Winthrop Realty Partners L.P. formerly known as Winthrop Financial Associates (“WEM”), and affiliates of Vornado Realty Trust (“Vornado”).
     On November 7, 2005, Newkirk Realty Trust, Inc. (“Newkirk”), a Maryland corporation that had elected to be taxed as a real estate investment trust (“REIT”), became the sole general partner of the Partnership and acquired approximately 30.1% of the outstanding units of the Partnership. As a result, the Partnership became the operating partnership in an umbrella partnership real estate investment trust structure. The executive officers of Newkirk and management of MLP GP LLC were identical.
     On December 31, 2006, Newkirk completed its merger with Lexington Corporate Properties Trust (“LXP”), a Maryland real estate investment trust (the “Merger”). Pursuant to the Merger, (1) each unit of limited partnership interest in the Partnership was converted into 0.80 units and (2) each holder of Newkirk’s common stock received 0.80 common shares of LXP in exchange for each share of Newkirk common stock, and the name of the surviving entity was changed to Lexington Realty Trust (“Lexington”). In addition, a wholly owned subsidiary of Lexington (“Lex GP-1 Trust”) became the new general partner of the Partnership, and the name of the Partnership was changed to The Lexington Master Limited Partnership. The Partnership serves as an operating partnership for Lexington. As of December 31, 2007, Lexington, through a wholly-owned subsidiary, Lex LP-1 Trust, owned approximately 50% of the outstanding limited partnership units of the Partnership.
     Pursuant to the agreement of limited partnership, the units issued and outstanding are currently redeemable at certain times, only at the option of the holders, for Lexington common shares or, on a one-for-one basis, at Lex GP-1 Trusts’ option, cash at various dates and are not otherwise mandatory redeemable by the Partnership.
     In addition, unit holders at the time of the Merger other than Lexington, have voting rights equivalent to common shareholders of Lexington through the Special Voting Preferred Share. Pursuant to a voting trustee agreement, NKT Advisors, LLC (“NKT Advisors”), our former advisor and an affiliate of Michael L. Ashner, Lexington’s Executive Chairman and Director of Strategic Acquisitions, holds the one share of Lexington’s special voting preferred stock and is required to cast the votes attached to the special voting preferred stock in proportion to the votes it receives from voting unit holders provided that Vornado will not have the right to vote for board members of Lexington at any time when an affiliate of Vornado is serving or standing for election as a board member of Lexington. NKT Advisors will be entitled to vote in its sole discretion to the extent the voting rights of Vornado’s affiliates are so limited. At December 31, 2007, the number of votes held by the Special Voting Preferred Share was 34,208,538.
     In 2007, 2006 and 2005, the Partnership acquired from its limited partners 49, 31, and 291,354, respectively, of its units of limited partnership interest.
     The Partnership owns commercial properties, most of which are net leased to investment grade corporate tenants, as well as other real estate investments. As of December 31, 2007, and 2006 the Partnership owned interests in approximately 150 and 169 consolidated properties located in 34 and 33 states, respectively.
During 2007, Lexington announced a strategic restructuring plan. The plan, when and if completed, will restructure Lexington into a company consisting primarily of:
•	a wholly-owned portfolio of core office assets;

•	a wholly-owned portfolio of core warehouse/distribution assets;

THE LEXINGTON MASTER LIMITED PARTNERSHIP
Notes to Consolidated Financial Statements
(In thousands except per share/unit amounts)
December 31, 2007 and 2006
•	a continuing 50.0% interest in a co-investment program that invests in senior and subordinated debt interests secured by both net- leased and multi-tenanted real estate collateral;

•	a minority interest in a co-investment program that invests in specialty single-tenant real estate assets; and

•	equity securities in other net lease companies owned either individually or through an interest in one or more joint venture or co-investment programs.
     In connection with Lexington’s strategic restructuring plan, the Partnership:
•	acquired substantially all of the outstanding interests in Lexington Acquiport Company, LLC, one of Lexington’s co-investment programs, which resulted in the Partnership becoming the sole owner of the co-investment program’s ten primarily single tenant net leased properties;
•	acquired substantially all of the remaining interests in Lexington/Lion Venture L.P., one of Lexington’s co-investment programs, and thus acquired six primarily single tenant net leased properties owned by the co-investment program;
•	formed a co-investment program with a subsidiary of Inland American Real Estate Trust, Inc. which acquired 12 assets owned by the Partnership and 18 assets previously owned by Lexington, and which in addition is under contract to acquire an additional two assets owned by the Partnership and 11 assets owned by Lexington and may invest in “core plus” net leased assets, such as manufacturing assets, call centers and other specialty assets; and
•	sold non-core properties.
Neither the Partnership nor Lexington can provide no assurances that the strategic restructuring plan will be successfully completed or complete the sale/contribution of the remaining 13 assets under contract for sale/contribution or acquire any additional assets through its newly formed co-investment program.
Note 2 — Summary of Significant Accounting Policies
     Basis of Presentation and Consolidation. The Partnership’s consolidated financial statements are prepared on the accrual basis of accounting. The financial statements reflect the accounts of the Partnership and its consolidated subsidiaries. The Partnership determines whether an entity for which it holds an interest should be consolidated pursuant to Financial Accounting Standards Board (“FASB”) Interpretation No. 46, Consolidation of Variable Interest Entities (“FIN 46R”). FIN 46R requires the Partnership to evaluate whether it has a controlling financial interest in an entity through means other than voting rights. If the entity is not a variable interest entity, and the Partnership controls the entity’s voting shares or similar rights, the entity is consolidated.
     Use of Estimates. Management has made a number of estimates and assumptions relating to the reporting of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses to prepare these consolidated financial statements in conformity with generally accepted accounting principles. The most significant estimates made include the recoverability of accounts and notes receivable, allocation of property purchase price to tangible and intangible assets, the determination of impairment of long-lived assets and investment in and advances to non-consolidated entities and the useful lives of long-lived assets. Actual results could differ from those estimates.
     Purchase Accounting for Acquisition of Real Estate. The fair value of the real estate acquired, which includes the impact of mark-to-market adjustments for assumed mortgage debt related to property acquisitions, is allocated to the acquired tangible assets, consisting of land, building and improvements, and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases, other value of in-place leases and value of tenant relationships, based in each case on their fair values.
     The fair value of the tangible assets of an acquired property (which includes land, building and improvements and fixtures and equipment) is determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated to land, building and improvements based

THE LEXINGTON MASTER LIMITED PARTNERSHIP
Notes to Consolidated Financial Statements
(In thousands except per share/unit amounts)
December 31, 2007 and 2006
on management’s determination of relative fair values of these assets. Factors considered by management in performing these analyses include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases. In estimating carrying costs, management includes real estate taxes, insurance and other operating expenses and estimates of lost rental revenue during the expected lease-up periods based on current market demand. Management also estimates costs to execute similar leases including leasing commissions.
     In allocating the fair value of the identified intangible assets and liabilities of an acquired property, above-market and below-market in-place lease values are recorded based on the difference between the current in-place lease rent and a management estimate of current market rents. Below-market lease intangibles are recorded as part of deferred revenue and amortized into rental revenue over the non-cancelable periods and bargain renewal periods of the respective leases. Above-market leases are recorded as part of intangible assets and amortized as a direct charge against rental revenue over the non-cancelable portion of the respective leases.
     The aggregate value of other acquired intangible assets, consisting of in-place leases and customer relationships, is measured by the excess of (1) the purchase price paid for a property over (2) the estimated fair value of the property as if vacant, determined as set forth above. This aggregate value is allocated between in-place lease values and customer relationships based on management’s evaluation of the specific characteristics of each tenant’s lease. The value of in-place leases are amortized to expense over the remaining non-cancelable periods and any bargain renewal periods of the respective leases. Customer relationships are amortized to expense over the applicable lease term plus expected renewal periods.
     Revenue Recognition. The Partnership recognizes revenue in accordance with Statement of Financial Accounting Standards No. 13 Accounting for Leases, as amended (“SFAS 13”). SFAS 13 requires that revenue be recognized on a straight-line basis over the term of the lease unless another systematic and rational basis is more representative of the time pattern in which the use benefit is derived from the leased property. Renewal options in leases with rental terms that are lower than those in the primary term are excluded from the calculation of straight line rent if they do not meet the criteria of a bargain renewal option. In those instances in which the Partnership funds tenant improvements and the improvements are deemed to be owned by the Partnership, revenue recognition will commence when the improvements are substantially completed and possession or control of the space is turned over to the tenant. When the Partnership determines that the tenant allowances are lease incentives, the Partnership commences revenue recognition when possession or control of the space is turned over to the tenant for tenant work to begin. The lease incentive is recorded as a deferred expense and amortized as a reduction of revenue on a straight-line basis over the respective lease term.
     Gains on sales of real estate are recognized pursuant to the provisions of Statement of Financial Accounting Standards No. 66 Accounting for Sales of Real Estate, as amended (“SFAS 66”). The specific timing of the sale is measured against various criteria in SFAS 66 related to the terms of the transactions and any continuing involvement in the form of management or financial assistance associated with the properties. If the sales criteria are not met, the gain is deferred and the finance, installment or cost recovery method, as appropriate, is applied until the sales criteria are met.
     Accounts Receivable. The Partnership continuously monitors collections from its tenants and would make a provision for estimated losses based upon historical experience and any specific tenant collection issues that the Partnership has identified. As of December 31, 2007 and 2006, the Partnership’s allowance for doubtful accounts was insignificant.
     Impairment of Real Estate and Investments in Non-consolidated Entities. The Partnership evaluates the carrying value of all real estate and investments in non-consolidated entities and intangible assets held when a triggering event under Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, as amended (“SFAS 144”) has occurred to determine if an impairment has occurred which would require the recognition of a loss. The evaluation includes reviewing anticipated cash flows of the property, based on current leases in place, coupled with an estimate of proceeds to be realized upon sale. However, estimating future sale proceeds is highly subjective and such estimates could differ materially from actual results.
     Depreciation is determined by the straight-line method over the remaining estimated economic useful lives of the properties. The Partnership generally depreciates buildings and building improvements over periods ranging from eight to 40 years, land improvements from 15 to 20 years, and fixtures and equipment over five years.

THE LEXINGTON MASTER LIMITED PARTNERSHIP
Notes to Consolidated Financial Statements
(In thousands except per share/unit amounts)
December 31, 2007 and 2006
     Only costs incurred to third parties in acquiring properties are capitalized. No internal costs (rents, salaries, overhead) are capitalized. Expenditures for maintenance and repairs are charged to operations as incurred. Significant renovations which extend the useful life of the properties are capitalized.
     Properties Held For Sale. The Partnership accounts for properties held for sale in accordance with SFAS 144. SFAS 144 requires that the assets and liabilities of properties that meet various criteria in SFAS 144 be presented separately in the Consolidated Balance Sheets, with assets and liabilities being separately stated. The operating results of these properties are reflected as discontinued operations in the Consolidated Statements of Operations. Properties that do not meet the held for sale criteria of SFAS 144 are accounted for as operating properties.
     Investments in Non-consolidated Entities. The Partnership accounts for its investments in 50% or less owned entities under the equity method, unless pursuant to FIN 46R consolidation is required or if its investment in the entity is less than 3% and it has no influence over the control of the entity and then the entity is accounted for under the cost method.
     Marketable Equity Securities. The Partnership classifies its existing marketable equity securities as available-for-sale in accordance with the provisions of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. These securities are carried at fair market value, with unrealized gains and losses, including the Partnership’s proportionate share of the unrealized gains or losses from non-consolidated entities, reported in shareholders’ equity as a component of accumulated other comprehensive income. Gains or losses on securities sold and other than temporary impairments are included in the Consolidated Statement of Operations. Sales of securities are recorded on the trade date and gains and losses are generally determined by the specific identification method.
     Investments in Debt Securities. Investments in debt securities are classified as held-to-maturity, reported at amortized cost and are included with other assets in the accompanying Consolidated Balance Sheet and amounted to $11,566 and $11,000 at December 31, 2007 and 2006, respectively. A decline in the market value of any held-to-maturity security below cost that is deemed to be other-than-temporary results in an impairment and would reduce the carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security is established. To determine whether an impairment is other-than-temporary, the Partnership considers whether it has the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the severity and duration of the impairment, changes in value subsequent to year-end, forecasted performance of the investee, and the general market condition in the geographic area or industry the investee operates in.
     Notes Receivable. The Partnership evaluates the collectability of both interest and principal of each of its notes, if circumstances warrant, to determine whether it is impaired. A note is considered to be impaired, when based on current information and events, it is probable that the Partnership will be unable to collect all amounts due according to the existing contractual terms. When a note is considered to be impaired, the amount of the loss accrual is calculated by comparing the recorded investment to the value determined by discounting the expected future cash flows at the note’s effective interest rate. Interest on impaired notes is recognized on a cash basis.
     Deferred Expenses. Deferred expenses consist primarily of debt and leasing costs. Debt costs are amortized using the straight-line method, which approximates the interest method, over the terms of the debt instruments and leasing costs are amortized over the term of the tenant lease.
     Tax Status. Taxable income or loss of the Partnership is reported in the income tax returns of its partners. Accordingly, no provision for income taxes is made in the consolidated financial statements of the Partnership. However, the Partnership is required to pay certain state and local entity level taxes which are expensed as incurred.
     Unit Split. On November 7, 2005, the Partnership affected a 7.5801 to 1 unit split of the outstanding units. In addition on December 31, 2006, the Partnership effected a .80 to 1 per unit reverse split. Partners’ equity activity for all periods presented has been restated to give retroactive recognition to the unit and reverse unit splits. In addition, all references in the financial statements and notes to the consolidated financial statements, to weighted average limited partnership units and per limited partner unit amounts have been adjusted to give retroactive recognition to the unit and reverse unit split.

THE LEXINGTON MASTER LIMITED PARTNERSHIP
Notes to Consolidated Financial Statements
(In thousands except per share/unit amounts)
December 31, 2007 and 2006
     Net Income per Unit. Net income per unit is computed by dividing net income by 55,923,235, 51,519,435 and 40,081,386 weighted average units outstanding during the years ended December 31, 2007, 2006 and 2005, respectively. The exchangeable notes are not included in the net income per unit calculation as they are not dilutive.
     Distributions; Allocations of Income and Loss. As provided in the Partnership’s partnership agreement, distributions are allocated to the limited partners based on their ownership of units. No distributions, or net income or loss allocation, are made to the general partner. Income and loss for financial reporting purposes is allocated to limited partners based on their ownership of units. Special allocation rules in partnership agreements affect the allocation of taxable income and loss. The Partnership paid or accrued distributions of $232,716 ($3.60 per unit); $106,270 ($2.06 per unit) and $55,073 ($1.33 per unit) to its limited partners during the years ended December 31, 2007, 2006 and 2005, respectively.
     Fair Value of Financial Instruments. Financial instruments held by the Partnership include cash and cash equivalents, receivables, accounts payable and long-term debt. The fair value of cash and cash equivalents, receivables and accounts payable approximates their current carrying amounts due to their short-term nature. The fair value of long-term debt, which has fixed interest rates, was determined based upon current market conditions and interest rates. The fair value of the mortgage notes payable and contract right mortgage note payable approximates fair value for debt with similar terms and conditions due to yield maintenance requirements and prepayment penalties. The fair value of the exchangeable notes was determined to be approximately $393,750 at December 31, 2007. The fair value of the Partnership’s interest rate swap and interest rate caps was approximately $0, $2,600 and $1,700 at December 31, 2007, 2006 and 2005, respectively. Such fair value estimates are not necessarily indicative of the amounts that would be realized upon disposition of the Partnerships’ financial instruments.
     Derivative Financial Instruments. The Partnership accounts for its interest rate swap agreement and interest rate cap agreements in accordance with FAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended and interpreted. In accordance with FAS No. 133, the interest rate swap and cap agreements are carried on the balance sheets at their fair value, as an asset, if their fair value is positive, or as a liability, if their fair value is negative. Certain of these transactions are designated as “cash flow hedges” and one of the Partnership’s interest rate cap agreements was not designated as a hedge instrument and was measured at fair value with the resulting gain or less being recognized in interest expense in the period of change. Since the Partnership’s interest rate swap and one of the Partnership’s cap agreements are designated as “cash flow hedges,” comprehensive income or loss for hedges that qualify as effective and the related change in the fair value is transferred from other comprehensive income or loss to earnings as the hedged item affects earnings. The ineffective amount of the interest rate swap and cap agreement, if any, is recognized in earnings each quarter. During the fourth quarter of 2006, the Partnership recognized an approximately $8 decrease in the value of its interest rate cap agreement in earnings as a result of a portion of the hedge thereof being ineffective. In 2007, the Partnership sold its interest rate swap agreement for $1,870 and discontinued hedge accounting for both its interest rate swap and cap agreements and recognized earnings of approximately $1,400.
     Upon entering into hedging transactions, the Partnership documents the relationship between the interest rate swap and cap agreements and the hedged item. The Partnership also documents its risk-management policies, including objectives and strategies, as they relate to its hedging activities. The Partnership assesses, both at inception of a hedge and on and on-going basis, whether or not the hedge is highly “effective”, as defined by FAS No. 133. The Partnership discontinues hedge accounting on a prospective basis with changes in the estimated fair value reflected in earnings when (1) it is determined that the derivative is no longer effective in offsetting cash flows of a hedged item (including forecasted transactions); (2) it is no longer probable that the forecasted transaction will occur; or (3) it is determined that designating the derivative as an interest rate swap or cap agreements is no longer appropriate.. The Partnership utilizes interest rate swap and cap agreements to manage interest rate risk and does not anticipate entering into derivative transactions for speculative or trading purposes.
     Unit Redemptions. The Partnership’s limited partnership units that are issued and outstanding, other than those held by Lexington, are currently redeemable at certain times, only at the option of the holders, for Lexington common shares or, on a one-for-one basis, at Lex GP-1 Trusts’ option, cash at various dates. These units are not otherwise mandatory redeemable by the Partnership. As of December 31, 2007, Lexington’s common shares had a closing price of $14.54 per share. Assuming all outstanding limited partner units not held by Lexington were redeemed on such date the estimated fair value of the units is $497,880. Lex GP-1 Trust has the ability and intent to settle such redemptions in Lexington common shares.
     Cash and Cash Equivalents. The Partnership considers all highly liquid instruments with maturities of three months or less from the date of purchase to be cash equivalents.
     Restricted Cash. Restricted cash, which is included in other assets in the consolidated balance sheet, is comprised primarily of cash balances held by lenders for construction and tenant improvement reserves and amounts deposited to complete tax-free exchanges.

THE LEXINGTON MASTER LIMITED PARTNERSHIP
Notes to Consolidated Financial Statements
(In thousands except per share/unit amounts)
December 31, 2007 and 2006
     Environmental Matters. Under various federal, state and local environmental laws, statutes, ordinances, rules and regulations, an owner of real property may be liable for the costs of removal or remediation of certain hazardous or toxic substances at, on, in or under such property as well as certain other potential costs relating to hazardous or toxic substances. These liabilities may include government fines and penalties and damages for injuries to persons and adjacent property. Such laws often impose liability without regard to whether the owner knew of, or was responsible for, the presence or disposal of such substances. Although the Partnership’s tenants are primarily responsible for any environmental damage and claims related to the leased premises, in the event of the bankruptcy or inability of the tenant of such premises to satisfy any obligations with respect to such environmental liability, the Partnership may be required to satisfy any obligations. In addition, the Partnership as the owner of such properties may be held directly liable for any such damages or claims irrespective of the provisions of any lease. As of December 31, 2007 and 2006, the Partnership is not aware of any environmental matter that could have a material impact on the financial statements.
     Segment Reporting. The Partnership operates generally in one industry segment — real estate assets.
     Reclassifications. Certain amounts included in prior years’ financial statements have been reclassified to conform with the current year presentation, including reclassifying certain income statement captions for properties held for sale as of December 31, 2007 and properties sold during 2007, which are presented as discontinued operations.
     Recently Issued Accounting Standards and Pronouncements.
     In March 2005, the FASB issued Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations — an Interpretation of SFAS Statement No. 143 (“FIN 47”). FIN 47 clarifies the timing of liability recognition for legal obligations associated with the retirement of a tangible long-lived asset when the timing and /or method of settlement are conditional on a future event. FIN 47 is effective for fiscal years ending after December 15, 2005. The application of FIN 47 did not have a material impact on the Partnerships’ consolidated financial position or results of operations.
     In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections (“SFAS 154”) which replaces APB Opinions No. 20 Accounting Changes and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements — An Amendment of APB Opinion No. 28. SFAS 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes retrospective application as the required method for reporting a change in accounting principle and the reporting of a correction of an error. SFAS 154 was effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The impact of adopting this statement did not have a material impact on the Partnership’s financial position or results of operations.
     In June 2005, the FASB ratified the Emerging Issues Task Force’s (“EITF”) consensus on EITF 04-05, Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights (“EITF 04-05”). EITF 04-05 provides a framework for determining whether a general partner controls, and should consolidate, a limited partnership or a similar entity. It was effective after June 29, 2005 for all newly formed limited partnerships and for any pre-existing limited partnerships that modify their partnership agreements after that date. General partners of all other limited partnerships were required to apply the consensus no later than the beginning of the first reporting period in fiscal years beginning after December 15, 2005. The adoption of EITF 04-05 resulted in the consolidation of one previously unconsolidated partnership.

THE LEXINGTON MASTER LIMITED PARTNERSHIP
Notes to Consolidated Financial Statements
(In thousands except per share/unit amounts)
December 31, 2007 and 2006
     The impact of the adoption on the January 1, 2006 balance sheet was as follows:

	Pre-Consolidation	Consolidated
Assets:
Cash	$—	$177
Land	—	1,028
Building, net	—	18,663
Equity investment in limited partnership	6,538	—
Deferred costs, net	—	334

	$6,538	$20,202

Liabilities:
Mortgage loan	$—	$13,664

	$—	$13,664

     In 2005, the EITF released Issue No. 05-06, Determining the Amortization Period for Leasehold Improvements (“EITF 05-06”), which clarifies the period over which leasehold improvements should be amortized. EITF 05-06 requires all leasehold improvements to be amortized over the shorter of the useful life of the assets, or the applicable lease term, as defined. The applicable lease term is determined on the date the leasehold improvements are acquired and includes renewal periods for which exercise is reasonably assured. EITF 05-06 was effective for leasehold improvements acquired in reporting periods beginning after June 29, 2005. The impact of the adoption of EITF 05-06 did not have a material impact on the Partnership’s financial position or results of operations.
     In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in accordance with SFAS 109. FIN 48 prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 was effective for fiscal years beginning after December 15, 2006. The adoption of FIN 48, as of January 1, 2007, did not have a material impact on the Partnership’s financial position, results of operations or cash flows.
     In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years, except for non-financial assets and liabilities, which is deferred for one additional year. The adoption of this statement is not expected to have a material impact on the Partnership’s financial position, results of operations or cash flows.
     In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115 (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial assets and liabilities and certain other items at fair value. An enterprise will report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. The fair value option may be applied on an instrument-by-instrument basis, with several exceptions, such as investments accounted for by the equity method, and once elected, the option is irrevocable unless a new election date occurs. The fair value option can be applied only to entire instruments and not to portions thereof. SFAS 159 is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007. Management has determined that we will not adopt the fair value provisions of this pronouncement so it will have no impact on the Partnership’s financial position, results of operations or cash flows.
     In September 2006, the Securities and Exchange Commission released Staff Accounting Bulletin No. 108 (“SAB 108”). SAB 108 provides guidance on how the effects of the carryover or reversal of prior year financial statements misstatements should be considered in quantifying a current period misstatement. In addition, upon adoption, SAB 108 permits us to adjust the cumulative effect of immaterial errors relating to prior years in the carrying amount of assets and liabilities as of the beginning of the current fiscal year, with an offsetting adjustment to the opening balance of retained earnings. SAB 108 also requires the adjustment of any prior quarterly financial statement within the fiscal year of adoption for the effects of such errors on the quarters when the information is next presented. The Partnership adopted SAB 108 effective

THE LEXINGTON MASTER LIMITED PARTNERSHIP
Notes to Consolidated Financial Statements
(In thousands except per share/unit amounts)
December 31, 2007 and 2006
December 31, 2006, and its adoption had no impact on the Partnership’s financial position, results of operations or cash flows.
     In December 2007, the FASB issued SFAS No. 141R, Business Combinations (“SFAS 141R”). SFAS 141R requires most identifiable assets, liabilities, noncontrolling interests, and goodwill acquired in a business combination to be recorded at “full fair value”. SFAS 141R is effective for acquisitions in periods beginning on or after December 15, 2008.
     In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interest in Consolidated Financial Statements (“SFAS No. 160”). SFAS No. 160 will require noncontrolling interests (previously referred to as minority interests) to be treated as a separate component of equity, not as a liability or other item outside of permanent equity. SFAS No. 160 is effective for periods beginning on or after December 15, 2008. The adoption of this statement will result in the minority interest currently classified in the “mezzanine” section of the balance sheet to be reclassified as a component of partners’ equity, and minority interest expense will no longer be recorded in the income statement.
     In December 2007, the FASB ratified EITF consensus on EITF 07-06, Accounting for the Sale of Real Estate Subject to the Requirements of FASB Statement No. 66, Accounting for Sales of Real Estate, When the Agreement Includes a Buy-Sell Clause (EITF 07-06). EITF 07-06 clarifies that a buy-sell clause in a sale of real estate that otherwise qualifies for partial sale accounting does not by itself constitute a form of continuing involvement that would preclude partial sale accounting under SFAS No. 66. EITF 07-06 is effective for fiscal years beginning after December 15, 2007. The adoption of EITF 07-06 is not expected to have a material impact on the Partnership’s financial position, results of operations or cash flows.
     In June 2007, the Securities and Exchange staff announced revisions to EITF Topic D-98 related to the release of SFAS 159. The Securities and Exchange Commission announced that it will no longer accept liability classification for financial instruments that meet the conditions for temporary equity classification under ASR 268, Presentation in Financial Statements of “Redeemable Preferred Stocks” and EITF Topic No. D-98. As a consequence, the fair value option under SFAS 159 may not be applied to any financial instrument (or host contract) that qualifies as temporary equity. This is effective for all instruments that are entered into, modified, or otherwise subject to a remeasurement event in the first fiscal quarter beginning after September 15, 2007. The adoption of this announcement is not expected to have a material impact on the Partnership’s financial position, results of operations or cash flows.
Note 3 — Real Estate Investments and Lease Intangibles
     Most of the Partnership’s approximately 150 consolidated properties are each net-leased to a single commercial tenant. The leases are similar in many respects and generally provide for fixed rent payments and obligate the tenant to pay all capital and operating expenses for a property; obligate the tenant to perform all responsibilities (other than the payment of debt service) relating to the property; require the tenant to maintain insurance against casualty and liability losses; permit the tenant to sublet the property; and afford the tenant in many instances the right to terminate the lease at certain points during the primary term if it determines that its continued use and occupancy of the property would be uneconomic or unsuitable.
     The Partnership’s ability to maintain and operate its properties and satisfy its contractual obligations is dependent upon the performance by the tenants of their obligations under their lease agreements with the Partnership. Under certain conditions certain of the tenants have an option to purchase the property upon the expiration of the primary term of the lease and at the end of one or more renewal terms for a price stated in the lease agreement.
     Some of the Partnership’s properties are encumbered by mortgages and notes payable.
     The Partnership acquired five and 13 properties during 2007 and 2006, respectively, from unaffiliated third parties.
     During 2007, the Partnership completed transactions with Lexington, summarized as follows:
     Lexington Acquiport Company LLC (LAC)
     The Partnership and Lexington entered into purchase agreements with the Common Retirement Fund of the State of New York (“NYCRF”), Lexington’s 66.67% partner in one of Lexington’s co-investment programs, whereby after certain assets were distributed to Lexington and

THE LEXINGTON MASTER LIMITED PARTNERSHIP
Notes to Consolidated Financial Statements
(In thousands except per share/unit amounts)
December 31, 2007 and 2006
NYCRF, the Partnership acquired 100% of the remaining interests in LAC. Accordingly, the Partnership became the owner of ten primarily single tenant net leased real estate properties. The Partnership acquired the properties through a cash payment of approximately $117,800, issuance of approximately 3,100,000 limited partner units to Lexington, and assumed approximately $169,235 in non-recourse mortgage debt. The debt assumed by the Partnership bears interest at stated rates ranging from 6.00% to 8.19% with a weighted-average stated rate of 7.40%. In addition, the debt matures at various dates ranging from 2010 and 2012.
     Lexington/Lion Venture L.P. (LION)
     The Partnership, Lexington and Lexington’s 70.0% partner in LION entered into a transaction whereby the Partnership acquire a 100% interest in certain properties held by LION. The Partnership acquired six properties, which are subject to non-recourse mortgage debt of approximately $94,181. The debt assumed by the Partnership bears interest at stated rates ranging from 4.8% to 6.2% with a weighted-average stated rate of 5.3% and matures at various dates ranging from 2012 to 2015. In addition, the Partnership issued approximately 4,100,000 limited partner units to Lexington in connection with the transaction and the Partnership paid approximately $6,600 of additional consideration, net of its incentive fee earned on this transaction, to Lexington’s former partner. In connection with this transaction, the Partnership recognized $8,530 as an incentive fee in accordance with the LION partnership agreement and approximately $21,141 in gains relating to properties transferred to Lexington’s former partner, which are reported as equity in earnings of non-consolidated entities.
     In accordance with U.S. generally accepted accounting principles, the Partnership recorded the assets and liabilities at fair value to the extent of the interests acquired, with a carryover basis for all assets liabilities to the extent of the Partnership’s ownership. The allocation of the purchase price is based upon estimates and assumptions. The Partnership engaged a third party valuation expert to assist with the fair value assessment of the real estate. The current allocations are substantially complete; however, there may be certain items that the Partnership will finalize once it receives additional information. Accordingly, the allocations are subject to revision when final information is available, although the Partnership does not expect future revisions to have a significant impact on its financial position or results of operations.
     Other
     On December 20, 2007 Lexington contributed eight properties to the Partnership in exchange for 5,078,080 units of limited partnership interest and the assumption of approximately $77,308 in non-recourse mortgage debt. These properties were immediately contributed to a newly formed co-investment program (See Note 6 — Investment in non-consolidated entities).
     Lexington also contributed two properties on December 31, 2007 to the Partnership in exchange for 4,634,115 units of limited partnership interest and the assumption of $136,344 in non-recourse mortgage debt. The debt assumed by the Partnership bears interest at stated rates of 5.7% and 6.3% and matures in 2013 and 2015.
     The Partnership recorded these assets and liabilities at Lexington’s historical carry over basis.
     For the properties acquired during 2007, including those properties acquired from Lexington, the components of intangible assets and the respective weighted average lives are as follows:

		Weighted
		Average
	Costs	Life (Years)
Lease origination costs	$87,494	5.5
Customer relationships	$65,340	4.7
Above-market leases	$8,754	3.1

THE LEXINGTON MASTER LIMITED PARTNERSHIP
Notes to Consolidated Financial Statements
(In thousands except per share/unit amounts)
December 31, 2007 and 2006
     As of December 31, 2007 and 2006, the components of intangible assets are as follows:

	2007	2006
Lease origination costs	$121,697	$34,242
Customer relationships	$65,340	$—
Above-market leases	$10,432	$1,480
     The estimated net amortization of the above intangibles for the next five years is $36,649 in 2008, $33,952 in 2009, $23,711 in 2010, $21,089 in 2011 and $14,798 in 2012.
     Below-market leases, net of amortization, which are included in deferred revenue, are $19,924 and $12,168, respectively, as of December 31, 2007 and 2006. The estimated accretion for the next five years is $2,541 in 2008, $2,536 in 2009, $2,486 in 2010, $2,477 in 2011 and $2,386 in 2012.
     The future minimum lease payments that are scheduled to be received under non-cancellable operating leases are as follows (1):

Year Ending
December 31,
2008	$223,261
2009	164,419
2010	136,740
2011	125,832
2012	109,670
Thereafter	412,351

$1,172,273

(1)	Net of future lease incentive payments owed to tenants
     Two tenants accounted for approximately 28% and 25% of the aggregate rental revenues, including discontinued operations, of the Partnership in 2007 and 2006, respectively. Three tenants accounted for approximately 37% of the aggregate rental revenues including discontinued operations of the Partnership in 2005.
     The Partnership owns the fee interest in the land on which certain of its properties are located, leases the land pursuant to ground leases, or holds an estate for years with an option to lease the land upon expiration of the estate for years.
     The rent payable under the ground leases is as follows:

THE LEXINGTON MASTER LIMITED PARTNERSHIP
Notes to Consolidated Financial Statements
(In thousands except per share/unit amounts)
December 31, 2007 and 2006

Year Ending
December 31,
2008	$2,148
2009	2,151
2010	2,132
2011	1,776
2012	1,448
Thereafter	2,428

$12,083

Note 4 — Marketable Equity Securities
     Marketable equity securities are as follows:
2007:

			Unrealized
		Cost at	Gain (Loss) at	Balance at
	Date	December 31,	December 31,	December 31,
Name	Purchased	2007	2007	2007
American Financial Realty	Various	$32	$(2)	$30
Capital Leasing Funding Inc.	Various	95	(11)	84
Gladstone Commerical Corp.	Various	17	1	18
National Retail Properties, Inc.	Various	22	1	23
Other real estate securities	Various	45	0	45

		$211	$(11)	$200

2006:

			Unrealized
		Cost at	Gain at	Balance at
	Date	December 31,	December 31,	December 31,
Name	Purchased	2006	2006	2006
American Financial Realty	Various	$4,141	$435	$4,576
Capital Leasing Funding Inc.	Various	974	186	1,160
Spirit Finance Corporation	Various	2,978	140	3,118
WP Carey & Co., LLC	Various	15,783	310	16,093
Other real estate securities	Various	748	65	813

		$24,624	$1,136	$25,760

Note 5 — Mortgage Notes Payable, Note Payable, Exchangeable Notes Payable and Contract Right Mortgage Note Payable
     Mortgage Notes Payable. The Partnership, excluding discontinued operations, had outstanding mortgage notes payable with an aggregate principal balance of $788,428 and $279,304 at December 31, 2007 and 2006, respectively. The mortgage notes mature on various dates from 2008 to 2017. Prepayment of most of the mortgage notes is permitted only with a yield maintenance payment or prepayment penalty as defined in the mortgage note agreements. Interest rates on the mortgages ranged from 3.89% to 10.25%, with a weighted average interest rate of 6.02% at December 31, 2007 and 5.97% at December 31, 2006. All the mortgage notes are collateralized by the Partnership’s real estate; some of the mortgage notes are cross-collateralized.

THE LEXINGTON MASTER LIMITED PARTNERSHIP
Notes to Consolidated Financial Statements
(In thousands except per share/unit amounts)
December 31, 2007 and 2006
     Note Payable. In August 2005, the Partnership refinanced its then existing loan with Bank of America with a loan from KeyBank N.A. and Bank of America, N.A. The loan had an outstanding principal balance of $547,199 on December 31, 2006 and bore interest at the election of the Partnership at a rate equal to either (1) the LIBOR Rate plus 175 basis points or (2) the prime rate then charged by KeyBank N.A. plus 50 basis points. The loan was fully repaid in 2007.
     The Partnership obtained a $225,000 secured term loan from Keybank N.A. in June 2007. The interest only secured term loan matures June 2009 and bears interest at LIBOR plus 60 basis points. The loan requires the Partnership to make principal payments from the proceeds of certain property sales, unless the proceeds are used to complete a tax-free exchange, and refinancing of certain properties. The secured term loan has customary covenants which the Partnership was in compliance with at December 31, 2007. As of December 31, 2007, there is $213,635 outstanding relating to this note.
     Revolving Credit Line. On April 7, 2006, the Partnership entered into an unsecured revolving credit agreement with KeyBank National Association providing for borrowings of up to $50,000. The revolving credit facility was scheduled to mature on April 7, 2009. Amounts borrowed under the revolving credit line bore interest at rates based on the Partnership’s leverage ratio ranging from LIBOR plus 1.35% to LIBOR plus 2.00%. In addition, the Partnership was required to pay a 12.5 or 25 basis point fee on the unused portion of the line, depending on the amount borrowed. On December 29, 2006, the Partnership terminated the agreement.
     Exchangeable Notes Payable. During 2007, the Partnership issued an aggregate $450,000 of 5.45% Exchangeable Guaranteed Notes (“Exchangeable Notes”) due in 2027. These notes are guaranteed by Lexington and certain of its subsidiaries and can be put to the Partnership commencing in 2012 and every five years thereafter through maturity and upon certain events. The notes were convertible by the holders into common shares of Lexington, at a price of $25.25 per share, subject to adjustment upon certain events. The initial exchange rate is subject to adjustment under certain events including increases in the Lexington’s rate of dividends. Due to the special dividend declared by Lexington’s Board of Trustees in 2007 the exchange price per share is currently $21.99 per share. Upon exchange the holders of the notes would receive (1) cash equal to the principal amount of the note and (2) to the extent the conversion value exceeds the principal amount of the note, either cash or common shares of Lexington at Lexington’s option.
     The Exchangeable Notes were issued at a discount of $23,025 (representing initial fair value of the embedded derivative relating to the conversion feature of the exchangeable notes, as described in Note 7). In addition, the Partnership incurred issuance costs of approximately $10,649. Amortization of the discount and issuance costs of $6,104, calculated over a five year period, was recorded in interest expense for the year ended December 31 2007.
     The fair value of these notes was approximately $393,750 at December 31, 2007. In addition, the Partnership is in compliance with its obligations under the documents governing this debt instrument. Subsequent to year end the Partnership has repurchased certain exchangeable notes at an average of 87.5% of face value. (See Note 14-Subsequent Events)
     Contract Right Mortgage Note Payable. The Partnership has one contract right mortgage note payable with a principal balance of $13,444 and $12,231 at December 31, 2007 and 2006, respectively. The contract right mortgage note has a fixed interest rate of 9.68%, and principal payments commence in 2009.
     In connection with the Partnership’s refinancings, real estate sales and repayments of mortgage debt during 2007, 2006 and 2005, the Partnership has recognized a debt satisfaction charge of $2,497, $1,315 and $30,460, respectively. Of the 2007, 2006 and 2005 amounts, $63, $933 and $8,178, respectively, are included in discontinued operations.
     Scheduled payments of principal at December 31, 2007, for the next five years and thereafter through maturity, are as follows:

THE LEXINGTON MASTER LIMITED PARTNERSHIP
Notes to Consolidated Financial Statements
(In thousands except per share/unit amounts)
December 31, 2007 and 2006

				Contract
	Mortgage			Right
	Notes		Exchangeable	Mortgage
Year	Payable	Note Payable	Notes *	Note Payable	Total
2008	$39,879	$—	$—	$—	$39,879
2009	48,991	213,635	—	229	262,855
2010	78,339	—	—	491	78,830
2011	62,326	—	—	540	62,866
2012	83,807	—	450,000	593	534,400
Thereafter	475,086	—	—	11,591	486,677

	$788,428	$213,635	$450,000	$13,444	$1,465,507

*	exclusive of discount (also assumes notes are put to the Partnership in 2012)
     Note 6 — Investments in Non-Consolidated Entities
     The Partnership has investments in various non-consolidated entities, including a co-investment program to acquire and originate loans, a co-investment program to invest in specialty real estate, a joint venture to acquire shares in a real estate investment trust and interests in real estate limited partnerships.
     Concord Debt Holdings LLC (Concord)
     On March 31, 2006, WRT Realty L.P. (“Winthrop”) and the Partnership entered into a co-investment program to acquire and originate loans secured, directly and indirectly, by real estate assets through Concord. Winthrop is a wholly-owned subsidiary of Winthrop Realty Trust (NYSE: FUR), and Michael L. Ashner, Newkirk’s former Chairman and Chief Executive Officer and Lexington’s Executive Chairman and Director of Strategic Acquisitions, is the Chairman and Chief Executive Officer of Winthrop Realty Trust. The co-investment program is owned equally by Winthrop and the Partnership. The Partnership and Winthrop have committed to invest up to $162,500 each in Concord. As of December 31, 2007 and 2006, $155,830 and $93,051, respectively, was the Partnership’s investment in Concord. All profits, losses and cash flows are distributed in accordance with the respective membership interests.
     Concord is governed by an investment committee which consists of three members appointed by each of Winthrop and the Partnership with one additional member being appointed by an affiliate of Winthrop. All decisions requiring the consent of the investment committee require the affirmative vote by four of the six members appointed by Winthrop and the Partnership. Pursuant to the terms of the limited liability company agreement of Concord, all material actions to be taken by Concord, including investments in excess of $20,000, require the consent of the investment committee; provided, however, the consent of both Winthrop and the Partnership is required for the merger or consolidation of Concord, the admission of additional members, the taking of any action that, if taken directly by Winthrop or the Partnership would require consent of Winthrop’s Conflicts Committee or the Lexington’s independent trustees.
     The Partnership accounts for this investment using the equity method.
     Concord’s condensed balance sheets were as follows:

THE LEXINGTON MASTER LIMITED PARTNERSHIP
Notes to Consolidated Financial Statements
(In thousands except per share/unit amounts)
December 31, 2007 and 2006

	December 31,	December 31,
	2007	2006
Cash and restricted cash	$19,094	$148,261
Investments (including debt securities at fair value of $188,073 and $87,054)	1,140,108	450,870
Other assets	12,770	10,744

Total assets	$1,171,972	$609,875

Accounts payable and other liabilities	$12,076	$2,817
Collateralized debt obligations	376,650	376,650
Repurchase agreements	472,324	43,893
Members’ equity	310,922	186,515

Total liabilities and members’ equity	$1,171,972	$609,875

THE LEXINGTON MASTER LIMITED PARTNERSHIP
Notes to Consolidated Financial Statements
(In thousands except per share/unit amounts)
December 31, 2007 and 2006
     Concord’s condensed statements of comprehensive income (loss) was as follows:

	For the year ended	For the year ended
	December 31,	December 31,
	2007	2006
Interest and other income	$68,453	$12,714
Interest expense	(41,675)	(6,156)
Impairment charge	(11,028)	—
Other expenses and minority interest	(5,554)	(3,878)

Net income	10,196	2,680
Other comprehensive loss	(16,780)	—

Comprehensive income (loss)	$(6,584)	$2,680

     The co-investment program commenced operations on March 31, 2006.
     Concord’s loan assets are intended to be held to maturity and, accordingly, are carried at cost, net of unamortized loan origination costs and fees, repayments and unfunded commitments unless such loan is deemed to be impaired. Concord’s bonds are treated as available for sale securities and, accordingly, are marked-to-market on a quarterly basis based on valuations performed by Concord’s management. The unrealized loss on Concord’s bonds is the result of a decrease in the value compared to the acquisition cost of the securities.
     Net Lease Strategic Assets Fund L.P. (NLS)
     Net Lease Strategic Assets Fund L.P. is a co-investment program with Inland American (Net Lease) Sub, LLC ( Inland). NLS was established to acquire specialty real estate in the United States. In connection with the formation of NLS the Partnership contributed 12 properties with an agreed upon value of $102,660 to NLS along with $6,721 in cash and Inland contributed $121,676 in cash. In addition, Lexington sold for cash 18 properties, or interest therein, to NLS. The properties, including interests therein, were subject to $186,300 in mortgage debt. After such formation transaction Inland and the Partnership owned 85.0% and 15.0% of NLS’s common equity and the Partnership owned 100% of NLS’s $87,615 preferred equity. The Partnership’s equity method investment in NLS was $48,654 at December 31, 2007 which includes the cash contributed, the historical carrying value of properties contributed and the Partnership's share of net income for 2007.
     Inland and the Partnership are entitled to a return on/of their respective investments as follows: (1) Inland-9.0% on its common equity; (2) the Partnership-6.5% on its preferred equity; (3) the Partnership-9.0% on its common equity; (4) return of the Partnership preferred equity; (5) return of Inland common equity; (6) return of the Partnership common equity; and (7) any remaining cash flow is allocated 65.0% to Inland and 35.0% to the Partnership as long as the Partnership is the general partner, if not, allocations are 85.0% to Inland and 15.0% to the Partnership.
     In addition to the initial capital contributions, the Partnership and Inland may invest an additional $22,500 and $127,500, respectively, in NLS to acquire additional specialty single-tenant net leased assets. Lexington Realty Advisors “LRA”’ a Lexington subsidiary, has entered into a management agreement with NLS whereby LRA will receive (1) a management fee of 0.375% of the equity capital; (2) a property management fee of up to 3.0% of actual gross revenues from certain assets for which the landlord is obligated to provide property management services (contingent upon the recoverability under the applicable lease); and (3) an acquisition fee of 0.5% of the gross purchase price of each acquired asset by the NLS.
     In addition, NLS has a right to acquire two additional properties from the Partnership and 11 properties from Lexington. The acquisition of each of the 13 assets by NLS is subject to satisfaction of conditions precedent to closing, including the assumption of existing financing, obtaining certain consents and waivers, the continuing financial solvency of the tenants, and certain other customary conditions.  Accordingly, neither the Partnership, Lexington nor NLS can provide any assurance that the acquisition by NLS will be completed. In the event that NLS does not acquire 11 of the assets by March 31, 2008, and two of the assets by June 30, 2008 NLS will no longer have the rights to acquire any of the 13 assets.

THE LEXINGTON MASTER LIMITED PARTNERSHIP
Notes to Consolidated Financial Statements
(In thousands except per share/unit amounts)
December 31, 2007 and 2006
     The mortgage debt assumed by NLS has stated rates ranging from 5.2% to 8.5%, with a weighted average rate of 5.9% and maturity dates ranging from 2009 to 2025.
     The following is a summary historical cost basis selected balance sheet data as of December 31, 2007 and income statement data for the period from December 20, 2007 (date of sale/contribution) to December 31, 2007.

As of 12/31/07
Real estate, including intangibles	$405,834
Cash	1,884
Mortgages payable	171,556

For the period
12/20/07-12/31/07
Gross rental revenues	$951
Expenses	(352)

Net income	$599

     The Partnership incurred transaction costs relating to the formation of NLS of $2,316, which are included in general and administrative expenses in the 2007 consolidated statement of operations.
     LEX-Win Acquisition LLC (Lex-Win)
     During 2007, Lex-Win, an entity in which the Partnership holds a 28.0% ownership interest, commenced a tender offer to acquire up to 45,000,000 shares of common stock in Wells Real Estate Investment Trust, Inc., (“Wells”), a non-exchange traded entity at a price per share of $9.30. The tender offer expired in 2007 at which time Lex-Win received tenders based on the letters of transmittal it received for approximately 4,800,000 shares representing approximately 1% of the outstanding shares in Wells. After submission of the letters to Wells, the actual number of shares acquired in Wells was approximately 3,900,000. During 2007, the Partnership funded $12,542 relating to this tender and received $1,890 relating to the adjustment of the tendered shares. WRT Realty, L.P. also holds a 28% interest in Lex-Win. Lexington’s Executive Chairman and Director of Strategic Acquisitions is an affiliate of WRT Realty, L.P. Profits, losses and cash flows are allocated in accordance with the membership interests.
     Other
     The Partnership’s equity investments in other real estate limited partnerships at December 31, 2007 consists primarily of six partnerships with ownership percentages ranging from 26.0% to 35.0%, and these partnerships own 35 properties. The Partnership’s equity investments in other real estate limited partnerships at December 31, 2006 consisted primarily of three partnerships with ownership percentages ranging from 24.0% to 30.5%, and these partnerships own three properties.
     The Partnership has paid a premium for its allocable share of the underlying limited partnerships, which resulted in an excess of the carrying amounts of the Partnership’s investment over the underlying net assets of these limited partnerships of $8,300 and $5,000 as of December 31, 2007 and 2006, substantially all of which relates to the difference between the fair values at the date of acquisition of the partnership’s underlying properties and historical carrying amounts. Such premium is being amortized as an adjustment to the Partnership’s equity in earnings of the limited partnerships over the useful lives of the underlying properties. The amortization expense amounted to $175, $132, and $128; for the years ended December 31, 2007, 2006 and 2005, respectively.
     The limited partnerships condensed combined statements of operations for the years ended December 31, 2007, 2006 and 2005 and condensed combined balance sheets as of December 31, 2007 and 2006 are as follows:

THE LEXINGTON MASTER LIMITED PARTNERSHIP
Notes to Consolidated Financial Statements
(In thousands except per share/unit amounts)
December 31, 2007 and 2006
     Condensed Statements of Operations:

	Years Ended December 31,
	2007	2006	2005
Rental revenue and interest income	$22,851	$21,371	$27,289
Interest expense	(7,293)	(7,529)	(9,914)
Administrative expenses	(241)	(49)	(71)
Ground rent	(699)	(699)	(699)
Depreciation expense	(3,121)	(2,908)	(3,489)
Amortization expense	(108)	(265)	(525)

Net income	$11,389	$9,921	$12,591

     Condensed Balance Sheets:

	December 31,	December 31,
	2007	2006
Cash	$2,070	$1,582
Real estate, net	67,415	63,364
Other assets	2,127	2,257

Total assets	$71,612	$67,203

Accounts payable and other liabilities	$5,441	$814
Mortgages payable	62,993	70,680
Partners’ equity (deficit)	3,178	(4,291)

Total liabilities and partners’ equity (deficit)	$71,612	$67,203

     Note 7 — Derivative Instruments
     The Partnership had the following agreements in order to limit the exposure to interest rate volatility on its loan with KeyBank N.A.: a five year interest rate swap agreement with KeyBank N.A., effectively setting the LIBOR rate at 4.642% for $250,000 of the loan balance through August 11, 2010 and a LIBOR rate cap agreement at 6% with SMBC Derivative Products Limited for the period from November 2006 until August 2008 for a notional amount of $290,000. The Partnership designated these agreements as cash flow hedges, and as such changes in fair value were recorded in other comprehensive income or loss. During the first quarter of 2007, in connection with the satisfaction of the KeyBank N.A. loan, the Partnership sold its interest rate swap agreement for $1,870. The estimated fair market value of the interest rate cap is approximately zero at December 31, 2007. In addition, the Partnership discontinued hedge accounting for both its swap and cap agreement and reclassified approximately $1,400 to earnings during the first quarter of 2007, which has been included in non-operating income.
     During 2006, the Partnership recognized an approximate $8 decrease in the value of the interest rate cap agreement in earnings as a result of a portion of the hedge thereof being ineffective. No hedge ineffectiveness on cash flow hedges was recognized for the year ended December 31, 2005.
     The holders of the Exchangeable Notes (described in Note 5) have an option to exchange their notes under certain conditions for common shares of Lexington. This option was determined to be an embedded derivative, which was required to be separately accounted for and reported at estimated fair market value. The Partnership’s third party valuation consultant calculated the fair value of this embedded derivative to

THE LEXINGTON MASTER LIMITED PARTNERSHIP
Notes to Consolidated Financial Statements
(In thousands except per share/unit amounts)
December 31, 2007 and 2006
initially be a liability of approximately $23,025. The valuation of the embedded derivative considers many factors, including interest rates and Lexington’s common stock price. The Partnership recognized a decrease in fair value of the embedded derivative liability of $21,225 as an increase to earnings during the year ended December 31, 2007. The embedded derivative had a fair value of $1,800 at December 31, 2007.
Note 8  — Variable Interest Entities
     FASB issued FASB Interpretation No. 46R, “Consolidation of Variable Interest Entities” (“FIN 46R”), which requires a variable interest entity (“VIE”) to be consolidated by its primary beneficiary. The primary beneficiary is the party that absorbs a majority of the VIE’s anticipated losses and/or a majority of the expected returns. The Partnership evaluates its loans and investments to determine whether they are variable interests in a VIE. This evaluation resulted in the Partnership determining that its loans and joint venture interests were potential variable interests. For each of these investments, the Partnership has evaluated (1) the sufficiency of the fair value of the entities’ equity investments at risk to absorb losses; (2) that as a group the holders of the equity investments at risk have (a) the direct or indirect ability through voting rights to make decisions about the entities’ significant activities, (b) the obligation to absorb the expected losses of the entity and their obligations are not protected directly or indirectly and, (c) the right to receive the expected residual return of the entity and their rights are not capped; and (3) the voting rights of these investors are not proportional to their obligations to absorb the expected losses of the entity, their rights to receive the expected returns of the entity, or both, and that substantially all of the entities’ activities do not involve or are not conducted on behalf of an investor that has disproportionately few voting rights.
     During the quarter ended March 31, 2006, the Partnership identified one loan which was made to a VIE, Camfex Associates Limited Partnership (“Camfex”). The Partnership has loaned approximately $8,200 to Camfex as of December 31, 2007. The Partnership did not consider Camfex to be a VIE prior to 2006 as the projected amount at risk was expected to be covered by a priority provision under the loan agreement. Due to Camfex undertaking additional activities that will require additional subordinate investment by the Partnership, the Partnership has reconsidered whether Camfex is a VIE and has determined Camfex to be a VIE. The Partnership further determined that it is the primary beneficiary of the VIE and, as such, the VIE is consolidated in the Partnership’s consolidated financial statements. Camfex owns two multi-tenanted office buildings in California, with a carrying value of approximately $29,308 at December 31, 2007. Camfex has additional mortgage debt of approximately $26,869 as of December 31, 2007. The lenders of the additional mortgage debt hold no recourse to other Partnership assets. The Partnership has determined that its other loans and investments are not VIEs. As such, the Partnership has continued to account for these loans and investments as a loan or equity investment, as appropriate.
Note 9  — Related Party Transactions
     The following describes certain related party transactions not discussed elsewhere in the notes:
     Winthrop Realty Partners L.P. (“WRP”), an entity partially owned and controlled by Michael L. Ashner, Newkirk’s former Chairman and Chief Executive Officer and Lexington’s Executive Chairman and Director of Strategic Acquisitions, performed asset management services for the Partnership and received a fee of $1,600 for the year ended December 31, 2005.
     For the period from November 7, 2005 to December 31, 2006, NKT Advisors performed the asset management services for the Partnership previously provided by WRP. For providing such services, NKT Advisors received an annual base management fee which was payable quarterly in arrears in cash. The annual base management fee was equal to the greater of (a) $4,800 or (b) 1.5% per annum of equity as defined. In addition, NKT Advisors was entitled to receive incentive management fees each fiscal quarter, payable quarterly in arrears, in an annual amount equal to 20.0% of the amount by which adjusted funds from operations for the Partnership, before incentive management fees exceeded certain hurdle amounts as defined in the agreement. The Partnership paid NKT Advisors a base management fee of $4,800 and $720 for the years ended December 31, 2006 and 2005, respectively. No incentive management fee was paid during the years ended December 31, 2006 and 2005. In connection with the Merger, the Advisory Agreement was terminated early, and the Partnership paid to NKT Advisors a termination payment of $12,500.
     The Partnership provided certain asset management, investor and administrative services to some unconsolidated partnerships in which it owns an equity interest and to other affiliated partnerships. The Partnership earned $248 and $287 of management fees for these services for the years ended December 31, 2006 and 2005, respectively. The Partnership had receivables for management fees of $462, $784 and $812 due from these partnerships at December 31, 2007, 2006 and 2005, respectively.

THE LEXINGTON MASTER LIMITED PARTNERSHIP
Notes to Consolidated Financial Statements
(In thousands except per share/unit amounts)
December 31, 2007 and 2006
     An affiliate Winthrop Management, LP (“Winthrop Management”), an entity partially owned and controlled by Michael L. Ashner, Newkirk’s former Chairman and Chief Executive Officer and Lexington’s Executive Chairman and Director of Strategic Acquisitions, began providing property management services at properties owned by the Partnership during 2006. The Partnership paid or accrued fees of $671 and $363 to Winthrop Management for the years ended December 31, 2007 and 2006, respectively.
     In connection with the Newkirk IPO, the Partnership was assigned an Exclusivity Services Agreement with Michael L. Ashner, Newkirk’s former Chairman and Chief Executive Officer and Lexington’s Executive Chairman and Director of Strategic Acquisitions, relating to business opportunities generated by or offered to Mr. Ashner relating to net lease asset, as defined. In consideration for the assignment of these rights, the Partnership issued 1,000,000 units (“Exclusivity Units”) to Newkirk for total consideration of $20,000. At the time of issuance of the Exclusivity Units, 500,000 of the 1,000,000 units were subject to forfeiture (reducing by 13,889 units per month) upon the occurrence of certain events. As a result of the Merger, the Exclusivity Units became no longer subject to forfeiture.
     An affiliate of Lexington’s Executive Chairman and Director of Strategic Acquisitions, WRP Sub-Management LLC provides management and accounting services to Concord effective January 1, 2007. WRP Sub-Management LLC earned a management fee of $1,872 for the year ended December 31, 2007. In addition, Concord reimbursed WRP Sub-Management LLC for payroll and related expenses of $699 for the year ended December 31, 2007. During 2006, Concord paid a fee of $1,066 to WRP, which represented the costs of the employees dedicated to Concord’s loan acquisition business. Another affiliate of Lexington’s Executive Chairman, First Winthrop Corporation “First Winthrop” provides partnership administrative services to certain consolidated and non-consolidated entities. First Winthrop earned fees of $58, $71 and $71 for 2007, 2006 and 2005, respectively.
     An entity owned by two of our unitholders, Newkirk RE Associates, provided partnership administrative services in 2007 to three of our non-consolidated entities and earned a fee of $77.
     The Partnership has an ownership interest in the three most junior tranches of a securitized pool of first mortgages which includes among other assets, two first mortgage loans encumbering two Partnership properties and one other property controlled by a former affiliate. The Partnership’s ownership interest, net of discount, amounted to $11,566 and $11,000 at December 31, 2007 and 2006, respectively, and the Partnership earned cash interest income of $1,200 per year for the years ended December 31, 2007, 2006 and 2005 related to this ownership interest.
     The Partnership advanced $26,612, net, to Lexington during 2007. The advances are payable on demand and bear interest at the rate charged by the Partnerships’ loan with KeyBank N.A.
     T-Two Partners LP is the beneficial owner of certain contract right mortgage loans. On November 7, 2005, the Partnership acquired ownership of T-Two Partners LP. Interest expense for the year ended December 31, 2005 included interest expense of $18,600 ($8,100 of which was included in discontinued operations) relating to these contract right mortgage loans.
     As of December 31, 2007 and 2006, $21,378 and $20,886, respectively, of mortgage notes payable are due to entities owned by two of the Partnership’s unit holders and Lexington’s Executive Chairman and Director of Strategic Acquisitions. The Partnership recognized interest expenses relating to these mortgages of $1,278, $1,269 and $1,258 for 2007, 2006 and 2005, respectively, and of these amounts $815, $780 and $747 are included in discontinued operations for 2007, 2006 and 2005, respectively. In addition, the Partnership leases a property to one of these entities. The Partnership recognized rent of $827 per year for 2007, 2006 and 2005.
     In August 2005, WRP loaned $200 to a partnership in which the Partnership has an interest. The loan accrued interest at a rate of prime plus 2.0%. The loan was repaid in the first quarter of 2006. Interest paid on this loan during the first quarter of 2006 was approximately $9.
     Lexington pays for certain general, administrative and other costs on behalf of the Partnership from time to time. These costs are reimbursable by the Partnership. As of December 31, 2007, approximately $7,700 of these costs were incurred by the Partnership of which $733 was owned to Lexington at December 31, 2007.
     Lexington leases office space from the Partnership’s property located in Chicago, Illinois. During 2007, the Partnership recognized rental income of approximately $47.

THE LEXINGTON MASTER LIMITED PARTNERSHIP
Notes to Consolidated Financial Statements
(In thousands except per share/unit amounts)
December 31, 2007 and 2006
     Winthrop Realty Partners, L.P., an affiliate of Lexington Executive’s Chairman and Director of Strategic Acquisitions, earned a fee of $21 during 2007 to manage the affairs of Lex-Win.
     LRA earned management fees of approximately $7 in 2007 for managing two consolidated properties. LRA also earned a fee of $13 in 2007 under the management agreement with NLS.
Note 10 — Commitments and Contingencies
     On January 15, 2006, the Partnership entered into an agreement with U.S. Realty Advisors, LLC (“USRA”), whereby the Partnership agreed to pay to USRA the following amounts with respect to any properties acquired by the Partnership or a subsidiary in which USRA served as the identifying party:
1. 1.5% of the gross purchase price
2. 25.0% of net proceeds and net cash flow (as defined) after the Partnership receives a return of all its invested capital plus a 12.0% IRR.
     The property owned by the Partnership located in Bridgewater, New Jersey is subject to the USRA agreement. Approximately $275 was paid to USRA during the year ended December 31, 2006 for the purchase of the Bridgewater, New Jersey property. No other amounts have been paid or accrued as of December 31, 2007.
     On December 31, 2006, the Partnership, Lexington, Lexington’s operating partnerships, Lepercq Corporate Income Fund LP (“LCIF”), Lepercq Corporate Income Fund II LP (“LCIF II”) and Net 3 Acquisition LP (“Net 3”) entered into a funding agreement. All references to Operating Partnerships in this paragraph refer to the Partnership, LCIF, LCIF II and Net 3. Pursuant to the funding agreement, the parties agreed, jointly and severally, that, if any of the Operating Partnerships does not have sufficient cash available to make a quarterly distribution to its limited partners in an amount equal to whichever is applicable of (1) a specified distribution set forth in its partnership agreement or (2) the cash dividend payable with respect to a whole or fractional Lexington common shares into which such partnership’s common units would be converted if they were redeemed for Lexington common shares in accordance with its partnership agreement, Lexington and the other Operating Partnerships, each a “funding partnership,” will fund their pro rata share of the shortfall. The pro rata share of each funding partnership and Lexington, respectively, will be determined based on the number of units in each funding partnership and, for Lexington, by the amount by which its total outstanding common shares exceeds the number of units in each funding partnership not owned by Lexington, with appropriate adjustments being made if units are not redeemable on a one-for-one basis. Payments under the agreement will be made in the form of loans to the partnership experiencing a shortfall and will bear interest at prevailing rates as determined by Lexington in its discretion but no less than the applicable federal rate. The Partnership’s right to receive these loans will expire if Lexington contributes to the Partnership all of its economic interests in the other operating Partnerships and all of its other subsidiaries that are partnerships, joint ventures or limited liability companies. However, thereafter the Partnership will remain obligated to continue to make these loans until there are no remaining units outstanding in the other Operating Partnerships and all loans have been repaid. No amounts have been advanced under this agreement.
     The Partnership has agreed with Vornado, a significant unitholder, to operate the Partnership as a real estate investment trust and will indemnify Vornado for any actual damages incurred by Vornado if the Partnership is not operated as a REIT. Clifford Broser, a member of Lexington’s Board of Trustees, is a Senior Vice President of Vornado.
Note 11 — Discontinued Operations and Sales of Real Estate
     The Partnership has classified various properties which have met all of the criteria of SFAS No. 144 as real estate held for sale in the accompanying consolidated balance sheets and has classified the operations of these properties and properties sold as discontinued operations in the accompanying consolidated statements of operations. At December 31, 2007, the Partnership had two properties classified as held for sale with aggregate assets of $92,357 and liabilities, principally mortgage notes payable, aggregating $86,726. At December 31, 2006, the Partnership had eight properties classified as held for sale with aggregate assets of $49,935 and liabilities of $110 classified as held for sale in the accompanying consolidated balance sheet.

THE LEXINGTON MASTER LIMITED PARTNERSHIP
Notes to Consolidated Financial Statements
(In thousands except per share/unit amounts)
December 31, 2007 and 2006
     During the year ended December 31, 2007, the Partnership sold 34 properties and an interest in a real estate limited partnership for a combined gross sale price of $177,036 and recognized a net gain on sale of $61,131. During the year ended December 31, 2006, the Partnership sold 51 properties and a parcel of land for a combined sales price of approximately $193,000. The Partnership recognized a net gain on sale of these properties of $68,582. During the year ended December 31, 2005, the Partnership sold seven properties for a combined net sales price of $44,900. The Partnership recognized a net gain on sale of these properties of $17,707. The sales and operations of these properties for all periods presented have been recorded as discontinued operations in accordance with the provisions of SFAS No. 144.
     Discontinued operations for the properties sold and held for sale for the years ended December 31, 2007, 2006 and 2005 are summarized as follows:

	2007	2006	2005
Total gross revenues	$23,767	$61,694	$103,179
Net income, including gains on sales	$66,218	$96,607	$24,858
     The Partnership has not treated properties contributed to NLS as discontinued operations as it has continuing involvement with such assets through its partnership interest. In addition, management will not consider “non-core” assets being marketed for sale as discontinued operations until all criteria of SFAS 144 have been met, including that it is probable that a sale will take place within 12 months.
Note 12 — Supplemental Disclosure of Statement of Cash Flow Information
     During 2007, 2006 and 2005, the Partnership paid $53,280, $57,745 and $125,896, respectively, for interest and $1,245, $1,707 and $1,562, respectively, for state and local taxes.
     On November 7, 2005, in connection with the Partnership’s purchase of all the interests in T-Two Partners, LP (“T-Two Partners”), the Partnership assumed $269,400 of T-Two Partners’ debt as well as accounts payable of $12,800 and accrued interest payable of $300. Additionally, the Partnership received contract right mortgage receivables of $239,700.
     Also on November 7, 2005, the Partnership issued $20,000 or 1,000,000 units in the Partnership to Newkirk in exchange for certain exclusivity rights with respect to net-lease business opportunities offered to or generated by Michael Ashner, the Chairman and Chief Executive Officer of Newkirk.
     On March 31, 2006, the Partnership contributed net assets with a carrying value of approximately $22,000 to Concord.
     On May 5, 2006, the Partnership assumed a mortgage of $14,900 in connection with the purchase of the property located in Rockaway, New Jersey.
     On June 1, 2006, the Partnership issued approximately 32,192 units as consideration for the acquisition of limited partnership interests.
     On August 1, 2006, the Partnership issued approximately 1,343 units as consideration for the acquisition of limited partnership interests.
     The Partnership’s mortgage of $32,000 on its property located in Toledo, Ohio was assumed by the buyer in connection with the sale of the property in 2006.
     The Partnership entered into a consolidated joint venture to acquire a block of land in Baltimore, Maryland in 2006. The joint venture partner contributed land with a value of $2,500.
     In connection with the LAC and LION transactions on June 1, 2007, as discussed in Note 3, the Partnership paid approximately $124,500 in cash, issued 7,180,779 limited partner units to Lexington, and acquired approximately $400,700 in real estate, $102,800 in intangibles, $10,600

THE LEXINGTON MASTER LIMITED PARTNERSHIP
Notes to Consolidated Financial Statements
(In thousands except per share/unit amounts)
December 31, 2007 and 2006
in cash, assumed $268,100 in mortgages payable, $7,500 in below market leases, and acquired $2,800 in other assets net of liabilities.
     On December 20, 2007, Lexington contributed eight properties to the Partnership in exchange for 5,078,080 limited partner units and acquired real estate and intangibles, net of accumulated depreciation and amortization, of $110,466 and assumed $77,202 in mortgage notes payable.
     In connection with the formation of NLS in 2007, the Partnership contributed real estate and intangibles, net of accumulated depreciation and amortization, of $117,770 and mortgage notes payable in the amount of $77,202 were assumed by NLS.
     The Partnership acquired two properties from Lexington on December 31, 2007 in exchange for 4,634,115 limited partner units, and acquired approximately $144,243 in real estate, $33,449 in intangibles, $5,489 in deferred rental revenue, assumed $139,246 in mortgages payable and accrued interest thereon, and $840 in below market leases.
     The Partnership accrued $2,000 for deferred loan costs at December 31, 2007 and $4,693 for deferred leasing costs at December 31, 2007.
Note 13 — Summary of Quarterly Results (Unaudited)
     The following summary represents the results of operations for each quarter in 2007 and 2006:

	Quarters Ended
	March 31	June 30	September 30	December 31
2007
Revenues(1)	$38,956	$55,464	$55,004	$58,380

Net income	$9,454	$69,590	$30,903	$41,503

Net income per limited partnership unit	$0.18	$1.29	$0.53	$0.70

2006
Revenues(1)	$38,785	$41,118	$39,314	$41,088

Net income (loss)	$26,433	$27,410	$85,973	$(10,474)

Net income (loss) per limited partnership unit	$0.51	$0.53	$1.67	$(0.20)

(1)	All periods have been adjusted to reflect the impact of properties sold during the years ended December 31, 2007 and 2006, and properties classified as held for sale, which are reflected in discontinued operations in the consolidated statements of operations and comprehensive income.
     The sum of the quarterly income per unit amounts may not equal the full year amounts primarily because the computations of the weighted average number of units outstanding for each quarter and the full year are made independently.
Note 14 – Subsequent Events
The Partnership had the following significant transactions subsequent to December 31, 2007:
•	Repurchased $100,000 of the guaranteed exchangeable notes for a net price of $87,781 including accrued interest.

•	Sold two properties for an aggregate purchase price of $122,950.

THE LEXINGTON MASTER LIMITED PARTNERSHIP
Notes to Consolidated Financial Statements
(In thousands except per share/unit amounts)
December 31, 2007 and 2006
•	Advanced an additional $47,500 net to Lexington.
•	Invested $5,087 in Concord.

THE LEXINGTON MASTER LIMITED PARTNERSHIP
SCHEDULE III
REAL ESTATE AND ACCUMULATED DEPRECIATION AND AMORTIZATION
Initial cost to Partnership and Gross Amount at which carried at End of Year (A)

									Accumulated
									Depreciation			Useful life computing
			Encumbrances			Land and	Building and		and	Date	Date	depreciation in latest
Description	Location		Mortgage		Contract Right	Land Estates	Improvements	Total	Amortization	Acquired	Constructed	income statement (years)
Office	Little Rock	AR	$	***	$—	$244,068	$2,596,680	$2,840,748	$1,029,649	1/1/2002	1980	40
Office	Sierra Vista	AR				20,013	—	20,013	—	1/1/2002
Office	Brea	CA		78,091,564		37,270,228	45,690,905	82,961,133	3,073,846	12/31/2007	1983	40
Office	Irvine	CA		4,078,944	—	2,101,464	19,245,946	21,347,410	1,387,253	1/1/2003	1983	40
Office	Long Beach	CA		15,923,492	9,464,009	19,614,925	71,446,499	91,061,424	46,703,851	1/1/2002	1981	27-40
Office	Pleasanton	CA		4,413,522	—	281,772	2,724,072	3,005,844	370,792	1/1/2006	1984	40
Office	San Fransisco	CA		22,455,249	—	4,205,352	24,516,348	28,721,700	2,049,090	1/1/2006	1959	40
Office	Walnut Creek	CA		***	—	1,754,924	12,740,690	14,495,614	5,194,479	1/1/2002	1983	27-40
Office	Colorado Springs	CO		***	—	384,876	13,537,369	13,922,245	5,602,223	1/1/2002	1982	38-40
Office	Colorado Springs	CO		11,380,933		2,747,736	12,554,351	15,302,087	651,945	6/1/2007	1980	40
Office	Clinton	CT		721,080	—	—	1,600,313	1,600,313	284,034	1/1/2003	1971	20-40
Office	Lake Mary	FL		13,039,994		4,438,124	13,715,746	18,153,870	1,220,002	6/1/2007	1999	40
Office	Lake Mary	FL		13,078,561		4,535,366	13,949,722	18,485,088	1,248,126	6/1/2007	1997	40
Office	Orlando	FL		***	—	—	15,198,785	15,198,785	6,683,281	1/1/2002	1982	38-40
Office	Orlando	FL		***	—	2,015,271	39,647,028	41,662,299	17,270,249	1/1/2002	1984	38-40
Office	Chicago	IL		28,974,831		5,154,524	45,904,159	51,058,683	3,012,509	6/1/2007	1986	40
Office	Lisle	IL		10,450,000	—	3,551,430	11,523,328	15,074,758	564,164	1/26/2006	1985	40
Office	Columbus	IN		42,800,000	—	—	53,535,768	53,535,768	16,199,510	1/1/2002	1983	38-40
Office	Fishers	IN		14,512,109	—	1,692,646	18,374,514	20,067,160	473,767	6/1/2007	1999	40
Office	Boston	MA		***	—	3,813,604	14,727,647	18,541,251	291,485	6/1/2007	1910	40
Office	Baltimore	MD		***	—	—	138,489,531	138,489,531	66,395,918	1/1/2002	1973	14-40
Office	Bridgeton	MO		***	—	—	3,398,088	3,398,088	1,403,158	1/1/2002	1980	25-40
Office	Cary	NC		12,589,388		5,342,287	14,866,274	20,208,561	1,033,995	6/1/2007	1999	40
Office	Bridgewater	NJ		14,805,000	—	6,273,042	14,876,796	21,149,838	1,224,198	1/18/2006	1986	5-40
Office	Carteret	NJ		—	—	482,890	10,450,069	10,932,959	4,414,969	1/1/2002	1980	38-40
Office	Elizabeth	NJ		***	—	256,053	4,761,579	5,017,632	2,000,133	1/1/2002	1984	38-40
Office	Parisippany	NJ		40,151,391		7,478,447	84,051,074	91,529,521	5,271,989	6/1/2007	2000	40
Office	Plainsboro	NJ		—	—	48,855	866,678	915,533	353,570	1/1/2002	1980	38-40
Office	Rockaway	NJ		14,900,000	—	7,195,672	12,116,387	19,312,059	492,227	5/5/2006	2002	40
Office	Las Vegas	NV		52,782,102	—	1,993,597	42,579,676	44,573,273	11,812,561	1/1/2002	1982	38-40
Office	Rochester	NY		18,800,000	—	560,179	20,649,681	21,209,860	881,913	4/26/2006	1988	40
Office	Glenwillow	OH		17,000,000		2,905,693	19,504,130	22,409,823	751,722	6/30/2006	1996	40
Office	Milford	OH		16,220,484		3,124,476	15,396,059	18,520,535	1,636,646	6/1/2007	1991	40
Office	Westerville	OH				2,084,872	9,264,775	11,349,647	210,192	5/15/2007	2000	40
Office	Johnson City	TN		***	—	550,046	4,569,795	5,119,841	1,334,779	1/1/2002	1983	38-40

THE LEXINGTON MASTER LIMITED PARTNERSHIP
SCHEDULE III
REAL ESTATE AND ACCUMULATED DEPRECIATION AND AMORTIZATION
Initial cost to Partnership and Gross Amount at which carried at End of Year (A)

									Accumulated
									Depreciation			Useful life computing
			Encumbrances			Land and	Building and		and	Date	Date	depreciation in latest
Description	Location		Mortgage		Contract Right	Land Estates	Improvements	Total	Amortization	Acquired	Constructed	income statement (years)
Office	Memphis	TN	$	***	$—	$647,570	$6,005,775	$6,653,345	$3,069,501	1/1/2002	1982	27-40
Office	Memphis	TN		76,800,163	—	356,650	63,296,739	63,653,389	20,824,493	1/1/2002	1985	38-40
Office	Beaumont	TX		—	—	366,551	9,484,884	9,851,435	4,060,083	1/1/2002	1978	38-40
Office	Beaumont	TX		***	—	—	49,406,412	49,406,412	12,788,756	1/1/2002	1983	38-40
Office	Bedford	TX		***	—	2,555,275	17,235,189	19,790,464	5,910,479	1/1/2002	1983	38-40
Office	Coppell	TX		14,400,000		2,470,000	12,793,125	15,263,125	252,938	5/27/2007	2002	40
Office	Dallas	TX		***	—	631,561	22,608,004	23,239,565	10,713,986	1/1/2002	1981	38-40
office	Garland	TX		—	—	248,242	11,406,998	11,655,240	3,528,321	1/1/2002	1980	29-40
Office	Houston	TX		60,193,221		16,612,553	52,682,153	69,294,706	4,938,946	12/31/2007	1976/1984	40
Office	Irving	TX		26,898,645	—	3,058,334	17,623,108	20,681,442	910,651	6/1/2007	1999	40
Office	Glen Allen	VA		19,484,549		2,361,382	28,504,177	30,865,559	2,221,657	6/1/2007	1998	40
Office	Herndon	VA		11,930,028		9,409,317	12,852,715	22,262,032	1,034,007	6/1/2007	1987	40
Office	Evanston	WY		***	—	294,197	1,864,206	2,158,403	1,390,666	1/1/2002	1975	20-40

				656,875,250	9,464,009	171,134,064	1,134,833,947	1,305,968,011	284,172,709

Retail	Florence	AL		***	—	343,662	3,187,227	3,530,889	1,628,888	1/1/2002	1983	27-40
Retail	Montgomery	AL		—	—	—	2,433,818	2,433,818	805,792	1/1/2002	1980	40
Retail	Bisbee	AZ		—	—	333,266	2,127,159	2,460,425	1,180,851	1/1/2002	1984	27-40
Retail	Mesa	AZ				45,834	—	45,834	—	1/1/2002
Retail	Phoenix	AZ				47,943	—	47,943	—	1/1/2002
Retail	Springdale	AZ				3,670	—	3,670	—	1/1/2002
Retail	Tucson	AZ		—	—	380,494	2,428,603	2,809,097	1,393,443	1/1/2002	1984	27-40
Retail	Beaumont	CA				3,830	—	3,830	—	1/1/2002
Retail	Loveland	CA				18,581	—	18,581	—	1/1/2002
Retail	Mammoth Lake	CA		—	—	700,534	4,857,292	5,557,826	2,820,461	1/1/2002	1982	27-40
Retail	Pasadena	CA				18,226	—	18,226	—	1/1/2002
Retail	Rialto	CA				14,673	—	14,673	—	1/1/2002
Retail	San Dimas	CA				15,713	—	15,713	—	1/1/2002
Retail	Simi Valley	CA				16,828	—	16,828	—	1/1/2002
Retail	Yucca Valley	CA				17,462	—	17,462	—	1/1/2002
Retail	Aurora	CO		—	—	400,072	2,768,776	3,168,848	1,644,298	1/1/2002	1981	27-40
Retail	Aurora	CO				19,324	—	19,324	—	1/1/2002
Retail	Colorado Springs	CO				20,139	—	20,139	—	1/1/2002
Retail	Littleton	CO		—	—	226,074	1,885,393	2,111,467	744,732	1/1/2002	1980	38-40
Retail	Pueblo	CO				15,588	—	15,588	—	1/1/2002
Retail	Homestead	FL				19,681	—	19,681	—	1/1/2002
Retail	Orlando	FL				15,410	—	15,410	—	1/1/2002
Retail	Port Richey	FL		—	—	—	1,570,170	1,570,170	620,218	1/1/2002	1980	38-40
Retail	Tallahassee	FL		—	—	—	1,729,065	1,729,065	838,829	1/1/2002	1980	40
Retail	Atlanta (Chamblee-Dunwoody)	GA		—	—	120,697	813,389	934,086	425,746	1/1/2002	1972	25-35
Retail	Atlanta (N Druid Hills)	GA		—	—	153,014	1,031,179	1,184,193	539,742	1/1/2002	1972	25-35
Retail	Atlanta (Ponce de Leon)	GA		—	—	107,249	722,764	830,013	378,311	1/1/2002	1975	25-35
Retail	Cumming	GA		—	—	270,916	1,825,733	2,096,649	955,629	1/1/2002	1968	25-35

THE LEXINGTON MASTER LIMITED PARTNERSHIP
SCHEDULE III
REAL ESTATE AND ACCUMULATED DEPRECIATION AND AMORTIZATION
Initial cost to Partnership and Gross Amount at which carried at End of Year (A)

								Accumulated
								Depreciation			Useful life computing
			Encumbrances		Land and	Building and		and	Date	Date	depreciation in latest
Description	Location		Mortgage	Contract Right	Land Estates	Improvements	Total	Amortization	Acquired	Constructed	income statement (years)
Retail	Duluth	GA	$—	$—	$182,098	$1,227,177	$1,409,275	$642,332	1/1/2002	1971	25-35
Retail	Forest Park	GA	—	—	272,514	1,836,502	2,109,016	961,267	1/1/2002	1969	25-35
Retail	Jonesboro	GA	—	—	105,469	710,765	816,234	372,030	1/1/2002	1971	25-35
Retail	Stone Mountain	GA	—	—	129,849	875,068	1,004,917	458,030	1/1/2002	1973	25-35
Retail	Rock Falls	IL	***	—	156,731	1,648,330	1,805,061	920,406	1/1/2002	1991	38-40
Retail	Lawrence	IN	—	—	53,885	2,877,258	2,931,143	1,431,916	1/1/2002	1983	20-40
Retail	Minden	LA	—	—	439,524	1,961,545	2,401,069	678,028	1/1/2002	1982	27-40
Retail	Columbia	MD	941,639	—	671,547	817,581	1,489,128	69,585	6/1/2006	1979	40
Retail	Arnold	MO			4,817	—	4,817	—	1/1/2002
Retail	Independence	MO			15,561	—	15,561	—	1/1/2002
Retail	Lee’s Summit	MO			3,886	—	3,886	—	1/1/2002
Retail	St Louis	MO			18,418	—	18,418	—	1/1/2002
Retail	Billings	MT	—	—	—	2,805,618	2,805,618	1,255,418	1/1/2002	1981	38-40
Retail	Charlotte	NC	***	—	36,078	898,638	934,716	304,706	1/1/2002	1982	38-40
Retail	Concord	NC	***	—	56,439	1,777,516	1,833,955	600,931	1/1/2002	1983	38-40
Retail	Jacksonville	NC	—	—	64,434	729,741	794,175	237,579	1/1/2002	1982	38-40
Retail	Jefferson	NC	—	—	—	635,971	635,971	207,881	1/1/2002	1979	38-40
Retail	Lexington	NC	—	—	106,703	1,208,617	1,315,320	400,914	1/1/2002	1983	38-40
Retail	Thomasville	NC	***	—	38,805	1,016,388	1,055,193	343,163	1/1/2002	1998	38-40
Retail	Garwood	NJ	95,121	—	607,569	3,802,120	4,409,689	1,347,829	1/1/2002	1980	38-40
Retail	Albuquerque	NM			16,692	—	16,692	—	1/1/2002		27-40
Retail	Albuquerque	NM			15,482	—	15,482	—	1/1/2002
Retail	Las Vegas	NV			19,977	—	19,977	—	1/1/2002
Retail	Portchester	NY	—	—	—	7,308,836	7,308,836	3,097,528	1/1/2002	1982	38-40
Retail	Cincinnati	OH	—	—	—	1	1	—	1/1/2002	1980	38-40
Retail	Franklin	OH	—	—	37,138	1,685,071	1,722,209	805,453	1/1/2002	1961	38-40
Retail	Lawton	OK	—	—	353,712	2,257,661	2,611,373	1,291,070	1/1/2002	1984	27-40
Retail	Ponca City	OK			47,435	—	47,435	—	1/1/2002
Retail	Stillwater	OK			15,239	—	15,239	—	1/1/2002
Retail	Grants Pass	OR	—	—	320,017	2,042,594	2,362,611	1,159,754	1/1/2002	1984	27-40
Retail	Doylestown	PA	—	—	120,348	819,192	939,540	276,397	1/1/2002	1976	20-40
Retail	Lansdale	PA	—	—	125,955	866,323	992,278	292,298	1/1/2002	1966	20-40
Retail	Lima	PA	—	—	135,052	942,899	1,077,951	318,135	1/1/2002	1983	20-40
Retail	Philadelphia	PA	—	—	628,239	3,796,097	4,424,336	1,425,136	1/1/2002	1980	40
Retail	Philadelphia, 52nd	PA	—	—	146,262	1,037,260	1,183,522	349,973	1/1/2002	1921	20-40
Retail	Philadelphia, Broad	PA	—	—	153,959	1,102,037	1,255,996	371,830	1/1/2002	1920	20-40
Retail	Philadelphia, Bustle	PA	—	—	120,356	819,192	939,548	276,397	1/1/2002	1970	20-40
Retail	Philadelphia, Cottman	PA	—	—	161,663	1,166,885	1,328,548	393,709	1/1/2002	1980	20-40
Retail	Philadelphia, Frankford	PA	—	—	131,212	907,541	1,038,753	306,205	1/1/2002	1960	20-40
Retail	Philadelphia, Lehigh	PA	—	—	121,054	825,061	946,115	278,378	1/1/2002	1922	20-40
Retail	Philadelphia, N 5th	PA	—	—	52,440	247,488	299,928	83,503	1/1/2002	1975	20-40
Retail	Philadelphia, N Broad	PA	—	—	114,757	772,059	886,816	260,494	1/1/2002	1920	20-40
Retail	Richboro	PA	—	—	113,355	760,250	873,605	256,512	1/1/2002	1976	20-40
Retail	Wayne	PA	—	—	155,018	1,113,823	1,268,841	375,805	1/1/2002	1983	20-40

THE LEXINGTON MASTER LIMITED PARTNERSHIP
SCHEDULE III
REAL ESTATE AND ACCUMULATED DEPRECIATION AND AMORTIZATION
Initial cost to Partnership and Gross Amount at which carried at End of Year (A)

								Accumulated
								Depreciation			Useful life computing
			Encumbrances		Land and	Building and		and	Date	Date	depreciation in latest
Description	Location		Mortgage	Contract Right	Land Estates	Improvements	Total	Amortization	Acquired	Constructed	income statement (years)
Retail	Moncks Corner	SC	$—	$—	$—	$539,472	$539,472	$178,184	1/1/2002	1982	38-40
Retail	N Myrtle Beach	SC	***	—	—	1,577,826	1,577,826	532,972	1/1/2002	1983	38-40
Retail	Chattanooga	TN	***	—	369,150	3,423,619	3,792,769	1,749,780	1/1/2002	1982	27-40
Retail	Paris	TN	***	—	244,304	2,265,742	2,510,046	1,158,007	1/1/2002	1982	27-40
Retail	Austin	TX			47,127	—	47,127	—	1/1/2002
Retail	Baytown	TX			17,888	—	17,888	—	1/1/2002
Retail	Bear Creek	TX			17,859	—	17,859	—	1/1/2002
Retail	Carrolton	TX	—	—	582,247	2,881,723	3,463,970	1,044,615	1/1/2002	1984	25-40
Retail	Dallas	TX	—	—	856,397	3,639,198	4,495,595	1,576,755	1/1/2002	1960	38-40
Retail	El Paso	TX			14,599	—	14,599	—	1/1/2002
Retail	El Paso	TX			18,500	—	18,500	—	1/1/2002
Retail	Fort Worth	TX	—	—	532,341	3,692,266	4,224,607	2,131,925	1/1/2002	1985	27-40
Retail	Garland	TX	***	—	165,286	3,334,967	3,500,253	1,152,757	1/1/2002	1983	29-40
Retail	Granbury	TX	—	—	107,704	2,173,176	2,280,880	751,175	1/1/2002	1982	29-40
Retail	Grand Prairie	TX	—	—	462,315	2,950,860	3,413,175	1,738,337	1/1/2002	1984	27-40
Retail	Greenville	TX	—	—	—	1,431,281	1,431,281	1,088,427	1/1/2002	1985	40
Retail	Hillsboro	TX	—	—	90,988	1,835,822	1,926,810	634,568	1/1/2002	1982	29-40
Retail	Houston	TX	—	—	614,015	3,705,420	4,319,435	2,192,261	1/1/2002	1982	27-40
Retail	Lubbock	TX	***	—	—	1,509,270	1,509,270	732,198	1/1/2002	1978	40
Retail	Sandy	UT	***	—	—	1,585,726	1,585,726	528,838	1/1/2002	1981	38-40
Retail	Herndon	VA			17,741	—	17,741	—	1/1/2002
Retail	Staunton	VA	—	—	127,681	1,445,996	1,573,677	460,309	1/1/2002	1971	38-40
Retail	Edmonds	WA	—	—	—	1,305,028	1,305,028	633,114	1/1/2002	1981	40
Retail	Graham	WA	—	—	437,273	2,790,997	3,228,270	1,595,877	1/1/2002	1984	27-40
Retail	Milton	WA	—	—	493,533	3,150,107	3,643,640	1,810,289	1/1/2002	1989	27-40
Retail	Port Orchard	WA	—	—	—	865,542	865,542	470,580	1/1/2002	1983	40
Retail	Puyallup	WA			15,117	—	15,117	—	1/1/2002
Retail	Redmond	WA	—	—	490,535	3,130,971	3,621,506	1,826,025	1/1/2002	1985	27-40
Retail	Spokane	WA	—	—	376,686	2,404,286	2,780,972	1,391,723	1/1/2002	1984	27-40
Retail	Cheyenne	WY	***	—	71,549	984,564	1,056,113	286,401	1/1/2002	1981	38-40

			1,036,760	—	15,569,404	133,303,532	148,872,936	61,492,649

Industrial	Long Beach	CA	5,902,311	3,979,635	8,248,116	30,043,403	38,291,519	19,639,067	1/1/2002	1981	27-40
Industrial	Palo Alto	CA	***	—	—	26,958,221	26,958,221	11,317,852	1/1/2002	1974	40
Industrial	Orlando	FL	***	—	—	9,128,285	9,128,285	4,326,032	1/1/2002	1981	38-40
Industrial	McDonough	GA	23,000,000		4,298,753	25,278,000	29,576,753	689,595	9/21/2006	2000	40
Industrial	Rockford	IL	2,622,000		332,104	2,780,183	3,112,287	124,529	3/7/2006	1998	40
Industrial	Rockford	IL	4,278,000		541,854	4,536,087	5,077,941	203,180	3/7/2006	1992	40
Industrial	Owensboro	KY	4,665,987	—	—	16,265,158	16,265,158	3,068,636	1/1/2003	1975	20-40
Industrial	Shreveport	LA	19,000,000	—	860,000	21,840,000	22,700,000	432,250	3/28/2007	2006	40
Industrial	North Berwick	ME	***	—	274,873	22,304,938	22,579,811	11,817,289	1/1/2002	1965	38-40
Industrial	Plymouth	MI	11,847,293	—	2,296,068	13,397,997	15,694,065	1,202,294	6/1/2007	1996	40

THE LEXINGTON MASTER LIMITED PARTNERSHIP
SCHEDULE III
REAL ESTATE AND ACCUMULATED DEPRECIATION AND AMORTIZATION
Initial cost to Partnership and Gross Amount at which carried at End of Year (A)

								Accumulated
								Depreciation			Useful life computing
			Encumbrances		Land and	Building and		and	Date	Date	depreciation in latest
Description	Location		Mortgage	Contract Right	Land Estates	Improvements	Total	Amortization	Acquired	Constructed	income statement (years)
Industrial	Temperance	MI	10,908,875	—	3,040,182	14,738,201	17,778,383	828,432	6/1/2007	1980	40
Industrial	Lumberton	NC	***		366,943	11,078,126	11,445,069	311,571	11/6/2006	1998	40
Industrial	Statesville	NC	14,100,000		1,101,691	15,123,208	16,224,899	677,393	3/29/2006	1999	40
Industrial	Swedesboro	NJ	7,318,056	—	1,824,940	10,776,232	12,601,172	415,664	6/1/2007	1998	40
Industrial	Saugerties	NY	—	—	32,120	676,932	709,052	132,385	1/1/2002	1979	15-40
Industrial	Cincinnati	OH	***		897,406	7,736,769	8,634,175	201,479	12/31/2006	1991	40
Industrial	Columbus	OH	***		1,359,509	15,555,978	16,915,487	502,329	9/28/2006	1973	40
Industrial	Duncan	SC	—	—	883,876	7,943,817	8,827,693	123,584	6/6/2007	2005	40
Industrial	Laurens	SC	16,267,236	—	5,591,518	20,436,871	26,028,389	355,915	6/1/2007	1991	40
Industrial	Franklin	TN	—	—	—	8,805,302	8,805,302	3,458,963	1/1/2002	1970	38-40
Industrial	Memphis	TN	—	—	—	19,233,942	19,233,942	10,221,999	1/1/2002	1973	30-40
Industrial	Winchester	VA	10,606,017	—	3,823,436	12,226,079	16,049,515	847,606	6/1/2007	2001	40

			130,515,775	3,979,635	35,773,389	316,863,729	352,637,118	70,898,044

Other	Jonesboro	AR	—		17,184	—	17,184	—	1/1/2002
Other	Sun City	AZ	—	—	74,588	1,698,893	1,773,481	554,363	1/1/2002	1982	38-40
Other	Baltimore	MD	—	—	4,618,251	—	4,618,251	—	10/31/2006		42
Other	Carlsbad	NM	—	—	70,352	1,565,013	1,635,365	510,677	1/1/2002	1980	38-40
Other	Corpus Christi	TX	—	—	81,682	1,923,062	2,004,744	627,508	1/1/2002	1983	38-40
Other	El Paso	TX	—	—	60,863	1,265,089	1,325,952	412,808	1/1/2002	1982	38-40
Other	McAllen	TX	—	—	56,857	1,138,486	1,195,343	371,496	1/1/2002	2004	38-40
Other	Victoria	TX	—	—	80,712	1,896,076	1,976,788	618,704	1/1/2002	1981	38-40
Other	Various		—		—	5,053,073	5,053,073	—	1/1/2002

			—	—	5,060,489	14,539,692	19,600,181	3,095,556

	Total		$788,427,785	$13,443,644	$227,537,346	$1,599,540,900	$1,827,078,246	$419,658,958

***	Property is collateral for a $213,635,000 secured loan

(A)	The total cost basis of the Partnership’s properties at December 31, 2007 for Federal income tax purposes was approximately $2.2 billion.

THE LEXINGTON MASTER LIMITED PARTNERSHIP
SCHEDULE III
REAL ESTATE AND ACCUMULATED DEPRECIATION
(Amounts in thousands)
     The following is a reconciliation of real estate assets and accumulated depreciation:

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2007	2006	2005
Real Estate
Balance at beginning of year	$1,451,950	$1,457,603	$1,578,182
Additions during the year:
Land and land estates	133,608	41,145	30
Buildings and improvements	528,758	204,211	256

	2,114,316	1,702,959	1,578,468

Less: Reclassifications and disposition of assets	287,238	251,009	120,865

Balance at end of year	$1,827,078	$1,451,950	$1,457,603

Accumulated Depreciation
Balance at beginning of year	$475,226	$544,085	$545,385
Depreciation and amortization expense	42,506	59,724	49,156
Accumulated depreciation and amortization on acquisitions (1)	22,185	—	—

	539,917	603,809	594,541
Less: Reclassifications and disposition of assets	120,258	128,583	50,456

Balance at end of year	$419,659	$475,226	$544,085

(1)	Represents the carry over basis acquired from assets previously owned by Lexington.

EXHIBIT INDEX

3.1	—	Second Amended and Restated Certificate of Limited Partnership of The Lexington Master Limited Partnership	(c)

3.2	—	Second Amended and Restated Agreement of Limited Partnership of The Lexington Master Limited Partnership dated as of December 31, 2006	(c)

4.1	—	Indenture, dated as of January 29, 2007, among The Lexington Master Limited Partnership, Lexington Realty Trust, the other guarantors named therein and U.S. Bank National Association, as trustee	(d)

4.2	—	First Supplemental Indenture, dated as of January 29, 2007, among The Lexington Master Limited Partnership, Lexington Realty Trust, the other guarantors named therein and U.S. Bank National Association, as trustee, including the Form of 5.45% Exchangeable Guaranteed Notes due 2027	(d)

4.3	—	Second Supplemental Indenture, dated as of March 9, 2007, among The Lexington Master Limited Partnership, Lexington Realty Trust, the other guarantors named therein and U.S. Bank National Association, as trustee, including the Form of 5.45% Exchangeable Guaranteed Notes due 2027	(e)

9.1	—	Voting Trustee Agreement, dated as of December 31, 2006, among Lexington Realty Trust, The Lexington Master Limited Partnership and NKT Advisors LLC	(c)

10.1	—	Letter Agreement among the Registrant, Apollo Real Estate Investment Fund III, L.P., The Newkirk Master Limited Partnership, NKT Advisors LLC, Vornado Realty Trust, VNK Corp., Vornado Newkirk LLC, Vornado MLP GP LLC and WEM Bryn Mawr Associates LLC (1)	(a)

10.2	—	Amendment to the Letter Agreement among the Registrant, Apollo Real Estate Investment Fund III, L.P., The Newkirk Master Limited Partnership, NKT Advisors LLC, Vornado Realty Trust, Vornado Realty L.P., VNK Corp., Vornado Newkirk LLC, Vornado MLP GP LLC, and WEM-Brynmawr Associates LLC (1)	(a)

10.3	—	Amended and Restated Limited Liability Company Agreement of Concord Debt Holdings LLC, dated September 21, 2007, among The Newkirk Master Limited Partnership, WRT Realty, L.P. and FUR Holdings LLC (1)	(h)

10.4	—	Amendment No. 1 to Amended and Restated Limited Liability Company Agreement of Concord Debt Holdings LLC, dated as of January 7, 2008. (1)	(j)

10.5	—	Master Repurchase Agreement, dated March 30, 2006, among Column Financial Inc., 111 Debt Acquisition LLC, 111 Debt Acquisition Mezz LLC and Newkirk Realty Trust, Inc. (1)	(b)

10.6	—	Master Repurchase Agreement, dated May 24, 2006, between Bear, Stearns International Limited and 111 Debt Acquisition-Two LLC (1)	(c)

10.7	—	Funding Agreement, dated as of December 31, 2006, by and among Lepercq Corporate Income Fund L.P., Lepercq Corporate Income Fund II L.P., Lepercq Corporate Income Fund III L.P., Net 3 Acquisition L.P., The Lexington Master Limited Partnership and Lexington Realty Trust (1)	(c)

10.8	—	Guaranty Agreement, effective as of December 31, 2006, between Lexington Realty Trust and The Lexington Master Limited Partnership (1)	(c)

10.9	—	Property Management Agreement, dated as of December 31, 2006, among Lexington Realty Trust, The Lexington Master Limited Partnership and Winthrop Management L.P. (1)	(c)

10.10	Registration Rights Agreement, dated as of January 29, 2007, among The Lexington Master Limited Partnership, Lexington Realty Trust, Lepercq Corporate Income Fund L.P., Lepercq Corporate Income Fund II L.P., New 3 Acquisition L.P., Lehman Brothers Inc. and Bear, Stearns & Co. Inc., for themselves and on behalf of the initial purchasers named therein (1)	(d)

10.11	Registration Rights Agreement, dated as of March 9, 2007, among The Lexington Master Limited Partnership, Lexington Realty Trust, Lepercq Corporate Income Fund L.P., Lepercq Corporate Income Fund II L.P., Net 3 Acquisition L.P., Bear, Stearns & Co. Inc. and Lehman Brothers Inc. (1)	(e)

10.12	Common Share Delivery Agreement, made as of January 29, 2007, between The Lexington Master Limited Partnership and Lexington Realty Trust (1)	(d)

10.13	Common Share Delivery Agreement, dated March 9, 2007, between The Lexington Master Limited Partnership and Lexington Realty Trust (1)	(e)

10.14	Credit Agreement, dated as of June 1, 2007, among The Lexington Master Limited Partnership, Lexington Realty Trust, Lepercq Corporate Income Fund L.P., Lepercq Corporate Income Fund II L.P., Net 3 Acquisition L.P., jointly and severally as borrowers, KeyBanc Capital Markets, as lead arranger and book running manager, KeyBank National Association, as agent, and each of the financial institutions initially a signatory thereto together with their assignees pursuant to Section 12.5.(d) therein (1)	(m)

10.15	Second Amendment and Restated Limited Partnership Limited Partnership Agreement, dated as of February 20, 2008, among LMLP GP LLC, The Lexington Master Limited Partnership and Inland American (Net Lease) Sub, LLC (1)	(k)

10.16	Contribution Agreement, dated as of August 10, 2007, between The Lexington Master Limited Partnership and Net Lease Strategic Assets Fund L.P. (1)	(i)

10.17	Amendment No. 1 to Contribution Agreement, dated as of December 20, 2007 (1)	(l)

10.18	Amendment No. 2 to Contribution Agreement, dated as of February 20, 2008 (1)	(k)

10.19	Purchase and Sale Agreement, dated as of August 10, 2007, between The Lexington Master Limited Partnership and Net Lease Strategic Assets Fund L.P. (1)	(i)

10.20	Amendment No. 1 to Purchase and Sale Agreement, dated as of December 20, 2007 (1)	(l)

10.21	Amendment No. 2 to Purchase and Sale Agreement, dated as of February 20, 2008 (1)	(k)

10.22	Management Agreement, dated as of August 10, 2007, between Net Lease Strategic Assets Fund L.P. and Lexington Realty Advisors, Inc. (1)	(i)

21	List of Subsidiaries

31	Certifications Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002	(a)

32	Certifications Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002	(a)

*	Certifications Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

(a)	Furnished herewith

(b)	Incorporated by reference to Amendment No. 5 to Newkirk Realty Trust’s Registration Statement on Form S-11 (Registration No. 333-127278) filed on October 28, 2005

(c)	Incorporated by reference to the Partnership’s Current Report on form 8-K filed April 5, 2006

(d)	Incorporated by reference to the Partnership’s Current Report on 8K filed April 12, 2006

(e)	Incorporated by reference to Lexington Realty Trust’s Current Report on 8K filed January 8, 2007

(f)	Incorporated by reference to The Lexington Master Limited Partnership’s Current Report on 8K filed January 29, 2007

(g)	Incorporated by reference to The Lexington Master Limited Partnership’s Current Report on 8K filed March 9, 2007

(h)	Incorporated by reference to Lexington Realty Trust’s Current Report on form 8-K filed September 24, 2007

(i)	Incorporated by reference to the Partnership’s Current Report on form 8-K filed August 16, 2007

(j)	Incorporated by reference to the Partnership’s Current Report on form 8-K filed January 11, 2008.

(k)	Incorporated by reference to the Partnership’s Current Report on form 8-K filed February 21, 2008.

(l)	Incorporated by reference to the Partnership’s Current Report on form 8-K filed December 26, 2007.

(m)	Incorporated by reference to the Partnership’s Current Report on Form 8-K filed June 7, 2007.

SUBSIDIARIES

State of
Name of Entity	Formation
ACQUIPORT 550 MANAGER LLC	DE
ACQUIPORT 600 MANAGER LLC	DE
ACQUIPORT COLORADO SPRINGS LLC	DE
ACQUIPORT COLORADO SPRINGS MANAGER LLC	DE
ACQUIPORT LAKE MARY 550 LLC	DE
ACQUIPORT LAKE MARY 600 LLC	DE
ACQUIPORT LAURENS LLC	DE
ACQUIPORT MILFORD LLC	DE
ACQUIPORT PARSIPPANY L.L.C.	DE
ACQUIPORT PARSIPPANY MANAGER L.L.C.	DE
ACQUIPORT TEMPERANCE LLC	DE
ACQUIPORT WINCHESTER LLC	DE
ACQUIPORT WINCHESTER MANAGER LLC	DE
ADGOLD ASSOCIATES LLC	NY
ADGOLD MANAGER LLC	NY
ALMARC GROUP LLC	CT
ALMARC MANAGER LLC	CT
ALSEY ASSOCIATES LIMITED PARTNERSHIP	CT
AUTOKIRK LLC	CT
AVAZAR ASSOCIATES	CT
AVAZAR CORP.	CT
AVAZAR I LIMITED PARTNERSHIP	DE
AVAZAR II LIMITED PARTNERSHIP	DE
BATTIN ASSOCIATES	CT
BATTIN CORP.	CT
BATTIN I LIMITED PARTNERSHIP	DE
BATTIN II LIMITED PARTNERSHIP	DE
CHADAN ASSOCIATES LLC	NY
CHADAN MANAGER LLC	NY
CHADER ASSOCIATES LLC	NY
CHADER MANAGER LLC	NY
CHADGOLD ASSOCIATES	CT
CHADGOLD CORP.	CT
CHADGOLD I LIMITED PARTNERSHIP	DE
CHADGOLD II LIMITED PARTNERSHIP	DE
CONZAR ASSOCIATES	CT
CONZAR I LIMITED PARTNERSHIP	DE
CONZAR II LIMITED PARTNERSHIP	DE
CONZAR MANAGER LLC	CT
DASIS ASSOCIATES LLC	NY
DASIS MANAGER LLC	NY
DREWMAR CORP.	CA
ELOTRUM CORP.	DE
GREZAR ASSOCIATES LLC	CT
GREZAR MANAGER LLC	CT
JAZAR ASSOCIATES LLC	CT
JAZAR MANAGER LLC	CT
JERAL ASSOCIATES LIMITED PARTNERSHIP	CT
JERMOR ASSOCIATES LIMITED PARTNERSHIP	CT

State of
Name of Entity	Formation
JESEB CORP.	NJ
JESS LLC	DE
LCB LIMITED PARTNERSHIP	DE
LEXINGTON ACQUIPORT COLINAS L.P.	DE
LEXINGTON ACQUIPORT COMPANY LLC	DE
LEXINGTON ACQUIPORT COMPANY LLC	DE
LEXINGTON ACQUIPORT FISHERS LLC	DE
LEXINGTON ACQUIPORT SIERRA LLC	DE
LEXINGTON COLUMBUS (JACKSON STREET) L.P.	DE
LEXINGTON COLUMBUS (JACKSON STREET) MANAGER LLC	DE
LEXINGTON DUNCAN L.P.	DE
LEXINGTON DUNCAN MANAGER LLC	DE
LEXINGTON LAS VEGAS (VEGPOW) L.P.	DE
LEXINGTON LAS VEGAS (VEGPOW) MANAGER LLC	DE
LEXINGTON LION CARY GP LLC	DE
LEXINGTON LION CARY II L.P.	DE
LEXINGTON LION CARY L.P.	DE
LEXINGTON LION CHICAGO GP LLC	DE
LEXINGTON LION CHICAGO L.P.	DE
LEXINGTON LION HOUSTON GP LLC	DE
LEXINGTON LION HOUSTON L.P.	DE
LEXINGTON LION MCLEAREN GP LLC	DE
LEXINGTON LION MCLEAREN L.P.	DE
LEXINGTON LION NEBC GP LLC	DE
LEXINGTON LION NEBC L.P.	DE
LEXINGTON LION NEBC LAND L.P.	DE
LEXINGTON LION PLYMOUTH GP LLC	DE
LEXINGTON LION PLYMOUTH L.P.	DE
LEXINGTON LION RICHMOND GP LLC	DE
LEXINGTON LION RICHMOND L.P.	DE
LEXINGTON MEMPHIS (JLE) L.P.	DE
LEXINGTON MEMPHIS (JLE) MANAGER LLC	DE
LEXINGTON MLP COPPELL L.P.	DE
LEXINGTON MLP COPPELL MANAGER LLC	DE
LEXINGTON MLP SHREVEPORT L.P.	DE
LEXINGTON MLP SHREVEPORT MANAGER LLC	DE
LEXINGTON MLP WESTERVILLE L.P.	DE
LEXINGTON MLP WESTERVILLE MANAGER LLC	DE
LEXINGTON/LION VENTURE L.P.	DE
LEX-PROPERTY HOLDINGS LLC	DE
LEX-SPRINGING MEMBER LLC	DE
LINWOOD AVENUE LIMITED PARTNERSHIP	DE
LMLP GP LLC	DE
LOMBARD STREET LOTS, LLC	MD
MARKLANE ASSOCIATES LIMITED PARTNERSHIP	CT
MLP MANAGER CORP.	DE
NACIV MANAGER LLC	CT
NEWKIRK 21AT GP LLC	DE
NEWKIRK 21AT L.P.	DE
NEWKIRK ALAKE GP LLC	DE
NEWKIRK ALAKE L.P.	DE
NEWKIRK ALBEAU GP LLC	DE
NEWKIRK ALBEAU L.P.	DE

State of
Name of Entity	Formation
NEWKIRK ALTENN GP LLC	DE
NEWKIRK ALTENN L.P.	DE
NEWKIRK ALWOOD GP LLC	DE
NEWKIRK ALWOOD L.P.	DE
NEWKIRK ASSET MANAGEMENT LLC	DE
NEWKIRK AVREM GP LLC	DE
NEWKIRK AVREM L.P.	DE
NEWKIRK BASOT GP LLC	DE
NEWKIRK BASOT L.P.	DE
NEWKIRK BEDCAR GP LLC	DE
NEWKIRK BEDCAR L.P.	DE
NEWKIRK BETHPLAIN GP LLC	DE
NEWKIRK BETHPLAIN L.P.	DE
NEWKIRK CALANE GP LLC	DE
NEWKIRK CALANE L.P.	DE
NEWKIRK CALCRAF GP LLC	DE
NEWKIRK CALCRAF L.P.	DE
NEWKIRK CAPITAL LLC	DE
NEWKIRK CAROLION GP LLC	DE
NEWKIRK CAROLION L.P.	DE
NEWKIRK CLIFMAR GP LLC	DE
NEWKIRK CLIFMAR L.P.	DE
NEWKIRK DALHILL GP LLC	DE
NEWKIRK DALHILL L.P.	DE
NEWKIRK DAYTOWER GP LLC	DE
NEWKIRK DAYTOWER L.P.	DE
NEWKIRK DENPORT GP LLC	DE
NEWKIRK DENPORT L.P.	DE
NEWKIRK DENVILLE GP LLC	DE
NEWKIRK DENVILLE L.P.	DE
NEWKIRK ELWAY GP LLC	DE
NEWKIRK ELWAY L.P.	DE
NEWKIRK FEDDATA GP LLC	DE
NEWKIRK FEDDATA L.P.	DE
NEWKIRK FINCO LLC	DE
NEWKIRK GERSANT GP LLC	DE
NEWKIRK GERSANT L.P.	DE
NEWKIRK GP HOLDING LLC	DE
NEWKIRK GP LLC	DE
NEWKIRK HAZELPORT GP LLC	DE
NEWKIRK HAZELPORT L.P.	DE
NEWKIRK JACWAY GP LLC	DE
NEWKIRK JACWAY L.P.	DE
NEWKIRK JOHAB GP LLC	DE
NEWKIRK JOHAB L.P.	DE
NEWKIRK JVF GP LLC	DE
NEWKIRK JVF L.P.	DE
NEWKIRK LANMAR GP LLC	DE
NEWKIRK LANMAR L.P.	DE
NEWKIRK LARLOOSA GP LLC	DE
NEWKIRK LARLOOSA L.P.	DE
NEWKIRK LEYDEN GP LLC	DE
NEWKIRK LEYDEN L.P.	DE

State of
Name of Entity	Formation
NEWKIRK LIROC GP LLC	DE
NEWKIRK LIROC L.P.	DE
NEWKIRK LYBSTER GP LLC	DE
NEWKIRK LYBSTER L.P.	DE
NEWKIRK MARBAX GP LLC	DE
NEWKIRK MARBAX L.P.	DE
NEWKIRK MARTALL GP LLC	DE
NEWKIRK MARTALL L.P.	DE
NEWKIRK MERDAY GP LLC	DE
NEWKIRK MERDAY L.P.	DE
NEWKIRK MLP UNIT LLC	DE
NEWKIRK NEWAL GP LLC	DE
NEWKIRK NEWAL L.P.	DE
NEWKIRK ORPER GP LLC	DE
NEWKIRK ORPER L.P.	DE
NEWKIRK PLECAR GP LLC	DE
NEWKIRK PLECAR L.P.	DE
NEWKIRK PORTO GP LLC	DE
NEWKIRK PORTO L.P.	DE
NEWKIRK SABLEMART GP LLC	DE
NEWKIRK SABLEMART L.P.	DE
NEWKIRK SALISTOWN GP LLC	DE
NEWKIRK SALISTOWN L.P.	DE
NEWKIRK SANDNORD GP LLC	DE
NEWKIRK SANDNORD L.P.	DE
NEWKIRK SEGAIR GP LLC	DE
NEWKIRK SEGAIR L.P.	DE
NEWKIRK SEGUINE GP LLC	DE
NEWKIRK SEGUINE L.P.	DE
NEWKIRK SILWARD GP LLC	DE
NEWKIRK SILWARD L.P.	DE
NEWKIRK SKOOB GP LLC	DE
NEWKIRK SKOOB L.P.	DE
NEWKIRK SPOKMONT GP LLC	DE
NEWKIRK SPOKMONT L.P.	DE
NEWKIRK STATMONT GP LLC	DE
NEWKIRK STATMONT L.P.	DE
NEWKIRK SUNWAY GP LLC	DE
NEWKIRK SUNWAY L.P.	DE
NEWKIRK SUPERGAR GP LLC	DE
NEWKIRK SUPERGAR L.P.	DE
NEWKIRK SUPERLINE GP LLC	DE
NEWKIRK SUPERLINE L.P.	DE
NEWKIRK SUPERWEST GP LLC	DE
NEWKIRK SUPERWEST L.P.	DE
NEWKIRK SUTERET GP LLC	DE
NEWKIRK SUTERET L.P.	DE
NEWKIRK SYRCAR GP LLC	DE
NEWKIRK SYRCAR L.P.	DE
NEWKIRK TEXFORD GP LLC	DE
NEWKIRK TEXFORD L.P.	DE
NEWKIRK VENGAR GP LLC	DE
NEWKIRK VENGAR L.P.	DE

State of
Name of Entity	Formation
NEWKIRK WALANDO GP LLC	DE
NEWKIRK WALANDO L.P.	DE
NEWKIRK WALCREEK GP LLC	DE
NEWKIRK WALCREEK L.P.	DE
NEWKIRK WALMAD GP LLC	DE
NEWKIRK WALMAD L.P.	DE
NEWKIRK WASHTEX GP LLC	DE
NEWKIRK WASHTEX L.P.	DE
NEWKIRK WYBANCO GP LLC	DE
NEWKIRK WYBANCO L.P.	DE
NEWZAR ASSOCIATES LLC	CT
NEWZAR MANAGER LLC	CT
NK FIRST LOAN E CERT. LLC	DE
NK FIRST LOAN F CERT LLC	DE
NK FIRST LOAN G CERT LLC	DE
NK-850/950 CORPORETUM PROPERTY LLC	DE
NK-850/950 CORPORETUM PROPERTY MANAGER LLC	DE
NK-BRIDGEWATER PROPERTY LLC	DE
NK-BRIDGEWATER PROPERTY MANAGER LLC	DE
NK-CAMFEX JR LOAN LLC	DE
NK-CINN HAMILTON PROPERTY LLC	DE
NK-CINN HAMILTON PROPERTY MANAGER LLC	DE
NK-GLENWILLOW PROPERTY LLC	DE
NK-GLENWILLOW PROPERTY MANAGER LLC	DE
NK-HOLDING LLC	DE
NK-LCB PROPERTY LLC	DE
NK-LCB PROPERTY MANAGER LLC	DE
NK-LEYDEN GP LLC	DE
NK-LEYDEN LOAN, L.P.	DE
NK-LOMBARD GL PROPERTY LLC	DE
NK-LOMBARD GL PROPERTY MANAGER LLC	DE
NK-LOMBARD STREET MANAGER LLC	DE
NK-LUMBERTON PROPERTY LLC	DE
NK-LUMBERTON PROPERTY MANAGER LLC	DE
NK-MARC CAA LOAN LLC	DE
NK-MCDONOUGH PROPERTY LLC	DE
NK-MCDONOUGH PROPERTY MANAGER LLC	DE
NK-ODW/COLUMBUS PROPERTY LLC	DE
NK-ODW/COLUMBUS PROPERTY MANAGER LLC	DE
NK-REMAINDER INTEREST LLC	DE
NK-ROCKAWAY PROPERTY LLC	DE
NK-ROCKAWAY PROPERTY MANAGER LLC	DE
NK-ROCKFORD PROPERTY LLC	DE
NK-ROCKFORD PROPERTY MANAGER LLC	DE
NK-STATESVILLE PROPERTY LLC	DE
NK-STATESVILLE PROPERTY MANAGER LLC	DE
NK-TCC PROPERTY LLC	DE
NK-TCC PROPERTY MANAGER LLC	DE
NOZAR ASSOCIATES	CT
NOZAR CORP.	CT
NOZAR I LIMITED PARTNERSHIP	DE
NOZAR II LIMITED PARTNERSHIP	DE
RAZAR GROUP LLC	CT

State of
Name of Entity	Formation
RAZAR MANAGER LLC	CT
SALISKIRK LLC	CT
SANZAR ASSOCIATES	CT
SANZAR I LIMITED PARTNERSHIP	DE
SANZAR II LIMITED PARTNERSHIP	DE
SANZAR MANAGER LLC	CT
SKIKID LLC	DE
SKOOBKIRK LLC	CT
SPOKMONT LLC	AL
SUE LLC	DE
TABKIRK LLC	CT
TURA ASSOCIATES LIMITED PARTNERSHIP	CT
VENBER CORP.	CT
VICAN ASSOCIATES	CT
VICAN I LIMITED PARTNERSHIP	DE
VICAN II LIMITED PARTNERSHIP	DE
ZIBERG ASSOCIATES LLC	NY
ZIBERG MANAGER LLC	NY
ZIDER ASSOCIATES	CT
ZIDER CORP.	CT
ZIDER I LIMITED PARTNERSHIP	DE
ZIDER II LIMITED PARTNERSHIP	DE
ZIGOLD ASSOCIATES	CT
ZIGOLD CORP.	CT
ZIGOLD I LIMITED PARTNERSHIP	DE
ZIGOLD II LIMITED PARTNERSHIP	DE
ZISGO ASSOCIATES LLC	CT
ZISGO MANAGER LLC	CT
ACQUIPORT BREA L.P.	DE
ACQUIPORT BREA MANAGER LLC	DE
TEXAN WESTERN LIMITED PARTNERSHIP	DE

Exhibit 31.1
CERTIFICATION
     I, T. Wilson Eglin, certify that:
     1. I have reviewed this Annual Report on Form 10-K of The Lexington Master Limited Partnership;
     2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;
     3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;
     4. The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:
     (a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;
     (b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;
     (c) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and
     (d) Disclosed in this report any changes in the registrant’s internal control over financial reporting that occurred during the registrant’s fourth fiscal quarter, that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and
     5. The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):
     (a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and
     (b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

/s/ T. Wilson Eglin
T. Wilson Eglin
Chief Executive Officer the Registrant’s General Partner

Date: March 17, 2008

Exhibit 31.2
CERTIFICATION
     I, Patrick Carroll , certify that:
     1. I have reviewed this Annual Report on Form 10-K of The Lexington Master Limited Partnership;
     2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;
     3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;
     4. The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:
     (a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;
     (b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;
     (c) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and
     (d) Disclosed in this report any changes in the registrant’s internal control over financial reporting that occurred during the registrant’s fourth fiscal quarter, that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and
     5. The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):
     (a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and
     (b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

/s/ Patrick Carroll
Patrick Carroll
Chief Financial Officer the Registrant’s General Partner

Date: March 17, 2008

Exhibit 32.1
CERTIFICATION PURSUANT TO SECTION 906
OF THE SARBANES-OXLEY ACT OF 2002
     In connection with the Annual Report on Form 10-K of The Lexington Master Limited Partnership; (the “Registrant”) for the fiscal year ended December 31, 2007 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, T. Wilson Eglin, certify, pursuant to 18 U.S.C. section 1350, as adopted, pursuant to section 906 of the Sarbanes-Oxley Act of 2002, that:
     (1) the Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and
     (2) the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Registrant.

By:	/s/ T. Wilson Eglin
	Name:	T. Wilson Eglin
Chief Executive Officer of the Registrant’s General Partner

March 17, 2008

Exhibit 32.2
CERTIFICATION PURSUANT TO SECTION 906
OF THE SARBANES-OXLEY ACT OF 2002
     In connection with the Annual Report on Form 10-K of The Lexington Master Limited Partnership; (the “Registrant”) for the fiscal year ended December 31, 2007 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Patrick Carroll, certify, pursuant to 18 U.S.C. section 1350, as adopted, pursuant to section 906 of the Sarbanes-Oxley Act of 2002, that:
     (1) the Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and
     (2) the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Registrant.

By:	/s/ Patrick Carroll
	Name:	Patrick Carroll
Chief Financial Officer of the Registrant’s General Partner

March 17, 2008

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 10-Q

☑	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the Quarterly Period Ended: September 30, 2008
Or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from                      to
Commission file number 0-50268
THE LEXINGTON MASTER LIMITED PARTNERSHIP
(Exact name of Registrant as specified in its charter)

Delaware	11-3636084

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Penn Plaza, Suite 4015, New York, New York	10119

(Address of principal executive offices)	(Zip Code)

(212) 692-7200

(Registrant’s telephone number, including area code)
Indicate by check mark whether the Registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities and Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☑ No ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Indicate by check mark whether the Registrant is a shell company (as defined in Rule12b-2 of the Exchange Act). Yes ☐ No ☑
Indicate the number of shares outstanding of each of the issuer’s classes of common stock, as of the latest practical date: 72,027,247 Limited Partnership Units Outstanding as of November 3, 2008.

PART 1. — FINANCIAL INFORMATION
ITEM 1 — FINANCIAL STATEMENTS
THE LEXINGTON MASTER LIMITED PARTNERSHIP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in thousands, except unit data)

	September 30,	December 31,
	2008	2007
ASSETS:
Real estate investments, at cost	$1,790,167	$1,829,478
Less: accumulated depreciation and amortization	426,358	419,659

Real estate investments, net	1,363,809	1,409,819
Properties held for sale — discontinued operations	996	92,357
Cash and cash equivalents	84,350	321,570
Restricted cash	5,013	19,650
Rent receivable -current	13,453	18,663
Rent receivable -deferred	25,891	29,150
Loans and interest receivable	40,450	26,612
Investment in and advances to non-consolidated entities	219,066	227,077
Deferred costs, net	25,029	25,883
Intangible assets, net	127,871	155,375
Other assets	18,159	16,788

	$1,924,087	$2,342,944

LIABILITIES, MINORITY INTERESTS AND EQUITY:
Liabilities:
Mortgages and notes payable, net of unamortized discount	$946,460	$1,002,063
Exchangeable notes payable, net of unamortized discount	289,208	431,115
Embedded derivative financial instrument, at fair value	21,384	1,800
Contract right payable	14,435	13,444
Accrued interest payable	6,010	15,512
Accounts payable and other liabilities	16,581	16,208
Deferred revenue-below market leases, net	18,020	19,924
Prepaid rent	6,011	5,094
Distributions payable	23,769	169,355
Liabilities of discontinued operations	580	86,726

Total Liabilities	1,342,458	1,761,241
Commitments and contingencies (note 5 and 8)
Minority interests	19,277	17,302
Partners’ equity (72,027,253 and 68,426,429 limited partnership units outstanding at September 30, 2008 and December 31, 2007, respectively)	562,352	564,401

	$1,924,087	$2,342,944

See accompanying notes to unaudited condensed consolidated financial statements.

THE LEXINGTON MASTER LIMITED PARTNERSHIP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(Unaudited and in thousands, except unit and per unit data)

	Three Months ended		Nine Months ended
	September 30,		September 30,
	2008	2007	2008	2007

Gross revenues:
Rental	$46,214	$49,607	$172,727	$129,400
Advisory and incentive fees	—	—	—	8,530
Tenant reimbursements	5,229	3,766	13,431	5,949

Total gross revenues	51,443	53,373	186,158	143,879
Expense applicable to revenues:
Depreciation and amortization	(20,221)	(18,804)	(60,494)	(38,022)
Property operating	(10,804)	(7,446)	(28,995)	(14,637)
General and administrative	(4,206)	(2,146)	(12,105)	(8,020)
Non-operating income	2,521	4,019	23,128	8,582
Interest and amortization expense	(19,042)	(20,068)	(60,416)	(45,656)
Debt satisfaction gains (charges), net	1,410	—	8,903	(2,434)
Change in fair value of embedded derivative	(17,315)	6,143	(19,584)	7,352

Income (loss) before state and local taxes, minority interests, equity in earnings (losses) of non-consolidated entities, gain (loss) on sale of marketable equity securities, net, and discontinued operations	(16,214)	15,071	36,595	51,044
State and local taxes	134	(106)	(194)	(726)
Minority interests’ share of income	(2,559)	(3,090)	(8,830)	(9,344)
Equity in earnings (losses) of non-consolidated entities	(2,119)	3,429	(25,119)	29,568
Gain (loss) on sale of marketable equity securities, net	—	606	(23)	1,988

Income (loss) from continuing operations	(20,758)	15,910	2,429	72,530

Discontinued operations:
Income from discontinued operations	334	4,305	2,205	14,982
State and local taxes	(181)	(42)	(330)	(107)
Debt satisfaction charges	(120)	—	(803)	—
Impairment charge	(614)	—	(614)	—
Gains on sales of properties	7,799	14,614	69,485	29,791
Minority interests’ share of income	(1,598)	(3,884)	(32,821)	(7,249)

Total income from discontinued operations	5,620	14,993	37,122	37,417

Net income (loss)	$(15,138)	$30,903	$39,551	$109,947

Comprehensive income (loss):
Net income (loss)	$(15,138)	$30,903	$39,551	$109,947
Change in unrealized net (loss) gain on investment in marketable equity securities	—	128	(6)	809
Change in unrealized gain (loss) on interest rate derivatives	(750)	—	1,735	(649)
Change in unrealized loss from non-consolidated entities	(820)	(5,833)	(6,978)	(5,833)
Less reclassification adjustment from loss (gains) included in net income	—	(606)	10,460	(3,352)

Other comprehensive income (loss)	(1,570)	(6,311)	5,211	(9,025)

Comprehensive income (loss)	$(16,708)	$24,592	$44,762	$100,922

Per limited partnership unit data:
Income (loss) from continuing operations	$(.29)	$.27	$.04	$1.33
Income from discontinued operations	.08	.26	.52	.68

Net income (loss) per limited partnership unit	$(.21)	$.53	$.56	$2.01

Distributions per limited partnership unit	$.33	$.38	$.99	$1.13

Weighted average limited partnership units outstanding	72,027,266	58,714,260	70,923,360	54,742,488

See accompanying notes to unaudited condensed consolidated financial statements.

THE LEXINGTON MASTER LIMITED PARTNERSHIP
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS’ EQUITY
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008
(Unaudited and in thousands, except unit data)

			Accumulated
	Limited		Other	Total
	Partnership	Partners’	Comprehensive	Partners’
	Units	Capital	Income (Loss)	Equity

Balance at December 31, 2007	68,426,429	$572,802	$(8,401)	$564,401

Minority interest charge	—	14,794	—	14,794

Distributions	—	(71,307)	—	(71,307)

Issuance of units	3,600,837	9,702	—	9,702

Redemption of units	(13)	—	—	—

Net income	—	39,551	—	39,551

Change in unrealized gain on investment in marketable equity securities, net of reclassification adjustment of $(17) included in net income	—	—	11	11

Change in unrealized gain from non-consolidated entities, net of reclassification adjustment of $(10,443) included in net income	—	—	3,465	3,465

Change in unrealized gain on interest rate derivatives	—	—	1,735	1,735

Balance at September 30, 2008	72,027,253	$565,542	$(3,190)	$562,352

See accompanying notes to unaudited condensed consolidated financial statements.

THE LEXINGTON MASTER LIMITED PARTNERSHIP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Nine months ended September 30, 2008 and 2007
(Unaudited and in thousands)

	2008	2007
Net cash provided by operating activities	$127,758	$151,492

Cash flows from investing activities:
Investment in real estate, including intangibles	(22,138)	(229,265)
Change in restricted cash	—	40,149
Real estate deposits	223	(103)
Proceeds from the sale of marketable equity securities	175	26,388
Purchase of marketable equity securities	—	(723)
Collection of loan receivable	—	6,428
Issuance of loan receivable	(1,000)	—
Loans receivable to related party, net	(33,119)	(93,611)
Net proceeds from disposal of real estate and investments in limited partnerships	182,761	108,514
Increase in deferred leasing costs	(7,332)	(2,346)
Cash related to previously unconsolidated limited partnerships, net	—	9,111
Investments in and advances to limited partnerships and co-investment programs	(18,265)	(71,353)
Distributions from non-consolidated entities in excess of accumulated earnings	25,090	2,466

Net cash provided by (used in) investing activities	126,395	(204,345)

Cash flows from financing activities:
Principal payments of mortgages and notes payable	(206,624)	(576,496)
Repurchase of exchangeable notes payable	(112,327)	—
Proceeds from mortgages and notes payable	70,000	454,640
Proceeds from exchangeable notes payable	—	450,000
Off-market swap partial termination payments	(205)	—
Distributions to limited partners	(216,893)	(70,331)
Distributions to minority interests	(22,968)	(16,031)
Limited partner buyouts	—	(1)
Increase in deferred financing costs	(2,356)	(13,701)

Net cash (used in) provided by financing activities	(491,373)	228,080

Change in cash and cash equivalents	(237,220)	175,227

Cash and cash equivalents, at beginning of period	321,570	57,624

Cash and cash equivalents, at end of period	$84,350	$232,851

See accompanying notes to unaudited condensed consolidated financial statements.

THE LEXINGTON MASTER LIMITED PARTNERSHIP
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2008 and 2007
(Unaudited and dollars in thousands, except per share/unit data)
Note 1 — Organization and Business
     The Lexington Master Limited Partnership (the “Partnership”) was organized in October 2001 as a limited partnership under the Delaware Revised Uniform Limited Partnership Act. The Partnership’s sole general partner, Lex GP-1 Trust, is a wholly owned subsidiary of Lexington Realty Trust (“Lexington”). The Partnership serves as an operating partnership for Lexington. As of September 30, 2008, Lexington, through a wholly-owned subsidiary, Lex LP-1 Trust, owned approximately 52.7% of the outstanding limited partnership units of the Partnership. (See Note 11 — Subsequent Events).
     Pursuant to the Second Amended and Restated Agreement of Limited Partnership of the Partnership, the units issued and outstanding, other than units held by Lexington, are currently redeemable at certain times, at the option of the holders, for Lexington common shares or, on a one-for-one basis, at Lex GP-1 Trust’s option, cash, based on a trailing 20 trading day average. In addition, certain unit holders have voting rights equivalent to common shareholders of Lexington. At September 30, 2008, the number of votes entitled to such voting rights was 34,010.
     The Partnership owns commercial properties, most of which are net leased to investment grade corporate tenants, as well as other real estate investments. As of September 30, 2008, the Partnership owned interests in approximately 130 consolidated properties located in 33 states.
     The unaudited condensed consolidated financial statements reflect all adjustments, which are, in the opinion of management, necessary to present a fair statement of the financial condition and results of operations for the interim periods. For a more complete understanding of the Partnership’s operations and financial position, reference is made to the financial statements (including the notes thereto) previously filed with the Securities and Exchange Commission (the “SEC”) with the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2007.
Note 2 — Summary of Significant Accounting Policies
     Basis of Presentation and Consolidation. The Partnership’s consolidated financial statements are prepared on the accrual basis of accounting. The financial statements reflect the accounts of the Partnership and its consolidated subsidiaries. The Partnership determines whether an entity in which it holds an interest should be consolidated pursuant to Financial Accounting Standards Board (“FASB”) Interpretation No. 46, Consolidation of Variable Interest Entities (“FIN 46R”). FIN 46R requires the Partnership to evaluate whether it has a controlling financial interest in an entity through means other than voting rights. If the entity is not a variable interest entity, and the Partnership controls the entity’s voting shares or similar rights, the entity is consolidated.
     Use of Estimates. Management has made a number of estimates and assumptions relating to the reporting of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses to prepare these unaudited condensed consolidated financial statements in conformity with U.S. generally accepted accounting principles. The most significant estimates made include the recoverability of accounts and notes receivable, allocation of property purchase price to tangible and intangible assets acquired and liabilities assumed, the determination of impairment of long-lived assets and equity method investments, valuation and impairment of assets held by equity method investees, valuation of derivative financial instruments, and the useful lives of long-lived assets. Actual results could differ from those estimates.

     Revenue Recognition. The Partnership recognizes revenue in accordance with Statement of Financial Accounting Standards No. 13, Accounting for Leases, as amended (“SFAS 13”). SFAS 13 requires that revenue be recognized on a straight-line basis over the term of the lease unless another systematic and rational basis is more representative of the time pattern in which the use benefit is derived from the leased property. Renewal options in leases with rental terms that are lower than those in the primary term are excluded from the calculation of straight-line rent if the renewals are not reasonably assured. In those instances in which the Partnership funds tenant improvements and the improvements are deemed to be owned by the Partnership, revenue recognition will commence when the improvements are substantially completed and possession or control of the space is turned over to the tenant. When the Partnership determines that the tenant allowances are lease incentives, the Partnership commences revenue recognition when possession or control of the space is turned over to the tenant for tenant work to begin. The lease incentive is recorded as a deferred expense and amortized as a reduction of revenue on a straight-line basis over the respective lease term. The Partnership recognizes lease termination payments as a component of rental revenue in the period received, assuming there are no further obligations under the lease. All above market lease assets, below market lease liabilities and deferred rent assets or liabilities for terminated leases are charged against or credited to rental revenue in the period the lease is terminated, as appropriate. All other capitalized lease costs and lease intangibles are accelerated via amortization expense to the date of termination.
     Impairment of Real Estate, Loans Receivable and Investments in Non-consolidated Entities. The Partnership evaluates the carrying value of all tangible and intangible assets held, including its loans receivable and its investments in non-consolidated entities (such as Lex-Win Concord, LLC) when a triggering event under Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, as amended (“SFAS 144”) has occurred to determine if an impairment has occurred which would require the recognition of a loss. The evaluation includes reviewing anticipated future cash flows to be derived from the asset. However, estimating future sale proceeds is highly subjective and such estimates could differ materially from actual results.
     Net Income per Unit. Net income per unit is computed by dividing net income by 72,027,266 and 58,714,260 weighted average units outstanding during the three months ended September 30, 2008 and 2007, respectively, and 70,923,360 and 54,742,488 weighted average units outstanding during the nine months ended September 30, 2008 and 2007, respectively. The exchangeable notes are not included in the net income per unit calculation as they are not dilutive.
     Derivative Financial Instruments. The Partnership accounts for its interest rate swap agreement in accordance with FAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended and interpreted (“FAS 133”). In accordance with FAS 133, the interest rate swap agreement is carried on the balance sheets at its fair value, as an asset, if its fair value is positive, or as a liability, if its fair value is negative. The interest rate swap is designated as a cash flow hedge and as such the change in the fair value of such derivative is recorded in other comprehensive income or loss for the effective portion and the change in the fair value is transferred from other comprehensive income or loss to earnings as the hedged liability affects earnings. The ineffective amount of all cash flow hedges, if any, is recognized in earnings.
     Unit Redemptions. The Partnership’s limited partnership units that are issued and outstanding, other than those held by Lexington, are currently redeemable at certain times, at the option of the holders, for cash or, at Lex GP-1 Trust’s option, Lexington common shares, on a one-for-one basis, based on a trailing 20 trading day average. These units are not otherwise mandatory redeemable by the Partnership. As of September 30, 2008, Lexington’s common shares had a closing price of $17.22 per share. Assuming all outstanding limited partner units not held by Lexington were redeemed on such date, the estimated fair value of the units was $586,228. Lex GP-1 Trust has the ability and intent to settle such redemptions in Lexington common shares.
     Cash and Cash Equivalents. The Partnership considers all highly liquid instruments with maturities of three months or less from the date of purchase to be cash equivalents.

     Restricted Cash. Restricted cash is comprised primarily of cash balances held by lenders and amounts deposited to complete tax-free exchanges.
     Environmental Matters. Under various federal, state and local environmental laws, statutes, ordinances, rules and regulations, an owner of real property may be liable for the costs of removal or remediation of certain hazardous or toxic substances at, on, in or under such property as well as certain other potential costs relating to hazardous or toxic substances. These liabilities may include government fines and penalties and damages for injuries to persons and adjacent property. Such laws often impose liability without regard to whether the owner knew of, or was responsible for, the presence or disposal of such substances. Although the Partnership’s tenants are primarily responsible for any environmental damage and claims related to the leased premises, in the event of the bankruptcy or inability of the tenant of such premises to satisfy any obligations with respect to such environmental liability, the Partnership may be required to satisfy any such obligations. In addition, the Partnership as the owner of such properties may be held directly liable for any such damages or claims irrespective of the provisions of any lease. As of September 30, 2008, the Partnership was not aware of any environmental matter that could have a material impact on the financial statements.
     Reclassifications. Certain amounts included in the 2007 financial statements have been reclassified to conform with the 2008 presentation.
     Recently Issued Accounting Standards and Pronouncements.
     In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, as amended (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. The provisions of SFAS 157 were effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years, except for those relating to non-financial assets and liabilities, which are deferred for one additional year and a scope exception for purposes of fair value measurements affecting lease classification or measurement under SFAS 13 and related standards. The adoption of the effective portions of this statement did not have a material impact on the Partnership’s financial position, results of operations or cash flows. The Partnership is evaluating the effect of implementing this statement as it relates to non-financial assets and liabilities, although the statement does not require any new fair value measurement or remeasurements of previously reported fair values.
     In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115 (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial assets and liabilities and certain other items at fair value. An enterprise will report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. The fair value option may be applied on an instrument-by-instrument basis, with several exceptions, such as investments accounted for by the equity method, and once elected, the option is irrevocable unless a new election date occurs. The fair value option can be applied only to entire instruments and not to portions thereof. SFAS 159 was effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007. The Partnership did not adopt the fair value provisions of this pronouncement and thus it did not have an impact on the Partnership’s financial position, results of operations or cash flows.
     In June 2007, the SEC staff announced revisions to EITF Topic D-98 related to the release of SFAS No. 159. The SEC announced that it will no longer accept liability classification for financial instruments that meet the conditions for temporary equity classification under ASR 268, Presentation in Financial Statements of “Redeemable Preferred Stocks” and EITF Topic No. D-98. As a consequence, the fair value option under SFAS 159 may not be applied to any financial instrument (or host contract) that qualifies as temporary equity. This is effective for all instruments that are entered into, modified, or otherwise subject to a remeasurement event in the first fiscal quarter beginning after September 15, 2007. As the Partnership did not adopt the fair value provisions of SFAS 159, the adoption of this announcement did not have a material impact on the Partnership’s financial position, results of operations or cash flows.

     In December 2007, the FASB issued SFAS No. 141R (Revised 2007), Business Combinations (“SFAS 141R”). SFAS 141R requires most identifiable assets, liabilities, noncontrolling interests, and goodwill acquired in a business combination to be recorded at “full fair value.” SFAS 141R is effective for acquisitions in periods beginning on or after December 15, 2008.
     In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements-an amendment of ARB 51 (“SFAS 160”). SFAS 160 will require noncontrolling interests (previously referred to as minority interests) to be treated as a separate component of equity, not as a liability or other item outside of permanent equity. SFAS 160 is effective for periods beginning on or after December 15, 2008. The adoption of this statement will result in the minority interest currently classified in the “mezzanine” section of the balance sheet to be reclassified as a component of partners’ equity, and minority interests’ share of income or loss will no longer be recorded in the statement of operations and comprehensive income.
     In December 2007, the FASB ratified EITF consensus on EITF 07-06, Accounting for the Sale of Real Estate Subject to the Requirements of FASB Statement No. 66, Accounting for Sales of Real Estate, When the Agreement Includes a Buy-Sell Clause (“EITF 07-06”). EITF 07-06 clarifies that a buy-sell clause in a sale of real estate that otherwise qualifies for partial sale accounting does not by itself constitute a form of continuing involvement that would preclude partial sale accounting under SFAS 66. EITF 07-06 was effective for fiscal years beginning after December 15, 2007. The adoption of EITF 07-06 did not have a material impact on the Partnership’s financial position, results of operations or cash flows.
     In March 2008, the FASB issued FSAS No. 161, Disclosures about Derivative Instruments and Hedging Activities-an amendment of SFAS No. 133 (“SFAS 161”). SFAS 161, which amends SFAS 133, Accounting for Derivative Instruments and Hedging Activities, requires companies with derivative instruments to disclose information about how and why a company uses derivatives instruments, how derivatives instruments and related hedged items are accounted for under SFAS 133, and how derivative instruments and related hedged items affect a company’s financial position, financial performance, and cash flows. The required disclosures include the fair value of derivative instruments and their gains or losses in tabular format, information about credit-risk-related contingent features in derivative agreements, counterparty, credit risk, and the company’s strategies and objectives for using derivative instruments. SFAS 161 is effective prospectively for periods beginning on or after November 15, 2008. The adoption of this statement is not expected to have a material impact on the Partnership’s financial position, results of operations or cash flows.
Note 3 — Real Estate Investments and Lease Intangibles
     On May 20, 2008, the Partnership acquired the remaining interest in a consolidated property located in Garland, Texas for $5,311. This property was contributed to a co-investment program on May 30, 2008.
     On March 25, 2008, Lexington contributed four properties to the Partnership in exchange for 3,600,837 units and the assumption of $50,974 in non-recourse mortgage debt. These properties were immediately contributed to one of the Partnership’s co-investment programs.
     The Partnership acquired five properties during the nine months ended September 30, 2007 from unaffiliated third parties for an aggregate capitalized cost of approximately $91,000 and allocated approximately $14,374 of the purchase price to intangible assets.
Lexington Acquiport Company LLC (“LAC”)
          On June 1, 2007, the Partnership and Lexington entered into purchase agreements with the Common Retirement Fund of the State of New York (“NYCRF”), Lexington’s 66.67% partner in one of Lexington’s co-investment programs, whereby after certain assets were distributed to Lexington, the Partnership acquired 100% of the interests in LAC from Lexington and NYCRF. Accordingly, the Partnership became the owner of ten primarily single tenant net leased real estate properties. The Partnership acquired the properties through a cash payment of approximately $117,800, issuance of approximately 3,100,000 limited partner units to Lexington, and assumed approximately

$169,235 in non-recourse mortgage debt. The debt assumed by the Partnership bears interest at stated rates ranging from 6.00% to 8.19%, with a weighted-average stated rate of 7.40%. In addition, the debt matures at various dates ranging from 2010 to 2012.
Lexington/Lion Venture L.P. (“LION”)
     Effective June 1, 2007, the Partnership, Lexington and Lexington’s 70% partner in LION entered into a transaction whereby the Partnership acquired a 100% interest in six properties held by LION. The six acquired properties were subject to non-recourse mortgage debt of approximately $94,181, which bears interest at stated rates ranging from 4.76% to 6.22%, with a weighted-average stated rate of 5.30% and matures at various dates ranging from 2012 to 2015. In addition, the Partnership issued approximately 4,100,000 limited partner units to Lexington in connection with the transaction and the Partnership paid approximately $6,600 of additional consideration, net of its incentive fee earned on this transaction, to Lexington’s former partner. In connection with this transaction, the Partnership recognized income of $8,530 from incentive fees in accordance with the LION partnership agreement and approximately $21,141 in gains relating to properties transferred to Lexington’s former partner, which are reported as equity in earnings (losses) of non-consolidated entities.
Note 4 — Mortgages and Notes Payable, Exchangeable Notes Payable and Contract Right Payable
     Mortgages and Notes Payable.
     The Partnership, excluding discontinued operations, had total outstanding mortgages and notes payable of $946,460 and $1,002,063 at September 30, 2008 and December 31, 2007, respectively. The mortgage notes mature on various dates from 2008 to 2017. Interest rates on the mortgages ranged from 3.1% to 10.3% at September 30, 2008 and from 3.9% to 10.3% at December 31, 2007, with a weighted average interest rate of 5.3% at September 30, 2008 and 6.0% at December 31, 2007. All the mortgage notes are collateralized by certain of the Partnership’s real estate and some of the mortgage notes are cross-collateralized.
     In March 2008, the Partnership obtained $25,000 and $45,000 secured term loans from KeyBank N.A. The secured term loans are interest only at LIBOR plus 60 basis points and mature in 2013. The aggregate net proceeds of the loans of $68,000 were used to partially repay indebtedness on three cross-collateralized mortgage notes. After such repayment, the amount owed on the three mortgage notes was $103,511, the three notes were combined into one note, which is interest only instead of having a portion as self-amortizing and matures in September 2014. The Partnership recognized a non-cash charge of $611 relating to the write-off of certain deferred financing charges. The new debt had an initial discount of $5,696 (representing the swap liability assumed in connection with the loans at inception-see Note 6). Amortization of the discount as interest expense will occur over the term of the debt. The two secured term loans contain customary covenants which the Partnership was in compliance with as of September 30, 2008. As of September 30, 2008, there was $66,074 outstanding relating to the two secured term loans.
     In June 2007, the Partnership obtained a $225,000 secured term loan from KeyBank N.A. The interest only secured term loan matures in June 2009, with a Partnership option to extend the maturity date to December 1, 2009, and bears interest at LIBOR plus 60 basis points. The secured term loan requires the Partnership to make principal payments from (1) the proceeds of certain property sales, unless the proceeds are used to complete a tax-free exchange, and (2) refinancing of certain properties. The secured term loan has customary covenants which the Partnership was in compliance with at September 30, 2008. As of September 30, 2008, there was $197,931 outstanding relating to this note.
     During the first quarter of 2007, Partnership repaid $547,199 of borrowings under the then secured borrowing facility with KeyBank N.A.
     Exchangeable Notes Payable.
     During 2007, the Partnership issued an aggregate $450,000 of 5.45% Exchangeable Guaranteed Notes (“Exchangeable Notes”) due in 2027. The Exchangeable Notes are guaranteed by Lexington and certain of its subsidiaries and can be put to the Partnership commencing in 2012 and every five years thereafter through maturity and upon certain events. The Exchangeable Notes are exchangeable by the holders into common shares of Lexington, at a current price of $21.99 per share, subject to adjustment upon certain events. Upon exchange, the holders of the

Exchangeable Notes would receive (1) cash equal to the principal amount of the Exchangeable Notes and (2) to the extent the exchange value exceeds the principal amount of the Exchangeable Notes, either cash or common shares of Lexington, at Lexington’s option. During the nine months ended September 30, 2008, the Partnership repurchased $150,500 of the Exchangeable Notes for $132,464. The Partnership recognized a net gain on debt satisfaction of $9,514, including the write-off of deferred financing costs of $2,685 and the write-off of a portion of the discount (discussed below) of $5,837.
     The Exchangeable Notes were issued at a discount of $23,025 (representing initial fair value of the embedded derivative relating to the conversion feature of the Exchangeable Notes, as described in Note 6). In addition, the Partnership incurred issuance costs of approximately $10,649. Amortization of the discount and issuance costs of $4,024 and $4,413, calculated over a five-year period, were recorded in interest expense for the nine months ended September 30, 2008 and 2007, respectively.
          Contract Right Payable.
          The Partnership has one contract right payable with a principal balance of $14,435 and $13,444 at September 30, 2008 and December 31, 2007, respectively. The contract right payable has a fixed interest rate of 9.68%, and principal payments commence in 2009.
Note 5 — Investments in Non-Consolidated Entities
     The Partnership has investments in various non-consolidated entities, including a co-investment program to acquire and originate loans, a co-investment program to invest in specialty net leased real estate, a joint venture to acquire shares in a real estate investment trust and interests in real estate limited partnerships.
Concord Debt Holdings LLC (“Concord”)
     On March 31, 2006, WRT Realty L.P. (“Winthrop”) and the Partnership entered into a co-investment program to acquire and originate loans secured, directly and indirectly, by real estate assets through Concord. Winthrop is a wholly-owned subsidiary of Winthrop Realty Trust (NYSE: FUR), and Michael L. Ashner, Lexington’s former Executive Chairman and Director of Strategic Acquisitions, is the Chairman and Chief Executive Officer of Winthrop Realty Trust. Prior to August 2, 2008, Concord was owned equally by Winthrop and the Partnership. The Partnership and Winthrop have each invested $162,500 in Concord. As of September 30, 2008 and December 31, 2007, $135,460 and $155,830, respectively, was the Partnership’s investment in Concord. All profits, losses and cash flows of Concord were distributed in accordance with the respective membership interests.
     On August 2, 2008, the Partnership and Winthrop formed a jointly-owned subsidiary, Lex-Win Concord LLC (“Lex-Win Concord”), and the Partnership and Winthrop each contributed to Lex-Win Concord all of their right, title, interest and obligations in Concord and WRP Management LLC, the entity that provides collateral management and asset management services to Concord and its existing CDO.
     Immediately following the contribution, a subsidiary of Inland American Real Estate Trust Inc. (“Inland Concord”) entered into an agreement to contribute up to $100,000 in redeemable preferred membership interest over the next 18 months to Concord, including an initial investment of $20,000. Lex-Win Concord, as managing member, and Inland Concord, as a preferred member, entered into the Second Amended and Restated Limited Liability Company Agreement of Concord. Under the terms of the agreement, additional contributions by Inland Concord are to be used primarily for the origination and acquisition of additional debt instruments including, whole loans, B notes and mezzanine loans. In addition, provided certain terms and conditions are satisfied, including payment of a 10% priority return to Inland Concord, both the Partnership and Winthrop may elect to reduce their aggregate capital investment in Concord to $200,000 through distributions of principal payments from the retirement of existing loans and bonds in Concord’s current portfolio. In addition, Lex-Win Concord is obligated to make additional capital contributions to Concord of up to $75,000 only if such capital contributions are necessary under certain circumstances.

     The Partnership accounts for this investment using the equity method.
     The following is summary balance sheet data as of September 30, 2008 and December 31, 2007 and income statement data for the three and nine months ended September 30, 2008 and 2007 for Concord:

	September 30,	December 31,
	2008	2007

Cash and restricted cash	$18,690	$19,094
Investments	1,017,989	1,140,108
Collateralized debt obligations	351,525	376,650
Warehouse debt facilities obligations	393,541	472,324
Preferred equity	20,000	—
Members’ equity	270,920	310,922

	Three Months ended		Nine Months ended
	September 30,		September 30,
	2008	2007	2008	2007
Interest and other income	$18,187	$19,937	$55,396	$48,141
Interest expense	(8,176)	(12,901)	(27,062)	(29,510)
Impairment charge	(7,205)	—	(65,221)	—
Gain on debt repayment	4,996	—	12,698	—
Other expenses and minority interest	(1,949)	(879)	(3,716)	(3,564)

Net income (loss)	$5,853	$6,157	$(27,905)	$15,067
Other comprehensive income (loss)	(1,640)	(11,666)	6,929	(11,666)

Comprehensive income (loss)	$4,213	$(5,509)	$(20,976)	$3,401

          Concord’s loan assets are classified as held to maturity and, accordingly, are carried at cost, net of unamortized loan origination costs and fees, repayments and unfunded commitments unless such loan is deemed to be other-than-temporarily impaired. Concord’s bonds are classified as available for sale securities and, accordingly, are marked-to-estimated fair value on a quarterly basis based on valuations performed by Concord’s management. During the nine months ended September 30, 2008, the management of Concord did a complete evaluation of its bond and loan portfolio, including an analysis of any underlying collateral supporting these investments. This resulted in a charge to earnings at Concord of $7,205 and $65,221 for the three and nine months ended September 30, 2008, respectively.
Net Lease Strategic Assets Fund L.P. (“NLS”)
     NLS is a co-investment program with a subsidiary of Inland American Real Estate Trust, Inc. (“Inland”). NLS was established to acquire single-tenant specialty net lease real estate in the United States. In connection with the formation of NLS in December 2007 the Partnership contributed (1) interests in 12 properties with an agreed upon value of $102,660 and (2) $6,721 in cash to NLS and Inland contributed $121,676 in cash to NLS. In addition, Lexington sold for cash interests in 18 properties to NLS. The properties were subject to $186,302 in mortgage debt. After such formation transaction Inland and the Partnership owned 85.0% and 15.0% of NLS’s common equity and the Partnership owned 100% of NLS’s $87,615 preferred equity.
     On March 25, 2008, the Partnership contributed (1) interests in five properties and (2) $4,354 in cash to NLS and Inland contributed $72,545 in cash to NLS. In addition, Lexington sold for cash interests in six properties to NLS. The properties were subject to $131,603 in mortgage debt which was assumed by NLS. The mortgage debt assumed by NLS has stated rates ranging from 5.1% to 8.0%, with a weighted average rate of 6.0% and maturity dates ranging from 2011 to 2021. After this transaction, Inland and the Partnership owned 85% and 15%, respectively, of NLS’s common equity and the Partnership owned 100% of NLS’s $141,329 preferred equity.
     On May 30, 2008, the Partnership contributed (1) an interest in a property and (2) $3,458 in cash to NLS and Inland contributed $19,011 in cash to NLS. NLS also purchased an interest in a property from Lexington for $43,720 plus the assumption of $21,545 in non-recourse mortgage debt. The mortgage debt assumed by NLS has a stated interest rate of 8.0% and matures in 2015. After this transaction Inland and the Partnership owned 85% and 15%, respectively, of NLS’s common equity and the Partnership owned 100% of NLS’s $162,487 preferred equity.
     The Partnership’s equity method investment in NLS was $71,572 and $48,654 at September 30, 2008 and December 31, 2007, respectively, which includes the cash contributed, the historical carrying value of properties contributed and the Partnership’s share of net income (loss) and distributions.
     Inland and the Partnership are currently entitled to a return on/of their respective investments as follows: (1) Inland, 9% on its common equity, (2) the Partnership, 6.5% on its preferred equity, (3) the Partnership, 9% on its common equity, (4) return of the Partnership preferred equity, (5) return of Inland common equity (6) return of the Partnership common equity and (7) any remaining cash flow is allocated 65% to Inland and 35% to the Partnership as long as the Partnership is the general partner, if not, allocations are 85% to Inland and 15% to the Partnership.
     In addition to the capital contributions described above, the Partnership and Inland committed to invest up to an additional $22,500 and $127,500, respectively, in NLS to acquire additional specialty single-tenant net leased assets.
     Lexington Realty Advisors (“LRA”) a taxable REIT subsidiary of Lexington, has entered into a management agreement with NLS, whereby LRA will receive (1) a management fee of 0.375% of the equity capital; (2) a property management fee of up to 3.0% of actual gross revenues from certain assets for which the landlord is obligated to provide property management services (contingent upon the recoverability of such fees from the tenant under the applicable lease); and (3) an acquisition fee of 0.5% of the gross purchase price of each acquired asset by the NLS.
     The following is summary historical cost basis selected balance sheet data as of September 30, 2008 and December 31, 2007 and income statement data for the nine months ended September 30, 2008 for NLS:

	As of 9/30/08	As of 12/31/07

Real estate, including intangibles	$729,271	$405,834
Cash and restricted cash	6,491	2,230
Mortgages payable	321,842	171,556

For the nine months
ended September 30,
2008
Gross rental revenues	$35,364
Depreciation and amortization	(22,747)
Interest expense	(12,598)
Other expenses, net	(1,852)

Net loss	$(1,833)

     During the nine months ended September 30, 2008, the Partnership recognized $11,382 in losses relating to NLS based upon the hypothetical liquidation method. The difference between the assets contributed to NLS and the fair value at inception of the Partnership’s equity investment in NLS is $117,825 and is accreted into equity in earnings (losses) of non-consolidated entities. During the nine months ended September 30, 2008, the Partnership recorded $2,783 related to this difference.
     During the nine months ended September 30, 2008, the Partnership incurred transaction costs relating to the formation of NLS of $1,138, which are included in general and administrative expenses in the nine months ended September 30, 2008 unaudited condensed consolidated statements of operations.
     LEX-Win Acquisition LLC (“Lex-Win”)
     During 2007, Lex-Win, an entity in which the Partnership holds a 28% ownership interest, acquired, through a tender offer, 3.9 million shares of common stock in Piedmont Office Realty Trust, Inc. (formerly known as Wells Real Estate Investment Trust, Inc.) (“Wells”), a non-exchange traded entity, at a price per share of $9.30. During 2007, the Partnership funded $12,542 relating to this tender and received $1,890 relating to an adjustment of the number of shares tendered. Winthrop also holds a 28% interest in Lex-Win. Lexington’s former Executive Chairman and Director of Strategic Acquisitions is the Chief Executive Officer of the parent of Winthrop. Profits, losses and cash flows of Lex-Win are allocated in accordance with the respective membership interests. During the three and nine months ended September 30, 2008 Lex-Win incurred losses of $247 and $3,847, respectively, relating to its investment in Wells and sold its entire interest in Wells for $32,289.
     Other
     The Partnership’s equity investments in other real estate limited partnerships at September 30, 2008 and December 31, 2007, consists primarily of six partnerships with ownership percentages ranging from 26.0% to 35.0%, and these partnerships own interests in approximately 35 properties.
Note 6 — Derivative Instruments
     On March 19, 2008, the Partnership entered into a five-year interest rate swap agreement with KeyBank N.A., to swap the LIBOR rate on the Partnership’s $25,000 and $45,000 secured term loans with KeyBank N.A. for a fixed rate of 4.9196% through March 18, 2013, and the Partnership assumed a liability for the fair value of the swap at inception of approximately $5,696 ($2,990 at September 30, 2008) which is included in accounts payable and other liabilities on the accompanying unaudited condensed consolidated balance sheet.
     Also at origination of the secured term loans, in accordance with SFAS 133, as amended, the Partnership designated the swap as a cash flow hedge of the risk of variability attributable to changes in the LIBOR swap rate on $45,000 and $25,000 of LIBOR-indexed variable-rate debt. Accordingly, changes in the fair value of the swap will be recorded in other comprehensive income and reclassified to earnings as interest becomes receivable or payable. Because the fair value of the swap at inception of the hedge was not zero, the Partnership cannot assume that there will be no ineffectiveness in the hedging relationship. However, the Partnership expects the hedging relationship to be highly effective and will measure and report any ineffectiveness in earnings. During the nine months ended September 30, 2008, the Partnership terminated a portion of the swap for a notional amount of $3,926 due to a payment of the same amount on the $45,000 secured term loan. The Partnership recognized $764 as a reduction of interest expense during the nine months ended September 30, 2008 due to the swap’s ineffectiveness and forecasted transactions no longer being probable.
     The holders of the Exchangeable Notes (described in Note 4) have an option to exchange their Exchangeable Notes under certain conditions for common shares of Lexington. This option was determined to be an embedded derivative, which was required to be separately accounted for and reported at estimated fair value. The Partnership’s third party valuation consultant calculated the fair value of this embedded derivative to initially be a liability of approximately $23,025. The valuation of the embedded derivative considers many factors, including interest rates, credit rating spreads and Lexington’s common share price. The Partnership recognized a net increase in the fair value of the embedded derivative liability of $19,584 as a reduction to earnings for the nine months ended September 30, 2008. The Partnership recognized a decrease in the fair value of the embedded derivative liability of $7,352 as an increase to earnings during the nine months ended September 30, 2007. The embedded derivative had a fair value of $21,384 and $1,800 at September 30, 2008 and December 31, 2007, respectively.
     On January 1, 2008, the Partnership adopted SFAS 157, which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.
     The table below presents the Partnership’s liabilities measured at fair value on a recurring basis as of September 30, 2008, aggregated by the level within the SFAS 157 fair value hierarchy within which those measurements fall.

	Fair Value Measurements at September 30, 2008 using
	Quoted Prices in	Significant
	Active Markets for	Other	Significant	Balance at
	Identical Liabilities	Observable	Unobservable	September
	(Level 1)	Inputs (Level 2)	Inputs (Level 3)	30, 2008

Swap Obligation	$—	$2,990	$—	$2,990

Exchangeable Notes
Option Embedded
Derivative Liability	$—	$—	$21,384	$21,384
     Although the Partnership has determined that the majority of the inputs used to value its swap obligation derivative fall within Level 2 of the fair value hierarchy, the credit valuation adjustment associated with the swap obligation utilizes Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by itself and its counterparties. However, as of September 30, 2008, the Partnership has determined that the credit valuation adjustment on the overall swap obligation is not significant. As a result, the entire swap obligation has been classified in Level 2 of the fair value hierarchy.
     The table below presents a reconciliation of the beginning and ending balance of the Exchangeable Notes option embedded derivative liability which has fair value measurements based on significant unobservable inputs (Level 3):

Fair Value Measurements at
September 30, 2008 using
Significant Unobservable Inputs
(Level 3)

Balance January 1, 2008	$1,800

Change in fair value included as a reduction to earnings	19,584

Balance September 30, 2008	$21,384

     During the nine months ended September 30, 2007, the Partnership had the following agreements in order to limit the exposure to interest rate volatility on its former secured term loan with KeyBank N.A. and Bank of America N.A. (1) a five year interest rate swap agreement with KeyBank N.A., effectively setting the LIBOR rate at 4.642% for $250,000 of the secured term loan balance through August 11, 2010, and (2) a LIBOR rate cap agreement at 6% with SMBC Derivative Products Limited for the period from November 2006 until August 2008 for a notional amount of $290,000. The Partnership initially designated these agreements as cash flow hedges, and as such changes in fair value were recorded in other comprehensive income or loss. During the first quarter of 2007, in connection with the satisfaction of the former secured term loan, the Partnership sold its interest rate swap agreement for $1,870. In addition, the Partnership discontinued hedge accounting for both its swap and cap agreement and reclassified approximately $1,400 to earnings during the first quarter of 2007, which has been included in interest expense.
Note 7 — Related Party Transactions
     The following describes certain related party transactions not discussed elsewhere in the notes:
     An affiliate Winthrop Management, LP (“Winthrop Management”), an entity partially owned and controlled by Michael L. Ashner, Lexington’s former Executive Chairman and Director of Strategic Acquisitions, provides property management services at properties owned by the Partnership. The Partnership paid or accrued fees to Winthrop Management of $1,397 and $448 for the nine months ended September 30, 2008 and 2007, respectively.
     An affiliate of Lexington’s former Executive Chairman and Director of Strategic Acquisitions, WRP Sub-Management LLC provides management and accounting services to Lex-Win Concord and Concord. WRP Sub-Management LLC earned management fees of $619 and $1,490 for the nine months ended September 30, 2008 and 2007, respectively. In addition, Concord reimbursed WRP Sub-Management LLC for payroll and related expenses of $646 and $526 for the nine months ended September 30, 2008 and 2007, respectively. Another affiliate of Lexington’s former Executive Chairman, First Winthrop Corporation (“First Winthrop”) provides partnership administrative services to certain consolidated and non-consolidated entities. First Winthrop earned fees and reimbursements of $39 and $67 for the nine months ended September 30, 2008 and 2007, respectively.
     An entity owned by two of the Partnership's unitholders, Newkirk RE Associates, provided administrative services to three of the Partnership's non-consolidated entities and earned a fee of $87 and $48 for the nine months ended September 30, 2008 and 2007, respectively.
     The Partnership has an ownership interest in the three most junior tranches of a securitized pool of first mortgages which includes among other assets, two first mortgage loans encumbering two Partnership properties and one other property controlled by a former affiliate. The Partnership’s ownership interest, net of discount, amounted to $11,929 and $11,566 at September 30, 2008 and December 31, 2007, respectively.
     The Partnership has advanced $39,413, net, to Lexington as of September 30, 2008. The advances are payable on demand and bear interest at the rate charged by the Partnership’s $225,000 secured term loan with KeyBank N.A.
     As of September 30, 2008 and December 31, 2007, $4,176 and $21,378, respectively, of mortgage notes payable are due to entities owned by two of the Partnership’s significant unitholders and Lexington’s former Executive Chairman and Director of Strategic Acquisitions.
     Lexington pays for certain general, administrative and other costs on behalf of the Partnership from time to time. These costs are reimbursable by the Partnership. These costs were approximately $8,749 and $5,443 for the nine months ended September 30, 2008 and 2007, respectively. The Partnership owed $3,140 and $733 of these costs to Lexington as of September 30, 2008 and December 31, 2007, respectively, and are included in accounts payable and other liabilities in the accompanying unaudited condensed consolidated balance sheets.

     Winthrop Realty Partners, L.P., an affiliate of Lexington’s former Executive Chairman and Director of Strategic Acquisitions, earned a fee of $18 and $9 during the nine months ended September 30, 2008 and 2007, respectively to manage the affairs of Lex-Win.
     LRA earned management fees of approximately $187 during the nine months ended September 30, 2008 for managing four consolidated properties. LRA also earned a fee of $628 during the nine months ended September 30, 2008 under the management agreement with NLS.
Note 8 — Commitments and Contingencies
     On December 31, 2006, the Partnership, Lexington and, Lexington’s other operating partnerships, (Lepercq Corporate Income Fund LP (“LCIF”), Lepercq Corporate Income Fund II LP (“LCIF II”) and Net 3 Acquisition LP (“Net 3”)) entered into a funding agreement. All references to “Operating Partnerships” in this paragraph refer to the Partnership, LCIF, LCIF II and Net 3. Pursuant to the funding agreement, the parties agreed, jointly and severally, that, if any of the Operating Partnerships does not have sufficient cash available to make a quarterly distribution to its limited partners in an amount equal to whichever is applicable of (1) a specified distribution set forth in its partnership agreement or (2) the cash dividend payable with respect to a whole or fractional Lexington common share into which such partnership’s common units would be converted if they were redeemed for Lexington common shares in accordance with its partnership agreement, Lexington and the other Operating Partnerships, each a “funding partnership,” will fund their pro rata share of the shortfall. The pro rata share of each funding partnership and Lexington, respectively, will be determined based on the number of units in each funding partnership and, for Lexington, by the amount by which its total outstanding common shares exceeds the number of units in each funding partnership not owned by Lexington, with appropriate adjustments being made if units are not redeemable on a one-for-one basis. Payments under the agreement will be made in the form of loans to the partnership experiencing a shortfall and will bear interest at prevailing rates as determined by Lexington in its discretion but no less than the applicable federal rate. The Partnership’s right to receive these loans will expire if Lexington contributes to the Partnership all of its economic interests in the other Operating Partnerships and all of its other subsidiaries that are partnerships, joint ventures or limited liability companies. However, thereafter the Partnership will remain obligated to continue to make these loans until there are no remaining units outstanding in the other Operating Partnerships and all loans have been repaid. No amounts have been advanced under this agreement.
     The Partnership is obligated under certain tenant leases, including leases for non-consolidated entities to fund the expansion of the underlying leased properties.
     The Partnership has agreed with Vornado Realty Trust (“Vornado”), a significant unitholder, to operate the Partnership as a real estate investment trust and will indemnify Vornado for any actual damages incurred by Vornado if the Partnership is not operated as a REIT. Clifford Broser, a member of Lexington’s Board of Trustees, is a Senior Vice President of Vornado.
Note 9 — Discontinued Operations and Sales of Real Estate
     The Partnership has classified various properties which have met all of the criteria of SFAS 144 as real estate held for sale in the accompanying unaudited condensed consolidated balance sheets and has classified the operations of these properties and properties sold as discontinued operations in the accompanying unaudited condensed consolidated statements of operations. At September 30, 2008, the Partnership had one property classified as held for sale with aggregate assets of $996 and liabilities aggregating $580. At December 31, 2007, the Partnership had two properties classified as held for sale with aggregate assets of $92,357 and liabilities, principally mortgage notes payable, aggregating $86,726.
     During the nine months ended September 30, 2008, the Partnership sold 21 properties to unrelated third parties for a combined gross sales price of $185,725 and recognized a net gain on sale of $69,485. During the nine months ended September 30, 2007, the Partnership sold 26 properties to unrelated third parties and an interest in a limited partnership for a combined sales price of approximately $109,801 and recognized a net gain on sale of these assets of $29,791. The sales and operations of these properties for all periods presented have been recorded as discontinued operations in accordance with the provisions of SFAS 144.
     Included in gains from disposal of real estate in discontinued operations is $39,888 in gain from the sale of the Partnership’s property located in El Segundo, California. A third party held a 47% ownership interest in this property, which is classified as minority interest. A minority interest deficit existed upon the Partnership’s acquisition of the property and was presented as a reduction of partners’ capital because the minority interest was not required to restore its deficit balance. The minority interest deficit was $14,794 as of January 1, 2008. During the nine months ended September 30, 2008, the minority interest was allocated $31,158 in gain on sale and income from discontinued operations and was paid cash distributions of $16,364, and its remaining historical deficit was eliminated by reporting an increase of $14,794 in the 2008 condensed consolidated statement of changes in partners’ equity.
     Discontinued operations for the properties sold and held for sale for the three and nine months ended September 30, 2008 and 2007 are summarized as follows:

	For the Three Months ended		For the Nine Months ended
	September 30,		September 30,
	2008	2007	2008	2007
Total gross revenues	$365	$6,529	$5,298	$23,727
Pre-tax income, including gains on sale	$5,801	$15,035	$37,452	$37,524
Note 10 — Supplemental Disclosure of Statement of Cash Flow Information
     During the nine months ended September 30, 2008 and 2007, the Partnership paid $65,319 and $39,703, respectively, for interest. During the nine months ended September 30, 2008 and 2007, the Partnership paid $1,289 and $1,452, respectively, for state and local taxes.
     In connection with the LAC and LION transactions on June 1, 2007, discussed in Note 3, the Partnership paid $124,500 in cash, issued 7,180,779 limited partner units to Lexington, and acquired approximately $400,700 in real estate, $102,800 in intangibles, $10,600 in cash, assumed $268,100 in mortgages payable, $7,500 in below market leases and acquired $2,800 in other assets net of liabilities.
     On March 19, 2008, the Partnership entered into a swap obligation with an initial value of $5,696 in connection with obtaining the $25,000 and $45,000 KeyBank N.A. secured term loans discussed in Note 4.
     On March 25, 2008, Lexington contributed four properties to the Partnership in exchange for 3,600,837 units and acquired real estate and intangibles, net of accumulated depreciation and amortization, of $59,221 and assumed $51,497 in mortgage notes payable.
     During the nine months ended September 30, 2008, the Partnership contributed six properties to NLS with real estate and intangibles, net of accumulated depreciation and amortization, of $75,888 and mortgage notes payable in the amount of $51,497 were assumed by NLS.
     On September 8, 2008, Lexington repurchased $22,500 of the 5.45% Exchangeable Guaranteed Notes on the Partnership’s behalf for $20,138 plus accrued interest. This amount was credited against the loan receivable from Lexington.

Note 11 — Subsequent Events
     Subsequent to September 30, 2008:
•	The Partnership repurchased $32,000 of the 5.45% Exchangeable Guaranteed Notes for $23,740, plus accrued interest;

•	Three significant unitholders, Lexington’s former Executive Chairman and Director of Strategic Acquisitions, Apollo Real Estate Fund III L.P., and Vornado, redeemed their limited partnership units in exchange for 27,624,371 common shares of Lexington. As a result, Lexington now owns 91.1% of the outstanding limited partnership units of the Partnership;

•	The Partnership advanced an additional $3,085 to Lexington; and

•	Inland Concord invested $43,500 in Concord this, along with cash available, was used to repay $46,583 of indebtedness under a warehouse facility. In connection with the repayment Concord exercised an extension option on the warehouse facility to extend the maturity date from March 2009 to March 2011. In addition Concord repaid $4,000 on a term loan and extended the maturity date of the new balance of $ 21,516 from December 2008 to December 2009.

ITEM 2.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Introduction
When we use the terms the “Partnership”, “we”, “us” and “our”, we mean The Lexington Master Limited Partnership and all entities owned by us, including non-consolidated entities, except where it is clear that the term means only the parent company. References herein to our “Quarterly Report” are to our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2008. References herein to “Lexington” are to Lexington Realty Trust.
Forward-Looking Statements
The following is a discussion and analysis of our consolidated financial condition and results of operations for the three and nine month periods ended September 30, 2008 and 2007, and significant factors that could affect our prospective financial condition and results of operations. This discussion should be read together with the accompanying unaudited condensed consolidated financial statements and notes and with our consolidated financial statements and notes included in our most recent Annual Report on Form 10-K, or the Annual Report, filed with the Securities and Exchange Commission (“SEC”) on March 17, 2008. Historical results may not be indicative of future performance.
This Quarterly Report, together with other statements and information publicly disseminated by us contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “estimates,” “projects” or similar expressions. Readers should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could materially affect actual results, performances or achievements and include, but are not limited to, those discussed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report and other periodic reports files with the SEC, including risks related to: (i) changes in general business and economic conditions, (ii) competition, (iii) increases in real estate construction costs, (iv) changes in interest rates, or (v) changes in accessibility of debt and equity capital markets. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Accordingly, there is no assurance that our expectations will be realized.
Critical Accounting Policies
A summary of our critical accounting policies is included in our 2007 Annual Report.
New Accounting Pronouncements
A summary of new accounting pronouncements is included in our 2007 Annual Report and the notes to the unaudited condensed consolidated financial statements contained in this Quarterly Report.

Liquidity and Capital Resources
General
     Liquidity is a measurement of our ability to meet potential cash requirements, including ongoing commitments to repay borrowings, fund and maintain investments and other general business needs. Our principal sources of liquidity are revenues generated by operating cash flows, property sales, co-investment programs and borrowings. Operating cash flows have been, and are expected to continue to be, derived primarily from rental income received by us from our properties. As of September 30, 2008, we held interests in approximately 130 consolidated properties located in 33 states. Pursuant to the terms of the leases, the tenants are generally responsible for substantially all of the operating expenses with respect to the properties, including maintenance, capital improvements, insurance and taxes. Accordingly, we do not anticipate significant needs for cash for these costs. To the extent there is a vacancy in a property, we would be obligated for all operating expenses, including real estate taxes and insurance.
     We believe that cash flows from operations will continue to provide adequate capital to fund our operating and administrative expenses, regular debt service obligations and all dividend payments in accordance with Lexington’s REIT requirements in both the short-term and long-term. Lexington and its operating partnerships, including us, have entered into a funding agreement, pursuant to which we agreed that if any of the operating partnerships does not have sufficient cash available to make a quarterly distribution to its limited partners, Lexington and the other operating partnerships will fund their pro rata share of the shortfall in the form of loans. In addition, we anticipate that cash on hand and issuance of equity and debt, as well as other alternatives; will provide the necessary capital required for our investment activities.
     During the nine months ended September 30, 2008, we acquired the remaining interest in a property located in Garland, Texas for $5.3 million. We also acquired four properties from Lexington in exchange for 3.6 million units of limited partnership and the assumption of $51.0 million in non-recourse mortgage debt. We sold 21 properties to unrelated third parties during the nine months ended September 30, 2008 for an aggregate gross sales price of $185.7 million and realized a net gain of $69.5 million. We also contributed six properties to Net Lease Strategic Assets Fund L.P., one of our co-investment programs.
     As more fully described in Note 3 to the unaudited condensed consolidated financial statements, we acquired substantially all of the remaining interests in two of Lexington’s co-investment programs during the nine months ended September 30, 2007. We paid $124.5 million in cash, issued approximately 7.2 million units to Lexington; and assumed $263.4 million in non-recourse mortgage debt to acquire 16 real estate properties. In addition we acquired five properties during the nine months ended September 30, 2007 for an aggregate capitalized cost of $91.0 million and sold 26 properties and an interest in a limited partnership to unrelated third parties for an aggregate gross sales price of $109.8 million. We recognized a net gain on the sale of the properties of $29.8 million.
Cash Flows
     Cash flows from operations as reported in the unaudited condensed consolidated statements of cash flows decreased to $127.8 million for the nine months ended September 30, 2008 from $151.5 million for the nine months ended September 30, 2007. The underlying drivers that impact working capital and therefore cash flows from operations are the timing of collection of rents, including reimbursements from tenants, payment of interest on mortgage debt and payment of operating and general and administrative costs. We believe the net lease structure of the majority of our tenants’ leases enhances cash flows from operations since the payment and timing of operating costs related to the properties are generally borne directly by the tenant. Collection and timing of tenant rents is closely monitored by management as part of our cash management program.
     Net cash provided by (used in) investing activities totaled $126.4 million for the nine months ended September 30 2008 and $(204.3) million for the nine months ended September 30, 2007. Cash provided by investing activities related primarily to proceeds from the sale of properties and investments in limited partnerships, distributions from non-consolidated entities in excess of accumulated earnings, a change in restricted cash primarily relating to the release of funds held by a 1031 exchange intermediary, collection of a loan receivable and proceeds from the disposal of marketable equity securities. Cash used in investing activities related primarily to investments in real estate, limited partnerships, co-investment programs, purchases of marketable equity securities, loan advances to Lexington, issuance of a loan receivable and payment of leasing costs. Therefore, the fluctuation in investing activities relates primarily to the timing of investments and dispositions.
     Net cash provided by (used in) financing activities totaled $(491.4) million for the nine months ended September 30, 2008 and $228.1 million for the nine months ended September 30, 2007. Cash used in financing activities was primarily due to debt service payments and satisfactions, the partial satisfaction of a cross-collateralized loan and the Exchangeable Notes, payment of deferred financing costs, and distribution payments. Cash provided by financing activities was primarily attributable to proceeds from our Exchangeable Notes offering, non-recourse mortgages and borrowings under our secured term loans with KeyBank N.A.
Distributions
     During the nine months ended September 30, 2008 and 2007, we paid distributions of $216.9 million and $70.3 million, respectively. The increase is primarily due to the $2.10 per unit special distribution paid in January 2008.
     In September 2008, we declared a distribution of $23.8 million ($.33 per unit) which was paid on October 14, 2008 to the holders of record as of September 30, 2008.
Financings
     In March 2008, we obtained $25.0 million and $45.0 million secured term loans from KeyBank N.A. The secured term loans are interest only at LIBOR plus 60 basis points and mature in 2013. We entered into a swap agreement relating to these loans which effectively fixes the interest rate at 5.5% per annum. The net proceeds of the secured term loans ($68.0 million) were used to partially repay indebtedness on three cross-collateralized mortgage notes. After such repayment, the amount owed on the three mortgage notes was $103.5 million, the three mortgage notes were combined into one mortgage note, which is interest only instead of having a portion as self-amortizing and matures in September 2014. We assumed a liability for the fair value of the swap at inception of approximately $5.7 million ($3.0 million at September 30, 2008). As of September 30, 2008, there was an aggregate $66.1 million outstanding relating to these loans.
     We have another secured term loan with KeyBank N.A., which bears interest at LIBOR plus 60 basis points. As of September 30, 2008, $197.9 million was outstanding under this secured term loan. This secured term loan is scheduled to mature in June 2009, with an option to extend the maturity date to December 1, 2009. This secured term loan requires monthly payments of interest only. We are also required to repay principal from the proceeds of certain property sales if proceeds are not reinvested into net leased properties and certain refinancings. The required principal repayments are based on a minimum release price set forth in the secured agreement.
     All of our secured term loans have customary covenants, which we were in compliance with as of September 30, 2008.
     In 2007, we issued $450.0 million aggregate principal amount of 5.45% Exchangeable Guaranteed Notes due in 2027, which can be put by the holder every five years commencing in 2012 and upon certain events. The net proceeds were used to repay indebtedness. The Exchangeable Notes are exchangeable at certain times by the holders into Lexington’s common shares at a current price of $21.99 per share; however, the principal balance must be satisfied in cash. During the nine months ended September 30, 2008, we repurchased $150.5 million of these Exchangeable Notes for $132.5 million, which resulted in a net gain of $9.5 million including the write-off of deferred financing costs of $2.7 million and the write-off of a portion of the discount of $5.8 million.

     During the first half of 2007, we financed properties located in McDonough, Georgia, Shreveport, Louisiana and Coppell, Texas. We used the proceeds from these borrowings, along with other cash sources, to fully repay the outstanding borrowings of $547.2 million under our former secured term loan with KeyBank N.A.
Capital Expenditures
     Due to the net lease nature of our leases, we generally do not incur significant expenditures in the ordinary course of business to maintain our properties. However, as leases expire, we expect to incur costs in extending the existing tenant lease or re-tenanting the properties. The amounts of future expenditures can vary significantly depending on tenant negotiations, market conditions and rental rates. Future expenditures are expected to be funded from operating cash flows or borrowings.
Current Operating Environment
     The global credit and financial crisis has gained momentum in the past few weeks and there is considerable uncertainty as to how severe the current downturn may be and how long it may continue. It is difficult to predict the impact on our business but we expect that the economy will continue to strain the resources of our tenants and their customers. However, we saw relatively little impact of the current financial crisis on our core operating results in the current quarter. However, there is no guarantee that this will continue. We lease our properties to tenants in various industries, including finance/insurance, food, energy, technology and automotive. Tenant defaults at our properties could negatively impact our operating results. Our $197.9 million secured term loan is scheduled to mature June 2009, with our option to extend the maturity to December 2009. Refinancing this secured term loan is of significant importance to us as we are currently working with our lenders and prospective lenders in an effort to extend this maturity. The spreads to LIBOR have increased since we entered our current agreement and we do not expect our current spread to remain in place after the refinancing, if completed, is done.
     We have interest rate swap agreements directly and through our investment in Lex-Win Concord. The counterparties of these arrangements are major financial institutions, however we are exposed to credit risk in the event of non-performance by the counterparties.
Results of Operations
     Comparison of the three months ended September 30, 2008 to the three months ended September 30, 2007.
Income (loss) from Continuing Operations
     Income (loss) from continuing operations decreased by $36.7 million to a loss of $20.8 million for the three months ended September 30, 2008 from income of $15.9 million for the three months ended September 30, 2007. The reasons for this decrease are more fully described below.
Rental Income
     Rental income decreased by $3.4 million to $46.2 million for the three months ended September 30, 2008 from $49.6 million for the three months ended September 30, 2007. The decrease was primarily due to two lease terminations in the second quarter of 2008 and to the contribution of properties to a newly formed co-investment program in the fourth quarter of 2007 and first two quarters of 2008.
Tenant Reimbursements
     Tenant reimbursements increased by $1.4 million to $5.2 million for the three months ended September 30, 2008 from $3.8 million for the three months ended September 30, 2007. The increase is due to more tenants being under gross or modified gross leases as net leases expire.
Depreciation and Amortization
     Depreciation and amortization expense increased by $1.4 million to $20.2 million for the three months ended September 30, 2008 compared to $18.8 million for the three months ended September 30, 2007. The increase was primarily due to the growth in real estate and intangibles due to property acquisitions. Intangible assets are amortized over a shorter period (generally the lease term) than real estate assets.

Property Operating
     Property operating expense increased by $3.4 million to $10.8 million for the three months ended September 30, 2008 compared to $7.4 million for the three months ended September 30, 2007. The increase results from properties acquired for which we are required to bear certain operating costs, as well as operating costs related to vacant properties.
General and Administrative
     General and administrative expense increased by $2.1 million to $4.2 million for the three months ended September 30, 2008 compared to $2.1 million for the three months ended September 30, 2007. The increase was primarily due to higher general and administrative cost allocations from Lexington.
Non-Operating Income
     Non-operating income decreased by $1.5 million to $2.5 million for the three months ended September 30, 2008 from $4.0 million for the three months ended September 30, 2007. The decrease was primarily due to a reduction in interest earned.
Interest and Amortization
     Interest and amortization expense decreased by $1.1 million to $19.0 million for the three months ended September 30, 2008 compared to $20.1 million for the three months ended September 30, 2007. The decrease is primarily due to the satisfaction of long term debt.
Debt Satisfaction Gains (Charges)
     The debt satisfaction gains for the three months ended September 30, 2008 of $1.4 million relates primarily to the gain generated by the Exchangeable Notes debt satisfaction, net of the write-off of a portion of the discount and deferred financing costs.
Change in Fair Value of Embedded Derivative
     During the three months ended September 30, 2008, we recognized expense of $17.3 million due to an increase in the estimated fair value of the liability for the embedded derivative related to the Exchangeable Notes. During the three months ended September 30, 2007, we recognized income of $6.1 million due to a decrease in the estimated fair value of the liability for the embedded derivative. The value of the embedded derivative is determined based upon many variables, including Lexington’s common share price, its volatility and interest rates and credit rating spreads.
Equity in Earnings (Losses) of Non-Consolidated Entities
     Equity in earnings (losses) of non-consolidated entities was a loss of $2.1 million for the three months ended September 30, 2008 compared to earnings of $3.4 million for the three months ended September 30, 2007. The fluctuation is primarily due to losses incurred attributable to us on our newly formed co-investment program.
Discontinued Operations
     Income from discontinued operations decreased by $9.4 million to $5.6 million for the three months ended September 30, 2008 compared to $15.0 million for the three months ended September 30, 2007. This decrease was primarily due to a decrease in gains on sale of $6.8 million, a decrease in income from discontinued operations of $4.0 million, an increase in debt satisfaction charges of $0.1 million and an impairment charge of $0.6 million, offset by a decrease in minority interests’ share of income of $2.3 million.

     Comparison of the nine months ended September 30, 2008 to the nine months ended September 30, 2007.
Income from Continuing Operations
     Income from continuing operations decreased by $70.1 million to $2.4 million for the nine months ended September 30, 2008 from $72.5 million for the nine months ended September 30, 2007. The reasons for this decrease are more fully described below.
Rental Income
     Rental income increased by $43.3 million to $172.7 million for the nine months ended September 30, 2008 from $129.4 million for the nine months ended September 30, 2007. The increase was primarily due to income of $28.7 million recognized in connection with the termination of two leases. The increase was also due to rental income from new acquisitions and contributions of property by Lexington.
Advisory and Incentive fees
          Advisory and incentive fees of $8.5 million for the nine months ended September 30, 2007 represent incentive fees earned in accordance with the partnership agreement for the co-investment program acquired from Lexington. No advisory and incentive fees were earned in 2008.
Tenant Reimbursements
     Tenant reimbursements increased by $7.5 million to $13.4 million for the nine months ended September 30, 2008 from $5.9 million for the nine months ended September 30, 2007. The increase is due to more tenants being under gross or modified gross leases as net leases expire.
Depreciation and Amortization
     Depreciation and amortization expense increased by $22.5 million to $60.5 million for the nine months ended September 30, 2008 compared to $38.0 million for the nine months ended September 30, 2007. The increase was primarily due to the growth in real estate and intangibles due to property acquisitions. Intangible assets are amortized over a shorter period (generally the lease term) than real estate assets.
Property Operating
     Property operating expense increased by $14.4 million to $29.0 million for the nine months ended September 30, 2008 compared to $14.6 million for the nine months ended September 30, 2007. The increase results from properties acquired for which we are required to bear certain operating costs, as well as operating costs related to vacant properties.
General and Administrative
     General and administrative expense increased by $4.1 million to $12.1 million for the nine months ended September 30, 2008 compared to $8.0 million for the nine months ended September 30, 2007. The increase was primarily due to higher general and administrative cost allocations from Lexington and costs associated with the formation of a co-investment program.
Non-Operating Income
     Non-operating income increased by $14.5 million to $23.1 million for the nine months ended September 30, 2008 from $8.6 million for the nine months ended September 30, 2007. The increase was due to $16.0 million recognized when we acquired the title to land under our

Baltimore, Maryland property in connection with a lease termination transaction.
Interest and Amortization
     Interest and amortization expense increased by $14.7 million to $60.4 million for the nine months ended September 30, 2008 compared to $45.7 million for the nine months ended September 30, 2007. The increase was primarily due to an increase in indebtedness.
Debt Satisfaction Gains (Charges)
     The debt satisfaction gain for the nine months ended September 30, 2008 of $8.9 million relates primarily to the gain generated by the Exchangeable Notes debt satisfaction, net of the write-off of a portion of the discount and deferred financing costs. The debt satisfaction charge of $2.4 million for the nine months ended September 30, 2007 relates to the write-off of unamortized deferred financing costs related to the satisfaction of the former secured term loan with KeyBank N.A.
Change in Fair Value of Embedded Derivative
     During the nine months ended September 30, 2008, we recognized expense of $19.6 million due to an increase in the estimated fair value of the liability for the embedded derivative related to the Exchangeable Notes. During the nine months ended September 30, 2007, we recognized income of $7.4 million due to a decrease in the estimated fair value of the liability of the embedded derivative. The value of the embedded derivative is determined based upon many variables, including Lexington’s common share price, its volatility and interest rates and credit rating spreads.
Equity in Earnings (Losses) of Non-Consolidated Entities
     Equity in earnings (losses) of non-consolidated entities fluctuated by $54.7 million to a loss of $25.1 million for the nine months ended September 30, 2008 compared to earnings of $29.6 million for the nine months ended September 30, 2007. The fluctuation is due to Concord Debt Holdings LLC taking an impairment charge of $65.2 million (our share of which was $32.6 million) during the nine months ending September 30, 2008. We also recognized $21.1 million of income on the sale of properties to Lexington’s former partner in the LION joint venture during the nine months ended September 30, 2007.
Discontinued Operations
     Income from discontinued operations decreased by $0.3 million to $37.1 million for the nine months ended September 30, 2008 compared to $37.4 million for the nine months ended September 30, 2007. This decrease was primarily due to an increase in minority interests’ share of income of $25.6 million, a decrease in income from discontinued operations of $12.8 million, an impairment charge of $0.6 million and an increase in debt satisfaction charges of $0.8 million, offset by an increase in gain on sales of $39.7 million.
Environmental Matters
     Based upon management’s ongoing review of our properties, management is not aware of any environmental condition with respect to any of our properties, which would be reasonably likely to have a material adverse effect on us. There can be no assurance, however, that (1) the discovery of environmental conditions, which were previously unknown; (2) changes in law; (3) the conduct of tenants; or (4) activities relating to properties in the vicinity of our properties, will not expose us to material liability in the future. Changes in laws increasing the potential liability for environmental conditions existing on properties or increasing the restrictions on discharges or other conditions may result in significant unanticipated expenditures or may otherwise adversely affect the operations of our tenants, which would adversely affect our financial condition and results of operations.

     Off-Balance Sheet Arrangements
     Funding Agreement
     On December 31, 2006, Lexington and its other operating partnerships including, us, entered into a funding agreement. Pursuant to the funding agreement, the parties agreed, jointly and severally, that, if any of the operating partnerships does not have sufficient cash available to make a quarterly distribution to its limited partners in an amount equal to whichever is applicable of (1) a specified distribution set forth in its partnership agreement or (2) the cash dividend payable with respect to a whole or fractional Lexington common share into which such partnership’s common units would be converted if they were redeemed for Lexington common shares in accordance with its partnership agreement, Lexington and the other operating partnerships, each a “funding partnership,” will fund their pro rata share of the shortfall. The pro rata share of each funding partnership and Lexington, respectively, will be determined based on the number of units in each funding partnership and, for Lexington, by the amount by which its total outstanding common shares exceeds the number of units in each funding partnership not owned by Lexington, with appropriate adjustments being made if units are not redeemable on a one-for-one basis. Payments under the agreement will be made in the form of loans to the partnership experiencing a shortfall and will bear interest at prevailing rates as determined by Lexington in its discretion but no less than the applicable federal rate. Our right to receive these loans will expire if Lexington contributes to us all of its economic interests in the other operating partnerships, and all of its other subsidiaries that are partnerships, joint ventures or limited liability companies. However, thereafter we will remain obligated to continue to make these loans until there are no remaining units outstanding in the other operating partnerships and all loans have been repaid.
     Non-Consolidated Real Estate Entities.
     As of September 30, 2008, we had investments in various real estate entities with varying structures. The non-consolidated real estate investments owned by the entities are financed with non-recourse debt. Non-recourse debt is generally defined as debt whereby the lenders’ sole recourse with respect to borrower defaults is limited to the value of the property collateralized by the mortgage. The lender generally does not have recourse against any other assets owned by the borrower or any of the members of the borrower, except for certain specified exceptions listed in the particular loan documents. These exceptions generally relate to limited circumstances including breaches of material representations.
     Item 3. Quantitative and Qualitative Disclosures About Market Risk
     Our exposure to market risk relates primarily to our variable rate and fixed rate debt. As of September 30, 2008 and 2007, our consolidated variable rate indebtedness was approximately $197.9 million and $225.0 million, respectively, which represented 15.8% of total long-term indebtedness for both periods. During the three months ended September 30, 2008 and 2007, our variable rate indebtedness had a weighted average interest rate of 3.1% and 6.0%, respectively. Had the weighted average interest rate been 100 basis points higher, our interest expense for the three months ended September 30, 2008 and 2007 would have been increased by approximately $0.5 million and $0.3 million, respectively. During the nine months ended September 30, 2008 and 2007, our variable rate indebtedness had a weighted average interest rate of 3.7% and 6.3%, respectively. Had the weighted average interest rate been 100 basis points higher, our interest expense for the nine months ended September 30, 2008 and 2007 would have been increased by approximately $1.5 million and $0.6 million, respectively. As of September 30, 2008 and 2007, our consolidated fixed rate debt was approximately $1.1 billion and $1.2 billion respectively, which represented 84.2% of total long-term indebtedness for both periods.
          For certain of our financial instruments such as derivatives, fair values are not readily available since there are no active trading markets as characterized by current exchanges between willing parties. Accordingly, we derive or estimate fair values using various valuation techniques, such as computing the present value of estimated future cash flows using discount rates commensurate with the risks involved. However, the determination of estimated cash flows may be subjective and imprecise. Changes in assumptions or estimation methodologies can have a material effect on these estimated fair values. The following fair values are determined using the interest rates that we believe our outstanding fixed rate debt would warrant as of September 30, 2008 and are indicative of the interest rate environment as of September 30, 2008, and do not take into consideration the effects of subsequent interest rate fluctuations. Accordingly, we estimate the fair value of our fixed rate debt at $1.0 billion as of September 30, 2008.
          Our interest rate risk objectives are to limit the impact of interest rate fluctuations on earnings and cash flows and to lower our overall borrowing costs. To achieve these objectives, we manage our exposure to fluctuations in market interest rates through the use of fixed rate debt instruments to the extent that reasonably favorable rates are obtainable with such arrangements. We may enter into derivative financial instruments such as interest rate swaps or caps to mitigate our interest rate risk on a related financial instrument or to effectively lock the interest rate on a portion of our variable rate debt. Currently, we have one interest rate swap agreement. Also our embedded derivative financial instrument is subject to market fluctuation as its value is dependent on numerous factors including the valuation of Lexington’s common stock.
      Item 4T. Controls and Procedures.
          In accordance with Exchange Act Rules 13a-15 and 15d-15, we carried out an evaluation, under the supervision and with the participation of Lexington’s Chief Executive Officer and Chief Financial Officer, of the effectiveness of our disclosure controls and procedures as of the end of the period covered by this Quarterly Report on Form 10-Q. Based on such evaluation, Lexington’s Chief Executive Officer and Chief Financial Officer have concluded that, as of the end of such period, our disclosure controls and procedures are effective.
          Management’s Annual Report on Internal Control Over Financial Reporting
          Management of our general partner was responsible for establishing and maintaining adequate internal control over financial reporting. Our internal control over financial reporting is a process designed under the supervision of Lexington’s principal executive and principal financial officers to provide reasonable assurance regarding the reliability of financial reporting and the preparation of our financial statements for external reporting purposes in accordance with U.S. generally accepted accounting principles.
          As of December 31, 2007, management conducted an assessment of the effectiveness of our internal control over financial reporting based on the framework established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on this assessment, management has determined that our internal control over financial reporting as of December 31, 2007 was effective.
          Our internal control over financial reporting includes policies and procedures that pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect transactions and dispositions of assets; provide reasonable assurances that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. generally accepted accounting principles, and that receipts and expenditures are being made only in accordance with authorizations of management and Lexington trustees; and provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on our financial statements.
          Our Annual Report did not include an attestation report of our registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by our registered public accounting firm pursuant to temporary rules of the Securities and Exchange Commission that permit us to provide only management’s report in our Annual Report.
           Changes in Internal Control Over Financial Reporting
          There were no changes to our internal controls over financial reporting during the third quarter ended September 30, 2008 that have materially affected, or are reasonably likely to materially affect our internal controls over financial reporting.

PART II — OTHER INFORMATION
ITEM 1. Legal Proceedings
          From time to time, we are involved in legal proceedings arising in the ordinary course of business. Management believes, based on currently available information, that the results of such proceedings, in the aggregate, will not have a material adverse effect on our financial condition, but may be material to our operating results for any particular period, depending, in part, upon the operating results for such period. Given the inherent difficulty of predicting the outcome of these matters, we cannot estimate losses or ranges of losses for proceedings where there is only a reasonable possibility that a loss may be incurred.
ITEM 1A. Risk Factors
There have been no material changes in our risk factors from those disclosed in our Annual Report on Form 10-K for the year ended December 31, 2007, other than:
Current Operating Environment
     The global credit and financial crisis has gained momentum in the past few weeks and there is considerable uncertainty as to how severe the current downturn may be and how long it may continue. It is difficult to predict the impact on our business but we expect that the economy will continue to strain the resources of our tenants and their customers. However, we saw relatively little impact of the current financial crisis on our core operating results in the current quarter. However, there is no guarantee that this will continue. We lease our properties to tenants in various industries, including finance/insurance, food, energy, technology and automotive. Tenant defaults at our properties could negatively impact our operating results. Our $197.9 million secured term loan is scheduled to mature June 2009, with our option to extend the maturity to December 2009. Refinancing this secured term loan is of significant importance to us as we are currently working with our lenders and prospective lenders in an effort to extend this maturity. The spreads to LIBOR have increased since we entered our current agreement and we do not expect our current spread to remain in place after the refinancing, if completed, is done.
     We have interest rate swap agreements directly and through our investment in Lex-Win Concord. The counterparties of these arrangements are major financial institutions, however we are exposed to credit risk in the event of non-performance by the counterparties.
ITEM 2. Unregistered Sales of Equity Securities and Use of Proceeds — not applicable
ITEM 3. Defaults Upon Senior Securities — not applicable
ITEM 4. Submission of Matters to a Vote of Security Holders — not applicable
ITEM 5. Other Information — not applicable
ITEM 6. Exhibits

3.1	Second Amended and Restated Certificate of Limited Partnership of The Lexington Master Limited Partnership	(c)

3.2	Second Amended and Restated Agreement of Limited Partnership of The Lexington Master Limited Partnership dated as of December 31, 2006	(c)

4.1	Indenture, dated as of January 29, 2007, among The Lexington Master Limited Partnership, Lexington Realty Trust, the other guarantors named therein and U.S. Bank National Association, as trustee	(d)

4.2	First Supplemental Indenture, dated as of January 29, 2007, among The Lexington Master Limited Partnership, Lexington Realty Trust, the other guarantors named therein and U.S. Bank National Association, as trustee, including the Form of 5.45% Exchangeable Guaranteed Notes due 2027	(d)

4.3	Second Supplemental Indenture, dated as of March 9, 2007, among The Lexington Master Limited Partnership, Lexington Realty Trust, the other guarantors named therein and U.S. Bank National Association, as trustee, including the Form of 5.45% Exchangeable Guaranteed Notes due 2027	(e)

4.4	Third Supplemental Indenture, dated as of June 19, 2007, among the Lexington Master Limited Partnership, Lexington Realty Trust, the other guarantors named therein and U.S. Bank National Association, as trustee.	(f)

9.1	Voting Trustee Agreement, dated as of December 31, 2006, among Lexington	(c)

Realty Trust, The Lexington Master Limited Partnership and NKT Advisors LLC

9.2	Amendment No. 1 to Voting Trustee Agreement, dated as of March 20, 2008, among Lexington Realty Trust, The Lexington Master Limited Partnership and NKT Advisors LLC	(j)

10.1	Letter Agreement among Lexington Realty Trust, Apollo Real Estate Investment Fund III, L.P., The Newkirk Master Limited Partnership, NKT Advisors LLC, Vornado Realty Trust, VNK Corp., Vornado Newkirk LLC, Vornado MLP GP LLC and WEM Bryn Mawr Associates LLC	(a)

10.2	Amendment to the Letter Agreement among Lexington Realty Trust, Apollo Real Estate Investment Fund III, L.P., The Newkirk Master Limited Partnership, NKT Advisors LLC, Vornado Realty Trust, Vornado Realty L.P., VNK Corp., Vornado Newkirk LLC, Vornado MLP GP LLC, and WEM-Brynmawr Associates LLC	(a)

10.3	Second Amended and Restated Limited Liability Company Agreement of Concord Debt Holdings LLC, dated August 2, 2008, between Lex-Win Concord LLC and Inland American (Concord) Sub LLC	(h)

10.4	Limited Liability Company Agreement of Lex-Win Concord, dated August 2, 2008	(h)

10.5	Administration and Advisory Agreement, dated August 2, 2008, among Lex-Win Concord LLC, WRP Management LLC and WRP Sub-Management LLC	(h)

10.6	Master Repurchase Agreement, dated March 30, 2006, among Column Financial Inc., 111 Debt Acquisition LLC, 111 Debt Acquisition Mezz LLC and Newkirk Realty Trust, Inc.	(b)

10.7	Funding Agreement, dated as of December 31, 2006, by and among Lepercq Corporate Income Fund L.P., Lepercq Corporate Income Fund II L.P., Lepercq Corporate Income Fund III L.P., Net 3 Acquisition L.P., The Lexington Master Limited Partnership and Lexington Realty Trust	(c)

10.8	Guaranty Agreement, effective as of December 31, 2006, between Lexington Realty Trust and The Lexington Master Limited Partnership	(c)

10.9	Registration Rights Agreement, dated as of January 29, 2007, among The Lexington Master Limited Partnership, Lexington Realty Trust, Lepercq Corporate Income Fund L.P., Lepercq Corporate Income Fund II L.P., New 3 Acquisition L.P., Lehman Brothers Inc. and Bear, Stearns & Co. Inc., for themselves and on behalf of the initial purchasers named therein	(d)

10.10	Registration Rights Agreement, dated as of March 9, 2007, among The Lexington Master Limited Partnership, Lexington Realty Trust, Lepercq Corporate Income Fund L.P., Lepercq Corporate Income Fund II L.P., Net 3 Acquisition L.P., Bear, Stearns & Co. Inc. and Lehman Brothers Inc.	(e)

10.11	Common Share Delivery Agreement, made as of January 29, 2007, between The Lexington Master Limited Partnership and Lexington Realty Trust	(d)

10.12	Common Share Delivery Agreement, dated March 9, 2007, between The Lexington Master Limited Partnership and Lexington Realty Trust	(e)

10.13	Credit Agreement, dated as of June 1, 2007, among The Lexington Master Limited Partnership, Lexington Realty Trust, Lepercq Corporate Income Fund L.P., Lepercq Corporate Income Fund II L.P., Net 3 Acquisition L.P., jointly and severally as borrowers, KeyBanc Capital Markets, as lead arranger and book running manager, KeyBank National Association, as agent, and each of the financial institutions initially a signatory thereto together with their assignees pursuant to Section (12.5.(d) therein	(g)

10.14	Second Amended and Restated Limited Partnership Agreement of Net Lease Strategic Assets Fund L.P., dated as of February 20, 2008, among LMLP GP LLC, The Lexington Master Limited Partnership and Inland American (Net Lease) Sub, LLC	(g)

10.15	Form of Contribution Agreement	(i)

31.1	Certification of Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002	*

31.2	Certification of Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002	*

32.1	Certification of the Chief Executive Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002	*

32.2	Certification of the Chief Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002	*

*	Furnished herewith

(a)	Incorporated by reference to Amendment No. 5 to Newkirk Realty Trust’s Registration Statement on Form S-11 (Registration No. 333-127278) filed on October 28, 2005

(b)	Incorporated by reference to the Partnership’s Current Report on 8K filed April 5, 2006

(c)	Incorporated by reference to Lexington Realty Trust’s Current Report on 8K filed September 24, 2007

(d)	Incorporated by reference to the Partnership’s Current Report on 8K filed August 16, 2007
(e)	Incorporated by reference to the Partnership’s Current Report on 8K filed March 9, 2007

(f)	Incorporated by reference to the Partnership’s Current Report on 8K filed June 22, 2007

(g)	Incorporated by reference to the Partnership’s Current Report on 8K filed August 16, 2007

(h)	Incorporated by reference to the Partnership’s Current Report on 8K filed August 2, 2008

(i)	Incorporated by reference to the Partnership’s Current Report on Form 8-K filed December 26, 2007

(j)	Incorporated by reference to the Partnership’s Current Report on Form 8-K filed March 24, 2008

SIGNATURES
Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.
Dated: November 7, 2008

THE LEXINGTON MASTER LIMITED PARTNERSHIP
By:	Lex-GP-1Trust, its General Partner

By:	/s/ T. Wilson Eglin
T. Wilson Eglin
Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the date indicated:

Signature		Title	Date

By:	/s/ T. Wilson Eglin T. Wilson Eglin	Chief Executive Officer of the General Partner of the Registrant	November 7, 2008

By:	/s/ Patrick Carroll Patrick Carroll	Chief Financial Officer of the General Partner of the Registrant	November 7, 2008

Exhibit 31.1
CERTIFICATION
I, T. Wilson Eglin, certify that:
1.	I have reviewed this report on Form 10-Q of The Lexington Master Limited Partnership;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a—15(e) and 15d—15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a—15(f) and 15(d)—15(f)) for the registrant and have:
a)	designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)	designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)	evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)	disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter that (the registrant’s fourth fiscal quarter in the case of an annual report) has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and
5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):
a)	all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.
November 7, 2008

/s/ T. Wilson Eglin
T. Wilson Eglin
Chief Executive Officer of General Partner

Exhibit 31.2
CERTIFICATION
I, Patrick Carroll, certify that:
1.	I have reviewed this report on Form 10-Q of The Lexington Master Limited Partnership;
2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;
3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;
4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a—15(e) and 15d—15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a—15(f) and 15(d)—15(f)) for the registrant and have:
a)	designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)	designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)	evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)	disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter that (the registrant’s fourth fiscal quarter in the case of an annual report) has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and
5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):
a)	all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.
November 7, 2008

/s/ Patrick Carroll
Patrick Carroll
Chief Financial Officer of General Partner

Exhibit 32.1
CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002
In connection with the Quarterly Report of The Lexington Master Limited Partnership on Form 10-Q for the period ended September 30, 2008 as filed with the Securities and Exchange Commission on the date hereof, I, T. Wilson Eglin, Chief Executive Officer of the general partner of the Partnership, certify, pursuant to 18 U.S.C. § 1350, as adopted pursuant to § 906 of the Sarbanes-Oxley Act of 2002, that:
     (1) The Quarterly Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and
     (2) The information contained in the Quarterly Report fairly presents, in all material respects, the financial condition and result of operations of the issuer.

/s/ T. Wilson Eglin
T. Wilson Eglin
Chief Executive Officer of General Partner
November 7, 2008

Exhibit 32.2
CERTIFICATION PURSUANT TO
18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002
In connection with the Quarterly Report of The Lexington Master Limited Partnership on Form 10-Q for the period ended September 30, 2008 as filed with the Securities and Exchange Commission on the date hereof, I, Patrick Carroll, Chief Financial Officer of the general partner of the Partnership, certify, pursuant to 18 U.S.C. § 1350, as adopted pursuant to § 906 of the Sarbanes-Oxley Act of 2002, that:
     (1) The Quarterly Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and
     (2) The information contained in the Quarterly Report fairly presents, in all material respects, the financial condition and result of operations of the issuer.

/s/ Patrick Carroll
Patrick Carroll
Chief Financial Officer of General Partner
November 7, 2008

SECOND AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF
THE LEXINGTON MASTER LIMITED PARTNERSHIP
Dated as of December 31, 2006

SECOND AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF
THE LEXINGTON MASTER LIMITED PARTNERSHIP
     THIS SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP, dated as of December 31, 2006, is entered into by and among LEX GP-1 TRUST, a Delaware statutory trust, as the general partner (the “General Partner”), and LEX LP-1 TRUST, a Delaware statutory trust (the “Lexington Limited Partner”), and each of the other persons and entities currently reflected on the books and records of the Partnership as a Limited Partner in the Partnership, together with any other Persons who become Partners in the Partnership as provided herein (the “Limited Partners”).
     WHEREAS, the Partnership was formed under the name “The Newkirk Master Limited Partnership” on October 11, 2001, and, on October 23, 2001, the Partnership adopted an Agreement of Limited Partnership, which agreement was amended and restated by that certain Amended and Restated Agreement of Limited Partnership, dated November 7, 2005 (the “Prior Agreement”);
     WHEREAS, on July 23, 2006, Newkirk Realty Trust, Inc., a Maryland corporation (“NKT”), the general partner of the Partnership, was merged with and into Lexington Corporate Properties Trust, a Maryland real estate investment trust (the “Merger”) and Lexington Corporate Properties Trust was renamed Lexington Realty Trust (“LXP”);
     WHEREAS, in connection with the Merger, the Partnership has effected a reverse split pursuant to which each unit of limited partnership interest in the Partnership has been converted into .80 units of limited partnership interest in the Partnership (the “Unit Split”);
     WHEREAS, in accordance with the terms of the Prior Agreement, effective as of the date hereof, the then general partner of the Partnership and a Majority-in-Interest of the Limited Partners consented to (i) the Unit Split and (ii) the amendment and restatement of the Prior Agreement as provided for herein, effective as of the date hereof; and
     WHEREAS, immediately following the consummation of the Merger, LXP, as the surviving entity in the Merger, contributed all of its rights and obligations as the sole general partner of the Partnership to the General Partner and 15,994,701 units of limited partnership interest in the Partnership to the Lexington Limited Partner, both of which entities are wholly owned by LXP.
     NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the General Partner hereby amends and restates the Prior Agreement in its entirety as follows:
ARTICLE 1
DEFINED TERMS
     The following definitions shall for all purposes be applied to the following terms used in this Agreement.
     “Act” means the Delaware Revised Uniform Limited Partnership Act, as it may be amended from time to time.
     “Actions” has the meaning set forth in Section 7.5.A hereof.

     “Additional Limited Partners” means a Person who is admitted to the Partnership pursuant to Section 4.2.A.
     “Adjusted Capital Account” means the Capital Account maintained for each Partner as of the end of each Partnership Year (i) increased by any amounts which such Partner is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) and (ii) decreased by the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
     “Adjusted Capital Account Deficit” means, with respect to any Partner, the deficit balance, if any, in such Partner’s Adjusted Capital Account as of the end of the relevant Partnership Year.
     “Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Exhibit A hereof. Once an Adjusted Property is deemed distributed by, and re-contributed to, the Partnership for federal income tax purposes upon a termination thereof pursuant to Section 708 of the Code, such property shall thereafter constitute a Contributed Property until the Carrying Value of such property is further adjusted pursuant to Exhibit A hereof.
     “Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such Person.
     “Agreed Value” means (i) the 704(c) Value of such property or other consideration in the case of any Contributed Property as of the time of its contribution to the Partnership, reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed, and (ii) in the case of any property distributed to a Partner by the Partnership, the Partnership’s Carrying Value of such property at the time such Property is distributed, reduced by any indebtedness either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution under Section 752 of the Code and the Regulations thereunder.
     “Agreement” means this Second Amended and Restated Agreement of Limited Partnership, as it may be amended, supplemented or restated from time to time.
     “Applicable Percentage” has the meaning set forth in Section 8.4.C.
     “Assignee” means a Person to whom one or more Partnership Units held by a Limited Partner have been transferred in a manner permitted under this Agreement, but who has not become a Substituted Additional Limited Partner and who has the rights set forth in Section 11.5.
     “Book-Tax Disparities” means, with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Partner’s share of the Partnership’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner’s Capital Account balance as maintained pursuant to Exhibit A and the hypothetical balance of such Partner’s Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.
     “Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

     “Capital Account” means the Capital Account maintained for a Partner pursuant to Exhibit A hereof.
     “Capital Contributions” means, with respect to any Partner, any cash, cash equivalents or the Agreed Value of Contributed Property which such Partner contributes or is deemed to contribute to the Partnership pursuant to Section 4.1 or 4.2 hereof.
     “Capital Event” means the sale, refinancing or other disposition of a Partnership asset outside the ordinary course of the Partnership’s business.
     “Carrying Value” means (i) with respect to a Contributed Property or Adjusted Property, the 704(c) Value of such property reduced (but not below zero) by all Depreciation with respect to such property charged to the Partners’ Capital Accounts and (ii) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Exhibit A hereof, and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.
     “Cash Redemption Amount” means an amount equal to the product of (i) the number of Partnership Units offered for redemption by the Redeeming Partner, multiplied by (ii)(a) the average Daily Market Price of the REIT Shares for the twenty (20) Business Days preceding the Specified Redemption Date multiplied by (b) the Redemption Factor.
     “Certificate” means the Certificate of Limited Partnership relating to the Partnership filed in the office of the Delaware Secretary of State, as amended from time to time in accordance with the terms hereof and the Act.
     “Class A Partnership Common Unit” shall mean such Partnership Units designated on the books and records of the Partnership as “Class A Partnership Common Units”.
     “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, as interpreted by the applicable regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.
     “Common Unit” means a fractional, undivided share of the Partnership Interests of all Partners issued pursuant to Sections 4.1 and 4.2 including, without limitation, the Class A Partnership Common Units and the Special Voting Partnership Units.
     “Contributed Property” means each property or other asset, in such form as may be permitted by the Act, but excluding cash, contributed or deemed contributed to the Partnership (or deemed contributed to the Partnership on termination and reconstitution thereof pursuant to Section 708 of the Code). Once the Carrying Value of a Contributed Property is adjusted pursuant to Exhibit A hereof, such property shall no longer constitute a Contributed Property for purposes of Exhibit A hereof, but shall be deemed an Adjusted Property for such purposes.
     “Contribution Interest Amount” means the number of Common Units calculated as follows: (i) if the contributed asset is an interest in an Other Partnership the product of (a) the number of REIT Shares such contributed interest would be redeemed for under the terms of the applicable Other Partnership’s partnership agreement assuming the interests in the Other Partnership held by the contributing entity had the right to be redeemed and the redemption price could be satisfied by the delivery of REIT Shares on the same basis as similar interests in the Other Partnership held by partners not affiliated with LXP and (b) a fraction, the numerator of which is the Other Partnership Redemption

Factor and the denominator of which is the Redemption Factor, and (ii) with respect to any other contributed assets, (x) the Agreed Value of such contributed asset divided by the average Daily Market Price of the REIT Shares for the twenty (20) Business Days preceding the Contribution Date, divided by (y) the Redemption Factor.
     “Contributions” means the contribution by LXP of 100% of its economic interests in each of Lepercq Corporate Income Fund, L.P., Lepercq Corporate Income Fund II, L.P., and Net 3 Acquisition L.P.
     “Cut-Off Date” means the fifth (5th) Business Day after the General Partner’s receipt of a Notice of Redemption.
     “Daily Market Price” means the price of REIT Shares on the relevant date, determined (a) on the basis of the last reported trading price of REIT Shares as reported on the New York Stock Exchange (the “NYSE”), or if the REIT Shares are not then listed on the NYSE, as reported on such national securities exchange upon which the REIT Shares are listed, or (b) if there is no reported sale or trade on the day in question, on the basis of the average of the closing bid and asked quotations regular way so reported, or (c) if REIT Shares are not listed on the NYSE or on any national securities exchange, on the basis of the high bid and low asked quotations regular way on the day in question in the over-the-counter market as reported by the National Association of Securities Dealers Automated Quotation System, or, if not so quoted, as reported by the National Quotation Bureau, Incorporated, or a similar organization.
     “Declaration of Trust” means the Declaration of Trust of LXP, as amended or restated from time to time.
     “Depreciation” means, for each fiscal year, an amount equal to the federal income tax depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year, except that if the Carrying Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Carrying Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Carrying Value using any reasonable method selected by the General Partner.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     “General Partner” means LEX GP 1 Trust, a Delaware statutory trust, in its capacity as general partner, or its successors as general partner of the Partnership.
     “General Partner Interest” means a Partnership Interest held by the General Partner that is a general partner interest. A General Partner Interest shall be expressed as a number of Partnership Units.
     “Immediate Family” means, with respect to any natural Person, such natural Person’s spouse and such natural Person’s natural or adoptive parents, descendants, nephews, nieces, brothers, and sisters.

     “Incapacity” or “Incapacitated” means (i) as to any individual Partner, death, total physical disability or entry by a court of competent jurisdiction adjudicating him incompetent to manage his Person or his estate; (ii) as to any corporation which is a Partner, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter; (iii) as to any partnership which is a Partner, the dissolution and commencement of winding up of the partnership; (iv) as to any estate which is a Partner, the distribution by the fiduciary of the estate’s entire interest in the Partnership; (v) as to any trustee of a trust which is a Partner, the termination of the trust (but not the substitution of a new trustee); or (vi) as to any Partner, the bankruptcy of such Partner. For purposes of this definition, bankruptcy of a Partner shall be deemed to have occurred when (a) the Partner commences a voluntary proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect, (b) the Partner is adjudged as bankrupt or insolvent, or a final and nonappealable order for relief under any Bankruptcy, insolvency or similar law now or hereafter in effect has been entered against the Partner, (c) the Partner executes and delivers a general assignment for the benefit of the Partner’s creditors, (d) the Partner files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Partner in any proceeding of the nature described in clause (b) above, (e) the Partner seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator for the Partner or for all or any substantial part of the Partner’s properties, (f) any proceeding seeking liquidation, reorganization or other relief of or against such Partner under any bankruptcy, insolvency or other similar law now or hereafter in effect has not been dismissed within one hundred twenty (120) days after the commencement thereof, (g) the appointment without the Partner’s consent or acquiescence of a trustee, receiver or liquidator for the assets of the Partner which such appointment has not been vacated or stayed within ninety (90) days of such appointment, or (h) an appointment referred to in clause (g) is not vacated within ninety (90) days after the expiration of any such stay.
     “Indemnitee” means (i) any Person made a party to a proceeding by reason of its status as (a) the General Partner, or (b) a director of the General Partner or an officer or employee of the Partnership, the General Partner or LXP and (ii) such other Persons (including Affiliates of the General Partner, LXP or the Partnership) as the General Partner may designate from time to time (whether before or after the event giving rise to potential liability), in its sole and absolute discretion.
     “Initial Redemption Date” means, unless otherwise indicated in the applicable partnership unit designation, November 7, 2006; provided, however, the “Initial Redemption Date” for the Class A Partnership Common Units shall be November 1, 2007.
     “IRS” means the Internal Revenue Service, which administers the internal revenue laws of the United States.
     “Limited Partner Interest” means a Partnership Interest held by a Limited Partner in the Partnership that is a limited partner interest. A Limited Partner Interest shall be expressed as a number of Partnership Units.
     “Limited Partners” means any Person reflected as a Limited Partner on the books and records of the Partnership, or any Substituted Limited Partner or Additional Limited Partner, in such Person’s capacity as a Limited Partner in the Partnership.
     “Liquidating Event” has the meaning set forth in Section 13.1.
     “Liquidator” has the meaning set forth in Section 13.2.
     “LP Direction Votes” has the meaning set forth in Section 7.1.A(11).

     “LXP” means Lexington Realty Trust, a Maryland statutory real estate investment trust.
     “LXP LP” means a Person that is an Affiliate of LXP and which is a Limited Partner including, without limitation, LXP LP 1 Trust, a Delaware statutory trust.
     “Majority-in-Interest of the Limited Partners” means the vote of Limited Partners holding a majority of the Partnership Units.
     “Net Income” means, for any taxable period, the excess, if any, of the Partnership’s items of income and gain for such taxable period over the Partnership’s items of loss and deduction for such taxable period. The items included in the calculation of Net Income shall be determined in accordance with Exhibit A. Once an item of income, gain, loss or deduction that has been included in the initial computation of Net Income is subjected to the special allocation rules in Exhibit B, Net Income or the resulting Net Loss, whichever the case may be, shall be recomputed without regard to such item.
     “Net Loss” means, for any taxable period, the excess, if any, of the Partnership’s items of loss and deduction for such taxable period over the Partnership’s items of income and gain for such taxable period. The items included in the calculation of Net Loss shall be determined in accordance with Exhibit A. Once an item of income, gain, loss or deduction that has been included in the initial computation of Net Loss is subjected to the special allocation rules in Exhibit B, Net Loss or the resulting Net Income, whichever the case may be, shall be recomputed without regard to such item.
     “Nonrecourse Built-in Gain” means, with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or negative pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Section 2.B of Exhibit B if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.
     “Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(b)(1), and the amount of Nonrecourse Deductions for a Partnership Year shall be determined in accordance with the rules of Regulations Section 1.704-2(c).
     “Nonrecourse Liability” has the meaning set forth in Regulations Section 1.752-1(a)(2).
     “Notice of Redemption” means the Notice of Redemption substantially in the form of Exhibit C to this Agreement.
     “Operating Cash Flow” means, for any period, operating revenue from leases on real property investments, partnership distributions with respect to partnerships in which the Partnership has interests, and interest on uninvested funds and other cash investment returns, less operating expenses, capital expenditures and regularly scheduled principal and interest payments (exclusive of balloon payments due at maturity) on outstanding mortgage and other indebtedness. The General Partner may, in its discretion, reduce Operating Cash Flow for any period by an amount determined by the General Partner to be necessary to fund reserves required by the Partnership.
     “Other Partnerships” means Lepercq Corporate Income Fund, L.P., Lepercq Corporate Income Fund II, L.P., Net 3 Acquisition L.P., and such other partnerships in which LXP or its subsidiary is the general partner and which are commonly considered “UPREIT partnerships” but shall not include joint ventures and investment vehicles such as Lexington Acquiport Company, LLC Lexington Acquiport Company II, LLC, Lexington/Lion Venture L.P., Triple Net Investment Company LLC, Lexington Columbia L.L.C., that certain tenancy in common referred to as “Oklahoma City” in LXP’s most recent Annual Report on Form 10-K, LXP Olympe Investments S.àr.l. and Lexington Strategic Asset Corp and joint ventures and investment vehicles similar to the foregoing.
     “Other Partnership Redemption Factor” means the “Redemption Factor” or other similar term in the applicable Other Partnership’s partnership agreement which sets the number of REIT Shares issuable upon redemption of a limited partnership interest in such Other Partnership if the limited partnership interest is being redeemed for REIT Shares.
     “Ownership Limit” means the applicable restriction or restrictions on ownership of shares of LXP imposed under the Declaration of Trust.
     “Partner” means the General Partner or any Limited Partner, and “Partners” means, collectively, the General Partner and the Limited Partners.
     “Partner Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).
     “Partner Nonrecourse Debt” has the meaning set forth in Regulations Section 1.704-2(b)(4).
     “Partner Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(i)(2), and the amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Partnership Year shall be determined in accordance with the rules of Regulations Section 1.704-2(i)(2).
     “Partnership” shall have the meaning set forth in Section 2.3 of this Agreement.
     “Partnership Interest” means an ownership interest in the Partnership and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. A Partnership Interest shall be expressed as a number of Partnership Units.
     “Partnership Minimum Gain” has the meaning set forth in Regulations Section 1.704-2(b)(2), and the amount of Partnership Minimum Gain, as well as any net increase or decrease in Partnership Minimum Gain, for a Partnership Year shall be determined in accordance with the rules of Regulations Section 1.704-2(d).
     “Partnership Record Date” means the record date established by the General Partner for the distribution of Operating Cash Flow pursuant to Section 5.1 hereof, which record date shall be the same as the record date established by LXP for a distribution to its stockholders of some or all of such distribution.
     “Partnership Unit” means a fractional, undivided share of the Partnership Interests of all Partners issued pursuant to Sections 4.1 and 4.2 including, without limitation, Common Units.
     “Partnership Year” means the fiscal year of the Partnership, which shall be the calendar year.

     “Percentage Interest” means, as to a Partner, its interest in the Partnership as determined by dividing the Partnership Units owned by such Partner by the total number of Partnership Units then outstanding and as specified on the books and records of the Partnership, as such may be amended from time to time.
     “Person” means an individual or a corporation, partnership, trust, unincorporated organization, association, limited liability company or other entity.
     “Prior Agreement” means the Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of November 7, 2005.
     “Qualified REIT Subsidiary” means a qualified REIT subsidiary of the General Partner within the meaning of Code Section 856(i)(2).
     “Recapture Income” means any gain recognized by the Partnership upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.
     “Redeeming Partner” has the meaning set forth in Section 8.4.
     “Redemption Amount” means the Cash Redemption Amount or, if the General Partner so elects pursuant to Section 8.4.A. hereof, the Share Redemption Amount to be delivered by the Partnership to a Redeeming Partner.
     “Redemption Factor” means 1.0, provided that in the event that LXP (i) declares or pays a dividend on its outstanding REIT Shares in REIT Shares or makes a distribution to all holders of its outstanding REIT Shares in REIT Shares, (ii) subdivides its outstanding REIT Shares, or (iii) combines its outstanding REIT Shares into a smaller number of REIT Shares, the Redemption Factor shall be adjusted by multiplying the Redemption Factor in effect immediately before such event by a fraction, the numerator of which shall be the number of REIT Shares issued and outstanding on the record date for such dividend, distribution, subdivision or combination (assuming for such purposes that such dividend, distribution, subdivision or combination has occurred as of such time), and the denominator of which shall be the actual number of REIT Shares (determined without the above assumption) issued and outstanding on the record date for such dividend distribution, subdivision or combination. Any adjustment to the Redemption Factor shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event.
     “Redemption Right” has the meaning set forth in Section 8.4.A. hereof.
     “Regulations” means the Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).
     “REIT” means a real estate investment trust under Section 856 of the Code.
     “REIT Requirements” means the requirements for qualification as a REIT under the Code and Regulations, including, without limitation, the distribution requirements contained in Section 857(a) of the Code.

     “REIT Share” shall mean a common share of LXP, $.0001 par value. A REIT Share shall also mean an excess share of LXP, $.0001 par value, issued in exchange or upon conversion of a common share of LXP under the circumstances contemplated by the Declaration of Trust.
     “Residual Gain” or “Residual Loss” means any item of gain or loss, as the case may be, of the Partnership recognized for federal income tax purposes resulting from a sale, exchange or other disposition of Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Section 2.B.l(a) or 2.B.2(a) of Exhibit B to eliminate Book-Tax Disparities.
     “Rights” has the meaning set forth in “Share Redemption Amount.”
     “704(c) Value” of any Contributed Property means the fair market value of such property or other consideration at the time of contribution as determined by the General Partner using such reasonable method of valuation as it may adopt; provided that the 704(c) Value of any property deemed contributed to the Partnership for federal income tax purposes upon termination and reconstitution thereof pursuant to Section 708 of the Code shall be determined in accordance with Exhibit A hereof. Subject to Exhibit A hereof, the General Partner shall, in its sole and absolute discretion, use such method as it deems reasonable and appropriate to allocate the aggregate of the 704(c) Values of Contributed Properties in a single or integrated transaction among the separate properties on a basis proportional to their respective fair market values.
     “SEC” means the Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     “Share Redemption Amount” means the number of REIT Shares equal to the product of the number of Partnership Units offered for redemption by a Redeeming Partner, multiplied by the Redemption Factor; provided that in the event LXP issues to all holders of REIT Shares rights, options, warrants or convertible or exchangeable securities entitling the stockholders to subscribe for or purchase REIT Shares, or any other securities or property (collectively, the “Rights”) then the Share Redemption Amount shall also include such rights that a holder of that number of REIT Shares would be entitled to receive.
     “Specified Redemption Date” means the tenth (10th) Business Day after receipt by the General Partner and LXP of a Notice of Redemption; provided, however, that a Specified Redemption Date, as well as the closing of a redemption or an acquisition of Tendered Units by LXP, the General Partner or an LXP LP pursuant to Section 8.4.C hereof on any Specified Redemption Date, may be deferred, in the General Partner’s sole and absolute discretion, for such time (but in any event not more than one hundred fifty (150) days in the aggregate) as may reasonably be required to effect, as applicable, (i) compliance with the Securities Act or other laws (including, but not limited to, (a) state “blue sky” or other securities laws and (b) the expiration or termination of the applicable waiting period, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended), or (ii) satisfaction or waiver of other commercially reasonable and customary closing conditions and requirements for a transaction of such nature
     “Special Voting Partnership Units” means all Partnership Units that were issued and outstanding on November 7, 2005 other than those Partnership Units held by the General Partner or by an LXP LP.

     “Special Voting Preferred Holder” means NKT Advisors LLC, a Delaware limited liability company, or any other holder of the Special Voting Preferred Stock.
     “Special Voting Preferred Stock” means the Special Voting Preferred Stock, par value $.0001 per share, of LXP.
     “Special Voting Preferred Direction Exclusions” means the following two permissible exclusions to the Voting Direction Provision: (1) Vornado will not be granted LP Direction Votes with respect to the election of members of LXP’s board of trustees at any time when any affiliate of Vornado is serving or standing for election as a member of the LXP’s board of trustees and (2) at all other times, Vornado’s right to LP Direction Votes with respect to the election of the LXP’s board of trustees will be limited to the number of Special Voting Partnership Units that Vornado then owns, not to exceed an amount of Special Voting Partnership Units equal to 9.9% of the Common Shares, on a fully diluted basis that assumes the acquisition by the General Partner of all Common Units that are subject to the Redemption Right set forth in Section 8.4.A in exchange for the Share Redemption Amount (whether or not such Redemption Right is then exercisable).
     “Subsequent Partner” means a Person admitted to the Partnership as a Partner after the date hereof through the sale or issuance by the Partnership of additional Partnership Interests and not through the transfer of existing Partnership Interests.
     “Subsidiary” means, with respect to any Person, any corporation, partnership or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by such Person.
     “Substituted Additional Limited Partner” means a Person who is admitted as an Additional Limited Partner to the Partnership pursuant to Section 11.4.
     “Tenant List” has the meaning set forth in Section 3.3 hereof.
     “Tendered Units” has the meaning set forth in Section 8.4.A hereof.
     “Terminating Capital Transaction” means any sale or other disposition of all or substantially all of the assets of the Partnership or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of the Partnership.
     “Unrealized Gain” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (i) the fair market value of such property (as determined under Exhibit A hereof) as of such date, over (ii) the Carrying Value of such property (prior to any adjustment to be made pursuant to Exhibit A hereof) as of such date.
     “Unrealized Loss” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (i) the Carrying Value of such property (prior to any adjustment to be made pursuant to Exhibit A hereof) as of such date, over (ii) the fair market value of such property (as determined under Exhibit A hereof) as of such date.
     “Vornado” means Vornado Realty Trust, a Maryland real estate investment trust, and each of its Affiliates that are Limited Partners.

     “Voting Direction Provision” has the meaning set forth in Section 7.1.A(11) hereof.
ARTICLE 2
ORGANIZATIONAL MATTERS
     Section 2.1 Organization.
     A. The Partnership is a limited partnership formed pursuant to the provisions of the Act and upon the terms and conditions set forth in the Prior Agreement. The Partners hereby amend and restate the Prior Agreement in its entirety as of the date hereof. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Act. The Partnership Interest of each Partner shall be personal property for all purposes.
     Section 2.2 Name.
     The name of the Partnership is The Lexington Master Limited Partnership. The Partnership’s business may be conducted under any other name or names deemed advisable by the General Partner, including the name of the General Partner or any Affiliate thereof. The words “Limited Partnership,” “L.P.,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purposes of complying with the laws of any jurisdiction that so requires. The General Partner in its sole and absolute discretion may change the name of the Partnership at any time.
     Section 2.3 Registered Office and Agent Principal Office.
     The address of the registered office of the Partnership in the State of Delaware is located at 160 Greentree Drive, Suite 101, Dover, Delaware 19904, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office is National Registered Agents, Inc. The principal office of the Partnership is located at One Penn Plaza, Suite 4015, New York, New York 10119-4015, and may be changed to such other place as the General Partner may from time to time designate. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems advisable.
     Section 2.4 Term.
     Pursuant to Section 17-217(d) of the Act, the term of the Partnership commenced on October 11, 2001 and shall continue until the Partnership is dissolved pursuant to the provisions of Article 13 hereof or as otherwise provided by law.
     Section 2.5 Power of Attorney.
     A. Each Limited Partner hereby constitutes and appoints the General Partner, any Liquidator, and authorized officers and attorneys-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead to:
          (1) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (a) all certificates, documents and other instruments (including, without limitation, this Agreement and the Certificate and all amendments, supplements or restatements thereof) that the General Partner or the Liquidator deems appropriate or necessary to form, qualify or continue the existence or qualification of the

Partnership as a limited partnership(or a partnership in which the Limited Partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may or plans to conduct business or own property; (b) all instruments that the General Partner deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (c) all conveyances and other instruments or documents that the General Partner or the Liquidator deems appropriate or necessary to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement, including, without limitation, a certificate of cancellation; (d) all instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Article 11, Article 12 or Article 13 hereof or the Capital Contribution of any Partner; and (e) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges relating to Partnership Interests; and
          (2) execute, swear to, acknowledge and file all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the sole and absolute discretion of the General Partner or any Liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Partners hereunder or is consistent with the terms of this Agreement or appropriate or necessary, in the sole and absolute discretion of the General Partner or any Liquidator, to effectuate the terms or intent of this Agreement.
Nothing contained herein shall be construed as authorizing the General Partner or any Liquidator to amend this Agreement except in accordance with Article 14 hereof or as may be otherwise expressly provided for in this Agreement.
     B. The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, in recognition of the fact that each of the Limited Partners and Assignees will be relying upon the power of the General Partner and any Liquidator to act as contemplated by this Agreement in any filing or other action by it on behalf of the Partnership, and it shall survive and not be affected by the subsequent Incapacity of any Limited Partner or Assignee and the Transfer of all or any portion of such Limited Partner’s or Assignee’s Partnership Units or Partnership Interest and shall extend to such Limited Partner’s or Assignee’s heirs, successors, assigns and personal representatives. Each such Limited Partner or Assignee hereby agrees to be bound by any representation made by the General Partner or any Liquidator, acting in good faith pursuant to such power of attorney; and each such Limited Partner or Assignee hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the General Partner or any Liquidator, taken in good faith under such power of attorney. Each Limited Partner or Assignee shall execute and deliver to the General Partner or the Liquidator, within fifteen (15) days after receipt of the General Partner’s or the Liquidator’s request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator, as the case may be, deems necessary to effectuate this Agreement and the purposes of the Partnership.
ARTICLE 3
PURPOSE
     Section 3.1 Purpose and Business.
     The purpose and nature of the business to be conducted by the Partnership is (i) to conduct any business that may be lawfully conducted by a limited partnership organized pursuant to the Act; provided that such business shall be limited to and conducted in such a manner as to permit LXP at all times to be classified as a REIT, unless LXP ceases to qualify as a REIT for reasons other than the conduct of the business of the Partnership, (ii) to enter into any partnership, joint venture or other similar arrangement to engage in any of the foregoing or to own interests in any entity engaged in any of the foregoing and (iii) to do anything necessary or incidental to the foregoing. In connection with the foregoing, and without limiting LXP’s right in its sole discretion to cease qualifying as a REIT, the Partners acknowledge that LXP’s status as a REIT inures to the benefit of all the Partners and not solely to LXP.
     Section 3.2 Powers.
     The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Partnership; provided that the Partnership shall not take, or refrain from taking, any action which, in the judgment of the General Partner, in its sole and absolute discretion, (i) could adversely affect the ability of LXP to continue to qualify as a REIT under the Code, (ii) could subject LXP to any additional taxes under the Code or (iii) could violate any law or regulation of any governmental body or agency having jurisdiction over LXP or its securities, unless such action (or inaction) shall have been specifically consented to by LXP in writing.
     Section 3.3 Representations and Warranties by the Parties.
     Each Limited Partner and Substituted Additional Limited Partner, as a condition to becoming a Limited Partner or a Substituted Additional Limited Partner, respectively, shall, by executing this Agreement or a counterpart thereof, represent and warrant to each other Partner that (i) the consummation of the transactions contemplated by this Agreement to be performed by such Partner will not result in a breach or violation of, or a default under, any material agreement by which such Partner or any of such Partner’s property is bound, or any statute, regulation, order or other law to which such Partner is subject, (ii) if such Limited Partner is not an individual, all transactions contemplated by this Agreement to be performed by it have been duly authorized by all necessary action, including, without limitation, that of its general partner(s), committee(s), trustee(s), member(s), manager(s), beneficiaries, directors and/or shareholder(s), as the case may be, as required, (iii) subject to the last sentence of this Section 3.3.A, such Partner is neither a “foreign person” within the meaning of Code Section 1445(f) nor a “foreign partner” within the meaning of Code Section 1446(e), (iv) such Partner does not own, directly or indirectly, (a) nine and eight tenths percent (9.8%) or more of the total combined voting power of all classes of stock entitled to vote, or nine and eight tenths percent (9.8%) or more of the total number of shares of all classes of stock, of any corporation that is a tenant of either (A) LXP or any Qualified REIT Subsidiary, (B) the Partnership or (C) any partnership, venture or limited liability company of which LXP, any Qualified REIT Subsidiary or the Partnership is a member, as reflected on the then current tenant list maintained by LXP (the “Tenant List”) or (b) an interest of nine and eight tenths percent (9.8%) or more in the assets or net profits of any tenant of either (A) LXP or any Qualified REIT Subsidiary, (B) the Partnership or (C) any partnership, venture, or limited liability company of which LXP, any Qualified REIT Subsidiary or the Partnership is a member, as reflected on the Tenant List and (v) this Agreement is binding upon, and enforceable against, such Partner in accordance with its terms. Notwithstanding anything contained herein to the contrary, in the event that the representation contained in the foregoing clause (iii) would be inaccurate if given by a Partner, such Partner (x) shall not be required to make and shall not be deemed to have made such representation, if it delivers to the General Partner in connection with or prior to its execution of this Agreement written notice that it may not truthfully make such representation, (y) hereby agrees that it is subject to, and hereby authorizes the General Partner to withhold, all withholdings to which such a “foreign person” or “foreign partner”, as applicable, is subject under the Code and (z) hereby agrees to cooperate fully with the General Partner with respect to such withholdings, including by effecting the timely completion and delivery to the General Partner of all governmental forms required in connection therewith.
ARTICLE 4
CAPITAL CONTRIBUTIONS
     Section 4.1 Capital Contributions and Percentage Interests of the Partners.
     As of the date of this Agreement, each Partner shall own Partnership Units as set forth on the books and records of the Partnership and shall have a Percentage Interest in the Partnership as set forth on the books and records of the Partnership, which Percentage Interest shall be adjusted from time to time by the General Partner to the extent necessary to accurately reflect redemptions, Capital Contributions, Capital Events, the issuance of additional Partnership Units or similar events having an effect on a Partner’s Percentage Interest. Except as expressly provided herein, the Partners shall have no obligation to make any additional Capital Contributions or loans to the Partnership.
     Section 4.2 Issuances of Additional Partnership Interests.
     A. The General Partner is hereby authorized to cause the Partnership from time to time to issue to the Partners or other Persons additional Partnership Units or other Partnership Interests in one or more classes, or one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to existing Partnership Interests, all as shall be determined by the General Partner in its sole and absolute discretion, including, without limitation, (i) the allocations of items of Partnership income, gain, loss, deduction and credit to each such class or series of Partnership Interests, (ii) the right of each such class or series of Partnership Interests to share in Partnership distributions, and (iii) the rights of each such class or series of Partnership Interests upon dissolution and liquidation of the Partnership.
     B. Notwithstanding any provision of Section 4.2.A to the contrary, no such additional Partnership Units or other Partnership Interests shall be issued to the General Partner, LXP, and LXP LP or any of their Subsidiaries unless
          (1) (a) the additional Partnership Interests are issued in connection with an issuance of shares of LXP, which shares have designations, preferences and other rights, all such that the economic interests are substantially similar to the designations, preferences and other rights of the additional Partnership Interests issued to the General Partner, LXP, an LXP LP or any of their Subsidiaries in accordance with Section 4.2.A, and (b) LXP through the General Partner or the Limited Partner makes a Capital Contribution to the Partnership of a corresponding amount from the proceeds raised in connection with the issuance of such shares of LXP,
          (2) the additional Partnership Interests are Common Units issued in consideration for a contribution by the General Partner, LXP, an LXP LP or their Subsidiaries of all or a portion of such Person’s ownership interest in an Other Partnership or other entity or asset and the number of Common Units issued do not exceed the applicable Contribution Interest Amount; or
          (3) the additional Partnership Interests are issued to all Partners in proportion to their respective Percentage Interests.
     Section 4.3 Not Publicly Traded. The General Partner, on behalf of the Partnership, shall use commercially reasonable efforts not to take any action which would result in the Partnership being a “publicly traded partnership” under and as such term is defined in Section 7704(b) of the Code.

ARTICLE 5
DISTRIBUTIONS
     Section 5.1 Requirement and Characterization of Distributions.
  The General Partner shall distribute from time to time, but not less than semi-annually, to the Partners who are Partners of the Partnership for such relevant period an amount determined by the General Partner in its sole discretion in accordance with their respective Percentage Interests on such applicable Partnership Record Date for such distributions; provided, that in no event may a Partner receive a distribution of Operating Cash Flow with respect to a Partnership Unit if such Partner is entitled to receive a distribution out of such Operating Cash Flow with respect to a REIT Share for which such Partnership Unit has been redeemed or exchanged.
     Section 5.2 Amounts Withheld.
     All amounts withheld pursuant to the Code or any provisions of any state or local tax law and Section 10.4 hereof with respect to any allocations, payment or distribution to the Partners or the Assignees shall be treated as amounts distributed to the Partners or the Assignees pursuant to Section 5.1 for all purposes under this Agreement.
     Section 5.3 Distributions Upon Liquidation.
     Proceeds from a Terminating Capital Transaction, and any other cash received or reductions in reserves made after commencement of the liquidation of the Partnership, shall be distributed to the Partners in accordance with Section 13.2.
ARTICLE 6
ALLOCATIONS
     Section 6.1 Allocations For Capital Account Purposes.
     For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss and deduction (computed in accordance with Exhibit A hereof) shall be allocated among the Partners in each taxable year (or portion thereof) as provided herein below.
     A. Net Income. After giving effect to the special allocations set forth in Section 1 of Exhibit B, Net Income shall be allocated to the holders of Common Units pro rata in accordance with their respective Percentage Interests. .
     B. Net Losses. After giving effect to the special allocations set forth in Exhibit B, Net Losses shall be allocated first, to any Partner having a positive Capital Account pro rata in the ratio that each such Partner’s positive Capital Account balance bears to the total aggregate positive Capital Account balance, and thereafter to the Limited Partners in accordance with their respective Percentage Interests.
     C. Nonrecourse Liabilities. The Partnership shall allocate “nonrecourse liabilities” and “excess nonrecourse liabilities” in accordance with and under any method approved by the applicable regulations under Section 752 of the Code as chosen by the General Partner; provided, however, that the General Partner shall use reasonable efforts to allocate “excess non-recourse liabilities” in a manner that will avoid or minimize any potential recapture tax liability of the partners.

     D. Special Allocations Upon Liquidation. Notwithstanding any provision in this Article VI to the contrary, Net Income or Net Loss realized in connection with a Terminating Capital Transaction or for any period thereafter (and, if necessary, constituent items of income, gain, loss and deduction) shall be specially allocated among the Partners as required so as to cause liquidating distributions pursuant to Section 13.2.A(4) hereof to be made in the same amounts and proportions as would have resulted had such distributions instead been made pursuant to Section 5.1 hereof.
ARTICLE 7
MANAGEMENT AND OPERATIONS OF BUSINESS
     Section 7.1 Management.
     A. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership are and shall be exclusively vested in the General Partner. The Limited Partners shall not have any right to participate in or exercise control or management power over the business and affairs of the Partnership. The General Partner may not be removed by the Limited Partners. In addition to the powers now or hereafter granted to a general partner of a limited partnership under applicable law or which are granted to the General Partner under any other provision of this Agreement, the General Partner shall have full power and authority to do all things deemed necessary or desirable by it to conduct the business of the Partnership, to exercise all powers set forth in Section 3.2 hereof and to effectuate the purposes set forth in Section 3.1 hereof, including, without limitation:
          (1) the making of any expenditures, the lending or borrowing of money (including, without limitation, making prepayments on loans and borrowing money to permit the Partnership to make distributions to its Partners in such amounts as will permit LXP (so long as LXP qualifies as a REIT) to avoid the payment of any federal income tax (including, for this purpose, any excise tax pursuant to Section 4981 of the Code) and to make distributions to its stockholders sufficient to permit LXP to maintain REIT status) and the assumption or guarantee of, or other contracting for, indebtedness and other liabilities;
          (2) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any assets of the Partnership or the merger or other combination of the Partnership with or into another entity;
          (3) subject to Section 7.1E hereof, the use of the assets of the Partnership for any purpose consistent with the terms of this Agreement and on any terms the General Partner sees fit, and the making of capital contributions or loans to its Subsidiaries or its Affiliates;
          (4) the management, operation, leasing, landscaping, repair, alteration, demolition or improvement of any real property or improvements owned by the Partnership or any Subsidiary of the Partnership;
          (5) the negotiation, execution and performance of any contracts, conveyances or other instruments that the General Partner considers useful or necessary to the conduct of the Partnership’s operations or the implementation of the General Partner’s powers under this Agreement;
          (6) the distribution of Partnership cash or other Partnership assets in accordance with this Agreement;

          (7) the formation of, or acquisition of an interest in, and the contribution of property to, any further limited or general partnerships or joint ventures that the General Partner deems desirable;
          (8) the undertaking of any action in connection with the Partnership’s direct or indirect investment in its Subsidiaries or any other Person (including, without limitation, the contribution or loan of funds by the Partnership to such Persons);
          (9) the determination of the fair market value of any Partnership property distributed in kind using such reasonable method of valuation as the General Partner may adopt;
          (10) the exercise, directly or indirectly, through any attorney-in-fact acting under a general or limited power of attorney, of any right, including the right to vote, appurtenant to any asset or investment held by the Partnership; and
          (11) the making, execution and delivery of any and all deeds, leases, notes, deeds to secure debt, mortgages, deeds of trust, security agreements, conveyances, contracts, guarantees, warranties, indemnities, waivers, releases or legal instruments or agreements in writing necessary or appropriate in the judgment of the General Partner for the accomplishment of any of the powers of the General Partner enumerated in this Agreement; provided, however, that any agreement which governs the rights of the Special Voting Preferred Stock must contain a provision (the “Voting Direction Provision”) that requires the Special Voting Preferred Holder to vote the shares of Special Voting Preferred Stock in proportion to the votes (the “LP Direction Votes”) that the Special Voting Preferred Holder receives from the holders of the Special Voting Partnership Units (other than the General Partner), subject to the Special Voting Preferred Direction Exclusions. The Special Voting Preferred Holder shall be entitled to vote its Special Voting Preferred Stock in its sole discretion to the extent Vornado Realty Trust is not granted LP Direction Votes in respect of its Partnership Units by virtue of the Special Voting Preferred Direction Exclusions.
     B. At all times from and after the date hereof, the General Partner may cause the Partnership to obtain and maintain (i) casualty, liability and other insurance on the properties of the Partnership and (ii) liability insurance for the Indemnitees hereunder.
     C. At all times from and after the date hereof, the General Partner may cause the Partnership to establish and maintain any and all reserves, working capital accounts and other cash or similar balances in such amounts as the General Partner, in its sole discretion, deems appropriate and reasonable from time to time.
     D. In exercising its authority under this Agreement, the General Partner may, but shall not be obligated to, take into account the tax consequences to any Partner of any action taken by it. The General Partner and the Partnership shall not, however, have liability to a Limited Partner under any circumstances as a result of an income tax liability incurred by such Limited Partner as a result of an action (or inaction) by the General Partner pursuant to its authority under this Agreement.
     E. Except as otherwise expressly provided in this Section 7.1E and notwithstanding anything else in this Agreement to the contrary including, without limitation, the provisions of Section 7.3 hereof, the General Partner shall not, without the consent of holders of a majority of the outstanding Common Units excluding those Common Units held by LXP, the General Partner or an LXP LP, utilize any Partnership assets except (i) to make payments required pursuant to Section 7.4 hereof, (ii) make Distributions permitted hereunder, or (iii) to acquire assets or make loans for the exclusive benefit of the Partnership; provided, however, any loan made to an Affiliate of the General Partner must be made on the following terms and conditions: (1) if such loan is made to an Affiliate of the General Partner in which neither LXP nor any Affiliate of

LXP (other than the Partnership) holds an interest, on such terms and conditions as determined by the General Partner in its sole discretion; or (2) in all other cases either (x) if such loan is made prior to the Contributions being consummated, the terms shall be no more favorable to such Affiliate than such Affiliate could obtain from a third-party or (y) if such loan is made from and after the Contributions being consummated, the terms shall be as determined by the General Partner in its sole discretion but in no event shall the interest charged on such loan be less than the Applicable Federal Rate.
     Section 7.2 Certificate of Limited Partnership.
     To the extent that such action is determined by the General Partner to be reasonable and necessary or appropriate, the General Partner shall file amendments to the Certificate and do all the things to maintain the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) under the laws of the State of Delaware and each other state, or the District of Columbia, in which the partnership may elect to do business or own property. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents as may be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability to the extent provided by applicable law) in the State of Delaware and any other state, or the District of Columbia, in which the Partnership may elect to do business or own property.
     Section 7.3 Contracts with Affiliates.
     A. The Partnership may lend or contribute funds or other assets to its Subsidiaries or other Persons in which it has an equity investment, and such Persons may borrow funds from the Partnership, on terms and conditions established in the sole and absolute discretion of the General Partner. The foregoing authority shall not create any right or benefit in favor of any Subsidiary or any other Person.
     B. Except as otherwise provided herein and subject to Section 3.1 hereof, the Partnership may transfer assets to joint ventures, limited liability companies, partnerships, corporations, business trusts or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions consistent with this Agreement and applicable law as the General Partner, in its sole and absolute discretion, believes to be advisable.
     C. Except as expressly permitted by this Agreement, neither the General Partner nor any of its Affiliates shall sell, transfer or convey any property to the Partnership, directly or indirectly, except pursuant to transactions that are determined by the General Partner in good faith to be fair and reasonable and which shall have been approved by a majority of the independent trustees of LXP.
     D. The General Partner, in its sole and absolute discretion and without the approval of the Limited Partners, may propose and adopt on behalf of the Partnership employee benefit plans funded by the Partnership for the benefit of employees of the General Partner, the Partnership, Subsidiaries of the Partnership or any Affiliate of any of them in respect of services performed, directly or indirectly, for the benefit of the Partnership or any of the Partnership’s Subsidiaries.
     E. Subject to the proviso contained Section 7.1A(11), the General Partner is expressly authorized to enter into, in the name and on behalf of the Partnership, any services agreement with Affiliates of any of the Partnership or the General Partner, on such terms as the General Partner, in its sole and absolute discretion, believes are advisable.
     Section 7.4 Reimbursement of LXP.
     A. Except as provided in this Section 7.4 and elsewhere in this Agreement (including the provisions of Articles 5 and 6 regarding distributions, payments and allocations to which it may be entitled), the General Partner shall not be compensated for its services as general partner of the Partnership.
     B. The Partnership shall be liable for, and shall reimburse LXP and the General Partner on a monthly basis, or such other basis as the General Partner may determine in its sole and absolute discretion, for all sums expended and all expenses incurred in connection with the Partnership’s business, including but not limited to, overhead expenses and any issuance of REIT Shares pursuant to Section 4.2 hereof. Notwithstanding the foregoing, the General Partner shall equitably adjust any amounts required to be paid pursuant to this Section 7.4.B. to reflect the fact that LXP and the General Partner are subject to similar obligations pursuant to the partnership agreements of the Other Partnerships.
     C. In the event that LXP shall elect to purchase from its shareholders REIT Shares for the purpose of delivering such REIT Shares to satisfy an obligation under any dividend reinvestment program adopted by LXP, any employee stock purchase plan adopted by LXP, or any similar obligation or arrangement undertaken by LXP in the future or for the purpose of retiring such REIT Shares, the purchase price paid by LXP for such REIT Shares and any other expenses incurred by LXP in connection with such purchase shall be considered expenses of the Partnership and shall be advanced or reimbursed to LXP, subject to the condition that (i) if such REIT Shares subsequently are sold by LXP, LXP shall pay to the Partnership, through the General Partner or an LXP LP, any proceeds received by LXP for such REIT Shares (which sales proceeds shall include the amount of dividends reinvested under any dividend reinvestment or similar program; provided that a transfer of REIT Shares for Partnership Units pursuant to Section 8.4 would not be considered a sale for such purpose); and (ii) if such REIT Shares are not retransferred by LXP within thirty (30) days after the purchase thereof, or LXP otherwise determines not to retransfer such REIT Shares, the General Partner shall cause the Partnership to redeem a number of Partnership Units held by LXP as a Limited Partner (whether directly or indirectly through a Subsidiary), equal to the result obtained by dividing the number of such REIT Shares by the Redemption Factor (in which case such advancement of expenses shall be treated as having been made as a distribution in redemption of such number of Partnership Units by LXP). Notwithstanding the foregoing, the General Partner shall equitably adjust any amounts required to be paid pursuant to this Section 7.4.C. to reflect the fact that LXP and the General Partner are subject to similar obligations pursuant to the partnership agreements of the Other Partnerships.
     Section 7.5 Indemnification.
     A. To the fullest extent permitted by applicable law, the Partnership shall indemnify each Indemnitee from and against any and all losses, claims, damages, liabilities(whether joint or several), expenses (including, without limitation, attorney’s fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the Partnership (“Actions”) as set forth in this Agreement in which such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise; provided, however, that the Partnership shall not indemnify an Indemnitee (i) for the act or omission of the Indemnitee material to the matter giving rise to the proceeding which was committed in bad faith or was the result of active and deliberate dishonesty; (ii) for any transaction for which such Indemnitee received an improper personal benefit (in money, property or services) in violation or breach of any provision of this Agreement; or (iii) in the case of a criminal proceeding, for an unlawful act or omission by the Indemnitee for which the Indemnitee had reasonable cause to believe was unlawful. Without limitation, the foregoing indemnity shall extend to any liability of any Indemnitee, pursuant to a loan guaranty or otherwise, for any indebtedness of the Partnership or any Subsidiary of the Partnership (including, without limitation, any indebtedness which the Partnership or any Subsidiary of the Partnership has assumed or taken subject to), and the General Partner is hereby authorized and empowered, on behalf of the Partnership, to enter into one or more indemnity agreements consistent with the provisions of this Section 7.5 in favor of any Indemnitee having or potentially having liability for any such indebtedness. It is the intention of this Section 7.5.A that the Partnership indemnify each Indemnitee to the fullest extent permitted by law. The termination of any proceeding by judgment, order or settlement does not create a presumption that the Indemnitee did not meet the requisite standard of conduct set forth in this Section 7.5.A. The termination of any proceeding by conviction of an Indemnitee or upon a plea of nolo contendere or its equivalent by an Indemnitee, or an entry of an order of probation against an Indemnitee prior to judgment, does not create a presumption that such Indemnitee acted in a manner contrary to that specified in this Section 7.5.A with respect to the subject matter of such proceeding. Any indemnification pursuant to this Section 7.5 shall be made only out of the assets of the Partnership, and neither the General Partner nor any Limited Partner shall have any obligation to contribute to the capital of the Partnership or otherwise provide funds to enable the Partnership to fund its obligations under this Section 7.5.
     B. To the fullest extent permitted by law, expenses incurred by an Indemnitee who is a party to a proceeding or otherwise subject to or the focus of or is involved in any Action shall be paid or reimbursed by the Partnership as incurred by the Indemnitee in advance of the final disposition of the Action upon receipt by the Partnership of (i) a written affirmation by the Indemnitee of the Indemnitee’s good faith belief that the standard of conduct necessary for indemnification by the Partnership as authorized in this Section 7.5.A has been met, and (ii) a written undertaking by or on behalf of the Indemnitee to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.
     C. The indemnification provided by this Section 7.5 shall be in addition to any other rights to which an Indemnitee or any other Person may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee unless otherwise provided in a written agreement with such Indemnitee or in the writing pursuant to which such Indemnitee is indemnified.
     D. The Partnership may, but shall not be obligated to, purchase and maintain insurance, on behalf of any of the Indemnitees and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Partnership’s activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.
     E. Any liabilities which an Indemnitee incurs as a result of acting on behalf of the Partnership or the General Partner (whether as a fiduciary or otherwise) in connection with the operation, administration or maintenance of an employee benefit plan or any related trust or funding mechanism (whether such liabilities are in the form of excise taxes assessed by the IRS, penalties assessed by the Department of Labor, restitutions to such a plan or trust or other funding mechanism or to a participant or beneficiary of such plan, trust or other funding mechanism, or otherwise) shall be treated as liabilities or judgments or fines under this Section 7.5, unless such liabilities arise as a result of (i) the act or omission of the Indemnitee material to the matter giving rise to the proceeding which was committed in bad faith or was the result of active and deliberate dishonesty; (ii) any transaction for which such Indemnitee received an improper personal benefit (in money, property or services)

in violation or breach of any provision of this Agreement; or (iii) in the case of a criminal proceeding, an unlawful act or omission by the Indemnitee for which the Indemnitee had reasonable cause to believe was unlawful.
     F. In no event may an Indemnitee subject any of the Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.
     G. An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.5 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.
     H. The provisions of this Section 7.5 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons. Any amendment, modification or repeal of this Section 7.5 or any provision hereof shall be prospective only and shall not in any way affect the obligations of the Partnership or the limitations on the Partnership’s liability to any Indemnitee under this Section 7.5 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.
     Section 7.6 Liability of the General Partner.
     A. Notwithstanding anything to the contrary set forth in this Agreement, neither the General Partner nor any of its directors or officers shall be liable or accountable in damages or otherwise to the Partnership, any Partners or any Assignees for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission if the General Partner or such director or officer acted in good faith.
     B. That the General Partner is under no obligation to give priority to the separate interests of the Limited Partners or the General Partner’s shareholders (including, without limitation, the tax consequences to Limited Partners, Assignees or the General Partner’s shareholders) in deciding whether to cause the Partnership to take (or decline to take) any actions.
     C. Subject to its obligations and duties as General Partner set forth in Section 7.1.A hereof, the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its employees or agents (subject to the supervision and control of the General Partner). The General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by it in good faith.
     D. To the extent that, at law or in equity, the General Partner has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or the Limited Partners, the General Partner shall not be liable to the Partnership or to any other Partner for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of the General Partner otherwise existing at law or in equity, to replace such other duties and liabilities of such General Partner.
     E. Notwithstanding anything herein to the contrary, except for fraud, willful misconduct or gross negligence, or pursuant to any express indemnities given to the Partnership by any Partner pursuant to any other written instrument, no Partner shall have any personal liability whatsoever, to the Partnership or to the other Partner(s), for the debts or liabilities of the Partnership or the Partnership’s obligations hereunder, and the full recourse of the other Partner(s) shall be limited to the interest of that Partner in the Partnership. To the fullest extent permitted by law, no officer, director or shareholder of the General Partner shall be liable to the Partnership for money damages except for (i) active and deliberate dishonesty established by a non-appealable final judgment or (ii) actual receipt of an improper benefit or profit in money, property or services. Without limitation of the foregoing, and except for fraud, willful misconduct or gross negligence, or pursuant to any such express indemnity, no property or assets of any Partner, other than its interest in the Partnership, shall be subject to levy, execution or other enforcement procedures for the satisfaction of any judgment (or other judicial process) in favor of any other Partner(s) and arising out of, or in connection with, this Agreement. This Agreement is executed by the officers of the General Partner solely as officers of the same and not in their own individual capacities.
     F. Any amendment, modification or repeal of this Section 7.6 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the General Partner’s, and its officers’ and directors’, liability to the Partnership and the Limited Partners under this Section 7.6 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.
     Section 7.7 Other Matters Concerning the General Partner.
     A. The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.
     B. The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers, architects, engineers, environmental consultants and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion of such Persons as to matters that the General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.
     C. The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers and a duly appointed attorney or attorneys-in-fact. Each such attorney shall, to the extent provided by the General Partner in the power of attorney, have full power and authority to do and perform all and every act and duty that is permitted or required to be done by the General Partner hereunder.
     D. Notwithstanding any other provision of this Agreement or the Act, any action of the General Partner on behalf of the Partnership or any decision of the General Partner to refrain from acting on behalf of the Partnership, undertaken in the good faith belief that such action or omission is necessary or advisable in order (i) to protect the ability of LXP to continue to qualify as a REIT, (ii) for LXP otherwise to satisfy the REIT Requirements, or (iii) to avoid LXP incurring any taxes under the Code, is expressly authorized under this Agreement and is deemed approved by all of the Limited Partners.
ARTICLE 8
RIGHTS AND OBLIGATIONS OF THE LIMITED PARTNERS
     Section 8.1 Management of Business.
     The Limited Partners and Assignees shall not take part in the operation, management or control of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. The transaction of any such business by the General Partner, any of its Affiliates or any officer, director, employee, partner, agent or trustee of the General Partner, the Partnership or any of their Affiliates, in their capacity as such, shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.
     Section 8.2 Outside Activities of Limited Partners.
     Neither the Partnership nor any Partner shall have any rights by virtue of this Agreement in any business ventures of any Additional Limited Partner or Assignee. None of the Limited Partners nor any other Person shall have any rights by virtue of this Agreement or the partnership relationship established hereby in any business ventures of any other Person (other than the General Partner to the extent expressly provided herein) and such Person shall have no obligation pursuant to this Agreement or otherwise to offer any interest in any such business ventures to the Partnership, any Limited Partner or any such other Person, even if such opportunity is of a character which, if presented to the Partnership, any Limited Partner, or such other Person, could be taken by such Person.
     Section 8.3 Return of Capital.
     Except pursuant to the right of redemption set forth in Section 8.4, no Partner shall be entitled to the withdrawal or return of his Capital Contribution, except to the extent of distributions made pursuant to this Agreement or upon termination of the Partnership as provided herein.
     Section 8.4 Redemption Rights.
     A. Subject to Section 8.4.B or C and subject to Section 11.3.D, on or at any time after the Initial Redemption Date, each Limited Partner (other than an LXP LP) shall have the right (the “Redemption Right”) to require the Partnership to redeem on a Specified Redemption Date all or a portion of the Partnership Units held by such Limited Partner (the “Tendered Units”) for the Cash Redemption Amount to be delivered by the Partnership; provided, however, that, at the option of the General Partner, such Partnership Units may be redeemed for the Share Redemption Amount to be delivered by the Partnership. The Redemption Right shall be exercised pursuant to a Notice of Redemption delivered to the General Partner by the Limited Partner who is exercising the Redemption Right (the “Redeeming Partner”). A Limited Partner may not exercise the Redemption Right for fewer than five hundred (500) Partnership Units or, if such Limited Partner holds fewer than five hundred (500) Partnership Units, all of the Partnership Units held by such Limited Partner. The Redeeming Partner shall have no right, with respect to any Partnership Units so redeemed, to receive any distributions paid after the Specified Redemption Date. The Assignee of any Limited Partner may exercise the rights of such Limited Partner pursuant to this Section 8.4, and such Limited Partner shall be deemed to have assigned such rights to such Assignee and shall be bound by the exercise of such rights by such Limited Partner’s Assignee. In connection with any exercise of such rights by such Assignee on behalf of such Limited Partner, the Redemption Amount shall be delivered by the Partnership directly to such Assignee and not to such Limited Partner.
     B. Notwithstanding any other provision of this Agreement, on and after the date on which the aggregate Percentage Interests of the Limited Partners (other than LXP LPs) are less than one percent (1%), the General Partner may require the remaining Limited Partners to redeem their Partnership Units for the Redemption Amount to be delivered by the Partnership. The right of the General Partner under this Section 8.4.B shall be exercised pursuant to a notice delivered to all remaining Limited Partners. Such redemption shall be effective on the date specified in the notice, which date shall be at least 30 days after the notice is sent to the Limited Partners.
     C. Notwithstanding the provisions of Section 8.4.A hereof, on or before the close of business on the Cut-Off Date, the General Partner may, in its sole and absolute discretion but subject to the Ownership Limit and the transfer restrictions and other limitations of the Declaration of Trust, elect to acquire, up to 100% of the Tendered Units from the Redeeming Partner (the percentage elected to be acquired by the General Partner being referred to as the “Applicable Percentage”) in exchange for the Share Redemption Amount. It shall be a condition to the General Partner’s ability to deliver the Share Redemption Amount that any such consideration shall consist of REIT Shares which shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable. If the General Partner so elects, on the Specified Redemption Date the Redeeming Partner shall sell the Applicable Percentage of the Tendered Units to the General Partner in exchange for REIT Shares. The Redeeming Partner shall submit (i) such information, certification or affidavit as the General Partner or LXP may reasonably require in connection with the application of the Ownership Limit and any other restrictions and limitations imposed by the Declaration of Trust on such acquisition and (ii) such written representations, investment letters, legal opinions or other instruments necessary in the view of the General Partner or LXP to effect compliance with the Securities Act. In the event of a purchase of any Tendered Units by the General Partner pursuant to this Section 8.4.C, the Redeeming Partner shall no longer have the right to cause the Partnership to effect a Redemption of such Tendered Units, and, upon notice to the Redeeming Partner by the General Partner given on or before the close of business on the Cut-Off Date, that the General Partner has elected to acquire some or all of the Tendered Units pursuant to this Section 8.4.C, the Partnership shall have no obligation to effect a Redemption of the Tendered Units as to which the notice by the General Partner relates. The Share Redemption Amount shall be delivered by the General Partner as duly authorized, validly issued, fully paid and non-assessable REIT Shares and, if applicable, Rights, free of any pledge, lien, encumbrance or restriction, other than the Ownership Limit and other restrictions provided in the Declaration of Trust, the Securities Act and relevant state securities or “blue sky” laws. Neither any Limited Partner whose Tendered Units are acquired by the General Partner pursuant to this Section 8.4.C, any Partner nor any other interested Person shall have any right to require or cause LXP to register, qualify or list any REIT Shares owned or held by such Person, whether or not such REIT Shares are issued pursuant to this Section 8.4.C, with the SEC, with any state securities commissioner, department or agency, under the Securities Act or the Exchange Act or with any stock exchange; provided, however, that this limitation shall not be in derogation of any registration or similar rights granted pursuant to any other written agreement between the LXP and any such Person. Notwithstanding any delay in such delivery, the Redeeming Partner shall be deemed the owner of such REIT Shares and Rights for all purposes, including, without limitation, rights to vote or consent, receive dividends, and exercise rights, as of the Specified Redemption Date. REIT Shares issued upon an acquisition of the Tendered Units by the LXP pursuant to this Section 8.4.C may contain such legends regarding restrictions under the Securities Act and applicable state securities laws as the LXP in good faith determines to be necessary or advisable in order to ensure compliance with such laws.
     D. Notwithstanding the provisions of Section 8.4.A, a Subsequent Partner shall not be entitled to exercise the Redemption Right pursuant to Section 8.4.A if the delivery of REIT Shares to such Subsequent Partner on the Specified Redemption Date would be prohibited under the

Declaration of Trust and shall be subject in any event to the issuance of REIT Shares being in compliance with all applicable Federal and State securities laws.
     Notwithstanding any other provision of this Agreement, upon the occurrence of a Capital Event prior to the Specified Redemption Date, the proceeds of which are distributed to the Partners, and ultimately proportionately to the shareholders of LXP, the Percentage Interest of each Partner shall, from the date of such Capital Event, be equal to (i) the product of (a) such Partner’s Percentage Interest prior to such Capital Event and (b) the difference between (x) the fair market value of the assets of the Partnership and (y) any amounts distributed to such Partner as a result of the Capital Event, divided by (ii) the fair market value of the assets of the Partnership after such distribution. The General Partner shall adjust the number of Partnership Units owned by each Partner to appropriately reflect the adjustments made by this Section 8.4.D.
     Section 8.5 Registration of Common Shares.
     A. In connection with any REIT Shares delivered to any Limited Partner upon the redemption of Partnership Units held by such Limited Partner, it is intended that such Limited Partner be able to resell publicly such REIT Shares pursuant to the provisions of Rule 144 under the Securities Act, but without the need to comply with the holding period requirements of Rule 144(d). To the extent that counsel to LXP reasonably determines that resales of any such REIT Shares cannot be made pursuant to the provisions of Rule 144, and without the need to comply with the holding period requirements of Rule 144(d), LXP agrees, at its sole cost and expense, if requested by a Majority-in-Interest of the Limited Partners (including REIT Shares delivered upon exchange of such Partnership Units) held by such Limited Partners to include REIT Shares that may be (or already have been) acquired by any Limited Partner in an effective registration statement under the Securities Act of 1933; provided that LXP’s obligations to include such REIT Shares in such an effective registration statement shall be conditioned upon a Majority-in-Interest of the Limited Partners (including REIT Shares delivered upon exchange of such Partnership Units) agreeing to be bound by a customary registration rights agreements to be prepared by LXP. In addition, any Limited Partner whose REIT Shares are included in such registration statement must also agree to be bound by the terms and provisions of a registration rights agreement.
     B. In order to facilitate the sale of REIT Shares issued in exchange for Special Voting Partnership Units pursuant to the terms of Section 8.4 hereof, LXP agrees to cause a Registration Statement on Form S-3 to be filed with the SEC within 45 days of the date hereof registering for sale up to the number of REIT Shares issuable upon exchange of the Special Voting Partnership Units.
     Section 8.6 Mergers.
     The General Partner shall not permit the Partnership to be a party to any consolidation, merger, combination or other transaction pursuant to which the Partnership Common Units are converted or changed into or exchanged for partnership interests and/or other securities of another operating partnership in an UPREIT or similar structure, in each case without the affirmative vote of the holders of at least a Majority-in-Interest of the Limited Partners, unless upon consummation of any such consolidation, merger, combination or other transaction, the holders of Common Units shall receive shares of stock or beneficial interest or other equity securities of the parent REIT of such operating partnership with preferences, rights and privileges not materially inferior to the preferences, rights and privileges of Common Shares. This Section 8.6 shall not be amended or modified without the prior consent of a Majority-in-Interest of the Limited Partners.

ARTICLE 9
BOOKS, RECORDS, ACCOUNTING AND REPORTS
     Section 9.1 Records and Accounting.
     The General Partner shall keep or cause to be kept at the principal office of the Partnership those records and documents required to be maintained by the Act and other books and records deemed by the General Partner to be appropriate with respect to the Partnership’s business. The books of the Partnership shall be maintained, for financial and tax reporting purposes, on an accrual basis in accordance with generally accepted accounting principles, or on such other basis as the General Partner determines to be necessary or appropriate.
     Section 9.2 Fiscal Year.
     The fiscal year of the Partnership shall be the calendar year.
ARTICLE 10
TAX MATTERS
     Section 10.1 Preparation of Tax Returns.
     The General Partner shall arrange for the preparation and timely filing of all returns of Partnership income, gains, deductions, losses and other items required of the Partnership for federal and state income tax purposes and shall use all reasonable efforts to furnish, within 180 days of the close of each taxable year, the tax information reasonably required by the Limited Partners for federal and state income tax reporting purposes.
     Section 10.2 Tax Elections.
     Except as otherwise provided herein, the General Partner shall, in its sole and absolute discretion, determine whether to make any available election pursuant to the Code; provided that, the General Partner shall make the applicable adjustments under Section 754 of the Code in accordance with applicable Regulations thereunder. The General Partner shall have the right to seek to revoke any such elections (including, without limitation, the election under Section 754 of the Code) upon the General Partner’s determination in its sole and absolute discretion that such revocation is in the best interests of the Partners.
     Section 10.3 Tax Matters Partner.
     A. The General Partner shall be the “tax matters partner” of the Partnership for federal income tax purposes. The tax matters partner is authorized but not required, to take any action on behalf of the Partners of the Partnership in connection with any tax audit or judicial review proceeding to the extent permitted by law.
     B. The taking of any action and the incurring of any expense by the tax matters partner in connection with any such audit or proceeding, except to the extent required by law, is a matter in the sole and absolute discretion of the tax matters partner and the provisions relating to indemnification of the General Partner set forth in Section 7.5 of this Agreement shall be fully applicable to the tax matters partner in its capacity as such.

     C. The tax matters partner shall receive no compensation for its services. All third party costs and expenses incurred by the tax matters partner in performing its duties as such (including legal and accounting fees and expenses) shall be borne by the Partnership. Nothing herein shall be construed to restrict the Partnership from engaging an accounting firm to assist the tax matters partner in discharging its duties hereunder, so long as the compensation paid by the Partnership for such services is reasonable.
     Section 10.4 Withholding.
     Each Limited Partner hereby authorizes the Partnership to withhold from or pay on behalf of or with respect to such Limited Partner any amount of federal, state, local, or foreign taxes that the General Partner determines that the Partnership is required to withhold or pay with respect to any amount distributable or allocable to such Limited Partner pursuant to this Agreement. Any amount paid on behalf of or with respect to a Limited Partner shall constitute a loan by the Partnership to such Limited Partner which loan shall be repaid by such Limited Partner within fifteen (15) days after notice from the General Partner that such payment must be made unless (i) the Partnership withholds such payment from a distribution which would otherwise be made to such Limited Partner or (ii) the General Partner determines, in its sole and absolute discretion, that such payment may be satisfied out of the available funds of the Partnership which would, but for such payment, be distributed to Limited Partner. Any amounts withheld pursuant to the foregoing clauses (i) or (ii) shall be treated as having been distributed to such Limited Partner. Any amounts payable by a Limited Partner hereunder shall bear interest at the base rate on corporate loans at large United States money center commercial banks, as published from time to time in The Wall Street Journal, such interest to accrue from the date such amount is due (i.e., fifteen (15) days after demand) until such amount is paid in full.
ARTICLE 11
TRANSFERS AND WITHDRAWALS
     Section 11.1 Transfer.
     A. The term “transfer,” when used in this Article 11 with respect to a Partnership Unit, shall be deemed to refer to a transaction by which a Partner purports to assign all or any part of its Partnership Interest to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise. The term “transfer” when used in this Article 11 does not include any redemption of Partnership Units by a Limited Partner or acquisition of Partnership Units from a Limited Partner by the General Partner pursuant to Section 8.4 except as otherwise provided in Section 8.4 or Section 11.3.D.
     B. No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article 11. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article 11 shall be null and void.

     Section 11.2 Transfer of Partnership Interests by the General Partner.
     A. The General Partner may not transfer any of its General Partner Interest except to a Qualified REIT Subsidiary or other entity owned directly or indirectly by LXP or as otherwise permitted hereunder. The General Partner may not withdraw as General Partner except in connection with the complete transfer of its Partnership Interest as permitted hereunder.
     B. If LXP acquires any or all of the Partnership Interests of the General Partner or an LXP LP as permitted hereunder, LXP agrees that it will not transfer any of its Partnership Interests, except to an LXP LP or to the General Partner. LXP may not withdraw as Partner except in connection with the complete transfer of any Partnership Interest as permitted hereunder.
     C. Any transferee who acquires a Partnership Interest under this Section 11.2 may become a Substituted Additional Limited Partner, or a successor General Partner upon such terms specified by the General Partner, including the delivery to the General Partner of such documents or instruments, including powers of attorney, as may be required in the discretion of the General Partner in order to effect such Person’s admission as a Partner.
     Section 11.3 Limited Partners’ Rights to Transfer.
     A. Subject to the provisions of Section 11.3.E, no Limited Partner shall have the right to transfer all or any portion of its Partnership Interest, or any of such Limited Partner’s rights as a Limited Partner, without the prior written consent of the General Partner, which consent may be given or withheld by the General Partner in its sole and absolute discretion. Any purported transfer of a Partnership Interest by a Limited Partner in violation of this Section 11.3.A shall be void ab initio and shall not be given effect for any purpose by the Partnership.
     B. If a Limited Partner is subject to Incapacity, the executor, administrator, trustee, committee, guardian, conservator or receiver of such Limited Partner’s estate shall have all the rights of a Limited Partner, but no more rights than those enjoyed by other Limited Partners, as the case may be, for the purpose of settling or managing the estate and such power as the Incapacitated Limited Partner possessed to transfer all or any part of its interest in the Partnership. The Incapacity of a Limited Partner, in and of itself, shall not dissolve or terminate the Partnership.
     C. The General Partner may prohibit any transfer otherwise permitted under Section 11.3.E by a Limited Partner of his Partnership Units (i) if, in the opinion of legal counsel to the Partnership, such transfer would require filing of a registration statement under the Securities Act or would otherwise violate any federal, state, or foreign securities laws or regulations applicable to the Partnership or the Partnership Units or, (ii) if the transferring Limited Partner, fails or is unable to obtain and deliver to the Partnership, after request therefor is made by the General Partner, a legal opinion from counsel acceptable to the General Partner, addressed to the Partnership and the General Partner, that such registration is not required in connection with such transfer and that such transfer does not violate any federal, state or foreign securities laws or regulations applicable to the Partnership or the Partnership Units.
     D. No transfer (including any redemption of any Partnership Unit pursuant to Section 8.4 hereof) by a Limited Partner of its Partnership Units may be made to any Person if, during the taxable year of the Partnership, the sum of the percentage interests in capital or profits (as determined in accordance with Treasury Regulation Section 1.7704-1(k)) of the Partnership transferred exceeds two percent of the total interests in the Partnership’s capital or profits, unless (i) in the opinion of legal counsel for the Partnership, such transfer would not result in the Partnership being treated as a publicly traded partnership within the meaning of Section 7704(b) of the Code or treated as an association taxable as a corporation or(ii) such transfer is described in any of paragraphs (e), (f) and (g) of Treasury Regulation Section 1.7704-1. The Partnership shall take all actions reasonably available to it to avoid treatment of the Partnership as a publicly traded partnership with the meaning of Section 7704(b) of the Code or otherwise as an association taxable as a corporation. In no event may such transfer be effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704(b) of the Code. No transfer (including any redemption of any Partnership Unit pursuant to Section 8.4 hereof) by a Limited Partner of its Partnership Units may be made to any Person if, in the opinion of legal counsel for the Partnership, it would cause LXP to lose its REIT status under the Code.
     E. Notwithstanding the provisions of Section 11.3.A (but subject to the provisions of Section 11.3.C and 11.3.D), a Limited Partner may, with or without the consent of the General Partner, transfer all or a portion of his Partnership Units to (i)(a) a member of his Immediate Family, or a trust for the benefit of a member of his Immediate Family, (b) an organization that qualifies under Section 501(c)(3) of the Code and that is not a private foundation within the meaning of Section 509(a) of the Code, (c) in the case of a Partner that is a partnership or a limited liability company, a partner or member in the Limited Partner in a distribution by that Limited Partner to its partners or members under the partnership agreement or operating agreement of such Limited Partner or (d) any Person that is at least 95% beneficially owned (as determined in accordance with Rule 13d-3 of the Exchange Act) by the transferring Limited Partner or its beneficial owners or (ii) a lender as security for a loan made to or guaranteed by the Limited Partner, provided that in connection with any such transfer the lender does not acquire greater rights with respect to the Partnership Units than those held by the transferring Limited Partner.
     Section 11.4 Substituted Additional Limited Partners.
     A. No Limited Partner shall have the right to substitute a transferee in his place. The General Partner shall, however, have the right to consent to the admission of a transferee of the interest of a Limited Partner pursuant to this Section 11.4 as a Substituted Additional Limited Partner which consent may be given or withheld by the General Partner in its sole and absolute discretion. The General Partner’s failure or refusal to permit a transferee of any such interests to become a Substituted Additional Limited Partner shall not give rise to any cause of action against the Partnership or any Partner.
     B. A transferee who has been admitted as a Substituted Additional Limited Partner in accordance with this Article 11 shall have all the rights and powers and be subject to all the restrictions and liabilities of the transferor Limited Partner under this Agreement.
     C. Upon the admission of a Substituted Additional Limited Partner, the General Partner shall amend the books and records of the Partnership to reflect the name, address, number of Partnership Units, and Percentage Interest of such Substituted Additional Limited Partner, and to eliminate or adjust, if necessary, the name, address and interest of the predecessor of such Substituted Additional Limited Partner.
     Section 11.5 Assignees.
     If the General Partner, in its sole and absolute discretion, does not consent to the admission of any permitted transferee under Section 11.3 as an Additional Limited Partner, as described in Section 11.4, such transferee shall be considered an Assignee for purposes of this Agreement. An Assignee shall be deemed to have had assigned to it, and shall be entitled to receive, distributions from the Partnership and the share of

Net Income, Net Losses, Recapture Income, and any other items of income, gain, loss, deduction and credit of the Partnership attributable to the Partnership Units assigned to such transferee, but shall not be deemed to be a holder of Partnership Units for any other purpose under this Agreement, and shall not be entitled to vote such Partnership Units in any matter presented to the Limited Partners for a vote (such Partnership Units being deemed to have been voted on such matter in the same proportion as all other Partnership Units held by Limited Partners or other Limited Partners, where applicable, are voted). In the event any such transferee desires to make a further assignment of any such Partnership Units, such transferee shall be subject to all the provisions of this Article 11 to the same extent and in the same manner as any Limited Partner desiring to make an assignment of Partnership Units.
     Section 11.6 General Provisions.
     A. No Limited Partner may withdraw from the Partnership other than as a result of a permitted transfer of all of such Limited Partner’s Partnership Units in accordance with this Article 11 or pursuant to redemption of all of its Partnership Units under Section 8.4.
     B. Any Limited Partner who shall transfer all of his Partnership Units in a transfer permitted pursuant to this Article 11 shall cease to be a Limited Partner upon the admission of an Assignee of such Partnership Units as a Substituted Additional Limited Partner. Similarly, any Limited Partner who shall transfer all of his Partnership Units pursuant to a redemption of all of his Partnership Units under Section 8.4 shall cease to be a Limited Partner.
     C. Transfers pursuant to this Article 11 may only be made on the first day of a fiscal quarter of the Partnership, unless the General Partner otherwise agrees.
     D. If any Partnership Unit is transferred or assigned in compliance with the provisions of this Article 11, or redeemed or transferred pursuant to Section 8.4 on any day other than the first day of a Partnership Year, then Net Income, Net Losses, each item thereof and all other items attributable to such Partnership Unit for such Partnership Year shall be allocated to the transferor Partner or the Redeeming Partner, as the case may be, and, in the case of a transfer or assignment other than a redemption, to the transferee Partner, by taking into account their varying interests during the Partnership Year in accordance with Section 706(d) of the Code, using the interim closing of the books method. Solely for purposes of making such allocations, each of such items for the calendar month in which a transfer or assignment occurs shall be allocated to the transferee Partner, and none of such items for the calendar month in which a transfer or a redemption occurs shall be allocated to the transferor Partner or the Redeeming Partner, as the case may be. All distributions of Operating Cash Flow attributable to such Partnership Unit with respect to which the Partnership Record Date is before the date of such transfer, assignment or redemption shall be made to the transferor Partner or the Redeeming Partner, as the case may be, and, in the case of a transfer or assignment other than a redemption, all distributions of Operating Cash Flow thereafter attributable to such Partnership Unit shall be made to the transferee Partner.
ARTICLE 12
ADMISSION OF PARTNERS
     Section 12.1 Admission of Subsequent Partner.
     No Person shall be admitted as a Partner except in accordance with the terms of this Agreement and upon obtaining the consent of the General Partner. Any prospective Partner must submit to the General Partner (i) evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, and (ii) such other documents or instruments, including powers of attorney, as may be required in the discretion of the General Partner in order to effect such Person’s admission as a Partner.
     A. The admission of any Person as a Subsequent Partner shall become effective on the date upon which the name of such Person is recorded in the books and records of the Partnership, following the consent of the General Partner to such admission.
     B. If any Subsequent Partner is admitted to the Partnership on any day other than the first day of a Partnership Year, then Net Income, Net Losses, each item thereof and all other items allocable among Partners and Assignees for such Partnership Year shall be allocated among such Subsequent Partner and all other Partners and Assignees by taking into account their varying interests during the Partnership Year in accordance with Section 706(d) of the Code, using the interim closing of the books method. Solely for purposes of making such allocations, each of such items for the calendar month in which an admission of any Subsequent Partner occurs shall be allocated among all the Partners and Assignees including such Limited Partner. All distributions of Operating Cash Flow with respect to which the Partnership Record Date is before the date of such admission shall be made solely to Partners and Assignees other than the Subsequent Partner, and all distributions of Operating Cash Flow thereafter shall be made to all the Partners and Assignees including such Subsequent Partner.
     Section 12.2 Amendment of Agreement and Certificate of Limited Partnership.
     For the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Act to amend the records of the Partnership and, if necessary, to prepare as soon as practicable an amendment of this Agreement and, if required by law, shall prepare and file an amendment to the Certificate.
     Section 12.3 Limit on Number of Partners.
     If the Partnership shall no longer be a reporting company under the Exchange Act, then unless otherwise permitted by the General Partner, no Person shall be admitted to the Partnership as a Limited Partner if the effect of such admission would be to cause the Partnership to have a number of Partners (including as Partners for this purpose those Persons indirectly owning an interest in the Partnership through another partnership, a limited liability company, a subchapter S corporation or a grantor trust) that would cause the Partnership to become a reporting company under the Exchange Act.
ARTICLE 13
DISSOLUTION, LIQUIDATION AND TERMINATION
     Section 13.1 Dissolution.
     The Partnership shall not be dissolved by the admission of Substituted Additional Limited Partners or Subsequent Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the withdrawal of the General Partner, any successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and its affairs shall be wound up, upon the first to occur of any of the following (“Liquidating Events”):
     A. an event of withdrawal of the General Partner, as defined in the Act, unless (i) at the time of such event there is at least one remaining general partner of the Partnership who carries on the business of the Partnership (and each remaining general partner of the Partnership is hereby authorized to carry on the business of the Partnership in such an event) or (ii) within ninety (90) days after such event, all Partners agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of such event, of LXP as the General Partner of the Partnership (and LXP agrees to become a general partner of the Partnership);
     B. entry of a decree of judicial dissolution of the Partnership pursuant to the provision of the Act; or
     C. the sale of all or substantially all of the assets and properties of the Partnership.
     Section 13.2 Winding Up.
     A. Upon the occurrence of a Liquidating Event, the Partnership shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Partners. No Partner shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Partnership’s business and affairs. The General Partner or, in the event there is no remaining General Partner, any Person elected by a Majority-in-Interest of the Limited Partners (the General Partner or such other Person being referred to herein as the “Liquidator”) shall be responsible for overseeing the winding up and dissolution of the Partnership and shall take full account of the Partnership’s liabilities and property and the Partnership property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom shall be applied and distributed in the following order:
          (1) First, to the satisfaction of all of the Partnership’s debts and liabilities, including all contingent, conditional or immature claims and obligations to creditors other than the Partners (whether by payment or the making of reasonable provision for payment thereof);
          (2) Second, to the payment and discharge of all of the Partnership’s debts and liabilities to the General Partner;
          (3) Third, to the payment and discharge of all of the Partnership’s debts and liabilities to the other Partners;
          (4) The balance if any, to the Partners in accordance with the positive Capital Account balances of the Partners, after giving effect to all contributions, distributions, and allocations for all periods.
The General Partner shall not receive any additional compensation for any services performed pursuant to this Article 13.
     B. Notwithstanding the provisions of Section 13.2.A hereof which require liquidation of the assets of the Partnership, but subject to the order of priorities set forth therein, if prior to or upon dissolution of the Partnership the Liquidator determines that an immediate sale of part or all of the Partnership’s assets would be impractical or would cause undue loss to the Partners, the Liquidator may, in its sole and absolute discretion (subject to its obligation to gradually settle and close the Partnership’s business under Section 17-803 of the Act), defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Partnership (including to those Partners as creditors).
     Section 13.3 Negative Capital Accounts.

     No Partner, general or limited, shall be liable to the Partnership or to any other Partner for any negative balance outstanding in each such Partner’s Capital Account, whether such negative Capital Account results from the allocation of Net Losses, or other items of deduction and loss to such Partner or from distributions to such Partner.
     Section 13.4 Rights of the Limited Partners.
     Except as otherwise provided in this Agreement, the Limited Partners shall look solely to the assets of the Partnership for the return of its Capital Contribution and shall have no right or power to demand or receive property other than cash from the Partnership.
     Section 13.5 Waiver of Partition.
     Each Partner hereby waives any right to partition of the Partnership property.
ARTICLE 14
AMENDMENT OF PARTNERSHIP AGREEMENT
     Section 14.1 Amendments.
     A. Amendments to this Agreement may be proposed by the General Partner or by a Majority-in-Interest of the Limited Partners. Following such proposal, the General Partner shall submit any proposed amendment to the Limited Partners. The General Partner shall seek the written consent of the Limited Partners on the proposed amendment or shall call a meeting to vote thereon and to transact any other business that the General Partner may deem appropriate. For purposes of obtaining a written consent, the General Partner may require a response within a reasonable specified time, but not less than fifteen (15) days, and failure to respond in such time period shall constitute a consent that is consistent with the General Partner’s recommendation with respect to the proposal; provided, however, that an action shall become effective at such time as requisite consents are received even if prior to such specified time.
     B. Except as otherwise specifically provided herein, the General Partner shall not, without the prior consent of a Majority-in-Interest of the Limited Partners, amend, modify or terminate this Agreement.
     C. Notwithstanding Section 14.1.B hereof, the General Partner shall have the power, (i) with the consent of Vornado only to amend the definition of “Special Voting Preferred Direction Exclusions” and (ii) without the consent of the Limited Partners, to amend this Agreement as may be required to facilitate or implement any of the following purposes:
          (1) to add to the obligations of the General Partner or surrender any right or power granted to the General Partner or any Affiliate of the General Partner for the benefit of the Limited Partners;
          (2) to reflect the admission, substitution or withdrawal of Partners or the termination of the Partnership in accordance with this Agreement;

          (3) to reflect a change that is of an inconsequential nature and does not adversely affect the Limited Partners in any material respect, or to cure any ambiguity, correct or supplement any provision in this Agreement not inconsistent with law or with other provisions, or make other changes with respect to matters arising under this Agreement that will not be inconsistent with law or with the provisions of this Agreement;
          (4) to satisfy any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law;
          (5) (a) to reflect such changes as are reasonably necessary for the General Partner to maintain or restore LXP’s status as a REIT or to satisfy the REIT Requirements; or (b) to reflect the Transfer of all or any part of a Partnership Interest between the General Partner and any Qualified REIT Subsidiary;
          (6) to modify the manner in which Capital Accounts are computed (but only to the extent set forth in the definition of “Capital Account” or contemplated by the Code or the Regulations); and
          (7) to issue additional Partnership Interests in accordance with Section 4.2.
     D. Notwithstanding Sections 14.1.B and 14.1.C hereof, this Agreement shall not be amended, and no action may be taken by the General Partner, without the consent of each Partner adversely affected thereby, if such amendment or action would (i) convert a Limited Partner Interest in the Partnership into a General Partner Interest (except as a result of the General Partner acquiring such Partnership Interest), (ii) modify the limited liability of a Limited Partner, (iii) alter the rights of any Partner to receive the distributions to which such Partner is entitled, pursuant to Article V or Section 13.2.A hereof, or alter the allocations specified in Article VI hereof (except as otherwise expressly permitted herein), (iv) alter or modify the Redemption Rights, Cash Redemption Amount, or Share Redemption Amount as set forth in Section 8.4 hereof, or amend or modify any related definitions, (v) permit the removal of the General Partner without its consent or (vi) amend this Section 14.1.D; provided, however, that the consent of each Partner adversely affected shall not be required for any amendment or action that affects all Partners holding the same class or series of Partnership Units on a uniform or pro rata basis. Further, no amendment may alter the restrictions on the General Partner’s authority set forth elsewhere in this Section 14.2 without the consent specified therein. Any such amendment or action consented to by any Partner shall be effective as to that Partner, notwithstanding the absence of such consent by any other Partner.
ARTICLE 15
GENERAL PROVISIONS
     Section 15.1 Addresses and Notice.
     Any notice, demand, request or report required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner or Assignee at the address set forth on the books and records of the Partnership.
     Section 15.2 Titles and Captions.
     All article or section titles or captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to “Articles” and “Sections” are to Articles and Sections of this Agreement.
     Section 15.3 Pronouns and Plurals.
     Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. Each reference herein to Partnership Units held by the General Partner or a Limited Partner shall be deemed to be a reference to Partnership Units held by such Partner in its role as such.
     Section 15.4 Further Action.
     The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.
     Section 15.5 Binding Effect.
     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.
     Section 15.6 Waiver.
     No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver or any such breach or any other covenant, duty, agreement or condition.
     Section 15.7 Counterparts.
     This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affirming its signature hereto.
     Section 15.8 Applicable Law.
     This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.
     Section 15.9 Invalidity of Provisions.
     If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

     Section 15.10 Entire Agreement.
     This Agreement contains the entire understanding and agreement among the Partners with respect to the subject matter hereof and supersedes the Prior Agreement and any other prior written or oral understandings or agreements among them with respect thereto.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the date first written above.

GENERAL PARTNER:

LEX GP-1 TRUST

By:	/s/ T. Wilson Eglin

Name:	T. Wilson Eglin
Title:	Chief Executive Officer

LIMITED PARTNERS:

LEX LP-1 TRUST

By:	/s/ T. Wilson Eglin

Name:	T. Wilson Eglin
Title:	Chief Executive Officer

LEX GP-1 TRUST, on behalf of and as attorney in
fact for each of the persons and entities currently
reflected on the books and records of the Partnership
as a Limited Partner in the Partnership

By:	/s/ T. Wilson Eglin

Name:	T. Wilson Eglin
Title:	Chief Executive Officer

By:

EXHIBIT A
CAPITAL ACCOUNT MAINTENANCE
1. Capital Accounts of the Partners
     A. The Partnership shall maintain for each Partner a separate Capital Account in accordance with the rules of Regulations Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions and any other deemed contributions made by such Partner to the Partnership pursuant to this Agreement and (ii) all items of Partnership income and gain (including income and gain exempt from tax) computed in accordance with Section 1.B hereof and allocated to such Partner pursuant to Section 6.1.A of the Agreement and Exhibit B hereof, and decreased by (x) the amount of cash or Agreed Value of all actual and deemed distributions of cash or property made to such Partner pursuant to this Agreement and (y) all items of Partnership deduction and loss computed in accordance with Section 1.B hereof and allocated to such Partner pursuant to Section 6.1.B of the Agreement and Exhibit B hereof.
     B. For purposes of computing the amount of any item of income, gain, deduction or loss to be reflected in the Partners’ Capital Accounts, unless otherwise specified in this Agreement, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes determined in accordance with Section 703(a) of the Code (for this purpose all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:
          (1) Except as otherwise provided in Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Partnership; provided that the amounts of any adjustments to the adjusted bases of the assets of the Partnership made pursuant to Section 734 of the Code as a result of the distribution of property by the Partnership to a Partner (to the extent that such adjustments have not previously been reflected in the Partners’ Capital Accounts) shall be reflected in the Capital Accounts of the Partners in the manner and subject to the limitations prescribed in Regulations Section 1.704-1(b)(2)(iv)(m)(4).
          (2) The computation of all items of income, gain, loss and deduction shall be made without regard to the fact that items described in Sections 705(a)(1)(B) or 705(a)(2)(B) of the Code are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes.
          (3) Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership’s Carrying Value with respect to such property as of such date.
          (4) In lieu of the depreciation, amortization, and other cash recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year.

          (5) In the event the Carrying Value of any Partnership Asset is adjusted pursuant to Section 1.D hereof, the amount of any such adjustment shall be taken into account as gain or loss from the disposition of such asset.
          (6) Any items specially allocated under Section 2 of Exhibit B hereof shall not be taken into account.
     C. Generally, a transferee (including any Assignee) of a Partnership Unit shall succeed to a pro rata portion of the Capital Account of the transferor.
     D. (1) Consistent with the provisions of Regulations Section 1.704-1(b)(2)(iv)(f), and as provided in Section 1.D.(2), the Carrying Values of all Partnership assets shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as of the times the adjustments provided in Section 1.D.(2) hereto are made, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property and allocated pursuant to Section 6.1 of the Agreement.
          (2) Such adjustments may be made, in the discretion of the General Partner, as of the following times: (a) immediately prior to the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (b) immediately prior to the distribution by the Partnership to a Partner of more than a de minimis amount of property as consideration for an interest in the Partnership; and (c) immediately prior to the liquidation of the Partnership within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g).
          (3) In accordance with Regulations Section 1.704-1(b)(2)(iv)(e) the Carrying Value of Partnership assets distributed in kind shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as of the time any such asset is distributed.
          (4) In determining Unrealized Gain or Unrealized Loss for purposes of this Exhibit A, the aggregate cash amount and fair market value of all Partnership assets (including cash or cash equivalents) shall be determined by the General Partner using such reasonable method of valuation as it may adopt, or in the case of a liquidating distribution pursuant to Article 13 of the Agreement, be determined and allocated by the Liquidator using such reasonable methods of valuation as it may adopt. The General Partner, or the Liquidator, as the case may be, shall allocate such aggregate value among the assets of the Partnership (in such manner as it determines in its sole and absolute discretion to arrive at a fair market value for individual properties).
     E. The provisions of this Agreement (including this Exhibit A and the other Exhibits to this Agreement) relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the General Partner shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Partnership, the General Partner, or the Limited Partners), are computed in order to comply with such Regulations, the General Partner may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Person pursuant to Article 13 of the Agreement upon the dissolution of the Partnership. The General Partner also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of Partnership Capital reflected on the Partnership’s balance sheet, as computed for book purposes, in accordance with Regulations

Section 1.704-1(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).
2. No Interest
     No interest shall be paid by the Partnership on Capital Contributions or on balances in Partners’ Capital Accounts.
3. No Withdrawal
     No Partner shall be entitled to withdraw any part of his Capital Contributions or his Capital Account or to receive any distribution from the Partnership, except as provided in this Agreement.

EXHIBIT B
SPECIAL ALLOCATION RULES
1. Special Allocation Rules
     Notwithstanding any other provision of the Agreement or this Exhibit B, the following special allocations shall be made in the following order:
     A. Minimum Gain Chargeback. Notwithstanding the provisions of Section 6.1 of the Agreement or any other provisions of this Exhibit B, if there is a net decrease in Partnership Minimum Gain during any Partnership Year, each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain, as determined under Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(f)(6). This Section l.A is intended to comply with the minimum gain chargeback requirements in Regulations Section 1.704-2(f) and for purposes of this net decrease only, each Partner’s Adjusted Capital Account Deficit shall be determined prior to any other allocations pursuant to Section 6.1 of this Agreement with respect to such Partnership Year and without regard to any decrease in Partner Minimum Gain during such Partnership Year.
     B. Partner Minimum Gain Chargeback. Notwithstanding any other provision of Section 6.1 of the Agreement or any other provisions of this Exhibit B (except Section l.A. hereof), if there is a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Debt during any Partnership Year, each Partner who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner’s share of the net decrease in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(i)(4). This Section 1.B is intended to comply with the minimum gain chargeback requirement in such Section of the Regulations and shall be interpreted consistently therewith. Solely for the purposes of this Section 1.B, each Partner’s Adjusted Capital Account Deficit shall be determined prior to any other allocations pursuant to Section 6.1 of the Agreement or this Exhibit B with respect to such Partnership Year, other than allocations-pursuant to Section 1.A hereof.
     C. Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), and after giving effect to the allocations required under Sections l.A and l.B hereof, such Partner has an Adjusted Capital Account Deficit, items of Partnership income and gain shall be specifically allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, its Adjusted Capital Account Deficit created by such adjustments, allocations or distributions as quickly as possible.
     D. Nonrecourse Deductions. Nonrecourse Deductions for any Partnership Year shall be allocated to the Partners in accordance with their respective Percentage Interests.

     E. Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any Partnership Year shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(2).
     F. Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.
2. Allocations for Tax Purposes
     A. Except as otherwise provided in this Section 2, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 6.1 of the Agreement and Section 1 of this Exhibit B.
     B. In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss and deduction shall be allocated for federal income tax purposes among the Partners as follows:
          (1) (a) In the case of a Contributed Property, such items attributable thereto shall be allocated among the Partners consistent with the principles of Section 704(c) of the Code that takes into account the variation between the 704(c) Value of such property and its adjusted basis at the time of contribution; and
                (b) any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 6.1 of the Agreement and Section 1 of this Exhibit B.
          (2) (a) In the case of an Adjusted Property, such items shall
                (1) first, be allocated among the Partners in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Exhibit A and
                (2) second, in the event such property was originally a Contributed Property, be allocated among the Partners in a manner consistent with Section 2.B.(1) of this Exhibit B; and
                (b) any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 6.1 of the Agreement and Section 1 of this Exhibit B.
          (3) All other items of income, gain, loss and deduction shall be allocated among the Partners in the same manner as their correlative item of “book” gain or loss is allocated pursuant to Section 6.1 of the Agreement and Section 1 of this Exhibit B.

     C. To the extent Regulations promulgated pursuant to 704(c) of the Code permit a partnership to utilize creative methods to eliminate the disparities between the value of property and its adjusted basis (including, without limitation, the implementation of curative allocations), the General Partner shall have the authority to elect the method used by the Partnership and such election shall be binding on the Partners.
     Without limiting the foregoing, the General Partner shall take all steps (including, without limitation, implementing curative allocations) that it determines are necessary or appropriate to ensure that the amount of taxable gain required to be recognized by the General Partner upon a disposition by the Partnership of any Contributed Property or Adjusted Property does not exceed the sum of (i) the gain that would be recognized by the General Partner if such property had an adjusted tax basis at the time of disposition equal to the 704(c) Value of such property plus (ii) the deductions for depreciation, amortization or other cost recovery actually allowed to the General Partner with respect to such property for federal income tax purposes (after giving effect to the “ceiling rule”).
     D. Notwithstanding the foregoing, with respect to any Contributed Property or Adjusted Property owned by the Partnership on the date hereof, the Partnership shall use the traditional method set forth in Regulations Section 1.704-3(b).

EXHIBIT C
NOTICE OF REDEMPTION
     The undersigned Limited Partner hereby irrevocably (i) redeems                      Partnership Units in The Lexington Master Limited Partnership in accordance with the terms of the Second Amended and Restated Agreement of Limited Partnership of The Lexington Master Limited Partnership, as amended, and the Redemption Right referred to therein, (ii) surrenders such Partnership Units and all right, title and interest therein, and (iii) directs that the Redemption Amount deliverable upon exercise of the Redemption Right be delivered to the address and placed in the name(s) and at the address(es) specified below. The undersigned hereby represents, warrants, certifies and agrees (a) that the undersigned has good, marketable and unencumbered title to such Partnership Units, free and clear of the rights or interests of any other person or entity, (b) that the undersigned has the full right, power and authority to redeem and surrender such Partnership Units as provided herein, (c) that the undersigned has obtained the consent or approval of all persons or entities, if any, having the right to consent to or approve such redemption and surrender, (d) that if the undersigned is acquiring REIT Shares, the undersigned is doing so with the understanding that such REIT Shares may only be resold or distributed pursuant to a registration statement under the Securities Act of 1933 or in a transaction exempt from the registration requirements of such Act and (e) that Lexington Corporate Properties Trust may refuse to transfer such REIT Shares as to which evidence satisfactory to it of such registration or exemption is not provided to it.
Dated:
Name of Limited Partner:

(Signature of Limited Partner)

(Street Address)

(City) (State) (Zip Code)
Signature Guaranteed by:

If REIT Shares are issued, issue them to:
Please insert social security or identifying number:
Name:

DESCRIPTION OF PARTNERSHIP PROPERTY
THE LEXINGTON MASTER LIMITED PARTNERSHIP
Consolidated Portfolio — September 30, 2008

	Primary
	Lease	Primary
	Term	Lease Term					Year
	Expiration	Expiration					Built/Renovated/	Sq. Ft. Leased
Property Type	Year	Date	Property Location	City	State	Primary Tenant (Guarantor)	Expanded	or Available (1)
Office	2008	12/19/2008	10 John St.	Clinton	CT	Unilever Supply Chain, Inc. (Unilever United States, Inc.)	1972	41,188
		12/31/2008	1500 Hughes Way	Long Beach	CA	Raytheon Company	1981	490,054
	2009	3/31/2009	6277 Sea Harbor Dr.	Orlando	FL	Harcourt Brace Jovanovich, Inc.	1984	355,840
		4/30/2009	5550 Tech Center Dr.	Colorado Springs	CO	Federal Express Corporation	2006	61,690
		9/30/2009	100 Light St.	Baltimore	MD	Legg Mason Tower, Inc.	1973	371,392
		10/31/2009	10300 Kincaid Dr.	Fishers	IN	Bank One Indiana, N.A.	1999	193,000
		11/30/2009	5724 West Las Positas Blvd.	Pleasanton	CA	NK Leasehold	1984	40,914
	2010	1/31/2010	389-399 Interpace Hwy.	Parsippany	NJ	Sanofi-aventis U.S., Inc. (Aventis Inc. and Aventis Pharma Holding GmbH)	1999	206,593
		2/10/2010	130 East Shore Dr.	Glen Allen	VA	Capital One Services, Inc.	2000	79,675
		3/31/2010	120 East Shore Dr.	Glen Allen	VA	Capital One Services, Inc.	2000	77,045
		7/31/2010	350 Pine St.	Beaumont	TX	Honeywell International, Inc.	1981	7,045
		10/31/2010	12209 West Markham St.	Little Rock	AR	Entergy Arkansas, Inc.	1980	36,311
	2011	9/30/2011	200 Lucent Ln.	Cary	NC	Lucent Technologies, Inc.	1999	124,944
		11/30/2011	207 Mockingbird Ln.	Johnson City	TN	Sun Trust Bank	1979	63,800
	2012	6/30/2012	275 South Valencia Ave.	Brea	CA	Bank of America NT & SA	1983	637,503
	2013	3/31/2013	3165 McKelvey Rd.	Bridgeton	MO	BJC Health System	1981	52,994
		4/30/2013	1900 L. Don Dodson Dr.	Bedford	TX	Transamerica Life Insurance Company	1984	59,285
			Sandlake Rd./Kirkman Rd.	Orlando	FL	Lockheed Martin Corporation	1982	184,000
		8/31/2013	288 North Broad St.	Elizabeth	NJ	Bank of America	1982	30,000
			656 Plainsboro Rd.	Plainsboro	NJ	Bank of America (Bank of America Corporation)	1983	4,060
		11/30/2013	1110 Bayfield Dr.	Colorado Springs	CO	Honeywell International, Inc.	1980/1990/2002	166,575
		12/13/2013	3333 Coyote Hill Rd.	Palo Alto	CA	Xerox Corporation	1973/1975/1982	202,000
	2014	1/31/2014	6226 West Sahara Ave.	Las Vegas	NV	Nevada Power Company	1982	282,000
		3/15/2014	101 East Erie St.	Chicago	IL	Draftfcb, Inc. (Interpublic Group of Companies, Inc.)	1986	230,684
		7/31/2014	350 Pine St.	Beaumont	TX	Entergy Gulf States, Inc.	1981	125,406
		9/30/2014	333 Mt. Hope Ave.	Rockway	NJ	BASF Corporation	1981/2002/2004	95,500
		10/31/2014	700 US Hwy Route 202-206	Bridgewater	NJ	Biovail Pharmaceuticals, Inc. (Biovail Corporation)	1985/2003/2004	115,558
		12/31/2014	180 South Clinton St.	Rochester	NY	Frontier Corporation	1988/2000	226,000
			3535 Calder Ave.	Beaumont	TX	Compass Bank	1977	49,639
	2015	4/30/2015	13775 McLearen Rd.	Herndon	VA	Equant, Inc. (Equant N.V.)	1984/1988/1992	125,293
		6/30/2015	389-399 Interpace Hwy.	Parsippany	NJ	Cadbury Schweppes Holdings	1999	133,647
		9/27/2015	10001 Richmond Ave.	Houston	TX	Baker Hughes, Inc.	1976/1984	554,385
		9/30/2015	500 Olde Worthington Rd.	Westerville	OH	InVentiv Communications, Inc.	2000	97,000
			550 Business Center Dr.	Lake Mary	FL	JP Morgan Chase Bank, NA	1999	125,920
			600 Business Center Dr.	Lake Mary	FL	JP Morgan Chase Bank, NA	1996	125,155
	2016	4/30/2016	2000 Eastman Dr.	Milford	OH	Siemens Product Lifecycle Management Software, Inc.	1991	221,215
	2017	1/31/2017	6301 Gaston Ave.	Dallas	TX	Wells Fargo	1970/1981	16,431
		4/30/2017	555 Dividend Dr.	Coppell	TX	Brinks, Inc.	2002	101,844
	2019	6/19/2019	3965 Airways Blvd.	Memphis	TN	Federal Express Corporation	1982/1983/1985	521,286
		7/31/2019	500 Jackson St.	Columbus	IN	Cummins, Inc.	1984	390,100
		12/31/2019	850-950 Warrenville Rd.	Lisle	IL	National Louis University	1985	99,329
	2022	12/31/2022	147 Milk St.	Boston	MA	Harvard Vanguard Medical Assoc.	1910	52,337
	2023	3/31/2023	6555 Sierra Dr.	Irving	TX	TXU Energy Retail Company, LLC (Texas Competitive Electric Holdings Company, LLC)	1999	247,254
	NA	NA	100 Light St.	Baltimore	MD	(Available for Lease)	1973	12,648
			1900 L. Don Dodson Dr.	Bedford	TX	(Available for Lease)	1984	143,208
			255 California St.	San Francisco	CA	(Available for Lease)	1959	12,435
			350 Pine St.	Beaumont	TX	(Available for Lease)	1981	112,408
			6301 Gaston Ave.	Dallas	TX	(Available for Lease)	1970/1981	67,520
			848 Main St. & 849 Front St.	Evanston	WY	(Available for Lease)	1983	7,608
			100 East Shore Dr.	Glen Allen	VA	(Available for Lease)	1999	3,263
			1770 Cartwright Rd.	Irvine	CA	(Available for Lease)	1982	44,531
	Various	Various	100 Light St.	Baltimore	MD	Multi-Tenant	1973	139,200
			255 California St.	San Francisco	CA	Multi-Tenant	1959	157,492
			350 Pine St.	Beaumont	TX	Multi-Tenant	1981	180,339
			6301 Gaston Ave.	Dallas	TX	Multi-Tenant	1970/1981	89,904
			848 Main St. & 849 Front St.	Evanston	WY	Multi-Tenant	1983	21,892
			100 East Shore Dr.	Glen Allen	VA	Multi-Tenant	1999	64,245

THE LEXINGTON MASTER LIMITED PARTNERSHIP
Consolidated Portfolio — September 30, 2008

	Primary
	Lease	Primary
	Term	Lease Term					Year
	Expiration	Expiration					Built/Renovated/	Sq. Ft. Leased
Property Type	Year	Date	Property Location	City	State	Primary Tenant (Guarantor)	Expanded	or Available (1)
Office	Various	Various	1770 Cartwright Rd.	Irvine	CA	Multi-Tenant	1982	104,663
Industrial	2008	12/31/2008	1665 Hughes Way	Long Beach	CA	Raytheon Company	1981	200,541
	2009	12/31/2009	75 North St.	Saugerties	NY	Rotron, Inc. (EG&G)	1979	52,000
	2010	4/30/2010	2203 Sherrill Dr.	Statesville	NC	LA-Z-Boy Greensboro, Inc. (LA-Z-Boy Inc.)	1999/2002	639,600
		12/31/2010	1109 Commerce Blvd.	Swedesboro	NJ	Linens-n-Things, Inc.	1998	262,644
			113 Wells St.	North Berwick	ME	United Technologies Corporation	1965/1980	820,868
	2011	3/31/2011	2455 Premier Dr.	Orlando	FL	Walgreen Company	1980	205,016
		5/31/2011	291 Park Center Dr.	Winchester	VA	Kraft Foods North America, Inc.	2001	344,700
	2012	8/4/2012	101 Michelin Dr.	Laurens	SC	CEVA Logistics US, Inc. (TNT Holdings BV)	1991/1993	1,164,000
			7111 Crabb Rd.	Temperance	MI	CEVA Logistics US, Inc. (TNT Holdings BV)	1978/1993	744,570
		10/31/2012	43955 Plymouth Oaks Blvd.	Plymouth	MI	Tower Automotive Operations USA I, LLC (Tower Automotive Holdings I, LLC)	1996/1998	290,133
	2014	12/31/2014	3686 South Central Ave.	Rockford	IL	Jacobson Warehouse Company, Inc. (Jacobson Distribution Company, Inc. and Jacobson Transportation Company, Inc.)	1992	90,000
	2015	12/31/2015	749 Southrock Dr.	Rockford	IL	Jacobson Warehouse Company, Inc. (Jacobson Distribution Company, Inc. and Jacobson Transportation Company, Inc.)	1992	150,000
	2016	8/31/2016	10590 Hamilton Ave.	Cincinnati	OH	The Hillman Group, Inc.	1991/1994/1995/2005	247,088
	2017	2/28/2017	3456 Meyers Ave.	Memphis	TN	Sears, Roebuck & Company	1973	780,000
		10/31/2017	1420 Greenwood Rd.	McDonough	GA	Atlas Cold Storage America, LLC	2000	296,972
	2018	5/31/2018	50 Tyger River Dr.	Duncan	SC	Plastic Omnium Exteriors, LLC	2005/2007/2008	221,833
		6/30/2018	1650-1654 Williams Rd.	Columbus	OH	ODW Logistics, Inc.	1973	772,450
	2020	12/19/2020	1901 Ragu Dr.	Owensboro	KY	Unilever Supply Chain, Inc. (Unilever United States, Inc.)	1975/1979/1995	443,380
	2021	11/30/2021	2880 Kenny Biggs Rd.	Lumberton	NC	Quickie Manufacturing Corporation	1998/2001/2006	423,280
		7/31/2025	7005 Cochran Rd.	Glenwillow	OH	Royal Appliance Manufacturing Company	1997	458,000
	2026	10/30/2026	5001 Greenwood Rd.	Shreveport	LA	Libbey Glass, Inc. (Libbey Inc.)	2006	646,000
Retail	2008	10/31/2008	1000 US Hwy. 17	North Myrtle Beach	SC	Food Lion, Inc.	1981	43,021
			835 Julian Ave.	Thomasville	NC	Food Lion, Inc.	1983	23,767
	2009	3/31/2009	2500 E. Carrier Pkwy.	Grand Prairie	TX	Safeway Stores, Inc.	1984	49,349
		12/31/2009	1066 Main St.	Forest Park	GA	Bank South, N.A. (Bank of America Corporation)	1969	14,859
			201 West Main St.	Cumming	GA	Bank South, N.A. (Bank of America Corporation)	1968/1982	14,208
			2223 North Druid Hills Rd.	Atlanta	GA	Bank South, N.A. (Bank of America Corporation)	1972	6,260
			3468 Georgia Hwy. 120	Duluth	GA	Bank South, N.A. (Bank of America Corporation)	1971	9,300
			4545 Chamblee — Dunwoody Rd.	Chamblee	GA	Bank South, N.A. (Bank of America Corporation)	1972	4,565
			825 Southway Dr.	Jonesboro	GA	Bank South, N.A. (Bank of America Corporation)	1971	4,894
			956 Ponce de Leon Ave.	Atlanta	GA	Bank South, N.A. (Bank of America Corporation)	1975	3,900
			1698 Mountain Industrial Blvd.	Stone Mountain	GA	Bank South, N.A. (Bank of America Corporation)	1973	5,704
	2010	5/31/2010	24th St. West & St. John's Ave.	Billings	MT	Safeway Stores, Inc.	1981	40,800
		7/1/2010	1600 East 23rd St.	Chattanooga	TN	BI-LO, LLC (Prior tenant The Kroger Company)	1983	42,130
	2011	5/31/2011	4811 Wesley St.	Greenville	TX	Safeway Stores, Inc.	1985	48,492
		9/30/2011	928 First Ave.	Rock Falls	IL	Rock Falls Country Market, LLC (Rock Island Country Market, LLC)	1982	27,650
		12/29/2011	13133 Steubner Ave.	Houston	TX	The Kroger Company	1980	52,200
	2012	4/30/2012	10415 Grande Ave.	Sun City	AZ	Cafeteria Operators, LP (Furrs Restaurant Group, Inc.)	1982	10,000
			119 North Balboa Rd.	El Paso	TX	Cafeteria Operators, LP (Furrs Restaurant Group, Inc.)	1982	10,000
			402 East Crestwood Dr.	Victoria	TX	Cafeteria Operators, LP (Furrs Restaurant Group, Inc.)	1982	10,000
			4121 South Port Ave.	Corpus Christi	TX	Cafeteria Operators, LP (Furrs Restaurant Group, Inc.)	1980	10,000
			900 South Canal St.	Carlsbad	NM	Cafeteria Operators, LP (Furrs Restaurant Group, Inc.)	1980	10,000
			901 West Expwy.	McAllen	TX	Cafeteria Operators, LP (Furrs Restaurant Group, Inc.)	1980	10,000
		5/31/2012	12000 East Mississippi Ave.	Aurora	CO	Safeway Stores, Inc.	1981/1996	24,000
			3451 Alta Mesa Blvd.	Fort Worth	TX	Minyard Food Stores, Inc.	1985	44,000
			Old Mammoth Rd./Meridian Blvd.	Mammoth Lakes	CA	Safeway Stores, Inc.	1982	44,425
		11/30/2012	101 West Buckingham Rd.	Garland	TX	Minyard Food Stores, Inc.	1982	40,000
			120 South Waco St.	Hillsboro	TX	Brookshire Grocery	1985	35,000
			1415 Hwy. 377 East	Granbury	TX	The Kroger Company	1982	35,000
			205 Homer Rd.	Minden	LA	Brookshire Grocery	1985	35,000
	2013	2/28/2013	US 221 & Hospital Rd.	Jefferson	NC	Food Lion, Inc.	1981	23,000
			104 Branchwood Shopping Center	Jacksonville	NC	Food Lion, Inc.	1982/1995	23,000
			291 Talbert Blvd.	Lexington	NC	Food Lion, Inc.	1981	23,000
			S. Carolina 52/52 Bypass	Moncks Corner	SC	Food Lion, Inc.	1982	23,000
			3211 West Beverly St.	Staunton	VA	Food Lion, Inc.	1971	23,000

THE LEXINGTON MASTER LIMITED PARTNERSHIP
Consolidated Portfolio — September 30, 2008

	Primary
	Lease	Primary
	Term	Lease Term					Year
	Expiration	Expiration					Built/Renovated/	Sq. Ft. Leased
Property Type	Year	Date	Property Location	City	State	Primary Tenant (Guarantor)	Expanded	or Available (1)
Retail	2013	7/1/2013	1053 Mineral Springs Rd.	Paris	TN	The Kroger Company	1982	31,170
			302 Coxcreek Pkwy.	Florence	AL	The Kroger Company	1983	42,130
		10/31/2013	1084 East Second St.	Franklin	OH	Marsh Supermarkets, Inc.	1961/1978	29,119
			130 Midland Ave.	Port Chester	NY	Pathmark Stores, Inc.	1982	59,000
			5104 North Franklin Rd.	Lawrence	IN	Marsh Supermarkets, Inc.	1958	28,721
			Brown Mill Rd./US 601	Concord	NC	Food Lion, Inc.	1983	32,259
			Little Rock Rd./Tuckaseegee Rd.	Charlotte	NC	Food Lion, Inc.	1982/1997	33,640
	2014	3/31/2014	1642 Williams Ave.	Grants Pass	OR	Safeway Stores, Inc.	1984	33,770
			Bisbee Naco Hwy. & Hwy. 92	Bisbee	AZ	Safeway Stores, Inc.	1984	30,181
			N.E.C. 45th St./Lee Blvd.	Lawton	OK	Associated Wholesale Grocers Inc.	1984	30,757
			Grant Rd. & Craycroft Road	Tucson	AZ	Safeway Stores, Inc.	1983	37,268
			224th St. & Meridan Ave.	Graham	WA	Safeway Stores, Inc.	1984	44,718
			400 East Meridian Ave.	Milton	WA	Safeway Stores, Inc.	1984	44,718
			228th Ave., Northeast	Redmond	WA	Safeway Stores, Inc.	1984	44,718
			4512 North Market St.	Spokane	WA	Safeway Stores, Inc.	1984	38,905
	2015	1/31/2015	1700 State Route 160	Port Orchard	WA	Save-A-Lot, Ltd.	1983	16,037
	2017	3/31/2017	1610 South Westmoreland Ave.	Dallas	TX	Malone's Food Stores	1960	68,024
		11/30/2017	10340 U.S. 19	Port Richey	FL	Kingswere Furniture	1980	53,820
	2021	1/31/2021	3040 Josey Ln.	Carrollton	TX	Ong’s Family Inc.	1984	61,000
	2028	1/31/2028	2010 Apalachee Pkwy.	Tallahassee	FL	Kohl's Department Stores, Inc.	2007	102,381
		8/31/2028	9803 Edmonds Way	Edmonds	WA	PCC Natural Markets	1981	34,459
	NA	NA	1700 State Route 160	Port Orchard	WA	(Available for Lease)	1983	11,931
			3621 E Lincoln Way	Cheyenne	WY	(Available for Lease)	1981	31,420
			5402 4th St.	Lubbock	TX	(Available for Lease)	1978	53,820
			5544 Atlanta Hwy.	Montgomery	AL	(Available for Lease)	1980/2007	60,698
			9400 South 755 East	Sandy	UT	(Available for Lease)	1981	41,612
			Kipling St. & Bowles Ave.	Littleton	CO	(Available for Lease)	1981	29,360
Total Consolidated Portfolio								19,785,482

(1)   Square foot leased or vacant includes those tennants with month-to-month leases.